As filed with the United States Securities and Exchange Commission on December 9, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Beneficient Company Group, L.P.

to be converted as described herein into a corporation named

Beneficient*

(Exact name of registrant as specified in its charter)

Delaware	6199	72-1573705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Telephone: (214) 445-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James G. Silk

325 N. Saint Paul Street

Suite 4850

Dallas, Texas 75201

Telephone: (214) 445-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew L. Fry, Esq. Haynes and Boone, LLP 2323 Victory Avenue Suite 700 Dallas, Texas 75219 (214) 651-5000	James G. Silk, Esq. David B. Rost, Esq. The Beneficient Company Group, L.P. 325 N. Saint Paul Street Suite 4850 Dallas, Texas 75201 (214) 445-4700	William N. Haddad, Esq. Arif Soto, Esq. Venable LLP 1270 Avenue of the Americas 24th Floor New York, New York 10020 (212) 307-5500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) of the Securities Act, may determine.

*

Prior to the consummation of the business combination transaction to which this proxy statement/prospectus relates, The Beneficient Company Group, L.P., a Delaware limited partnership, intends to convert into a Nevada corporation pursuant to a statutory conversion and will change its name to “Beneficient.”

Explanatory Note

The Beneficient Company Group, L.P., the registrant whose name appears on the cover of this proxy statement/prospectus, is a Delaware limited partnership. Subsequent to the effectiveness of this Registration Statement and prior to the consummation of the Mergers (as described herein), The Beneficient Company Group, L.P. will convert into a Nevada corporation pursuant to a statutory conversion, and will change its name to “Beneficient” (the “Conversion”). As a result of the Conversion, all holders of limited partnership interests in The Beneficient Company Group, L.P. will become holders of shares of common stock of Beneficient. Except as otherwise expressly stated in the accompanying proxy statement/prospectus, the consolidated financial statements and other financial information included in this Registration Statement with respect to Beneficient are those of The Beneficient Company Group, L.P. and do not give effect to the Conversion. Only shares of common stock and preferred stock of Beneficient, warrants for shares of common stock and preferred stock of Beneficient and shares of common stock and preferred stock underlying such warrants are being offered.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2022

PRELIMINARY PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF

AVALON ACQUISITION INC.

PROSPECTUS FOR

26,030,250 SHARES OF CLASS A COMMON STOCK AND 20,855,250 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OF BENEFICIENT

15,525,000 REDEEMABLE PUBLIC WARRANTS TO PURCHASE CLASS A COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK OF BENEFICIENT

8,100,000 REDEEMABLE PRIVATE WARRANTS TO PURCHASE CLASS A COMMON STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK OF BENEFICIENT

23,625,000 SHARES OF CLASS A COMMON STOCK AND 23,625,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OF BENEFICIENT UNDERLYING THE PRIVATE AND PUBLIC WARRANTS

11,120,062 SHARES OF CLASS A COMMON STOCK UNDERLYING 44,480,250 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OF BENEFICIENT

The board of directors of Avalon Acquisition Inc., a Delaware corporation (“Avalon”), has unanimously approved the Business Combination (as defined below) contemplated by the Business Combination Agreement (as defined below). As described in the accompanying proxy statement/prospectus, at the special meeting of Avalon stockholders (the “Avalon Special Meeting”), Avalon stockholders are being asked to vote upon a proposal (the “Business Combination Proposal”) to approve and adopt the Business Combination Agreement, dated as of September 21, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”) among Avalon, The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG,” and as converted into a Nevada corporation, the “Company” or “Beneficient”), Beneficient Merger Sub I, Inc., a Delaware corporation and subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and subsidiary of BCG (“Merger Sub II”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The board of directors of Avalon engaged Houlihan Capital, LLC to provide an opinion as to the fairness, from a financial point of view, of the consideration to be issued by Beneficient for Avalon in the Business Combination to the Avalon stockholders.

At the Avalon Special Meeting, the Avalon stockholders will also be asked to consider and vote upon a proposal to approve the adjournment of the Avalon Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Avalon Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or holders of Avalon Class A common stock (“Avalon Class A common stock”) have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets, or (ii) the Nasdaq Listing Condition (as defined herein) to closing would not be satisfied (such proposal, the “Adjournment Proposal”). The merger of Merger Sub I with and into Avalon (the “Avalon Merger”) is not conditioned upon the approval of the Adjournment Proposal.

The Adjournment Proposal is more fully described in this accompanying proxy statement/prospectus.

The aggregate consideration to be paid in the Business Combination to the direct or indirect owners of Avalon consists of 26,030,250 shares of Beneficient Class A common stock (the “Beneficient Class A common stock”), 20,855,250 shares of Beneficient Series A preferred stock (the “Beneficient Series A preferred stock”) and 23,625,000 warrants (the “Beneficient Warrants”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to a Nevada corporation (the “Conversion”); (ii) the Avalon Merger, with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient (the “Avalon Merger Surviving Corporation”); and (iii) within two weeks following the consummation of the Avalon Merger, the merger of the Avalon Merger Surviving Corporation with and into Merger Sub II (the “LLC Merger,” together with the Avalon Merger, the “Mergers”), with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient.

The Business Combination will not occur unless Avalon stockholders approve the Business Combination Agreement and Business Combination. As a result of the Avalon Merger, Avalon will become a wholly-owned subsidiary of Beneficient. Upon consummation of the Business Combination, Beneficient will become the public company, and the name of the public company will be “Beneficient.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

At the effective time of the Avalon Merger (the “Avalon Merger Effective Time”), each share of Avalon Class A common stock and Avalon Class B common stock issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically converted into one share of Beneficient Class A common stock, par value $0.001 per share (“Beneficient Class A common stock”). As additional merger consideration, each holder of Avalon Class A common stock will also receive, for each share of Avalon Class A common stock that is not redeemed, one share of Beneficient Series A Convertible Preferred Stock (the “Beneficient Series A preferred stock”). Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants (the “Series A Preferred Stock Conversion Date”). Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. Shares of Beneficient Series A preferred stock shall be nonvoting, except as required by law, and have a liquidation value equal to $0.001 per share.

Additionally, at the Avalon Merger Effective Time, each Avalon Warrant (as defined herein) issued and outstanding, entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share (subject to adjustment), will automatically convert into the right to purchase, at an exercise price of $11.50 per share (subject to adjustment), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock, upon consummation of the Business Combination, except that the holders of the Avalon Private Warrants (as defined herein) shall not be entitled to receive Beneficient Series A preferred stock unless such warrant exercised after the Series A Preferred Stock Conversion Date.

After the completion of the Business Combination, certain holders of BCG will enter into a voting agreement concerning the election of directors and will beneficially own shares of Beneficient Class B common stock having the right to elect a majority of Beneficient’s directors. As a result, Beneficient will be a “controlled company” within the meaning of the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and may elect not to comply with certain corporate governance standards.

The Avalon directors and officers have interests in the Business Combination that are different from or in addition to, and which may conflict with, the interests of the Avalon stockholders. For additional information, see the section titled, “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Avalon Persons in the Business Combination.”

Avalon’s units, consisting of one share of Avalon Class A common stock, par value $0.0001 per share and three-fourths (3/4) of one redeemable warrant (the “Avalon Units”), Avalon Class A common stock, par value $0.0001 per share, and Avalon redeemable warrants, with each whole warrant representing the right to purchase one share of Avalon Class A common stock, are currently listed on Nasdaq under the symbols “AVACU,” “AVAC” and “AVACW,” respectively. Avalon and Beneficient will apply for listing, to be effective at the time of the Closing, of Beneficient Class A common stock, Beneficient Series A preferred stock and Beneficient Warrants on Nasdaq under the symbols BENF, BENFP and BENFW, respectively. It is a condition of the consummation of the Business Combination that Beneficient’s initial listing application with Nasdaq shall have been approved. If such listing condition is not met or if such confirmation is not obtained, the Business Combination may not be consummated.

The accompanying proxy statement/prospectus provides stockholders of Avalon with detailed information about the Business Combination and other matters to be considered at the Avalon Special Meeting. We encourage you to read the entire proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2023, and is first being mailed to our stockholders on or about [●], 2023.

Avalon Acquisition Inc.

2 Embarcadero Center, 8th Floor

San Francisco, CA 94111

Dear Avalon Acquisition Inc. Stockholders:

You are cordially invited to attend the special meeting (the “Avalon Special Meeting”) of Avalon Acquisition Inc., a Delaware corporation (“Avalon”), on [●], 2023 at [●], Eastern Time, unless postponed or adjourned to a later date or time. The Avalon Special Meeting will be virtual. All Avalon stockholders as of the Record Date (as defined below), or their duly appointed proxies, may attend the Avalon Special Meeting. Registration will begin at [●] Eastern Time.

At the Avalon Special Meeting, you will be asked to approve and adopt the Business Combination Agreement, dated as of September 21, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by and among Avalon, The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG,” and as converted to a Nevada corporation, the “Company” or “Beneficient”), Beneficient Merger Sub I, Inc., a Delaware corporation and subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and subsidiary of BCG (“Merger Sub II”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to a Nevada corporation (the “Conversion”); (ii) the merger of Merger Sub I with and into Avalon (the “Avalon Merger”), with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient (the “Avalon Merger Surviving Corporation”); and (iii) within two weeks following the consummation of the Avalon Merger, the merger of the Avalon Merger Surviving Corporation with and into Merger Sub II (the “LLC Merger,” together with the Avalon Merger, the “Mergers”), with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient.

The Business Combination will not occur unless Avalon stockholders approve the Business Combination Agreement and Business Combination. As a result of the Avalon Merger, Avalon will become a wholly-owned subsidiary of Beneficient.

At the effective time of the Avalon Merger (the “Avalon Merger Effective Time”), each share of Avalon Class A common stock and Avalon Class B common stock issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically converted into one share of Beneficient Class A Common Stock, par value $0.001 per share (“Beneficient Class A common stock”). As additional merger consideration, holders of Avalon Class A common stock will also receive, for each share of Avalon Class A common stock that is not redeemed, one share of Beneficient Series A Convertible Preferred Stock (the “Beneficient Series A preferred stock”). Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants (the “Series A Preferred Stock Conversion Date”). Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. Shares of Beneficient Series A preferred stock shall be nonvoting, except as required by law, and have a liquidation value equal to $0.001 per share.

Also at the Avalon Merger Effective Time, each Avalon Warrant issued and outstanding, entitling the holder thereof to purchase one share of Avalon Class A common stock (“Avalon Class A common stock”) at an exercise price of $11.50 per share (subject to adjustment), will automatically convert into the right to purchase, at an exercise price of $11.50 per share (subject to adjustment), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock upon consummation of the Business Combination, except that the holders of the Avalon Private Warrants shall not be entitled to receive Beneficient Series A preferred stock unless such warrant is exercised after the Series A Preferred Stock Conversion Date.

In connection with the Business Combination, certain related agreements were or are expected to be entered into in connection with the Business Combination Agreement, including the Assignment, Assumption and Amendment to Warrant Agreement, the Stockholders Agreement, the Registration Rights Agreement, the B-1 and B-2 Holder Lock-Up Agreements, the Beneficient Legacy Holder Lock-Up Agreements, the Sponsor Extended Lock-Up Agreement, the Amendment to Letter Agreement, the Founder Voting and Support Agreement and the Sponsor Voting and Support Agreement (as defined and each described in more detail in the accompanying proxy statement/prospectus). See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Avalon’s units, consisting of one share of Avalon Class A common stock, par value $0.0001 per share and three-fourths (3/4) of one redeemable warrant (the “Avalon Units”), Avalon Class A common stock, par value $0.0001 per share, and Avalon redeemable warrants, with each whole warrant representing the right to purchase one share of Class A common stock, are currently listed on the Nasdaq under the symbols “AVACU,” “AVAC” and “AVACW,” respectively. Avalon and Beneficient will apply for listing, to be effective at the time of the Closing, of Beneficient Class A common stock, Beneficient Series A preferred stock and Beneficient Warrants on Nasdaq under the symbols BENF, BENFP and BENFW, respectively. It is a condition of the consummation of the Business Combination that Beneficient’s initial listing application with Nasdaq shall have been approved. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated.

At the Avalon Special Meeting, you may also be asked to vote on a proposal to adjourn the Avalon Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Avalon Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets, or (ii) the Nasdaq Listing Condition (as defined herein) to closing would not be satisfied. The Avalon Merger is not conditioned upon the approval of the Adjournment Proposal.

The Adjournment Proposal is fully described in the accompanying proxy statement/prospectus.

The Avalon board of directors (the “Board of Directors”) has unanimously approved the Business Combination Agreement and the Business Combination, including the Merger, and recommends that Avalon stockholders vote “FOR” each of the proposals presented in the accompanying proxy statement/prospectus. The Business Combination Agreement and the Business Combination, including the Mergers (collectively, the “Business Combination”) were also unanimously approved by the board of directors of the general partner of BCG. In considering the recommendation of Board of Directors, you should keep in mind that our directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our stockholders. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Interests of Certain Avalon Persons in the Business Combination”.

After the completion of the Business Combination, certain holders of BCG will enter into a voting agreement concerning the election of directors and will beneficially own shares of Beneficient Class B common stock having the right to elect a majority of Beneficient’s directors. As a result, Beneficient will be a “controlled company” within the meaning of the rules of the Nasdaq and may elect not to comply with certain corporate governance standards.

Pursuant to our amended and restated certificate of incorporation (the “Avalon Certificate of Incorporation”), Avalon’s stockholders that purchased of shares of Avalon Class A common stock in our initial public offering or subsequently (the holders of such shares, the “public stockholders”), will be given the opportunity to redeem their shares of Avalon Class A common stock by tendering such shares for redemption by 5:00 p.m. Eastern Time on a date that is at least two (2) business days prior to the date of the Avalon Special Meeting. For additional information, see the section titled “Questions and Answers About the Business Combination — How do I exercise my redemption rights?”

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF AVALON CLASS A COMMON STOCK OR AVALON CLASS B COMMON STOCK YOU OWN. To ensure your representation at the Avalon Special Meeting, complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the Avalon Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote online or before the Avalon Special Meeting.

You may attend the Avalon Special Meeting and vote your shares electronically during the meeting via live audio webcast by visiting [●]. You will need the control number printed on your proxy card to enter the Avalon Special Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the Avalon Special Meeting starts. Please note that you will not be able to attend the Avalon Special Meeting in person. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number.

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Avalon Certificate of Incorporation by stockholder approval by January 8, 2023 (subject to applicable extensions), we will dissolve and liquidate the Trust Account (as defined herein) by returning the then remaining funds in such Trust Account to our public stockholders, less certain amounts.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, Avalon’s proxy solicitor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email at AVAC.info@investor.morrowsodali.com.

On behalf of the Board of Directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Donald H. Putnam
Executive Chairman

Avalon Acquisition Inc.

2 Embarcadero Center, 8th Floor

San Francisco, CA 94111

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2023

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Avalon Special Meeting”) of Avalon Acquisition Inc., a Delaware corporation (“Avalon”), will be held virtually, conducted via live audio webcast on [●], 2023, unless postponed or adjourned to a later date or time. All Avalon stockholders as of the Record Date (as defined below), or, if applicable, their duly appointed proxies, may attend the Avalon Special Meeting. Registration will begin at [●] Eastern Time. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting [●]. You will need the control number that is printed on your proxy card to enter the Avalon Special Meeting. Avalon recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Avalon Special Meeting starts. Please note that you will not be able to attend the Avalon Special Meeting in person.

At the Avalon Special Meeting, you will be asked to approve and adopt the Business Combination Agreement, dated as of September 21, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by and among Avalon, The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG,” and as converted to a Nevada corporation, the “Company” or “Beneficient”), Beneficient Merger Sub I, Inc., a Delaware corporation and subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and subsidiary of BCG (“Merger Sub II”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to a Nevada corporation (the “Conversion”); (ii) the merger of Merger Sub I with and into Avalon (the “Avalon Merger”), with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient (the “Avalon Merger Surviving Corporation”); and (iii) within two weeks following the consummation of the Avalon Merger, the merger of the Avalon Merger Surviving Corporation with and into Merger Sub II (the “LLC Merger,” together with the Avalon Merger, the “Mergers”), with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient. The Business Combination will not occur unless Avalon stockholders approve the Business Combination Agreement and Business Combination.

You are cordially invited to attend the Avalon Special Meeting which will be held to vote upon the following matters:

•

The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, that the Business Combination shall be effectuated. As described in the accompanying proxy statement/prospectus, Avalon’s stockholders are being asked to consider and vote on the Business Combination, among other proposals. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A (Proposal No. 1).

•

The Adjournment Proposal — A proposal to approve the adjournment of the Avalon Special Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Avalon Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets, or (ii) the Nasdaq Listing Condition (as defined herein) to closing would not be satisfied. The Avalon Merger is not conditioned upon the approval of the Adjournment Proposal (Proposal No. 2).

Only holders of record of Avalon common stock at the close of business on [●], 2023 (the “Record Date”) are entitled to notice of the Avalon Special Meeting and to vote at the Avalon Special Meeting and any adjournments or postponements thereof.

At the effective time of the Avalon Merger (the “Avalon Merger Effective Time”), each share of Avalon Class A common stock and Class B common stock, par value $0.0001 per share, of Avalon (the “Avalon Class B common stock”) issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically converted into one share of Class A common stock, par value $0.001 per share, of Beneficient (“Beneficient Class A common stock”). As additional merger consideration, holders of Avalon Class A common stock will also receive, for each share of Avalon Class A common stock that is not redeemed, one share of Series A convertible preferred stock, par value $0.001 per share, of Beneficient (the “Beneficient Series A preferred stock”). Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants (the “Series A Preferred Stock Conversion Date”). Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. Shares of Beneficient Series A preferred stock shall be nonvoting, except as required by law, and have a liquidation value equal to $0.001 per share.

Also at the Avalon Merger Effective Time, each Avalon Warrant issued and outstanding, entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share (subject to adjustment), will automatically convert into the right to purchase, at an exercise price of $11.50 per share (subject to adjustment), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock upon consummation of the Business Combination, except that the holders of Avalon Private Warrants shall not be entitled to receive Beneficient Series A preferred stock unless such warrant is exercised after the Series A Preferred Stock Conversion Date.

The proposals presented at the Avalon Special Meeting will require the following votes to pass:

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The Business Combination Proposal — Under Avalon’s Certificate of Incorporation and Delaware law, approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Business Combination Proposal without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

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The Adjournment Proposal — Under Avalon’s Certificate of Incorporation, if a quorum is present at the Avalon Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Avalon Class A common stock and Avalon Class B common stock in person or represented by proxy at the Avalon Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. The Adjournment Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Adjournment Proposal without receiving voting instructions, and broker non-votes will have no effect on the Adjournment Proposal.

The board of directors of Avalon (the “Board of Directors”) has approved each of the proposals and unanimously recommends that you vote “FOR” each of the proposals.

As of September 30, 2022, there was approximately $211 million in the trust account into which the net proceeds of Avalon’s initial public offering were deposited for the benefit of public stockholders (the “Trust Account”), which Avalon intends to use to consummate the Business Combination and to pay $7,245,000 in deferred underwriting commissions to the underwriter of Avalon’s initial public offering. Each redemption of Avalon Class A common stock by its public stockholders will decrease the amount in the Trust Account. As provided by the certificate of incorporation of Avalon, Avalon will not consummate the Business Combination if the redemption of Avalon Class A common stock would result in Avalon having less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” or any successor rule)) prior to the Avalon Merger Effective Time.

If Avalon stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Avalon Special Meeting. Please review the proxy statement/prospectus carefully.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

To ensure your representation at the Avalon Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online before or at the Avalon Special Meeting. If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number.

The Board of Directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Mergers) and recommends that you vote “FOR” the Business Combination Proposal and, if required, “FOR” the Adjournment Proposal. In considering the recommendation of the Board of Directors, you should keep in mind that our directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of our stockholders. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Interests of Certain Avalon Persons in the Business Combination”.

If you plan to vote at the Avalon Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee. If you would like to attend the Avalon Special Meeting and not vote, Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. In either case, you must contact Continental Stock Transfer & Trust Company on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your request for a control number.

The Business Combination Proposal is not conditioned on the approval of any other proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Avalon and Beneficient will not consummate the Business Combination. If Avalon does not consummate the Business Combination or amend the Avalon certificate of incorporation by stockholder approval by January 8, 2023 (subject to applicable extensions), Avalon will dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public stockholders, less certain amounts.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 [●] (toll-free) inside the U.S. and Canada or +1[●] (standard rates apply), and when prompted enter the pin number #. This is listen-only; you will not be able to vote or enter questions during the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Donald H. Putnam
Executive Chairman

Letter from Ben’s Founder and CEO

Democratizing Access to Liquidity

Beneficient (“Ben” for short) was founded on the simple premise that individual and small institutional investors should have the same types of opportunities afforded to large institutional investors when it comes to their alternative asset investments. While we observed substantial effort and fanfare regarding the growing number of firms focused on getting individual and small institutional investors into alternative asset investments, we were not able to identify any firms focused on satisfying the demand for liquidity to get these investors out of their investments. Alternative asset investors seek liquidity for a variety of reasons, including, supporting estate planning strategies, portfolio rebalancing, seeking new investment opportunities, changing investment objectives, generational wealth transfer and simply navigating the often-unexpected nature of life events. This market demand has substantially been met for large institutional investors through the alternative asset secondaries market, which, for a variety of reasons, has been and remains largely unavailable for individual and small institutional investors. We believe that given the unique needs of individual and small institutional investors compared to their large institutional counterparts, the need for simple, reliable and efficient liquidity solutions tailored to their needs was paramount. Our vision takes on special importance in today’s market environment, where more and more individual and small institutional investors are seeking a secure and regulated answer for those liquidity needs. First and foremost, Ben was created to satisfy the demand of this new and emerging market segment that is distinct from the existing large institutional market. We believe we are particularly well-positioned for the current economic reality – delivering liquidity when it’s needed, wanted and makes financial sense.

We set out with an ambitious plan to satisfy this demand and advance the democratization of the $12 trillion1 alternative asset market by seeking a trust company charter and developing a unique digital online portal that together would enable us to seamlessly provide liquidity and custody products and services in a fiduciary capacity to individual alternative asset investors. Through our trust company subsidiary’s receipt of an operational Kansas charter as a Technology-Enabled Fiduciary Financial Institution (“TEFFI”) under Kansas’ TEFFI Act and the launch of our end-to-end online platform portal, AltAccess, we have executed on that plan. Additionally, in order to maximize our ability to provide liquidity on a continuous basis to this new emerging market and to the established large institutional market, we built our business to finance the delivery of liquidity from our own balance sheet as a permanent source of capital.

Our understanding of market demand has been validated since our launch, as Ben has already delivered fiduciary financing for transactions that delivered liquidity on approximately $1.1 billion of net asset value of alternative assets since 2017, including approximately $383 million of net asset value in the past twelve months. As we scale our liquidity business, we see continued opportunity for our growth through adjacent business lines and further industry re-invention in the large, highly fragmented and competitive alternative asset services industry.

Significant Demand for Liquidity

Alternative asset investments are highly complex and are structured through alternative asset funds that almost always include strict lock-up obligations and other legal restrictions. These obligations and restrictions require investors to hold their investments without guaranty of cash returns or other liquidity for the life of the alternative asset fund, the average length of which is approximately fifteen years. While large institutional investors are well suited to hold assets for extended periods, many individual investors and small institutions are not similarly situated and would greatly benefit from liquidity solutions affording them an opportunity for an earlier exit from these investments.

The secondaries market, the current primary provider of early exits from alternative asset investments for investors, is large, growing, and is expected to reach $1 trillion in global transaction volume by 20302. However, the secondaries market was built by and for large institutional investors seeking liquidity on large investment amounts. These transactions are complicated, often take many months or years to close, typically include

[1]	Source: Preqin, all private capital assets under management as of September 30, 2021.
[2]	Source: https://www.buyoutsinsider.com/secondaries-continues-to-attracts-new-investors-particularly-as-the-gp-led-trend-dominates/.

significant legal and other professional service expenses incurred by each of the parties and are consummated pursuant to lengthy negotiated legal documents and agreements. Collectively, these friction points have effectively excluded individual or small institutional investors from the secondaries market. Ben, operating through a trust company subsidiary under our TEFFI charter, was structured to eliminate these friction points and to provide a customized market solution to these previously excluded individual and small institutional investors representing a new and emerging market. Importantly, this customized market solution has specifically been built in a way that is first and foremost customer centric, highly scalable, regulated, and transparent, and addresses the multi-faceted needs and demands of the advisors and wealth management firms that advise these investors.

Competitive Advantages

At its core, we built our liquidity business to address the needs of individual and small institutional investors by operating as a bank-regulated fiduciary and trust company under our TEFFI charter to instill confidence in our customers, utilizing standardized liquidity transaction documentation and agreements that have been reviewed by our banking regulator, and completing liquidity transactions – from a customer’s initial liquidity request through their final document execution – through our online end-to-end platform portal, AltAccess, which walks our customers through each step of its liquidity transaction. This streamlined approach allows us the opportunity to complete liquidity transactions in less than 30 days, and at times, in as little as two days. We also recognized that for this online platform to be broadly adopted across the industry it would need to be developed in a way that made its adoption easy. Ben offers a variety of ways to integrate the AltAccess platform into RIA and broker-dealer systems and platforms, including white labeling and API options that ensure that we deliver a superior, secure, and consistent liquidity portal experience for customers.

These differentiating characteristics are made possible by our unique ability to serve as a bank regulated fiduciary with the highest standards of trust and integrity in providing the liquidity, custodial and administrative services and by our ability to employ our AltAccess platform, which is subject to extensive regulatory audit review and was recently awarded an ATT NetBond Certification, to securely deliver simple, rapid, and cost-effective liquidity for investors in alternative assets. We are committed to operating and growing with the highest standards of trust and integrity as we deliver these fiduciary services to the expanding number of individual and institutional investors through a safe, secure and regulated environment.

A Culture that Propels Us Forward

Rooted in our mission to disrupt and democratize the alternative investments industry for the benefit of individual and small institutional investors is a central focus on our Core Values of Teamwork, Trust and Trailblazing:

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Teamwork. We are truly a single-mind team focused on a common goal. Without the critical input of every team member at Ben, we would not be where we are today. We will continue to work in unison as a team as we tackle the challenges and opportunities ahead.

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Trust. Trusted business is good business. Our goal is for our customers to come to Ben because they know they can trust us to securely deliver on our promise of providing simple, rapid, and cost-effective liquidity solutions.

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Trailblazing. We believe the best path forward in the face of complex challenges is creating innovative solutions. This attitude brought Ben to where it is today, and will continue to guide us as we deliver first of their kind solutions to the alternative investment industry.

Ben is unique in so many ways. Above all else, however, I believe our biggest differentiator is the 150 amazingly talented and devoted people that work at Ben. We set out on a journey to tackle some of the alternative asset industry’s greatest challenges, and time and time again our people deliver outstanding results and innovative solutions and continue to earn the trust of our customers.

I want to thank you for your interest in Ben. I hope after reading this prospectus you’re as excited as I am about the opportunity we see ahead.

Brad K. Heppner

i

Avalon and Beneficient are responsible for the information contained in this proxy statement/prospectus. Neither Avalon nor Beneficient has authorized anyone to provide you with different information, and neither Avalon nor Beneficient take responsibility for any other information others may give you. Avalon and Beneficient are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date.

For investors outside of the United States, neither Avalon nor Beneficient has done anything that would permit this offering or possession or distribution of this proxy statement/prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this proxy statement/prospectus outside of the United States.

MARKET, INDUSTRY AND OTHER DATA

Certain industry data and market data included in this proxy statement/prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the estimates of Beneficient’s management presented herein are based upon review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information by Beneficient’s management. Third-party industry publications and forecasts state that the information contained therein has been obtained from sources generally believed to be reliable, yet not independently verified. The industry data, market data and estimates used in this proxy statement/prospectus involve assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from industry publications and surveys included in this proxy statement/prospectus is unreliable, we have not verified this information and cannot guarantee its accuracy or completeness. We believe that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which Beneficient operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. For convenience, the trademarks, trade names and service marks in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to trademarks and trade names. Avalon and Beneficient do not intend that use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements as defined under U.S. federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and statements regarding, but not limited to, our expectations, hopes, beliefs, intention or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	we do not have a significant operating history or an established customer base;

•	the due diligence process that we undertake in connection with any liquidity transaction may or may not reveal all facts that may be relevant in connection with such liquidity transaction;

•

our fair value estimates of illiquid assets may not accurately estimate prices obtained at the time we enter into any liquidity transaction, and we cannot provide assurance that the values of the alternative assets underlying the liquidity transactions that we report from time to time will be realized;

•	GWG Holdings Inc. (“GWG”), a significant equity holder of BCG, recently filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code;

•	we have completed certain transactions with GWG, including the recent repayment of certain indebtedness with our common units;

•	GWG owns a substantial percentage of BCG and continues to have voting power with respect to those matters on which our common units have the right to vote;

•	we are aware of two lawsuits in which BCG or certain of our directors have been named defendants;

•	our liquidity, profitability and business may be adversely affected by concentrations of assets comprising the Collateral;

•	poor performance of our collateral would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future liquidity transactions;

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we have a substantial amount of goodwill and intangible assets which over time may have to be written down as we make the required periodic assessments as to their value as reflected in our financial statements;

•	we are subject to repayment risk in connection with our liquidity transactions;

•	transfer restrictions applicable to alternative assets may prevent us from being able to attract a sufficient number of Customers to achieve our business goals;

•	our liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets;

•	our operations, products and services may be negatively impacted by changes in economic and market conditions;

•	we have limited experience in operating a broker-dealer to issue securities of our Company, and our entry into this market may not be successful;

•	the interest rates under our loan and other agreements may be impacted by the phase-out of the London Interbank Offered Rate (“LIBOR”);

•	the COVID-19 pandemic has caused severe disruptions in the U.S. and global economies and may adversely impact our financial condition and results of operations;

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the loan agreement with HCLP Nominees, L.L.C. (“HCLP”) is collateralized by all of the assets of BCH (“Beneficient Company Holdings, L.P.”) and the loans, excluding the ExAlt Participation Loans, originated by the Customer ExAlt Trusts and certain of the custody trusts;

•	the Company’s only cash-generating assets are its indirect interests in BCH and the Company’s cash flow is dependent on the ability of BCH to make distributions;

•	shares of Beneficient Class A common stock and Beneficient Series A preferred stock are structurally subordinated to interests in BCH;

•	a determination that we are an unregistered investment company would have serious adverse consequences;

•	we are or will become subject to comprehensive governmental regulation and supervision;

•	we may incur fines, penalties and other negative consequences from regulatory violations;

•	we may be impacted adversely by claims or litigation, including claims or litigation relating to our fiduciary responsibilities;

•	if we are unable to protect our intellectual property rights, our business could be negatively affected;

•	Beneficient’s board of directors and management have significant control over Beneficient’s business;

•	we may issue additional common and/or preferred units and other equity interests without unitholder approval, which would dilute existing unitholder ownership interests;

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the holders of Beneficient Class B common stock will have the right to elect a majority of the Beneficient board of directors and the ability to vote with Beneficient Class A common stock in director elections for the remaining directors, with each share of Beneficient Class B common stock having 10 votes per share, which means that the Avalon stockholders will not, either alone or acting collectively, be able to elect more than a minority of the members of the Beneficient board of directors nor control many corporate actions;

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Avalon’s stockholders will experience immediate dilution due to the issuance of Beneficient Class A common stock to the Avalon stockholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that Avalon’s current stockholders have on its management following the Business Combination;

•	the Company may engage in transactions that represent a conflict of interest, with the review of such transactions subject to the Nevada statutory business judgment rule; and

•	other risks, uncertainties and factors set forth in this proxy statement/prospectus, including those set forth under the section titled “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this proxy statement/prospectus and in Avalon’s registration statement on Form S-1, as amended, filed in connection with its initial public offering, Avalon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent quarterly reports Avalon has filed with the U.S. Securities and Exchange Commission (the “SEC”). If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ

v

materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the Business Combination or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Beneficient” refer to Beneficient. Furthermore, in this proxy statement/prospectus:

“2023 Incentive Plan” means the Beneficient 2023 Long-Term Incentive Plan.

“Avalon” means Avalon Acquisition Inc.

“Avalon Bylaws” means Avalon’s amended and restated bylaws in effect as of September 30, 2022.

“Avalon Certificate of Incorporation” means the Avalon amended and restated certificate of incorporation in effect as of September 30, 2022.

“Avalon Class A common stock” means the Class A common stock, par value $0.0001 per share, of Avalon.

“Avalon Class B common stock” means the Class B common stock, par value $0.0001 per share, of Avalon.

“Avalon common stock” means the Avalon Class A common stock and Avalon Class B common stock, collectively.

“Avalon Existing Organizational Documents” means the Avalon Certificate of Incorporation and the Avalon Bylaws.

“Avalon Merger” means the merger of Merger Sub I with and into Avalon, with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient.

“Avalon Merger Effective Time” means the effective time of the Avalon Merger.

“Avalon Merger Surviving Corporation” means Avalon following the Avalon Merger as a wholly-owned subsidiary of Beneficient.

“Avalon Sponsor” means Avalon Acquisition Holdings LLC, a Delaware limited liability company.

“Avalon Stockholder Redemption” means the Avalon stockholders’ opportunity to redeem shares of Avalon Class A common stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) business days prior to the date of the Avalon Special Meeting.

“Avalon Units” means units comprised of one share of Avalon’s Class A common stock and three-fourths (3/4) of one redeemable warrant to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share.

“Avalon Private Warrants” means the redeemable warrants issued in a private placement at the time of the consummation of the IPO, with each whole warrant entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share.

“Avalon Public Warrants” means the redeemable warrants that were included as part of each Avalon Unit in connection with the IPO, with each whole warrant entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share.

“Avalon Warrants” means Avalon Private Warrants and Avalon Public Warrants, collectively.

“BCC” means Beneficient Capital Company, LLC.

“BCG” or “Ben” means The Beneficient Company Group, L.P., a Delaware limited partnership.

“BCG Class A Common Units” means common units of BCG, which shall convert into 1.25 shares of Beneficient Class A common stock pursuant to the Conversion.

“BCG Class B Common Units” means the new subclass of BCG common units created in the Initial Recapitalization, which shall convert into 1.25 shares of Beneficient Class B common stock pursuant to the Conversion.

“BCG Parties” means BCG, Merger Sub I and Merger Sub II.

“BCH” means Beneficient Company Holdings, L.P.

“BCH Class A Units” means the units of partnership interest in BCH including both the Subclass 1 Class A Units and the Subclass 2 Class A Units.

“BCH Eighth A&R LPA” means the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.

“BCH Partnership Agreement” means the Limited Partnership Agreement of Beneficient Company Holdings, L.P.

“BCH Preferred Series A-0 Unit Accounts” means the Preferred Series A Subclass 0 Unit Accounts of BCH.

“BCH Preferred Series A-1 Unit Accounts” means the Preferred Series A Subclass 1 Unit Accounts of BCH.

“BCH Preferred B-2 Unit Accounts” means the Preferred Series B Subclass 2 Unit Accounts of BCH.

“BCH Preferred C-1 Unit Accounts” means the Preferred Series C Subclass 1 Unit Accounts of BCH.

“BCH Subclass 1 Class A Units” means the Subclass 1 Class A Units of BCH.

“BCH FLP-1 Unit Accounts” means the Subclass 1 FLP Unit Accounts of BCH.

“BCH FLP-2 Unit Accounts” means the Subclass 2 FLP Unit Accounts of BCH.

“BCH FLP-3 Unit Accounts” means the Subclass 3 FLP Unit Accounts of BCH.

“BCH FLP Unit Accounts” means, collectively, the BCH FLP-1 Unit Accounts, the BCH FLP-2 Unit Accounts and the BCH FLP-3 Unit Accounts.

“Ben LLC” means Beneficient Company Group, L.L.C., a Delaware limited liability company, which will be a wholly-owned, direct subsidiary of BCG.

“Ben Management” means Beneficient Management, L.L.C.

“Ben Securities” means Ben Securities Company, L.L.C.

“Beneficient” means the Beneficient Company Group, L.P., a Delaware limited partnership, as the context requires prior to the Conversion, or Beneficient, a Nevada corporation, as the context requires following the Conversion.

“Beneficient Class A common stock” means the Class A common stock, par value $0.001, of Beneficient to be authorized pursuant to the Proposed Charter.

“Beneficient Class B common stock” means the Class B common stock, par value $0.001, of Beneficient to be authorized pursuant to the Proposed Charter.

“Beneficient common stock” means shares of Beneficient Class A common stock and Beneficient Class B common stock, collectively.

“Beneficient Private Warrants” means the Avalon Private Warrants following their assumption by Beneficient in the Avalon Merger, with each such whole warrant becoming exercisable for one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock.

“Beneficient Public Warrants” means the Avalon Public Warrants following their assumption by Beneficient in the Avalon Merger, with each such whole warrant becoming exercisable for one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock.

“Beneficient Series A preferred stock” means the shares Series A convertible preferred stock, par value $0.001 per share, of Beneficient, with each share that is then issued and outstanding being convertible at, the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants, unless the holder does not elect to convert those shares under such optional conversion right.

“Beneficient Warrants” means the Beneficient Public Warrants and the Beneficient Private Warrants, collectively.

“BFF” means Beneficient Fiduciary Financial, L.L.C., a Kansas Technology-Enabled Fiduciary Financial Institution Trust Company.

“BHI” means Beneficient Holdings Inc., an entity held by a trust of which our Chief Executive Officer is a beneficiary and a trustee.

“BMP” means Beneficient Management Partners, L.P.

“Board of Directors” means the board of directors of Avalon.

“Business Combination” or “business combination” means the Transactions contemplated by the Business Combination Agreement and the related agreements.

“Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated as of September 21, 2022, as it may be amended, by and among Avalon, BCG, Merger Sub I and Merger Sub II.

“Class A Directors” means directors designated by holders of Beneficient Class A common stock and Beneficient Class B common stock, voting together as a single class.

“Class B Directors” means directors designated by holders of Beneficient Class B common stock.

“Class B Holders” means the holders of Beneficient Class B common stock.

“Class B Holder 1” means BHI.

“Class B Holder 2” means Hicks Holdings Operating, LLC, a Delaware limited liability company.

“Class B Holder 3” means Bruce Schnitzer.

“Class B Threshold” means the condition, as set forth in the Stockholders Agreement, which will entitle holders of shares of Beneficient Class B common stock, voting as a separate class, to elect the Class B Directors so long as (i) the aggregate number of outstanding shares of Beneficient Class B common stock is at least twenty-five percent (25%) of the number of shares of Beneficient Class B common stock outstanding on the effective date of the Stockholders Agreement, or (ii) if the condition in preceding clause (i) is not satisfied, so long as the aggregate capital account balances with respect to the limited partner interests in BCH held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the effective date of the Stockholders Agreement.

“Closing” or “Closing Date” means the closing of the Avalon Merger.

“Code” means the Internal Revenue Code of 1986, as amended and restated from time to time.

“Combined Company” or “combined company” means Beneficient and its consolidated subsidiaries after giving effect to the Business Combination.

“Company” means, unless otherwise indicated, Beneficient and its subsidiaries in the present tense or from and after the consummation of the Transactions, as the context requires.

“Company Organizational Documents” means the Amended BCG Organizational Documents restated by articles of incorporation and bylaws.

“Conversion” means the conversion of The Beneficient Company Group, L.P. from a Delaware limited partnership to Beneficient, a Nevada corporation.

“Contribution” means following the Conversion, on the terms and subject to the conditions of Business Combination Agreement, the contribution by BCG of 100% of its general partner and limited partner interests in BCH to Ben LLC, such that BCH will be a subsidiary of Ben LLC.

“Contribution Agreement” means that certain agreement to be entered by BCG and Ben LLC, pursuant to which BCG will contribute to Ben LLC all of the BCH limited partnership interests and general partnership interests held by BCG.

“Customer” means collectively, mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and fund general partners and sponsors (“GPs”).

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Avalon Class B common stock initially issued to the Avalon Sponsor in a private placement prior to the IPO.

“GWG” means GWG Holdings, Inc.

“Hatteras” means Hatteras Investment Partners, LP.

“HCLP” means HCLP Nominees, L.L.C.

“Initial Recapitalization” means the internal recapitalization of BCG as described in Section 2.01 of the Business Combination Agreement.

“Interim Period” means from September 21, 2022 until the earlier of (i) the Closing or (ii) the termination of the Business Combination Agreement in accordance with its terms.

x

“IPO” means Avalon’s initial public offering, consummated on October 5, 2021, in which Avalon sold 20,700,000 Avalon Units.

“IRS” means the U.S. Internal Revenue Service.

“MEA” means that certain Master Exchange Agreement, dated January 12, 2018, by and among BCG, GWG, GWG Life, LLC, a Delaware limited liability company, and subsequently terminated on November 15, 2021.

“Mergers” means, collectively, the Avalon Merger and the LLC Merger.

“Merger Sub I” means Beneficient Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of BCG.

“Merger Sub II” means Beneficient Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of BCG.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Condition” means the condition to Beneficient’s and Avalon’s obligations to consummate the Business Combination that (i) Beneficient’s initial listing application with Nasdaq in connection with the Business Combination shall have been conditionally approved, (ii) immediately following the Avalon Merger Effective Time, Beneficient shall satisfy any applicable initial and continuing listing requirements of Nasdaq, (iii) Avalon shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Avalon Merger Effective Time, and (iv) Beneficient Class A common stock, Beneficient Series A preferred stock and the Beneficient Public Warrants shall have been approved for listing on Nasdaq.

“NRS” means the Nevada Revised Statutes.

“Permitted Transferee” shall have the meaning set forth in the Stockholders Agreement.

“Plan of Conversion” shall have the meaning set forth in the Business Combination Agreement.

“private placement” means the private sale by Avalon of Avalon Private Warrants that occurred simultaneously with the consummation of the IPO for total gross proceeds of $8,100,000.

“Proposed Bylaws” means the bylaws of Beneficient proposed to be adopted upon the Conversion.

“Proposed Charter” means the articles of incorporation of Beneficient proposed to be adopted upon the Conversion.

“Proposed Organizational Documents” means the Proposed Charter, the Beneficient Series A Preferred Stock Certificate of Designation and the Proposed Bylaws.

“public stockholders” means holders of public shares issued in the IPO, including Avalon’s initial stockholders to the extent such initial stockholders hold public shares, provided that Avalon’s initial stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“Record Date” means the date on which only holders of record of Avalon common stock at the close of business on [●], 2023 are entitled to notice of the Avalon Special Meeting and to vote at the Avalon Special Meeting and any adjournments or postponements thereof.

“Registrable Securities” means (a) shares of Beneficient Class A common stock that are issuable upon conversion or exchange of (i) securities of BCH, including securities transferred to the holders of interests in

BMP and BHI in respect of such interests, but excluding the BCH Preferred C-1 Unit Accounts, (ii) securities of Ben LLC and (iii) Beneficient Class B common stock and (b) shares of Beneficient Class A common stock beneficially owned by the Sponsor Persons. Such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred; or (C) such securities may be sold under Rule 144 without volume limitation or current public information requirements.

“Related Entity” means any Person (as defined in the BCA) that is directly or indirectly controlled by an Employee (as defined in the BCA) or in which such Employee and the Employee’s family members are among classes of economic beneficiaries, whether or not such Employee or such Employee’s family members are entitled to economic distributions from such Person.

“REUs” means restricted equity units granted by BCG to certain BCG directors, executive officers and employees under the Beneficient Company Group, L.P. 2018 Equity Incentive Plan.

“SEC” or the “Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Preferred Stock Conversion Date” means the later of (i) 90 days after the Closing Date and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants.

“Sponsor Agreement” means the agreements pursuant to which the Avalon Sponsor and certain other Avalon stockholders have agreed to (i) vote all of their respective shares of Avalon common stock in favor of approving the Business Combination Agreement and the consummation of the Transactions, and (ii) amend the Avalon Private Warrants such that they waive their rights to receive Beneficient Series A preferred stock upon exercise of the Avalon Private Warrants prior to the Series A Preferred Stock Conversion Date.

“Sponsor Persons” means Avalon Acquisition Holdings LLC, a Delaware limited liability company, controlled by Donald H. Putnam and S. Craig Cognetti, and references to the experience of Avalon Sponsor include the experience of Avalon’s officers and directors.

“Stockholders Agreement” means that certain Stockholders Agreement to be entered by Beneficient, BHI, Hicks Holdings LLC and Bruce Schnitzer.

“Transactions” means, collectively, the Mergers, Business Combination and the other transactions contemplated by the Business Combination Agreement.

“transfer agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Treasury regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Trust Account” means the trust account into which the net proceeds of the IPO and the private placement were deposited for the benefit of the public stockholders.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 5, 2021, between Avalon and Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Agreement Amendment” means that certain assignment, assumption and amendment to the Warrant Agreement, pursuant to which Beneficient will assume the Warrant Agreement and all of the outstanding Avalon Warrants and each Avalon Warrant would become a warrant to purchase one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock.

QUESTIONS AND ANSWERS

The following are answers to certain questions you, as a stockholder of Avalon, may have regarding the Business Combination and the Avalon Special Meeting. We urge you to carefully read all of this proxy statement/prospectus because the information in this section will not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     Avalon, BCG, Merger Sub I and Merger Sub II have entered into a Business Combination Agreement, dated as of September 21, 2022, which provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to Beneficient, a Nevada corporation; (ii) the contribution by BCG of 100% of its general partner and limited partner interests in BCH to Beneficient Company Group, L.L.C. (“Ben LLC”) (iii) the Avalon Merger, with Avalon surviving the merger as a wholly-owned subsidiary of the Company; and (iv) within two weeks following the consummation of the Avalon Merger, the merger of the Avalon Merger Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient.

Avalon will hold the Avalon Special Meeting to consider matters relating to the proposed Business Combination. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety. Avalon and BCG cannot complete the Business Combination unless Avalon’s stockholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Mergers). Avalon is sending you this proxy statement/prospectus to encourage you to vote in favor of these and the other matters described in this proxy statement/prospectus.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:    Avalon is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their Avalon common stock with respect to the matters to be considered at the Avalon Special Meeting. The two proposals that Avalon’s stockholders are being asked to approve are the Business Combination Proposal and the Adjournment Proposal, each as defined in this proxy statement/prospectus. The Business Combination cannot be completed unless Avalon’s stockholders approve the Business Combination Proposal as set forth in this proxy statement/prospectus. Information about the Avalon Special Meeting, the Business Combination and the other business to be considered by stockholders at the Avalon Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of Avalon and a prospectus of Beneficient. It is a proxy statement because the Board of Directors is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Beneficient, in connection with the Mergers, is offering Beneficient Class A common stock and Beneficient Series A preferred stock in exchange for the outstanding Avalon Class A common stock immediately prior to the Avalon Merger Effective Time.

Q:     WHAT WILL HAPPEN TO AVALON’S SECURITIES UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:    Avalon Units, the Avalon Class A common stock and the Avalon Warrants are publicly traded on Nasdaq under the symbols “AVACU,” “AVAC” and “AVACW,” respectively. At the effective time of the Avalon Merger, Avalon Class A common stock and Avalon Class B common stock issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically cancelled and extinguished and converted into one share of Beneficient Class A common stock.

As additional merger consideration, the holders of Avalon Class A common stock will also receive, for each share of Avalon Class A common stock that is not redeemed, one share of Beneficient Series A preferred stock. Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. Shares of Beneficient Series A preferred stock shall be nonvoting, except as required by law, and have a liquidation value equal to $0.001 per share.

Also at the Avalon Merger Effective Time, each Avalon Warrant issued and outstanding, entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share (subject to adjustment), will automatically convert into the right to purchase, at an exercise price of $11.50 (subject to adjustment), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock upon consummation of the Business Combination.

Avalon and Beneficient will apply for listing, to be effective at the time of the Closing, of Beneficient Class A common stock, Beneficient Series A preferred stock and Beneficient Warrants on Nasdaq under the symbols BENF, BENFP and BENFW, respectively.

Q:    WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:    Avalon and Beneficient currently expect that the Business Combination will be completed during the first calendar quarter of 2023. However, neither Avalon nor Beneficient can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of Avalon or Beneficient could result in the Business Combination being completed at a different time or not at all. Avalon must first obtain the requisite approval of Avalon stockholders for each of the proposals set forth in this proxy statement/prospectus (other than the Adjournment Proposal) and certain other closing conditions must be fulfilled. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:    WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO U.S. HOLDERS OF AVALON CLASS A COMMON STOCK AND/OR AVALON WARRANTS?

A:    Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations for the Mergers — Tax Consequences of the Mergers Under Section 368(a) and Section 351 of the Code” below, the Avalon Merger and the LLC Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Mergers are intended to qualify (in whole or in part) as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. However, there are factual and legal uncertainties as to whether the Mergers qualify either as a “reorganization” under Section 368(a) of the Code or as a tax-deferred exchange under Section 351 of the Code, and therefore the tax treatment of the Mergers is inherently uncertain. If any requirement for qualification as a “reorganization” under Section 368(a) of the Code is not met, and if any requirement for qualification as a tax-deferred exchange under Section 351 of the Code is not met, then a U.S. Holder (as defined below under “Certain Material U.S. Federal Income Tax Consequences”) of Avalon securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing) of the securities received by such U.S. Holder in the Avalon Merger and such U.S. Holder’s aggregate tax basis in the securities surrendered in exchange therefor. If the Avalon Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of Avalon Warrants for Beneficient Warrants in the Avalon Merger would not qualify for tax-deferred treatment and would be taxable as further described in Certain Material U.S. Federal Income Tax Consequences  — U.S. Federal Income Tax Considerations for the Mergers — Tax Consequences of the Mergers Under Section 368(a) and Section 351 of the Code.”

The tax consequences of the Mergers are complex and will depend on your particular circumstances. U.S. Holders (as defined below under “Certain Material U.S. Federal Income Tax Consequences”) of Avalon securities are urged to consult their own tax advisors to determine the tax consequences of the Mergers to their particular circumstances.

Q:    WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:    The treatment of an exercise of redemption rights for U.S. federal income tax purposes depends on facts and circumstances particular to each holder of Avalon common stock. Please see the section titled “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion. We urge you to consult your tax advisors regarding the particular tax consequences to you of exercising your redemption rights.

Q:    DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     No. There are no appraisal rights available to Avalon stockholders in connection with the Business Combination.

Q:    WHAT CONDITIONS MUST BE SATISFIED TO CONSUMMATE THE BUSINESS COMBINATION?

A:    There are a number of conditions to Closing, each of which are set forth in the Business Combination Agreement, including (i) the approval of the Business Combination Agreement by the requisite number of Avalon stockholders, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals, (iv) Avalon having at least $5,000,001 of net tangible assets upon Closing, (v) the receipt of executed counterparts of each ancillary agreement, (vi) that no BCG Material Adverse Effect or Avalon Material Effect has occurred that is continuing and (vii) GWG effecting a consent to the Conversion and a lock up in favor of Beneficient, in a form reasonably acceptable to Avalon and Beneficient. Other conditions to Beneficient’s obligations to consummate the Business Combination include, among others, following the redemption and as of the Closing, Avalon having more than 400 unrestricted round lot holders. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:    WHAT WILL THE RELATIVE EQUITY STAKES OF THE AVALON STOCKHOLDERS AND BENEFICIENT HOLDERS BE UPON COMPLETION OF THE BUSINESS COMBINATION?

A:    Upon consummation of the Business Combination, Beneficient will become a new public company and Merger Sub II (as the successor-in-interest to Avalon) will be a wholly owned subsidiary of Beneficient. The former securityholders and equity holders, as applicable, of Avalon and Beneficient will become securityholders of Beneficient. Upon consummation of the Business Combination, the post-Closing share ownership of Beneficient assuming various levels of redemption by the Avalon public stockholders will be as set forth below. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Share Ownership in Beneficient Class A Common Stock and Beneficient Class B Common Stock(1)
	No Redemptions			50% Redemptions			Maximum Redemptions(2)
	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%
Equity holders of Beneficient prior to the Avalon Merger(3)	221,909,144	87.7%	92.7%	221,909,144	92.4%	95.6%	221,909,144	97.6%	98.7%
Avalon public stockholders(4)	26,069,062	10.3%	6.1%	13,131,562	5.5%	3.2%	194,063	0.1%	0.0%
Shares held by Avalon Sponsor and other Founder Shares	5,175,000	2.0%	1.2%	5,175,000	2.2%	1.3%	5,175,000	2.3%	1.3%

Total	253,153,206	100%	100%	240,215,706	100%	100%	227,278,207	100%	100.0%

(1)	Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock.
(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)

Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing. Also includes an aggregate of 19,140,451 shares of Beneficient Class B common stock which will entitle the holder thereof to 10 votes per share. For additional information, about the shares of Beneficient Class B common stock, see the section titled “Description of Securities of Beneficient – Common Stock.” Also includes 20,520,000 shares of Beneficient Class A common stock issuable upon an assumed conversion of the BCH Preferred C-1 Unit Accounts in connection with the Conversion at conversion price of $10.00 per share of Beneficient Class A common stock.

(4)

Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

See the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information on the various levels of redemption presented in the table above.

Q:    WHO WILL BE THE DIRECTORS AND OFFICERS OF BENEFICIENT IF THE BUSINESS COMBINATION IS CONSUMMATED?

A:    Upon consummation of the Business Combination, the Business Combination Agreement provides that the Beneficient board of directors will be comprised of (i) 9 directors selected by BCG, Brad K. Heppner, Emily

Bowersock Hill, Thomas O. Hicks, Peter T. Cangany, Jr., Richard W. Fisher, James G. Silk, Dennis P. Lockhart, Derek L. Fletcher and Bruce W. Schnitzer, and (ii) two directors to be selected by Avalon who are acceptable to BCG in its reasonable discretion, [●] and [●]. Beneficient’s governing documents will provide that following the

Closing, a majority of these directors will be elected by holders of Beneficient Class B common stock (subject to the Stockholders Agreement), and the remaining directors will be elected by holders of Beneficient Class A common stock and Beneficient Class B common stock, voting together as a single class. Holders of Beneficient Class B common stock are also entitled to 10 votes per share with respect to all matters on which stockholders of Beneficient generally are entitled to vote, including the election of directors to be elected by the holders of Beneficient Class A common stock and Beneficient Class B common stock.

Upon consummation of the Business Combination, the following individuals will serve as executive officers of Beneficient: Brad K. Heppner (Chief Executive Officer), Derek L. Fletcher (President & Chief Fiduciary Officer), James G. Silk (Executive Vice President & Chief Legal Officer), Jeff Welday (Global Head of Originations & Distribution), Gregory W. Ezell (Chief Financial Officer), Maria S. Rutledge (Chief Technology Officer), Scott Wilson (Chief Underwriting Officer) and Samuel Hikspoors (Chief Risk Officer). See the section titled “Management After the Business Combination” for additional information.

QUESTIONS AND ANSWERS ABOUT THE AVALON SPECIAL MEETING

Q:    WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:    At the Avalon Special Meeting, Avalon will ask its stockholders to vote in favor of the Business Combination Proposal and the Adjournment Proposal. The Business Combination will not occur unless Avalon stockholders approve the Business Combination Proposal.

Q:    WHY IS AVALON PROPOSING THE BUSINESS COMBINATION?

A:    Avalon is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

On October 8, 2021, Avalon completed its IPO, generating gross proceeds of $207,000,000, the net proceeds of which were placed in the Trust Account together with the proceeds from a private placement. All of Avalon’s activity since its IPO has been related to identifying an appropriate target company for a business combination. Based on its due diligence investigations of Beneficient and the industry in which Beneficient operates, including the financial and other information provided by Beneficient in the course of due diligence and the negotiations of the Business Combination Agreement, Avalon believes that Beneficient aligns well with the objectives laid out in Avalon’s investment thesis. As a result, consistent with its proposed business at the time of its IPO, Avalon believes that a business combination with Beneficient will provide Avalon stockholders with the opportunity to participate in the ownership of a technology-enabled liquidity and custody platform with high growth potential and multiple advantages, including the ability to disrupt the alternative asset industry. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Board of Directors Recommendation of and Reasons for the Business Combination.”

Q:    DID THE AVALON BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:    Yes. The Board of Directors engaged Houlihan Capital, LLC (“Houlihan Capital”) to provide an opinion as to fairness, from a financial point of view, of the consideration to be issued by Beneficient in the proposed Business Combination to the Avalon stockholders. On September 7, 2022, Houlihan Capital delivered its written opinion to Avalon, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters Houlihan Capital considers relevant, that the consideration to be issued by Beneficient in the Business Combination was fair, from a financial point of view, to the Avalon stockholders. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Houlihan Capital, LLC.”

Q:    DO I HAVE REDEMPTION RIGHTS?

A:    If you are a holder of Avalon Class A common stock, you have the right to redeem such shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Avalon’s IPO, as of two business days prior to the consummation of the Transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay taxes, if any) upon the closing of the Transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of Avalon Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Avalon Class A common stock sold in the IPO.

Holders of the outstanding Avalon Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Agreement.

Q:    WILL MY VOTE AFFECT MY ABILITY TO EXERCISE MY REDEMPTION RIGHTS?

A:    No. You may exercise your redemption rights whether you vote your Avalon Class A common stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Avalon Class A common stock and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Avalon Class A common stock and public stockholders, the trading market for Avalon Class A common stock may be less liquid than the market for Avalon Class A common stock prior to the Business Combination and Avalon may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Beneficient business will be reduced and the amount of working capital available to Beneficient following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to Avalon Class A common stock will have no effect on the Avalon Warrants you may also hold. Whether you intend to hold or redeem your Avalon Class A common stock, the Board of Directors recommends that you vote to approve the Business Combination.

Q:    HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:    If you are a holder of Avalon Class A common stock and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case by the date that is two business days prior to the initially scheduled vote to approve the Business Combination. Accordingly, you have until two business days prior to the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $211 million, or $10.18 per share, as of September 30, 2022). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Avalon’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Any request for redemption, once made by a holder of Avalon Class A common stock, may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal at the Avalon Special Meeting. If you deliver your shares for redemption to Avalon’s transfer agent and later decide, prior to the Avalon Special Meeting, not to redeem your shares, you may request that Avalon’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s Avalon Class A common stock have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the Avalon Special Meeting.

If a holder of Avalon Class A common stock properly makes a request for redemption and the Avalon Class A common stock are delivered to Avalon’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Avalon will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Avalon Class A common stock for cash.

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. For a discussion of the material U.S. federal income tax considerations for holders of Avalon Class A common stock with respect to the exercise of these redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to Avalon Class A Common Stock.”

Q:    WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:    Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of stockholders are reduced as a result of redemptions by stockholders. As provided by the Avalon Certificate of Incorporation, in no event will Avalon redeem Avalon Class A common stock in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement. If enough stockholders exercise their redemption rights such that Avalon cannot satisfy the net tangible asset requirement, Avalon will not proceed with the redemption of Avalon Class A common stock and the Business Combination, and instead may search for an alternate business combination.

As a result of redemptions, the trading market for Avalon Class A common stock may be less liquid than the market for Avalon Class A common stock was prior to the Business Combination and Avalon may not be able to meet the listing standards of a national securities exchange.

From time to time, Beneficient may explore additional financing sources and means to lower its cost of capital, which could include equity, equity-linked and debt financing. Beneficient cannot assure you that any additional financing will be available to it on acceptable terms, or at all. If Beneficient raises additional funds by issuing equity or equity-linked securities, the ownership of the existing stockholders will be diluted. If Beneficient raises additional financing by the incurrence of indebtedness, Beneficient may be subject to increased fixed payment obligations and could be subject to additional restrictive covenants, such as limitations on its ability to incur additional debt, and other operating restrictions that could adversely impact Beneficient’s ability to conduct business. Any future indebtedness Beneficient incurs may result in terms that could be unfavorable to equity investors. There can be no assurances that Beneficient will be able to raise additional capital. The inability to raise capital would adversely affect Beneficient’s ability to achieve its business objectives.

Q:    WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:    The net proceeds of Avalon’s IPO, together with funds raised from the sale of the Avalon Private Warrants simultaneously with the consummation of Avalon’s IPO, were placed in the Trust Account immediately following Avalon’s IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Avalon Class A common stock who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $7,245,000 as deferred underwriting commissions related to Avalon’s IPO) and for Beneficient’s working capital, repayment of Beneficient’s existing indebtedness and general corporate purposes, which may include future strategic transactions.

Q:    WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:    If Avalon does not complete the Business Combination with Beneficient for any reason, Avalon intends to search for another target business with which to complete a business combination. If Avalon does not complete the Business Combination with Beneficient or another target business by January 8, 2023 (subject to applicable extensions), Avalon will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Avalon Class A common stock then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Avalon Class A common stock sold in the IPO, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board of Directors, liquidate and dissolve, subject in each case, to Avalon’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Subject to certain conditions, BCG has agreed to deposit into the Trust Account on behalf of the Avalon Sponsor, prior to each extension date, an Extension Amount (as defined in the Business Combination Agreement) in order for Avalon to effectuate the applicable extensions.

Q:    HOW DOES THE AVALON SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:    The Avalon Sponsor owns of record, and is entitled to vote, an aggregate of approximately 19.3% of the outstanding Avalon common stock. The Avalon Sponsor has agreed to vote all Avalon Class B common stock and any Avalon Class A common stock held by it as of the Record Date in favor of the Business Combination Proposal. Further, the Avalon Sponsor intends to vote in favor of all of the proposals.

Q:    WHAT CONSTITUTES A QUORUM AT THE AVALON SPECIAL MEETING?

A:    A quorum for the Avalon Special Meeting consist of the holders present in person or by proxy of shares of outstanding capital stock of Avalon representing a majority of the voting power of all outstanding shares of capital stock of Avalon entitled to vote at such meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Avalon Class B common stock, who currently own approximately 20% of the issued and outstanding Avalon common stock, will count towards this quorum. In the absence of a quorum, the holders of a majority of the Avalon common stock present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the Avalon Special Meeting.

As of the Record Date, 13,015,126 shares of Avalon common stock would be required to achieve a quorum.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE AVALON SPECIAL MEETING?

A:    The proposals presented at the Avalon Special Meeting will require the following votes:

•

The Business Combination Proposal — Under Avalon’s Certificate of Incorporation and Delaware law, approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “AGAINST” such proposal.

•

The Adjournment Proposal — Under Avalon’s Certificate of Incorporation, assuming that a quorum is present at the Avalon Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Avalon Class A common stock and Avalon Class B common stock in person or represented by proxy at the Avalon Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal because an abstention represents a share entitled to vote. The Adjournment Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Adjournment Proposal without receiving voting instructions, and broker non-votes will have no effect on the Adjournment Proposal.

Additionally, Avalon has entered into an agreement with its initial stockholders, executive officers and directors pursuant to which they agreed to vote any shares of Avalon common stock owned by them in favor of the Business Combination Proposal. Pursuant to the Avalon Sponsor Agreement, the Avalon Sponsor has also agreed to, among other things, vote in favor of the proposals in this proxy statement/prospectus in connection with the Business Combination. As of the date of this proxy statement/prospectus, the Avalon Sponsor, Avalon’s initial stockholders, officers and directors held approximately 19.8% of the voting power of the outstanding shares Avalon common stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Avalon’s initial stockholders agreed to vote their shares of Avalon common stock in accordance with the majority of the votes cast by the public stockholders.

Q:    DO ANY OF AVALON’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT DIFFER FROM OR ARE IN ADDITION TO THE INTERESTS OF AVALON’S PUBLIC STOCKHOLDERS?

A:    Certain of Avalon’s directors and officers (directly or indirectly) own Avalon Class B common stock and/or Avalon Warrants and therefore have interests that differ from the holders of Avalon Class A common stock in regard to determining whether a particular target business is an appropriate business with which to effectuate Avalon’s initial business combination. Furthermore, Avalon has a relationship with GWG, Beneficient’s former parent company, as a holder of limited partner interests in BCG and BCH. The Board of Directors was aware of and considered these potentially differing interests (among other matters) in approving the Business Combination Agreement and in recommending that the Business Combination be approved by stockholders of Avalon. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Avalon Persons in the Business Combination.”

Q:    WHAT DO I NEED TO DO NOW?

A:    After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Avalon Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:    HOW DO I VOTE?

A:    If you are a stockholder of record of Avalon as of [●], 2023, the Record Date, you may submit your proxy before the Avalon Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Avalon Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.[●].com. You will need the control number that is printed on your proxy card to enter the Avalon Special Meeting. Avalon recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Avalon Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Avalon Special Meeting will need to obtain a legal proxy from their broker, bank or other nominee.

Q:    WHEN AND WHERE IS THE AVALON SPECIAL MEETING?

A:    The Avalon Special Meeting will be held on [●], 2023, virtually, conducted only via webcast at the following address: [●]. All Avalon stockholders as of the Record Date, or their duly appointed proxies, may attend the Avalon Special Meeting. Registration will begin at [●] Eastern Time.

There will be no physical meeting location and you will only be able to access the Avalon Special Meeting by means of remote communication. Avalon stockholders are nevertheless urged to submit their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q:    HOW CAN AVALON’S STOCKHOLDERS ATTEND THE AVALON SPECIAL MEETING?

A:    If you are a registered stockholder, you will receive a proxy card from Avalon’s transfer agent, Continental Stock Transfer & Trust Company. Your proxy card contains instructions on how to attend the virtual Avalon Special Meeting including the URL address, along with your control number. You will need your control number to vote at the Avalon Special Meeting. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s contact information is as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: cstmail@continentalstock.com

You can pre-register to attend the virtual Avalon Special Meeting three days prior to the meeting date starting [●], 2023 at [●] Eastern Time. Enter the URL address into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. Avalon recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Avalon Special Meeting starts.

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. If you plan to vote at the Avalon Special Meeting you will need to have a legal proxy from your bank, broker, or other nominee or if you would like to join and not vote Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. In either case, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. Please allow 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (toll-free) [●] inside the U.S. and Canada or +1 [●] (standard rates apply), and when prompted enter the pin number #. This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:    WHY IS THE AVALON SPECIAL MEETING A VIRTUAL MEETING?

A:    Avalon believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:    WHAT IF DURING THE CHECK-IN TIME OR DURING THE AVALON SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:    If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:    IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:    If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Avalon or by voting online at the Avalon Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Pursuant to applicable rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of “non-routine” matters under NYSE rules without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Avalon Special Meeting will be “non-routine” matters.

If you are a holder of Avalon common stock holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the proposals presented in this proxy statement/prospectus. The failure of your broker to vote will have no effect on the vote count for such proposals.

Q:    WHAT HAPPENS IF I DO NOT WISH TO ELECT TO PARTICIPATE IN THE OPTIONAL CONVERSION?

A:    Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert those shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion.

To elect to not convert their Beneficient Series A preferred stock pursuant to the optional conversion right, a holder must provide written notice two business days prior to the Series A Preferred Stock Conversion Date to investor relations of Beneficient at the address below:

Investor Relations

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, TX 75201

Attn: Gregg Johnson

Q:    WHAT HAPPENS IF I SELL MY AVALON CLASS A COMMON STOCK BEFORE THE AVALON SPECIAL MEETING?

A:    The Record Date for the Avalon Special Meeting will be earlier than the date of the Avalon Special Meeting and consummation of the Business Combination. If you transfer your Avalon Class A common stock after the Record Date, but before the Avalon Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Avalon Special Meeting. However, you will not be able to seek redemption of your Avalon Class A common stock because you will no longer be able to deliver them for cancellation upon the consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Avalon Class A common stock prior to the Record Date, you will have no right to vote those shares at the Avalon Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     WHAT IF I ATTEND THE AVALON SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:    For purposes of the Avalon Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are a holder of Avalon common stock that attends the Avalon Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the Avalon Special Meeting, and otherwise will have no effect on the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:    WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:    If you sign and return your proxy card without indicating how to vote on any particular proposal, the Avalon Class A common stock or Avalon Class B common stock represented by your proxy will be voted as recommended by Board of Directors with respect to that proposal.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:    Yes. You may change your vote at any time before your proxy is voted at the Avalon Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).

You may do this in one of two ways:

•	mailing a new, subsequently dated proxy card; or

•	by attending the Avalon Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern Time, on [●], 2023, or by voting online at the Avalon Special Meeting. Simply attending the Avalon Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Avalon common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:    WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE AVALON SPECIAL MEETING?

A:    If you fail to take any action with respect to the Avalon Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder of Avalon and your shares will be automatically cancelled and extinguished and converted into Beneficient Class A common stock at the consummation of the Business Combination. Failure to take any action with respect to the Avalon Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Avalon Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of Avalon while Avalon searches for another target business with which to complete a business combination.

Q:    WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:    Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:    WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:    If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali LLC, the proxy solicitation agent for Avalon, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email AVAC.info@investor.morrowsodali.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the Avalon Special Meeting, you should read this entire proxy statement/prospectus carefully, including the attached annexes. See also the section titled “Where You Can Find Additional Information.”

Parties to the Business Combination

Avalon Acquisition Inc.

Avalon is a blank check company incorporated as a Delaware corporation on October 12, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Avalon Units, Avalon Class A common stock and Avalon Warrants are currently listed on Nasdaq under the symbols “AVACU,” “AVAC” and “AVACW,” respectively.

Avalon’s principal executive offices are located at 2 Embarcadero Center, 8th Floor, San Francisco, CA 94111, and its phone number is (415) 423-0010.

Beneficient

Prior to the Avalon Merger, BCG will convert from a Delaware limited partnership to a Nevada corporation named “Beneficient”.

BCG is a technology-enabled financial services holding company that (together with its subsidiaries) provides simple, rapid, and cost-effective liquidity solutions to participants in the alternative asset industry through its end-to-end online platform, AltAccess. BCG’s products and services are designed to meet the unmet needs of mid-to-high net worth individual investors, small-to-midsize institutional investors, family offices and fund general partners. BCG’s bespoke liquidity solutions for otherwise illiquid alternative asset investments are delivered through proprietary technology and an innovative financing and trust structure.

BCG’s principal executive office is located at 325 N. Saint Paul St., Suite 4850, Dallas, Texas 75201, and its phone number is (214) 445-4700.

Beneficient Merger Sub I, Inc.

Merger Sub I, Inc. is a Delaware corporation and direct, wholly-owned subsidiary of BCG formed for the purpose of effecting the Avalon Merger. Merger Sub I owns no material assets and does not operate any business. In the Avalon Merger, Merger Sub I will merge with and into Avalon, with Avalon continuing as the surviving entity.

Merger Sub I’s principal executive office is located at 325 N. Saint Paul St., Suite 4850, Dallas, Texas 75201, and its phone number is (214) 445-4700.

Beneficient Merger Sub II, LLC

Merger Sub II, LLC is a Delaware limited liability company and direct, wholly-owned subsidiary of BCG formed for the purpose of effecting the LLC Merger. Merger Sub II owns no material assets and does not operate any business. In the LLC Merger, the Avalon Merger Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity.

Merger Sub II’s principal executive office is located at 325 N. Saint Paul St., Suite 4850, Dallas, Texas 75201, and its phone number is (214) 445-4700.

The Business Combination

The Business Combination Agreement provides for, among other things, the following transactions: (i) BCG will convert from a Delaware limited partnership to a Nevada corporation; (ii) Merger Sub I will merge with and into Avalon, with Avalon surviving the merger as a direct, wholly-owned subsidiary of Beneficient; and (iii) Avalon will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly-owned subsidiary of Beneficient. At the Conversion Effective Time, on the terms and conditions set forth in the Business Combination Agreement and in the Plan of Conversion, BCG shall convert into a Nevada corporation.

Prior to the Closing, BCG will be recapitalized, including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG Common Units, the Class B Common Units, and the existing common units will be renamed the Class A Common Units; (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH will convert certain Preferred A-1 Unit Accounts of BCH (“Preferred A-1 Unit Accounts”) to Class S Ordinary Units of BCH (“BCH Class S Ordinary Units”), which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH may convert certain of such Preferred C-1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”).

As a result of the Initial Recapitalization, one executive officer of BCG and the directors of its general partner will receive BCG Class B Units. These BCG Class B Units will be exchanged for Beneficient Class B common stock in the Conversion. The Beneficient Class B common stock will entitle such individuals to certain voting rights, including with respect to all matters on which stockholders of Beneficient generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share and the right to elect a majority of the Beneficient board of directors so long as they continue to hold a threshold number of shares of Beneficient Class B common stock. For additional information, see the section titled “Description of Securities of Beneficient – Common Stock.”

Following the Initial Recapitalization and Conversion and prior to the Closing, Beneficient agreed to execute a Contribution Agreement, pursuant to which the Company will contribute to Ben LLC, which will be a wholly-owned, direct subsidiary of BCG, and which will be formed by Beneficient, all of the BCH limited partnership interests and general partnership interests held by Beneficient.

At the Avalon Merger Effective Time, the following transactions are expected to occur:

•

Every issued and outstanding Avalon Unit outstanding immediately prior to the Avalon Merger Effective Time will be automatically detached into one share of Avalon Class A common stock and three-fourths (3/4) of one Avalon Warrant.

•

Each share of Avalon common stock issued and outstanding immediately prior to the Avalon Merger Effective Time (other than certain excluded shares, such as redeemed shares and shares held in treasury) that is not redeemed and each share of Avalon common stock included in the Avalon Units that is not redeemed will be cancelled and extinguished and automatically converted into, and the holders of Avalon common stock will be entitled to receive for each share of Avalon common stock, one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock; provided, that the Avalon Sponsor and other holders of the Avalon Class B common stock will not be entitled to receive any Beneficient Series A preferred stock in respect of such shares of Avalon Class B common stock.

•

Each outstanding Avalon Warrant, including all Avalon Warrants that were included in the Avalon Units, will, automatically and irrevocably, be assumed by Beneficient and modified to provide that such Avalon Warrant will no longer entitle the holder thereof to purchase one share of Avalon common stock as set forth therein and in substitution thereof such Avalon Warrant will entitle the holder thereof to acquire one share of Beneficient Class A common stock, subject to adjustments as provided in the Warrant Agreement, and one share of Beneficient Series A preferred stock; provided, that if an Avalon Private Warrant is exercised before the Series A Preferred Stock Conversion Date, the holder of such Avalon Private Warrant shall only receive Beneficient Class A common stock and shall not receive any Beneficient Series A preferred stock upon such exercise.

Shares of Beneficient Series A preferred stock shall be nonvoting, except as required by law, and have a liquidation preference equal to its par value of $0.001 per share. Each share of Beneficient Series A preferred stock that is then issued and outstanding will be convertible, at the option of the holder thereof, into one-fourth (1/4) of a Beneficient Class A common stock on the later of (i) 90 days after the Closing Date and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. Thereafter, Beneficient Series A preferred stock shall have no conversion rights and shall be subject to redemption at its liquidation preference per share at the option of Beneficient.

The Avalon Sponsor and certain BCG equity holders have entered into Lock-Up Agreements and are subject to extended transfer restrictions.

For more information about the Business Combination Agreement and the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal.”

Conditions to the Closing

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•	the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	after giving effect to the Transactions (including the Avalon Stockholder Redemption), Avalon shall have at least $5,000,001 of net tangible assets;

•	the required approval of the stockholders of Avalon shall have been obtained for the Avalon Merger among other matters;

•	the members of the board of directors of Beneficient shall be constituted as contemplated by the Business Combination Agreement;

•	the required approval of the sole stockholder of Merger Sub I, the sole member of Merger Sub II and the general partner of BCG shall have been obtained for the Avalon Merger and other Transactions;

•	certain holders of BCG shall have executed and delivered a lock-up agreement in favor of Beneficient and satisfactory to Ben and Avalon;

•

Beneficient’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and the shares of Beneficient Class A common stock, shares of Beneficient Series A preferred stock and Beneficient Warrants to be issued in respect of the Avalon Public Warrants in connection with the business combination shall have been approved for listing with Nasdaq (the “Nasdaq Listing Condition”);

•

the absence of any material adverse effect, or any change, event, effect, or occurrence that, individually or in the aggregate would result in a material adverse effect with respect to either Beneficient or Avalon;

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part in accordance with the provisions of the Securities Act;

•

no governmental entity shall have enacted, issued or entered any law or order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prohibits or prevents the consummation of the Transactions;

•	the accuracy of the representations and warranties of the other party to the Business Combination Agreement (subject to certain materiality standards set forth in the Business Combination Agreement);

•	material compliance by each of Avalon and Beneficient with its pre-Closing covenants; and

•

only with respect to Avalon’s condition to consummate the Avalon Merger and other Transactions, among other things, (x) the adoption of Beneficient’s organizational documents; (y) the consummation of the Conversion and Contribution by BCG; and (z) BCG shall have delivered to Avalon the audited financial statements of BCG as of and for the fiscal year ended December 31, 2021.

In addition, the obligations of Beneficient and Merger Sub I and Merger Sub II to consummate the Avalon Merger and other Transactions are also conditioned on (A) the completion of the Avalon Stockholder Redemption, and after the Avalon Stockholder Redemption, Avalon having at least 400 unrestricted round lot holders; (B) the resignation or removal of the directors and officers of Avalon; (C) the performance in all material respects of each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing; and (D) GWG effecting a consent to the Conversion and a lock up in favor of Beneficient, in a form reasonably acceptable to Avalon and Beneficient.

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Beneficient 2023 Long-Term Incentive Plan

The general partner of BCG has adopted, and following the Conversion and prior to the Closing, the Beneficient board of directors will ratify and adopt, the Beneficient 2023 Long-Term Incentive Plan, which was adopted by the Beneficient board of directors to be effective as of [●], 2023 (the “Effective Date”) (hereinafter called the “2023 Incentive Plan”). Under the 2023 Incentive Plan, subject to certain adjustments, the aggregate number of shares of Beneficient Class A common stock expected to be issuable under the 2023 Incentive Plan in respect of awards will be equal to 15% of the aggregate number of shares issued and outstanding determined as of the Effective Date, of which 100% of the available shares may be delivered pursuant to incentive stock options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of shares of Beneficient Class A common stock available under the 2023 Incentive Plan shall be increased so that the total number of shares issuable under the 2023 Incentive Plan shall be equal to the lesser of (i) 200,000,000 shares, and (ii) 15% of the total number of shares issued and outstanding, as determined as of the Adjustment Date, provided that no such adjustment shall have any effect on the ISO Limit, except for any adjustments summarized therein. Beneficient’s Compensation Policy (as defined herein), which will be effective upon the consummation of the Business Combination, will limit the number of awards that can be made each year pursuant to the 2023 Incentive Plan. For additional information, see the section titled “Executive Compensation — Compensation Policy.”

A copy of the 2023 Incentive Plan is included as Annex Q, to this proxy statement/prospectus. See the section titled “Beneficient 2023 Long-Term Incentive Plan” for additional information.

Other Agreements

The following agreements were entered into or will be entered into in connection with the Business Combination, the Business Combination Agreement and the other transactions contemplated thereby:

Assignment, Assumption and Amendment to Warrant Agreement

In connection with the Avalon Merger, Beneficient, Avalon and Continental Stock Transfer & Trust Company will enter into an Assignment, Assumption and Amendment to Warrant Agreement, pursuant to which Beneficient will assume the Warrant Agreement and all of the outstanding Avalon Warrants (the “Warrant Agreement Amendment”).

According to the terms of the Warrant Agreement, at the Avalon Merger Effective Time, each Avalon Warrant will automatically become a warrant to purchase, at an exercise price of $11.50 (subject to adjustment as discussed herein), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock, with each Avalon Public Warrant becoming a Beneficient Public Warrant and each Avalon Private Warrant becoming a Beneficient Private Warrant. Such assumption will be memorialized in the Warrant Agreement Amendment. In addition, the Warrant Agreement Amendment provides that holders of the Beneficient Private Warrants shall not receive any Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such warrant is exercised after the Series A Preferred Stock Conversion Date.

For more information on the Assignment, Assumption and Amendment to Warrant Agreement, see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Assignment, Assumption and Amendment to Warrant Agreement.”

Stockholders Agreement

In connection with the consummation of the Avalon Merger and the Transactions, Beneficient and BHI (“Class B Holder 1”), Hicks Holdings Operating, LLC (“Class B Holder 2”) and Bruce Schnitzer (“Class B Holder 3” and, together with Class B Holder 1 and Class B Holder 2, the “Class B Holders”) would enter into a Stockholders Agreement, which would become effective as of the Avalon Merger Effective Time. Pursuant to the Stockholders Agreement, so long as (i) the aggregate number of outstanding shares of Beneficient Class B common stock held by Class B Holders is at least twenty-five percent (25%) of the number of shares of Beneficient Class B common stock outstanding on the effective date of the Stockholders Agreement, or (ii) if the condition in preceding clause (i) is not satisfied, so long as the aggregate capital account balances with respect to the limited partner interests in BCH held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the effective date of the Stockholders Agreement (such condition, the “Class B Threshold”), then the Class B Holders will be entitled to elect the majority of the total number of authorized directors of Beneficient (the “Class B Directors”) in accordance with the provisions set forth therein and in the articles of incorporation of Beneficient proposed to be adopted upon the Conversion (the “Proposed Charter”).

•

Beneficient would be required to establish and maintain (i) a compensation committee of the board of directors, (ii) a nominating committee of the board of directors, (iii) an executive committee of the board of directors and (iv) a community reinvestment committee of the board of directors (collectively, the “Board Committees”). The Board Committees would have substantially similar powers and authority as the corresponding committees of the board of directors of Beneficient Management, L.L.C. as general partner of BCG, have immediately prior to the Conversion, except that the executive committee of the board of directors of Beneficient would have, subject to certain exceptions, plenary power of the board of directors. Pursuant to the Stockholders Agreement, each of the Board Committees would be comprised of four members, at least two of which would be Class B Directors. The majority of the Class B Directors would also have the right to designate the chair of each of the Board Committees.

•	The Class B Holders would have certain approval rights over company matters.

See the sections titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement” and “Stockholders Agreement.”

Registration Rights Agreement

In connection with the consummation of the Transactions, Beneficient and certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Registration Rights Agreement containing certain registration rights for their Beneficient Class A common stock. Under the Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the SEC does not permit Beneficient to register the resale of all of the Registrable Securities on the Form S-3 registration statement, Beneficient shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1. Holders of Registrable Securities shall be entitled to customary piggyback registration rights.

The Avalon Sponsor shall solely be entitled to piggyback registration rights under the Registration Rights Agreement and only if Beneficient files a registration statement on Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Registration Rights Agreement. Beneficient, at its option, may file a registration statement to register the exchange of Beneficient Class A common stock for securities transferred to the holders of interests in Beneficient Management Partners, L.P. (“BMP”), in which case shares of Beneficient Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

See the section titled “Registration Rights Agreement.”

B-1 and B-2 Holder Lock-Up Agreement

On or prior to the Closing, certain holders of Preferred Series B-1 and B-2 Unit Accounts who would become holders of Beneficient common stock as a result of the Conversion may enter into a lock-up agreement with Beneficient, pursuant to which each such holder agrees not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period. The applicable lock-up period begins as of the Closing and ends on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property; provided that 25% of such holder’s shares shall be released from lockup on each of the 91st, 181st and 271st day following the Closing.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — B-1 and B-2 Holder Lock-Up Agreement.”

Beneficient Legacy Holder Lock-Up Agreement

On or prior to the Closing, BCG, Beneficient and certain executive officers of BCG and directors of the general partner of BCG who would become holders of Beneficient common stock as a result of the Conversion would enter into a lock-up agreement with Beneficient, pursuant to which each such holder would agree not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period, provided that 250 shares of Beneficient common stock shall be free from lock-up for each holder. For such holders, the applicable lock-up period begins as of the Closing and ends on the earliest of (x) six (6) months after the date of the Closing, (y) the date after the 150th day following the Closing on which the closing price of Beneficient common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements —Beneficient Legacy Holder Lock-Up Agreement.”

Amendment to Letter Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, Avalon and Avalon Sponsor entered into the Amendment to Letter Agreement, and prior to the Closing, the officers and directors of Avalon shall enter into Amendments to Letter Agreement, under which the parties agreed, among other things, to amend those certain Letter Agreements, dated October 5, 2021 (the “Original Agreements”), with Avalon, to reflect the transactions contemplated by the Business Combination Agreement, including without limitation, by (i) adding Beneficient as a party to the Original Agreement and (ii) updating the defined terms of the Original Agreement to reflect the Business Combination and the transactions contemplated by the Business Combination Agreement.

Among other things, pursuant to the Original Agreements, the Avalon Sponsor, officers and directors of Avalon agreed not to transfer the shares of Avalon Class B common stock they held under the earliest of: (1) one year after the Closing, (2) the date following the Closing on which the Avalon completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Avalon’s stockholders having the right to exchange their shares of Avalon common stock for cash, securities or other property and (3) the date following the Closing that the closing price of Avalon’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Pursuant to the Amendment to Letter Agreement, such lockup provision will apply to the shares of Beneficient Class A common stock. The Avalon

Sponsor also consented to the amendment to the Beneficient Private Warrants to waive the right to receive Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the Securities Act with respect to the issuance of shares of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amendment to Letter Agreement.”

Sponsor Extended Lock-Up Agreement

In addition to the lock-up provisions in the Original Agreements, the Avalon Sponsor has agreed to an extended lock-up on certain shares. Concurrently with the execution of the Business Combination Agreement, BCG and the Avalon Sponsor entered into the Sponsor Extended Lock-Up Agreement, pursuant to which the Avalon Sponsor has agreed, among other things, that subject to certain exceptions, the Avalon Sponsor may not make a Prohibited Transfer (as defined in the Sponsor Extended Lock-Up Agreement) of 1,500,000 shares of Beneficient common stock to be received by such holder during the period commencing on the Closing and ending on the earliest of (x) December 31, 2029, (y) the date after December 31, 2024 on which the closing price of the Beneficient common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within any 30 trading day period following December 31, 2024, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property. Avalon Sponsor will be permitted to transfer such shares under the Sponsor Extended Lock-Up Agreement: (i) at a price greater than $18.00 per share beginning 180 days after the Closing, (ii) beginning on January 1, 2025, at a price of $10.50 or greater, and (iii) in each of 2028 and 2029, 20% of the shares initially covered by the Sponsor-Lockup at any price.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Extended Lock-Up Agreement.”

Founder Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, Beneficient Holdings Inc. (“BHI”) and Avalon entered into the Founder Voting and Support Agreement, under which BHI has agreed, among other things, that at each meeting of the limited partners of each of BCG and BCH and/or in connection with any written consent of such limited partners in which BHI is entitled to vote or consent, BHI will vote or consent its applicable interests (A) in favor of: (i) the adoption and approval of the Plan of Conversion, (ii) the approval of the Conversion, (iii) the approval of the Initial Recapitalization, and (iv) such other matters as BCG and Avalon mutually determine to be necessary or appropriate in order to effect BHI’s portion of the Initial Recapitalization, and (B) to vote the Securities (as defined in the Founder Voting and Support Agreement) in opposition to any other action or proposal involving Avalon that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement or the Plan of Conversion not being fulfilled.

The Founder Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient, Avalon and BHI, (ii) the effective time of the Avalon Merger (following the performance of the obligations of the parties hereunder required to be performed at or prior to the effective time of the Avalon Merger), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of BHI, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to BHI in a manner disproportionate to the other limited partners of BCG or BCH as a whole.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Founder Voting and Support Agreement.”

Sponsor Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG and the Avalon Sponsor entered into the Sponsor Voting and Support Agreement, pursuant to which the Avalon Sponsor has agreed, among other things, that at each meeting of the stockholders of Avalon and/or in connection with any written consent of the stockholders of Avalon in which Avalon Sponsor is entitled to vote or consent, Avalon Sponsor will vote or consent its applicable shares (A) in favor of: (i) the adoption and approval of the Business Combination Agreement, the Initial Recapitalization, the Conversion, Contribution and the Mergers, (ii) the amendment and restatement of the Avalon Certificate of Incorporation; (iii) the approval of the adoption of the 2023 Incentive Plan; (iv) to the extent required, the issuance of securities pursuant to the PIPE Investment (as defined herein) and the Asset PIPE Financing (as defined herein); (v) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (vi) any other proposals that are reasonably necessary or desirable to consummate the transactions contemplated by the Business Combination Agreement, and (B) in opposition to: (i) any Business Combination Proposal and (ii) any other action or proposal involving Beneficient that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled.

Effective at the Closing of the Avalon Merger, the Avalon Sponsor also consented to amend the Beneficient Private Warrants to waive the Avalon Sponsor’s right to receive Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the Securities Act with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

The Sponsor Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient and Avalon Sponsor, (ii) the Avalon Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Avalon Merger Effective Time), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of the Avalon Sponsor, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to the Avalon Sponsor in a manner disproportionate to the other stockholders of Avalon as a whole and which has not been approved by the Board of Directors.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Voting and Support Agreement.”

Certain Transactions Prior to the Consummation of the Business Combination

The following transactions shall occur prior to the consummation of the Business Combination as described above.

The Initial Recapitalization

The Business Combination Agreement provides that at or prior to the Avalon Merger Effective Time, the BCG Parties shall have consummated the Initial Recapitalization. The following is a summary of certain material terms of the transactions constituting the Initial Recapitalization, which will occur prior to the Conversion. For more information concerning the Initial Recapitalization, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Initial Recapitalization.”

(a)	Amendment to BCG Limited Partnership Agreement.

The limited partnership agreement of BCG will be amended to rename the BCG Common Units “Class A Common Units” (“BCG Class A Common Units”) and to create a new class of common units with the same rights and privileges of the BCG Class A Common Units called “Class B Common Units” (the “BCG Class B Common Units”).

(b)	BCH Preferred A-1 Conversion and Exchange for BCG Class B Common Units.

BHI, Bruce Schnitzer and Hicks Holdings Operating, LLC will enter into a conversion and exchange agreement with BCG and BCH pursuant to which they will convert BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1”) with an aggregate capital account balance of $191.4 million into an aggregate of 15,312,360 BCH Class S Ordinary Units, which will then be contributed to BCG in exchange for an aggregate of 15,312,360 BCG Class B Common Units.

(c)	BCH Preferred A-1 Conversion and Exchange for BCG Class A Common Units.

Bruce Schnitzer and Richard W. Fisher will also enter into conversion and exchange agreements with BCG and BCH pursuant to which Bruce Schnitzer and Richard W. Fisher will convert BCH Preferred A-1 interests with an aggregate capital account balance of $2,455,711 into an aggregate of 1,396,457 BCH Class S Ordinary Units, which will be contributed to BCG in exchange for an aggregate of 1,396,457 BCG Class A Common Units.

(d)	Potential BCH Preferred C-1 Option to Convert and Exchange for BCG Class A Common Units.

As a part of the Initial Recapitalization, the holders of Preferred Series C Subclass 1 Unit Accounts (“BCH Preferred C-1”) may be offered the option to contribute their BCH Preferred C-1 Unit Accounts with an aggregate capital account balance of $205,200,000 to BCG in exchange for BCG Class A Common Units at a price of $12.50 per BCG Class A Common Unit for a total of up to 16,416,000 BCG Class A Common Units. Pursuant to the Series C Unit Purchase Agreement, dated July 15, 2020, between BCG, BCH and GWG Holdings, Inc. (the “Unit Purchase Agreement”), if still outstanding, such BCH Preferred C-1 would otherwise convert into Beneficient Class A common stock following the Avalon Merger at the lower of (i) the volume-weighted average trading price of Beneficient Class A common stock for the 20 trading days following the Closing and (ii) $12.75 (which, following the Conversion of every four BCG Class A Units into five Beneficient Class A common stock in the Conversion, would be reduced to $10.20 per share of Beneficient Class A common stock). Pursuant to the limited partnership agreement of BCH, for every share of Beneficient Class A common stock issued by Beneficient, including in connection with the contribution and exchange of BCH Preferred C-1, Beneficient (or following the Contribution, Ben LLC) shall receive one BCH Class A Unit.

The Conversion

Following the Initial Recapitalization and prior to the Closing Date, BCG will convert from a Delaware limited partnership to a Nevada corporation pursuant to certificates of conversions to be executed and filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, and BCG shall continue as the resulting corporation of the Conversion and change its name to “Beneficient.” At the effective time of the Conversion:

(i)	each outstanding BCG Class A Common Unit will be converted into 1.25 shares of Beneficient Class A common stock;

(ii)	each outstanding BCG Class B Common Unit will be converted into 1.25 shares of Beneficient Class B common stock;

(iii)

the outstanding Preferred Series B-2 Unit Accounts of BCG (the “BCG Preferred Series B-2 Unit Accounts”) will convert into Beneficient Class A common stock at a 15% discount or, if after December 31, 2022, a 20% discount, to the valuation of Beneficient Class A common stock resulting from the Conversion, as determined by the general partner of BCH acting in good faith, which is expected to be $10.00 per share of Beneficient Class A common stock; and

(iv)	The BCG Special Voting Units, the BCG General Partner Interest and the General Partner Units representing the General Partner Interest in BCG would each be extinguished.

For more information concerning the Conversion, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

The Contribution

Following the Initial Recapitalization and the Conversion and prior to the Closing, Beneficient will contribute to Ben LLC all of the BCH limited partnership interests and general partnership interests held by Beneficient. In connection with the Contribution, the First Amended and Restated Limited Liability Company Agreement of Ben LLC will be adopted, the form of which is attached as Annex N to this proxy statement/prospectus (the “Ben A&R LLCA”). The Ben A&R LLCA will become effective following the Conversion and upon consummation of the Contribution.

The Ben A&R LLCA authorizes Ben LLC to, among other things, issue additional limited liability company securities and options, rights, warrants and appreciation rights relating to Ben LLC securities for any purpose relating to Ben LLC at any time Ben LLC’s managing member determines, without the approval of non-managing members except as otherwise provided in any subsequent interest designation approved by the Ben LLC managing member. Each additional membership interest authorized to be issued may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of units), as determined by the Company, as managing member.

For more information concerning the Contribution, see the sections titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” and “Description of the First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C.”

Organizational Structure

Post-Business Combination Structure

The diagram below illustrates what the ownership of Beneficient will look like immediately following the closing of the Business Combination.

[1]	See the section titled “Capitalization” for more details on the current and proforma classes and series of securities of Beneficient and its subsidiaries.
[2]

Certain Texas and Kansas charities (which we refer to as “Charities” or “Economic Growth Zones”) are the ultimate beneficiaries of the Customer ExAlt Trusts. For ExAlt Loans originated prior to December 7, 2021, for every $0.95 paid on each such ExAlt Loan, $0.05 is also distributed by the Customer ExAlt Trusts to a Charity. For ExAlt Loans originated on or after December 7, 2021, for every $1.00 the Customer ExAlt Trusts earn on its ownership of the exchanged Alternative Asset, $.025 is distributed by the Customer ExAlt Trusts to an Economic Growth Zone.

[3]

BMP, which is owned by certain of Beneficient’s directors and senior employees, is a holder of equity interests in BCH described as Subclass 1 FLP Unit Accounts of BCH (“BCH FLP-1 Unit Accounts”), BCH Class S Ordinary Units and BCH Class S Preferred Units under the BCH LPA.

[4]

BHI, a Related Entity (as defined herein), is a holder of equity interests in BCH and owns a majority of the BCH Class S Ordinary Units, Class S Preferred Units, Preferred Series A Subclass 0 Unit Accounts, Preferred Series A Subclass 1 Unit Accounts and all of the Subclass 1 FLP Unit Accounts of BCH (“BCH FLP-2 Unit Accounts”) and Subclass 3 FLP Unit Accounts of BCH (“BCH FLP-3 Unit Accounts”), as described in the BCH LPA.

[5]

Ben Liquidity is our primary business line operating subsidiaries (each operating subsidiary is referred to as a “Ben Business Unit” and, collectively, the “Ben Business Units”). Our other Ben Business Units are our complementary business lines, Ben Custody and Ben Markets.

The following table summarizes the pro forma economic ownership and voting power of Beneficient common stock immediately following the Avalon Merger Effective Time based on the varying levels of redemptions of Avalon Class A common stock. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Share Ownership in Beneficient Class A Common Stock and Beneficient Class B Common Stock(1)
	No Redemptions			50% Redemptions			Maximum Redemptions(2)
	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%
Equity holders of Beneficient prior to the Avalon Merger(3)	221,909,144	87.7%	92.7%	221,909,144	92.4%	95.6%	221,909,144	97.6%	98.7%
Avalon public stockholders(4)	26,069,062	10.3%	6.1%	13,131,562	5.5%	3.2%	194,063	0.1%	0.0%
Shares held by Avalon Sponsor and other Founder Shares	5,175,000	2.0%	1.2%	5,175,000	2.2%	1.3%	5,175,000	2.3%	1.3%

Total	253,153,206	100%	100%	240,215,706	100%	100%	227,278,207	100%	100.0%

(1)	Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock.
(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)

Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing. Also includes an aggregate of 19,140,451 shares of Beneficient Class B common stock which will entitle the holder thereof to 10 votes per share. For additional information, about the shares of Beneficient Class B common stock, see the section titled “Description of Securities of Beneficient – Common Stock.” Also includes 20,520,000 shares of Beneficient Class A common stock issuable upon an assumed conversion of the BCH Preferred C-1 Unit Accounts in connection with the Conversion at conversion price of $10.00 per share of Beneficient Class A common stock.

(4)

Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

For more information concerning the ownership of Beneficient following the Business Combination, see the sections titled “Capitalization,” “Description of Securities of Beneficient,” “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings L.P.,” “Description of Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.,” and “Description of the First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C.”

Furthermore, it is anticipated that, following the completion of the Business Combination, the voting power of holders of Beneficient Class A common stock and Beneficient Class B common stock will be as set forth in the table below based on the assumed varying levels of redemptions of Avalon Class A common stock. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Percent Voting Power of Holders of Beneficient Class A Common Stock and Beneficient Class B Common Stock(1)
	No Redemptions	50% Redemptions	Maximum Redemptions(2)
Holders of Beneficient Class A common stock	55.0%	53.6%	52.1%
Holders of Beneficient Class B common stock(3)	45.0%	46.4%	47.9%

Total	100%	100%	100%

(1)

Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock. Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing. Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)

Represents the voting power of Beneficient Class B common stock held by BHI, Bruce W. Schnitzer, and Hicks Holdings Operating, LLC. Includes an aggregate of 19,140,451 shares of Beneficient Class B common stock which will entitle the holder thereof to 10 votes per share. For additional information, about the shares of Beneficient Class B common stock, see the section titled “Description of Securities of Beneficient – Common Stock.”

Beneficient Company Holdings, L.P. Interests

Following the Transactions, the Company’s only cash generating assets will consist of the interests it owns, indirectly through Ben LLC, in its non-wholly owned subsidiary, BCH. Therefore, the Company’s cash flow and resulting ability to make distribution to its stockholders will be completely dependent on the ability of BCH to make distributions to its partners, including Ben LLC, and the terms and provisions of the BCH Eighth A&R LPA. Because the Company has a holding company structure, as an interest in the Company, Beneficient Class A common stock and Beneficient Series A preferred stock will be structurally subordinated to interests in BCH, including creditors and holders of certain equity interests. Immediately following completion of the Initial Recapitalization, Conversion, Contribution and the Avalon Merger, the limited partner interests in BCH will be comprised of five classes designated as BCH Class A Units, which will be owned indirectly by the Company through Ben LLC, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP Unit Accounts (subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts, BCH FLP-3 Unit Accounts) and BCH Preferred Series Unit Accounts (subdivided into BCH Preferred Series A Subclass 0 Unit Accounts, BCH Preferred Series A Subclass 1 Unit Accounts and BCH Preferred Series C Subclass 1 Unit Accounts (the “BCH Preferred C-1 Unit Accounts”)). BCH may issue securities in the future that will be senior to the BCH Class A Units indirectly owned by the Company. The limited partner interests in BCH held by our founder, directors and other significant holders are entitled to certain allocations, distributions, preferred returns, conversion and other rights and preferences in the BCH Seventh A&R LPA as well as those that will be set forth in the BCH Eighth A&R LPA.

Each of the BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”), BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are entitled to quarterly preferred returns pursuant to the BCH Seventh A&R LPA and will also be entitled to such returns under the BCH Eighth A&R LPA, subject to a limited waiver and deferral of such return for the BCH Preferred A-1 Unit Accounts and BCH Class S Preferred Units. In connection with such preferred returns, the holders receive allocations to their capital accounts and to a hypothetical capital account, upon which the future quarterly returns are calculated. The hypothetical capital accounts represent a significant implicit value to the holders of these interests and have priority over the BCH Class A Units held indirectly by the Company. In addition, the holder of the BCH FLP-1 Unit Accounts and, following the adoption of the BCH Eighth A&R LPA, the holder of the BCH FLP-2 Unit Accounts, will receive, upon an upward adjustment of the carrying value of the BCH assets, an allocation of up to approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and the BCH Class S Units which will result in the issuance of additional BCH Class S Ordinary Units to such holders. An upward adjustment to the carrying value of the BCH assets will occur as a result of the consummation of the Business Combination and such amount is expected to be material; however, the number of BCH Class S Ordinary Units that may be issued will be limited by the compensation policy to be adopted by the Company in connection with the consummation of the Business Combination.

The BCH Class A Units that will be held indirectly by the Company are subject to the preferences to other classes of BCH limited partner interests, including the prior right to receive any distributions from BCH. These other classes of BCH limited partner interests described above that will have priority over the BCH Class A Units are primarily held, directly, or indirectly, by the Company’s officers, directors and existing equityholders. For additional information, see the sections titled “Capitalization” and “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

Board of Directors and Management of Beneficient Following the Business Combination

As of the Closing, the Beneficient board of directors will be comprised of 9 directors selected by BCG, Brad K. Heppner, Emily Bowersock Hill, Thomas O. Hicks, Peter T. Cangany, Jr., Richard W. Fisher, James G. Silk, Dennis P. Lockhart, Derek L. Fletcher and Bruce W. Schnitzer, and two directors to be named by Avalon, who shall be reasonably acceptable to BCG, [●] and [●].

Upon consummation of the Business Combination, the following individuals will serve as executive officers of Beneficient: Brad K. Heppner (Chief Executive Officer), Derek L. Fletcher (President & Chief Fiduciary Officer), James G. Silk (Executive Vice President & Chief Legal Officer), Jeff Welday (Global Head of Originations & Distribution), Gregory W. Ezell (Chief Financial Officer), Maria S. Rutledge (Chief Technology Officer), Scott Wilson (Chief Underwriting Officer) and Samuel Hikspoors (Chief Risk Officer). See the sections titled “Where You Can Find Additional Information” and “Management After the Business Combination” for additional information.

Interests of Certain Avalon Persons in the Business Combination

When considering the recommendation of the Board of Directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, the Avalon Sponsor has other interests in the Business Combination that are different from, or in addition to, those of other Avalon stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Avalon stockholders that they approve the Business Combination. Avalon stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•

Avalon’s directors and officers and the Avalon Sponsor have waived their right to redeem any Avalon common stock held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Avalon Sponsor paid an aggregate of $25,000 for the 5,175,000 shares of Avalon Class B common stock, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $52,371,000 based on the closing price of $10.12 per public share on Nasdaq on November 30, 2022;

•

the fact that Avalon Sponsor and Avalon’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Avalon fails to complete an initial business combination by January 8, 2023, or until July 8, 2023 if Avalon extends the period of time to consummate an initial business combination by the full amount of time;

•

the fact that Avalon Sponsor, in which all but one of Avalon’s directors and officers hold a direct or indirect interest, purchased an aggregate of 8,100,000 Avalon Private Warrants in a private placement from Avalon for an aggregate purchase price of $8,100,000 (or $1.00 per warrant), each of such Avalon Private Warrants is exercisable commencing on the later of 12 months from the closing of Avalon’s IPO and 30 days following the Closing of the Business Combination for one share of Avalon Class A common stock at $11.50 per share; if Avalon does not consummate an initial business combination by January 8, 2023 or until July 8, 2023 if Avalon extends the period of time to consummate an initial business combination by the full amount of time, then the proceeds from the sale of the Avalon Private Warrants will be part of the liquidating distribution to the public stockholders and the Avalon Private Warrants held by the Avalon Sponsor will be worthless; the Avalon Private Warrants held by the Avalon Sponsor had an aggregate market value of approximately $445,000 based upon the closing price of $0.0550 per warrant on Nasdaq on November 30, 2022;

•

[●] and [●] of Avalon are expected to be directors of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Beneficient board of directors determines to pay to them, and any applicable compensation as described under section “Director Compensation”;

•

if the Trust Account is liquidated, including in the event Avalon is unable to complete an initial business combination within the required time period, the Avalon Sponsor has agreed that it will be liable to Avalon if and to the extent any claims by a third-party (other than Avalon’s independent registered public accounting firm) for services rendered or products sold to Avalon, or a prospective target business with which Avalon has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.15 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Avalon’s indemnity of the underwriters of Avalon’s IPO against customary liabilities, including liabilities under the Securities Act;

•

Chalice Fund LP, a private equity fund affiliated with Donald H. Putnam and S. Craig Cognetti, holds $12.5 million of outstanding principal amount of L Bonds due 2023 of GWG Life, LLC (“L Bonds”) and 500,000 shares of GWG Holdings common equity. 53% of the assets are held for Chalice investors and 47% is held for former Chalice investors. The completion of the Business Combination may allow GWG to sell its share of Beneficient and subsequently repay the L Bonds and provide liquidity for its common equity; and

•

Grail Partners LLC, the general partner of the Chalice Fund and a firm affiliated with Avalon, holds 1.0 million common shares of BCG Class A Common Units. The shares are held as security for $7.0 million in debt.

At any time prior to the Avalon Special Meeting, during a period when they are not then aware of any material non-public information regarding Avalon or its securities, the Avalon Sponsor, Avalon’s directors and officers, Beneficient and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Avalon common stock or vote their shares in favor of the Business Combination. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Avalon Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they may include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares and warrants, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on Avalon common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Avalon Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Avalon Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Avalon will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Avalon Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Avalon and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections titled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Avalon Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Interests of Certain Beneficient Persons in the Business Combination

You should be aware that, aside from their interests as equity holders of BCG, the executive officers of BCG and the directors of its general partner have other interests in the Business Combination. Avalon stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•	The executive officers of BCG and the board of directors of its general partner will receive certain interests in connection with the Initial Recapitalization as discussed below.

•	BCH Preferred A-1 Conversion and Exchange for BCG Class B Common Units.

Beneficient Holdings Inc., Bruce W. Schnitzer and Hicks Holdings Operating, LLC will enter into a conversion and exchange agreement with BCG and BCH pursuant to which BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC will convert BCH Preferred Series A Subclass 1 Unit Accounts with an aggregate capital account balance of $191.4 million into BCH Class S Ordinary Units at a price of $12.50 per BCH Class S Ordinary Unit, or an aggregate of 15,312,360 BCH Class S Ordinary Units. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a one-for-one basis, such that following such exchange, BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC would hold approximately 15,312,360 million BCG Class B Common Units. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC.

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class B Units Received
BHI	$177,194,830	14,175,586	14,175,586
Bruce W. Schnitzer	$987,605	79,008	79,008
Hicks Holdings Operating, LLC	$13,222,077	1,057,766	1,057,766

Total	$191,404,512	15,312,360	15,312,360

•	BCH Preferred A-1 Conversion and Exchange for BCG Class A Common Units.

Bruce W. Schnitzer and Richard W. Fisher will also enter into conversion and exchange agreements with BCG and BCH pursuant to which Bruce W. Schnitzer and Richard W. Fisher will convert additional BCH Preferred A-1 interests into BCH Class S Ordinary Units and contribute them to BCG in exchange for BCG Class A Common Units. In connection with such conversions and exchanges, pursuant to a pre-existing arrangement by BCG and BCH with each of Bruce W. Schnitzer and Richard W. Fisher, each of Bruce W. Schnitzer and Richard W. Fisher will receive an additional $7,500,000 in value upon conversion of their BCH Preferred A-1 interests into BCH Class S Ordinary Units, resulting in Bruce W. Schnitzer converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $1.11 per BCH Class S Ordinary Unit and Richard W. Fisher converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $2.33 per BCH Class S Ordinary Unit. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a 1:1 basis. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of Bruce W. Schnitzer and Richard W. Fisher. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — Initial Recapitalization.”

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class A Units Received
Bruce W. Schnitzer	$734,053	658,724	658,724
Richard W. Fisher	$1,721,658	737,733	737,733

Total	$2,455,711	1,396,457	1,396,457

•

As a result of the Initial Recapitalization, one executive officer of BCG and the directors of its general partner will receive BCG Class B Units. These BCG Class B Units will be exchanged for Beneficient Class B common stock in the Conversion. The Beneficient Class B common stock will entitle such individuals to certain voting rights, including with respect to all matters on which stockholders of Beneficient generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share and the right to elect a majority of the Beneficient board of directors so long as they continue to hold a threshold number of shares of Beneficient Class B common stock. For additional information, see the section titled “Description of Securities of Beneficient – Common Stock.”

•

The holders of Beneficient Class B common stock will also enter into the Stockholders Agreement with the Company, which will provide that, for so long as the Class B Holders hold the threshold number of shares of Beneficient Class B common stock, they shall be entitled to elect the Class B Directors and will have the right to designate the chairperson and vice chairperson of the Beneficient board of directors. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of a director designated by holders of Beneficient Class B common stock, the applicable designating holder of Beneficient Class B common stock will have the right to designate a replacement to fill such vacancy. The Stockholders Agreement also includes certain protective provisions on behalf of the holders of the Beneficient Class B common stock such as Beneficient will agree not to authorize, approve or ratify certain matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock, including (but not limited to) certain actions related to Ben LLC, Beneficient, and the Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH Partnership Agreement”), and additional issuances of any shares of Beneficient Class B common stock. For additional information, see the section titled “Stockholders Agreement.”

•

Brad K. Heppner, Emily Bowersock Hill, Thomas O. Hicks, Peter T. Cangany, Jr., Richard W. Fisher, James G. Silk, Dennis P. Lockhart, Derek L. Fletcher and Bruce W. Schnitzer of the board of directors of the general partner of BCG are expected to be directors of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Beneficient board of directors determines to pay to them, and any applicable compensation as described under the section titled “Director Compensation”.

•

Brad K. Heppner, Derek L. Fletcher, James G. Silk, Jeff Welday, Gregory W. Ezell, Maria S. Rutledge, Scott Wilson and Samuel Hikspoors currently serve as executive officers of BCG and are expected to be executive officers of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration, and any applicable compensation as described under the section titled “Executive Compensation”.

•

Following the Conversion, the BCG REU awards under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time, which provides for the issuance of BCG Class A Common Units upon settlement of the REUs, would be settled instead with Beneficient Class A common stock at a ratio of 1.25 shares of Beneficient Class A common stock for each BCG Class A Common Unit underlying the REUs. The following executive officers of BCG or directors of its general partner will have REUs settle on or about the Closing.

Name	Number of REUs	Underlying Shares of Beneficient Class A Common Stock
Brad K. Heppner	549,781	687,227
Richard W. Fisher	53,869	67,337
Thomas O. Hicks	46,737	58,421
Bruce W. Schnitzer	53,869	67,337
Gregory W. Ezell	60,039	75,049
Derek L. Fletcher	95,300	119,125
Samuel Hikspoors	31,318	39,148
Maria S. Rutledge	33,355	41,694
James G. Silk	27,332	34,165
Jeff Welday	67,604	84,505
Scott Wilson	51,105	63,881

Total	1,070,309	1,337,889

•

On April 1, 2022, BCG granted 410,102 REUs to employees and a certain director, of which 19,457 have been forfeited. The awards are subject to service-based vesting over a multi-year period from the grant date, subject to a performance condition. The performance condition is the occurrence of an “Initial Listing Event,” as defined in the form of the award agreement. The consummation of the Business Combination will satisfy the performance condition contained in the awards to such employees and director.

•

Thomas O. Hicks was granted 515,000 REUs in 2020. This award is subject to a performance condition based upon a liquidity event. The consummation of the Business Combination will satisfy the performance condition contained in such award to Mr. Hicks.

•

We will enter into indemnification agreements with our directors and executive officers, a form of which is attached as Exhibit 10.29 to this proxy statement/prospectus. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. For more information, see the section titled “Indemnification of Directors, Officers and Employees.”

•

In accordance with applicable rules of the Treasury Regulations and the terms of the BCH Seventh A&R LPA and the BCH Eighth A&R LPA, upon consummation of the Business Combination, the “carrying value,” or adjusted basis for U.S. federal income tax purposes, of the assets of BCG and its subsidiaries, including BCH, will be adjusted to equal their respective fair market values. The BCH Eighth A&R LPA amended the allocation provisions to include an allocation to the holders of the BCH FLP-2 Unit Accounts and will provide that in the event of an upward carrying value adjustment, the BCH FLP-2 Unit Accounts (50.5%) and the BCH FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of the then outstanding BCH Class A Units and the BCH Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding BCH Class A Units and the BCH Class S Units. In accordance with the terms of the BCH Eighth A&R LPA, immediately after such allocation, the amount allocated is converted to BCH Class S Ordinary Units based upon the closing price of one share of Beneficient Class A common stock on the primary exchange on which such shares are listed, or if Beneficient Class A common stock is not listed on a national exchange, the closing price as quoted on the automated quotation system on which Beneficient Class A common stock is quoted. The BCH Class S Ordinary Units are convertible into Beneficient Class A common stock on a 1-for-1 basis. The BCH FLP-1 Unit Accounts are held by BHI, a Related Entity. The BCH FLP-2 Unit Accounts are held by BMP, which is primarily owned by officers and employees of BCG and its subsidiaries. The consummation of the Business Combination will result in an upward adjustment of the carrying value, or adjusted basis for U.S. federal income tax purposes, of the assets of BCH of approximately $390.8 million. Pursuant to the terms of the BCH Eighth A&R LPA, which will be effective upon the consummation of the Business Combination, approximately 39 million Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the limitations of the Compensation Policy to be effective upon the consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Business Combination will be limited; however, any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. For additional information, see the section titled “Executive Compensation – Compensation Policy.” S Subject to the limitation of the compensation policy, it is anticipated that 1.51 million BCH Class S Ordinary Units with a capital account balance of $15.15 million will be issued to BHI and 1.49 million BCH Class S Ordinary Units with a capital account balance of $14.85 million will be issued to BMP as a result of an adjustment to the carrying value adjustment. For more information, see the section titled “Description of the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.”

See the sections titled “Risk Factors,” “The Business Combination Proposal — Interests of Certain Beneficient Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

The Avalon Board of Directors’ Recommendation of and Reasons for the Business Combination

On September 15, 2022, Avalon’s Board of Directors (i) determined that the Business Combination was advisable and in the best interests of Avalon and its stockholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that the stockholders of Avalon approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).

Avalon’s Board of Directors considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Avalon’s Board of Directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Avalon’s Board of Director may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, Avalon’s Board of Directors considered the results of the due diligence conducted by its management and advisors, which included:

•

extensive meetings and calls with Beneficient’s management team regarding, among other things, financial model, target market, underwriting process, distribution plans, corporate parent issues, and technology;

•	extensive meetings and calls with Beneficient’s advisors including Haynes and Boone, LLP (“Haynes and Boone”) and Lazard Frères & Co. (“Lazard”);

•	multiple visits to Beneficient’s headquarters in Dallas, Texas;

•	industry and market research, including conversations with industry experts and executives and the team and insights of the board’s extensive history in the industry;

•	review of material contracts, capital structure and other documentation including but not limited to those relating to regulatory compliance, HR and other legal matters;

•	operational due diligence, including review of underwriting process, technology, distribution plans, and portfolio monitoring processes;

•	financial, tax and public company readiness due diligence, including a review of Beneficient’s financial statements and internal reports provided by Beneficient’s management;

•	consultation with Beneficient’s management and its legal counsel and financial advisors;

•	review of Beneficient-published online, print and social media content; and

•	review of certain operating and financial and valuation benchmarking materials compiled by the management team.

In the prospectus for Avalon’s IPO, Avalon identified the following general investment criteria to screen for and evaluate potential acquisition targets (although we indicated we may pursue opportunities outside of this scope):

•	Fundamentally sound business that could benefit from being a publicly traded company;

•	Strong, experienced management team in place, or represents a platform to assemble an effective management team with a track record of driving innovation, growth and profitability;

•	Leading edge technology, innovative business strategy or differentiated products and services that create a sustainable competitive advantage;

•	Strong customer and brand loyalty demonstrated by repeat clients and recurring revenue;

•

Poised for significant revenue and profitability growth through execution of its business plan and application of innovative technology or potential for inorganic growth through transformative acquisitions and a sustainable M&A strategy;

•

If an earlier-stage company, one that exhibits the potential to change the industries in which they participate, and it offers the potential of sustained high levels of revenue growth with an articulated path to profitability; and

•	Unrecognized value that can be unlocked through a partnership with our team and network.

These criteria were not intended to be exhaustive. Avalon stated in its prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as on other considerations, factors and criteria that management may deem relevant.

In considering the Business Combination, Avalon’s management team concluded that it met all of the above criteria. In particular, the Board of Directors considered the following positive factors, although not weighted or in any order of significance:

•

Beneficient targets a large and growing underserved market: Transaction volume in the U.S. secondary liquidity market was approximately $143 billion[7] in 2021, growing from approximately $24 billion[8] in 2011 at a compound annual growth rate of 19.5% during the 10-year period. Beneficient’s model is to target small-to-medium size institutional investors and medium-to-high net worth individual investors. Beneficient believes that these investors do not have access to liquidity for their products except at extremely high discounts, if at all. This segment of the market has an estimated $51 billion in annual liquidity demand.

•

Proprietary Technology Enabled Solution Advantage: To our knowledge, Beneficient’s platform is the industry’s first secure, online liquidity portal and the only end-to-end platform. The platform produces a price certain quote in days and full liquidity in 30 days. This is compared to a lengthy, potentially months long process that is not price certain.

•

Strong Management Team and Board of Directors: Beneficient’s Chief Executive Officer has successfully started and led multiple firms in the alternative asset management industry. The senior management team has strong leaders managing each department and is public company ready. The management team is supported by a board of directors that includes leaders from various segments of the financial services industries.

•

Scalable Business Model with Strong Recurring Revenue: The AltAccess platform is highly scalable and allows Beneficient to handle billions of dollars in annual transactions. As volume on the platform increases, Beneficient is poised to capture additional fee income, including recurring custody fees, at high incremental margins.

•

Unique Regulatory Framework with First Mover Advantage: The Technology-Enabled Fiduciary Financial Institution (“TEFFI”) license offers Beneficient unique advantages including a two-year head start in the industry.

•

Financial Services with Financial Results: Beneficient has financed transactions that delivered liquidity on approximately $1.1 billion in net asset value of alternative assets since 2017. Upon completion of the Business Combination, Beneficient would be removed from the shadow of its former corporate parent and will be positioned to significantly increase its earnings growth trajectory.

•

Benefits from access to Public Markets: Beneficient would be positioned to access public market financing to accelerate and expand its liquidity options for customers to increase. As the Company expands its liquidity options, it is positioned to add ancillary fee-based products and services.

[7]	Setter Capital Volume Report FY 2021.
[8]	Coller Capital Private Equity Secondary Market Report 2017.

Avalon’s Board of Directors believes Beneficient is well-positioned to be a public company in terms of scale and size, and that public equity investors will understand and value the Company.

Following completion of the Business Combination, Beneficient will continue to be led by the same proven senior management team as prior to the Business Combination.

Avalon’s Board of Directors believes Avalon would be a value-added partner to Beneficient given the experience of Avalon’s management team and board members in the financial services space.

Avalon’s Board of Directors believes that if Beneficient is successful in scaling its business, then Avalon stockholders will have acquired shares in Beneficient at an attractive valuation.

Avalon’s Board of Directors believes, after a thorough review of other business combination opportunities reasonably available to Avalon, that the Business Combination represents an attractive potential business combination for Avalon.

The terms and conditions of the Business Combination Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.

Avalon’s Board of Directors considered that Beneficient’s existing equity holders would continue to be significant stockholders of Beneficient after the Closing of the Business Combination.

In the course of its deliberations, in addition to the various other risks associated with the business of Beneficient, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, Avalon’s Board of Directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	Macroeconomic uncertainty, including with respect to public and private markets, and the effects they could have on Beneficient’s revenues and financial performance.

•	The risk that Beneficient may not be able to execute on its business plan and deliver the desired financial results.

•	Beneficient’s brand and reputation are critical to its success, and any publicity that portrays Beneficient negatively, regardless of accuracy, could adversely impact operating results.

•	The risk that Avalon’s Board of Directors and advisors may not have properly valued Beneficient’s business.

•

The risks and costs to Avalon if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Avalon being unable to effect a business combination within the completion window, which would require Avalon to liquidate.

•

The risk that Avalon stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including to vote against the Business Combination Proposal at the Avalon Special Meeting or redeem their shares of Avalon Class A common stock.

•	The fact that completion of the Business Combination is conditioned on the satisfaction of a number of closing conditions that are not within Avalon’s control.

•	The fact that the holders of Beneficient Class B common stock would have the right to appoint a majority of the board of directors of the combined company.

•

The terms of the Business Combination Agreement provide that Avalon will not have any surviving remedies against Beneficient or its equity-holders after the Closing to recover for losses as a result of any inaccuracies or breaches of Beneficient’s representations, warranties or covenants set forth in the Business Combination Agreement. Avalon’s Board of Directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity-holders of Beneficient will be, collectively, the majority equity-holders in the combined company.

•	The fees and expenses associated with completing the Business Combination.

•

The Business Combination Agreement includes a non-solicit provision prohibiting Avalon from initiating, discussing, or making transaction proposals which could lead to an alternative business combination.

•	The fact that existing Avalon stockholders will hold a minority position in Beneficient following completion of the Business Combination.

•	The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	The risk that holders of Avalon Class A common stock would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	The risk that the potential diversion of Beneficient’s management and employee attention as a result of the Business Combination may adversely affect Beneficient’s operations.

•

As Beneficient has not previously been a public company, Beneficient may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Beneficient will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

•	The risk that the Business Combination could be a taxable transaction to Avalon stockholders and holders of Avalon Warrants.

For a more complete description of Avalon’s reasons for the approval of the Business Combination and the recommendation of the Board of Directors, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Avalon Board of Directors’ Recommendation of and Reasons for the Business Combination.”

Redemption Rights

If you are a holder of Avalon Class A common stock, you have the right to redeem such shares for a pro-rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Avalon’s IPO, as of two business days before the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay taxes, if any) upon the closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of Avalon Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption concerning more than 15% of the Avalon Class A common stock.

Furthermore, as provided by the Avalon Certificate of Incorporation, Avalon may not redeem shares of Avalon Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Business Combination and after payment of $7,245,000 in deferred underwriter’s fees and commissions. If accepting all properly submitted redemption requests would cause Avalon’s net tangible assets to be less than $5,000,001 or such greater amount necessary to satisfy a closing condition as described above, Avalon will not proceed with such redemption and the Business Combination and may instead search for an alternate business combination.

Holders of the outstanding Avalon Warrants do not have redemption rights concerning such warrants in connection with the transactions contemplated by the Business Combination Agreement.

You may exercise your redemption rights whether you vote your Avalon Class A common stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Avalon Class A common stock and will no longer be stockholders, and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Avalon Class A common stock and public stockholders, the trading market for Avalon Class A common stock may be less liquid than the market for Avalon Class A common stock before the Business Combination, and Avalon may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Beneficient’s business will be reduced and the amount of working capital available to Beneficient following the Business Combination may be reduced. Your decision to exercise your redemption rights concerning Avalon Class A common stock will have no effect on the Avalon Warrants you may also hold.

If you are a holder of Avalon Class A common stock and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case until the date that is two business days before the initially scheduled vote to approve the Business Combination. Accordingly, you have until two business days before the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro-rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $211 million, or approximately $10.18 per share, as of September 30, 2022). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Avalon’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote for the Business Combination Proposal or the Adjournment Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Avalon’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

Any request for redemption, once made by a holder of Avalon Class A common stock, may be withdrawn at any time up to two business days before the vote on the Business Combination Proposal at the Avalon Special Meeting. If you deliver your shares for redemption to Avalon’s transfer agent and later decide, before the Avalon Special Meeting, not to redeem your shares, you may request that Avalon’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s Avalon Class A common stock have been delivered electronically to the transfer agent no later than two business days before the initially scheduled vote to approve the Business Combination.

If a holder of Avalon Class A common stock properly requests redemption and the Avalon Class A common stock are delivered to Avalon’s transfer agent no later than two business days before the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Avalon will redeem these shares for a pro-rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Avalon Class A common stock for cash.

Certain Material U.S. Federal Income Tax Consequences

For a description of certain material U.S. federal income tax consequences of the Mergers, the exercise of redemption rights and the ownership and disposition of Beneficient common stock and/or Beneficient Warrants, see the section titled “Certain Material U.S. Federal Income Tax Consequences.”

Accounting Treatment

The Business Combination is expected to be accounted for as a capital transaction in substance whereby Avalon will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Beneficient common stock. The net assets of Avalon, which are primarily comprised of cash and cash equivalents, will be stated at historical cost with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights are not available to Avalon stockholders in connection with the Business Combination.

Proposals to be Presented to Stockholders of Avalon at the Avalon Special Meeting

The following is a summary of the proposals to be presented to Avalon stockholders at the Avalon Special Meeting.

The Business Combination Proposal. A proposal to approve and adopt the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination).

The Adjournment Proposal. A proposal to allow the Board of Directors to adjourn the Avalon Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Avalon Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets or (ii) the Nasdaq Listing Condition would not be satisfied.

Date, Time and Place of Avalon Special Meeting

The Avalon Special Meeting will be held on [●], 2023, at [●], Eastern Time, via a virtual meeting. Avalon stockholders may attend the Avalon Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting www.[●].com. Avalon stockholders will need the control number that is printed on their proxy card to enter the Avalon Special Meeting. Avalon recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the Avalon Special Meeting starts. Avalon stockholders will not be able to attend the Avalon Special Meeting in person.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Avalon Special Meeting if you owned Avalon common stock at the close of business on [●], 2023, which is the Record Date for the Avalon Special Meeting. You are entitled to one vote for each share of Avalon common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the Record Date, there were [●] shares of Avalon common stock outstanding.

Proxy Solicitation

Avalon is soliciting proxies on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone. Avalon and its directors and officers may also solicit proxies online. Avalon will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Avalon will bear the cost of the solicitation.

Avalon has hired Morrow Sodali LLC to assist in the proxy solicitation process. Avalon will pay to Morrow Sodali LLC a fee of $32,500, plus disbursements.

Avalon will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Avalon will reimburse them for their reasonable expenses.

Quorum and Required Vote for Proposals for the Avalon Special Meeting

A quorum of Avalon stockholders is necessary to hold a valid meeting. A quorum for the Avalon Special Meeting consists of the holders present in person or by proxy of shares of outstanding capital stock of Avalon representing a majority of the voting power of all outstanding shares of capital stock of Avalon entitled to vote at such meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. As of the Record Date for the Avalon Special Meeting, 13,015,126 shares of Avalon common stock would be required to achieve a quorum.

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Avalon Special Meeting are “non-routine” matters.

A “broker non-vote” occurs on a proposal when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Avalon Special Meeting are non-routine matters for which brokers do not have discretionary authority to vote, Avalon and Beneficient do not expect there to be any broker non-votes at the Avalon Special Meeting.

The proposals presented at the Avalon Special Meeting will require the following votes:

•

The Business Combination Proposal — Under Avalon’s Certificate of Incorporation and Delaware law, approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

•

The Adjournment Proposal — Under Avalon’s Certificate of Incorporation, assuming that a quorum is present at the Avalon Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Avalon Class A common stock and Avalon Class B common stock in person or represented by proxy at the Avalon Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. The Adjournment Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Adjournment Proposal without receiving voting instructions, and broker non-votes will have no effect on the Adjournment Proposal.

The Board of Directors has approved each of the proposals.

Recommendation to Avalon Stockholders

After careful consideration, the Board of Directors unanimously recommends that Avalon’s stockholders vote “FOR” each proposal being submitted to a vote of Avalon’s stockholders at the Avalon Special Meeting.

For a more complete description of Avalon’s reasons for the approval of the Business Combination and the recommendation of the Board of Directors, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Avalon Board of Directors’ Recommendation of and Reasons for the Business Combination.”

When you consider the recommendation of the Board of Directors to vote in favor of approval of the Business Combination Proposal, you should keep in mind that our sponsor and certain of our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Avalon Persons in the Business Combination.”

Comparison of Corporate Governance and Shareholder Rights

For a summary of the material differences among the rights of holders of Beneficient common stock and holders of Avalon common stock, see the section titled “Proposal No. 1 — The Business Combination Proposal — Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination is subject to certain federal and state regulatory requirements or approvals including filings with the State of Delaware necessary to effectuate the Conversion and Mergers at the Closing, filings with the Financial Industry Regulatory Authority (“FINRA”) and pursuant to any obligations under the Kansas Technology Enabled Fiduciary Financial Institutions Act (the “TEFFI Act”).

Summary of Risk Factors

You should consider carefully the risks described under “Risk Factors” in this proxy statement/prospectus. A summary of the risks that could materially and adversely affect our business, financial condition, operating results and prospects include the following (references in this section to “we,” “us,” or “our” refer to Beneficient and its subsidiaries):

•	we do not have a significant operating history or an established customer base;

•	the due diligence process that we undertake in connection with any liquidity transaction may or may not reveal all facts that may be relevant in connection with such liquidity transaction;

•

our fair value estimates of illiquid assets may not accurately estimate prices obtained at the time we enter into any liquidity transaction, and we cannot provide assurance that the values of the alternative assets underlying the liquidity transactions that we report from time to time will be realized;

•	GWG, a significant equity holder of BCG, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code;

•	we have completed certain transactions with GWG, including the recent repayment of certain indebtedness with our common units;

•	GWG owns a substantial percentage of BCG and continues to have voting power with respect to those matters on which our common units have the right to vote;

•	we are aware of two lawsuits in which BCG or certain of our directors have been named defendants;

•	our liquidity, profitability and business may be adversely affected by concentrations of assets comprising the Collateral;

•	poor performance of our collateral would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future liquidity transactions;

•

we have a substantial amount of goodwill and intangible assets which over time may have to be written down as we make the required periodic assessments as to their value as reflected in our financial statements;

•	we are subject to repayment risk in connection with our liquidity transactions;

•	transfer restrictions applicable to alternative assets may prevent us from being able to attract a sufficient number of Customers to achieve our business goals;

•	our liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets;

•	our operations, products and services may be negatively impacted by changes in economic and market conditions;

•	we have limited experience in operating a broker-dealer to issue securities of our Company, and our entry into this market may not be successful;

•	the interest rates under our loan and other agreements may be impacted by the phase-out of the LIBOR;

•	the COVID-19 pandemic has caused severe disruptions in the U.S. and global economies and may adversely impact our financial condition and results of operations;

•

the loan agreement with HCLP is collateralized by all of the assets of BCH and the loans, excluding the ExAlt Participation Loans, originated by the Customer ExAlt Trusts and certain of the custody trusts;

•	the Company’s only cash-generating assets are its indirect interests in BCH and the Company’s cash flow is dependent on the ability of BCH to make distributions;

•	shares of Beneficient Class A common stock and Beneficient Series A preferred stock are structurally subordinated to interests in BCH;

•	a determination that we are an unregistered investment company would have serious adverse consequences;

•	we are or will become subject to comprehensive governmental regulation and supervision;

•	we may incur fines, penalties and other negative consequences from regulatory violations;

•	we may be impacted adversely by claims or litigation, including claims or litigation relating to our fiduciary responsibilities;

•	if we are unable to protect our intellectual property rights, our business could be negatively affected;

•	Beneficient’s board of directors and management have significant control over Beneficient’s business;

•	we may issue additional common and/or preferred units and other equity interests without unitholder approval, which would dilute existing unitholder ownership interests;

•

the Class B Holders will have the right to elect a majority of the Beneficient board of directors and the ability to vote with Beneficient Class A common stock in director elections for the remaining directors, with each share of Beneficient Class B common stock having 10 votes per share, which means that the Avalon stockholders will not, either alone or acting collectively, be able to elect the members of the Beneficient board of directors nor control many corporate actions;

•

Avalon’s stockholders will experience immediate dilution due to the issuance of Beneficient Class A common stock to the Avalon stockholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that Avalon’s current stockholders have on its management following the Business Combination;

•	the Company may engage in transactions that represent a conflict of interest, with the review of such transactions subject to the Nevada statutory business judgment rule; and

•	other risks, uncertainties and factors set forth in this proxy statement/prospectus, including those set forth under “Risk Factors.”

Controlled Company Status

After the completion of the Business Combination, certain holders of BCG that will enter a voting agreement concerning the election of directors will beneficially own shares of Beneficient Class B common stock having the right to elect a majority of Beneficient’s directors. As a result, Beneficient will be a “controlled company” within the meaning Nasdaq rules and may elect not to comply with certain corporate governance standards.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:

•

Presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Avalon Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this proxy statement/prospectus;

•	Reduced disclosure about our executive compensation arrangements;

•	Exemption from the requirements to hold nonbinding advisory votes on executive compensation and golden parachute payments; and

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of the date of the first sale of Beneficient common stock pursuant to an effective registration statement or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company earlier if we have more than $1.235 billion in annual revenue (as adjusted for inflation pursuant to SEC rules from time to time), we have more than $700 million in market value of our stock held by non-affiliates as of the last business day of our most recently completed second fiscal quarter (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this proxy statement/prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2022 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, the three months ended March 31, 2022 and the six months ended September 30, 2022, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations, and the related notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Avalon and Beneficient, including the related notes, which are included elsewhere in this proxy statement/prospectus.

As Avalon does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Beneficient common stock. The net assets of Avalon will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Avalon Class A common stock into cash:

•

Assuming No Redemptions: This presentation assumes that no existing holder of Avalon Class A common stock exercises their redemption rights with respect to their Avalon Class A common stock upon consummation of the Business Combination.

•

Assuming 50% Redemptions: This presentation assumes that 10,350,000 shares of Avalon Class A common stock purchased in the IPO (or 50% of Avalon’s outstanding shares of Class A common stock purchased in the IPO subject to possible redemption, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock), are redeemed for an aggregate payment of $105.4 million, based on an estimated per share redemption price of $10.18.

•

Assuming Maximum Redemptions: This presentation assumes that 20,700,000 shares of Avalon Class A common stock purchased in the IPO (or 100% of Avalon’s outstanding Class A common stock purchased in the IPO subject to possible redemption, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock) are redeemed for an aggregate payment of $210.7 million, based on an estimated per share redemption price of $10.18. These shares represent the maximum number of Avalon Class A common stock that can be redeemed.

	Six Months Ended September 30, 2022
	Historical		Condensed Combined Pro Forma
(in thousands, except per share amounts)	Beneficient	Avalon	No Redemptions	50% Redemptions	Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Operating income (loss)	$(158,951)	$(732)	$(159,683)	$(159,683)	$(159,683)
Net income (loss) attributable to common unitholders or shareholders	$(59,130)	$3,424	$(157,772)	$(157,772)	$(157,772)
Weighted average units outstanding — basic and diluted	67,486	26,030	253,152	240,215	227,277
Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.88)	$0.13	$(0.22)	$(0.24)	$(0.25)

	Three Months Ended March 31, 2022
	Historical		Condensed Combined Pro Forma
(in thousands, except per share amounts)	Beneficient	Avalon	No Redemptions	50% Redemptions	Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Operating income (loss)	$(99,834)	$(150)	$(99,984)	$(99,984)	$(99,984)
Net income (loss) attributable to common unitholders or shareholders	$(44,427)	$3,651	$(97,271)	$(97,271)	$(97,271)
Weighted average units outstanding — basic and diluted	67,486	26,030	253,152	240,215	227,277
Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.66)	$0.14	$(0.16)	$(0.17)	$(0.18)

	Year Ended December 31, 2021
	Historical		Condensed Combined Pro Forma
(in thousands, except per share amounts)	Beneficient	Avalon	No Redemptions	50% Redemptions	Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Operating income (loss)	$(71,120)	$(435)	$(74,835)	$(78,115)	$(81,395)
Net income (loss) attributable to common unitholders or shareholders	$(95,016)	$3,814	$(103,877)	$(107,157)	$(110,437)
Weighted average units outstanding — basic and diluted	51,534	9,514	253,152	240,215	227,277
Net income (loss) per share attributable to common stockholders — basic and diluted	$(1.84)	$0.40	$(0.37)	$(0.40)	$(0.44)

	As of September 30, 2022
	Historical		Condensed Combined Pro Forma
(in thousands, except per share amounts)	Beneficient	Avalon	No Redemptions	50% Redemptions	Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$2,996,074	$211,980	$3,178,122	$3,072,759	$2,977,235
Debt obligations	$162,405	$—	$162,405	$162,405	$162,405
Total liabilities	$220,128	$9,954	$222,837	$222,837	$232,676
Total unitholders’ or shareholders’ equity	$840,393	$(8,660)	$2,704,233	$2,598,870	$2,493,507
Book value per unit or share[1]	$12.45	$(1.62)	$10.68	$10.82	$10.97

[1]

Book value per unit or share is calculated as total unitholders’ or shareholders’ (deficit) equity divided by total number of basic units or shares used in the calculation of earnings per unit or share, as applicable. With respect to the calculation of book value per share of Avalon, the total Avalon Class B common stock and representative shares issued and outstanding at September 30, 2022 were used in the calculation.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BENEFICIENT

The following tables set forth certain selected historical financial and operating data of Beneficient on a consolidated basis and by reportable segment. The selected historical financial data set forth below as of and for the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, has been derived from, and should be read together with, our audited historical consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The selected historical financial data set forth below as of and for the three and six months ended September 30, 2022 and 2021, and the three months ended March 31, 2021, has been derived from, and should be read together with, our unaudited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

You should read the following selected historical financial and operating data in conjunction with the information under “Beneficient Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and other financial information included elsewhere in this proxy statement/prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

(Dollars in thousands)	Three Months Ended September 30, 2022	Six Months Ended September 30, 2022	Three Months Ended March 31,		Year Ended December 31,
			2022	2021	2021	2020
	(unaudited)	(unaudited)		(unaudited)
Revenues
Investment income (loss), net	$(17,099)	$(42,216)	$(10,811)	$2,091	$15,534	$132,620
Gain (loss) on financial instruments, net	(21,037)	(33,058)	(56,011)	(2,180)	31,837	(30,670)
Interest, trust services, and other income	191	283	204	2,453	7,940	38,379

Total revenues	(37,945)	(74,991)	(66,618)	2,364	55,311	140,329

Operating expenses
Employee compensation and benefits	10,517	22,082	10,125	10,910	48,523	128,582
Interest expense	3,590	7,209	2,110	7,184	27,457	32,551
Provision for (reversal of) credit losses	(10)	18,781	9,383	—	18,755	—
Professional services and other expenses	20,958	35,888	11,598	7,507	31,696	26,609

Total operating expenses	35,055	83,960	33,216	25,601	126,431	187,742

Operating loss	(73,000)	(158,951)	(99,834)	(23,237)	(71,120)	(47,413)
Loss on extinguishment of debt	—	—	—	—	(34,013)	—

Loss before income taxes	(73,000)	(158,951)	(99,834)	(23,237)	(105,133)	(47,413)
Income tax expense (benefit)	887	1,284	1,072	(273)	—	3,459

Net loss	(73,887)	(160,235)	(100,906)	(22,964)	(105,133)	(50,872)

Less: Amounts attributable to noncontrolling interests, net	68,725	101,105	56,479	16,168	10,117	(7,168)

Net loss attributable to The Beneficient Company Group, L.P. common unitholders	$(5,162)	$(59,130)	$(44,427)	$(6,796)	$(95,016)	$(58,040)

(Dollars in thousands)	Three Months Ended September 30, 2022						Three Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate /Other	Consolidating Eliminations	Consolidated	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate /Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income (loss), net	$—	$—	$(17,099)	$—	$—	$(17,099)	$—	$—	$15,746	$—	$—	$15,746
Gain (loss) on financial instruments, net	—	—	(16,391)	(4,646)	—	(21,037)	—	—	28,233	7,406	—	35,639
Interest, trust services, and other income	—	8	10	173	—	191	—	8	1,777	74	—	1,859
Intersegment Revenues
Interest income	10,894	—	—	—	(10,894)	—	11,481	—	—	—	(11,481)	—
Trust services and administration revenues	—	7,767	—	—	(7,767)	—	—	4,745	—	—	(4,745)	—

Total revenues	10,894	7,775	(33,480)	(4,473)	(18,661)	(37,945)	11,481	4,753	45,756	7,480	(16,226)	53,244

External Expenses
Employee compensation and benefits	1,599	501	—	8,417	—	10,517	2,254	517	—	7,753	—	10,524
Interest expense	774	—	1,965	851	—	3,590	2,448	—	—	4,977	—	7,425
Reversal of provision for credit losses	—	—	—	(10)	—	(10)	—	—	—	—	—	—
Professional services and other expenses	1,379	1,000	2,561	16,018	—	20,958	1,117	471	215	4,652	—	6,455
Intersegment Expenses
Interest expense	—	—	77,183	—	(77,183)	—	—	—	17,461	—	(17,461)	—
Provision for (reversal of) loan losses	(17,069)	—	—	—	17,069	—	44	—	—	—	(44)	—
Other expenses	—	—	15,360	—	(15,360)	—	—	—	2,960	—	(2,960)	—

Total expenses	(13,317)	1,501	97,069	25,276	(75,474)	35,055	5,863	988	20,636	17,382	(20,465)	24,404

Operating income (loss)	$24,211	$6,274	$(130,549)	$(29,749)	$56,813	(73,000)	$5,618	$3,765	$25,120	$(9,902)	$4,239	28,840

Income tax expense						887						482

Net income (loss)						(73,887)						28,358

Less: Amounts attributable to noncontrolling interests, net						68,725						(28,358)

Net loss attributable to The Beneficient Company Group, L.P. common unitholders						$(5,162)						$—

(Dollars in thousands)	Six Months Ended September 30, 2022						Six Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate /Other	Consolidating Eliminations	Consolidated	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate /Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income (loss), net	$—	$—	$(42,216)	$—	$—	$(42,216)	$—	$—	$17,519	$—	$—	$17,519
Gain (loss) on financial instruments, net	—	—	(27,176)	(5,882)	—	(33,058)	—	—	29,610	5,683	—	35,293
Interest, trust services, and other income	—	15	15	253	—	283	—	15	3,555	147	—	3,717
Intersegment Revenues
Interest income	25,205	—	—	—	(25,205)	—	24,684	—	—	—	(24,684)	—
Trust services and administration revenues	—	15,049	—	—	(15,049)	—	—	9,566	—	—	(9,566)	—

Total revenues	25,205	15,064	(69,377)	(5,629)	(40,254)	(74,991)	24,684	9,581	50,684	5,830	(34,250)	56,529

External Expenses
Employee compensation and benefits	3,802	959	—	17,321	—	22,082	4,432	1,096	—	14,833	—	20,361
Interest expense	1,407	—	4,294	1,508	—	7,209	4,305	—	—	9,906	—	14,211
Provision for credit losses	—	—	12,607	6,174	—	18,781	—	—	—	—	—	—
Professional services and other expenses	2,604	1,668	3,743	27,873	—	35,888	2,369	885	360	10,397	—	14,011
Intersegment Expenses
Interest expense	—	—	102,763	—	(102,763)	—	—	—	34,443	—	(34,443)	—
Provision for loan losses	26,032	—	—	—	(26,032)	—	3,722	—	—	—	(3,722)	—
Other expenses	—	—	19,826	—	(19,826)	—	—	—	5,996	—	(5,996)	—

Total expenses	33,845	2,627	143,233	52,876	(148,621)	83,960	14,828	1,981	40,799	35,136	(44,161)	48,583

Operating income (loss)	$(8,640)	$12,437	$(212,610)	$(58,505)	$108,367	(158,951)	$9,856	$7,600	$9,885	$(29,306)	$9,911	7,946

Income tax expense						1,284						273

Net income (loss)						(160,235)						7,673

Less: Amounts attributable to noncontrolling interests, net						101,105						(15,356)

Net loss attributable to The Beneficient Company Group, L.P. common unitholders						$(59,130)						$(7,683)

(Dollars in thousands)	Three Months Ended March 31, 2022						Three Months Ended March 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income (loss), net	$—	$—	$(10,811)	$—	$—	$(10,811)	$—	$—	$2,091	$—	$—	$2,091
Gain (loss) on financial instruments, net	—	—	(44,661)	(11,350)	—	(56,011)	—	—	—	(2,180)	—	(2,180)
Interest, trust services, and other income	121	8	—	75	—	204	508	8	1,777	160	—	2,453
Intersegment Revenues
Interest income	17,790	—	—	—	(17,790)	—	16,920	—	—	—	(16,920)	—
Trust services and administration revenues	—	8,408	—	—	(8,408)	—	—	4,820	—	—	(4,820)	—

Total revenues	17,911	8,416	(55,472)	(11,275)	(26,198)	(66,618)	17,428	4,828	3,868	(2,020)	(21,740)	2,364

External Expenses
Employee compensation and benefits	2,200	517	—	7,408	—	10,125	1,903	454	—	8,553	—	10,910
Interest expense	538	—	1,046	526	—	2,110	2,304	—	—	4,880	—	7,184
Provision for credit losses	—	—	4,943	4,440	—	9,383	—	—	—	—	—	—
Professional services and other expenses	1,351	598	1,860	7,789	—	11,598	1,384	541	211	5,371	—	7,507
Intersegment Expenses
Interest expense	—	—	24,694	—	(24,694)	—	—	—	16,814	—	(16,814)	—
Provision for loan losses	34,121	—	—	—	(34,121)	—	5,158	—	—	—	(5,158)	—
Other expenses	—	—	5,767	—	(5,767)	—	—	—	3,076	—	(3,076)	—

Total expenses	38,210	1,115	38,310	20,163	(64,582)	33,216	10,749	995	20,101	18,804	(25,048)	25,601

Operating income (loss)	$(20,299)	$7,301	$(93,782)	$(31,438)	$38,384	(99,834)	$6,679	$3,833	$(16,233)	$(20,824)	$3,308	(23,237)

Income tax expense (benefit)						1,072						(273)

Net loss						(100,906)						(22,964)

Less: Amounts attributable to noncontrolling interests, net						56,479						16,168

Net loss attributable to The Beneficient Company Group, L.P. common unitholders						$(44,427)						$(6,796)

(Dollars in thousands)	Year Ended December 31, 2021						Year Ended December 31, 2020
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income (loss), net	$—	$—	$15,534	$—	$—	$15,534	$—	$—	$132,620	$—	$—	$132,620
Gain (loss) on financial instruments, net	—	—	29,512	2,325	—	31,837	—	—	(15,838)	(14,832)	—	(30,670)
Interest, trust services, and other income	510	30	7,110	290	—	7,940	—	30	1,819	36,530	—	38,379
Intersegment Revenues
Interest income	55,929	—	—	—	(55,929)	—	52,101	—	—	—	(52,101)	—
Trust services and administration revenues	—	20,258	—	—	(20,258)	—	—	19,379	—	—	(19,379)	—

Total revenues	56,439	20,288	52,156	2,615	(76,187)	55,311	52,101	19,409	118,601	21,698	(71,480)	140,329

External Expenses
Employee compensation and benefits	8,328	2,031	—	38,164	—	48,523	6,216	1,915	—	120,451	—	128,582
Interest expense	12,812	—	—	14,645	—	27,457	11,496	—	4,675	16,380	—	32,551
Provision for credit losses	—	—	13,726	5,029	—	18,755	—	—	—	—	—	—
Professional services and other expenses	5,227	2,064	1,045	23,360	—	31,696	3,492	1,572	502	21,043	—	26,609
Intersegment Expenses
Interest expense	—	—	70,963	—	(70,963)	—	—	—	63,463	—	(63,463)	—
Provision for loan losses	8,881	—	—	—	(8,881)	—	5,378	—	—	—	(5,378)	—
Other expenses	—	—	12,180	—	(12,180)	—	—	—	12,177	—	(12,177)	—

Total expenses	35,248	4,095	97,914	81,198	(92,024)	126,431	26,582	3,487	80,817	157,874	(81,018)	187,742

Operating income (loss)	$21,191	$16,193	$(45,758)	$(78,583)	$15,837	(71,120)	$25,519	$15,922	$37,784	$(136,176)	$9,538	(47,413)

Loss on extinguishment of debt						(34,013)						—

Loss before income taxes						(105,133)						(47,413)
Income tax expense						—						3,459

Net loss						(105,133)						(50,872)

Less: Amounts attributable to noncontrolling interests, net						10,117						(7,168)

Net loss attributable to The Beneficient Company Group, L.P. common unitholders						$(95,016)						$(58,040)

Other Selected Financial Data:	September 30, 2022
(Dollars in thousands)	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$415,598	$—	$—	$—	$(415,598)	$—
Investments, at fair value	—	—	564,368	15,782	—	580,150
Other assets	14,515	45,429	11,879	16,309	(43,234)	44,898
Goodwill and intangible assets, net	—	—	—	2,371,026	—	2,371,026

Total Assets	$430,113	$45,429	$576,247	$2,403,117	$(458,832)	$2,996,074

	March 31, 2022
(Dollars in thousands)	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$418,793	$—	$—	$—	$(418,793)	$—
Investments, at fair value	—	—	659,921	14,249	—	674,170
Other assets	31,563	46,933	20,106	43,670	(46,284)	95,988
Goodwill and intangible assets, net	—	—	—	2,370,850	—	2,370,850

Total Assets	$450,356	$46,933	$680,027	$2,428,769	$(465,077)	$3,141,008

	December 31, 2021
(Dollars in thousands)	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$508,909	$—	$—	$—	$(508,909)	$—
Investments, at fair value	—	—	733,488	24,975	—	758,463
Other assets	5,576	59,858	36,891	12,955	(61,050)	54,230
Goodwill and intangible assets, net	—	—	—	2,370,850	—	2,370,850

Total Assets	$514,485	$59,858	$770,379	$2,408,780	$(569,959)	$3,183,543

	December 31, 2020
(Dollars in thousands)	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$239,067	$—	$—	$—	$(239,067)	$—
Investments, at fair value	—	—	385,444	24,492	—	409,936
Other assets	4,662	33,321	14,535	20,913	(38,079)	35,352
Goodwill and intangible assets, net	—	—	—	2,371,035	—	2,371,035

Total Assets	$243,729	$33,321	$399,979	$2,416,440	$(277,146)	$2,816,323

(Dollars in thousands, except per share amounts)	Three Months Ended September 30, 2022	Six Months Ended September 30, 2022	Three Months Ended March 31,		Year Ended December 31,
			2022	2021	2021	2020
Net loss per common unit — basic and diluted	$(0.08)	$(0.88)	$(0.66)	$(0.14)	$(1.84)	$(1.27)
Weighted average common units outstanding — basic and diluted	67,486,168	67,486,168	67,486,168	48,205,800	51,534,365	45,807,648

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial statements and other financial information included herein, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

Investing in Beneficient Class A common stock and Beneficient Series A preferred stock involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this proxy statement/prospectus, including the combined and consolidated financial statements and notes thereto, before you invest in Beneficient Class A common stock and Beneficient Series A preferred stock. The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, The Company’s business, financial condition, results of operations and prospects. If any of the following risks actually materializes following the Business Combination, the Company’s operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of Beneficient Class A common stock and Beneficient Series A preferred stock could decline, and you could lose part or all of your investment. References in this section to “we,” “us,” or “our” refer to Beneficient and its subsidiaries.

Risks Related to the Company’s Organizational Structure

The Company’s only cash-generating assets are its indirect interests in BCH and the Company’s cash flow is dependent on the ability of BCH to make distributions. In addition, the Company’s ability to pay periodic distributions to its common and preferred stockholders may be limited by the Company’s holding company structure, applicable provisions of Nevada law and contractual restrictions and obligations, and the Company’s stockholders may be liable to repay dividends.

The Company is Ben’s holding company and, following the consummation of the Avalon Merger, will have no material assets other than the indirect ownership of the BCH Class A Units in its non-wholly-owned subsidiary, BCH. The Company has no independent means of generating revenue and therefore its cash flow is completely dependent on BCH making distributions to its partners, including Ben LLC, which is the general partner of BCH and owned by BCG. Accordingly, the Company intends to cause BCH to make distributions to its partners, including Ben LLC, to fund any distributions BCG may declare on the Common Units or preferred units. If BCH makes such distributions, certain limited partners of BCH will have priority with respect to such distributions and will be entitled to receive distributions in accordance with the terms of the BCH LPA.

The Company is Ben’s holding company, a legal entity separate and distinct from Ben. The Company’s only significant asset is the capital stock or other equity interests of its operating subsidiaries. As a holding company, the Company will conduct all of our business through its subsidiaries. Consequently, the Company’s principal source of cash flow, including cash flow to pay dividends, will be dividends and distributions from its subsidiaries. If the Company’s subsidiaries are unable to make dividend payments or distributions to the Company and sufficient cash or liquidity is not otherwise available, the Company may not be able to pay dividends. In addition, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and holders of senior equity interests.

The Company’s ability to pay dividends is limited by the laws of Nevada. Under Nevada law, a Nevada corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, the Company generally may not make a distribution if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus, unless the terms of such class or series of stock provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of stock then outstanding, if any. In addition, the terms of any credit facility or other financing arrangements involving the Company, or BCH, as a party to or may enter into in the future may include covenants or other restrictions that could constrain the Company’s, or BCH’s ability to make distributions.

Shares of Beneficient Class A common stock and Beneficient Series A preferred stock are structurally subordinated to interests in BCH.

Because the Company has a holding company structure, as an interest in the Company, Beneficient Class A common stock and Beneficient Series A preferred stock will be structurally subordinated to interests in BCH, including creditors and holders of certain equity interests. With respect to BCH, upon its sale, liquidation, dissolution or winding up, the Class A Units the Company will indirectly own in BCH will be entitled to distributions ranking junior to all other currently issued and outstanding classes and series of BCH’s preferred units, which as of September 30, 2022, had an aggregate estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code of $1.3 billion, other than the BCH Class S Ordinary units, which will share any such distributions with the Class A Units held by the Company on a pro rata basis. In addition, BCH or Ben LLC could issue securities in the future that have a senior preference on payment to the BCH Class A Units indirectly owned by the Company or that are otherwise structurally senior to Beneficient Class A common stock and Beneficient Series A preferred stock.

Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of BCH will have priority over the Company’s equity interests in BCH (and therefore the claims of the Beneficient Class A Common stock and Beneficient Series A preferred stock) with respect to the assets of BCH. Even if the Company is recognized as a creditor of BCH, the Company’s claims would still be effectively subordinated to any security interests in the assets of BCH and to any indebtedness or other liabilities of BCH senior to the Company’s claims. Consequently, Beneficient Class A common stock and Beneficient Series A preferred stock are structurally subordinated to all indebtedness and other liabilities (including trade payables) of BCH and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. In addition, future debt and security agreements entered into by BCH may contain various restrictions, including restrictions on payments by BCH to the Company and the transfer by BCH of assets pledged as collateral.

The Class A Units the Company will indirectly own in BCH will be junior to certain existing classes of limited partner interests in BCH.

The Company’s indirect interest in BCH is structurally subordinate to certain outstanding classes of limited partner interests in BCH that have priority over the BCH Class A Units the Company will indirectly own in BCH with respect to any distributions made by BCH. The distributions payable to such senior non-controlling equity interests in BCH are based, in part, upon the capital accounts of the holders of such senior equity interests, which in turn may be increased by the preferred returns that accrue with respect to certain senior limited partner interests and the amount included in the hypothetical capital account with respect to such senior limited partner interests. For additional information, see the section titled “Description of Interests of BCH – Limited Partner Interests in BCH – Preferred Returns and Special Allocations” and “Description of Interests of BCH – Limited Partner Interests in BCH – Priority of Distributions.”

Although effective upon the adoption of the BCH Eighth A&R LPA the preferred returns on the BCH Class S Preferred Units and the BCH Preferred A-1 Unit Accounts will be waived and shall not accrue until December 31, 2024 unless there are allocations of income up to the amount of such quarterly returns, in which event such returns will not be waived, as of September 30, 2022, there are substantial amounts in the capital accounts and hypothetical capital accounts of the senior limited partner interests in BCH that will have priority over the BCH Class A Units indirectly held by the Company. As of September 30, 2022, the estimated capital account balances and the estimated hypothetical capital account balances of the limited partner interests entitled to preferred returns are as follows: BCH Class S Preferred Units – capital account $1,845,262 and hypothetical capital account $2,033,247; BCH Preferred A-1 Unit Accounts – capital account $1,007,392,170 and hypothetical capital account $1,081,027,339; and BCH Preferred C-1 Unit Accounts – capital account $205,200,000 and hypothetical capital account $ 219,774,155. In addition, the aggregate estimated capital account balance as September 30, 2022 for the remaining limited partner interests that are senior to the BCH Class A Units indirectly held by the Company is $252,796,448.

The estimated capital account balances and estimated hypothetical capital account balances disclosed in this proxy statement/prospectus have been prepared and disclosed for informational purposes only to provide an indication of the amounts that will have priority over the BCH Class A Units that will be held indirectly by Beneficient. The estimates are based upon a deemed liquidation value of $2,998,415,786 and are subject to adjustment based upon actual results of operations, including the financial performance of BCH’s underlying investments and an adjustment to the carrying value of the assets of BCH in connection with the consummation of the Business Combination.

For additional information, see the section titled “Description of Interests in Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P. – Preferred Returns and Special Allocations.” The holders of these senior limited partner interests in BCH with such capital account and hypothetical capital account balances will have priority over any distributions payable to the Company as the indirect holder of the BCH Class A Units.

Beneficient’s Proposed Charter and the bylaws of Beneficient proposed to be adopted upon the Conversion (the “Proposed Bylaws”) provide for the indemnification of our officers and directors at our expense to the fullest extent allowed by Nevada law, and Nevada law correspondingly limits their liability, which may result in a major cost to us and harm the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Beneficient’s Proposed Charter and Beneficient’s Proposed Bylaws provide for the indemnification of our officers and directors at our expense to the fullest extent allowed by Nevada law and include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under Nevada law. Nevada law generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Under Nevada law, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law. Furthermore, under Nevada law, a director or officer is not liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption that such person acted in good faith, on an informed basis and with a view to the interests of the corporation, has been rebutted. For a director or officer to be personally liable, it must be proven that (i) the act or omission constituted a breach of the director’s or officer’s fiduciary duties and (ii) the act or omission involved intentional misconduct, fraud or a knowing violation of law. Subject to our obligations to indemnify our directors and officers, these provisions do not affect a director’s or officer’s liabilities under the federal securities laws or the recovery of damages by third parties.

Stockholders will experience dilution of their ownership interests upon the issuance of additional shares of the Company’s common stock or securities convertible into shares of Company common stock.

As a part of its business plan, the Company expects to issue additional equity securities in capital raising transactions or otherwise, resulting in the dilution of the ownership interests of its present stockholders. The Proposed Charter will authorize the issuance of [●] shares of capital stock, consisting of: [●] shares of Beneficient Class A common stock, [●] shares of Beneficient Class B common stock and [●] shares of preferred stock, [●] shares of which will be shares of Beneficient Series A preferred stock pursuant to a certificate of designation. See “Comparison of Corporate Governance and Stockholder Rights” for additional information.

The Company may in the future raise additional capital through public or private offerings of its common stock or other securities that are convertible into or exercisable for its common stock. Any future issuance of the Company equity or equity-linked securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of the Company’s equity securities, because the Company’s assets would be owned by a larger pool of outstanding equity. The Company may also issue such securities in connection with hiring or retaining employees and consultants, as payment to providers of goods and services, in connection with future acquisitions and investments, development, redevelopment and repositioning of assets, or for other business purposes. Subject to the rights of certain holders of preferred stock, the Company’s board of directors may at any time authorize the issuance of additional common stock without stockholder approval, unless the approval of its common stockholders is required by applicable law, rule or regulation, including Nasdaq, regulations, or the Company’s certificate of incorporation. The terms of preferred or other equity or equity-linked securities we may issue in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, anti-dilution protection, pre-emptive rights, superior voting rights and the issuance of warrants or other derivative securities, among other terms, which may have a further dilutive effect. The Avalon Warrants that the Company will assume also contain these types of provisions. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that any such future issuances will not be at a price or have conversion or exercise prices below the price at which shares of the common stock are then traded.

We may issue additional common and/or preferred units and other equity interests without unitholder approval, which would dilute existing unitholder ownership interests.

Under the BCG LPA, BCG is authorized to issue an unlimited number of additional interests, including common and/or preferred units, without a vote of the unitholders and such issuance could be dilutive to existing unitholders. Such additional partnership interests may be senior to BCG’s Common Units; however, BCG cannot authorize, create or issue any units having rights, preferences or privileges upon liquidation that are superior to BCG’s Preferred B-1 Units or Preferred B-2 Units, without the consent of at least a majority of the outstanding Preferred B-1 Units or Preferred B-2 Units, respectively. The issuance by BCG of additional common and/or preferred units or other equity interests of equal or senior rank will have the following effects: the proportionate ownership interest of unitholders in BCG immediately prior to the issuance will decrease; the amount of cash distributions on each unit may decrease; the relative voting strength of each previously outstanding unit may be diminished; and the market price, if any, of the units or partnership interests may decline. In addition, we may enter into “side letters” with purchasers of such additional common or preferred units that offer additional rights to such purchasers.

The protective provisions contained in the Stockholders Agreement may have unintended negative effects.

The Stockholders Agreement that we will enter includes certain protective provisions on behalf of the holders of the Beneficient Class B common stock. Pursuant to the Stockholders Agreement, Beneficient will agree not to authorize, approve or ratify certain matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock, including (but not limited to) certain actions related to Ben LLC, Beneficient, and the BCH Partnership Agreement, and certain additional issuances of shares of Beneficient Class B common stock (the “Protective Provisions”). See the section titled “Stockholders Agreement” for more information.

These Protective Provisions vest control over certain matters to the holders of Beneficient Class B common stock and may have an unintended “anti-takeover” effect if the holders of Beneficient Class B common stock do not approve such a transaction, which could cause the value of the Beneficient common stock to suffer. For additional information, see the section titled “Stockholders Agreement”.

We have, and may continue to, offer certain investors the opportunity to acquire participation interests in ExAlt Loans.

Ben Liquidity has sold participation interests in certain ExAlt Loans to certain investors and may continue to offer and sell to certain investors the opportunity to acquire participation interests in ExAlt Loans. This has allowed, and may allow in the future, these investors to purchase, on a pro rata basis, interests in these loans resulting in their receipt of a portion of the amounts payable under such loans. This may result in our receipt of less fees on such ExAlt Loans compared to what we would receive if we did not sell participation interests in such ExAlt Loans. Our right to receive payment of our fees as they relate to the portions of the ExAlt Loans sold as participation interests will be subordinate to the amounts due under such participation interests.

The Proposed Charter designates certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Company stockholders, which could limit the ability of the Company’s stockholders to obtain a favorable judicial forum for disputes with the Company or its directors, officers or other employees.

The Proposed Charter will provide that, subject to limited exceptions, the Eighth Judicial District Court of Clark County, Nevada (or, if such court does not have jurisdiction, any other state district court located in the State of Nevada, or, if no state court located within the State of Nevada has jurisdiction, a federal court located in the State of Nevada) will be the sole and exclusive forum for any or all actions, suits and proceedings, other than actions, suits and proceedings brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, (i) brought in the name or right of the Company or on its behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Company’s organizational documents, (iv) to interpret, apply, enforce or determine the validity of the Company’s organizational documents or (v) asserting a claim governed by the internal affairs doctrine. In addition, the Company Articles of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage such lawsuits against the Company and the Company’s directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more covered proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

The Company depends upon cash distributions from its subsidiaries, and contractual restrictions on distributions to the Company or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts and the Company’s ability to continue operating its business.

The Company conducts its operations through operating subsidiaries, and as such its most significant assets are cash and its ownership interests in its subsidiaries, controlled affiliates and equity investees. Accordingly, our ability to meet our obligations, including our debt-related and dividend-payment obligations, materially depends upon the ability of our subsidiaries to distribute cash to us. In this regard, the ability of the Company’s subsidiaries to distribute cash to the Company is, and will continue to be, restricted by certain negative covenants in the credit agreements governing our secured loans from HCLP.

These negative covenants include, among others, subject to certain exceptions:

•	incurring any lien, including any pledge, upon any of BCH’s property;

•	incurring any indebtedness;

•	disposing of any Funding Trust loan or loan agreement;

•	making any restricted payment, including dividends or other distributions with respect to any equity interests of any person, including the Company; and

•	issuing any securities that are senior to the BCH Preferred Series A-1 Unit Accounts or the BCH Preferred Series A-0 Unit Accounts.

If any of these limitations were to materially impede the flow of cash to us, our ability to service and repay our debt and pay dividends would be materially and adversely affected. In addition, any adverse corporate event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or any other event of default under the credit agreements governing our secured loans from HCLP, could adversely affect the ability of our subsidiaries to distribute cash to us, and thereby materially and adversely affect our ability to service and repay our debt and make cash dividend payments, and negatively impact our ability to continue operations.

The Company may engage in transactions that represent a conflict of interest, with the review of such transactions subject to the Nevada statutory business judgment rule.

As part of its business plan, the Company intends to engage in transactions that may be deemed to represent a conflict of interest, including transactions between Beneficient and its non-wholly owned subsidiary, BCH. Certain officers and directors of Beneficient hold interests in BCH, directly or indirectly, in different proportions than they hold in Beneficient. Therefore, they could be seen as benefiting from transactions that will invest money in the Company’s operating subsidiaries. Beneficient will be a Nevada corporation, and under Nevada law, the statutory liability standard of the Nevada business judgment rule codified in NRS 78.138 is the principal avenue to hold directors and officers individually liable for damages arising from official conduct. Nevada does not use the “entire fairness” doctrine in evaluating transactions, which doctrine may be applicable if Beneficient was incorporated in another jurisdiction, and the Nevada Supreme Court has rejected the “entire fairness” doctrine, even when the challenged transaction involves a controlling stockholder and there are allegations of conflicts of interest. In Nevada, the existence of a conflict of interest, in and of itself, does not rebut the codified business judgment rule and shift the burden of proof to directors.

We are subject to U.S. federal, state and other securities laws and regulations which, among other things, limit or place certain requirements on the use of debt or equity securities as part of the consideration to be received by Customers in exchange for their alternative assets or Total Return Interest thereon; failure to comply with these laws, or changes to these laws may have a material adverse effect on our operations and our profitability.

Federal and state securities laws and regulations place limitations, registration requirements and other requirements on the use of debt or equity securities as part of the consideration to be received by Customers in exchange for their alternative assets or Total Return Interest thereon. Such securities either need to be registered under the Securities Act or issued or offered in reliance upon an exemption therefrom, such as the exemptive provisions of Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Reliance on such exemptions may limit the types of Customers who may participate in certain of our ExAlt Plan Exchange product offerings and the scope of marketing or solicitation efforts in which we may engaged in connection therewith. Similar securities registration or qualification requirements, and exemptions, may be applicable under state securities laws. No assurance can be given that any offering of the type contemplated by us under our ExAlt Plan Exchange products currently qualifies or will continue to qualify under one or more of such exemptive provisions due to, among other things, the adequacy of disclosure and the manner of distribution, the existence of similar offerings in the past or in the future, or a change in any securities law or regulation that has retroactive effect. If, and to the extent that, claims or suits for rescission are brought and successfully concluded for failure to register any offering or other offerings or for acts or omissions constituting offenses under the Securities Act, the Exchange Act, or applicable state securities laws, we could be materially adversely affected, jeopardizing our ability to operate successfully. Furthermore, our human and capital resources could be adversely affected by the need to defend actions under these laws, even if we are ultimately successful in our defense.

A determination that we are an unregistered investment company would have serious adverse consequences.

The Investment Company Act of 1940, as amended (the “1940 Act”), defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns “investment securities” having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. We believe that we are not an investment company. We do not hold ourselves out as an investment company. On December 31, 2021, we were issued an operating trust company charter from the Kansas State Bank Commissioner to establish a fiduciary financial institution within the State of Kansas. We believe that BFF’s operations following receipt of the operating charter as a Kansas trust company exempts us from being deemed an investment company subject to registration under the 1940 Act. In addition, we anticipate filing an application for an insurance charter from the Commissioner of Insurance of the State of Kansas to transact business as a captive insurer under the Kansas Captive Insurance Laws. If we receive such insurance charter, we believe that our receipt of such insurance charter will provide us a further exemption under the 1940 Act. However, there is no assurance we will be able to obtain an insurance company charter.

Historically, we have complied with, and may continue to comply with, Section 3(c)(1) under the 1940 Act, which provides an exemption for any company (i) whose outstanding securities (other than short term paper) are beneficially owned by fewer than 100 persons, and (ii) which is not making or currently proposing to make a public offering of its securities. We do not intend to close the Business Combination unless we are able to continue to fall outside of the definition of “investment company” and, therefore, the provisions of the 1940 Act, after the registration statement which this proxy statement/prospectus forms a part is effective. We therefore intend to rely on the Section 3(c)(3) exemption under the 1940 Act applicable to banks and insurance companies.

A determination that we, or any of the proposed trust subsidiaries, are required to register as an investment company under the 1940 Act would have serious adverse consequences. We do not believe we could operate our business effectively as a registered investment company. As a result, we would have to change our operations so as not to be an investment company. Changes could include refraining from raising capital, being unable to participate in liquidity transactions as they are currently structured, changing the types of products and services that we provide, and changing the nature of the Collateral. Furthermore, if at any time it were established that we, or any of the proposed trust subsidiaries, have been operating as an investment company in violation of the registration requirements of the 1940 Act, there would be a risk, among other material adverse consequences, that we: (i) could become subject to SEC enforcement and investigation, monetary penalties or injunctive relief, or both, (ii) would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with such company undertaken during the period in which it was established that we were an unregistered investment company, and (iii) would face adverse action from the OSBC in connection with our regulated subsidiaries. Such developments would be likely to have material and adverse consequences for us.

We may face risks from regulatory investigations and proceedings and from private actions.

From time to time, we may be named as a defendant or otherwise become involved in various legal proceedings, including class actions and other litigation or disputes with third parties. Future actions against us may result in judgments, settlements, fines, penalties or other results adverse to us, which could materially adversely affect our business, financial condition or results of operations, or cause serious reputational harm to us.

Our businesses and operations are also subject to increasing regulatory oversight and scrutiny, which may lead to additional regulatory investigations or enforcement actions. These and other initiatives from federal and state officials may subject us to judgments, settlements, fines or penalties, or cause us to be required to restructure our operations and activities, all of which could lead to reputational issues, or higher operational costs, thereby reducing our profitability.

While we seek to insure against potential risks, we may not be able to obtain insurance to cover certain risks, or obtain coverage on favorable terms, and the insurance that we have may be inadequate to cover certain civil or criminal proceedings or regulatory investigations and associated costs.

Risks Related to Our Limited Operating History

We do not have significant operating history or an established customer base.

We commenced commercial operations in September 2017, and we do not have significant operating history under our current business plan. Additionally, our Kansas trust subsidiary only recently received its operational charter and our broker-dealer business only recently received authorization to conduct business, while our proposed insurance line of business has not received an operational charter or authorization to conduct business and has no operating history.

While we believe that the market demand for liquidity for alternative assets held by MHNW investors, STMI investors, FAMOs and GPs is high and that our liquidity and other products are unique and designed to address Customers who have historically possessed few attractive options to access early liquidity from their alternative assets, we do not have an established customer base. Our operating business and structure are novel, including the issuance of our own securities as part of our business plan, which involves risk. In addition, we cannot predict whether our products will be attractive to our target market. The success of our liquidity, financing and custody products will depend upon, among other things, their acceptance by MHNW investors, STMI investors, FAMOs and GPs. In addition to our direct marketing efforts, we seek to enter into arrangements with larger financial institutions, private banks, fund managers and their managed funds and other institutions appointing the Company as a preferred liquidity provider with respect to the MHNW investors, STMI investors, FAMOs and GPs who are clients of or investors in such institutions. Our business must be considered in light of these and other risks, expenses and difficulties frequently encountered by companies in their early stages of operation. If any of our products do not achieve and maintain an adequate level of acceptance among MHNW investors, STMI investors, FAMOs and GPs, or if such preferred liquidity provider arrangements are not successful, we may not generate material revenues from sales of these products.

We may be unable to operate our business successfully, which would negatively impact the results of operations and our ability to generate distributable cash flow.

We operate our business through our operating subsidiaries, which include Ben Custody, Ben Liquidity, and Ben Markets. Our success will depend primarily on our operating subsidiaries’ ability to operate our business successfully and generate earnings and positive cash flow. In general, companies that seek to implement business plans similar to ours present substantial business and financial risks and uncertainties. Furthermore, to date, Ben Liquidity’s originations of liquidity products have been transacted primarily with a limited number of FAMOs, GPs, and fund-of-funds. Institutional Customers may not represent the primary target market of our liquidity products in the future, and we have only recently begun transactions with individual investors. In addition, the TEFFI Act, our policies require that two and a half percent (2.5%) of the cash distributions from alternative assets serving as collateral to Ben Liquidity loans be charitably contributed by certain of the Customer ExAlt Trusts to a designated Kansas economic growth zone. If we are unable to operate our business successfully and generate earnings and positive cash flow in the future, such inability will negatively impact our operations and liquidity and may result in an impairment of goodwill.

We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.

As of September 30, 2022, we had approximately $102.3 million of debt (including unamortized premium thereon), $100.3 million (including unamortized premium thereon) of which is derived from BCH’s secured loans with HCLP, a Delaware limited liability company, that is an indirect subsidiary of Highland Consolidated, LP. The level of debt outstanding each period could adversely affect our financial flexibility. We also bear risk at the time our debt matures. Our ability to make interest and principal payments, to refinance our debt obligations and to fund our acquisition program and planned capital expenditures will depend on our ability to generate cash from operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, such as an environment of rising interest rates. Furthermore, in the past, we have sought to extend the maturity date of our secured loans with HCLP and have paid fees in connection with this extension. We may need to amend our HCLP Loan Agreement (as defined below) in the future and may incur additional amendment fees as a result. If the Company incurs additional debt or liabilities, or if we are unable to maintain a level of cash flows from operating activities, the Company’s ability to pay its obligations on its debt could be adversely affected.

While we have received an unconditional Kansas TEFFI charter, we may continue to encounter delays in effecting certain parts of our current business plan related to our operating Kansas TEFFI charter, which could hinder our ability to successfully pursue our current business plan, including our ability to complete an Initial Listing Event.

Through Ben Liquidity, our ExAlt Plan liquidity products are designed to facilitate the delivery of, at a Customer’s election, cash, equity securities or debt securities, or a combination of cash and equity or debt securities for their alternative assets. Our structure is intended to provide our Customers with liquidity for alternative assets in as little as 30 days – and within two to three days for certain qualifying assets. Ben Custody presently provides services to the trustee of Customer ExAlt Trusts for the ongoing administration of the exchanged alternative assets following closing of a liquidity transaction. In order to further grow these businesses, we have obtained an operating TEFFI charter in Kansas. BFF has only recently commenced operations.

In April 2021, the Kansas Legislature adopted, and the governor of Kansas signed into law, a bill that allows for the chartering and creation of Kansas financial institutions that provide fiduciary financing, custodian and trustee services to participants in the alternative assets market known as TEFFIs, as well as the establishment of alternative asset trusts. The legislation, which names us as the pilot TEFFI, became effective on July 1, 2021. As part of the pilot program, BFF received a conditional charter on July 1, 2021 and BFF received a formal operating charter on December 31, 2021. We currently conduct our liquidity business through BFF as a Kansas TEFFI. As a result of our receipt of the operating TEFFI charter in Kansas, we have become subject to regulation by the OSBC and new rules and regulations that it is expected to promulgate throughout and following the pilot program. Such regulations could prove to be burdensome on our business and could adversely impact our financial condition and results of operations.

Because our current business plans are based in part on obtaining and maintaining regulatory approval to operate one or more regulated trust subsidiaries, a failure to do so may materially and adversely impact our financial performance and prospects, which would likely diminish our ability to effect certain parts of our business plan and growth strategies. While we have received the operating TEFFI charter in Kansas, it is subject to certain conditions including, among others, that we satisfy certain minimum restricted capital requirements. There is no assurance that we will be able to satisfy all the conditions imposed by the OSBC.

Any repeal or amendment to the TEFFI Act could materially and adversely affect our ability to successfully pursue our business plan and our financial performance and prospects.

Notwithstanding the adoption of the TEFFI Act in Kansas and our receipt of a formal operating charter on December 31, 2021, it is possible that the Kansas legislature could adopt further amendments to the TEFFI Act and/or the OSBC may promulgate rules and regulations that may adversely affect our business plans and operations which could adversely affect our financial performance and prospects. Because our business plans are based in part on obtaining and maintaining regulatory approval to operate one or more regulated trust companies, whether under the Kansas TEFFI Act, a failure to do so may materially and adversely affect our ability to successfully pursue our business plan and our financial performance and prospects.

We may not be able to grow, effectively manage our growth, or achieve profitability.

A principal focus of our strategy is to serve our Customer’s unmet need for liquidity for their otherwise illiquid alternative assets. Our future growth depends upon a number of factors, many of which are beyond our ability to control. These factors include our ability to:

•	compete against other Customer liquidity solutions and other vendors;

•	maintain the quality of our trust administration products and services;

•	effectively manage our financing underwriting and risk criteria and collateral diversification, including with effective risk management discipline;

•	update our products and offerings and develop new products and offerings for which our Customers will be willing to exchange their alternative assets;

•	properly scale our internal organization and infrastructure to accommodate the development and commercialization of our existing products and products in development; and

•	hire, train and retain qualified personnel to manage and operate our business as it is expected to grow.

A deficiency in any of these factors could adversely affect our ability to achieve or manage growth or profitability and generate distributable cash flow.

We may not be able to sustain our accelerated growth, and the continuation of rapid growth may strain our resources.

We have a limited operating history. Although we have experienced significant growth since our inception, our historical growth rate may not be indicative of our future performance due to our limited operating history and the rapid evolution of our business model. We may not be able to achieve similar results or accelerate growth at the same rate as we have historically. As our business continues to develop, we may adjust our strategy and business model. This level of significant growth may not be sustainable or achievable at all in the future. We cannot assure you that we will achieve any of our business objectives, and our failure to do so may materially and adversely affect our business and results of operations.

Our organizational documents do not limit our ability to enter into new lines of business, and we may expand into new liquidity product strategies, transaction structures, geographic markets and businesses, each of which may result in additional risks and uncertainties.

Ben Liquidity, which delivers our liquidity products and services through its ExAlt Plan transactions, is our primary Ben Business Unit pursuant to which each of the other Ben Business Units is engaged to provide complementary products and services necessary to effect liquidity transactions and other matters in connection therewith. Our other Ben Business Units are our complementary business lines, Ben Custody and Ben Markets. We intend to grow our existing and planned products and services and, to the extent market conditions warrant, expand into new liquidity product strategies, transaction structures, geographic markets and businesses, which may require a different marketing approach than our current operations. Such actions may subject us to new laws and regulations with which we are not familiar or from which we are currently exempt, and may lead to increased liability, litigation, regulatory risk and expense.

If a new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be adversely affected. In addition, our new product offerings could create conflicts of interests with existing products and may require significant management time and effort, which could divert management’s attention from our core business.

Our transfer agency solutions may be adversely affected if we do not comply with applicable legal and regulatory requirements.

Our transfer agency solutions as well as the entities providing those services are subject to regulatory oversight. Our provision of these services must comply with applicable rules and regulations of the SEC and other regulatory bodies. If we fail to comply with any applicable regulations in performing these services, we could be subject to suits for breach of contract or to governmental proceedings, censures and fines.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients. For example, we have recently expanded into the transfer agent space. It is unclear whether this service will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time, we may also modify aspects of our existing business model relating. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We may incur significant losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure by developing an effective risk and control framework, which encompasses a variety of separate but complementary financial, credit, operational, compliance, and legal reporting systems, internal controls, management review processes and other mechanisms. However, as of the date of this proxy statement/prospectus, because we have closed only a limited amount of liquidity transactions, Ben Liquidity’s loan portfolio is not fully diversified, and we may be over-exposed to certain areas of the market. While we employ and will continue to develop and deploy risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application may not be effective and may not anticipate every risk event in all market environments or the specific nature of the impact and timing of such outcomes. Our failure to manage risk effectively could have an adverse effect on our business and results of operations.

We may be able to offer only a limited number of products and solutions.

We may be able to offer only a limited number of products and solutions due to regulatory, capital or other restrictions. Accordingly, the prospects for our success may be solely dependent upon the performance of a single or limited products or solutions, or dependent upon the development or market acceptance of a single or limited number of products or solutions. A lack of diversification in our offerings may make our results of operations susceptible to numerous economic, competitive and regulatory conditions, any or all of which may have a substantial adverse impact upon our ability to operate our business and/or grow our business in the future. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses that offering a comprehensive suite of solutions could provide.

Risks Related to Our Relationship with GWG

GWG filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

On April 20, 2022 and October 31, 2022, GWG and certain of its subsidiaries (“the Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) thereby commencing those certain chapter 11 cases (the “Chapter 11 Cases”). On December 1, 2022, the Debtors filed the Debtor’s Joint Chapter 11 Plan (the “Plan”) and the Disclosure Statement for the Debtor’s Joint Chapter 11 Plan. In order to be confirmed, the Plan must satisfy the provisions of the Bankruptcy Code, including the applicable plan voting provisions, and be approved by the Bankruptcy Court. There are no assurances that the Plan, in its present form, will be confirmed. While GWG has announced that it expects to continue its operations in the ordinary course of business during the pendency of the Chapter 11 Cases, a potential restructuring or liquidation of GWG, whether it is implemented in the Chapter 11 Cases or otherwise, could create significant uncertainties and risks for our continued operations and/or materially and adversely impact our financial operating results. Among other things, as of September 30, 2022, BCG held approximately 2.5 million shares of GWG common stock, and the Customer ExAlt Trusts held 9.8 million shares of GWG common stock and $94.8 million of outstanding principal amount of L Bonds. Through September 30, 2022, BCG has recognized a net loss of $20.0 million related to its holdings of GWG common stock, and the Customer ExAlt Trusts have recognized a net loss of $90.4 million on the GWG common stock and L Bonds, all of which is reflected in the consolidated financial statements of Ben. If the value of such GWG common stock and L Bonds were to continue to significantly drop, the value of BCG’s or the Customer ExAlt Trusts’ holdings of GWG common stock and L Bonds would also continue to significantly drop potentially, which could result in a decline in our value and/or have a negative impact on our operating results. Such a decline in the perceived value or operating results of BCG, on a consolidated basis, could ultimately be reflected as a reduction in the market price of our securities, which could adversely influence our ability to raise capital in the future.

A subsidiary of BCG has loans to certain Customer ExAlt Trusts in the approximate aggregate principal amount of $144 million (net of unamortized discounts), which are collateralized by the 9.8 million shares of GWG common stock and $94.8 million of outstanding principal on L Bonds held by these certain Customer ExAlt Trusts. The value and/or availability of the L Bonds and GWG common stock to satisfy the loans have been materially impacted as a result of the Chapter 11 Cases and may also be materially impacted as a result of potential litigation against BCG relating to its transactions with GWG. As of September 30, 2022, an allowance for loan losses of $55.4 million was recorded on these loans, principally related to the decline in the value of the GWG common stock and L Bonds. Additionally, the Customer ExAlt Trusts have recognized in the consolidated statements of comprehensive income (loss) an inception-to-date credit loss on the L Bonds of $31.3 million and an inception-to-date loss of $64.9 million on the GWG common stock. We may be required to record additional impairment charges on the loans and a further reduction in the value of the L Bonds or GWG common stock could have a material adverse effect on the Customer ExAlt Trust’s ability to repay the current carrying value of the loans. Any further impairment charges would be reflected in our consolidated statement of comprehensive income (loss) and would impact the income (loss) allocatable to Beneficient’s equity holders, each of which could result in a decline in our value. Such a decline in the perceived value of BCG could ultimately be reflected as a reduction in the market price of our securities, which could adversely influence our ability to raise capital in the future.

We have completed certain transactions with GWG, including the recent repayment of certain indebtedness with our common units.

As disclosed in this proxy statement/prospectus, we have had numerous transactions with GWG since 2018, including transactions that have recently been completed. As part of the Chapter 11 Cases, GWG adopted resolutions (the “Resolution”), which, among other things, formed the Special Committee and the Investigations Committee of the GWG board of directors, comprised of certain independent directors (the “Independent Directors”). The Resolutions gave (i) the Special Committee the authority to, among other things, examine, investigate, analyze, assess, evaluate and negotiate the terms and conditions of any proposed plan of reorganization or liquidation submitted by GWG and its debtor-affiliates to the Bankruptcy Court for confirmation in connection with the Chapter 11 Cases and (ii) the Investigations Committee the authority to, among other things, conduct an investigation of claims and causes of action that arise under or relate to any transactions, relationships or conduct involving the Debtors and any third party, including, without limitation, BCG, as well as its officers and directors, relating to BCG’s transactions with GWG. It is possible that claims or causes of action arising from these transactions could be advanced against BCG as part of the Chapter 11 Cases or in separate litigation. Such claims and causes of action could include (i) a request to avoid some or all of such transactions, including the transaction whereby GWG released its right to appoint a majority of the members of Ben Management’s board of directors, (ii) challenges to the reasonableness of the value received the Debtors in such transactions, and (iii) efforts to recover the value of any transfers to BCG. The Special Committee filed a motion seeking the appointment of a mediator to oversee the mediation of issues between BCG, GWG and its debtor-affiliates, the Independent Directors (in their capacities as members of both the Special Committee and the Investigations Committee) and certain other creditor constituencies as a means to reach a “global consensus” and negotiate a value-maximizing chapter 11 plan, including (i) the terms of the GWG’s plan of reorganization, including governance of the reorganized GWG, and (ii) the framework for maximizing the value of the GWG’s interests in BCG. In connection with any mediation or otherwise, BCG intends to seek to resolve any claims that could be bought by GWG as debtor, GWG’s debtor-subsidiaries and GWG’s creditors against BCG, BCH, their respective officers and directors, and certain other related, affiliated, or associated parties. If such potential claims and causes of action are not released or resolved through such mediation or otherwise, any attendant litigation, depending on its outcome, or the potential for such litigation, could have a material adverse effect on our operations, financial condition, or ability to close the Business Combination Agreement, and could result in a decline of the perceived value of BCG, which could ultimately be reflected as a reduction in the market price of our securities.

GWG owns a substantial percentage of BCG and continues to have voting power with respect to those matters on which our common units have the right to vote.

As of September 30, 2022, GWG held approximately 98% of the Common Units of BCG and $319 million capital account balance of Preferred B-2 Units of BCG, which would convert into a significant percentage of the Company’s Class A Common stock. In addition, as of September 30, 2022, GWG held BCH Preferred C-1 with a capital account balance of $205 million. C-1 shares of BCH that are expected to convert to Class A Common stock shortly following the Closing. As long as GWG continues to own a significant percentage of our securities, it may have the ability to affect the outcome of certain matters submitted to a vote of our stockholders and its interests may differ from the interests of other stockholders.

Risks Related to Litigation

We are aware of two lawsuits in which BCG or certain of our directors have been named defendants.

On February 18, 2022, Shirin Bayati and Mojan Kamalvand, on behalf of themselves and of all others similarly situated, filed a class action lawsuit in the United States District Court for Northern District of Texas against GWG, its former President and Chief Executive Officer, Murray Holland, its former Chief Financial Officer, Timothy Evans, and certain past and present members of the board of directors of GWG and BCG (Roy Bailey, Peter Cangany, Jr., David Chavenson, Brad Heppner, Thomas Hicks, Dennis Lockhart, Bruce Schnitzer, and David DeWeese). The suit alleges that the defendants violated Sections 11, 12, and 15 of the Securities Act by issuing materially misleading statements in a June 3, 2020 registration statement. On April 20, 2022, GWG filed for bankruptcy protection in the Southern District of Texas, and a Suggestion of Bankruptcy was filed on April 20, 2022 in this class action in the Northern District of Texas. On April 21, 2022, the district court ordered all parties to submit statements by May 5, 2022 on whether the automatic stay in bankruptcy extends to the non-debtor defendants. On April 25, 2022, Movants Thomas Horton and Frank Moore filed a Motion for Appointment as Lead Plaintiff and Approval of Their Selection of Lead Counsel. On May 2, 2022, a notice of dismissal was filed, dismissing defendants Peter Cangany, Jr., Brad Heppner, Thomas Hicks, Dennis Lockhart, Bruce Schnitzer. On May 5, 2022 the remaining parties filed an agreed statement indicating that they did not oppose the district court entering a stay that extended to all non-debtor defendants. The statement indicated any further relief from the stay, including appointment of a Lead Plaintiff, would be dependent on the parties approaching the bankruptcy court to modify the automatic stay. BCG is not named as a defendant, and the defendants deny any liability and intend to vigorously defend the litigation.

On February 18, 2022, Paul Capital Advisors (“PCA”) filed a lawsuit against MHT, BCG, and two Trust Advisors, Murray Holland (part-owner of MHT and former President and CEO of GWG) and James Turvey (an employee of BCG). While BCG was named as a defendant, PCA did not assert claims against or seek relief from BCG but instead only sought the removal and replacement of the Trust Advisors. The lawsuit concerns a set of transactions that utilized a trust structure with MHT as the sole beneficiary. Through this trust structure, PCA sold illiquid investments with a net asset value of approximately $500 million to MHT in exchange for a contractual right from MHT to receive cash proceeds derived from an auction of BCG securities held in certain trusts (the “Trusts”).

Ultimately, the auction of the BCG securities yielded cash, GWG common stock, and L Bonds. While the cash consideration has been paid to PCA, the GWG stock and L Bonds remain in the Trusts until they are liquidated. The original complaint asserted one cause of action: that the Trust Advisors had breached their purported fiduciary duties to PCA. The sole relief PCA sought was the removal and replacement of the Trust Advisors. On March 14, 2022, the defendants moved to dismiss the original complaint, disputing that PCA is a beneficiary of any kind to the Trusts, and therefore not owed fiduciary duties by the Trust Advisors, and that PCA has no right to remove and replace the Trust Advisors. Further, BCG sought to dismiss the original complaint on the grounds that no claims were asserted against BCG and no relief was sought from it.

On April 18, 2022, PCA amended its original complaint. The amended complaint asserted six new causes of action arising out of the same set of transactions, including: (1) purported breaches of contract against BCG, MHT, and the Trust Advisors, including a purported breach of contract referred to as the CVR Contract; (2) purported fraud by BCG and MHT; and (3) promissory estoppel against MHT, BCG, and the Trust Advisors. The amended complaint also sought additional relief in the form of (1) damages “in an amount to be proven at trial” and (2) an order granting rescission of an amendment to one of the transaction agreements or a holding declaring it invalid.

On April 18, 2022, Mr. Holland and Mr. Turvey resigned as Trust Advisors to the Trusts that were the subject matter of the complaint.

On April 19, 2022, MHT, as the sole beneficiary of the Trusts, appointed Dr. John Stahl as the new Trust Advisor.

On April 28, 2022, the Court found that PCA’s original cause of action to remove Mr. Holland and Mr. Turvey as Trust Advisors was moot.

On May 6, 2022, PCA amended its complaint again to request that Dr. Stahl be removed as Trust Advisor.

Additionally, while the newly amended complaint maintains the prior causes of action, it retracts PCA’s prior, false statements claiming that BCG had not supplied PCA’s representative the relevant documents before he signed an amendment to one of the transaction agreements. PCA still, however, requests that the Court rescind this amendment which memorialized the parties’ prior agreements regarding certain definitions negotiated and approved by PCA and its counsel.

On August 17, 2022, the Court issued a memorandum opinion that dismissed count I of PCA’s complaint, which requested Dr. Stahl’s removal, after finding that PCA is not a beneficiary of the Trusts and, therefore, lacks standing to request the removal of any Trust Advisor. Additionally, because the Court held that PCA is not a beneficiary of the Trusts, the parties agreed that count II, which alleged breach of fiduciary duty against the Trust Advisors, should also be dismissed.

On October 3, 2022, the Court entered an order dismissing count I of PCA’s complaint in accordance with its memorandum opinion and count II in light of the parties’ agreement that it should also be dismissed.

On November 1, 2022, defendants filed their opening briefs in support of their motions to dismiss the remaining counts. The parties have agreed that PCA will file its answering brief by December 20, 2022, and defendants will file their reply briefs by January 24, 2023. Oral argument on the motions to dismiss has not yet been set.

This litigation can subject us and certain of our directors to substantial costs and divert resources and the attention of management from our business. If these claims are successful, our business could be seriously harmed. Even if the claims do not result in protracted litigation or are resolved in our favor and the favor of our directors, the time and resources needed to resolve such claims could divert our management’s resources and adversely affect our business.

This litigation can subject us and certain of our directors to substantial costs and divert resources and the attention of management from our business. If these claims are successful, our business could be seriously harmed. For example, if PCA is successful in its claim that the CVR Contract is a valid and enforceable contract and has not terminated on its terms and that BCG and its related parties have breached certain obligations under the CVR Contract, PCA may be able to recover substantial damages from BCG (or Beneficient following consummation of the Avalon Merger). Such damages could include the requirement to make quarterly payments to the Trusts in an aggregate amount of up to $350 million. In addition, PCA may seek to enforce provisions of the CVR Contract that limit the ability of BCG (or Beneficient) to conduct its business operations, including the ability to make loans and to acquire alternative assets. Any such recovery and/or enforcement of such provisions against BCG (or Beneficient) could materially affect the ability of BCG (or Beneficient) to continue its operations. Even if the claims do not result in protracted litigation or are resolved in our favor and the favor of our directors, the time and resources needed to resolve such claims could divert our management’s resources and adversely affect our business.

Risks Related to Our Liquidity Products Business

Difficult market conditions can cause investors to reduce or suspend their investments in alternative assets or their desire to liquidate alternative assets they hold, which could adversely affect our business.

Our business depends upon the health of the market for investments in alternative assets. During economic downturns, alternative asset owners may suffer from decreasing returns (including negative returns and loss of principal investment), liquidity pressure, increased volatility and difficulty maintaining targeted asset allocations, and investors may decrease or suspend making new fund investments during and after such periods. As the economy begins to recover from these periods, investors may elect to reduce their exposure to alternative investments, resulting in a smaller overall pool of potential future Customers in the industry and Customers for our products and services in the future. In the event all or part of this occurs, when trying to find new Customers, we will be competing for fewer available alternative assets to administer in an increasingly competitive environment, which could lead to terms less favorable to us as well as difficulty in reaching new Customers. Such changes could adversely affect our revenues and profitability.

The due diligence process that we undertake in connection with any liquidity transaction may or may not reveal all facts that may be relevant in connection with such liquidity transaction.

In deciding whether to enter into a liquidity transaction with a Customer, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each transaction. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, technological, governance, legal and regulatory issues. In addition to our employees, outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of alternative asset and the parties involved. Further, after Ben Liquidity has closed on certain liquidity transactions, some private fund managers have not consistently provided us with all requisite information to value and monitor collateral positions effectively. Despite our efforts, the results of our due diligence may not be complete and accurate or, even if complete and accurate, may not be sufficient to identify the appropriate underwriting criteria, which could materially and adversely affect our business, financial condition and results of operations.

We depend on the accuracy and completeness of information from and about our Customers.

When making an assessment regarding the alternative assets underlying a potential liquidity transaction, we may rely on information furnished to us by or on behalf of our Customers, including financial statements and other financial information with respect to the character, value and other aspects of the alternative assets. We also may rely on representations of our Customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in connection with liquidity transactions, we may rely on documents provided by a Customer that provide information such as the net asset value of an underlying alternative asset. We also rely, and will continue to rely, on Customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of the alternative assets underlying liquidity transaction. While we believe that our underwriting process is thorough and robust, our necessary reliance on Customers may not include, reveal or highlight all relevant facts (including bribery, fraud or other illegal activities) or risks that are necessary or helpful in evaluating such transaction opportunity. Instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

Our fair value estimates of illiquid alternative assets may not accurately estimate prices obtained at the time we enter into a liquidity transaction, and we cannot provide assurance that the values of the alternative assets underlying such liquidity transactions that we report from time to time will be realized.

Asset valuations for which there is no readily available market, such as the illiquid alternative assets comprising the Collateral, require estimates and assumptions about matters that are inherently uncertain. Given this uncertainty, the fair values of such assets as reflected in estimated net asset value may not reflect the prices that would actually be obtained if and when such assets are sold.

Our valuation of the assets underlying a potential liquidity transaction may be incorrect due to beliefs or assumptions underlying the data upon which we rely or because such data is stale or incomplete. We base our estimates of the fair value of the alternative assets in the collateral on the fund reported net asset value reported to us by the underlying fund managers, who may employ a number of methodologies and policies, including the nature of the investment, the expected cash flows from the investment, the length of time the investment has been held, restrictions on transfer and other valuation methodologies. As there is no single method for determining fair value, there may be significant variations in the valuation policies used by different fund managers for the Collateral. Due to time lags in receiving valuation information from fund managers, we typically do not and will not have up-to-date information from all underlying funds at the time we calculate the fair value of the alternative assets underlying the liquidity transactions. As such, our ExAlt Loan Collateral Portfolio may, at any given time, have exposures that are outside of our concentration guidelines to reflect, among other things, attractive financing opportunities, limited availability of assets, or other business reasons. We typically are not aware of all material developments at a fund or our underlying portfolio companies that could adversely affect the value of the interests in funds comprising the Collateral.

Even if market quotations are available for the alternative assets underlying any liquidity transaction, such quotations may not reflect the value that could actually be realized due to various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company’s securities, future market price volatility or the potential for a future loss in market value. For example, because the alternative assets held by our potential Customers may be in industries or sectors that are unstable, in distress or undergoing some uncertainty, such alternative assets are subject to rapid changes in value caused by sudden company-specific or industry-wide developments. Realizations at values significantly lower than the fair values recorded in our financial statements could have a material adverse effect on the net asset value of the alternative asset, and therefore the value of the beneficial interests and the corresponding liquidity transactions and the ability to receive payment on our loans.

We depend on the use of data and modeling in our decision-making, and faulty data or modeling approaches could negatively impact our decision-making ability or possibly subject us to regulatory scrutiny in the future.

The use of statistical and quantitative models and other quantitative analyses is endemic to financing decision-making, and the employment of such analyses is intrinsic to our operations. Liquidity stress testing, interest rate sensitivity analysis, risk management efforts, and the identification of possible violations of anti-money laundering regulations are all examples of areas in which we are dependent on models and the data that underlies them. The use of statistical and quantitative models is also becoming more prevalent in regulatory compliance. We often utilize qualitatively driven stress testing of financial health under various market scenarios and anticipate that model-derived testing may become more extensively implemented by regulators in the future.

While we believe these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could negatively impact our decision-making ability or, if we become subject to regulatory stress-testing in the future, adverse regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision-making.

Restrictions on our ability to collect and analyze data regarding our customers’ alternative assets could adversely affect our business.

The collateral includes cash flows relating to interests in alternative assets. We depend on the continuation of our relationships with the GPs and sponsors of the underlying funds and investments in order to maintain current data on these alternative assets and realize the value of our interest. The deterioration or termination of such relationships or the imposition of restrictions on our ability to use the data we obtain for our reporting and monitoring services could adversely affect our business, financial condition and results of operations.

We may be required to omit alternative asset limited partnership agreement information from our underwriting process.

As a part of our underwriting process, we collect information available to us about funds and their performance, and we use machine learning to process it and make it available to us when making underwriting decisions. It is possible that a general partner or other investor in the respective limited partnership could deem this analysis as outside of the agreement’s permitted use and require us to remove this information from our underwriting process. Removing these terms could slow and negatively impact the underwriting process, which could have an adverse effect on our financial condition and business operations.

Our liquidity, profitability and business may be adversely affected by concentrations of assets comprising the Collateral.

The collateral base backing Ben Liquidity’s portfolio of loans is held in a special purpose collective collateral trust or series of such trusts (the “Collective Trust”) designed to manage and risk-optimize the collateral as it grows over time. In seeking to mitigate balance sheet risk, we intend to maintain concentration limits of our collateral by Ben Liquidity’s management of its loan inventory and prioritizing underwriting based on portfolio and asset risk ratings as well as evaluations of asset type and class, fund manager, stage of investment, industry segment, geography, maturity, vintage year and public versus private exposure, among other factors, to result in an endowment-based model for diversification. However, our efforts may not be effective, or our risk management guidelines or other underwriting tools may be flawed, and as a result, the collateral may be concentrated in certain issuers, funds, sectors, geographic regions, countries, or asset types, among other factors, which could negatively affect performance as well as our financial results, including our capital position, earnings, cash flows, and growth. Because of such concentrations, we may suffer losses even when economic and market conditions are generally favorable. In addition, although we seek to reduce volatility through the use of our proprietary ExAlt Plan structure that aggregates a diversified pool of alternative asset collateral in the Collective Trust so as to avoid reliance from a cash flow perspective in any one loan on any one underlying alternative asset, we may not obtain optimal diversification due to market and other factors out of our control.

We have a substantial amount of goodwill and intangible assets which over time may have to be written down as we make the required periodic assessments as to their value as reflected in our financial statements.

A significant portion of our total assets are comprised of goodwill and intangible assets that arose from a series of transactions with GWG and relates principally to our Ben Liquidity business. We perform goodwill and intangible asset impairment annually, during the fourth quarter of each year, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Based on the results of our most recently completed annual quantitative analysis for goodwill as of January 1, 2022, the analysis did not result in any impairment charges. Similarly, our most recently completed annual quantitative analysis related to our intangible assets determined there was no impairment. Our most recent evaluations utilized a linear interpolation method to estimate the enterprise value between two different valuation dates, which were each valued using third-party market transactions involving the BCG’s and BCH’s equity securities as the underlying basis for the valuations. The Company believes that the linear interpolation methodology provides the most reasonable basis currently for the valuation of its enterprise value because the Company did not identify any significant events that occurred during the intervening periods that would have caused a material change in fair value. Future valuations of the enterprise value may use different valuation methodologies, including the income approach, which would heavily incorporate management’s estimate of discount cash flow. With all valuations, our assumptions reflect management’s best estimates of future performance. Further valuations involving estimates, specifically to the extent they may utilize management’s estimates of discounted cash flow, could assume that we capture a significant market share of liquidity transactions leading to a substantial rate of growth of new service offerings and products, revenues and assets. These estimations are uncertain to occur, and to the extent we fall short of achieving our expected growth in revenues and assets, material impairments of our goodwill may occur in the near term Additionally, a potential restructuring or liquidation of GWG, whether as part of the Chapter 11 Cases or otherwise, and any litigation relating to our transactions with GWG could have a material adverse effect on the value of our goodwill and intangibles. While management can and has implemented its business plans, a failure to further execute our business plans or adverse changes in management’s forecasts, to the extent used in future valuations, could result in a decline in our estimated fair value and could result in an impairment of our goodwill or intangible assets. If we take an impairment charge for either goodwill or intangible assets, the overall assets will be reduced. Such an impairment charge may result in a change in the perceived value of the Company and ultimately may be reflected as a reduction in the market price of our securities. Any impairment charge would adversely impact the income (loss) allocable to Ben’s equity holders. Additionally, an impairment charge may also adversely influence our ability to raise capital in the future.

Our business may face substantial competition from a variety of financial solution companies and other liquidity providers.

We may face substantial competition in all areas of our operations from a variety of competitors, many of which are larger, have an established track record and reputation, and may have more financial resources. We are aiming to serve a largely untapped emerging market for individuals and STMI, and other providers of financial products and services and trust administration could seek to compete with us, such as asset managers and their private equity affiliates, insurance companies and a growing list of other local, regional and national institutions which offer financial products and services and trust administration. For instance, one or more of our competitors providing liquidity for alternative assets to larger institutions could enter our market and may seek to obtain a Kansas TEFFI charter, which would limit one of our significant competitive advantages.

While we believe that our ability to finance liquidity transactions from our balance sheet, transaction efficiency, underwriting and risk management processes and low holding cost structure allow us to provide fair liquidity value to Customers whose needs are unmet by the current market, there can be no assurance that we will be able to achieve or maintain a cost advantage over our competitors. If we are not able to achieve, or if our cost structure changes and as a result we are not able to maintain, a cost advantage over our competitors, this could have a material adverse effect on our ability to execute our strategy, as well as on our results of operations and financial condition. Even if our cost structure does not increase, other providers of financial products and services, trust administration and other institutions that do not currently compete with us could become a direct competitor and may leverage their established track record, reputation and extensive resources. If we are unable to compete effectively, we could lose market share and income.

Poor performance of our collateral would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future liquidity transactions.

Ben Liquidity’s liquidity transactions are structured whereby a subsidiary of Ben Liquidity extends loans to Customer ExAlt Trusts collateralized by the collateral and a subsidiary of Ben Custody provides administrative services to the trustees who administer the exchanged alternative assets and Collateral. The proceeds of such loan received by the Customer ExAlt Trusts are ultimately delivered to the Customer in the form of consideration required by the specific liquidity product selected by such Customer. The cash flows from the alternative asset that the Customer ExAlt Trusts acquire from the Customer support the repayment of the loans plus any related interest and fees.

The primary source of repayment for the ExAlt Loans and related fees is cash flows from the interests comprising the ExAlt Loan Collateral Portfolio underlying the Collateral. Should the performance of the collateral underlying our loan portfolio generate insufficient returns to repay the outstanding principal and interest of a loan, the Customer ExAlt Trusts may default on the loan. Although Ben Liquidity uses a comprehensive approach to price the net value of liquidity transactions before entering into them and elects to finance liquidity transaction that will promote collateral diversity among the pooled interests held in the Collective Trust, there is no guarantee that the collateral will perform well or that, even if most of the collateral performs well, that the Collective Trust will generate positive returns over a particular time period. If the collateral does not perform well or if the Collective Trust as a whole does not perform well, our revenue, income, cash flow and resources available for operations would decline and Ben Liquidity’s ability to enter into new liquidity transactions would be impaired.

Transfer restrictions applicable to alternative assets may prevent us from being able to attract a sufficient number of Customers to achieve our business goals.

Many alternative assets contain stringent transfer restrictions imposed by the issuing entity, which may prevent the transfer of alternative assets following a liquidity transaction or from entering into liquidity transactions with our Customers. Such restrictions may result in us not being able to attract a sufficient number of Customers or liquidity transactions and, as a result, our revenues and profitability could be adversely affected.

We are subject to repayment risk in connection with our liquidity transactions.

Ben Liquidity’s loans do not require repayment prior to maturity, and we are exposed to the risk that certain of the Customer ExAlt Trusts indebted to BFF will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. A failure of a significant market participant, or even concerns about a default by such an institution, could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect our business and/or financial position.

We face risks related to the total return interest aspect of our business model.

For substantially all of Ben Liquidity’s liquidity transactions to date, in exchange for agreed-upon consideration, all of our Customer’s total economic and contractual interests (collectively, the “Total Return Interest”) are initially transferred to certain of the Customer ExAlt Trusts in advance of the approval for the transaction by the underlying alternative assets’ general partner. Although the Customer establishes a depository bank account administered by Ben Custody that receives distributions on the exchanged alternative asset following closing and executes a power of attorney permitting Ben Custody to work to secure appropriate consent to transfer the underlying alternative assets and agrees to cooperate with us with respect to the transfer title of alternative assets, we still face risks with respect to the Total Return Interest.

A substantial portion of the interests of the Customer ExAlt Trusts are governed by these arrangements and have yet to be transferred on the books and records of the applicable fund, and they may not be transferred for lengthy periods of time following the closing of a liquidity transaction. In the event that one of our Customers is insolvent at or following entry into a liquidity transaction, there is a risk that the transfer of the Customer’s alternative assets could be deemed a fraudulent conveyance and could be unwound, which could require certain of the Customer ExAlt Trusts to return the alternative asset or forfeit its right to the Total Return Interest, both of which provide the cash flow comprising part of the Collateral, in exchange for the consideration originally provided to the Customer, among other possibilities. Furthermore, in the event that a Customer breaches their obligations to us or otherwise tries to defraud us Ben Liquidity or certain of the Customer ExAlt Trusts may be required to resort to legal remedies to enforce the terms of the Customer agreements under such circumstances, and such legal remedies may not succeed or could be expensive to enforce, which could impact the value of the collateral and the performance of Ben Liquidity’s loans.

The custody trusts may require additional liquidity to fund capital contributions. If adequate capital is not available, our business, operating results and financial condition may be negatively affected.

Our Customers, or following closing of liquidity transactions, certain of the custody trusts, are contractually obligated to contribute capital to certain alternative assets comprising the collateral supporting Ben Liquidity’s loans. Our financing subsidiary has committed to lend money to Customer ExAlt Trusts to fund certain capital calls of the exchanged alternative assets. The timing of the obligation to contribute capital is at the discretion of the sponsors on the alternative assets and is typically triggered by the issuance of a “capital call.” Although the Customer ExAlt Trusts reserve certain funds for anticipated capital contributions as part of each liquidity transaction, and Ben Liquidity factors in the likelihood and extent of future capital calls when engaging in our underwriting process, the size or timing of future capital calls may not be accurately forecasted or insufficient amounts may be reserved. In addition, Ben Liquidity and Ben Custody may change our fee structure at any time, which could affect our cash position. Additional funds may not be available when needed or may be unavailable on terms that our Customers or the Customer ExAlt Trusts deem acceptable. Failure to make a capital contribution following a capital call could have adverse effects on our operations including that the interest represented by the alternative asset, which is part of the Collateral, may be diluted or forfeited in whole or in part under the terms of the governing documents of the relevant alternative asset, and funding a capital call may not be a fruitful investment. Even if our Customers or the Customer ExAlt Trusts are able to make capital contributions on time, doing so may divert a substantial portion of the funds available for future liquidity transactions, general corporate purposes or expenses within the ExAlt Plan structure that serves Ben Liquidity’s loans.

We may not be able to adequately measure and limit our credit risk, which could lead to unexpected losses.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, Ben Liquidity is exposed to the risk that the principal of, or interest on, loans will not be repaid timely or at all or that the value of any collateral supporting the loans will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which Ben Liquidity’s loan may be repaid, risks relating to Ben Liquidity’s proper loan underwriting and risks resulting from changes in economic and industry conditions. If the overall economic climate in the United States, generally, or our market areas, specifically, experiences material disruption, the value of the collateral may decrease, liquidity events for the collateral may take longer to occur, borrowers may experience difficulties in repaying their loans and the level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for credit losses for Ben Liquidity.

Our risk management practices, such as monitoring the concentration of Ben Liquidity’s loans within specific industries and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting the collateral and the quality of Ben Liquidity’s loan portfolio. A failure to effectively measure and limit the credit risk associated with Ben Liquidity’s loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that Ben Liquidity significantly increase its allowance for credit losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have an adverse effect on our business, financial condition and results of operations.

Our results of operations may fluctuate from period to period.

We expect that our results of operations may vary significantly from period to period for a variety of reasons, many of which are outside of our control and difficult to predict, including demand for our liquidity products and trust administration services, performance of Ben Liquidity’s loans against the collateral supporting our liquidity transactions and concentration of risk in Ben Liquidity’s loan portfolios. For example, the primary source of repayment for the ExAlt Loans and related fees is cash flows from the interests comprising the ExAlt

Loan collateral portfolio underlying the collateral. Even if the collateral proves to be profitable, it may be several years before any profits can be realized in cash. We may also create new products or vary the terms of our existing products, which may alter the composition or mix of our income from time to time. Because our results of operations may vary significantly from period to period, the results of any one period should not be relied upon as an indication of future performance.

A decline in the pace or size of our liquidity transactions would result in Ben Liquidity and Ben Custody receiving less revenue from interest income and fees.

Ben Liquidity and Ben Custody generate revenue primarily through loan interest income, transaction fees and administrative service fees related to our liquidity transactions, which are more fully described in the Summary – Our Company section above. The interest income and fees that Ben Liquidity and Ben Custody earn are driven in part by the pace at which we enter into liquidity transactions and the size of the net asset value of the underlying alternative asset involved in such transaction. Many factors could cause a decline in the pace or size of our liquidity transactions, including:

•	the inability of our marketing teams to successfully solicit Customers;

•	unfavorable market and economic conditions;

•	decreased availability of capital; and

•	new regulations, guidance or other actions provided or taken by regulatory authorities.

Any decline in that pace or the size of our liquidity transactions would reduce Ben Liquidity’s and Ben Custody’s revenue from loan interest income, transaction fees and administrative service fees, which would have a negative impact on the results of operations.

Decisions made by an individual trustee could materially affect our custody business and the assets held in certain of our trusts.

We have been, and will continue to be on a limited extent, dependent upon the services of John Stahl, an individual who, prior to our receipt of the operating TEFFI charter in Kansas, served as trustee of most of our Customer ExAlt Trusts, excluding the custody trusts that are Delaware statutory trusts, which are trusts with the Delaware Trust Company serving as trustee. Mr. Stahl will continue to serve as trustee of the Customer ExAlt Trusts established in our formative transactions. We have replaced Mr. Stahl as trustee on certain other trusts, and BFF is appointed as trustee of the Customer ExAlt Trusts following the receipt of our TEFFI charter. Although Mr. Stahl is subject to fiduciary duties and other restrictions included in our trust agreements and as a matter of law, as a trustee, Mr. Stahl has broad discretion and authority to take actions permitted by the trust agreements and applicable law. Accordingly, decisions by Mr. Stahl could materially affect our business and the assets held in such trusts. It is impossible to determine how these decisions may affect the value of the Company and therefore our securities.

We will experience costs associated with the Customer ExAlt Trust payments to certain charities that are the ultimate beneficiaries of the Customer ExAlt Trusts.

The Customer Exalt Trusts’ Collateral supports the repayment of the ExAlt Loans plus any related interest and fees. Under the applicable trust and other agreements, certain charities are the ultimate beneficiaries of the Customer ExAlt Trusts. The TEFFI Act and our policies require that two and a half percent (2.5%) of the cash distributions from alternative assets serving as collateral to Ben Liquidity loans be charitably contributed by certain of the Customer ExAlt Trusts to a designated Kansas economic growth zone. In accordance with the terms of the applicable trust and other agreements, certain of the Charities, which are the ultimate beneficiaries of Customer ExAlt Trusts formed prior to 2021, are paid $0.05 for every $0.95 paid to the ExAlt Loan lender (i.e., subsidiaries of the Company). Following December of 2021, the Charities are paid $0.025 for every $0.975 paid to the ExAlt Loan lender (i.e., subsidiaries of the Company). To account for these payments to the Charities, we take such Customer ExAlt Trust payment obligations into account in our underwriting process. As our business expands, these costs could grow and cause a material adverse effect.

Pursuant to a registration rights agreement, if we do not become a public company and register certain securities, we may incur expenses.

On December 7, 2021, BCG entered into a Registration Rights Agreement (the “Hatteras Registration Rights Agreement”) with Hatteras Investment Partners, LP (“Hatteras”) (“Hatteras”), pursuant to which, each of the holders party thereto were provided certain registration rights related to the BCG Preferred B-2 Unit Accounts. Among other provisions, the Hatteras Registration Rights Agreement provides that, subject to certain limitations, in the event that a registration statement registering Registrable Securities for resale has not been declared effective by the SEC by June 30, 2023, the holders of the BCG Preferred B-2 Unit Accounts shall have the right to require Beneficient to repurchase all of their Preferred B-2 Units for an amount in cash equal to the Preferred B-2 Unit Capital Account Balance of such holder out of certain cash available to BCG and BCH.

We may be required to seed a new fund for Hatteras.

Pursuant to the agreements we entered into in connection with our ExAlt Plan Exchange transaction with Hatteras, subject to certain limitations and restrictions, Hatteras may require us or our affiliate to cause the transfer of up to 70% of the then-current fair value of certain specified assets (the “Contributed Assets”) contributed by Hatteras to Hatteras Ben Legacy LP and/or Hatteras Ben Private Legacy LP, which are holdings vehicles wholly owned by us, and potentially additional Contributed Assets from those holdings vehicles as may be requested by Hatteras and agreed to by us or our affiliate, to an investment vehicle sponsored, managed or advised by Hatteras or its affiliate (such vehicle, a “New Fund”) for the purpose of making a seed investment in such New Fund. Any such New Fund would be earlier in its life cycle than we would typically consider for a liquidity transaction and the interest in such New Fund received in return for such in-kind contribution of such seed assets would result in the exposure to a potentially different and broader set of underlying Contributed Assets than those seed assets contributed to such New Fund, which could expose us to risk on the quality of and changes to the collateral.

In the event that we make a seed investment of such Contributed Assets in any such New Fund sponsored by Hatteras, a priority distribution right is required to be provided for the interest we or our affiliate receives in such New Fund in consideration for any such Contributed Assets transferred to a New Fund launched by Hatteras. Accordingly, the nature of the collateral underlying the ExAlt Loan relating to the Contributed Assets may change to an interest in such New Fund formed Hatteras instead of those Contributed Assets being directly held by us or our affiliate. We would not have the ability to underwrite such collateral as we would have an undivided interest in such New Fund and may not have control over or sufficient visibility into its underlying portfolio of assets and any subsequent changes thereto. Further, the right to the collateral underlying the ExAlt Loan relating to the Contributed Assets would be structurally subordinated, would be subject to change as the New Fund makes new investments or realizes existing investments, and we may not receive the priority distribution right with respect to such New Fund and any transfer of Contributed Assets thereto.

Risks Related to Our Broker-Dealer Business

We have limited experience in operating a broker-dealer to issue securities of our Company, and our entry into and operating in this market may not be successful.

We recently began offering broker-dealer services to our subsidiaries and affiliates through a subsidiary of Ben Markets, Ben Securities Company, L.L.C. (“Ben Securities”). We expect that operational efficiencies created by having an in-house broker-dealer will allow us to streamline our ExAlt Plan liquidity transactions and reduce certain transaction and other third-party costs, although, there is no assurance that this will occur. The broker-dealer industry is heavily regulated and has regulatory and business barriers to entry. Entering into the broker-dealer business subjects us to additional laws and regulations and involve additional risks, including risks relating to regulatory oversight and examinations and increased risks of enforcement proceedings and litigation. Although certain of our directors and management have experience operating and advising broker-dealer businesses, we have limited experience in operating a subsidiary broker-dealer to issue securities of our Company, which enhances these risks. To the extent we expand our broker-dealer business, particularly if we expand our broker-dealer business to serve third parties in addition to our subsidiaries and affiliates, it could involve a number of risks, including risk of denial or delay in regulatory approval, the required investment of capital and other resources, increasing demands on our operational and management systems and controls, the diversion of management’s attention from our core business, risks when dealing with third-parties (based on their actions, omissions or disclosures), and our ability to implement an effective marketing strategy to promote awareness of and sell our broker-dealer products, including in conjunction with our ExAlt Plan. There can be no assurance that our entrance into, and ongoing efforts involving, the broker-dealer market will be successful. The regulatory environment in which our broker-dealer business operates is continually evolving, and the level of financial regulation to which we are subject has generally increased in recent years, which generally results in increased costs of compliance and operations. Regulators have adopted, proposed to adopt, and may in the future adopt regulations that could impact the manner in which we will market products and services, conduct compliance and operations, interact with regulators and manage our business.

If our broker-dealer business does not generate sufficient revenue, source sufficient number or type of investors or purchasers, or provide expected efficiencies and third-party cost reduction, or if we are unable to efficiently manage the existing and future regulatory environment, or our existing or expanded operations, our business and financial condition will be adversely affected.

Our broker-dealer business is subject to extensive and evolving regulations and our failure to be fully compliant with applicable regulations could have a material adverse effect on our future business, financial condition, results of operations and prospects.

Ben Securities is a subsidiary of Ben Markets, is registered with the SEC and various states and is a member of FINRA. Although subject to federal, SEC and state laws and rules, much of the oversight of broker-dealers has been delegated to self-regulatory organizations, including FINRA. Ben Securities business is also governed by its agreement with FINRA and the specific registrations of its registered persons. Self-regulatory organizations like FINRA adopt rules (which are subject to approval by the SEC) for governing its members and the industry. Ben Securities is a member of, and are primarily subject to regulation, supervision and regular examination, by FINRA. Ben Securities is also subject to cycle SEC or state exams, as well as, if applicable, for-cause exams, special inquiries, and investigations by the SEC, FINRA or a state.

The regulations (including laws, rules and interpretations) to which broker-dealers like Ben Securities are subject are extensive, change over time and cover all aspects of their securities business, including, but not limited to, changes in direct and indirect control, business expansions, dealings with affiliates, sales and trade practices, net capital and financial requirements, disclosures, conflicts of interests, record keeping and reporting procedures and filings, relationships and conflicts with customers, the handling of customer funds, experience and training requirements for certain employees, the conduct of investment banking activities and the conduct of registered persons, directors, officers and employees. Broker-dealers are also subject to the federal and state privacy laws regarding safeguarding of customer information (such as Regulation S-P) and anti-money laundering laws, and related regulations, including the recently adopted Anti-Money Laundering Act of 2020, for which various implementing measures will be taking effect, including expanded beneficial ownership reporting. Compliance with applicable regulations involves considerable allocations of time, resources and costs. Additional legislation, changes in rules promulgated by the SEC, FINRA or states or changes in the interpretation or enforcement of existing laws and rules often increase costs, take time and resources to evaluate and directly affect the method of operation and profitability of broker-dealers, including any business expansions we may undertake. In addition to regular and special reviews of our business, the SEC, FINRA and states may conduct administrative and enforcement proceedings alleging violations of law and rules by Ben Securities that can result in a change of our businesses practices, an increase of compliance and training costs and in significant adverse regulatory consequences such as censure, fine, profit disgorgement, monetary penalties, suspension, revocation of registration or expulsion of broker-dealers, their registered persons, officers or employees. Customers may also bring arbitration actions and civil lawsuits against Ben Securities as a result of alleged violations of law and rules by Ben Securities, the results of which may also have a material adverse effect on our business and financial condition. Therefore, if we fail to comply with applicable regulations, such failure could have a material adverse effect on our business and financial condition. In addition, even if Ben Securities is successful in whole or part in any regulatory matter or civil lawsuit or arbitration, the cost of representation and defending itself is often significant, which cost could have a material adverse effect of our financial condition. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers.

In addition, as a registered broker-dealer and member of a self-regulatory organization, Ben Securities is subject to the SEC’s uniform net capital rule. Rule 15c3-1 of the Exchange Act specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. Ben Securities is subject to such requirements. Compliance with the net capital requirements may limit our operations or require increased use of capital to meet the operating needs and capital requirements of Ben Securities. Any change in such rules or the imposition of new rules affecting the scope, coverage, calculation or amount of capital requirements, or a significant operating loss or any unusually large charge against capital, could adversely affect us.

Effective beginning June 2020, the SEC elevated the standard of care for broker-dealers from the current “suitability” requirement to a “best interest” standard when making a recommendation of any securities transaction, or investment strategy involving securities, to a retail customer pursuant to Regulation Best Interest (“Regulation BI”). The “best interest” standard requires a broker-dealer to make recommendations to retail customers without putting its financial interests ahead of the interests of a retail customer. In connection with Regulation BI, the SEC also adopted a related form called a Form CRS Relationship Summary (“Form CRS”), which requires broker-dealers to deliver to retail investors a succinct, plain English summary about the relationship and services provided by the firm and the required standard of conduct associated with the relationship and services. In connection with adopting Regulation BI, the SEC added new record-making and recordkeeping rules. The burden of complying with Regulation BI could also affect what customers Ben Securities solicits for its products and services (for example, limiting customers to only non-retail customers), which could have a material adverse effect of our business or financial condition.

While the SEC and FINRA have provided some guidance regarding Regulation BI, including findings from certain exams, the interpretation and enforcement of such new regulations carry uncertainties and Ben Securities compliance with Regulation BI may result in increased compliance costs and potential future liability if the SEC or FINRA disagree with how Ben Securities has interpreted or implemented compliance with Regulation BI. If the SEC does not believe we have sufficiently complied or if we fail to continue to comply with the requirements of Regulation BI and Form CRS, we would be subject to fines and other regulatory actions that could result in a material adverse effect on our business or financial condition.

Legislatures and securities regulators in certain states in which we may do business have enacted (or are considering enacting) their own standard of conduct rules for broker-dealers, insurance agents, and investment advisers as well as new or expanded privacy obligations related to safeguarding information about their residents.

The requirements and scope of these state rules are not uniform. Accordingly, we may have to adopt different policies and procedures in different states, which could create added compliance, supervision, training and sales costs for Ben Securities. Should more states enact similar legislation or regulations, it could result in material additional compliance costs and could have a material adverse effect on our business and financial condition.

The cost (including of compliance, training and operations related to existing and future securities and related laws and rules (including Regulation BI) can be significant, which could have a material adverse effect of our financial condition. Any failure to meet these or other current or future regulatory conditions or requirements may result in material adverse consequences, such as the imposition of a censure, significant fine, denial of business expansion or changes in control, disgorgement of profits, suspension or revocation of Ben Securities’ broker-dealer license and/or the licenses of Ben Securities registered persons, which would mean that we would not be able to provide the current and planned broker-dealer products and services or otherwise conduct our intended broker-dealer business and, therefore, restrict or prevent us from conducting ExAlt Plan transactions, until the applicable matter is resolved or the approvals are obtained, and/or any suspension or revocation of the required approvals has passed or is otherwise resolved. Any censure, fine, disgorgement, or suspension or revocation of regulatory approvals would negatively impact our reputation in the marketplace and could have a material adverse effect on our ability to conduct a broker-dealer business or grow our liquidity business.

BCM may also seek registration as a broker-dealer with the SEC and membership with FINRA. If it does so and secures all regulatory approvals, then it will be subject to all of the foregoing as Ben Securities. No assurance is given, however, that such SEC-registration and FINRA membership of BCM will ever occur or will occur in the near future, and we may decide to focus all of our broker-dealer products and services in Ben Securities instead.

Our broker-dealer business is subject to various risks associated with the securities industry.

Our broker-dealer business is subject to uncertainties that are common in the securities industry. These uncertainties include, among others:

•	intense competition in the securities industry;

•	the volatility of domestic and international financial, bond and stock markets, including changing interest rates;

•	extensive or changing governmental regulation;

•	regulatory exams, investigations and enforcement proceedings, investor complaints and civil litigation; and

•	Substantial fluctuations in the volume and price level of securities.

As a result of such uncertainties, the revenues and operating results of Ben Securities may vary significantly from quarter to quarter and from year to year. Unfavorable financial or economic conditions could reduce the number and size of transactions in which we provide services. Disruptions in fixed income and equity markets and changes in interest rates could lead to a decline in the volume of transactions executed for customers and, therefore, to declines in revenues from transactions.

We are subject to certain limitations which could prevent Ben Securities from entering new businesses.

The businesses that Ben Securities conducts is limited by its agreements with, and its oversight by, FINRA, other regulatory authorities and federal and state law. Participation in new business lines, including trading of new products often requires governmental and/or regulatory approvals, which may take significant time and resources. As a result, Ben Securities may be prevented from entering new businesses that may be profitable in a timely manner, if at all.

Several of our broker-dealer segment’s product lines rely on favorable tax treatment and changes in federal tax law could impact the attractiveness of these products to our customers.

We offer a variety of services and products, which rely on favorable federal income tax treatment to be attractive to our customers. Should favorable tax treatment of these products be eliminated or reduced, sales of these products could be materially impacted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The actions of a third-party broker-dealer or financial intermediary may cause a material adverse effect.

We may enter into selling or similar agreements with third-party U.S. and non-U.S. broker-dealers (and similar entities). We cannot control how such additional broker-dealers will sell our products. The addition of third-party broker-dealers to a selling network may subject us to additional risk, as broker-dealers in a selling network may be subject to liability in connection with the actions or omissions of other broker-dealers in the selling network. This liability could also adversely affect the issuer.

Ben Securities also may enter into referral and similar agreements with financial intermediaries such as third-party broker-dealers, investment advisers and foreign finders, in which case, the success of Ben Securities would depend in part on the success of our referral partners and their ability to market our products and services successfully, and such entities may have different standards, obstacles or risks than Ben Securities, which may cause a material adverse effect to our broker-dealer business. Also, similar to a selling network above, we could be subject to liability based on the actions or omissions of these financial intermediaries, which also could adversely affect the issuer.

These risks include regulatory actions by the SEC, FINRA or the states against these other broker-dealers, financial intermediaries and Ben Securities, as well as arbitrations and civil litigation, including class action suits against the selling network or groups of broker-dealers and financial intermediaries, including Ben Securities.

The Company is subject to the risk of possibly becoming an investment advisor under the Investment Advisers Act.

The Investment Advisers Act is a U.S. federal law that defines the role and responsibilities of an investment advisor/adviser. Section 202(a)(11) of the Investment Advisers Act defines an investment adviser as any person or firm that: (1) for compensation; (2) is engaged in the business of; (3) providing advice to others or issuing reports or analyses regarding securities. A person must satisfy all three elements to fall within the definition of “investment adviser.” As a result of certain of Ben Securities’ operations, specifically as it relates to the loan participation transactions, Ben Securities runs the risk of inadvertently becoming an investment adviser, which would require Ben Securities to register under the Investment Advisers Act. Registered advisers are subject to extensive, restrictive and potentially adverse regulations. Registered investment advisers are not permitted to operate their business in the manner in which Ben Securities operates its business. If it were established that Ben Securities were an investment company, there would be a risk, among other material adverse consequences, that it could become subject to monetary penalties, regulatory actions and injunctive relief in an action brought by the SEC, that Ben Securities would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with Ben Securities undertaken during the period it was established that Ben Securities was an unregistered investment adviser. If it were established that Ben Securities were an investment adviser, this would have a material adverse effect on our business and financial operations. Based on the facts and circumstances of our business model, we do not believe that Ben Securities is an investment adviser as defined within the Investment Advisers Act. The predominant reason for our view is based on various SEC interpretations and our view that the company is not engaged in the business of providing advice to others or issuing reports or analyses regarding securities for separate advisory compensation.

Risks Related to Reliance on Technology and Third Parties

We rely on other companies to provide key components of our business infrastructure.

Third-party vendors provide, and are expected to continue to provide, key components of our business infrastructure, including for certain information systems, legal services, technology, administration, tax and compliance matters. The failure of any such third-party vendors to provide their services for any reason or to perform their services adequately could adversely affect our ability to deliver products and services to Customers, impair our ability to conduct our business efficiently and effectively, and/or result in regulatory action, financial loss, litigation, and loss of reputation. We may be unsuccessful in seeking reimbursement or indemnification from these third parties, and replacing any third-party vendors could also entail significant delay and expense.

A failure in our operational systems could impair our liquidity, disrupt our business, result in the disclosure of confidential information, damage our reputation, and cause losses.

Our financial, accounting, data processing or other operational systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control. Although we have backup systems in place, including backup data storage, our backup procedures and capabilities in the event of a failure or interruption may not be adequate. We must continuously update such systems to support our operations and growth, and to avoid disruption of, or constraints on, our operations. Enhancements and updates to systems, as well as the requisite training, including in connection with the integration of new businesses, entail significant costs and create risks. We may experience malfunctions in such systems, which may be severe. If, for example, our secure online portal experiences a glitch or other program-related error, Ben Liquidity could experience delays in processing liquidity transactions, which could result in negative reputational effects, and/or otherwise materially and adversely affect our business, financial condition and results of operations.

If we are not able to innovate and develop enhancements to our products and services, keep pace with technological developments or respond to future disruptive technologies, our business could be adversely affected.

As a technology-enabled company, we heavily rely on technology and innovation to support and build our business. In order to attract new customers and increase revenue from customers that currently use our products and services, we will need to continually adapt, develop, innovate, enhance, add new features and improve upon our products and services. The success of our products and services and any enhancements or new features in the future will depend on several factors, including timely completion and market acceptance of such enhancements and new features. We may expend significant time and resources developing and pursuing Customers that may not result in revenues in our anticipated time frame or at all, or may not result in revenue growth sufficient to offset any increased expenses due to enhancements or new features. If we are unable to successfully develop enhancements or new features to meet our customers’ needs in the future, our business and operating results could be adversely affected.

In addition, because our products and services will be designed to operate on a variety of network, hardware and software platforms using internet tools and protocols, we will need to continuously modify and enhance our products and services to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our products and services may become less marketable and less competitive or even obsolete.

Our success depends on certain key personnel and the ability to attract, retain, and develop new professionals.

Our success depends in large part upon the skills, experience, personal reputations and network of business relationships of our executives, and the synergies among the diverse fields of expertise and knowledge held by such executives. Our key personnel are directly responsible for setting our strategic direction, operating our business, maintaining and expanding business and other critical relationships with Customers and business partners and identifying expansion opportunities.

Competition for qualified personnel in the financial services industry is intense. Under the Kansas TEFFI charter, we are required to notify the OSBC of any change in the chief executive officer, president or directors of BFF. We may not be successful in retaining our key personnel, and the unexpected loss of services of one or more of our key personnel could have an adverse effect on our business because of their skills, knowledge of our primary markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The loss of any of these key personnel, or our inability to recruit and retain qualified replacements, could cause disruption in our business and could prevent us from fully implementing our business strategy.

Our employees may take excessive risks which could negatively affect our financial condition and business.

We accept certain risks in the ordinary course of our business. The employees who conduct our business, including executive officers and other members of management, sales intermediaries, investment professionals and other associates, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, pricing and other decisions. We endeavor, in the design and implementation of our compensation programs and practices, to avoid giving our employees incentives to take excessive risks; however, employees may take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor employees’ business decisions and prevent them from taking excessive risks, and to prevent employee misconduct, these controls and procedures may not be effective. If our employees take excessive risks, the impact of those risks could harm our reputation and have a material adverse effect on our financial condition and business operations.

Our Chief Executive Officer’s and employees’ ability to participate in our equity incentive programs, our profit participation programs and awards of restricted equity units may create an incentive for them to effect more speculative liquidity transactions and determinations than would be the case in the absence of such arrangement.

Our employees sometimes receive equity units or other Company performance-based fees or allocations, and our Chief Executive Officer receives profit participations through interests in BCH held by Beneficient Holdings, Inc. (“BHI”), that may create an incentive for them to effect more speculative liquidity transactions and determinations, directly or indirectly on behalf of our Customers, or otherwise take or refrain from taking certain actions than it would otherwise make in the absence of such equity units or performance-based fees or allocations. In addition, we may have an incentive to make exit determinations based on factors that maximize economics in favor of us or our employees. Certain of our senior management employees or related persons may receive a portion of our equity interests or Company performance-based fees or allocations with respect to one or more of our subsidiaries, which may similarly influence such employees’ or related persons’ judgments. Our failure to appropriately manage any actual, potential or perceived conflicts of interest resulting from such employees’ ability to receive equity interests could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to effect liquidity transactions, attract new Customers or retain existing Customers.

Misconduct by our employees, advisors or third-party service providers could harm us by impairing our ability to attract and retain Customers and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees, advisors or third-party service providers could engage in misconduct that adversely affects our business. We are subject to a number of laws, regulations and other obligations arising from our businesses and expect to become subject to additional laws and regulations as a result of the issuance of our operational TEFFI charter in Kansas. The violation of such laws, regulations or obligations by any of our employees, advisors or third-party service providers could adversely affect Customers and us. Our business often requires that we deal with confidential matters of great significance to Customers. It is not always possible to detect or deter misconduct, and the extensive precautions we take that seek to detect and prevent undesirable activity may not be effective in all cases. If our employees, advisors or third-party service providers were to engage in fraudulent activity, violate regulatory standards or improperly use or disclose confidential information, we could be subject to legal or regulatory action and suffer serious harm to our reputation, financial position and current and future business relationships.

Any cybersecurity attack or other security breach of our technology systems, or those of third-party vendors we rely on, could subject us to significant liability and harm our business operations and reputation.

Cybersecurity attacks and security breaches of our technology systems, including those of Customers and third-party vendors, may subject us to liability and harm our business operations and overall reputation. Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of Customer or other confidential information in recent years.

We conduct the majority of our business through our information technology systems and process Customers’ personally identifiable information through certain of such systems. In addition, we and our employees have been and expect to continue to be the target of “phishing” attacks, and the subject of impersonations and fraudulent requests for money, and other forms of such activities. Cybersecurity risks could result in the theft of our proprietary information and our Customers’ personally identifiable information, disrupt our operations, negatively impact our ability to compete and result in injury to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. We may also need to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate security systems and policies to adequately support expansion. In addition, we may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face in connection with potential claims, which could have a material adverse effect on our business. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, and while we expect to periodically test this security, there can be no assurance that our security measures, information technology and infrastructure will be sufficient to prevent disruptions to our systems, especially because the cyber-attack techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources. In addition, cybersecurity has become a top priority for regulators around the world. Many jurisdictions in which we operate or that manage one or more interests in alternative investment vehicles underlying our collateral portfolio have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation in the European Union.

If any of our systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, employee error, a breach of our network security systems, a cyber-incident or attack or otherwise, we could experience unauthorized disclosure or loss of sensitive information, damage to our reputation, the incurrence of additional expenses, additional regulatory scrutiny or penalties, or our exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

Third parties upon whom we rely face similar threats, which could directly or indirectly impact our business and operations. The occurrence of a cybersecurity-incident or attack on our third-party vendors could have a material adverse effect on our reputation and on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our founder and Chief Executive Officer has not executed an intellectual property assignment agreement with the Company, preserving his right to claim that he has certain undivided ownership rights in our intellectual property, which could have a material adverse effect on our business operations, financial condition and results of operations.

The Company has filed patent applications on certain of its systems and processes underlying its liquidity products and trust services. Our founder and Chief Executive Officer is listed as an inventor on these patent applications, but he has not executed an intellectual property assignment agreement with the Company. Although we may argue that our founder and Chief Executive Officer does not own an undivided interest in our intellectual property described in these patent applications, substantial uncertainty exists as to whether a court would find that we are the sole owner of this intellectual property. If our founder and Chief Executive Officer owns an undivided right in our intellectual property described in these patent applications, it could enable him to compete against us with the intellectual property or allow him to license the intellectual property to third parties who could use the intellectual property to compete against us. The use of our intellectual property to compete against us could have a material adverse effect on our business, financial condition and results of operations. Further, because our founder and Chief Executive Officer has not executed an intellectual property assignment, we may not be able to use our intellectual property as collateral for borrowings, which could adversely impact our ability and capacity to borrow and have a material adverse effect on our financial condition. We expect our founder and Chief Executive Officer will agree to enter into an intellectual property assignment agreement upon closing of the Business Combination. However, there can be no assurance that we will attain such assignment or that such assignment will be on terms favorable to us.

If we are unable to protect our intellectual property rights, our business could be negatively affected.

Our commercial success will be impacted by our ability to obtain and maintain intellectual property protection in the United States and other countries covering our technology, products and product candidates. Obtaining, maintaining and enforcing this protection is costly and uncertain. The patentability of our structures and processes, including the ExAlt Plan Exchange, generally is highly uncertain and involves complex legal questions. We cannot be certain that any patents will be granted to us, or that we will be able successfully to enforce any patents we obtain. Our success protecting our intellectual property depends significantly on our ability to:

•	obtain and maintain U.S. and foreign patents, including defending those patents against adverse claims of invalidity or unenforceability;

•	protect trade secrets relating to our technology, data and products;

•	operate without infringing the proprietary rights of others; and

•	prevent others from infringing our proprietary rights.

We may not be able to obtain issued patents relating to our technology or products. All of the patents we have applied for with the U.S. Patent and Trademark Office (“USPTO”) are for utility patents. There is no guarantee that the USPTO will issue us patents based on our patent applications. Further, obtaining a utility patent may present additional difficulty due to the current legal and political climate.

Even if issued, patents may inadvertently lapse or be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the duration of patent protection we may have for our products. Furthermore, if issued, we may face disputes over the ownership of our intellectual property. We may not own all of the patents that we use, and certain of our employees may have the right to utilize our patents.

The cost of litigation to enforce patents, trade secrets, and other intellectual property could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they may have substantially greater financial resources. Intellectual property lawsuits are expensive and unpredictable and would consume management’s time and attention and other resources, even if the outcome is successful. In addition, there is a risk that a court would decide that our patents or trade secrets are not valid or enforceable, and that we do not have the right to stop the other party from offering competing products or services. There is also a risk that, even if the validity of a patent or trade secret were upheld, a court would refuse to stop the other party from using the patented invention(s), including on the grounds that its activities do not infringe the patent, or did not misappropriate the trade secret. If any of these events were to occur, our business, financial condition and operating results could be materially and adversely affected.

In addition to patent litigation in court, for any patent we obtain we may be a party to later adversarial proceedings before the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office (the “PTAB”). Potential proceedings before the PTAB include inter parties review proceedings, post-grant review proceedings and interference proceedings. Depending on our level of success at the PTAB, these proceedings could adversely impact our intellectual property rights with respect to our products and technology.

We may be sued by third parties for alleged infringement of their proprietary rights.

Considerable intellectual property development activity exists in our industry, and we expect that we will increasingly be subject to infringement claims as our business grows and its functionality overlaps with different industry segments. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property in technology areas relating to our technology, products and product candidates. In addition, we may increasingly be subject to trademark infringement claims as our presence grows in the marketplace. From time to time, third parties may assert that we are infringing on their intellectual property rights, and we may be found to be infringing upon such rights. A claim of infringement may also be made relating to technology that we acquire or license from third parties. However, we may be unaware of the intellectual property rights of others that may cover, or may be alleged to cover, some or all of our technology, products and product candidates.

The outcome of litigation is inherently unpredictable and, as a result, any future litigation or claim of infringement could (i) cause us to enter into an unfavorable royalty or license agreement, pay ongoing royalties or require that we comply with other unfavorable terms, (ii) require us to discontinue the sale of our technology, products and product candidates, (iii) require us to indemnify our clients or third-party service providers or (iv) require us to expend additional development resources to redesign our platform. Any of these outcomes could harm our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business and operations.

Risks Related to Our Proposed Ben Insurance Business

We have no experience in operating an insurance business, and our entry into the insurance market may not be successful.

Our business plan involves, through Ben Insurance, entering into the business of providing insurance policies to certain affiliates (as defined under the Kansas Captive Insurance Laws), including the Customer ExAlt Trusts and other trusts for which BFF serves as the trustee or custodian, to cover the risks related to the ownership, management and transfer of alternative assets and the financings related to alternative asset purchases. Entering the insurance business will subject us to additional laws and regulations and involve additional risks, including risks relating to regulatory oversight and examinations, risks related to compliance with capital maintenance requirements, and increased risks of litigation. Although certain of our directors and management have experience operating insurance businesses, Beneficient has no experience in operating an insurance business, which would enhance these risks. Expanding our business into the realm of insurance involves a number of risks, including the required investment of capital and other resources, increasing demands on our operational and management systems and controls, the diversion of management’s attention from our core business, and our ability to implement an effective marketing strategy to promote awareness of our insurance products. The insurance industry is highly competitive and there can be no assurance that our plans to enter the insurance market will be successful. If our proposed insurance business does not generate sufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected.

Our failure to obtain or maintain approval of insurance regulators and other regulatory authorities as required for the operations of our planned insurance subsidiary may have a material adverse effect on our future business, financial condition, results of operations and prospects.

As a part of our business plan, and as a result of the recent adoption of legislative amendments concerning captive insurers in the State of Kansas, Ben Insurance applied to Commissioner of Insurance of the State of Kansas for a certificate of authority to transact business as a captive insurer under the Kansas Captive Insurance Laws. If and when we receive the necessary regulatory approvals, we intend to offer (1) an insurance line insuring certain affiliates, including Customer ExAlt Trusts, against losses in the value of their ownership interests in an alternative asset resulting from (i) such alternative asset having to make payments under contractual indemnification provisions or being unable to recover damages due to contractual exculpation provisions or (ii) fraud, theft or conversion of assets by the manager or general partner of the respective alternative asset; (2) a surety line insuring the risks attendant to the transfer of alternative assets from a transferor to a transferee; (3) a credit risk insurance line insuring the risk of default on the repayment of loans made to Customer ExAlt Trusts for the purpose of acquiring alternative assets; and (4) a representations and warranties insurance line insuring against losses incurred by a transferee arising from breaches of the representations and warranties made by a transferor in the definitive documents effecting the transfer of the applicable alterative asset from such transferor to such transferee. Kansas insurance statutes and regulations and the policies of the Kansas Insurance Department may require Ben Insurance to, among other things, maintain a minimum level of capital and surplus, satisfy solvency standards, restrict dividends and distributions, obtain prior approval for or provide notification of certain transactions, have at least one director or manager be a resident of Kansas, maintain a principal place of business in Kansas and hold at least one board meeting in Kansas annually, and provide for the performance of certain periodic examinations of Ben Insurance and its financial conditions.

In addition, we may or may not apply for regulatory approval for our existing Bermuda insurance subsidiary, PEN Indemnity Insurance Company, LTD (“Pen”) to commence operations as a Bermuda Class 3 insurer. If we choose to seek such approval, subject to receiving the necessary regulatory approvals, we would intend to offer similar insurance products to those described above for the Kansas captive insurer, through Pen to managers of, and investors in, alternative asset funds, such as private equity funds. Bermuda insurance statutes and regulations, and the policies of the Bermuda Monetary Authority (“BMA”) require Pen, among other things, maintain a minimum level of capital and surplus, satisfy solvency standards, restrict dividends and distributions, obtain prior approval or provide notification to the BMA of certain transactions, maintain a head office in Bermuda, have a representative, secretary or director resident in Bermuda, appoint and maintain a principal representative in Bermuda, annual reporting requirements and provide for the performance of certain periodic examinations of itself and its financial conditions.

A failure to meet these conditions may subject us to examination or corrective action by the BMA or result in the failure to obtain the required regulatory approvals or, if obtained, a suspension or revocation of our authority to do business as an insurance company, which would mean that we would not be able to provide the planned insurance products until the approvals are obtained or any suspension or revocation of the required approvals is resolved. If obtained, any suspension or revocation of regulatory approvals would negatively impact our reputation in the marketplace and could have a material adverse effect on our ability to grow our exposure to alternative assets.

The insurance and reinsurance regulatory framework have been subject to increased scrutiny in the United States at the federal and state levels. In the past, there have been congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. We cannot predict the future impact, if any, of changing law or regulation on our operations.

If we seek authority to operate our proposed international insurance business, for which we have no prior experience, we may be subject to additional costs and economic, political, currency and other risks that could adversely affect our revenues or financial position.

We have no experience in operating our business internationally, which increases the risk that our proposed insurance business and any potential future expansion efforts that we may undertake may not be successful. If we seek authorization from the BMA to operate Pen, we may face adverse financial consequences and operational problems due to political or economic changes, such as changes in political or economic conditions in Bermuda and the surrounding region, laws and regulations that restrict repatriation of earnings or other funds or that could subject repatriated earnings or other funds to additional taxes, or changes in foreign currency exchange rates. If we invest substantial time and resources to grow our proposed insurance business and are unable to manage these risks effectively, our business, results of operations and financial condition could be adversely affected. In addition, international expansion may increase our risks in complying with various laws and standards in Bermuda, including with respect to anti-corruption, anti-bribery, anti-money laundering, export controls, and trade and economic sanctions. Expansion into new markets abroad will require additional investments by us in both regulatory approvals and marketing. These incremental costs may include hiring additional personnel, as well as engaging third-party service providers and other research and development costs. If we fail to grow our international insurance business, or if growth occurs at a slower rate than expected, our business, our results of operations and financial condition could be adversely affected.

Risks Related to Accounting Policies

Changes in accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are prepared in accordance with GAAP as defined in the Accounting Standards Codification (“ASC”) of the FASB. From time to time, we are required to adopt new or revised accounting standards or guidance that are incorporated into the ASC. It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our combined and consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

In addition, the FASB is working on several projects with the International Accounting Standards Board, which could result in significant changes as GAAP converges with International Financial Reporting Standards (“IFRS”), including how our financial statements are presented. Furthermore, the SEC is considering whether and how to incorporate IFRS into the U.S. financial reporting system. The accounting changes being proposed by the FASB will be a complete change to how we account for and report significant areas of our business. The effective dates and transition methods are not known; however, issuers may be required to or may choose to adopt the new standards retrospectively. In this case, issuers would report results under the new accounting method as of the effective date, as well as for all periods presented. Any such changes to GAAP or conversion to IFRS would impose special demands on issuers in the areas of governance, employee training, internal controls and disclosure and would likely affect how we manage our business.

Our financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of related revenues and expenses. Certain accounting policies are inherently based to a greater extent on estimates, assumptions and judgments of management and, as such, have a greater possibility of producing results that could be materially different than originally estimated. Material estimates that are particularly susceptible to change, in the near term, relate to the fair value determination of investments in alternative assets held by the Customer ExAlt Trusts, the fair value determination of equity in connection with modifications to the equity securities of BCG and BCH, the determination of the allowance for loan losses as an input to the allocation of income (loss) to BCG’s and BCH’s equity holders, evaluation of potential impairment of goodwill and other intangibles, and determining grant date fair value for share-based compensation awards. Management’s judgment and the data relied upon by management may be based on assumptions that prove to be inaccurate, particularly in times of market stress or other unforeseen circumstances. Even if the relevant factual assumptions are accurate, our decisions may prove to be inadequate or inaccurate because of other flaws in the design or use of analytical tools used by management. Any such failures in our processes for producing accounting estimates and managing risks could have a material adverse effect on our business, financial condition and results of operations.

If we fail to develop, implement and maintain an effective system of internal control over financial reporting, the accuracy and timing of our financial reporting in future periods may be adversely affected.

Prior to November 29, 2021, we were a consolidated subsidiary of GWG, and we have been subject to GWG’s policies with respect to the maintenance and assessment of internal control over financial reporting. As a result of GWG giving up its right to appoint a majority of the members of the board of directors of Ben Management, we are no longer a consolidated subsidiary of GWG.

The Sarbanes-Oxley Act and related rules and regulations require that management report annually on the effectiveness of our internal control over financial reporting and assess the effectiveness of our disclosure controls and procedures on a quarterly basis. Effective internal controls are necessary for us to provide timely and reliable financial reports and effectively prevent fraud.

To comply with the requirements of being a public company, the Company has undertaken various actions, and will take additional actions, such as implementing additional internal controls and procedures and hiring internal audit staff or consultants. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we fail to develop and maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our business, financial condition or results of operations. In addition, failure to maintain adequate financial and management processes and controls could lead to fraud or errors in our financial reporting and could harm our ability to manage our expenses or collect on our service agreements. Implementing any necessary and appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting and information technology systems, may take a significant period of time to complete and may distract our officers, directors and employees from the operation of our business. Any failure to maintain adequate internal control over financial reporting, or consequent inability to produce accurate financial statements, could increase our operating costs and could materially impair our ability to operate our business.

Additionally, when evaluating internal controls over financial reporting, the Company may identify material weaknesses that it may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If the Company identifies any material weaknesses in its internal control over financial reporting or if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting once it is no longer an emerging growth company, or if the Company is unable to conclude in our quarterly and annual reports that our disclosure controls and procedures are effective, investors may lose confidence in the accuracy and completeness of the Company’s financial reports and the market price of our common stock could be negatively affected, and the Company could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if the Company fails to remediate any material weakness, our financial statements could be inaccurate, and the Company could face restricted access to capital markets.

Risks Related to Our Growth Strategy

Our failure to correctly identify mergers, acquisitions, divestitures or other strategic transactions could have a material adverse effect on our business, financial condition and results of operations.

We may seek to facilitate our growth through mergers, acquisitions or other strategic transactions. Mergers, acquisitions, and other strategic transactions involve inherent risks that could compromise the success of the combined business and dilute the holdings of our unitholders. If we are incorrect when assessing the value, strengths, weaknesses, liabilities and potential profitability of such transactions, or if we fail to adequately integrate the acquired businesses or individuals, the success of the combined business could be compromised. Business acquisitions are subject to the risks commonly associated with such transactions including, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, potential disruptions to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and Customers as a result of changes in management, potential litigation or other legal risks, potential write-downs related to goodwill impairments in connection with acquisitions and dilution to the unitholders of the combined company if the acquisition is made for equity of the combined company. In addition, investment strategies, technologies or businesses of acquired companies may not be effectively assimilated into our business or may have a negative effect on the combined company’s revenues or earnings. The combined company may also incur significant expenses to complete acquisitions and support acquired investment strategies and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could dilute the holdings or limit the rights of our unitholders. Finally, we may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

If an acquisition is unsuccessful, we may decide to divest, liquidate, wind down and/or discontinue it. Divestitures and liquidations involve inherent risks that could compromise the success of our business. Risks related to divestitures can include difficulties in the separation of the divested business, loss of Customers, retention or obligation to indemnify certain liabilities, the failure of counterparties to satisfy payment obligations, unfavorable market conditions that may impact any earnout or contingency payment due to us and unexpected difficulties in losing employees of the divested business. A liquidation could negatively affect our business relationships, could subject us to litigation or regulatory inquiries and could expose us to additional expenses, including impairment charges.

There is no assurance that we will be successful in overcoming these or other risks encountered with mergers, acquisitions, divestitures and other strategic transactions. These risks may prevent us from realizing the expected benefits from mergers, acquisitions, divestitures and other strategic transactions and could result in the failure to realize the full economic value of a strategic transaction.

Economic Environment and Capital Markets-Related Risks

Our liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets.

Many factors will affect our capital needs and their amount and timing, including our growth and profitability, as well as market disruptions and other unforeseeable developments. Our liquidity may be impaired by an inability to access, or ability to access only on unfavorable terms, equity markets or otherwise allocate liquidity optimally, an inability to sell assets or redeem our interests in the Collateral, or unforeseen outflows of cash or collateral. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us, a disruption of the financial markets or negative views about the financial services industry generally, including concerns regarding fiscal matters in the United States and other geographic areas.

In addition, our ability to raise funding could be impaired if investors or lenders develop a negative perception of our long-term or short-term financial prospects. An increase in our debt may increase our leverage and reduce our interest coverage. To the extent that we raise additional capital through the future sale of equity, the ownership interest of our equity holders may be diluted.

If we are unable to raise additional capital through the methods above, then we may have difficulty entering into liquidity transactions, which would lead to a decrease in income earned by us.

Our operations, products and services may be negatively impacted by changes in economic and market conditions.

Our operations, products and services may be negatively impacted by changes in general economic and market conditions including, but not limited to, changes in interest rates, availability of credit, inflation rates, economic uncertainty, slowdown in global growth, changes in laws (including laws relating to taxation and regulations on the financial industry), disease, pandemics or other severe public health events, trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including government shutdowns, wars, terrorist acts or security operations) because the performance of our liquidity products and value of the assets in our collateral portfolio is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions, geopolitics and general trends in business and finance, all of which are beyond our control. Declines in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the assets comprising the collateral and the loans against the assets comprising the Collateral. In addition, we may not be able to, or may choose not to, manage our exposure to these conditions and/or events by using forward contracts, options, swaps, caps, collars and floors or using other forms of derivative instruments.

We use hedging transactions to manage certain market risks; our business, profitability and liquidity may be adversely affected by unanticipated market conditions including interest rates, currency exchange rates, equity market behavior, and other relevant market factors that generate losses not covered or offset by a hedge.

When managing our and the Customer ExAlt Trusts’ ultimate beneficiary’s exposure to market risks, we may make use of forward contracts, options, swaps, caps, collars and floors and may pursue other strategies or use other forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates. On July 17, 2020, Beneficient, through our subsidiary CT Risk Management, L.L.C., made aggregate payments of approximately $14.8 million to purchase put options against a decrease in the S&P 500 Index. The options had an aggregate notional amount of approximately $300 million. These options were sold in November 2021. Beneficient recognized losses totaling $12.9 million, net of $1.8 million in sales proceeds, on these put options. On April 1, 2022, Beneficient, through our subsidiary CT Risk Management, L.L.C., made aggregate payments of approximately $5 million to purchase put options against a decrease in the S&P 500 Index. The options have an aggregate notional amount of approximately $141 million. Half of the notional expires in April 2024, while the other half expires in April 2025. On April 27, 2022, CT Risk Management, L.L.C., sold an equity interest to a third-party involved in a participation loan transaction for $2.4 million and utilized the proceeds to purchase additional put options similar to the put options purchased on April 1, 2022. The put options are designed to protect the net asset value of the interests in alternative assets, which generate the collateral to certain of the loans in Ben Liquidity’s loan portfolio or the loans related to the participation loan transaction and provide for distributions to the Customer ExAlt Trusts’ ultimate beneficiary, against market risk. Through September 30, 2022, there was an increase in value totaling $2.7 million on the put options held as of that date, of which approximately $2.0 million is attributable to Beneficient or Ben Liquidity’s loan portfolio, with the remainder attributable principally to the loans related to the participation loan transaction.

The use of hedging transactions and other derivative instruments to reduce the effects of changes in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price. Although Beneficient has entered into and may continue to enter into hedging transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, Beneficient may not be successful in establishing a sufficient correlation or a sufficient matching of cash flows between the instruments used in a hedging or other derivative transaction and the position being hedged. An insufficient correlation could prevent us from achieving the intended result and create new risks of loss. In addition, Beneficient will not be able to fully limit exposure against all changes in the values of the alternative assets underlying our liquidity transactions, because the values of such assets are likely to fluctuate as a result of a number of factors, some of which will be beyond our control, and we may not be able to respond to such fluctuations in a timely manner or at all.

Fluctuations in interest rates and foreign exchange rates may negatively impact our business.

Fluctuations in interest rates and foreign exchange rates may negatively impact our business. These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. As a result, we may adopt asset and liability management policies to minimize the potential adverse effects of changes in interest rates and foreign exchange rates, primarily by altering the mix and maturity of liquidity transactions, interests in the Collateral, funding sources, and derivatives. However, even with these policies in place, a change in interest rates and foreign exchange rates can impact our financial condition.

The interest rates under our loan and other agreements may be impacted by the phase-out of LIBOR.

LIBOR has been the basic rate of interest used in lending between banks on the London interbank market and has been widely used as a reference for setting the interest rates on loans globally. Most of Ben Liquidity’s loans bear contractual interest at the greater of a fixed rate of interest or a rate based on LIBOR plus an applicable margin. In 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intended to phase out LIBOR by the end of 2021. Pursuant to an announcement by the FCA in March 2021, one week and two-month LIBOR ceased to be published immediately after December 31, 2021, and all remaining USD LIBOR tenors will cease to be published or lose representativeness immediately after June 30, 2023. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, recommended replacing LIBOR with the Secured Overnight Financing Rate (“SOFR”), an index calculated by short-term repurchase agreements, backed by U.S. Treasury securities. SOFR is a more generic measure than LIBOR and considers the cost of borrowing cash overnight, collateralized by U.S. Treasury securities. Given the inherent differences between LIBOR and SOFR or any other alternative benchmark rate that may be established, there are many uncertainties resulting from the transition from LIBOR. Our loan agreements contain fallback provisions providing for alternative rate calculations in the event LIBOR is unavailable, prior to any LIBOR rate transition. The transition from LIBOR to an alternative could result in financial market disruptions, significant increases or volatility in risk-free benchmark rates, or borrowing costs to borrowers, any of which could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on the continued success of the alternative asset industry.

Our success depends, in part, on the continued success of alternative asset managers, and the alternative asset industry that has enjoyed a prolonged period of expansion and profitability. Such expansion and profitability is subject to market conditions and other factors outside of our control (and the control of managers of alternative assets). There is no assurance that such expansion and profitability will continue. Beyond business and financial success, the alternative asset industry may also become subject to greater or different governmental regulation and investigation which could have a negative effect on us.

During economic downturns, alternative asset owners may suffer from decreasing returns (including negative returns and loss of principal investment), liquidity pressure, increased volatility and difficulty maintaining targeted asset allocations, and investors may decrease or suspend making new fund investments during and after such periods. As the economy begins to recover from these periods, investors may elect to reduce their exposure to alternative assets, resulting in a smaller overall pool of potential Customers in the industry and Customers for our services and products in the future. Such circumstances would involve increased competition among liquidity providers and could lead to terms less favorable to us as well as difficulty in reaching new Customers, which could adversely affect our revenues and profitability.

Business disruptions and interruptions due to natural disasters, pandemics and other external events beyond our control can adversely affect our business, financial condition and results of operations.

Our operations can be subject to natural disasters, pandemics and other external events beyond our control, such as earthquakes, fires, severe weather, public health issues, power failures, telecommunication loss, major accidents, terrorist attacks, acts of war, and other natural and man-made events. Such events, whether natural or attributable to human beings, could cause severe destruction, disruption or interruption to our operations or property. If we were to suffer a disruption or interruption and are not able to resume normal operations within a period consistent with industry standards, our business could suffer serious harm. In addition, depending on the nature and duration of the disruption or interruption, we might be vulnerable to fraud, additional expense or other losses, or to a loss of business and/or Customers. There is no assurance that our business continuity plan can adequately mitigate the risks of such business disruptions and interruptions.

The COVID-19 pandemic has caused severe disruptions in the U.S. and global economies and may adversely impact our financial condition and results of operations.

The COVID-19 pandemic has impacted many countries around the world, including the United States. There have been numerous reports of the virus outbreak disrupting or restricting supply chains, facility closures, voluntary and mandatory quarantines, and federal, state and local governments and foreign governments requiring business to temporarily close or severely curtail commercial activity. It is also possible that the spread of COVID-19 or variants derived therefrom may have direct effects on our operations, such as high levels of employee sickness and absences, limiting employee travel or increasing telecommuting arrangements. The coronavirus coincided with heightened volatility in financial markets in the U.S. and worldwide. We and other financial institutions generally must resume operations promptly following any interruption. If we were to suffer a disruption or interruption and were not able to resume normal operations within a period consistent with industry standards, our business, financial condition or results of operations could be adversely affected in a material manner. In addition, depending on the nature and duration of the disruption or interruption, we might become vulnerable to fraud, additional expense or other losses, or to a loss of business and Customers. Finally, the COVID-19 pandemic could exacerbate many other risks identified in this proxy statement/prospectus. If the COVID-19 pandemic adversely affects our business operations or leads to a significant or prolonged impact on global markets or economic growth, our financial condition and results of operations could be adversely affected.

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of September 30, 2022, we had approximately $102.3 million of debt (including unamortized premium thereon), $100.3 million (including unamortized premium thereon) of which is derived from BCH’s secured loans with HCLP, a Delaware limited liability company, that is an indirect subsidiary of Highland Consolidated, LP. Furthermore, we could raise additional debt to fund our operations. Our indebtedness could have significant effects on our business and the holders of our equity. For example, it could:

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require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund acquisitions of alternative assets, working capital and other general corporate purposes;

•	require payments of principal and interest that may be greater than our cash flow from operations;

•	force us to dispose of loans or other investments, possibly on disadvantageous terms, to make payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from exploiting other business opportunities;

•	make it more difficult for us to satisfy our obligations; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, our secured loans with HCLP bear interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

The loan agreement with HCLP is collateralized by all of the assets of BCH and the loans, excluding the ExAlt Participation Loans, originated by the Customer ExAlt Trusts and certain of the custody trusts.

Ben, through its subsidiaries, is a party to a secured loan agreement (the “HCLP Loan Agreement”) with HCLP. HCLP is an indirect subsidiary of Highland Consolidated, LP and Ben’s CEO is a beneficiary and trustee of the trusts that control and are the partners of Highland Consolidated, LP; however, he has relinquished his authority as a trustee of such trusts with respect to Highland Consolidated, L.P. The HCLP Loan Agreement provides for accruing interest at the rate of monthly LIBOR plus 8.0%, with a maximum interest rate of 9.5%, and is guaranteed by affiliates of BCH as borrower. It contains standard provisions, including customary events of default and termination events and related covenants. As of September 30, 2022, approximately $100.3 million (including unamortized premium thereon) of debt was outstanding under the HCLP Loan Agreement (the “HCLP Loan”).

The HCLP Loan Agreement is collateralized by substantially all income producing assets of BCH, as well as the loans originated by the Customer ExAlt Trusts and custody trusts, excluding the ExAlt Participation Loans. We may use the proceeds from the Offering to repay all or part of our obligations under the HCLP Loan Agreement. However, if we choose to utilize the proceeds from the Offering for other purposes or if we do not raise enough capital to fully repay such obligations, HCLP’s collateral interest will remain in place, and the value of the collateral security of the HCLP Loan Agreement may significantly exceed amounts owed under the HCLP Loan.

We are dependent on future near-term capital to fund our business plan.

We have not historically generated positive cash flow from operations on a consolidated basis and may not generate positive cash flow from operations on a consolidated basis in the near term. We believe that we will need substantial additional capital to fund our business plan in addition to any revenues we may generate in the future until we reach positive sustainable operating cash flow. Such additional capital may include the issuance and sale of additional equity securities and/or commercial borrowing. If we are unable to obtain capital in the amounts and on terms deemed acceptable to us, we may be unable to continue building our business and as a result may be required to scale back or cease operations for our business, the result of which may be that you could lose some or all of your investment.

Regulatory and Legal Risks

We operate in a highly regulated environment, which could restrain our growth and profitability.

We operate in a highly regulated environment and are subject to supervision and regulation by several governmental agencies. In the short term, we intend to conduct substantially all of our operations through our regulated subsidiaries, which will include our Kansas state-chartered TEFFI, which could be subject to extensive regulation, supervision, and legal requirements that govern almost all aspects of its operations. These laws and regulations, and the supervisory framework that oversees the administration of these laws and regulations, are primarily intended to protect trust assets and the public, and not shareholders or creditors. All of these laws and regulations, and the supervisory framework applicable to us, could have a material adverse effect on our business, financial condition, results of operations and prospects.

As our business grows, we expect to become subject to additional regulatory agencies’ regulation. Compliance with the myriad of laws and regulations applicable to our organization can be difficult and costly. In addition, these laws, regulations and policies are subject to continual review by governmental authorities, and changes to laws, regulations and policies, including changes in their interpretation or implementation, could affect us in substantial and unpredictable ways and often impose additional compliance costs. Changes in regulations or the regulatory environment may have an adverse effect on the industry generally and/or us, specifically. It is impossible to determine the extent of the impact of any new laws, regulations, initiatives or regulatory guidance that may be proposed or may become law on our business or the markets in which we operate. If enacted, any new law, regulation, initiatives or regulatory guidance could negatively impact us in a number of ways, including: increasing our regulatory operating costs; imposing additional burdens on our staff; and potentially requiring the disclosure of sensitive information. In addition, we may be materially and adversely affected by changes in the interpretation or enforcement of existing laws and rules by governmental authorities and self-regulatory organizations. New laws, regulations, initiatives or regulatory guidance could make compliance more difficult or more expensive, affect the manner in which we conduct business and divert significant management and operational resources and attention from our operations. Moreover, an increase in regulatory investigations and new or enhanced reporting requirements on investment activities of alternative asset investment companies, including us, is possible. Such investigations and reporting requirements could impose additional expenses on us, require the attention of senior management, increase the complexity of managing our business, or result in fines or other sanctions if we are deemed to have violated any law or regulations.

As a result of our receipt of an operating TEFFI charter in Kansas the OSBC will periodically conduct examinations of our trust business, and our failure to comply with applicable laws and regulations, or any supervisory actions to which we are or become subject as a result of such examinations, could result in regulatory action or penalties.

As a result of our receipt of an operating TEFFI charter in Kansas then as part of the regulatory framework applicable to state-chartered trust companies, the OSBC will periodically conduct examinations of our trust business, including our compliance with laws and regulations. If, as a result of an examination, the OSBC were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of any of our trust operations had become unsatisfactory, or were in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions may include enjoining us from engaging in certain practices, requiring affirmative action to correct any conditions resulting from any violation or practice, issuing an administrative order that can be judicially enforced, directing an increase in capital, restricting the ability to pay dividends, restricting growth, assessing civil monetary penalties against them, or any of their respective officers or directors, removing officers and directors and, under certain limited circumstances, placing our trust subsidiaries into receivership or conservatorship. Compliance with any such regulatory action may result in having to expend substantial management and financial resources in furtherance of remediation. Moreover, any such restrictions on our operations or activities could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are or will become subject to comprehensive governmental regulation and supervision.

We and our subsidiaries operate in a highly regulated environment and will be subject to supervision and regulation by several governmental agencies, including but not limited to the OSBC. If we were to open a branch office in Texas, we would be subject to Texas law and the oversight of the Texas Department of Banking. We and our subsidiaries are subject to changes in federal and state laws, regulations, governmental policies, tax laws and accounting principles. As our business grows, we and our subsidiaries expect to become subject to additional regulatory agencies’ regulation. Changes in regulations or the regulatory environment could adversely affect our business.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act, other anti-money laundering statutes and regulations and sanctions regulations.

The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions and broker-dealers, among other duties, to institute and maintain an effective anti-money laundering program and file reports such as suspicious activity and currency transaction reports. Under these laws, non-depository trust companies and broker-dealers are required to implement comprehensive anti-money laundering compliance programs that are consistent with the requirements for covered financial institutions. We expect that our regulators will routinely examine our regulated subsidiaries for compliance with applicable anti-money laundering obligations and will consider our compliance in connection with the regulatory review of applications, including potential future applications for mergers and acquisitions. Failure of a regulated financial institution or broker-dealer to maintain and implement adequate programs to combat money laundering and terrorist financing and comply with Office of Foreign Assets Control (“OFAC”) sanctions, or to comply with relevant laws and regulations, could have serious legal, reputational and financial consequences for our regulated subsidiaries and for us.

New activities and expansion require regulatory approvals, and failure to obtain them may restrict our growth.

We may complement and expand our trust business by pursuing strategic acquisitions of other complementary businesses or their assets. Generally, as a result of our receipt of an operating TEFFI charter in Kansas, we will be required to receive prior regulatory approval from the Kansas State Banking Commissioner with respect to an acquisition by, or merger with, these entities. While regulations for our Kansas TEFFI have not yet been adopted, we expect review requirements will be required for our Kansas TEFFI to purchase assets from another trust institution or seller, or sell all or any portion of their respective assets to another trust institution or buyer, unless the purchase or sales price, as applicable, is not more than an amount equal to three times the sum of the applicable trust company’s equity capital less intangible assets.

In determining whether to approve a proposed acquisition, our regulators may consider, among other factors, the financial and regulatory condition of the companies, the capital adequacy of the resulting organization, the competence, experience, and integrity of management and its record of compliance with laws and regulations, and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may be granted subject to certain conditions imposed by the Kansas State Banking Commissioner, which may not be acceptable to us, or may not be granted at all. The inability to engage in expansionary activities on terms and conditions acceptable to us could have a material adverse effect on our growth and prospects.

The failure of our trust subsidiaries to maintain certain minimum amounts of capital may result in regulatory sanctions or restrictions, limitations on their respective activities and operations, or require them to raise additional capital.

As regulated entities, our Kansas TEFFI is required to maintain minimum levels of capital under a framework determined by the OSBC. In the case of BFF, the minimum amount is $250,000 at this time, although such amounts could change in the future. In addition, the failure of our trust companies to maintain minimum required levels of capital could subject them to administrative action from the OSBC, which could include restrictive constraints on operations, management, and activities, monetary sanctions, orders to raise additional capital, or, under certain limited circumstances, in the commencement of receivership or conservatorship proceedings. Any of these actions could have a material adverse effect on our financial condition, results of operations or prospects.

We will be subject to certain limitations with respect our investments and liquidity as a result of the minimum capital requirements applicable to our trust subsidiaries, which could adversely impact our results of operations.

The TEFFI Act does not currently include a liquidity requirement with respect to the restricted capital for a TEFFI. However, the Kansas OSBC has not yet adopted implementing regulations, and so liquidity requirements may yet be imposed. These restrictions, taken together, limit the ability of management of our trust companies to allocate assets in a manner that they deem to be most appropriate, taking into consideration the anticipated liquidity needs of each charter. Given the current and expected interest rate environment for short-term liquid assets, these restrictions could have an adverse impact on our results of operations.

As a result of our receipt of an operating TEFFI charter in Kansas, the Kansas State Banking Commission would have the authority to increase the minimum amount of capital required to be maintained by our trust subsidiaries under certain circumstances, which may result in lower returns on equity.

The Kansas State Banking Commissioner does not have the same discretionary authority under the TEFFI Act to increase a TEFFI’s minimum capital so long as: (i) the TEFFI does not accept deposits, other than alternative asset custody accounts; (ii) the TEFFI maintains no third-party debt except debts owed to its members or its affiliates; and (iii) the TEFFI has secured an agreement from its members whereby such members agree to contribute additional capital to the TEFFI, if needed, to ensure the safety and soundness of the fiduciary financial institution. However, if those requirements are not satisfied, the Kansas State Banking Commissioner may have the authority to require the TEFFI to maintain additional capital.

Any increase in the minimum amount of capital required for our Kansas TEFFI will further limit our ability to direct the allocation of those capital resources in the most optimal manner, including through cash distributions to us. In addition, a requirement to maintain higher minimum levels of capital at those entities may result in lower returns on equity, which could have a material adverse effect on the price of our securities.

We are subject to laws regarding the privacy, information security, and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our operations and financial condition.

Our business requires the collection and retention of Customer data, including personally identifiable information in various information systems that we maintain and in those maintained by third party data service providers. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of personal information of individuals (including Customers, employees, suppliers, and other third parties). Various regulatory bodies and governmental agencies have also enacted data security breach notification requirements with varying levels of notification in certain circumstances in the event of a security breach. Ensuring that our collection, use, transfer, and storage of personal information complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that all of our Customers, suppliers, counterparties, and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential, or proprietary information of Customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under personal information laws and regulations. Concerns regarding the effectiveness of our measures to safeguard personal information, or even the perception that such measures are inadequate, could cause us to lose Customers or potential Customers for our products and services and thereby reduce our revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations, and investigations that could result in requirements to modify or cease certain operations or practices or incur significant liabilities, fines, or penalties, and could damage our reputation and otherwise have a material adverse effect on our business, financial condition, and results of operations.

We may incur fines, penalties and other negative consequences from regulatory violations.

We may fail to comply with applicable laws and regulations and be held accountable for such violations, even if such violations are inadvertent. Some legal/regulatory frameworks provide for the imposition of fines, suspensions of personnel or other penalties for noncompliance, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of applicable licenses and memberships. Any of the foregoing may damage our relationships with existing Customers, impair our ability to raise capital for successor funds, impair our ability to carry out certain business strategies, or contravene provisions concerning compliance with law in agreements to which we are a party. Even if a sanction is not imposed or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the regulatory activity or imposition of these sanctions could harm our reputation and cause us to fail to gain new Customers. For example, we are subject to regulations issued by the OFAC that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities.

While we seek to insure against potential risks, we may not be able to obtain insurance to cover certain risks, or obtain coverage on favorable terms, and the insurance that we have may be inadequate to cover certain civil or criminal proceedings or regulatory investigations and associated costs.

We may be impacted adversely by claims or litigation, including claims or litigation relating to our fiduciary responsibilities.

Our business involves the risk that Customers or others may sue us, claiming that we have failed to perform under a contract or otherwise failed to carry out a duty perceived to be owed to them. This risk would be heightened when our trust subsidiaries begin serving as fiduciaries for their clients following the issuance of state charters. Specifically, our trust subsidiaries would be required to (i) adhere to the fiduciary standard of care required under the terms of the governing documents or applicable law and (ii) properly discharge their fiduciary duties. If we fail to comply with these fiduciary obligations, we could incur significant costs and possibly liability, which could materially and adversely affect our business, financial condition or results of operations. Liability for breach of fiduciary duty may be difficult to assess or quantify and its existence and magnitude may remain unknown for a substantial period of time. Claims made or actions brought against us, whether founded or unfounded, may result in injunctions, settlements, damages, fines or penalties, which could have a material adverse effect on our financial condition and results of operations, could adversely affect our ability to raise additional funding or attract new Customers, and could require changes to our business. Even if we defend ourselves successfully, the cost of litigation is often substantial, and public reports regarding claims made against us may cause damage to our reputation among existing and prospective Customers or negatively impact the confidence of counterparties, rating agencies, and holders of our securities, consequently affecting our earnings negatively.

We may face risks from regulatory investigations and proceedings and from private actions.

From time to time, we may be named as a defendant or otherwise become involved in various legal proceedings, including class actions and other litigation or disputes with third parties. Future actions against us may result in judgments, settlements, fines, penalties or other results adverse to us, which could materially adversely affect our business, financial condition or results of operations, or cause serious reputational harm to us.

Our businesses and operations are also subject to increasing regulatory oversight and scrutiny, which may lead to additional regulatory investigations or enforcement actions. These and other initiatives from federal and state officials may subject us to judgments, settlements, fines or penalties, or cause us to be required to restructure our operations and activities, all of which could lead to reputational issues, or higher operational costs, thereby reducing our profitability.

While we seek to insure against potential risks, we may not be able to obtain insurance to cover certain risks, or obtain coverage on favorable terms, and the insurance that we have may be inadequate to cover certain civil or criminal proceedings or regulatory investigations and associated costs.

Risks Related to Avalon and the Business Combination

For purposes of this subsection only, “we,” “us” or “our” refer to (i) Avalon prior to the consummation of the Business Combination or (ii) the Company following the consummation of the Business Combination, unless the context otherwise requires.

Avalon has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Avalon is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait until after January 8, 2023 (unless such date is extended in accordance with existing organizational documents) before receiving distributions from the Trust Account.

Avalon is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. Avalon must complete an initial business combination within 15 months from the closing of the IPO, or on January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)). Avalon has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Avalon Certificate of Incorporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Avalon. Only after the expiration of this full time period will public securityholders of Avalon be entitled to distributions from the Trust Account if Avalon is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public securityholders of Avalon may be forced to sell their public shares or warrants, potentially at a loss. In addition, if Avalon fails to complete an initial business combination by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)), there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless, unless Avalon amends the Avalon Certificate of Incorporation to extend its life and certain other agreements it has entered into.

The Avalon Sponsor and Avalon’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how Avalon’s public stockholders vote.

Unlike certain blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Avalon Sponsor, and Avalon’s officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Avalon, to vote any Founder Shares and Avalon Class A common stock held by them, in favor of Avalon’s business combination. As of the date of this proxy statement/prospectus, Avalon’s initial stockholders own approximately 19.8% of Avalon’s issued and outstanding shares. As a result, in addition to Avalon’s initial stockholders’ shares, Avalon would need only 8,100,428, or 39.1%, of the 20,855,250 Avalon Class A common stock outstanding as of the date of this proxy statement/prospectus to be voted in favor of the Business Combination (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the affirmative vote of the holders of a majority of Avalon common stock outstanding as of the date of the stockholder meeting.

The Avalon Sponsor and Avalon’s directors, officers and their affiliates may elect to purchase shares from public stockholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Beneficient Class A common stock.

The Avalon Sponsor and Avalon’s directors, officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such purchases may include a contractual acknowledgement that such stockholder, although still the record holder of Avalon’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Avalon Sponsor and Avalon’s directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval. This may result in the completion of the Business Combination although it may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public float of Avalon Class A common stock or Avalon Public Warrants and the number of beneficial holders of Avalon securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Avalon securities on a national securities exchange, including Nasdaq, which is a condition to Closing the Business Combination.

If third parties bring claims against Avalon, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share (which is the amount initially placed in trust following Avalon’s IPO).

Avalon’s placing of funds in the Trust Account may not protect those funds from third party claims against Avalon. Although Avalon will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with Avalon waiving any right, title, interest or claim in or to any monies held in the Trust Account for the benefit of Avalon’s public stockholders, such parties may not execute such agreements or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, claims for fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver. If any third party refuses to execute an agreement waiving claims to the monies held in the Trust Account, Avalon’s management will perform an analysis of the alternatives available to it and will only enter into an agreement without a waiver if management believes that such third party’s engagement would be significantly more beneficial to Avalon than any available alternative. If Avalon does not obtain a waiver from a third party, Avalon will obtain the written consent of Avalon Sponsor before entering into an agreement with such third party.

Examples of possible instances where Avalon may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills management believes to be significantly superior to those of other consultants who would execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver and where the Avalon Sponsor executes a written consent. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of Avalon’s public shares, if Avalon is unable to complete a business combination within the required time frame, or upon the exercise of a redemption right in connection with a business combination, Avalon will be required to provide for payment of claims of creditors that were not waived that may be brought against Avalon within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.15 per share initially held in the Trust Account due to claims of such creditors. Avalon Sponsor agreed that it will be liable to Avalon if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination agreement, reduce the amount of funds in the trust account to below (1) $10.15 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Avalon Sponsor will not be responsible to the extent of any liability for such third-party claims. Avalon has not independently verified whether the Avalon Sponsor has sufficient funds to satisfy its indemnity obligations and believe that Avalon Sponsor’s only assets are securities of our company and, therefore, our sponsor may not be able to satisfy those obligations. Avalon has not asked our sponsor to reserve for such obligations.

The opinion obtained by the Board of Directors from Houlihan Capital, does not and will not reflect changes in circumstances after the date of such opinion.

The fairness opinion dated September 7, 2022 was rendered to the Board of Directors by Houlihan Capital, in connection with, and at the time of, the evaluation of the business combination and the Business Combination Agreement by the Avalon Special Committee. The opinion was based on the financial analyses performed by such financial advisors, which considered market and other conditions then in effect and other information made available to them, as of the date of their opinions, which may have changed, or may change, after the date of the opinion. Avalon has not obtained an updated opinion as of the date of this proxy statement/prospectus from

Houlihan Capital and it does not expect to obtain updated opinions prior to the completion of the Business Combination. Changes in the operations and prospects of Avalon or Beneficient, general market and economic conditions and other factors which may be beyond the control of Avalon or Beneficient, and on which the fairness opinions were based, may have altered the value of Beneficient or the price of the Avalon common stock or Beneficient capital stock since the date of such opinions, or may alter the values and prices by the time the Business Combination is completed. The fairness opinions do not speak as of any date other than the date of such opinions.

The Class B Holders will have the right to elect a majority of the Beneficient board of directors, and the holders of Beneficient Class A common stock, together with the Class B Holders, will have the right to elect a minority of the Beneficient board of directors. The Class B Holders will have 10 votes per shares of the Beneficient Class B common stock. As a result, the Avalon stockholders will not, either alone or acting collectively, be able to elect the members of the Beneficient board of directors nor control many corporate actions.

The Class B Holders, which consists principally of the management of BCG, will have the right to elect a majority of the Beneficient board of directors following the Closing. Pursuant to the Stockholders Agreement, following the Closing, the Beneficient board of directors will initially consist of 11 directors. For so long as the Class B Threshold is met, the Class B Holders will have the right to designate six Class B Directors to the Beneficient board of directors and have certain consent rights with respect to actions by Beneficient.

Furthermore, with respect to all matters on which stockholders generally are entitled to vote, including the election of directors, holders of Beneficient Class B common stock are entitled to 10 votes per share. As a result of the voting power of the Beneficient Class B common stock, the Class B Holders will have the ability to nominate and elect the remaining directors, and holders of Beneficient Class A common stock will not, either alone or acting collectively, be able to elect the members of the Beneficient board of directors nor control many corporate actions. If, on the applicable record date, the Class B Threshold is not met, then holders of Beneficient common stock will vote together as a single class with respect to the election of all directors. See the sections titled “Description of Securities of Beneficient” and “Stockholders Agreement” for more details.

Avalon’s stockholders will experience immediate dilution due to the issuance of Beneficient Class A common stock to the Avalon stockholders as consideration in the Business Combination. The conversion and exchange of outstanding preferred limited partner interests at BCH will also result in substantial dilution to the Avalon stockholders. Having a minority share position likely reduces the influence that Avalon’s current stockholders have on its management following the Business Combination.

Based on Avalon’s current capitalization, Avalon anticipates the Company issuing (or reserving for issuance upon conversion of the Beneficient Series A preferred stock) an aggregate of 31,244,062 shares of Beneficient Class A common stock to the Avalon stockholders, 26 million of which are allocated for issuance to public stockholders, as consideration in the Business Combination (assuming no redemptions). It is anticipated that, upon completion of the Business Combination, assuming no further conversion of the BCH limited partnership interests to Beneficient Class A common stock other than conversions contemplated by the Initial Recapitalization, Avalon’s public stockholders will own approximately 11.4% outstanding shares of Beneficient Class A common stock, assuming that no shares are elected to be redeemed in connection with the Business Combination. However, because the shares of the Beneficient Class B common stock will have 10 votes per share, Avalon’s public stockholders will only have 6.1% of the voting power of the Beneficient common stock, assuming that no shares are elected to be redeemed in connection with the Business Combination. In addition, this does not take into account:

•	warrants to purchase Beneficient Class A common stock that will remain outstanding immediately following the Business Combination;

•

issuances of Beneficient Class A common stock upon the conversion and exchange of the BCH limited partnership interests that are currently outstanding and that may be issued in the future with respect to currently outstanding BCH limited partnership interests; or

•

the issuance of any shares upon completion of or follows the Business Combination under the Beneficient Company Group, L.P. 2018 Equity Incentive Plan (the “Ben 2018 Plan”), the BMP Plan or the 2023 Long-Term Incentive Plan (as defined herein).

Certain BCH limited partners interests are exchangeable, directly or indirectly, into common units of BCG and will be convertible and exchangeable into Beneficient Class A common stock following the Business Combination. Based upon the outstanding BCH limited partnership interests and the capital account balances thereof as of September 30, 2022, exclusive of the BCH Preferred C-1 Unit Accounts held by GWG, such outstanding BCH limited partnership interests would be exchangeable prior to the consummation of the Business Combination pursuant to the terms of the BCH Seventh A&R LPA for approximately 371,757,642 shares of Beneficient Class A common stock, assuming a conversion of price of $10.00. Upon the consummation of the Business Combination, the BCH Eighth A&R LPA will be adopted, which will contain a minimum conversion price of $10.50 applicable through December 31, 2027 for the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts. Based upon the outstanding limited partnership interests and the capital account balances thereof as of September 30, 2022, exclusive of the BCH Preferred C-1 Unit Accounts held by GWG, and taking into consideration the Initial Recapitalization and Conversion, such outstanding BCH limited partnership interests would be exchangeable following the consummation of the Business Combination pursuant to the terms of the BCH Eighth A&R LPA for approximately 397,923,950 shares of Beneficient Class A common stock, assuming a conversion price of $10.50 for the BCH Preferred Series A-0 Unit Accounts and the BCH Preferred Series A-1 Unit Accounts and $10.00 for the remaining convertible BCH limited partnership interests. After December 31, 2027, there will be no minimum conversion price applicable to the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts. After such date, the BCH Preferred A-0 Unit Accounts will convert at a price equal to the average of $10.50 and the 20-day volume-weighted average closing price of the Beneficient Class A common stock, and the BCH Preferred A-1 Unit Accounts will convert at a price equal to a 30-day volume weighted average closing price. Since the conversion price for the BCH Preferred A-1 Unit Accounts after December 31, 2027 will be solely dependent, and the conversion price of the BCH Preferred A-0 Unit accounts will be partially dependent, on the market price of the Beneficient Class A common stock, the number of shares of Beneficient Class A common stock that are issuable upon the conversion and exchange of the BCH Preferred A-1 Unit Accounts and BCH Preferred A-0 Unit Accounts will increase whenever the market price of the Beneficient Class A common stock declines, resulting in increased dilution to the Avalon stockholders.

As of September 30, 2022, GWG held BCH Preferred C-1 Unit Accounts with an estimated capital account balance of $205,200,000. Pursuant to the Unit Purchase Agreement, the BCH Preferred C-1 Unit Accounts would convert into shares of Beneficient Class A common stock following the Business Combination at a conversion price based upon a 20-day volume weighted average price for Beneficient Class A common stock, not to exceed $12.75 per share (which would be adjusted to $10.20 per share of Beneficient Class A common stock following the Conversion). Assuming a conversion price of $10.00, approximately 20,520,000 shares of Beneficient Class A common stock would be issuable upon the conversion of the BCH Preferred C-1 Unit Accounts.

As of September 30, 2022, there were 1,070,309 vested restricted equity units outstanding under the Ben 2018 Plan which would settle into approximately 1,337,889 shares of Beneficient Class A common stock within 60 days following the Business Combination. It is expected that 2,825,880 restricted equity units will settle into an aggregate of 3,532,350 shares of Beneficient Class A common stock within 60 days after the Closing. In addition, awards under the BMP Plan may be settled in shares of Beneficient Class A common stock following the Conversion and the Business Combination; however, the BCH limited partnership interests underlying such awards are included in the shares issuable upon the exchange of BCH limited partnership interests as discussed above. The 2023 Long-Term Incentive Plan is an “evergreen” equity plan to be adopted by Beneficient upon the Conversion and provides for automatic increases in the number of the shares of Beneficient Class A common stock authorized to be issues to an amount equal to the lesser of 200,000,000 shares or fifteen percent (15%) of the total number of shares of Beneficient Class A common stock outstanding or issuable upon the conversion or exchange of outstanding securities of Beneficient or its subsidiaries.

If any shares of Avalon Class A common stock are redeemed in connection with the Business Combination, the percentage of the outstanding shares of Beneficient Class A common stock held by public stockholders will decrease and the percentage of Beneficient Class A common stock held immediately following the Closing of the Business Combination by the Company’s initial equity holders will increase. To the extent that any of the outstanding warrants are exercised for Beneficient Class A common stock, the BCH limited partnership interests are converted into Beneficient Class A common stock as described above, any outstanding equity awards are settled for shares of Beneficient Class A common stock or awards are issued under the Company’s 2023 Long-Term Incentive Plan or the BMP Plan, Avalon’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Avalon’s current stockholders to influence management through the election of directors following the Business Combination.

In addition, the issuance of additional Beneficient Class A common stock will significantly dilute the equity interests of existing holders of Avalon securities, and may adversely affect prevailing market prices for Beneficient Class A common stock and/or the Company Warrants.

Avalon’s stockholders will also experience immediate dilution due to the issuance of Beneficient Class A common stock to holders of certain equity interests in BCH as a result of the consummation of the Business Combination. In addition, the holders of these and other equity interests in BCH may be issued additional equity interests in BCH without paying additional cash contributions to BCH.

In the event of an upward adjustment of the carrying value of any BCH assets and an allocation of the book difference allocation amount (as defined in the BCH Eighth A&R LPA) among the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, the capital account balance associated with each BCH FLP-1 Unit Account and BCH FLP-2 Unit Account shall be reduced by such allocation. In exchange for such reduction, each holder of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts shall be issued the number of BCH Class S Ordinary Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provision results in BHI, a Related Entity, as the holder of the BCH FLP-1 Unit Accounts and BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of any upward adjustment of the carrying value of the assets of BCH while retaining such BCH FLP-2 Units and BCH FLP-2 Units. The consummation of the Avalon Merger will result in an adjustment to the carrying value of BCH’s assets of approximately $390.8 million. Pursuant to the BCH Eighth A&R LPA, which will be effective upon consummation of the Avalon Merger, approximately 39,077,780 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the Compensation Policy to be effective upon consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Avalon Merger will be limited; provided that any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. Subject to the limitation of the compensation policy, it is anticipated that as a result of the Avalon Merger, BHI, as the holder of the BCH FLP-1 Unit Accounts, will receive approximately 1,515,000 BCH Class S Ordinary Units and BMP, as the holder of the BCH FLP-2 Unit Accounts, will receive approximately 1,485,000 BCH Class S Ordinary Units as a result of the carrying value adjustment.

In addition to the carrying value adjustment relating to the consummation of the Avalon Merger, the carrying value will also be adjusted in the future upon the occurrence of certain events such as the acquisition of additional limited partner interests for more than a de minimis capital contribution. These events, and the resulting carrying value adjustments, are likely to occur. As a result, additional Class S Ordinary Units will be issuable to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts in the future in an amount that will be equal to approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and BCH Class S Units.

Additional BCH Class S Ordinary Units and/or BCH Class S Preferred Units may also be issued to the holders of the BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts based upon allocations of income. Such additional BCH Class S Units will be dilutive to, and have priority over, the Beneficient Class A common stock held by the Avalon stockholders.

Since holders of Avalon’s Founder Shares and Avalon Private Warrants will lose their entire investment in us if Avalon’s initial business combination is not completed, the interests of such persons, including Avalon directors, may differ from holders of Avalon Class A common stock in determining whether the Company is an appropriate target for the Business Combination.

Avalon’s initial holders currently own 5,175,000 Founder Shares, of which 5,025,000 are held by the Avalon Sponsor, which will be worthless if Avalon does not consummate its initial business combination. The Avalon Sponsor has purchased 8,100,000 Avalon Private Warrants for an aggregate purchase price of $8,100,000. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares or Avalon Private Warrants, which will expire worthless if Avalon does not consummate a business combination prior to January 8, 2023 (subject to two extensions, each by an additional three months). If Avalon does not consummate the Business Combination or another initial business combination, Avalon Sponsor will realize a loss on the Avalon Private Warrants it purchased. As a result, the personal and financial interests of certain of Avalon’s officers and directors, directly or as members of Avalon Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting the Company as the counterparty for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of Avalon’s stockholders. Consequently, the discretion of Avalon’s officers and directors, in identifying and selecting the Company or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of Avalon’s public stockholders.

Since the Avalon Sponsor and Avalon’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if Avalon’s initial business combination is not completed, the Avalon Sponsor or Avalon’s directors and officers have interests that differ from those of the holders of Avalon Class A common stock in determining whether the Business Combination or an alternative initial business combination target is appropriate for Avalon’s initial business combination.

At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, the Avalon Sponsor and Avalon’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Avalon’s behalf such as identifying the Company or any alternative target businesses and performing due diligence on suitable business combinations. As of September 30, 2022, the Avalon Sponsor did not incur any out-of-pocket expenses eligible for reimbursement if the Business Combination, or an alternative initial business combination, is consummated. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Avalon’s behalf. These financial interests of Avalon Sponsor and Avalon’s officers and directors may influence their motivation in identifying and selecting the Company or an alternative target business combination and completing the Business Combination or an alternative initial business combination.

Avalon may waive one or more of the conditions to the Business Combination.

Avalon may agree to waive, in whole or in part, one or more of the conditions to Avalon’s obligations to complete the Business Combination, to the extent permitted by the current Avalon Certificate of Incorporation and Avalon Bylaws and applicable laws. Avalon may not waive the condition that Avalon’s stockholders approve the Business Combination. Please see the section titled “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement - Conditions to Closing of the Business Combination” for additional information.

The exercise of Avalon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Avalon’s stockholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Avalon to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Company or to waive rights that Avalon is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle Avalon to terminate the Business Combination Agreement. In any of such circumstances, it would be at Avalon’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Avalon and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Avalon does not believe there will be any changes or waivers that Avalon’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained.

Subsequent to consummation of the Business Combination, Avalon may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Avalon’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

Avalon cannot assure you that the due diligence conducted in relation to the Company has identified all material issues or risks associated with the Company, its business or the industry in which it competes. As a result of these factors, Avalon may incur additional costs and expenses and Avalon may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Avalon reporting losses. Even if Avalon’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, it could have a material adverse effect on Avalon’s financial condition and results of operations and could contribute to negative market perceptions about Avalon’s securities or the Company.

Accordingly, any stockholders of Avalon who choose to remain shareholders of the Company following the Business Combination could suffer a reduction in the value of their investment. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities laws.

Termination of the Business Combination Agreement could negatively impact Avalon.

If the Business Combination is not completed for any reason, including as a result of Avalon’s stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Avalon may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Avalon would be subject to a number of risks, including the following:

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Avalon may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

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Avalon will have incurred substantial expenses, to the extent not reimbursable by the Company, and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of Avalon’s businesses prior to completion of the Business Combination, Avalon may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See the section titled “Proposal No. 1 —The Business Combination Proposal —The Business Combination Agreement — Covenants of the Parties” for a description of the restrictive covenants applicable to the Company and Avalon.

The Company will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other stakeholders may have an adverse effect on the Company and consequently on Avalon. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause the Company’s counterparties to seek to change existing business relationships. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of becoming a public company or a desire not to remain with the business, the Company’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts the Company from taking certain specified actions without the consent of Avalon until the Business Combination occurs. These restrictions may prevent the Company from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section titled “Proposal No. 1 — The Business Combination Proposal —The Business Combination Agreement —Covenants of the Parties.”

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for Avalon’s unaffiliated investors.

An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters or their detailed review of the Company’s business and may therefore result in less careful vetting of information that is presented to the public, including in the proxy statement/prospectus.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters and vetted by analysts. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, or process of creating an analyst following, each of which may result in lower demand for the surviving company’s shares after Closing, which could in turn, decrease liquidity and trading prices as well as increase share price volatility.

Avalon is attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as Avalon suspected, if at all.

Avalon is seeking to effectuate the Business Combination with a privately held company. Avalon cannot assure that the due diligence conducted in relation to the Company has identified all material issues or risks associated with the Company and its business, because little public information generally exists about private companies, including the Company. The Board of Directors was required, and Avalon’s stockholders will be required to evaluate the Business Combination on the basis of limited information, which may result in the Business Combination being less profitable than Avalon anticipated, if at all.

Avalon has a limited period of time to complete an initial business combination, which may create an incentive for the Avalon Sponsor to cause Avalon to complete a business combination rather than to liquidate. The Avalon Sponsor may generate a positive return on their investment, even if Avalon’s public stockholders experience a negative rate of return after the consummation of the Business Combination.

If Avalon is unable to complete its initial business combination by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)), Avalon will be obligated to redeem 100% of the Avalon Class A common stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Avalon common stock, subject to certain conditions. As Avalon approaches the end of such investment period, Avalon’s initial stockholders, officers and directors and the Avalon Sponsor may have an incentive to cause it to enter into a business combination that is not in the interest of the public stockholders rather than to liquidate because a liquidation will cause such investors to lose all of their invested capital.

The Avalon Sponsor purchased the Founder Shares from Avalon for $25,000 and the Avalon Private Warrants for $8,100,000, resulting in an aggregate investment of $8,125,000. In connection with the closing of IPO, the Avalon Sponsor transferred 150,000 Founder Shares to Avalon’s independent directors. Following the Business Combination, the Avalon Sponsor will hold 13,125,000 shares of Beneficient Class A common stock. Even if the trading price of Beneficient Class A common stock declines significantly, the value of Beneficient Class A common stock held by the Avalon Sponsor could be significantly greater than the amount of the Avalon Sponsor’s original investment. As a result, the Avalon Sponsor could generate a positive return on its investment upon disposition of Beneficient Class A common stock even if the trading price of Beneficient Class A common stock declines materially after the Business Combination. The Avalon Sponsor may therefore be economically incentivized to complete an initial business combination, without completing proper due diligence, with a risky or under-performing business that may not trade at or above or even near $10.15 per share rather than liquidate and lose their entire investment.

The Avalon Sponsor and officers and directors of Avalon have interests in the Business Combination different from the interests of Avalon’s public stockholders.

The Avalon Sponsor and officers and directors of Avalon have financial interests in the Business Combination that are different from, or in addition to, those of other Avalon stockholders generally. See the section titled “Proposal No. 1— The Business Combination Proposal — Interests of Certain Avalon Persons in the Business Combination” for more information. In addition, the Avalon Sponsor and officers and directors of Avalon may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on than to liquidate, in which case the Avalon Sponsor and directors and officers of Avalon would lose their entire investment. As a result, the Avalon Sponsor and directors and officers of Avalon may have a conflict of interest in determining whether the Company is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. See the section titled “Business of Avalon — Conflicts of Interest” for more information. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Avalon stockholders that they approve the Business Combination.

Avalon and the Company will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

The Company and Avalon have incurred, and expect to incur, additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related agreements. While both Avalon and the Company have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the Company’s business after the completion of the Business Combination.

Avalon and the Company may be materially adversely affected by negative publicity related to the Business Combination and in connection with other matters.

From time to time, political and public sentiment in connection with special purpose acquisition companies, such as Avalon, and business combinations with special purpose acquisitions companies, has resulted, and may in the future result, in a significant amount of adverse press coverage and other adverse public statements, which may negatively and adversely affect Avalon, the Company or the Business Combination. In addition, Beneficient has received, and may in the future receive, adverse publicity due to the bankruptcy proceedings of its former controlling shareholder, GWG. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials, adverse regulatory actions or ultimately in legal claims. Responding to these investigations, actions and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Avalon’s and the Company’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the Company’s reputation, on the morale and performance of the Company’s employees and on the Company’s relationships with regulators. It may also have an adverse impact on the Company’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on the Company’s and Avalon’s respective businesses, financial condition and results of operations.

The Business Combination Agreement contains provisions that prohibit Avalon from seeking an alternative business combination.

The Business Combination Agreement contains provisions that prohibit Avalon from seeking alternative business combinations during the pendency of the Business Combination. Further, if Avalon is unable to obtain the requisite approval of its stockholders, the Company may terminate the Business Combination Agreement. If the Business Combination Agreement is terminated and the Board of Directors seeks another merger or business combination, Avalon stockholders cannot be certain that Avalon will be able to find another acquisition target that would consummate a business combination or that such other merger or business combination will be completed prior to Avalon’s deadline for completing an initial business combination.

Avalon’s stockholders will have their rights as stockholders governed by the Proposed Charter and the Proposed Bylaws.

As a result of the completion of the Business Combination, Avalon stockholders may become holders of Beneficient Class A common stock listed on Nasdaq, and their rights as stockholders will be governed by the

Proposed Charter and the Proposed Bylaws following the Business Combination. As a result, there will be differences between the rights currently enjoyed by Avalon stockholders and the rights of those stockholders who become the Company stockholders following the Business Combination. See the section titled “Proposal No. 1 —The Business Combination Proposal —Comparison of Corporate Governance and Shareholder Rights.”

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Avalon or the Company may refuse to complete the Business Combination if certain types of changes or conditions, which constitute a failure of a representation or warranty to be true and correct, have a material adverse effect upon the other party between the signing date of the Business Combination Agreement and the planned Closing. However, other types of changes do not permit Avalon to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on the Company, including the following events (except, in certain cases where the change has a disproportionate effect on the BCG Group):

•	any change or development in applicable laws or GAAP or any official interpretation thereof;

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any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which BCG operates;

•	any change generally affecting any of the industries or markets in which the BCG Group operates or the economy as a whole;

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any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) and the effect of any COVID-19 Measures), weather condition, explosion fire, act of God or other force majeure event;

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any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the BCG Group and the companies underlying the collateral for the ExAlt Trust Loan Portfolio operate including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

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the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Business Combination, including the impact thereof on the relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

•	any failure by the BCG Group, taken as a whole, to meet any projections, forecasts, or budgets;

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the compliance with the terms of the Business Combination Agreement or the taking of any action, or failure to take action, required or contemplated by the Business Combination Agreement or with the prior written consent of Avalon, as applicable;

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the effect of any breach, violation or nonperformance of any provision of the Business Combination Agreement by Avalon or its respective affiliates or any action taken by Avalon or its respective affiliates with respect to the transactions contemplated by the Business Combination Agreement;

•	actions required to be taken under applicable contracts; and

•	any change, event, development, effect or occurrence attributable to any matter set forth on the disclosure schedules.

Furthermore, the Company or Avalon may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of Beneficient Class A common stock may suffer.

Nasdaq may not list the Company’s securities on its exchange, and if they are listed, the Company may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in the Company securities and subject the Company to additional trading restrictions.

As a result of the Business Combination, Nasdaq rules require that the Company and Avalon apply for the listing of Beneficient Class A common stock, Beneficient Series A preferred stock and the Beneficient Public Warrants. While the Company and Avalon will apply to have Beneficient Class A common stock, Beneficient Series A preferred stock and the Beneficient Public Warrants listed on the Nasdaq upon consummation of the Business Combination, the Company will be required to meet Nasdaq’s initial listing requirements. The Company may be unable to meet those requirements. Even if the Company’s securities are listed on the Nasdaq immediately following the Business Combination, it may be unable to maintain the listing of its securities in the future.

If the Company fails to meet the initial listing requirements and Nasdaq does not list the Company’s securities on its exchange, or if the Company is delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If the Company’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If the Company’s performance following the Business Combination does not meet market expectations, the price of Beneficient Class A common stock may decline from the price of Avalon Class A common stock prior to the Closing of the Business Combination. The market value of Avalon Class A common stock prior to the Business Combination may vary significantly from the price of Beneficient Class A common stock on the date the Business Combination is consummated, the date of this proxy statement/prospectus, or the date on which Avalon’s stockholders vote on the Business Combination. Because the number of Beneficient Class A common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of Avalon Class A common stock, the value of Beneficient Class A common stock issued in the Business Combination may be higher or lower than the value of the same number of Avalon Class A common stock on earlier dates.

In addition, if an active market for Beneficient Class A common stock develops and continues, the trading price of Beneficient Class A common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Prior to the Business Combination, there has not been a public market for Beneficient Class A common stock, and trading in Beneficient Class A common stock has not been active. Accordingly, the valuation ascribed to Beneficient Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on the price of Beneficient Class A common stock.

Factors affecting the trading price of Beneficient Class A common stock following the Business Combination may include:

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism;

•	actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about operating results;

•	failure to meet analysts’ earnings estimates;

•	success of competitors;

•	lack of adjacent competitors;

•	additions or departures of the Company’s key management personnel;

•	adverse market reaction to any indebtedness the Company may incur or securities the Company may issue in the future;

•	the Company’s operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company and market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	changes in laws and regulations affecting the Company’s business;

•	commencement of, or involvement in, litigation involving Avalon or the Company;

•	speculation in the press or investment community;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of Beneficient Class A common stock available for public sale;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in the Company’s board of directors or management; and

•	sales of substantial amounts of Beneficient Class A common stock by the Company’s directors, executive officers or significant shareholders or the perception that such sales could occur.

Broad market and industry factors may depress the market price of Beneficient Class A common stock irrespective of the Company’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in our line of business or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Beneficient Class A common stock also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Provisions in the Avalon Certificate of Incorporation and Delaware law may have the effect of discouraging lawsuits against its directors and officers.

The Avalon Certificate of Incorporation requires, unless Avalon consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on Avalon’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to Avalon or Avalon’s stockholders, (iii) any action asserting a claim against Avalon, Avalon’s directors, officers or employees arising pursuant to any provision of the DGCL (as defined herein) or the Avalon Certificate of Incorporation or the Avalon Bylaws, or (iv) any action asserting a claim against Avalon, Avalon’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Avalon believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Avalon’s directors and officers, although Avalon stockholders will not be deemed to have waived Avalon’s compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Avalon Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. This provision may have the effect of discouraging lawsuits against Avalon’s directors and officers.

The Avalon Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Avalon Public Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Avalon.

The Avalon Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Avalon arising out of or relating in any way to the Avalon Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Avalon irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Avalon waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Avalon Warrant Agreement does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Avalon Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Avalon Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Avalon Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Avalon Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Avalon, which may discourage such lawsuits. Warrant holders who do bring a claim in a court of the State of New York or the United States District Court for the Southern District of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of New York. Alternatively, if a court were to find this provision of the Avalon Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Avalon may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Avalon’s business, financial condition and results of operations and result in a diversion of the time and resources of Avalon’s management and board of directors.

You do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. If Avalon does not complete the Business Combination, to liquidate your investment, you may be forced to sell your Avalon Class A common stock or Avalon Warrants, potentially at a loss.

Avalon’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Avalon’s completion of an initial business combination, and then only in connection with those shares of Avalon Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Avalon Certificate of Incorporation (A) to modify the substance or timing of Avalon’s obligation to allow redemption in connection with Avalon’s initial business combination or to redeem 100% of Avalon’s public shares if Avalon does not complete an initial business combination within the completion window, or (B) with respect to any other provisions relating to the rights of Avalon’s Class A common stock or pre-initial business combination activity, and (iii) the redemption of Avalon’s public shares if Avalon has not completed an initial business within the completion window, subject to applicable law and as further described herein. Public stockholders who redeem their Class A common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Avalon has not completed an initial business combination within the completion window, with respect to such Class A common stock so redeemed. In addition, if Avalon does not complete an initial business combination within the completion window, for any reason, compliance with Delaware law may require that Avalon submits a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond the completion window, before they receive funds from the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or warrants, potentially at a loss.

The ability of Avalon’s stockholders to exercise redemption rights with respect to Avalon Class A common stock may prevent Avalon from completing the Business Combination.

Avalon does not know how many stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Avalon’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than Avalon initially expected, Avalon may need to seek to arrange for additional third-party financing to be able to satisfy the condition relating to the number of unrestricted round lot security holders after the redemption.

If too many public stockholders elect to redeem their shares, and third-party financing is not available to Avalon, Avalon may not be able to complete the Business Combination. Even if such third-party financing is available, Avalon’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

A higher level of redemptions of Avalon Class A common stock could also impact the U.S. federal income tax treatment of the Mergers, as described below in “Certain Material U.S. Federal Income Tax Consequences – U.S. Federal Income Tax Considerations for the Mergers – Tax Consequences of the Mergers Under Section 368(a).

If the Avalon Public Warrant holders fail to exercise their Beneficient Public Warrants prior to the Series A Preferred Stock Conversion Date, the Avalon Public Warrant holders will forfeit their optional conversion rights to convert to Beneficient Class A common stock.

After the Series A Preferred Stock Conversion Date, the holders of the Beneficient Public Warrants will no longer have the right to optionally convert to Beneficient Class A common stock. The Beneficient Public Warrants are the Avalon Public Warrants following their assumption by Beneficient in the Avalon Merger and each such warrant becoming exercisable for one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock. Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on the Series A Preferred Stock Conversion Date. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert those shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. After the Series A Preferred Stock Conversion Date, the Beneficient Series A preferred stock shall have no conversion rights and shall be subject to redemption at its liquidation preference per share at the option of the Company. Accordingly, if the Beneficient Warrant holders do not exercise the Beneficient Warrants prior to the Series A Preferred Stock Conversion Date, the Beneficient Warrant holders will no longer have the ability to optionally convert to Beneficient Class A common stock.

Avalon has no operating or financial history and Avalon’s results of operations and those of the Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

Avalon is a blank check company, and it has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Company. The unaudited pro forma condensed combined statement of operations of the Company combines the historical audited results of operations of Avalon for the year ended December 31, 2021 and unaudited historical results of operations of Avalon for the three months ended March 31, 2022 and the six months ended September 30, 2022, with the historical audited results of operations of the Company for the year ended December 31, 2021, audited historical result of operations of the Company for the three months ended March 31, 2022 and unaudited historical results of operations of the Company for the six months ended September 30, 2022, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet of the Company combines the historical balance sheets of Avalon as of September 30, 2022 and of the Company as of September 30, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2022.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future results of operations or financial position of the Company. Accordingly, the Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Neither Avalon nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by the Company in the Business Combination ultimately proves to be inaccurate or incorrect.

The representations and warranties made by the Company and Avalon to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Avalon and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by the Company in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Avalon would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The Avalon Warrants are expected to be accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for it to consummate an initial business combination.

The Avalon Warrants are expected to be accounted for as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the Avalon Warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the Avalon Public Warrants and Avalon Private Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our statement of operations. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

Provisions of the Avalon Certificate of Incorporation that relate to its pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from the Trust Account) may be amended with the approval of holders owning 50% of the issued and outstanding Avalon common stock. It may be easier for Avalon, therefore, to amend the Avalon Certificate of Incorporation to facilitate the consummation of an initial business combination that Avalon’s stockholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-business combination activity, without approval by a certain percentage of the company’s stockholders. In those companies, amendment of these provisions typically requires approval by 90% of the company’s stockholders attending and voting at an annual meeting. The Avalon Certificate of Incorporation provides that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of Avalon’s IPO and the private placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to public stockholders as described herein) may be amended if approved by holders of 50% of Avalon’s common stock entitled to vote thereon and corresponding provisions of the trust agreement governing the release of funds from the Trust Account may be amended if approved by holders of at least 50% of Avalon’s common stock entitled to vote thereon. In all other instances, Avalon’s Certificate of Incorporation may be amended by holders of a majority of Avalon’s outstanding shares of common stock entitled to vote thereon, subject to applicable provisions of the DGCL or applicable stock exchange rules. Avalon’s initial stockholders and their permitted transferees, if any, collectively beneficially own, on an as converted basis, 20% of Avalon’s common stock upon the closing of Avalon’s IPO (assuming they do not purchase any units in Avalon’s IPO and excluding the representative shares), are entitled to participate in any vote to amend Avalon’s certificate of incorporation and/or trust agreement and have the discretion to vote in any manner they choose. As a result, Avalon may be able to amend the provisions of the Avalon Certificate of Incorporation which govern Avalon’s pre-business combination behavior more easily than some other blank check companies, and this may increase Avalon’s ability to complete a business combination with which you do not agree. Avalon stockholders may pursue remedies against us for any breach of the Avalon Certificate of Incorporation.

The Avalon certificate of incorporation includes a provision providing that a resolution be passed by at least ninety (90%) percent of the outstanding shares of the Avalon Class B common stock entitled to vote thereon in order to amend the provision in the Avalon Certificate of Incorporation that, prior to the closing of the initial business combination, the holders of the Avalon Class B common stock shall have the exclusive right to elect and remove any director. As a result, Avalon stockholders may not be able to have any ability to elect or remove any director.

Avalon Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Avalon Certificate of Incorporation that would affect the substance or timing of the obligation to allow redemption in connection with the initial business combination or to redeem 100% of the public shares if Avalon does not complete an initial business combination within the completion window or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless it provides Avalon’s public stockholders with the opportunity to redeem their Avalon Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares. These agreements are contained in letter agreements that Avalon has entered into with the Avalon Sponsor and each member of the management team. The Avalon stockholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Avalon Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, Avalon’s stockholders would need to pursue a stockholder derivative action, subject to applicable law.

Avalon may amend the terms of the Avalon Public Warrants in a manner that may be adverse to holders of Avalon Public Warrants with the approval by the holders of at least 50% of the then outstanding Avalon Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of the Avalon Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

The Avalon Public Warrants were issued in registered form under a Avalon Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Avalon. The Avalon Warrant Agreement provides that the terms of the Avalon Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Avalon Public Warrants to make any change that the parties deem adversely affects the interests of the registered holders of Avalon Public Warrants. Accordingly, Avalon may amend the terms of the Avalon Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Avalon Public Warrants approve of such amendment. Although the ability to amend the terms of the Avalon Public Warrants with the consent of at least 50% of the then outstanding Avalon Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Avalon Public Warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of the Avalon Class A common stock purchasable upon exercise of a warrant.

If the Mergers do not qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange of Avalon Warrants pursuant to the Mergers would be a taxable transaction for U.S. Holders of Avalon Warrants.

Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Consequences -  U.S. Federal Income Tax Considerations for the Mergers - Tax Consequences of the Mergers Under Section 368(a) and Section 351 of the Code” below, the Avalon Merger and the LLC Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code (such treatment, the “Intended Tax Treatment”) and a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. However, there are significant factual and legal uncertainties as to whether the

Mergers qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how this requirement applies in the case of an acquisition of a corporation with investment-type assets, such as Avalon, and consequently, the qualification of the Mergers as a reorganization is not free from doubt. Moreover, the qualification of the Mergers for the Intended Tax Treatment is based on facts which will not be known until or following the Closing. Specifically, this treatment could depend on whether sufficient Avalon stockholders exchange their Avalon Class A common stock for Beneficient Class A common stock and Beneficient Series A preferred stock in the Avalon Merger rather than redeem them for cash. If a significant number of Avalon stockholders decide to redeem their Avalon Class A common stock, the aforementioned “continuity of business enterprise” requirement may not be satisfied. If the Avalon Merger only qualifies as a tax-deferred exchange under Section 351 of the Code and does not qualify as a tax-deferred reorganization under Section 368 of the Code, then the exchange of Avalon Warrants for Beneficient Warrants in the Avalon Merger would not qualify for tax-deferred treatment and would be taxable as described further in “Certain Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations for the Mergers.” Furthermore, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers qualify for the Intended Tax Treatment and neither Avalon nor Beneficient intend to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

The tax consequences of the Mergers are complex and will depend on the particular circumstances of Avalon stockholders. For a more detailed discussion of the U.S. federal income tax consequences of the Mergers to U.S. Holders, see the section titled “Certain Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations for the Mergers.” U.S. Holders whose Avalon Warrants are being exchanged in the Mergers are urged to consult their tax advisors to determine the tax consequences applicable to their particular circumstance.

The Avalon Sponsor and its affiliates may receive a positive return on the 5,175,000 Founder Shares and 8,100,000 Avalon Private Warrants even if Avalon’s public stockholders experience a negative return on their investment after consummation of the Mergers.

If Avalon is able to complete a business combination within the required time period, the Avalon Sponsor and its affiliates may receive a positive return on the 5,175,000 Founder Shares, which were acquired by the Avalon Sponsor and its affiliates for an aggregate purchase price of $25,000 prior to Avalon’s IPO, and the 8,100,000 Avalon Private Warrants, which were acquired for an aggregate purchase price of $8,100,000 (or $1.00 per warrant) concurrently with completion of Avalon’s IPO, even if Avalon’s public stockholders experience a negative return on their investment in Avalon Class A common stock and Avalon Public Warrants after consummation of the Mergers.

Avalon’s directors may decide not to enforce the indemnification obligations of Avalon Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Avalon’s public stockholders.

If proceeds in the Trust Account are reduced below $10.15 per public share and Avalon Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Avalon’s independent directors would determine whether to take legal action against Avalon Sponsor to enforce its indemnification obligations. While Avalon currently expects that its independent directors would take legal action on Avalon’s behalf against Avalon Sponsor to enforce its indemnification obligations to Avalon, it is possible that Avalon’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Avalon’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Avalon’s public stockholders may be reduced below $10.15 per share.

Avalon may not have sufficient funds to satisfy indemnification claims of Avalon’s directors and executive officers.

Avalon has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Avalon’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Avalon only if (i) Avalon has sufficient funds outside of the Trust Account or (ii) Avalon consummates an initial business combination. Avalon’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against Avalon’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Avalon’s officers and directors, even though such an action, if successful, might otherwise benefit Avalon and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Avalon pays the costs of settlement and damage awards against Avalon’s officers and directors pursuant to these indemnification provisions.

If, after Avalon distributes the proceeds in the Trust Account to its public stockholders, Avalon files a bankruptcy petition or an involuntary bankruptcy petition is filed against Avalon that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of Avalon’s Board of Directors may be viewed as having breached their fiduciary duties to Avalon’s creditors, thereby exposing the members of Avalon’s Board of Directors and Avalon to claims of punitive damages.

If, after Avalon distributes the proceeds in the Trust Account to our public stockholders, Avalon files a bankruptcy petition or an involuntary bankruptcy petition is filed against Avalon that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Avalon’s stockholders. In addition, by making distributions to public stockholders before making provision for creditors, Avalon’s Board of Directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Avalon to claims for punitive damages.

If, before distributing the proceeds in the Trust Account to Avalon’s public stockholders, Avalon files a bankruptcy petition or an involuntary bankruptcy petition is filed against Avalon that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Avalon’s stockholders and the per-share amount that would otherwise be received by Avalon’s stockholders in connection with Avalon’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Avalon’s public stockholders, Avalon files a bankruptcy petition or an involuntary bankruptcy petition is filed against Avalon that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Avalon’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Avalon’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Avalon’s stockholders in connection with Avalon’s liquidation may be reduced.

Risks Related to the Company Following the Consummation of the Business Combination

Unless the context otherwise requires, references in this subsection “Risks Related to the Company Following the Consummation of the Business Combination” to “we,” “us,” “our” and the “Company” refer to the Company and its subsidiaries and affiliates from and after the consummation of the Business Combination.

The Company will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If the Business Combination is completed and the Company becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after the Company is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act.

As a public company, the Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. The Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Company expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Company to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

The Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the Reference Value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities of Beneficient —Warrants — Beneficient Public Warrants —Anti-dilution Adjustments”). Please see “Description of Securities of Beneficient — Warrants — Beneficient Public Warrants — Redemption of Beneficient Public Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00.” If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Beneficient Public Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the Market Value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by our sponsor or their permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading See the section titled “Description of Securities of Beneficient —The Beneficient Warrant.”). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Beneficient Class A common stock determined based on the redemption date and the fair market value of Beneficient Class A common stock. See the section titled “Description of Securities of Beneficient —The Beneficient Warrants.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of common stock received is capped at 0.361 shares of Beneficient Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Business Combination, the Company’s management will have the ability to require holders of the Beneficient Public Warrants to exercise such warrants on a cashless basis, which will cause holders to receive fewer Beneficient Class A common stock upon their exercise of the Beneficient Public Warrants than they would have received had they been able to exercise their Beneficient Public Warrants for cash.

If the Company calls the Beneficient Public Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, the Company’s management will have the option to require any holder that wishes to exercise their Beneficient Public Warrants (including any the Beneficient Public Warrants held by Avalon Sponsor, Avalon’s former officers or directors, other purchasers of Avalon’s founders’ units, or their permitted transferees) to do so on a “cashless basis.” If the Company’s management chooses to require holders to exercise their Beneficient Public Warrants on a cashless basis, the number of Beneficient Class A common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised the Company Public Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in the Company. See the section titled “Description of Securities of Beneficient — The Beneficient Warrants”.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

The Company’s operating results and other operating metrics may fluctuate significantly from period to period, which could lead to a decline in the trading price of Beneficient Class A common stock.

The Company’s operating results and other operating metrics have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including variations in the Company’s operating performance or the performance of the Company’s competitors, changes in accounting principles, the success of the Company’s hedging strategy, research analyst reports about the Company, the Company’s competitors or the Company’s industry, the Company’s inability to meet analysts’ projections or guidance, strategic decisions by the Company or the Company’s competitors, such as acquisitions, capital investments or changes in business strategy, adverse outcomes of litigation, changes in or uncertainty about economic conditions, industry trends, geographies, or customers, activism by any large stockholder or group of stockholders, speculation by the investment community regarding the Company’s business, actual or anticipated growth rates relative to the Company’s competitors, acts of terrorism, natural disasters, changes in consumer preferences and market trends, seasonality, the Company’s ability to retain and attract customers, the Company’s ability to complete liquidity transactions, and other factors described elsewhere in this risk factors section. Fluctuations in the Company’s operating results due to these factors or for any other reason could cause the market price of Beneficient Class A common stock to decline. In addition, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market price of equity securities issued by many companies. In the past, some companies that have had volatile market prices for their securities have been subject to class action or derivative lawsuits. The filing of a lawsuit against the Company, regardless of the outcome, could have a negative effect on the Company’s business, financial condition and results of operations, as it could result in substantial legal costs, a diversion of management’s attention and resources, and require the Company to make substantial payments to satisfy judgments or to settle litigation.

The accuracy of the Company’s financial statements and related disclosures could be adversely affected if the judgments, assumptions or estimates used in the Company’s critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and related notes. the Company’s critical accounting policies, which are included in the section captioned “Beneficient Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus, describe those significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements that the Company considers “critical” because they require judgments, assumptions and estimates that materially affect the Company’s consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in the Company’s critical accounting policies, those events or assumptions could have a material impact on the Company’s consolidated financial statements and related disclosures.

In addition, changes in accounting interpretations or assumptions could impact the Company’s financial statements and the Company’s ability to timely prepare the Company’s financial statements. The Company’s inability to timely prepare the Company’s financial statements in the future could materially and adversely affect the Company’s share price.

The Company is an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make Beneficient Class A common stock less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. The Company could continue to be considered an emerging growth company for up to five years, although the Company would lose that status sooner if the Company’s gross revenues exceed $1.235 billion, if it issues more than $1 billion in nonconvertible debt in a three-year period, or if the fair value of Beneficient Class A common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter (and the Company has been a public company for at least 12 months and has filed one annual report on Form 10-K). For as long as the Company continues to be an emerging growth company, the Company may take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. It is unclear whether investors will find Beneficient Class A common stock less attractive because the Company may rely on these exemptions. If some investors find Beneficient Class A common stock less attractive as a result, there may be a less active trading market for Beneficient Class A common stock, and the Company’s stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, while the Company is an emerging growth company, the Company will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result, the Company’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates, and the Company will incur additional costs in connection with complying with the accounting standards applicable to public companies at such time or times as they become applicable to the Company.

In order for our liquidity products to be attractive, there must be an active trading market for our common stock, and our stock price must remain stable.

We plan to offer our common equity to provide our customers with liquidity as one of our primary product offerings. As customers decide whether to exchange their alternative investments for our stock, of primary concern will be whether the stock price is stable and whether there is sufficient public float and trading activity. If we have a low public float or a liquid trading market does not develop for Beneficient Class A common stock, our stock will be more susceptible to volatility. This could limit the marketability of our stock, and potential customers may choose to not participate in our liquidity products or take advantage of our other services.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section to “Avalon,” the “Company,” “we,” “us” or “our” refers to Avalon prior to the Business Combination and to the Company and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination.

Public stockholders who wish to redeem their Avalon Class A common stock for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Avalon Class A common stock for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any Avalon Class A common stock to be redeemed only if such public stockholder: (i) (a) holds Avalon Class A common stock, or (b) if the public stockholder holds Avalon Class A common stock through units, the public stockholder elects to separate its units into the underlying Avalon Class A common stock and Avalon Public Warrants prior to exercising its redemption rights with respect to the Avalon Class A common stock; (ii) submits a written request to Continental Stock Transfer & Trust Company, Avalon’s transfer agent, in which it (a) requests that Avalon redeem all or a portion of its Avalon Class A common stock for cash, and (b) identifies itself as a beneficial holder of the Avalon Class A common stock and provides its legal name, phone number and address; and (iii) delivers its Avalon Class A common stock to Continental Stock Transfer & Trust Company, Avalon’s transfer agent, physically to Continental Stock Transfer & Trust Company or electronically through DWAC. Holders must complete the procedures for electing to redeem their Avalon Class A common stock in the manner described above prior to [●] (two days prior to the initial vote on the Business Combination) in order for their shares to be redeemed. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and Continental Stock Transfer & Trust Company, Avalon’s transfer agent, will need to act to facilitate this request. It is Avalon’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Avalon does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their Avalon Class A common stock may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the Avalon Class A common stock that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Avalon’s transfer agent, the Company will redeem such Avalon Class A common stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Special Meeting of Avalon Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of Avalon’s offer to redeem Avalon Class A common stock in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Avalon’s compliance with the proxy rules, a public stockholder fails to receive Avalon’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its Avalon Class A common stock. In addition, the proxy materials that Avalon is furnishing to holders of Avalon Class A common stock in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Avalon Class A common stock. In the event that a public stockholder fails to comply with these procedures, its Avalon Class A common stock may not be redeemed. Please see the section titled “Special Meeting of Avalon Stockholders - Redemption Rights” for additional information on how to exercise your redemption rights.

Avalon does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which nearly all of Avalon’s stockholders do not agree.

Avalon’s existing governing documents do not provide a specified maximum redemption threshold, except that Avalon will not redeem Avalon Class A common stock to the extent that such redemption would result in Avalon’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5,000,000 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination upon consummation of the initial business combination. The Business Combination Agreement requires (i) as provided by the Avalon Certificate of Incorporation, Avalon to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) prior to the Avalon Merger Effective Time and (ii) the Nasdaq Listing Condition be satisfied, including that following the redemption and as of the Closing, Avalon shall have at least 400 unrestricted round lot holders.

As a result, Avalon may be able to complete the Business Combination even though nearly all stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. Avalon will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

A stockholder, or a “group” of stockholders, who is deemed to hold an aggregate of 15% or more of Avalon common stock may not redeem any shares they hold that equal or exceed such 15% amount.

The Avalon Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to shares in excess of 15% or more of the shares sold in Avalon’s IPO. We refer to such shares in excess of 15% or more of the shares sold in the IPO as “Excess Shares”. Your inability to redeem any Excess Shares will reduce your influence over our ability to consummate a business combination and you could suffer a material loss on your investment in Avalon if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we consummate our business combination. As a result, you would continue to hold that number of shares exceeding 15% (less one share) and, in order to dispose of such shares, would be required to sell them in open market transactions, potentially at a loss.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Avalon can give no assurance as to the price at which a stockholder may be able to sell its Avalon Class A common stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Avalon share price, and may result in a lower value realized now than a stockholder of Avalon might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Avalon Class A common stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

A new 1% U.S. federal excise tax could be imposed on Avalon in connection with redemptions.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”) that occur after December 31, 2022. Because Avalon is a Delaware corporation and its securities are trading on Nasdaq, it is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax.

The extent to which Avalon would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of the equity issued in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination), and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by Avalon, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination or to operate the combined company’s business following the Business Combination.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and (a) an insufficient number of votes have been obtained to approve the Business Combination Proposal or (b) holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets, (ii) the Nasdaq Listing Condition would not be satisfied, the Board of Directors will not have the ability to adjourn the special Avalon meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Board of Directors is seeking approval to adjourn the Avalon Special Meeting to a later date or dates if, at the Avalon Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets or (ii) the Nasdaq Listing Condition would not be satisfied. If the Business Combination Proposal is not approved, the Board of Directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the proposals. In such events, the Business Combination would not be completed.

Risks Related to the Ownership of Beneficient Class A Common Stock and Beneficient Series A Preferred Stock Following the Business Combination

Unless the context otherwise requires, references in this subsection “- Risks Related to the Ownership of Beneficient Class A Common Stock and Beneficient Series A Preferred Stock Following the Business Combination” to “we,” “us,” “our” and the “Company” refer to Beneficient and its subsidiaries and affiliates from and after the consummation of the Business Combination.

Certain provisions in the Proposed Charter, the Proposed Bylaws, the Stockholders Agreement and of Nevada law may prevent or delay attempts to acquire a controlling interest in the Company, which could decrease the trading price of Beneficient Class A common stock.

The Proposed Charter and Proposed Bylaws will contain, and Nevada law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others, those establishing:

•	holders of our Beneficient Class B common stock have the ability to elect the majority of the board of directors until the Class B Threshold is no longer met;

•	holders of our Beneficient Class B common stock are entitled to 10 votes per share with respect to all matters on which stockholders generally are entitled to vote;

•	the inability of holders of our Beneficient Class A common stock to call a special meeting;

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting the use of cumulative voting for the election of directors;

•	removal of incumbent directors only by the vote of stockholders with not less than two-thirds of the voting power of the applicable class of our outstanding common stock;

•	requiring that our board of directors adopt a resolution in order to propose any amendment to our articles of incorporation before it may be considered for approval by our stockholders; and

•	requiring all actions of holders of Beneficient Class A common stock to be taken at a meeting of our stockholders.

The Stockholders Agreement also contains certain provisions that may prevent or delay attempts to acquire a controlling interest in Beneficient. These include the following provisions:

•

Beneficient will agree not to authorize, approve or ratify certain matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock, including (but not limited to) certain actions related to Ben LLC, Beneficient, and the BCH Partnership Agreement, and certain additional issuances of shares of Beneficient Class B common stock.

See the section titled “Stockholders Agreement” for more information.

Beneficient’s board of directors and management have significant control over Beneficient’s business.

After the completion of the Business Combination, certain holders of BCG that will enter a voting agreement concerning the election of directors will beneficially own shares of Beneficient Class B common stock having the right to elect a majority of Beneficient’s directors. As a result, Beneficient will be a “controlled company” within the meaning Nasdaq rules and may elect not to comply with certain corporate governance standards. In addition, with respect to all matters on which Beneficient stockholders generally are entitled to vote, the Proposed Charter will provide that the holders of Beneficient Class B common stock are entitled to

10 votes per share. As a result, in addition to their day-to-day management roles, the Company’s executive officers and directors will be able to exercise significant influence on the Company’s business as stockholders, including influence over election of members of the board of directors and the authorization of other corporate actions requiring stockholder approval.

The Proposed Charter of Beneficient will provide that with respect to all matters on which stockholders generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share. As a result of this provision and the potential issuance of additional shares of Beneficient Class A common stock upon the conversion and exchange of BCH limited partner interests, additional control over Beneficient and its operations may be concentrated in existing holders of the equity interests in BCG and BCH. Additionally, the Stockholders Agreement will provide additional governance rights to the holders of Beneficient Class B common stock. The Stockholders Agreement will provide that, for so long as the Class B Holders satisfy the Class B Threshold, they shall be entitled to elect the Class B Directors and will have the right to designate the chairperson and vice chairperson of the Beneficient board of directors. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of a director designated by holders of Beneficient Class B common stock, the applicable designating holder of Beneficient Class B common stock will have the right to designate a replacement to fill such vacancy. The Stockholders Agreement also includes certain protective provisions on behalf of the holders of the Beneficient Class B common stock such as Beneficient will agree not to authorize, approve or ratify certain matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock, including (but not limited to) certain actions related to Ben LLC, Beneficient, and the BCH Partnership Agreement, and additional issuances of any shares of Beneficient Class B common stock. For additional information, see the section titled “Stockholders Agreement.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our shares, the price of our shares could decline.

The trading market for Beneficient securities will be influenced by the research and reports that any industry or securities analysts may publish about Beneficient, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Beneficient. If no securities or industry analysts commence coverage of Beneficient, Beneficient’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding Beneficient Class A common stock adversely, or provide more favorable relative recommendations about its competitors, the price of Beneficient Class A common stock would likely decline. If any analyst who may cover the Company were to cease coverage or fail to regularly publish reports, the Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Certain BCG equity holders and the Avalon Sponsor will be subject to lock-ups and as a result, there may be limited liquidity for Beneficient Class A common stock.

The BCG equity holders and the Avalon Sponsor who are subject to lock-ups are expected to hold approximately [●]% of Beneficient Class A common stock following the Business Combination (assuming no redemptions of Avalon Class A common stock and the conversion of Beneficient Series A preferred stock). Such stockholders are subject to the lock-ups described elsewhere in this proxy statement/prospectus, and as a result there may initially be limited liquidity in the trading market for Beneficient Class A common stock. In addition, even once the applicable lock-up periods expire, the liquidity for Beneficient Class A common stock may remain limited given the substantial holdings of such stockholders, which could make the price of Beneficient Class A common stock more volatile and may make it more difficult for investors to buy or sell large amounts of Beneficient Class A common stock.

Because there are no current plans to pay cash dividends on Beneficient Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell Beneficient Class A common stock for a price greater than that which you paid for it.

Beneficient may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Beneficient’s board of directors and will depend on, among other things, Beneficient’s results of operations, financial condition, cash requirements, contractual restrictions, including limitations in the HCLP Loan Agreement, applicable law and other factors that Beneficient board of directors may deem relevant. In addition, Beneficient’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Beneficient Class A common stock unless you sell your shares for a price greater than that which you paid for it.

An active trading market for Beneficient Class A common stock may not develop, and you may not be able to resell your Beneficient Class A common stock at or above the price you paid for it.

Prior to the Business Combination, there has been no public market for Beneficient Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on Nasdaq or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any Beneficient Class A common stock. An inactive market may also impair Beneficient’s ability to raise capital by selling Beneficient Class A common stock and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment.

Future resales of Beneficient Class A common stock issued in connection with the Business Combination may cause the market price of Beneficient Class A common stock to drop significantly, even if the Company’s business is doing well.

The Company’s pre-Business Combination equity holders and the Avalon Sponsor are expected to hold approximately 13.7% of Beneficient Class A common stock following the Business Combination (assuming no redemptions of Avalon common stock and the conversion of Beneficient Series A preferred stock). Upon expiration of the applicable lock-up period for these stockholders, if any, and upon the effectiveness of any registration statement the Company files pursuant to the Registration Rights Agreement, including our registration rights agreements with (i) the holders of Beneficient Warrants, (ii) certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger, (iii) GWG and (iv) Hatteras, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, such Company stockholders may sell Beneficient Class A common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of Beneficient Class A common stock or putting significant downward pressure on the price of Beneficient Class A common stock. Further, sales of Beneficient Class A common stock upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Beneficient Class A common stock could have a tendency to depress the price of Beneficient Class A common stock, which could further increase the potential for short sales.

The Company cannot predict the size of future issuances or sales of Beneficient Class A common stock or the effect, if any, that future issuances and sales of Beneficient Class A common stock will have on the market price of Beneficient Class A common stock. Sales of substantial amounts of Beneficient Class A common stock (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Beneficient Class A common stock.

Furthermore, registration rights we have granted may depress the market price of Beneficient Class A common stock. We have granted registration rights to the following parties: (i) the holders of Beneficient Warrants, (ii) certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger, (iii) GWG and (iv) Hatteras. If these stockholders exercise their registration rights or sell under the registration statements we are required to file, the presence of additional shares trading in the public market may also adversely affect the market price of Beneficient Class A common stock. For additional information, see the section titled “Description of Securities of Beneficient — Registration Rights.”

The market price for Beneficient Class A common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volumes, prices and times desired.

The market price of Beneficient Class A common stock may be highly volatile, which may make it difficult for you to sell your shares at the volumes, prices and times desired. Some factors that may have a significant effect on the market price of Beneficient Class A common stock include:

•	actual or anticipated fluctuations in our operating results or those of our competitors;

•	changes in economic or business conditions;

•	changes in governmental regulation; and

•

publication of research reports about us, our competitors, or our industry, or changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance, or lack of research reports by industry analysts or ceasing of analyst coverage.

Beneficient’s issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise would dilute all other stockholders.

Beneficient may issue additional capital stock in the future. Any such issuance would result in dilution to all other stockholders. In the future, Beneficient may issue additional stock, including as a part of its ordinary course of business of financing liquidity transactions, as a grant of equity awards to employees, directors and consultants under our equity incentive plans, to raise capital through equity financings or to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Beneficient Class A common stock to decline.

Provisions in the Proposed Charter and Nevada law may have the effect of discouraging lawsuits against its directors and officers.

The Proposed Charter will require, unless Beneficient consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on Beneficient’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to Beneficient or its stockholders, (iii) any action asserting a claim against Beneficient, our directors, officers or employees arising pursuant to any provision of NRS Chapters 78 or 92A or the Proposed Charter or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Charter or Proposed Bylaws, and (v) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Eighth Judicial District Court of Clark County, Nevada. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada shall be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada shall be the exclusive forum for such action. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find this provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations.

Notwithstanding the foregoing, our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder, and the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Beneficient’s board of directors will have the ability to issue blank check preferred stock, which may discourage or impede acquisition efforts or other transactions.

Beneficient’s board of directors will have the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt, including Beneficient Series A preferred stock. For instance, subject to applicable law, a series of preferred stock or other securities may impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Furthermore, Beneficient’s subsidiaries could also issue securities. Beneficient’s board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Beneficient’s board of directors, in so acting, could issue shares of preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then-prevailing market price of the stock.

Holders of Beneficient Series A preferred stock will have no voting rights, except as required by law.

Holders of Beneficient Series A preferred stock will generally have no voting rights, except as required by law, meaning that they generally do not have the voting rights given to holders of our Beneficient Class A common stock. For additional information, see the section titled “Description of Securities of Beneficient — Beneficient Series A Preferred Stock — Voting”.

After the Series A Preferred Stock Conversion Date, Beneficient Series A preferred stock will not have any conversion rights and will be subject to redemption at its liquidation preference per share at the option of Beneficient.

Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion. After the Series A Preferred Stock Conversion Date, the Beneficient Series A preferred stock, including any shares of Beneficient Series A preferred stock issued upon the exercise of the Beneficient Warrants, shall be subject to redemption at its liquidation value of $0.001 per share plus any declared but unpaid dividends only at the option of Beneficient. Therefore, if Beneficient Series A preferred stock is not converted within the required time period, such securities held by such persons may have little value. For more information, see the section titled “Description of Securities of Beneficient — Beneficient Series A Preferred Stock.”

The Company is not required to redeem Beneficient Series A preferred shares after the Series A Preferred Stock Conversion Date, and only expects to do so if it is in the Company’s best interest as determined by the Company’s board of directors in its sole discretion.

At any time after the Series A Preferred Stock Conversion Date, Beneficient may redeem, ratably, in whole or, from time to time in part, the shares of Beneficient Series A preferred stock of any holder then outstanding at the liquidation preference in cash. However, Holders of shares of Beneficient Series A preferred stock will not have the right to require Beneficient to redeem their shares of Beneficient Series A preferred stock under any circumstances. Any decision we may make at any time to redeem the shares will be determined by our board of directors in its sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time. For more information, see the section titled “Description of Securities of Beneficient — Beneficient Series A Preferred Stock — Redemption”.

THE FOREGOING RISK FACTORS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY. PURCHASERS SHOULD READ THIS PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES IN THEIR ENTIRETY BEFORE MAKING ANY INVESTMENT DECISIONS. PURCHASERS ARE ALSO URGED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS BEFORE MAKING ANY INVESTMENT DECISIONS. IN ADDITION, AS BCG DEVELOPS AND CHANGES OVER TIME, AN INVESTMENT IN BCG MAY BE SUBJECT TO ADDITIONAL AND DIFFERENT RISK FACTORS.

SPECIAL MEETING OF AVALON STOCKHOLDERS

General

Avalon is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board of Directors for use at the Avalon Special Meeting to be held on [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Avalon’s stockholders on or about [●], 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Avalon’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Avalon Special Meeting.

Date, Time and Place

The Avalon Special Meeting will be held on [●], 2023, at [●], Eastern Time, via a virtual meeting. Avalon stockholders may attend the Avalon Special Meeting and vote their shares electronically during the meeting via live audio webcast by visiting www.[●].com. Avalon stockholders will need the control number that is printed on their proxy card to enter the Avalon Special Meeting. Avalon recommends that stockholders log in at least 15 minutes before the meeting to ensure they are logged in when the Avalon Special Meeting starts. Avalon stockholders will not be able to attend the Avalon Special Meeting in person.

Purpose of Avalon Special Meeting

Avalon stockholders are being asked to consider and vote upon the following proposals:

1.	the Business Combination Proposal; and

2.	the Adjournment Proposal (if necessary).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Avalon Special Meeting if you owned Avalon common stock at the close of business on [●], 2023, which is the Record Date for the Avalon Special Meeting. You are entitled to one vote for each share of Avalon common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. On the Record Date, there were [●] shares of Avalon common stock outstanding.

Vote of Avalon Initial Stockholders

In connection with the IPO, Avalon entered into an agreement with its initial stockholders, officers and directors pursuant to which they agreed to vote any shares of Avalon common stock owned by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our initial stockholders, officers and directors hold approximately 19.8% of the voting power of the outstanding shares Avalon common stock.

Vote of the Avalon Sponsor and Avalon’s Directors and Officers

The Avalon Sponsor has agreed to vote any Avalon common stock held by it as of the Record Date in favor of the Business Combination Proposal. Further, the Avalon Sponsor intends to vote in favor of all of the proposals.

Avalon Sponsor has waived any redemption rights in connection with the Business Combination. The Avalon Class B common stock held by the Avalon Sponsor have no redemption rights upon Avalon’s liquidation and will be worthless if no business combination is effected by Avalon by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)). The Avalon Sponsor owns 5,025,000 Avalon Class B common stock as of the Record Date.

Quorum and Required Vote for Proposals for the Avalon Special Meeting

A quorum of Avalon stockholders is necessary to hold a valid meeting. A quorum will be present at the Avalon Special Meeting if a majority of the outstanding Avalon common stock as of the Record Date at the Avalon Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Avalon Class B common stock, who currently own 5,175,000 shares of the issued and outstanding Avalon common stock, will count towards this quorum. As of the Record Date for the Avalon Special Meeting, 13,015,126 shares of Avalon common stock would be required to achieve a quorum.

Approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

Assuming that a quorum is present at the Avalon Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Avalon Class A common stock and Avalon Class B common stock in person or represented by proxy at the Avalon Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. The Adjournment Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Adjournment Proposal absent voting instructions, and broker non-votes will have no effect on the Adjournment Proposal.

If Avalon stockholders fail to approve the Business Combination Proposal then the Business Combination will not occur. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate a business combination or amend the Avalon Certificate of Incorporation by stockholder approval by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)), we will be required to dissolve and liquidate the Trust Account (as defined herein) by returning the then remaining funds in such Trust Account to our public stockholders, less certain amounts.

Recommendation of the Board of Directors

The Board of Directors unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, were advisable and in the best interests of, Avalon and its stockholders. Accordingly, the Board of Directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, and, if required, “FOR” the Adjournment Proposal.

When you consider the recommendation of the Board of Directors in favor of approval of these proposals, you should keep in mind that the Board of Directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

Avalon’s directors and officers and the Avalon Sponsor have waived their right to redeem any Avalon common stock held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Avalon Sponsor paid an aggregate of $25,000 for 5,175,000 shares of the Avalon Class B common stock and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $52,371,000 based on the closing price of $10.12 per public share on Nasdaq on November 30, 2022;

•

the fact that Avalon Sponsor and Avalon’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Avalon fails to complete an initial business combination by January 8, 2023, or until July 8, 2023 if Avalon extends the period of time to consummate an initial Business Combination by the full amount of time;

•

the fact that Avalon Sponsor, in which all but one of the Avalon directors and officers hold a direct or indirect interest, purchased an aggregate of 8,100,000 Avalon Private Warrants in a private placement from Avalon for an aggregate purchase price of $8,100,000 (or $1.00 per warrant), each of such Avalon Private Warrants is exercisable commencing on the later of 12 months from the closing of Avalon’s IPO and 30 days following the closing of the Business Combination for one share of Avalon Class A common stock at $11.50 per share; if Avalon does not consummate an initial business combination by January 8, 2023 or until July 8, 2023 if Avalon extends the period of time to consummate an initial Business Combination by the full amount of time, then the proceeds from the sale of the Avalon Private Warrants will be part of the liquidating distribution to the public stockholders and the Avalon Private Warrants held by Avalon Sponsor will be worthless; the Avalon Private Warrants held by Avalon Sponsor had an aggregate market value of approximately $445,500 based upon the closing price of $0.0550 per warrant on Nasdaq on November 30, 2022;

•

[●] and [●] of Avalon are expected to be directors of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Beneficient board of directors determines to pay to them, and any applicable compensation as described under section “Director Compensation”;

•

if the Trust Account is liquidated, including in the event that Avalon is unable to complete an initial business combination within the required time period, the Avalon Sponsor has agreed that it will be liable to Avalon if and to the extent any claims by a third-party (other than Avalon’s independent registered public accounting firm) for services rendered or products sold to Avalon, or a prospective target business with which Avalon has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.15 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of Avalon’s IPO against customary liabilities, including liabilities under the Securities Act;

•

Chalice Fund LP, a private equity fund affiliated with Donald H. Putnam and S. Craig Cognetti, holds $12.5 million outstanding principal amount of L Bonds and 500,000 shares of GWG Holdings common equity. 53% of the assets are held for Chalice investors and 47% is held for former Chalice investors. The completion of the Business Combination may allow GWG to sell its share of Beneficient and subsequently repay the L Bonds and provide liquidity for its common equity; and

•

Grail Partners LLC, the general partner of the Chalice Fund and a firm affiliated with Avalon, holds 1.0 million common shares of BCG Class A Common Units. The shares are held as security for $7.0 million in debt.

Abstentions and Broker Non-Votes

If you are a holder of Avalon common stock that attends the Avalon Special Meeting virtually and fails to vote, or if you vote abstain, your failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal.

Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as shares entitled to vote or votes cast at the Avalon Special Meeting, and otherwise will have no effect on the Adjournment Proposal. However, broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The Board of Directors has approved each of the proposals and unanimously recommends that Avalon stockholders vote “FOR” each of the proposals.

Voting Your Shares

If you are a stockholder of record of Avalon as of [●], 2023, the Record Date, you may submit your proxy before the Avalon Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Avalon Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.[●].com. You will need the control number that is printed on your proxy card to enter the Avalon Special Meeting. Avalon recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Avalon Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Avalon Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.

Revoking Your Proxy

You may change your vote at any time before your proxy is voted at the Avalon Special Meeting (provided that you do not hold your shares through a broker, bank or other nominee).

You may do this in one of two ways:

•	mailing a new, subsequently dated proxy card; or

•	by attending the Avalon Special Meeting virtually and electing to vote your shares online at the meeting.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern Time, on [●], 2023, or by voting online at the Avalon Special Meeting. Simply attending the Avalon Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your Avalon common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Avalon common stock, you may call Morrow Sodali LLC, the proxy solicitation agent for Avalon, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email at AVAC.info@investor.morrowsodali.com.

Redemption Rights

Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Avalon’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

Any request for redemption, once made by a holder of Avalon Class A common stock, may be withdrawn at any time up to two business days prior to the vote on the Business Combination Proposal at the Avalon Special Meeting. If you deliver your shares for redemption to Avalon’s transfer agent and later decide, prior to the Avalon Special Meeting, not to redeem your shares, you may request that Avalon’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s Avalon Class A common stock have been delivered electronically to the transfer agent prior to the vote on the Business Combination Proposal at the Avalon Special Meeting.

If a holder of Avalon Class A common stock properly makes a request for redemption and the Avalon Class A common stock are delivered to Avalon’s transfer agent no later than two business days prior to the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Avalon will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Avalon Class A common stock for cash.

For a discussion of certain material U.S. federal income tax considerations for holders of Avalon Class A common stock with respect to the exercise of these redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Consequences.”

Appraisal Rights

Appraisal rights are not available to holders of Avalon common stock in connection with the Business Combination.

Proxy Solicitation Costs

Avalon is soliciting proxies on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone. Avalon and its directors and officers may also solicit proxies online. Avalon will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Avalon will bear the cost of the solicitation. Avalon has hired Morrow Sodali LLC to assist in the proxy solicitation process. Avalon will pay to Morrow Sodali LLC a fee of $32,500, plus disbursements. Avalon will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Avalon will reimburse them for their reasonable expenses.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the Mergers applicable to U.S. Holders (as defined below) of Avalon Units, Avalon Class A common stock and Avalon Class B common stock (collectively “Avalon common stock”), and Avalon Warrants (collectively with the Avalon Units and Avalon common stock, “Avalon securities”). The following discussion also summarizes certain U.S. federal income tax consequences applicable to U.S. Holders of Avalon common stock that elect to have their Avalon common stock redeemed for cash and certain federal income tax consequences applicable to U.S. Holders of the ownership and disposition of Beneficient Class A common stock, Beneficient Series A preferred stock, and Beneficient Warrants (collectively “Beneficient securities”) following the Business Combination. This discussion applies only to U.S. holders who hold their Avalon securities and Beneficient securities, as the case may be, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following summary does not purport to be a complete analysis of all potential tax considerations arising in connection with the Closing, the redemptions of Avalon securities, or the ownership and disposition of Beneficient securities. The effects of U.S. federal tax laws other than those relating to the income tax, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not addressed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation could adversely affect the tax consequences discussed below. Neither Avalon nor Beneficient has sought nor will it seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances nor does it address the tax consequences relevant to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or certain other financial institutions;

•	regulated investment companies, real estate investment trusts, mutual funds or grantor trusts;

•	brokers, dealers or traders in securities;

•	traders in securities who elect a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Avalon securities or Beneficient securities, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•

persons required to accelerate the recognition of any item of gross income with respect to Avalon securities or Beneficient securities, as the case may be, as a result of such income being taken into account on an applicable financial statement;

•

persons that directly, indirectly or constructively own 5% or more (by vote or value) of the outstanding Avalon common stock or, after the Business Combination, the outstanding Beneficient Class A common stock;

•	founders, sponsors, officers or directors of Avalon;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	persons having a functional currency other than the U.S. dollar;

•	persons who hold or received Avalon securities or Beneficient securities, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•

persons who hold shares of Avalon securities or Beneficient securities, as the case may be, through a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in BCG prior to the Business Combination, including holders of Avalon securities that also hold, directly or indirectly, equity interests in BCG. With respect to the tax consequences of holding Beneficient Class A common stock, this discussion is limited to U.S. Holders who acquire such Beneficient Class A common stock pursuant to the Mergers or as a result of the exercise of a Beneficient Warrant, and with respect to the tax consequences of holding Avalon Warrants, this discussion is limited to U.S. Holders who held Avalon Warrants prior to and through the Mergers. Except as specifically addressed below under “ — Information Reporting and Backup Withholding” this discussion does not describe any considerations relevant to holders other than U.S. Holders. Moreover, this discussion does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Avalon securities or Beneficient securities, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Avalon securities or Beneficient securities, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity or arrangement subject to tax as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions (as provided in Section 7701(a)(30)(E) of the Code), or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF AVALON SECURITIES IN CONNECTION WITH THE MERGERS DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS IS

INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO AVALON SECURITIES, AND THE OWNERSHIP AND DISPOSITION OF BENEFICIENT SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE MERGERS, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO AVALON SECURITIES, AND THE OWNERSHIP AND DISPOSITION OF BENEFICIENT SECURITIES.

U.S. Federal Income Tax Considerations for the Mergers

Tax Consequences of the Mergers Under Section 368(a) and Section 351 of the Code

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and a tax-deferred transaction under Section 351 of the Code. However, this treatment is not free from doubt, and the IRS or a court could take a different position, as a result of the significant factual and legal uncertainties regarding the characterization of the Mergers. For example, under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, the acquiring corporation in a reorganization must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how this requirement applies in the case of an acquisition of a corporation with investment-type assets, such as Avalon, and consequently, the qualification of the Mergers as a reorganization is not free from doubt. Moreover, the qualification of the Mergers for the intended tax treatment is based on facts which will not be known until or following the Closing. Specifically, this treatment could depend on whether sufficient Avalon stockholders exchange their Avalon common stock for Beneficient Class A common stock in the Avalon Merger rather than redeem them for cash. If a significant number of Avalon stockholders decide to redeem their Avalon common stock, the aforementioned “continuity of business enterprise” requirement may not be satisfied. The Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will so qualify, and neither Avalon nor BCG intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not challenge the Mergers’ qualification as a “reorganization” or that a court will not sustain such a challenge by the IRS. U.S. Holders of Avalon securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Mergers, including with respect to the Mergers’ qualification as a “reorganization.”

U.S. Holders Exchanging Avalon Securities for Beneficient Securities

If the Mergers, taken together, qualify as a “reorganization” under Section 368(a) or a tax-deferred transaction under Section 351 of the Code, a U.S. Holder of Avalon common stock would not recognize gain or loss on the receipt of either Beneficient Class A common stock or Beneficient Series A preferred stock pursuant to the Avalon Merger. In such a case, the aggregate tax basis of Beneficient Class A common stock and Beneficient Series A preferred stock received by a U.S. Holder in the Avalon Merger would be equal to the aggregate adjusted tax basis of the Avalon common stock surrendered in exchange therefor. The portion of the aggregate adjusted tax basis of the Avalon common stock that would be allocated to the Beneficient Class A common stock and the Beneficient Series A preferred stock would be based on their respective fair market values. The holding period of Beneficient Class A common stock (or Beneficient Series A preferred stock) received by a U.S. Holder in the Avalon Merger would include the period during which the Avalon common stock exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the Avalon common stock may suspend the running of the applicable holding period for this purpose.

If, however, the Mergers do not qualify as a reorganization under Section 368(a) of the Code and the Mergers do not qualify as a tax-deferred transaction under Section 351 of the Code, a U.S. Holder of Avalon common stock would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing of Beneficient common stock received by such holder in the Avalon Merger over such U.S. Holder’s adjusted tax basis in the Avalon common stock surrendered in exchange therefor. Any gain or loss so recognized would be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year in its Avalon common stock at the time of the Avalon Merger (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in Beneficient common stock received in the Avalon Merger would be equal to the fair market value of such stock on the date of the exchange. A U.S. Holder’s holding period in Beneficient common stock received in the Avalon Merger would begin on the day following the Closing and would not include the holding period for the Avalon common stock surrendered in exchange therefor.

Tax Consequences of the Business Combination to Holders of Avalon Warrants

It is intended that the Avalon Warrants becoming exercisable for Beneficient Class A common stock and Beneficient Series A preferred stock, and the Warrant Agreement being assigned to, and assumed by, Beneficient also constitutes a tax-deferred transaction in which no gain or loss would be recognized by the U.S. Holders of Avalon Warrants if the Mergers qualify as a reorganization as discussed above. It is also possible that the transaction is treated as tax-deferred on the basis that the terms of the Avalon Warrants are not otherwise being changed pursuant to the Mergers, and because the terms of the Avalon Warrants, when originally issued, contemplated, among other things, the Avalon Warrants becoming exercisable into shares of another corporation under circumstances similar to the Mergers.

If the Avalon Merger qualifies as a tax-deferred reorganization under Section 368 of the Code, a holder of Avalon Warrants would not recognize any gain or loss on the exchange of Avalon Warrants for Beneficient Warrants pursuant to the Avalon Merger and such holder’s basis in the Beneficient Warrants received would be equal to the holder’s basis in its Avalon Warrants exchanged. In addition, the holding period of the Beneficient Warrants received in the Avalon Merger by such holder would include the period during which the surrendered Beneficient Warrants were held on the date of the Avalon Merger.

If the Avalon Merger does not qualify as a tax-deferred reorganization under Section 368 of the Code, a holder of Avalon Warrants that does not also own Avalon common stock would recognize gain or loss in an amount equal to the difference between the fair market value of the Beneficient Warrants received and such holder’s tax basis in the Avalon Warrants exchanged. If the Avalon Merger does not so qualify (but the Transactions qualify as tax-deferred transactions under Section 351 of the Code), a holder of Avalon Warrants holding Avalon common stock generally would recognize gain, but not loss, equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Beneficient securities received over such stockholder’s aggregate tax basis in Avalon common stock and Avalon Warrants exchanged therefor), and (ii) the fair market value of the Beneficient Warrants received. Any such gain would generally be long-term capital gain if the holder’s holding period for Avalon common stock and Avalon Warrants (or just Avalon Warrants as the case may be) was more than one year at the time of the Avalon Merger, and the holder’s holding period in the Beneficient Warrants would begin on the day following the exchange. In that case, the holder’s tax basis in the Beneficient Warrants received in the exchange would be equal to the fair market value of such Beneficient Warrants at the time of the Avalon Merger.

U.S. Holders Exercising Redemption Rights with Respect to Avalon Class A Common Stock

In the event that a U.S. Holder’s Avalon Class A common stock is redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such a redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code.

The redemption of Avalon Class A common stock generally will be treated as a sale of stock (rather than as a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Avalon, (ii) is “substantially disproportionate” with respect to the redeeming U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Avalon common stock actually owned by such U.S. Holder but also Avalon common stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, Avalon common stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Avalon common stock the U.S. Holder has a right to acquire by the exercise of an option, which would include Avalon common stock which could be directly or constructively acquired pursuant to the exercise of Avalon Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Avalon common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Avalon common stock actually owned by the U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and such U.S. Holder does not constructively own any other Avalon common stock (including any stock constructively owned by such U.S. Holder as a result of owning Avalon Warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption must be less than 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption, and such U.S. Holder immediately after the redemption actually and constructively owns less than 50% of the total combined voting power of the Avalon common stock. The redemption of Avalon common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Avalon. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Avalon will depend on the particular facts and circumstances applicable to such holder. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences to them of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would be required to recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the redemption of such Avalon Class A common stock and (ii) such U.S. Holder’s adjusted tax basis in the Avalon Class A common stock redeemed. Any such gain or loss would be treated as long-term capital gain or loss if such U.S. Holder has a holding period in the shares of more than one year (or short-term capital gain or loss otherwise). It is unclear whether the redemption rights with respect to the Avalon Class A common stock may suspend the running of the applicable holding period for this purpose. A U.S. Holder’s tax basis in such holder’s Avalon common stock generally will equal the cost of such shares (which, if the Avalon Class A common stock was acquired as part of a unit, is the portion of the purchase price of the unit allocated to the Avalon Class A common stock, or if the Avalon Class A common stock was acquired upon the exercise of a warrant, includes the exercise price of the warrant).

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder would be treated as receiving a distribution for U.S. federal income tax purposes. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Avalon’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Avalon Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Avalon Class A common stock. Amounts treated as dividends that Avalon pays to a U.S. Holder that is taxable as a corporation may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that Avalon pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Avalon Class A common stock may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a U.S. Holder taxable as a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.” After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed Avalon Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Avalon common stock, or, if it has none, then possibly to other Avalon Class A common stock constructively owned by it, or possibly to the U.S. Holder’s adjusted tax basis in its Avalon Warrants (if any).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR AVALON CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

U.S. Federal Income Tax Consequences of the Ownership of Beneficient Securities to U.S. Holders

Taxation of Dividends

If distributions are made in cash or other property (other than certain distributions of Beneficient Class A common stock or rights to acquire Beneficient Class A common stock) to U.S. Holders of Beneficient Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of Beneficient’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Beneficient Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Beneficient Class A common stock and will be treated as described under “U.S. Federal Income Tax Consequences of the Disposition of Securities to U.S. Holders” below.

Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” that may be eligible for reduced rates of taxation.

Possible Constructive Distributions

The terms of the Beneficient Warrants provide for an adjustment to the number of Beneficient Class A common stock or Beneficient Series A preferred stock for which the warrants may be exercised or to the exercise price of the warrants in certain events, as discussed in the section of this proxy statement/prospectus titled “Description of Securities of Beneficient”. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of Beneficient Warrants would, however, be treated as receiving a constructive distribution from Beneficient if, for example, the adjustment to the number of such Beneficient Class A common stock received upon exercise of the Beneficient Warrants or to the exercise price of the Beneficient Warrants increases the warrant holders’ proportionate interest in Beneficient’s assets or earnings and profits (e.g., through an increase in the number of Beneficient Class A common stock that would be obtained upon exercise or through a decrease to the exercise price of such Beneficient Warrant as a result of a distribution of cash or other property such as other securities to the holders of Beneficient Class A common stock which is taxable to the U.S. Holders of such shares as described under “ — Taxation of Dividends”). Such increase would result in a distribution to the holders of Beneficient Warrants, which would be taxable to the U.S. Holders of such Beneficient Warrants as described immediately above under “ — Taxation of Dividends” in the same manner as if the U.S. Holders of the Beneficient Warrants had received a cash distribution from Beneficient equal to the fair market value of the increase in the warrant holder’s interest.

U.S. Holders of Beneficient Warrants should consult their tax advisors regarding the possibility of constructive distributions on their Beneficient Warrants.

U.S. Federal Income Tax Consequences of the Disposition of Beneficient Securities (Including a Lapse of Beneficient Warrants) to U.S. Holders

A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Beneficient common stock or Beneficient Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Beneficient common stock or Beneficient Warrants generally will be long-term capital gain or loss if the U.S. Holder held Beneficient common stock or Beneficient Warrants for more than one year (or short-term capital gain or loss otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Beneficient common stock on the exercise of a Beneficient Warrant for cash. A U.S. Holder’s tax basis in any Beneficient common stock received upon exercise of a Beneficient Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Beneficient Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Beneficient common stock received upon exercise of a Beneficient Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Beneficient Warrant and will not include the period during which the U.S. Holder held the Beneficient Warrant. If a Beneficient Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Beneficient Warrant.

The tax consequences of a cashless exercise of a Beneficient Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s tax basis in Beneficient common stock received generally would equal the U.S. Holder’s adjusted tax basis in the Beneficient Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event (and not a recapitalization), a U.S. Holder’s holding period in Beneficient common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Beneficient Warrants and would not include the period during which the U.S. Holder held the Beneficient Warrants. If the cashless exercise were treated as a recapitalization, the holding period of Beneficient common stock would include the holding period of the Beneficient Warrants exercised therefor.

It is also possible that a cashless exercise of a Beneficient Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Beneficient Warrants having a value equal to the exercise price for the total number of Beneficient Warrants to be exercised. The U.S. Holder would recognize capital gain or loss with respect to the Beneficient Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of Beneficient common stock represented by the Beneficient Warrants deemed surrendered and (ii) the U.S. Holder’s adjusted tax basis in such Beneficient Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in Beneficient common stock received would equal the sum of (i) the U.S. Holder’s adjusted tax basis in the Beneficient Warrants deemed exercised and (ii) the aggregate exercise price of such Beneficient Warrants. A U.S. Holder’s holding period for Beneficient common stock received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Beneficient Warrants and would not include the period during which the U.S. Holder held the Beneficient Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Beneficient Warrants, including when a U.S. Holder’s holding period would commence with respect to Beneficient common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences to them of a cashless exercise of Beneficient Warrants.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding (currently, at a rate of 24%). Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient and establishes such exempt status or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A beneficial owner of Beneficient common stock or Beneficient Warrants that is for U.S. federal income tax purposes not a U.S. Holder generally can establish that it is not subject to backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGERS, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO AVALON SECURITIES, AND OF THE OWNERSHIP AND DISPOSITION OF BENEFICIENT SECURITIES, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Avalon stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see the section titled “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if such initial Business Combination is approved by (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class.

The Business Combination Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Avalon, BCG, Merger Sub I, Merger Sub II or any other matter.

General Description of the Business Combination; Structure of the Business Combination

On September 21, 2022, Avalon, BCG, Merger Sub I and Merger Sub II entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a)

Initial Recapitalization. Prior to Closing, BCG will be recapitalized, including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG Common Units, the Class B Common Units, and the existing common units will be renamed the Class A Common Units; (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of

Beneficient Company Holdings, L.P. (“BCH”) will convert certain BCH Preferred A-1 Unit Accounts to Class S Ordinary Units of BCH (“BCH Class S Ordinary Units”), which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH may convert certain of such Preferred C-1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”).

(b)

Conversion. Following the Initial Recapitalization and prior to the Closing Date, BCG will convert from a Delaware limited partnership to a Nevada corporation (the “Conversion”) pursuant to certificates of conversions to be executed and filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, and BCG shall continue as the resulting corporation of the Conversion and change its name to “Beneficient” (the “Company” or “Beneficient”). At the effective time of the Conversion:

(i)	each outstanding BCG Class A Common Unit will be converted into 1.25 shares of Beneficient Class A common stock;

(ii)	each outstanding BCG Class B Common Unit will be converted into 1.25 shares of Beneficient Class B common stock;

(iii)

the outstanding BCG Preferred Series B-2 Unit Accounts will convert into Beneficient Class A common stock at a 15% discount or, if after December 31, 2022, a 20% discount, to the valuation of Beneficient Class A common stock resulting from the Conversion, as determined by the general partner of BCH acting in good faith, which is expected to be $10.00 per share of Beneficient Class A common stock ; and

(iv)	The BCG Special Voting Units, the BCG General Partner Interest and the General Partner Units representing the General Partner Interest in BCG would each be extinguished.

(c)

Contribution. Following the Initial Recapitalization and the Conversion and prior to the Closing, Beneficient will contribute to Ben LLC all of the BCH limited partnership interests and general partnership interests held by Beneficient (the “Contribution”).

(d)

Future Settlement of REU Awards. Following the Conversion, the BCG Restricted Equity Unit awards (the “REUs”) under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time, which provides for the issuance of BCG Class A Common Units upon settlement of the REUs, would be settled instead with Beneficient Class A common stock at a ratio of 1.25 shares of Beneficient Class A common stock for each BCG Class A Common Unit underlying the REUs.

(e)	Avalon Merger.

(i)

On the date of the Closing promptly following the consummation of the Initial Recapitalization, Conversion and Contribution, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, pursuant to which Merger Sub I will merge with and into Avalon, with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient;

(ii)	At the Avalon Merger Effective Time:

•

each issued and outstanding Avalon Unit outstanding immediately prior to the Avalon Merger Effective Time shall be automatically detached into one share of Avalon Class A common stock and three-fourths (3/4) of one Avalon Warrant;

•

each outstanding share of Avalon Class B common stock (other than the Avalon Class B common stock held as treasury stock, which will be automatically cancelled and extinguished at the Avalon Merger Effective Time), will automatically convert into one share of Beneficient Class A common stock;

•

each outstanding share of Avalon Class A common stock (including the Avalon Class A common stock resulting from the conversion of Avalon Units at the Avalon Merger Effective Time but excluding any Avalon Class A common stock held as treasury stock, which will be automatically cancelled and extinguished at the Avalon Merger Effective Time) will automatically convert for one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock;

•

each outstanding Avalon Private Warrant and Avalon Public Warrant (collectively, the “Avalon Warrants”) to purchase Avalon Class A common stock shall automatically convert pursuant to the terms of the Avalon Warrants into the right to acquire (i) one (1) share of Beneficient Class A common stock and (ii) one (1) share of Beneficient Series A preferred stock;

•	each Avalon Share held immediately prior to the Avalon Merger Effective Time by Avalon as treasury stock will be automatically canceled and extinguished; and

•

each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically canceled and extinguished and converted into one share of common stock, par value $0.001, of the surviving corporation of the Avalon Merger.

(iii)

The proceeds from Avalon’s Trust Account (after, for the avoidance of doubt, giving effect to any redemptions by Avalon stockholders in connection with the Business Combination) will be used for the repayment of transaction expenses of the parties and general capital purposes of the Company following consummation of the Business Combination.

(f)	LLC Merger.

(i)

Following the Closing and within two weeks of the consummation of the Avalon Merger, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of the State of Delaware, pursuant to which Avalon (as the surviving corporation of the Avalon Merger) will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of the Company (the “LLC Merger” and together with the Avalon Merger, the “Mergers”, and the time of such merger, the “LLC Merger Effective Time”); and

(ii)

At the LLC Merger Effective Time, (i) each share of common stock, par value $0.01, of the Avalon Merger Surviving Corporation will be automatically canceled and extinguished and (ii) each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time will be automatically canceled and extinguished and converted into one unit of limited liability company interests of the surviving company of the LLC Merger.

In connection with the Business Combination, certain related agreements have been, or will be entered into substantially concurrently with, or prior to the Closing, including the (i) Sponsor Extended Lock-Up Agreement, (ii) the Founder Lock-Up Agreements, (iii) the B-1/B-2 Lock-Up Agreements, (iv) the Letter Amendments, (v) the Assignment, Assumption and Amendment to Warrant Agreement, (vi) the Founder Voting and Support Agreement, (vii) the Sponsor Voting and Support Agreement, (viii) the Registration Rights Agreement, and (ix) the Stockholders Agreement (each as defined in this proxy statement/prospectus). See the sections titled “-Related Agreements” below for more information.

Closing and Effective Time of the Business Combination

The closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section titled “ — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Avalon and the Company may agree in writing.

The effective time of the Conversion will occur at the time that the parties file or cause to be filed a certificate of conversion relating to the Conversion with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware on a date mutually agreed to by the parties and set forth in the certificate of conversion. The Avalon Merger Effective Time will occur at the time that the parties file or cause to be filed a certificate of merger relating to the Avalon Merger with the Secretary of State of the State of Delaware at a time mutually agreed to by the parties and set forth in the certificate of merger. The LLC Merger Effective Time will occur at the time that the parties file a certificate of merger relating to the LLC Merger with the Secretary of the State of Delaware on a date promptly following the consummation of the Avalon Merger or at such other time mutually agreed to by the parties and set forth in such certificate of merger.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by Avalon and the Company of the following conditions:

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act;

•

receipt of consents or approvals from the transaction from (i) the Kansas Office of the State Bank Commission, (ii) the Financial Industry Regulatory Authority, and (iii) the Bermuda Monetary Authority;

•

no governmental entity that has jurisdiction over the parties enacting, issuing, promulgating, enforcing or entering any law (whether temporary, preliminary or permanent) or order which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination or the transactions contemplated by the Business Combination Agreement;

•

Avalon having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after (i) the stockholders of Avalon are provided the opportunity to redeem shares of Avalon Class A common stock by tendering such shares for redemption (the “Avalon Stockholder Redemption”) and (ii) consummation of the Business Combination or the transactions contemplated by the Business Combination Agreement;

•

the approval by the affirmative vote of the holders of the requisite number of Avalon common stock of each of (i) the Business Combination Agreement and the ancillary documents thereto to which Avalon is or will be a party, (ii) the amendment and restatement of the Certificate of Incorporation of Avalon, (iii) to the extent required, the issuance of securities pursuant to the PIPE investment and the Asset PIPE Financing, and (iv) the pre-approval of Beneficient’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers, in each case, in accordance with Avalon’s governing documents and applicable law;

•

the registration statement of which this proxy statement/prospectus forms a part of becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to such registration statement of this proxy statement/ prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

Beneficient’s initial listing application with Nasdaq in connection with the Business Combination being conditionally approved and Beneficient’s Class A common stock, Beneficient’s Series A preferred stock and the Beneficient Warrants to be issued in connection with the Business Combination, being approved;

•	Beneficient’s board of directors having been constituted in accordance with the Business Combination Agreement, including the appointment of Avalon’s designees to such board of directors;

•

prior to the Avalon Merger Effective Time, GWG executing and delivering (i) a consent to the consummation of the Conversion, the Amended BCH Organizational Documents (as defined in the Business Combination Agreement) and the Company Organizational Documents (as defined in the Business Combination Agreement) and (ii) a lock-up agreement in favor of Beneficient; and

•	prior to the Avalon Merger Effective Time, BCG (i) consummating the Conversion and Contribution and (ii) providing evidence that Beneficient adopted the Company Organizational Documents.

Other Conditions to the Obligations of Avalon

The obligations of Avalon to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Avalon of the following further conditions:

•

certain specified representations and warranties of Beneficient regarding the organization of BCG, Merger Sub I and Merger Sub II (the “BCG Parties”), the authority of Beneficient to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, securities sold pursuant to the Business Combination Agreement, the current capitalization of BCG and Beneficient’s brokers’ fees, being true and correct (without giving effect to any limitation of “materiality” or BCG Material Adverse Effect (defined below) or any similar limitation set forth in the Business Combination Agreement) in all material respects as of June 30, 2022, September 21, 2022 or the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the BCG Parties (other than representations and warranties regarding an absence of certain developments) being true and correct (without giving effect to any limitation of “materiality” or BCG Material Adverse Effect or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing, as though made on and as of the date of Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect;

•	the covenants and agreements of each of the BCG Parties to be performed as of or prior to the Closing having been performed in all material respects;

•	since September 21, 2022, no BCG Material Adverse Effect (defined below) having had occurred that is continuing;

•	at or prior to the Avalon Merger Effective Time, the adoption of the Company Organizational Documents by Beneficient;

•	the Initial Recapitalization having been consummated prior to the Avalon Merger Effective Time in accordance with the applicable terms of the Business Combination Agreement;

•	the receipt by Avalon of a certificate executed by an authorized officer of Beneficient confirming that the conditions set forth in the first four bullet points in this section have been satisfied;

•	the receipt by Avalon of a certificate executed by the secretary or another executive officer of each of Beneficient, Merger Sub I and Merger Sub II certifying the validity and effectiveness of their respective organizational documents, resolutions of the board of directors and shareholders, as applicable, authorizing and approving the execution of the Business Combination Agreement and the consummation of the transactions contemplated thereby, and the incumbency of its respective officers;

•	the receipt by Avalon of a good standing certificate for Beneficient certified by the Secretary of State of the State of Nevada;

•	the receipt by Avalon of executed counterparts of each ancillary document to which Beneficient, Merger Sub I or Merger Sub II are a party; and

•	the receipt by Avalon of the Audited 2021 Financial Statements (defined in the Business Combination Agreement).

Other Conditions to the Obligations of the Beneficient, Merger Sub I and Merger Sub II

The obligations of Beneficient, Merger Sub I and Merger Sub II to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Beneficient of the following further conditions:

•

the representations and warranties of Avalon relating to certain capitalization matters being true and correct in all but de minimis respects as of the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties regarding organization and qualification of Avalon, the authority of Avalon to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and Avalon’s brokers’ fees being true and correct in all material respects as of the date of the Closing, as though made on and as of the date of the Closing (or, if given as of an earlier date, as of such earlier date);

•

the other representation and warranties of Avalon qualified by an Avalon Material Adverse Effect (defined below) shall be true and correct in all respects as so qualified as of the date of the Closing, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Avalon not qualified by an Avalon Material Adverse Effect shall be true and correct in all respects as so qualified as of the date of the Closing, as though made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have an Avalon Material Adverse Effect (or, if given as of an earlier date, as of such earlier date);

•	the covenants and agreements of Avalon to be performed as of or prior to the Closing having been performed in all material respects;

•	the completion of the Avalon Stockholder Redemption, after which Avalon shall have at least 400 unrestricted round lot holders;

•

each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing having been performed in all material respects and none of the parties thereto shall have threatened that the Sponsor Agreement is not valid, that the Company is in breach of the Sponsor Agreement or to terminate the Sponsor Agreement;

•	no Avalon Material Adverse Effect (defined below) having had occurred that is continuing;

•	the resignation or removal of the directors and officers of Avalon, effective as of or prior to the Closing;

•	the receipt by Beneficient of a certificate executed by an authorized officer of Avalon confirming that the conditions set forth in the first six bullet points in this section have been satisfied;

•

the receipt by Beneficient of a certificate executed by the secretary or another executive officer of Avalon certifying the validity and effectiveness of the organizational documents of Avalon, resolutions of the board of directors authorizing and approving the execution of the Business Combination Agreement and the consummation of the transactions contemplated thereby, and the incumbency of its respective officers;

•	the receipt by Beneficient of a good standing certificate for Avalon certified by the Secretary of State of the State of Delaware;

•	the receipt by Beneficient of executed counterparts of each ancillary document to which Avalon is a party;

•

the receipt by Beneficient of a statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that Avalon common stock is not a United States real property interest within the meaning of Section 897(c) of the U.S. Internal Revenue Code of 1986, as amended; and

•	confirmation that there are no liens on any of the assets of Avalon.

Representations and Warranties

Under the Business Combination Agreement, the BCG Parties made customary representations and warranties to Avalon relating to, among other things: organization and qualification; subsidiaries; due authorization; the securities sold pursuant to the Business Combination Agreement; no conflicts; consents and approvals; capitalization; capitalization of subsidiaries; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws; material contracts; benefit plans; labor matters; taxes; insurance; permits; real property; intellectual property and IT security; data privacy; environmental matters; absence of changes; brokers’ fees; related party transactions; information supplied; the Investment Company Act; absence of other representations and warranties; and no outside reliance.

Under the Business Combination Agreement, Avalon made customary representations and warranties to the BCG Parties relating to, among other things: corporate organization; due authorization; no conflicts; litigation and proceedings; consents and approvals; compliance with laws; financial ability and the Trust Account; brokers’ fees; SEC reports, financial statements, Sarbanes-Oxley Act and undisclosed liabilities; business activities; employee benefit plans; tax matters; capitalization; Nasdaq stock market listing; the Sponsor Agreement; related party transactions; material contracts; affiliate agreements; title to property; the Investment Company Act; interest in competitors; Avalon stockholders; no market manipulation; no disagreements with accountants and lawyers; proxy statement/prospectus; no additional representations and warranties; and no outside reliance.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of BCG and Avalon are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of BCG and Avalon are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Under the Business Combination Agreement, a “BCG Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the BCG Parties and each of their direct and indirect Subsidiaries (collectively, the “BCG Group”), taken as a whole, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the BCG Parties to consummate the Initial Recapitalization, the Conversion, the Contribution or the Mergers (the “Transactions”); provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “BCG Material Adverse Effect” (except in the case of clauses (a), (b), (c), (d), and (e), in each case, to the extent that such change disproportionately affects the BCG Group, taken as a whole, as compared to other similarly situated Persons operating in the industries and geographical locations in which the BCG Group operates): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which BCG operates, (c) any change generally affecting any of the industries or markets in which the BCG Group operates or the economy as a whole, (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) and the effect of any COVID-19 Measures), weather condition, explosion fire, act of God or other force majeure event, (e) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the BCG Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (f) the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Transactions or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (g) the compliance with the terms of this Business Combination Agreement or the taking of any action, or failure to take action, required or contemplated by this Business Combination Agreement or with the prior written consent of Avalon, (h) any failure of the BCG Group, taken as a whole, to meet any projections, forecasts or budgets, (i) the effect of any breach, violation or nonperformance of any provision of this Business Combination Agreement by Avalon or its affiliates or any action taken by Avalon or its affiliates with respect to the Transactions, (j) actions required to be taken under applicable Contracts, or (k) attributable to any matter set forth on the BCG Schedules.

Under the Business Combination Agreement, an “Avalon Material Adverse Effect” means any event, change, circumstance or development that (i) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Avalon to perform its obligations under this Business Combination Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Agreement, the Founder Support Agreement, the Avalon Organizational Documents, and all the agreements, documents, instruments and certificates entered into in connection with the Business Combination Agreement and any and all exhibits and schedules thereto (collectively, the “Transaction Agreements”) to which it is a party, including consummating the Transactions, or (ii) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Avalon.

Covenants of the Parties

Covenants of BCG, Merger Sub I and Merger Sub II

BCG, Merger Sub I and Merger Sub II made certain covenants under the Business Combination Agreement, including, among others, the following:

•

subject to certain exceptions (including those set forth in the disclosure schedules), as required by law, contemplated or permitted by the Business Combination Agreement and the Transactions, or as consented to by Avalon (such consent not to be unreasonably conditioned, withheld, delayed or denied), from September 21, 2022 until the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), BCG Parties will, and will cause the other BCG Group to, (a) use commercially reasonable efforts to operate the business in the ordinary course of business

(including, for avoidance of doubt, recent past practices in light of COVID-19), and (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the BCG Group;

•

subject to certain exceptions (including those set forth in the disclosure schedules), as required by applicable law (including COVID-19 measures), contemplated or permitted by the Transaction Agreements or as consented to by Avalon (such consent not to be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, BCG will, and will cause its subsidiaries to, not do any of the following:

•

effect a material amendment to or restatement of the organizational documents of the BCG Parties or any direct or indirect subsidiaries of BCG which hold assets in excess of $100,000,000 (each, a “Significant Subsidiary”) in a manner that would materially and adversely affect Avalon or Avalon’s stockholders;

•

sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any assets or properties of the business of the BCG Group excluding (i) dispositions of obsolete or worthless assets and (ii) sales, abandonment, lapses of personal property in an amount not in excess of $1,000,000 in any transaction (other than (A) Permitted Liens or (B) Liens on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect);

•

(i) effect any recapitalization, reclassification, split or other change in its capitalization, (ii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except in each case, for securities delivered upon vesting, conversion or exercise of outstanding awards or convertible instruments pursuant to their terms or pursuant to any other Contract executed prior to the date of the Business Combination Agreement;

•

(i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the BCG Group (other than the Transactions or as otherwise contemplated by the Business Combination Agreement or other Transaction Agreements), as a result of which the BCG or its Significant Subsidiaries does not continue as the Avalon Merger Surviving Corporation;

•

change any method of accounting or accounting practice or policy used by the BCG Group, other than changing the BCG Group’s fiscal year or such changes as are required by GAAP or a governmental authority; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

•

subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to BCG, and except for any information which (a) relates to interactions with prospective buyers of BCG or its Subsidiaries or the negotiation of the Business Combination Agreement or the Transactions, (b) is prohibited from being disclosed by applicable law or (c) in the judgment of legal counsel of BCG would result in the loss of attorney-client privilege or other privilege from disclosure, BCG shall, and shall cause its subsidiaries to, afford to Avalon and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of BCG and its subsidiaries and so long as reasonably feasible or permissible under applicable law, to their respective properties, books,

Contracts, commitments, tax returns, records and appropriate officers and employees of BCG and its Subsidiaries, in each case, as Avalon and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations of the BCG Group without the prior written consent of BCG;

•

BCG waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Avalon or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, subject to certain exceptions;

•

Following the date which this proxy statement/prospectus is mailed to the Avalon Stockholders, BCG will give Avalon written notice of any development which is known by BCG that would cause this proxy statement/prospectus to contain an untrue statement of material fact;

•

BCG may, but is not required to, enter into subscription agreements with investors relating to a PIPE Investment for cash in the aggregate of up to $250,000,000 (the “PIPE Investment”). In connection with the foregoing, BCG is permitted to issue PIPE Warrants that entitle the holder thereof to purchase, for each share of Beneficient Class A common stock purchased, up to three-fourths (3/4) of one share of Beneficient Class A common stock; and each whole warrant shall have an exercise price of $11.50 per share or higher; and

•

BCG may, but is not required to, sell newly issued Beneficient Class A common stock to certain accredited investors in an aggregate amount of up $700,000,000 or, with Avalon’s written consent (which shall not be unreasonably withheld, conditioned or delayed), an amount in excess thereof in exchange for cash or alternative assets (the “Asset PIPE Financing”), and the BCG Group and Avalon will cooperate and use their respective commercially reasonable efforts to cause the Asset PIPE Financing to occur.

Covenants of Avalon

Avalon made certain covenants under the Business Combination Agreement, including, among others, the following:

•

following the Closing Date, the Company will indemnify, and enter into customary indemnification agreements with, (i) each present and former director and officer of the BCG Group and Avalon, and (ii) in addition, solely with respect to the BCG Group, named senior executives of the BCG Group (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of such entity) to the fullest extent that the relevant member of the BCG Group or Avalon, respectively, would have been permitted under applicable law;

•

Avalon agreed to use commercially reasonable efforts to obtain as of the Closing Date a “tail” insurance policy extending coverage for an aggregate period of 6 years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering persons who are covered by Avalon’s directors’ and officers’ liability insurance policy as of the date of the Business Combination Agreement;

•

subject to certain exceptions including those set forth in the disclosure schedules or as consented to in writing by BCG (such consent not to be unreasonably conditioned, withheld, delayed or denied), during the Interim Period, Avalon will, and will cause its subsidiaries to, not do any of the following:

•

change, modify or amend (i) the Investment Management Trust Agreement, dated October 5, 2021, by and between Avalon and the Trustee on file with the SEC Reports of Avalon or (ii) the organizational documents of Avalon;

•

(i) declare any dividends, or make any other distributions in respect of any outstanding capital stock of, or other equity in, Avalon; (ii) split, combine or reclassify any capital stock of or other equity in,

Avalon; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Avalon (other than in connection with Avalon Stockholder Redemption or as otherwise permitted by Avalon’s organizational documents);

•

make, change or revoke any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

•	enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Avalon or the Avalon Sponsor;

•

enter into, renew or amend in any material respect, any transaction or contract relating to certain transaction expenses of Avalon set forth in the Business Combination Agreement if such entry, renewal or amendment would result in additional transaction expenses of Avalon that, individually or in the aggregate, exceed $500,000;

•	terminate, or waive or assign any material right under, any contract, other than the expiration of any contract in accordance with its terms;

•	create or form any subsidiary or enter into any new line of business;

•	enter into any partnership or joint venture;

•	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•	make any capital expenditures or incur any liabilities of obligations in excess of $50,000 individually or $100,000 in the aggregate;

•	incur or otherwise subject to any liens on the assets of Avalon or its affiliates, in each case, which are not released prior to or in connection with the Closing;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability;

•

except as contemplated by the Incentive Plan Proposal, adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits of its directors, officers, employees or independent contractors;

•	acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or person or division thereof or otherwise acquire any assets;

•	adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or issue any debt securities or options, warrants, calls or other rights to acquire debt securities of Avalon, except in each case in the ordinary course of business consistent with past practice;

•

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Avalon (including any Avalon Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (ii) amend, modify or waive any of the terms or rights set forth in, any Avalon Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying as a “plan of reorganization” with respect to the Conversion, Contribution and Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

•	authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions;

•

Avalon will not permit any amendments or modifications to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement and Avalon will take all necessary action to satisfy in all material respects on a timely basis all conditions and covenants applicable to Avalon in the Sponsor Agreement. Avalon will give prompt written notice to the Company: (i) of any breach of default by any party to the Sponsor Agreement known to Avalon; and (ii) of the receipt of any written notice from any party to the Sponsor Agreement respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement;

•

subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Avalon or its Subsidiaries by third parties, Avalon will afford BCG, its affiliates and their respective representatives reasonable access during the Interim Period to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Avalon and its subsidiaries, and will use commercially reasonable efforts to furnish such representatives with all financial and operating data and other information concerning the affairs of Avalon that are in the possession of Avalon;

•

during the Interim Period, Avalon will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and will use its reasonable best efforts prior to the Avalon Merger to maintain its listing on Nasdaq;

•

prior to Closing, Avalon will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws;

•

prior to the Avalon Merger Effective Time, BCG will take all commercially reasonable steps as may be required to cause any acquisition of Beneficient Class A common stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BCG be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters; and

•	prior to the Closing Date, the Company will adopt the 2023 Incentive Plan.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•

using reasonable efforts to: (i) promptly obtain all authorizations, clearances, consents, or approvals of all governmental authorities (including any filings pursuant to the HSR Act) that may be necessary for the execution and performance of the obligation under the Business Combination Agreement or other Transaction Agreements; (ii) cooperate with parties in promptly seeking all such authorizations, clearances, consents and approvals; and (iii) provide such other information and documents to any governmental authority that may reasonably requested in connection with the foregoing;

•

notifying the other party of any substantive communication it receives from the SEC, the U.S. Department of Justice or the Federal Trade Commission relating to the Transactions and permitting the other party to review and provide comment to such communication;

•

using commercially reasonable efforts to obtain all material consents and approvals of third parties that any of that are required to be obtained in order to consummate the Transactions and take any other action that may be necessary to comply with the Business Combination Agreement and to consummate the Transaction;

•

not permitting any affiliates or representatives to directly or indirectly solicit, initiate, continue or engage in any discussions or negotiations concerning (i) any purchase of all or a material portion of BCG’s equity securities, (ii) any issuance and sale of any BCG equity securities, (iii) any merger sale, sale of substantial assets involving BCG or (iv) any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination;

•

(i) cooperating to file any tax returns and other documentation, (ii) terminating all tax sharing agreements, (iii) Avalon shall deliver a certificate pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that Avalon has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5) year period ending on the Closing Date, and (iv) agreeing that the Business Combination Agreement be adopted as a “plan of reorganization” with respect to the Conversion, Contribution and Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

•	honor the terms of the existing confidentiality agreement between Avalon and BCG;

•	subject to certain exceptions, no party may make any public announcement or issue any public communication without the prior written consent of the other parties;

•	agreeing to execute and deliver to the other party the Stockholders Agreement and Registration Rights Agreement; and

•	execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate.

In addition, Avalon and BCG agreed that Avalon and BCG will use reasonable efforts to prepare and mutually agree upon and the Company will file with the SEC, the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, relating to the Business Combination.

Board of Directors

Prior to Closing, Beneficient and Avalon will cause each person serving and not continuing as a member of the board of directors of Beneficient to resign and elect the following persons to comprise the nine (9) members of the board of directors of Beneficient: Brad K. Heppner, Thomas O. Hicks, Richard W. Fisher, Bruce W. Schnitzer, Peter T. Cangany, Jr., Emily Bowersock Hill, Dennis P. Lockhart, James G. Silk and Derek L. Fletcher. Additionally, Beneficient agrees to elect or otherwise cause up to two designees of Avalon, who shall be acceptable to BCG in its reasonable discretion; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of Nasdaq and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of Beneficient.

Extension Elections

If the Closing has not occurred by January 8, 2023, (i) Avalon is required to take all actions to extend the deadline to consummate a Business Combination (the “Business Combination Deadline”) prior to the expiration of such deadline; and (ii) subject to certain exceptions, BCG is required to deposit into the Trust Account on behalf of Sponsor, prior to each extension date, $2,070,000 in order for Avalon to extend the Business Combination Deadline from January 8, 2023 to April 8, 2023 or from April 8, 2023 to July 8, 2023 in accordance with Avalon’s Certificate of Incorporation.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Avalon Merger Effective Time, except for the covenants and agreements which by their terms contemplate performance after the Avalon Merger Effective Time, except (a) for those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in party at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) for certain other provisions in the Business Combination Agreement related to governing law, jurisdiction, assignment and waiver rights, enforcement and other miscellaneous provisions.

Termination

The Business Combination Agreement may be terminated under certain customary circumstances prior to the Closing, including, but not limited to, the following:

•	by the mutual written consent of BCG and Avalon;

•

by Avalon, subject to certain exceptions, if any of the representations or warranties made by the Company are not true and correct or if the Company fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing, as described in the section titled “ — Conditions to Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach (or breaches) of such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by Avalon, and (ii) the Business Combination Deadline (as extended in accordance with the Avalon Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 5, 2021, as amended);

•

by the Company, subject to certain exceptions, if any of the representations or warranties made by Avalon are not true and correct or if Avalon fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the Closing, as described in the section titled “ — Conditions to Closing of the Business Combination” above, would not (assuming that the Closing occurred as of such date) be satisfied and the breach (or breaches) of such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to Avalon by the Company, and (ii) the Business Combination Deadline (as extended in accordance with the Avalon Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 5, 2021, as amended);

•

by Avalon, within five Business Days of receipt of the Audited 2021 Financial Statements, if such statements reflect a consolidated financial position or balance sheet, cash flows or results of operations, or statements of income or comprehensive income or stockholders’ equity, of the Company, its subsidiaries, and the variable interest entities that, taken as a whole, (x) are qualified in any substantive manner or (y) reflect a material and adverse difference in the financial condition or business (taken as a whole), as compared to the financial condition and business presented in the draft financial statements made available to Avalon prior to the execution of the Business Combination Agreement;

•	by Avalon or the Company, if the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

•	by the Company or Avalon, if the Avalon Stockholder Approval is not obtained at the Special Meeting, subject to certain exceptions;

•

by BCG, subject to certain exceptions, if the Closing has not occurred by the Termination Date, if there is any material breach of any of the representations, warranties, covenant or agreement on the part of Avalon and such breach remains uncured for a period of 30 days after receipt by Avalon or such breach; or

•

by Avalon, in the event that the Business Combination is unable to close (or there is no reasonably likelihood of such closing) due to the Chapter 11 Cases or an investigation by the SEC related to GWG, subject to certain exceptions.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of willful breach or fraud and for customary provisions and obligations that survive the termination thereof (such as confidentiality obligations). Additionally, in the event that Avalon terminates the Business Combination Agreement due to the Chapter 11 Cases or an investigation by the SEC related to GWG, the Company will reimburse Avalon for its unpaid expenses (up to a maximum of $1,000,000) and deposit any amounts owed to extend the Business Combination Deadline through July 8, 2023.

Fees and Expenses

Except as otherwise set forth in the Business Combination Agreement, the fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses.

In connection with the consummation of the Business Combination Agreement, Beneficient has agreed to pay certain financial advisory fees to Lazard and ICR, LLC (“ICR”) as described below. Pursuant to that certain engagement letter dated June 8, 2022, by and between BCG and Lazard (the “Lazard Engagement Letter”), BCG will pay Lazard the following fees: (i) a monthly financial advisory fee of $75,000 (with any monthly financial advisory fees paid in excess of $750,000 being credited against other fees payable as described in the Lazard Engagement Letter) and (ii) a fee payable upon consummation of any transaction involving Avalon equal to (a) 0.20% of the Transaction Value (as defined in the Lazard Engagement Letter) (excluding the Excess Trust Amount Value (as defined in the Lazard Engagement Letter)), plus (b) 1.0% of any amounts retained following the consummation of the Business Combination (which, for the avoidance of doubt, shall include the occurrence of any Avalon stockholder redemptions) in the Trust Account established in connection with the IPO of common stock and warrants of Avalon. The Lazard Engagement Letter also provides that BCG will pay a fee for any other transaction involving a buyer other than Avalon in the amount within the range of fees customarily paid to investment bankers for similar transactions.

Pursuant to that certain consulting agreement dated August 22, 2022, by and between BCG and ICR (the “ICR Consulting Agreement”), BCG will pay ICR the following fees: (i) a $40,000 retainer due upon the date of the consummation of the Business Combination and to be held by ICR until the termination of the ICR Consulting Agreement, (ii) a monthly financial advisory fee of $20,000, (iii) a monthly investor relations fee of $20,000, (iv) a fee of $250,000 due upon the consummation of the Business Combination, and (v) a fee of $250,000 due upon the consummation of the Business Combination based on key performance indicators as follows: (a) $83,000 based on total shares traded (100% or more versus Avalon shares outstanding) during the marketing period, (b) $83,000 based on working with Avalon and BCG to minimize redemptions at close as reasonably determined by BCG based on then current market factors and (c) $84,000.00 based on executing an effective analyst targeting campaign and analyst day and assisting, if necessary, in capital market advisor selection.

Governing Law; Submission to Jurisdiction

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction. Each of the parties to the Business Combination Agreement irrevocably submits to the exclusive jurisdiction of the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed by Avalon and BCG.

Ownership of Beneficient Immediately Following the Business Combination

As of September 30, 2022, there were 20,855,250 shares of Avalon Class A common stock, 5,175,000 shares of Avalon Class B common stock and 23,625,000 Avalon Warrants issued and outstanding. Therefore, as of September 30, 2022 (without giving effect to the Business Combination and assuming that none of the outstanding Avalon Class A common stock are redeemed in connection with the Business Combination), assuming that each outstanding Avalon Warrant is exercised and one share of Avalon Class A common stock is issued as a result of such exercise, Avalon’s fully-diluted capital stock would consist of 49,655,250 shares of Avalon Class A common stock.

The following table summarizes the pro forma Beneficient common stock outstanding based on the varying levels of redemptions by the Avalon stockholders (summarized in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”), excluding the potentially dilutive impact of the Beneficient Warrants and the conversion of interests in BCH for Beneficient Class A common stock. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Share Ownership in Beneficient Class A Common Stock and Beneficient Class B Common Stock(1)
	No Redemptions			50% Redemptions			Maximum Redemptions(2)
	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%	Number of Shares	Ownership %	Vote%
Equity holders of Beneficient prior to the Avalon Merger(3)	221,909,144	87.7%	92.7%	221,909,144	92.4%	95.6%	221,909,144	97.6%	98.7%
Avalon public stockholders(4)	26,069,062	10.3%	6.1%	13,131,562	5.5%	3.2%	194,063	0.1%	0.0%
Shares held by Avalon Sponsor and other Founder Shares	5,175,000	2.0%	1.2%	5,175,000	2.2%	1.3%	5,175,000	2.3%	1.3%

Total	253,153,206	100%	100%	240,215,706	100%	100%	227,278,207	100%	100.0%

(1)	Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock.
(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)

Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing. Also includes an aggregate of 19,140,451 shares of Beneficient Class B common stock which will entitle the holder thereof to 10 votes per share. For additional information, about the shares of Beneficient Class B common stock, see the section titled “Description of Securities of Beneficient – Common Stock.” Also includes 20,520,000 shares of Beneficient Class A common stock issuable upon an assumed conversion of the BCH Preferred C-1 Unit Accounts in connection with the Conversion at conversion price of $10.00 per share of Beneficient Class A common stock.
(4)

Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

Furthermore, it is anticipated that, following the completion of the Business Combination, the voting power of holders of Beneficient Class A common stock and Beneficient Class B common stock will be as set forth in the table below based on the varying levels of redemptions of Avalon Class A common stock. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Percent Voting Power of Holders of Beneficient Class A Common Stock and Beneficient Class B Common Stock(1)
	No Redemptions	50% Redemptions	Maximum Redemptions(2)
Holders of Beneficient Class A common stock	55.0%	53.6%	52.1%
Holders of Beneficient Class B common stock(3)	45.0%	46.4%	47.9%

Total	100%	100%	100%

(1)

Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock. Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing. Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)

Represents the voting power of Beneficient Class B common stock held by BHI, Bruce W. Schnitzer, and Hicks Holdings Operating, LLC. Includes an aggregate of 19,140,451 shares of Beneficient Class B common stock which will entitle the holder thereof to 10 votes per share. For additional information, about the shares of Beneficient Class B common stock, see the section titled “Description of Securities of Beneficient — Common Stock.”

Deferred Underwriting Fees

On October 8, 2021, Avalon consummated its IPO of 20,700,000 units at $10.00 per Avalon Unit. In connection with the IPO, Avalon incurred $7,245,000 of deferred underwriting fees.

Initial Recapitalization

The Business Combination Agreement provides that at or prior to the Avalon Merger Effective Time, BCG Parties shall have consummated the Initial Recapitalization. The following is a summary of the material terms of the transactions constituting the Initial Recapitalization, which will occur prior to the Conversion.

(a)	Amendment to BCG Limited Partnership Agreement.

The limited partnership agreement of BCG will be amended to rename the BCG Common Units “Class A Common Units” (“BCG Class A Common Units”) and to create a new class of common units with the same rights and privileges of the BCG Class A Common Units called “Class B Common Units” (the “BCG Class B Common Units”).

(b)	BCH Preferred A-1 Conversion and Exchange for BCG Class B Common Units.

Beneficient Holdings Inc., Bruce W. Schnitzer and Hicks Holdings Operating, LLC will enter into a conversion and exchange agreement with BCG and BCH pursuant to which BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC will convert BCH Preferred Series A Subclass 1 Unit Accounts with an aggregate capital account balance of $191.4 million into BCH Class S Ordinary Units at a price of $12.50 per BCH Class S Ordinary Unit, or an aggregate of 15,312,360 BCH Class S Ordinary Units. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a one-for-one basis, such that following such exchange, BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC would hold approximately 15,312,360 million BCG Class B Common Units. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC.

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class B Units Received
BHI	$177,194,830	14,175,586	14,175,586
Bruce W. Schnitzer	$987,605	79,008	79,008
Hicks Holdings Operating, LLC	$13,222,077	1,057,766	1,057,766

Total	$191,404,512	15,312,360	15,312,360

(c)	BCH Preferred A-1 Conversion and Exchange for BCG Class A Common Units.

Bruce W. Schnitzer and Richard W. Fisher will also enter into conversion and exchange agreements with BCG and BCH pursuant to which Bruce W. Schnitzer and Richard W. Fisher will convert additional BCH Preferred A-1 interests into BCH Class S Ordinary Units and contribute them to BCG in exchange for BCG Class A Common Units. In connection with such conversions and exchanges, pursuant to a pre-existing arrangement by BCG and BCH with each of Bruce W. Schnitzer and Richard W. Fisher, each of Bruce W. Schnitzer and Richard W. Fisher will receive an additional $7,500,000 in value upon conversion of their BCH Preferred A-1 interests into BCH Class S Ordinary Units, resulting in Bruce W. Schnitzer converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $1.11 per BCH Class S Ordinary Unit and Richard W. Fisher converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $2.33 per BCH Class S Ordinary Unit. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a 1:1 basis. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of Bruce W. Schnitzer and Richard W. Fisher. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — Initial Recapitalization.”

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class A Units Received
Bruce W. Schnitzer	$734,053	658,724	658,724
Richard W. Fisher	$1,721,658	737,733	737,733

Total	$2,455,711	1,396,457	1,396,457

(d)	Potential BCH Preferred C-1 Option to Convert and Exchange for BCG Class A Common Units.

As a part of the Initial Recapitalization, the holders of BCH Preferred C-1 may be offered the option to contribute their BCH Preferred C-1 Unit Accounts with an aggregate capital account balance of $205,200,000 to BCG in exchange for BCG Class A Common Units at a price of $12.50 per BCG Class A Common Unit for a total of up to 16,416,000 BCG Class A Common Units. Pursuant to the Series C Unit Purchase Agreement, dated July 15, 2020, between BCG, BCH and GWG Holdings, Inc. (the “Unit Purchase Agreement”), if still outstanding, such BCH Preferred C-1 would otherwise convert into Beneficient Class A common stock following the Avalon Merger at the lower of (i) the volume-weighted average trading price of Beneficient Class A common stock for the 20 trading days following the Closing and (ii) $12.75 (which, following the Conversion of every four BCG Class A Units into five Beneficient Class A common stock in the Conversion, would be reduced to $10.20 per share of Beneficient Class A common stock). Pursuant to the limited partnership agreement of BCH, for every share of Beneficient Class A common stock issued by Beneficient, including in connection with the contribution and exchange of BCH Preferred C-1, Beneficient (or following the Contribution, Ben LLC) shall receive one BCH Class A Unit.

Beneficient 2023 Long-Term Incentive Plan

The general partner of BCG has adopted, and following the Conversion and prior to the Closing, the Beneficient board of directors will ratify and adopt, the Beneficient 2023 Long-Term Incentive Plan, which was adopted by the Beneficient board of directors to be effective as of [●], 2023. Under the 2023 Incentive Plan, subject to certain adjustments, the aggregate number of shares of Beneficient Class A common stock expected to be issuable under the 2023 Incentive Plan in respect of awards will be equal to 15% of the aggregate number of shares issued and outstanding determined as of the Effective Date, of which 100% of the available shares may be delivered pursuant to incentive stock options. Notwithstanding the foregoing, on the first trading date of each calendar quarter, the number of shares of Beneficient Class A common stock available under the 2023 Incentive Plan shall be increased so that the total number of shares issuable under the 2023 Incentive Plan shall be equal to the lesser of (i) 200,000,000 shares, and (ii) 15% of the total number of shares issued and outstanding, as determined as of the Adjustment Date, provided that no such adjustment shall have any effect on the ISO Limit, except for any adjustments summarized therein. Beneficient’s Compensation Policy, which will be effective upon the consummation of the Business Combination, will limit the number of awards that can be made each year pursuant to the 2023 Incentive Plan. For additional information, see the section titled “Executive Compensation — Compensation Policy.”

A copy of the 2023 Incentive Plan is included as Annex Q, to this proxy statement/prospectus. See the section titled “Beneficient 2023 Long-Term Incentive Plan” for additional information.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Assignment, Assumption and Amendment to Warrant Agreement, the Stockholders Agreement, the Registration Rights Agreement, the B-1 and B-2 Holder Lock-Up Agreement, the Beneficient Legacy Holder Lock-Up Agreement, the Sponsor Extended Lock-Up Agreement, the Amendment to Letter Agreement, the Founder Voting and Support Agreement and the Sponsor Voting and Support Agreement are attached hereto as indicated in the respective descriptions below. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Avalon Special Meeting.

Assignment, Assumption and Amendment to Warrant Agreement

In connection with the Avalon Merger, Beneficient, Avalon and Continental Stock Transfer & Trust Company will enter into an Assignment, Assumption and Amendment to Warrant Agreement (the “Warrant Agreement Amendment”), pursuant to which Beneficient will assume the Warrant Agreement and all of the outstanding Avalon Warrants. The following summary is qualified in its entirety by reference to the complete text of the Warrant Agreement Amendment, a form of which is attached as Annex E to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Warrant Agreement Amendment in its entirety for a more complete description of the terms and conditions thereof.

According to the terms of the Warrant Agreement, at the Avalon Merger Effective Time, each Avalon Warrant will automatically become a warrant to purchase, at an exercise price of $11.50 (subject to adjustment as discussed herein), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock, with each Avalon Public Warrant becoming a Beneficient Public Warrant and each Avalon Private Warrant becoming a Beneficient Private Warrant. Such assumption will be memorialized in the Warrant Agreement Amendment. In addition, the Warrant Agreement Amendment provides that holders of the Beneficient Private Warrants shall not receive any Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such warrant is exercised after the Series A Preferred Conversion Date.

Stockholders Agreement

In connection with the consummation of the Avalon Merger and the Transactions, Beneficient and certain persons who would become holders of Beneficient Class B common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger would enter into a Stockholders Agreement, which would become effective as of the Avalon Merger Effective Time, a form of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the Stockholders Agreement, if Class B Holders, voting as a separate class, satisfy the Class B Threshold, then the Class B Holders will be entitled to elect the Class B Directors in accordance with the provisions set forth therein and in the Proposed Charter.

Furthermore, Beneficient would be required to establish and maintain (i) a compensation committee of the board of directors, (ii) a nominating committee of the board of directors, (iii) an executive committee of the board of directors and (iv) a community reinvestment committee of the board of directors (collectively, the “Board Committees”). The Board Committees would have substantially similar powers and authority as the corresponding committees of the board of directors of Beneficient Management, L.L.C. as general partner of BCG, have immediately prior to the Conversion, except that the executive committee of the board of directors of Beneficient would have, subject to certain exceptions, plenary power of the board of directors. Pursuant to the Stockholders Agreement, each of the Board Committees would be comprised of four members, at least two of which would be designated by the majority of the Class B Directors. The majority of the Class B Directors would also have the right to designate the chair of each of the Board Committees.

The Stockholders Agreement also provides that the Class B Holders would have substantially similar protective provisions over company matters as the executive committee of the board of directors of Beneficient Management, as the general partner of BCG, and the Class B Holders, on an individual basis, have with respect to BCG and its subsidiaries immediately prior to the Conversion.

See the section titled “Stockholders Agreement” for additional details.

Registration Rights Agreement

In connection with the consummation of the Transactions, Beneficient and certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Registration Rights Agreement containing certain registration rights for their Beneficient Class A common stock, a copy of which is attached as Annex G to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions thereof.

Under the Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the SEC does not permit Beneficient to register the resale of all of the Registrable Securities on the Form S-3 registration statement, Beneficient shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1. Holders of Registrable Securities shall be entitled to customary piggyback registration rights.

The following persons will have registration rights under the Registration Rights Agreement and will be a party to the Registration Rights Agreement or a third-party beneficiary of rights thereunder:

•	the holders of Class B common stock, BHI, Hicks Holdings Operating, LLC and Bruce W. Schnitzer;

•

the holders of interests in BCH that are exchangeable for securities of Beneficient, including the holders of BMP but excluding the holder of BCH Preferred C-1 Unit Accounts, (such persons include all executive officers of Beneficient and designees of BCG that will serve as directors of Beneficient); and

•	the Avalon Sponsor.

The Avalon Sponsor shall solely be entitled to piggyback registration rights under the Registration Rights Agreement and only if Beneficient files a registration statement on Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Registration Rights Agreement.

Beneficient, at its option, may file a registration statement to register the exchange of Beneficient Class A common stock for securities transferred to the holders of interests in BMP, in which case shares of Beneficient Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

B-1 and B-2 Holder Lock-Up Agreement

On or prior to the Closing, certain holders of Preferred Series B-1 and B-2 Unit Accounts who would become holders of Beneficient common stock as a result of the Conversion may enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the B-1 and B-2 Holder Lock-Up Agreement, a form of which is attached as Annex H to this proxy statement/prospectus. Avalon stockholders are encouraged to read the B-1 and B-2 Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the B-1 and B-2 Holder Lock-Up Agreement, each such holder agrees not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period. The applicable lock-up period begins as of the Closing and ends on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property; provided that 25% of such holder’s shares shall be released from lockup on each of the 91st, 181st and 271st day following the Closing.

Beneficient Legacy Holder Lock-Up Agreement

On or prior to the Closing, BCG, Beneficient and certain executive officers of BCG and directors of the general partner of BCG who would become holders of Beneficient common stock as a result of the Conversion would enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the Beneficient Legacy Holder Lock-Up Agreement, a form of which is attached as Annex I to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Beneficient Legacy Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the Beneficient Legacy Holder Lock-Up Agreement, each such holder would agree not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period, provided that 250 shares of Beneficient common stock shall be free from lock-up for each holder. For such holders, the applicable lock-up period begins as of the Closing and ends on the earliest of (x) six (6) months after the date of the Closing, (y) the date after the 150th day following the Closing on which the closing price of Beneficient common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property.

Amendment to Letter Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, Avalon and Avalon Sponsor entered into the Amendment to Letter Agreement, and prior to the Closing, the officers and directors of Avalon shall enter into Amendments to Letter Agreement. The following summary of the Amendment to Letter Agreement is qualified in its entirety by reference to the complete text of the form of Amendment to Letter Agreement, a copy of which is attached as Annex K to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Amendment to Letter Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Amendment to Letter Agreement, the parties agreed, among other things, to amend the Original Agreements with Avalon, to reflect the transactions contemplated by the Business Combination Agreement, including without limitation, by (i) adding Beneficient as a party to the Original Agreement and (ii) updating the defined terms of the Original Agreement to reflect the Business Combination and the transactions contemplated by the Business Combination Agreement.

Among other things, pursuant to the Original Agreements, the Avalon Sponsor, officers and directors of Avalon agreed not to transfer the shares of Avalon Class B common stock they held under the earliest of: (1) one year after the Closing, (2) the date following the Closing on which the Avalon completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Avalon’s stockholders having the right to exchange their shares of Avalon common stock for cash, securities or other property and (3) the date following the Closing that the closing price of Avalon’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Pursuant to the Amendment to Letter Agreement, such lockup provision will apply to the shares of Beneficient Class A common stock.

In addition, pursuant to the Amendment to Letter Agreement entered into by the Avalon Sponsor, the Avalon Sponsor consented to the amendment to the Beneficient Private Warrants to waive the right to receive Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the

Securities Act with respect to the issuance of shares of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

Sponsor Extended Lock-Up Agreement

In addition to the lock-up provisions in the Original Agreements, the Avalon Sponsor has agreed to an extended lock-up on certain shares. In connection with the IPO, the Avalon Sponsor and each member of Avalon’s management team have previously agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (a) one year after the completion of Avalon’s initial business combination and (b) upon completion of Avalon’s initial business combination, (x) if the last reported sale price of Avalon Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after Avalon’s initial business combination or (y) the date on which Avalon completes a liquidation, merger, capital stock exchange or other similar transaction after its initial business combination that results in all of its stockholders having the right to exchange their shares of Avalon Class A common stock for cash, securities or other property.

Concurrently with the execution of the Business Combination Agreement, BCG and the Avalon Sponsor entered into the Sponsor Extended Lock-Up Agreement. The following summary of the Sponsor Extended Lock-Up Agreement is qualified in its entirety by reference to the complete text of the Sponsor Extended Lock-Up Agreement, a copy of which is attached as Annex J to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Sponsor Extended Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Sponsor Extended Lock-Up Agreement, the Avalon Sponsor has agreed, among other things, that subject to certain exceptions, the Avalon Sponsor may not make a Prohibited Transfer (as defined in the Sponsor Extended Lock-Up Agreement) of 1,500,000 shares of Beneficient common stock to be received by such holder during the period commencing on the Closing and ending on the earliest of (x) December 31, 2029, (y) the date after December 31, 2024 on which the closing price of the Beneficient common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within any 30 trading day period following December 31, 2024, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property. Avalon Sponsor will be permitted to transfer such shares under the Sponsor Extended Lock-Up Agreement: (i) at a price greater than $18.00 per share beginning 180 days after the Closing, (ii) beginning on January 1, 2025, at a price of $10.50 or greater, and (iii) in each of 2028 and 2029, 20% of the shares initially covered by the Sponsor-Lockup at any price.

Founder Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, BHI and Avalon entered into the Founder Voting and Support Agreement. The following summary of the Founder Voting and Support Agreement is qualified in its entirety by reference to the complete text of the Founder Voting and Support Agreement, a copy of which is attached as Annex L to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Founder Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Founder Voting and Support Agreement, BHI has agreed, among other things, that at each meeting of the limited partners of each of BCG and BCH and/or in connection with any written consent of such limited partners in which BHI is entitled to vote or consent, BHI will vote or consent its applicable interests (A) in favor of: (i) the adoption and approval of the Plan of Conversion, (ii) the approval of the Conversion, (iii) the approval of the Initial Recapitalization, and (iv) such other matters as BCG and Avalon mutually determine to be necessary or appropriate in order to effect BHI’s portion of the Initial Recapitalization, and (B) to vote the Securities (as defined in the Founder Voting and Support Agreement) in opposition to any other action or proposal involving Avalon that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement or the Plan of Conversion not being fulfilled.

The Founder Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient, Avalon and BHI, (ii) the effective time of the Avalon Merger (following the performance of the obligations of the parties hereunder required to be performed at or prior to the effective time of the Avalon Merger), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of BHI, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to BHI in a manner disproportionate to the other limited partners of BCG or BCH as a whole.

Sponsor Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG and Avalon Sponsor entered into the Sponsor Voting and Support Agreement. The following summary of the Sponsor Voting and Support Agreement is qualified in its entirety by reference to the complete text of the Sponsor Voting and Support Agreement, a copy of which is attached as Annex M to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Sponsor Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Sponsor Voting and Support Agreement, Avalon Sponsor has agreed, among other things, that at each meeting of the stockholders of Avalon and/or in connection with any written consent of the stockholders of Avalon in which Avalon Sponsor is entitled to vote or consent, Avalon Sponsor will vote or consent its applicable shares (A) in favor of: (i) the adoption and approval of the Business Combination Agreement, the Initial Recapitalization, the Conversion, Contribution and the Mergers, (ii) the amendment and restatement of the Avalon Certificate of Incorporation; (iii) the approval of the adoption of the 2023 Incentive Plan; (iv) to the extent required, the issuance of securities pursuant to the PIPE Investment and the Asset PIPE Financing; (v) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (vi) any other proposals that are reasonably necessary or desirable to consummate the transactions contemplated by the Business Combination Agreement, and (B) in opposition to: (i) any Business Combination Proposal and (ii) any other action or proposal involving Beneficient that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled.

Effective at the Closing of the Avalon Merger, the Avalon Sponsor also consents to amend the Avalon Private Warrants to waive the Avalon Sponsor’s rights to receive Beneficient Series A preferred stock upon exercise of an Avalon Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the Securities Act with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

The Sponsor Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient and Avalon Sponsor, (ii) the Avalon Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Avalon Merger Effective Time), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of the Avalon Sponsor, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to the Avalon Sponsor in a manner disproportionate to the other stockholders of Avalon as a whole and which has not been approved by the Board of Directors.

Comparison of Corporate Governance and Stockholder Rights

Avalon is incorporated under the laws of the State of Delaware, and the rights of Avalon stockholders are governed by the laws of the State of Delaware, including the Delaware General Corporation Law (the “DGCL”), the Avalon’s amended and restated certificate of incorporation (the “Avalon Certificate of Incorporation”) and Avalon’s amended and restated bylaws (the “Avalon Bylaws,” and together with the Avalon Certificate of Incorporation, the “Avalon Existing Organizational Documents”). As a result of the Business Combination, Avalon securityholders who hold Avalon Units and Avalon common stock will become Beneficient stockholders. Upon the Conversion, Beneficient will be incorporated under the laws of the State of Nevada, and the rights of Beneficient stockholders will be governed by the laws of the State of Nevada, including the Nevada Revised Statutes, as amended (the “NRS”), the articles of incorporation of Beneficient proposed to be adopted upon the Conversion (the “Proposed Charter”), the bylaws of Beneficient proposed to be adopted upon the Conversion (the “Proposed Bylaws”) and the Series A Preferred Stock Certificate of Designation of Beneficient proposed to be adopted upon the Conversion (the “Beneficient Certificate of Designation,” and collectively with the Proposed Charter and the Proposed Bylaws, the “Proposed Organizational Documents”). Thus, following the Business Combination, the rights of Avalon securityholders who become Beneficient stockholders will no longer be governed by the DGCL, the Avalon Certificate of Incorporation or the Avalon Bylaws and instead will be governed by the NRS, the Proposed Charter, the Proposed Bylaws and, to the extent applicable, the Beneficient Certificate of Designation. Additionally, the Stockholders Agreement will provide additional governance rights to the holders of Beneficient Class B common stock. See the section titled “Stockholders Agreement” for more details.

	Avalon	Beneficient
Corporate Name	The Avalon Existing Organizational Documents provide that the name of the company is Avalon Acquisition Inc.	The Proposed Organizational Documents will provide that the name of the company will be Beneficient.

Purpose	The Avalon Certificate of Incorporation provides that the purpose of Avalon shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The Proposed Organizational Documents will provide that the purpose of Beneficient is to engage in any lawful act or activity for which corporations may be organized under the NRS or any applicable successor act thereto.

Authorized Shares	The Avalon Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Avalon Class A common stock, 10,000,000 shares of Avalon Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.	The Proposed Charter will authorize the issuance of [●] shares of capital stock, consisting of: [●] shares of Beneficient Class A common stock, [●] shares of Beneficient Class B common stock and [●] shares of preferred stock, [●] shares of which will be shares of Beneficient Series A preferred stock pursuant to a certificate of designation.

Voting Power	The Avalon Existing Organizational Documents provide that the holders of Avalon common stock shall be entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the Avalon common stock are entitled to vote.	The Proposed Organizational Documents will provide that each holder of Beneficient common stock will be entitled to one vote per each share of Beneficient common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that with respect to all matters on which stockholders generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share. Holders of shares of

Beneficient common stock will vote as a single class, except for certain matters for which only holders of Beneficient Class B common stock are entitled to vote as described below. Holders of Beneficient Series A preferred stock are not entitled to vote on any matter, expect as required by law.

Class B Common Stock Consent Rights	The Avalon Certificate of Incorporation provides that for so long as any shares of Avalon Class B common stock remain outstanding, Avalon shall not, without the prior vote or written consent of the holders of a majority of the shares of Avalon Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Avalon Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Avalon Class B common stock.	Pursuant to the Stockholders Agreement, the holders of Beneficient Class B common stock will have certain consent rights with respect to actions by Beneficient. See the section titled “Stockholders Agreement” for more details. The Proposed Charter will also provide for protective provisions with certain consent rights.

Quorum

The Avalon Bylaws provide that a quorum for the transaction of business at any annual or special meeting of stockholders exists when the holders of the outstanding shares entitled to vote and constituting a majority of the total votes are represented either in person or by proxy at such meeting.

When a quorum is once present to organize a meeting, the stockholders present may continue to do business at the meeting or any adjournment thereof notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

The Proposed Bylaws will provide that stockholders holding at least a majority of the voting power of Beneficient’s capital stock, represented either in person or by proxy at such meeting, are necessary to constitute a quorum for the transaction of business at any meeting of stockholders. The Proposed Bylaws will provide that, if, on any issue, voting by classes or series is required by Nevada law or the Proposed Organizational Documents, at least the majority of voting power, represented in person or by proxy, within each class or series is necessary to constitute a quorum of each class or series. Once a quorum is present to organize a meeting, the stockholders present may continue to do business at the meeting or any adjournment thereof notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Notice of Stockholder Actions/Meetings	The Avalon Bylaws provide that written or printed notice stating the place, day and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 calendar days (20 days in the case of a meeting to approve a plan of merger or exchange) nor more than 60 days before the date of the meeting, either personally	The Proposed Bylaws will provide that notice of a meeting of stockholders must be delivered to each stockholder of record entitled to vote at such meeting. Such notice must be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, stating the place, date and time of the meeting, the means of remote technology, if any, by which the

	or by mail, by or at the direction of the Chief Executive Officer, the Secretary or the officer or other person calling the meeting, to each stockholder of record entitled to vote at such meeting.	stockholders or the proxies thereof shall be deemed present and vote, in the case of a special meeting, the purpose or purposes for which the meeting is called and any other information as may be required by the NRS.

Advance Notice Requirements for Stockholder Nominations and Other Proposals	No equivalent provision.	The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as Class A Directors (as defined below). Additionally, the Proposed Bylaws will require that candidates nominated by stockholders for election as a Class A Director disclose their qualifications and make customary representations, including that (i) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of Beneficient, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of Beneficient and (ii) they will be in compliance, should they be elected, with the Proposed Bylaws, Beneficient’s Code of Conduct and any other publicly available policies and guidelines of Beneficient applicable to directors of Beneficient.

Size of Board	The Avalon Existing Organizational Documents provide that the number of directors shall be no less than one and no more than five. The number of directors shall be fixed from time to time by the Board of Directors or by the stockholders at the annual or a special meeting.	The Proposed Organizational Documents will provide that the number of directors on the board of directors will be fixed exclusively by the board of directors, provided that the board of directors shall initially consist of eleven (11) directors.

Election of Directors

Subject to certain exceptions for vacancies or increases in the Board of Directors, the Avalon Existing Organizational Documents provide that directors shall be elected at the annual meeting of the stockholders. Unless removed in accordance with the Avalon Organizational Documents, each director elected shall hold office for the term for which he is elected and until his successor shall have been elected and qualified.

Pursuant to the Avalon Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In case of any increase or decrease, from time to

The Proposed Organizational Documents will provide that the directors shall be elected at each annual meeting of stockholders, provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal. If, on the applicable record date, the Class B Threshold is satisfied, then (i) holders of shares of Beneficient Class B common stock, voting as a separate class, will be entitled to elect that number of directors that constitutes 51% (rounded up to the nearest whole number) of the total number of authorized directors (the “Class B Directors”) and (ii) holders of shares of Beneficient Class A common time, in the number of directors, the number of directors in each class will be apportioned as nearly equal as possible.

Prior to the closing of the initial Business Combination, the holders of Avalon Class B common stock have the exclusive right to elect and remove any director, and the holders of Avalon Class A common stock have no right to vote on the election or removal of any director.

stock and Beneficient Class B common stock, voting together as a single class, will be entitled to elect all remaining directors (the “Class A Directors”). If, on the applicable record date, the Class B Threshold is not met, then holders of Beneficient common stock will vote together as a single class with respect to the election of all directors.

As discussed under the section titled “Stockholders Agreement”, the Class B Directors will be designated pursuant to the Stockholders Agreement.

Board Vacancies	The Avalon Existing Organizational Documents provide that any vacancy occurring in the Board of Directors (by death, resignation, removal or otherwise) may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Each director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the stockholders; provided, however, that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders.	Subject to the rights of the holders of Beneficient Class B common stock, as set forth in the Stockholders Agreement, any newly created directorship that results from an increase in the number of directors or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause will be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and will not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of Beneficient Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than 51% (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the Class B Threshold is met, then the newly created directorship resulting from such increase will be filled by the holders of the Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors.

The Proposed Organizational Documents will provide that any director elected to fill a vacancy in the office of a director or elected to fill a newly created directorship will hold office until the next election of the class for which such director was chosen and until his or her successor shall be elected and qualified.

Director Voting	The Avalon Bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise specifically required by statute or provided in the Avalon Existing Organizational Documents.	The Proposed Organizational Documents will provide that directors will have one vote per director on all matters brought before the board of directors; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director shall have the number of votes per Class B Director equal to (i) the total number of Class B Director seats dividend by (ii) the number of Class B Director seats that are not then vacant.

Director Removal	The Avalon Bylaws provide that at any meeting of stockholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holder or holders of a majority of the shares then entitled to vote at an election of directors.	The Proposed Organizational Documents will provide that, subject to the terms and conditions of the Stockholders Agreement, if the Class B Threshold is met, (i) a Class A Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient common stock that is entitled to vote at an annual or special meeting, voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient Class B common stock that is entitled to vote at an annual or special meeting, voting as a separate class. The Proposed Organizational Documents will provide that, if the Class B Threshold is not met, then any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient common stock that is entitled to vote at an annual or special meeting.

Exclusive Forum	The Avalon Certificate of Incorporation provides that, unless Avalon consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (the “Court of	The Proposed Charter will provide that, unless Beneficient consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and

Chancery”) (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court within the State of Delaware or, if no state court within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action, suit or proceeding brought or purportedly brought on behalf of Avalon, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, stockholder, officer, employee or agent of Avalon to Avalon or Avalon’s stockholders, or any claim of aiding and abetting such breach, (iii) any action asserting a claim against Avalon, or Avalon’s directors, officers or employees arising pursuant to any provision of the DGCL or the Avalon Existing Organizational Documents, or (iv) any action asserting a claim against Avalon, Avalon’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery, except any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (c) for which the Court of Chancery does not have subject matter jurisdiction, or (d) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Unless Avalon consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (i) brought in the name or right of Beneficient or on its behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Beneficient to Beneficient or Beneficient’s stockholders, (iii) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Proposed Charter or the Proposed Bylaws, (iv) to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws or (v) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada will be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada will be the exclusive forum for such action.

The Proposed Charter will also provide that the Proposed Charter’s exclusive forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Additionally, the Proposed Charter will provide that, unless Beneficient consents in writing to the selection of an alternative forum, the federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Beneficient or any of Beneficient’s directors, officers, other employees or agents.

exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation of Liability and Indemnification

The Avalon Certificate of Incorporation provides for the limitation of liability of directors. A director of Avalon will not be personally liable to Avalon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Avalon Existing Organizational Documents provide that, to the fullest extent permitted by applicable law, Avalon shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Avalon or, while a director or officer of Avalon, is or was serving at the request of Avalon as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Avalon is required, to the fullest extent not prohibited by applicable law, to pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any

The Proposed Organizational Documents will require Beneficient to indemnify any director, officer, employee or agent of Beneficient who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Beneficient or is or was serving at the request of Beneficient as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Beneficient and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, Beneficient will agree to advance to the indemnitee expenses incurred in connection therewith.

proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under the Avalon Existing Organizational Documents or otherwise.

Corporate Opportunity Doctrine	The Avalon Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter will limit the application of the doctrine of corporate opportunity under customary circumstances.

Anti-Takeover Provisions and Other Stockholder Protections	Avalon is currently governed by Section 203 of the DGCL.

The Proposed Charter will provide that Beneficient elects not to be governed by the provisions of Sections 78.378 through 78.3793 of the NRS. The Proposed Charter will also provide that

Beneficient elects not to be governed by the provisions of Sections 78.411 through 78.444 of the NRS.

See “Description of Securities of Beneficient — Anti-Takeover Effects of Various Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws” for more details.

Action by Stockholders	The Avalon Certificate of Incorporation provides that, except as may be otherwise provided for or fixed pursuant to Avalon Certificate of Incorporation (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of Avalon must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	The Proposed Charter will provide that no action shall be taken by stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by stockholders by written consent; provided, however, that if the Class B Threshold is met, then any action required or permitted to be taken by the holders of Beneficient Class B common stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Beneficient Class B common stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Beneficient Class B common stock entitled to vote thereon were present and voted.

Special Meeting of Stockholders	The Avalon Certificate of Incorporation provides that special meetings of stockholders may be called only by the chairman of the Board of Directors, the Avalon chief executive officer, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, and stockholders may not call special stockholder meetings.	The Proposed Charter will provide that only the chairman of the board of directors, the chief executive officer or the president of Beneficient upon the direction of the board of directors pursuant to a resolution adopted by a majority of the board of directors may call special meetings of Beneficient stockholders, and stockholders may not call special stockholder meetings.

Bylaws Amendment	The Avalon Existing Organizational Documents provide that the Avalon Bylaws may be adopted, amended, altered or repealed by the Avalon stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Avalon required by law or by the Avalon Certificate of Incorporation (including any preferred stock designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Avalon entitled to vote generally in the election of directors, voting together as a single class, shall be required. Additionally, the Avalon Existing Organizational Documents provide that the Avalon Bylaws may be adopted, amended, altered or repealed by the Board of Directors.	The Proposed Organizational Documents will provide that the Proposed Bylaws may be adopted, amended, altered or repealed by the Beneficient stockholders upon the approval of at a majority of the voting power of Beneficient entitled to vote thereon. Additionally, the Proposed Organizational Documents will provide that the Proposed Bylaws may be adopted, amended, altered or repealed by the Beneficient board of directors.

Charter Amendment	The Avalon Certificate of Incorporation provides that it may be amended, altered, changed or repealed in the manner prescribed by the Avalon Certificate of Incorporation or the DGCL; provided, however, that prior to a Business Combination (as defined in the Avalon Certificate of Incorporation), specified amendments related to the Business Combination provisions of the Avalon Certificate of Incorporation will require the approval of the holders of at least 50% of all outstanding shares of Avalon common stock.	The Proposed Charter will provide that it may be amended, altered, changed or repealed in any manner provided by statute; provided that specified amendments will require the affirmative vote or consent of the holders of two-thirds of the voting power of Beneficient’s capital stock eligible to vote in the election of directors, and other specified amendments that affect the rights of holders of Beneficient Class B common stock will require the affirmative vote of the holders of Beneficient Class B common stock eligible to vote in the election of directors if the Class B Threshold is met.

Provisions Related to Status as a Blank Check Company	The Avalon Certificate of Incorporation prohibits Avalon from entering into an initial business combination with another blank check company or a similar company with nominal operations.	The Proposed Organizational Documents will not include such provisions related to status as a blank check company, which will no longer apply upon consummation of the Business Combination, as Beneficient will not be a blank check company.

Background of the Business Combination

References to the “Company,” “Avalon,” “our,” “us” or “we” in the following section refer to Avalon Acquisition Inc.

Avalon is a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, reorganization, stock purchase, or similar business combination with one or more businesses. At the time of its IPO on October 8, 2021, Avalon described its investment criteria for the selection of a potential business combination partner as including an intent to focus our search on identifying a prospective target business within the financial services and financial technology industries. We also described our intention intend to focus on prospective target businesses that have unseen potential for revenue growth and/or operating margin expansion with high recurring revenue and cash flow, defensible intellectual property and strong market positions. The attractive characteristics of the financial services industry include large industry with attractive long-term growth, high margins, recurring revenue, high barriers to entry and high returns on equity. Recent challenges in the environment (regulatory, demographic, and technological) and in the competitive landscape (the rapid growth of new challengers) will divide the industry into the next decade’s losers and winners. The losers tend to have large market share, but not all market share holders are laggards and many of the next-decade winners are only a decade old. While not exhaustive, we identified general criteria and guidelines for partners in the prospectus for our IPO:

•	Fundamentally sound and could benefit from being a publicly traded company;

•	Strong, experienced management team in place, or represents a platform to assemble an effective management team with a track record of driving innovation, growth and profitability;

•	Leading edge technology, innovative business strategy or differentiated products and services that create a sustainable competitive advantage;

•	Strong customer and brand loyalty demonstrated by repeat clients and recurring revenue;

•

Poised for significant revenue and profitability growth through execution of its business plan and application of innovative technology or potential for inorganic growth through transformative acquisitions and a sustainable M&A strategy;

•

If an earlier-stage company, it exhibits the potential to change the industries in which they participate, and it offers the potential of sustained high levels of revenue growth with an articulated path to profitability; and

•	Unrecognized value that can be unlocked through a partnership with our team and network.

The proposed Business Combination was the result of Avalon’s multi-faceted expertise, investing and operating experience, broad network of relationships, and our focus on creating transaction opportunities that met our articulated investment criteria. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between Avalon and Beneficient (and their respective affiliates and advisors).

On October 5, 2021, Avalon priced its IPO of 20,700,000 units at $10.00 per unit. The IPO generated gross proceeds to Avalon of $207,000,000. At the closing of the IPO on October 8, 2021, Avalon completed the private sale of an aggregate of 8,100,000 warrants to the Avalon Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds to Avalon of $8,100,000.

After completing the IPO, Avalon commenced an active search for businesses or assets to acquire for the purpose of consummating an initial business combination. Beginning on October 11, 2021 and continuing until on or around August 12, 2022, Avalon’s management team (including Donald H. Putnam, Chairman, S. Craig Cognetti, Chief Executive Officer, R. Rachel Hsu, Chief Financial Officer, Mr. John Griff, President, and

Mr. Joseph Barrasse, Vice President) and other members of the Board of Directors and the Avalon Sponsor’s advisory board participated in periodic video and teleconference meetings to discuss matters relating to potential business combination opportunities for Avalon. Such meetings were intended to keep Avalon management, directors and its advisors apprised of the status of Avalon’s efforts to identify, evaluate and engage in discussions with potential business combination targets.

Avalon management reviewed self-generated ideas from Avalon’s management team, the Board of Directors, and the Avalon Sponsor’s advisory board; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors, including but not limited to, asset management, wealth management, financial technology, education technology, specialty lending and insurance companies. Avalon also reviewed merger and acquisition opportunities involving more than one company and corporate spin-outs.

Avalon considered businesses, and combination of businesses, that it believed met its investment criteria and that Avalon believed would be ready to operate as a publicly traded company, generate stable cash-flow and/or annual recurring revenue, benefit from Avalon’s experience, financial services expertise and network, and have a dedicated and proven management team that could leverage new opportunities. See “The Avalon Board of Directors’ Recommendation of and Reasons for the Business Combination” for additional information. Representatives of Avalon engaged in due diligence and multiple detailed discussions directly with the senior executives and/or stockholders of numerous potential business combination opportunities as part of its overall business combination evaluation process. In the process that led to identifying Beneficient as an attractive investment opportunity, Avalon’s management team directly evaluated approximately 78 potential business combination targets, made contact with, or were contacted by representatives of investment banks who suggested numerous companies as potential combination targets, entered into non-disclosure agreements with ten potential business combination targets (including Beneficient), held management meetings with twelve potential combination targets (including Beneficient), but did not submit any non-binding proposals (other than to Beneficient on February 21, 2022, as described below), indications of interest or letters of intent with respect to any such targets. At no point did Avalon enter into an exclusivity period or letter of intent with any target other than Beneficient. Avalon believes it was able to evaluate a large number of potential transactions due to the quality of its management team and Board of Directors and its well-articulated and disciplined investment criteria. During the target search process, Avalon evaluated various features of the companies under consideration, including but not limited to the targets’ financial strength, total addressable market, customer solutions, internal processes, operational management, management team, and competitive barriers.

Such periodic meetings continued until on or around August 12, 2022, after which time the focus of such meetings turned to updates concerning Avalon’s negotiation of potential business combination terms and definitive transaction documents with Beneficient and other related matters.

The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by Avalon, but rather sets forth the significant discussions and steps that Avalon took to reaching the Business Combination Agreement with Beneficient.

On January 20, 2022, Mr. Holland, former CEO of GWG, had a call with Mr. Putnam and Mr. Cognetti to discuss the L Bonds defaulting. During the call, GWG’s stake in Beneficient was discussed. Mr. Cognetti and Mr. Putnam suggested to Mr. Holland that Avalon would be interested in taking Beneficient public. Mr. Holland proposed to pass the message to the team at Beneficient.

On February 4, 2022, Mr. Cognetti and Mr. Putnam had a call with James Silk, Executive Vice President and Chief Legal Officer of Beneficient to discuss the idea of a potential business combination.

On February 8, 2022, Mr. Silk emailed Mr. Putnam and Mr. Cognetti with follow-up questions and supplied information about Beneficient’s corporate structure.

Between February 8, 2022 and February 18, 2022, Mr. Putnam, Mr. Cognetti and Mr. Silk exchanged several emails about structural questions, financial information and due diligence issues.

On February 15, 2022, Avalon had a virtual meeting with Mr. Heppner and Mr. Silk to discuss the SPAC opportunity and potential structures.

On February 18, 2022, Avalon was given access to a Beneficient data-room created for Beneficient’s private placement offering.

On February 21, 2022, Avalon executed a non-reliance letter with a service provider to Beneficient and received a copy of their valuation report for Beneficient.

On February 25, 2022, Mr. Cognetti had a zoom meeting with Mr. Ezell to discuss the Beneficient financials, the various securities of Beneficient and Beneficient’s legal structure.

On February 26, 2022, Mr. Heppner emailed Mr. Putnam an update on the status of the Kansas Bank charter.

On February 26, 2022, Mr. Putnam emailed a draft proposal outline to Mr. Heppner and Mr. Silk.

On March 1, 2022, Avalon shared a draft proposal to Beneficient with Avalon’s Board of Directors.

On March 2, 2022, Mr. Cognetti and Mr. Putnam had a call with Mr. Heppner and Mr. Silk about the potential transaction.

On March 3, 2022, Mr. Silk emailed a copy of the draft proposal letter that included marked changes reflecting BEN’s management’s comments to Mr. Putnam and Mr. Cognetti.

On March 7, 2022, Mr. Putnam emailed to Mr. Heppner and Mr. Silk a “final” draft of the proposal.

Between March 7, 2022 and March 14, 2022, Avalon and Beneficient exchanged several drafts of the proposal as they negotiated legal language around the details.

On March 15, 2022, Avalon and Beneficient executed a non-bonding letter of intent (the “Initial LOI”).

From March 18, 2022 until March 23, 2022, Avalon’s team conducted several calls with various Beneficient executives to discuss Beneficient’s financials, business outlook, technology, structure, and strategy. Avalon and Beneficient management held several meetings about how to best restructure Beneficient for the public markets, the impact of the GWG issues and historical financial information. The discussion included segment financials that would differentiate the technology platform.

From March 23, 2022 until March 25, 2022, Mr. Cognetti and Mr. Barrasse visited the Beneficient headquarters in Dallas, Texas to meet with various members of the management team. The visit included meetings with Mr. Wilson, Chief Underwriting Officer, Mr. Ezell, Chief Financial Officer, Ms. Rutledge, Chief Technology Officer, Dr. Hikspoors, Chief Risk Officer, and Mr. Welday, Global Head of Originations & Distribution.

On March 25, 2022, a select group of Avalon executives, directors and advisors participated in a demo of the AltAccess product.

From March 28, 2022 until March 30, 2022, Mr. Cognetti and Mr. Putnam visited the Beneficient headquarters in Dallas, Texas. Mr. Putnam and Mr. Cognetti met with Mr. Heppner and Mr. Silk to discuss the various meeting of the prior week, the vision for Beneficient, and issues related to GWG Holdings. The group discussed different terms and conditions, including lock-up provisions.

On March 30, 2022, Mr. Cognetti and Mr. Putnam met with the board of directors of Beneficient’s general partner to discuss the Avalon proposal, the outlook for Beneficient, the industry in general, and the process for completing the transaction.

From March 31, 2022 until May 9, 2022, Avalon and Beneficient management continued to meet to discuss various topics. Beneficient continued to supply Avalon with information to satisfy due diligence requests.

On April 20, 2022, Avalon held a board meeting to discuss outstanding issues with the Beneficient transactions. The Board of Directors provided guidance on the path forward.

On May 3, 2022, Venable LLP (“Venable”), legal advisors to Avalon, sent a legal due diligence request list to Haynes and Boone, requesting information about several facets of the business of Beneficient and its subsidiaries.

On May 4, 2022, Avalon met with the Beneficient underwriting team to discuss the underwriting process and walkthrough a large pipeline opportunity.

Between May 9, 2022 and May 11, 2022, Mr. Putnam and Mr. Cognetti met with Mr. Heppner, Mr. Silk and other Beneficient executives in Dallas, Texas. The meeting involved outstanding deal issues, including the conversion of various existing securities and simplifying the existing capital structure. The parties also discussed Beneficient’s trust charter, issues with GWG and recent business progress.

On June 15, 2022, Haynes and Boone sent an initial draft of the Business Combination Agreement to Venable reflecting the terms of the Initial LOI.

Between May 11, 2022 and July 20, 2022, Beneficient and Avalon Management teams exchanged multiple documents and conducted various due diligence meetings.

On July 20, 2022, teams from Beneficient, Avalon and Lazard met to discuss outstanding deal issues, including conversion of existing Beneficient securities, simplifying the existing capital structure, the implementation of a governor limiting the amounts of compensation policy, the details of the merger mechanics and various long-term incentive programs for management.

On July 27, 2022, attorneys from Venable and Haynes and Boone met to negotiate several terms of the Business Combination Agreement, including the parties’ conditions to the closing and the status of Beneficient’s audited financials.

On August 4, 2022, Venable sent initial comments to the draft Business Combination Agreement to Haynes and Boone. Such comments included revisions to the transaction structure and narrowed Beneficient’s ability to terminate the transaction after execution of the Business Combination Agreement.

On August 12, 2022, Avalon and Beneficient executed a revised non-binding letter of intent, which included a two-way exclusivity provision (the “Letter of Intent”).

On August 13, 2022, Avalon signed an engagement letter with Houlihan Capital to complete a fairness opinion for the Business Combination.

From August 13, 2022 until September 15, 2022, Avalon and Beneficient’s management (and their respective counsel and other advisors) participated in regularly scheduled meetings to discuss and negotiate the draft Business Combination Agreement, including price treatment of preferred securities, GWG’s ownership interests and future equity compensation and lock-up agreements for a portion of the merger consideration and securities of existing holders of Beneficient.

On August 29, 2022, Haynes and Boone sent initial term sheets of the proposed terms for the cash and asset PIPEs to Venable.

On August 21, 2022, Haynes and Boone delivered a revised draft Business Combination Agreement to Venable, which reflected the revised final Letter of Intent. This draft provided that representations and warranties of the parties would not survive the Closing and reflected the inclusion of certain potential PIPE financing considerations.

On September 2, 2022, Venable delivered a revised draft of the Business Combination Agreement to Haynes and Boone. This draft limited the types and amounts of financings that Beneficient could conduct during the interim sign-and-close period without Avalon’s prior written consent, among other negotiated changes.

On September 9, 2022, Haynes and Boone delivered a revised draft Business Combination Agreement to Venable, which (among other changes) reflected technical changes to the transaction structure (providing for a pre-closing conversion of Beneficient to a Nevada corporation, instead of a reincorporation merger).

On September 13, 2022, the parties and their respective counsel discussed various structures to incentivize stockholders of Avalon to retain their shares of Avalon Class A common stock and waive their rights of redemption. After discussing several alternatives (including a special dividend and a trust to hold a portion of the merger consideration for a period of time), the parties agreed to adjust the exchange mechanism in the Business Combination Agreement to provide that each share of Avalon Class A common stock would receive one share of Beneficient Series A preferred stock (in addition to one share of Beneficient Class A common stock). Each share of Beneficient Series A preferred stock would convert into one-fourth of a share of Beneficient Class A common stock following the Closing and provide Avalon stockholders that do not redeem the right to receive shares of Beneficient stock with an aggregate value of $12.50 per share for each share of Avalon Class A common stock.

On the evening of September 14, 2022, Avalon’s Board of Directors met via videoconference, at which all of the directors participated and were joined by members of the Avalon management team and representatives of Venable, to consider the terms of the proposed transaction. At this meeting, Houlihan Capital provided its analysis of the financial terms and impact of the proposed transaction. In light of ongoing negotiations, including of the terms of the preferred stock rollover, Avalon’s Board of Directors did not consider whether to approve the proposed Business Combination at this time.

On the morning of September 15, 2022, Venable sent additional comments to the Business Combination Agreement on behalf of Avalon (including (i) an increase to the cap on transaction fees, and (ii) additional mechanics surrounding the payment by Beneficient of the costs of Avalon’s stockholder extensions in the event that a transaction cannot be closed by the initial business combination deadline).

Throughout the morning and afternoon of September 15, 2022, the parties continued to negotiate additional terms of the Business Combination Agreement and related transaction documents and reached agreement on several additional points, including the addition of a separate Avalon termination right in the event that Beneficient’s audited financial records are materially different than the draft financials provided prior to execution by Avalon of the Business Combination Agreement.

On the evening of September 15, 2022, Avalon’s Board of Directors met via videoconference, at which all of the directors participated and were joined by members of the Avalon management team and Venable, to consider the terms of the proposed transaction. At this meeting, the Board of Directors was informed that Beneficient’s board of directors had met earlier and unanimously approved the proposed Business Combination. Subsequently, Venable provided a refresher on the fiduciary duties of the Board of Directors in connection with its consideration of a potential business combination and provided an overview of the draft Business Combination Agreement and ancillary agreements. The Board of Directors considered the presentation and analysis of Houlihan Capital and Venable. Thereafter, after discussion among board members and management, the Board of Directors unanimously approved a motion to approve the draft Business Combination Agreement and ancillary agreements (in substantially the form reviewed by the Board) and the proposed Business Combination.

On September 16, 2022, Venable and Haynes and Boone finalized the substantive terms of the Business Combination Agreement, and continued to negotiate certain ancillary documents. From September 17, 2022 to September 21, 2022, legal counsel to the parties and management of Beneficient and Avalon worked to finalize the Business Combination Agreement and ancillary agreements, which the parties executed early in the morning on September 21, 2022. Prior to market open on September 21, 2022, Beneficient and Avalon jointly issued a press release announcing the signing of the Business Combination Agreement, and Avalon filed a Current Report on Form 8-K announcing the execution of the Business Combination Agreement and discussing the key terms of the proposed transaction.

The Avalon Board of Directors’ Recommendation of and Reasons for the Business Combination

On September 15, 2022, Avalon’s Board of Directors (i) determined that the Business Combination was advisable and in the best interests of Avalon and its stockholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that the stockholders of Avalon approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).

Avalon’s Board of Directors considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Avalon’s Board of Directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Avalon’s Board of Director may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, Avalon’s Board of Directors considered the results of the due diligence conducted by its management and advisors, which included:

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extensive meetings and calls with Beneficient’s management team regarding, among other things, financial model, target market, underwriting process, distribution plans, corporate parent issues, and technology;

•	extensive meetings and calls with Beneficient’s advisors including Haynes and Boone and Lazard;

•	multiple visits to Beneficient’s headquarters in Dallas, Texas;

•	industry and market research, including conversations with industry experts and executives and the team and insights of the board’s extensive history in the industry;

•	review of material contracts, capital structure and other documentation including but not limited to those relating to regulatory compliance, HR and other legal matters;

•	operational due diligence, including review of underwriting process, technology, distribution plans, and portfolio monitoring processes;

•	financial, tax and public company readiness due diligence, including a review of Beneficient’s financial statements and internal reports provided by Beneficient’s management;

•	consultation with Beneficient’s management and its legal counsel and financial advisors;

•	review of Beneficient-published online, print and social media content; and

•	review of certain operating and financial and valuation benchmarking materials complied by the management team.

In the prospectus for Avalon’s IPO, Avalon identified the following general investment criteria to screen for and evaluate potential acquisition targets (although we indicated we may pursue opportunities outside of this scope):

•	Fundamentally sound businesses that could benefit from being a publicly traded company;

•	Strong, experienced management team in place, or represents a platform to assemble an effective management team with a track record of driving innovation, growth and profitability;

•	Leading edge technology, innovative business strategy or differentiated products and services that create a sustainable competitive advantage;

•	Strong customer and brand loyalty demonstrated by repeat clients and recurring revenue;

•

Poised for significant revenue and profitability growth through execution of its business plan and application of innovative technology or potential for inorganic growth through transformative acquisitions and a sustainable M&A strategy;

•

If an earlier-stage company, one that exhibits the potential to change the industries in which they participate, and it offers the potential of sustained high levels of revenue growth with an articulated path to profitability; and

•	Unrecognized value that can be unlocked through a partnership with our team and network.

These criteria were not intended to be exhaustive. We stated in our prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as on other considerations, factors and criteria that management may deem relevant.

In considering the Business Combination, Avalon’s management team concluded that it met all of the above criteria. In particular, the Board of Directors considered the following positive factors, although not weighted or in any order of significance:

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Beneficient targets a large and growing underserved market: Transaction volume in the U.S. secondary liquidity market was approximately $143 billion[13] in 2021, growing from approximately $24 billion[14] in 2011 at a compound annual growth rate of 19.5% during the 10-year period.. Beneficient’s model is to target small-to-medium size institutional investors and medium-to-high net worth individual investors. Beneficient believes that these investors do not have access to liquidity for their products except at extremely high discounts, if at all. This segment of the market has an estimated $51 billion in annual liquidity demand.

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Proprietary Technology Enabled Solution Advantage: To our knowledge, Beneficient’s platform is the industry’s first secure, online liquidity portal and the only end-to-end platform. The platform produces a price certain quote in days and full liquidity in 30 days. This is compared to a lengthy, potentially months-long process that is not price certain.

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Strong Management Team and Board of Directors: Brad Heppner has successfully started and led multiple firms in the alternative asset management industry. The senior management team has strong leaders managing each department and is public company ready. The management team is supported by a board of directors that includes leaders from various segments of the financial services industries.

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Scalable Business Model with Strong Recurring Revenue: The AltAccess platform is highly scalable and allows Beneficient to handle billions of dollars in annual transactions. As volume on the platform increases, Beneficient is poised to capture additional fee income, including recurring custody fees, at high incremental margins.

[13]	Setter Capital Volume Report FY 2021.
[14]	Coller Capital Private Equity Secondary Market Report 2017.

•	Unique Regulatory Framework with First Mover Advantage: The TEFFI license offers Beneficient unique advantages including a two-year head start in the industry.

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Financial Services with Financial Results: Beneficient has financed transactions that delivered liquidity on approximately $1.1 billion in net asset value of alternative assets since 2017. Upon completion of the Business Combination, Beneficient would be removed from the shadow of its former corporate parent and will be positioned to significantly increase its earnings growth trajectory.

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Benefits from access to Public Markets: Beneficient would be positioned to its access to public market financing to accelerate and expand its liquidity options for customers to increase. As the Company expands its liquidity options, it is positioned to add ancillary fee-based products and services.

Avalon’s Board of Directors believes Beneficient is well-positioned to be a public company in terms of scale and size, and public equity investors will understand and value the Company.

Following completion of the Business Combination, Beneficient will continue to be led by the same proven senior management team as prior to the Business Combination.

Avalon’s Board of Directors believes Avalon would be a value-added partner to Beneficient given the experience of Avalon’s management team and board members in the financial services space.

Avalon’s Board of Directors believes that if Beneficient is successful in scaling its business, then Avalon stockholders will have acquired shares in Beneficient at an attractive valuation.

Avalon’s Board of Directors believes, after a thorough review of other business combination opportunities reasonably available to Avalon, that the Business Combination represents an attractive potential business combination for Avalon.

The terms and conditions of the Business Combination Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.

Avalon’s Board of Directors considered that Beneficient’s existing equity holders would continue to be significant stockholders of Beneficient after the Closing of the Business Combination.

In the course of its deliberations, in addition to the various other risks associated with the business of Beneficient, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, Avalon’s Board of Directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	Macroeconomic uncertainty, including with respect to public and private markets, and the effects they could have on Beneficient’s revenues and financial performance.

•	The risk that Beneficient may not be able to execute on its business plan and deliver the desired financial results.

•	Beneficient’s brand and reputation are critical to its success, and any publicity that portrays Beneficient negatively, regardless of accuracy, could adversely impact operating results.

•	The risk that Avalon’s Board of Directors and advisors may not have properly valued Beneficient’s business.

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The risks and costs to Avalon if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Avalon being unable to effect a business combination within the completion window, which would require Avalon to liquidate.

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The risk that Avalon stockholders may object to and challenge the Business Combination and take action that may prevent or delay the closing, including to vote against the Business Combination Proposal at the Avalon Special Meeting or redeem their shares of Avalon Class A common stock.

•	The fact that completion of the Business Combination is conditioned on the satisfaction of a number of closing conditions that are not within Avalon’s control.

•	The fact that the holders of Beneficient Class B common stock would have the right to appoint a majority of the board of directors of the combined company.

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The terms of the Business Combination Agreement provide that Avalon will not have any surviving remedies against Beneficient or its equity-holders after the Closing to recover for losses as a result of any inaccuracies or breaches of Beneficient’s representations, warranties or covenants set forth in the Business Combination Agreement. Avalon’s Board of Directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity-holders of Beneficient will be, collectively, the majority equity-holders in the combined company.

•	The fees and expenses associated with completing the Business Combination.

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The Business Combination Agreement includes a non-solicit provision prohibiting Avalon from initiating, discussing, or making transaction proposals which could lead to an alternative business combination.

•	The fact that existing Avalon stockholders will hold a minority position in Beneficient following completion of the Business Combination.

•	The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	The risk that holders of Avalon Class A common stock would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	The risk that the potential diversion of Beneficient’s management and employee attention as a result of the Business Combination may adversely affect Beneficient’s operations.

•

As Beneficient has not previously been a public company, Beneficient may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Beneficient will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

•	The risk that the Business Combination could be a taxable transaction to Avalon stockholders and holders of Avalon Warrants.

Summary of Avalon Financial Analysis

Introduction

Avalon retained Houlihan Capital to act as its financial advisor in connection with the Business Combination. Avalon selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Avalon operates and its knowledge of Avalon’s business and affairs. On September 7, 2022, Houlihan Capital rendered its written opinion to the Board of Directors (which was reaffirmed by delivery of Houlihan Capital’s oral opinion on September 14, 2022), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital, as set forth in Houlihan Capital’s written opinion, the Business Combination was fair, from a financial point of view, to the stockholders of Avalon.

The full text of the written opinion of Houlihan Capital delivered to the Board of Directors, dated September 7, 2022, is attached as Annex R and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering its opinion. All stockholders of Avalon are urged to, and should, read the opinion carefully and in its entirety. Houlihan Capital’s opinion was directed to the Board of Directors and addressed only the fairness from a financial point of view to the stockholders of Avalon, as of the date of the opinion, of the aggregate consideration to be paid by Avalon pursuant to the Business Combination Agreement. Houlihan Capital’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of Avalon should vote at the Avalon Special Meeting. In addition, Houlihan Capital’s opinion did not in any manner address the prices at which the Avalon common stock would trade following the consummation of the Business Combination or at any time. The summary of Houlihan Capital’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Capital’s written opinion attached as Annex R hereto.

For purposes of rendering its opinion, Houlihan Capital, among other things:

•	held discussions with certain members of Avalon’s management regarding the Business Combination;

•	reviewed financial and operating information with respect to business operations and prospects of Avalon and BCG including:

•	unaudited annual financial statements for BCG for the fiscal years ended December 31, 2017 through 2021, and for the quarter ended March 31, 2022;

•	financial projections prepared by Avalon’s management;

•	reviewed a term sheet with respect to the Business Combination dated August 12, 2022;

•	reviewed a pro forma capitalization table prepared by Avalon’s management;

•	reviewed certain public filings of Avalon; and

•	performed financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

Houlihan Capital has assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to Houlihan Capital by or on behalf of Avalon or BCG assuming any responsibility for the independent verification of such information, and Houlihan Capital has further relied upon the assurances of Avalon management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Houlihan Capital has also assumed that obtaining all regulatory approvals and third-party consents, including the approval by Avalon’s stockholders if applicable, required for the consummation of the Business Combination will not have a materially adverse impact on Avalon or on the anticipated benefits of the Business Combination. In arriving at the opinion, Houlihan Capital did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BCG nor was Houlihan Capital furnished with any such evaluations or appraisals, other than the unaudited financial statements of BCG. The opinion, which is attached as Annex R hereto, is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date thereof without independent verification. Houlihan Capital is not legal, tax, accounting, environmental, or regulatory advisors and, Houlihan Capital does not express any views or opinions as to the tax treatment that will be required to be applied to the Business Combination or any legal, tax, accounting, environmental, or regulatory matters relating to Avalon, BCG, the Business Combination, or otherwise. Houlihan Capital has relied as to all legal, tax and accounting matters on advice of Avalon’s management and its third-party legal, tax and accounting advisors. Houlihan Capital understands and has assumed that Avalon has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the Board of Directors in connection with delivering Houlihan Capital’s opinion. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the Business Combination is fair from a financial point of view to the stockholders of Avalon, Houlihan Capital compared the value that would be relinquished by Avalon’s stockholders (of note, approximately $10.15 per share of Avalon Class A common stock subject to redemption and, in aggregate, up to approximately $210.4 million of cash held in trust) with an estimated range of value for the post-Business Combination equity that would be received by Avalon’s stockholders. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided based on an assessment of company-specific factors and available market data to rely solely upon the discounted cash flow analysis under the income approach in estimating the value range. Houlihan Capital noted the contemplated consideration (i.e., value to be relinquished) was within the estimated range.

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in such cash flows. Houlihan Capital utilized a financial forecast provided by Avalon’s management for calendar years 2022 through 2027.

Houlihan Capital calculated the present value of combined entity’s projected future free cash flows over the discrete projection period using an annual discount rate of 18.4%, calculated as a weighted average cost of capital. Specifically, 18.4% is equal to 90% times an estimated cost of equity plus 10% times an estimated after-tax cost of debt. As Beneficient is an early-stage company, the estimated cost of equity was determined primarily by reference to various studies on surveyed required rates of return to private equity and venture capital investment, with Houlihan Capital concluding at 20.0%. Houlihan Capital used Moody’s average bond yield for BAA-rated companies, in conjunction with an assumed tax rate of 26.5%, to estimate after-tax cost of debt as 3.85%. Lastly, the selected 90/10 weighting is based on the combined entity’s expected capital structure and its leverage capacity, as well as observations on the capital structures and leverage capacities of comparable companies.

In a discounted cash flow analysis, the life of a business is separated into two time periods: (1) the discrete forecast period, the treatment of which is addressed above; and (2) the period beyond, extending into perpetuity. In respect of this latter period, Houlihan Capital estimated a terminal value at the end of 2027 based on a bifurcated view of combined entity’s business. Specifically, an exit multiple of 12.5x was applied to the portion of projected 2027 revenues deemed attributable to combined entity’s financial technology operations, and the resulting amount was added to the projected ending balance of combined entity’s loan portfolio. Houlihan Capital’s selection of the 12.5x terminal multiple was partially informed by analysis involving a selected reference group of public companies, including observations on historical and forward revenue multiples.

The terminal value is also discounted to present using the 18.4% discount rate.

After performing a series of sensitivity analyses to measure the impact of changes in the underlying assumptions and inputs to the discounted cash flow analysis, including the impact of changes to the discount rate and terminal multiple, Houlihan Capital calculated an equity value range for combined entity between approximately $4.22 billion and approximately $4.86 billion, or $9.84 per share and $11.33 per share.

The fairness opinion was reviewed and unanimously approved by Houlihan Capital’s fairness opinion committee.

Interests of Certain Avalon Persons in the Business Combination

When considering the recommendation of the Board of Directors to vote in favor of the Business Combination, you should be aware that, aside from their interests as stockholders, the Avalon Sponsor has other interests in the Business Combination that are different from, or in addition to, those of other Avalon stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Avalon stockholders that they approve the Business Combination. Avalon stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•

Avalon’s directors and officers and the Avalon Sponsor have waived their right to redeem any Avalon common stock held by them (if any) in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Avalon Sponsor paid an aggregate of $25,000 for 5,175,000 shares the Avalon Class B common stock, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $52,371,000 based on the closing price of $10.12 per public share on Nasdaq on November 30, 2022;

•

the fact that Avalon Sponsor and Avalon’s directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by January 8, 2023, or until July 8, 2023 if Avalon extends the period of time to consummate an initial business combination by the full amount of time;

•

the fact that Avalon Sponsor, in which all but one of the Avalon directors and officers hold a direct or indirect interest, purchased an aggregate of 8,100,000 Avalon Private Warrants in a private placement from Avalon for an aggregate purchase price of $8,100,000 (or $1.00 per warrant), each of such Avalon Private Warrants is exercisable commencing on the later of 12 months from the closing of Avalon’s IPO and 30 days following the Closing of the Business Combination for one share of Avalon Class A common stock at $11.50 per share; if Avalon does not consummate an initial business combination by January 8, 2023 or until July 8, 2023 if Avalon extends the period of time to consummate an initial business combination by the full amount of time, then the proceeds from the sale of the Avalon Private Warrants will be part of the liquidating distribution to the public stockholders and the Avalon Private Warrants held by Avalon Sponsor will be worthless; the Avalon Private Warrants held by Avalon Sponsor had an aggregate market value of approximately $445,500 based upon the closing price of $0.0550 per warrant on Nasdaq on November 30, 2022;

•

[●] and [●] of Avalon are expected to be directors of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Beneficient board of directors determines to pay to them, and any applicable compensation as described under section “Director Compensation”;

•

if the Trust Account is liquidated, including in the event Avalon is unable to complete an initial business combination within the required time period, Avalon Sponsor has agreed that it will be liable to Avalon if and to the extent any claims by a third-party (other than Avalon’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.15 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of Avalon’s IPO against customary liabilities, including liabilities under the Securities Act;

•

Chalice Fund LP, a private equity fund affiliated with Donald H. Putnam and S. Craig Cognetti, holds $12.5 million of outstanding principal amount of L Bonds and 500,000 shares of GWG Holdings common equity. 53% of the assets are held for Chalice investors and 47% is held for former Chalice investors. The completion of the Business Combination may allow GWG to sell its share of Beneficient and subsequently repay the L Bonds and provide liquidity for its common equity; and

•

Grail Partners LLC, the general partner of the Chalice Fund and an entity affiliated with Avalon, holds 1.0 million common shares of BCG Class A Common Units. The shares are held as security for $7.0 million in debt.

At any time prior to the Avalon Special Meeting, during a period when they are not then aware of any material non-public information regarding Avalon or its securities, Avalon Sponsor, Avalon’s directors and officers, Beneficient and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Avalon common stock or vote their shares in favor of the Business Combination. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Avalon Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they may include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares and warrants, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on Avalon common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Avalon Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Avalon Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Avalon will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Avalon Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Avalon and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections titled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Interests of Certain Beneficient Persons in the Business Combination

You should be aware that, aside from their interests as equity holders of BCG, the executive officers of BCG and the directors of its general partner have other interests in the Business Combination. Avalon stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•	The executive officers of BCG and the board of directors of its general partner will receive certain interests in connection with the Initial Recapitalization as discussed below.

•	BCH Preferred A-1 Conversion and Exchange for BCG Class B Common Units.

Beneficient Holdings Inc., Bruce W. Schnitzer and Hicks Holdings Operating, LLC will enter into a conversion and exchange agreement with BCG and BCH pursuant to which BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC will convert BCH Preferred Series A Subclass 1 Unit Accounts with an aggregate capital account balance of $191.4 million into BCH Class S Ordinary Units at a price of $12.50 per BCH Class S Ordinary Unit, or an aggregate of 15,312,360 BCH Class S Ordinary Units. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a one-for-one basis, such that following such exchange, BHI, Bruce W. Schnitzer and Hicks Holdings Operating, LLC would hold approximately 15,312,360 million BCG Class B Common Units. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of BHI, Bruce W. Schnitzer and Hicks Holdings LLC.

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class B Units Received
BHI	$177,194,830	14,175,586	14,175,586
Bruce W. Schnitzer	$987,605	79,008	79,008
Hicks Holdings Operating, LLC	$13,222,077	1,057,766	1,057,766

Total	$191,404,512	15,312,360	15,312,360

•	BCH Preferred A-1 Conversion and Exchange for BCG Class A Common Units.

Bruce W. Schnitzer and Richard W. Fisher will also enter into conversion and exchange agreements with BCG and BCH pursuant to which Bruce W. Schnitzer and Richard W. Fisher will convert additional BCH Preferred A-1 interests into BCH Class S Ordinary Units and contribute them to BCG in exchange for BCG Class A Common Units. In connection with such conversions and exchanges, pursuant to a pre-existing arrangement by BCG and BCH with each of Bruce W. Schnitzer and Richard W. Fisher, each of Bruce W. Schnitzer and Richard Fisher will receive an additional $7,500,000 in value upon conversion of their BCH Preferred A-1 interests into BCH Class S Ordinary Units, resulting in Bruce W. Schnitzer converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $1.11 per BCH Class S Ordinary unit and Richard W. Fisher converting BCH Preferred A-1 into BCH Class S Ordinary Units at the rate of $2.33 per BCH Class S Ordinary unit. The BCH Class S Ordinary Units received upon conversion will then be contributed to BCG in exchange for BCG Class B Common Units on a 1:1 basis. Pursuant to the limited partnership agreement of BCH, the BCH Class S Ordinary Units received by BCG will automatically be cancelled and its capital account reduced to zero, and BCH will issue to BCG a number of Subclass 1 Class A Units of BCH equal to the number of exchanged BCH Class S Ordinary Units. The following table provides additional information on the securities contributed and exchanged by each of Bruce W. Schnitzer and Richard W. Fisher. For additional information, see the section titled “Proposal No. 1 — The Business Combination Proposal — Initial Recapitalization.”

Name	Converted Capital Account Balance of BCH Preferred A-1	BCH Class S Ordinary Units Received	BCG Class A Units Received
Bruce W. Schnitzer	$734,053	658,724	658,724
Richard W. Fisher	$1,721,658	737,733	737,733

Total	$2,455,711	1,396,457	1,396,457

•

As a result of the Initial Recapitalization, one executive officer of BCG and the directors of its general partner will receive BCG Class B Units. These BCG Class B Units will be exchanged for Beneficient

Class B common stock in the Conversion. The Beneficient Class B common stock will entitle such individuals to certain voting rights, including with respect to all matters on which stockholders of Beneficient generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share and the right to elect a majority of the Beneficient board of directors so long as they continue to hold a threshold number of shares of Beneficient Class B common stock. For additional information, see the section titled “Description of Securities of Beneficient.”

•

The holders of Beneficient Class B common stock will also enter into the Stockholders Agreement with the Company, which will provide that, for so long as the Class B Holders satisfy the Class B Threshold, they shall be entitled to elect the Class B Directors and will have the right to designate the chairperson and vice chairperson of the Beneficient board of directors. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of a director designated by holders of Beneficient Class B common stock, the applicable designating holder of Beneficient Class B common stock will have the right to designate a replacement to fill such vacancy. The Stockholders Agreement also includes certain protective provisions on behalf of the holders of the Beneficient Class B common stock such as Beneficient will agree not to authorize, approve or ratify certain matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock, including (but not limited to) certain actions related to Ben LLC, Beneficient, and the BCH Partnership Agreement, and additional issuances of any shares of Beneficient Class B common stock. For additional information, see the section titled “Stockholders Agreement.”

•

Brad K. Heppner, Emily Bowersock Hill, Thomas O. Hicks, Peter T. Cangany, Jr., Richard W. Fisher, James G. Silk, Dennis P. Lockhart, Derek L. Fletcher and Bruce W. Schnitzer of the board of directors of the general partner of BCG are expected to be directors of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the Beneficient board of directors determines to pay to them, and any applicable compensation as described under the section titled “Director Compensation”.

•

Brad K. Heppner, Derek L. Fletcher, James G. Silk, Jeff Welday, Gregory W. Ezell, Maria S. Rutledge, Scott Wilson and Samuel Hikspoors currently serve as executive officers of BCG and are expected to be executive officers of Beneficient after the consummation of the Business Combination. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration, and any applicable compensation as described under the section titled “Executive Compensation”.

•

Following the Conversion, the BCG REU awards under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time, which provides for the issuance of BCG Class A Common Units upon settlement of the REUs, would be settled instead with Beneficient Class A common stock at a ratio of 1.25 shares of Beneficient Class A common stock for each BCG Class A Common Unit underlying the REUs. The following executive officers of BCG or directors of its general partner will have REUs settle on or about the Closing.

Name	Number of REUs	Underlying Shares of Beneficient Class A Common Stock
Brad K. Heppner	549,781	687,227
Richard W. Fisher	53,869	67,337
Thomas O. Hicks	46,737	58,421
Bruce W. Schnitzer	53,869	67,337
Gregory W. Ezell	60,039	75,049
Derek L. Fletcher	95,300	119,125
Samuel Hikspoors	31,318	39,148
Maria S. Rutledge	33,355	41,694
James G. Silk	27,332	34,165
Jeff Welday	67,604	84,505
Scott Wilson	51,105	63,881

Total	1,070,309	1,337,889

•

On April 1, 2022, BCG granted 410,102 REUs to employees and a certain director, of which 19,457 have been forfeited. The awards are subject to service-based vesting over a multi-year period from the grant date, subject to a performance condition. The performance condition is the occurrence of an

“Initial Listing Event,” as defined in the form of the award agreement. The consummation of the Business Combination will satisfy the performance condition contained in the awards to such employees and director.

•

Thomas O. Hicks was granted 515,000 REUs in 2020. This award is subject to a performance condition based upon a liquidity event. The consummation of the Business Combination will satisfy the performance contained in such award to Mr. Hicks.

•

We will enter into indemnification agreements with our directors and executive officers, a form of which is attached as Exhibit 10.29 to this proxy statement/prospectus. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. For more information, see the section titled “Indemnification of Directors, Officers and Employees.”

•

In accordance with applicable rules of the Treasury Regulations and the terms of the BCH Seventh A&R LPA and the BCH Eighth A&R LPA, upon consummation of the Business Combination, the “carrying value,” or adjusted basis for U.S. federal income tax purposes, of the assets of BCG and its subsidiaries, including BCH, will be adjusted to equal their respective fair market values. The BCH Eighth A&R LPA amended the allocation provisions to include an allocation to the holders of the BCH FLP-2 Unit Accounts and will provide that in the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the BCH FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of the then outstanding BCH Class A Units and the BCH Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding BCH Class A Units and the BCH Class S Units. In accordance with the terms of the BCH Eighth A&R LPA, immediately after such allocation, the amount allocated is converted to BCH Class S Ordinary Units based upon the closing price of one share of Beneficient Class A common stock on the primary exchange on which such shares are listed, or if Beneficient Class A common stock is not listed on a national exchange, the closing price as quoted on the automated quotation system on which Beneficient Class A common stock is quoted. The BCH Class S Ordinary Units are convertible into Beneficient Class A common stock on a 1-for-1 basis. The BCH FLP-1 Unit Accounts are held by BHI, a Related Entity. The BCH FLP-2 Unit Accounts are held by BMP, which is primarily owned by officers and employees of BCG and its subsidiaries. The consummation of the Business Combination will result in an upward adjustment of the carrying value, or adjusted basis for U.S. federal income tax purposes, of the assets of BCH of approximately $390.8 million. Pursuant to the terms of the BCH Eighth A&R LPA, which will be effective upon the consummation of the Business Combination, approximately 39 million Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the limitations of the Compensation Policy to be effective upon the consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Business Combination will be limited; however, any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. For additional information, see the section titled “Executive Compensation – Compensation Policy.” Subject to the limitation of the compensation policy, it is anticipated that 1.51 million BCH Class S Ordinary Units with a capital account balance of $15.15 million will be issued to BHI and 1.49 million BCH Class S Ordinary Units with a capital account balance of $14.85 million will be issued to BMP as a result of an adjustment to the carrying value adjustment. For more information, see the section titled “Description of the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.”

See the sections titled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no Avalon redemptions, no warrant exercises, that all Beneficient Series A preferred stock that are convertible within thirty days of the Closing convert into Beneficient Class A common stock and do so at the same conversion price, and approximately $1.1 billion in founder and management preferred interests do not convert into common equity. Where actual amounts are not known or knowable, the figures below represent Beneficient’s good faith estimate of such amounts assuming the Closing of the Business Combination occurs on March 31, 2023.

Sources		Uses

	(in millions)		(in millions)
SPAC Cash in Trust	$211	Cash to Ben’s Balance Sheet	$182

		Estimated Expenses(1)	$29

Total Sources	$211	Total Uses	$211

The following table summarizes the sources and uses for funding the Business Combination assuming 50% redemptions, no warrant exercises, that all Beneficient Series A preferred stock that are convertible within thirty days of the Closing convert into Beneficient Class A common stock and do so at the same conversion price, and approximately $1.1 billion in founder and management preferred interests do not convert into common equity. Where actual amounts are not known or knowable, the figures below represent Beneficient’s good faith estimate of such amounts assuming the Closing of the Business Combination occurs on March 31, 2023.

Sources		Uses

	(in millions)		(in millions)
SPAC Cash in Trust	$106	Cash to Ben’s Balance Sheet	$77

		Estimated Expenses(1)	$29

Total Sources	$106	Total Uses	$106

The following table summarizes the sources and uses for funding the Business Combination assuming 100% redemptions, no warrant exercises, that all Beneficient Series A preferred stock that are convertible within thirty days of the Closing convert into Beneficient Class A common stock and do so at the same conversion price, and approximately $1.1 billion in founder and management preferred interests do not convert into common equity. Where actual amounts are not known or knowable, the figures below represent Beneficient’s good faith estimate of such amounts assuming the Closing of the Business Combination occurs on March 31, 2023.

Sources		Uses

	(in millions)		(in millions)
SPAC Cash in Trust	$—	Cash to Ben’s Balance Sheet	$—

		Estimated Expenses(1)	$19

Total Sources	$—	Total Uses	$19

(1)

Transaction expenses include fees and expenses, specified in the Business Combination Agreement, incurred by both Beneficient and Avalon in connection with the Business Combination, including deferred underwriting fees and advisory, legal and other fees. Under the maximum redemption scenario, the full amount of available cash as of September 30, 2022 is used to pay transaction expenses.

Board of Directors of Beneficient Following the Business Combination

Following the Closing, it is expected that the Beneficient board of directors will consist of eleven directors, 9 of which were selected by BCG, Brad K. Heppner, Emily Bowersock Hill, Thomas O. Hicks, Peter T. Cangany, Jr., Richard W. Fisher, James G. Silk, Dennis P. Lockhart, Derek L. Fletcher and Bruce W. Schnitzer, and two directors to be named by Avalon, who shall be reasonably acceptable to BCG, [●] and [●].

Information about the current Avalon directors and executive officers can be found in the section titled “Where You Can Find Additional Information.”

Redemption Rights

If you are a holder of Avalon Class A common stock, you have the right to redeem such shares for a pro-rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of Avalon’s IPO, as of two business days before the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay taxes, if any) upon the Closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of Avalon Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption concerning more than 15% of the Avalon Class A common stock.

Furthermore, as provided by the Avalon Certificate of Incorporation, Avalon may not redeem shares of Avalon Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Business Combination and after payment of $7,245,000 in deferred underwriter’s fees and commissions. If accepting all properly submitted redemption requests would cause Avalon’s net tangible assets to be less than $5,000,001 or such greater amount necessary to satisfy a closing condition as described above, Avalon will not proceed with such redemption and the Business Combination and may instead search for an alternate business combination.

Holders of the outstanding Avalon Warrants do not have redemption rights concerning such warrants in connection with the transactions contemplated by the Business Combination Agreement.

You may exercise your redemption rights whether you vote your Avalon Class A common stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Avalon Class A common stock and will no longer be stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Avalon Class A common stock and public stockholders, the trading market for Avalon Class A common stock may be less liquid than the market for Avalon Class A common stock before the Business Combination and Avalon may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Beneficient’s business will be reduced and the amount of working capital available to Beneficient following the Business Combination may be reduced. Your decision to exercise your redemption rights concerning Avalon Class A common stock will have no effect on the Avalon Warrants you may also hold.

If you are a holder of Avalon Class A common stock and wish to exercise your redemption rights, you are required to tender your share certificates or deliver your shares to the transfer agent electronically using The

Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option, in each case until the date that is two business days before the initially scheduled vote to approve the Business Combination. Accordingly, you have until two business days before the initial vote on the Business Combination to tender your shares if you wish to exercise your redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for you to use electronic delivery of your shares. If you exercise your redemption right, your shares will be redeemed for a pro-rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $211 million, or approximately $10.18 per share, as of September 30, 2022). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Avalon to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Avalon’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your redemption rights.

Avalon’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

Any request for redemption, once made by a holder of Avalon Class A common stock, may be withdrawn at any time up to two business days before the vote on the Business Combination Proposal at the Avalon Special Meeting. If you deliver your shares for redemption to Avalon’s transfer agent and later decide, before the Avalon Special Meeting, not to redeem your shares, you may request that Avalon’s transfer agent return the shares electronically.

No demand will be effectuated unless the holder’s Avalon Class A common stock have been delivered electronically to the transfer agent no later than two business days before the initially scheduled vote to approve the Business Combination.

If a holder of Avalon Class A common stock properly requests redemption and the Avalon Class A common stock are delivered to Avalon’s transfer agent no later than two business days before the initially scheduled vote to approve the Business Combination, then, if the Business Combination is consummated, Avalon will redeem these shares for a pro-rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Avalon Class A common stock for cash.

Accounting Treatment

The Business Combination is expected to be accounted for as a capital transaction in substance whereby Avalon will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated similar to an equity contribution in exchange for the issuance of Beneficient common stock. The net assets of Avalon, which are primarily comprised of cash and cash equivalents, will be stated at historical cost with no goodwill or other intangible assets recorded.

Regulatory Matters

The Business Combination is subject to certain federal and state regulatory requirements or approvals including filings with the State of Delaware necessary to effectuate the Conversion and Mergers at the Closing, filings with FINRA and pursuant to any obligations under the TEFFI Act.

Appraisal Rights

Appraisal rights are not available to Avalon stockholders in connection with the Business Combination.

Vote Required for Approval

The approval of the Business Combination Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding Avalon Class A common stock and Avalon Class B common stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the outstanding Avalon Class B common stock, voting as a separate class. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board of Directors to adjourn the Avalon Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Avalon Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets or (ii) the Nasdaq Listing Condition would not be satisfied. In no event will the Board of Directors adjourn the Avalon Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its existing charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Avalon’s stockholders, the Board of Directors may not be able to adjourn the Avalon Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal or holders of Avalon Class A common stock have elected to redeem an amount of Avalon Class A common stock such that (i) Avalon would have less than $5,000,001 of net tangible assets or (ii) the Nasdaq Listing Condition would not be satisfied, and may be unable to consummate the Business Combination. If Avalon does not consummate the Business Combination and fails to complete an initial business combination by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)) (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

Under Avalon’s Certificate of Incorporation, assuming that a quorum is present at the Avalon Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Avalon Class A common stock and Avalon Class B common stock in person or represented by proxy at the Avalon Special Meeting and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. The Adjournment Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on the Adjournment Proposal absent voting instructions, and broker non-votes will have no effect on the Adjournment Proposal.

The Avalon Sponsor and Avalon’s directors and officers have agreed to vote any Avalon common stock held by them as of the Record Date in favor of the Adjournment Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

CAPITALIZATION

The following table sets forth information regarding the capitalization of Beneficient as of September 30, 2022:

•	on an actual basis;

•

on a pro forma basis giving effect to the Initial Recapitalization and the Conversion, including shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity units; and

•

on a pro forma basis giving effect to the Initial Recapitalization and the Conversion, including the potential settlement of restricted equity units noted above, as adjusted to give effect to the Business Combination (assuming no redemptions or exercises of warrants).

The following table is derived from, and should be read together with and is qualified in its entirety to Beneficient’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and the sections titled “Summary Historical Financial Information of Beneficient,” “Beneficient Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Financial Statements,” and “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

	As of September 30, 2022
(in thousands)	Actual	Pro Forma for the Initial Recapitalization and the Conversion	Pro forma for the Initial Recapitalization and the Conversion, as adjusted for the Business Combination
Cash (including restricted cash)(1)	21,685	21,685	204,585 (2)

Debt
Customer ExAlt Trusts loan Payable	60,076	60,076	60,076
Debt due to affiliates	102,329	102,329	102,329

Total Debt	162,405	162,405	162,405
Unitholders’/Shareholders’ Equity
Common equity
BCG Common Units	665,577	—	—
Beneficient Class A common stock(3)	—	204	235
Beneficient Class B common stock	—	19	19
Treasury stock	(3,444)	(3,444)	(3,444)
Preferred equity and noncontrolling interests(4)
Class S Ordinary Units	62,663	62,663	62,663
Class S Preferred Units	1,973	1,973	1,973
Preferred Series C Subclass 1(5)	205,759	—	—
BCH Preferred A-0 and A-1 Unit Accounts	1,164,312	989,202	989,202
BCG Preferred B-2 Unit Accounts	771,241	—	—
Non-controlling interests — Trusts	(100,830)	(100,830)	(100,830)
Other non-controlling interests	2,314	2,314	2,314
Other components of equity
Additional paid-in capital	—	1,817,464	1,996,790
Accumulated other comprehensive income	6,381	6,381	6,381

Total Unitholders’/Shareholders’ Equity	2,775,946	2,775,946	2,955,285

Total Debt and Equity	2,938,351	2,938,351	3,117,690

(1)	Restricted cash at September 30, 2022 was $3.7 million.

(2)	Reflects payment of assumed transaction expenses of $28.8 million.
(3)	BCG Preferred Series B-2 Unit Accounts assumed to convert into BCG Common Units at a 20% discount to an assumed price of $10.00 per share of Beneficient Class A common stock.
(4)

For additional information concerning non-controlling interests, see Beneficient’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and the sections titled “Beneficient Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

(5)

Pursuant to the Series C Unit Purchase Agreement, if still outstanding, BCH Preferred C-1 would convert into Beneficient Class A common stock following the Avalon Merger at the lower of (i) the volume-weighted average trading price of Beneficient Class A common stock for the 20 trading days following the Closing and (ii) $12.75 (which, following the Conversion of every four BCG Class A Units into five Beneficient Class A common stock in the Conversion, would be reduced to $10.20 per share of Beneficient Class A common stock). For additional information concerning the outstanding securities of BCH comprising a portion of such non-controlling interests, see “-Structural Subordination of Interests in Beneficient”, “-Certain BCH Non-Controlling Interests.”

(6)

The consummation of the Avalon Merger will result in an upward adjustment of the carrying value, or adjusted Section 704 basis for U.S. federal income tax purposes, of the assets of BCH of approximately $390.8 million for FLP Class 1 and FLP Class 2 Units. Pursuant to the terms of the BCH Eighth A&R LPA, which will be effective upon the consummation of the Avalon Merger, approximately 39,077,780 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the limitations of the Compensation Policy to be effective upon the consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Avalon Merger will be limited; however, any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. For additional information, see the section titled “Executive Compensation — Compensation Policy.” Subject to the limitation of the compensation policy, the amount reflects the issuance of 1,515,000 BCH Class S Ordinary Units with a capital account balance of $15,150,000 to BHI and the issuance of 1,485,000 BCH Class S Ordinary Units with a capital account balance of $14,850,000 to BMP as a result of an adjustment to the carrying value adjustment.

Structural Subordination of Interests in Beneficient

Beneficient will have a holding company structure following the completion of the Business Combination and its principal assets will consist of its interests in its subsidiaries, indirectly including BCH. As a result, Beneficient Class A common stock and Beneficient Series A preferred stock will be structurally subordinate to interests in BCH, including holders of certain equity interests in BCH. The BCH Class A units indirectly held by Beneficient through Ben LLC will rank junior with respect to any distributions from BCH to certain of the non-controlling interests in BCH that will have priority over the BCH Class A Units. The distributions payable to such senior equity interests are based in part upon the capital accounts of the holders of such senior interests as set forth in the capitalization table below, which in turn may be increased by the amount of preferred returns that accrue with respect to certain senior equity interests. As a result, the holders of such senior equity interests will have priority to any distributions made by BCH over the BCH Class A units that will be indirectly held by Beneficient. For more information, see the sections titled “Description of Interests of BCH — Limited Partner Interests in BCH — Preferred Returns and Special Allocations,” and “Description of Interests of BCH — Limited Partner Interests in BCH — Priority of Distributions.”

Certain BCH Non-Controlling Interests

The limited partner interests in BCH currently consist of, and immediately following completion of the Initial Recapitalization, Conversion, Contribution and the Avalon Merger will consist of, five classes designated as BCH Class A Units, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP Unit Accounts and BCH Preferred Series Unit Accounts. The BCH Class A Units are currently subdivided into BCH Class A-1

Units and BCH Class A-2 Units, although currently there are no BCH Class A-2 Units outstanding. Effective upon the BCH Eighth A&R LPA, the BCH Class A Units will no longer be subdivided and will consist of BCH Class A Units. The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. The BCH Preferred Series Unit Accounts are further subdivided into the BCH Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred A-0 Unit Accounts”), BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”) and the BCH Preferred C-1 Unit Accounts.

Each of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are entitled to quarterly preferred returns pursuant to the BCH Seventh A&R LPA and the BCH Eighth A&R LPA. To the extent there is sufficient income, such quarterly preferred returns are allocated to the respective holder’s capital account. To the extent there is not sufficient income to allocate the quarterly preferred return to the respective capital account for these units, the amount of the quarterly preferred return that is not allocated to the capital account is allocated to a hypothetical capital account for each holder and will become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation. The hypothetical capital account balances are used to calculate the amount of the quarterly preferred return. Although effective upon the adoption of the BCH Eighth A&R LPA the preferred returns on the BCH Class S Preferred Units and the BCH Preferred A-1 Units will be waived and not accrued until December 31, 2024 unless there are allocations of income up to the amount of such quarterly returns, in which event such returns will not be waived, as of September 30, 2022 there are substantial amounts in the capital accounts and hypothetical capital accounts of these preferred interests and other senior non-controlling interests in BCH that will have priority over the BCH Class A Units indirectly held by the Company. In addition, holders of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are entitled to receive allocations upon a sale of BCH, or more than 40% of its assets, up to the amount of their hypothetical capital account balances, which increases such holder’s capital account balances upon which distributions are made. As a result, these hypothetical capital account balances represent a significant implicit value to the holders of such partnership interests, and the amount of such hypothetical capital account balances will have priority over any distributions that may be made with respect to the BCH Class A Units that will be indirectly held by the Company. For additional information, see the section titled “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

The following table sets forth information regarding the capitalization of BCH, with the equity values in BCH based upon the estimated capital account balances as determined pursuant to Section 704 of the Internal Revenue Code, as of September 30, 2022:

•	on an actual basis;

•	on a pro forma basis giving effect to the Initial Recapitalization and the Conversion; and

•	on a pro forma basis giving effect to the Initial Recapitalization and the Conversion, as adjusted to give effect to the Business Combination (assuming no redemptions or exercises of warrants).

The following table should be read together with the section titled “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

	As of September 30, 2022(1)
	Estimated		Pro Forma for the Initial Recapitalization and the Conversion		Pro forma for the Initial Recapitalization and the Conversion, as adjusted for the Business Combination
	Hypothetical Capital Account Balance	Capital Account Balance	Hypothetical Capital Account Balance	Capital Account Balance	Hypothetical Capital Account Balance	Capital Account Balance
BCH Equity Securities:
Class A Units held by Beneficient	—	$759,837,565	—	$1,978,567,944	—	$2,291,008,569
Class S Ordinary Units	—	69,020,739	—	$69,020,739	—	$88,164,315	(2)
Class S Preferred Units	$2,033,247	1,845,262	$2,033,247	$1,845,262	$1,097,946	$909,961	(3)
Preferred Series A Subclass 0	—	252,796,448	—	$252,796,448	—	$252,796,448
Preferred Series A Subclass 1	$1,081,027,339	1,007,392,170	$887,167,116	$813,531,947	$887,167,116	$813,531,947
Preferred Series C Subclass 1(4)	$219,774,155	205,200,000	$219,774,155	$205,200,000	$219,774,155	$205,200,000
Preferred B-2 Unit Accounts(5)	—	702,323,601	—	—	—	—

Subtotal BCH Equity	$1,302,834,741	$2,998,415,786	$1,108,974,518	$3,320,962,340	$1,108,849,217	$3,651,611,241

(1)

The table is based upon estimated capital account balances as of September 30, 2022 as determined pursuant to Section 704 of the Internal Revenue Code, and such estimates are subject to adjustment. The estimated amounts are based on a deemed liquidation value of $3,651,611,241 and assumes (1) no change in value from the Business Combination date to liquidation date, (2) no PIPE raise, and (3) no Avalon shareholder redemptions. The capital account balances in the table above do not include the capital account balances associated with the 54,522 Class S Ordinary Units and 63,536 Class S Preferred Units issued effective September 30, 2022 as a result of certain allocations to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts which are expected to be canceled upon the determination of the taxable income of BCH for the fiscal year of 2022 pursuant to the terms of the BCH Partnership Agreement.

(2)

Reflects issuance of 1,515,000 BCH Class S Ordinary Units with a capital account balance of $15,150,000 to BHI and the issuance of 1,485,000 BCH Class S Ordinary Units with a capital account balance of $14,850,000 to BMP as a result of an adjustment to the carrying value, or adjusted basis for U.S. federal income tax purposes, of the assets of BCG as a result of the consummation of the Business Combination and subject to the limitations of the Compensation Policy to be adopted upon the consummation of the Business Combination.

(3)	Capital account balance reduced by an aggregate of $571,245 as a result of the carrying value adjustment that would occur in conjunction with the Business Combination.
(4)

Pursuant to the Series C Unit Purchase Agreement, if still outstanding, BCH Preferred C-1 would convert into Beneficient Class A common stock following the Avalon Merger at the lower of (i) the volume-weighted average trading price of Beneficient Class A common stock for the 20 trading days following the Closing and (ii) $12.75 (which, following the Conversion of every four BCG Class A Units into five Beneficient Class A common stock in the Conversion, would be reduced to $10.20 per share of Beneficient Class A common stock).

(5)	BCG Preferred Series B-2 Unit Accounts assumed to convert into BCG Common Units at a 20% discount to an assumed price of $10.00 per share of Beneficient Class A common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination, including the following:

•	the consummation of the Initial Recapitalization, Conversion and Contribution;

•	the consummation of the Mergers;

•	the issuance of Beneficient Series A common stock upon the conversion of Beneficient Series A preferred stock issued as merger consideration;

•

the issuance of 20,520,000 shares of Beneficent Class A common stock upon the contribution to Beneficient and exchange by the holders of Preferred Series C Subclass 1 Unit Accounts (“Preferred C-1”) of BCH at an assumed price of $10.00 per share of Beneficient Class A common stock;

•	the settlement of 2,825,880 restricted equity units of Beneficent within 60 days following the Closing resulting in the issuance of 3,532,350 shares of Beneficient Class A common stock.

The unaudited pro forma condensed combined financial information presents the combination of the financial information of Avalon and Beneficient, adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, the three-month transition period ended March 31, 2022 and the six months ended September 30, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	the related notes to the unaudited pro forma condensed combined financial statements;

•	the historical unaudited financial statements of Beneficient for the six months ended September 30, 2022 and the notes included elsewhere in this proxy statement/prospectus;

•	the historical unaudited financial statements of Avalon for the nine months ended September 30, 2022 and the notes included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements of Beneficient as of and for the three months ended March 31, 2022, and as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Avalon as of and for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•

the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beneficient,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avalon” and other financial information relating to Beneficient and Avalon included elsewhere in this proxy statement/prospectus.

The Business Combination is a capital transaction in substance and not a business combination under ASC 805. This determination was primarily based on the following:

•	Beneficient’s pre-Business Combination equityholders considered in the aggregate are expected to have a majority interest of voting power in the combined entity under all redemption scenarios;

•	Beneficient’s senior management will continue to compose the senior management of the combined company;

•	the relative size and valuation of Beneficent compared to Avalon; and

•	Beneficient’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination.

Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Beneficent, and the net assets of Avalon will be stated at historical cost, with no goodwill or other intangible assets recorded.

On September 21, 2022, Avalon, BCG, Merger Sub I and Merger Sub II entered into the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to a Nevada corporation; (ii) the Avalon Merger, with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient; and (iii) within two weeks following the consummation of the Avalon Merger, the LLC Merger with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient.

Prior to the Closing, BCG will be recapitalized, including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG Common Units, the Class B Common Units, and the existing common units will be renamed the Class A Common Units; (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH will convert certain Preferred A-1 Unit Accounts to BCH Class S Ordinary Units, which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH may convert certain of such Preferred C-1 Unit Accounts to newly issued BCG Class A Common Units.

Following the Initial Recapitalization and Conversion and prior to the Closing, Beneficient agreed to execute a Contribution Agreement, pursuant to which the Company will contribute to Ben LLC, which will be a wholly-owned, direct subsidiary of BCG, and which will be formed by Beneficient, all of the BCH limited partnership interests and general partnership interests held by Beneficient.

At the Avalon Merger Effective Time, each share of Avalon Class A common stock and Avalon Class B common stock issued and outstanding immediately prior to the Avalon Merger Effective Time will be entitled to receive, for each share of Avalon common stock, one share of Beneficent Class A common stock. As additional merger consideration, each holder of Avalon Class A common stock will also receive, for each share of Avalon Class A common stock that is not redeemed, one share of Beneficient Series A preferred stock. Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants unless the holder thereof elects to not convert under the optional conversion rights.

Also at the Avalon Merger Effective Time, each Avalon warrant issued and outstanding, entitling the holder thereof to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share (subject to adjustment), will automatically convert into the right to purchase, at an exercise price of $11.50 per share (subject to adjustment), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock upon consummation of the Business Combination.

There are a number of conditions to Closing, each of which are set forth in the Business Combination Agreement, including (i) the approval of the Business Combination Agreement by the requisite number of

Avalon stockholders, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals, (iv) Avalon having at least $5,000,001 of net tangible assets upon Closing, (v) the receipt of executed counterparts of each ancillary agreement, (vi) that no BCG Material Adverse Effect or Avalon Material Effect has occurred that is continuing and (vii) GWG effecting a consent to the Conversion and a lockup in favor of Beneficient, in a form reasonably acceptable to Avalon and Beneficient. Other conditions to Beneficient’s obligations to consummate the Business Combination include, among others, following the redemption and, as of the Closing, Avalon having more than 400 unrestricted round lot holders following the Closing. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Avalon Class A common stock into cash:

•

Assuming No Redemptions: This presentation assumes that no existing holder of Avalon Class A common stock exercises their redemption rights with respect to their Avalon Class A common stock upon consummation of the Business Combination.

•

Assuming 50% Redemptions: This presentation assumes that 10,350,000 Avalon Class A common stock purchased in the IPO (or 50% of Avalon’s outstanding Class A common stock purchased in the IPO, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock), are redeemed for an aggregate payment of $105.4 million, based on an estimated per share redemption price of $10.18.

•

Assuming Maximum Redemptions: This presentation assumes that 20,700,000 Avalon Class A common stock purchased in the IPO (or 100% of Avalon’s outstanding Class A common stock purchased in the IPO, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock) are redeemed for an aggregate payment of $210.7 million, based on an estimated per share redemption price of $10.18. These shares represent the maximum number of Avalon Class A common stock that can be redeemed.

The following table summarizes the pro forma fully diluted ownership of Beneficient common stock immediately following the Avalon Merger Effective Time based on the varying levels of redemptions of Avalon Class A common stock. If the actual facts differ from these assumptions, the ownership percentages in Beneficient will be different and totals may not add up to 100% due to the rounding of numbers of Beneficient common stock. There can be no assurance regarding which scenario will be closest to the actual results.

	Share Ownership in Beneficient Class A Common Stock and Beneficient Class B Common Stock (1)
	No Redemptions		50% Redemptions		Maximum Redemptions(2)
(number of shares in thousands)	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Beneficient common stock prior to the Avalon Merger (3)	221,908	87.7%	221,908	92.4%	221,908	97.6%
Avalon public stockholders (4)	26,069	10.3%	13,132	5.5%	194	0.1%
Shares held by Avalon Sponsor and other Founder Shares	5,175	2.0%	5,175	2.2%	5,175	2.3%

Total	253,152	100.0%	240,215	100%	227,277	100.0%

(1)	Excludes the potentially dilutive impact of the Beneficient Warrants and the potential conversion of certain interests in BCH for Beneficient Class A common stock.
(2)

Does not reflect the requirement pursuant to the Avalon Certificate of Incorporation and Business Combination Agreement that Avalon have net tangible assets (as defined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of at least $5,000,001 upon the redemption of Avalon Class A common stock by holders of Avalon Class A common stock.

(3)	Includes 3,532,350 shares of Beneficient Class A common stock that may be issued in settlement of outstanding Beneficient restricted equity unit awards in the quarter following the Closing.
(4)

Includes 20,855,250 shares of Beneficient Series A preferred stock issued to public holders of Avalon on an as-converted basis to 5,213,812 shares of Beneficient Class A common stock, assuming no redemptions.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2022

(in thousands, except unit and share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined
ASSETS
Cash and cash equivalents	$18,005	$370	$211,276	(A	)	$200,887	$211,276	(A	)	$95,524	$211,276	(A	)	$—
							(105,363)	(I	)		(210,726)	(I	)
			(28,764)	(K	)		(28,764)	(K	)		(18,925)	(K	)
Restricted cash	3,680	—	—			3,680	—			3,680	—			3,680
Investments, at fair value:
Investments held by Customer ExAlt Trusts	564,368	—	—			564,368	—			564,368	—			564,368
Investments held by Ben	15,782	—	—			15,782	—			15,782	—			15,782
Other assets, net	23,213	334	(1,168)	(K	)	22,379	(1,168)	(K	)	22,379	(1,168)	(K	)	22,379
Intangible assets, net	3,100	—	—			3,100	—			3,100	—			3,100
Investments held in trust account	—	211,276	(211,276)	(A	)	—	(211,276)	(A	)	—	(211,276)	(A	)	—
Goodwill	2,367,926	—	—			2,367,926	—			2,367,926	—			2,367,926

Total assets	2,996,074	211,980	(29,932)			3,178,122	(135,295)			3,072,759	(230,819)			2,977,235

LIABILITIES
Accounts payable and accrued expenses	42,639	200	—			42,839	—			42,839	9,839	(K	)	52,678
Other liabilities	15,084	203	—			15,287	—			15,287	—			15,287
Contingent consideration payable	—	—	—			—	—			—	—			—
Customer Exalt Trusts loan payable, net	60,076	—	—			60,076	—			60,076	—			60,076
Debt due to related party, net	102,329	—	—			102,329	—			102,329	—			102,329
Derivative warrant liabilities	—	2,306	—			2,306	—			2,306	—			2,306
Deferred underwriting compensation	—	7,245	(7,245)	(K	)	—	(7,245)	(K	)	—	(7,245)	(K	)	—

Total liabilities	220,128	9,954	(7,245)			222,837	(7,245)			222,837	2,594			232,676

Redeemable preferred equity (B-2)	771,241	—	(771,241)	(F	)	—	(771,241)	(F	)	—	(771,241)	(F	)	—
Redeemable noncontrolling interests (A.0 & A.1)	1,164,312	—	(8,546)	(E	)	251,052	(8,546)	(E	)	251,052	(8,546)	(E	)	251,052
			(904,714)	(G	)		(904,714)	(G	)		(904,714)	(G	)
Commitments and contingencies
Avalon Class A common stock, par value $0.0001 per share, 100,000,000 shares authorized; 20,700,000 shares subject to possible redemption at $10.18 per share	—	210,686	(210,686)	(B	)	—	(105,343)	(B	)	—	(210,686)	(I	)	—
							(105,343)	(I	)
UNITHOLDERS’ OR SHAREHOLDERS’ EQUITY (DEFICIT)
Beneficient Class A common stock, $0.001 par value	—	—	31	(B	)	235	19	(B	)	223	5	(B	)	209
			88	(D	)		88	(D	)		88	(D	)
			2	(E	)		2	(E	)		2	(E	)
			93	(F	)		93	(F	)		93	(F	)
			21	(H	)		21	(H	)		21	(H	)
Beneficient Class B common stock, $0.001 par value	—	—	19	(G	)	19	19	(G	)	19	19	(G	)	19
Beneficient common units	665,577	—	(665,577)	(D	)	—	(665,577)	(D	)	—	(665,577)	(D	)	—
Beneficient Series A convertible preferred stock, $0.001 par value	—	—	—	(B	)	—	—	(B	)	—	—	(B	)	—
Avalon Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—			—	—			—	—			—
Avalon Class A common stock, par value $0.0001 per share, 100,000,000 shares authorized; 155,250 non-redeemable shares issued and outstanding (excluding 20,700,000 common shares subject to possible redemption)	—	—	—	(B	)	—	—	(B	)	—	—	(B	)	—

			No Redemptions				50% Redemptions				Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined
Avalon Class B common stock, par value $0.0001 per share, 10,000,000 shares authorized; 5,175,000 shares issued and outstanding	—	1	(1)	(B	)	—	(1)	(B	)	—	(1)	(B	)	—
Additional paid-in capital	—	—	210,656	(B	)	1,996,772	105,325	(B	)	1,891,421	(4)	(B	)	1,786,072
			665,489	(D	)		665,489	(D	)		665,489	(D	)
			3,212	(E	)		3,212	(E	)		3,212	(E	)
			771,148	(F	)		771,148	(F	)		771,148	(F	)
			171,877	(G	)		171,877	(G	)		171,877	(G	)
							(20)	(I	)		(40)	(I	)
			(8,661)	(J	)		(8,661)	(J	)		(8,661)	(J	)
			(22,687)	(K	)		(22,687)	(K	)		(22,687)	(K	)
Accumulated deficit	—	(8,661)	8,661	(J	)	—	8,661	(J	)	—	8,661	(J	)	—
Treasury stock	(3,444)	—	—			(3,444)	—			(3,444)	—			(3,444)
Accumulated other comprehensive income	6,381	—	—			6,381	—			6,381	—			6,381

Total Unitholders’ or Shareholders’ equity (deficit) attributable to Ben or Avalon	668,514	(8,660)	(555,078)			1,999,963	(660,441)			1,894,600	(765,804)			1,789,237

Noncontrolling interests	171,879	—	5,332	(E	)	704,270	5,332	(E	)	704,270	5,332	(E	)	704,270
			732,818	(G	)		732,818	(G	)		732,818	(G	)
			(205,759)	(H	)		(205,759)	(H	)		(205,759)	(H	)

Total Unitholders’ or Shareholders’ equity (deficit)	840,393	(8,660)	(22,687)			2,704,233	(128,050)			2,598,870	(233,413)			2,493,507

Total liabilities and equity	$2,996,074	$211,980	$(29,932)			$3,178,122	$(135,295)			$3,072,759	$(230,819)			$2,977,235

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined
Revenues:
Investment income (loss), net	$(42,216)	$—	$—			$(42,216)	$—			$(42,216)	$—			$(42,216)
Loss on financial instruments, net	(33,058)	—	—			(33,058)	—			(33,058)	—			(33,058)
Interest income	182	—	—			182	—			182	—			182
Trust services and administration revenues	15	—	—			15	—			15	—			15
Other income	86	—	—			86	—			86	—			86

Total revenues	(74,991)	—	—			(74,991)	—			(74,991)	—			(74,991)

Operating expenses
Employee compensation and benefits	22,082	—	—			22,082	—			22,082	—			22,082
Interest expense	7,209	—	—			7,209	—			7,209	—			7,209
Professional services	21,507	—	—			21,507	—			21,507	—			21,507
Provision for credit losses	18,781	—	—			18,781	—			18,781	—			18,781
Other expenses	14,381	732	—			15,113	—			15,113	—			15,113

Total operating expenses	83,960	732	—			84,692	—			84,692	—			84,692

Operating income (loss)	(158,951)	(732)	—			(159,683)	—			(159,683)	—			(159,683)

Income earned on investments held in Trust Account	—	1,232	(1,232)	(AA	)	—	(1,232)	(AA	)	—	(1,232)	(AA	)	—
Change in fair value of derivative warrant liabilities	—	3,128	—			3,128	—			3,128	—			3,128

Income (loss) from continuing operations before income taxes	(158,951)	3,628	(1,232)			(152,555)	(1,232)			(156,555)	(1,232)			(156,555)
Income tax expense	1,284	204	(271)	(BB	)	1,217	(271)	(BB	)	1,217	(271)	(BB	)	1,217

Net income (loss)	(160,235)	3,424	(961)			(157,772)	(961)			(157,772)	(961)			(157,772)

Less: Net (income) loss attributable to noncontrolling interests — Trusts	101,554	—	—			101,554	—			101,554	—			101,554
Less: Net (income) loss attributable to noncontrolling interests — Ben	7,345	—	—			7,345	—			7,345	—			7,345
Less: Noncontrolling interest guaranteed payment	(7,794)	—	—			(7,794)	—			(7,794)	—			(7,794)

Net income (loss) attributable to common unitholders or shareholders	$(59,130)	$3,424	$(961)			$(56,667)	$(961)			$(56,667)	$(961)			$(56,667)

Weighted average number of Beneficient units outstanding — basic and diluted	67,486,168	—
Net loss per Beneficient common unit — basic and diluted	$(0.88)	$—

			No Redemptions		50% Redemptions		Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Weighted average number of Avalon Class A Shares outstanding — basic and diluted	—	20,855
Earnings per Avalon Class A Share — basic and diluted	$—	$0.13
Weighted average number of Avalon Class B Shares outstanding — basic and diluted	—	5,175
Earnings per Avalon Class B Share — basic and diluted	$—	$0.26
Weighted average number of Beneficient shares outstanding — basic and diluted (Note 3)				253,152		240,215		227,277
Loss per Beneficient common share — basic and diluted (Note 3)				$(0.22)		$(0.24)		$(0.25)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined
Revenues:
Investment income (loss), net	$(10,811)	$—	$—			$(10,811)	$—			$(10,811)	$—			$(10,811)
Loss on financial instruments, net	(56,011)	—	—			(56,011)	—			(56,011)	—			(56,011)
Interest income	73	—				73				73				73
Trust services and administration revenues	129	—	—			129	—			129	—			129
Other income	2	—				2				2				2

Total revenues	(66,618)	—	—			(66,618)	—			(66,618)	—			(66,618)

Operating expenses
Employee compensation and benefits	10,125	—	—			10,125	—			10,125	—			10,125
Professional services	5,449	—	—			5,449	—			5,449	—			5,449
Interest expense	2,110	—	—			2,110	—			2,110	—			2,110
Provision for credit losses	9,383	—	—			9,383	—			9,383	—			9,383
Other expenses	6,149	150	—			6,299	—			6,299	—			6,299

Total operating expenses	33,216	150	—			33,366	—			33,366	—			33,366

Operating income (loss)	(99,834)	(150)	—			(99,984)	—			(99,984)	—			(99,984)

Income earned on investments held in Trust Account	—	21	(21)	(CC	)	—	(21)	(CC	)	—	(21)	(CC	)	—
Change in fair value of derivative warrant liabilities	—	3,780	—			3,780	—			3,780	—			3,780

Income (loss) from continuing operations before income taxes	(99,834)	3,651	(21)			(96,204)	(21)			(96,204)	(21)			(96,204)
Income tax expense	1,072	—	(5)	(DD	)	1,067	(5)	(DD	)	1,067	(5)	(DD	)	1,067

Net income (loss)	(100,906)	3,651	(16)			(97,271)	(16)			(97,271)	(16)			(97,271)

Less: Net (income) loss attributable to noncontrolling interests — Trusts	55,229	—				55,229				55,229				55,229
Less: Net (income) loss attributable to noncontrolling interests — Ben	5,038	—	—			5,038	—			5,038	—			5,038
Less: Noncontrolling interest guaranteed payment	(3,788)	—	—			(3,788)	—			(3,788)	—			(3,788)

Net income (loss) attributable to common unitholders or shareholders	$(44,427)	$3,651	$(16)			$(40,792)	$(16)			$(40,792)	$(16)			$(40,792)

			No Redemptions		50% Redemptions		Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Weighted average number of Beneficient units outstanding — basic and diluted	67,486
Net loss per Beneficient common unit — basic and diluted	$(0.66)
Weighted average number of Avalon Class A Shares outstanding — basic and diluted	—	20,855
Earnings per Avalon Class A Share — basic and diluted	$—	$0.14
Weighted average number of Avalon Class B Shares outstanding — basic and diluted	—	5,175
Earnings per Avalon Class B Share — basic and diluted	$—	$0.14
Weighted average number of Beneficient shares outstanding — basic and diluted (Note 3)				253,152		240,215		227,277
Loss per Beneficient common share — basic and diluted (Note 3)				$(0.16)		$(0.17)		$(0.18)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Transaction Accounting Adjustments			Pro Forma Condensed Combined
Revenues:
Investment income (loss)	$15,534	$—	$—			$15,534	$—			$15,534	$—			$15,534
Gain on financial instruments, net	31,837	—	—			31,837	—			31,837	—			31,837
Interest income	7,398	—	—			7,398	—			7,398	—			7,398
Trust services and administration revenues	540	—	—			540	—			540	—			540
Other income	2	—	—			2	—			2	—			2

Total revenues	55,311	—	—			55,311	—			55,311	—			55,311

Operating expenses
Employee compensation and benefits	48,523	—	—			48,523	—			48,523	—			48,523
Professional services	17,801	—	—			17,801	—			17,801	—			17,801
Interest expense	27,457	—	—			27,457	—			27,457	—			27,457
Provision for credit losses	18,755	—	—			18,755	—			18,755	—			18,755
Other expenses	13,895	435	3,280	(EE	)	17,610	3,280	(EE	)	20,890	3,280	(EE	)	24,170

Total operating expenses	126,431	435	3,280			130,146	3,280			133,426	3,280			136,706

Operating income (loss)	(71,120)	(435)	(3,280)			(74,835)	(3,280)			(78,115)	(3,280)			(81,395)
Other income (expense), net	—	—	—			—	—			—	—			—
Income on investments held in Trust Account	—	4	(4)	(FF	)	—	(4)	(FF	)	—	(4)	(FF	)	—
Financing costs — derivative warrant liabilities	—	(480)	—			(480)	—			(480)	—			(480)
Change in fair value of derivative warrant liabilities	—	4,725	—			4,725	—			4,725	—			4,725
Loss on extinguishment of debt	(34,013)	—	—			(34,013)	—			(34,013)	—			(34,013)

Loss from continuing operations before income taxes	(105,133)	3,814	(3,284)			(104,603)	(3,280)			(107,883)	(3,280)			(111,163)
Income tax expense	—	—	(726)	(GG	)	(726)	(726)	(GG	)	(726)	(726)	(GG	)	(726)

Net income (loss)	(105,133)	3,814	(2,558)			(103,877)	(2,554)			(107,157)	(2,554)			(110,437)

Less: Net (income) loss attributable to noncontrolling interests — Trusts	30,513	—	—			30,513	—			30,513	—			30,513
Less: Net (income) loss attributable to noncontrolling interests — Ben	12,870	—	—			12,870	—			12,870	—			12,870
Less: Noncash deemed contribution on extinguishment of redeemable noncontrolling interest	14,200	—	—			14,200	—			14,200	—			14,200
Less: Noncash deemed dividend on extinguishment of preferred equity of noncontrolling interest holders	(46,202)	—	—			(46,202)	—			(46,202)	—			(46,202)
Less: Noncontrolling interest guaranteed payment	(1,264)	—	—			(1,264)	—			(1,264)	—			(1,264)

Net income (loss) attributable to common unitholders or shareholders	$(95,016)	$3,814	$(2,558)			$(93,760)	$(2,554)			$(97,040)	$(2,554)			$(100,320)

Weighted average number of Beneficient units outstanding — basic and diluted	51,534	—

			No Redemptions		50% Redemptions		Maximum Redemptions
	Beneficient (Historical)	Avalon (Historical)	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
Net loss per Beneficient common unit — basic and diluted	$(1.84)	$—
Weighted average number of Avalon Class A Shares outstanding — basic and diluted	—	4,857
Earnings per Avalon Class A Share — basic and diluted	$—	$0.40
Weighted average number of Avalon Class B Shares outstanding — basic and diluted	—	4,657
Earnings per Avalon Class B Share — basic and diluted	$—	$0.40
Weighted average number of Beneficient shares outstanding — basic and diluted (Note 3)				253,152		240,215		227,277
Loss per Beneficient common share — basic and diluted (Note 3)				$(0.37)		$(0.40)		$(0.44)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a capital transaction in substance and not as a business combination under ASC 805 for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Beneficient, and the net assets of Avalon will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022, the three months ended March 31, 2022 and the year ended December 31, 2021, give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. Beneficient’s fiscal year ends on March 31, whereas Avalon’s ends on December 31. As such, the historical statement of operations of Avalon for the six months ended September 30, 2022 has been presented to correspond to the fiscal period of Beneficient.

The unaudited pro forma condensed financial information has been prepared assuming three redemptions scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no existing holder of Avalon Class A common stock exercises their redemption rights with respect to their Avalon Class A common stock upon consummation of the Business Combination.

•

Assuming 50% Redemptions: This presentation assumes that 10,350,000 Avalon Class A common stock purchased in the IPO (or 50% of Avalon’s outstanding Class A common stock issued in the IPO, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock), are redeemed for an aggregate payment of $105.4 million, based on an estimated per share redemption price of $10.18.

•

Assuming Maximum Redemptions: This presentation assumes that 20,700,000 Avalon Class A common stock purchased in the IPO (or 100% of Avalon’s outstanding Class A common stock issued in the IPO, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock) are redeemed for an aggregate payment of $210.7 million, based on an estimated per share redemption price of $10.18. These shares represent the maximum number of Avalon Class A common stock that can be redeemed.

The three alternative levels of redemption assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Avalon Warrants as such securities are not exercisable until 60 days after the closing of the Business Combination. If actual facts differ from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business

Combination and related transactions, as the Company did not reflect any Management Adjustments under the Article 11 pro forma rules and regulations. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Beneficient and Avalon.

Adjustment to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”). The information has been prepared to illustrate the effect of the Business Combination and is for informational purposes only.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Reflects the reclassification of investments held in the Trust Account to cash and cash equivalents that will become available following consummation of the Business Combination.

(B)

Reflects the reclassification of any unredeemed Avalon Class A common stock subject to possible redemption and Avalon Class B common stock into permanent equity. Also reflects the issuance of Beneficient Series A preferred stock and subsequent conversion to Beneficient Class A common stock under each redemption scenario.

(C)	Not used.

(D)

Reflects conversion of BCG Common Units and BCG restricted equity units (“REUs”) into Beneficient Class A common stock, at a conversion rate of 1.25 shares of Beneficient Class A common stock for each existing Beneficient Common Unit and REU.

(E)

Reflects conversion of certain BCH Preferred A-1 Unit Accounts to Beneficient Class A common stock at the respective conversion rates detailed in the pre-existing arrangements by BCG and BCH with each of these holders.

(F)	Reflects conversion of BCH Preferred B-2 Unit Accounts to Beneficient Class A common stock at a 20% discount to the expected $10.00 valuation of Beneficient Class A common stock.

(G)	Reflects conversion of certain BCH Preferred A-1 Unit Accounts to Beneficient Class B common stock under each redemption scenario at a conversion price of $10.00.

(H)	Reflects conversion of BCH Preferred C-1 Unit Accounts to Beneficient Class A common stock at a conversion price of $10.00.

(I)

Reflects the reduction in cash and Avalon Class A common stock subject to possible redemption in the amount of $105.3 million related to the 50% redemption scenario and $210.7 million related to the maximum redemption scenario.

(J)

Reflects reclassification of Avalon’s historical accumulated deficit to additional paid-in capital upon consummation of the Business Combination to reflect the cancellation of Avalon’s historical accumulated deficit.

(K)

Reflects adjustment of approximately $28.8 million for remaining aggregate estimated transaction costs expected to be incurred by Beneficient and Avalon for the Business Combination, summarized as follows:

•	$7.2 million of Avalon deferred underwriting compensation;

•	$3.3 million of other non-recurring costs expected to be incurred by Avalon (legal, accounting, printing and directors and officers insurance);

•	$1.2 million of legal fees that had already been incurred by Beneficient and recorded as deferred financing costs to other assets, net; and

•	$18.2 million of other non-recurring costs expected to be incurred by Beneficient (legal, accounting, and printing services, in addition to estimated excise taxes assuming maximum redemptions).

The maximum redemption scenario includes an additional adjustment to reclassify the resulting cash shortfall of $9.8 million to accounts payable and accrued expenses. Because the Business Combination is a capital transaction in substance, qualifying transaction costs incurred by Beneficient are charged directly to equity as an offset to additional paid-in capital. Transaction costs of Avalon are recorded through the statement of operations and treated as an increase to accumulated deficit that is reclassified to additional paid-in capital upon consummation of the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022 are as follows:

(AA)	Reflects elimination of income earned on investments held in the Trust Account.

(BB)

Reflects the net tax benefit of all adjustments impacting the pro forma statement of operations, based on a blended statutory rate of approximately 22%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns for the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 are as follows:

(CC)	Reflects elimination of income earned on investments held in the Trust Account.

(DD)

Reflects the net tax benefit of all adjustments impacting the pro forma statement of operations, based on a blended statutory rate of approximately 22%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns for the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(EE)	Represents estimated one-time non-capitalizable costs expected to be incurred by Avalon for the Business Combination, including advisory, banking, legal and accounting services.

(FF)	Reflects elimination of income earned on investments held in the Trust Account.

(GG)

Reflects the net tax benefit of all adjustments impacting the pro forma statement of operations, based on a blended statutory rate of approximately 22%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns for the periods presented.

Loss per Share

Represents the earnings per share calculation using the weighted average shares outstanding assuming the Business Combination occurred on January 1, 2021. The calculation of weighted average common shares outstanding excludes the dilutive impact of the Beneficient Warrants as the warrants are not dilutive based on their exercise price.

	Six Months Ended September 30, 2022
(in thousands, except per share amounts)	No Redemptions	50% Redemptions	Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(56,667)	$(56,667)	$(56,667)
Pro forma weighted average shares calculation, basic and diluted
Beneficient Class A common stock held by holders who were equityholders of Beneficient prior to the Business Combination	199,236	199,236	199,236
Beneficient Class B common stock held by holders who were equityholders of Beneficient prior to the Business Combination	19,140	19,140	19,140
Beneficient Class A common stock held by holders of Beneficient Restricted Equity Units prior to the Business Combination	3,532	3,532	3,532
Beneficient Class A common stock held by Avalon public stockholders	26,069	13,132	194
Beneficient Class A common stock held by Avalon Sponsor and other Founder Shares	5,175	5,175	5,175

Pro forma weighted average shares outstanding — basic and diluted	253,152	240,215	227,277

Net loss per share — basic and diluted	$(0.22)	$(0.24)	$(0.25)

	Three Months Ended March 31, 2022
(in thousands, except per share amounts)	No Redemptions	50% Redemptions	Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(40,792)	$(40,792)	$(40,792)
Pro forma weighted average shares calculation, basic and diluted
Beneficient Class A common stock held by holders who were equityholders of Beneficient prior to the Business Combination	199,236	199,236	199,236
Beneficient Class B common stock held by holders who were equityholders of Beneficient prior to the Business Combination	19,140	19,140	19,140
Beneficient Class A common stock held by holders of Beneficient Restricted Equity Units prior to the Business Combination	3,532	3,532	3,532
Beneficient Class A common stock held by Avalon public stockholders	26,069	13,132	194
Beneficient Class A common stock held by Avalon Sponsor and other Founder Shares	5,175	5,175	5,175

Pro forma weighted average shares outstanding — basic and diluted	253,152	240,215	227,277

Net loss per share — basic and diluted	$(0.16)	$(0.17)	$(0.18)

	Year Ended December 31, 2021
(in thousands, except per share amounts)	No Redemptions	50% Redemptions	Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(93,760)	$(97,040)	$(100,320)
Pro forma weighted average shares calculation, basic and diluted
Beneficient Class A common stock held by holders who were equityholders of Beneficient prior to the Business Combination	199,236	199,236	199,236
Beneficient Class B common stock held by holders who were equityholders of Beneficient prior to the Business Combination	19,140	19,140	19,140
Beneficient Class A common stock held by holders of Beneficient Restricted Equity Units prior to the Business Combination	3,532	3,532	3,532
Beneficient Class A common stock held by Avalon public stockholders	26,069	13,132	194
Beneficient Class A common stock held by Avalon Sponsor and other Founder Shares	5,175	5,175	5,175

Pro forma weighted average shares outstanding — basic and diluted	253,152	240,215	227,277

Net loss per share — basic and diluted	$(0.37)	$(0.40)	$(0.44)

The financial statements reflect a net loss in all periods presented and therefore the following shares of Beneficient Class A common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above as including them would have had an anti-dilutive effect:

(in thousands)	No Redemptions	50% Redemption	Maximum Redemption
Shares underlying Avalon public warrants to purchase shares of Beneficient Class A common stock	19,406	19,406	19,406
Shares underlying Avalon private placement warrants to purchase shares of Beneficient Class A common stock	8,100	8,100	8,100
Class S Ordinary Units	7,271	7,271	7,271
Class S Preferred Units	95	95	95
Preferred Series A Subclass 1 Unit Accounts	77,479	77,479	77,479
Preferred Series A Subclass 0 Unit Accounts	24,663	24,663	24,663

Total anti-dilutive units	137,014	137,014	137,014

BUSINESS OF AVALON

References to the “Company,” “Avalon,” “our,” “us” or “we” in the following section refer to Avalon Acquisition Inc.

Introduction

We are a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, reorganization, stock purchase, or similar business combination with one or more businesses, which we refer to in this proxy statement/prospectus as our initial business combination.

Avalon is an early stage and emerging growth company and, as such, Avalon is subject to all of the risks associated with early stage and emerging growth companies.

We are not presently engaged in, and we will not engage in, any substantive business activities until we complete the Business Combination with Beneficient or another target business.

Initial Public Offering

On October 8, 2021, we consummated the IPO of 20,700,000 units (the “Avalon Units” and, with respect to the shares of Avalon Class A common stock included in the Avalon Units sold, each a “public share,” and collectively, the “public shares”), which includes the full exercise by our underwriter of the over-allotment option to purchase an additional 2,700,000 Avalon Units, at $10.00 per Avalon Unit, generating gross proceeds of $207,000,000. Each Avalon Unit consisted of one share of Avalon Class A common stock and three-fourths (3/4) of one redeemable warrant to purchase one share of Avalon Class A common stock at an exercise price of $11.50 per share.

Simultaneously with the closing of the IPO, we consummated the sale of 8,100,000 warrants (each, an “Avalon Private Warrant” and, collectively, the “Avalon Private Warrants”) at a price of $1.00 per Avalon Private Warrant in a private placement to the Avalon Sponsor, generating gross proceeds of $8,100,000.

Effective as of October 5, 2021, the following individuals were appointed to the Board of Directors of the Company: Steven Gluckstern, John L. Klinck Jr., and Douglas C. Mangini.

On October 5, 2021, in connection with the IPO, we filed the Avalon Certificate of Incorporation with the Delaware Secretary of State. The terms of the Avalon Certificate of Incorporation are set forth in the Registration Statement and are incorporated herein by reference. On the same day, we also adopted the Avalon Bylaws.

On May 20, 2022, Mr. Gluckstern resigned as our director and as a member of each committee of our Board of Directors on which he served. On June 13, 2022, our Board of Directors elected Stuart H. Bohart to fill a vacancy created by Mr. Gluckstern’s resignation from our Board of Directors.

We must complete our initial business combination by January 8, 2023 (15 months from the closing of our IPO). If we are unable to complete our initial business combination within the 15 month period from the closing of our IPO, we may, by resolution of our board if requested by the Avalon Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 21 months to complete a business combination), subject to the Avalon Sponsor depositing additional funds into the Trust Account equaled to $0.10 per unit for each three-month extension.

Our Avalon Units, shares of Avalon Class A common stock, and Avalon Public Warrants are each traded on Nasdaq under the symbols “AVACU,” “AVAC,” and “AVACW,” respectively. Our Avalon Units commenced public trading on October 6, 2021, and our shares of Avalon Class A common stock and Avalon Public Warrants commenced separate public trading on December 3, 2021.

Redemption Rights for Public Stockholders in Connection with the Mergers

We will provide our public stockholders with the opportunity to redeem all or a portion of their Avalon Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Public Shares, subject to the limitations described herein.

Notwithstanding the foregoing, a holder of Avalon Class A common stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption concerning more than 15% of the Avalon Class A common stock.

Furthermore, as provided by the Avalon Certificate of Incorporation, Avalon may not redeem shares of its Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Business Combination and after payment of $7,245,000 in deferred underwriter’s fees and commissions. If accepting all properly submitted redemption requests would cause Avalon’s net tangible assets to be less than $5,000,001 or such greater amount necessary to satisfy a closing condition as described above, Avalon will not proceed with such redemption and the Business Combination and may instead search for an alternate business combination.

The amount in the Trust Account is initially anticipated to be approximately $10.15 per Public Share. In certain circumstances, our public stockholders may receive less than $10.15 per share upon our liquidation. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to the Avalon Warrants. The Avalon Sponsor, directors and each member of our management team have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our certificate of incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination by January 8, 2023 (subject to two extensions, each by an additional three months (for a total of up to 21 months to complete a business combination)).

Redemption of Avalon Class A Common Stock and Liquidation If No Initial Business Combination

The Avalon Sponsor, our officers and directors have agreed that we will have only the completion window to complete our initial business combination. If we have not completed an initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we do not complete an initial business combination within the completion window.

The Avalon Sponsor, our directors, and each member of our management team have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we do not complete an initial business combination within the completion window. However, if the Avalon Sponsor, director, or members of our management team acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we do not complete an initial business combination within the completion window.

Redemption of Avalon Class A Common Stock in Connection with Charter Amendment

The Avalon Sponsor, our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our certificate of incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete an initial business combination within the completion window or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares. However, in accordance with the Avalon Certificate of Incorporation, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of deferred underwriter’s fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Avalon Sponsor, any officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of cash held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

Claims Against Trust Account

If we were to expend all of the net proceeds of the IPO and the sale of the Avalon Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and amounts released to us to pay our taxes, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.15. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although certain of our vendors, service providers, prospective target businesses, including BCG, and other entities with which we do business executed agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements in the future or even if they executed such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, we committed to cause our management to perform an analysis of the alternatives available to it and only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriter did not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed an initial business combination within the completion window, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. In order to protect the amounts held in the Trust Account, the Avalon Sponsor has agreed that they will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Avalon Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Avalon Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Avalon Sponsor has sufficient funds to satisfy their indemnity obligations and we believe that the Avalon Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Avalon Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes, if any, and the Avalon Sponsor assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Avalon Sponsor to enforce their indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Avalon Sponsor to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per share.

We have sought to reduce the possibility that the Avalon Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Avalon Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,131,000 from the proceeds of the IPO and the sale of the Avalon Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such stockholder.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the completion window may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the completion window, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete our initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, in the event that we are unable to consummate the Business Combination within the completion window, it is our intention to redeem our public shares as soon as reasonably possible following our 15th month, assuming there are no extensions, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Avalon Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Avalon Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.15 per share to our public stockholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some, or all amounts received by our stockholders. Furthermore, our Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete an initial business combination within the completion window, (ii) in connection with a stockholder vote to amend our certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete an initial business combination within the completion window or (B) with respect to any other provisions relating to the rights of holders of our Class A common stock, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public stockholders who redeem their shares of our Avalon Class A common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not completed an initial business combination within, with respect to such shares of our Avalon Class A common stock so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of our certificate of incorporation, like all provisions of our certificate of incorporation, may be amended with a stockholder vote.

Facilities

We currently maintain our executive offices at 2 Embarcadero Center, Eighth Floor, San Francisco, CA 94111. The cost for our use of this space is included in the $10,000 per month fee we pay to the Avalon Sponsor for office space, administrative support services. We consider our current office space adequate for our current operations.

Employees

We currently have three (3) executive officers and no full-time employees. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in.

Periodic Reporting and Financial Information

Avalon Units, Avalon Class A common stock, and Avalon Public Warrants are registered under the Exchange Act and Avalon has reporting obligations, including the requirement that it file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, Avalon’s annual reports contain financial statements audited and reported on by its independent registered public accounting firm.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or to provide a supplement to the auditor’s report providing additional information about the audit and the financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Avalon Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Donald H. Putnam	71	Executive Chairman
S. Craig Cognetti	50	Chief Executive Officer and Director
John Griff	67	President
R. Rachel Hsu	51	Chief Financial Officer
Stuart H. Bohart	56	Director
John L. Klinck Jr.	59	Director
Douglas C. Mangini	61	Director

Donald H. Putnam serves as Avalon’s Executive Chairman. Mr. Putnam founded Grail Partners, LLC, a private investment, and M&A advisory firm focused on financial services, in 2005. Prior to founding Grail, he founded Putnam Lovell Securities, an investment banking firm, in 1987, and led the firm as its Chief Executive Officer and Chairman of the Board from its founding until the firm’s sale in 2002, after which he served as CEO and Vice Chairman of Putnam Lovell NBF Securities, a subsidiary of Nation Bank/Cananda. From 1985 to 1987, Mr. Putnam served as President and Chief Operating Officer at Inference Corporation, a Rockefeller-backed AI company serving NASA, AmEx, and investment banks with LISP-based AI solutions, where Mr. Putman initiated an early algorithmic trading systems and funded the development of MarketMind, the first AI high frequency trading application, later to be delivered by Jeffries & Co and ITG, its publicly traded subsidiary. From 1979 to 1985, Mr. Putnam held senior positions at SEI Corporation, including President of its mutual funds division and head of Corporate Development, in which capacity he oversaw the acquisition and leadership of Becker Funds Evaluation, Merrill Lynch Funds Evaluation, and other smaller purchases. Prior to joining SEI, Mr. Putnam was a Senior Consultant at Catallactics Corporation (a subsidiary of SunGard), in which capacity he devised systematic portfolio management strategies for Bankers Trust Company, J.P. Morgan, The Boston Company, The Northern Trust Company, and other clients. From 1973 to 1978, he designed index fund and quantitative investment products at Bankers Trust Company, a trust company. His education includes NYU and Courant Institute, with double major in mathematics (topology) and computer science (matrix/cluster analysis).

S. Craig Cognetti serves as Avalon’s Chief Executive Officer and director on Avalon’s Board of Directors. Mr. Cognetti leads the principal investing practice at Grail Partners, a private investment and M&A advisory firm focused on financial services. Prior to joining Grail in 2006, Craig was with a New York City-based alternative investment firm Chelsey Capital. From 2002-2004, he was an officer at Mellon Ventures, the $1.4 billion private equity division of Mellon Financial, a global financial services firm. He focused on buyouts and financial services deals credit cards, trading platforms, and portfolio management. From 2000-2002, Craig served in the Corporate Strategy and Development group at Mellon, working on M&A transactions. He led an initiative to increase Mellon’s presence in separate accounts and built an alternative asset management platform. Earlier, Mr. Cognetti led a division of TRL, a transportation services company. Mr. Cognetti has a BS in Business Administration from Georgetown and an MBA from The Wharton School. Craig has completed the International Finance and Management program at Oxford University and is a CFA Charterholder.

John Griff serves as Avalon’s President. Mr. Griff’s 40-year financial services career has spanned capital markets, investment banking and asset management. He was most recently the president of Manifold Partners LLC, an artificial intelligence hedge fund manager, from October 2018 to September 2022. From 2011 to 2013, he served as COO of the publicly held Gleacher & Company, an investment bank specializing in Advisory, Capital Markets, Fixed Income, and Private Equity, where he was also CEO of the broker-dealer subsidiary of Gleacher & Company. From 2008 to 2010, Mr. Griff served as Strategic Advisor to the CEO at LNR Property Corporation, a commercial real estate company, where he shared responsibility for LNR’s European business units, including a Commercial Real Estate fund, where he was responsible for a 500mil Sterling CRE portfolio. From 2003 to 2007, Mr. Griff served as President of Putnam Lovell, an investment bank specializing in the financial services sector. Prior to Putnam Lovell, from 1997 to 2002, Mr. Griff was CEO of HSBC USA, Inc., a subsidiary of a global financial services firm, leading the bank’s US based investment banking business, and serving as co-Head of Global Fixed Income. He was responsible for one of the largest risk positions in Fixed Income. Mr. Griff established Merchant banking businesses at each of NationsBanc, HSBC, Putnam Lovell, and Gleacher. He chaired each Investment Committee of each group and sat on the Boards of nearly all portfolio companies. Mr. Griff also served in senior roles at then NationsBanc Capital Markets, a banking firm, from 1993 to 1997; Lehman Brothers, a global investment bank, from 1989 to 1993; and Merrill Lynch, a global investment bank from 1986 to 1989. Mr. Griff advises high school and college coaches and athlete directors on leadership skills. Mr. Griff is a graduate of Fordham University where he earned a BS degree majoring in Finance and Marketing.

R. Rachel Hsu serves as Avalon’s Chief Financial Officer. In 2019, Ms. Hsu joined Grail Partners LLC, a private investment and M&A advisory firm focused on financial services, and Manifold Partners, LLC, an artificial intelligence hedge fund manager, as CFO of both firms, after a sabbatical to raise her family between 2009 and 2019. Starting in 2003, she spent six years at Hall Capital Partners LLC, a private investment advisory firm to ultra-high-net-worth families and individuals. She joined Hall Capital Partners LLC as corporate controller and was CFO of the firm’s funds when she departed to raise her daughter. After graduating from the University of North Carolina with a Masters in Accounting and a B.S. in Business Administration, Ms. Hsu joined accounting firm PricewaterhouseCoopers LLP, a global accounting firm, in 1994. After her public accounting career, Rachel served as the controller at Putnam Lovell Securities Inc., an investment bank/broker-dealer focused on financial services, from 2000 to 2002. Ms. Hsu holds an inactive CPA license from North Carolina.

Stuart H. Bohart serves as Avalon’s director. Mr. Bohart is President and COO of FORT Investment Management, a $6 billion quantitative hedge fund with offices in New York City and Washington D.C. Prior to joining FORT, Stu led the Liquid Markets Division at Fortress Investment Group from 2010 to 2015, where he was responsible for business infrastructure, sales and marketing, development of new investment strategies and served on the Fortress Management and Operating Committees. From 1997 to 2010, Stu worked in a variety of senior capacities at Morgan Stanley including co-head of Global Investment Management, global head of Prime Brokerage, and Portfolio Manager for a multi-strategy hedge fund. He served as a member of the Morgan Stanley Management Committee. Early in his career, Stu held trading and portfolio management positions at Cargill, Harvard Management Company, and Bankers Trust. He has lived and worked in the PRC, Japan, and the UK. He graduated from Northwestern University in 1989 with a BA in economics and Asian Studies.

John L. Klinck Jr. serves as Avalon’s director. Since 2016, Mr. Klinck is an active angel investor and a Managing Partner of Hyperplane Venture Capital, a venture capital firm, where he has led FinTech investing across a range of seed stage companies using advanced technologies such as machine learning to solve front and back office business problems. From 2006 to 2015, Mr. Klinck was an executive vice president at State Street, a global financial services firm, where he founded Alternative Investment Solutions providing hedge fund and private equity administration. He also founded the data and analytics business called Global Exchange and served as Head of Strategy/M&A. Before joining State Street in 2006, Mr. Klinck was a Vice Chairman at BNY Mellon, a global financial services firm, President of Investment Manager Solutions and CEO of the company’s European businesses. He is also a current member of the Boards of Directors of Cardlytics, XCHG and Notarize. Mr. Klinck has a BA from Middlebury College and an M.B.A from the Fuqua School of Business at Duke University.

Douglas C. Mangini serves as Avalon’s director. From June 2020 through December 2020, Mr. Mangini served as Senior Managing Director, Senior Advisor to Intermediary Distribution and member of Guggenheim Partners’ Senior Leadership Committee. From May 2012 through June 2020, Mr. Mangini served as Senior Managing Director, Head of Intermediary Distribution at Guggenheim Investments, and member of Guggenheim Partners’ Senior Leadership Committee. Prior to joining Guggenheim, he held senior distribution roles at Morgan Stanley Investment Management and Nationwide Financial Services. Over his 30 plus year career in financial services industry, he has built and managed investment and insurance distribution platforms at firms including, Guggenheim Investments, Morgan Stanley Investment Management and Nationwide Financial Services. Within financial product distribution, Mr. Mangini has managed strategy, product, marketing, relationship management and sales groups. He has distributed a broad range of financial products including mutual funds, ETFs, alternative investments, UITs, retirement plans, annuities and life insurance to a broad spectrum of financial intermediaries including wirehouse and regional broker-dealers, independent broker-dealers, registered investment advisors, third-party investment advisors and retirement platforms. At Guggenheim and Morgan Stanley, he participated in the sale of ETF and mutual fund business units, respectively. Mr. Mangini received a BS Accounting from St. Joseph’s University and JD from New York Law School.

Number and Terms of Office of Officers and Directors

Our Board of Directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Stuart H. Bohart, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Douglas C. Mangini and John L. Klinck Jr., will expire at our second annual meeting of the stockholders. The term of office of the third class of directors, consisting of S. Craig Cognetti and Donald H. Putnam will expire at our third annual meeting of stockholders.

Director Independence

Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Stuart H. Bohart, John L. Klinck Jr., and Douglas C. Mangini are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. We agreed to reimburse the Avalon Sponsor for office space and administrative support services provided to us in the amount of $10,000 per month. In addition, the Avalon Sponsor, executive officers, and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Avalon Sponsor, executive officers, directors, or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Avalon Sponsor, executive officers, and directors, or any of their respective affiliates, prior to completion of our initial business combination.

Any compensation to be paid to our officers will be determined, or recommended to the Board of Directors for determination, either by a compensation committee constituted solely of independent directors or by a majority of the independent directors on our Board of Directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Board Committees

Audit Committee

We have established an audit committee of the Board of Directors. Stuart H. Bohart, John L. Klinck Jr. and Douglas C. Mangini are members of our audit committee. Our Board of Directors has determined that each of Stuart H. Bohart, John L. Klinck Jr. and Douglas C. Mangini are independent under the Nasdaq listing standards and applicable SEC rules. John L. Klinck Jr. is chairman of the audit committee.

The primary functions of the audit committee include:

•	appointing, compensating, and overseeing our independent registered public accounting firm;

•	reviewing and approving the annual audit plan for our company;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

establishing procedures for the receipt, retention, and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	monitoring our environmental sustainability and governance practices;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management our policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our code of ethics for our officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under the Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that John L. Klinck Jr. satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of our Board of Directors. The members of our compensation committee are Stuart H. Bohart, John L. Klinck Jr. and Douglas C. Mangini. Stuart H. Bohart is chairman of the compensation committee.

Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee composed entirely of independent directors. Our Board of Directors has determined that each of Stuart H. Bohart, John L. Klinck Jr., and Douglas C. Mangini are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and setting our Chief Executive Officer’s compensation level based on this evaluation;

•

setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of our company’s common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our Board of Directors;

•	making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with our Section 16 Officers;

•	granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and the Section 16 Officers;

•	approving the compensation of our directors; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Corporate Governance and Nominating Committee

We have established a corporate governance and nominating committee of our Board of Directors. The members of our corporate governance and nominating committee are Stuart H. Bohart, John L. Klinck Jr. and Douglas C. Mangini, and Douglas C. Mangini is chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, we are required to have a corporate governance and nominating committee composed entirely of independent directors. Our Board of Directors has determined that each of Stuart H. Bohart, John L. Klinck Jr. and Douglas C. Mangini are independent.

The primary function of the corporate governance and nominating committee include:

•	identifying individuals qualified to become members of the Board of Directors and making recommendations to the Board of Directors regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the Board of Directors with respect to each director’s independence;

•	developing and recommending to the Board of Directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the Board of Directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the Board of Directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

•	considering director nominees recommended by stockholders; and

•	reviewing our overall corporate governance and reporting to the Board of Directors on its findings and any recommendations.

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should possess personal qualities and characteristics, accomplishments, and reputation in the business community;

•	should have current knowledge and contacts in the communities in which we do business and, in our industry, or other industries relevant to our business;

•	should have the ability and willingness to commit adequate time to the Board of Directors and committee matters;

•	should demonstrate ability and willingness to commit adequate time to the Board of Directors and committee matters;

•

should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial, and responsive to our needs; and

•

should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the Board of Directors, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by our stockholders.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Conflicts of Interest

Our initial stockholders, including the Avalon Sponsor and certain of our directors and officers, have agreed to offer all suitable business combination opportunities within the industry specifically identified in this proxy statement/prospectus for the offering to the Company before any other person or company until the consummation by the Company of a business combination, subject to any pre-existing contractual or fiduciary obligations they may have, (which pre-existing fiduciary duties and any potential conflicts of interest arising therefrom shall have been disclosed to the underwriters prior to the initial filing of the registration statement of which this proxy statement/prospectus forms a part and disclosed herein), on customary terms reasonably acceptable to the underwriters.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary, or contractual obligations to other entities, including entities that are affiliates of the Avalon Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations, or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Donald H. Putnam	Grail Partners, LLC	M&A advisory & private equity fund manager	Managing Partner
	The Chalice Fund	Private equity fund	Manager
	Manifold Partners, LLC	Artificial intelligence hedge fund manager	Chief Executive Officer
	Welton Investment Partners	Quantitative investment firm	Board member

S. Craig Cognetti	Grail Partners, LLC	M&A advisory & private equity fund manager	Managing Partner
	The Chalice Fund	Private equity fund	Manager

Stuart H. Bohart	FORT Investment Management	Hedge fund	COO

John L. Klinck Jr.	Hyperplane Venture Capital	Venture capital firm	Managing Partner
	Cardlytics	Purchase intelligence platform company	Board member
	Xpansiv Limited	Private corporation	Board member

R. Rachel Hsu	Grail Partners, LLC	M&A advisory & private equity fund manager	Chief Financial Officer
	Manifold Partners, LLC	Artificial intelligence hedge fund manager	Chief Financial Officer

Each of our initial stockholders and the Avalon Sponsor has agreed to vote their Founder Shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

The Avalon Certificate of Incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. The Avalon Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and director.

AVALON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Avalon’s financial condition and results of operations should be read in conjunction with Avalon’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Avalon before the Business Combination.

Overview

We are a blank check company formed on October 12, 2020, under the laws of the State of Delaware. We were incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities that we have not yet identified.

As of September 30, 2022, we have not yet commenced operations. All activity for the period from October 12, 2020 (inception) through September 30, 2022, relates to our formation, our initial public offering (the “IPO”), which is described below, and our search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our business combination, at the earliest. We generate non-operating income in the form of income from the proceeds derived from the IPO. On September 21, 2022, we entered into the Business Combination Agreement by and among BCG, Merger Sub I and Merger Sub II, a copy of which is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the following transactions: (i) the conversion of BCG from a Delaware limited partnership to a Nevada corporation; (ii) the Avalon Merger, with Avalon surviving the merger as a wholly-owned subsidiary of Beneficient; and (iii) within two weeks following the consummation of the Avalon Merger, the LLC Merger with Merger Sub II surviving the merger as a wholly-owned subsidiary of Beneficient. See the section titled “Proposal No. 1 — The Business Combination Proposal” for more information.

Our sponsor is Avalon Acquisition Holdings LLC, a Delaware limited liability company (the “Avalon Sponsor”). The registration statement for our IPO was declared effective by the SEC on October 5, 2021. On October 8, 2021, we consummated our IPO of 20,700,000 units (the “Avalon Units” and, with respect to the Class A common stock included in the Avalon Units being offered, the “Public Shares”), at $10.00 per Avalon Unit, including 2,700,000 Avalon Units sold as part of the exercise of the underwriter’s over-allotment option in full, generating gross proceeds of $207,000,000. We incurred $11,648,816 in transaction costs, including $3,708,007 of underwriting fees, $7,245,000 of deferred underwriting fees and $695,809 of other costs.

Simultaneously with the closing of the IPO, we consummated the sale of 8,100,000 warrants (each, an “Avalon Private Warrant” and, collectively, the “Avalon Private Warrants”) at a price of $1.00 per Avalon Private Warrant in a private placement to the Avalon Sponsor, generating gross proceeds of $8,100,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Avalon Private Warrants, a total of $210,105,000 was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in an open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, until the earlier of (i) the completion of a business combination or (ii) the distribution of the funds in the Trust Account, as described below.

Our Avalon Units, shares of Avalon Class A common stock, and Avalon Public Warrants are each traded on the Nasdaq Global Market under the symbols “AVACU,” “AVAC,” and “AVACW,” respectively. Our Avalon Units commenced public trading on October 6, 2021, and our shares of Avalon Class A common stock and Avalon Public Warrants commenced separate public trading on December 3, 2021.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Avalon Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully.

If we do not complete a business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Liquidity and Going Concern

As of September 30, 2022, we had $369,860 in our operating bank account, $211,276,158 in securities held in the Trust Account, and working capital of $503,153 which excludes franchise and income taxes payable as such amounts can be paid from income earned in the Trust Account. We intend to use the funds held in the Trust Account, including any amounts representing income earned on the Trust Account (less taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

For the nine months ended September 30, 2022, net cash used in operating activities was $752,833. Net income for the period of $7,075,447 was impacted by income earned on investments held in Trust Account of $1,253,071 and change in fair value of derivative warrant liabilities of $6,907,950. Net changes in operating assets and liabilities provided $332,741 of cash from operating activities.

For the nine months ended September 30, 2021, net cash used in operating activities was $2,822. Net loss for the period of $1,325 was impacted by net changes in operating assets and liabilities of $1,497.

Our liquidity needs prior to the consummation of our IPO were satisfied through the payment of $25,000 from the Avalon Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of 5,175,000 of Avalon Class B common stock, par value $0.0001 per share (the “Founder Shares”), and a $197,000 loan from the Avalon Sponsor, under an unsecured promissory note, which was repaid in full on October 15, 2021. Subsequent to the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds of $1.18 million from the consummation of the IPO (including the Over-Allotment) and the private placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Avalon Sponsor or an affiliate of the Avalon Sponsor, or certain of our officers and directors may, but are not obligated to, provide us the funds as may be required (“Working Capital Loans”). As of September 30, 2022, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, our management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 8, 2023, assuming there are no extensions. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a business combination prior to the mandatory liquidation.

Results of Operations

Our entire activity from October 12, 2020 (inception) through October 7, 2021 was in preparation for an IPO, and since our IPO, our activity has been limited to the search for a prospective initial business combination. We will not generate any operating revenues until the closing and completion of our initial business combination.

For the three months ended September 30, 2022, we had a net income of $200,344, which consisted of operating costs of $341,114 and franchise tax expense of $35,000, and change in fair value of derivative warrant liabilities of $167,737 and income tax provision of $204,000, offset by income earned on investments held in the Trust Account of $948,195.

For the three months ended September 30, 2021, we had a net loss of 875, which consisted of formation costs.

For the nine months ended September 30, 2022, we had a net income of $7,075,447, which consisted of operating costs of $633,910, franchise tax expense of $247,664 and income tax provision of $204,000, offset by income earned on investments held in the Trust Account of $1,253,071 and change in fair value of derivative warrant liabilities of $6,907,950.

For the nine months ended September 30, 2021, we had a net loss $1,325, which consisted of formation costs and general and administrative expenses.

Contractual Obligations

Registration and Stockholder Rights

The holders of the Founder Shares, Avalon Private Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Avalon Class A common stock issuable upon the exercise of the Avalon Private Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was paid an underwriting discount of $0.125 per unit, or $2,587,500 in the aggregate, upon the closing of our IPO. In addition, $0.35 per unit, or $7,245,000 in the aggregate, will be payable to the underwriter for deferred underwriting commissions from the amounts held in the Trust Account solely in the event that that we complete a business combination, subject to the terms of the underwriting agreement.

We granted the underwriter a 45-day option from the date of our IPO to purchase up to 2,700,000 additional Avalon Units at the IPO price less the underwriting discounts and commissions. The underwriter exercised the over-allotment option in full on October 8, 2021, generating gross proceeds of $27 million.

Administrative Support Agreement

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Avalon Sponsor a monthly fee of $10,000 for office space, administrative and support services to the Company. We began incurring these fees on October 8, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation. For the three and nine months ended September 30, 2022, we incurred $30,000 and $90,000, respectively, for these services. As of September 30, 2022 and December 31, 2021, we prepaid $30,000 and $10,000, respectively, of these fees.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in the Form 10-K filed by us with the SEC on March 30, 2022.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact on our unaudited condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K as of September 30, 2022.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the JOBS Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting and Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier

BUSINESS OF BENEFICIENT

Unless otherwise stated or unless the context otherwise requires, in this section the terms “we,” “us,” “our,” “Ben” and “Beneficient” refer to BCG prior to the Conversion and to Beneficient, a Nevada corporation, following the Conversion.

Overview

Ben is on a mission to democratize the global $11.917 trillion alternative asset investment market. Investments in alternative assets are inherently illiquid, and an investor’s investment capital is typically locked-up for ten or more years. While there are over 2,900 U.S. companies and investment managers18 dedicated to allocating investors into alternative asset investments today, we are not aware of any other company solely focused on financing investors out of them. We provide a solution to meet this unmet demand.

We are a technology-enabled financial services holding company that provides simple, rapid, and cost-effective liquidity solutions and related trust, custody and administrative services to participants in the alternative asset industry. We utilize our unique end-to-end online platform, AltAccess, to address the substantially unmet demand from mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and fund general partners and sponsors (“GPs” and collectively, our “Customers”) seeking an early exit from their alternative asset investments. We finance liquidity transactions for our Customers through our subsidiary, a Kansas-regulated trust company operating as a Technology-Enabled Fiduciary Financial Institution (“TEFFI”), using a proprietary trust structure that we implement for our Customers (we refer to such trusts collectively as the “Customer ExAlt Trusts”).

Our primary business of financing liquidity is supported by a suite of complementary fiduciary and other financial products and services designed to address many of the challenges alternative asset market participants face in connection with their ownership, management, and transfer of alternative assets. Our operating subsidiaries employ our patent-pending structures, systems and methodologies to support our liquidity products and other services in a seamless, efficient manner. In support of those core liquidity products and services, we provide trust, custody and administrative services. We plan to expand to these complementary offerings to offer novel insurance products and services designed to cover risks attendant to owning, managing and transferring alternative assets.

We believe that the market for alternative asset liquidity – which we assume currently represents $184 billion in annual demand19 and is expected to continue to increase – has been slow to innovate and caters almost exclusively to large institutional investors (such market is referred to herein generally as the “Secondary Market”). In contrast to the current Secondary Market, we have engineered Ben to focus on the unmet needs of the emerging segment of the liquidity demand market comprised of MHNW investors, SMTI investors, FAMOs and GPs, which we assume to be an addressable market of approximately $51 billion2021.

[17]	Source: Preqin, all private capital assets under management as of September 30, 2021.
[18]

Number of U.S.-based private markets investors estimated as all SEC-registered advisers that have filed a Form PDF to report private funds multiplied by the concentration (by percentage of NAV) of U.S.-based advisers’ main office location. U.S. Securities and Exchange Commission Division of Investment Management Analytics Office “Private Fund Statistics: Second Calendar Quarter 2020” (January 25, 2021), Table 2, at p. 4 & Table 12 at p. 14.

[19]

Based on data from Preqin, a widely accepted commercial private equity database and Ben’s own proprietary assumptions and calculations of MHNW and STMI alternatives AUM and turnover, which use data from Spectrum Group, Setter Capital, Capgemini, Preqin, Eureka Hedge, and Credit Suisse.

[20]

Data from Preqin, a widely accepted commercial private equity database and Ben’s own proprietary assumptions and calculations of MHNW and STMI alternatives AUM and turnover, which use data from Spectrum Group, Setter Capital, Capgemini, Preqin, Eureka Hedge, and Credit Suisse.

[21]

This estimate relies on certain of our assumptions regarding the U.S. market, including, but not limited to, the amount of wealth held by MHNW investors, the amount of MHNW wealth allocated to alternative assets, the size of the private equity market, the share of the private equity market held by MHNW investors, the share of the private equity market held by STMI investors, the share of STMI assets in hedge fund assets, the value of STMI investors’ alternative assets, the turnover rate for alternative assets in the secondary market, and the secondary market demand.

Central to our business model is a belief that it is possible to provide MHNW individuals and STMI Customers with a simple, rapid and cost-effective experience through technological innovation and ingenuity. Existing competitors deliver complex, heavily negotiated transactions that involve significant time and cost. The complexity and cost of these existing approaches render it impractical for smaller holders of alternative assets to achieve liquidity on acceptable terms.

Our business model leverages our differentiating structure and unique competitive advantages to generate diversified revenue streams through our business line operating subsidiaries (each a “Ben Business Unit” and collectively, the “Ben Business Units”). Our liquidity, custody, trustee and trust administration services are delivered to our Customers through our digital platform, AltAccess. AltAccess serves as the centralizing hub of our business and is an interactive, secure online entry point through which our Customers receive end-to-end delivery of liquidity and our other products and services.

We built Ben from the ground up as a scalable, technology-enabled financial services company to address what we estimate to be $51 billion in emerging demand for liquidity for alternative assets held by MHNI individuals, STMI investors, FAMOs, and GPs. This management team has worked together for years and is grounded by our core values of trailblazing, trust and teamwork. We are led by Brad Heppner, our founder and Chief Executive Officer (“CEO”), a 30+ year industry-veteran who has previously founded successful alternative investment companies, including The Crossroads Group, L.P. (a pioneering alternative asset fund-of-funds), and Capital Analytics (an administrative and data analytics platform for the administration of alternative assets). Our leadership team includes other industry veterans with broad fiduciary, investing and operating experience in relevant industries. We also benefit from the guidance of a world-class Board of Directors with deep experience in financial markets, including former Dallas and Atlanta Federal Reserve Presidents Richard W. Fisher and Dennis P. Lockhart.

Business Lines

Ben Liquidity, which delivers our liquidity products and services through ExAlt Plan transactions, is our primary Ben Business Unit pursuant to which each of the other Ben Business Units is engaged to provide complementary products and services necessary to effect liquidity transactions and other matters in connection therewith. Our other principal Ben Business Units are Ben Custody and Ben Markets.

As our primary business line, Ben Liquidity, through its TEFFI chartered trust company subsidiary, BFF, offers Ben’s alternative asset liquidity and fiduciary financing products and services. Through AltAccess, Customers are able to quickly make an alternative asset liquidity request and product selection, which launches BFF’s underwriting and risk processes culminating in a qualification determination, proposed fiduciary financing terms based on regulatory guidelines and internal policies and procedures, and, upon Customer acceptance, online transaction document execution and liquidity delivery. Ben AltAccess serves as the online access point through which Customers access information relating to their custody account, alternative asset holdings, and our suite of products and services.

Ben Custody addresses the administrative, regulatory and other burden of holding alternative assets by offering bespoke full-service custody and trust administration services to trustees of the Customer ExAlt Trusts and alternative asset custodial custody account administration and related services to Customers and others. Ben Data was recently launched and plans to provide to the Customer ExAlt Trusts certain data collection, evaluation, and analytics products and services.

Ben Markets provides broker-dealer services through its FINRA-member, SEC-registered broker-dealer subsidiary and transfer agent services through its SEC-registered transfer agent subsidiary, each in connection with offerings of our liquidity products. Operational efficiencies created by having an “in-house” broker-dealer are expected to allow us to streamline our ExAlt Plan liquidity transactions, have an affiliate that is knowledgeable about our business and specializes in our product offerings, benefit from broker-dealer derived revenue and reduce certain transaction and other third-party costs.

Following receipt of regulatory approval, our Ben Business Units are expected to include an additional business line, Ben Insurance Services.

Ben Insurance Services plans to provide insurance products and services to certain “affiliates” (as defined in the Kansas Captive Insurance Act), including the Customer ExAlt Trusts and other trusts for which BFF serves as the trustee or custodian, to cover risks attendant to ownership, management and transfer of alternative assets and financings related to alternative asset transactions. Ben Insurance Services has filed an application for an insurance charter from the Commissioner of Insurance of the State of Kansas.[22] Subject to the approval of such application, Ben expects to begin transacting business as a “captive insurer” under the Kansas Captive Insurance Act promptly upon receipt of a charter.

Our target is that our primary business line subsidiary, Ben Liquidity, which earns interest revenue, would generate approximately 50% of our aggregate operating subsidiary revenue,23 and our other operating subsidiaries, which earn recurring non-interest fee revenue, would collectively generate the remaining 50% of our operating subsidiary revenue. Currently, those other operating subsidiaries generate revenue in support of Ben Liquidity. We intend to maintain a balanced business model comprised of interest income and fee income to generate an attractive return on equity capital. As we expand, the revenue of our operating subsidiaries could be more heavily weighted toward recurring non-interest revenue.

[23]	Such revenue would include any revenue generated by our insurance business line subsidiary from assets generated and transferred to it by our primary business line subsidiary.

1)	Currently provides its products and services to the Customer ExAlt Trust and Customers in connection with liquidity transactions and Customer custody accounts.
2)

In conducting its trustee, custodial, and other authorized operations, Beneficient Fiduciary Financial, L.L.C., a Kansas Technology-Enabled Fiduciary Financial Institution Trust Company (“BFF”) is regulated by the Kansas Office of the State Bank Commissioner (“OSBC”).

3)	Currently offers its products and services to the Customer ExAlt Trusts and plans to offer additional products and services to Customers and others in the future.
4)	In conducting its fiduciary lending, and other authorized operations, BFF is regulated by the OSBC.
5)	Ben Insurance Services is not yet operational and requires regulatory approval to become operational.
6)	Plans to file an application for an insurance charter under the laws of the state of Kansas to operate as a Kansas E-Commerce Fidfin Insurance Company.
7)	If issued an insurance charter, the authorized activities would be regulated by the Kansas Insurance Department.
8)	Currently provides broker-dealer and transfer agent services.
9)	In conducting its authorized activities, Ben Securities is regulated by FINRA.
10)	In conducting its transfer agent business and other authorized activities Beneficient Transfer and Clearing Company is regulated by the SEC.

AltAccess

Ben AltAccess is the central hub through which we interface with Customers. The AltAccess platform provides for the secure, online, end-to-end delivery of each of the Ben Business Units’ products and services. Customers using AltAccess can upload documents, work through tasks and complete their transactions with standardized transaction agreements at no additional cost or hidden fees. To our knowledge, AltAccess is the first and only online portal designed specifically for Customers to access a range of liquidity solutions along with all the complementary products and services that address critical needs related to the ownership, management, and transfer of their alternative assets.

AltAccess facilitates our delivery of liquidity solutions by providing our Customers with the opportunity to choose the timing and method of their exit from alternative asset investments rather than wait for the expiration of their alternative asset lock-up. Additionally, because Ben acts as the principal in liquidity transactions, AltAccess is able to quickly and efficiently deliver liquidity directly to our Customers from our balance sheet, without requiring the involvement of third party financiers, intermediaries, agents, brokers or other middlemen.

We have obtained a copyright from the U.S. Patent Office pertaining to the software coding of AltAccess. Further, our AltAccess platform has earned the AT&T NetBond® Certification for Cybersecurity.

In order to effectively deliver our products and services to our Customers in an intuitive and efficient manner, AltAccess leverages an array of proprietary digital technologies and systems and other technologies that work symbiotically. For example, we use artificial intelligence in connection with our underwriting and risk processes to review certain key alternative asset limited partnership agreement terms (e.g., commitment periods, permitted investments and expenses, fee structures, amendment provisions, and transfer requirements). The artificial intelligence systems can produce results in a standardized format for internal review in a fraction of the time required through manual processes. These technologies and processes have been built to support increases in transaction growth as we scale the business and enhance the efficiency and effectiveness through which we deliver our products and services.

Our structure is intended to provide our Customers with liquidity in as little as 30 days – and within two to three days for certain qualifying assets for which we have current underwriting data. Our transaction process is substantially different than currently available market capabilities, which we believe to be too complex, slow and cost-prohibitive for our Customers. We believe our simple, rapid and cost-effective Customer digital experience provides us with a significant competitive advantage in the marketplace for alternative asset liquidity.

ExAlt Plan Exchange

Central to our ability to transact online is our patent-pending ExAlt Plan liquidity products, which are designed to facilitate the delivery of liquidity to our Customers when exiting alternatives (which is the basis for the term “ExAlt”). The ExAlt Plan is our unique fiduciary financing structure that is effected through specialized Customer ExAlt Trusts, which are the vehicles through which AltAccess delivers simple, rapid and cost-effective liquidity. The ExAlt Plan provides Customers with liquidity solutions that are designed to be able to be offered as either taxable or non-taxable transactions to the Customer.

Our ExAlt Plan is designed to provide financing for a range of flexible solutions for MHNW and STMI alternative asset investors by the following core liquidity products: (i) The Ben ExchangeTrust™, (ii) The Ben InterchangeTrust™ and (iii) The Ben LiquidTrust®. Collectively, these offerings empower our Customers to select the type and nature of the consideration they receive in exchange for their alternative assets (each, an “ExAlt Plan Exchange”):

•	The Ben ExchangeTrust™ offers consideration consisting of our equity or debt securities.

•	The Ben InterchangeTrust™ offers consideration consisting of a mix of cash from our balance sheet plus our equity or debt securities.

•	The Ben LiquidTrust® offers consideration consisting of cash from our balance sheet.

Subject to our extensive proprietary underwriting and risk management processes, we provide liquidity with respect to interests in most types of professionally-managed alternative assets, including funds that pursue a wide range of strategies, including but not limited to:

Through the ExAlt Plan Exchange, Ben Liquidity is able to deliver our ExAlt Plan liquidity products to Customers efficiently and quickly through the use of customized trust vehicles, the Customer ExAlt Trusts, that facilitate the exchange of our Customer’s alternative assets for consideration. Each ExAlt Plan Exchange commences when a Customer seeking liquidity selects a liquidity product offering, and includes, among other items, the Customer’s execution of a standardized short form agreement. Once executed, Ben Liquidity finances the transaction by making an ExAlt Loan to certain of the Customer ExAlt Trusts, which, in turn, use the loan proceeds to deliver the agreed upon consideration to the Customer in exchange for their alternative assets, pay all fees, expenses and distributions incurred in connection with the transaction. In connection with closing of the transaction, Ben Custody is engaged to serve as administrator of the Customer ExAlt Trusts to provide full service administrative services attendant to the ongoing custody and administrative needs of the Customer ExAlt Trusts with respect to their ownership of the exchanged alternative asset and obligations created under the ExAlt Plan. The following diagram depicts the process for ExAlt Plan Exchange transactions beginning December 7, 2021:

The Customer ExAlt Trusts are beneficially owned by certain Charities in Kansas (or, for loans prior to December 7, 2021, by certain Charities in Texas). In accordance with the terms of the applicable trust and other agreements and, for loans originated after December 7, 2021, the TEFFI Act, such Charities are entitled to receive $0.025 (or, for loans originated prior to December 7, 2021, $0.05) of every $1.00 earned on ownership of exchanged alternative assets.

Each ExAlt Plan Exchange transaction creates (i) an ExAlt Loan that is collateralized by and intended to be repaid from cash flows generated from the exchanged alternative asset; and (ii) an ExAlt Trust customer for Ben Custody, which provides for the ongoing custody and administration of the Customer ExAlt Trusts for the duration of the life of the trusts in return for an annual fee equal to a percentage of the net asset value of the exchanged alternative asset, payable quarterly.

Our Business Model

Ben Liquidity currently generates revenue through stable monthly interest income and transaction fees earned from the Customer ExAlt Trusts in connection with providing its liquidity products to Customers. Ben Custody generates revenue through transaction fees and stable quarterly fee income earned by providing full-service trust administration services to the trustees of the Customer ExAlt Trusts, which have BFF appointed as their trustee following the issuance of BFF’s charter. The transaction and quarterly trust administration fees are based on a percentage of the net asset value and unfunded capital commitment of the alternative assets exchanged in connection with our liquidity transactions, and the interest income is based on a percentage of the balance of the loan made from Ben Liquidity to the Customer ExAlt Trusts. See “Description of Business – Loan Portfolio” for additional detail regarding the interest income and amortized transaction fees charged by Ben Liquidity. In the aggregate, the interest income, amortized transaction fees, and trust administration fees charged by Ben Liquidity and Ben Custody are generally expected to generate annual revenue at a rate of approximately 12% to 15% of the balance of each ExAlt Loan made from Ben Liquidity to the Customer ExAlt Trusts. The amounts earned by Ben Liquidity and Ben Custody are eliminated in consolidation in our consolidated financial statements but are recognized for purposes of the allocation of income (loss) to BCG’s or BCH’s equity holders.

(1)	For Customer ExAlt Trusts formed prior to December 7, 2021, a Texas Charity is the ultimate beneficial owner.

AltAccess is set up to generate platform fees for the use of the platform in connection with the delivery of our products and services. Subject to the approval by the Kansas Insurance Commissioner of Ben Insurance Services’s captive insurance application and the commencement of operations, Ben Insurance Services plans to generate insurance premium income by providing insurance services to certain affiliates (as defined under the Kansas Captive Insurance Laws), including the Customer ExAlt Trusts and other trusts for which BFF serves as the trustee or custodian, to cover risks attendant to the ownership, management and transfer of alternative assets and the financings related to alternative asset purchases. Such fees are expected to be are eliminated in consolidation in our consolidated financial statements but recognized for purposes of the allocation of income (loss) to BCG’s or BCH’s equity holders.

We believe that the growth of our core liquidity business will enhance our ability to offer other unique and differentiated products and services previously unavailable to participants in the alternative assets marketplace and creating additional revenue opportunities. In fact, each ExAlt Plan Exchange transaction drives synergies that would potentially lead to the engagement of each of our current and potential future business lines. The following tables describe the revenue types expected to be generated from ExAlt Plan Exchanges under our model for ExAlt Plan transactions once our planned Ben Business Units are operational:

(1)	Ben Insurance is not operational and requires regulatory approval prior to becoming operational.

Such fees and expenses related to an ExAlt Plan Exchange transaction and the repayment of the corresponding ExAlt Plan Loan are paid by the income the Customer ExAlt Trusts earn on the distributions from the corresponding alternative asset. As required under the TEFFI Act, for all ExAlt Loans originated on or after December 7, 2021, 2.5% of all distributions received by an ExAlt Trust from the corresponding alternative asset must be distributed to the Charities. For ExAlt Loans originated prior to December 7, 2021, the applicable ExAlt Trust documents or other agreements provide that 5.0% of all distributions received by an ExAlt Trust from the corresponding alternative asset must be distributed to the Charities. All transaction-related fees are embedded into the pricing offered for the exchange of the alternative asset, allowing such Customer to avoid out-of-pocket payment of fees.

As an additional funding source, Ben Liquidity has sold, and expects to continue to sell in the future, participation interests in certain ExAlt Loans (each such loan a “Participation ExAlt Loan”) to Customers or other third parties in exchange for cash.

As we build our customer base through Ben Liquidity’s fiduciary financing and liquidity operations, we believe that there will be significant opportunities to offer adjacent products and services in a non-captive fashion to future Customers, bringing our digital customer experience to products and services in these areas as well. Along the way, we intend to build the infrastructure to become a digital superhighway for the custodying, financing, insuring, transferring and assigning of all forms of alternative assets for use by the 13.2 million U.S. households25 we expect26 to hold these assets in the future.

[25]	Calculated as sum of total 2020 UHNW U.S. households and 2020 Millionaire U.S. households per Spectrem Group “Market Insights 2021” (2021), at pg. 5.
[26]

Ben Internal expectation based on industry expert observations, commentary, and projections. For instance, McKinsey highlights the changing LP base towards the inclusion of retail investors, “Beyond growing institutional investor allocations to private equity, new sources of capital are helping to fuel growth. For example, GPs have been ramping up fundraising efforts with retail investors.” McKinsey Global Private Markets Review 2021 (2021), at pg. 20.

Loan Portfolio and ExAlt Loan Collateral Portfolio

ExAlt Plan liquidity transactions are effected in part by ExAlt Loans that Ben Liquidity makes to certain of the Customer ExAlt Trusts, which, in turn, use the loan proceeds for the Customer ExAlt Trusts’ acquisition of a Customers’ alternative assets. ExAlt Loans are supported and primarily collateralized by the cash flows (net of the Qualified Charitable Distributions and certain fees and expenses) (the “Collateral”) received by the Customer ExAlt Trusts from their acquired interests in alternative assets, which primarily include direct and indirect interests (through various investment vehicles, including, limited partnership interests and private and public equity and debt securities, which include our and our affiliates’ securities) in professionally-managed private funds. The Customer ExAlt Trusts effect the Qualified Charitable Distributions, pursuant to which 2.5% of such cash flows for loans originated on or after December 7, 2021 and 5.0% percent of such cash flows for loans originated before December 7, 2021, is distributed to the Charities or Economic Growth Zones.

In aggregate, as of September 30, 2022, Ben Liquidity has closed liquidity financings resulting in its Loan Portfolio, which is comprised of loans with aggregate original loan balances of approximately $841 million (which included $72.5 million in original principal loan balance that was subsequently sold to Participant (as defined below) pursuant to the Participation Agreement (as defined below)), backed primarily by Collateral generated from alternative assets with an aggregate net asset value of approximately $1.1 billion at the time of their initial issuance (which includes approximately $103.6 million of Collateral supporting the repayment of the Initial Participation ExAlt Loan (as defined below)). In aggregate, through September 30, 2022, Ben Liquidity has earned stated interest income in the amount of approximately $339 million from the ExAlt Loans issued in connection with the liquidity financings resulting in the ExAlt Loans comprising the Loan Portfolio. Stated interest earned represents accrued but unpaid interest that is capitalized on the principal of the ExAlt Loans and is eliminated in consolidation in our consolidated financial statements. The Collateral for the ExAlt Loans in the Loan Portfolio has resulted in a collateral portfolio primarily comprised of a portion of the cash flows received through the Customer ExAlt Trusts from a diverse portfolio of direct and indirect interests (through various investment vehicles, including, limited partnership interests and private and public equity and debt securities, which include our and our affiliates’ securities) in professionally managed private funds. We refer to the interests underlying the cash flows comprising the Collateral as the “ExAlt Loan Collateral Portfolio.”

Ben Liquidity’s loan portfolio consisted of loans to the Customer ExAlt Trusts with a carrying value (including capitalized interest) of $415.6 million as of September 30, 2022. The ExAlt Loan Collateral Portfolio consisted of interests in professionally managed funds and other investments held by the Customer ExAlt Trusts with an aggregate value of $564.4 million as of September 30, 2022, including interests in alternative assets with a NAV of $450.6 million and investments in debt and equity securities as of $113.8 million. As of September 30, 2022, the vintages of the funds in the ExAlt Loan Collateral Portfolio ranged from 1993 to 2022.27 Through such funds, the liquidity financings had aggregate exposure to 330 funds comprised of 1,085 underlying investments. Such funds are managed by a group of unaffiliated U.S. and non-U.S. based alternative asset management firms that invest in a variety of financial markets and utilize a variety of investment strategies. Directly held investments in debt and equity securities, primarily represents those of our former parent and its subsidiaries and also includes in-kind distributions to the Customer ExAlt Trusts. The aggregate value of these investments was $113.8 million as of September 30, 2022.

[27]	As of September 30, 2022, such funds comprise 79% of the Collateral, with the remainder being comprised of indirect interests in certain of our and our affiliates’ equity and debt securities.

As of September 30, 2022, the charts below present the Loan Portfolio’s relative exposure by certain characteristics (percentages determined by aggregate Loan Portfolio principal balance, which includes the exposure to interests in certain of our former affiliates’ equity and debt securities and other investments in debt and equity securities composing part of the ExAlt Loan Collateral Portfolio):

As of September 30, 2022. Represents the characteristics of professionally managed funds and investments in the Collateral (defined as follows) portfolio. The Collateral for the ExAlt PlanTM Loans in the Loan Portfolio is comprised of a diverse portfolio of direct and indirect interests (through various investment vehicles, including, limited partnership interests and private and public equity and debt securities, which include our and our affiliates’ or our former affiliates’ securities), primarily in third-party, professionally managed private funds and investments. Loan balances used to calculate the percentages reported in the pie charts are loan balances net of allowance for loan losses, and as of September 30, 2022, the total allowance for loan losses was $74.4 million, for a total gross loan balance of $490.0 million and a loan balance net of allowance for loan losses of $415.6 million.

[1]

Industry sector based on GICS® Level 2 classification. “Other” classification reflects companies in the GICS classifications categories of Automobiles & Components, Banks, Consumer Services, Food, Beverage & Tobacco, Household & Personal Products, Insurance, Tech Hardware & Equipment, Real Estate, Media & Entertainment, and Transportation. N/A includes investments assets that Ben management has determined do not have an applicable GICS Level 2 classification, such as Net Other Assets, and investments that are not operating companies.

[2]	Geography reflects classifications determined by our management, based on each underlying investment.
[3]	Investment Strategy Type reflects classifications based on each company’s current investment strategy stage as determined by our management.
[4]	Included in the 82% classified as “Private” is 7% (of the total) that are limited partnership interests in other funds where further detail on the underlying holdings of these funds is not available.
[5]

Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities.

As of September 30, 2022, the charts below present certain characteristics of the professionally-managed private funds composing part of the ExAlt Loan Collateral Portfolio (percentages determined by net asset value and excludes interests in certain of our former parent’s and its subsidiaries’ equity and debt securities composing part of the collateral of the Fiduciary Loans):28

As of September 30, 2022. Represents the characteristics of the third-party, professionally managed funds and investments. Excludes interests in certain of our and our affiliates or former affiliates’ equity and debt securities. In the Collateral (defined as follows) portfolio. The Collateral for the ExAlt PlanTM Loans in the Loan Portfolio is comprised of a diverse portfolio of direct and indirect interests (through various investment vehicles, including, limited partnership interests and private and public equity and debt securities, which include our and our affiliates’ securities), primarily in third-party, professionally managed private funds and investments. As of September 30, 2022, such third-party, professionally managed private fund and investments comprise 79% of the Collateral, with the remainder being comprised of indirect interests in certain of our and our affiliates or our former affiliates’ equity and debt securities. The vintages of these funds and investments in the Collateral portfolio ranged from 1993 to 2022.

[1]

Industry sector based on GICS® Level 2 classification. “Other” classification reflects companies in the GICS classifications categories of Automobiles & Components, Banks, Media & Entertainment, Consumer Services, Insurance, Tech Hardware & Equipment, and Transportation. N/A includes investments assets that Ben management has determined do not have an applicable GICS Level 2 classification, such as Net Other Assets, and investments that are not operating companies.

[2]

Geography reflects classifications determined by our management, based on each underlying investment. Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities.

[3]	Investment Strategy Type reflects classifications based on each company’s current investment strategy stage as determined by our management.
[4]	Included in the 93% classified as “Private” is 8% (of the total) that are limited partnership interests in other funds where further detail on the underlying holdings of these funds is not available.
[5]

Includes limited partnership interests in funds held directly in the collateral portfolio and funds held indirectly in the collateral portfolio through other entities, including special purpose vehicles and other funds.

[28]

The data presented in the graphic includes third-party information regarding the net asset value of private funds composing part of the ExAlt Loan Collateral Portfolio. Generally, Ben leverages the most recently-received net asset value report from each respective investment manager, which may be adjusted for certain cash and non-cash items including capital calls, distributions, updated material events, and currency valuation adjustments. Ben is not affiliated with, and has no control over, any portfolio investment manager, including with respect to the timing, accuracy and completeness of their reporting of financial and other data.

[6]

Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities.

Ben Liquidity’s ExAlt Loans are structured as loans with a maturity date of 12 years that bear contractual interest at a variable rate, that compounds monthly. The ExAlt Loans made prior to December 31, 2020 (which constitute the majority of our Loan Portfolio) have a variable interest rate established off a base rate of 14%, and ExAlt Loans made from December 31, 2020 to date have a variable interest rate established off a base rate of 10%. Ben Liquidity may make ExAlt Loans in the future with a variable interest rate established off different base rates.

Ben has continuing engagements supporting its internal work, including independent collateral value and loan review processes performed by a major accounting firm and a national certified public accounting (“CPA”) and advisory firm. Ben Liquidity obtains loan balance testing and loan review performed by a national CPA and advisory firm, whereby such firm tests and validates the balances of all loans and conducts loan review testing following the selection process (which includes evaluating whether Ben Liquidity’s loan files have adequate supporting information as required by Ben Liquidity’s policies, whether underwriting standards meet policy requirements, the existence and completeness of legal documentation related to the loans, control testing for loans reviewed, including accrued interest and application of loan payments, and, as applicable, whether the ratings assigned to the loans match the policy definitions). ExAlt Loans are selected for review on an annual basis depending on factors such as the ages, sizes, and due dates of the loans.

The primary source of repayment for the ExAlt Loans is the Collateral. In the event that an ExAlt Loan’s principal balance is paid down to zero dollars ($0), any remaining Collateral supporting such ExAlt Loan effectively cross-collateralizes other ExAlt Loans, as any such excess cash flows must be applied to pay off the outstanding balances of other ExAlt Loans pursuant to the terms of the trust agreements governing certain of the Customer ExAlt Trusts. The ExAlt Loans also include a commitment to fund additional amounts required to pay ordinary course third-party expenses incurred in connection with the administration of the alternative assets and to fund capital calls. The interest income recognized by Ben Liquidity as unpaid interest is capitalized on the ExAlt Loans, and when combined with the amortized transaction fees and trust administration fees charged by Ben Liquidity and Ben Custody, are generally expected to provide annual revenue at a rate of approximately 12% to 15% of the balance of each ExAlt Loan. Such revenue is eliminated in consolidation in our consolidated financial statements. See “Business of Beneficient — ExAlt Plan Exchange” for additional detail regarding fees charged by the Ben Business Units.

Initial ExAlt Loan Participation

Ben Liquidity has previously sold, and may in the future continue to offer and sell to Customers or other third parties, Participation ExAlt Loans in exchange for cash. Ben Liquidity successfully sold its first Participation ExAlt Loan in the first calendar quarter of 2022. Future Participation ExAlt Loans may have terms and conditions different than the Initial Participation ExAlt Loan described below. The sale of the loan allows Ben to retain transaction, custody and other non-interest fees.

BFF, as lender, and a third party (“Participant”), entered into a Participation Interest Purchase Agreement, dated as of March 24, 2022 (the “Participation Agreement”), pursuant to which Participant purchased from BFF for an aggregate purchase price of $72,500,000 a 100% participation interest (the “Participation Interest”) in a $72,500,000 loan (the “Initial Participation ExAlt Loan”) made by BFF to The EP-00117 Funding Trust, a common law trust formed under Texas law (“Borrower”). The purchase price was paid in cash by Participant to BFF on March 25, 2022.

Following the closing of the sale of the Participation Interest, BFF paid to Participant a credit in the amount of $7,872,378.14 representing the payment that would have been made on the Initial Participation ExAlt Loan as of March 24, 2022 had the Participation Agreement been effective on December 7, 2021. Pursuant to the Participation Agreement, the Initial Participation ExAlt Loan generally ranks pari passu with a loan (the “Ben Loan”) made by BFF to Borrower on December 7, 2021 in the original principal amount of $246,829,327, subject to certain terms and conditions set forth in the Participation Agreement. Concurrently with the closing of the purchase and sale of the Participation Interest, Borrower applied 100% of the proceeds of the Initial Participation ExAlt Loan to the repayment of the Ben Loan.

The Ben Loan and the Initial Participation ExAlt Loan are secured by a pledge (the “Pledge”) by the Borrower of its right to receive distributions, and the distributions the Borrower actually receives (in each case excluding amounts required to be distributed by Borrower as a Qualified Charitable Distribution), with respect to Borrower’s interest in an associated ExAlt Trust holding the right to receive cash ultimately distributed from alternative assets originally acquired in connection with the Ben Loan (the “Acquired Assets”) in accordance with terms and conditions of the trust agreements of each associated ExAlt Trust. Each ExAlt Trust associated with the Borrower executed certain consents pursuant to which it agreed to distribute 100% of the proceeds it receives on the Acquired Assets to its associated ExAlt Trust beneficial owner, and ultimately to Borrower. Pursuant to that certain Guaranty, dated as of March 24, 2022 (the “Guaranty”), by certain special purpose vehicles formed in connection with the Ben Loan for the purpose of owning the Acquired Assets and which are wholly owned, indirectly, by the Borrower (the “Acquired Assets Holding Vehicles”) in favor of Participant, the Acquired Alternative Asset Holding Vehicles have guaranteed to Participant the payment and performance of all contractual obligations (but not the financial obligations) of the Acquired Asset Holding Vehicles, each ExAlt Trust associated with the Borrower, and the Borrower under their respective trust agreements and all obligations of Lender under the Participation Agreement, subject to certain terms and conditions set forth in the Guaranty.

Each ExAlt Trust associated with the Borrower and the Acquired Asset Holding Vehicles has made certain additional representations, warranties and covenants pursuant to certain trust consents or the Guaranty (as applicable), which include, among other things, limitations on the right of such trusts or the Acquired Asset Holding Vehicles to incur or guarantee indebtedness for borrowed money, business activities, and assets, liabilities and investments.

Market Opportunity

Beneficient’s business is designed to provide secondary liquidity solutions for alternative asset investors; and in particular, for the sub-segments of investors which are currently most underserved. We believe our addressable markets are rapidly growing, while also lacking dedicated service providers to adequately support the trends underlying the secular expansion. We seek to address this underserved market by utilizing our competitive advantages of our proprietary, patent-pending technology, our ability to use our own balance sheet capital to provide secondary liquidity solutions and lower our cost of capital through an anticipated public listing, our statutory status as a trust company under the TEFFI Act, and our regulated status.

Our addressable market for liquidity and other services within the alternative investment market is large, underserved and growing

The global alternative investment market is estimated to consist of more than $10 trillion of assets under management (“AUM”).30 Of this market, approximately $7.1 trillion31 of assets are held by U.S.-based investors. We currently estimate that of this, our current focus markets of medium-high-net-worth (“MHNW”) individual investors comprise approximately $1.0 trillion32 and that U.S.-based small-to-midsize-institutions (“STMI”) investors also comprise approximately $1.1 trillion.33

As the total alternative investment market has grown, so too has the need for secondary liquidity. Transaction volume in the U.S. secondary liquidity market was approximately $143 billion34 in 2021, growing from approximately $2435 billion in 2011 at a compound annual growth rate of 19.5% during the 10-year period. We believe that most all of the volume in secondary liquidity transactions is driven by the largest and most well-resourced investor classes — large institutional investors and ultra-high net worth investors — due to their ability to access legacy secondary liquidity solutions. MHNW individual investors and U.S.-based STMI investors, which combined hold approximately $2.1 trillion of assets, have been virtually shut out from the secondary liquidity market due to a lack of cost efficient, transparent, and seamless technology-enabled solutions.

MHNW individual investors face needs for secondary liquidity which are non-existent in the institutional market. The need for liquidity among MHNW individual investors stems from, among other things, life events, estate and tax planning, risk management, the desire to pursue other financial opportunities or investments, retirement and liability protection objectives. Additionally, given that 84%36 of MHNW individual investors are self-made and are most likely private business owners, these investors may need or welcome the opportunity for liquidity to help support their own businesses, either if facing financial distress or if presented with attractive growth opportunities that require capital. Similar to MHNW individual investors, we believe that STMI investors holding mature alternative assets have historically faced challenges in accessing the market for secondary liquidity. This is mostly due to traditional liquidity service providers being unwilling or unable to service potential clients in this market segment in a profitable manner given STMI investors holding alternative assets generally do not seek transactions that are sufficiently large for legacy solutions to generate adequate profitability. This is partially due to the antiquated process utilized by legacy solutions providers

[30]	Based on global private capital AUM data exported from Preqin, excluding funds of funds and secondaries to avoid double counting.
[31]

Estimated based on (i) historical North American private capital AUM data from Preqin (excludes hedge funds) and historical North America hedge fund AUM data from EurekaHedge; (ii) market segment data including the percentage of hedge fund assets held by individuals (CitiBusiness Advisory), the percentage of private capital assets held by family offices and wealthy individuals (Preqin, Private Equity Spotlight, February 2016), the percentage of total global assets held by small, mid- and ultra-high net worth individuals (Capgemini and Credit Suisse); and (iii) assets held by North American high net worth individuals, including the percentage of such assets held by MHNW investors (Capgemini). Includes the following assumptions of Ben: (i) calculations of market segmentation based on estimates from third-party sources described above; (ii) large institutions hold 80% of the total institutional AUM; (iii) the percentage of MHNW wealth allocated to alternative assets is 16% (based on a range of estimates from Oliver Wyman, Knight Frank, Campden Research, UBS, and KKR); and (iv) MHNW and UHNW alternative asset AUM may be understated, and large institution and STMI alternative asset AUM may be proportionally overstated and, therefore, require adjustment.

[32]	Id.
[33]	Id.
[34]	Setter Capital Volume Report FY 2021.
[35]	Coller Capital Private Equity Secondary Market Report 2017.
[36]	Setter Capital Volume Report FY 2021.

Based on the pace of historical alternative secondary liquidity transactions overall, we estimate that MHNW individual investors and STMI investors in total could seek liquidity between 2 and 3%37 of their aggregate outstanding alternative investment holdings each year if they were provided with greater access to attractive secondary liquidity solutions. As a result, we estimate the annual market demand for liquidity by MHNW individual investors and STMI could exceed $50 billion.

Competitive Strengths

We have built a new and innovative technology-enabled financial services company to address the unmet needs of a growing segment of a rapidly expanding alternative investment market. We estimate that the total market for liquidity in this asset class stands at $184 billion, with $51 billion of current estimated liquidity demand going underserved today.

To address this market, we believe that we have the following competitive advantages that give us an early mover advantage in the market:

Together, these four competitive advantages create a powerful value proposition for our Customers and an early mover advantage for us. These advantages are the result of significant investment and years of hard work. We have also built a portfolio of products, marketing operations, a corporate culture and team to leverage these advantages on behalf of our Customers.

[37]

Estimate based on the turnover rate of large institutional investors, calculated based on global private assets under management by vintage (excluding funds of funds and secondaries) reported by Preqin and the total secondary market volume reported in the Setter Capital Volume Report, published most recently for FY 2021. Ben assumes (i) that MHNW investors would seek approximately two times the turnover rate of large institutional investors and (ii) that STMI investors would seek approximately one-and-a-half times the turnover rate of large institutional investors.

Technology

We believe that we are the only liquidity and financial services provider serving alternative asset investors in the market with a technological solution for sourcing, processing and completing transactions online. Our structure, facilitated by our end-to-end, tech-enabled, Customer-facing technology and applications, is intended to provide our Customers with liquidity in as little as 30 days — and within two to three days for certain qualifying assets. Our rapid transaction process stands in stark contrast to the current market capabilities, which we believe continue to rely on complex transactions with no centralized platform for workflow and customer service. The complexity and cost of these existing approaches can render it impractical for smaller holders of alternative assets to achieve liquidity on acceptable terms.

Central to our business model and disruptive strategy to address the unserved market for MHNW individuals and STMI is the belief that despite the enormous complexity that exists in the alternative investment market, it is possible to provide Customers with a simple, rapid and cost-effective experience through technological innovation and ingenuity. Existing competitors rely on complex transactions with no centralized platform for workflow and customer service. Their transactions are typically heavily negotiated transactions involving a significant amount of personal interaction and volumes of complex and difficult to understand papers. Through AltAccess, and the technological infrastructure underpinning AltAccess, we seek to provide our Customers with the opportunity to access our capital and achieve liquidity out of their alternative assets via an online portal in as little as 30 days — and within two to three days for certain qualifying assets. Customers using AltAccess can upload documents, work through tasks and complete their liquidity transactions with standardized transaction agreements at no additional cost or hidden fees to our Customers.

[1]	Under development and not in market.

Our liquidity products are designed to facilitate the delivery of, at a Customer’s election, cash, equity securities or debt securities, or a combination of cash and equity or debt securities.

The foundation of the technologies and systems built into AltAccess includes those covered non-provisional patent applications we filed and that are pending with the U.S. Patent and Trademark Office. We developed these patent-pending digital technologies to facilitate underwriting financings, managing risk and simplifying the closing process:

Proprietary Tech: Ben’s Copyright & Patent-Pending Portfolio

Our patent-pending technologies and unique business model give us the ability to offer a simple, rapid and cost-effective customer experience.

Anticipated Public Listing

We intend to apply for listing on The Nasdaq Stock Market, LLC in connection with the Avalon Merger. We anticipate that a public listing of our securities following the Closing would accelerate the growth in demand for our core products and differentiate us from our competitors. Accessing public capital would bolster our balance sheet, which serves as the source of funding — cash, equity and debt instruments — for our full suite of liquidity products. With DTC eligibility, our securities could be held at custodial firms and transferred between brokerage accounts electronically, providing greater liquidity for our Customers. Further, using our publicly listed securities as part of the funding for our liquidity products reduces our cost of capital, which in turn could allow us to offer more attractive pricing on our liquidity products to our Customers. However, there can be no assurance that we will be able to publicly list our securities.

Statutory

We commenced our core liquidity operations through Ben Liquidity in September 2017. Since day one, we sought to become regulated as a trust company so our Customers could have additional confidence in transactions they conduct with Ben as a result of regulatory oversight. On December 31, 2021, our subsidiary, BFF, received an operational charter from the State of Kansas under a new set of industry regulations enacted within the State of Kansas through the Technology-Enabled Fiduciary Financial Institutions Act (the “TEFFI Act”), which was signed into law on April 21, 2021. The TEFFI Act allows for the chartering and creation of Kansas trust companies with fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency, referred to under Kansas law as TEFFIs, which — in each case in their capacity as fiduciaries — may provide financings with respect to alternative assets held in Kansas trusts (referred to as “fidfin trusts” under the TEFFI Act) and provide qualified custodial and trustee services. As such, through its charter, BFF is authorized to exercise fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency, including as lender and custodian and trustee of, and with respect to, fidfin trusts holding alternative assets.

As a result of the issuance of the operating charter, we believe that we have a significant competitive advantage under the TEFFI Act, which aims to position Kansas as the preferred low-tax jurisdiction in the United States for TEFFIs that will operate as specialized trust companies chartered in Kansas offering alternative asset financial products and services. Trust companies chartered under the TEFFI Act must operate as financial fiduciaries in the financial technology space – FidFinTech – offering liquidity solutions and trust and custody services under a consolidated and unified regulatory framework, a first for our industry. Pursuant to the provisions of the TEFFI Act, BFF is expected to be the only company permitted to offer such services under the TEFFI Act through 2023. We strongly believe operating as a regulated trust company will enhance our overall value proposition by bringing, among other benefits, the comfort of our oversight by regulators to our Customers who rely on us to deliver timely liquidity and related financial products and services.

Critically, we believe that Ben is the first company with the ability to provide liquidity to alternative asset investors through a regulated trust company. We act as a principal using our own balance sheet to provide liquidity solutions to our Customers, while competing firms typically act as intermediaries brokering transactions between parties or funds representing other people’s money. This differentiation can provide us with three significant cost advantages: lower cost of capital, lower execution costs and lower holding costs, thus allowing us to offer our Customers cost-effective liquidity solutions. Our role as a regulated Kansas TEFFI using our own balance sheet to facilitate liquidity solutions also allows us to form direct relationships with each of our Customers, which incentivizes us to prioritize the customer experience and deploy our capital in ways that enhance our balance sheet. We believe this alignment of interests will be critical and will fuel our ability to grow our core liquidity products and expand into adjacent products and services.

Prior to the TEFFI Act, there was no single jurisdiction in the United States that we believe allowed the alternative asset industry to operate at full efficiency. Regulations in states such as Delaware, Wyoming and Nevada have enacted certain operating provisions, but we believe the TEFFI Act includes specific elements that create a holistic framework for companies providing liquidity in the alternative investment market. The new law in Kansas addresses this issue and creates a “home” for this multi-trillion-dollar industry and is designed to be business friendly, promote regulator cooperation and offer tax incentives for companies who move assets to Kansas under the new legislation.

Regulatory

We believe that the multiple layers of regulatory oversight built into our business model will instill confidence in our Customers in their dealings with us. Our regulated business lines help to deliver a suite of products and services in an environment of safety, soundness and security. Our regulators would include (1) upon the public listing of our securities, the SEC, (2) FINRA, and (3) the Kansas Office of the State Bank Commissioner.

Our Strategic Growth Initiatives

Continue our Technological Innovation

We intend to continue pursuing growth through technological innovation. We expect to use a blended approach of proprietary and third-party enterprise applications to provide a robust and scalable systems infrastructure to support underwriting, risk management, compliance and audit functions, as well as client development and timely reporting functions. Our technology systems and infrastructure have been, and are expected to be, developed focusing primarily on the following:

•	Scale. Technology that is scaled to support the expansion of our products, with a focus on solutions that seek to enable straight-through processing.

•	Customization. Custom proprietary software solutions that may be leveraged along with widely used industry solutions that can be configured or customized for our business processes.

•	Security. IT infrastructure that supports the alignment of technology with security.

Expansion into Complementary Lines of Business

Ben Liquidity is our core business and is supported by the services offered by Ben Custody and Ben Markets. As our business matures, we intend to explore and carefully consider expansion of our product offerings to include other complementary products and services that are critical to the alternative investment market and represent adjacent growth opportunities in a highly fragmented, competitive landscape.

In particular, Ben Custody plans to offer additional products and services to Customers other than the Customer ExAlt Trusts in the future. These additional products and services may include consolidating Customers’ alternative assets into a secure custody account, custodying electronic data or physical securities certificates, and providing specialized trust administrative services for MHNW and STMI investors. Ben Data plans to provide to the Customer ExAlt Trusts certain data collection, evaluation, and analytics products and services. We anticipate expanding Ben Data to offer these products and services to third parties.

In addition, Ben Insurance Services has filed an application for an insurance charter from the Commissioner of Insurance of the State of Kansas. Subject to the approval of such application, Ben expects to begin transacting business as a captive insurer under the Kansas Captive Insurance Act. Upon receipt of a charter, Ben may begin offering the following types of insurance policies to affiliates and the Customer ExAlt Trusts: (i) Fiduciary Guardian insurance policy designed to insure against risks of loss related to asset manager malfeasance and contractual indemnification and exculpation obligations; (ii) surety insurance policy intended to insure against risks of loss attendant to the transfer of alternative assets; (iii) representation and warranty insurance policy intended to insure against risk of loss related to certain representations and warranties made in connection with liquidity transactions; and (iv) credit risk insurance policy intended to insurance against losses related to certain loan default.

As we build our Customer base through our liquidity and financing operations, we believe that there are significant opportunities to offer adjacent products and services to these same Customers. In doing so, we would hope to build the pipes to become a digital superhighway for the financing, transferring and assigning of all forms of alternative assets for use by the 13.2 million U.S. households38 we expect39 to hold these assets in the future.

[38]	Calculated as sum of total 2020 UHNW U.S. households and 2020 Millionaire U.S. households per Spectrem Group “Market Insights 2021” (2021), at p. 5.
[39]

Ben Internal expectation based on industry expert observations, commentary, and projections. For instance, McKinsey highlights the changing LP base towards the inclusion of retail investors, “Beyond growing institutional investor allocations to private equity, new sources of capital are helping to fuel growth. For example, GPs have been ramping up fundraising efforts with retail investors.” McKinsey Global Private Markets Review 2021 (2021), at pg. 20.

Competition

We may encounter significant competition from numerous companies in the products and services we provide and seek to develop in the alternative assets industry. Several companies, including secondary funds and other intermediaries, provide liquidity offerings to large institutional investors and ultra high-net worth investors, and they may decide to target the same target market as us. Many of these competitors may have greater resources and significantly lower cost of funds than we do because, for example, they may have access to insured deposits or greater access to the capital markets. They may also have greater market share in the markets in which we operate. These factors could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

In addition, should we enter new markets, we would expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will depend on our ability to deliver value-added products and services to the Customers we serve. These factors could also adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

Government Supervision and Regulatory Authority

Overview. We are or will become subject to extensive regulation under federal, state and international law. These laws and regulations affect the operation and performance of us and our subsidiaries. In many cases, the applicable regulatory authorities have broad enforcement powers including the power to impose substantial fines and other penalties for violations of laws and regulations. Further, these regulations impose reporting and information collections obligations. We may incur significant costs relating to compliance with these laws and regulations. The following discussion summarizes the material elements of the regulatory framework that applies, or that we expect will apply, to us and our subsidiaries. References to the applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Our subsidiary, BFF, has been granted an operational TEFFI charter from the State of Kansas. We intend to carry on much of our business through our TEFFI. As a result of the issuance of an operating charter under the TEFFI Act to BFF on December 31, 2021, we have become subject to further regulation by the Kansas Office of the State Bank Commissioner (the “OSBC”), including new rules and regulations that it would be expected to adopt as a part of the conclusion of the pilot program. Such regulations could prove to be burdensome on our business and could adversely impact our financial condition and results of operations. Ben Securities is registered as a securities broker-dealer with the SEC, FINRA, and certain states as determined by its business. We further are seeking to obtain a license to offer insurance products, which would also result in further regulation.

In April 2021, the Kansas Legislature adopted, and the governor of Kansas signed into law, a bill that would allow for the chartering and creation of Kansas TEFFIs that provide fiduciary financing, custodian and trustee services to participants in the alternative assets market, as well as the establishment of alternative asset trusts. This legislation became effective on July 1, 2021 and designates Ben as the pilot TEFFI; however, we were not authorized to operate under the pilot program until December 31, 2021, at which time the operational charter was issued to BFF.

On March 28, 2022, we completed the acquisition of MHT Securities, L.P. (“MHTS”), an SEC-registered broker-dealer and FINRA member, and on May 3, 2022, FINRA issued its full approval of the change in ownership of MHTS for the remaining change in ownership of MHTS to Ben Markets Management Holdings, L.P. and Ben Markets Corporate Holdings, L.L.C. MHTS’s name has since been changed to Ben Securities Company, L.P. As of the date of this proxy statement/prospectus, Beneficient Capital Markets, L.L.C. (“BCM”) has not completed its New Member Application with FINRA as a broker-dealer, is not SEC-registered and has not been admitted as a FINRA member.

In addition, as of the date of this proxy statement/prospectus, Ben Insurance Services is not operational. We have filed for an insurance charter from the Commissioner of Insurance for the State of Kansas as a result of the recent adoption of legislative amendments concerning captive insurers in the State of Kansas. While Pen Indemnity Insurance Company, Ltd., or “Pen,” has been registered and licensed as a Class 3 insurer under the Bermuda Insurance Act of 1978, we have not sought approval from the Bermuda authorities for Pen to become operational.

Data Privacy Laws. We will collect, store, share, transfer, use and otherwise process personal data as part of our business. Privacy laws and regulations impose stringent data protection requirements on our businesses and grant residents in certain jurisdictions various rights with regard to personal information relating to them. Laws in all 50 states and other jurisdictions require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. These privacy and notification laws are not consistent, as certain laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than other laws, and such laws may differ from each other. These privacy laws and regulations may be updated to impose additional requirements, and new laws may go into effect.

Impact of Current Laws and Regulations. The cumulative effect of the laws and regulations described in this Filing, while providing certain benefits, could add significantly to the cost of our operations and thus could have a negative impact on our profitability. There has also been an expansion in recent years of financial service providers, some of which may not be subject to the examination, oversight, and other rules and regulations to which we are subject. Those providers, because they may not be so highly regulated, may have a competitive advantage over us and may continue to draw large amounts of funds away from our business, with a continuing adverse effect on the regulated financial industry in general.

Future Legislation and Regulatory Reform. From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute. Future legislation, regulation and policies, and the effects of that legislation and regulation and those policies, may have a significant influence on our operations and activities, financial condition, results of operations, growth plans or future prospects and the overall growth and distribution of our products and services. Such legislation, regulation and policies have had a significant effect on the operations and activities, financial condition, results of operations, growth plans and future prospects of financial institutions in the past and are expected to continue to do so.

Legal and Regulatory Requirements Applicable to Kansas State Trust Companies

Overview. In April 2021, the Kansas Legislature adopted, and the governor of Kansas signed into law, the TEFFI Act, that allows for the chartering and creation of Kansas TEFFIs with fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency that provide fiduciary financing, custodian and trustee services to participants in the alternative assets market as well as the establishment of alternative asset trusts. The legislation became effective on July 1, 2021 and designates Beneficient as the pilot TEFFI.

In accordance with the above-described legislation, effective December 31, 2021, the State of Kansas issued an operating TEFFI charter to BFF. As a result of the receipt of the operating Kansas TEFFI charter, Ben has become subject to further regulation by the OSBC, including new rules and regulations. Such regulations could prove to be burdensome on our business and could adversely impact our financial condition and results of operations.

Under the TEFFI Act, a “Technology-Enabled Fiduciary Financial Institution” or “fiduciary financial institution” means any limited liability company, limited partnership, or corporation that:

•	Is organized to perform any one or more of the activities and services authorized by the TEFFI Act;

•	Has been authorized to conduct business as a fiduciary financial institution under the Kansas Banking Code;

•	Has made, committed to make, or caused to be made a qualified investment for its principal offices within a Kansas economic growth zone; and

•	Has committed to conduct any fiduciary financial (“fidfin”) transactions in accordance with the TEFFI Act, including the distributions required therein.

Capital Requirements. The TEFFI Act defines “capital” to mean the total of the aggregate par value of a TEFFI’s outstanding membership units, its surplus, and its undivided profits. The TEFFI Act provides the required capital for a TEFFI must be at least $250,000 when:

•	The TEFFI does not accept deposits, other than alternative asset custody accounts;

•	The TEFFI maintains no third-party debt except debts owed to the members of the fiduciary financial institution or its affiliates; and

•	The TEFFI has secured an agreement from its members whereby such members agree to contribute additional capital to the TEFFI if needed to ensure its safety and soundness.

A TEFFI that fails to satisfy the above-described capital requirements is subject to the capitalization requirements of Section 9-901a of the Kansas Banking Code, as generally applicable to non-TEFFI trust companies. Kansas law provides the capital of a TEFFI shall be divided, with 60% of the amount as aggregate par value of outstanding membership units, 30% as surplus, and 10% as undivided profits.

Distributions. Pursuant to requirements of the TEFFI Act, each TEFFI must commit to structure fidfin transactions to ensure that qualified charitable distributions are made each calendar year in an aggregate amount equal to at least 2.5% of the TEFFI’s transactions originated during the taxable year.

Management and Control. The TEFFI Act requires the business of any TEFFI to be managed and controlled by such fiduciary financial institution’s board of directors. The TEFFI Act provides this board must consist of not fewer than 5 nor more than 25 members who are elected by the members at any regular annual meeting. The TEFFI Act specifies at least one director must be a resident of Kansas. The TEFFI Act also provides provisions pertaining to holding meetings that cannot occur on the date specified in the operating agreement or bylaws and meeting notice requirements. The TEFFI Act requires annual meetings of fiduciary financial institutions to be held in Kansas. The TEFFI Act permits any other meetings of such institution’s management or directors, including a meeting required by Section 9-1116 of the Kansas Banking Code (quarterly meetings), to be held in any location determined by the fiduciary financial institution’s officers or directors.

Privacy. The TEFFI Act establishes privacy protections for those establishing a fidfin trust or alternative asset custody account, in court proceedings, upon petition of the acting trustee, custodian, trustor, or any beneficiary. Upon the filing, documents would be sealed and not be part of the public record, except that the petition would be available.

Impact of Additional State and Federal Rules and Regulations applicable to TEFFIs. The TEFFI Act requires the OSBC to promulgate such rules and regulations as are necessary to administer the TEFFI Act. In addition, due to the relatively unique nature of TEFFIs, it is not yet clear whether or to what extent existing federal regulations that are applicable to more traditional non-depository trust companies, such as Beneficient Custody & Trust Company, LTA, may be determined to be applicable to TEFFIs. Future state and potentially federal rulemaking is expected to provide more clarity regarding the supervision and regulation process for TEFFIs, and may include additional regulatory requirements or obligations that are not described in this proxy statement/prospectus. We cannot predict whether or in what form any proposed regulation will be adopted or the extent to which our business may be affected by any new regulation or governmental agency interpretation. Those regulations or interpretations may have a significant influence on our operations and activities, financial condition, results of operations, growth plans or future prospects and the overall growth and distribution of our products and services.

Legal and Regulatory Requirements Applicable to Kansas Captive Insurers

Overview. As a result of the recent adoption of legislative amendments concerning captive insurers in the State of Kansas, Ben Insurance Services anticipates filing an application for an insurance charter from the Commissioner of Insurance of the State of Kansas. Subject to the approval of such application, Ben expects to begin transacting business as a captive insurer in Kansas promptly upon receipt of such charter. Accordingly, upon receipt of such charter, Ben Insurance Services will become subject to extensive regulation and supervision by the Kansas Insurance Department.

Generally, Kansas law provides the Kansas Insurance Department with broad authority to oversee the operations of a captive insurer, including powers over matters such as licensure, standards of solvency, investments, methods of accounting, form and content of financial statements, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, payment of premium taxes, periodic examinations and annual and other report filings. Also, under certain circumstances, transactions among affiliates, including reinsurance agreements or arrangements, as well as certain third-party transactions, require prior regulatory approval from, or prior notice to and non-disapproval by, the Kansas Insurance Department. Certain insurance regulatory requirements are highlighted below.

In addition, increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations, new practices or regulatory actions or investigations which could impact Ben Insurance Services, including with respect to its financial condition or operations.

Current Regulatory Background. Upon receipt of approval of its charter, Ben Insurance Services would be primarily governed by Article 40 of the Kansas Insurance Code (the “Kansas Captive Insurance Laws”). The Kansas Insurance Department, in deciding whether to grant Ben Insurance Services’s request for a charter, has broad discretion to determine whether Ben Insurance Services meets the applicable requirements of the Kansas Captive Insurance Laws, including whether Ben Insurance Services will have adequate premiums, assets and capital and surplus levels relative to the risks to be insured or reinsured. Further, the Kansas Insurance Department has the authority to impose other conditions to licensure in order to ensure that a captive insurer has the adequate ability to meet its obligations. A failure to meet any conditions imposed by the Kansas Insurance Department could result in a disapproval of Ben Insurance Services’s request for a charter which would mean that Ben Insurance Services could not operate as a captive insurer in Kansas until any concerns that the Kansas Insurance Department may have are resolved.

Should the Kansas Insurance Department approve an application of Ben Insurance Services to become a Kansas captive insurer, Ben Insurance Services would need to comply with the terms of any approval order and any other conditions imposed by the Kansas Insurance Department in connection with such approval. The Kansas Captive Insurance Laws permit the Kansas Insurance Department to impose additional conditions or requirements, from time to time, on the captive insurers that it regulates, in addition to broad powers to supervise, investigate and intervene in the affairs of such companies.

Pending Amendments to Kansas Captive Insurance Laws. Certain amendments to the Kansas Captive Insurance Laws are currently pending that would create a new subcategory of Kansas captive insurer called a “technology-enabled fiduciary financial institution insurance company” or “TEFFI insurance company” (the “TEFFI Captive Amendments”). Under the TEFFI Captive Amendments, a TEFFI insurance company would be permitted to provide contracts of suretyship or credit insurance where the obligee under the contract of suretyship or the insured under the contract of credit insurance, as the case may be, is:

•	An affiliated TEFFI;

•	An affiliated fidfin trust; or

•	Any other affiliated company.

In addition, a TEFFI insurance company would be permitted to insure affiliated companies that are investors in an investment fund against liability, loss or damage resulting from owning an interest in an investment fund from any of the following risks:

•	fraud, theft or conversion of assets by a manager of an investment fund;

•	the obligation of an investor in an investment fund to indemnify or exculpate a manager of such investment fund;

•

any obligation of an affiliated technology-enabled fiduciary financial institution, affiliated fidfin trust or affiliated company to indemnify or exculpate an affiliated company or an investment fund in which any affiliated fidfin trust is an investor, or of which an affiliated fidfin trust is an affiliated company or of which any affiliated fidfin trust is a manager;

•	the inability of an investor to recover damages from a manager of such investment fund as a result of exculpation provisions in the governing documents of such investment fund;

•	breach of representations or warranties made by a transferor, assignor or investor in an investment fund in connection with a transfer or assignment of an interest in an investment fund; or

•

breach of an obligation of a transferor, assignor or investor in an investment fund to pass through to the transferee, assignee or substitute investor in an investment fund any and all economic benefits of a transferred or assigned interest in an investment fund.

The TEFFI Captive Amendments would also permit TEFFI insurance companies to issue “payment-in-kind policies” to qualified policyholders, under which the TEFFI insurance company would have the option, in its sole discretion, to make claim payments, in whole or in part, in cash or in the form of in-kind assets rather than cash pursuant to schedules attached to the policy and agreed to in writing by the qualified policyholder.

As noted above, upon the adoption of the TEFFI Captive Amendments by the Kansas legislature, Ben Insurance Services intends to apply for a certificate of authority as a TEFFI insurance company.

Credit for Reinsurance. Except for certain mandated provisions that must be included in order for a ceding insurer to obtain credit for reinsurance ceded, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority, including the Kansas Insurance Department. This contrasts with primary insurance policies issued by licensed insurers, the rates and terms of which are regulated under Kansas law by the Kansas Insurance Department.

Certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provide that only the state in which a ceding insurer is domiciled may regulate the financial statement credit for reinsurance taken by that ceding insurer. A ceding insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its U.S. statutory-basis financial statements. In general, credit for reinsurance is allowed in the following circumstances: if the reinsurer is licensed in the state in which the ceding insurer is domiciled; if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the ceding insurer is domiciled; in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the ceding insurer is domiciled and (b) meets certain financial requirements; or if none of the above applies, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the ceding insurer or the deposit of assets into a trust fund established for the benefit of the ceding insurer.

Should the Kansas Insurance Department approve the application of Ben Insurance Services to become a Kansas captive insurer, Ben Insurance Services will be domiciled in Kansas for credit for reinsurance purposes.

Kansas Holding Company Act. Kansas primarily regulates insurance holding company systems through Article 33 of the Kansas Insurance Code (the “Kansas Holding Company Act”). The Kansas Holding Company

Act and related regulations generally provide that each insurance company in an insurance holding company system that is domiciled in Kansas is required to register with the Kansas Insurance Department and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. All transactions within a holding company system affecting insurers must be fair and reasonable. Notice to the Kansas Insurance Department is required prior to the consummation of certain material transactions between a Kansas-domiciled insurer and any entity in its holding company system. In addition, certain of such transactions cannot be consummated without the Kansas Insurance Department’s prior approval, or its non-disapproval after receiving the required prior notice.

The Kansas Holding Company Act generally applies to captive insurers, though in many respects the requirements of the Kansas Captive Insurance Laws supersede requirements that would otherwise be imposed by the Kansas Holding Company Act, particularly with respect to changes of control of captive insurers.

Regulation of Dividends and Similar Payments from Captive Insurers. The ability of a captive insurer to pay dividends or make other distributions to its owners is subject to prior approval from the Kansas Insurance Department. For insurers generally, Kansas law only imposes prior regulatory approval on the payment of dividends or other distributions above a specified level, but in the case of captive insurers the Kansas Captive Insurance Laws require prior regulatory approval for any distribution or dividend by a captive insurer. Such dividends or distributions may be subject to applicable withholding or other taxes.

Financial Regulation Accreditation Standards Program. The National Association of Insurance Commissioners, or the NAIC, a standard-setting and regulatory support organization governed by the insurance commissioners of all 50 U.S. states, U.S. territories and the District of Columbia, has instituted its Financial Regulation Accreditation Standards Program, or FRASP, in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies, including captive insurers. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce such items in order to become an “accredited” state. If a state is not accredited, other states may not accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. Kansas is an accredited state.

Effect of Certain Federal Laws. A number of federal laws affect and apply to the insurance industry, including various privacy laws and the economic and trade sanctions implemented by the Office of Foreign Assets Control, or OFAC. OFAC maintains and enforces economic sanctions against certain foreign countries and groups and prohibits U.S. persons from engaging in certain transactions with certain persons or entities. OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.

Legislative and Regulatory Proposals. From time to time, various regulatory and legislative changes have been, and will be, proposed in the insurance and reinsurance industry. Among the proposals that have been considered is the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and the NAIC. In addition, there are a variety of proposals being considered by various state legislatures. An ongoing area of work at the NAIC is the consideration of enhanced methods of group supervision. It is not possible to predict the future impact of any potential state or federal laws or regulations on Ben Insurance Services’s capital and operations, and such laws or regulations could materially adversely affect Ben Insurance Services’s business.

Legal and Regulatory Requirements Applicable to Broker-Dealers

Ben Securities Company, L.P. (“Ben Securities”) is registered as a securities broker-dealer with the SEC, FINRA, and certain states as determined by its business operations. On March 26, 2021, Beneficient Capital

Markets, L.L.C. (“BCM”) filed a Form BD with the SEC to commence its application for broker-dealer registration. If approved by the SEC and FINRA, and admitted as a FINRA member, BCM will conduct its activities attendant to offering Ben’s products and services and will become subject to the various rules and regulations governing broker-dealers.

Much of the regulation of broker-dealers has been delegated by the SEC to self-regulatory organizations such as FINRA. FINRA adopts rules (which are subject to approval by the SEC) for governing its members and the industry. Broker-dealers are also subject to federal securities laws and SEC rules, as well as the laws and rules of the states in which a broker-dealer conducts business. The laws and regulations to which broker-dealers are subject cover all aspects of its securities business, including, but not limited to, sales and trading practices, net capital requirements, record keeping and reporting procedures, relationships and conflicts with customers, restrictions on new business lines without regulatory approval, restrictions on cash withdrawals and distributions, investment banking activities, experience and training requirements for certain employees, and the conduct and supervision of registered persons, officers and employees. Broker-dealers are also subject to privacy, disaster recovery and anti-money laundering laws and regulations.

The principal purpose of regulation, oversight and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. Additional legislation, changes in rules promulgated by the SEC, securities exchanges, self-regulatory organizations such as FINRA or states, or changes in the interpretation or enforcement of existing laws and rules, often directly affect the method of operation and profitability of broker-dealers. These governmental and self-regulatory organizations may conduct routine examinations, for-cause examinations, investigations and administrative and enforcement proceedings that can result in censure, fine, profit disgorgement, monetary penalties, suspension, revocation of registration or expulsion of broker-dealers, their registered persons, officers or employees.

Changing Regulatory Environment. The regulatory environment in which Ben Securities operates is subject to frequent change. Our business, financial condition and operating results may be adversely affected as a result of new or revised legislation or regulations imposed by the U.S. Congress, the SEC, FINRA or other U.S. and state governmental and regulatory authorities. The business, financial condition and operating results of Ben Securities also may be adversely affected by changes in the interpretation and enforcement of existing laws and rules by these governmental and regulatory authorities. In the current era of heightened regulation of financial institutions, including broker-dealers, Ben Securities can expect to incur increasing compliance costs, along with the industry as a whole.

Regulation Best Interest (“Regulation BI”) and Form CRS Relationship Summary. Effective beginning June 2020, the SEC elevated the standard of care for broker-dealers from the current “suitability” requirement to a “best interest” standard when making a recommendation of any securities transaction, or investment strategy involving securities, to a retail customer. The “best interest” standard requires a broker-dealer to make recommendations to retail customers without putting its financial interests ahead of the interests of a retail customer. In connection with Regulation BI, the SEC also adopted a related form called a Form CRS Relationship Summary (“Form CRS”), which requires broker-dealers to deliver to retail investors a succinct, plain English summary about the relationship and services provided by the firm and the required standard of conduct associated with the relationship and services. In connection with adopting Regulation BI, the SEC added new record-making and recordkeeping rules. While the SEC and FINRA have provided some guidance regarding Regulation BI, including findings from certain exams, the interpretation and enforcement of such new regulations carry uncertainties and Ben Securities compliance with Regulation BI may result in increased compliance costs and potential future liability if the SEC or FINRA disagree with how Ben Securities has interpreted or implemented compliance with Regulation BI.

1940 Act Considerations

The Investment Company Act of 1940, as amended (the “1940 Act”), defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. While we believe that a reasonable investor would conclude that we are not engaged primarily in investing in securities based on our business plan, since our subsidiary, BFF, received an operating trust company charter from the State of Kansas as a fiduciary financial institution within the State of Kansas, we currently fall under the Section 3(c)(3) exemption under the 1940 Act applicable to banks and insurance companies. Historically, we have complied with, and may continue to comply with, Section 3(c)(1) under the 1940 Act, which provides an exemption for any company (i) whose outstanding securities (other than short term paper) are beneficially owned by fewer than 100 persons, and (ii) which is not making or currently proposing to make a public offering of its securities. We do not intend to close the Avalon Merger unless we are able to fall outside of the definition of “investment company” and, therefore, the provisions of the 1940 Act, after the Registration Statement is effective of which this proxy statement/prospectus forms a part.

Intellectual Property

We protect the intellectual property associated with our liquidity products, trust services, Ben Markets portal, and other aspects of our business described in the “Business Lines” section above through trademarks, copyrights, domain names, and patents.

As of December 2, 2022, we own 14 trademark registrations in the United States for our BEN house mark and for several sub-brands related to our business. These registrations will continue in force as long as we file the necessary maintenance documents required by the USPTO. It is our customary practice to maintain all registrations for marks that remain in use. We also own 16 active trademark applications in the United States that we are currently prosecuting through the trademark office towards registration.

As of December 2, 2022, we own three copyright registrations in the United States for our proprietary software platforms.

We also have registered domain names for websites that we use in our business, including the domain name <trustben.com>.

As of December 2, 2022, we have filed 8 provisional U.S. patent applications and 8 corresponding non-provisional U.S. utility patent applications on certain of our systems and processes underlying our liquidity products and trust services. These U.S. utility patent applications are pending and cover the liquidity structure, underwriting, and risk assessment and reduction aspects of our business. If granted, each U.S. utility patent will have a limited duration of twenty years from its respective non-provisional application filing date.

Human Capital Management

Total Compensation and Rewards

We seek to provide competitive compensation and benefits, which is intended to include market-based pay that is competitive for our industry. We offer a full complement of health and welfare benefits such as health, dental, vision, life insurance and AD&D. A 401(k)-retirement plan is also offered. In addition, we promote equity ownership for our employees through various programs including through our 2018 Omnibus Equity Incentive Plan and our BMP Equity Incentive Plan.

Workforce Culture

We focus on building a workforce that is responsive to customer needs, attentive to being efficient and cost conscious for our financial stakeholders, and innovative in seeking to create new products and services in the industry. We recruit from a variety of channels to search for diverse talent and seek to build a culture reflective of our core values of teamwork, trust and trailblazing. We actively support equal opportunity employment and provide a working environment of equity and inclusion for all employees.

COVID Mitigation

We responded to the pandemic by generally following accepted COVID-19 mitigation guidelines intended to ensure that personal protective equipment and distancing protocols are used in our office and implemented a work from home policy for our employees. We believe we are prepared to address COVID-19 developments in the future.

Employees

We employed approximately 155 employees as of September 30, 2022.

Properties and Corporate Information

Our principal executive offices are located at 325 North St. Paul Street, Dallas, Texas 75201. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Our phone number is 214-445-4700. Our website is https://www.trustben.com/. Information contained on or accessible through our website is not incorporated by reference into this proxy statement/prospectus and should not be considered a part of this proxy statement/prospectus.

Legal Proceedings

On February 18, 2022, Shirin Bayati and Mojan Kamalvand, on behalf of themselves and of all others similarly situated, filed a class action lawsuit in the United States District Court for Northern District of Texas against GWG Holdings, Inc., its former President and Chief Executive Officer, Murray Holland, its former Chief Financial Officer, Timothy Evans, and certain past and present members of the board of directors of GWG and Ben (Roy Bailey, Peter Cangany, Jr., David Chavenson, Brad Heppner, Thomas Hicks, Dennis Lockhart, Bruce Schnitzer, and David DeWeese). The suit alleges that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by issuing materially misleading statements in a June 3, 2020 registration statement. On April 20, 2022, GWG filed for bankruptcy protection in the Southern District of Texas, and a Suggestion of Bankruptcy was filed on April 20, 2022 in this class action in the Northern District of Texas. On April 21, 2022, the district court ordered all parties to submit statements by May 5, 2022 on whether the automatic stay in bankruptcy extends to the non-debtor defendants. On April 25, 2022, Movants Thomas Horton and Frank Moore filed a Motion for Appointment as Lead Plaintiff and Approval of Their Selection of Lead Counsel. On May 2, 2022, a notice of dismissal was filed, dismissing defendants Peter Cangany, Jr., Brad Heppner, Thomas Hicks, Dennis Lockhart, Bruce Schnitzer. On May 5, 2022, the remaining parties filed an agreed statement indicating that they did not oppose the district court entering a stay that extended to all non-debtor defendants. The statement indicated any further relief from the stay, including appointment of a Lead Plaintiff, would be dependent on the parties approaching the bankruptcy court to modify the automatic stay. Ben is not named as a defendant, and the defendants deny any liability and intend to vigorously defend the litigation.

On February 18, 2022, Paul Capital Advisors filed a lawsuit against MHT Financial, L.L.C., BCG, and two Trust Advisors, Murray Holland (part-owner of MHT and former President and CEO of GWG) and James Turvey (an employee of BCG). While BCG was named as a defendant, PCA did not assert claims against or seek relief from BCG but instead only sought the removal and replacement of the Trust Advisors. The lawsuit concerns a series of transactions that utilized a trust structure with MHT as the sole beneficiary. Through this trust structure, PCA sold illiquid investments with a net asset value of approximately $500 million to MHT and certain trusts (the “Trusts”) in exchange for a contractual right from MHT to receive cash proceeds derived from an auction of BCG securities held in the Trusts. Ultimately, the auction of the BCG securities yielded cash, GWG common stock, and GWG L-Bonds. While the cash consideration has been paid to PCA, the GWG stock and GWG L-Bonds remain in the Trusts until they are liquidated. The original complaint asserted one cause of action: that the Trust Advisors had breached their purported fiduciary duties to PCA. The sole relief PCA sought was the removal and replacement of the Trust Advisors. On March 14, 2022, the defendants moved to dismiss the original complaint, disputing that PCA is a beneficiary of any kind to the Trusts and therefore not owed fiduciary duties by the Trust Advisors, and that PCA has no right to remove and replace the Trust Advisors. Further, BCG sought to dismiss the original complaint on the grounds that no claims were asserted against BCG and no relief was sought from it.

On April 18, 2022, PCA amended its original complaint. The amended complaint asserted six new causes of action arising out of the same series of transactions, including: (1) purported breaches of contract against BCG, MHT, and the Trust Advisors; (2) purported fraud by BCG and MHT; and (3) promissory estoppel against MHT, BCG, and the Trust Advisors. The amended complaint also sought additional relief in the form of (1) damages “in an amount to be proven at trial” and (2) an order granting rescission of an amendment to one of the transaction agreements or a holding declaring it invalid.

On April 18, 2022, Mr. Holland and Mr. Turvey resigned as Trust Advisors to the Trusts that were the subject matter of the complaint.

On April 19, 2022, MHT, as the sole beneficiary of the Trusts, appointed Dr. John Stahl as the new Trust Advisor.

On April 28, 2022, the Court found that PCA’s original cause of action to remove Mr. Holland and Mr. Turvey as Trust Advisors was moot.

On May 6, 2022, PCA amended its complaint to request that Dr. Stahl be removed as Trust Advisor.

On August 17, 2022, the Court of Chancery issued a memorandum opinion that dismissed PCA’s claim under the first count, which requested Dr. Stahl’s removal, after finding that PCA is not a beneficiary of the Trusts, and, therefore, has no standing to request the removal of any Trust Advisor. In addition, because the Court held that PCA is not a beneficiary of the Trusts, the parties have agreed that the claim for breach of fiduciary duty against the Trust Advisors should be dismissed.

On October 3, 2022, the Court entered an order dismissing count I of PCA’s complaint in accordance with its memorandum opinion and count II in light of the parties’ agreement that it should also be dismissed.

On November 1, 2022, defendants filed their opening briefs in support of their motions to dismiss the remaining counts. The parties have agreed that PCA will file its answering brief by December 20, 2022, and defendants will file their reply briefs by January 24, 2023. Oral argument on the motions to dismiss has not yet been set.

Defendants continue to believe PCA’s claims are baseless and intend to vigorously defend against, each and every cause of action asserted against them in the second amended complaint. The parties are in the process of briefing defendants’ motions to dismiss the remaining counts. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of this matter. Given the uncertainty of litigation and the preliminary stage of this claim, we are currently unable to estimate the probability of the outcome of these actions or the range of reasonably possible losses, if any, or the impact on our results of operations, financial condition or cash flows.

This litigation can subject us and certain of our directors to substantial costs and divert resources and the attention of management from our business. If these claims are successful, our business could be seriously harmed. Even if the claims do not result in protracted litigation or are resolved in our favor and the favor of our directors, the time and resources needed to resolve such claims could divert our management’s resources and adversely affect our business

In addition, from time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome of such ordinary course of business legal proceedings, such litigation can have a material adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. For more information, see the section titled “Risk Factors.”

BENEFICIENT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors”, “Business of Beneficient” and the consolidated financial statements and accompanying notes of The Beneficient Company Group, L.P. appearing elsewhere in this proxy statement/prospectus. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Except as otherwise required by the context, references to the “Company,” “Ben,” “we,” “us,” “our” and “our operating subsidiaries” are to The Beneficient Company Group, L.P., a Delaware limited partnership and its consolidated subsidiaries (but excluding the Customer ExAlt Trusts (as defined below)). All references to “BCG” refer solely to The Beneficient Company Group, L.P, and all references to “BCH” refer solely to Beneficient Company Holdings, L.P., a subsidiary of BCG.

Risk Relating to Forward-Looking Statements

This discussion and analysis contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the fact that they do not strictly relate to historical or current facts. They use words such as “anticipate”, “believe”, “continue”, “could”, “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” the negative version of these words, or other comparable words or phrases. Such forward-looking statements are subject to various risks and uncertainties. In particular, these include statements relating to future actions, statements regarding future performance or results and anticipated services or products, sales efforts, expenses, the outcome of contingencies, trends in operations and financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a technology-enabled financial services company that provides simple, rapid, and cost-effective liquidity solutions and trust products and services to participants in the alternative assets industry through our end-to-end online regulated platform, Ben AltAccess. Our products and services are designed to meet the unmet needs of mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and fund general partners and sponsors (“GPs” and together with MHNW individuals, STMI investors and FAMOs, “Customers”). We provide Customers seeking an early exit from their alternative asset investments a suite of liquidity solutions for their otherwise illiquid alternative asset investments through a proprietary financing and trust structure, which we implement for our customers and refer to such trusts collectively as the “Customer ExAlt Trusts”.

Our primary operations currently relate to our liquidity, trustee, and trust administration products and services through Ben Liquidity, L.L.C. and its subsidiaries (collectively, “Ben Liquidity”) and Ben Custody, L.L.C. and its subsidiaries (collectively, “Ben Custody”), respectively.

Ben Liquidity offers simple, rapid and cost-effective liquidity products to its customers through the use of customized trust vehicles, or the “Customer ExAlt Trusts”, which facilitate the exchange of a Customer’s alternative assets for consideration using a proprietary financing structure (such structure and related process, the “ExAlt PlanTM”). In ExAlt PlanTM financings, a subsidiary of Ben Liquidity, Beneficient Fiduciary Financial, L.L.C. (“BFF”), a Kansas based trust company that provides fiduciary financing to fidfin trusts, makes loans (each, an “ExAlt Loan”) to certain of the Customer ExAlt Trusts, which in turn employ a portion of the loan proceeds to acquire and deliver agreed upon consideration to the Customer in exchange for their alternative assets. BFF is chartered as a Kansas Technology Enabled Fiduciary Financial Institution (“TEFFI”) under the Technology-Enabled Fiduciary Financial Institution Act (the “TEFFI Act”) and regulated by the Kansas Office of the State Bank Commissioner. Ben Liquidity generates interest and fee income earned in connection with the ExAlt Loans, which are collateralized by a portion of the cash flows from the exchanged alternative assets (the “Collateral”). The ExAlt Loans are eliminated upon consolidation of the Customer ExAlt Trusts solely for financial reporting purposes.

Ben Custody currently provides full-service trust and custody administration services to the trustees, including BFF, of certain of the Customer ExAlt Trusts, which own the exchanged alternative assets following liquidity transactions for fees payable quarterly.

The Customer ExAlt Trusts’ earnings on alternative assets support the repayment of the ExAlt Loans plus any related interest and fees. For financial reporting purposes, even though they are not legally owned by Ben, the Customer ExAlt Trusts are required to be consolidated subsidiaries of BCG under accounting principles generally accepted in the United States (“U.S. GAAP”). As a result, Ben Liquidity’s ExAlt Loans and related interest and fee income and Ben Custody’s fee income are eliminated in the consolidation of the consolidated financial statements solely for financial reporting purposes but are recognized for purposes of the allocation of income (loss) to BCG’s or BCH’s equity holders.

Under the applicable trust and other agreements, certain Texas and Kansas charities are the ultimate beneficiaries of the Customer ExAlt Trusts (which we refer to as “Charities” or “Economic Growth Zones” respectively, and collectively, the “Charitable Beneficiaries”), and their interests are reported as noncontrolling interests in our consolidated financial statements. The TEFFI Act requires that two and a half percent (2.5%) of the payments to Ben Liquidity on the ExAlt Loans be charitably contributed by certain of the Customer ExAlt Trusts to a designated Kansas Economic Growth Zone. Accordingly, for ExAlt Loans originated on or after December 7, 2021, Economic Growth Zones are paid $0.025 for every $0.975 paid to the ExAlt Loan lender (i.e., BFF). For ExAlt Loans originated prior to December 7, 2021, in accordance with the terms of the applicable trust and other agreements, the Charitable Beneficiaries of the Customer ExAlt Trusts formed prior to such date, are paid $0.05 for every $0.95 paid to the applicable ExAlt Loan lender. To facilitate the payments to the Economic Growth Zones and Charities, we engage in an effort to deploy assets and cash and may experience costs as a result. As our business expands, we expect that these costs could grow.

While Ben’s financial products and services are presently offered through Ben Liquidity and Ben Custody, Ben plans to expand its capabilities under Ben Custody and provide additional products and services through Ben Insurance, L.L.C. and its subsidiaries (collectively, “Ben Insurance Services”) and Ben Markets L.L.C., including its subsidiaries (“Ben Markets”) in the future. Ben Insurance Services plans to offer to affiliated Customer ExAlt Trusts certain customized insurance products and services covering risks relating to owning, managing and transferring alternative assets. Ben Markets, through one of its subsidiaries, will operate as a captive registered broker-dealer that would conduct activities attendant to offering our products and services, and, through another of its subsidiaries, will operate as a registered transfer agent with respect to its securities that would provide various services for customers transacting with Ben, including the Customer ExAlt Trusts.

Business Units

We offer our products and services through our principal business units, which generally align with our operating subsidiaries, including Ben Liquidity, Ben Custody, and Ben Markets.

•	Ben Liquidity is our primary business line and offers Ben’s alternative asset liquidity and fiduciary financing products through Ben AltAccess.

•

Ben Custody addresses the administrative and regulatory burden of holding alternative assets by offering custody and trust administration support services to trustees of the Customer ExAlt Trusts, including BFF, and also offers document custodian services to Customers.

•	Ben Markets provides broker-dealer and transfer agency services in connection with offering certain of our liquidity products and services.

In connection with our principal business units, we offer products and services through the following business units and operating subsidiaries.

•	Ben AltAccess is our primary, customer-facing application serving as the access point through which a Customer accesses our suite of products and services.

•	Ben Data provides the Customer Exalt Trusts certain data collection, evaluation, and analytics products and services.

In the future, we plan to offer additional products and services through Ben Insurance Services. Through Ben Insurance Services, we plan to provide insurance services to certain affiliates (as defined in the Kansas Captive Insurance Laws), including the Customer ExAlt Trusts and other trusts for which BFF serves as the trustee or custodian, to cover risks related to ownership, management, and transfer of alternative assets and the financing related to alternative asset purchases.

Certain of our operating subsidiary products and services involve or are offered to certain of the Customer ExAlt Trusts, which, while not legally owned by Ben, are consolidated subsidiaries of BCG for financial reporting purposes, and therefore transactions between our operating subsidiaries and the Customer ExAlt Trusts are eliminated in consolidation. However, such amounts are earned by Ben’s business lines from the Customer ExAlt Trusts for purposes of determining the income (loss) allocable to BCG’s and BCH’s equity holders. Accordingly, the elimination in consolidation of amounts charged by Ben to the Customer ExAlt Trusts, such as interest income and certain fee revenue, has no effect on the net income (loss) attributable to BCG, BCH or to BCG’s and BCH’s equity holders.

Business Segments

Under U.S. GAAP, we have three reportable business segments: Ben Liquidity, Ben Custody and Customer ExAlt Trusts. Our Ben Liquidity and Ben AltAccess business units comprise the Ben Liquidity operating segment. Our Ben Custody and Ben Data business lines comprise the Ben Custody operating segment.

The Customer ExAlt Trusts, which hold interests in alternative assets and pay interest and principal to Ben Liquidity, transaction fees to Ben Liquidity and Ben Custody in connection with liquidity transactions and fees to Ben Custody for providing full-service trust administration services to the trustees of the Customer ExAlt Trusts, comprise the Customer ExAlt Trusts segment. Such amounts paid to Ben Liquidity and Ben Custody are eliminated in our consolidated financial statements solely for financial reporting purposes but are recognized for purposes of the allocation of income (loss) to BCG’s and BCH’s equity holders. The elimination of intercompany transactions are included in “Consolidating Eliminations.”

The Corporate/Other category includes unallocated corporate overhead and administrative costs, gains (losses) on changes in the fair value of GWG Holdings, Inc. (“GWG Holdings”) common stock held by Ben, interest expenses incurred on corporate-related debt transactions, and the operations of Ben Insurance Services and Ben Markets, which are not considered reportable segments as they do not meet the quantitative criteria to be separately reported.

We have allocated certain expenses to our operating segments, such as salaries, legal expenses, other general operating expenses. We have not allocated certain other expenses, including equity compensation and interest expense for certain debt agreements, to our operating segments. We may in the future determine to allocate certain additional expenses to the operating segments, which could have a material impact on the presentation of the results of our operating segments in any future segment presentation.

How We Generate Revenue

On a consolidated basis with the Customer ExAlt Trusts, which are variable interest entities (“VIEs”) and not owned directly or indirectly by our equity holders, we primarily recognize revenue through increases in the fair value of investments held by the Customer ExAlt Trusts. The increases in the fair value of these investments is also the primary source of revenue recognized by the Customer ExAlt Trusts business segment.

Our Ben Liquidity and Ben Custody business segments, which relate to our current operating subsidiaries that are owned by the holders of equity in the Company (including BCH), recognize revenue through (i) interest income on ExAlt Loans made to the Customer ExAlt Trusts in connection with our liquidity transactions for Customers and (ii) fee income billed at closing of liquidity transactions with Customers or recurring fee income for providing services to trustees of the Customer ExAlt Trusts while they hold investments.

a.

Ben Liquidity recognized $25.2 million, $17.8 million, $55.9 million, and $52.1 million in interest income during the six months ended September 30, 2022, the three-month transition period ended March 31, 2022 and the fiscal years ended December 31, 2021 and 2020, respectively.

b.

Ben Custody recognized $15.1 million, $8.4 million, $20.3 million, and $19.4 million in trust services and administration revenues during the six months ended September 30, 2022, the three-month transition period ended March 31, 2022 and the fiscal years ended December 31, 2021 and 2020, respectively.

Such revenues earned by Ben Liquidity and Ben Custody are eliminated upon consolidation in our financial statements, however the cash flows received upon repayment of the ExAlt Loans and in payment of Ben Custody fees are allocable to our and BCH’s equity holders and not the beneficiaries of the Customer ExAlt Trusts.

In addition, Corporate/Other, which also relates to BCG or subsidiaries owned by the holders of equity in the Company (including BCH), may include fee revenue recognized through services provided to Customers or the Customer ExAlt Trusts through business lines not included within Ben Liquidity and Ben Custody.

For information concerning the non-controlling interests in the Customer ExAlt Trusts and in our subsidiary, BCH, see “—Basis of Presentation – Noncontrolling Interests.”

Basis of Presentation

Change in Fiscal Year

On March 30, 2022, the board of directors of Beneficient Management, L.L.C., the general partner of BCG (“Ben Management”), approved a change in the Company’s fiscal year end from December 31 to March 31. The Company elected to change its fiscal year end in order to better align with its peers and with the timing in which more recent audited financial statements of its investments, whose cash flows serve as collateral to the ExAlt Loans, would be available. The change in the Company’s fiscal year end resulted in a transition period that began on January 1, 2022 and ended on March 31, 2022.

Noncontrolling Interests

The consolidated financial statements of Ben include the accounts of Ben, its wholly-owned and majority-owned subsidiaries, certain VIEs, in which the Company is the primary beneficiary, and certain noncontrolling interests. The noncontrolling interests reflected in our consolidated financial statements represent the portion of BCH’s limited partnership interests or interests in the Customer ExAlt Trusts that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and for any distributions that are paid. The portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of comprehensive loss. Our primary noncontrolling interests are described below:

1.

Ben is the general partner of BCH and owns 100% of the Subclass 1 Class A Units of BCH (“BCH Subclass 1 Class A Units”) and Preferred Series B Subclass 2 Unit Accounts of BCH (“BCH Preferred B-2 Unit Accounts”) . BCH is primarily a holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the partnership interests issued by BCH. Other parties, including certain of our officers and directors, hold preferred and other limited partnership interests in BCH, and certain of our officers and directors also hold profits interests in BCH, including Class S Ordinary Units (“BCH Class S Ordinary Units”), Class S Preferred Units (“BCH Class S Preferred Units”), Preferred Series C Subclass 1 Unit Accounts (“BCH Preferred C-1 Unit Accounts”), Subclass 1 FLP Unit Accounts (the “BCH FLP-1 Unit Accounts”), the Subclass 2 FLP Unit Accounts (the “BCH FLP-2 Unit Accounts”) and the Subclass 3 FLP Unit Accounts (the “BCH FLP-3 Unit Accounts”), Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred Series A-0 Unit Accounts”), and Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”), each of which constitutes a noncontrolling interest. Income or loss is allocated to the various noncontrolling interests described above in accordance with the limited partnership agreement of BCH.

BCG’s ownership interest in BCH reflects a legal ownership interest. Legal ownership may, at times, not reflect BCG’s economic interest in BCH because of various provisions in the limited partnership agreement for BCH regarding the payment of guaranteed payments; the accrual for, and payment of, preferred returns; allocations of profits and losses and accruals to capital accounts and hypothetical capital accounts; and distributions to the holders of these interests based on capital accounts. Generally, the allocation of income (exclusive of the “Excluded Amounts” and following “Guaranteed Payments” described below”) among the various limited partner interests in BCH, based on the limited partner interests currently outstanding, is made in the following order:

a.

Up to the amount of previously allocated losses in each case, income is allocated first to the holders of the BCH Subclass 1 Class A Units, BCH Class S Ordinary Units, and BCH Class S Preferred Units (as a group on a pro-rata basis), then to the holders of the BCH Preferred Series A-0 Unit Accounts, and then to the holders of the BCH Preferred B-2 Unit Accounts;

b.	then to the holders of the BCH Preferred B-2 Unit Accounts, an allocation for such quarter in an amount equal to such holder’s BCH Preferred B-2 Unit Accounts capital balance multiplied by 0.125%;

c.

then to the holders of the BCH Preferred A-1 Unit Accounts, an allocation to the extent of previously allocated losses, followed by an allocation for such quarter in an amount equal to such holder’s BCH Preferred A-1 Unit Accounts hypothetical capital account balance multiplied by the Quarterly Preferred Series A Rate (as defined in the limited partnership agreement of BCH) (the weighted average preferred return rate was 1.32% and 1.72% for the three and six months ended September 30, 2022, respectively, and 3.92%, 2.33%, and 1.84% for the three months ended March 31, 2022, year ended December 31, 2021, and year ended December 31, 2020, respectively);

d.

then to the holders of the BCH Preferred C-1 Unit Accounts, an allocation to the extent of previously allocated losses, followed by an allocation for such quarter in an amount equal to such holder’s BCH Preferred C-1 Unit Accounts hypothetical capital account balance multiplied by the Quarterly Preferred Series C Rate (as defined in the limited partnership agreement of BCH) (the weighted average preferred return rate was 1.32% and 1.72% for the three and six months ended September 30, 2022, respectively, and 3.92%, 2.33%, and 0.75% for the three months ended March 31, 2022, year ended December 31, 2021, and year ended December 31, 2020, respectively);

e.

then to the holders of the BCH Class S Preferred Units, an allocation to the extent of previously allocated losses, followed by an allocation equal of for such quarter in an amount equal to such holder’s BCH Class S Preferred Units’ hypothetical capital account balance multiplied by the Quarterly Class S Preferred Rate (as defined in the limited partnership agreement of BCH) (the weighted average preferred return rate was 1.32% and 1.72% for the three and six months ended September 30, 2022, respectively, and 3.92%, 2.33%, and 1.84% for the three months ended March 31, 2022, year ended December 31, 2021, and year ended December 31, 2020, respectively); and

f.

finally, the holders of the BCH Preferred A-1 Unit Accounts, BCH Class S Ordinary Units, and BCH Class S Preferred Units, are allocated the residual income, pro rata based on the number of units outstanding for each security.

Generally, the allocation of losses (exclusive of the “Excluded Amounts” and following “Guaranteed Payments” described below) among the various limited partner interests in BCH, based on the limited partner interests currently outstanding, is made in the following order:

a.	first to the holders of the BCH Subclass 1 Class A Units and BCH Class S Ordinary Units up to their associated capital account balances, pro rata based on their capital account balances;

b.

then losses are allocated to the holders of the BCH Class S Preferred Units up to their associated capital account balance, then to the holders of the BCH Preferred C-1 Unit Accounts up to their associated capital account balance, then to the holders of the BCH Preferred A-1 Unit Accounts up to their associated capital account balance, then to the holders of the BCH Preferred B-2 Unit Accounts up to their associated capital account balance and then to the holders of the BCH Preferred Series A-0 Unit Accounts up to their associated capital account balance; and

c.

any remaining losses are allocated to the holders of the BCH Subclass 1 Class A Units, BCH Class S Ordinary Units and BCH Class S Preferred Units pro rata based on the number of units outstanding for each security.

In addition, certain amounts referred to as “Excluded Amounts” in the limited partnership agreement of BCH, which relate to profits interests associated with the BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts, are separately allocated to the holders of certain outstanding limited partner interests as follows:

a.

BHI, as the holder of the BCH FLP-1 Unit Accounts, is allocated income equal to 50.5%, and BMP, as sponsor of the BMP Equity Incentive Plan and the holder of the BCH FLP-2 Unit Accounts, is allocated income equal to 49.5%, of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Ben, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BHI, as the holder of the BCH FLP-1 Unit Accounts, and BMP, as the holder of the BCH FLP-2 Unit Accounts, are entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, respectively, pursuant to the BCH LPA.

b.

BHI, as the holder of the BCH FLP-3 Unit Accounts is allocated profits from net financing revenues on a quarterly basis equal to the lesser of (i) 5% of the quarterly net financing revenues, or (ii) 10% of the average annualized stated interest (to the extent constituting net financing revenue) of the quarterly average of new ExAlt Loans issued by any subsidiaries of Ben during the previous twelve fiscal quarters. BCH’s obligations to make such distributions are not subject to available cash.

The holders of the BCH Preferred Series A-0 Unit Accounts are also entitled to receive a quarterly “Guaranteed Payment,” which is not dependent upon allocable income, in an amount equal to such holder’s capital balance of BCH Preferred Series A-0 Unit Accounts multiplied by 1.5% (6.0% per annum).

For more information on these interests, see “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.” and Notes 2 and 15 to the audited consolidated financial statements.

2.

Ben is the primary beneficiary of the Customer ExAlt Trusts, which are VIEs, and accordingly consolidates the results of the Customer ExAlt Trusts for purposes of financial reporting. Under the applicable trust and other agreements, certain charities are the ultimate legal beneficiaries of the Customer ExAlt Trusts, and their interests are reported as noncontrolling interests in our consolidated financial statements. The TEFFI Act requires that 2.5% of the cash distributions from alternative assets serving as collateral to Ben Liquidity loans be charitably contributed by certain of the ExAlt Trusts to a designated Kansas Economic Growth Zone. Accordingly, for ExAlt Loans originated on or after December 7, 2021, Economic Growth Zones are paid $0.025 for every $0.975 paid to the ExAlt Loan lender (i.e., BFF). For ExAlt Loans originated prior to December 7, 2021, in accordance with the terms of the applicable trust and other agreements, certain Charities that are the ultimate beneficiaries of Customer ExAlt Trusts formed prior to such date are paid $0.05 for every $0.95 paid to the ExAlt Loan lender (i.e., BFF). For certain prior transactions, the ultimate legal beneficiary is also entitled to approximately 10% of the amount of excess cash collateral, if any, following the full repayment of the ExAlt Loans associated with those transactions. In addition, if the cash proceeds on the interests underlying the collateral held by the Customer ExAlt Trusts are in excess of the amount required to repay the aggregate amounts owed under all of the ExAlt Loans in aggregate, such excess amount would be distributable to the ultimate beneficiaries of the Customer ExAlt Trusts and would constitute a noncontrolling interest. Additional Customer ExAlt Trusts are created from new liquidity transactions with customers. These new Customer ExAlt Trusts, which are consolidated by Ben, result in the recognition of additional non-controlling interests in our consolidated financial statements.

Significant Developments

Transactions with GWG Holdings and GWG Life

In 2018 and 2019, we consummated a series of transactions with GWG Holdings as more fully described in “Certain Beneficient Relationships and Related Party Transactions.” As a result of certain of these transactions, on December 31, 2019, GWG Holdings obtained the right to appoint a majority of the members of the Board of Directors of Ben Management, and we became a consolidated subsidiary of GWG Holdings beginning on December 31, 2019.

On November 12, 2021, amendments to the organizational documents of BCG, BCH, and Ben Management were approved by the Boards of Directors of Ben Management and GWG Holdings (the “Amendments”). On November 29, 2021, the Amendments became effective. These Amendments are part of, and effectuate, the series of transactions (the “Decoupling Transactions”), which resulted in, among other things, (i) GWG Holdings converting its capital account balance of $319 million in BCH Preferred Series A-1 Unit Accounts to an equal amount of Preferred Series B Subclass 2 Unit Accounts issued by BCG (“BCG Preferred B-2 Unit Accounts”), which are a preferential class of equity in BCG with enhanced conversion rights; (ii) GWG Holdings no longer having certain voting rights, including the right to nominate or appoint members of the Board of Directors of Ben Management; and (iii) Ben no longer being a consolidated subsidiary of GWG Holdings and therefore operating as a wholly independent and separate company.

The Amendments also reflect the creation of securities, including the BCH Preferred B-2 Unit Accounts (with a corresponding security to be issued by BCH to BCG), that Ben issued in connection with its 2021 and 2022 product offerings. The Amendments to the BCH limited partnership agreement include, among other things, (1) eliminating the mandatory redemption rights of the holders of BCH Preferred Series A-1 Unit Accounts should a public listing occur prior to December 31, 2030, and (2) modifying the terms of the BCH Preferred Series A-0 Unit Accounts to provide for a quarterly guaranteed payment and certain conversion and redemption rights.

Private Placement Liquidity Transactions

On December 7, 2021, the Customer ExAlt Trusts acquired alternative assets with an aggregate net asset value (“NAV”) of approximately $352 million in exchange for BCG’s issuance of BCG Preferred B-2 Unit Accounts with an initial capital account balance of approximately $352 million. To facilitate such transaction, Ben Liquidity made a loan to the Customer ExAlt Trusts in an aggregate principal amount of $246 million. In addition, Ben granted to certain of the purchasers of such securities certain registration rights and, if the initial registration statement under such registration rights has not been declared effective by June 30, 2023, the right to put any outstanding BCG Preferred B-2 Unit Accounts to Ben for an amount equal to the corresponding capital account balance as of the date of exercise of such put right, subject to certain limitations. Further, Ben agreed to issue additional BCH Preferred B-2 Unit Accounts based on the updated NAV of such acquired alternative assets as of December 31, 2021, as determined by the underlying fund general partners and/or investment managers.

During the six months ended September 30, 2022, the Customer ExAlt Trusts acquired additional alternative assets with an aggregate NAV of approximately $12.0 million in exchange for BCG’s issuance of BCG Preferred B-2 Unit Accounts with an initial capital account balance of $12.0 million. To facilitate such transactions, Ben Liquidity made a loan to the Customer ExAlt Trusts in an aggregate principal amount of $8.4 million.

The BCG Preferred B-2 Unit Accounts automatically converts to BCG Common Units upon a public listing of Ben, including as a result of the Business Combination (defined below) discussed below.

Loan Participation

On March 24, 2022, Ben sold a $72.5 million loan participation to an insurance company whereby Ben transferred a $72.5 million loan receivable to the insurance company in return for $72.5 million of cash. The loan participation represents a portion of over $246 million of loans receivable that were issued in connection with the acquisition by the Customer ExAlt Trusts of approximately $352 million of assets on December 7, 2021.

Issuance of BCG Preferred B-2 Unit Accounts

As of March 31, 2022 and December 31, 2021, the Company recorded a $20.2 million liability, which was the value of the additional BCG Preferred B-2 Unit Accounts that would be issued based on the updated NAV, using information that existed as of the date of the statement of financial condition but made available to the Company after the aforementioned periods and prior to the issuance of these consolidated financial statements. On September 1, 2022, the Company satisfied the contingent consideration liability in full by issuing BCG Preferred B-2 Unit Accounts with a capital account balance of $20.1 million.

Business Combination

On September 21, 2022, we entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”) with Avalon Acquisition, Inc. (“Avalon”), a publicly traded special purpose acquisition company. The Business Combination Agreement is expected to be completed in the first half of calendar year 2023, subject to stockholder approval and other customary closing conditions. Upon the closing of the transaction, subject to approval from the Securities and Exchange Commission, the combined company will be named Beneficient and is expected to be publicly listed on Nasdaq. For more information about the Business Combination, see “Proposal No. 1 — The Business Combination Proposal.”

Key Factors Affecting Our Business

Our business is affected by a variety of factors, including conditions in the financial markets and economic and political conditions in the markets in which we operate, as well as changes in global economic conditions and regulatory or other governmental policies or actions, which can materially affect the values of the investments held by the Customer ExAlt Trusts, the cash flows of which collateralize Ben Liquidity’s ExAlt Loans.

In addition to these macroeconomic trends and market factors, we believe our future performance will be influenced by the following factors:

•

Ability to Execute On Existing and New Strategies and Products and Services to Attract Customers. We currently offer or plan to offer a suite of complementary fiduciary and other financial products and services designed to address many of the challenges alternative asset market participants face in connection with their ownership, management, and transfer of alternative assets. These products and services are generally not readily available in the marketplace today. We believe that these new products and services will meet the complex needs of potential Customers on a large scale across our target market.

•

The extent to which future investment allocations of potential Customers favor private markets investments. Estimates of future performance of our future liquidity solutions business rely in part on the attractiveness of new capital being deployed by potential Customers to private markets relative to traditional asset classes. We believe that allocation to alternative assets by MHNW individual investors and STMI investors, along with the turnover rate demanded by MHNW individual investors and STMI investors will continue to increase, with annual alternative asset liquidity demands increasing due to the overall growth in the alternative asset market.

•

Successful Deployment of Financing Capital into Collateral Comprised of Attractive Investments. The successful identification of attractive investments as collateral to the financing transactions executed in our liquidity solutions business will impact future performance. We believe we identify specific investments that provide sufficient collateral to our fiduciary financings and that we have established a repeatable process in order to capitalize on these fiduciary financing opportunities through our underwriting and risk processes culminating in a qualification determination and proposed fiduciary financing terms for our Customers.

•

Our ability to maintain our data and regulatory advantage relative to competitors. Our proprietary data and technology platforms, analytical tools and deep industry knowledge allow us to provide our Customers with customized solutions, including trust custody and administration services, data and analytics products and services, and broker-dealer services in connection with our core liquidity products and services. Our ability to maintain our data advantage is dependent on a number of factors, including our continued access to a broad set of private market information and our ability to grow our relationships with potential Customers and their advisors throughout our distribution network. Additionally, we are or will become subject to extensive regulation under federal, state and international law. These complex regulatory and tax environments could restrict our operations and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities.

•

Our ability to maintain our competitive position. We believe we have several competitive and structural advantages that position us as a preferred provider of liquidity and other attendant services to the MHNW individual investor and STMI investor segments. We expect these advantages will enable us to provide unique products and services to potential Customers that have traditionally been difficult to access by the MHNW individual investor and STMI investor segments. Our ability to attract and successfully deploy capital in the future is dependent on maintaining our leading competitive positioning in our target markets.

Current Events

Economic conditions continue to improve since the onset of the COVID-19 pandemic as vaccination rates increase and lockdowns ease. Most financial markets experienced strong returns during 2021, despite the ongoing pandemic, which caused severe disruptions in the global financial markets and economies. Efforts to reopen the global economy in 2021 contributed to robust economic activity that supported the global recovery. However, the emergence of new variants has and may continue to contribute to setbacks or slowing of recovery efforts.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The ongoing Russia-Ukraine conflict could have a negative impact on the economy and business activity globally (including in the countries in which the Customer ExAlt Trusts currently holds investments or may hold investments in the future), and therefore, could adversely affect the performance of the Customer ExAlt Trusts’ investments.

The extent and impact of any sanctions imposed in connection with the Russia-Ukraine conflict has caused and may continue to cause financial market volatility and impact the global economy. Volatility and disruption in the equity and credit markets can adversely affect the portfolio companies underlying the investments held by the Customer ExAlt Trusts and adversely affect the investment performance. Our ability to manage exposure to market conditions is limited. Market deterioration could cause the Company to experience reduced liquidity, earnings and cash flow, recognize impairment charges, or face challenges in raising capital and making investments on attractive terms. Adverse market conditions can also affect the ability of investment funds held by the Customer ExAlt Trusts to liquidate positions in a timely and efficient manner. As a result, this presents material uncertainty and risk with respect to the performance of the investments held by the Customer ExAlt Trusts, even though the Customer ExAlt Trusts do not hold any investments with material operations in Russia or Ukraine. The cash flows from the investments held by the Customer Exalt Trusts serve as the collateral to the ExAlt Loans and the fees that are paid by the Customer ExAlt Trusts to Ben for administering these trusts, both of which are key determinants in the income allocated to BCG’s and BCH’s equity holders.

Further, these events may result in reduced opportunities for future liquidity solution transactions with our customers and make it more difficult for the Customer ExAlt Trusts to exit and realize value from its existing investments, potentially resulting in a decline in the value of the investments held by the Customer ExAlt Trusts. Such a decline could cause our revenue and net income to decline, including the revenues and net income allocated to BCG’s and BCH’s equity holders.

We continue to evaluate the impact of the COVID-19 pandemic, the ongoing Russia-Ukraine conflict, and other items, such as inflation and rising interest rates, and assess the impact on financial markets and our business. Our future results may be adversely affected by slowdowns in fundraising activity and the pace of new liquidity transactions with our customers.

Factors Affecting the Comparability of Our Financial Condition and Results of Operations

In addition to the items mentioned above in the “Significant Developments” section, our historical financial condition and results of operations for the periods presented may not be comparable, either from period to period or going forward, primarily for the following reasons:

•

Utilization of Derivative Instruments to Manage Risk. Ben manages its exposure to market risks by utilizing various forms of derivative instruments to limit exposure to changes in the relative values of investments that may result from market developments. During 2020, Ben purchased put options for $14.8 million that were sold in November 2021 for $1.8 million, resulting in a recognized loss of $12.9 million. In April 2022, Ben made aggregate payments of $7.4 million to purchase additional put options, which had a fair value of $10.2 million as of September 30, 2022. During the six months ended September 30, 2022, Ben recognized gains totaling $2.7 million on the put options held as of that date.

•

Bankruptcy of GWG Holdings. GWG Holdings, our former parent company, and certain of its wholly-owned subsidiaries filed for bankruptcy under Chapter 11 of the Bankruptcy Code on April 20, 2022. As of September 30, 2022, BCG held 2.5 million shares of GWG Holdings common stock and the Customer ExAlt Trusts held 9.8 million shares of GWG Holdings common stock and L Bonds due 2023 of GWG Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of GWG Holdings (“GWG Life”) with an aggregate principal amount of $94.8 million (“L Bonds”). Through September 30, 2022, Ben has recorded losses associated with their holdings of GWG Holdings common stock of $20.0 million and the Customer ExAlt Trusts have recorded losses associated with its holdings of GWG Holdings common stock and L Bonds totaling $90.4 million. As of September 30, 2022, the fair value of Ben’s holdings of GWG common stock was $5.0 million and the fair value of the Customer ExAlt Trusts’ holdings of GWG Holdings common stock and L Bonds was $89.0 million. Through September 30, 2022, the Customer ExAlt Trusts have recognized credit related losses on the L Bonds totaling $31.3 million. Additionally, through September 30, 2022, Ben has recognized losses on its related party receivable with GWG Holdings under the Shared Services Agreement totaling $15.0 million.

•

Settlement of Commercial Loan Agreement. On November 26, 2021, GWG Holdings and BCG executed a payoff letter for a commercial loan agreement with GWG Life (the “Commercial Loan Agreement”) pursuant to which BCG repaid the entire outstanding principal balance of the Commercial Loan Agreement of $202.3 million, plus accrued interest of $5.8 million, by issuing to GWG Life 19,250,795 BCG Common Units. During the years ended December 31, 2021 and 2020, we recognized $16.1 million and $16.9 million, respectively, of interest expense (including the amortization of deferred financing costs) on the Commercial Loan Agreement.

•

Collateral Swap. On September 30, 2020, certain of the Customer ExAlt Trusts (collectively, the “Participating Customer ExAlt Trusts”), at the sole direction of the independent trustee of each such trust, with the intention of protecting the value of certain assets of the Participating Customer ExAlt Trusts underlying part of the Collateral portfolio, the Participating Customer ExAlt Trusts entered into that certain Contribution and Exchange Agreement with certain exchange trusts, (collectively, the “Participating Exchange Trusts”), each of which entered into such agreement at the direction of its applicable trust advisor and by and through its applicable corporate trustee (the “Contribution and Exchange Agreement). Under the Contribution and Exchange Agreement, the Participating Exchange Trusts agreed to exchange 9,837,264 shares of GWG Holdings’ common stock valued at $84.6 million, 543,874 BCG Common Units valued at $6.8 million, and GWG Holdings’ L Bonds due 2023 in the aggregate principal amount of $94.8 million to the Participating Customer ExAlt Trusts for $94.3 million in NAV of the alternative asset investments held by the Participating Customer ExAlt Trusts. This transaction ( the “Collateral Swap”) resulted in the Participating Customer ExAlt Trusts recognizing an additional $84.6 million of investment in public equity securities of related party, $94.8 million of debt securities of related party, $3.4 million of treasury BCG’s Common Units, and gain of $88.5 million, which was recorded in investment income.

•

Promissory Note Repayment. On September 30, 2020, GWG Holdings, GWG Life, and certain of the Customer ExAlt Trusts (the “LiquidTrust Borrowers”) agreed to the repayment of that certain promissory note issued on May 31, 2019, (the “Promissory Note”), and any related accrued interest for Ben’s issuance of BCH Preferred C-1 Unit Accounts with a capital account balance of $75.0 million to the LiquidTrust Borrowers. The Company determined the fair value of the BCH Preferred C-1 Unit Accounts was $71.2 million as of September 30, 2020. The carrying value of the Promissory Note on September 30, 2020, with accrued and unpaid interest thereon, was $65.1 million. The difference between the fair value of the BCH Preferred C-1 Unit Accounts and the carrying value of the settled debt was settled between equity holders. Additionally, as a result of the change in ownership while Ben retained a controlling interest in BCH, a rebalancing of the noncontrolling interests was performed in accordance with ASC 810-10, which resulted in a $3.2 million net increase to noncontrolling interest. During the year ended December 31, 2020, the Customer ExAlt Trusts recognized $4.7 million of interest expense on the Promissory Note.

•

Repurchase Options. During the twelve months ended December 31, 2020, the remainder of the unexercised repurchase options issued in 2017 and 2018 to the 2017-18 Exchange Trusts by certain of the Customer ExAlt Trusts expired, resulting in the recognition of $61.7 million in income by the Customer ExAlt Trusts.

•

Equity compensation. Our Board of Directors adopted the BMP Equity Incentive Plan, the Ben Equity Incentive Plan, and the BCH Preferred Series A-1 Unit Accounts issued to certain directors (collectively, the “Equity Incentive Plans”) in 2018 and 2019 and approved the granting of equity incentive awards during the second quarter of 2019 to certain directors and in the first quarter of 2020 to certain employees. Awards are generally subject to service-based vesting over a multi-year period from the recipient’s date of hire, although certain awards fully vested upon the grant date. As such, a significant amount of equity based compensation was recognized during the twelve months ended December 31, 2020 for awards fully vested upon grant compared to latter years in which service based vesting occurred.

•

Vesting of performance based awards. Certain of our restricted equity units were granted with a performance-based condition. Upon the completion of the Business Combination, such condition may be met, which is expected to result in an additional $11.3 million of share-based compensation expense at such time.

Key Performance Indicators

We use certain non-GAAP financial measures to supplement our consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP financial measures include adjusted revenue and adjusted operating income (loss). A non-GAAP financial measure is a numerical measure that departs from U.S. GAAP because it includes or excludes amounts that are required under U.S. GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used by Ben may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding our results of operations that management believes is useful for trending, analyzing and benchmarking the performance of our business. See “Supplemental Unaudited Presentation of Non-GAAP Financial Information,” below, for a reconciliation of adjusted revenue to revenue and adjusted operating income (loss) to operating income (loss), the most comparable U.S. GAAP measures, respectively.

In addition to our U.S. GAAP and non-GAAP financial information, we utilize several key indicators of financial condition and operating performance to assess the various aspects of our business. We monitor the following operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following key metrics are useful in evaluating our business:

	Three Months Ended September 30, 2022	Six Months Ended September 30, 2022	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Ben Liquidity
Loan payments received	$6,214	$12,054	$1,189	$30,270	$22,042
Operating loss	24,211	(8,640)	(20,299)	21,191	25,520
Adjusted operating loss(1)	(1,393)	8,076	17,329	22,239	26,167
Ben Custody
Fee payments received	$2,896	$13,763	$20,673	$15,091	$7,945
Operating loss	6,274	12,437	7,301	16,193	15,922
Adjusted operating loss(1)	6,274	12,437	7,301	16,193	15,922
Consolidated:
Revenue	$(37,945)	$(74,991)	$(66,618)	$55,311	$140,329
Adjusted revenue(1)	(10,186)	(32,427)	(10,607)	11,189	40,128
Operating loss	(73,000)	(158,951)	(99,834)	(71,120)	(47,413)
Adjusted operating loss(1)	(33,949)	(81,071)	(29,697)	(57,142)	(16,320)

	September 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Ben Liquidity
Loans to Customer ExAlt Trusts, net	$415,599	$418,792	$508,910	$239,067
Allowance to total loans	15.19%	10.36%	2.73%	2.20%
Nonperforming loans to total loans	33.94%	5.23%	4.67%	2.58%
Ben Custody
Fees receivable	$40,800	$44,208	$59,009	$33,251
Deferred revenue	46,816	51,434	54,074	34,063
Customer ExAlt Trusts
Investments, at fair value	$564,368	$659,921	$733,488	$385,444
Distributions to Original Loan Balance	0.63x	0.61x	0.53x	0.69x
Total Value to Original Loan Balance	1.21x	1.25x	1.28x	1.28x
(1)

Adjusted revenue and adjusted operating loss are non-GAAP financial measures. For a definition and reconciliation to comparable U.S. GAAP metrics, please see the section titled “Supplemental Unaudited Presentation of Non-GAAP Financial Information.”

Adjusted revenue. We define adjusted revenue as revenue adjusted to exclude the effect of mark-to-market adjustments on related party equity securities that were acquired in the Collateral Swap.

Operating income (loss) represents total revenues less operating expenses prior to the provision for income taxes.

Adjusted operating income (loss). We define adjusted operating income (loss) as operating income (loss), adjusted to exclude the effect of the adjustments to revenue described above, credit losses on related party available-for-sale debt securities acquired in the Collateral Swap, and receivables from a related party that filed for bankruptcy, share-based compensation expense, audit fee normalization, and legal, professional services, and public relations costs related to the GWG Holdings bankruptcy, lawsuits, and a defunct product offering.

Loan payments received represents cash received during the respective period from the Customer ExAlt Trusts as payments on the ExAlt Loans.

Fee payments received represents cash received during the respective period from the Customer ExAlt Trusts as payments on the fees receivable from the Customer ExAlt Trusts.

Loans to Customer ExAlt Trusts, net represents the total ExAlt Loan receivable outstanding, net of any allowance for loan losses. The ExAlt Loans are eliminated for financial reporting purposes upon consolidation of the Customer ExAlt Trusts.

ALL/Loans. Allowance to total loans is calculated as total allowance for loan loss divided by total loans. The increase in the allowance for loans losses from March 31, 2022 to September 30, 2022 was driven by primarily driven by the deterioration in value of the GWG Holdings common stock and L Bonds, which collateralize certain of the ExAlt Loans.

NPL/Loans. Nonperforming loans to total loans is calculated as total nonperforming loans divided by total loans. The increase in nonperforming loans from March 31, 2022 to September 30, 2022 was primarily driven by the deterioration in value of the GWG Holdings common stock and L Bonds, which collateralize certain of the ExAlt Loans.

Fees receivable represents the transaction fees charged to the Customer ExAlt Trusts in connection with liquidity transactions and fees charged for providing full-service trust administration services to the trustees of the Customer ExAlt Trusts. Such fees are eliminated for financial reporting purposes upon consolidation of the Customer ExAlt Trusts.

Deferred revenue represents fees charged at the origination of the liquidity transaction that are recognized ratably over the life of the LiquidTrust. Such amount is eliminated for financial reporting purposes upon consolidation of the Customer Exalt Trusts.

Investments, at fair value. Investments held by the Customer ExAlt Trusts include investments in alternative assets, investments in the public equity and debt securities (principally of a related party), and investments in private equity securities. These cash flows from these investments serve as Collateral to the ExAlt Loans.

Distributions to Original Loan Balance, as it relates to the Collateral, is calculated as the total inception-to-date payments from the ExAlt Loans received divided by the initial loan balances of the ExAlt Loans.

Total Value to Original Loan Balance is calculated as the then-current value of the Collateral plus the total inception-to-date payments from the ExAlt Loans received, divided by the initial loan balances of the ExAlt Loans.

Principal Revenue and Expense Items

During the three and six months ended September 30, 2022 and 2021, three months ended March 31, 2022 and 2021, and the years ended December 31, 2021 and 2020, we earned revenues on a consolidated basis from the following primary sources:

•

Investment Income (Loss), net. Investment income (loss), net, includes the change in NAV of the alternative assets held by certain of the Customer ExAlt Trusts. During the year ended December 31, 2020, also includes the change in fair value of repurchase options issued in 2017 and 2018 by certain of the Customer ExAlt Trusts. These unexercised repurchase options expired during 2020.

For the aforementioned periods, our main components of consolidated expense are summarized below:

•

Interest Expense. Interest expense includes interest paid to our senior lender under our amended and restated First Lien Credit Agreement and Second Lien Credit Agreement (as described under “Liquidity and Capital Resources — Amended Credit Agreements”), interest paid to GWG Holdings on the Promissory Note and Commercial Loan Agreement, interest paid on the ExAlt Trust Loan Payable, and interest paid on our other debt due to related parties. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

•

Employee Compensation and Benefits. Employee compensation and benefits includes salaries, bonuses and other incentives and costs of employee benefits. Also included are significant non-cash expenses related to the Equity Incentive Plans.

•	Professional Services. Professional services includes consulting fees, legal fees, audit fees, and other services.

Additional components of our consolidated net earnings include:

•

Gain (loss) on Financial Instruments, net. Gain (loss) on financial instruments, net includes the change in fair value of our derivative liability, investments in public equity securities, private equity securities, and options. Included in our investment in public equity securities is our interest in GWG Holdings (a total of 12,337,364 common shares held as of all periods presented). The initial investment in put options was entered into during third quarter of calendar year 2020 and subsequently sold in fourth quarter of calendar year 2021. Another investment in put options was entered into during first quarter of fiscal year 2023. Fair value is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis.

•

Interest Income. Interest income includes interest earned on cash held in banks. During the years ended December 31, 2021 and 2020, interest income also includes interest income on the investment in debt securities held by the Customer ExAlt Trusts.

•

Other Income. Includes income totaling $36.3 million recognized during the second quarter of calendar year 2020 as a result of the forfeiture of vested equity-based compensation related to one former director.

•

Provision for Credit Losses. Provision for credit losses represents the amount charged to earnings each period for other than temporary credit losses incurred on available-for-sale debt securities and for allowances taken on receivables under the Shared Services Agreement with GWG Holdings.

•

Other Expenses. We recognize and record expenses in our business operations as incurred. Other expenses includes software license and maintenance expenses, IT consulting fees, travel and entertainment expenses, other insurance and tax expense, supplies, costs associated with employee training and dues, transaction expenses, depreciation and amortization expense, and various other expenses.

Our operating subsidiaries, Ben Liquidity and Ben Custody, also earn revenue from interest and fees, which are eliminated in consolidation, on the ExAlt Loans between Ben Liquidity and the Customer ExAlt Trusts. These sources of intersegment revenues, which ultimately impact the net income (loss) attributable to BCG and BCH equity holders, are summarized below.

•

Interest Income. Interest income is generally comprised of contractual interest, which is a computed variable rate that compounds monthly, interest recognized on certain of the ExAlt Loans through the effective yield method, and an amortized discount that is recognized ratably over the life of the ExAlt Loan. The ExAlt Loans have a maturity of twelve years, and all principal and interest due thereon is payable at maturity. Since we began our operations in 2017, substantially all of our interest income since inception has been non-cash income that has been capitalized onto the outstanding principal of the ExAlt Loans. Interest income reflects interest earned by the Customer ExAlt Trusts, on a gross basis, and a portion of the economic interests of certain of the Customer ExAlt Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by Ben from the Customer ExAlt Trusts is eliminated in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, on a consolidated basis, our attributable share of the net income from the Customer ExAlt Trusts is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income and certain fee revenue (as described below) has no effect on net income (loss) attributable to BCG or BCH or to equity holders of BCG or BCH.

•

Trust Services and Administration Revenues. Trust services and administration revenues includes trust administration fees and upfront fees. Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution customers. Fees are recognized monthly based upon the beginning of quarter (in advance) NAV plus any remaining unfunded loan commitments and the applicable fee rate of the account as outlined in the agreement. Non-refundable upfront fees are earned for setting up and providing the customer access to the ExAlt PlanTM. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Upfront fees are deferred upon receipt and are recognized ratably over the period of benefit, which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). All such fees and related deferred revenue are eliminated upon consolidation. As described above, the elimination in consolidation of this fee revenue has no effect on net income (loss) attributable to BCG or BCH or to equity holders of BCG or BCH.

RESULTS OF OPERATIONS — THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021 (UNAUDITED)

(in thousands)	Three Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment loss, net	$—	$—	$(17,099)	$—	$—	$(17,099)
Loss on financial instruments, net	—	—	(16,391)	(4,646)	—	(21,037)
Interest income	—	—	10	87	—	97
Trust services and administration revenues	—	8	—	—	—	8
Other income	—	—	—	86	—	86
Intersegment revenues
Interest income	10,894	—	—	—	(10,894)	—
Trust services and administration revenues	—	7,767	—	—	(7,767)	—

Total revenues	10,894	7,775	(33,480)	(4,473)	(18,661)	(37,945)

External expenses
Employee compensation and benefits	1,599	501	—	8,417	—	10,517
Interest expense	774	—	1,965	851	—	3,590
Professional services	815	820	2,374	10,223	—	14,232
Reversal of provision for credit losses	—	—	—	(10)	—	(10)
Other expenses	564	180	187	5,795	—	6,726
Intersegment expenses
Interest expense	—	—	77,183	—	(77,183)	—
Reversal of provision for loan losses	(17,069)	—	—	—	17,069	—
Other expenses	—	—	15,360	—	(15,360)	—

Total expenses	(13,317)	1,501	97,069	25,276	(75,474)	35,055

Operating income (loss)	$24,211	$6,274	$(130,549)	$(29,749)	$56,813	(73,000)

Income tax expense						887

Net loss						$(73,887)

RESULTS OF OPERATIONS — THREE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021 (UNAUDITED) (cont’d)

(in thousands)	Three Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income, net	$—	$—	$15,746	$—	$—	$15,746
Gain on financial instruments, net	—	—	28,233	7,406	—	35,639
Interest income	—	—	1,777	74	—	1,851
Trust services and administration revenues	—	8	—	—	—	8
Intersegment revenues
Interest income	11,481	—	—	—	(11,481)	—
Trust services and administration revenues	—	4,745	—	—	(4,745)	—

Total revenues	11,481	4,753	45,756	7,480	(16,226)	53,244

External expenses
Employee compensation and benefits	2,254	517	—	7,753	—	10,524
Interest expense	2,448	—	—	4,977	—	7,425
Professional services	608	342	—	2,307	—	3,257
Other expenses	509	129	215	2,345	—	3,198
Intersegment expenses
Interest expense	—	—	17,461	—	(17,461)	—
Provision for loan losses	44	—	—	—	(44)	—
Other expenses	—	—	2,960	—	(2,960)	—

Total expenses	5,863	988	20,636	17,382	(20,465)	24,404

Operating income (loss)	$5,618	$3,765	$25,120	$(9,902)	$4,239	$28,840

Income tax expense						482

Net income						$28,358

RESULTS OF OPERATIONS — SIX MONTHS ENDED SEPTEMBER 30, 2022 AND 2021 (UNAUDITED)

(in thousands)	Six Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment loss, net	$—	$—	$(42,216)	$—	$—	$(42,216)
Loss on financial instruments, net	—	—	(27,176)	(5,882)	—	(33,058)
Interest income	—	—	15	167	—	182
Trust services and administration revenues	—	15	—	—	—	15
Other income	—	—	—	86	—	86
Intersegment revenues
Interest income	25,205	—	—	—	(25,205)	—
Trust services and administration revenues	—	15,049	—	—	(15,049)	—

Total revenues	25,205	15,064	(69,377)	(5,629)	(40,254)	(74,991)

External expenses
Employee compensation and benefits	3,802	959	—	17,321	—	22,082
Interest expense	1,407	—	4,294	1,508	—	7,209
Professional services	1,509	1,325	2,374	16,299	—	21,507
Provision for credit losses	—	—	12,607	6,174	—	18,781
Other expenses	1,095	343	1,369	11,574	—	14,381
Intersegment expenses
Interest expense	—	—	102,763	—	(102,763)	—
Provision for loan losses	26,032	—	—	—	(26,032)	—
Other expenses	—	—	19,826	—	(19,826)	—

Total expenses	33,845	2,627	143,233	52,876	(148,621)	83,960

Operating income (loss)	$(8,640)	$12,437	$(212,610)	$(58,505)	$108,367	$(158,951)

Income tax expense						1,284

Net loss						$(160,235)

RESULTS OF OPERATIONS — SIX MONTHS ENDED SEPTEMBER 30, 2022 AND 2021 (UNAUDITED) (cont’d)

(in thousands)	Six Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income, net	$—	$—	$17,519	$—	$—	$17,519
Gain on financial instruments, net	—	—	29,610	5,683	—	35,293
Interest income	—	—	3,555	147	—	3,702
Trust services and administration revenues	—	15	—	—	—	15
Intersegment revenues
Interest income	24,684	—	—	—	(24,684)	—
Trust services and administration revenues	—	9,566	—	—	(9,566)	—

Total revenues	24,684	9,581	50,684	5,830	(34,250)	56,529

External expenses
Employee compensation and benefits	4,432	1,096	—	14,833	—	20,361
Interest expense	4,305	—	—	9,906	—	14,211
Professional services	1,429	625	—	4,841	—	6,895
Other expenses	940	260	360	5,556	—	7,116
Intersegment expenses
Interest expense	—	—	34,443	—	(34,443)	—
Provision for loan losses	3,722	—	—	—	(3,722)	—
Other expenses	—	—	5,996	—	(5,996)	—

Total expenses	14,828	1,981	40,799	35,136	(44,161)	48,583

Operating income (loss)	$9,856	$7,600	$9,885	$(29,306)	$9,911	$7,946

Income tax expense						273

Net income						$7,673

RESULTS OF OPERATIONS — THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(in thousands)	Three Months Ended March 31, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment loss, net	$—	$—	$(10,811)	$—	$—	$(10,811)
Loss on financial instruments, net	—	—	(44,661)	(11,350)	—	(56,011)
Interest income	—	—	—	73	—	73
Trust services and administration revenues	121	8	—	—	—	129
Other income	—	—	—	2	—	2
Intersegment revenues
Interest income	17,790	—	—	—	(17,790)	—
Trust services and administration revenues	—	8,408	—	—	(8,408)	—

Total revenues	17,911	8,416	(55,472)	(11,275)	(26,198)	(66,618)

External expenses
Employee compensation and benefits	2,200	517	—	7,408	—	10,125
Interest expense	538	—	1,046	526	—	2,110
Professional services	915	446	—	4,088	—	5,449
Provision for credit losses	—	—	4,943	4,440	—	9,383
Other expenses	436	152	1,860	3,701	—	6,149
Intersegment expenses
Interest expense	—	—	24,694	—	(24,694)	—
Provision for loan losses	34,121	—	—	—	(34,121)	—
Other expenses	—	—	5,767	—	(5,767)	—

Total expenses	38,210	1,115	38,310	20,163	(64,582)	33,216

Operating income (loss)	$(20,299)	$7,301	$(93,782)	$(31,438)	$38,384	$(99,834)

Income tax expense						1,072

Net loss						$(100,906)

RESULTS OF OPERATIONS — THREE MONTHS ENDED MARCH 31, 2022 AND 2021 (cont’d)

(in thousands) (unaudited)	Three Months Ended March 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income, net	$—	$—	$2,091	$—	$—	$2,091
Loss on financial instruments, net	—	—	—	(2,180)	—	(2,180)
Interest income	—	—	1,777	160	—	1,937
Trust services and administration revenues	508	8	—	—	—	516
Intersegment revenues
Interest income	16,920	—	—	—	(16,920)	—
Trust services and administration revenues	—	4,820	—	—	(4,820)	—

Total revenues	17,428	4,828	3,868	(2,020)	(21,740)	2,364

External expenses
Employee compensation and benefits	1,903	454	—	8,553	—	10,910
Interest expense	2,304	—	—	4,880	—	7,184
Professional services	859	432	—	3,648	—	4,939
Other expenses	525	109	211	1,723	—	2,568
Intersegment expenses
Interest expense	—	—	16,814	—	(16,814)	—
Provision for loan losses	5,158	—	—	—	(5,158)	—
Other expenses	—	—	3,076	—	(3,076)	—

Total expenses	10,749	995	20,101	18,804	(25,048)	25,601

Operating income (loss)	$6,679	$3,833	$(16,233)	$(20,824)	$3,308	$(23,237)

Income tax benefit						(273)

Net loss						$(22,964)

RESULTS OF OPERATIONS — YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands)	Year Ended December 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income, net	$—	$—	$15,534	$—	$—	$15,534
Gain on financial instruments, net	—	—	29,512	2,325	—	31,837
Interest income	—	—	7,110	288	—	7,398
Trust services and administration revenues	510	30	—	—	—	540
Other income	—	—	—	2	—	2
Intersegment revenues
Interest income	55,929	—	—	—	(55,929)	—
Trust services and administration revenues	—	20,258	—	—	(20,258)	—

Total revenues	56,439	20,288	52,156	2,615	(76,187)	55,311

External expenses
Employee compensation and benefits	8,328	2,031	—	38,164	—	48,523
Interest expense	12,812	—	—	14,645	—	27,457
Professional services	3,100	1,552	350	12,799	—	17,801
Provision for credit losses	—	—	13,726	5,029	—	18,755
Other expenses	2,127	512	695	10,561	—	13,895
Intersegment expenses
Interest expense	—	—	70,963	—	(70,963)	—
Provision for loan losses	8,881	—	—	—	(8,881)	—
Other expenses	—	—	12,180	—	(12,180)	—

Total expenses	35,248	4,095	97,914	81,198	(92,024)	126,431

Operating income (loss)	$21,191	$16,193	$(45,758)	$(78,583)	$15,837	$(71,120)

Loss on debt extinguishment						(34,013)
Income tax expense						—

Net loss						$(105,133)

RESULTS OF OPERATIONS — YEARS ENDED DECEMBER 31, 2021 AND 2020 (cont’d)

(in thousands)	Year Ended December 31, 2020
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
External Revenues
Investment income, net	$—	$—	$132,620	$—	$—	$132,620
Loss on financial instruments, net	—	—	(15,838)	(14,832)	—	(30,670)
Interest income	—	—	1,819	263	—	2,082
Trust services and administration revenues	—	30	—	—	—	30
Other income	—	—	—	36,267	—	36,267
Intersegment revenues
Interest income	52,101	—	—	—	(52,101)	—
Trust services and administration revenues	—	19,379	—	—	(19,379)	—

Total revenues	52,101	19,409	118,601	21,698	(71,480)	140,329

External expenses
Employee compensation and benefits	6,216	1,915	—	120,451	—	128,582
Interest expense	11,496	—	4,675	16,380	—	32,551
Professional services	3,656	1,190	—	14,199	—	19,045
Other expenses	(165)	382	502	6,845	—	7,564
Intersegment expenses
Interest expense	—	—	63,463	—	(63,463)	—
Provision for loan losses	5,378	—	—	—	(5,378)	—
Other expenses	—	—	12,177	—	(12,177)	—

Total expenses	26,581	3,487	80,817	157,875	(81,018)	187,742

Operating income (loss)	$25,520	$15,922	$37,784	$(136,177)	$9,538	$(47,413)

Income tax expense						3,459

Net loss						$(50,872)

CONSOLIDATED

Results of Operations — Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021, and the Six Months Ended September 30, 2022 Compared to the Six Months Ended September 30, 2021 (Unaudited)

Revenues (in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Investment income (loss), net	$(17,099)	$15,746	$(42,216)	$17,519
Gain (loss) on financial instruments, net	(21,037)	35,639	(33,058)	35,293
Interest income	97	1,851	182	3,702
Trust services and administration revenues	8	8	15	15
Other income	86	—	86	—

Total revenues	$(37,945)	$53,244	$(74,991)	$56,529

Three Months Ended September 30, 2022 and 2021

Investment income (loss), net decreased $32.8 million for the three months ended September 30, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $17.1 million for the three months ended September 30, 2022, which was driven by $8.9 million of downward quoted market price adjustments, $5.3 million of downward adjustments related to foreign currency impacts on investments denominated in currencies other that the U.S. dollar, and $4.2 million of downward adjustments to our relative share of the respective fund’s NAV based on updated financial information received from the funds’ investment manager or sponsor. Investment income was $15.7 million for the three months ended September 30, 2021, which represents an increase in the NAV of the alternative assets held by certain of the Customer ExAlt Trusts.

Gain (loss) on financial instruments, net decreased $56.7 million for the three months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the three months ended September 30, 2022 includes a $27.3 million net decrease in the fair value of public equity securities partially offset by a $5.3 million decrease in the fair value of a derivative liability and $1.0 million increase to the fair value of put options held. The decline in market price for public equity securities was due to a variety of factors, including principally declines in the securities of GWG Holdings due to GWG Holdings’ pending reorganization under the Chapter 11 of the Bankruptcy Code. Gain on financial instruments, net for the three months ended September 30, 2021 included a $35.4 million increase to the fair value of public equity securities combined with a $0.2 million increase to the fair value of put options held.

Interest income decreased $1.8 million for the three months ended September 30, 2022, compared to the same period of 2021. This decrease was primarily driven by the interest income earned by the Customer ExAlt Trusts on their investment in debt securities for the three months ended September 30, 2021. These debt securities were moved to nonaccrual on December 31, 2021.

Six Months Ended September 30, 2022 and 2021

Investment income (loss), net decreased $59.7 million for the six months ended September 30, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $42.2 million for the six months ended September 30, 2022, which was driven by $17.6 million of downward quoted market price adjustments, $16.2 million of downward adjustments to our relative share of the respective fund’s NAV based on updated financial information received from the funds’ investment manager or sponsor, and $9.4 million of downward adjustments related to foreign currency impacts on investments denominated in currencies other than the U.S. dollar. Investment income was $17.5 million for the six months ended September 30, 2021, which represents an increase in the NAV of the alternative assets held by certain of the Customer ExAlt Trusts.

Gain (loss) on financial instruments, net decreased $68.4 million for the six months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the six months ended September 30, 2022 includes a $42.6 million decrease in the fair value of public equity securities partially offset by a $3.8 million decrease in the fair value of a derivative liability, $2.7 million increase to the fair value of put options held, and a $3.0 million upward adjustment to private equity securities. The decline in market price for public equity securities, was due to a variety of factors, including principally declines in the securities of GWG Holdings due to GWG Holdings’ pending reorganization under the Chapter 11 of the Bankruptcy Code. Gain on financial instruments, net for the six months ended September 30, 2021 includes a $37.1 million increase to the fair value of public equity security partially offset by a $1.8 million decrease to the fair value of put options held.

Interest income decreased $3.5 million for the six months ended September 30, 2022, compared to the same period of 2021. This decrease was primarily driven by the interest income earned by the Customer ExAlt Trusts on their investment in debt securities for the six months ended September 30, 2021. These debt securities were moved to nonaccrual on December 31, 2021.

Interest and Operating Expenses (in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Employee compensation and benefits	$10,517	$10,524	$22,082	$20,361
Interest expense (including amortization of deferred financing costs)	3,590	7,425	7,209	14,211
Professional services	14,232	3,257	21,507	6,895
Provision for (reversal of) credit losses	(10)	—	18,781	—
Other expenses	6,726	3,198	14,381	7,116

Total expenses	$35,055	$24,404	$83,960	$48,583

Three Months Ended September 30, 2022 and 2021

Interest expense decreased $3.8 million for the three months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily due to our settlement of the Commercial Loan Agreement in November 2021, which contributed $4.5 million to interest expense during the three months ended September 30, 2021, combined with a $2.4 million decrease in deferred financing costs on the recent debt amendments to the First Lien Credit Agreement and Second Lien Credit Agreement (as defined below), which was driven by the amortization of a premium for the three months ended September 30, 2022 compared to the amortization of a discount for the three months ended September 30, 2021. These decreases were partially offset by $2.0 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022, combined with a $1.1 million increase in combined interest expense on the First Lien Credit Agreement and Second Lien Credit Agreement (as defined below) and other borrowings.

Professional services expenses increased $11.0 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to an increase in legal fees combined with an increase other professional fees.

Other expenses increased $3.5 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily driven by the recognition of $1.5 million in rent and direct operating expense related to the Aircraft Sublease combined with a $1.4 million increase in other insurance and taxes. The table below provides additional detail regarding our other expenses.

Other Expenses (in thousands)

	Three Months Ended September 30,
	2022	2021
Other insurance and taxes	$2,075	$660
Software license and maintenance	549	512
Depreciation and amortization	872	481
Other expenses	959	798
Occupancy and equipment	424	163
Travel and entertainment	1,847	584

Total other expenses	$6,726	$3,198

Six Months Ended September 30, 2022 and 2021

Employee compensation and benefits increased $1.7 million for the six months ended September 30, 2022, compared to the same period in 2021. The increase was driven by a $2.9 million increase in payroll and other benefit related costs, offset by a $1.2 million decrease in equity-based compensation related to the Equity Incentive Plans.

Interest expense decreased $7.0 million for the six months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily due to the settlement of the Commercial Loan Agreement in November 2021, which contributed $8.9 million to interest expense during the six months ended September 30, 2021, combined with a $4.2 million decrease in deferred financing costs on the recent debt amendments to the First Lien Credit Agreement and Second Lien Credit Agreement, which was driven by the amortization of a premium for the six months ended September 30, 2022 compared to the amortization of a discount for the six months ended September 30, 2021. These decreases were partially offset by $4.3 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022, combined with a $1.8 million increase in combined interest expense on the First Lien Credit Agreement and Second Lien Credit Agreement and other borrowings.

Professional services expenses increased $14.6 million for the six months ended September 30, 2022, compared to the same period in 2021, primarily due to an increase in legal fees of $8.4 million combined with increases in other professional fees due to costs associated with public relations.

Provision for credit losses was $18.8 million for the six months ended September 30, 2022, which represents a $12.6 million credit related loss on the investments in L Bonds held by the Customer ExAlt Trusts combined with $6.2 million of additional allowances taken on receivables under the Shared Services Agreement with GWG Holdings existing on the date that GWG Holdings filed for bankruptcy.

Other expenses increased $7.3 million for the six months ended September 30, 2022, compared to the same period in 2021, primarily driven by the recognition of $3.1 million in rent and direct operating expense related to the Aircraft Sublease combined with a $2.4 million increase in other insurance and taxes, partly offset by a $1.0 million TEFFI application fee incurred during the second quarter of calendar year 2021. The table below provides additional detail regarding our other expenses.

Other Expenses (in thousands)

	Six Months Ended September 30,
	2022	2021
Other insurance and taxes	$3,686	$1,330
Software license and maintenance	1,206	1,046
Depreciation and amortization	1,649	953
Other expenses	3,479	2,408
Occupancy and equipment	622	338
Travel and entertainment	3,739	1,041

Total other expenses	$14,381	$7,116

Results of Operations — Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021 and the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Revenues (in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
Investment income (loss), net	$(10,811)	$2,091	$15,534	$132,620
Gain (loss) on financial instruments, net	(56,011)	(2,180)	31,837	(30,670)
Interest income	73	1,937	7,398	2,082
Trust services and administration revenues	129	516	540	30
Other income	2	—	2	36,267

Total revenues	$(66,618)	$2,364	$55,311	$140,329

Three Months Ended March 31, 2022 and 2021

Investment income (loss), net decreased $12.9 million for the three months ended March 31, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $10.8 million for the three months ended March 31, 2022, which represented a decrease in the fair value of the alternative assets held by certain Customer Exalt Trusts. Investment income was $2.2 million for the three months ended March 31, 2021, which represents an increase in the fair value of the alternative assets held by certain Customer ExAlt Trusts.

Loss on financial instruments increased $53.8 million for the three months ended March 31, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the three months ended March 31, 2022 represented a $56.0 million decrease in the fair value of the public equity securities. The decline in market price from December 31, 2021 to March 31, 2022, was due to a variety of factors, including principally declines in the securities of GWG Holdings due to GWG Holdings’ pending reorganization under Chapter 11 of the Bankruptcy Code. No put options were held during the three months ended March 31, 2022. Loss on financial instruments, net for the three months ended March 31, 2021 represented a $2.2 million decrease to the fair value of put options held. The fair value of our investments in public equity securities did not change during the three months ended March 31, 2021.

Interest income decreased $1.9 million for the three months ended March 31, 2022, compared to the same period of 2021. This decrease was primarily driven by interest income earned by the Customer ExAlt Trusts on their investment in debt securities for the three months ended March 31, 2021. These debt securities were moved to nonaccrual on December 31, 2021.

Years Ended December 31, 2021 and 2020

Investment income decreased $117.1 million for the year ended December 31, 2021, compared to the same period of 2020, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment income was $15.5 million during the year ended December 31, 2021, which represented an increase in the fair value of the alternative assets held by certain Customer ExAlt Trusts. Investment income was $132.6 million during the year ended December 31, 2020, and included a $61.7 million increase in fair value of repurchase options issued by certain Customer ExAlt Trusts partially offset by a $17.6 million decrease in the fair value of the alternative assets held by certain Customer ExAlt Trusts. These repurchase options, which were unexercised, expired during 2020. Additionally, a gain of $88.5 million was recognized during the year ended December 31, 2020, in investment income related to the Collateral Swap on September 30, 2020.

Gain (loss) on financial instruments, net increased $62.5 million for the year ended December 31, 2021, compared to the same period of 2020, driven by the changes in fair value of the financial instruments held during the period. Gain on financial instruments, net for the year ended December 31, 2021, included a $37.0 million increase to the fair value of public equity securities partially offset by a $5.2 million decrease to the fair value of put options. Loss on financial instruments, net for the year ended December 31, 2020, included a $22.9 million decrease to the fair value of public equity securities combined with a $7.8 million decrease to the fair value of put options. The investment in put option was entered into during third quarter of 2020.

Interest income for the year ended December 31, 2021, represented interest income earned for the full year by the Customer ExAlt Trusts on their investment in debt securities compared to one quarter of interest earned during the year ended December 31, 2020. These debt securities were acquired on September 30, 2020 in connection with the Collateral Swap.

Trust services and administration revenues were $0.5 million for the year ended December 31, 2021, which represents fees earned on liquidity transactions during the year then ended.

Other income was $36.3 million for the year ended December 31, 2020, which represents income recognized as a result of the forfeiture of vested equity-based compensation related to one former director.

Interest and Operating Expenses (in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
Employee compensation and benefits	$10,125	$10,910	$48,523	$128,582
Interest expense (including amortization of deferred financing costs)	2,110	7,184	27,457	32,551
Professional services	5,449	4,939	17,801	19,045
Provision for credit losses	9,383	—	18,755	—
Other expenses	6,149	2,568	13,895	7,564

Total expenses	$33,216	$25,601	$126,431	$187,742

Three Months Ended March 31, 2022 and 2021

Employee compensation and benefits decreased $0.8 million for the three months ended March 31, 2022, compared to the same period in 2021. The decrease was driven by a $2.2 million decrease in equity-based compensation related to the Equity Incentive Plans, partially offset by a $1.4 million increase in payroll and other benefit related costs principally related to an increase in headcount.

Interest expense decreased $5.1 million for the three months ended March 31, 2022, compared to the same period in 2021. The decrease in interest expense was primarily due to the settlement of the Commercial Loan Agreement in November 2021, which contributed $4.4 million to interest expense during the three months ended March 31, 2021, combined with a $2.7 million decrease in deferred financing costs on the recent debt amendments to the First Lien Credit Agreement and Second Lien Credit Agreement, which was driven by the amortization of a premium for the three months ended March 31, 2022 compared to the amortization of a discount for the three months ended March 31, 2021. These decreases were partially offset by $1.0 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022, combined with a $1.0 million increase in interest expense on the First Lien Credit Agreement and Second Lien Credit Agreement.

Provision for credit losses was $9.4 million for the three months ended March 31, 2022, which represents a $4.9 million credit related loss on the investments in GWG L Bonds held by the Customer ExAlt Trusts combined with $4.4 million of additional allowances taken on receivables under the Shared Services Agreement with GWG Holdings existing on the date that GWG Holdings filed for bankruptcy.

Professional services expenses increased $0.5 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to an increase in legal fees partly offset by a decrease in audit fees and recruiting expense.

Other expenses increased $3.6 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily driven by the recognition of $1.7 million in rent and direct operating expense related to the Aircraft Sublease combined with a $1.8 million increase in other expenses. The table below provides additional detail regarding our other expenses.

Other Expenses (in thousands)

	Three Months Ended March 31,
	2022	2021
		(unaudited)
Travel and entertainment	$1,800	$58
Depreciation and amortization	612	513
Software license and maintenance	597	554
Other insurance and taxes	593	699
Occupancy and equipment	174	142
Other expenses	2,373	602

Total other expenses	$6,149	$2,568

Years Ended December 31, 2021 and 2020

Employee compensation and benefits decreased $80.1 million during the year ended December 31, 2021, compared to the same period in 2020. The decrease was driven by a $84.7 million decrease in equity-based compensation related to the Equity Incentive Plans, partially offset by a $4.6 million increase in payroll and other benefit related costs. Equity based compensation decreased due to the full vesting of some awards upon grant during the first quarter of 2020 compared to predominately service-based vesting during 2021.

Interest expense, including amortization of deferred financing costs, decreased $5.1 million during the year ended December 31, 2021, compared to 2020. The decrease in interest expense was primarily driven by the $4.7 million of interest expense on the Promissory Note recognized by the Customer ExAlt Trust during the year ended December 31, 2020. The Promissory Note was settled on September 30, 2020. Such decrease was combined with a decrease in certain other borrowings and liabilities and a decrease in amortization of deferred financing costs.

Provision for credit losses was $18.8 million for the year ended December 31, 2021, which represents a $13.7 million credit related loss on the investments in GWG L Bonds held by the Customer ExAlt Trusts combined with $5.0 million of additional allowances taken on receivables under the Shared Services Agreement with GWG Holdings existing on the date that GWG Holdings filed for bankruptcy.

Professional services expenses decreased $1.2 million during the year ended December 31, 2021, compared to 2020, primarily due to a decrease in consulting and other professional fees, partially offset by an increase in internal audit fees.

Other expenses increased $6.3 million during the year ended December 31, 2021, compared to 2020, primarily driven by the $1.0 million TEFFI application fee incurred during the second quarter of calendar year 2021, a $0.9 million increase in depreciation and amortization, and a $1.3 million partial expense reversal of a service provider accrual during the first quarter of calendar year 2020. The table below provides detail regarding our other expenses.

Other Expenses (in thousands)

	Year Ended December 31,
	2021	2020
Other insurance and taxes	$2,687	$2,105
Travel and entertainment	2,584	1,513
Software license and maintenance	2,197	1,524
Depreciation and amortization	1,990	1,055
Occupancy and equipment	634	633
Other expenses	3,803	734

Total other expenses	$13,895	$7,564

BEN LIQUIDITY

Results of Operations — Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021, and the Six Months Ended September 30, 2022 Compared to the Six Months Ended September 30, 2021 (Unaudited)

(in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Interest income	$10,894	$11,481	$25,205	$24,684

Total revenues	10,894	11,481	25,205	24,684

Expenses
Employee compensation and benefits	1,599	2,254	3,802	4,432
Interest expense (including amortization of deferred financing costs)	774	2,448	1,407	4,305
Professional services	815	608	1,509	1,429
Provision for (reversal of) loan losses	(17,069)	44	26,032	3,722
Other expenses	564	509	1,095	940

Total expenses	(13,317)	5,863	33,845	14,828

Operating income (loss)	$24,211	$5,618	$(8,640)	$9,856

Three Months Ended September 30, 2022 and 2021

Interest income decreased $0.6 million during the three months ended September 30, 2022 compared to the same period in 2021. The decrease was primarily driven by a $5.8 million decrease in interest income earned from loans moving to nonaccrual during the three months ended September 30, 2022. The decrease was mostly offset by a $5.1 million increase in interest earned on ExAlt Loans originated in December 2021 with an aggregate original principal amount of approximately $246 million.

Employee compensation and benefits decreased $0.7 million during three months ended September 30, 2022, compared to the same period in 2021, primarily driven by a decrease in headcount.

Interest expense, including amortization of deferred financing costs, decreased $1.7 million for the three months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily driven by the amortization of a premium during the three months ended September 30, 2022, compared to the amortization of a discount in the comparable period. The decrease was partially offset by $0.8 million increase in interest expense on the First Lien Credit Agreement and Second Lien Credit Agreement.

Reversal of provision for loan losses was $17.1 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to a net increase in collateral values and resulting expected cash flows related to the loan portfolio.

Six Months Ended September 30, 2022 and 2021

Interest income increased $0.5 million during the six months ended September 30, 2022 compared to the same period in 2021. The increase was primarily driven by a $9.7 million increase in interest earned on ExAlt Loans originated in December 2021 with an aggregate original principal amount of approximately $246 million. The increase was mostly offset by a $8.1 million decrease in interest income earned from loans moving to nonaccrual during the six months ended September 30, 2022 combined with accelerated discount amortization resulting from loan prepayments in the comparable period.

Employee compensation and benefits decreased $0.6 million during six months ended September 30, 2022, compared to the same period in 2021, primarily driven by a decrease in headcount.

Interest expense, including amortization of deferred financing costs, decreased $2.9 million for the six months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily driven by the amortization of a premium during the six months ended September 30, 2022, compared to the amortization of a discount in the comparable period. The decrease was partially offset by $1.4 million increase in interest expense on the First Lien Credit Agreement and Second Lien Credit Agreement.

Provision for credit losses increased $22.3 million for the six months ended September 30, 2022, compared to the same period in 2021, primarily due to a net decrease in collateral values and resulting expected cash flows related to the loan portfolio.

Results of Operations — Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021 and the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
Revenues:
Interest income	$17,790	$16,920	$55,929	$52,101
Trust services and administration revenues	121	508	510	—

Total revenues	17,911	17,428	56,439	52,101

Expenses
Employee compensation and benefits	2,200	1,903	8,328	6,216
Interest expense (including amortization of deferred financing costs)	538	2,304	12,812	11,496
Professional services	915	859	3,100	3,656
Provision for credit losses	34,121	5,158	8,881	5,378
Other expenses	436	525	2,127	(165)

Total expenses	38,210	10,749	35,248	26,581

Operating income (loss)	$(20,299)	$6,679	$21,191	$25,520

Three Months Ended March 31, 2022 and 2021

Interest income increased $0.9 million during the three months ended March 31, 2022 compared to the same period in 2021. The increase was primarily driven by interest earned on ExAlt Loans originated in December 2021 with an aggregate original principal amount of approximately $246 million. This increase was mostly offset by a decrease in interest income earned through accelerated discount amortization resulting from loan prepayments during the three months ended March 31, 2022 compared to the same period in 2021, combined with lower effective interest on the purchased credit impaired (“PCI”) portfolio due to declining carrying values.

Trust services and administration revenues decreased $0.4 million during the three months ended March 31, 2022 compared to the same period in 2021, driven by fewer liquidity transactions during the three months ended March 31, 2022.

Interest expense, including amortization of deferred financing costs, decreased $1.8 million for the three months ended March 31, 2022 compared to the same period in 2021. The decrease in interest expense was primarily driven by the amortization of a premium during the three months ended March 31, 2022, compared to the amortization of a discount in the comparable period.

Provision for credit losses increased $29.0 million for the three months ended March 31, 2022 compared to the same period in 2021, primarily due to a decrease in collateral values to the ExAlt Loans, most notably driven by declines in the fair value of the securities of GWG Holdings held by the Customer ExAlt Trusts due to GWG Holdings’ pending reorganization under Chapter 11 of the Bankruptcy Code, and the resulting decline in the expected cash flows from the collateral related to this portion of the loan portfolio.

Years Ended December 31, 2021 and 2020

Interest income increased $3.8 million during the year ended December 31, 2021, compared to the same period of 2020, due to accelerated discount amortization resulting from loan prepayments and an increase in originations for the comparable periods related mainly to ExAlt Loans originated in December 2021 with an aggregate original principal amount of approximately $246 million.

Trust services and administration revenues were $0.5 million during the year ended December 31, 2021, which represents upfront fees earned on liquidity transactions during 2022. There were no such fees for the comparable period.

Employee compensation and benefits increased $2.1 million during the year ended December 31, 2021, compared to the same period of 2020, primarily driven by increases in commissions, average salaries, and headcount.

Interest expense, including amortization of deferred financing costs, increased $1.3 million during the year ended December 31, 2021, compared to the same period of 2020, primarily driven by an increase in amortization of deferred financing costs.

Professional services expenses decreased $0.6 million during the year ended December 31, 2021, compared to the same period of 2020, primarily due to a decrease in legal fees.

Provision for credit losses increased $3.5 million during the year ended December 31, 2021, compared to the same period of 2020, primarily due declines in the collateral value for certain assets.

Other expenses increased $2.3 million during the year ended December 31, 2021, primarily driven by a $1.3 million partial expense reversal of a service provider accrual in the first quarter of calendar year 2020 combined with increases in depreciation and amortization expense and other operating expenses.

BEN CUSTODY

Results of Operations — Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021, and the Six Months Ended September 30, 2022 Compared to the Six Months Ended September 30, 2021 (Unaudited)

(in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues
Trust services and administration revenues	$7,775	$4,753	$15,064	$9,581

Expenses
Employee compensation and benefits	501	517	959	1,096
Professional services	820	342	1,325	625
Other expenses	180	129	343	260

Total expenses	1,501	988	2,627	1,981

Operating income	$6,274	$3,765	$12,437	$7,600

Three Months Ended September 30, 2022 and 2021

Trust services and administration revenues increased $3.0 million for the three months ended September 30, 2022, compared to the same period in 2021 driven by new liquidity transactions during December 2021 increasing the NAV of the alternative assets held by the Customer ExAlt Trusts, which is an input into the calculation of the recurring trust services revenues.

Professional services expenses increased $0.5 million for the three months ended September 30, 2021, compared to the same period in 2020, primarily due to an increase in consulting and other professional fees.

Six Months Ended September 30, 2022 and 2021

Trust services and administration revenues increased $5.5 million for the six months ended September 30, 2022, compared to the same period in 2021, driven by new liquidity transactions during December 2021 increasing the NAV of the alternative assets held by the Customer ExAlt Trusts, which is an input into the calculation of the recurring trust services revenues.

Professional services expenses increased $0.7 million for the six months ended September 30, 2022, compared to the same period in 2021, primarily due to a decrease in consulting, audit, and other professional fees.

Results of Operations — Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021 and the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(unaudited)
Revenues
Trust services and administration revenues	$8,416	$4,828	$20,288	$19,409

Expenses
Employee compensation and benefits	517	454	2,031	1,915
Professional services	446	432	1,552	1,190
Other expenses	152	109	512	382

Total expenses	1,115	995	4,095	3,487

Operating income	$7,301	$3,833	$16,193	$15,922

Three Months Ended March 31, 2022 and 2021

Trust services and administration revenues increased $3.6 million for the three months ended March 31, 2022 compared to the same period in 2021, driven by new liquidity transactions during December 2021 increasing the NAV of the alternative assets held by the Customer ExAlt Trusts, which is an input into the calculation of the recurring trust services revenues.

Years Ended December 31, 2021 and 2020

Trust services and administration revenues increased $0.9 million during the year ended December 31, 2021 compared to the same period in 2020, driven by a larger volume of new liquidity transactions during December 2021 increasing the NAV of the alternative assets held by the Customer ExAlt Trusts, which is an input into the calculation of the recurring trust services revenues.

CUSTOMER EXALT TRUSTS

Results of Operations — Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021, and the Six Months Ended September 30, 2022 Compared to the Six Months Ended September 30, 2021 (Unaudited)

(in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues
Investment income (loss), net	$(17,099)	$15,746	$(42,216)	$17,519
Gain (loss) on financial instruments, net	(16,391)	28,233	(27,176)	29,610
Interest income	10	1,777	15	3,555

Total revenues	(33,480)	45,756	(69,377)	50,684

Expenses
Interest expense	79,148	17,461	107,057	34,443
Professional services	2,374	—	2,374	—
Provision for (reversal of) credit losses	—	—	12,607	—
Other expenses	15,547	3,175	21,195	6,356

Total expenses	97,069	20,636	143,233	40,799

Operating income (loss)	$(130,549)	$25,120	$(212,610)	$9,885

Three Months Ended September 30, 2022 and 2021

Investment income (loss), net decreased $32.8 million for the three months ended September 30, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $17.1 million for the three months ended September 30, 2022, which was driven by $8.9 million of downward quoted market price adjustments, $5.3 million of downward adjustments related to foreign currency impacts on investments denominated in currencies other than the U.S. dollar, and $4.2 million of downward adjustments to our relative share of the respective fund’s NAV based on updated financial information received from the funds’ investment manager or sponsor. Investment income was $15.7 million for the three months ended September 30, 2021, which represents an increase in the NAV of the alternative assets held by certain of the Customer Exalt Trusts.

Gain (loss) on financial instruments, net decreased $44.6 million for the three months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for three months ended September 30, 2022, included a $21.6 million net decrease in the fair value of public equity securities partially offset by a $5.3 million decrease in the fair value of a derivative liability. Gain on financial instruments, net for the three months ended September 30, 2021 represented an increase to the fair value of public equity securities.

Interest income for the three months ended September 30, 2021, primarily represented interest income earned on the investment in debt securities, which moved to nonaccrual on December 31, 2021.

Interest expense increased $61.7 million for the three months ended September 30, 2022, compared to the same period in 2021, which reflects an increase in contractual interest due on the ExAlt Loans, driven by the origination of new liquidity transactions and the compounding of paid-in-kind interest, combined with $2.0 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022.

Professional services was $2.4 million for the three months ended September 30, 2022, which represented general professional expenses such as audit, consulting, and other principally driven by an increase in the NAV of the alternative assets held by the Customer ExAlt Trusts.

Other expenses increased $12.4 million for the three months ended September 30, 2022, compared to the same period in 2021, due to an increase in trust administration fees and other expenses principally driven by an increase in the NAV of the alternative assets held by the Customer ExAlt Trusts.

Six Months Ended September 30, 2022 and 2021

Investment income (loss), net decreased $59.7 million for the six months ended September 30, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $42.2 million for the six months ended September 30, 2022, which was driven by $17.6 million of downward quoted market price adjustments, $16.2 million of downward adjustments to our relative share of the respective fund’s NAV based on updated financial information received from the funds’ investment manager or sponsor, and $9.4 million of downward adjustments related to foreign currency impacts on investments denominated in currencies other than the U.S. dollar. Investment income was $17.5 million for the six months ended September 30, 2021, which represents an increase in the NAV of the alternative assets held by certain of the Customer ExAlt Trusts.

Gain (loss) on financial instruments, net decreased $56.8 million for the six months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the six months ended September 30, 2022 included a $33.9 million decrease in the fair value of public equity securities partially offset by a $3.8 million decrease in the fair value of a derivative liability and a $3.0 million upward adjustment to private equity securities. Gain on financial instruments, net for the six months ended September 30, 2021 represented an increase to the fair value of public equity securities.

Interest income for the six months ended September 30, 2021, primarily represented interest income earned on the investment in debt securities, which moved to nonaccrual on December 31, 2021.

Interest expense increased $72.6 million for the six months ended September 30, 2022, compared to the same period in 2021, which reflects an increase in contractual interest on the ExAlt Loans, driven by the origination of new liquidity transactions and the compounding of effects of paid-in-kind interest, combined with $4.3 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022.

Professional services was $2.4 million for the six months ended September 30, 2022, which represented general professional expenses such as audit, consulting, and other principally driven by an increase in the NAV of the alternative assets held by the Customer ExAlt Trusts.

Provision for credit losses was $12.6 million for the six months ended September 30, 2022, which represented a credit related loss on the investments in L Bonds held by the Customer ExAlt Trusts.

Other expenses increased $14.8 million for the six months ended September 30, 2022, compared to the same period in 2021, due to an increase in trust administration fees and other expenses principally driven by an increase in the NAV of the alternative assets held by the Customer ExAlt Trusts.

Results of Operations — Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021 and the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
Revenues
Investment income (loss), net	$(10,811)	$2,091	$15,534	$132,620
Gain (loss) on financial instruments, net	(44,661)	—	29,512	(15,838)
Interest income	—	1,777	7,110	1,819

Total revenues	(55,472)	3,868	52,156	118,601

Expenses
Interest expense	25,740	16,814	70,963	68,138
Professional services	—	—	350	—
Provision for credit losses	4,943	—	13,726	—
Other expenses	7,627	3,287	12,875	12,679

Total expenses	38,310	20,101	97,914	80,817

Operating income (loss)	$(93,782)	$(16,233)	$(45,758)	$37,784

Three Months Ended March 31, 2022 and 2021

Investment income (loss), net decreased $12.9 million for the three months ended March 31, 2022, compared to the same period of 2021, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment loss was $10.8 million for the three months ended March 31, 2022, which represented a decrease in the fair value of the alternative assets held by certain Customer ExAlt Trusts. Investment income was $2.1 million for the three months ended March 31, 2021, which represents an increase in the fair value of the alternative assets held by certain Customer ExAlt Trusts.

Loss on financial instruments increased $44.7 million for the three months ended March 31, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the three months ended March 31, 2022 represented a $44.7 million decrease in the fair value of the public equity securities held by the Customer ExAlt Trusts. The decline in market price from December 31, 2021 to March 31, 2022, was due to a variety of factors, including principally declines in the securities of GWG Holdings due to GWG Holdings’ pending reorganization under Chapter 11 of the Bankruptcy Code. The fair value of our investments in public equity securities did not change during the three months ended March 31, 2021.

Interest income for the three months ended March 31, 2021, represented interest income earned on the investment in debt securities which were consideration received as part of the Collateral Swap on September 30, 2020. No interest was recognized for the three months ended March 31, 2022 on these debt securities due to credit deterioration of the issuer, namely GWG Holdings’ pending reorganization under Chapter 11 of the Bankruptcy Code.

Interest expense increased $8.9 million for the three months ended March 31, 2022, compared to the same period in 2021, which reflects an increase in contractual interest on the ExAlt Loans, driven by the origination of new liquidity transactions and the compounding effects of paid-in-kind interest, combined with $1.0 million of interest expense recognized on the Customer ExAlt Trust loan payable, which was recognized as a result of the loan participation transaction entered into on March 24, 2022.

Provision for credit losses was $4.9 million for the three months ended March 31, 2022, which represents the credit related loss on the investments in GWG L Bonds held by the Customer ExAlt Trusts.

Other expenses increased $4.3 million for the three months ended March 31, 2022, compared to the same period in 2021, due to an increase in trust administration fees and other expenses principally driven by an increase in the NAV of the alternative assets held by the Customer ExAlt Trusts.

Years Ended December 31, 2021 and 2020

Investment income decreased $117.1 million for the year ended December 31, 2021, compared to the same period of 2020, driven by changes in the NAV of investments in alternative assets held by certain of the Customer ExAlt Trusts. Investment income was $15.5 million during the year ended December 31, 2021, which represented an increase in fair value of the alternative assets held by certain of the Customer ExAlt Trusts. Investment income was $132.6 million during the year ended December 31, 2020, and included a $61.7 million increase in fair value of repurchase options issued by certain of the Customer ExAlt Trusts partially offset by a $17.6 million decrease in the fair value of the alternative assets held by certain of the Customer ExAlt Trusts. Additionally, a gain of $88.5 million was recognized during the year ended December 31, 2020, in investment income related to the Collateral Swap on September 30, 2020.

Gain (loss) on financial instruments, net increased $45.4 million for the year ended December 31, 2021, compared to the same period of 2020, driven by the changes in fair value of the financial instruments held during the period. Gain on financial instruments, net for the year ended December 31, 2021, represented an increase to the fair value of public equity securities. Loss on financial instruments, net for the year ended December 31, 2020, represents a $15.8 million decrease to the fair value of public equity securities, which was received as part of the Collateral Swap on September 30, 2020.

Interest income increased $5.3 million for the year ended December 31, 2021 compared to 2020, due to a full year of interest income earned in 2021 on the investment in L Bonds compared to one quarter of interest income earned in 2020. The debt securities were consideration received as part of the Collateral Swap on September 30, 2020.

Interest expense increased $2.8 million during the year ended December 31, 2021, compared to 2020, primarily driven by the origination of new liquidity transactions and the compounding of interest. This increase was partially offset by the settlement of the Promissory Note on September 30, 2020, which contributed $4.7 million of interest expense during the year ended December 31, 2020.

CORPORATE AND OTHER

Results of Operations — Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021, and the Six Months Ended September 30, 2022 Compared to the Six Months Ended September 30, 2021 (Unaudited)

(in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues
Gain (loss) on financial instruments, net	$(4,646)	$7,406	$(5,882)	$5,683
Interest income	87	74	167	147
Other income	86	—	86	—

Total revenues	(4,473)	7,480	(5,629)	5,830

Expenses
Employee compensation and benefits	8,417	7,753	17,321	14,833
Interest expense (including amortization of deferred financing costs)	851	4,977	1,508	9,906
Professional services	10,223	2,307	16,299	4,841
Provision for (reversal of) credit losses	(10)	—	6,174	—
Other expenses	5,795	2,345	11,574	5,556

Total expenses	25,276	17,382	52,876	35,136

Operating loss	$(29,749)	$(9,902)	$(58,505)	$(29,306)

Three Months Ended September 30, 2022 and 2021

Gain (loss) on financial instruments, net decreased $12.1 million for the three months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the three months ended September 30, 2022 included a $5.6 million decrease in the fair value of public equity securities, which consisted of shares of GWG Holdings, partially offset by a $1.0 million increase to the fair value of put options held. Loss on investments in securities and options for the three months ended September 30, 2021 includes a $7.2 million increase to the fair value of public equity security combined with a $0.2 million increase to the fair value of put options held. The fair value was calculated using quoted market prices at each period end.

Interest expense, including amortization of deferred financing costs, decreased $4.1 million for the three months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily due to the settlement of the Commercial Loan Agreement in November 2021, which contributed $4.5 million to interest expense during the three months ended September 30, 2021, which was partially offset by $0.3 million increase in interest expense on other borrowings.

Professional services increased $7.9 million during the three months ended September 30, 2022, compared to the same period in 2021, primarily due to an increase in legal fees combined with an increase in other professional fees.

Other expenses increased $3.5 million for the three months ended September 30, 2022, compared to the same period in 2021, primarily driven by the recognition of $1.5 million in rent and direct operating expense related to the Aircraft Sublease combined with a $1.4 million increase in other insurance and taxes, and increased depreciation and amortization expenses.

Six Months Ended September 30, 2022 and 2021

Gain (loss) on financial instruments, net decreased $11.6 million for the six months ended September 30, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instruments, net for the six months ended September 30, 2022 includes a $8.6 million decrease in the fair value of public equity securities, which consisted of shares of GWG Holdings, partially offset by a $2.7 million increase to the fair value of put options held. Loss on investments in securities and options for the six months ended September 30, 2021 included a $7.5 million increase to the fair value of public equity security partially offset by a $1.8 million net decrease to the fair value of put options held. The fair value was calculated using quoted market prices at each period end.

Employee compensation and benefits increased $2.5 million for the six months ended September 30, 2022, compared to the same period in 2021. The increase was driven by a $3.6 million increase in payroll and other benefit-related costs attributable to higher headcount and average salaries, partially offset by a $1.2 million decrease in equity-based compensation related to the Equity Incentive Plans.

Interest expense, including amortization of deferred financing costs, decreased $8.4 million for the six months ended September 30, 2022, compared to the same period in 2021. The decrease in interest expense was primarily due to the settlement of the Commercial Loan Agreement in November 2021, which contributed $8.9 million to interest expense during the six months ended September 30, 2021, which was partially offset by $0.4 million increase in interest expense on other borrowings.

Professional services increased $11.5 million during the six months ended September 30, 2022, compared to the same period in 2021, primarily due to an increase in legal fees of $8.5 million combined with increases other professional fees.

Provision for credit losses was $6.2 million for the six months ended September 30, 2022, which primarily represents additional allowances taken on receivables under the Shared Services Agreement with GWG Holdings existing on the date that GWG Holdings filed for bankruptcy.

Other expenses increased $6.0 million for the six months ended September 30, 2022, compared to the same period in 2021, primarily driven by the recognition of $3.1 million in rent and direct operating expense related to the Aircraft Sublease combined with a $2.4 million increase in other insurance and taxes and a $0.6 million increase in depreciation and amortization expenses, partly offset by a $1.0 million TEFFI application fee incurred during the second quarter of calendar year 2021.

Results of Operations — Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021 and the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
Revenues
Gain (loss) on financial instrument, net	$(11,350)	$(2,180)	$2,325	$(14,832)
Interest income	73	160	288	263
Other income	2	—	2	36,267

Total revenues	(11,275)	(2,020)	2,615	21,698

Expenses
Employee compensation and benefits	7,408	8,553	38,164	120,451
Interest expense (including amortization of deferred financing costs)	526	4,880	14,645	16,380
Professional services	4,088	3,648	12,799	14,199
Provision for credit losses	4,440	—	5,029	—
Other expenses	3,701	1,723	10,561	6,845

Total expenses	20,163	18,804	81,198	157,875

Operating loss	$(31,438)	$(20,824)	$(78,583)	$(136,177)

Three Months Ended March 31, 2022 and 2021

Loss on financial instruments increased $9.2 million for the three months ended March 31, 2022, compared to the same period of 2021, driven by the changes in fair value of the financial instruments held during the period. Loss on financial instrument, net for the three months ended March 31, 2022 represents a $11.4 million decrease in the fair value of the public equity securities, which consisted of shares of GWG Holdings. The decline in market price from December 31, 2021 to March 31, 2022, was due to a variety of factors, including principally declines in the securities of GWG Holdings due to GWG Holdings’ pending reorganization under Chapter 11 of the Bankruptcy Code. No put options were held during the three months ended March 31, 2022. Loss on financial instruments, net for the three months ended March 31, 2021 represented a $2.1 million decrease to the fair value of put options held. The fair value of our investments in public equity securities did not change during the three months ended March 31, 2021.

Employee compensation and benefits decreased $1.1 million for the three months ended March 31, 2022, compared to the same period of 2021. The decrease was driven by a decrease in equity-based compensation related to the Equity Incentive Plans, partially offset by an increase in payroll and other benefit-related costs.

Interest expense, including amortization of deferred financing costs, decreased $4.4 million for the three months ended March 31, 2022, compared to the same period of 2021. The decrease in interest expense was due to the settlement of the Commercial Loan Agreement in November 2021, which contributed $4.4 million to interest expense during the three months ended March 31, 2021.

Professional services increased $0.4 million for the three months ended March 31, 2022, compared to the same period of 2021, which was primarily driven by an increase in legal fees partially offset by decreases in consulting fees and audit fees.

Other expenses increased $2.0 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily driven by the recognition of $1.7 million in rent and direct operating expense related to the Aircraft Sublease combined with increased depreciation and amortization expenses.

Years Ended December 31, 2021 and 2020

Gain (loss) on financial instruments, net increased $17.2 million for the year ended December 31, 2021, compared to the same period of 2020, driven by the changes in fair value of the financial instruments held during the period. Gain on financial instrument, net for the year ended December 31, 2021, included a $7.5 million increase to the fair value of public equity securities, which consisted of shares of GWG Holdings, partially offset by a $5.2 million decrease to the fair value of put options. Loss on financial instruments, net for the year ended December 31, 2020, included a $7.1 million decrease to the fair value of public equity securities combined with a $7.8 million decrease to the fair value of put options. The investment in the put options was entered into during third quarter of 2020.

Other income was $36.3 million for the year ended December 31, 2020, which represented income recognized as a result of the forfeiture of vested equity-based compensation related to one former director.

Employee compensation and benefits decreased $82.3 million during the year ended December 31, 2021, compared to the same period of 2020. The decrease was driven by a $84.7 million decrease in equity-based compensation related to the Equity Incentive Plans, partially offset by a $2.4 million increase in payroll and other benefit related costs principally related to an increase in headcount. Equity based compensation decreased due to the full vesting of some awards upon grant during the first quarter of 2020 compared to predominately service-based vesting during 2021.

Interest expense, including amortization of deferred financing costs, decreased $1.7 million during the year ended December 31, 2021, compared to 2020. The decrease in interest expense was primarily due to the November 2021 settlement of the Commercial Loan Agreement, which averaged approximately $1.5 million in interest and amortization of deferred financing costs per month.

Professional services decreased $1.4 million during the year ended December 31, 2021, compared to 2020, which was primarily driven by a decrease in consulting fees.

Other expenses increased $3.7 million during the year ended December 31, 2021, compared to 2020, primarily driven by the $1.0 million TEFFI application fee incurred during the second quarter of calendar year 2021, increases in computer and software expenses, and depreciation and amortization.

Supplemental Unaudited Presentation of Non-GAAP Financial Information

Adjusted revenue and adjusted operating income (loss) are non-GAAP financial measures. We present these non-GAAP financial measures because we believe it helps investors understand underlying trends in our business and facilitates an understanding of our operating performance from period to period because it facilitates a comparison of our recurring core business operating results. These non-GAAP financial measures are intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, U.S. GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these non-GAAP financial measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate such items in the same way.

We define adjusted revenue as revenue adjusted to exclude the effect of mark-to-market adjustments on related party equity securities that were acquired during the collateral swap.

We define adjusted operating income (loss) as operating income (loss), adjusted to exclude the effect of the adjustments to revenue as described above, and credit losses on related party available-for-sale debt securities that were acquired in the Collateral Swap and receivables from a related party that filed for bankruptcy, share-based compensation expense, audit fee normalization, and legal, professional services, and public relations costs related to the GWG Holdings bankruptcy, lawsuits, and a defunct product offering.

These non-GAAP financial measures are not a measure of performance or liquidity calculated in accordance with U.S. GAAP. They are unaudited and should not be considered an alternative to, or more meaningful than, revenue or operating income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in adjusted operating income (loss) include capital expenditures, interest payments, debt principal repayments, and other expenses, which can be significant. As a result, adjusted operating income (loss) should not be considered as a measure of our liquidity.

Because of these limitations, adjusted revenue and adjusted operating income (loss) should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted revenue and adjusted operating income (loss) on a supplemental basis. You should review the reconciliation of revenue to adjusted revenue and operating income (loss) to adjusted operating income (loss) set forth below and not rely on any single financial measure to evaluate our business.

The following tables set forth a reconciliation of adjusted revenue to revenue and adjusted operating income (loss) to operating income (loss), the most directly comparable U.S. GAAP measures, using data derived from our consolidated financial statements for the periods indicated:

(in thousands)	Three Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$10,894	$7,775	$(33,480)	$(4,473)	$(18,661)	$(37,945)
Mark to market adjustment on equity security of related party	—	—	22,134	5,625	—	27,759

Adjusted Revenues	$10,894	$7,775	$(11,346)	$1,152	$(18,661)	$(10,186)

Operating income (loss)	$24,211	$6,274	$(130,549)	$(29,749)	$56,813	$(73,000)
Mark to market adjustment on equity security of related party	—	—	22,134	5,625	—	27,759
Intersegment reversal of provision for loan losses on collateral comprised of related party equity securities	(25,604)	—	—	—	25,604	—
Provision for credit losses related to available-for-sale debt securities of related party	—	—	—	13	—	13
Provision for credit losses related to receivables from related party	—	—	—	(23)	—	(23)
Share-based compensation expense	—	—	—	2,737	—	2,737
Legal and professional fees(1)	—	—	—	4,820	—	4,820
Defunct product offering costs	—	—	—	3,745	—	3,745

Adjusted operating income (loss)	$(1,393)	$6,274	$(108,415)	$(12,832)	$82,417	$(33,949)

(1)	Includes legal and professional fees related to initial registration initiatives, GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Three Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$11,481	$4,753	$45,756	$7,480	$(16,226)	$53,244
Mark to market adjustment on equity security of related party	—	—	(28,233)	(7,175)	—	(35,408)
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)

Adjusted Revenues	$11,481	$4,753	$15,746	$305	$(16,226)	$16,059

Operating income (loss)	$5,618	$3,765	$25,120	$(9,902)	$4,239	$28,840
Mark to market adjustment on equity security of related party	—	—	(28,233)	(7,175)	—	(35,408)
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)
Intersegment reversal of provision for loan losses on collateral comprised of related party equity securities	(3,165)	—	—	—	3,165	—
Share-based compensation expense	—	—	—	3,882	—	3,882
Interest expense on Commercial Loan Agreement	—	—	—	4,005	—	4,005
Defunct product offering costs	—	—	—	188	—	188
Audit fee normalization(1)	—	—	—	(58)	—	(58)

Adjusted operating income (loss)	$2,453	$3,765	$(4,890)	$(9,060)	$7,404	$(328)

(1)	Represents adjustment to increase our recognized audit fees for the respective period. Actual audit fees were less than expected due to delays in the timing of our audit.

(in thousands)	Six Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$25,205	$15,064	$(69,377)	$(5,629)	$(40,254)	$(74,991)
Mark to market adjustment on equity security of related party	—	—	33,939	8,625	—	42,564

Adjusted Revenues	$25,205	$15,064	$(35,438)	$2,996	$(40,254)	$(32,427)

Operating income (loss)	$(8,640)	$12,437	$(212,610)	$(58,505)	$108,367	$(158,951)
Mark to market adjustment on equity security of related party	—	—	33,939	8,625	—	42,564
Intersegment provision for loan losses on collateral comprised of related party equity securities	16,716	—	—	—	(16,716)	—
Provision for credit losses related to available-for-sale debt securities of related party	—	—	12,607	14	—	12,621
Provision for credit losses related to receivables from related party	—	—	—	6,160	—	6,160
Share-based compensation expense	—	—	—	6,244	—	6,244
Legal and professional fees(1)	—	—	—	6,477	—	6,477
Defunct product offering costs	—	—	—	3,814	—	3,814

Adjusted operating income (loss)	$8,076	$12,437	$(166,064)	$(27,171)	$91,651	$(81,071)

(1)	Includes legal and professional fees related to initial registration initiatives, GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Six Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$24,684	$9,581	$50,684	$5,830	$(34,250)	$56,529
Mark to market adjustment on equity security of related party	—	—	(29,610)	(7,525)	—	(37,135)
Interest income on related party available-for-sale debt security	—	—	(3,555)	—	—	(3,555)

Adjusted Revenues	$24,684	$9,581	$17,519	$(1,695)	$(34,250)	$15,839

Operating income (loss)	$9,856	$7,600	$9,885	$(29,306)	$9,911	$7,946
Mark to market adjustment on equity security of related party	—	—	(29,610)	(7,525)	—	(37,135)
Interest income on related party available-for-sale debt security	—	—	(3,555)	—	—	(3,555)
Intersegment reversal of provision for loan losses on collateral comprised of related party equity securities	(1,993)	—	—	—	1,993	—
Share-based compensation expense	—	—	—	7,444	—	7,444
Interest expense on Commercial Loan Agreement	—	—	—	7,983	—	7,983
Defunct product offering costs	—	—	—	376	—	376
Audit fee normalization(1)	—	—	—	(115)	—	(115)

Adjusted operating income (loss)	$7,863	$7,600	$(23,280)	$(21,143)	$11,904	$(17,056)

(1)	Represents adjustment to increase our recognized audit fees for the respective period. Actual audit fees were less than expected due to delays in the timing of our audit.

(in thousands)	Three Months Ended March 31, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$17,911	$8,416	$(55,472)	$(11,275)	$(26,198)	$(66,618)
Mark to market adjustment on equity security of related party	—	—	44,661	11,350	—	56,011
Adjusted Revenues	$17,911	$8,416	$(10,811)	$75	$(26,198)	$(10,607)

Operating income (loss)	$(20,299)	$7,301	$(93,782)	$(31,438)	$38,384	$(99,834)

Mark to market adjustment on equity security of related party	—	—	44,661	11,350	—	56,011
Intersegment provision for loan losses on collateral comprised of related party equity securities	37,628	—	—	—	(37,628)	—
Provision for credit losses related to available-for-sale debt securities of related party	—	—	4,943	—	—	4,943
Provision for credit losses related to receivables from related party	—	—	—	4,440	—	4,440
Share-based compensation expense	—	—	—	2,829	—	2,829
Legal and professional fees(1)	—	—	—	1,766	—	1,766
Defunct product offering costs	—	—	—	148	—	148

Adjusted operating income (loss)	$17,329	$7,301	$(44,178)	$(10,905)	$756	$(29,697)

(1)	Includes legal and professional fees related to initial registration initiatives, GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Three Months Ended March 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$17,428	$4,828	$3,868	$(2,020)	$(21,740)	$2,364
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)

Adjusted Revenues	$17,428	$4,828	$2,091	$(2,020)	$(21,740)	$587

Operating income (loss)	$6,679	$3,833	$(16,233)	$(20,824)	$3,308	$(23,237)
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)
Intersegment provision for loan losses on collateral comprised of related party equity securities	2,378	—	—	—	(2,378)	—
Interest expense on Commercial Loan Agreement	—	—	—	3,953	—	3,953
Share-based compensation expense	—	—	—	5,007	—	5,007
Defunct product offering costs	—	—	—	188	—	188
Audit fee normalization(1)	—	—	—	(58)	—	(58)

Adjusted operating income (loss)	$9,057	$3,833	$(18,010)	$(11,734)	$930	$(15,924)

(1)	Represents adjustment to increase our recognized audit fees for the respective period. Actual audit fees were less than expected due to delays in the timing of our audit.

(in thousands)	Year Ended December 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$56,439	$20,288	$52,156	$2,615	$(76,187)	$55,311
Mark to market adjustment on equity security of related party	—	—	(29,512)	(7,500)	—	(37,012)
Interest income on related party available-for-sale debt security	—	—	(7,110)	—	—	(7,110)

Adjusted Revenues	$56,439	$20,288	$15,534	$(4,885)	$(76,187)	$11,189

Operating income (loss)	$21,191	$16,193	$(45,758)	$(78,583)	$15,837	$(71,120)
Mark to market adjustment on equity security of related party	—	—	(29,512)	(7,500)	—	(37,012)
Interest income on related party available-for-sale debt security	—	—	(7,110)	—	—	(7,110)
Intersegment provision for loan losses on collateral comprised of related party equity securities	1,048	—	—	—	(1,048)	—
Provision for credit losses related to available-for-sale debt securities of related party	—	—	13,726	—	—	13,726
Provision for credit losses related to receivables from related party	—	—	—	5,029	—	5,029
Share-based compensation expense	—	—	—	23,153	—	23,153
Interest expense on Commercial Loan Agreement	—	—	—	14,644	—	14,644
Legal and professional fees(1)	—	—	—	737	—	737
Defunct product offering costs	—	—	—	1,041	—	1,041
Audit fee normalization(2)	—	—	—	(230)	—	(230)

Adjusted operating income (loss)	$22,239	$16,193	$(68,654)	$(41,709)	$14,789	$(57,142)

(1)	Includes legal and professional fees related to GWG Holdings regulatory matters and internal employee matters.
(2)	Represents adjustment to increase our recognized audit fees for the respective period. Actual audit fees were less than expected due to delays in the timing of our audit.

(in thousands)	Year Ended December 31, 2020
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/ Other	Consolidating Eliminations	Consolidated
Total revenues	$52,101	$19,409	$118,601	$21,698	$(71,480)	$140,329
Mark to market adjustment on equity security of related party	—	—	(69,232)	7,075	—	(62,157)
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)
Share-based compensation income	—	—	—	(36,267)	—	(36,267)

Adjusted Revenues	$52,101	$19,409	$47,592	$(7,494)	$(71,480)	$40,128

Operating income (loss)	$25,520	$15,922	$37,784	$(136,177)	$9,538	$(47,413)
Mark to market adjustment on equity security of related party	—	—	(69,232)	7,075	—	(62,157)
Interest income on related party available-for-sale debt security	—	—	(1,777)	—	—	(1,777)
Share-based compensation income	—	—	—	(36,267)	—	(36,267)
Intersegment provision for loan losses on collateral comprised of related party equity securities	647	—	—	—	(647)	—
Share-based compensation expense	—	—	—	107,808	—	107,808
Interest expense on Commercial Loan Agreement	—	—	—	16,378	—	16,378
Interest expense on Promissory Note	—	—	4,675	—	—	4,675
Legal and professional fees(1)	—	—	—	2,336	—	2,336
Audit fee normalization(2)	—	—	—	97	—	97

Adjusted operating income (loss)	$26,167	$15,922	$(28,550)	$(38,750)	$8,891	$(16,320)

(1)	Includes legal and professional fees related to internal employee matters and technical accounting consulting services related to the consolidation of the Customer ExAlt Trusts.
(2)	Represents adjustment to decrease our recognized audit fees for the respective period. Actual audit fees were more than expected due to onboarding of new auditor.

Financial Condition

Ben Liquidity’s Loan Portfolio and Customer ExAlt Trusts’ Investment in Alternative Assets

Our primary operations currently consist of offering our liquidity and trust administration services to our customers, primarily through certain of our operating subsidiaries, Ben Liquidity and Ben Custody, respectively. Ben Liquidity offers simple, rapid and cost-effective liquidity products to its customers using a proprietary financing and trusts structure, the Customer ExAlt Trusts, that facilitate the exchange of a customer’s alternative assets for consideration using a unique financing structure, the ExAlt PlanTM. In ExAlt PlanTM financings, a subsidiary of Ben Liquidity, BFF, makes ExAlt Loans to certain of the Customer ExAlt Trusts, which in turn employ a portion of the loan proceeds to acquire and deliver agreed upon consideration to the customer, in exchange for their alternative assets. Ben Liquidity generates interest and fee income earned in connection with such ExAlt Loans to certain of the Customer ExAlt Trusts, which are collateralized by the cash flows from the exchanged alternative assets, or the “Collateral”. The Collateral held by the Customer ExAlt Trusts supports the repayment of the loans plus any related interest and fees. In the event that an ExAlt Loan’s principal balances to zero dollars ($0), any remaining Collateral supporting such ExAlt Loan effectively cross-collateralizes other ExAlt Loans, as any such excess cash flows must be applied to pay off the outstanding balances of other ExAlt Loans pursuant to the terms of the trust agreements governing certain of the ExAlt Trusts. Ben Custody provides full-service trust and custody administration services to the trustees of certain of the Customer ExAlt Trusts, including BFF, which own the exchanged alternative asset following a liquidity transaction for fees payable quarterly.

As of September 30, 2022, Ben Liquidity’s loan portfolio consisted of ExAlt Loans to the Customer ExAlt Trusts with an aggregate principal amount outstanding of $490.0 million, including accrued interest that has been capitalized on the ExAlt Loans. Ben Liquidity’s ExAlt Loans are structured as loans with a maturity date of 12 years that bear contractual interest at a variable rate that compounds monthly. The ExAlt Loans made prior to December 31, 2020 have a variable interest rate established off of a base rate of 14%, and ExAlt Loans made on or after December 31, 2020 have a variable interest rate established off a base rate of 10%. Ben Liquidity may make ExAlt Loans in the future with a variable interest rate established off of different base rates. Since the Customer ExAlt Trusts are consolidated, the ExAlt Loans and related interest and fee income earned by Ben Liquidity and Ben Custody from the Customer ExAlt Trusts are eliminated in the presentation of our consolidated financial statements but are recognized for purposes of the allocation of income (loss) to BCG’s or BCH’s equity holders.

The Customer ExAlt Trusts’ investments are the source of the Collateral supporting the ExAlt Loans plus any related interest and fees. These investments, either through direct ownership or through beneficial interests, consist primarily of limited partnership interests in various alternative assets, including private equity funds. These alternative investments are recorded at fair value using NAV as a practical expedient. Changes in the fair value (i.e., NAV) of these alternative investments are recorded in investment income (loss), net in our consolidated statements of operations. The Customer ExAlt Trusts’ investments in alternative assets, along with other types of equity and debt securities investments held by the Customer ExAlt Trusts, provide the economic value creating the Collateral to the ExAlt Loans made in connection with each liquidity transaction.

The underlying interests in alternative assets are primarily limited partnership interests. The transfer of the investments in private equity funds generally requires the consent of the corresponding private equity fund manager, and the transfer of certain fund investments is subject to rights of first refusal or other preemptive rights, potentially further limiting the ExAlt PlanTM from transferring an investment in a private equity fund. Distributions from funds are received as the underlying investments are liquidated. Timing of liquidation is currently unknown. As of September 30, 2022, $37.1 million of NAV is currently redeemable, with no restrictions apart from the notice period.

The Customer ExAlt Trusts held interests in alternative assets with a NAV of $450.6 million, $524.9 million, $551.7 million, and $219.2 million as of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, respectively. As of September 30, 2022, the Customer ExAlt Trusts’ portfolio had exposure to 313 professionally managed alternative investment funds, comprised of 1063 underlying investments, 93 percent of which are investments in private companies. Additionally, the Customer ExAlt Trusts directly hold investments in debt and equity securities. The aggregate value of these investments was $113.8 million, $135.0 million, $181.8 million, and $166.2 million as of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, respectively.

The following sections provide more detailed information for the Ben Liquidity loan portfolio and related allowance for loan losses and the Customer ExAlt Trusts’ investments in alternative assets and other equity and debt securities.

Ben Liquidity

Loans Receivable

The following table provides the carrying value of the loan portfolio by collateral type and classification (in thousands):

	September 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Loans collateralized by interests in alternative assets
PCI loans	$70,895	$66,316	$64,247	$58,142
Loans excluding PCI loans	255,800	257,854	323,452	75,048
Loans collateralized by debt and equity securities
PCI loans	115,465	111,745	106,503	86,971
Loans excluding PCI loans	47,851	31,257	28,967	24,284

Total loans receivable	$490,011	$467,172	$523,169	$244,445
Allowance for loan losses	(74,412)	(48,380)	(14,259)	(5,378)

Total loans receivable, net	$415,599	$418,792	$508,910	$239,067

The following table provides certain information concerning our loan portfolio by collateral type and maturity as of September 30, 2022 (dollars in thousands):

	Original Principal	Interest Accrued	Aggregate Payments	Outstanding Balance(1)	Allowance	Carrying Value
Loans collateralized by interests in alternative assets
After 5 Years Within 10 Years	418,738	194,054	341,877	144,554	17,817	126,737
After 10 Years	174,113	17,422	9,395	182,141	—	182,141
Loans collateralized by debt and equity securities
After 5 Years Within 10 Years	160,416	125,949	12,772	146,607	55,792	90,815
After 10 Years	15,258	1,544	93	16,709	803	15,906

Total	$768,525	$338,969	$364,137	$490,011	$74,412	$415,599

(1)	This balance includes $253.3 million in unamortized discounts as of September 30, 2022.

Loan to Value Ratio

The loan to value ratio is calculated as the carrying value of loans receivable after any allowance for loan losses over the Collateral Value of the loan portfolio. The value of the Collateral (the “Collateral Value”) is defined as the mutual beneficial interest of the respective Customer ExAlt Trust, which we refer to as the “Collective Trust” that is owned by the Customer ExAlt Trust, which we refer to as the “Funding Trust”, that borrows from Ben Liquidity’s subsidiary, BFF. The Collateral Value is derived from the expected cash flows from the various alternative assets held by other trusts included within the Customer ExAlt Trust structure. The Collateral is valued using industry standard valuation models which includes assumptions related to (i) equity market risk premiums, (ii) alternative asset beta to public equities, (iii) NAVs, (iv) volatilities, (v) distribution rates, and (vi) market discount rates. The fair value of the mutual beneficial interests collateralizing the loan portfolio as of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, was $446.3 million, $483.8 million, $619.8 million, and $342.7 million, respectively.

The loan to value ratio for the entire loan portfolio was 0.93, 0.87, 0.82, and 0.70 as of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, respectively.

Allowance for Loan Losses

The allowance for loan losses is an input to the allocation of income (loss) to BCG’s or BCH’s equity holders. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Currently, management individually reviews all ExAlt Loans due to the low volume and non-homogenous nature of the current portfolio. Management relies heavily on statistical analysis, current NAV or fair value of the investments, and distribution performance of the underlying alternative asset and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. The cash flows generated from the alternative asset interests or other types of investments held by the Customer ExAlt Trusts supporting the collateral are the sole source of repayment of the ExAlt Loans and related interest. Ben recognizes any charge-off in the period in which it is confirmed. Therefore, impaired ExAlt Loans are written down to their estimated net present value.

The following table provides the allowance for loan losses by collateral type and by classification (in thousands):

	September 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Loans collateralized by interests in alternative assets
PCI loans	$7,662	$6,973	$10,404	$3,785
Loans excluding PCI loans	10,155	2,302	2,335	902
Loans collateralized by interest in debt and equity securities
PCI loans	48,516	32,538	1,277	489
Loans excluding PCI loans	8,079	6,567	243	202

Total allowance for loan losses	$74,412	$48,380	$14,259	$5,378

The following tables provide a rollforward of the allowance for loan losses by collateral type (in thousands):

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021
(unaudited)	Alternative Assets	Debt & Equity Securities	Alternative Assets	Debt & Equity Securities
Beginning balance	$9,355	$82,127	$9,770	$4,445
Provision for (reversal of) loan losses	8,462	(25,532)	2,956	(2,912)

Ending balance	$17,817	$56,595	$12,726	$1,533

	Six Months Ended September 30, 2022		Six Months Ended September 30, 2021
(unaudited)	Alternative Assets	Debt & Equity Securities	Alternative Assets	Debt & Equity Securities
Beginning balance	$9,275	$39,105	$7,432	$3,104
Provision for (reversal of) loan losses	8,542	17,490	5,294	(1,571)

Ending balance	$17,817	$56,595	$12,726	$1,533

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Alternative Assets	Debt & Equity Securities	Alternative Assets	Debt & Equity Securities
			(unaudited)
Beginning balance	$12,739	$1,520	$4,687	$691
Provision for (reversal of) loan losses	(3,464)	37,585	2,745	2,413

Ending balance	$9,275	$39,105	$7,432	$3,104

	Year Ended December 31, 2021		Year Ended December 31, 2020
	Alternative Assets	Debt & Equity Securities	Alternative Assets	Debt & Equity Securities
Beginning balance	$4,687	$691	$—	$—
Provision for loan losses	8,052	829	4,687	691

Ending balance	$12,739	$1,520	$4,687	$691

Credit Quality

The following tables presents certain credit quality metrics (in thousands):

	September 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Loans collateralized by alternative assets
Period-end loans	$326,695	$324,170	$387,699	$133,190
Nonperforming loans(1)	$38,393	$10,573	$10,672	$6,317
Allowance for loan losses(1)	$17,817	$9,275	$12,739	$4,687
Allowance/loans	5.45%	2.86%	3.29%	3.52%
Nonperforming loans/loans	11.75%	3.26%	2.75%	4.74%
Allowance to nonperforming loans	0.46x	0.88x	1.19x	0.74x

Loans collateralized by debt and equity securities
Period-end loans	$163,316	$143,002	$135,470	$111,255
Nonperforming loans(2)	$127,919	$13,860	$13,761	$—
Allowance for loan losses(2)	$56,595	$39,105	$1,520	$691
Allowance/loans	34.65%	27.35%	1.12%	0.62%
Nonperforming loans/loans	78.33%	9.69%	10.16%	—%
Allowance to nonperforming loans	0.44x	2.82x	0.11x	0.00x

	September 30, 2022	March 31, 2022	December 31, 2021	December 31, 2020
Consolidated
Period-end loans	$490,011	$467,172	$523,169	$244,445
Nonperforming loans(1)(2)	$166,312	$24,433	$24,433	$6,317
Allowance for loan losses(1)(2)	$74,412	$48,380	$14,259	$5,378
Allowance/loans	15.19%	10.36%	2.73%	2.20%
Nonperforming loans/loans	33.94%	5.23%	4.67%	2.58%
Allowance to nonperforming loans	0.45x	1.98x	0.58x	0.85x
(1)	The increase from March 31, 2022 to September 30, 2022 was primarily driven by the deterioration in values of the underlying funds whose cash flows collateralize an ExAlt Loan.
(2)	The increase from March 31, 2022 to September 30, 2022 was primarily driven by the deterioration in value of the GWG Holdings’ common stock and L Bonds, which collateralize certain of the ExAlt Loans.

Customer ExAlt Trusts — Alternative Asset Portfolio

The portfolio of alternative assets held by the Customer ExAlt Trusts covers the following industry sectors and geographic regions for the periods shown below (dollar amounts in thousands):

	September 30, 2022		March 31, 2022		December 31, 2021		December 31, 2020
Industry Sector	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total
Diversified Financials	$80,980	18.0%	$88,418	16.8%	$92,683	16.8%	$28,462	13.0%
Software and Services	64,799	14.4%	91,507	17.4%	112,601	20.4%	21,623	9.9%
Food and Staples Retailing	34,631	7.7%	33,817	6.4%	27,653	5.0%	24,450	11.2%
Health Care Equipment and Services	30,061	6.7%	28,361	5.4%	29,600	5.4%	14,682	6.7%
Capital Goods	29,684	6.5%	32,049	6.1%	32,160	5.8%	10,152	4.6%
Energy	29,526	6.5%	29,238	5.6%	30,338	5.5%	1,658	0.8%
Utilities	26,928	6.0%	29,865	5.7%	22,636	4.1%	20,742	9.5%
Telecommunication Services	21,019	4.7%	28,910	5.5%	30,695	5.6%	27,401	12.5%
Semiconductors and Semiconductor Equipment	16,014	3.6%	22,589	4.3%	31,221	5.7%	21,271	9.7%
Not Applicable (e.g., Escrow, Earnouts)	8,027	1.8%	14,641	2.8%	4,394	0.8%	18,138	8.3%
Other(1)	108,892	24.1%	125,532	24.0%	137,741	24.9%	30,626	13.8%

Total	$450,561	100.0%	$524,927	100.0%	$551,722	100.0%	$219,205	100.0%

(1)

Industries in this category each comprise less than 5 percent. Telecommunication Services, Semiconductors and Semiconductor Equipment, and Not Applicable (e.g., Escrow, Earnouts) are shown separately as they each comprised greater than 5 percent in prior periods.

	September 30, 2022		March 31, 2022		December 31, 2021		December 31, 2020
Geography	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total
North America	$290,160	64.4%	$326,039	62.1%	$349,855	63.4%	$92,879	42.4%
Asia	61,178	13.6%	88,183	16.8%	104,100	18.9%	43,728	19.9%
Europe	58,678	13.0%	66,790	12.7%	59,408	10.8%	57,343	26.2%
South America	38,019	8.4%	39,406	7.5%	32,607	5.9%	25,255	11.5%
Africa	2,526	0.6%	4,509	0.9%	5,752	1.0%	—	—%

Total	$450,561	100.0%	$524,927	100.0%	$551,722	100.0%	$219,205	100.0%

Certain prior year items have been reclassified to conform with current year presentation.

Assets in the portfolio consist primarily of interests in alternative investment vehicles (also referred to as “funds”) that are managed by a group of U.S. and non-U.S. based alternative asset management firms that invest in a variety of financial markets and utilize a variety of investment strategies. The vintages of the funds in the portfolio as of September 30, 2022 ranged from 1993 to 2022.

As Ben Liquidity originates additional ExAlt Loans, it monitors the diversity of the portfolio of alternative assets held by the Customer ExAlt Trusts through the use of concentration guidelines. These guidelines were established, and are periodically updated, through a data driven approach based on asset type, fund manager, vintage of fund, industry segment and geography to manage portfolio risk. Ben Liquidity refers to these guidelines when making decisions about new financing opportunities; however, these guidelines do not restrict Ben Liquidity from entering into financing opportunities that would result in Ben Liquidity having exposure outside of its concentration guidelines. In addition, changes to the portfolio of alternative assets held by the Customer ExAlt Trusts may lag changes to the concentration guidelines. As such, the portfolio of alternative assets held by the Customer ExAlt Trusts may, at any given time, have exposures that are outside of Ben Liquidity’s concentration guidelines to reflect, among other things, attractive financing opportunities, limited availability of assets, or other business reasons. Given our operating history of relatively few transactions at significant NAV, the portfolio as of September 30, 2022 had exposure to certain alternative investment vehicles and investments in private companies that were outside of those guidelines.

Classifications by industry sector, exposure type and geography reflect classification of investments held in funds or companies held directly in the portfolio. Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative NAV. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities. The underlying interests in alternative assets are primarily limited partnership interests, and the limited partnership agreements governing those interests generally include restrictions on disclosure of fund-level information, including fund names and company names in the funds.

Industry sector is based on Global Industry Classification Standard (GICS®) Level 2 classification (also known as “Industry Group”) of companies held in the portfolio by funds or directly, subject to certain adjustments by us. “Other” classification is not a GICS® classification. “Other” classification reflects companies in the GICS® classification categories of Automobiles & Components, Banks, Commercial & Professional Services, Consumer Durables & Apparel, Consumer Services, Food, Beverage & Tobacco, Household & Personal Products, Insurance, Materials, Media & Entertainment, Pharmaceuticals, Biotechnology & Life Sciences, Real Estate, Retailing, Technology Hardware & Equipment, and Transportation. “N/A” includes investments assets that we have determined do not have an applicable GICS® Level 2 classification, such as Net Other Assets and investments that are not operating companies.

Investment exposure type reflects classifications based on each fund’s current investment strategy stage as determined by us. “Other” includes private debt strategies, natural resources strategies and hedge funds.

Geography reflects classifications determined by us based on each underlying investment.

Cash Flow

The following table presents a summary of cash flows from operating, investing and financing activities for periods presented below (dollars in thousands):

	Six Months Ended September 30,		Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020
	(Unaudited)			(Unaudited)
Net cash used in operating activities	$(60,388)	$(15,670)	$(11,332)	$(17,721)	$(57,003)	$(54,010)
Net cash provided by (used in) investing activities	19,171	8,450	11,490	4,304	44,591	(5,980)
Net cash provided by (used in) financing activities	(13,203)	(781)	55,626	13,288	14,855	43,858

Net increase (decrease) in cash and cash equivalents, and restricted cash	$(54,420)	$(8,001)	$55,784	$(129)	$2,443	$(16,132)

Six Months Ended September 30, 2022 and 2021

Net cash used in operating activities was $60.4 million for the six months ended September 30, 2022, largely driven by working capital requirements, including employee compensation and benefits, professional services, and cash paid for interest. Net cash provided by investing activities was $19.2 million for the six months ended September 30, 2022, primarily driven by distributions received as return of investments in alternative assets slightly offset by purchases of put options and premises and equipment. Net cash used in financing activities was $13.2 million for the six months ended September 30, 2022, largely driven by debt payments, redemptions of preferred equity securities, and payments of employee taxes on restricted equity units issued under the Equity Incentive Plans.

Net cash used in operating activities was $15.7 million for the six months ended September 30, 2021, largely driven by working capital requirements, including employee compensation and benefits and cash paid for interest. Net cash provided by investing activities was $8.5 million for the six months ended September 30, 2021, primarily driven by distributions received as return of investments in alternative assets slightly offset by purchases of premises and equipment. Net cash used in financing activities was $0.8 million for the six months ended September 30, 2021, largely driven by the payment of deferred financing costs for equity issuance.

Three Months Ended March 31, 2022 and 2021

Net cash used in operating activities was $11.3 million for the three months ended March 31, 2022, largely driven by working capital requirements, including employee compensation and benefits, professional services, and cash paid for interest. Net cash provided by investing activities was $11.5 million for the three months ended March 31, 2022, primarily driven by distributions received as return of investments in alternative assets partially offset by purchases of premises and equipment and purchases of debt securities. Net cash provided by financing activities was $55.6 million for the three months ended March 31, 2022, largely driven by proceeds from the loan participation transaction, offset by principal debt payments and the payment of deferred financing costs for debt.

Net cash used in operating activities was $17.7 million for the three months ended March 31, 2021, largely driven by working capital requirements, including employee compensation and benefits, professional services, and cash paid for interest. Net cash provided by investing activities was $4.3 million for the three months ended March 31, 2021, primarily driven by distributions received as return of investments in alternative assets partially offset by purchases of investments in alternative assets and purchases of premises and equipment. Net cash provided by financing activities was $13.3 million for the three months ended March 31, 2021, largely driven by the issuance of preferred equity partially offset by payments of employee taxes on restricted equity units issued under the Equity Incentive Plans.

Years Ended December 31, 2021 and 2020

Net cash used in operating activities was $57.0 million for the year ended December 31, 2021, largely driven by working capital requirements, including employee compensation and benefits, professional services, and cash paid for interest. Net cash provided by financing activities was $44.6 million for the year ended December 31, 2021, primarily driven by the distributions received as return of investments in alternative assets, partially offset by the purchases of premises and equipment and investments in alternative assets held by the Customer ExAlt Trusts. Net cash provided by financing activities was $14.9 million for the year ended December 31, 2021, largely driven by proceeds from debt due to related parties, partially offset by the payment of deferred financing costs and tax distributions to noncontrolling interests.

Net cash used in operating activities was $54.0 million for the year ended December 31, 2020, largely driven by professional services associated with our growth objectives. Net cash used by investing activities was $6.0 million for the year ended December 31, 2020, primarily driven by the purchase of put options partially offset by the distributions received as return of investments in alternative assets. Net cash provided by financing activities was $43.9 million for the year ended December 31, 2020, largely driven by the issuance of preferred equity partially offset by principal payments on debt due to related parties.

Liquidity and Capital Resources

As of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, we had $18.0 million, $70.6 million, $13.7 million, and $12.5 million, respectively, in combined available unrestricted cash and cash equivalents.

Our business is capital intensive, and we generated net losses for the six months ended September 30, 2022, the three months ended March 31, 2022, and the years ended December 31, 2021, and 2020, of $160.2 million, $100.9 million, $105.1 million and $50.9 million, respectively.

We have historically financed our business through a combination of cash distributions from the Customer ExAlt Trusts’ alternative asset portfolio, receipt of fees for performing trust services, dividends and interest on investments, debt offerings, and equity offerings, including those between us and our former parent company, GWG Holdings. We have traditionally used proceeds from these sources for cash obligations arising from our initial capitalization and formative transactions, funding liquidity transactions and potential unfunded capital commitments, working capital, debt service payments, and costs associated with potential future products. We are also required to maintain sufficient regulatory capital under our Kansas charter, though such amount is not significant.

The ability of BCG, BCH, and our operating subsidiaries to access the cash distributions from the Customer ExAlt Trusts’ alternative asset portfolio is limited by the terms of the ExAlt Loans from Ben Liquidity to the Customer ExAlt Trusts. Historically, Ben Liquidity has elected to capitalize interest that accrues on the ExAlt Loans and only receives payments on the ExAlt Loans, at the discretion of the applicable trustee, following the Customer ExAlt Trusts’ receipt of cash distributions on their alternative asset portfolio.

In addition to funding operating expenditures and our liquidity products, we are obligated to make scheduled debt payments totaling $2.0 million on certain of our outstanding borrowings through the remainder of fiscal year 2023. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, proceeds on ExAlt Loan payments and fee income derived from distributions on investments held by the Customer ExAlt Trusts or other investments held by Ben, and potentially refinancing some or all of the existing borrowings due prior to their maturity, with either our current lender or other lenders. We also intend to raise capital through equity or debt investments by third parties.

We may not be able to refinance our indebtedness or obtain additional financing on terms favorable to the Company, or at all. To the extent that Ben or its subsidiaries raise additional capital through the future sale of equity or debt, the ownership interest of our existing equity holders may be diluted. The terms of these future equity or debt securities may include liquidation or other preferences that adversely affect the rights of our existing equity unitholders or involve negative covenants that restrict Ben’s ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If Ben defaults on these borrowings, then the Company will be required to either (i) sell participation or other interests in our loans or other of our assets or (ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

We expect to utilize our cash flows to continue to invest in our business, including new product initiatives and growth strategies, including any potential acquisitions, and, if determined by our Board, pay dividends to our equity holders, including guaranteed payments on certain of BCH’s preferred equity securities, and fund tax distributions for certain noncontrolling interest holders. Our ability to fund these capital needs will depend on our ongoing ability to generate cash from operations and potentially via the capital markets. We believe that our future cash from operations, together with our access to funds on hand, will provide adequate resources to fund our operating and financing needs for at least the next twelve months. We are continuing to evaluate the impact of the COVID-19 pandemic, the ongoing Russia-Ukraine conflict, and other items, such as inflation and rising interest rates, and assess the impact on financial markets and our business. The Company’s future results may be adversely affected by slowdowns in fundraising activity and the pace of new liquidity transactions with our customers.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures through the remainder of fiscal year 2023.

Equity Issuances

Unit Purchase Agreement

On July 15, 2020, the Company entered into a Preferred Series C Unit Purchase Agreement (“UPA”) with GWG Holdings.

Pursuant to the UPA, and provided it has adequate liquidity, GWG Holdings agreed to make capital contributions from time to time to BCH in exchange for BCH’s issuance of BCH Preferred C-1 Unit Accounts during a purchasing period commencing on the date of the UPA and continuing until the earlier of (i) the occurrence of a Change of Control Event (as defined in the UPA) and (ii) the mutual agreement of the parties (the “Purchasing Period”). Following the Amendments, BCG ceased to be a consolidated subsidiary of GWG Holdings. As a result, the Purchasing Period under the UPA terminated.

During the years ended December 31, 2021 and 2020, BCH issued $14.8 million and $130.2 million, respectively of BCH Preferred C-1 Unit Accounts to GWG Holdings related to this agreement for cash consideration of equal value. No additional issuances of the BCH Preferred C-1 Unit Accounts are expected to occur under the UPA.

Option Agreement Conversion

Effective August 11, 2020, as a result of the Exchange Agreement entered into by the parties on December 31, 2019 discussed in Note 3 to the consolidated financial statements, and the mutual agreement of the parties, the Option Agreement between Ben and GWG Holdings was exercised under the provisions of the Option Agreement. As such, GWG Holdings received $57.5 million of BCG Common Units at a price per unit equal to $12.50.

Promissory Note Repayment

On September 30, 2020, GWG Holdings, GWG Life, and the LiquidTrust Borrowers agreed to the repayment of the Promissory Note, and any related accrued interest for Ben’s issuance of BCH Preferred C-1 Unit Accounts with a capital account balance of $75.0 million to the LiquidTrust Borrowers. The Company determined the fair value of the BCH Preferred C-1 Unit Accounts was $71.2 million as of September 30, 2020. The carrying value of the Promissory Note on September 30, 2020, with accrued and unpaid interest thereon, was $65.1 million. The difference between the fair value of the BCH Preferred C-1 Unit Accounts and the carrying value of the settled debt was settled between equity holders. Additionally, as a result of the change in ownership while Ben retained a controlling interest in BCH, a rebalancing of the noncontrolling interests was performed in accordance with ASC 810-10, which resulted in a $3.2 million net increase to noncontrolling interest.

Conversion of BCH Preferred Series C-1

On November 23, 2021, GWG Holdings converted $14.8 million of its BCH Preferred C-1 Unit Accounts into an equal amount of BCH Preferred Series C Subclass 0 Unit Accounts (“BCH Preferred C-0 Unit Accounts”). The Company and GWG Holdings entered into a Unit Account Redemption Agreement, effective December 1, 2021, whereby the Company redeemed GWG Holdings’ entire $14.8 million BCH Preferred C-0 Unit Accounts for an equal amount of cash. In exchange for such payment, GWG Holdings agreed to pay BCH an early redemption fee in the amount of $1 million.

Decoupling Transactions

As discussed above, on November 29, 2021, the Amendments to the organizational documents of BCG, BCH, and Ben Management became effective. The Amendments primarily reflect the creation of the following securities, (i) BCH Preferred B-2 Unit Accounts (with a corresponding security to be issued by BCH to BCG), which Ben issued in connection with its 2021 and 2022 product offerings, and (ii) BCH FLP-3 Unit Accounts.

The Amendments to the BCH limited partnership agreement reflect include, among other things, (1) eliminating the mandatory redemption rights of the holders of BCH Preferred Series A-1 Unit Accounts should a public listing occur prior to December 31, 2030, (2) modifying the terms of the BCH Preferred Series A-0 Unit Accounts to provide for a quarterly guaranteed payment and certain conversion and redemption rights, and (3) GWG Holdings converting its capital account balance of $319.0 million in BCH Preferred Series A-1 Unit Accounts to BCG Preferred B-2 Unit Accounts, which are a preferential class of equity in Ben with enhanced conversion rights. The conversion of BCH Preferred Series A-1 Unit Accounts to BCG Preferred B-2 Unit Accounts resulted in the issuance of $319.0 million of BCG Preferred B-2 Unit Accounts.

As part of the amendments to the BCH limited partnership agreement taking effect, 20% of the current outstanding capital accounts of BCH Preferred Series A-1 Unit Accounts, with the exception of the capital accounts held by GWG Holdings, were automatically converted into BCH Preferred A-0 Unit Accounts. This resulted in the issuance of $251.7 million of BCH Preferred A-0 Unit Accounts.

In addition, on November 26, 2021, GWG Holdings and BCG executed a payoff letter for the Commercial Loan Agreement pursuant to which BCG repaid the entire outstanding principal balance of the Commercial Loan Agreement of $202.3 million, plus accrued interest of $5.8 million, by issuing to GWG Life 19,250,795 BCG Common Units.

Liquidity Transactions

On December 7, 2021, the Customer ExAlt Trusts acquired alternative assets with an aggregate NAV of approximately $352 million in exchange for BCG’s issuance of BCG Preferred B-2 Unit Accounts with an initial capital account balance of approximately $352 million. To facilitate such transaction, Ben Liquidity made a loan to the Customer ExAlt Trusts in an aggregate principal amount of $246 million. In addition, Ben granted to certain of the purchasers of such securities certain registration rights and, if the initial registration statement under such registration rights has not been declared effective by June 30, 2023, the right to put any then outstanding BCG Preferred B-2 Unit Accounts to Ben for an amount equal to the corresponding capital account balance as of the date of exercise of such put right, subject to certain limitations.

During the six months ended September 30, 2022, the Customer ExAlt Trusts acquired alternative assets with an aggregate NAV of approximately $12.0 million in exchange for BCG’s issuance of BCG Preferred B-2 Unit Accounts with an initial capital account balance of $12.0 million. To facilitate such transaction, Ben Liquidity made a loan to the Customer ExAlt Trusts in an aggregate principal amount of $8.4 million.

The BCG Preferred B-2 Unit Accounts automatically converts to BCG Common Units upon a public listing of Ben, including as a result of the Business Combination.

Issuance of BCG Preferred B-2 Unit Accounts

On September 1, 2022, the Company satisfied the contingent consideration liability (see “Contingent Consideration Payable” section below) in full by issuing $20.1 million of BCG Preferred B-2 Unit Accounts.

Amended Credit Agreements

On May 15, 2020, Ben, through its subsidiary, executed a term sheet with HCLP Nominees, L.L.C (“HCLP” or the “lender”), to amend its First Lien Credit Agreement and Second Lien Credit Agreement dated September 1, 2017 and December 28, 2018, respectively. The resulting Second Amended and Restated First Lien Credit Agreement and Second Amended and Restated Second Lien Credit Agreement (collectively, the “Second A&R Agreements”) were executed on August 13, 2020. Prior to the execution of the Second A&R Agreements, other amendments extended the June 30, 2020 maturity dates of both loans to August 13, 2020, while Ben and the lender finalized the Second A&R Agreements. The Second Amended and Restated Credit Agreement is referred to herein as the “First Lien Credit Agreement” and the Second Amended and Restated Second Lien Credit Agreement is referred to herein as the “Second Lien Credit Agreement”. Additional agreements were entered into on June 10, 2020, and on June 19, 2020, consistent with the term sheet, whereby Ben agreed to repay $25.0 million of the then outstanding principal balance due under the First Lien Credit Agreement and pay an extension fee of 2.5% of the outstanding aggregate principal balance of both loans, calculated after the $25.0 million repayment, on July 15, 2020. A total of $28.6 million was paid on July 15, 2020, which included the $25.0 million principal payment, related accrued interest thereon, and the extension fee described above.

As part of Ben’s formative transactions in 2017, the First Lien Credit Agreement proceeds were loaned by HCLP to a subsidiary of Ben. Ben’s subsidiary then loaned the amount on to the Customer Trusts so that the Customer Trusts could acquire investments in alternative assets purchased from the 2017-18 Exchange Trusts. The balance of this related party debt at the time of Ben’s September 1, 2017 commencement of Ben’s commercial operations reduced the balance of the preferred equity held by Ben’s founders.

The Second A&R Agreements extended the maturity date of both loans to April 10, 2021, and increased the interest rate on each loan to 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%. Prior to the amendments described below, the loans were payable in three installments of $25.0 million on each of September 10, 2020, December 10, 2020, and March 10, 2021, with the remaining balance payable on April 10, 2021. On March 10, 2021, and again on June 28, 2021, Ben executed an amendment to, among other items, extend the maturity date to May 30, 2022, as more fully described below.

On March 10, 2021, Ben executed Amendment No. 1 to the Second Amended and Restated Credit Agreement and Amendment No. 1 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments extend the maturity date of both loans to May 30, 2022. Prior to the amendments described below, the loans were payable in three installments of $5.0 million on each of September 10, 2021,

December 10, 2021, and March 10, 2022, with the remaining balance payable on May 30, 2022. The amendments also provide for the payment of an extension fee equal to 1.5% of the amount outstanding under the credit agreements, which was added to the outstanding amount under the credit agreements as provided for in the amendments.

On June 28, 2021, Ben executed the Amendment No. 2 to the Second Amended and Restated Credit Agreement and Amendment No. 2 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments removed certain terms related to obligations owed by GWG and certain of its subsidiaries. Further, Ben executed the Amendment No. 3 to the Second Amended and Restated Credit Agreement and Amendment No. 3 to the Second Amended and Restated Second Lien Credit Agreement with its lender, effective as of July 15, 2021, pursuant to which the parties agreed to change the first installment payment date from September 10, 2021 to December 10, 2021. Both the first and second installment payments were to be paid on December 10, 2021.

On December 1, 2021, Ben executed a binding term sheet with HCLP to amend the Second A&R Agreements. Pursuant to the term sheet, HCLP agreed to return up to $20 million of principal and interest payments (the “Returned Amount”) previously made by BCG to HCLP pursuant to the Second A&R Agreements and the parties agreed to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement. The Returned Amount would be applied to, and increase the outstanding principal balance of, the First Lien Credit Agreement. HCLP paid $17.95 million in cash to BCG on December 1, 2021, and the remainder of the Returned Amount is available for return to BCG at its discretion. BCH used a portion of such payment to redeem GWG’s entire Preferred C.0 Unit Accounts as described in “- Unit Purchase Agreement with GWG”. BCG agreed to pay HCLP an amendment fee of $1 million as well as HCLP’s legal fees incurred in connection with the amendment.

On March 24, 2022 (the “Consent Effective Date”), HCLP, BCH and BCG entered into a consent with respect to the Second A&R Agreements, pursuant to which (i) HCLP consented to BFF’s entrance into that certain Participation Interest Purchase Agreement, dated as of March 24, 2022, pursuant to which a third-party purchased from BFF for an aggregate purchase price of $72.5 million a 100% participation interest in a $72.5 million loan made by BFF to The EP-00117 Funding Trust, a common law trust formed under Texas law; (ii) HCLP’s security interests in the collateral that supported the repayment of the loan participation was terminated and released; and (iii) the collateral that supported the repayment of the loan participation ceased to count as collateral for purposes of the Second A&R Agreements.

In addition, on the Consent Effective Date, HCLP, BCH and BCG entered into those certain Consent and Amendment No. 4 to the Second Amended and Restated Credit Agreement and Consent and Amendment No. 4 to the Second Amended and Restated Second Lien Credit Agreement (collectively, “Amendments No. 4”) with its lender, pursuant to which HCLP consented to the transfer of certain loans to wholly owned subsidiaries of BCH and consented to all accrued interest and unpaid interest for the period beginning as of July 15, 2021 (the “Interest Consent Date”) through the Consent Effective Date being paid on the Consent Effective Date. HCLP, BCH and BCG also agreed, pursuant to the Amendments No. 4, to make the following amendments to the Second A&R Agreements: (i) defer the payment of all accrued and unpaid interest from the Interest Consent Date to the Consent Effective Date; (ii) amend the interest rate specifically for the period beginning on the Interest Consent Date and ending on the Consent Effective Date to be 10.5% per annum; (iii) extend the final maturity date of the loan from May 30, 2022 to August 31, 2023; (iv) change the principal payments of the Second A&R Agreements to consist of $5 million payments on each of May 10, 2022, December 10, 2022 and April 10, 2023, with the outstanding balance to be due on August 31, 2023, so long as each such payment does not cause BCG to incur a going concern qualification; and (v) amending the occurrence of an event of default to require notice (written or oral) from HCLP on almost all potential defaults listed under the Second A&R Agreements. Ben agreed to pay fees totaling approximately 6.5% of the outstanding principal before giving effect to the amendments.

In connection with the term sheet executed on December 1, 2021 and Consents and Amendments No. 4 to the Second A&R Agreements, Ben recorded a $19.5 million loss on extinguishment of debt during the year ended December 31, 2021, which is reflected in the loss on extinguishment of debt line item on the consolidated statements of comprehensive loss. Through March 31, 2022, all required principal and interest payments due under the Second A&R Agreements have been paid.

In connection with the Second A&R Agreements, BHI, a Related Entity that owns a majority of the BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH Preferred Series A-0 Unit Accounts, BCH Preferred Series A-1 Unit Accounts, and BCH FLP-1 Unit Accounts, will grant certain tax-related concessions to HCLP as may be mutually agreed upon between the parties. In exchange for the tax-related concessions, 5% of BCH Preferred A-1 Unit Accounts held by BHI, which will be held by HCLP, may convert to BCH Preferred Series A-0 Unit Accounts. In addition, recipients of a grant of BCH Preferred Series A-1 Unit Accounts from BHI will have the right to put an amount of BCH Preferred Series A-1 Unit Accounts to Ben equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30.0 million of grants of BCH Preferred Series A-1 Unit Accounts from BHI; and provided further, that such put right could not be exercised prior to July 1, 2021. A liability of $3.8 million was recorded for the put right as of March 31, 2022 and December 31, 2021 related to the grants of BCH Preferred Series A-1 Unit Accounts to a director in 2022. No such liability existed as of September 30, 2022 as the liability was settled for cash during June 2022.

The Second A&R Agreements and ancillary documents contain covenants that (i) prevent Ben from issuing any securities senior to the BCH Preferred Series A-0 Unit Accounts or BCH Preferred Series A-1 Unit Accounts; (ii) prevent Ben from incurring additional debt or borrowings greater than $10.0 million, other than trade payable, while the loans are outstanding; and (iii) prevent, without the written consent of the lender, GWG from selling, transferring, or otherwise disposing of any BCH Preferred Series A-1 Unit Accounts held as of May 15, 2020, other than to its subsidiary GWG DLP Funding V, LLC. As of September 30, 2022, the Company was in compliance with all covenants.

In connection with the amendments to the Second A&R Agreements, Ben agreed to pay extension fees on a percentage of the amount outstanding under the credit agreements as of the date of the respective amendment. During the three months ended March 31, 2022 and years ended December 31, 2021 and 2020, Ben paid $8.6 million, $1.1 million, and $3.2 million, respectively, in deferred financing costs to HCLP, a Related Entity. The parties to the Second A&R Agreements no longer plan to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement.

It is anticipated that the net proceeds from this Offering contributed to BCH will first be used by BCH to repay the indebtedness owed by BCH to HCLP pursuant to the Second A&R Agreements.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Unfunded Capital Commitments

The Customer ExAlt Trusts had $61.9 million, $69.1 million, $71.4 million, and $35.6 million of potential gross capital commitments as of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, respectively, representing potential limited partner capital funding commitments on the interests in alternative asset funds. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts within the ExAlt PlanTM created at the origination of each trust for up to $0.1 million. To the extent that the associated Customer ExAlt Trust cannot pay the capital funding commitment, Ben is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Ben to the Customer ExAlt Trusts for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated Customer ExAlt Trusts are added to the ExAlt Loan balance between Ben and the Customer ExAlt Trusts and are expected to be recouped through the cash distributions from the alternative asset fund that collateralizes such ExAlt Loan.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness of the investment on a case-by-case basis. As of September 30, 2022, March 31, 2022, December 31, 2021, and December 31, 2020, there were no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

Unfunded Commitments

The Company had $1.1 million of unfunded commitments on liquidity solution transactions as of December 31, 2020 related to liquidity transactions in process as of that date. There were no reserves for unfunded commitments as of December 31, 2020, and all amounts in process were fully funded in the first quarter of 2021.

Contingent Consideration Payable

In connection with the $352.6 million acquisition of alternative assets by the Customer ExAlt Trusts on December 7, 2021, the Company had a contingent obligation to issue additional BCG Preferred B-2 Unit Accounts based on the updated NAV of such acquired alternative assets as of December 31, 2021 as determined by the underlying fund general partners and/or investment managers. As of March 31, 2022 and December 31, 2021, the Company recorded a $20.2 million liability, which is the value of the additional BCG Preferred B-2 Unit Accounts that would be issued based on the updated NAV, using information that existed as of the date of the statement of financial condition but made available to the Company after the aforementioned periods and prior to the issuance of these consolidated financial statements. The obligation was satisfied in full on September 1, 2022.

Dependence on Related Party Transactions

In the ordinary course of business, we depend on certain transaction with related parties. For example, as discussed above, Ben, through its subsidiaries, is a party to the Second A&R Agreements with HCLP. HCLP is an indirect subsidiary of Highland Consolidated, L.P. Ben’s CEO is a beneficiary and trust investment advisor of the trusts that control, and are the partners of, Highland Consolidated, L.P. As of September 30, 2022, we had approximately $100.3 million (including an unamortized premium thereon) of debt outstanding derived from BCH’s secured loans with HCLP.

Furthermore, Ben and BCH are parties to a Services Agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and Beneficient Management Counselors, L.L.C. effective June 1, 2017 and effective as of January 1, 2022, the parties entered into the First Amended and Restated Services Agreement. Bradley Capital is an entity associated with Ben’s CEO. During the six months ended September 30, 2022, three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, Ben recognized expenses totaling $1.2 million, $0.6 million, $4.1 million, and $3.8 million related to this services agreement, respectively.

Additionally, we have historically relied on investments from GWG Holdings, Ben’s former parent company. As of September 30, 2022, GWG held approximately 98% of the Common Units of BCG and a $319 million capital account balance of Preferred B-2 Units of BCG, which would convert into a significant percentage of the Company’s Class A common stock.

For more information on our transactions with related parties, see the section titled “Certain Beneficient Relationships and Related Party Transactions.”

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the accounting principles generally accepted in the U.S. GAAP requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly.

Material estimates that are particularly susceptible to change, in the near term, relate to the fair value determination of investments in alternative assets held by the Customer ExAlt Trusts, the fair value determination of equity in connection with modifications to the equity securities of BCG and BCH, the determination of the allowance for loan losses as an input to the allocation of income (loss) to BCG’s and BCH’s equity holders, evaluation of potential impairment of goodwill and other intangibles, and determining grant date fair value for share-based compensation awards. A description of the estimates that involve a significant level of estimation uncertainty and that we believe have had or are reasonably likely to have a material impact on the financial condition and results of operations of our Company is set forth below.

Valuation of Investments in Alternative Assets

Investments in alternative assets represent the ownership interests in alternative assets and, along with other investments held by the Customer ExAlt Trusts, constitute the source of Collateral for the ExAlt Loans. These investments are predominately private equity funds and are held by the Customer ExAlt Trusts, either through direct ownership or a beneficial interest. We have elected to use NAV as a practical expedient to measure the fair value of these investments, as permitted by ASC Topic 820, Fair Value Measurement. These investments are valued based on the most recent available information, which typically has a delay due to the timing of financial information received from the individual investments. Accordingly, in determining the value of the investment, we may consider whether adjustments to the NAV are necessary in certain circumstances in which management is aware of material events that affect the value of the investments during the intervening period.

Due to the nature of our strategy, our portfolio includes illiquid investments that are privately held. Valuations of privately held investments are inherently uncertain, may fluctuate over short periods of time and may be based on estimates. The determination of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our NAV could be materially affected if the determinations regarding the fair value of our investments were materially higher or lower than the values that we ultimately realize upon the disposal of such investments.

Valuation of Equity

In connection with the limited partnership agreements of BCG and BCH and related modifications to equity securities issued as described in Note 15 to the audited consolidated financial statements, certain of the Company’s equity securities, including noncontrolling interests, were measured at fair value as of December 1, 2021. To determine the fair value of the equity securities, the Company used a linear interpolation method between two valuation dates, which were each valued using third-party market transactions involving the Company’s equity securities. The total enterprise value was then allocated to the various classes of equity based on the various attributes of each class of equity security.

The following table provides information regarding the significant unobservable inputs utilized in determining the fair value of the non-recurring measurement as of December 1, 2021:

(Dollars in thousands)
Equity Class	Fair Value at December 1, 2021	Valuation Technique	Unobservable Input	Target
BCH Preferred Series A-0 Unit Accounts	$249,907	Interpolation	Discount rate	28.26%
			Preferred rate of return	6.00%

BCH Preferred Series A-1 Unit Accounts	$961,801	Interpolation	Discount rate	29.26%
			Preferred rate of return	5.78%
			Growth rate	4.00%

BCH Preferred B-2 Unit Accounts	$358,515	Interpolation	Discount rate	29.30%
			Preferred rate of return	5.09%
			Growth rate	4.00%

As a result of the modifications, each of the above listed equity securities were recorded at their respective fair values, which resulted in a net deemed dividend of $32.0 million from extinguishment for accounting purposes of redeemable noncontrolling interests and preferred equity during the year ended December 31, 2021 as a result of modifications to the terms of these equity securities. There were no other valuations of equity performed during any of the periods presented herein.

Income Allocation

The consolidated financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of Ben, including the Customer ExAlt Trusts that hold the collateral for the ExAlt Loans, on a gross basis, and a portion of the economic interests of certain of the Customer ExAlt Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by Ben Liquidity and certain fees earned by Ben Custody from the Customer ExAlt Trusts are eliminated for financial reporting purposes in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, equity holders of BCG’s or BCH’s attributable share of the net income from the Customer ExAlt Trusts is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income and certain fee revenue has no effect on net income (loss) attributable to BCG, BCH or to BCG’s and BCH’s equity holders.

For purposes of income allocation to equity holders of BCG or BCH, interest income is generally comprised of contractual interest, interest recognized on certain of the ExAlt Loans through the effective yield method, and an amortized discount that is recognized ratably over the life of the ExAlt Loan. Contractual interest income is a computed variable rate that compounds monthly. Upfront fees are deferred upon receipt and are recognized ratably over the period of benefit, which is generally consistent with estimated expected life of LiquidTrusts (typically seven to ten years). Fees are recognized monthly based upon the NAV at the beginning of the quarter (in advance) plus any remaining unfunded capital commitments and the applicable fee rate of the account as outlined in the agreement.

As a result of the change-of-control event on December 31, 2019 for which Ben elected pushdown accounting as discussed in Note 6 to the audited consolidated financial statements and the resulting valuation performed under ASC 805, Ben’s existing loan portfolio composed of ExAlt Loans made to the Customer ExAlt Trusts was evaluated as of December 31, 2019 for credit deterioration based on the intentions of all parties that the income allocations provisions of Ben operate under U.S. GAAP as if the Customer ExAlt Trusts were not consolidated for financial reporting purposes. Further, as required under ASC 805, each loan between Ben and the Customer ExAlt Trusts was evaluated and classified as either PCI or non-purchased credit impaired (“non-PCI”). For PCI loans, expected cash flows as of the date of valuation in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequently, increases in cash flows over those expected at the acquisition date are recognized prospectively as interest income. Decreases in expected cash flows due to credit deterioration are recognized by recording an allowance for loan loss. For non-PCI loans, the difference between the fair value and unpaid principal balance of the loan as of the date of valuation is amortized or accreted to interest income over the contractual life of the loans using the effective interest method. In the event of prepayment, the remaining unamortized amount is recognized in interest income, which is eliminated upon the consolidation of the Customer ExAlt Trusts for financial reporting purposes.

Allowances for Loan Losses

The allowance for loan losses, which is eliminated in consolidation, is an input to BCG’s and BCH’s allocation of income to equity holders of BCG and BCH. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Currently, management individually reviews all ExAlt Loans due to the low volume and non-homogenous nature of the current portfolio. Management relies heavily on statistical analysis, current NAV and distribution performance of the underlying alternative asset and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. The cash flows generated from the alternative asset interests supporting the Collateral are the sole source of repayment of the ExAlt Loans and related interest. Ben recognizes any charge-off in the period in which it is confirmed. Therefore, impaired ExAlt Loans are written down to their estimated net present value.

Interest income for purposes of determining income allocations to BCG’s and BCH’s equity holders is adjusted for any allowance for loan losses, which was approximately $26.0 million for the six months ended September 30, 2022, $34.1 million for the three months ended March 31, 2022, and $8.9 million and $5.4 million for the years ended December 31, 2021, and 2020, respectively.

Accounting Standards Update 2016-13, Financial Instruments, Credit Losses (Topic 326) will be effective for Ben in fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Ben continues to evaluate the impact of this standard on its consolidated financial statements and disclosures. Ben has met with industry experts, defined an initial approach for implementation, and initiated model development activities. Ben is not current able to reasonably estimate the impact the adoption will have on its financial position and results of operations.

Goodwill and Identifiable Intangible Assets

Goodwill and other identifiable intangible assets are initially recorded at their estimated fair values at the date of acquisition. The majority of our goodwill was derived from the 2019 change-of-control event with GWG Holdings, in which we elected push down accounting resulting in Ben recording $2.4 billion of goodwill on December 31, 2019. Goodwill and other intangible assets having an indefinite useful life are not amortized for financial statement purposes. In the event that facts and circumstances indicate that the goodwill or other identifiable intangible assets may be impaired, an interim impairment test would be required. If the estimated fair value is less than the carrying value, we will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, any loss recognized will not exceed the total amount of goodwill allocated to that reporting unit. Intangible assets with finite lives are amortized over their useful lives.

The Company conducted the annual impairment test for the years ended December 31, 2021 and 2020 on October 1 of each fiscal year. The Company conducted the annual impairment test for the three months ended March 31, 2022 on January 1. As disclosed in Note 2 to the audited consolidated financial statements, conducting the annual impairment test on January 1 was considered a change in accounting principle as the impairment test for the years ended December 31, 2021 and 2020 were for the twelve-month periods.

This evaluation includes multiple assumptions, including estimated discounted cash flows and other estimates that may change over time. For example, a key assumption in determining the fair value of our reporting units is forecasting free cash flow generated by our business over the next five years and includes assumptions regarding expected growth of new service offerings and products. While our assumption reflects management’s best estimates of future performance, predicting the rate of growth attributable to newly launched products results in increased estimation uncertainty.

For 2021 and the three months ended March 31, 2022, the Company used a linear interpolation method to estimate the enterprise value between two valuation dates, which were each valued using third-party market transactions involving the Company’s equity securities. The significant assumptions used in these two approaches include growth rates and the weighted-average cost of capital used to discount future cash flows. The Company believes that the linear interpolation methodology provides the most reasonable basis for the valuation of its enterprise value because the Company did not identify any significant events that occurred during the intervening periods that would have caused a material change in fair value.

For 2020, two valuation approaches were used in the assessment. The income approach, comprised of the discounted cash flow method, and the market approach, comprised of the guideline public company method were completed. Significant assumptions utilized in the discount cash flow method include management operating forecasts and the discount rate. Significant assumptions used in the guideline public company method include management revenue forecasts.

For the three months ended March 31, 2022 and the twelve months ended December 31, 2021, and 2020, the annual goodwill impairment analysis did not result in any impairment charges.

Equity-Based Compensation

We measure and recognize compensation expense for all equity-based payments at fair value on the grant date over the requisite service period using various methods to determine the grant date fair value of the awards.

The fair value of the Beneficient Management Partners, L.P. (“BMP”) equity units is determined on the grant date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows are then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which we believe is appropriate and representative of a market participant assumption, and for lack of marketability given the underlying units of the awards are not publicly traded.

The table below summarizes the key inputs used in the valuation of the BMP Equity Units granted during each of the periods presented below:

	Range of Targets
Unobservable Inputs	Six Months Ended September 30, 2022	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Expected term in years	4	4	4	4
Discount rate	32.1%	32.1%	32.1%	27.8%
Discount for lack of marketability	23.1%	23.1%	23.1%	19.4%
Long-term growth rate (after discrete projection period)	2.5%	2.5%	2.5%	2.5%

The expected term represents the average estimated time that a recipient will be an employee of Ben and thus eligible to participate fully in the BMP Equity Incentive Plan. The discount rate is based on a modified capital asset pricing model, which includes certain observable market inputs and other data for an identified group of comparable public companies. The discount for lack of marketability is based on a Finnerty put-option model, which similarly includes certain observable market inputs and other data for an identified group of comparable public companies. The long-term growth rate is the estimated growth rate of the earnings related to BMP Equity Units that is applied to the years subsequent to Ben’s discrete cash flow periods.

The fair value of our restricted equity units (“REUs”) was determined for substantially all of the awards granted in 2020, by using the valuation techniques consistent with those utilized to determine the acquisition date equity values arising from GWG Holdings obtaining a controlling financial interest in Ben. These valuation techniques relied upon the OPM Backsolve approach under the market method. For the REUs granted in the second half of 2020, which is a de minimis amount of the total number of REUs granted in 2020, and for periods thereafter as presented herein, we utilized valuation techniques consisting of the income approach and market approach.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our fiduciary financing underwriting approach, risk management strategies, or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit markets or financial market dislocations. Once a fiduciary financing transaction has been consummated, our underwriting team closely monitor the performance of the investments collateralizing the financings, generally through frequent contact with the investment manager and the receipt of financial and management reports.

Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below.

Market Risk

Our predominant exposure to market risk is related to our fiduciary financings, which are solely collateralized by the investment assets held by the Customer ExAlt Trusts, which are principally comprised of alternative asset investments. The sensitivities to movements in the fair value of these alternative asset investments would adversely affect the investment income (loss) recorded in our consolidated financial statements. Movements in the fair value of these investments held by the Customer ExAlt Trusts would also impact certain fee revenues that are based on the net asset value of the alternative asset investments and may impact the net interest income, both of which are eliminated in consolidation for financial reporting purposes but are important factors in determining the income (loss) allocable to BCG’s and BCH’s equity holders.

The trust service fees charged to the Customer ExAlt Trusts is computed based on the net asset value of the interest in the alternative asset fund plus any unfunded commitments. During the six months ended September 30, 2022, net asset value-based trust services fees represent all of the intersegment revenues of the Ben Custody segment and 43% of the revenues included in determining the income (loss) allocable to BCG’s and BCH’s equity holders. We estimate that a 10% decline in market values of the investments held by the Customer ExAlt Trusts as of September 30, 2022 would result in an approximate $1.7 million decrease to annual trust services fees.

Similarly, the interest income earned by Ben Liquidity on the fiduciary financing transactions with the Customer ExAlt Trusts, which is solely paid by distributions from the investments held by the Customer ExAlt Trusts, could be impacted by a decline in market value. The overall impact is mitigated by the diversification of the portfolio of investments included in the Customer ExAlt Trusts along with the cross-collateralization benefits of the trust structure.

The fair value of the financial assets and liabilities of the Customer ExAlt Trusts’ investments may fluctuate in response to changes in the fair value of a fund’s underlying investments, foreign currency exchange rates, commodity prices and interest rates. Investment income (loss) and gain (loss) on financial instruments reported in our consolidated financial statements changes in relation to realized and unrealized gains and losses of the underlying investments in the alternative asset funds held by the Customer ExAlt Trusts. Based on investments held as of September 30, 2022 by the Customer ExAlt Trusts, we estimate that a 10% decline in fair value of these investments would result in an additional $56 million loss reported in the revenue section of our consolidated financial statements.

Exchange Rate Risk

Certain of the Customer ExAlt Trusts that collateralize our fiduciary financings hold investments denominated in non-U.S. dollar currencies that may be affected by movements in the exchange rate between the U.S. dollar and foreign currencies, which could affect the investment income (loss) reported on our consolidated financial statements and impact certain fee revenues that are based on the net asset value of the alternative asset investments and may impact the net interest income utilized in determining the income (loss) allocable to Ben’s equity holders. The currency exposure related to investments held by the Customer ExAlt Trusts in foreign currency assets is approximately 16% of the total fair value of the investments held the Customer ExAlt Trusts. Changes in foreign currencies relative to the U.S. dollar had an unfavorable impact of $5.3 million and $9.4 million on our investment loss, net for the three and six months ended September 30, 2022, respectively, in particular due to changes in the Euro.

Our business is affected by movements in the exchange rate between the U.S. dollar and non-U.S. dollar currencies in respect to certain cash balances we hold in non-functional currencies. The amount of cash balances in non-functional currencies is not material. Therefore, changes in exchange rates are not expected to materially affect our consolidated financial statements.

Interest-Rate Risk

Certain of the Customer ExAlt Trusts directly hold debt investments, principally L Bonds, which have a fixed interest rate. Due to GWG’s pending reorganization under Chapter 11 of the Bankruptcy Code, the Customer ExAlt Trusts are not recognizing interest income on the L Bonds. Other debt investments held directly by the Customer ExAlt Trusts are not material and thus changes in interest rates would not be expected to materially affect our consolidated financial statements. The Customer ExAlt Trusts principally hold alternative asset funds, which may hold debt investments that generate interest income based on variable interest rates. For these alternative asset funds, a decrease in variable interest rates could materially impact the interest income earned and resulting net asset value and investment income (loss) reflected on our consolidated financial statements as well as certain fee revenues that are based on the net asset value of the alternative asset investments and may impact the net interest income utilized in determining the income (loss) allocable to Ben’s equity holders.

As of September 30, 2022, we had $94.6 million in borrowings outstanding under our Senior Credit Agreements. The debt due under the Senior Credit Agreements accrues interest at a variable rate with an interest rate cap of 9.5%. As of September 30, 2022, due to the variable rate exceeding the interest rate cap, interest expense would not increase as a result of increase in interest rates. Certain other debt and liabilities accrue interest at a variable rate without a cap on the interest rate. Interest expense associated with these other debt and liabilities would increase by $1.1 million on an annualized basis as a result of a 100 basis point increase in interest rates.

As of September 30, 2022, we had cash of $18.0 million and restricted cash of $3.7 million. The cash and restricted cash deposited in various bank accounts, some of which are interest bearing accounts while others are non-interest bearing accounts. Interest-earning instruments carry a degree of interest rate risk but we do not expect changes in interest to materially affect our interest income recognized related to these assets. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Beneficient and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.

Executive Officers and Directors

Avalon and Beneficient anticipate that the current executive officers of Ben Management, as of the date of this proxy statement/prospectus, will remain as the executive officers of Beneficient following the Business Combination. The following persons are expected to serve as Beneficient’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.

Name	Age	Positions
Executive Officers

Brad K. Heppner	56	Chief Executive Officer, Chairman of the Board of Directors

James G. Silk	54	Executive Vice President, Chief Legal Officer and Director

Derek L. Fletcher	54	President, Chief Fiduciary Officer and Director

Greg Ezell	47	Chief Financial Officer

Jeff Welday	52	Global Head of Originations & Distribution

Maria S. Rutledge	46	Chief Technology Officer

Scott Wilson	42	Chief Underwriting Officer

Sam Hikspoors	45	Chief Risk Officer

Directors

Peter T. Cangany, Jr.	65	Director

Richard W. Fisher	73	Director

Thomas O. Hicks	76	Director

Dennis P. Lockhart	75	Director

Bruce W. Schnitzer	77	Director

Emily Bowersock Hill	54	Director

The biographies of the above-identified individuals are set forth below:

Brad K. Heppner – Chief Executive Officer and Chairman of the Board

Mr. Heppner has acquired or founded ten operating companies principally in the financial services, investment and insurance sectors, each with a common business purpose of providing highly specialized solutions for alternative asset owners. Mr. Heppner founded Heritage Highland in 1996 as a family business to organize, acquire and own as controlling or sole shareholder these operating companies. In 2003, Mr. Heppner organized Highland Consolidated Business Holdings, L.P. which is the predecessor-in-interest to Ben and changed its name to The Beneficient Company Group, L.P. on October 23, 2015. Mr. Heppner has successfully completed realizations from seven of the ten Heritage Highland companies through mergers and transactions with Fortune 50 companies or institutionally backed management teams. In 2003, Mr. Heppner merged The Crossroads Group, a multi-billion-dollar alternative asset manager, with Lehman Brothers, now Neuberger Berman. Among the companies Mr. Heppner founded and sold is Capital Analytics, the third oldest alternative asset administration company in the United States, which is now owned by Mitsubishi Union Financial Group. Currently, Mr. Heppner serves as CEO of The Beneficient Company Group, L.P. and Chairman of Ben Management’s board of directors, and as Chief Executive Officer and Chairman for all Heritage Highland companies, positions he has held since its organization in 1996. Previously, he was a senior consultant at Bain & Company where he focused on private equity financed companies between 1994 and 1996. Mr. Heppner served as director of investments for the $3.3 billion John D. and Catherine T. MacArthur Foundation in Chicago from 1989 to 1993 after beginning his career in New York City at Goldman, Sachs & Co. as an analyst. Through companies held by Heritage Highland, Mr. Heppner has been a fiduciary for over 250 institutions and served on numerous corporate boards and advisory committees.

Mr. Heppner earned his MBA from the J.L. Kellogg Graduate School of Management at Northwestern University and is an honors magna cum laude graduate and Most Distinguished Alumnus of Southern Methodist University, where he received a BS, BBA and BA, and where he serves on the advisory board of the Edwin L. Cox School of Business.

We believe Mr. Heppner is qualified to serve on our board of directors due to, among other things, the leadership skills, strategic vision and depth of experience he brings as our Chief Executive Officer. Additionally, Mr. Heppner has over 30 years of experience working in the alternative asset industry and in various financial institutions.

James G. Silk – Executive Vice President, Chief Legal Officer and Director

Mr. Silk has over 25 years of experience, primarily in the alternative asset investment space. Prior to joining Ben, Mr. Silk was a Partner in the Asset Management Group at Willkie Farr & Gallagher LLP in Washington D.C. Before joining Willkie Farr, Mr. Silk was an attorney at Shearman & Sterling. During his career, Mr. Silk has advised customers on a variety of transactional and regulatory matters across the alternative asset space and has extensive experience consulting on investment advisor launches, registrations, operational issues and dozens of successful asset management M&A transactions. Mr. Silk has also counseled many of the industry’s largest and most recognizable public and private asset management firms – including Goldman Sachs, Deutsche Bank, Credit Suisse, Ares Capital, KKR, Brookfield, Bank of America Merrill Lynch and Morgan Stanley – on a wide variety of legal, compliance and regulatory issues.

Mr. Silk received a BS in commerce from the University of Virginia and his JD from St. John’s University School of Law.

We believe Mr. Silk is qualified to serve on our board of directors due to, among other things, his depth of experience in alternative asset management and financial services and his knowledge of capital markets transactions and securities regulation.

Derek L. Fletcher – President, Chief Fiduciary Officer and Director

Mr. Fletcher has over 27 years of experience, primarily in the trust, estate, wealth transfer and fiduciary services industries. Mr. Fletcher previously served as a Wealth Strategist and WPS Market Director for U.S. Trust, Bank of America Private Wealth Management. Before joining U.S. Trust, Mr. Fletcher was a shareholder with the Winstead law firm, practicing in the area of estate planning, probate and trust law. He is a Certified Public Accountant; a Fellow of the American College of Trust and Estate Counsel and is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization. Mr. Fletcher is former Chairman of the Estate and Gift Tax Committee for the American Bar Association’s Tax Section, former Chairman of the

Dallas Bar Association’s Probate, Trusts and Estate Section, a former member of the Board of Governors for the Dallas Estate Planning Council, and former Chairman of the Synergy Summit (a unified think tank comprised of eight professional organizations representing more than 200,000 professionals).

Mr. Fletcher received his BBA in Accounting from Texas Tech University and his JD from the University of Texas School of Law.

We believe Mr. Fletcher is qualified to serve on our board of directors due to, among other things, his extensive expertise in sophisticated wealth and estate planning structuring and fiduciary advisory services.

Jeff Welday – Global Head of Originations & Distribution

Mr. Welday has more than 25 years of experience selling and marketing private market and traditional asset management products and vehicles. Prior to joining Beneficient, Mr. Welday was an Executive Vice President at Invesco. While at Invesco Mr. Welday was responsible for leading national sales and national accounts for the U.S. retail business of the $1.5 trillion global investment management firm. In this role, Mr. Welday was responsible for divisions distributing Invesco’s complete solution suite which encompassed alternative investments, institutional funds, separately managed accounts, unit investment trusts and exchange traded funds. Mr. Welday was also a Managing Director at Morgan Stanley and spent 13 years within its wealth and investment management divisions. While at Morgan Stanley Mr. Welday was responsible for leading sales teams for Morgan Stanley’s alternative investments business including private equity funds as well as hedge fund of funds and private equity fund of funds. Prior to joining Morgan Stanley Mr. Welday began his career through a Management Training Program with Chase Manhattan Bank, now J.P. Morgan Chase. Mr. Welday has also served on the Money Management Institute’s Board of Governors. Mr. Welday has a BBA, from Baylor University and CIMA from The Wharton School, University of Pennsylvania, is a Registered Representative of Emerson Equity LLC and holds 65, 63, 7, 51, and 24 FINRA licenses.

Greg Ezell – Chief Financial Officer

Mr. Ezell has more than 20 years of accounting and finance experience including his time at Ben. Prior to joining Ben, Mr. Ezell most recently served as the Chief Financial Officer of Genesis Pure, Inc. where he was responsible for all accounting, finance, treasury, tax, and human resource functions. Prior to that, Mr. Ezell served as the corporate controller at Homeward Residential, Inc., a residential mortgage lending and servicing institution. Mr. Ezell started his professional career at KPMG LLP in the audit practice where he was an audit senior manager serving primarily public companies in the real estate, technology, manufacturing and private equity industries.

Mr. Ezell received a BBA from Henderson State University and he holds an active Certified Public Accountant license in the state of Texas and is a Chartered Financial Analyst.

Scott W. Wilson – Chief Underwriting Officer

Mr. Wilson has over 15 years of experience, primarily in the alternative asset investment space. Previously, Mr. Wilson was a Managing Director at Highland Capital Management, L.P., based in Dallas. During his tenure, Mr. Wilson was responsible for investments totaling over $1 billion in investment value, and his responsibilities included leadership of all elements of the private equity investment process, including origination, sourcing, due diligence and financial modeling, creating and delivering investment committee presentations, sector research, transaction negotiations and structuring, ongoing management and monitoring, identifying exit time, and running sale processes. Mr. Wilson was also responsible for Highland’s own internal strategy, with projects including reviewing potential acquisitions of financial services companies, redesigning its talent management processes, and restructuring its institutional and retail sales and marketing team and processes. While at Highland, Mr. Wilson served on the Board of Directors of Cornerstone Healthcare Group, Tandem Hospital Partners, CCS

Medical, American HomePatient, Epocal, and Romacorp. Previously, Mr. Wilson worked for McKinsey & Company in their Atlanta location. As an Engagement Manager, he led McKinsey and customer teams focusing on sales and marketing improvements and new growth and organization strategies. He was also responsible for the internal training program for McKinsey’s five Southern office locations.

Mr. Wilson received an MBA with honors in Strategic Management from The Wharton School of the University of Pennsylvania, and graduated summa cum laude with a BS in Economics, also from The Wharton School.

Maria S. Rutledge – Chief Technology Officer

Ms. Rutledge has over 20 years of Information Technology and Information Security expertise. Prior to joining Ben, Mrs. Rutledge served as Executive Director & Chief of Staff of Information Technology Business Services for MUFG (Mitsubishi UFJ Financial Group) where she was responsible for all technology related functions including strategy, delivery, security, audit, and compliance. Prior to that, Mrs. Rutledge has served similar roles focused on Information Technology in various industries including Financial Services, Retail, Energy, and Telecommunications.

Ms. Rutledge received a Masters of Science in Information Services, an MBA in International Management, and a Bachelor’s degree in Political Science, all from the University of Texas at Dallas.

Dr. Samuel Hikspoors – Chief Risk Officer

Dr. Hikspoors has over 15 years of experience in quantitative finance, alternative investment strategies and portfolio solutions. He is responsible for Beneficient’s Portfolio Construction, Risk and Analytics functions, including the firm’s hedging programs, top-down management and market forecasting activities. Dr. Hikspoors joined Beneficient from Sage Advisory where he managed multi-asset class solutions and investment strategies, before which he served as Co-Head of Invesco’s portfolio overlay solutions group, as a Quantitative Strategist at RGM Advisors, and as an Associate Portfolio Manager at CPP Investments (Toronto office).

Dr. Hikspoors holds a Ph.D. and a M.Sc. in mathematical finance from University of Toronto where he was also the recipient of the Department of Statistics’ Doctoral Award for his research accomplishments, a M.Sc. in Mathematics from University of British Columbia and a B.Sc. in Mathematical Physics from University of Montreal.

Peter T. Cangany Jr. – Director

Mr. Cangany, Jr. retired as a partner with Ernst & Young LLP (“EY”) in 2017, having served in such capacity since 1993. Mr. Cangany specialized in the audits of companies involved in several sectors of the financial services industry, including insurance companies and investment management firms with a focus on public companies. He held senior positions with the leadership of EY throughout his years as a partner, including location and sector leadership responsibilities. Mr. Cangany also currently serves as Chair of the Board of Trustees of Franklin College of Indiana. Mr. Cangany brings extensive knowledge of financial reporting and accounting issues faced by companies in the financial services industry, as well as experience with early-stage growth businesses, strategic planning, and corporate governance from nearly 40 years of serving clients.

Mr. Cangany earned a B.A. in Accounting from Franklin College and an M.B.A. from Texas A&M University. He is also a Certified Public Accountant.

We believe Mr. Cangany is qualified to serve on our board of directors due to, among other things, his expertise related to financial reporting and other complex accounting matters and his experience working with insurance entities.

Richard W. Fisher – Director

A resident of Texas, Mr. Fisher is presently on the Boards of Directors of AT&T, PepsiCo and Tenet Healthcare and serves as a Senior Adviser to Barclays PLC, a British bank, and as Senior Contributing Editor to CNBC. From 2005 to 2015 Mr. Fisher served as President and CEO of the Federal Reserve Bank of Dallas. From 2001 to 2005 Mr. Fisher was Managing Partner and Vice Chair of Kissinger McLarty Associates. From 1997 to 2001 Mr. Fisher was Deputy United States Trade Representative with the rank of Ambassador. From 1987 to 1997 Mr. Fisher was Managing Partner of Fisher Capital Management, an SEC registered investment advisory firm that he founded. From 1978 to 1987 Mr. Fisher was Senior Manager of Brown Brothers Harriman & Co., a private bank. From 1967 to 1978 Mr. Fisher was Assistant to the Secretary of the Treasury. Previously, Mr. Fisher served as a director of EDS and Stolt-Nielsen. Mr. Fisher’s speaking engagements are managed by Washington Speakers Bureau.

Mr. Fisher attended the Naval Academy and Oxford University and graduated from Harvard University with a BA in Economics and received his MBA from the Graduate School of Business at Stanford University.

We believe Mr. Fisher is qualified to serve on our board of directors due to, among other things, his extensive knowledge of financial matters and expertise in banking, international markets, and regulatory frameworks.

Thomas O. Hicks – Director

Mr. Hicks is a pioneer in the private equity industry in the United States. From 1984 to 1988 he was Co-Founder and Co-Chairman of Hicks & Haas which compiled a highly successful track record of acquisitions, including Dr Pepper, Seven Up, A&W Root Beer, Sybron, and Thermadyne. He later founded numerous private equity funds for his firm, Hicks, Muse, Tate and Furst, which raised over $12 billion in funds. His funds have invested billions of dollars of equity in businesses in the United States, Europe, and Latin America. Mr. Hicks retired from Hicks Muse in 2004, and now manages his own family office private equity firm, Hicks Holdings, LLC. Mr. Hicks was a Director of Carpenter Technology Corporation until September 2014. Mr. Hicks is also the manager and indirect, majority owner of HSG Sports Group Holdings LLC, which, through subsidiaries, including HSG Sports Group LLC and others, formerly owned interests in professional sports franchises, including the Texas Rangers major league professional baseball club and Dallas Stars professional ice hockey team. On May 24, 2010, the Texas Rangers filed a voluntary petition for Chapter 11 bankruptcy protection. On September 15, 2011, the Dallas Stars filed a voluntary petition for Chapter 11 bankruptcy protection. Additional proceedings were filed by or against other entities related to the Texas Rangers and the Dallas Stars, and Mr. Hicks in his individual capacity, in connection with the foregoing. Both the Texas Rangers and the Dallas Stars were sold to new owners in connection with their respective Chapter 11 bankruptcy cases.

Mr. Hicks has a B.B.A. from the University of Texas – Austin and an MBA from the University of Southern California.

We believe Mr. Hicks is qualified to serve on our board of directors due to, among other things, his over 30 years of experience in the private equity industry, international transactions, and complex business arrangements.

Dennis P. Lockhart – Director

Mr. Lockhart’s career includes time in the private sector, academia, and government. Mr. Lockhart formerly served as President and CEO of the Federal Reserve Bank of Atlanta. In addition, he served on the Federal Reserve’s chief monetary policy body, the Federal Open Market Committee (FOMC). Within the Federal Reserve System, Mr. Lockhart chaired the Conference of Presidents for his final two years and earlier chaired the Information Technology Oversight Committee. Before becoming a central banker, Mr. Lockhart was a member of the faculty of Georgetown University’s Walsh School of Foreign Service where he chaired the Master’s program’s concentrations in global commerce and finance and international business-government relations. Mr. Lockhart was an adjunct professor at Johns Hopkins University’s School of Advanced International Studies. Prior to his academia career, he was a managing partner of a boutique private investment firm with activity in Africa and Latin America and president of Heller International Group, a financial firm. At the start of his career, Mr. Lockhart held various positions, both international and domestic, with Citicorp/Citibank (now Citigroup).

Mr. Lockhart earned a B.A. in political science and economics from Stanford University, and his M.A. in international economics and U.S. foreign policy from the Johns Hopkins University School of Advanced International Studies. Mr. Lockhart also served as an officer in the U.S. Marine Corps Reserve.

We believe Mr. Lockhart is qualified to serve on our board of directors due to, among other things, his finance and economic policy experience, including monetary policy and economic regulation, as well as his experience in the financial services industries.

Bruce W. Schnitzer – Director

Mr. Schnitzer has been a successful private equity investor since 1985 and Chairman of Wand Partners, a private equity firm specialized in insurance and other specialty financial services, since 1987. Wand has sponsored and invested in eighteen platform businesses, thirteen of which span the insurance industry and fifteen of which are now fully realized. From 1977 to 1985, Mr. Schnitzer was a senior executive with Marsh & McLennan, where he served as President and CEO of Marsh, Inc. (the world-wide insurance broker) and as Chief Financial Officer of Marsh & McLennan Companies, Inc. (NYSE-MMC). Prior to joining Marsh & McLennan, Mr. Schnitzer was a Vice President and head of Mergers & Acquisitions at Morgan Guaranty Trust Company (J.P. Morgan) — 1967-76. Mr. Schnitzer more recently served on the board of directors of ProSight Global, Inc. (NYSE-PROS) from 2010 to 2021, and GWG Holdings, Inc. (NASDAQ-GWGHQ) from 2019 to 2021. Mr. Schnitzer has served in numerous non-profit roles, including Chairman of The Institute of Human Origins, Director of The Litchfield Land Trust, and Director & Treasurer of Scherr-Thoss Foundation.

Mr. Schnitzer graduated from the University of Texas, Austin in 1966 (B.B.A.) and received an M.B.A. from the University of Texas, Austin in 1967.

We believe Mr. Schnitzer is qualified to serve on our board of directors due to, among other things, his extensive private equity investment and related business experience and knowledge of insurance and other specialty financial services.

Emily Bowersock Hill – Director

Ms. Bowersock Hill established Bowersock Capital Partners in 2020. Prior to founding Bowersock Capital Partners, Ms. Bowersock Hill spent eighteen years at Morgan Stanley, where she was Executive Director, Senior Portfolio Manager, and Family Wealth Director. In 2017, she was named to Working Mother’s inaugural list of “Top 200 Wealth Advisors” and to the FORBES inaugural list of America’s “Top 200 Women Wealth Advisors.” She was named by FORBES as one of America’s Top Women Wealth Advisors from 2018-2020 and a Best-in-State Wealth Advisor from 2017-2020; 2022. She was named by Working Mother magazine as a Top Wealth Advisor from 2018-2020. In 2019, Kansas Governor Laura Kelly appointed her to the board of the Kansas Public Employees Retirement System (KPERS), a $25 billion pension fund. In 2021, she was appointed chair of the KPERS Investment Committee. She has appeared on Bloomberg, CNBC, and Yahoo Finance, and is periodically quoted in the financial press, including in Barron’s and Institutional Investor.

Ms. Bowersock Hill received a B.A. from Dartmouth College, an M.A. from the London School of Economics and a Ph.D and a M.Phil from Yale University.

We believe Ms. Bowersock is qualified to serve on our board of directors due to, among other things, her decades of experience and knowledge of retail financial services and the investment management industry.

Family Relationships

There are no family relationships between our board of directors and our executive officers.

Board of Directors

Our business and affairs will be managed under the direction of our board of directors. Following the consummation of the Business Combination, our board of directors will initially consist of eleven (11) members.

Beginning at the first annual meeting of stockholders in 2024, the directors whose terms expire at such annual meeting and any subsequent annual meeting will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Arrangements for Election of Directors

Pursuant to the terms of the Business Combination Agreement, the current members of the board of directors of Ben Management will be appointed to the board of directors of Beneficient in connection with the Closing of the Business Combination as designees of Beneficient. Pursuant to the terms of the Business Combination Agreement, up to two designees of Avalon, who shall be acceptable to BCG, will be appointed to the board of directors of Beneficient in connection with the Closing of the Business Combination.

Class A Directors will be elected by holders of Beneficient Class A common stock and Beneficient Class B common stock, voting together as a single class, with holders of Beneficient Class B common stock being entitled to 10 votes per share with respect to all matters on which stockholders are entitled to vote. Furthermore, pursuant to the Stockholders Agreement, for so long as the Class B Threshold is met, the Class B Holders will have the right to designate six Class B Directors to the Beneficient board of directors as follows: (i) provided that Class B Holder 1 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Beneficient Class B common stock held by Class B Holder 1 on the effective date of the Stockholders Agreement, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 1 is an amount that is at least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 1 on the effective date of the Stockholders Agreement (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 1 Threshold”), four individuals designated by Class B Holder 1, who shall initially be Brad Heppner, James Silk, Derek L. Fletcher and Richard W. Fisher, (ii) provided that Class B Holder 2 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Beneficient Class B common stock held by Class B Holder 2 on the effective date of the Stockholders Agreement, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 2 is an amount that is at least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 2 on the effective date of the Stockholders Agreement (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 2 Threshold”), one individual designated by Class B Holder 2, who shall initially be Thomas Hicks (provided, however, that if Thomas Hicks declines to serve as a director, then the director designated by Class B Holder 2 will be Mack Hicks; provided, further, that if Mack Hicks declines to serve as a director, then Class B Holder 1 shall designate such director) and (iii) provided that Class B Holder 3 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Beneficient Class B common stock held by Class B Holder 3 on the effective date of the Stockholders Agreement, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 3 is an amount that is at least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 3 on the effective date of the Stockholders Agreement (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 3 Threshold”), one individual designated by Class B Holder 3, who shall initially be Bruce W. Schnitzer (provided, however, that if Bruce W. Schnitzer declines to serve as a director, then the director designated by Class B Holder 3 will be Eliza Schnitzer; provided, further, that if Eliza Schnitzer declines to serve as a director, then Class B Holder 1 shall designate such director).

The Stockholders Agreement will also provide that, in the event that Class B Holder 2 or Class B Holder 3 ceases to satisfy the Class B Holder 2 Threshold or the Class B Holder 3 Threshold, respectively, then the number of directors that Class B Holder 2 or Class B Holder 3, as applicable, has the right to designate pursuant will be reduced to zero, Class B Holder 2 or Class B Holder 3, as applicable, will cause the director designated by such Class B Holder to resign and Class B Holder 1 will have the right to designate the director to fill the resulting vacancy. In the event that the Beneficient board of directors determines to increase or decrease the total number of directors serving on the Beneficient board of directors, the Class B Holders and Beneficient will agree to work together in good faith to promptly amend the Stockholders Agreement to determine the effect of such increase or decrease on the designation rights of the Class B Holders. The Stockholders Agreement will also provide that, for so long as the Class B Threshold is met, the majority of the Class B Directors will have the right to designate the chairperson and vice chairperson of the Beneficient board of directors. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of a Class B Director, the applicable designating Class B Holder will have the right to designate a replacement to fill such vacancy. For additional information, see the sections titled “Stockholders Agreement” and “Proposal No. 1 — The Business Combination Proposal — Comparison of Corporate Governance and Shareholder Rights.”

Controlled Company Status

After the completion of the Business Combination, certain holders of BCG that will enter a voting agreement concerning the election of directors will beneficially own shares of Beneficient Class B common stock having the right to elect a majority of Beneficient’s directors. As a result, Beneficient will be a “controlled company” within the meaning Nasdaq rules and may elect not to comply with certain corporate governance standards.

Director Independence

Under the Nasdaq Listing Rules, a majority of the members of the board of directors of Beneficient must satisfy Nasdaq’s criteria for “independence.” As a “controlled company”, Beneficient is largely exempted from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that [●] are “independent” as defined under the rules of Nasdaq. Our board of directors also determined that [●], who serve on our Audit Committee, satisfy the independence standards for that committees established by the SEC and the rules of the Nasdaq listing rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Beneficient and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Committees of the Board of Directors

Effective upon the consummation of the Business Combination, our board of directors is expected to establish an Audit Committee, a Compensation Committee, a Nominating Committee, a Community Reinvestment Committee, an Executive Committee, an Enterprise Risk Committee and a Credit Committee, each of which will have the composition and responsibilities described below. From time to time, the board of directors may establish other committees to facilitate the management of our business.

Audit Committee

The Audit Committee’s primary responsibilities will include, among other things:

•	overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;

•	the effectiveness of our legal and regulatory compliance programs;

•	overseeing our financial reporting process, including the filing of financial reports; and

•	selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

The Audit Committee will have three members. The members of our Audit Committee will be [●], [●] and [●]. Our board of directors will adopt a written charter for the Audit Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination. The Beneficient board of directors has determined that [●] is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include, among other things:

•	ensuring that our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay-for-performance linkage;

•	evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers; and

•	overseeing the implementation and administration of our compensation plans.

The Compensation Committee will have four members, two of which will be Class A Directors and two will be Class B Directors. The members of our Compensation Committee will be [●], [●], [●] and [●]. Our board of directors will adopt a written charter for the Compensation Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination. None of our executive officers serve as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Beneficient board of directors or a committee of the Beneficient board of directors.

Nominating Committee

The Nominating Committee’s responsibilities include, among other things:

•	recommending Class A Director nominees for our board of directors and its committees;

•	recommending the size and composition of our board of directors and its committees;

•	reviewing our corporate governance guidelines and proposed amendments to our certificate of incorporation and bylaws; and

•	reviewing and making recommendations to address stockholder proposals.

The Nominating Committee will have four members, two of which will be Class A Directors and two will be Class B Directors. The members of our Nominating Committee will be [●], [●], [●] and [●]. Our board of directors will adopt a written charter for the Nominating Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination.

Community Reinvestment Committee

The Community Reinvestment Committee’s responsibilities include, among other things:

•	establishing, overseeing, reviewing and evaluating our enterprise-wide community reinvestment strategy and funding guidelines;

•	adopting annual budgetary appropriations relating to our community reinvestment and charitable contributions; and

•	making any other determination relating to our charitable contributions or any other use or involvement of a charity in our business.

The Community Reinvestment Committee will have four members, two of which will be Class A Directors and two will be Class B Directors. The members of our Community Reinvestment Committee will be [●], [●], [●] and [●]. Our board of directors will adopt a written charter for the Community Reinvestment Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination.

Executive Committee

The Executive Committee’s responsibilities include, among other things, exercising all of the powers and authority of our board of directors to act in matters as directed by the board of directors or in any other matter in the discretion of the Executive Committee, relating to our management and business and affairs, to the fullest extent permitted by law.

The Executive Committee will have four members, two of which will be Class A Directors and two will be Class B Directors. The members of our Executive Committee will be [●], [●], [●] and [●].

Enterprise Risk Committee

The Enterprise Risk Committee’s responsibilities include, among other things:

•

reviewing the implementation, management and overall effectiveness of the enterprise risk framework across Beneficient, including the impact, results and management actions related to firm-wide assessments; and

•	reviewing and discussing the areas of material risk to our operations and financial results and the steps management has taken to monitor and control such risks.

The Enterprise Risk Committee will have four members. The members of our Enterprise Risk Committee will be [●], [●], [●] and [●]. Our board of directors will adopt a written charter for the Enterprise Risk Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination.

Credit Committee

The Credit Committee’s responsibilities include, among other things:

•

making determinations, and direct management’s activities, regarding the top tier risk items associated with the loan portfolio including credit risk, market risk, liquidity risk, risk-adjusted pricing and assets and currency hedging;

•	reviewing and discussing with management the loan portfolio’s top tier risk assessment and management’s process for the identification, evaluation and mitigation of top tier risks; and

•

establishing certain risk limits, tolerances and assumptions as well as receiving reports from management as to the adherence to established limits, and when in breach, actions taken to rectify the breach.

The Credit Committee will have four members. The members of our Credit Committee will be [●], [●], [●] and [●]. Our board of directors will adopt a written charter for the Credit Committee, which will be available on Beneficient’s corporate website upon the completion of the Business Combination.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The new board of directors intends to adopt a code of business conduct and ethics, or “Code of Ethics,” which will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics will be available on our website at www.trustben.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

Compensation Committee Interlocks and Insider Participation

None of our directors who will serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

See the section titled “Director Compensation” for information regarding compensation paid to our directors.

EXECUTIVE COMPENSATION

Beneficient is an “emerging growth company,” as defined in the JOBS Act. As such, we have opted to comply with the scaled executive compensation disclosure rules applicable to emerging growth companies, which provide certain exemptions from various reporting requirements that are applicable to other public companies. This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as Beneficient’s principal executive officer during the twelve months ended December 31, 2021 (the “2021 Period”) and the three months ended March 31, 2022 (the “2022 Period”), and our next two most highly compensated executive officers in respect of their service to Beneficient during such periods. We refer to these individuals as our named executive officers, or NEOs. Our NEOs for the 2021 Period and 2022 Period are as follows:

•	Brad K. Heppner, Chief Executive Officer and Chairman of the Board;

•	James G. Silk, Executive Vice President, Chief Legal Officer and Director; and

•	Derek Fletcher, President, Chief Fiduciary Officer and Director.

Executive Compensation Program Overview

Our compensation program has two primary objectives: (1) to attract, motivate and retain our employees and (2) to align their interests with those of our stockholders.

Our employees. Our business is dependent on our employees, including but not limited to our named executive officers. Among other things, we depend on their ability, where applicable, to lead our business, and provide other critical services, and we cannot compete without their continued employment with us. Therefore, it is important that our key employees are compensated in a manner that motivates them to excel consistently and encourages them to remain with Beneficient.

Alignment of interests. Each of our named executive officers has received certain equity awards as a form of long-term incentive compensation, which we believe serves to align the interests of our employees with those of our equityholders.

Historical Context of Executive Compensation

Effective in June 2017 and July 2017, we entered into the Bradley Capital Agreement and the BHI Services Agreement, each of which is described in “—Narrative Disclosure to Summary Compensation Table.” Such agreements were executed in accordance with the terms of a Recapitalization Agreement dated August 1, 2017, by and among BCG and several related parties in contemplation of the commencement of our commercial operations. For additional information, see “Certain Beneficient Relationships and Related Party Transactions – Relationships with Other Parties.” Pursuant to the Bradley Capital Agreement (as amended and restated as the Bradley Capital Services Agreement), and the BHI Services Agreement, we are obligated to pay certain costs that are reported as compensation to Mr. Heppner in the Summary Compensation Table in footnotes (2) and (3) thereto. At the time such agreements were entered, BHI, a Related Entity to Mr. Heppner, held substantially all our outstanding equity and estimates of the current and future costs of those arrangements were incorporated in the valuation of the Company as part of the May 2018 change in control of BCG. The Amended and Restated Agreement of Limited Partnership of BCG dated September 1, 2017 included a provision stating that each person who acquired an interest in BCG approved, ratified and confirmed the execution and delivery of certain related party agreements described therein, including the Recapitalization Agreement, were acknowledged by GWG in connection with its initial transaction with BCG.

Summary Compensation Table

The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers of BCG for the 2021 Period and 2022 Period.

Name and Principal Position*	Period	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Brad K. Heppner(1)	2022	56,250	—	—		896,000	(2)	952,250
Chief Executive Officer	2021	225,000	—	—		6,109,221	(3)	6,334,221
James G. Silk	2022	187,000	312,500	—		10,000	(4)	509,500
Executive Vice President and Chief Legal Officer	2021	750,000	1,250,000	1,062	(5)	41,116	(6)	2,042,178
Derek L. Fletcher	2022	141,250	—	—		8,000	(7)	149,250
President and Chief Fiduciary Officer	2021	565,000	565,000	5,835	(8)	43,614	(9)	1,179,449

*	Mr. Heppner is Ben’s founder and Chairman of the Board of Directors. Messrs. Silk and Fletcher also serve as members of the Board of Directors.
(1)

Amounts do not include certain equity interests and other returns received by Beneficient Holdings, Inc. (“BHI”), a Related Entity, as each of these additional amounts represent returns on founder’s equity interests originally received in connection with the formation and recapitalization of BCG and its subsidiaries and are not considered to be compensation, consistent with their treatment in the Company’s audited financial statements. See “Narrative Disclosure to Summary Compensation Table – Beneficient Company Holdings, L.P. Interests.”

(2)	Consists of:

(i) total fees of $0.6 million with respect to the 2022 Period paid to Bradley Capital (as defined below), a Related Entity, for services provided and $14,000 with respect to the 2022 Period for Bradley Capital and other Related Entities’ use of Company office space and resources all in accordance with the terms and pursuant to the Bradley Capital Services Agreement (as defined below). See “— Historical Context of Executive Compensation” above; (ii) total legal, tax and other expenses of $46,000 with respect to the 2022 Period paid on behalf of Bradley Capital, a Related Entity, for services provided pursuant to the Bradley Capital Services Agreement. See “– Historical Context of Executive Compensation” above;

(iii) On certain occasions when Mr. Heppner was traveling for business on the aircraft subleased by a subsidiary of BCG, Mr. Heppner’s spouse and/or other family members accompanied him. While his spouse and/or other family members may benefit from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic cost of such trip would have been incurred, whether or not Mr. Heppner’s spouse and/or other family members accompanied him on the trip and, as a result, no additional amount is reflected in the Summary Compensation Table. Pursuant to the Contribution Agreement (as defined below), BHI, a Related Entity, agrees to reimburse BCH for the quarterly rental paid or accrued by BCH with respect to the aircraft and additional expenses up to $250,000 per year conditioned upon BCH’s timely payment of the Guaranteed Series A-0 Payment to BHI. See “Narrative Disclosure to Summary Compensation Table – Bradley Capital Company, L.L.C.”

(iv) $209,000 with respect to the 2022 Period for the use by the Related Entity Trust (as defined below) of our “platinum level” trust administration services product plan and tax and legal expenses of approximately $18,000 with respect to the 2022 Period paid on behalf of BHI and other Related Entities pursuant to the terms of the BHI Services Agreement (as defined below). See “– Historical Context of Executive Compensation”;

(v) $2,000 of club dues with respect to the 2022 Period; and

(vi) Company-paid premiums in the amount of $5,000 for supplemental medical coverage and Company contributions in the amount of $2,000 to a 401(k) plan for the benefit of Mr. Heppner.

(3)	Consists of:

(i) total fees of $2.4 million with respect to the 2021 Period, paid to Bradley Capital, a Related Entity, for services provided and $56,000 with respect to the 2021 Period for Bradley Capital and other Related Entities’ use of Company office space and resources all in accordance with the terms and pursuant to the Bradley Capital Services Agreement. See “– Historical Context of Executive Compensation”;

(ii) total legal, tax and other expenses of $335,000 with respect to the 2021 Period paid on behalf of Bradley Capital, a Related Entity, for services provided pursuant to the Bradley Capital Services Agreement. See “– Historical Context of Executive Compensation;”

(iii) $2.25 million for Mr. Heppner’s non-business use of an aircraft, of which $2.1 million was determined based on actual fixed and variable flight costs paid by the Company, which, pursuant to the Bradley Capital Services Agreement, was reimbursed by the Company to Mr. Heppner. An additional $151,221 was calculated based on the personal travel flight hours multiplied by an estimate of the fixed aircraft operating costs and the hourly aircraft operating costs (including variable fuel charges, landing fees and pilot incidental costs). On certain occasions when Mr. Heppner was traveling for business on the aircraft, Mr. Heppner’s spouse and/or other family members accompanied him. While his spouse and/or other family members may have benefitted from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic costs of such trip would have been incurred, whether or not Mr. Heppner’s spouse and/or other family members accompanied him on the trip, and, as a result, no additional amount is reflected in the Summary Compensation Table;

(iv) $1 million with respect to the 2021 Period for the Related Entity Trust’s use of our “platinum level” trust administration services product plan and tax and legal expenses of $30,000 with respect to the 2021 Period paid on behalf of BHI and other Related Entities pursuant to the terms of the BHI Services Agreement. See “– Historical Context of Executive Compensation”;

(v) $10,000 of club dues with respect to the 2021 Period; and

(vi) Company-paid premiums in the amount of $21,000 for supplemental medical coverage and Company contributions in the amount of $6,000 to a 401(k) plan for the benefit of Mr. Heppner.

(4)	Consists of:

(i) Company-paid premiums in the amount of $5,000 for supplemental medical coverage and Company contributions in the amount of $5,000 to a 401(k) plan for the benefit of Mr. Silk with respect to the 2022 Period; and

(ii) on certain occasions when Mr. Silk was traveling for business on the aircraft subleased by a subsidiary of BCG, Mr. Silk’s spouse accompanied him. While his spouse may have benefitted from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic costs of such trip would have been incurred, whether or not Mr. Silk’s spouse accompanied him on the trip, and, as a result, no additional amount is reflected in the Summary Compensation Table.

(5)

$3,178 of income allocations made with respect to the 2021 Period to Mr. Silk, as a participant in the BMP Equity Incentive Plan. Such amount was offset by an associated tax distribution of $2,116 to Mr. Silk for the 2021 Period, which is included in All Other Compensation as described in note (6)(ii). See “Certain Beneficient Relationships and Related Party Transactions – Beneficient Company Holdings, L.P. Interests – BCH FLP-2 Unit Accounts.”

(6)	Consists of:

(i) Company-paid premiums in the amount of $21,000 for supplemental medical coverage and Company contributions in the amount of $18,000 to a 401(k) plan for the benefit of Mr. Silk with respect to the 2021 Period;

(ii) tax distributions of $2,116 in connection with income allocated with respect to the 2021 Period and paid during 2022 to Mr. Silk, as a participant in the BMP Equity Incentive Plan; and

(iii) on certain occasions when Mr. Silk was traveling for business on an aircraft, the use of which was subject to the terms of the Bradley Capital Services Agreement, Mr. Silk’s spouse accompanied him. While his spouse may have benefitted from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic costs of such trip would have been incurred, whether or not Mr. Silk’s spouse accompanied him on the trip, and, as a result, no additional amount is reflected in the Summary Compensation Table.

(7)	Consists of:

(i) Company-paid premiums in the amount of $5,000 for supplemental medical coverage and Company contributions in the amount of $3,000 to a 401(k) plan for the benefit of Mr. Fletcher with respect to the 2022 Period; and

(ii) on certain occasions when Mr. Fletcher was traveling for business on the aircraft subleased by a subsidiary of BCG, Mr. Fletcher’s spouse accompanied him. While his spouse may have benefitted from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic costs of such trip would have been incurred, whether or not Mr. Fletcher’s spouse accompanied him on the trip, and, as a result, no additional amount is reflected in the Summary Compensation Table.

(8)

$17,449 of income allocations made with respect to the 2021 Period to Mr. Fletcher, as a participant in the BMP Equity Incentive Plan. Such amount was offset by an associated tax distribution of $11,614 to Mr. Fletcher for the 2021 Period, which is included in All Other Compensation as described in note (9)(ii). See “Certain Beneficient Relationships and Related Party Transactions – Beneficient Company Holdings, L.P. Interests – BCH FLP-2 Unit Accounts.”

(9)	Consists of:

(i) Company-paid premiums in the amount of $19,000 for supplemental medical coverage and Company contributions in the amount of $13,000 to a 401(k) plan for the benefit of Mr. Fletcher with respect to the 2021 Period;

(ii) tax distributions of approximately $11,614 in connection with income allocated with respect to the 2021 Period and paid during 2022 to Mr. Fletcher, as a participant in the BMP Equity Incentive Plan; and

(iii) on certain occasions when Mr. Fletcher was traveling for business on an aircraft, the use of which was subject to the terms of the Bradley Capital Services Agreement, Mr. Fletcher’s spouse accompanied him. While his spouse may have benefitted from such travel, we consider the incremental costs of such travel to be nominal because the aircraft would have been used for such business travel, and the basic costs of such trip would have been incurred, whether or not Mr. Fletcher’s spouse accompanied him on the trip, and, as a result, no additional amount is reflected in the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table

A “Related Entity” or “Related Entities” include certain trusts that are directly or indirectly controlled by, or operate for the benefit of, Mr. Heppner or his family, and those entities directly or indirectly held by, or that are under common control with, such trusts, and in which he and his family members are among classes of economic beneficiaries, whether or not Mr. Heppner is entitled to economic distributions from such trusts. Mr. Heppner is a beneficiary of the trust that is the sole shareholder of BHI (such trust, the “Related Entity Trust”).

Bradley Capital Company, L.L.C.

BCG and BCH entered into a services agreement with Bradley Capital Company, L.L.C., a Related Entity (“Bradley Capital”), originally effective June 1, 2017 (the “Bradley Capital Services Agreement”), which was subsequently amended and restated effective January 1, 2022 (the “A&R Bradley Capital Services Agreement”), pursuant to which Bradley Capital provides certain executive and other services to BCG in exchange for fees and other consideration as described above. In addition, effective January 1, 2022, The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, as sublessee, Bradley Capital, as sublessor, and BCH, solely as it relates to the guarantee it makes to Bradley Capital as set forth therein, entered into an Aircraft Sublease Agreement (the “Aircraft Sublease”) pursuant to which BCH subleases the aircraft described therein. In conjunction with the execution of the Aircraft Sublease, BHI, BCH and BCG entered into a Contribution Agreement effective as of January 1, 2022 (the “Contribution Agreement”). Pursuant to the Contribution Agreement, BHI, a Related Entity, agrees to reimburse to BCH the quarterly rental paid or accrued by BCH under the Aircraft Sublease and additional expenses of up to $250,000 per year, subject to certain conditions, including BCH’s timely payment of the Guaranteed Series A-0 Payment to BHI for the respective quarter in which such contribution is to be paid (whether or not waived in accordance with the terms of the BCH LPA). See “— Historical Context of Executive Compensation” above and the section titled “Certain Beneficient Relationships and Related Party Transactions – Relationship with Bradley Capital Company, L.L.C.” for details.

Beneficient Holdings, Inc.

Mr. Heppner indirectly holds certain interests in our business through Beneficient Holdings, Inc. (“BHI”), a Related Entity, which is a holder of the following equity interests in Beneficient Company Holdings, L.P. (“BCH”): BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH Preferred A-1 Unit Accounts, BCH Preferred A-0 Unit Accounts, FLP-1 Unit Accounts and FLP-3 Unit Accounts. The equity interests represent founder’s interests originally received by BHI in connection with the formation and recapitalization of Ben. Through his participation in the value of his founder’s equity interests of BCH held by BHI, Mr. Heppner receives financial benefits from our business which include, but are not limited to, certain income allocations, preferred returns, issuances of additional securities, cash distributions and other payments, including those described above. BHI’s interest in the equity interests of BCH are subject to certain transfer restrictions. In addition, a Company subsidiary, The Beneficient Company Group (USA), L.L.C. (“Ben USA”) entered into a services agreement with BHI, effective as of July 1, 2017 (the “BHI Services Agreement”) pursuant to which BHI pays an annual fee of $30,000 to Ben USA in exchange for the provision of certain trust administration and other services to be provided to the Related Entity Trust and the Related Entities. See “— Historical Context of Executive Compensation” above and the section titled “Certain Beneficient Relationships and Related Party Transactions – Relationship with Beneficient Holdings, Inc.” for details.

Beneficient Company Holdings, L.P. Interests

Mr. Heppner, indirectly through BHI, owns significant limited partner interests in BCH. These interests have been issued in connection with numerous formative and recapitalization transactions and the receipt of these interests, and any additional equity interests issued as a return thereon or allocations or payments received by BHI in connection therewith, are not considered compensation, consistent with their treatment in the Company’s audited financial statements. As such, these returns on such interests, comprised of income allocations, preferred returns, issuances of additional limited partner interests, cash distributions and other payments, are not reflected in the Summary Compensation Table above. Such amounts may be significant and are considered by the Company’s board of directors in establishing the annual employee compensation for Mr. Heppner. As part of the May 2018 change of control of Ben, BCG obtained a valuation of the enterprise and its classes of equity as required by Financial Accounting Standards Codification Topic 805, Business Combinations (“FASB ASC Topic 805”), due to the application of pushdown accounting. This valuation incorporated, among other things, estimates of current and future costs arising from related party contracts, including the Bradley Capital Agreement and the BHI Services Agreement. Each class of the Company’s equity was then recorded at its fair value as set forth in valuation analysis, with the capital account balances of the preferred equity held by Ben’s founders, including BHI, reduced for, among other things, (i) the balance of outstanding debt of Ben, including related party debt, and (ii) any decrease in the value of Ben, up to the entire founders’ preferred equity amount outstanding, including decreases arising from the present value of the estimated costs of the related party contracts, including estimated costs related to private travel under the terms of the Bradley Capital Agreement.

During the 2022 Period, BHI received approximately $13.5 million of an accrued, but unpaid, quarterly return on BCH Preferred A-1 Unit Accounts, approximately $16,000 of an accrued, but unpaid, quarterly return on BCH Class S Preferred Units and approximately $3.1 million of accrued, but unpaid, guaranteed payments with respect to BCH Preferred A-0 Unit Accounts. During the 2021 Period, BHI received approximately $19.2 million of an accrued, but unpaid, quarterly return on BCH Preferred A-1 Unit Accounts, approximately $45,000 of an accrued, but unpaid, quarterly return on BCH Class S Preferred Units, approximately $1.0 million of accrued, but unpaid, guaranteed payments with respect to BCH Preferred A-0 Unit Accounts, approximately $22,800 of distributions on BCH FLP-3 Unit Accounts and 24,905 BCH Class S Ordinary Units at a per unit price of $15.00 and 21,372 BCH Class S Preferred Units at a per unit price of $17.48, as holder of BCH FLP-1 Unit Accounts. See “Certain Beneficient Relationships and Related Party Transactions – Beneficient Company Holdings, L.P. Interests” for additional information.

BCH FLP-2 Unit Accounts

Beneficient Management Partners, L.P. (“BMP”) holds BCH FLP-2 Unit Accounts in connection with the Beneficient Management Partners, L.P. Equity Incentive Plan (the “BMP Equity Incentive Plan”). As the holder of BCH FLP-2 Unit Accounts, BMP is entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-2 Unit Accounts pursuant to the BCH LPA. BCH FLP-2 Unit Accounts are allocated income equal to 49.5% of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Beneficient, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BCH FLP-2 Unit Accounts are also entitled to receive annual tax distributions. As the holder of the BCH FLP-2 Unit Accounts, upon its allocation of income of BCH in accordance with the above terms, BMP receives additional limited partner interests in BCH while retaining such BCH FLP-2 Unit Accounts. For the 2021 Period, BMP received 21,412 BCH Class S Ordinary Units based on a per unit price of $15.00 and 20,948 Class S Preferred Units based on a per unit price of $17.48 in connection with certain income allocations, as holder of the BCH FLP-2 Unit Accounts.

In addition, commencing with the effectiveness of the BCH Eighth A&R LPA, BMP, as the holder of the BCH FLP-2 Unit Accounts, will also receive an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the BCH FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A Units and Class S Units. Immediately following any such allocation, the amount allocated is converted in BCH Class S Ordinary Units at the unit price, which prior to the effectiveness of the Business Combination is determined by dividing the sum of the capital accounts for the BCH Class A Units and BCH Class S Units by the aggregate number of such units, and, following the effectiveness of the Business Combination, the closing price of a share of the Beneficient Class A common stock on the primary exchange on which such shares are listed. Such provision results in BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests as a result of any upward adjustment of the carrying value of the assets of BCH while retaining such BCH FLP-2 Unit Accounts. Adjustments to the carrying value of the BCH assets are likely to occur upon certain events, such as the acquisition of additional limited partner interests in BCH for more than a de minimis capital contribution. It is anticipated that the consummation of the Business Combination will result in an upward adjustment of the carrying value of the assets of BCH of approximately $391 million, assuming no redemptions of Avalon Class A common stock and the conversion of $191 million of BCH Preferred A-1 Unit Accounts to Beneficient Class B common stock. The number of BCH Class S Ordinary Units that may be issued as a result of the carrying value adjustment in connection with the consummation of the Business Combination will be limited by the compensation policy to become effective upon the consummation of the Business Combination. See “-Compensation Policy,” and “Interests of Certain Beneficient Persons in Business Combination.”

Employment Agreement with James Silk

On December 31, 2019, we entered into an employment agreement with Mr. Silk, effective as of January 1, 2020, pursuant to which Mr. Silk will serve as Executive Vice President and Chief Legal Officer. Mr. Silk is entitled to receive a minimum base salary of $750,000 and a minimum bonus of $1,250,000.

In addition, Mr. Silk was granted 56,250 restricted equity units under the 2018 Equity Incentive Plan which vest as follows: 25% on date of grant, 25% on each of first three anniversaries of January 1, 2020 subject to Mr. Silk’s continued employment. Mr. Silk was also awarded a one-time grant of 56,250 Class A Units and 56,250 Class B Units under the BMP Equity Incentive Plan, which vest as follows: 20% on January 1, 2020, and 20% on each anniversary of January 1, 2020, subject to Mr. Silk’s continued employment through each vesting date.

Pursuant to his employment agreement, Mr. Silk is entitled to vacation time and reimbursement of reasonable travel and other business expenses. In connection with his employment agreement, Mr. Silk agreed to confidentiality, noncompetition, non-disparagement and intellectual property protection provisions.

Additionally, under the employment agreement, in the event that Mr. Silk’s employment is terminated for any reason, he is entitled to receive: (i) any unpaid portion of the salary prorated through the date of the termination; (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iii) all other payments, benefits, or fringe benefits, if any, to which Mr. Silk is entitled under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant. Additionally, if Mr. Silk’s employment is terminated without “cause” or his resignation is for “good reason” (as such terms are defined in the employment agreement), he will receive the following severance benefits: (i) if such termination or resignation occurs on or before the second anniversary of January 1, 2020, $2,000,000.00, paid in equal monthly installments over twelve months; (ii) if such termination or resignation occurs after the second anniversary of January 1, 2020 and on or before the third anniversary of January 1, 2020, an amount equal to (A) $750,000 plus (B) $1,250,000 (prorated to reflect any partial-year period of active employment), paid in equal monthly installments over twelve months; (iii) if such termination or resignation occurs on or before the third anniversary of January 1, 2020 and to the extent permitted by applicable law and if timely elected, Mr. Silk is entitled to receive reimbursements on a monthly basis for the cost of such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other equivalent law (“COBRA”) until the earlier of (X) the date he is no longer entitled to continuation coverage under COBRA or (Y) 12 months of continued coverage; (iv) if such termination or resignation occurs after the third anniversary of January 1, 2020, an amount equal to Mr. Silk’s annualized base salary as of the date of such termination or resignation, paid in equal monthly installments over twelve months; and (v) If Mr. Silk has not been paid the Minimum Bonus for the year preceding the year in which such termination or resignation occurs, an amount equal to the Minimum Bonus paid at the time when annual bonuses are paid generally. The payment of any such severance is subject to Mr. Silk’s execution of a release agreement.

Director Agreement with James Silk

On December 31, 2019, we entered into a director agreement with Mr. Silk, effective as of January 1, 2020, pursuant to which Mr. Silk would be appointed as a director of Beneficient Management, L.L.C. and a trustee of The Beneficient Company Trust. The term of appointment was three years, unless sooner terminated in accordance with the terms of the director agreement. Mr. Silk agreed to serve without compensation except as provided in the director agreement. Pursuant to the director agreement, BHI agreed to transfer to Mr. Silk a portion of BHI’s Preferred A-1 Unit Accounts. Effective as of April 1, 2022, BHI assigned to Mr. Silk BCH Preferred A-1 Unit Accounts with a grant date of December 31, 2021 and having a capital account balance of $5.7 million (the “BHI Initial Grant”). The BHI Initial Grant is subject to forfeiture at a declining rate of 20% per year beginning from March 4, 2020, the date Mr. Silk was appointed as a director of Beneficient Management, L.L.C., through March 4, 2024, after which the BHI Initial Grant shall no longer be subject to forfeiture. Effective as of April 3, 2022, BHI assigned to Mr. Silk additional BCH Preferred A-1 Unit Accounts with a grant date of December 31, 2021 and having a capital account balance of $3.8 million (the “BHI Tax Grant,” and together with the BHI Initial Grant, the “BHI Grants”). In order to provide Mr. Silk with cash to cover the tax liability arising from the BHI Grants, BCH and Mr. Silk entered into a Unit Account Redemption Agreement, effective as of April 3, 2022, pursuant to which BCH purchased and redeemed from Mr. Silk all of the BCH Preferred A-1 Unit Accounts included in the BHI Tax Grant for a purchase price of $3.8 million, in cash, on June 1, 2022. In connection with his director agreement, Mr. Silk agreed to confidentiality and intellectual property protection provisions.

Director Agreement with Derek Fletcher

On July 21, 2020, we entered into a director agreement with Mr. Fletcher, effective as of March 4, 2020, pursuant to which Mr. Fletcher would be appointed as a director of Beneficient Management, L.L.C. and a trustee of The Beneficient Company Trust. The term of appointment was three years, unless sooner terminated in accordance with the terms of the director agreement. Mr. Fletcher agreed to serve without compensation except as provided in the director agreement. In connection with his director agreement, Mr. Fletcher agreed to confidentiality and intellectual property protection provisions.

Other Employment Arrangements

We do not have a formal employment agreement with Mr. Heppner. Mr. Heppner receives a base salary as determined by the compensation committee of Ben Management. For the 2021 Period, Mr. Heppner received a base salary of $225,000, which continues to be applicable to the 2022 Period. In establishing his salary, the compensation committee took into consideration the fees payable under the Bradley Capital Services Agreement and the equity interests indirectly held by Mr. Heppner, as a founder of Ben and the financial benefits derived from such interests. In establishing Mr. Heppner’s salary for the 2021 Period, the compensation committee sought to establish a minimum salary that would allow Mr. Heppner to maximize the benefits available under the Company’s 401(k) plan and the also enable Mr. Heppner and his qualified dependents to participate in the Company’s insurance and other benefits programs.

Other than Mr. Fletcher’s director agreement, we do not have a formal employment agreement with Mr. Fletcher. Mr. Fletcher receives a base salary and bonus as determined by the compensation committee of Ben

Management. For the 2021 Period, Mr. Fletcher received a base salary of $565,000, which continues to be applicable for the 2022 Period, and a bonus of $565,000.

From time to time, we have granted equity awards in the form of REUs pursuant to the 2018 Equity Incentive Plan (as described below) and BMP Units (as defined below) pursuant to the BMP Equity Incentive Plan to our named executive officers, which are generally subject to vesting based on each of our named executive officer’s continued service with us and will vest 20% on the award date, and 20% on each anniversary of the named executive officer’s date of hire. Each of our named executive officers currently holds REUs and BMP Units that were granted under our 2018 Equity Incentive Plan or the BMP Equity Incentive Plan. Awards under the BMP Equity Incentive Plan are subject to confidentiality, noncompetition and non-solicitation provisions. On April 24, 2019, Mr. Heppner was awarded 1,153,742 REUs, and on April 25, 2019, Mr. Heppner was awarded an additional 15,000 REUs, and both such awards have fully vested. On January 1, 2020, Mr. Silk was awarded 56,000 REUs, of which 60% are currently vested, with 20% scheduled to vest on January 6, 2023 and January 6, 2024. On January 1, 2020, Mr. Fletcher was awarded 200,000 REUs and 308,817 BMP Units, which have fully vested. No awards of REUs or BMP Units were made to our named executive officers during the 2021 Period and 2022 Period.

2022 Fiscal Year Outstanding Equity Awards at Fiscal Year-End Table

The following table lists the outstanding equity awards held by each of Messrs. Heppner, Silk and Fletcher as of March 31, 2022.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Brad K. Heppner	—
James Silk	14,062.5	(1)
	22,500	(2)
	22,500	(3)
Derek Fletcher	—

(1)

Consists of restricted equity units granted pursuant to the 2018 Equity Incentive Plan on January 6, 2020, subject to time-based vesting conditions, of which 20% vested on the date of grant and the remaining equity units vesting at 20% per year for four years on each anniversary of the grant date.

(2)

Consists of BMP Class A Units granted pursuant to the BMP Equity Incentive Plan on January 6, 2020, subject to time-based vesting conditions, of which 20% vested on January 6, 2020, and the remaining BMP Class A Units vesting 20% per year for four years on each anniversary of January 6, 2020.

(3)

Consists of BMP Class B Units granted pursuant to the BMP Equity Incentive Plan on January 6, 2020, subject to time-based vesting conditions, of which 20% vested on January 6, 2020, and the remaining BMP Class B Units vesting 20% per year for four years on each anniversary of January 6, 2020.

Compensation Policy

The Company’s board of directors will adopt a compensation policy (the “Compensation Policy”) to be effective upon the consummation of the Business Combination. Pursuant to the Compensation Policy, the aggregate value of all compensation (to be defined in the Compensation Policy) paid or granted by the Company or its subsidiaries to all individuals for service as an employee in any fiscal year during the term of the Compensation Policy may not exceed sixty percent (60%) of the gross revenues of the Company and its subsidiaries (exclusive of any trust or special purpose vehicle that is considered a subsidiary solely because it is consolidated) for the immediately preceding fiscal year (the “Annual Compensation Cap”). If the gross revenues for the initial six-month period of any fiscal year, on an annualized basis, would exceed the gross revenue for the immediately preceding fiscal year, the Annual Compensation Cap shall be sixty percent (60%) of the annualized gross revenues for such fiscal year. Notwithstanding the Annual Compensation Cap, an amount equal to (i) the aggregate value of all salaries, bonuses and benefits paid or provided to all employees during any fiscal year, and (ii) equity-based compensation attributable to any fiscal year for awards granted in previous years may exceed the Annual Compensation Cap and be paid. If the total compensation that would be paid or awarded in any fiscal year in the absence of the Annual Compensation Cap would exceed the applicable Annual Compensation Cap, the amount of such excess will not be paid in such fiscal year but may be carried forward and paid, at the discretion of the Company’s Compensation Policy in subsequent years, subject to the applicable Annual Compensation Cap for such subsequent year.

The compensation subject to the Compensation Policy will include base salaries, bonuses, equity-based compensation (generally, awards under equity-based compensation plans) and certain allocations of profits and upward adjustments of carrying values by BCH to individuals who are also employees of the Company and its subsidiaries. The Annual Compensation Cap shall not be applicable to payments or distributions payable, directly or indirectly, to any employee from any entity that is not the Company or a subsidiary of the Company including, without limitation, Bradley Capital Company, L.L.C. The terms of the Compensation Policy will commence on the consummation of the Business Combination and continue through December 31, 2025 and will automatically renew for successive twelve (12) month periods unless the board elects not to renew any initial or renewal term.

The Compensation Policy may only be amended (including an increase in the amount of the Annual Compensation Cap), and any initial or renewal term may not be renewed and extended, in each case only with the consent of the majority of the Company’s board of directors and, for so long as the holders of the Beneficient Class B common stock have the right to elect a majority of the Company’s board of directors, a majority of the members of the Company’s board of directors elected by holders of the Beneficient Class A common stock.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our equityholders. The principal features of our current equity incentive plans are summarized below. Our compensation committee, or our board of directors in place of the compensation committee, has authority to administer these plans. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Equity Incentive Plans

2018 Equity Incentive Plan

On September 25, 2018, the board of directors of BCG’s general partner adopted The Beneficient Company Group, L.P. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”). The 2018 Equity Incentive Plan authorizes the award of options, unit appreciation rights, BCG Common Units, restricted BCG Common Units, deferred restricted BCG Common Units, phantom restricted BCG Common Units, or other BCG Common Unit-based awards. Settled awards under the 2018 Equity Incentive Plan dilute our common unitholders. The total number of BCG Common Units that may be issued under the 2018 Equity Incentive Plan is equivalent to 15% of the number of fully diluted BCG Common Units outstanding, subject to annual adjustment. All awards are classified in equity upon issuance.

Awards will generally be subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards are expected to be fully vested upon grant date. While providing services to BCG, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BCG Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

Minimum Retained Ownership. While employed by us, unless waived in whole or in part, each of our named executive officers may be required, on a grant-by-grant basis, to hold BCG Common Unit-equivalents of 15% of the cumulative restricted equity units granted under the 2018 Equity Incentive Plan that have satisfied the service-based vesting condition during the duration of his employment with BCG.

Option terms. The terms of the options shall be determined by the Board of BCG’s general partner, as administrator of the 2018 Equity Incentive Plan, provided, however, the exercise price will in no event be less than 100% of the fair market value of a BCG Common Unit on the date of grant, and in no event shall the option be exercisable more than ten years after the grant date.

Unit appreciation right terms. The Board of BCG’s general partner may grant a unit appreciation right independent of an option or in connection with an option, or a portion thereof. A unit appreciation right granted in connection with an option may be granted at any time prior to the exercise or cancellation of the option, shall cover the same number of BCG Common Units as the option, or such lesser number as the Board of our general partner may determine, and shall be subject to the same terms and conditions as the option, with certain additional limitations as the Board of BCG’s general partner may determine. The exercise price of a unit appreciation right shall be determined by the Board of BCG’s general partner; provided, however, that if granted in connection with an option, or a portion thereof, the exercise price may not be less than the exercise price of the option; provided, further that, if not granted in connection with an option, the exercise price shall not be less than 100% of the fair market value on the grant date. Each unit appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one BCG Common Unit over (B) the exercise price per BCG Common Unit, times (ii) the number of BCG Common Units covered by the unit appreciation right. Each unit appreciation right granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to BCG the unexercised Option, or any portion thereof, and to receive from BCG in exchange therefore an amount equal to (i) the excess of (A) the fair market value on the exercise date of one BCG Common Unit over (B) the option exercise price per BCG Common Unit, times (ii) the number of BCG Common Units covered by the option, or portion thereof, which is surrendered. Payment shall be made in BCG Common Units or in cash, or partly in BCG Common Units and partly in cash, all as shall be determined by the Board of our general partner. In no event shall a unit appreciation right be exercisable more than ten years after the grant date.

Terms of other unit-based awards. The Board of our general partner, in its sole discretion, may grant or sell awards of BCG Common Units, restricted BCG Common Units, deferred restricted BCG Common Units, phantom restricted BCG Common Units or other BCG Common Unit-based awards based in whole or in part on the fair market value of the BCG Common Units, on such terms as the Board of our general partner shall determine.

Adjustments. In the event of an extraordinary BCG Common Unit distribution or split, recapitalization, recapitalization, rights offering, split-up or spin-off or any other event that constitutes an “equity restructuring” (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718) with respect to BCG Common Units, the Board of BCG’s general partner shall adjust the terms of the awards in the manner determined appropriate or desirable by the Board of BCG’s general partner.

Mergers, reorganizations and other corporate transactions. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of BCG Common Units or other securities of BCG, issuance of warrants or other rights to purchase BCG Common Units or other securities of BCG, or other similar corporate transaction or event that affects the BCG Common Units such that an adjustment is determined by the Board of BCG’s general partner in its discretion to be appropriate or desirable, the Board of BCG’s general partner in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable.

Change in control. In the event of a change in control, the Board of BCG’s general partner may accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award; cancel such awards for fair value; provided that any options or unit appreciation right having an exercise price per BCG Common Unit that is greater than the per BCG Common Unit value of the consideration to be paid in the change in control transaction to a holder of a BCG Common Unit shall be cancelled without payment of any consideration therefor; provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards; or provide that options shall be exercisable for a period of at least 15 days prior to the change in control and that, upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

Effect of Termination of Employment. In the event of a termination of employment for cause, all vested and unvested equity awards under the 2018 Equity Incentive Plan are forfeited. In the event of a termination of employment for any other reason, then the portion of the award scheduled to vest on the next vesting date will vest and all unvested equity awards under the 2018 Equity Incentive Plan are forfeited.

Nontransferability of Awards. Unless otherwise determined or approved by the Board of BCG’s general partner, an award shall not be transferable or assignable by the participant otherwise than by will or by the laws of descent and distribution.

Amendments or Termination. The Board may amend, alter or discontinue the 2018 Equity Incentive Plan or any outstanding award, but no amendment, alteration or discontinuation shall be made, without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant.

International Participants. With respect to participants who reside or work outside the United States of America, the Board of BCG’s general partner may, in its sole discretion, amend the terms of the awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a participant or BCG.

BMP Equity Incentive Plan

The Board of Directors of BCG’s general partner, Beneficient Management, L.L.C., adopted the BMP Equity Incentive Plan on April 25, 2019. Under the BMP Equity Incentive Plan, certain of our directors and employees are eligible to receive equity units in BMP, an entity affiliated with the Board of Directors BCG’s general partner, in return for their services to BCG. The BMP equity units eligible to be awarded to employees is comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”). All awards are classified in equity upon issuance.

Vesting. Awards will generally be subject to service-based vesting over a four-year period from the recipient’s date of hire, though some awards fully vest upon grant date. Expense recognized for these awards is specially allocated to certain holders of redeemable noncontrolling interests. While providing services to BCG, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BMP Equity Units equivalents equal to at least 25% of their cumulatively granted awards that have the minimum retained ownership requirement. The awards are generally non-transferable. Awards under the BMP Equity Incentive Plan that vest ultimately dilute our common unitholders.

Minimum Retained Ownership. While employed by us, unless waived in whole or in part, each of our named executive officers is required to hold at least 25% of the cumulative amount of BMP units granted pursuant to the BMP Equity Incentive Plan that have satisfied the service-based vesting condition during the duration of his employment with the firm.

Conversion. Holders of BMP Class A Units may elect quarterly to convert BCH Class S Preferred Units attributable to such holder’s vested BMP Class A Units to BCH Class S Ordinary Units and/or to exchange BCH Class S Ordinary Units attributable to vested BMP Class A Units for BCG Common Units (or the equivalent amount in cash based on the fair market value of the BCG Common Units). Holders of Class B Units may convert such Class B Units only on termination of employment.

Redemption upon Termination of Employment. In the event of a termination of employment for cause, all vested and unvested BMP Equity Units are forfeited. In the event of a termination of employment for any other reason, (i) a holder of BMP Class A Units will continue to participate in such units at a decreasing rate over five years, during which time, such holder’s Class A Units are converted to BCG Common Units and, at such holder’s election, distributed to such holder and (ii) Class B Units are exchanged, at the holder’s election for BCG Common Units.

Welfare and other benefits

We provide health, dental, vision, life, and disability insurance benefits to our named executive officers, on the same terms and conditions as provided to all other eligible U.S. employees.

We also sponsor a broad-based 401(k) plan intended to provide eligible U.S. employees with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees.

Compensation and Risk

Our compensation program includes elements that we believe discourage excessive risk-taking and align the compensation of our employees with the long- term performance of Beneficient. For example, a significant majority of the equity awards granted to our employees are subject to a multi-year service vesting condition, one- and two-year post-vesting transfer restriction periods, and/or a minimum retained ownership requirement. Because our equity awards have multi-year vesting provisions, the actual amount of compensation realized by the recipient will be tied to the long-term performance of our common stock. We intend to adopt a policy prior to the consummation of the Business Combination that will prohibit our employees from buying or selling derivative securities, including for hedging purposes, or to engage in short selling to hedge their economic risk of ownership of our securities.

BENEFICIENT 2023 LONG-TERM INCENTIVE PLAN

2023 Incentive Plan

The general partner of BCG has adopted, and following the Conversion and prior to the Closing, the Beneficient board of directors will ratify and adopt, the Beneficient 2023 Long-Term Incentive Plan, which was adopted by the Beneficient board of directors to be effective as of [●], 2023 (the “Effective Date”) (hereinafter called the “2023 Incentive Plan”).

Under the 2023 Incentive Plan, Beneficient will initially reserve the number of shares of Beneficient Class A common stock equal to 15% of the total number of shares of Beneficient Class A common stock outstanding or issuable upon the conversion or exchange of outstanding securities of Beneficient or its subsidiaries, determined as of the Effective Date, for issuance pursuant to awards.

Beneficient’s Compensation Policy, which will be effective upon the consummation of the Business Combination, will limit the number of awards that can be made each year pursuant to the 2023 Incentive Plan. For additional information, see the section titled “Executive Compensation — Compensation Policy.”

A copy of the 2023 Incentive Plan is included as Annex Q, to this proxy statement/prospectus. Described below is a summary of certain key provisions of the 2023 Incentive Plan, which is qualified in its entirety by reference to the full text of the 2023 Incentive Plan.

Material Features of the 2023 Incentive Plan

Purpose. The purpose of the 2023 Incentive Plan is to provide an incentive for key employees, non-employee directors and certain contractors of Beneficient or its subsidiaries to remain in the service of Beneficient or its subsidiaries, to extend to them the opportunity to acquire a proprietary interest in Beneficient so that they will apply their best efforts for the benefit of Beneficient and to aid Beneficient in attracting able persons to enter the service of Beneficient and its subsidiaries.

Effective Date and Expiration. The 2023 Incentive Plan will be ratified and adopted by the Beneficient board of directors to be effective on the Effective Date. Unless sooner terminated by the Board of Directors, the 2023 Incentive Plan will terminate and expire on the tenth anniversary of the Effective Date. No award may be made under the 2023 Incentive Plan after its expiration date, but awards made prior thereto may extend beyond that date.

Share Authorization. Subject to certain adjustments, the aggregate number of shares of our Beneficient Class A common stock expected to be issuable under the 2023 Incentive Plan in respect of awards will be equal to 15% of the aggregate number of shares issued and outstanding determined as of the Effective Date, of which 100% of the available shares may be delivered pursuant to incentive stock options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of shares of Beneficient Class A common stock available under the 2023 Incentive Plan shall be increased so that the total number of shares issuable under the 2023 Incentive Plan shall be equal to the lesser of (i) 200,000,000 shares, and (ii) 15% of the total number of shares issued and outstanding, as determined as of the Adjustment Date, provided that no such adjustment shall have any effect on the ISO Limit, except for any adjustments summarized below.

Shares to be issued may be made available from authorized but unissued Beneficient Class A common stock, Beneficient Class A common stock held by Beneficient in its treasury, or Beneficient Class A common stock purchased by Beneficient on the open market or otherwise. During the term of the 2023 Incentive Plan, Beneficient will at all times reserve and keep enough our Beneficient Class A common stock available to satisfy the requirements of the 2023 Incentive Plan. If an award under the 2023 Incentive Plan is cancelled, forfeited or expires, in whole or in part, the shares subject to such forfeited, expired or cancelled award may again be awarded under the 2023 Incentive Plan.

Awards that may be satisfied either by the issuance of Beneficient Class A common stock or by cash or other consideration shall be counted against the maximum number of shares of Beneficient Class A common stock that may be issued under the 2023 Incentive Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of Beneficient Class A common stock. Shares of Beneficient Class A common stock otherwise deliverable pursuant to an award that are withheld upon exercise or vesting of an award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the participant and shall be counted against the maximum number of available shares. Awards will not reduce the number of shares of Beneficient Class A common stock that may be issued, however, if the settlement of the award will not require the issuance of common stock. Only shares forfeited back to Beneficient, shares cancelled on account of termination, or expiration or lapse of an award, shall again be available for grant of incentive stock options under the 2023 Incentive Plan, but shall not increase the maximum number of shares described above as the maximum number of shares of Beneficient Class A common stock that may be delivered pursuant to incentive stock options.

Administration. Subject to the terms of the 2023 Incentive Plan, the 2023 Incentive Plan shall be administered by the Beneficient board of directors or such committee of the Beneficient board of directors as is designated by the Beneficient board of directors to administer the Plan (the “Committee”). Membership on the Committee shall be limited to “non-employee directors” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee may delegate certain duties to one or more officers of Beneficient as provided in the 2023 Incentive Plan. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the 2023 Incentive Plan, establish and revise rules and regulations relating to the 2023 Incentive Plan and make any other determinations that it believes necessary for the administration of the 2023 Incentive Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of Beneficient or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of Beneficient are eligible to participate in the 2023 Incentive Plan. As of September 30, 2022, Beneficient (including its subsidiaries) had approximately 155 employees and six non-employee directors. The Committee shall, in its sole discretion, select the employees, contractors, and non-employee directors who will participate in the 2023 Incentive Plan in order to attract, reward and retain top performers and key management.

Financial Effect of Awards. Beneficient will receive no monetary consideration for the granting of awards under the 2023 Incentive Plan, unless otherwise provided when granting restricted stock or restricted stock units. Beneficient will receive no monetary consideration other than the option price for Beneficient Class A common stock issued to participants upon the exercise of their stock options, and Beneficient will receive no monetary consideration upon the exercise of stock appreciation rights.

Stock Options. The Committee may grant either incentive stock options qualifying under Section 422 of the Code or non-qualified stock options, provided that only employees of Beneficient and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive incentive stock options. Stock options may not be granted with an option price less than 100% of the fair market value of a common share on the date the stock option is granted. If an incentive stock option is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of Beneficient (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of a common share on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years or, in the case of an incentive stock option granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our Beneficient Class A common stock (or of any parent or subsidiary), five years.

Recipients of stock options may pay the option exercise price (i) in cash, check, bank draft or money order payable to the order of Beneficient, (ii) by delivering to Beneficient Class A common stock (including restricted stock) already owned by the participant having a fair market value equal to the aggregate option exercise price, provided that the participant has not acquired such stock within six months prior to the date of exercise, (iii) by delivering to Beneficient or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Beneficient, to sell certain of Beneficient Class A common stock purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to Beneficient the amount of sale or loan proceeds necessary to pay the purchase price, (iv) by requesting Beneficient to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares of Beneficient Class A common stock having an aggregate fair market value equal to the aggregate exercise price at the time of exercise (i.e., a cashless net exercise), and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion.

Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award (or freestanding SARs), or in conjunction with stock options granted under the 2023 Incentive Plan (or tandem SARs). A SAR is the right to receive an amount equal to the excess of the fair market value of a common share on the date of exercise over the exercise price. The exercise price may be equal to or greater than the fair market value of a common share on the date of grant. The Committee, in its sole discretion, may place a ceiling on the amount payable on the exercise of a SAR, but any such limitation shall be specified at the time the SAR is granted. A SAR granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which the value will be delivered to participants (whether made in common stock, in cash or in a combination of both). The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares that are transferred or sold by Beneficient to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units are the right to receive Beneficient Class A common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Beneficient, the passage of time or other restrictions or conditions.

Performance Awards. The Committee may grant performance awards payable in cash, common stock, or a combination thereof at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as described below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2023 Incentive Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. With respect to a performance award, if the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in Beneficient’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Dividend Equivalent Rights. The Committee may grant a dividend equivalent right either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right shall be paid only as the applicable award vests or may be deemed to be reinvested in additional common stock. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or common stock.

Other Awards. The Committee may grant other forms of awards payable in cash or Beneficient Class A common stock if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2023 Incentive Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Performance Goals. Awards (whether relating to cash or common stock) under the 2023 Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria, and may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of Beneficient’s common stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of Beneficient as a whole or any business unit of Beneficient and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in Beneficient’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with Beneficient’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of Beneficient’s annual report.

Vesting of Awards; Forfeiture; Assignment. The Committee, in its sole discretion, may establish the vesting terms applicable to an award, subject in any case to the terms of the 2023 Incentive Plan. The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise established by the Committee in the award agreement setting forth the terms, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Assignability. Awards granted under the 2023 Incentive Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of awards to: (i) the spouse (or former spouse), children or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the participant and/or Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Committee and must expressly provide for such transferability and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of Beneficient Class A common stock or other securities of the Beneficient, issuance of warrants or other rights to purchase Beneficient Class A common stock or other securities of the Beneficient, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event (i) the number of shares and type of Beneficient Class A common stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of Beneficient Class A common stock (or other securities or property) subject to outstanding awards, (iii) the option price of each outstanding award, (iv) the amount, if any, Beneficient pays for forfeited Beneficient Class A common stock in accordance with the terms of the 2023 Incentive Plan, and (vi) the number of or exercise price of Beneficient Class A common stock then subject to outstanding SARs previously granted and unexercised under the 2023 Incentive Plan to the end that the same proportion of Beneficient’s issued and outstanding Beneficient Class A common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of Beneficient Class A common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2023 Incentive Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which Beneficient is subject.

Amendment or Discontinuance of the 2023 Incentive Plan. The Beneficient board of directors may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2023 Incentive Plan in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the 2023 Incentive Plan and any awards under the 2023 Incentive Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such Sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which Beneficient’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of Beneficient’s stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Beneficient board of directors regarding amendment or discontinuance of the 2023 Incentive Plan may adversely affect any rights of any participants or obligations of Beneficient to any participants with respect to any outstanding award under the 2023 Incentive Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not, without the approval of Beneficient’s stockholders, “reprice” any stock option or SAR. For purposes of the 2023 Incentive Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award with an exercise price or base price less than the exercise price or base price of the original stock option or SAR, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing shall prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2023 Incentive Plan.

Recoupment for Restatements. The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of Beneficient’s financial statements as set forth in Beneficient’s clawback policy, if any, approved by the Beneficient board of directors from time to time.

Federal Income Tax Consequences. The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2023 Incentive Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an incentive stock option is granted. When a participant exercises an incentive stock option, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of Beneficient Class A common stock with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the incentive stock options for Beneficient Class A common stock over $100,000 will be treated as non-qualified stock options, and not incentive stock options, for federal tax purposes, and the participant will recognize income as if the incentive stock options were non-qualified stock options. In addition to the foregoing, if the fair market value of Beneficient Class A common stock received upon exercise of an incentive stock option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any Beneficient Class A common stock acquired by exercise of an incentive stock option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive stock option was granted or one year after shares of Beneficient Class A common stock were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of Beneficient Class A common stock acquired by exercise of an incentive stock option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of Beneficient Class A common stock acquired by exercise of an incentive stock option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for shares of Beneficient Class A common stock is greater than the fair market value of Beneficient Class A common stock on the exercise date, then the difference between the incentive stock option’s exercise price and the fair market value of Beneficient Class A common stock at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs.

The participant’s basis in Beneficient Class A common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in Beneficient Class A common stock will be treated as capital gain. However, if the price received for Beneficient Class A common stock acquired by exercise of an incentive stock option is less than the fair market value of Beneficient Class A common stock on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the common stock.

Non-qualified Stock Options. A participant generally will not recognize income at the time a non-qualified stock option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of Beneficient Class A common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for Beneficient Class A common stock acquired under a non-qualified stock option will be equal to the option price paid for such Beneficient Class A common stock, plus any amounts included in the participant’s income as compensation. When a participant disposes of Beneficient Class A common stock acquired by exercise of a non-qualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Common Stock. If a participant pays the option price of a non-qualified stock option with previously-owned shares of Beneficient Class A common stock and the transaction is not a disqualifying disposition of Beneficient Class A common stock previously acquired under an incentive stock option, Beneficient Class A common stock received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for Beneficient Class A common stock received will be equal to the participant’s tax basis and holding period for Beneficient Class A common stock surrendered. Shares of Beneficient Class A common stock received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in Beneficient Class A common stock will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired Beneficient Class A common stock to pay the exercise price of a non-qualified stock option constitutes a disqualifying disposition of Beneficient Class A common stock previously acquired under an incentive stock option, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of Beneficient Class A common stock surrendered, determined at the time such Beneficient Class A common stock were originally acquired on exercise of the incentive stock option, over the aggregate option price paid for such Beneficient Class A common stock. As discussed above, a disqualifying disposition of Beneficient Class A common stock previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously owned shares are as described above, except that the participant’s tax basis in Beneficient Class A common stock that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of Beneficient Class A common stock granted as restricted stock at such time as Beneficient Class A common stock are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such common stock. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of Beneficient Class A common stock to recognize ordinary income on the date of transfer of Beneficient Class A common stock equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such common stock) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such common stock. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to Beneficient upon the grant or termination of SARs. However, upon the exercise of a SAR, Beneficient will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, Beneficient will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise of an award under the 2023 Incentive Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, Beneficient will have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to Beneficient an amount sufficient to satisfy the withholding requirements. Alternatively, Beneficient may withhold a portion of Beneficient Class A common stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if Beneficient consents, accept delivery of Beneficient Class A common stock with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by Beneficient to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to Beneficient. To the extent that a participant recognizes ordinary income in the circumstances described above, Beneficient will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

While deductibility of executive compensation for federal income tax purposes is among the factors the Beneficient board of directors and Committee considers when structuring executive compensation arrangements, it is not the sole or primary factor considered. Beneficient retains the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Beneficient.

Million Dollar Deduction Limit and Other Tax Matters. Beneficient may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is Beneficient’s principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either Beneficient’s principal executive officer or its principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and may not apply to certain types of compensation, such as qualified performance-based compensation, that is payable pursuant to a written, binding contract (such as an award agreement corresponding to a prior plan award) that was in place as of November 2, 2017, so long as the contract is not materially modified after that date. To the extent that compensation is payable pursuant to a prior plan award granted on or before November 2, 2017, and if Beneficient determines that Section 162(m) of the Code will apply to any such awards, Beneficient intends that the terms of those awards will not be materially modified and will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2023 Incentive Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, then the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by Beneficient of a corresponding compensation deduction.

Interest of Directors and Executive Officers. All members of the Beneficient board of directors and all executive officers of Beneficient are eligible for awards under the 2023 Incentive Plan and thus, have a personal interest in the approval of the 2023 Incentive Plan.

DIRECTOR COMPENSATION

Avalon

Except for the reimbursement of expenses associated with attending meetings of Avalon’s Board of Directors and its committees, Avalon did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of Avalon’s non-employee directors in 2021.

Beneficient

Director Compensation Prior to the Closing

The following table sets forth the cash and non-cash compensation awarded to or earned by each non-employee who served as a member of the board of directors of Ben Management during the twelve months ended December 31, 2021(the “2021 Period”) and the three months ended March 31, 2022 (the “2022 Period”).

Director’s Name	Year or Period	Fees Earned or Paid in Cash ($)		Equity Awards ($)		All Other Compensation ($)		Total ($)
Peter T. Cangany, Jr.	2022 Period	46,250	(1)	—	(2)	6,250	(3)	52,500
	2021 Period	185,000	(1)	—	(4)	25,000	(3)	210,000
Richard W. Fisher	2022 Period	75,000	(5)	—	(6)	209,140	(7)	284,140
	2021 Period	300,000	(5)	—	(8)			300,000
Thomas O. Hicks	2022 Period	75,000	(9)	—	(10)	173,145	(11)	284,145
	2021 Period	300,000	(9)	—	(12)	110,010	(13)	410,010

Director’s Name	Year or Period	Fees Earned or Paid in Cash ($)		Equity Awards ($)		All Other Compensation ($)		Total ($)
Emily Bowersock Hill(14)	2022 Period	—		926,800	(15)	6,250	(3)	933,050
	2021 Period	—		—		—		—
Dennis P. Lockhart	2022 Period	41,250	(16)	—	(17)	91,213	(3)(18)	132,463
	2021 Period	165,000	(16)	—	(19)	25,000	(3)	190,000
Bruce W. Schnitzer	2022 Period	75,000	(20)	—	(21)			75,000
	2021 Period	300,000	(20)	—	(22)			300,000

(1)	Represents aggregate cash compensation paid to Mr. Cangany for his service as a director, the chair of the Audit Committee and a member of the Enterprise Risk Committee.
(2)	At the end of the 2022 Period, Mr. Cangany held (i) 12,500 unvested restricted equity units, and (ii) 20,000 unvested Class A Units and 20,000 unvested Class B Units in BMP.
(3)	Represents annual health and wellness allowance for independent directors.
(4)	At the end of the 2021 Period, Mr. Cangany held (i) 12,500 unvested restricted equity units, and (ii) 20,000 unvested Class A Units and 20,000 unvested Class B Units in BMP.
(5)	Represents aggregate cash consideration paid to Mr. Fisher for his service as a director and a member of the Executive Committee.
(6)	At the end of the 2022 Period, Mr. Fisher held 0 unvested restricted equity units.
(7)

Consists of $209,140 for Mr. Fisher’s non-business use of an aircraft. The personal use of such aircraft was calculated based on the total personal travel flight hours multiplied by an estimated pro-rated portion of the fixed aircraft operating costs as set forth in the Aircraft Sublease and the hourly aircraft operating costs (including variable fuel charges, landing fees and pilot incidental costs).

(8)	At the end of the 2021 Period, Mr. Fisher held 0 unvested restricted equity units.
(9)	Represents aggregate cash consideration paid to Mr. Hicks for his service as a director and a member of the Executive Committee.
(10)

At the end of the 2022 Period, Mr. Hicks held 515,000 unvested restricted equity units the vesting of which is subject to the completion of a liquidity event, which will be satisfied by the consummation of the Avalon Merger.

(11)

Consists of $173,145 for Mr. Hicks’s non-business use of an aircraft. The personal use of such aircraft was calculated based on the total personal travel flight hours multiplied by an estimated pro-rated portion of the fixed aircraft operating costs as set forth in the Aircraft Sublease and the hourly aircraft operating costs (including variable fuel charges, landing fees and pilot incidental costs).

(12)

At the end of the 2021 Period, Mr. Hicks held 0 unvested restricted equity units the vesting of which is subject to the completion of a liquidity event, which will be satisfied by the consummation of the Avalon Merger.

(13)

Consists of $110,010 for Mr. Hicks’s non-business use of an aircraft. The personal use of such aircraft was calculated based on the total personal travel flight hours multiplied by an estimated pro-rated portion of the fixed aircraft operating costs as set forth in the Bradley Capital Services Agreement and the hourly aircraft operating costs (including variable fuel charges, landing fees and pilot incidental costs).

(14)	Ms. Bowersock Hill was appointed to the board of directors of Ben Management on March 31, 2022.
(15)

Represents 40,000 BCG restricted equity units awarded to Ms. Bowersock Hill pursuant to a restricted equity unit award agreement dated as of March 31, 2022, pursuant to which Ms. Bowersock Hill received a grant of 40,000 restricted equity units with a grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), of $500,000. Each restricted equity unit entitles the holder thereof to receive one of the Company’s common units upon vesting as follows: 20% on the grant date, 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, and 20% on the fourth anniversary of the grant date; provided, however, that such vesting is subject to the completion of an “Initial Listing Event” (as defined in The Beneficient Company Group, L.P. 2018 Equity Incentive Plan), which will occur upon consummation of the Avalon Merger. To the extent a vesting date occurs prior to the Initial Listing Event, such vesting shall be delayed and will only occur upon the Initial Listing Event. If upon the Initial Listing Event the fair market value of the Beneficient Class A common stock subject to such award is less than $500,000, Ms. Bowersock Hill will be granted additional restricted equity units such that the total fair market value of the Beneficient Class A common stock subject to the initial grant and such additional grant equals $500,000. Any such additional restricted equity units will be subject to the terms and conditions of the initial grant. Also represents the grant date value determined in accordance with FASB ASC Topic 718 of 40,000 Class A Units of $426,800 and 40,000 Class B Units in BMP of $0 awarded to Ms. Bowersock Hill pursuant to an award agreement dated as of March 31, 2022, with such Class A Units representing certain partnership interests in Beneficient Company Holdings, L.P., and such Class B Units representing the BMP participation interest in Constitution Private Capital Company, L.L.C. Such Class A Units and such Class B Units vest as follows: 20% on the grant date, 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, and 20% on the fourth anniversary of the grant date.
(16)	Represents aggregate cash compensation paid to Mr. Lockhart for his service as a director and a member of the Credit Committee.
(17)	At the end of the 2022 Period, Mr. Lockhart held (i) 12,500 unvested restricted equity units, and (ii) 20,000 unvested Class A Units and 20,000 unvested Class B Units in BMP.
(18)

Consists of $84,963 for Mr. Lockhart’s non-business use of an aircraft. The personal use of such aircraft was calculated based on the total personal travel flight hours multiplied by an estimated pro-rated portion of the fixed aircraft operating costs as set forth in the Aircraft Sublease and the hourly aircraft operating costs (including variable fuel charges, landing fees and pilot incidental costs).

(19)	At the end of the 2021 Period, Mr. Lockhart held (i) 12,500 unvested restricted equity units, and (ii) 20,000 unvested Class A Units and 20,000 unvested Class B Units in BMP.
(20)	Represents aggregate cash consideration paid to Mr. Schnitzer for his service as a director and a member of the Executive Committee.
(21)	At the end of the 2022 Period, Mr. Schnitzer held 0 unvested restricted equity units.
(22)	At the end of the 2021 Period, Mr. Schnitzer held 0 unvested restricted equity units.

Narrative Disclosure to Director Compensation Table

Director Fees

The annual fees for the 2021 Period paid to the non-employee directors of Ben Management are as follows. The fees for the 2022 Period paid to the non-employee directors of Ben Management are based on such annual fees as follows:

•	annual cash retainer for directors also serving on the Executive Committee of $300,000;

•	annual cash retainer for directors not serving on the Executive Committee of $150,000;

•	an additional annual cash retainer of $25,000 to the chair of the Audit Committee;

•	an additional annual cash retainer of $10,000 to a non-chair member of the Audit Committee;

•	an additional cash retainer of $15,000 to a member of the Credit Committee; and

•	an addition cash retainer of $10,000 to a member of the Enterprise Risk Committee.

In addition, directors not serving on the Executive Committee receive an Annual Health and Wellness Allowance of $25,000.

Commencing with the 2022 fiscal year, a member of the Community Reinvestment Committee will be paid an annual cash retainer of $5,000

Director Agreements

On September 13, 2017, we entered into a director agreement with Mr. Hicks, which became effective upon the occurrence of a certain transaction described therein, pursuant to which (i) Mr. Hicks receives base compensation of $300,000 per year, and (ii) Mr. Hicks was granted an award of restricted equity units with a fair market value of $1,000,000 on the date of grant. Mr. Hicks was also granted an award of 13.5% of the participating interests available for issuance pursuant to the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan. In connection with his director agreement, Mr. Hicks agreed to confidentiality, intellectual property protection and non-competition provisions.

On September 17, 2017, we entered into a director agreement with Mr. Fisher, which became effective upon the occurrence of a certain transaction described therein, pursuant to which (i) Mr. Fisher receives base compensation of $300,000 per year and (ii) Mr. Fisher was granted an award of restricted equity units with a fair market value of $1,000,000 on the date of grant. Mr. Fisher was also granted an award of 13.5% of the participating interests available for issuance pursuant to the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan. In connection with his director agreement, Mr. Fisher agreed to confidentiality, intellectual property protection and non-competition provisions.

On September 18, 2017, we entered into a director agreement with Mr. Schnitzer, which became effective upon the occurrence of a certain transaction described therein, pursuant to which (i) Mr. Schnitzer receives base compensation of $300,000 per year, and (ii) Mr. Schnitzer was granted an award of restricted equity units with a fair market value of $1,000,000 on the date of grant. Mr. Schnitzer was also granted an award of 13.5% of the participating interests available for issuance pursuant to the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan. In connection with his director agreement, Mr. Schnitzer agreed to confidentiality, intellectual property protection and non-competition provisions.

On March 31, 2022, we entered into a director agreement with Ms. Bowersock Hill, effective as of March 31, 2022, pursuant to which (i) Ms. Bowersock Hill receives base compensation of $150,000 per year, (ii) Ms. Bowersock Hill was granted an award of restricted equity units with a fair market value of $500,000 on the date of grant and (iii) Ms. Bowersock Hill will be granted, for a period of three years, an annual award of restricted equity units with a fair market value of $150,000 on the date of grant, provided that Ms. Bowersock Hill is serving as a director of the Company as of January 1 of each such year. Ms. Bowersock Hill was also granted an award of 40,000 Class A Units and 40,000 Class B Units pursuant to the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan.

Our policy is to not pay director compensation to directors who are also our employees.

The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its current directors and executive officers (collectively, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in Ben Management’s limited liability company agreement and generally provide that Ben Management shall indemnify the Indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

The description of the form of Indemnification Agreement set forth above is not complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, which is filed as Exhibit 10.29 to the registration statement of which this proxy statement/prospectus forms a part.

Director Expenses

Non-employee directors are eligible to use an aircraft, the use of which was subject to the terms of the Bradley Capital Services Agreement, for personal purposes when the aircraft is not being used on business-related trips. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

Director Compensation Following the Closing

Prior to the Closing, we expect that the Beneficient board of directors will adopt a non-employee director compensation program. In setting compensation for the members of the board of directors, it is expected that the board of directors will consider the significant time commitment and the skills and experience level necessary for directors to fulfill their duties.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Avalon Class A common stock and Avalon Class B common stock at September 30, 2022 and (ii) the expected beneficial ownership of Beneficient Class A common stock and Beneficient Class B common stock immediately following the consummation of the Business Combination and related transactions, assuming that no shares of Avalon Class A common stock are redeemed, 50% of the Avalon Class A common stock shares held by Avalon’s public stockholders are redeemed and the maximum number of Avalon Class A common stock shares are redeemed, in each case, by:

•

each person who (i) is known to be the beneficial owner of more than 5% of Avalon common stock or (ii) is expected to be the beneficial owner of more than 5% of Beneficient common stock following the Business Combination;

•	each of the current executive officers and directors of Avalon, and such persons as a group; and

•	each person who is expected to be a named executive officer or director of Beneficient, and all directors and executives of Beneficient as a group, in each case following the Business Combination.

Beneficial ownership is determined according to the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership of Avalon common stock pre-Business Combination is based on 26,030,250 issued and outstanding shares of Avalon common stock, which includes an aggregate of 20,855,200 shares of Avalon Class A common stock and 5,175,000 shares of Avalon Class B common stock.

The expected beneficial ownership of the Beneficient common stock immediately following the consummation of the Business Combination and the related transactions has been determined based upon the following (i) that 1,3296,457 shares of Beneficient Class A common stock and 19,140,451 shares of Beneficient Class B common stock are issued in connection with the Initial Recapitalization and are issued and outstanding at Closing, (ii) that 113,366,069 shares of Beneficient Class A common stock and no shares of Beneficient Class B common stock are issued in connection with the Conversion and are issued and outstanding at Closing, and (iii) assumes three redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no existing holder of Avalon Class A common stock exercises their redemption rights with respect to their Avalon Class A common stock upon consummation of the Business Combination.

•

Assuming 50% Redemptions: This presentation assumes that 10,350,000 shares of Avalon Class A common stock purchased in the IPO (or 50% of Avalon’s outstanding shares of Class A common stock purchased in the IPO subject to possible redemption, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock), are redeemed for an aggregate payment of $105.4 million, based on an estimated per share redemption price of $10.18.

•

Assuming Maximum Redemptions: This presentation assumes that 20,700,000 shares of Avalon Class A common stock purchased in the IPO (or 100% of Avalon’s outstanding Class A common stock purchased in the IPO subject to possible redemption, excluding any Avalon Class A common stock issued upon conversion of Avalon Class B common stock) are redeemed for an aggregate payment of $210.7 million, based on an estimated per share redemption price of $10.18. These shares represent the maximum number of Avalon Class A common stock that can be redeemed.

Unless otherwise indicated in the footnotes to the following table and subject to applicable community property laws, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all Avalon common stock beneficially owned, or Beneficient common stock to be beneficially owned, by them. Additionally, the following table does not reflect record or beneficial ownership of any (i) Beneficient Class A common stock issuable upon exercise of Beneficient Warrants, (ii) certain equity incentive awards that are subject to vesting conditions that have not yet been satisfied, and (iii) Beneficient Class A common stock issuable upon the conversion of Beneficient Series A preferred stock, as such securities are not exercisable or convertible within 60 days of the estimated Closing. However, shares that a person has the right to acquire within 60 days of the estimated date of Closing, including the conversion and exchange of units in BCH, equity award and the issue of Beneficient Class A common stock upon conversion of Beneficient Series A preferred stock, are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

The following table includes shares of Beneficient Class A common stock that may be issued in exchange for interests in BCH that convert based upon their capital account balance calculated in accordance with Section 704 of the Internal Revenue Code. Such capital account balances are estimated based on a deemed liquidation value of $3,651,611,241 as of September 30, 2022 and assume (1) no change in value from the Business Combination date to liquidation date, (2) no Avalon shareholder redemptions and (3) an assumed conversion price of $10.00 per share of Beneficient Class A common stock. For additional information, see the sections titled “Capitalization” and “Description of Interests of Beneficient Company Group, L.L.C and Beneficient Company Holdings, L.P.”

Except as otherwise noted below, the address for persons or entities listed in the table under “Avalon Executive Officers, Directors and 5% Holders Pre-Business Combination” is c/o Avalon Acquisition Corp., 2 Embarcadero Center, 8th Floor San Francisco, California 94111 and under “Beneficient Executive Officers, Directors and 5% Holders Post-Business Combination” is c/o Beneficient, 325 N. Saint Paul St., Suite 4850, Dallas, Texas 75201.

	Pre-Business Combination			Post-Business Combination
				Beneficient Class B Common Stock		Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
Name of Beneficial Owner	Number of Shares of Avalon Class A Common Stock Beneficially Owned	Number of Shares of Avalon Class B Common Stock Beneficially Owned(3)	Percentage of Outstanding Avalon Class A Common Stock and Avalon Class B Common Stock(2)	Number of Shares of Beneficient Class B Common Stock Beneficially Owned(1)	Percentage of Outstanding Beneficient Class B Common Stock	Number of Shares of Beneficient Class A Common Stock Beneficially Owned	Percentage of Outstanding Beneficient Class A Common Stock	Percentage of Total Voting Power of Beneficient Class A and Class B Common Stock(2)	Number of Shares of Beneficient Class A Common Stock Beneficially Owned	Percentage of Outstanding Beneficient Class A Common Stock	Percentage of Total Voting Power of Beneficient Class A and Class B Common Stock(1)	Number of Shares of Beneficient Class A Common Stock Beneficially Owned	Percentage of Outstanding Beneficient Class A Common Stock	Percentage of Total Voting Power of Beneficient Class A and Class B Common Stock(2)
Avalon Named Executive Officers, Directors and 5% Holders Pre-Business Combination
Officers and Directors
Donald H. Putnam(4)
S. Craig Cognetti(4)
John Griff
R. Rachel Hsu
Steven Gluckstern
John L. Klinck Jr.
Douglas C. Mangini
All directors and executive officers of Avalon as a group pre-Business Combination (7 individuals)
5% Holders
Avalon Acquisition Holdings LLC(4)
Highbridge Capital Management, LLC(5)
Saba Capital Management, L.P.(6)
Beneficient Named Executive Officers, Directors and 5% Holders Post-Business Combination
Officers and Directors
Brad K. Heppner
James G. Silk
Derek L. Fletcher
Peter T. Cangany, Jr.
Richard W. Fisher
Thomas O. Hicks
Dennis P. Lockhart
Bruce W. Schnitzer
Emily Bowersock Hill
All directors and executive officers of Beneficient as a group post-Business Combination (16 individuals)
5% Holders
Hatteras Investment Partners, LP
GWG Holdings, Inc.(8)

*	Represents beneficial ownership of less than 1%.
1)

Beneficient Class B common stock will be convertible at any time by the holder into shares of Beneficient Class A common stock on a one-for-one basis, such that each holder of Beneficient Class B common stock beneficially owns an equivalent number of shares of Beneficient Class A common stock.

2)

Percentage total voting power represents voting power with respect to all shares of our Beneficient Class A common stock and Beneficient Class B common stock, as a single class. Each holder of Beneficient Class B common stock shall be entitled to 10 votes per share of Beneficient Class B common stock and each holder of Beneficient Class A common stock shall be entitled to one vote per share of Beneficient Class A common stock on all matters submitted to our stockholders for a vote. The Beneficient Class A common stock and Beneficient Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law and the election of Class B Directors.

3)

Interests shown consist solely of founder shares, classified as Avalon Class B common stock. Such shares will automatically convert into shares of Avalon Class A common stock on the first business day following the completion of an initial business combination.

4)

Information based on a Schedule 13G/A filed on February 9, 2022 by Highbridge Capital Management, LLC and certain funds and accounts to which Highbridge Capital Management, LLC is the investment adviser. The principal business address of the foregoing reporting persons is 277 Park Avenue, 23rd Floor, New York, New York 10172.

5)

Information based on a Schedule 13G filed on December 13, 2021 by Saba Capital Management, L.P., Saba Capital Management GP, LLC and Mr. Boaz R. Weinstein. The principal business address of the foregoing reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

6)

The Avalon Sponsor is the record holder of such shares. S. Craig Cognetti and Donald H. Putnam are the co-managing members of the Avalon Sponsor and have shared voting and dispositive power over the founder shares owned by the Avalon Sponsor. S. Craig Cognetti and Donald H. Putnam disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. All but one of Avalon’s officers and directors have a direct or indirect interest in the Avalon Sponsor.

7)

Hatteras Master Fund, LP, Hatteras Evergreen Private Equity Funds, LLC, Hatteras Global Private Equity Partners Institutional, LLC, Hatteras GPEP Fund, LP and Hatteras GPEP Fund II, GP (the “Hatteras Entities”) are the beneficial owners of BCG Preferred B-2 Unit Accounts with an estimated capital account balance of $371,320,412 as of September 30, 2022. Hatteras Investment Partners, LP is the investment manager of Hatteras Master Fund, LP and, as such, may exercise voting and dispositive power over these securities and may be deemed to be the beneficial owner of these securities. Hatteras Investment Partners, LP has shared voting power and shared dispositive power over such securities. The principal address of the Hatteras Entities is c/o Hatteras Investment Partners, 8510 Colonnade Center Drive, Suite 150, Raleigh, North Carolina 27615.

8)	The principal address of GWG Holdings, Inc. is 325 North St. Paul Street, Suite 2650, Dallas, TX 75201.

Certain BCH Non-Controlling Interests

In addition to the beneficial ownership reported above, the following table sets forth information regarding the capitalization of BCH, with the equity values in BCH based upon the estimated capital account balances as determined pursuant to Section 704 of the Internal Revenue Code, as of September 30, 2022:

•	on an actual basis;

•	on a pro forma basis giving effect to the Initial Recapitalization and the Conversion; and

•

on a pro forma basis giving effect to the Initial Recapitalization and the Conversion, as adjusted to give effect to the Business Combination (assuming no redemptions or exercises of warrants). These capital account balances are estimated based on a deemed liquidation value of $3,651,611,241 as of September 30, 2022 and assume (1) no change in value from the Business Combination date to liquidation date, (2) no Avalon shareholder redemptions and (3) an assumed conversion price of $10.00 per share of Beneficient Class A common stock.

The following table should be read together with the section titled “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

	As of September 30, 2022(1)
	Estimated		Pro Forma for the Initial Recapitalization and the Conversion		Pro forma for the Initial Recapitalization and the Conversion, as adjusted for the Business Combination
	Hypothetical Capital Account Balance	Capital Account Balance	Hypothetical Capital Account Balance	Capital Account Balance	Hypothetical Capital Account Balance	Capital Account Balance
BCH Equity Securities:
Class A Units held by Beneficient	—	$759,837,565	—	$1,978,567,944	—	$2,291,008,569
Class S Ordinary Units	—	69,020,739	—	$69,020,739	—	$88,164,315	(2)
Class S Preferred Units	$2,033,247	1,845,262	$2,033,247	$1,845,262	$1,097,946	$909,961	(3)
Preferred Series A Subclass 0	—	252,796,448	—	$252,796,448	—	$252,796,448
Preferred Series A Subclass 1	$1,081,027,339	1,007,392,170	$887,167,116	$813,531,947	$887,167,116	$813,531,947
Preferred Series C Subclass 1(4)	$219,774,155	205,200,000	$219,774,155	$205,200,000	$219,774,155	$205,200,000
Preferred B-2 Unit Accounts(5)	—	702,323,601	—	—	—	—

Subtotal BCH Equity	$1,302,834,741	$2,998,415,786	$1,108,974,518	$3,320,962,340	$1,108,849,217	$3,651,611,241

(1)

The table is based upon estimated capital account balances as of September 30, 2022 as determined pursuant to Section 704 of the Internal Revenue Code, and such estimates are subject to adjustment. The estimated amounts are based on a deemed liquidation value of $3,651,611,241 and assumes (1) no change in value from the Business Combination date to liquidation date, (2) no PIPE raise, and (3) no Avalon shareholder redemptions. The capital account balances in the table above do not include the capital account balances associated with the 54,522 Class S Ordinary Units and 63,536 Class S Preferred Units issued effective September 30, 2022 as a result of certain allocations to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts which are expected to be canceled upon the determination of the taxable income of BCH for the fiscal year of 2022 pursuant to the terms of the BCH Partnership Agreement.

(2)

Reflects issuance of 1,515,000 BCH Class S Ordinary Units with a capital account balance of $15,150,000 to BHI and the issuance of 1,485,000 BCH Class S Ordinary Units with a capital account balance of $14,850,000 to BMP as a result of an adjustment to the carrying value, or adjusted basis for U.S. federal income tax purposes, of the assets of BCG as a result of the consummation of the Business Combination and subject to the limitations of the Compensation Policy to be adopted upon the consummation of the Business Combination.

(3)	Capital account balance reduced by an aggregate of $571,245 as a result of the carrying value adjustment that would occur in conjunction with the Business Combination.
(4)

Pursuant to the Series C Unit Purchase Agreement, if still outstanding, BCH Preferred C-1 would convert into Beneficient Class A common stock following the Avalon Merger at the lower of (i) the volume- weighted average trading price of Beneficient Class A common stock for the 20 trading days following the Closing and (ii) $12.75 (which, following the Conversion of every four BCG Class A Units into five Beneficient Class A common stock in the Conversion, would be reduced to $10.20 per share of Beneficient Class A common stock).

(5)	BCG Preferred Series B-2 Unit Accounts assumed to convert into BCG Common Units at a 20% discount to an assumed price of $10.00 per share of Beneficient Class A common stock.

CERTAIN AVALON RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

References to the “Company,” “Avalon,” “our,” “us” or “we” in the following section refer to Avalon Acquisition Inc.

The following is a summary of transactions since our formation on October 12, 2020, in which we have been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2021, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Founder Shares

On October 21, 2020, the Avalon Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, to cover certain of our offering costs in consideration of 5,750,000 shares of Avalon Class B common stock, par value $0.0001. On August 30, 2021, the Avalon Sponsor forfeited 1,437,500 of these shares, for no consideration, such that there were 4,312,500 shares of Avalon Class B common stock outstanding. On October 5, 2021, we affected a stock dividend of 0.2 of a Founder Share for each outstanding Founder Share, which resulted in the Avalon Sponsor holding an aggregate of 5,175,000 Founder Shares. On October 5, 2021, the Avalon Sponsor transferred 50,000 founder shares to each of Steven Gluckstern, John L. Klinck Jr., and Douglas C. Mangini, at their original purchase price.

Private Placement Warrants

Our sponsor purchased an aggregate of 8,100,000 private placement warrants for an aggregate purchase price of $8,100,000, in connection with our IPO (each warrant an “Avalon Private Warrant,” and collectively, the “Avalon Private Warrants”). Each Avalon Private Warrant is exercisable to purchase one share of Avalon Class A common stock at $11.50 per share. The Avalon Private Warrants are identical to the Avalon Public Warrants except that the Avalon Private Warrants, so long as they are held by the Avalon Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may not (including the Avalon Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

Related Party Loans

On October 31, 2020, the Avalon Sponsor agreed to loan us an aggregate of up to $250,000 to cover expenses related to the IPO under a promissory note. This loan was non-interest bearing and payable, as amended, on the earlier of December 31, 2021, or the completion of the IPO. We borrowed $197,000 under the promissory note, and on October 14, 2021, we repaid the promissory note in full.

Our officers and directors are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating, and completing an initial business combination. Our audit committee reviews every quarter all payments that were made to the Avalon Sponsor, our officers, directors, or its affiliates.

In addition, to finance transaction costs in connection with a business combination, the Avalon Sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such working capital loans out of the proceeds of the trust account released to us. If a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist concerning such loans.

Administrative Support Agreement

We currently utilize office space at 2 Embarcadero Center, 8th Floor, San Francisco, CA 94111 from the Avalon Sponsor as our executive offices. Commencing upon consummation of the IPO, we have paid the Avalon Sponsor $10,000 per month for office space, utilities, and secretarial and administrative support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these fees.

Registration Rights Agreement

The holders of the Founder Shares, the Avalon Private Warrants, warrants, and representative shares that may be issued upon conversion of working capital loans (and any shares of Avalon Class A common stock issuable upon the exercise of the Avalon Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights under a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights concerning registration statements filed after the completion of a business combination. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lockup period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Policy for Approval of Related Party Transactions

The audit committee of the Board of Directors has adopted a charter, providing for the review and approval of “related party transactions,” which are those transactions required to be disclosed under Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. We have also adopted a formal policy for the review and approval of “related party transactions.”

CERTAIN BENEFICIENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context requires otherwise, references to “Ben,” “we,” “us,” “our,” and “the Company” in this section are to BCG prior to the Conversion and to Beneficient following the Conversion.

The following will describe and summarize numerous transactions among Ben and related parties and provides a history and background concerning such transactions and the related development of Ben.

Initial Capitalization and Organizational Transactions

In preparation for the commencement of commercial operations, on August 1, 2017, BCG and several of its subsidiaries, including BCH, and affiliated parties entered into a Recapitalization Agreement (“Recapitalization Agreement”). Pursuant to the Recapitalization Agreement, numerous transactions were completed in order to restructure the organization of Ben and such restructuring established the foundation for Ben’s organizational structure as of the date of this proxy statement/prospectus.

Pursuant to the Recapitalization Agreement, Ben Management, L.L.C. (“Ben Management”), which is the general partner of BCG, was formed. In addition, Ben Management formed PEN Insurance Management, LLC (which is now known as PEN Indemnity Management, L.L.C.) with Ben Management acting as its managing member. As of the date of this proxy statement/prospectus, PEN Indemnity Management, L.L.C. is the general partner of Private Equity National Indemnity Holdings, L.P., the owner of Ben’s insurance subsidiary, PEN Indemnity Insurance Company, Ltd.

As part of the recapitalization, BCG transferred to BCH all of BCG’s limited partnership interests in The PEN Indemnity Insurance Company, L.P. and Beneficient Management Holdings, L.P. BCG also conveyed its limited partner interests in BMP to BHI. BMP is the sponsor of the Beneficient Management Partners, L.P. Equity Incentive Plan (the “BMP Equity Incentive Plan”), which holds the BCH FLP-2 Unit Accounts discussed in “— BCH FLP Unit Accounts.” BMP also converted part of its general partner interest in The PEN Indemnity Insurance Company, L.P. to a limited partnership and conveyed such limited partnership interest to BCH and the remaining general partner interest to PEN Insurance Management, LLC.

As part of the recapitalization, the parties also entered into certain services agreements, which are the predecessor agreements for the First Amended and Restated Services Agreement with Bradley Capital Company, L.L.C., discussed below in “Relationships with Other Parties – Relationship with Bradley Capital Company, L.L.C.,” and the Services Agreement with BHI, discussed below in “Relationships with Other Parties – Relationship with Beneficient Holdings, Inc.”

Ben commenced commercial operations on September 1, 2017, when Ben and MHT Financial, L.L.C. (“MHT Financial”) entered into agreements to provide liquidity in exchange for the economic rights to several portfolios of alternative assets (collectively, the “Initial Transactions”). In December 2017 and January 2018, Ben and MHT Financial entered into additional agreements to provide liquidity in exchange for the economic rights to additional portfolios of alternative assets (collectively, the “Second Transactions”). The primary closing condition of the Initial and Second Transactions consisted of MHT Financial entering into a Purchase and Sale Agreement with owners of alternative asset funds (family offices, fund-of-funds, and institutions, collectively the “Sellers”) to acquire the portfolios of alternative assets (the “Initial Exchange Portfolio” for the Initial Transactions and the “Second Exchange Portfolio” for the Second Transactions) and the subsequent placement of the Initial and Second Exchange Portfolios by MHT Financial into the custody of certain constituent trusts of the ExAlt Plan (“Founding ExAlt Plan”) in exchange for BCG Common Units of Ben of a like value issued to certain other constituent trusts of the Founding ExAlt Plan (“2017-18 Exchange Trusts”) of which MHT Financial was named the beneficiary and which are not consolidated subsidiaries of BCG. The Initial Transactions and the Second Transactions resulted in an aggregate of $565.0 million in liquidity being extended to the Founding ExAlt Plan in return for the right to the cash flows from the related exchange portfolios totaling NAV of $733.8 million in alternative assets.

Through September 30, 2022, Ben’s originations of liquidity transactions to the Customer ExAlt Trusts have primarily been limited to the Initial and Second Transactions described above and the acquisition of $352 million of alternative assets acquired from an unrelated party in exchange for the issuance of BCG Preferred B-2 Unit Accounts that occurred on December 7, 2021. The Initial and Second Transactions were transacted with a limited number of family offices, fund-of-funds and institutions.

Transaction with GWG and GWG Life, LLC

GWG is Beneficient’s former parent company. Following the Closing, GWG will hold more than 5% of the outstanding Beneficient Class A common stock. On January 12, 2018, Ben entered into a Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG, GWG Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of GWG (“GWG Life” and, collectively with GWG, the “GWG Parties”), and the 2017-18 Exchange Trusts. The 2017-18 Exchange Trusts agreed to transfer the Common Units they held in BCG to the GWG Parties and receive assets, including GWG’s common stock and GWG Life debt.

Under the MEA, on December 28, 2018 (the “Final Closing Date”), Ben completed a series of strategic exchanges of assets among GWG, GWG Life, and the 2017-18 Exchange Trusts (the “Exchange Transaction”). As a result of the Exchange Transaction, a number of securities were exchanged between the parties, including the following securities as of the Final Closing Date: the 2017-18 Exchange Trusts acquired GWG L Bonds due 2023 in the aggregate principal amount of $366.9 million; the 2017-18 Exchange Trusts acquired 27,013,516 shares of GWG common stock; GWG acquired 40,505,279 BCG Common Units; and GWG acquired the right to obtain additional BCG Common Units pursuant to an option issued by Ben (the “Option Agreement”). In addition, in connection with the Exchange Transaction, BCG, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $192.5 million as of the Final Closing Date (the “Commercial Loan”).

Ben and the GWG Parties subsequently terminated the MEA. In addition, effective November 29, 2021, BCG repaid the entire outstanding principal balance of the Commercial Loan Agreement, plus accrued interest by issuing to GWG Life 19,250,795 BCG Common Units.

Registration Rights Agreement

On August 10, 2018, BCG and GWG entered into the Registration Rights Agreement related to the BCG Common Units providing GWG with certain customary registration rights with respect to the BCG Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to the BCG Common Units, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold.

Option Agreement Conversion

Effective August 11, 2020, as a result of the Exchange Agreement entered into by the parties on December 31, 2019 discussed below, and the mutual agreement of the parties, the Option Agreement between Ben and GWG was automatically exercised under the provisions of the Option Agreement. As such, GWG received $57.5 million of BCG Common Units at a price per unit equal to $12.50. The exercise of the Option Agreement decreased other liabilities and increased BCG Common Units outstanding.

Collateral Swap

On September 30, 2020, certain of the Customer ExAlt Trusts (collectively, the “Participating Customer ExAlt Trusts”), at the sole direction of the independent trustee of each such trust, with the intention of protecting the value of certain assets of the Participating Customer ExAlt Trusts underlying part of the collateral portfolio, the Participating Customer ExAlt Trusts entered into that certain Contribution and Exchange Agreement with certain of the 2017-18 Exchange Trusts, (collectively, the “Participating Exchange Trusts”), each of which entered into such agreement at the direction of its applicable trust advisor and by and through its applicable corporate trustee (the “Contribution and Exchange Agreement”). Under the Contribution and Exchange Agreement, the Participating Exchange Trusts agreed to exchange 9,837,264 shares of GWG’s common stock valued at $84.6 million, 543,874 shares of BCG Common Units valued at $6.8 million, and GWG’s L Bonds due 2023 in the aggregate principal amount of $94.8 million to the Participating Customer ExAlt Trusts for $94.3 million in NAV of the alternative asset investments held by the Participating Customer ExAlt Trusts. This transaction (the “Collateral Swap”) resulted in the Participating Customer ExAlt Trusts recognizing an additional $84.6 million of investment in public equity securities of a related party, $94.8 million of debt securities of a related party, $3.4 million of treasury shares of BCG’s Common Units, and gain of $88.5 million, which was recorded in investment income.

Transaction with GWG Controlling Shareholders

On April 15, 2019, BCG, among others, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with Jon R. Sabes, GWG’s Chief Executive Officer and a director, and Steven F. Sabes, GWG’s Executive Vice President and a director. Pursuant to the Purchase and Contribution Agreement, which closed on April 26, 2019 (the “Closing”), Messrs. Jon and Steven Sabes sold and transferred all of the shares of GWG’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of GWG’s outstanding common stock in the aggregate). Specifically, Messrs. Jon and Steven Sabes (i) sold in aggregate 2,500,000 shares of GWG’s common stock to Beneficient Capital Company, L.L.C. (“BCC”), a subsidiary of BCH, for $25.0 million in return for a payable ultimately settled in cash on December 31, 2019, and (ii) contributed their remaining 1,452,155 shares of GWG’s common stock to a limited liability company (“SPV”) owned by a Related Entity (defined below) and an entity held by one of the current directors of Ben Management, the general partner of BCG, in exchange for certain equity interests in the SPV. “Related Entity” or “Related Entities” include certain trusts that are directly or indirectly controlled by Ben’s CEO, Brad Heppner, and those entities directly or indirectly held by such trusts, and in which he and his family members are among classes of economic beneficiaries whether or not our CEO and founder is entitled to economic distributions from such trusts.

BCC and the SPV executed and delivered a Consent and Joinder (as defined below) to the Security Agreement (as defined below). Certain other transactions occurred pursuant to the Purchase and Contribution Agreement and in connection with the Closing (the “Purchase and Contribution Transactions”).

On April 26, 2019, and in connection with the Closing, BCC and the SPV executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among GWG, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and the SPV, and BCC and the SPV became substitute grantors under the Security Agreement such that the shares of GWG’s common stock acquired by BCC and the SPV pursuant to the Purchase and Contribution Agreement continued to be pledged as collateral security for GWG’s obligations owing in respect of the L Bonds issued under that certain Amended and Restated Indenture, dated as of October 23, 2017, subsequently amended on March 27, 2018 and supplemented by a Supplemental Indenture dated as of August 10, 2018, as so amended and supplemented, and as it may be amended or supplemented from time to time hereafter.

Transaction with GWG Life, and certain trusts included in the ExAlt Plan

On May 31, 2019, certain trusts included in the ExAlt Plan (the “LiquidTrust Borrowers”) executed a Promissory Note (the “Promissory Note”) payable to GWG Life (acting through a then constituted special committee of the board of directors of GWG) for a principal amount of $65.0 million that matures on June 30, 2023. An initial advance in the principal amount of $50.0 million was funded on June 3, 2019, and a second advance in the principal amount of $15.0 million was funded on November 27, 2019.

The proceeds from the Promissory Note were used by the LiquidTrust Borrowers to purchase senior beneficial interests held by certain other trusts of the ExAlt Plan (the “Customer Trusts”). The aforementioned trusts utilized the proceeds to repay loan amounts owed by certain of the Customer Trusts to BCC, a subsidiary of BCG. In accordance with the timeline of the Promissory Note, the LiquidTrust Borrowers purchased senior beneficial interests of $60.0 million prior to December 31, 2019. The remaining purchase of senior beneficial interests occurred during January 2020. All proceeds from the Promissory Note have been utilized by the ExAlt Plan to repay loan amounts owed to BCC by certain of the Customer Trusts. Ben utilized the proceeds from the loan repayments to BCC to provide working capital to BCG and its subsidiaries and to pay other liabilities.

LiquidTrust Promissory Note Repayment

On September 30, 2020, GWG, GWG Life (which, collectively with GWG, acting through a then constituted special committee of the board of directors of GWG), and the LiquidTrust Borrowers agreed to the repayment of the Promissory Note and any related accrued interest for a $75.0 million Preferred Series C-1 Unit Account (the “BCH Preferred C-1 Unit Account”) of BCH that Ben issued to the LiquidTrust Borrowers. BCG determined the fair value of the BCH Preferred C-1 unit account was $71.2 million as of September 30, 2020. The carrying value of the Promissory Note on September 30, 2020, with accrued and unpaid interest thereon, was $65.1 million. Accordingly, the difference between the fair value of the BCH Preferred C-1 Unit Account and the carrying value of the settled debt was settled between the equity holders.

As part of the agreement, if Ben did not receive a trust company charter as of the one-year anniversary of the definitive agreement, or if no trust company charter filing was pending or in the process of being refiled, GWG Life would receive an additional $5.0 million of Preferred C interests in BCH. On July 1, 2021, Ben’s subsidiary, Beneficient Fiduciary Financial, L.L.C. (“BFF”), received a Kansas non-operational trust company charter and effective December 31, 2021, the State of Kansas issued to BFF a fully-operational trust company charter under the Kansas’ 2021 Technology-Enabled Fiduciary Financial Institutions Act (“TEFFI Act”) and regulated by the Kansas Office of the State Bank Commissioner.

Strategic Transactions with GWG

On December 31, 2019, BCG, BCH, Ben Management, and GWG (acting through a then constituted special committee of the board of directors of GWG) entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”). Pursuant to the Investment Agreement, BCG and BCH received an aggregate amount of $79.0 million from GWG in return for 666,667 BCG Common Units and Preferred A-1 Unit Accounts of BCH.

In connection with the Investment Agreement, GWG acquired, on December 31, 2019, the right to appoint a majority of the Board of Directors of Ben Management, the general partner of BCG, which in turn is the general partner of BCH. Due to this change-of-control event, BCG became a consolidated subsidiary of GWG; therefore, the results of operations for BCG and its subsidiaries being reported in GWG’s financial statements on a consolidated basis beginning on the transaction date of December 31, 2019.

Following the transaction, and as agreed in the Investment Agreement, GWG had an initial capital account balance for the BCH Preferred A-1 Unit Accounts of $319.0 million. As a result, BCG recognized a deemed dividend of $250.0 million, which represents the difference between the redemption value and the carrying value of the BCH Preferred A-1 Unit Accounts, as of December 31, 2019. The parties to the Investment Agreement agreed that the aggregate capital accounts of all holders of the BCH Preferred A-1 Unit Accounts after giving effect to the investment by GWG, including the deemed dividend, is $1.6 billion.

Unit Purchase Agreement with GWG

On July 15, 2020, BCG and BCH entered into a Preferred Series C Unit Purchase Agreement (“UPA”) with GWG (acting through a then constituted special committee of the board of directors of GWG). Pursuant to the

UPA, GWG agreed to make capital contributions from time to time to BCH in exchange for Preferred Series C Units of BCH during a purchasing period commencing on the date of the UPA and continuing until November 29, 2021, when BCG ceased to be a consolidated subsidiary of GWG.

At any time following July 15, 2020, all or some of the BCH Preferred Series C Unit Accounts purchased under the UPA may be exchanged for BCG Common Units at the option of GWG; provided that, if GWG exchanges less than all of the BCG Preferred Series C Units purchased under the UPA, then, immediately after giving effect to such exchange, GWG shall be required to continue to hold BCH Preferred Series C Unit Accounts with a capital account that is at least $10 million. The exchange price for such BCG Common Units shall be determined by third-party valuation agents selected by Ben and GWG. However, if prior to any such optional exchange the BCG Common Units (or shares of Beneficient Class A common stock following the Conversion) are listed on a national securities exchange, the BCH Preferred Series C Unit Accounts purchased under the UPA will be exchanged for BCG Common Units, or shares of Beneficient Class A common stock, at the lower of (i) the volume-weighted average of the Common Units for the 20 trading days following the listing of the Common Units on a national securities exchange, and (ii) $12.75 (which, following the conversion of every four BCG Class A Units into five Beneficient Class A Common Stock, would be reduced to $10.20 per share of Beneficient Class A common stock).

During the years ended December 31, 2021 and December 31, 2020, BCH issued $14.8 million and $130.2 million, respectively, of BCH Preferred C-1 Unit Accounts related to this agreement for cash consideration of equal value.

On November 23, 2021, GWG converted $14.8 million of its BCH Preferred C-1 Unit Accounts to an equal amount of BCH Preferred C-0 Unit Accounts. On December 1, 2021, BCH redeemed GWG’s entire BCH Preferred C-0 Unit Accounts for $14.8 million in cash. In exchange for such payment, GWG agreed to pay BCH an early redemption fee in the amount of $1 million, which such fee has yet to be paid.

GWG Decoupling Transaction

On November 12, 2021, amendments to the organizational documents of BCG, BCH, and Ben Management were approved by the board of directors of Ben Management and GWG (the “Amendments”). On November 29, 2021, the Amendments became effective. These Amendments are part of, and effectuate, the series of transactions (the “Decoupling Transactions”), which resulted in, among other things, (i) GWG converting its capital account balance of $319 million in the BCH Preferred A-1 Unit Accounts to an equal amount of BCH Preferred B-2 Unit Accounts issued by BCG; (ii) GWG no longer having certain voting rights or the right to nominate or appoint members of the Board of Directors of Ben Management; and (iii) BCG no longer being a consolidated subsidiary of GWG and therefore operating as a wholly independent and separate company.

Shared Services Agreement with GWG

On May 27, 2020, Ben and GWG (acting through a then constituted special committee of the board of directors of GWG) entered into a shared services agreement effective as of January 1, 2020 (the “Shared Services Agreement”). Pursuant to the Shared Services Agreement, GWG agreed to pay a quarterly fee to Ben for the provision of accounting and finance, general and administrative, human resources, sales administration and marketing, underwriting and risk management, information technology and legal services for GWG and its direct or wholly-owned subsidiaries. The total service fee for each quarter is determined in good faith by Ben on the final day of such quarter in accordance with the cost allocation methodology maintained on Ben’s books and records (which provides that, to the extent the Services are eligible for the “services cost method,” as defined in Treasury Regulation § 1.482-9(b), the Service Fee shall be equal to the total costs incurred by Ben during each quarter in connection with BEN’s provision of the Services to GWG or its direct or indirect wholly-owned subsidiaries; and that the Service Fee for Services that are not eligible for the services cost method shall be determined by reference to the “cost of services plus method,” as defined in Treasury Regulation § 1.482-9(e)).

The term of the Shared Services Agreement has an initial term of one year from the Effective Date and shall renew automatically for successive one-year terms, unless either party gives the other party written notice of termination at least six (6) months prior to the end of the then-current term (provided that either party may terminate the Shared Services Agreement upon sixty days’ prior written notice in the event GWG no longer has the right to appoint a majority of the board of directors of the general partner of Ben). Due to the filing by GWG for reorganization under the Chapter 11 Bankruptcy Code in April 2022, neither party has been authorized to terminate the Shared Services Agreement. During the three months ended March 31, 2022 and years ended December 31, 2021 and December 31, 2020, GWG paid nil, $8.0 million, and $3.9 million, respectively, to Ben under the Shared Services Agreement. As of March 31, 2022, December 31, 2021 and December 31, 2020, Ben has an outstanding gross receivable related to this Shared Services Agreement of $8.9 million, $4.4 million and $2.3 million, respectively. Due to the financial deterioration of GWG, including the filing for reorganization under the Chapter 11 Bankruptcy Code in April 2022, it is unlikely that the outstanding receivables will be paid.

Relationships with Other Parties

First and Second Lien Credit Agreements with HCLP

On May 15, 2020, Ben, through its BCC subsidiary, executed a term sheet with its lender, HCLP Nominees, L.L.C (“HCLP” or the “lender”), a Related Entity, to amend its First Lien Credit Agreement and Second Lien Credit Agreement dated September 1, 2017 and December 28, 2018, respectively. The resulting Second Amended and Restated First Lien Credit Agreement and Second Amended and Restated Second Lien Credit Agreement (collectively, the “Second A&R Agreements”) were executed on August 13, 2020. Prior to the execution of the Second A&R Agreements, other amendments extended the June 30, 2020 maturity dates of both loans to August 13, 2020, while Ben and the lender finalized the Second A&R Agreements. The Second Amended and Restated Credit Agreement is referred to herein as the “First Lien Credit Agreement” and the Second Amended and Restated Second Lien Credit Agreement is referred to herein as the “Second Lien Credit Agreement.” Additional agreements were entered into on June 10, 2020, and on June 19, 2020, consistent with the term sheet, whereby Ben agreed to repay $25.0 million of the then outstanding principal balance due under the First Lien Credit Agreement and pay an extension fee of 2.5% of the outstanding aggregate principal balance of both loans, calculated after the $25.0 million repayment, on July 15, 2020. A total of $28.6 million was paid on July 15, 2020, which included the $25.0 million principal payment, related accrued interest thereon, and the extension fee described above.

As part of Ben’s formative transactions in 2017, the First Lien Credit Agreement proceeds were loaned by HCLP to a subsidiary of Ben. Ben’s subsidiary then loaned the amount on to the Customer Trusts so that the Customer Trusts could acquire investments in alternative assets purchased from the 2017-18 Exchange Trusts. The balance of this related party debt at the time of Ben’s September 1, 2017 commencement of Ben’s commercial operations reduced the balance of the preferred equity held by Ben’s founders.

The Second A&R Agreements extended the maturity date of both loans to April 10, 2021, and increased the interest rate on each loan to 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%. On March 10, 2021, and again on June 28, 2021, Ben executed an amendment to, among other items, extend the maturity date to May 30, 2022, as more fully described below.

On March 10, 2021, Ben executed Amendment No. 1 to the Second Amended and Restated Credit Agreement and Amendment No. 1 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments extended the maturity date of both loans to May 30, 2022. The amendments also provide for the payment of an extension fee equal to 1.5% of the amount outstanding under the credit agreements, which was added to the outstanding amount under the credit agreements as provided for in the amendments.

On June 28, 2021, Ben executed the Amendment No. 2 to the Second Amended and Restated Credit Agreement and Amendment No. 2 to the Second Amended and Restated Second Lien Credit Agreement with its lender. The amendments removed certain terms related to obligations owed by GWG and certain of its subsidiaries. Further, Ben executed the Amendment No. 3 to the Second Amended and Restated Credit Agreement and Amendment No. 3 to the Second Amended and Restated Second Lien Credit Agreement with its lender, effective as of July 15, 2021, pursuant to which the parties agreed to change the first installment payment date from September 10, 2021 to December 10, 2021. Both the first and second installment payments were to be paid on December 10, 2021.

On December 1, 2021, Ben executed a binding term sheet with HCLP to amend the Second A&R Agreements. Pursuant to the term sheet, HCLP agreed to return up to $20 million of principal and interest payments (the “Returned Amount”) previously made by BCG to HCLP pursuant to the Second A&R Agreements and the parties agreed to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement. The Returned Amount would be applied to, and increase the outstanding principal balance of, the First Lien Credit Agreement. HCLP paid $17.95 million in cash to BCG on December 1, 2021, and the remainder of the Returned Amount is available for return to BCG at its discretion. BCH used a portion of such payment to redeem GWG’s entire BCH Preferred C-0 Unit Accounts as described in “- Unit Purchase Agreement with GWG”. BCG agreed to pay HCLP an amendment fee of $1 million as well as HCLP’s legal fees incurred in connection with the amendment.

On March 24, 2022 (the “Consent Effective Date”), HCLP, BCH and BCG entered into a consent with respect to the Second A&R Agreements, pursuant to which (i) HCLP consented to BFF’s entrance into that certain Participation Interest Purchase Agreement, dated as of March 24, 2022, pursuant to which a third-party purchased from BFF for an aggregate purchase price of $72,500,000 a 100% participation interest in a $72,500,000 loan made by BFF to The EP-00117 Funding Trust, a common law trust formed under Texas law; (ii) HCLP’s security interests in the collateral that supported the repayment of the loan participation was terminated and released; and (iii) the collateral that supported the repayment of the loan participation ceased to count as collateral for purposes of the Second A&R Agreements.

In addition, on the Consent Effective Date, HCLP, BCH and BCG entered into those certain Consent and Amendment No. 4 to the Second Amended and Restated Credit Agreement and Consent and Amendment No. 4 to the Second Amended and Restated Second Lien Credit Agreement (collectively, “Amendments No. 4”) with its lender, pursuant to which HCLP consented to the transfer of certain loans to wholly owned subsidiaries of BCH and consented to all accrued interest and unpaid interest for the period beginning as of July 15, 2021 (the “Interest Consent Date”) through the Consent Effective Date being paid on the Consent Effective Date. HCLP, BCH and BCG also agreed, pursuant to the Amendments No. 4, to make the following amendments to the Second A&R Agreements: (i) defer the payment of all accrued and unpaid interest from the Interest Consent Date to the Consent Effective Date; (ii) amend the interest rate specifically for the period beginning on the Interest Consent Date and ending on the Consent Effective Date to be 10.5% per annum; (iii) extend the final maturity date of the loan from May 30, 2022 to August 31, 2023; (iv) change the principal payments of the Second A&R Agreements to consist of $5 million payments on each of May 10, 2022, August 10, 2022, December 10, 2022 and March 10, 2023, with the outstanding balance to be due on August 31, 2023, so long as each such payment does not cause BCG to incur a going concern qualification; and (v) amending the occurrence of an event of default to require notice (written or oral) from HCLP on almost all potential defaults listed under the Second A&R Agreements. Ben agreed to pay fees totaling approximately 6.5% of the outstanding principal before giving effect to the amendments.

In connection with the term sheet executed on December 1, 2021 and Consents and Amendments No. 4 to the Second A&R Agreements, Ben recorded a $19.5 million loss on extinguishment of debt during the year ended December 31, 2021, which is reflected in the loss on extinguishment of debt line item on the consolidated statements of comprehensive loss. Through March 31, 2022, all required principal and interest payments due under the Second A&R Agreements have been paid.

In connection with the Second A&R Agreements, BHI, a Related Entity that owns a majority of the Class S Ordinary Units, Class S Preferred Units, Preferred A-0 Unit Accounts, Preferred A-1 Unit Accounts, and BCH

FLP-1 Unit Accounts issued by BCH, will grant certain tax-related concessions to HCLP as may be mutually agreed upon between the parties. In exchange for the tax-related concessions, 5% of BCH Preferred A-1 Unit Accounts held by BHI, which will be held by HCLP, may convert to BCH Preferred A-0 Unit Accounts. In addition, recipients of a grant of BCH Preferred A-1 Unit Accounts from BHI will have the right to put an amount of BCH Preferred A-1 Unit Accounts to Ben equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30.0 million of grants of BCH Preferred A-1 Unit Accounts from BHI; and provided further, that such put right could not be exercised prior to July 1, 2021. A liability of $3.8 million was recorded for the put right as of March 31, 2022 and December 31, 2021 related to the grants of BCH Preferred A-1 Unit Accounts to a director in 2022.

The Second A&R Agreements and ancillary documents contain covenants that (i) prevent Ben from issuing any securities senior to the BCH Preferred A-0 Unit Accounts or BCH Preferred A-1 Unit Accounts; (ii) prevent Ben from incurring additional debt or borrowings greater than $10.0 million, other than trade payable, while the loans are outstanding; and (iii) prevent, without the written consent of the lender, GWG from selling, transferring, or otherwise disposing of any BCH Preferred A-1 Unit Accounts held as of May 15, 2020, other than to its subsidiary GWG DLP Funding V, LLC. As of March 31, 2022, the Company was in compliance with all covenants.

In connection with the amendments to the Second A&R Agreements, Ben agreed to pay extension fees on a percentage of the amount outstanding under the credit agreements as of the date of the respective amendment. During the three months ended March 31, 2022 and years ended December 31, 2021 and 2020, Ben paid $8.6 million, $1.1 million, and $3.2 million, respectively, in deferred financing costs to HCLP, a Related Entity. The parties to the Second A&R Agreements no longer plan to combine the First Lien Credit Agreement and Second Lien Credit Agreement, as amended, into one senior credit agreement.

HCLP is an indirect subsidiary of Highland Consolidated, L.P. Ben’s CEO is a beneficiary and trust investment advisor of the trusts that control, and are the partners of, Highland Consolidated, L.P. Further, an indirect parent entity of HCLP has previously had loans outstanding to Related Entities. As of March 31, 2022, Highland Consolidated, L.P. had outstanding loans in the principal amount of $3.3 million with a Related Entity. Ben was not a party to these loans, nor has it secured or guaranteed the loans.

Relationship with Beneficient Management Counselors, L.L.C.

Ben Management is the general partner of BCG and is governed by a board of directors. As part of the Decoupling Transaction, effective November 29, 2021, the limited liability company agreement of Ben Management was amended and GWG’s right to appoint a majority of the nine (9) members of the board of directors of Ben Management was deleted. Beneficient Management Counselors, L.L.C. (“BMC”), wholly-owned by a Related Entity, now has the right to appoint 49% of the members of the board of directors of Ben Management. The remaining directors are now appointed by the Nominating Committee of the board of directors, which is comprised of four (4) members, two (2) of whom are appointed by the full board of directors. BMC is also entitled to select (a) 50% of the membership of the Ben Management’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (“CRC”), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to Ben’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of Ben Management’s directors, other than directors appointed by BMC are delegated, with certain exceptions, to the Nominating Committee of Ben Management, of which Ben’s Chief Executive Officer and Chairman is a member and chairman. Ben Management’s amended limited liability company agreement also provides that, in the event of a deadlock at the Nominating Committee, a majority of the total number of directors on the board of directors shall break the tie; provided, however, that in the event of a “triggering event” (which is defined in the Fourth A&R LLCA and includes, among other things, the allocation of losses to the holders of the BCH Preferred A-1 Unit Accounts, failure to make the tax distributions to certain holders, the failure to make the Guaranteed Series A-0 Payment, any default under a borrowing facility, or any person, other than the Nominating Committee, obtaining the right to appoint a simple majority of the members of the board of directors), the chair of the Nominating Committee, which will be appointed by BMC, shall break the tie.

Relationship with Ben Securities

Ben Securities is an affiliate of the Company. Certain employees of the Company or its affiliates are registered persons of Ben Securities. When the Company uses Ben Securities as its broker-dealer to conduct its transactions, the Company’s use of Ben Securities creates various conflicts of interest and incentives as set forth herein, which may be in conflict with the best interests of customers of Ben Securities. Because of these relationships, transactions between Ben Securities and the Company are generally not arms’-length and the Company has an incentive to use Ben Securities and its registered persons instead of other unaffiliated third parties. Through its ownership of Ben Securities, the Company, its owners, and employees receiving profit participations, equity incentives or similar benefits (including our Chief Executive Officer and other employees) indirectly benefit from and/or share in the revenue earned by Ben Securities. Individuals registered with Ben Securities that are employees of the Company or its affiliates receive a portion of the transaction compensation or other fees earned by Ben Securities for transactions in which such registered persons participate in addition to compensation they receive as employees of the Company or its affiliates. Compensation paid to Ben Securities and therefore to such registered persons of Ben Securities may be significant. Ben Securities and its registered persons are incentivized to maximize the amount of subscriptions in any offering, to favor the Company’s offerings over offerings of unaffiliated third parties and to take greater risks regarding such offerings, and their decisions relating to offerings of the Company may be influenced by such persons being registered with Ben Securities and/or being employees of the Company or its affiliates and the extent of the compensation they may receive by participating in an offering of the Company.

Ben Securities is not acting as a broker-dealer or underwriter with respect to the Merger and will not have any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Merger or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company.

Relationship with Bradley Capital Company, L.L.C.

Services Agreement. BCG is the general partner of BCH and together they entered into a Services Agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 and effective as of January 1, 2022, the parties entered into the First Amended and Restated Services Agreement (the “Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $404,132 per quarter for executive-level services provided by an executive of Bradley Capital, who is currently designated as Brad Heppner, our CEO and Chairman of Ben Management’s board of directors, together with a current supplemental fee of $160,979 per quarter for administrative and financial analysis, with both the base fee and the supplemental fee subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services with the approval of the Executive Committee of the board of Ben Management, of which our CEO and Chairman of Ben Management’s board of directors is a member and Chairman. The Bradley Capital Agreement also includes a payment from Ben of $150,000 per year, paid quarterly, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben. The Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Ben. It further requires that Ben indemnify and hold Bradley Capital harmless against any and all losses, damages, costs, fees and any other expenses incurred by Bradley Capital as air travel expenses incurred by Ben prior to the effective date of the Bradley Capital Agreement in connection with the operation of the aircraft identified in the Aircraft Sublease (as defined below). Additionally, Ben provides office space and access to needed technology systems and telephone services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through December 31, 2022, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by the mutual agreement of the parties, by the unanimous approval of the Executive Committee of the board of Ben Management, of which our CEO and Chairman of Ben Management’s board of directors is a member and Chairman, or without such approval if a designated Related Entity no longer holds the lesser of $10.0 million of Ben’s securities or 1% of the aggregate fair market value of Ben on both December 31, 2022, or any applicable extension date, and the date of termination. As part of the May 2018 change of control of Ben, BCG obtained a valuation of the enterprise and its classes of equity as required by Financial Accounting Standards Codification Topic 805, Business Combinations (“FASB ASC Topic 805”) due to the application of pushdown accounting. This valuation incorporated, among other things, estimates of current and future costs arising from related party contracts, including the Bradley Capital Agreement and the BHI Services Agreement (defined below). Each class of the Company’s equity was then recorded at its fair value as set forth in valuation analysis, with the preferred equity held by Ben’s founders reduced for, among other things, (i) the balance of outstanding debt of Ben, including related party debt, and (ii) any decrease in the value of Ben, up to the entire founders’ preferred equity amount outstanding, including decreases arising from the present value of the estimated costs of the related party contracts, including estimated costs related to private travel under the terms of the Bradley Capital Agreement. During the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, Ben recognized expenses totaling $0.6 million, $4.1 million, and $3.8 million related to this services agreement, respectively.

Aircraft Sublease. Effective January 1, 2022, The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, as sublessee, Bradley Capital, as sublessor, and BCH, solely as it relates to the guarantee it makes to Bradley Capital as set forth therein, entered into an Aircraft Sublease Agreement (the “Aircraft Sublease”). Pursuant to the Aircraft Sublease, Bradley Capital subleases the aircraft described therein, without a crew, to Beneficient USA for up to three hundred (300) hours of use. Beneficient USA is required to pay a quarterly rental of $1,350,000 plus direct operating expenses, and Bradley Capital is required to pay the fixed and variable costs of operating the aircraft. The term of the Sublease Agreement is one (1) year and may be terminated by either party upon three (3) days prior written notice and will automatically terminate upon the sale or similar disposition of the aircraft or the termination of the underlying lease agreement. Beneficient USA is also required to provide its own pilot(s) and crew, and Beneficient USA has entered into a separate Flight Crew Services Agreement with an unrelated third-party to provide the qualified flight crew. Pursuant to the Flight Crew Services Agreement, Beneficient USA agrees to pay the flight crew fees and agrees to reimburse all flight crew incidental fees (such as travel, meals and lodging) and all fuel and incidental costs for flights. Bradley Capital, a Related Entity, has also entered into a similar Flight Crew Services Agreement that is applicable for any use of the aircraft other than by Ben pursuant to the Aircraft Sublease, such as personal use of the aircraft by Mr. Heppner and his family, the costs of such personal use and related fees and expenses are not paid for by Ben.

Additionally, BCH agrees to unconditionally guarantee, for the benefit of Bradley Capital, all of the obligations of Beneficient USA to Bradley Capital under the Aircraft Sublease. During the three months ended March 31, 2022, BCH expensed $1.7 million in rent and direct operating expenses related to this agreement. No amounts were paid during the three months ended March 31, 2022, under the Aircraft Sublease.

Contribution Agreement. In conjunction with the execution of the Aircraft Sublease, BHI, BCH and BCG entered into a Contribution Agreement effective as of January 1, 2022 (the “Contribution Agreement”). Pursuant to the Contribution Agreement, BHI agrees to pay to BCH, on the last business day of each calendar quarter, any amounts paid or accrued by BCH during the quarter for the use of an aircraft under the Aircraft Sublease, or any similar lease or sublease, which would include the quarterly rental under the Aircraft Sublease. In addition, BHI agrees to pay to BCH any amounts paid or accrued related to fixed monthly or quarterly costs incurred in connection with such aircraft lease or sublease in an amount not to exceed $250,000 per year. This additional payment would cover flight crew costs, fuel and related costs. Each contribution is conditioned upon (i) the effectiveness of the Aircraft Sublease, (ii) the effectiveness of the Guaranty (as defined below), and (iii) BCH’s timely payment of the Guaranteed Series A-0 Payment to BHI for the respective quarter in which such contribution is to be paid (whether or not waived in accordance with the terms of the BCH LPA); provided, that if a Guaranteed Series A-0 Payment is not timely paid, or is only paid in part, for any given quarter such payment is required under the BCH LPA (whether or not waived in accordance with the terms of the BCH LPA), then any contributions contemplated under the Contribution Agreement for such quarter will not be owed; provided, further, that in the event such Guaranteed Series A-0 Payment is subsequently paid in full, then any previously unfunded contributions for the applicable quarter under the Contribution Agreement will become due and payable on the last business day of the calendar quarter in which such Guaranteed Series A-0 Payment is paid in full. All payments made by BHI to BCH pursuant to the Contribution Agreement shall be treated as capital contributions, as defined in the BCH LPA, by BHI to BCH, and shall be added to BHI’s sub-capital account related to its BCH Class S Ordinary Units. BCH further agrees to specially allocate to BHI’s sub-capital account related to its BCH Class S Ordinary Units any deductions derived from amounts paid or accrued by BCH for use of the aircraft to the extent such expenditures are offset by the contributions made by BHI pursuant to the Contribution Agreement.

Guaranty. In conjunction with the execution of the Bradley Capital Agreement and the Aircraft Sublease, Bradley Capital and BCH entered into a Guaranty effective as of January 1, 2022 (the “Guaranty”). Pursuant to the Guaranty, BCH provides an irrevocable and unconditional guaranty in favor of Bradley Capital guaranteeing the complete and timely payment of any and all amounts up to $20 million due from Bradley Capital to a lender under any financing arrangement with Bradley Capital, the proceeds of which were used the acquisition of the aircraft under the Aircraft Sublease or any other aircraft acquired by Bradley Capital in connection with Bradley Capital’s obligations under the Bradley Capital Agreement. In the event BCH is required to pay any obligations under the Guaranty, a portion of the lessor of the aircraft (or any successor entity owned by Bradley Capital, or if such entity does not exist, the aircraft) equal to the fraction that the amount paid by BCH bears to the purchase price of the aircraft shall be conveyed to BCH. No guaranty payments have been required from BCH under the Guaranty through September 30, 2022. In connection with the Guaranty, on December 8, 2022, BCH and Bradley Capital entered into that certain letter agreement pursuant to which BCH and Bradley Capital agreed that, in connection with the Business Combination Agreement and the filing of this proxy statement/prospectus, Bradley Capital will not seek to enforce the Guaranty or any obligations of BCH thereunder nor will Bradley Capital utilize the Guaranty in any manner to facilitate obtaining any financing as contemplated by the Guaranty during the period of time from the date of the initial filing of this proxy statement/prospectus until such date that the filing of this proxy statement/prospectus is withdrawn (the “Forbearance Period”). Furthermore, BCH and Bradley Capital agreed to negotiate during the Forbearance Period, in good faith, the terms under which the Guaranty will be terminated, such termination to be effective upon the consummation of the transactions contemplated by the Business Combination Agreement, or such sooner date as the parties may mutually agree.

Relationship with Beneficient Holdings, Inc.

Beneficient USA, a subsidiary of BCH, entered into with BHI, a Related Entity, a Services Agreement effective July 1, 2017 (the “BHI Services Agreement”). BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. During the years ended December 31, 2021 and December 31, 2020, and the three months ended March 31, 2022, the income recognized by Ben related to this services agreement was immaterial.

BHI owns the majority of the BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts, and BCH FLP-1 Unit Accounts. Additionally, Ben, through its subsidiary, BCC, was the obligor of $72.0 million from BHI that was subsequently contributed to a subsidiary of HCLP (a “Legacy Lender”) on April 4, 2019, through the Second Lien Credit Agreement issued in December 2018 as discussed above. There were no interest payments made during 2019 to BHI prior to the assignment on April 1, 2019. BHI expects to receive tax distributions from HCLP arising from the repayment of the Second Lien Credit Agreement to cover any tax liability associated with the contribution of the Second Lien Credit Agreement to HCLP. Additionally, if HCLP is liquidated while the Second Lien Credit Agreement is still outstanding, the Second Lien Credit Agreement with transfer back to BHI.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity owned 50.5% by BHI and 49.5% by BMP. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by Ben Custody and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. For the years ended December 31, 2021 and December 31, 2020, and the three months ended March 31, 2022, the income recognized by Beneficient USA related to this services agreement was immaterial.

Preferred Liquidity Provider Agreement with Constitution.

Prior to December 31, 2018, GWG and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined below. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben and BCH. The Preferred Liquidity Provider Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through March 31, 2022.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. (“HERO”) and Research Ranch Operating Company, L.L.C. (“RROC”)

HERO and RROC are indirectly owned by a Related Entity. HERO’s purposes are (i) to serve as an advisor to the National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations and the administration of charitable contributions made for the benefit of multiple Texas universities. Although HERO can advise on these matters, NPT has all final decision-making authority on charitable contributions and complete control over the proceeds received by the charitable organizations. Prior to our receipt of the Kansas TEFFI charter, the charitable organizations administered by NPT (the beneficiaries of which have historically been multiple Texas universities) receive proceeds from certain trusts settled and funded by customers of Ben, in support of their charitable initiatives. The trusts established pursuant to the Kansas TEFFI charter do not provide any proceeds to HERO or RROC. HERO does not receive any proceeds from trusts settled and funded by customers of Ben.

RROC’s purpose is to provide funding and operational support for the research activities conducted by the qualified charities. The funding received by RROC, from proceeds of trusts settled and funded by customers of Ben, may be used, in RROC’s discretion, to (i) provide appropriate facilities and properties for the charitable organizations to utilize as part of their charitable initiatives (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to RROC. RROC is granted such rights and authority pursuant to trust instruments entered into between a Customer and subsidiaries of Ben as well as an agreement with NPT. Ben’s subsidiaries provide financing to the Customer ExAlt Trusts and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, to RROC and NPT (for the benefit of the Texas universities) of approximately $2.7 million, $2.7 million, and $2.6 million as of March 31, 2022, December 31, 2021 and December 31, 2020. There were no payments made during the three months ended March 31, 2022, and years ended December 31, 2021 and December 31, 2020, respectively. Due to changes in the Customer ExAlt Trust agreements, no incremental amounts are expected to be allocated to RROC or NPT other than those amounts already provided by certain prior trust agreements.

Beneficient Heartland Foundation, Inc.; Initial Charitable Initiative

In connection with each of Ben’s liquidity transactions following the adoption of the TEFFI legislation and BFF’s receipt of a fully-operational trust company charter under the Kansas TEFFI Act, pursuant to Section 28 of the TEFFI Act, a “Qualified Distribution” is made for the benefit of certain economic growth zones and rural communities in the State of Kansas (each, a “Charitable Distribution”). In January 2022, Ben announced its initial $15.9 million Charitable Distribution. The Charitable Distribution was allocated as follows: $2.7 million of cash for the benefit of, and to be received by, the Kansas Department of Commerce to be used at the department’s discretion for development projects and the promotion and growth of the TEFFI industry in Kansas; $6.3 million of cash and assets for the benefit of public charities dedicated to economic development within Mr. Heppner’s hometown of Hesston, Kansas, and surrounding Harvey County, Kansas, as outlined in the TEFFI Act; and $6.9 million in cash and assets to the Beneficient Heartland Foundation, Inc. (“BHF”) as described below. Mr. Heppner’s hometown is Hesston, Kansas and certain of his family members continue to live and/or work in Hesston and other areas of Harvey County, Kansas and may be considered to be indirect beneficiaries of the portions of the initial Charitable Distribution provided to Hesston and Harvey County and to BHF.

On January 20, 2022, BHF was formed as a Kansas nonprofit corporation to receive economic growth contributions pursuant to the TEFFI legislation. BHF is governed by a 13- member board of directors, nine of whom are community leaders within the Hesston, Kansas community and four of whom are Ben employees or individuals otherwise affiliated with Ben. BHF is organized and operated exclusively for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. Its purpose is to provide grants and other support to benefit growth, development and expansion of opportunities in rural Kansas communities with populations of 5,000 residents or less, including job and income growth, main street revitalization, educational facility improvements, construction and development, healthcare facility enhancements, senior facility improvements, and support for post-secondary institutions. BHF has the exclusive decision-making authority over all of the economic growth contributions it receives.

BFF is the sole member of BHF and has the right to appoint eleven members of BHF board of directors. The remaining two board members are appointed by BMC. Pursuant to the requirements of the Internal Revenue Code, BFF’s governing documents prohibit any of BHF’s assets or earnings from inuring to the benefit of BFF, BMC, or any director, officer or other private individual.

Ben has an outstanding payable to BHF of $0.7 million as of March 31, 2022. No amounts have been paid through March 31, 2022.

The Kansas TEFFI Economic Growth Trust

The Kansas Economic Growth Trust (the “EGT”) is a common law trust formed on December 7, 2021 by and between an individual as independent trustee, Ben Custody as administrator, and BCH as advisor. The purpose of the EGT is to receive the proceeds of the Customer ExAlt Trusts that are allocable to the Charitable Beneficiaries and to allocate such proceeds between the Kansas Department of Commerce and qualified charitable organizations (including BHI) in accordance with the requirements of the TEFFI legislation. The proceeds received by the EGT are dedicated exclusively to charitable purposes and the trust agreement prohibits any of the EGT’s assets or earnings from inuring to the benefit of Ben Custody, BCH, any director, officer or other private individual. As noted above, Ben Custody provides administrative and accounting services to the EGT, and BCH serves as advisor to the trustee with respect to the administration and distribution of the trust. Neither Ben Custody nor BCH charges a fee for these services.

Relationship between Ben and Hicks Holdings LLC

Hicks Holdings LLC, an entity associated with one of Ben’s current directors, is one of the owners and serves as the manager of a limited liability company (“SPV”). A Related Entity also has ownership in the SPV. The SPV holds BCH Preferred A-0 Unit Accounts and BCH Preferred A-1 Unit Accounts among its investment holdings.

Hicks Holdings LLC also owns directly BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts and BCH Class S Ordinary Units. Hicks Holdings LLC was granted its BCH Preferred A-1 Unit Accounts and BCH Class S Ordinary Units as compensation for services provided in 2018. Hicks Holdings LLC was granted its BCH Preferred A-0 Unit Accounts when a portion of the existing BCH Preferred A-1 Unit Accounts converted to BCH Preferred A-0 Unit Accounts in 2021. The total balance as of March 31, 2022, December 31, 2021, and December 31, 2020 was $80.2 million, $80.2 million, and $80.4 million, respectively.

Services provided by representatives of Ben and the trusts associated with the loans

An independent party currently serves as trustee for the LiquidTrusts and certain of the other trusts in the associated ExAlt Plan that are created at origination for each of our loans. Ben earns administration fees (for providing administrative services to the trustee) and interest income from these trusts. Previously, an employee of Ben and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

Beneficient Company Holdings, L.P. Interests

Many of our officers, directors and significant equity holders hold, either directly or indirectly, limited partner interests in BCH, and such interests are reflected within the noncontrolling interests in our financial statements. These equity interests in BCH have generally resulted from prior transactions involving the formation or recapitalization of the Company and its subsidiaries and constitute a significant ongoing economic interest in the Company as well as a source of significant economic value and income to the holders of these limited partner interests. Through their participation in the value of these equity interests in BCH, these related parties receive financial benefits from our businesses that include, but are not limited to, certain income allocations, preferred returns, issuances of additional limited partner interests, cash distributions and other payments. The following will describe certain of the rights and preferences of these limited partner interests in BCH and the benefits to our related parties who are holders, either directly or indirectly, of the limited partner interests in BCH. For additional information concerning such limited partner interests, see “Description of Interests of Beneficient Company Group, L.L.C. and Beneficient Company Holdings, L.P.”

BCH Preferred A-0 Unit Accounts

Holders of the BCH Preferred A-0 Unit Accounts, which include as of the date of this proxy statement/prospectus, BHI, a Related Entity, and Messrs. Fisher, Hicks (through Hicks Holdings, LLC), Schnitzer and Silk, who are currently directors of Ben Management and will be directors of Beneficient following the Business Combination, are entitled to quarterly guaranteed cash payments (the “Guaranteed Payments”) equal to 1.50% per fiscal quarter (or 6.0% per annum) of their then respective BCH Preferred A-0 Unit Accounts capital account balance on an annual basis. BCH’s obligation to make such Guaranteed Payment is not subject to available cash and has priority over all other distributions made by BCH. The Guaranteed Payments are not made payable in connection with an allocation of income but are a required cash payment recorded as an expense for BCH. On December 1, 2021, BHI and the other holders of the BCH Preferred A-0 Unit Accounts entered into an agreement to defer the delivery of Guaranteed Payments until August 31, 2023; provided that, the right to such deferred Guaranteed Payments continue to accrue on a quarterly basis and that Guaranteed Payments may be made prior to August 31, 2023 if the Audit Committee of the general partner of BCG determines that making such payment, in part or in full, would not cause the Company to incur a going concern. For the twelve month period ended December 31, 2021 (the “2021 Period”) and the three months ended March 31, 2022 (the “2022 Period”), Guaranteed Payments in the following respective approximate amounts were accrued, but not paid, to such related party holders of the BCH Preferred A-0 Unit Accounts: BHI – 2021 Period, $1 million and 2022 Period, $3.1 million; Mr. Fisher – 2021 Period, $6,000 and 2022 Period, $17,000; Mr. Hicks – 2021 Period, $76,601 and 2022 Period, $230,954; Mr. Schnitzer – 2021 Period, $6,000 and 2022 Period, $17,000; and Mr. Silk – 2021 Period, $0 and 2022 Period, $0. As of March 31, 2022, the aggregate approximate amount of the accrued but unpaid Guaranteed Payments for each of the related party holders of the BCH Preferred A-0 Unit Accounts were as follows: BHI, $4.6 million; Mr. Fisher, $23,000; Mr. Hicks, $333,000; Mr. Schnitzer, $23,000; and Mr. Silk, $0. The BCH Preferred A-0 Unit Accounts have the redemption and conversion features and rights as described in “Description of Interests – BCH Preferred A-0 Unit Accounts.”

BCH Preferred A-1 Unit Accounts

Holders of the BCH Preferred A-1 Unit Accounts, which as of the date of this proxy statement/prospectus include, BHI, a Related Entity, and Messrs. Fisher, Hicks, Schnitzer and Silk, who are currently directors of Ben Management and will be directors of Beneficient following the Business Combination, are entitled to a quarterly preferred return (the “Quarterly Preferred Series A-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts multiplied by a rate, which we refer to as the base rate (as described below), and allocable by a corresponding increase to the BCH Preferred A-1 Unit Accounts capital account. Pursuant to the terms of the existing BCH Seventh A&R LPA, the Quarterly Preferred Series A-1 Return is only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Preferred A-1 Unit Accounts; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income are added pro rata to a hypothetical BCH Preferred A-1 Unit Accounts capital account for each holder of the BCH Preferred A-1 Unit Accounts and become allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Preferred A-1 Unit Accounts (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series A-1 Return”). Holders of the BCH Preferred A-1 Unit Accounts are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH LPA, allocations until the Quarterly Preferred Series A-1 Return and any Accrued Quarterly Preferred Series A-1 Return have been allocated. The hypothetical BCH Preferred A-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series A-1 Return and, as a result, increases in the hypothetical BCH Preferred A-1 Unit Accounts capital account result in increased Quarterly Preferred Series A-1 Returns in the future. Holders of the BCH Preferred A-1 Unit Accounts are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account, thereby increasing such holder’s BCH Preferred A-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred A-1 Unit Accounts capital balance represents a significant implicit value to any holder of the BCH Preferred A-1 Unit Accounts. On April 26, 2019, the BCH LPA was amended to provide a rate cap with respect to the Quarterly Preferred Series A-1 Return (the “Preferred Series A-1 Rate Cap”). On November 12, 2021, the BCH LPA was amended to remove the Preferred Series A-1 Rate Cap. This amendment added a feature that reduces the hypothetical capital account used to calculate quarter preferred returns by any amount that was allocated as a GAAP deemed dividend pursuant to Section 5.05(i) of the BCH LPA. For the 2021 Period and the 2022 Period, the following approximate amounts of the Accrued Quarterly Preferred Series A-1 Returns accrued to each of the related party holders of the BCH Preferred A-1 Unit Accounts: BHI – 2021 Period, $19.2 million and 2022 Period, $13.57 million; Mr. Fisher – 2021 Period $105,000 and 2022 Period $74,000; Mr. Hicks – 2021 Period $1.4 million and 2022 Period $0.99 million; Mr. Schnitzer – 2021 Period $105,000 and 2022 Period $74,000 and Mr. Silk – 2021 Period $0 and 2022 Period $0. As of March 31, 2022, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for the BCH Preferred A-1 Unit Accounts for each of the related party holders of the BCH Preferred A-1 Unit Accounts were approximately as follows: BHI – capital account $916 million and hypothetical capital account of $952 million; Mr. Fisher – capital account of $4.5 million and hypothetical capital account of $4.7 million; Mr. Hicks – capital account of $66 million and hypothetical capital account of $69 million; Mr. Schnitzer – capital account of $4.5 million and hypothetical capital account of $4.7 million; and Mr. Silk — capital account $0 and hypothetical capital account of $0. The aggregate hypothetical BCH Preferred A-1 Unit Accounts capital balance for BHI and Messrs. Fisher, Hicks and Schnitzer would have been higher but for the previous Preferred Series A-1 Rate Cap. With respect to any quarterly period for which there is an allocation of income to the BCH Preferred Series A-1 Unit Accounts associated with either the Quarterly Preferred Series A-1 Return or the Accrued Quarterly Preferred Series A-1 Return, BCH is required to make a tax distribution in cash to BCH Preferred A-1 Unit Account holders, including BHI.

In connection with the consummation of the Business Combination, the holders of the BCH Preferred A-1 Unit Accounts agreed to significantly reduce the BCH Preferred A-1 Unit Accounts return rate and also agreed to waive and defer the accrual of the preferred return as described above. Commencing with the effectiveness of the BCH Eighth A&R LPA in connection with the consummation of the Business Combination, the base rate shall be the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum); provided, that the Quarterly Preferred Series A-1 Return shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Preferred A-1 Unit Accounts, in which event distributions may be requested by the holders of the BCH Preferred A-1 Unit Accounts, and if not requested, such amounts shall be accrued. In addition, until January 1, 2025, the hypothetical BCH Preferred A-1 Unit Accounts capital account will only be increased to the extent there are allocations of income during such period. BCH Preferred A-1 Unit Accounts have the redemption and conversion features and rights as described in “Description of Interests – BCH Preferred A-1 Unit Accounts.”

BCH Class S Ordinary Units

As of the date of this proxy statement/prospectus, the holders of the BCH Class S Ordinary Units include BHI, a Related Entity, Mr. Hicks, and BMP, which holds such BCH Class S Ordinary Units in connection with the BMP Equity Incentive Plan. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced to zero and, in exchange, the holders shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by a price, which we refer to as the unit price, that will equal to the closing price of the Beneficient Class A Common Stock on the primary exchange on which the shares of Beneficient Class A Common Stock are listed on the date of such exchange or, if the Beneficient Class A Common Stock is not listed on a national securities exchange, the closing price on the date of such exchange as quoted on the automated quotation system on which the Beneficient Class A Common Stock is quoted. Such provisions result in the holders of the BCH Class S Ordinary Units receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining the BCH Class S Units. In addition, BCH Class S Ordinary Units have the distribution and exchange features and rights as described in “Description of Interests – BCH Class S Ordinary Units.”

BCH Class S Preferred Units

As of the date of this proxy statement/prospectus, holders of the BCH Class S Preferred Units include BHI, a Related Entity, Mr. Hicks, and BMP, which holds such BCH Class S Preferred Units in connection with the BMP Equity Incentive Plan. Holders of the BCH Class S Preferred Units are entitled to a quarterly preferred return (the “Quarterly Class S Preferred Unit Return”) equal to the hypothetical capital account balance of such BCH Class S Preferred Units multiplied by the base rate and allocable by a corresponding increase to the BCH Class S Preferred Unit capital account. Pursuant to the terms of the existing BCH Seventh A&R LPA, the Quarterly Class S Preferred Unit Return is only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Class S Preferred Units; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income are added pro rata to a hypothetical BCH Class S Preferred Unit capital account for each holder and become allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Class S Preferred Units (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Class S Preferred Unit Return”). Holders of the BCH Class S Preferred Units are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH LPA, allocations until the Quarterly Class S Preferred Unit Return and any Accrued Quarterly Class S Preferred Unit Return have been allocated. The hypothetical BCH Class S Preferred Unit capital account is used for purposes of calculating the Quarterly Class S Preferred Unit Return and, as a result, increases in the hypothetical BCH Class S Preferred Unit capital account result in increased returns in the future. Holders of the BCH Class S Preferred Units are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. As a result, the hypothetical BCH Class S Preferred Unit capital balance represents a significant implicit value to any holder of the BCH Class S Preferred Units.

For the 2021 Period and the 2022 Period, the following approximate amounts of the Accrued Quarterly Class S Preferred Returns accrued to each of the related party holders of the BCH Class S Preferred Units: BHI – 2021 Period, $45,000 and 2022 Period, $16,000; Mr. Hicks – 2021 Period, $50 and 2022 Period, $14; and BMP – 2021 Period, $43,000 and 2022 Period, $16,000. As of March 31, 2022, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for BCH Class S Preferred Units for each of the related party holders of the BCH Class S Preferred Units were approximately as follows: BHI – capital account of $930,000 and hypothetical capital account of $1 million; Mr. Hicks – capital account of $840 and hypothetical capital account of $904; and BMP – capital account of $890,000and hypothetical capital account of $1 million.

In connection with the consummation of the Business Combination, the holders of the BCH Class S Preferred Units agreed to significantly reduce the BCH Class S Preferred Units return rate and also agreed to waive and defer the accrual of the preferred return described above. Commencing with the effectiveness of the BCH Eighth A&R LPA in connection with the consummation of the Business Combination, the base rate shall be reduced to the base rate described for the BCH Preferred A-1 Unit Accounts described above; provided that the Quarterly Class S Preferred Unit Return shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024 except to the extent of allocations of income to the holders of the BCH Class S Preferred Units. In addition, until January 1, 2025, the hypothetical BCH Class S Preferred Units capital account will only be increased to the extent there are allocations of income during such period. The BCH Class S Preferred Units have the distribution and conversion features and right as described in “Description of Interest – BCH Class S Preferred Units.”

BCH Preferred C-1 Unit Accounts

As the holder of the BCH Preferred C-1 Unit Accounts, GWG is entitled to a quarterly preferred return (the “Quarterly Preferred Series C-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred C-1 Unit Accounts multiplied by a rate equal to a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted Consumer Price Index for All Urban Consumers covering the period including the calculation date, plus (B) 0.5 percent (0.75 percent following the consummation of the Business Combination), and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income for a fiscal year for an individual in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitations described in Sections 67(a) and 68 of the Internal Revenue Code of 1986 and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). Such Quarterly Preferred Series C-1 Return is allocable by a corresponding increase to the BCH Preferred C-1 Unit Accounts capital account. Pursuant to the terms of the existing BCH Seventh A&R LPA, which will continue to be applicable under the BCH Eighth A&R LPA, the Quarterly Preferred Series C-1 Return is only allocable to the capital account for any quarterly period to the extent of the amount of income available to be allocated with respect to BCH Preferred C-1 Unit Accounts; provided that, amounts not allocated to the capital account during a given quarterly period as a result of insufficient income are added pro rata to a hypothetical BCH Preferred C-1 Unit Accounts capital account for GWG, as the holder of the BCH Preferred C-1 Unit Accounts and become allocable to the capital account in the next quarterly period of which sufficient income is available for allocation with respect to BCH Preferred C-1 Unit Accounts (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series C-1 Return”). GWG, as the holder of the BCH Preferred C-1 Unit Accounts is entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH LPA, allocations until the Quarterly Preferred Series C-1 Return and any Accrued Quarterly Preferred Series C-1 Return have been allocated. The hypothetical BCH Preferred C-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series C-1 Return and, as a result, increases in the hypothetical BCH Preferred C-1 Unit Accounts capital account result in increased Quarterly Preferred Series C-1 Returns in the future. GWG, as the holder of the BCH Preferred C-1 Unit Accounts is also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred C-1 Unit Accounts capital account, thereby increasing GWG’s BCH Preferred C-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred C-1 Unit Accounts capital balance represents a significant implicit value to GWG, as the holder of the BCH Preferred C-1 Unit Accounts. For the 2021 Period and the 2022 Period, the following approximate amounts of the Accrued Quarterly Preferred Series C-1 Returns accrued to GWG, as the holder of the BCH Preferred C-1 Unit Accounts: 2021 Period $4 million and 2022 Period $3.4 million. As of March 31, 2022, the estimated capital account balance determined in accordance with Section 704 of the Internal Revenue Code and the estimated hypothetical capital account balance for the BCH Preferred C-1 Unit Accounts for GWG, as the holder of the BCH Preferred C-1 Unit Accounts were approximately as follows: capital account $205 million and hypothetical capital account $213 million. With respect to any quarterly period for which there is an allocation of income to the BCH Preferred Series C-1 Unit Accounts associated with either the Quarterly Preferred Series C-1 Return or the Accrued Quarterly Preferred Series C-1 Return, BCH is required to make a tax distribution in cash to GWG, as the holder of the BCH Preferred C-1 Unit Accounts.

BCH FLP Unit Accounts

The BCH FLP Unit Accounts are subdivided into the BCH FLP-1 Unit Accounts BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. As of the date of this proxy statement/prospectus, BHI, a Related Entity, holds all of the BCH FLP-1 Unit Accounts and BMP, which is owned by directors and employees of Ben, holds the limited partner interests in the BCH FLP-2 Unit Accounts. As discussed below, BCH issued the BCH FLP-3 Unit Accounts to an entity controlled and directly or indirectly owned by our CEO, and such BCH FLP-3 Unit Accounts are entitled to certain distributions as described below and elsewhere in this proxy statement/prospectus.

BCH FLP-1 Unit Accounts

As the holder of BCH FLP-1 Unit Accounts, BHI is entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH FLP-1 Unit Accounts pursuant to the BCH LPA. BCH FLP-1 Unit Accounts are allocated income equal to 50.5% of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Beneficient, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BCH FLP-1 Unit Accounts are also entitled to receive annual tax distributions. Such provisions result in BHI, as the holder of the BCH FLP-1 Unit Accounts, receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining such BCH FLP-1 Unit Accounts. For the 2021 Period, BHI received 24,905 BCH Class S Ordinary Units at a price per unit of $15 and 21,372Class S Preferred Units at a price per unit of $17.48 in connection with certain income allocations as a holder of the BCH FLP-1 Unit Accounts.

In addition, BCH FLP-1 Unit Accounts are entitled to the allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). Commencing with the effectiveness of the BCH Eighth A&R LPA, BMP, as the holder of the BCH FLP-2 Unit Accounts, will also receive an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A Units and Class S Units. Immediately following any such allocation, the amount allocated is converted in BCH Class S Ordinary Units at the unit price, which prior to the effectiveness of the Business Combination is determined by dividing the sum of the capital accounts for the BCH Class A Units and BCH Class S Units by the aggregate number of such units, and, following the effectiveness of the Business Combination, the closing price of a share of the Beneficient Class A common stock on the primary exchange on which such shares are listed. The consummation of the Business Combination will result in an upward adjustment of the carrying value of the assets of BCH allocable to the FLP-1 and FLP-2 Unit Accounts of approximately $390 million. Pursuant to the terms of the BCH Eighth A&R LPA, which will be effective upon the consummation of the Business Combination, approximately 39 million Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the limitations of the compensation policy to be effective upon the consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Business Combination will be limited; however, any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. For additional information, see the section titled “Executive Compensation – Compensation Policy.” Subject to the limitation of the compensation policy, it is anticipated that 1.51 million BCH Class S Ordinary Units with a capital account balance of $15.15 million will be issued to BHI and 1.49 million BCH Class S Ordinary Units with a capital account balance of $14.85 million will be issued to BMP as a result of an adjustment to the carrying value adjustment.

BCH FLP-2 Unit Accounts

BMP is the sponsor of the BMP Equity Incentive Plan and holds the BCH FLP-2 Unit Accounts. As the holder of BCH FLP-2 Unit Accounts, BMP is entitled to quarterly issuances of an equal amount of BCH Class S Ordinary Units and BCH Class S Preferred Units that in aggregate is equal to the income allocated to BCH

FLP-2 Unit Accounts pursuant to the BCH LPA. BCH FLP-2 Unit Accounts are allocated income equal to 50.5% of: (1) fifteen percent (15%) of the profits from financing activities of BCH and its subsidiaries, exclusive of profits from other activities such as fees or reimbursement of expenses in connection with trustee or custodial services and insurance and insurance-related activities (this will generally include revenues from Ben Liquidity subsidiaries), and (2) the Excess EBITDA Margin, which generally relates to the fee-generating businesses of Beneficient, exclusive of financing activity revenues. The Excess EBITDA Margin for an applicable entity is equal to the lesser of (i) 50% of the revenues of BCH and its tax pass-through subsidiaries, excluding revenues from financing activities, and (ii) an amount of revenues that will cause the EBITDA of such entity divided by the gross revenues of such entity to equal 20% (this will generally include the subsidiaries of Ben Custody and Ben Insurance Services). BCH FLP-2 Unit Accounts are also entitled to receive annual tax distributions. Such provisions result in BHI, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining such BCH FLP-2 Unit Accounts For the 2021 Period, BMP received 24,412 BCH Class S Ordinary Units at a price per unit $15 and 20,948 Class S Preferred Units at a per unit price of $17.48 in connection with certain income allocations as a holder of the BCH FLP-2 Unit Accounts.

In addition, commencing with the effectiveness of the BCH Eighth A&R LPA, BMP, as the holder of the BCH FLP-2 Unit Accounts, will also receive an allocation of a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the BCH FLP-1 Unit Accounts (50.5%) and the FLP-2 Unit Accounts (49.5%) are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A Units and Class S Units. Immediately following any such allocation, the amount allocated is converted in BCH Class S Ordinary Units at the unit price, which prior to the effectiveness of the Business Combination is determined by dividing the sum of the capital accounts for the BCH Class A Units and BCH Class S Units by the aggregate number of such units, and, following the effectiveness of the Business Combination, the closing price of a share of the Beneficient Class A common stock on the primary exchange on which such shares are listed. The consummation of the Business Combination will result in an upward adjustment of the carrying value of the assets of BCH allocable to the FLP-1 and FLP-2 Unit Accounts of approximately $390 million. Pursuant to the terms of the BCH Eighth A&R LPA, which will be effective upon the consummation of the Business Combination, approximately 39 million Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the limitations of the compensation policy to be effective upon the consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Business Combination will be limited; however, any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. For additional information, see the section titled “Executive Compensation – Compensation Policy.” Subject to the limitation of the compensation policy, it is anticipated that 1.51 million BCH Class S Ordinary Units with a capital account balance of $15.15 million will be issued to BHI and 1.49 million BCH Class S Ordinary Units with a capital account balance of $14.85 million will be issued to BMP as a result of an adjustment to the carrying value adjustment.

BCH FLP-3 Unit Accounts

As the holder of BCH FLP-3 Unit Accounts, BHI is entitled to quarterly tax and other distributions equal to 100% of the amount of profit allocated to BHI’s BCH FLP-3 Unit Accounts capital account. BCH’s obligations to make such distributions are not subject to available cash. BCH FLP-3 Unit Accounts are allocated profits from net financing revenues on a quarterly basis equal to the lesser of (i) 5% of the quarterly net financing revenues, or (ii) 10% of the average annualized stated interest (to the extent constituting net financing revenue) of the quarterly average of new ExAlt Loans issued by any subsidiaries of Beneficient during the previous twelve fiscal quarters. For the 2021 Period, distributions of $22,800 were made to BHI, as holder of the BCH FLP-3 Unit Accounts. For the 2022 Period, distributions of $0 were made to BHI, as holder of the BCH FLP-3 Unit Accounts.

Redemption of certain BCH Preferred A-1 Unit Accounts held by Mr. Silk. BHI, Mr. Silk and BCG entered into that certain Limited Partnership Interest Assignment Agreement, effective as of April 1, 2022, whereby BHI assigned Mr. Silk BCH Preferred A-1 Unit Accounts having an account balance of $5,721,658 (the “BHI Initial Grant”). Further, effective as of April 3, 2022, BHI, Mr. Silk and BCG entered into another Limited Partnership Interest Assignment Agreement, whereby BHI assigned Mr. Silk BCH Preferred A-1 Unit Accounts having an account balance of $3,793,342 (the “BHI Tax Grant,” and together with the BHI Initial Grant, the “BHI Grants”). In order to provide Mr. Silk with cash to cover any tax liability arising from the BHI Grants, BCH and Mr. Silk entered into that certain Unit Account Redemption Agreement, effective as of April 3, 2022, whereby BCH agreed to, without further action or condition, purchase and redeem on June 1, 2022 from Mr. Silk all of the BCH Preferred A-1 Unit Accounts granted to Mr. Silk pursuant to the BHI Tax Grant for a purchase price of $3,793,342, in cash. On April 2, 2022, $1,144,331.60 of Mr. Silk’s BCH Preferred A-1 Unit Accounts were converted into BCH Preferred A-0 Unit Accounts.

Conversion of certain BCH Preferred A-1 Unit Accounts into BCH Preferred A-0 Unit Accounts

Pursuant to conversion letters by and among BCG, BCH and the respective holder of BCH Preferred A-1 Unit Accounts identified in the table below, BCG, as the general partner of BCH, and the respective holder of BCH Preferred A-1 Unit Accounts converted a certain amount of the capital account balance of the BCH Preferred A-1 Unit Accounts held by such holder into an equal amount of capital account balance of BCH Preferred A-0 Unit Accounts. Such conversions were effective as of December 1, 2021 for all such holders other than Mr. Silk, whose conversion was effective as of April 2, 2022. The respective holders of BCH Preferred A-1 Unit Accounts and the conversion amounts are estimated in the table below as of September 30, 2022.

Holder(1)	BCH Preferred A-1 Unit Accounts – Pre-Conversion Capital Account Balance	BCH Preferred A-0 Unit Accounts – Capital Account Balance Upon Conversion	BCH Preferred A-1 Unit Accounts – Capital Account Balance Immediately Following Conversion
Altiverse Capital Markets, L.L.C	$114,433,169.00	$22,886,633.80	$91,546,535.20
Beneficient Holdings, Inc.	$1,027,520,486.00	$206,262,822.00	$821,257,664.00
Bruce W. Schnitzer	$5,721,658.00	$1,144,331.60	$4,577,326.40
Hicks Holdings Operating, LLC	$76,601,642.00	$15,320,328.40	$61,281,313.60
James G. Silk	$5,721,658.00	$1,144,331.60	$4,577,326.40
MHT Financial, L.L.C.	$24,468,347.00	$4,893,669.40	$19,574,677.60
Richard W. Fisher	$5,721,655.00	$1,144,331.00	$4,577,324.00

(1)

The table is based upon estimated capital account balances as of September 30, 2022 as determined pursuant to Section 704 of the Internal Revenue Code, and such estimates are subject to adjustment. The estimated amounts are based on a deemed liquidation value of $3,651,611,241.

Policies and Procedures for Related Party Transactions

The Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company without the prior consent of the audit committee, or other independent members of the Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

Post-Business Combination Arrangements

In addition to the agreements described above, in connection with the Business Combination, certain agreements with certain Related Entities were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•	Registration Rights Agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement”);

•	B-1 and B-2 Holder Lock-Up Agreement (see the sections titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — B-1 and B-2 Holder Lock-Up Agreement”);

•	Beneficient Legacy Holder Lock-Up Agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Beneficient Legacy Holder Lock-Up Agreement”);

•	Amendment to Letter Agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amendment to Letter Agreement”);

•	Founder Voting and Support Agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Founder Voting and Support Agreement”);

•	Sponsor Voting and Support Agreement (see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Voting and Support Agreement”); and

•	Stockholders Agreement (see the section titled “Stockholders Agreement”).

DESCRIPTION OF SECURITIES OF BENEFICIENT

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Beneficient from and after the consummation of the Conversion, as the context requires. The following description summarizes certain important terms of our capital stock, as they are expected to be in effect following the Conversion. We will adopt articles of incorporation and bylaws in connection with the Conversion, and this description summarizes the provisions that are expected to be included in such documents. This description is not complete and is qualified by reference to the full text of our articles of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, as well as the applicable provisions of the NRS.

General

Following the Conversion, our authorized capital stock will consist of [●] shares of Beneficient Class A common stock, [●] shares of Beneficient Class B common stock and [●] shares of preferred stock, of which [●] will be designated as shares of Beneficient Series A preferred stock pursuant to a certificate of designation.

Immediately after the consummation of the Business Combination, we expect to have approximately [●] shares Beneficient Class A common stock issued and outstanding, approximately [●] shares of Beneficient Class B common stock issued and outstanding and approximately [●] shares of Beneficient Series A preferred stock issued and outstanding, assuming that no shares of Beneficient Series A preferred stock are converted into Beneficient Class A common stock and no redemptions of Avalon common stock, and no options, warrants (including the Beneficient Warrants (as defined below)) or other securities convertible into or exchangeable for Beneficient Class A common stock are exercised.

Common Stock

Voting

Each holder of Beneficient common stock is entitled to one vote per each share of Beneficient common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that with respect to all matters on which stockholders generally are entitled to vote, holders of Beneficient Class B common stock are entitled to 10 votes per share. Holders of shares of Beneficient common stock will vote as a single class, except for certain matters for which only holders of Beneficient Class B common stock are entitled to vote. Pursuant to the Stockholders Agreement, the holders of Beneficient Class B common stock will agree to vote their shares as specified therein with respect to the Class B Directors, and Beneficient will agree to not take certain actions without the consent of the Beneficient Class B common stock. See the section titled “Stockholders Agreement” and “Management After the Business Combination” for more details.

Dividends

Subject to preferences that may apply to any outstanding shares of preferred stock, holders of Beneficient common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis; provided, however, that in the case of any dividends in Beneficient common stock, holders of Beneficient Class A common stock will be entitled only to receive Beneficient Class A common stock and holders of Beneficient Class B common stock will be entitled only to receive Beneficient Class B common stock. In no event will the shares of either Beneficient Class A common stock or Beneficient Class B common stock be split, divided, or combined unless the outstanding shares of the other class are proportionately split, divided or combined.

Liquidation or Dissolution

In the event of our liquidation, dissolution, distribution of assets or winding up, holders of Beneficient common stock are entitled to share ratably in all assets remaining after payment of liabilities and the Liquidation Preference (as defined below) of any outstanding shares of preferred stock, including shares of Beneficient Series A preferred stock.

Conversion and Transferability

Shares of Beneficient Class A common stock are not convertible into any other shares of our capital stock. Shares of Beneficient Class B common stock are convertible into shares of Beneficient Class A common stock at any time at the option of the holder or upon any transfer, except for certain transfers described in our articles of incorporation.

Shares of Beneficient Class A common stock (and shares of Beneficient Class A common stock obtained from the conversion of shares of Beneficient Series A preferred stock) and shares of Beneficient Class B common stock held by parties to the Lock-Up Agreements are subject to contractual transfer restrictions. See the section titled “Shares of Beneficient Common Stock Eligible for Future Sale — Lock-Up Periods and Registration Rights.”

Other Provisions

Holders of Beneficient common stock will have no preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to shares of Beneficient common stock. After the consummation of the Business Combination, all outstanding shares of Beneficient common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Beneficient common stock are subject to, and may be adversely affected by, the rights of the holders of Beneficient Series A preferred stock and shares of any other series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our board of directors will be authorized, subject to limitations prescribed by the NRS and by our articles of incorporation, to issue up to [●] shares of preferred stock in one or more series without further action by the holders of Beneficient common stock, and [●] shares of preferred stock will be designated as shares of Beneficient Series A preferred stock pursuant to a certificate of designation. Our board of directors will have the discretion, subject to limitations prescribed by the NRS, our articles of incorporation and the Stockholders Agreement, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of Beneficient Series A preferred stock are described below.

Beneficient Series A Preferred Stock

Maturity

Subject to the redemption and conversion rights described below, shares of Beneficient Series A preferred stock are perpetual securities.

Priority

Shares of Beneficient Series A preferred stock rank, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of Beneficient: (i) senior to shares of Beneficient common stock and each other class or series of capital stock of Beneficient, the terms of which do not expressly provide that such class or series ranks senior or on parity to shares of Beneficient Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding up or dissolution (such stock, “Junior Stock”); (ii) on parity with any class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks on parity with shares of Beneficient Series A preferred stock as to dividend rights and distribution rights upon Beneficient’s liquidation, winding-up or dissolution (such stock “Parity Stock”); and (iii) junior to each class or series of capital stock of Beneficient, the terms of which expressly provide that such class or series ranks senior to shares of Beneficient Series A preferred stock as to dividend rights or distribution rights upon Beneficient’s liquidation, winding-up or dissolution.

Voting

Holders of Beneficient Series A preferred stock are not entitled to vote on any matter, expect as required by law.

Dividends

Prior to the Series A Preferred Stock Conversion Date, Holders of Beneficient Series A preferred stock are entitled to receive ratably any dividends that our board of directors declares and pays on the Beneficient common stock, on an as-converted basis, when paid to holders of Beneficient common stock. Beneficient may, subject to customary restrictions, but is not required to, declare or pay any dividends solely on shares of Beneficient Series A preferred stock.

Liquidation or Dissolution

The initial liquidation preference of Beneficient Series A preferred stock is $0.001 per share, plus any declared but unpaid dividends (the “Liquidation Preference”). In the event of our liquidation, dissolution or winding up, holders of Beneficient Series A preferred stock are entitled to receive, per share of Beneficient Series A preferred stock, the Liquidation Preference or, prior to the Series A Preferred Stock Conversion Date, if a greater amount, the amount such holder would have received had their shares of Beneficient Series A preferred stock converted into Beneficient Class A common stock immediately prior to such liquidation event.

Conversion, Transferability and Exchange

Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Each holder of Beneficient Series A preferred stock shall be deemed to have elected to convert such shares under such optional conversion right from Beneficient Series A preferred stock into Beneficient Class A common stock unless they have delivered written notice addressed to investor relations of Beneficient two business days prior to the Series A Preferred Stock Conversion Date, stating that they do not wish to elect to participate in such optional conversion.

In the event that a holder of Beneficient Series A preferred stock does not elect to convert their Beneficient Series A preferred stock pursuant to the optional conversion right, the holder must provide written notice to investor relations of Beneficient at the address below:

Investor Relations

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, TX 75201

Attn: Gregg Johnson

In the event of specified extraordinary transactions, as a result of which shares of Beneficient Class A common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), each share of Beneficient Series A preferred stock outstanding immediately prior to such event will, without the consent of the holders of Beneficient Series A preferred stock, become convertible into the kind of stock, other securities or other property or assets that such holder would have been entitled to receive if such holder had converted its shares of Beneficient Series A preferred stock into shares of Beneficient Class A common stock immediately prior to such event.

The equity-holders parties to the Lock-Up Agreements are subject to contractual transfer restrictions with respect to their shares of Beneficient Series A preferred stock and any shares of Beneficient Class A common stock into which their shares of Beneficient Series A preferred stock are converted. See the section titled “Shares of Beneficient Common Stock Eligible for Future Sale — Lock-up Periods and Registration Rights.”

Redemption

At any time after the Series A Preferred Stock Conversion Date, Beneficient may redeem, ratably, in whole or, from time to time in part, the shares of Beneficient Series A preferred stock of any holder then outstanding at the Liquidation Preference in cash. Holders of shares of Beneficient Series A preferred stock will not have the right to require Beneficient to redeem their shares of Beneficient Series A preferred stock under any circumstances.

Sinking Fund

Shares of Beneficient Series A preferred stock will not be subject to or entitled to the operation of a retirement or sinking fund.

Anti-Takeover Effects of Various Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws

Provisions of the NRS and our articles of incorporation and bylaws could make it more difficult to acquire Beneficient by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Beneficient to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. Immediately after the consummation of the Business Combination, we expect to have less than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Class A Director Election and Class B Director Designation Rights

Our articles of incorporation will provide that, if the Class B Threshold is met, then (i) holders of shares of Beneficient Class B common stock, voting as a separate class, will be entitled to elect that number of directors that constitutes 51% (rounded up to the nearest whole number) of the total number of authorized directors and (ii) holders of shares of Beneficient common stock, voting as a single class, will be entitled to elect all remaining directors that are not otherwise entitled to be elected by a series of preferred stock, but in no event shall they not be entitled to elect at least one director. Accordingly, so long as the Class B Threshold is met, holders of shares of Beneficient Class A common stock will only have the ability to elect a minority of the board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Beneficient. If, on the applicable record date, the Class B Threshold is not met, then holders of Beneficient common stock will vote together as a single class with respect to the election of all directors.

Removal of Directors

Subject to the terms and conditions of the Stockholders Agreement, if the Class B Threshold is met, (i) a Class A Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient common stock that is entitled to vote at an annual or special meeting, voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient Class B common stock that is entitled to vote at an annual or special meeting, voting as a separate class. If the Class B Threshold is not met, then any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Beneficient common stock that is entitled to vote at an annual or special meeting.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation will provide that they may be amended, altered, changed or repealed in any manner provided by statute, provided that specified amendments will require the affirmative vote or consent of the holders of two-thirds of the voting power of our capital stock eligible to vote in the election of directors, and other specified amendments that affect the rights of holders of Beneficient Class B common stock will require the affirmative vote of the holders of Beneficient Class B common stock eligible to vote in the election of directors if the Class B Threshold is met. Our articles of incorporation will also provide that our bylaws may be adopted, amended, altered or repealed by our stockholders upon the approval of at a majority of the voting power entitled to vote thereon. Additionally, our articles of incorporation will provide that our bylaws may be adopted, amended, altered or repealed by our board of directors.

Size of Board and Vacancies

Our articles of incorporation will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, provided that the board of directors shall initially consist of eleven (11) directors. Subject to the rights of the holders of Beneficient Class B common stock, as described more fully in the section titled “Stockholders Agreement,” any newly created directorship that results from an increase in the number of directors or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause will be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and will not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of Beneficient Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than 51% (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the Class B Threshold is met, then the newly created directorship resulting from such increase will be filled by the holders of the Class B common stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors.

Furthermore, our articles of incorporation will provide that directors will have one vote per director on all matters brought before our board of directors; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director will have the number of votes per Class B Director equal to (i) the total number of Class B Director seats divided by (ii) the number of Class B Director seats that are not then vacant.

Special Stockholder Meetings

Our articles of incorporation will provide that only the chairman of the board of directors, our chief executive officer or our president upon the direction of the board of directors pursuant to a resolution adopted by a majority of the board of directors may call special meetings of stockholders, and stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our articles of incorporation will provide that stockholder action must take place at the annual or a special meeting of Beneficient stockholders, and no action shall be taken by stockholders by written consent; provided, however, that if the Class B Threshold is met, then any action required or permitted to be taken by the holders of Beneficient Class B common stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Beneficient Class B common stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Beneficient Class B common stock entitled to vote thereon were present and voted.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our articles of incorporation will establish advance notice procedures with respect to stockholder proposals and nominations of candidates for election as Class A Directors. Additionally, our bylaws will require that candidates nominated by stockholders for election as a Class A Director disclose their qualifications and make customary representations, including that (i) they are not a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director, should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director and (ii) they will be in compliance, should they be elected, with our bylaws, our Code of Conduct and any other publicly available policies and guidelines applicable to our directors.

No Cumulative Voting

The NRS provides that stockholders will not have the right to cumulate votes in the election of directors unless the company’s articles of incorporation provides otherwise. Our articles of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock

The authority that our board of directors will possess to issue shares of preferred stock could potentially be used to discourage attempts by third parties to obtain control of Beneficient through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue shares of preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Beneficient common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Elimination of Liability of Directors

The NRS authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders and creditors for damages as a result of any act or failure to act in their capacity as a director or officer, and our articles of incorporation will include such an exculpation provision. Our articles of incorporation will provide that, to the fullest extent permitted by the NRS, no director or officer will be personally liable to us, our stockholders or our creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. While our articles of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it will not eliminate this duty. Accordingly, our articles of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification of Directors, Officers and Employees

Our articles of incorporation and bylaws will require us to indemnify any director, officer, employee or agent of Beneficient who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Beneficient or is or was serving at the request of Beneficient as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Beneficient and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We will be authorized under our bylaws to purchase and maintain insurance to protect Beneficient and any current or former director, officer, employee or agent of Beneficient or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Beneficient would have the power to indemnify such person against such expense, liability or loss under the NRS.

We intend to enter into an indemnification agreement with each of our directors and officers. The indemnification agreements will provide that we will indemnify each indemnitee to the fullest extent permitted by the NRS from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement incurred in connection with defending, investigating or settling any threatened, pending, or completed action, suit or proceeding related to the indemnitee’s service with Beneficient. Additionally, we will agree to advance to the indemnitee expenses incurred in connection therewith.

The limitation of liability and indemnification provisions in these indemnification agreements and our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in Beneficient’s securities may be adversely affected to the extent we pay the costs of settlement and damage awards under these indemnification provisions.

Exclusive Forum

Our articles of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim, (i) brought in the name or right of Beneficient or on its behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of Beneficient to Beneficient or Beneficient’s stockholders, (iii) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Proposed Charter or the Proposed Bylaws, (iv) to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws or (v) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, then any other state district court located in the State of Nevada will be the exclusive forum for such action. In the event that no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada will be the exclusive forum for such action.

Our articles of incorporation will also provide that its exclusive forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Additionally, the articles of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Beneficient or any of Beneficient’s directors, officers, other employees or agents. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act.

Corporate Opportunity Waiver

Our articles of incorporation will acknowledge that we may have overlapping directors and officers with other entities that compete with our businesses and that we may engage in material business transactions with such entities. In the articles of incorporation, we will renounce our rights to certain business opportunities, and the articles of incorporation will provide that no director or officer will breach their fiduciary duty and therefore be liable to us or our stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity instead of to us, or does not refer or communicate information regarding such corporate opportunity to us, unless (i) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of us or as a director or officer of any of our subsidiaries, and (ii) such opportunity relates to a line of business in which we or any of our subsidiaries is then directly engaged.

Authorized but Unissued Shares

Our authorized but unissued shares of Beneficient common stock and shares of Series A preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Beneficient common stock and shares of Series A preferred stock could render more difficult or discourage an attempt to obtain control of Beneficient by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

We have entered into registration rights agreements with several parties as detailed below.

Registration Rights for the Beneficient Warrants

In connection with the assumption of the Avalon Warrants, we have agreed that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A common stock and Series A preferred stock issuable upon exercise of the Beneficient Warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Beneficient Public in accordance with the provisions of the Warrant Agreement.

Legacy Beneficient Holders Registration Rights Agreement

In connection with the consummation of the Transactions, Beneficient and certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Registration Rights Agreement containing certain registration rights for their Beneficient Class A common stock, a copy of which is attached as Annex G to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions thereof.

Under the Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the SEC does not permit Beneficient to register the resale of all of the Registrable Securities on the Form S-3 registration statement, Beneficient shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1. Holders of Registrable Securities shall be entitled to customary piggyback registration rights.

The following persons will have registration rights under the Registration Rights Agreement and will be a party to the Registration Rights Agreement or a third party beneficiary of rights thereunder:

•	the holders of Class B common stock, BHI, Hicks Holdings Operating, LLC and Bruce W. Schnitzer;

•

the holders of interests in BCH that are exchangeable for securities of Beneficient, including the holders of BMP but excluding the holder of BCH Preferred C- 1 Unit Accounts, (such persons include all executive officers of Beneficient and designees of BCG that will serve as directors of Beneficient); and

•	the Avalon Sponsor.

The Avalon Sponsor shall solely be entitled to piggyback registration rights under the Registration Rights Agreement and only if Beneficient files a registration statement on Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Registration Rights Agreement.

Beneficient, at its option, may file a registration statement to register the exchange of Beneficient Class A common stock for securities transferred to the holders of interests in BMP, in which case shares of Beneficient Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

GWG Registration Rights Agreement

On August 10, 2018, BCG entered into a Registration Rights Agreement with GWG (the “GWG Registration Rights Agreement”) related to BCG’s Common Units providing GWG with certain registration rights with respect to the BCG Common Units received pursuant to the Master Exchange Agreement, as amended from time to time, dated January 12, 2018, by and among GWG, BCG, GWG Life, LLC, and certain exchange portfolios (the “MEA”). Pursuant to the GWG Registration Rights Agreement, GWG is entitled to certain demand registration, shelf takedown and piggyback registration rights with respect to the BCG Common Units. However, GWG is only entitled to demand registration if its BCG Common Units have not been registered pursuant to its piggyback rights granted in the GWG Registration Rights Agreement. Additionally, a demand registration may not be made prior to the date that is six months following the closing of BCG’s first underwritten offering. BCG, under no circumstances, shall effect more than one (1) registration in any 12-month period pursuant to a demand that BCG register the BCG Common Units. Among other restrictions, BCG is also only required to facilitate a demand registration if the aggregate offering price is expected to be at least $50,000,000. The registration rights granted to GWG are subject to additional customary limitations (including with respect to a minimum offering size with regard to an underwritten shelf takedowns). The GWG Registration Rights Agreement remains in effect until the earlier of the date GWG is permitted to sell all of the BCG Common Units under Rule 144 or until such securities are sold.

Hatteras Registration Rights Agreement

On December 7, 2021, BCG entered into a Hatteras Registration Rights Agreement with Hatteras, pursuant to which, each of the holders party thereto were provided certain registration rights related to the BCG Preferred B-2 Unit Accounts. The Hatteras Registration Rights Agreement provides the holders thereto with certain demand registration, shelf takedown and piggyback registration rights with respect to the BCG Preferred B-2 Unit Accounts, subject to certain customary limitations (including with respect to maximum number of securities and a maximum number of demands and underwritten shelf takedowns within certain periods). Under the Hatteras Registration Rights Agreement, BCG was required to file a registration statement by June 7, 2022, which such filing has not yet occurred. The Hatteras Registration Rights Agreement remains in effect until the earlier of the seventh anniversary of the closing of the initial issuance of the BCG Preferred B-2 Unit Accounts or as to the holders thereto or any permitted transferees of the holders, on such date on which all Registrable Securities owned by the holders thereto or any permitted transferees of the holders cease to be Registrable Securities. Subject to certain limitations, in the event that a registration statement registering Registrable Securities for resale has not been declared effective by the SEC by June 30, 2023, the holders of the BCG Preferred B-2 Unit Accounts shall have the right to require Beneficient to repurchase all of their Preferred B-2 Units for an amount in cash equal to the Preferred B-2 Unit Capital Account Balance of such holder out of certain cash available to BCG and BCH.

Beneficient Warrants

In connection with its IPO and pursuant to that certain Warrant Agreement, dated as of October 5, 2021 by and between Avalon and Continental Stock Transfer & Trust Company (as the same may be amended, the “Warrant Agreement”), Avalon sold warrants pursuant to a registration statement on Form S-1 (such warrants, the “Avalon Public Warrants”) and warrants in a private placement (such warrants, the “Avalon Private Warrants” and, collectively with the Avalon Public Warrants, the “Avalon Warrants”). As of September 30, 2022 there were 15,525,000 Avalon Public Warrants and 8,100,000 Avalon Private Warrants outstanding. Pursuant to the Business Combination Agreement, at the Avalon Merger Effective Time, the Company agreed to assume the Avalon Warrants by executing an assignment, assumption and amendment agreement to the Warrant Agreement (the “Warrant Agreement Amendment”), by and among Beneficient, Avalon and Continental Stock Transfer & Trust Company, the form of which is attached as Annex E to the registration statement of which this proxy statement/prospectus forms a part. At the Avalon Merger Effective Time, each Avalon Public Warrant shall automatically convert into a public warrant of Beneficient (a “Beneficient Public Warrant”), and each Avalon Private Warrant will automatically convert into a private warrant of Beneficient (each, a “Beneficient Private Warrant” and collectively with the other Beneficient Private Warrants and together with the Beneficient Public Warrants, the “Beneficient Warrants”), with each whole Beneficient Warrant representing the right to purchase one share of our Class A common stock and one share of our Series A preferred stock. Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants unless the holder of the Beneficient Series A preferred stock elects to not convert under the optional conversion right.

Beneficient Public Warrants

Each whole warrant entitles the registered holder to purchase, at an exercise price of $11.50 (subject to adjustment as discussed below), one share of our Class A common stock and one share of our Series A preferred stock, at any time commencing 30 days after the Closing, provided that we have an effective registration statement under the Securities Act covering the shares of the Class A common stock and Series A preferred stock issuable upon exercise of the Beneficient Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Beneficient Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Beneficient Public Warrant holder may exercise its Beneficient Public Warrants only for a whole number of shares of our Class A common stock and Series A preferred stock. This means only a whole Beneficient Public Warrant may be exercised at a given time by a Beneficient Public Warrant holder. The Beneficient Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any Class A common stock or Series A preferred stock pursuant to the exercise of a Beneficient Public Warrant and will have no obligation to settle such Beneficient Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Class A common stock and Series A preferred stock underlying the Beneficient Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including as a result of a notice of redemption described below under “Redemption of Beneficient Public Warrants when the price per Class A common stock equals or exceeds $10.00”. No Beneficient Public Warrant will be exercisable and we will not be obligated to issue a share of our Class A common stock or Series A preferred stock upon exercise of a Beneficient Public Warrant unless the shares of our Class A common stock and Series A preferred stock issuable upon such Beneficient Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Beneficient Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Beneficient Public Warrant, the holder of such Beneficient Public Warrant will not be entitled to exercise such Beneficient Public Warrant and such Beneficient Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Beneficient Public Warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A common stock and Series A preferred stock issuable upon exercise of the Beneficient Public Warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Beneficient Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Beneficient Public Warrants is not effective by the 60th business day after the Closing of the initial business combination, Beneficient Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Beneficient Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if shares of our Class A common stock are at the time of any exercise of a Beneficient Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public Beneficient Public Warrants who exercise their Beneficient Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Beneficient Public Warrant for that number of shares of our Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the Beneficient Public Warrants, multiplied the excess of the “fair market value” less the exercise price of the Beneficient Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume-weighted average price of the shares of our Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company.

Redemption of Beneficient Public Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00

Once the Beneficient Public Warrants become exercisable, we may redeem the outstanding Beneficient Public Warrants (except as described herein with respect to the Beneficient Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Beneficient Public Warrant;

•	upon not less than 30 days prior written notice of redemption to each Beneficient Public Warrant holder; and

•

if, and only if, the last reported sale price of the shares of our Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the Beneficient Public Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Beneficient Public Warrant).

If and when the Beneficient Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Beneficient Public Warrants unless an effective registration statement under the Securities Act covering the shares of our Class A common stock and Series A preferred stock issuable upon exercise of the Beneficient Public Warrants is effective and a current prospectus relating to those shares of our Class A common stock and Series A preferred stock is available throughout the 30-day redemption period.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Beneficient Public Warrants, each Beneficient Public Warrant holder will be entitled to exercise his, her, or its Beneficient Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Beneficient Public Warrant holder to pay the exercise price for each Beneficient Public Warrant being exercised. However, the price of the shares of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Beneficient Public Warrant) as well as the $11.50 (for whole shares) Beneficient Public Warrant exercise price after the redemption notice is issued.

Redemption of Beneficient Public Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00

Once the Beneficient Public Warrants become exercisable, we may redeem the outstanding Beneficient Public Warrants:

•	in whole and not in part;

•

at $0.10 per Beneficient Public Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Beneficient Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below);

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Beneficient Public Warrant); and

•

if the Reference Value is less than $18.00 per share (as adjusted for anti-dilution adjustments to the number of shares issuable upon exercise or the exercise price of a Beneficient Public Warrant) the Beneficient Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Beneficient Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Beneficient Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of our Class A common stock that a Beneficient Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Beneficient Public Warrants and such Beneficient Public Warrants are not redeemed for $0.10 per Beneficient Public Warrant), determined based on volume-weighted average price of our Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Beneficient Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Beneficient Public Warrants, each as set forth in the table below. We will provide our Beneficient Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Beneficient Public Warrant or the exercise price of the Beneficient Public Warrant is adjusted. If the number of shares issuable upon exercise of a Beneficient Public

Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Beneficient Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Beneficient Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Beneficient Public Warrant. If the exercise price of a Beneficient Public Warrant is adjusted, (a) in the case of an anti-dilution adjustment, the adjusted stock prices in the column headings will equal the unadjusted stock price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted stock prices in the column headings will equal the unadjusted stock price less the decrease in the exercise price of a Beneficient Public Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Our Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Class A common stock to be issued for each Beneficient Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.

No fractional shares of our Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of each of our Class A common stock and Series A preferred stock to be issued to the holder.

Maximum Percentage Procedures

A holder of a Beneficient Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Beneficient Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to Continental Stock Transfer & Trust Company’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of either of our Class A common stock or Series A preferred stock is increased by a stock capitalization or stock dividend payable in shares of our Class A common stock or Series A preferred stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Class A common stock or Series A preferred stock, as applicable, issuable on exercise of each Beneficient Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock or preferred stock.

In addition, if we, at any time while the Beneficient Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Class A common stock or Series A preferred stock on account of such Class A common stock or Series A preferred stock, as applicable, , other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Class A common stock issuable on exercise of each Beneficient Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Beneficient Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock or Series A preferred stock in respect of such event.

If the number of outstanding shares of our Class A common stock or Series A preferred stock, as applicable, is decreased by a consolidation, combination, reverse share split, or reclassification of our Class A common stock or Series A preferred stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A common stock or Series A preferred stock, as applicable, issuable on exercise of each Beneficient Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.

In addition, if (x) Avalon issues additional shares of its Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of its Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to an Avalon Sponsor or its affiliates, without taking into account any Founder Shares held by an Avalon Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of Avalon’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Beneficient Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of Beneficient

Public Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $18.00” and “Redemption of Beneficient Public Warrants When the Price per Share of Our Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

In case of any reclassification or reorganization of the outstanding Class A common stock or Series A Preferred Stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock or Series A preferred stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Beneficient Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Beneficient Public Warrants and in lieu of the shares of our Class A common stock and Series A preferred stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of our Class A common stock or Series A preferred stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Beneficient Public Warrants would have received if such holder had exercised their Beneficient Public Warrants immediately prior to such event.

However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Beneficient Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a Beneficient Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Beneficient Public Warrant holder had exercised the Beneficient Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement.

Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of our Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Beneficient Public Warrant properly exercises the Beneficient Public Warrant within thirty days following public disclosure of such transaction, the Beneficient Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Beneficient Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Beneficient Public Warrants when an extraordinary transaction occurs during the exercise period of the Beneficient Public Warrants pursuant to which the holders of the Beneficient Public Warrants otherwise do not receive the full potential value of the Beneficient Public Warrants.

The Beneficient Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Beneficient Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding public Beneficient Public Warrants to make any change that the parties deem adversely affects the interests of the registered holders.

The Beneficient Public Warrants may be exercised upon surrender of the Beneficient Public Warrant certificate on or prior to the expiration date at the offices of the Beneficient Public Warrant agent, with the exercise form on the reverse side of the Beneficient Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Beneficient Public Warrants being exercised. The Beneficient Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Beneficient Public Warrants and receive Class A common stock. After the issuance of Beneficient Class A common stock upon exercise of the Beneficient Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Beneficient Private Warrants

The Beneficient Private Warrants will not be redeemable by us so long as they are held by an Avalon Sponsor or their permitted transferees (except as otherwise set forth herein).

An Avalon Sponsor, or its permitted transferees, has the option to exercise the Beneficient Private Warrants on a cashless basis and have certain registration rights. Except as described below, the Beneficient Private Warrants have terms and provisions that are identical to the Beneficient Public Warrants. If the Beneficient Private Warrants are held by holders other than an Avalon Sponsor or its permitted transferees, the Beneficient Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Beneficient Public Warrants.

If holders of the Beneficient Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her, or its warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Beneficient Class A common stock will be Continental Stock Transfer & Trust Company LLC and the transfer agent and registrar for the Beneficient Warrants will be Continental Stock Transfer & Trust Company LLC.

Listing

Beneficient intends to apply to list the shares of Beneficient Class A common stock, the shares of Beneficient Series A preferred stock and the Beneficient Public Warrants on Nasdaq under the symbols “BENF”, “BENFP” and “BENFW,” respectively.

DESCRIPTION OF INTERESTS IN BENEFICIENT COMPANY GROUP, L.L.C. AND BENEFICIENT COMPANY HOLDINGS, L.P.

The following is a description, following completion of the Initial Recapitalization, Conversion and Contribution, of (i) the membership interests of Ben LLC, at which time Ben LLC will be a wholly-owned subsidiary of the Company, and (ii) the common and preferred units of BCH, at which time BCH will be a non-wholly-owned indirect subsidiary of the Company. For a description of the relative rights and privileges of Ben LLC’s members, including its managing member, under the First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C. (the “Ben A&R LLCA”), please see “Description of the First Amended and Restated Limited Liability Company of Beneficient Company Group, L.L.C.” (referred to as “Description of the Ben A&R LLCA”). The following will include a description of certain terms and provisions of the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH Seventh A&R LPA”) and the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH Eighth A&R LPA”), For a description of the relative rights and privileges of BCH’s limited partners under the BCH Eighth A&R LPA, please see “Description of the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.” (referred to as “Description of the BCH Eighth A&R LPA”). We suggest that you read the complete text of the forms of the Ben A&R LLCA and the BCH Eighth A&R LPA, each as amended, which are attached as Annex N and Annex O, respectively, to this proxy statement/prospectus.

Beneficient Company Group, L.L.C.

Membership Interests. The membership interests in Ben LLC are subdivided into the managing member interests and the non-managing member interests. The managing member interests are held by the Company, as the sole managing member of Ben LLC. The non-managing member interests represent an interest of a non-managing member in Ben LLC. The only non-managing member interests which will be outstanding as of the time of the closing of the Business Combination will be the Class A Units (the “Ben LLC Class A Units”), which will be held solely by the Company. Ben LLC will issue a Ben LLC Class A Unit to the Company for each share of Beneficient Class A common stock and Beneficient Class B common stock that is issued by Beneficient. Ben LLC may issue additional non-managing member interests from time to time. At the time of the closing of the Business Combination, the Company will be the sole holder of the outstanding non-managing members interests and entitled to receive any distributions made by Ben LLC, including any distributions upon Ben LLC’s liquidation.

Distributions. The managing member of Ben LLC may authorize distributions by Ben LLC to the holders of non-managing member interests, which, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, shall be distributed on a pro rata basis.

Voting. See “Description of the Ben A&R LLCA – Voting Rights” for a discussion of the voting rights of the membership interests.

Liquidation. Any amounts Ben LLC distributes upon the occurrence of Ben LLC’s liquidation will be made, subject to the terms and provisions of any class or series of non-managing member interests subsequently issued by Ben LLC, to the holders of non-managing member interests in accordance with, and to the extent of, the positive balances in their respective capital accounts.

Transfer of Membership Interests. Except as may be provided in an applicable exchange agreement among Ben LLC, the Company and other parties, no holder of a non-managing member interest may transfer any such non-managing member interests without the prior written consent of the Company, as the Managing Member, which consent may be granted or withheld in its sole discretion. Upon the transfer of any non-managing member interests in accordance with the Ben A&R LLCA, the transferee of such non-managing member interests shall be admitted as a non-managing member with respect to the non-managing member interests transferred when such transfer and admission are reflected in the books and records. Each transferee:

•	automatically becomes bound by the terms and conditions of the Ben A&R LLCA;

•	grants the powers of attorney contained in the Ben A&R LLCA; and

•	gives the consents, waivers and approvals contained in the Ben A&R LLCA.

Ben LLC may, at its discretion, treat the nominee holder of membership interests as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Membership interests are securities, and any transfers thereof are subject to the laws governing the transfer of securities in addition to the provisions of the Ben A&R LLCA, which prohibit any transfers of non-managing member interests without the consent of the managing member. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted member in the Ben LLC with respect to the transferred membership interests.

Until a membership interest has been transferred on Ben LLC’s books, Ben LLC and any transfer agent may treat the record holder of the membership interest as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

The Ben A&R LLCA will also include certain additional restrictions on the transfer of the membership interests. No transfer may be made if such transfer would:

•

violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such transfer;

•	terminate Ben LLC’s existence or qualification under the laws of the State of Delaware; or

•	cause Ben LLC to be treated as an association taxable as a corporation or otherwise be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

Beneficient Company Holdings, L.P.

Following the Transactions, the Company’s only cash generating assets will consist of the interests it owns, indirectly through Ben LLC, in its non-wholly owned subsidiary, BCH. Therefore, the Company’s cash flow and resulting ability to make distribution to its stockholders will be completely dependent on the ability of BCH to make distributions to its partners, including Ben LLC, and the terms and provisions of the BCH Eighth A&R LPA. Subject to applicable law and contractual restrictions to which BCH may be subject, the Company will control, as the managing member of Ben LLC, which will be the sole general partner of BCH, whether and when BCH makes any distributions. The actual amount of cash that BCH will have available for distribution will depend on the amount of cash BCH, its subsidiaries and related affiliates generate from their operations. As a result of the Company’s dependence on distributions from BCH, the following is a description of the partnership interests of BCH under the terms of the BCH Eighth A&R LPA, which will become effective in connection with the Conversion and Contribution, as well as the relative priorities of such partnership interests.

Limited Partner Interests in BCH

Immediately following completion of the Initial Recapitalization, Conversion, Contribution and the Business Combination, the limited partner interests in BCH will be comprised of five classes designated as BCH Class A Units, BCH Class S Ordinary Units, BCH Class S Preferred Units, BCH FLP Unit Accounts and BCH Preferred Series Unit Account (as such terms are defined below). The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and the BCH FLP-3 Unit Accounts. The BCH Preferred Series Unit Accounts are further subdivided into the BCH Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred A-0 Unit Accounts”), BCH Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A-1 Unit Accounts”) and the BCH Preferred Series C Subclass 1 Unit Accounts (“the BCH Preferred C-1 Unit Accounts”).

The limited partner interests in BCH are entitled to certain allocations, distributions, preferred returns, conversion and other rights and preferences as will be set forth in the BCH Eighth A&R LPA, which are described in further detail below.

Preferred Returns and Special Allocations

Each of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are entitled to quarterly preferred returns pursuant to the BCH Seventh A&R LPA and will also be entitled to such returns under the BCH Eighth A&R LPA, subject to a limited waiver and deferral of such return for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units. Prior to the effectiveness of the BCH Eighth A&R LPA and the waiver and deferral of the preferred return, to the extent there is sufficient income, such quarterly preferred returns are allocated to the respective holder’s capital account. To the extent there is not sufficient income to allocate the quarterly preferred return to the respective capital account for these units, the amount of the quarterly preferred return that is not allocated to the capital account will be allocated to a hypothetical capital account for each holder and will become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation, subject to the limited waiver and deferral of such return and any allocations to the hypothetical capital accounts for the BCH Preferred A-1 Unit Accounts and the BCH Class S Preferred Units that will be effective upon adoption of the BCH Eighth A&R LPA. The hypothetical capital account balances are used to calculate the amount of the quarterly preferred return. In addition, holders of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are entitled to receive allocations upon a sale of BCH, or more than 40% of its assets, up to the amount of their hypothetical capital account balances, which increases such holder’s capital account balances upon which distributions are made. As a result, these hypothetical capital account balances represent a significant implicit value to the holders of such partnership interests, and the amount of such hypothetical capital account balances will have priority over any distributions that may be made with respect to the BCH Class A Units that will be indirectly held by the Company.

As of September 30, 2022, the aggregate estimated capital account balances of the limited partner interests in BCH as determined pursuant to Section 704 of the Internal Revenue Code and the aggregate estimated hypothetical capital account balances of the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts and BCH Class S Preferred Units are as follows:

Limited Partner Interest	Estimated Capital Account Balance (September 30, 2022)	Estimated Hypothetical Capital Account Balance (September 30, 2022)
BCH Class S Ordinary Units	$69,020,739	—
BCH Class S Preferred Units	$1,845,262	$2,033,247
BCH FLP-1 Unit Accounts	$0	—
BCH FLP-2 Unit Accounts	$0	—
BCH FLP-3 Unit Accounts	$0	—
BCH Preferred A-0 Unit Accounts	$252,796,448	—
BCH Preferred A-1 Unit Accounts[1]	$1,007,392,170	$1,081,027,339
BCH Preferred C-1 Unit Accounts	$205,200,000	$219,774,155

(1)

On April 26, 2019, the BCH LPA was amended to provide a rate cap with respect to the quarterly preferred return (the “BCH Preferred A-1 Rate Cap”). On November 12, 2021, the BCH LPA was amended to remove the BCH Preferred A-1 Rate Cap. The estimated hypothetical BCH Preferred A-1 Unit Accounts capital account would have been higher but for the BCH Preferred A-1 Rate Cap.

The foregoing amounts will have priority over any distributions the Company will indirectly receive based on the BCH Class A Units that will be issued to Ben LLC, which, as of the consummation of the Business Combination, will be wholly-owned by the Company. The terms of the preferred return rates, preferred returns and hypothetical capital accounts are being revised in the BCH Eighth A&R LPA as more particularly described below in the descriptions of each class of partnership interests.

Priority of Distributions

The BCH Class A Units that will be held indirectly by the Company are subject to the preferences to other classes of BCH limited partner interests, including the right to receive any distributions from BCH. These classes of BCH limited partner interests that will have priority over the BCH Class A Units are primarily held, directly, or indirectly, by the Company’s officers, directors and existing equityholders. The following will summarize the order of priority of distributions from BCH from operations and from a sale of BCH, or at least 40% of the value of its assets.

Distributions From Operations

The BCH Class A Units held by Ben LLC will only entitled to receive with respect to the operations of BCH discretionary distributions as determined by Ben LLC, as the general partner of BCH.

•	Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distributions:

•	any required distributions to holder of the BCH FLP-3 Unit Accounts;

•	any required tax distributions under the BCH Eighth A&R LPA; and

•	any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders thereof on or after January 1, 2023.

•	In addition, such discretionary distributions are subject to certain restrictions and no discretionary distributions, assuming funds are available, may be made until:

•	there are no BCH Preferred C-1 Unit Accounts without the consent of a majority in interest of the holders of the BCH Preferred C-1 Unit Accounts;

•	any required guaranteed payment with respect to the BCH Preferred A-0 Unit Accounts have been made; and

•	any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH Eighth A&R LPA have been made.

•	Any discretionary distributions made shall be in the following order of priority:

•

First, pro rata to the holders of the BCH Preferred A-1 Unit Accounts until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Preferred A-1 Unit Accounts;

•

Second, pro rata to the holders of the BCH Class S Preferred Units until the amount of such distributions and tax distributions to such holders equals the sum of all unpaid quarterly returns applicable to the BCH Class S Preferred Units; and

•

Thereafter, pro rata to all holders of the limited partner interests in BCH in accordance with their respective positive capital account balances; provided, that without the consent of the executive committee of the Company’s board of directors, such distributions may not result in the amount of liquid assets of BCH being less than the “Minimum Retained Earnings.” The Minimum Retained Earnings is an amount equal to (i) the sum of the hypothetical capital account balances for the BCH Preferred A-1 Unit Accounts, BCH Preferred C-1 Unit Accounts, and BCH Class S Preferred Units; (ii) the sum of all capital contributions made by the BCH Class A Units, plus (iii) the aggregate amount of carrying value adjustments allocated to the limited partner interests.

Distribution of Sales Proceeds

In the event of a sale of BCH, or more than 40% of the assets, the proceeds of such sale shall be distributed in the following order of priority:

•	First, pro rata to the holders of the BCH Preferred A-0 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-0 Unit Accounts;

•	Second, pro rata to the holders of the BCH Preferred A-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred A-1 Unit Accounts;

•	Third, pro rata to the holders of the BCH Preferred C-1 Unit Accounts in an amount equal to the positive capital account attributable to the BCH Preferred C-1 Unit Accounts;

•	Fourth, pro rata to the holders of the BCH Class S Preferred Units in an amount equal to the positive capital account attributable to the BCH Class S Preferred Units; and

•	Thereafter, pro rata to the holders of the BCH Class A Units and the BCH Class S Ordinary Units.

BCH Class A Units

The BCH Class A Units are currently subdivided into Subclass 1 Class A Units (“BCH Class A-1 Units”) and Subclass 2 Class A Units (the “BCH Class A-2 Units”), but effective as of the adoption of the BCH Eighth A&R LPA, the BCH Class A Units shall no longer be subdivided and be comprised solely of the BCH Class A Units (“BCH Class A Units”). The BCH Class A Units will track the Ben LLC Class A Units. BCH shall issue one BCH Class A Unit for each Ben LLC Class A Unit outstanding. The BCH Class A Units track the Ben LLC Class A Units with respect to profit and loss allocations and are subject to being redeemed or cancelled when a corresponding Ben LLC Class A Unit is redeemed or cancelled. Immediately following the consummation of the Transactions, Ben LLC will own one hundred percent (100%) of the outstanding BCH Class A Units.

Distributions. Each BCH Class A Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions. Funds available for such discretionary distributions are subject to the prior payment of the following obligations that have priority over such discretionary distribution: (i) any required distributions to holders of the BCH FLP-3 Unit Accounts; (ii) any required tax distributions under the BCH Eighth A&R LPA; and (iii) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023. In addition, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions, assuming funds are available, shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; and (ii) any required distributions to BCH Preferred A-1 Unit Accounts that have been requested pursuant to Section 4.01 of the BCH Eighth A&R LPA have been made.

Discretionary distributions shall first be made to the holders of the Preferred Series A Subclass 1 Unit Accounts of BCH (the “BCH Preferred A-1 Unit Accounts”) and then to the holders of the Class S Preferred Units of BCH (the “BCH Class S Preferred Units”) to the extent of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Class A Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “—Priority of Distributions – Distributions from Operations.”

Voting. The BCH Class A Units will have no voting rights, except as provided in the BCH Eighth A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class A Units voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Liquidation. Upon the occurrence of a Partnership Sale (as defined in the BCH Eighth A&R LPA) involving BCH or the liquidation of BCH, the guaranteed payments (described below) to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH Eighth A&R LPA. For additional information, see the section titled “ — Priority of Distributions – Distribution of Sales Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class A Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Class S Units

The Class S Units of BCH (the “BCH Class S Units”) are subdivided into the Class S Ordinary Units (the “BCH Class S Ordinary Units”) and the BCH Class S Preferred Units. On September 30, 2022, there were 5,816,432 BCH Class S Ordinary Units outstanding, of which approximately 87.2% are held by Beneficient Holdings, Inc. BHI, a Related Entity, and 90,996 BCH Class S Preferred Units outstanding, of which approximately 54.8% are held by BHI.

BCH Class S Ordinary Units

Distributions. Each BCH Class S Ordinary Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to the holders of BCH units, including the BCH Class S Ordinary Units, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ — Priority of Distributions – Distribution from Operations.”

Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced to zero and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units equal to the amount of the reduction in the capital account divided by a price, which we refer to as the unit price, equal to the closing price of Beneficient Class A Common Stock on the primary exchange on which the shares of Beneficient Class A Common Stock are listed on the date of such exchange or, if Beneficient Class A Common Stock is not listed on a national securities exchange, the closing price on the date of such exchange as quoted on the automated quotation system on which Beneficient Class A Common Stock is quoted. Such provisions result in the holders of the BCH Class S Ordinary Units receiving additional limited partner interests in BCH as a result of the allocation of income of BCH while retaining the BCH Class S Units.

Redemption, Conversion or Exchange. BCH Class S Ordinary Units may be exchanged, in accordance with the terms of the BCH Eighth A&R LPA and an exchange agreement to be executed by and among the Company, BCH and others, on a one-for-one basis, for Beneficient Class A Common Stock upon election of a holder of BCH Class S Ordinary Units. Upon such election, each BCH Class S Ordinary Unit shall be exchanged for one share of Beneficient Class A Common Stock, each exchanged BCH Class S Ordinary Unit will then be cancelled, and BCH shall issue to Ben LLC a BCH Class A Unit for each BCH Class S Ordinary Unit that is exchanged.

Voting. The BCH Class S Ordinary Units will have no voting rights, except as provided in the BCH Eighth A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH Eighth A&R LPA. For additional information, see the section titled “ — Priority of Distributions – Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Ordinary Units will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Class S Preferred Units

Distributions. Each BCH Class S Preferred Unit is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts to the extent of their unpaid preferred return. Discretionary distributions shall then be made to the holders of the BCH Class S Preferred Units to the extent of their total unpaid preferred return. Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ — Priority of Distributions – Distributions from Operations.”

Preferred Return and Special Allocations

The BCH Class S Preferred Units are entitled to a quarterly preferred return (the “Quarterly Class S Preferred Unit Return”) equal to the hypothetical capital account balance of such BCH Class S Preferred Unit, multiplied by a rate, which we refer to as the base rate. Commencing with the effectiveness of the BCH Eighth A&R LPA, the base rate shall be the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York prior to each fiscal quarter plus 0.5% (2.0% per annum); provided, that the BCH Class S Preferred Unit preferred rate shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Class S Preferred Units. In connection with the consummation of the Business Combination, the holders of the BCH Class S Preferred Units agreed to significantly reduce the BCH Class S Preferred Unit return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical Class S Preferred Unit capital account will only be increased to the extent there are allocations of income during such period.

Prior to the effectiveness of the BCH Eighth A&R LPA and the waiver and deferral of the preferred return, to the extent there is sufficient income, the BCH Class S Preferred quarterly return is allocated to the capital accounts of the holders of the BCH Class S Preferred Units. To the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical Class S Preferred Units capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation (with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Class Preferred Unit Return”). Holders of the BCH Class S Preferred Units are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH LPA, allocations until the Quarterly Class S Preferred Unit Return and any Accrued Quarterly Class S Preferred Unit Return have been allocated. The hypothetical BCH Class S Preferred Unit capital account is used for purposes of calculating the Quarterly Class S Preferred Unit Return and, as a result, increases in the hypothetical BCH Class S Preferred Unit capital account result in increased returns in the future. Holders of the BCH Class S Preferred Units are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Class S Preferred Unit capital account, thereby increasing such holder’s BCH Class S Preferred Unit capital account and resulting distributions. As a result, the hypothetical BCH Class S Preferred Unit capital balance represents a significant implicit value to any holder of the BCH Class S Preferred Units. As of September 30, 2022, the aggregate estimated amount of the BCH Class S Preferred Units’ capital account balance is $1,845,262 and estimated hypothetical capital account balance is $2,100,906.

Issuance of Additional BCH Class S Units. Following certain allocations of income to the BCH Class S Units, the capital account balance associated with such BCH Class S Units shall be reduced to zero and, in exchange, the holder shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. On a quarterly basis, the capital account balance associated with the BCH Class S Preferred Units of each holder of such units shall be reduced by the amount of the profit allocated to such holder during such quarter pursuant to the BCH Eighth A&R LPA. In exchange, such holder shall be issued the number of BCH Class S Preferred Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provisions result in the holders of the BCH Class S Preferred Units receiving additional limited partner interests in BCH as a result of allocations of income of BCH while retaining the BCH Class S Units.

Redemption, Conversion or Exchange. BCH Class S Preferred Units may be converted into BCH Class S Ordinary Units on a quarterly basis upon election of the holder. The holder will receive 1.0 BCH Class S Ordinary Unit for every 1.2 BCH Class S Preferred Unit. Each converted BCH Class S Preferred Unit will be cancelled. The BCH Class S Ordinary Units issued upon such conversion may be contemporaneously exchanged for shares of Beneficient Class A Common Stock.

Voting. The BCH Class S Preferred Units will have no voting rights, except as provided in the BCH Eighth A&R LPA as set forth below. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Class S Units, or the BCH Class S Ordinary Units or the BCH Class S Preferred Units, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH Eighth A&R LPA. For additional information, see the section titled “ — Priority of Distributions – Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Class S Preferred Units, as well as the holders of the BCH Class S Preferred Units, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH FLP Unit Accounts

Certain members of our management team and our founders have retained certain profits interests and revenue and profit participations, which we collectively refer to as retained interests, that are represented by the BCH FLP Unit Accounts of BCH. The BCH FLP Unit Accounts are subdivided into BCH FLP-1 Unit Accounts, BCH FLP-2 Unit Accounts and BCH FLP-3 Unit Accounts. As of the date of this proxy statement/prospectus, BHI, a Related Entity, which owns a majority of the BCH Class S Units, BCH Preferred A-0 Unit Accounts and BCH Preferred A-1 Unit Accounts, held 100% of the BCH FLP-1 Unit Accounts and 100% of the BCH FLP-3 Unit Accounts and BMP held 100% of the BCH FLP-2 Unit Accounts.

BCH FLP Unit Accounts

Distributions. Each BCH FLP-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-1 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ — Priority of Distributions – Distributions from Operations.”

Special Allocations, Issuances of Additional BCH Class S Units. In the event of an upward adjustment of the carrying value of any BCH assets and an allocation of the book difference allocation amount (approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and the BCH Class S Units) among the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, the capital account balance associated with each BCH FLP-1 Unit Account and BCH FLP-2 Unit Account shall be reduced by such allocation. In exchange for such reduction, each holder of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts shall be issued the number of BCH Class S Ordinary Units equal to the amount of the reduction in the capital account balance divided by the unit price on the date of such exchange. Such provision results in BHI, a Related Entity, as the holder of the BCH FLP-1 Unit Accounts and BMP, as the holder of the BCH FLP-2 Unit Accounts, receiving additional limited partner interests in BCH as a result of any upward adjustment of the carrying value of the assets of BCH while retaining such BCH FLP-1 Units and BCH FLP-2 Units. The consummation of the Business Combination will result in an adjustment to the carrying value of BCH’s assets of approximately $391 million. Pursuant to the BCH Eighth A&R LPA, which will be effective upon consummation of the Business Combination, approximately 39,077,780 Class S Ordinary Units would be issuable as a result of the carrying value adjustment. However, due to the compensation policy to be effective upon consummation of the Business Combination, the number of Class S Ordinary Units that may be issued in 2023 in connection with the consummation of the Business Combination will be limited; provided that any such Class S Ordinary Units that may not be issued in 2023 may be issued in subsequent years in accordance with the compensation policy. Subject to the limitation of the compensation policy, it is anticipated that as a result of the Business Combination, BHI, as the holder of the BCH FLP-1 Unit Accounts, will receive approximately 1,515,000 BCH Class S Ordinary Units and BMP, as the holder of the BCH FLP-2 Unit Accounts, will receive approximately 1,485,000 BCH Class S Ordinary Units as a result of the carrying value adjustment. For additional information, see the section titled “The Business Combination Proposal – Interests of Certain Beneficient Persons in the Business Combination.”

In addition to the carrying value adjustment relating to the consummation of the Business Combination, the carrying value will also be adjusted in the future upon the occurrence of certain events such as the acquisition of additional limited partner interests for more than a de minimis capital contribution. These events, and the resulting carrying value adjustments, are likely to occur. As a result, additional Class S Ordinary Units will be issuable to the holders of the BCH FLP-1 Unit Accounts and BCH FLP-2 Unit Accounts in the future in an amount that will be equal to approximately fifteen percent (15%) of the then outstanding capital account balances of the outstanding BCH Class A Units and BCH Class S Units.

The BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts also receive certain allocations, including a special allocation to the retained interests, that result in the issuance of additional BCH Class S Ordinary Units and BCH Class S Preferred Units to the holders of such BCH FLP Unit Accounts. In addition to preferred allocations to BCH FLP-1 Unit Accounts upon a Partnership Sale with respect to BCH, the BCH FLP-1 Unit Accounts (receiving 50.5%) and the BCH FLP-2 Unit Accounts (receiving 49.5%) shall be allocated (i) fifteen percent (15%) of the profits and losses from financing activities of BCH and its subsidiaries and (ii) an amount equal to the lesser of (A) fifty percent (50%) of the revenues of BCH and its tax pass-through subsidiaries, excluding financing activities revenues, and (B) that amount of revenues that will cause the profit margin (as defined in the BCH Eighth A&R LPA) to equal twenty percent (20%). After any such allocations, other allocations of profits and losses excluding such special allocations, and allocations of sales proceeds, if a capital account balance associated with a BCH FLP-1 Unit Account or BCH FLP-2 Unit Account is positive, such capital account balance shall be reduced to zero and, in exchange, the holder of such BCH FLP Unit Account shall be issued an equal number of BCH Class S Ordinary Units and BCH Class S Preferred Units necessary to provide such holder with an additional number of units that, in the aggregate, equal the amount of the reduction in the capital account divided by the unit price on the date of such exchange. Such BCH Class S Units that are issued may not be disposed of by any holder before April 1 of the following year. If the calculation of such allocations on a quarterly basis rather than an annual basis results in an excess allocation to the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts, then an equal number of issued BCH Class S Ordinary Units and BCH Class S Preferred Units having a value equal to such excess allocation shall be cancelled on or before March 31 of the following year.

Voting. Without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent effecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3 Unit Accounts, BCH may not sell, modify the economic rights of, or pledge any interests in any subsidiary in a manner that adversely affects certain special allocations to the BCH FLP Units described above and the special allocations with respect to the BCH FLP-3Unit Accounts described below.

In addition, without the consent of the limited partners holding a majority of the BCH FLP Unit Accounts, voting as a single class, and, to the extent affecting the BCH FLP-3 Unit Accounts, the consent of the holders of a majority of the BCH FLP-3 Unit Accounts, BCH may not take any action or participate in any transaction that would cause BCH to hold, directly or indirectly, less than 100% of the economic interest in The Pen Indemnity Insurance Company, L.P., its subsidiaries and its general partner.

Except for the foregoing required approvals and as provided in the BCH Eighth A&R LPA as set forth below, the BCH FLP Unit Accounts will have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH FLP Unit Accounts, or the BCH FLP-2 Unit Accounts, BCH FLP-2 Unit Accounts, or BCH FLP-3 Unit Accounts as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. The BCH FLP Unit Accounts do not receive distributions upon a Partnership Sale or dissolution. However, prior to any such distribution, the capital account balances of the BCH FLP-1 Unit

Accounts and the BCH FLP-2 Unit Accounts will be reduced to zero and the capital account balances of the BCH FLP-1 Unit Accounts and the BCH FLP-2 Unit Accounts will be converted into BCH Class S Ordinary and BCH Class S Preferred Units prior to any such distributions.

BCH FLP-2 Unit Accounts

Distributions. Each BCH FLP-2 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-2 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “—Priority of Distributions – Distributions from Operations.”

Special Allocations, Issuances of Additional BCH Class S Units. For additional information, see the section titled “BCH FLP-2 Unit Accounts — Special Allocations, Issuances of Additional BCH Class S Unit” for a discussion of the special allocations to, and conversion of, the BCH FLP-2 Unit Accounts into BCH Class S Units.

Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts — Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.

Partnership Sale, Dissolution. For additional information, see the section titled “BCH FLP-1 Unit Accounts — Partnership Sale, Dissolution” for a discussion of the rights of the BCH FLP Unit Accounts upon a Partnership Sale or dissolution.

BCH FLP-3 Unit Accounts

Special Allocations, Distributions. The BCH FLP-3 Unit Accounts shall be allocated, on a pro rata basis each fiscal quarter, five percent (5%) of the profits and losses from financing activities of BCH and its subsidiaries, with certain exceptions; provided that the amount allocated for any fiscal quarter shall not exceed 10% of the average annualized stated interest of the quarterly average of new ExAlt Loans issued during the twelve (12) quarters immediately preceding such fiscal quarter. If at the end of each fiscal year the capital account balance of any BCH Subclass 3 Unit Account is positive, BCH shall distribute to the holder of such BCH FLP-3 Unit Account cash in an amount equal to the capital account balance of such applicable BCH FLP-3 Unit Account, and such capital account will be reduced to zero.

In addition to the foregoing special allocations and distributions, each BCH FLP-3 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3

Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH FLP-3 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “—Priority of Distributions — Distributions from Operations.”

Redemption, Conversion or Exchange. The BCH FLP-3 Unit Accounts are not subject to any redemption, conversion or exchange.

Voting. For additional information, see the section titled “BCH FLP-1 Unit Accounts — Voting” for a discussion of the approval and voting rights of the BCH FLP Unit Accounts.

Partnership Sale, Dissolution. The BCH FLP-3 Unit Accounts do not receive distributions in connection with a Partnership Sale or dissolution. However, prior to any distribution of sales proceeds from a Partnership Sale, the holder of the BCH FLP-3 Unit Accounts will be entitled to receive any distributions that are payable as described above.

BCH Preferred Series A Unit Accounts

The Preferred Series A Unit Accounts of BCH (the “BCH Preferred A Unit Accounts”) are subdivided into the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts. On September 30, 2022 and based upon estimated capital account balances as determined pursuant to Section 704 of the Internal Revenue Code, $252,796,448 BCH Preferred A-0 Unit Accounts were outstanding and $1,007,392,170 BCH Preferred A-1 Unit Accounts were outstanding. In connection with the Recapitalization and Conversion, approximately $193,860,882 of BCH Preferred A-1 Unit Accounts will be converted and exchanged for shares of Beneficient Class A Common Stock and Beneficient Class B Common Stock. A significant percentage of the BCH Preferred A-0 Unit Accounts and the BCH Preferred A-1 Unit Accounts are held by BHI, a Related Entity.

BCH Preferred A-0 Unit Accounts

Distributions. Each BCH Preferred A-0 Unit Account is entitled to receive, on a quarterly basis, a guaranteed payment in an amount equal to the (i) the product of (1) the then current capital account balance of such BCH Preferred A-0 Unit Account, multiplied by (2) 1.5% (or 6.0% per annum), plus (ii) any previously due but unpaid guaranteed payments owing to the holder of such BCH Preferred A-0 Unit Account.    BCH’s obligation to make such guaranteed payment is not subject to available cash and has priority over all other distributions made by BCH. The guaranteed payments are not made payable in connection with an allocation of income but are a required cash payment recorded as an expense for BCH. On December 1, 2021, BHI and the other holders of the BCH Preferred A-0 Unit Accounts entered into an agreement to defer the delivery of guaranteed payments until August 31, 2023; provided that, the right to such deferred guaranteed payments continue to accrue on a quarterly basis and that guaranteed payments may be made prior to August 31, 2023 if the Audit Committee of the general partner of BCG determines that making such payment, in part or in full, would not cause the Company to incur a going concern.

In addition to the guaranteed payments, each BCH Preferred A-0 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the

BCH Preferred A-0 Unit Accounts have been made, (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to all holders of BCH units, including the BCH Preferred A-0 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “ — Priority of Distributions — Distributions from Operations.”

Redemption, Conversion or Exchange. At any time on or after January 1, 2023, the capital account balance of BCH Preferred A-0 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-0 Unit Accounts being converted divided by a price equal to the average of (i) $10.50, and (ii) the volume-weighted average closing price of Beneficient Class A Common Stock for the twenty (20) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH Eighth A&R LPA through December 31, 2027, such conversion price shall not be less than $10.50. Such provision results in the holders of the BCH Preferred A-0 Unit Accounts receiving additional limited partner interests in BCH while retaining the BCH Preferred A-0 Unit Accounts.

In addition, at any time on or after January 1, 2023, a holder of BCH Preferred A-0 Unit Accounts may elect to convert, on a quarterly basis, an amount of BCH Preferred A-1 Unit Accounts with a capital account balance up to 12.5% of such holder’s initial capital account balance of the BCH Preferred A-0 Unit Accounts into BCH Preferred A-1 Unit Accounts, provided that in no event shall a holder convert an amount of their BCH Preferred A-1 Unit Accounts, on an aggregate basis, in excess of fifty percent (50%) of the initial capital account balance of such holder’s BCH Preferred A-0 Unit Accounts.

At any time on or after January 1, 2023, holders of BCH Preferred A-0 Unit Accounts may elect, on a quarterly basis, to redeem an amount of BCH Preferred A-0 Unit Accounts with a capital account balance up to 12.5% of such holder’s capital account balance of the BCH Preferred A-0 Unit Accounts; provided that no holder may require the redemption of more than 50% of the capital account balance of the BCH Preferred A-0 Unit Accounts. To the extent there is not sufficient BCH Available Redeeming Cash (as defined in the BCH Eighth A&R LPA) to redeem all applicable BCH Preferred A-0 Unit Accounts, BCH shall continue to redeem such BCH Preferred A-0 Unit Accounts on a quarterly basis until all applicable unit accounts have been redeemed.

Voting. Without the consent of the limited partners holding a majority of the BCH Preferred Series A Units (i) neither BCH nor its subsidiaries shall issue any equity securities or incur or issue any indebtedness that, in any such case, is senior to, or pari passu, with any right of distribution, redemption, or other payment to the Preferred Series A Units, (ii) prior to the conversion of all BCH Preferred Series A Units, BCH may not incur additional long-term indebtedness unless (a) after giving effect to the incurrence of such additional indebtedness, the sum of such additional indebtedness and all other existing indebtedness would not exceed 55% of the net asset value of BCH’s alternative asset financing portfolio plus all cash on hand at the Company, BCH and its subsidiaries, and (b) at the time of incurrence, the aggregate balance of BCH’s (including controlled subsidiaries) indebtedness plus such additional indebtedness does not exceed 40% of the net asset value of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at the Company, BCH and its subsidiaries, and (iii) BCH shall not, except as permitted in the BCH Eighth A&R LPA, redeem any other class or series of equity securities until the holders of the BCH Preferred Series A Units have been paid or redeemed an amount based upon their capital account balances, as adjusted pursuant to the BCH Eighth A&R LPA.

Except for the foregoing required approvals and as provided in the BCH Eighth A&R LPA as set forth below, the BCH Preferred Series A Units will have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Preferred Series A Units, or the BCH Preferred A-0 Unit Accounts or BCH Preferred A-1 Unit Accounts, as applicable, voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH Eighth A&R LPA, with the BCH Preferred A-0 Unit Accounts having the senior priority. For additional information, see the section titled “ — Priority of Distributions — Distribution of Sale Proceeds.” The holders of the BCH Preferred A-0 Unit Accounts will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to the BCH Preferred A-0 Unit Accounts’ preferred or designated return.

BCH Preferred A-1 Unit Accounts

Distributions. From and after April 1, 2023, to the extent there is an allocation of profits from operations to the BCH Preferred A-1 Unit Accounts in an amount equal to the quarterly preferred return during any quarter, BHI may make a request for a distribution in the amount of such allocation, subject to available cash and to the guaranteed payment to the BCH Preferred A-0 Unit Accounts.

In addition to the foregoing, each BCH Preferred A-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts until the amount of such discretionary distributions, and any tax distributions are equal to the BCH Preferred A-1 Unit Accounts’ total unpaid quarterly preferred returns. Thereafter, discretionary distributions shall be made to the holders of BCH units pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “Priority of Distributions — Distributions from Operations.”

Preferred Return and Special Allocation

The BCH Preferred A-1 Unit Accounts are entitled to a quarterly preferred return ( the “Quarterly Preferred Series A-1 Return”) equal to the hypothetical capital account balance of such BCH Preferred A-1 Unit Accounts, multiplied by the base rate; provided, that the BCH Preferred A-1 Unit Accounts preferred rate shall be waived and shall not accrue during the period from the effective date of the BCH Eighth A&R LPA until December 31, 2024, except to the extent of allocations of income to the holders of the BCH Preferred A-1 Unit Accounts, in which event distributions may be requested by the holders of the BCH Preferred A-1 Unit Accounts, and if not requested, such amounts shall be accrued. In connection with the consummation of the Business Combination, the holders of the BCH Preferred A-1 Unit Accounts agreed to significantly reduce the BCH Preferred A-1 Unit Accounts return rate and also agreed to waive and defer the accrual of the preferred return as described above. In addition, until January 1, 2025, the hypothetical BCH Preferred A-1 Unit Accounts capital account will only be increased to the extent there are allocations of income during such period.

Prior to the effectiveness of the BCH Eighth A&R LPA and the waiver and deferral of the preferred return, to the extent there is sufficient income, the BCH Preferred A-1 Unit Accounts quarterly return is allocated to the capital accounts of the holders of the BCH Preferred A-1 Unit Accounts. To the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical BCH Preferred A-1 Unit Accounts capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation( with respect to the aggregate amounts so accrued as of any given date, such amount, the “Accrued Quarterly Preferred Series A-1 Return”). Holders of the BCH Preferred A-1 Unit Accounts are entitled to receive, following the allocation of certain excluded amounts pursuant to Section 5.04(c) of the BCH LPA and certain other required allocations pursuant to Section 5.04(a) of the BCH LPA, allocations until the Quarterly Preferred Series A-1 Return and any Accrued Quarterly Preferred Series A-1 Return have been allocated. The hypothetical BCH Preferred A-1 Unit Accounts capital account is used for purposes of calculating the Quarterly Preferred Series A-1 Return and, as a result, increases in the hypothetical BCH Preferred A-1 Unit Accounts capital account result in increased Quarterly Preferred Series A-1 Returns in the future. Holders of the BCH Preferred A-1 Unit Accounts are also entitled to receive allocations of sale proceeds of BCH in an amount up to their hypothetical BCH Preferred A-1 Unit Accounts capital account, thereby increasing such holder’s BCH Preferred A-1 Unit Accounts capital account and resulting distributions. As a result, the hypothetical BCH Preferred A-1 Unit Accounts capital balance represents a significant implicit value to any holder of the BCH Preferred A-1 Unit Accounts. On April 26, 2019, the BCH LPA was amended to provide a rate cap with respect to the Quarterly Preferred Series A-1 Return (the “Preferred Series A-1 Rate Cap”). On November 12, 2019, the BCH LPA was amended to remove the Preferred Series A-1 Rate Cap. As of September 30, 2022, the aggregate estimated amount of the BCH Preferred A-1 Unit Accounts’ capital account balance is $1,007,392,170 and the estimated hypothetical capital account balance is $1,094,604,756. The hypothetical BCH Preferred A-1 Unit Accounts capital account would have been higher but for the BCH Preferred A-1 Rate Cap.

Redemption, Conversion and Exchange. From and after January 1, 2025, BCH Preferred A-1 Unit Accounts may be converted into BCH Class S Ordinary Units at the election of the holder, subject to a 20% annual conversion limit through December 31, 2029 as set forth in the BCH Eighth A&R LPA; provided, that if the conversion price for the BCH Preferred A-1 Unit Accounts equals or exceeds $18.00 after January 1, 2025, the annual conversion limit shall no longer be applicable. Upon conversion, the holder shall be issued BCH Class S Ordinary Units in an amount equal to the capital account balance associated with the BCH Preferred A-1 Unit Accounts being converted divided by a price equal to the average closing price of Beneficient Class A Common Stock for the thirty (30) days preceding the applicable exchange date; provided, that from the effectiveness of the BCH Eighth A&R LPA through December 31, 2027, such conversion price shall not be less than $10.50.

Voting. For additional information, see the section titled “BCH Preferred A-0 Unit Accounts — Voting” for a description of the voting rights of the BCH Preferred Series A Units.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances. Distributions shall be made in the order of priority as set forth in the BCH Eighth A&R LPA. For additional information, see the section titled “ — Priority of Distributions — Distribution of Sale Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Preferred A-1 Unit Accounts, as well as the holders of the BCH Preferred A-1 Unit Accounts, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

BCH Preferred Series C-1 Unit Accounts

The BCH Preferred Series C Unit Accounts were subdivided into the BCH Preferred C-0 Unit Accounts and the BCH Preferred C-1 Unit Accounts. On December 1, 2021, all outstanding BCH Preferred C-0 Unit Accounts were redeemed and as of the date of this proxy statement/prospectus there are no BCH Preferred C-0 Unit Accounts outstanding. Effective as of the adoption of the BCH Eighth A&R LPA, only BCH Preferred C-1 Unit Accounts will be authorized under the BCH Eighth A&R LPA. On September 30, 2022 and based upon estimated capital account balances as determined pursuant to Section 704 of the Internal Revenue Code, approximately $205.2 million BCH Preferred C-1 Unit Accounts were outstanding and held by GWG, with a hypothetical preferred opening capital account balance equal to $219,774,155.

BCH Preferred C-1 Unit Accounts

Distributions. Each BCH Preferred C-1 Unit Account is entitled to receive discretionary cash distributions to the extent BCH makes discretionary distributions; provided, that, until such time that there are no BCH Preferred Series C-1 Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts. Further, no discretionary distributions shall be made until (i) the guaranteed payments to the BCH Preferred A-0 Unit Accounts have been made; (ii) any required distributions to holders of the BCH FLP-3 Unit Accounts have been made; (iii) any required tax distributions under the BCH Eighth A&R LPA have been made; and (iv) any redemption of the BCH Preferred A-0 Unit Accounts which may be required by the holders of the BCH Preferred A-0 Unit Accounts on or after January 1, 2023 have been completed.

Discretionary distributions shall first be made to the holders of the BCH Preferred A-1 Unit Accounts and then to the holders of the BCH Class S Preferred Units to the extent of their respective unpaid preferred returns, and then to the holders of BCH units, including the BCH Preferred C-1 Unit Accounts, pro rata in accordance with their respective positive capital account balances. For additional information, see the section titled “—Priority of Distributions — Distributions from Operations.”

Preferred Return and Special Allocation

The BCH Preferred C-1 Unit Accounts are entitled to a quarterly preferred return equal to the hypothetical capital account balance of such BCH Preferred C-1 Unit Accounts multiplied by the Quarterly Preferred Series C Subclass 1 Rate, which as of September 30, 2022 is approximately 1.32%.

To the extent there is sufficient income, the BCH Preferred C-1 Unit Accounts quarterly return is allocated to the capital accounts of the holders of the BCH Preferred C-1 Unit Accounts. To the extent there is not sufficient income, the portion of the quarterly preferred return that is not allocated to the capital account is allocated to the hypothetical BCH Preferred C-1 Unit Accounts capital account and would become allocable to the holder’s capital account in the next quarterly period in which there is sufficient income to make such allocation. As described in “—Preferred Returns and Special Allocations,” the hypothetical capital account represents a significant implicit value to the holders of the BCH Preferred C-1 Unit Accounts. As of September 30, 2022, the aggregate estimated amount of the BCH Preferred C-1 Unit Accounts’ capital account balance is $205,200,000 and the estimated hypothetical capital account balance is $219,774,155.

Redemption, Conversion or Exchange. The holders of the BCH Preferred C-1 Unit Accounts have the option to convert and exchange the BCH Preferred C-1 Unit Accounts to shares of Beneficient Class A Common Stock as provided in certain provisions of that certain Preferred Series C Unit Purchase Agreement dated effective July 15, 2020. The BCH Preferred C-1 Unit Accounts being exchanged will be exchanged for a number of shares of Beneficient Class A Common Stock determined by dividing the conversion capital account (as defined in the BCH Eighth A&R LPA) by the per share of Beneficient Class A Common Stock, to be determined based upon a valuation as provided in the UPA, but not to exceed $12.75 per share.

Voting. Until such time as there are no Preferred Series C Unit Accounts outstanding, BCH may not make any discretionary distributions without the consent of a majority in interest of the holders of the BCH Preferred Series C-1 Unit Accounts.

Except for the foregoing required approvals and as provided in the BCH Eighth A&R LPA as set forth below, the BCH Preferred C-1 Unit Accounts will have no voting rights. Unless BCH has received the affirmative vote or consent of the holders of a majority in interest of the outstanding BCH Preferred Series C-1 Unit Accounts, voting as a separate class, BCH cannot adopt any amendment to the BCH Eighth A&R LPA that would materially and adversely affect the rights of such class or subclass, as applicable. In addition, the limited partners of BCH shall have the right to vote on any merger, consolidation, combination or conversion of BCH.

Partnership Sale, Dissolution. Upon the occurrence of a Partnership Sale involving BCH or the liquidation of BCH, the guaranteed payments (described below) to the BCH Preferred A-0 Unit Accounts shall first be paid. The remaining amounts available for distribution will be made to BCH limited partners in accordance with their respective capital account balances in the order of priority as set forth in the BCH Eighth A&R LPA. For additional information, see the section titled “ — Priority of Distributions — Distribution of Proceeds.” The holders of certain outstanding BCH units that have priority as to the BCH Preferred C-1 Unit Accounts, as well as the holders of the BCH Class C-1 Unit Accounts, will be specially allocated items of gross income and gain in a manner designed to achieve, in the event of any Partnership Sale or liquidation, a capital account balance equal to such class’s preferred or designated return.

STOCKHOLDERS AGREEMENT

This subsection of this proxy statement/prospectus describes the material provisions of the Stockholders Agreement but does not purport to describe all of the terms of the Stockholders Agreement. The following summary is qualified in its entirety by reference to the complete text of the Stockholders Agreement, a form of which is attached as Annex F to the registration statement containing this proxy statement/prospectus.

Following the Conversion, Beneficient will enter into Stockholders Agreement with Class B Holder 1, Class B Holder 2 and Class B Holder 3as the holders of Beneficient Class B common stock following the Conversion, which will set forth certain rights of the Class B Holders with respect to Beneficient following the Closing, which are described below. The Stockholders Agreement will only be effective following the Closing and will be of no force and effect if the Business Combination Agreement is validly terminated in accordance with the terms thereof prior to the Closing.

Pursuant to the Stockholders Agreement, following the Closing, the Beneficient board of directors will initially consist of 11 directors. For so long as the Class B Threshold is met, the Class B Holders will have the right to designate six Class B Directors to the Beneficient board of directors as follows: (i) provided that Class B Holder 1 or its Permitted Transferee (as defined below) continues to satisfy the Class B Holder 1 Threshold, four individuals designated by Class B Holder 1, who shall initially be Brad Heppner, James Silk, Derek L. Fletcher and Richard W. Fisher, (ii) provided that Class B Holder 2 or its Permitted Transferee continues to satisfy the Class B Holder 2 Threshold, one individual designated by Class B Holder 2, who shall initially be Thomas Hicks (provided, however, that if Thomas Hicks declines to serve as a director, then the director designated by Class B Holder 2 will be Mack Hicks; provided, further, that if Mack Hicks declines to serve as a director, then Class B Holder 1 shall designate such director) and (iii) provided that Class B Holder 3 or its Permitted Transferee continues to satisfy the Class B Holder 3 Threshold, one individual designated by Class B Holder 3, who shall initially be Bruce W. Schnitzer (provided, however, that if Bruce W. Schnitzer declines to serve as a director, then the director designated by Class B Holder 3 will be Eliza Schnitzer; provided, further, that if Eliza Schnitzer declines to serve as a director, then Class B Holder 1 shall designate such director).

The Stockholders Agreement will also provide that, in the event that Class B Holder 2 or Class B Holder 3 ceases to satisfy the Class B Holder 2 Threshold or the Class B Holder 3 Threshold, respectively, then the number of directors that Class B Holder 2 or Class B Holder 3, as applicable, has the right to designate pursuant will be reduced to zero, Class B Holder 2 or Class B Holder 3, as applicable, will cause the director designated by such Class B Holder to resign and Class B Holder 1 will have the right to designate the director to fill the resulting vacancy. In the event that the Beneficient board of directors determines to increase or decrease the total number of directors serving on the Beneficient board of directors, the Class B Holders and Beneficient will agree to work together in good faith to promptly amend the Stockholders Agreement to determine the effect of such increase or decrease on the designation rights of the Class B Holders. The Stockholders Agreement will also provide that, for so long as the Class B Threshold is met, the majority of the Class B Directors will have the right to designate the chairperson and vice chairperson of the Beneficient board of directors. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of a Class B Director, the applicable designating Class B Holder will have the right to designate a replacement to fill such vacancy.

The Stockholders Agreement will also require Beneficient to establish and maintain (i) a compensation committee of the Beneficient board of directors, (ii) a nominating committee of the Beneficient board of directors, (iii) an executive committee of the Beneficient board of directors and (iv) a community reinvestment committee of the Beneficient board of directors, with each committee being comprised of four members, at least two of which will be designated by the majority of the Class B Directors. The majority of the Class B Directors will also have the right to designate the chair of each required committee.

In addition, pursuant to the Stockholders Agreement, Beneficient will agree to take all commercially reasonable actions to remain a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Listing Rules for as long as the Class B Threshold is met.

Pursuant to the Stockholders Agreement, in addition to any vote or consent of the Beneficient board of directors or the Beneficient stockholders required by law, Beneficient will agree not to authorize, approve or ratify the following matters without the approval of the holders of at least a majority of the voting power of Beneficient Class B common stock:

(i)    distributions of Available Cash (as defined in the BCH Partnership Agreement) that exceed 2% of the aggregate book value of Class A Units (as defined in the BCH Partnership Agreement) and Class S Units (as defined in the BCH Partnership Agreement) (or, if such Equity Securities (as defined in the BCH Partnership Agreement) are listed on a national securities exchange or quoted in an automated quotation system, 2% of the aggregate market value of Class A Units and Class S Units);

(ii)    the entry into a material or a commercially substantive debt financing arrangement by the Company, Ben LLC or any of their respective subsidiaries, including, without limitation, debt financing arrangements (including any security interest with respect thereto) with an aggregate principal amount that exceeds 20% of Ben LLC’s consolidated gross assets (without duplication, and excluding the assets of any trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust,” and “funding trust”) or any materially or commercially substantive change to, or action with respect to, such a debt financing arrangements (including any security interests with respect thereto) including, without limitation, any material or commercially substantive amendment, supplement, waiver or modification thereto;

(iii)    except in connection with any trust instrument or product offered by the Company or any subsidiary thereof, the issuance by the Company or any subsidiary thereof, in one transaction or a series of related transactions, of any membership interest or other equity securities in such entity that would (x) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted basis, as converted, exchanged or exercised basis, of any class of equity securities of the Company or any subsidiary thereof, pursuant to a single issuance or a series of issuances over a three-year rolling time period or (y) have designations, preferences, rights, priorities or powers that are more favorable than those of the outstanding capital stock of the Company or the applicable subsidiary;

(iv)    a determination with respect to the amount of, or any adjustment to, the Carrying Value (as defined in the BCH Partnership Agreement) of BCH pursuant to the BCH Partnership Agreement unless such determination is approved by the audit committee of the Beneficient board of directors;

(v)    the amendment, supplement, waiver, or modification of the Company’s Proposed Charter or Proposed Bylaws, the Ben LLC Limited Liability Company Agreement or the BCH Partnership Agreement;

(vi)    the exchange or disposition of a majority or more of the assets (including, without limitation, through merger, sale or other combination), taken as a whole, of the Company or any subsidiary thereof in a single transaction or a series of related transactions other than an exchange or disposition to one or more affiliates;

(vii)    the execution by the Company or any subsidiary thereof of any contracts or of any amendment, supplement, waiver or modification of any existing contract which would materially change the nature of the business of the Company and its Affiliates, other than those contracts disclosed in the registration statement for which this proxy statement/prospectus forms a part in connection with the transactions contemplated by the Business Combination Agreement;

(viii)    the liquidation or dissolution of, or the initiation of voluntary bankruptcy proceedings for, Beneficient or any significant subsidiary thereof; and

(ix)    any determination under Sections 3.05(b) of the BCH Partnership Agreement regarding the selection or termination of any charity.

Neither the Class B Holders nor Beneficient will be able to assign their rights and obligations under the Stockholders Agreement to any other person without the other’s prior written consent, except that the Class B Holders will be able to assign their respective rights and obligations under the Stockholders Agreement to any existing Class B Holder or any transferee of shares of Beneficient Class B common stock that is an affiliate of such Class B Holder (a “Permitted Transferee”), so long as such Permitted Transferee executes and delivers a joinder to the Stockholders Agreement. The Stockholders Agreement also provides that the Class B Holders shall grant each other rights of first refusal to acquire shares of Beneficient Class B common stock if the transfer would otherwise trigger a conversion of the Beneficient Class B common stock to Beneficient Class A common stock.

The Stockholders Agreement will be governed by Nevada law.

DESCRIPTION OF THE EIGHTH AMENDED AND

RESTATED LIMITED PARTNERSHIP AGREEMENT OF

BENEFICIENT COMPANY HOLDINGS, L.P.

The following is a summary of the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P., the form of which is attached as Annex O to this proxy statement/prospectus (the “BCH Eighth A&R LPA”). The BCH Eighth A&R LPA will be adopted and become effective following the Conversion and upon consummation of the Contribution. You should thoroughly review the entire BCH Eighth A&R LPA and consult with your specialists, legal counsel, and tax advisors. The following is merely a summary of some of the significant provisions of the BCH Eighth A&R LPA and is qualified in its entirety by reference thereto.

We summarize the following provisions of the BCH Eighth A&R LPA elsewhere in this proxy statement/prospectus:

•	with regard to distributions, see “Description of Interests — Beneficient Company Holdings, L.P.”; and

•	with regard to the redemption, conversion or exchange of partnership interests, see “Description of Interests — Beneficient Company Holdings, L.P.”.

General	BCH was formed under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). The principal place of business and mailing address of BCH is 325 N. St. Paul Street, Suite 4850, Dallas Texas 75201.

Partnership Objectives	The nature and character of the business to be conducted by BCH is engaging in any lawful act or activity for which limited partnerships may be formed under the Delaware LP Act.

General Partner

Ben LLC will be BCH’s general partner following the Conversion and Contribution. Ben LLC will manage all activities of BCH. Except as otherwise expressly specified in the BCH Eighth A&R LPA, the management powers over the business and affairs will be exclusively vested in Ben LLC, and no limited partner shall have management power over the business of BCH. Ben LLC, as general partner, is authorized to delegate its authority to officers of BCH, provided that certain items, such as formation, creation or other acquisition of subsidiaries and determinations regarding any charitable contributions or any other use or involvement of a charity in the business of BCH, the Company, or any affiliate or subsidiary thereof must be made by the general partner of BCH in its reasonable discretion and shall not be delegated to any officer.

Ben LLC will not be personally liable for, and shall have no obligation to contribute or loan money or property to BCH to enable it to effectuate, the return of the capital contributions of the partners, or any portion thereof, it being expressly understood that any such return shall be made solely from BCH’s assets.

Elimination of Fiduciary Duties	The BCH Eighth A&R LPA eliminates the fiduciary duties that might otherwise be owed by Ben LLC, as general partner, and certain persons identified as indemnitees under the BCH Eighth A&R LPA (see — “Indemnification”), and replaces them with the duties expressly set forth in the BCH Eighth A&R LPA. Accordingly, Ben LLC, as general partner, and designated indemnitees, are permitted to manage BCH in accordance with the contractual standards set forth in the BCH Eighth A&R LPA. The BCH Eighth A&R LPA provides that, when Ben LLC, or any such indemnitee, is permitted or required to make a decision in its “discretion” or pursuant to a provision not subject to an express standard of “good faith,” in making such decision, Ben LLC, or any such indemnitee, shall be entitled to consider only such interests and factors as it desires, including its own interests, and has no duty to give any consideration to any interest of or factors affecting BCH, its partners or any other person. Potential conflicts of interest may arise among Ben LLC and its affiliates, on the one hand, and BCH, on the other hand, and Ben LLC may be able to favor its own interest to the detriment of BCH and its partners.

Partnership Interests

Interests in BCH are represented by units and unit accounts (collectively referred to as “units”). Upon the effectiveness of the BCH Eighth A&R LPA, the units will consist of five classes comprised of the BCH Class A Units, the BCH Class S Ordinary Units, the BCH Class S Preferred Units, the BCH FLP Unit Accounts and the BCH Preferred Series Unit Accounts. The BCH FLP Unit Accounts are further subdivided into BCH FLP-1 Unit Accounts, with specific rights set forth in the BCH Eighth A&R LPA and which shall initially represent 50.5% (excluding the BCH FLP-3 Unit Accounts) of the BCH FLP Unit Accounts, with the balance, initially representing 49.5% (excluding the BCH FLP-3 Unit Accounts) of the BCH FLP Unit Accounts, being the BCH FLP-2 Unit Accounts, and the remainder being the BCH FLP-3 Unit Accounts. Upon the effectiveness of the BCH Eighth A&R LPA, the Preferred Series Unit Accounts will be further subdivided into BCH Preferred A-0 Unit Accounts, BCH Preferred A-1 Unit Accounts, and BCH Preferred C-1 Unit Accounts, in each case, with such rights as expressly provided in the BCH Eighth A&R LPA.

BCH Class A Units shall track to the Ben LLC Class A Units.

BCH shall issue a BCH Class A Unit for each Ben LLC Class A Unit outstanding, and each such BCH Class A Unit shall track, on a one-to-one basis, the corresponding Ben LLC Class A Unit. Without limitation of the foregoing, BCH (i) shall cause the redemption or cancellation, as appropriate, of BCH Class A Units to reflect the redemption or cancellation of any Ben LLC Class A Unit (with appropriate adjustments, if necessary), and (ii) shall not permit any BCH Class A Unit to be redeemed or cancelled unless and until corresponding Ben LLC Class A Units are first redeemed or cancelled. See “Description of Units” for more information regarding BCH’s units.

Issuance of Additional Securities

The BCH Eighth A&R LPA authorizes BCH to issue additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by Ben LLC, as general partner, in its sole discretion without the approval of any partner.

In accordance with the Delaware LP Act and the provisions of the BCH Eighth A&R LPA, BCH may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to units.

Preemptive Right	Except for the issuance or sale of equity securities (i) either directly or indirectly (including through Beneficient Management Partners, L.P.) to officers, employees, directors or consultants of BCH or its subsidiaries pursuant to an incentive equity plan, agreement or arrangement previously approved by the board of directors of Beneficient Management, L.L.C. (“Ben Management”), as general partner of BCG, and in effect as of the effective date of the BCH Eighth

A&R LPA, (ii) to officers, employees, directors or consultants of the Company, Ben LLC, BCH or their respective subsidiaries pursuant to an incentive equity plan, agreement or arrangement approved by the general partner of BCH and, if necessary, the board of directors of the Company or a committee thereof, (iii) in connection with the conversion of any of BCH’s outstanding equity securities into another class of equity securities on terms made available to all holders of the same class of such outstanding equity securities, (iv) in connection with an acquisition of another company, business or assets (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) by BCH or any of its subsidiaries, (v) upon the exercise or conversion of any options, warrants, rights or securities outstanding as of the effective date of the BCH Eighth A&R LPA, or issued after such date in compliance with the provisions of the BCH Eighth A&R LPA, (vi) in connection with obligations of BCH to any exchange trust or any other product of BCH that requires the issuance of units of BCH, or (vii) on or prior to the effective date of the BCH Eighth A&R LPA, if BCH authorizes the issuance or sale of any equity securities of BCH (other than as a dividend on outstanding equity securities of BCH), BCH shall offer to sell to each holder of a BCH Preferred A Unit Account (each, a “Preemptive Holder”), a portion of such equity securities equal to the Preemptive Investor Portion (as defined in the BCH Eighth A&R LPA). Each such Preemptive Holder shall be entitled to purchase such equity securities at the same price and on the same terms as such equity securities are to be offered to the prospective purchaser. In lieu of offering to any Preemptive Holder any equity securities to which such preemptive rights apply at the time such equity securities are offered, BCH may satisfy such preemptive rights by offering to sell to each Preemptive Holder the number of equity securities that such holder would be entitled to purchase promptly after the sale is effected.

This preemptive right will terminate upon the date there are no BCH Preferred A-1 Unit Accounts outstanding.

Capital Contributions	The partners are not obligated to make additional capital contributions, except as described under “—Limited Liability.”

Distributions	The BCH Eighth A&R LPA specifies the manner in which BCH will make distributions to the holders of its units. For a description of these provisions, see “Description of Interests — Beneficient Company Holdings, L.P.”

Redemption, Conversion or Exchange	The units of BCH are subject to redemption, conversion or exchange as more specifically set forth in the BCH Eighth A&R LPA. For a description of these provisions, see “Description of Interests — Beneficient Company Holdings, L.P.”

Voting Rights	The following is a summary of the unitholder vote required for approval of the matters specified below.

	Issuance of Additional Units	No approval right, subject to certain rights of the holders of the BCH Preferred A Unit Accounts. For additional information, see the section titled “— Voting Rights of BCH Preferred Series Unit Accounts.”

	Amendment of BCH Eighth A&R LPA	Certain amendments to the BCH Eighth A&R LPA may be made by Ben LLC, as BCH’s general partner, without the approval of the limited partners. Certain other amendments that would materially and adversely affect the rights of a holder of any units or a particular class require the approval of such holder or majority-in-interest of the holders of such class, as applicable. Certain other amendments require the approval of certain classes or third parties, or the approval of a majority-in-interest on an as-converted basis. For additional information, see the section titled “— Amendments of BCH Eighth A&R LPA.”

Merger or Partnership Sale	Limited partners, voting as a single class, shall have the right to vote on any merger, consolidation, combination or conversion of BCH. No approval of the limited partners is required for a Partnership Sale (as defined in the BCH Eighth A&R LPA); provided that approval of BCH FLP Unit Accounts and BCH FLP-3 Unit Accounts is required for the sale of certain subsidiaries. For additional information, see the section titled “— Merger, Sale or Other Disposition of Assets.”

Dissolution of BCH	Approval of all partners. For additional information, see the section titled “—Term and Dissolution.”

Continuation of BCH	Approval of all partners. For additional information, see the section titled “—Term and Dissolution.”

Withdrawal of BCH’s General Partner	No approval right; provided the BCH general partner may not withdraw from being a general partner unless another general partner shall have been admitted.

Removal of BCH’s General Partner	The general partner of BCH may not be removed by a vote of the limited partners.

Transfer of BCH’s General Partner Interest	No approval right; provided the BCH general partner may not transfer the general partner interest unless another general partner shall have been admitted.

Voting Rights of BCH Preferred Series Unit Accounts

Until there are no BCH Preferred Series C-1 Unit Accounts outstanding, the prior consent of a majority-in-interest of the holders of the BCH Preferred Series C-1 Unit Accounts shall be required for BCH to make any discretionary distributions to the limited partners.

The prior written consent of holders of a majority of the then outstanding BCH Preferred A Unit Accounts shall be required for:

•  BCH or any of its subsidiaries to (i) issue any Equity Securities (as defined in the BCH Eighth A&R LPA), or (ii) incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that, in any such case, is senior in any respect to, or (except as permitted in the BCH Eighth A&R LPA) pari passu with, any right of distribution, redemption, repayment, repurchase or other payment relating to the BCH Preferred A Unit Accounts;

•  prior to the conversion of all of the BCH Preferred A Unit Accounts, BCH directly or indirectly incurring any additional long-term indebtedness unless (i) after giving effect to such indebtedness, the sum of all indebtedness and such additional indebtedness would not exceed 55% of BCH’s net asset value of its alternative asset financing portfolio plus all cash on hand at the Company, BCH and its subsidiaries, and (ii) at the time of incurrence, the aggregate balance of BCH’s and its controlled subsidiaries’ indebtedness plus such additional indebtedness does not exceed 40% of the sum of the net asset value of the collateral underlying the loan portfolio of BCH and its subsidiaries plus all cash on hand at the Company, BCH and its subsidiaries; and

•  BCH to redeem any other class or series of equity securities unless and until the holders of the BCH Preferred A Unit Accounts have been paid or redeemed in full an amount equal to the Hypothetical Preferred Opening Capital Account Balances (as defined in the BCH Eighth A&R LPA); provided, BCH shall not be prevented from redeeming (i) units in connection with any obligations of BCH to any exchange trust, (ii) BCH Class S Units, so long as the consideration used to redeem such units is a publicly-traded security of an affiliate, (iii) redemptions pursuant to the BCH Eighth A&R LPA involving tax distributions and disproportionate distributions.

Limited Liability

Assuming that a limited partner does not participate in the control of BCH’s business within the meaning of the Delaware LP Act and that it otherwise acts in conformity with the provisions of the BCH Eighth A&R LPA, its liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to BCH for its units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•  to approve some amendments to the BCH Eighth A&R LPA;

•  to take other action under the BCH Eighth A&R LPA;

constituted “participation in the control” of BCH’s business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for BCH’s obligations under the laws of Delaware, to the same extent as BCH’s general partner. This liability would extend to persons who transact business with BCH who reasonably believe that a limited partner is a general partner. Neither the BCH Eighth A&R LPA nor the Delaware LP Act specifically provides for legal recourse against BCH’s general partner if a limited partner were to lose limited liability through any fault of BCH’s general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware LP Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

BCH conducts business in several states and BCH may have subsidiaries that conduct business in other states in the future. Maintenance of BCH’s limited liability as a partner or member of its subsidiaries may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying BCH’s subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of BCH’s ownership interest in its subsidiaries or otherwise, it were determined that BCH was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to approve some amendments to the BCH Eighth A&R LPA, or to take other action under the BCH Eighth A&R LPA constituted “participation in the control” of BCH’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for BCH’s obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. BCH intends to operate in a manner that its general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Merger, Sale or Other Disposition of Assets	The BCH Eighth A&R LPA provides that the limited partners, voting as a single class, shall have the right to vote on any merger, consolidation, combination or conversion of BCH. The BCH Eighth A&R LPA does not require the consent or approval of the BCH limited partners for a Partnership Sale (as defined in the BCH Eighth A&R LPA) which is not in the form of a merger, consolidation, combination or conversion. However, the consent or approval of the limited partners holding a majority of (i) the BCH FLP Unit Accounts voting as a single class, and (ii) to the extent affecting the BCH FLP-3 Unit Accounts, the BCH FLP-3 Unit Accounts, is required for BCH and its subsidiaries to sell, modify the economic rights of, or dispose or hypothecate any subsidiary in a manner that adversely affects the special allocations to such unit accounts.

Term and Dissolution

The term of BCH commenced on May 14, 2010 and will perpetually continue until its dissolution in accordance with the BCH Eighth A&R LPA.

BCH will dissolve upon:

(a) the entry of a decree of judicial dissolution of the partnership under Section 17-802 of the Delaware LP Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of BCH in conformity with the BCH Eighth A&R LPA;

(b) any event which makes it unlawful for the business of BCH to be carried on by the partners;

(c) the written consent of all partners;

(d) at any time there are no limited partners, unless the partnership is continued in accordance with the Delaware LP Act;

(e) the incapacity or removal of the general partner of BCH, or the occurrence of a disabling event with respect to the general partner; provided that BCH will not be dissolved or required to be wound up in connection with any of the above events if: (i) at the time of the occurrence of such event there is at least one other general partner of BCH who is authorized to, and elects to, carry on the business of BCH; or (ii) all remaining limited partners consent to or ratify the continuation of the business of BCH and the appointment of another general partner of BCH; or

(f) the determination of BCH, as the general partner, in its reasonable discretion.

Upon a dissolution under clause (e) above or upon the occurrence of any other event that causes the general partner to withdraw as, or cease to be, the Company, or a nominee selected by the board of directors of the Company, shall automatically be admitted as a substitute general partner effective immediately prior to any such event with respect to the general partner and upon such admission, BCH shall continue without dissolution.

Liquidation and Distribution of Proceeds	Upon a dissolution of BCH, unless the business of BCH is continued, the general partner of BCH or other liquidator authorized to wind up the affairs of BCH will liquidate the assets of BCH and apply the proceeds of the liquidation as set forth in the BCH Eighth A&R LPA. A reasonable period of time shall be allowed for the orderly liquidation of the assets of BCH and the discharge of liabilities of BCH’s creditors.

Power of Attorney	Each limited partner of BCH grants to Ben LLC, as general partner, a power of attorney to, among other things, execute and file documents required for the BCH’s qualification, continuance, dissolution or termination. The power of attorney also grants Ben LLC, as general partner, the authority to amend, and execute, record and file, all instruments that Ben LLC, as general partner, deems appropriate to reflect a change or modification of the BCH Eighth A&R LPA and certificate of limited partnership, in each case in accordance with the BCH Eighth A&R LPA.

Indemnification

Under the BCH Eighth A&R LPA, in most circumstances BCH would indemnify the following persons, to the fullest extent permitted by law, from and against all losses and liabilities suffered and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement reasonably incurred in connection with actions, suits or proceedings in which the following persons are involved, by reason of such person’s status as an indemnitee under the BCH Eighth A&R LPA:

•  Ben LLC, as general partner of BCH;

•  any current or former managing member of Ben LLC;

•  any former general partner and any current or former general partner or member of a former general partner;

•  any additional or substitute general partner of BCH;

•  any person who is or was a tax matters partner, officer or director of Ben LLC, BCH or a former general partner, or any additional or substitute general partner of either of them;

•  each limited partner of BCH;

•  any officer or director of Ben LLC, any former general partner or any additional or substitute general partner who is or was serving at the request of Ben LLC or any additional or substitute general partner of BCH as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person;

•  any person designated by Ben LLC in its reasonable discretion; and

•  any heir, executor or administrator of the foregoing.

BCH has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter acted with knowledge that the conduct was unlawful. Any indemnification or advancement obligation of BCH under the BCH Eighth A&R LPA will only be satisfied to the extent that BCH will remain solvent after payment of such obligations.

BCH may purchase and maintain insurance against liabilities asserted against indemnitees described above, regardless of whether BCH would have the power to indemnify the person against such liabilities under the BCH Eighth A&R LPA.

Withdrawal or Removal of BCH’s General Partner	Ben LLC will not be allowed to withdraw from being a general partner of BCH unless another general partner shall have been admitted. Except as described below, the general partner of BCH may not be removed.

General Partner Transfers	Ben LLC may transfer all or any part of its general partner interest so long as a successor general partner has first been admitted to BCH under the BCH Eighth A&R LPA.

Books and Records

BCH is required to prepare and maintain separate books of account in accordance with U.S. generally accepted accounting principles. Each limited partner of BCH has the right to receive, for a purpose reasonably related to such limited partner’s interest in BCH: (i) a copy of BCH’s certificate of limited partnership, the BCH Eighth A&R LPA and amendments to each of the foregoing, and (ii) promptly after their becoming available, copies of BCH’s federal income tax returns for the three most recent years. Ben LLC, as general partner, may keep confidential from the limited partners, for such period of time as it determines in its sole discretion, information that Ben LLC reasonably believes to be in the nature of trade secrets or other information the disclosure of which Ben LLC believes is not in the best interests of BCH, could damage BCH or its business or that BCH is required by law or by agreement with any third party to keep confidential. Further, no limited partner shall have any right to, and Ben LLC may in its reasonable discretion keep confidential, all books and records and any of other information of BCH and its affiliates or their equity owners that was generated prior to September 1, 2017 or that otherwise relates to facts, circumstances, events, actions or communications occurring prior to September 1, 2017.

The books are required to be maintained for financial reporting purposes on an accrual basis. For tax and financial reporting purposes, BCH’s fiscal year ends on March 31.

Amendments of BCH Eighth A&R LPA	Amendments to the BCH Eighth A&R LPA may be proposed only by Ben LLC, as BCH’s general partner. Ben LLC, as general partner, generally may approve amendments to the BCH Eighth A&R LPA, except for certain amendments described below that require the approval of certain holders of units.

Notwithstanding the matters set forth below, no amendment may be made that would:

•  materially and adversely affect the rights of any holder of units, other than on a pro rata basis with other holders of units of the same class, without the prior consent of such holder (or if there is more than one such holder affected, without the prior written consent of a majority-in-interest of such affected holders);

•  materially and adversely affect the rights of a particular class of units without the prior written consent of a majority-in-interest of such class;

•  materially and adversely affect the rights of the BCH FLP-3 Unit Accounts without the prior written consent of a majority-in-interest by capital account balances of the holders of such BCH FLP-3 Unit Accounts; or

•  amend the provisions of Section 4.01of the BCH Eighth A&R LPA pertaining to certain distributions payable to the holders of the BCH Preferred A-1 Unit Accounts without the prior written consent of BHI.

Ben LLC, as general partner, may generally make amendments to the BCH Eighth A&R LPA or certificate of limited partnership, as applicable, without the approval of any limited partner to reflect:

•  any amendment, supplement, waiver or modification that Ben LLC determines to be necessary or appropriate in connection with the creation, authorization or issuance of interests or any class or series of equity interest in BCH;

•  the admission, substitution, withdrawal or removal of limited partners in accordance with the BCH Eighth A&R LPA;

•  a change in the name of BCH, the location of the principal place of business of the BCH, the registered agent of BCH or the registered office of BCH;

•  any amendment, supplement, waiver or modification that Ben LLC determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or

•  a change in the fiscal year or taxable year of BCH and any other changes that Ben LLC determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of BCH a change in the dates on which distributions are to be made by BCH.

Notwithstanding the foregoing, any amendments to the definition of “Minimum Retained Earnings” or Section 4.01 shall require the approval of the Executive Committee of the board of directors of the Company.

Delaware Jurisdiction; Dispute Resolution

The BCH Eighth A&R LPA provides that BCH, each of the limited partners and BCH’s general partner, each record holder of a partnership interest, each other person who acquires an interest in a partnership security and each other person who is bound by the BCH Eighth A&R LPA (each a “Consenting Party”):

•  irrevocably agrees that, unless Ben LLC otherwise agrees in writing, any claims, suits, actions or proceedings arising out of or relating in any way to the BCH Eighth A&R LPA or any interest in BCH, including any claims, suits or actions under or to interpret, apply or enforce (i) the provisions of the BCH Eighth A&R LPA, (ii) the duties, obligations or liabilities of BCH to the partners, or of the partners to BCH, or among partners, (iii) the rights or powers of, or restrictions on, BCH, or any partner, (iv) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (v) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to BCH or by the BCH Eighth A&R LPA or (vi) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (a “Dispute”) shall be finally settled by arbitration conducted by three arbitrators (or, in the event the amount of quantified claims and/or estimated monetary value of other claims contained in the applicable request for arbitration is less than $3.0 million, by a sole arbitrator) in Wilmington, Delaware in accordance with the Rules of Arbitration of the International Chamber of Commerce (including the rules relating to costs and fees) existing on the date of the BCH Eighth A&R LPA and that such arbitration shall be the exclusive manner pursuant to which any Dispute shall be resolved;

•  agrees that the BCH Eighth A&R LPA involves commerce and is governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. and any applicable treaties governing the recognition and enforcement of international arbitration agreements and awards;

•  agrees to take all steps necessary or advisable, including the execution of documents to be filed with the International Court of Arbitration or the International Centre for ADR in order to properly submit any Dispute for arbitration pursuant to the BCH Eighth A&R LPA;

•  irrevocably waives, to the fullest extent permitted by law, any objection it may have to the submission of any Dispute for arbitration pursuant to the BCH Eighth A&R LPA and any right to lay claim to jurisdiction in any venue;

•  agrees that (i) the arbitrator(s) shall be U.S. lawyers, U.S. law professors and/or retired U.S. judges and all arbitrators, including the president of the arbitral tribunal, may be U.S. nationals and (ii) the arbitrator(s) shall conduct the proceedings in the English language;

•  agrees that except as required by law (including any disclosure requirement to which BCH may be subject under any securities law, rule or regulation or applicable securities exchange rule or requirement) or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain;

•  irrevocably agrees that, unless Ben LLC and the relevant named party or parties shall otherwise mutually agree in writing, (i) the arbitrator(s) may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim, (ii) such consenting party may bring claims only in its individual capacity and not as a plaintiff, class representative or class member or as a private attorney general, in any purposed class or representative proceeding, and (iii) the arbitrator(s) may not consolidate more than one person’s claims, and shall not have authority otherwise to preside over any form of a representative or class or consolidated proceeding or entertain any claim on behalf of a person who is not a named party, nor shall any arbitrator have authority to make any award for the benefit of, or against, any person who is not a named party; and

•  agrees that if a Dispute that would be arbitrable under the BCH Eighth A&R LPA if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its Affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this arbitration agreement.

If the arbitrator(s) shall determine that any Dispute is not subject to arbitration, or the arbitrator(s) or any court shall refuse to enforce the arbitration provisions of the BCH Eighth A&R LPA or shall determine that any Dispute is not subject to arbitration, then each Consenting Party:

•  irrevocably agrees that unless the BCH general partner consents to an alternative forum, any Dispute shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction);

•  irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

•  irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of such courts, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper;

•  expressly waives any requirement for the posting of a bond by the party bringing such claim, suit, action or proceeding;

•  consents to service of process by certified mail, return receipt requested;

•  irrevocably waives any right to any trial by jury; and

•  agrees that proof shall not be required that monetary damages for breach of these provisions of the BCH Eighth A&R LPA would be difficult and that remedies at law would be inadequate.

DESCRIPTION OF THE FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

BENEFICIENT COMPANY GROUP, L.L.C.

The following is a summary of the First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C., the form of which is attached as Annex N to this proxy statement/prospectus (the “Ben A&R LLCA”). The Ben A&R LLCA will be adopted and become effective following the Conversion and upon consummation of the Contribution. You should thoroughly review the entire Ben A&R LLCA and consult with your specialists, legal counsel, and tax advisors. The following is merely a summary of some of the significant provisions of the Ben A&R LLCA and is qualified in its entirety by reference thereto.

We summarize the following provisions of the Ben A&R LLCA elsewhere in this proxy statement/prospectus:

•	with regard to distributions, see “Description of Interests — Beneficient Company Group, L.L.C.”; and

•	with respect to the redemption, conversion or exchange of membership interests, see “Description of Interests — Beneficient Company Group, L.L.C.”.

General	Ben LLC was formed under the Delaware Limited Liability Company Act (the “Delaware LLC Act”). The principal place of business and mailing address of Ben LLC is 325 N. St. Paul Street, Suite 4850, Dallas Texas 75201.

Membership Objectives	The purpose and nature of the business to be conducted by Ben LLC is to (i) act as the general partner and a limited partner of BCH, (ii) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the managing member of Ben LLC and that lawfully may be conducted by a limited liability company organized under the Delaware LLC Act and (iii) do anything necessary or appropriate to the foregoing. The managing member of Ben LLC has no duty or obligation to propose or approve any conduct by Ben LLC.

Managing Member

BCG is currently the managing member of Ben LLC and, following the Conversion, the Company will be the managing member. The managing member will manage all activities of Ben LLC. Except as otherwise expressly specified in the Ben A&R LLCA, all management powers over the business and affairs will exclusively vested in the managing member, and no non-managing member shall have the right to participate in the management, control, or business of Ben LLC.

In addition, the Company, as the managing member, will have the full power and authority to do all things and on such terms as it determines to be necessary to conduct Ben LLC’s affairs and business, to exercise all powers and to effectuate the purposes set forth in the Ben A&R LLCA. In addition, the managing member shall have the sole power and authority to sell or exchange all or substantially all of the assets of Ben LLC, BCH, and their subsidiaries, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of the outstanding non-managing member interests in Ben LLC.

While the Company will not be compensated for its services as managing member, Ben LLC will reimburse the Company, as its managing member, for (i) any costs, fees, and expenses incurred by the managing member in connection with serving as the managing member and (ii) all other expenses allocable to Ben LLC, BCH and their subsidiaries or otherwise incurred by Ben LLC’s managing member in connection with operating the business of Ben LLC, BCH and their subsidiaries (including expenses allocated to Ben LLC’s managing member by its affiliates).

The Company, as managing member of Ben LLC, shall not be personally liable for, and shall have no obligation to contribute or loan money or property to Ben LLC to enable it to effectuate, the return of capital contributions to the non-managing members or unitholders of Ben LLC, and any such return shall be made solely from Ben LLC’s assets.

Elimination of Fiduciary Duties	The Ben A&R LLCA eliminates the fiduciary duties that might otherwise be owed by the Company, as managing member, and certain persons identified as indemnitees under the Ben A&R LLCA (see — “Indemnification”), and replaces them with the duties expressly set forth in the Ben A&R LLCA. Accordingly, the Company, as managing member, and designated indemnitees, are permitted to manage Ben LLC in accordance with the contractual standards set forth in the Ben A&R LLCA. The Ben A&R LLCA provides that, when the managing member, or any such indemnitee, is permitted or required to make a decision in its “sole discretion,” in making such decision, the Company, as managing member, or any such indemnitee, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty to give any consideration to any interest of or factors affecting Ben LLC, its members or any other person. Potential conflicts of interest may arise among the Company and its affiliates, on the one hand, and Ben LLC, on the other hand, and the Company may be able to favor its own interest to the detriment of Ben LLC and its members.

Membership Interests

Interests in Ben LLC under the Ben A&R LLCA will be represented by managing member interests and non-managing member interests (collectively referred to as “membership interests”). Membership Interests may be designated as a unit (collectively referred to as “units”). It is contemplated that following the Conversion and Contribution and at the time of the Avalon Merger, the Company will hold 100% of the non-managing member interests, which will consist of the Ben LLC Class A Units.

Ben LLC shall (i) issue to the Company one Ben LLC Class A Unit for each share of Beneficient Common Stock outstanding and each such Ben LLC Class A Unit shall track, on a one-for-one basis, the Common Stock of the Company, and (ii) cause BCH to issue to Ben LLC a BCH Class A Unit for each Ben LLC Class A Unit outstanding, and each such BCH Class A Unit shall track, on a one-to-one basis, the corresponding Ben LLC Class A Unit. Without limitation of the foregoing, Ben LLC shall (i) cause the redemption or cancellation, as appropriate, of Ben LLC Class A Units to reflect the redemption or cancellation of any shares of Beneficient Common Stock and shall not permit any Ben LLC Class A Units to be redeemed or cancelled unless and until corresponding shares of Beneficient Common Stock are first redeemed or cancelled, and (ii) cause BCH to redeem or cancel, as appropriate, BCH Class A Units to reflect the redemption or cancellation of any Ben LLC Class A Units. Ben LLC shall, and the Company shall cause Ben LLC to, issue Ben LLC Class A Units, without any preemptive or other similar rights with respect to such issuance by any Person, as necessary or appropriate in connection with the exchange of any units of BCH pursuant to the terms of the applicable exchange provisions of the BCH Eighth A&R LPA and/or applicable exchange agreement governing exchanges of units of BCH, in each case subject to the receipt by the Company or Ben LLC, as applicable, of the units of BCH being exchanged. See “Description of Interests” for more information regarding Ben LLC’s units.

Issuance of Additional Securities

The Ben A&R LLCA authorizes Ben LLC to issue additional limited liability company securities and options, rights, warrants and appreciation rights relating to Ben LLC securities for any purpose relating to Ben LLC at any time Ben LLC’s managing member determines, without the approval of non-managing members except as otherwise provided in any subsequent interest designation approved by the Ben LLC managing member.

Each additional membership interest authorized to be issued may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of units), as determined by the Company, as managing member.

Preemptive Right	Unless otherwise determined by the Company, as managing member, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any membership interests of Ben LLC.

Capital Contributions	No member is obligated to make additional capital contributions without the consent of such member, except as described under “— Limited Liability,” and no member shall be permitted to make additional capital contributions to Ben LLC without the consent of the Company, as managing member.

Distributions	The Ben A&R LLCA specifies the manner in which Ben LLC will make distributions to the holders of its membership interests. For a description of these provisions, see “Description of Interests — Beneficient Company Group, L.L.C.”

Redemption, Conversion or Exchange	The non-managing member interests of Ben LLC are subject to redemption, conversion or exchange as more specifically set forth in the Ben A&R LLCA. For a description of these provisions, see “Description of Interests — Beneficient Company Group, L.L.C.”

Voting Rights	The following is a summary of the vote required by the non-managing members for approval of the matters specified below. Certain matters that require approval may require the approval of the “Outstanding” membership interests, as the term “Outstanding” is defined in the Ben A&R LLCA. For additional information, see the section titled “— Meetings; Voting; Common Units Considered ‘Outstanding’.” In addition, except as expressly provided in the Ben A&R LLCA, non-managing members of Ben LLC shall not have the right to vote on any matter involving Ben LLC.

	Issuance of Additional Units	No approval right.

	Amendment of Ben A&R LLCA	The Ben A&R LLCA may be amended, supplemented, waived or modified by the Company, as Ben LLC’s managing member, without the approval of the non-managing members. However, any amendments that would modify the limited liability of any non-managing member or enlarge the obligations of a non-managing member, or that would materially and adversely affect the rights of any class of membership interests would require the approval of such non-managing members or the holders of not less than a majority of the voting power of the outstanding membership interests of the affected class, as applicable. For additional information, see the section titled “ — Amendments of Ben A&R LLCA.”

	Merger or Company Sale	No approval right.

	Dissolution of Ben LLC	No approval right. For additional information, see the section titled “ — Term and Dissolution.”

	Withdrawal of Ben LLC’s Managing Member	No approval right.

	Removal of Ben LLC’s Managing Member	The non-managing members shall have no right to remove the Ben LLC managing member.

	Transfer of Ben LLC’s Managing Member Interests	No approval right; provided the Ben LLC managing member may not transfer the managing member interest unless (i) the transferee agrees to assume the rights and duties of the managing member, (ii) Ben LLC receives an opinion of counsel that such transfer would not result in the loss of limited liability of any non-managing member, and (iii) such transferee agrees to purchase the general partner or managing member interest held by the Ben LLC managing member, if any, of BCH and the subsidiaries of Ben LLC and BCH.

Meetings; Voting

Record holders of non-managing member interests for which a meeting is proposed on the record date will be entitled to notice of, and to vote at, meetings of Ben LLC’s non-managing members and to act upon matters for which approval may be solicited.

Any action required or permitted to be taken at a meeting by the non-managing members may be taken by a vote of the non-managing members voting their non-managing member interests in accordance with their percentage interest in Ben LLC. Except as otherwise required in the Ben A&R LLCA or by the Delaware LLC Act, the approval of the holders of the non-managing member interests (or any class or series thereof) representing a majority of the percentage interests of such non-managing member interests shall constitute the act of the non-managing members.

Any action that is required or permitted to be taken by non-managing members may be taken at a meeting or without a meeting if consented to in writing or by electronic transmission by non-managing members owning not less than the minimum percentage of voting power of outstanding non-managing member interests that would be necessary to authorize or take such action at a meeting. Meetings of non-managing members may only be called by Ben LLC’s managing member.

Non-managing members may vote either in person or by proxy at meetings. The non-managing members holding a majority of the voting power of the outstanding non-managing member interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any such action by the non-managing members requires approval by non-managing members holding a greater percentage of the voting power, in which case the quorum will require the greater percentage. The Ben LLC managing member may postpone any meeting of non-managing members one or more times for any reason by giving notice to each non-managing member entitled to vote at such meeting. The Ben LLC managing member may also adjourn any meeting of non-managing members one or more times for any reason, including the absence of a quorum, without a vote of the non-managing members.

With respect to any matter that is subject to a vote by, or the approval or consent of, any record holder of outstanding non-managing member interests, any such holder who (i) receives notice of such matter from Ben LLC, and (ii) does not object to such matter in writing to Ben LLC within ten (10) business days of receipt of such notice shall be deemed to have voted affirmatively to, approved, and provided consent for, such matter. To the fullest extent permitted by law, in connection with any vote of the non-managing member interests requested by Ben LLC’s managing member or required by the Ben A&R LLCA, a non-managing member that does not cast a vote at a meeting of non-managing members will be treated as non-voting interests for purposes of such matter, and the non-managing member interests held by such non-managing member will not be included in either the denominator or numerator for purposes of determining if the requisite approval was obtained.

Limited Liability

No member shall have any liability under the Ben A&R LLCA for any obligation of Ben LLC solely by reason of being or acting as a member, and a member’s liability will be limited, subject to possible exceptions, including those set forth in Sections 18-607 and 18-804 of the Delaware LLC Act, to the amount of capital it is obligated to contribute to Ben LLC for its membership interests plus its share of any undistributed profits and assets.

Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Under the Delaware LLC Act, a substituted member of a limited liability company is liable for the obligations of its assignor to make contributions to the limited liability company, except that such person is not obligated for liabilities unknown to it at the time it became a member and that could not be ascertained from the limited liability company agreement.

Ben LLC may conduct business in several states and Ben LLC may have subsidiaries that conduct business in other states in the future. Maintenance of Ben LLC’s limited liability as a partner or member of its subsidiaries may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying Ben LLC’s subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of Ben LLC’s ownership interest in its subsidiaries or otherwise, it were determined that Ben LLC was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the non-managing members as a group to approve some amendments to the Ben A&R LLCA, or to take other action under the Ben A&R LLCA constituted “participation in the control” of Ben LLC’s business for purposes of the statutes of any relevant jurisdiction, then the non-managing members could be held personally liable for Ben LLC’s obligations under the law of that jurisdiction. Ben LLC intends to operate in a manner that its managing member considers reasonable and necessary or appropriate to preserve the limited liability of the non-managing members.

Merger, Sale or Other Disposition of Assets	The Ben A&R LLCA provides that the Ben LLC managing member may, without the approval of holders of the outstanding non-managing member interests, (i) sell or exchange all or substantially all of the assets of Ben LLC, BCH and their subsidiaries, and (ii) merge, consolidate or otherwise combine Ben LLC with or into one or more other entities as permitted by the Delaware LLC Act.

In addition, the Ben LLC managing member, in its sole discretion, may mortgage, pledge, hypothecate or grant a security interest in any or all of the assets of Ben LLC, BCH and their respective subsidiaries (including for the benefit of persons other than Ben LLC, BCH or their subsidiaries, including affiliates of Ben LLC’s managing member) without the prior approval of the holders of a majority of the voting power of the outstanding non-managing member interests. The Ben LLC managing member could also sell any or all of Ben LLC’s assets and the assets of BCH and their respective subsidiaries under any forced sale of any or all of such assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of a majority of the voting power of the outstanding non-managing member interests.

The Ben LLC managing member may, in its sole discretion, convert or merge Ben LLC into, or convey some or all of its assets to, a newly formed limited liability entity if (i) the Ben LLC managing member has received an opinion of counsel that the conversion, merger or conveyance would not result in the loss of the limited liability of any member, (ii) the primary purpose of the conversion, merger or conveyance is to effect a mere change in Ben LLC’s legal form into another limited liability entity, and (iii) the Ben LLC managing member determines that the governing instruments of the new entity provide the non-managing members and the Ben LLC managing member with substantially the same rights and obligations as are set forth in the Ben A&R LLCA.

Term and Dissolution

The term of Ben LLC commenced on December 8, 2022, and will perpetually continue until its dissolution in accordance with the Ben A&R LLCA.

Ben LLC will dissolve, and its affairs wound up, upon:

•  an election to dissolve Ben LLC by the Ben LLC managing member;

•  the entry of a decree of judicial dissolution; or

•  at any time there are no members of Ben LLC, unless Ben LLC is continued without dissolution in accordance with the Delaware LLC Act.

Liquidation and Distribution of Proceeds	Upon a dissolution of Ben LLC, unless the business of Ben LLC is continued, the managing member of Ben LLC or other liquidator authorized to wind up the affairs of Ben LLC will liquidate the assets of Ben LLC and apply the proceeds of the liquidation as set forth in the Ben A&R LLCA. A reasonable period of time shall be allowed for the orderly liquidation of the assets of Ben LLC and the discharge of liabilities of Ben LLC’s creditors.

Power of Attorney	Each non-managing member of Ben LLC grants to the Company, as managing member, a power of attorney to, among other things, execute and file documents required for the Ben LLC’s qualification, continuance, dissolution or termination. The power of attorney also grants the Company, as managing member, the authority to amend, and execute, record and file, all instruments that the Company, as managing member, deems appropriate to reflect a change or modification of the Ben A&R LLCA and certificate of formation, in each case in accordance with the Ben A&R LLCA.

Election to be Treated as a Corporation; Preserving Membership Status

If at any time Ben LLC is considered to have more than one member under the Internal Revenue Code of 1986, as amended, and the managing member of Ben LLC, in its sole discretion, determines that it is no longer in Ben LLC’s interests to continue as a partnership for U.S. federal income tax purposes, the managing member of Ben LLC may elect to treat Ben LLC as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may choose to effect such change by merger, conversion or otherwise.

In the event that the Ben LLC managing member determines that Ben LLC should seek relief under the Internal Revenue Code of 1986, as amended, to preserve its status as a membership for U.S. federal (and applicable state) tax purposes, Ben LLC and each member shall agree to adjustments required by U.S. tax authorities, and Ben LLC shall pay such amounts as required to preserve its partnership status.

Indemnification

Under the Ben A&R LLCA, in most circumstances Ben LLC would indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•  the Company, as managing member of Ben LLC;

•  any former member;

•  BCG, as the initial member;

•  any person who is or was a tax matters partner (or partnership representative or designated individual), an officer or director of the managing member of Ben LLC, any former managing member of BCH, and any of their respective subsidiaries;

•  any officer or director of the Ben LLC managing member or any former managing member who is or was serving at the request of the Ben LLC managing member or any former managing member as an officer, director, employee, member, partner, tax matters partner (or partnership representative or designated individual), agent, fiduciary or trustee of another person; or

•  any person designated by the managing member.

Ben LLC has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. Any indemnification under these provisions will only be out of Ben LLC’s assets. The Ben LLC managing member will not be personally liable for, or have any obligation to contribute or loan funds or assets to Ben LLC to enable it to effectuate this indemnification.

Ben LLC may purchase insurance against liabilities asserted against and expenses incurred by persons for Ben LLC’s activities, regardless of whether Ben LLC would have the power to indemnify the person against liabilities under the Ben A&R LLCA.

Withdrawal or Removal of Ben LLC’s Managing Member

The Company may not withdraw as managing member except in connection with a transfer of its managing member interest.

The managing member of Ben LLC may not be removed or expelled, with or without cause, as the managing member of Ben LLC by the non-managing members.

Managing Member Transfers	The Ben LLC managing member may transfer all or any part of its managing member interest without first obtaining approval of any non-managing member. As a condition of this transfer, the transferee must assume the rights and duties of the Ben LLC managing member to whose interest that transferee has succeeded, agree to be bound by the provisions of the Ben A&R LLCA, furnish an opinion of counsel regarding limited liability matters and agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the Ben LLC managing member as the general partner or managing member, if any, of Ben LLC, BCH or any of their respective subsidiaries. At any time, the stockholders of the Company, as managing member may sell or transfer all or part of their stock in the Company, as managing member, without the necessity of any prior approval.

Non-Managing Member Transfers	Except as provided in an applicable exchange agreement among Ben LLC, BCH, the Company and other parties, a non-managing member may not transfer its non-managing member interest without the prior written consent of Ben LLC’s managing member, which consent may be granted or withheld in its sole discretion.

Redemption – Non-Citizen Assignees	If Ben LLC or any of its subsidiaries is or becomes subject to U.S. federal, state, local, foreign or other laws or regulations that, in the determination of the Ben LLC managing member, creates a substantial risk of cancellation or forfeiture of any property in which Ben LLC or such subsidiary has an interest because of the nationality, citizenship or other related status of any non-managing member, Ben LLC may request any such non-managing member to furnish to the Ben LLC managing member a citizenship certification concerning such non-managing member’s nationality or citizenship. If such non-managing member does not timely furnish such certificate, or if upon delivery of such certificate the Ben LLC managing member determines that such non-managing member is not an eligible citizen, the managing member may cause Ben LLC to redeem the membership interests held by that non-managing member at their current market price. A non-citizen non-managing member or assignee does not have the right to direct the voting of his non-managing member interests and may not receive distributions in kind upon Ben LLC’s dissolution.

Redemption – Ben LLC Managing Member’s Discretion	In addition, if at any time the Ben LLC managing member determines in its sole discretion that the redemption of all or a portion of a non-managing member interest is necessary or desirable under the Ben A&R LLCA or other applicable law, rule or regulation, the Ben LLC managing member may, in its sole discretion, cause Ben LLC to redeem all or a portion of the non-managing member interests held by such non-managing member in accordance with the procedures set forth above for the redemption of non-managing member interests of a non-citizen assignee.

Books and Records

The Ben LLC managing member will keep at the principal office of Ben LLC or any other place designated by the managing member appropriate books and records with respect to Ben LLC’s business, including all records necessary to provide to the non-managing members any information required to be provided pursuant to the Ben A&R LLCA.

Any books and records maintained by or on behalf of Ben LLC in the regular course of its business, including the record of the record holders of units or other membership securities or options, rights, warrants or appreciation rights relating to membership securities, books of account and records of membership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. Ben LLC’s books will also be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Inspection and Information Rights

To the fullest extent permitted by law, non-managing members shall only have such rights to obtain information relating to Ben LLC as set forth in the Ben A&R LLCA and shall not have other rights to obtain information or access to books and records under Section 18-305 of the Delaware LLC Act.

The Ben A&R LLCA provides that a non-managing member can, for a purpose that is reasonably related to its interest as a non-managing member, upon reasonable written demand and at its own expense, have furnished to it copies of the Ben A&R LLCA, the certificate of formation of Ben LLC, amendments thereto and powers of attorney under which the foregoing have been executed.

The Ben LLC managing member may keep confidential from the non-managing members trade secrets or other information the disclosure of which the Ben LLC managing member believes is not in the best interests of Ben LLC, BCH or any of their respective subsidiaries, which could damage any such entities or their business, or which any such entity is required by law or by agreements with third parties to keep confidential.

Amendments of Ben A&R LLCA

Amendments to the Ben A&R LLCA may be proposed only by the Company, as Ben LLC’s managing member. The Company, as managing member, generally may approve amendments to the Ben A&R LLCA, except for certain amendments described below that require the approval of certain holders of units.

Notwithstanding the matters set forth below, no amendment may be made that would:

•  modify the limited liability if any non-managing member or enlarge the obligations of any non-managing member without the consent of such non-managing member, unless such enlargement is the result of an amendment approved by the holders of the affected class of membership interests or units; or

•  have a material adverse effect on the rights of any class of membership interests in a disproportionate manner in relation to other classes without the approval of not less than a majority of the voting power of the outstanding membership interests affected.

Further, Ben LLC and its managing member may enter into written agreements with non-managing members in connection with their admission or status as non-managing members that modify or supplement the terms of the Ben A&R LLCA.

Delaware Jurisdiction	The Ben A&R LLCA provides that each of the members, each record holder of a membership interest, each other person who acquires an interest in a Ben LLC security and each other person who is bound by the Ben A&R LLCA, (i) irrevocably agrees that, unless the Ben LLC managing member otherwise agrees in writing, any claims, suits, actions or proceedings arising out of or relating in any way to the Ben A&R LLCA or any membership interest, including any claims, suits or actions under or to interpret, apply or enforce (a) the provisions of the Ben A&R LLCA, (b) the duties, obligations or liabilities of Ben LLC to the members or managing member, or of the members or managing member to Ben LLC, or among members, (c) the rights or powers of, or restrictions on, Ben LLC, the members or the managing member, (d) any provision of the Delaware LLC Act or other similar applicable statutes, (e) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware LLC Act relating to Ben LLC or by the Ben A&R LLCA or (f) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (a “Dispute”) shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Ben A&R LLCA, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the Ben A&R LLCA would be difficult to calculate and that remedies at law would be inadequate; (viii) agrees that if a Dispute that would be subject to these provisions if brought against a person listed herein is brought against an employee, officer, director, agent or indemnitee of such person or its affiliates (other than disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such person or its affiliates, such employee, officer, director, agent or indemnitee will be entitled to these provisions; and (ix) agrees that if such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding sought by such person, then such person shall be obligated to reimburse Ben LLC and its affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that Ben LLC and its affiliates may incur in connection with such claim, suit, action or proceeding.

TICKER SYMBOL AND DIVIDEND INFORMATION

Avalon

Avalon Units, Avalon Class A common stock and Avalon Public Warrants are currently listed on Nasdaq under the symbols “AVACU,” “AVAC” and “AVACW,” respectively. The Avalon Units will automatically separate into their component securities immediately prior to consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, Beneficient Class A common stock, Beneficient Series A preferred stock and Beneficient Public Warrants will be listed on Nasdaq under the symbols “BENF,” “BENFP” and “BENFW,” respectively.

Holders

As of September 30, 2022, there was one holder of record of Avalon Units, two holders of record of Avalon Class A common stock, four holders of record of Avalon Class B common stock and two holders of record of Avalon Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Avalon Units, Avalon Class A common stock and Avalon Public Warrants are held of record by the Avalon Sponsor and three independent current and former directors.

Dividend Policy

Avalon has not paid any cash dividends on the Avalon Class A common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Any decision to declare and pay cash dividends by Beneficient as a public company subsequent to completion of the Business Combination will be made at the discretion of Beneficient’s board of directors and will depend on, among other things, Beneficient’s results of operations, financial condition, cash requirements, contractual restrictions, including limitations in the HCLP Loan Agreement, applicable law and other factors that Beneficient board of directors may deem relevant.

Beneficient

Historical market price information for Beneficient common stock is not provided because there is no public market for Beneficient common stock. See the section titled “Beneficient Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

OTHER ANCILLARY AGREEMENTS

Assignment, Assumption and Amendment to Warrant Agreement

In connection with the Avalon Merger, Beneficient, Avalon and Continental Stock Transfer & Trust Company will enter into an Assignment, Assumption and Amendment to Warrant Agreement, pursuant to which Beneficient will assume the Warrant Agreement and all of the outstanding Avalon Warrants. The following summary is qualified in its entirety by reference to the complete text of the Warrant Agreement Amendment, a form of which is attached as Annex E to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Warrant Agreement Amendment in its entirety for a more complete description of the terms and conditions thereof.

According to the terms of the Warrant Agreement, at the Avalon Merger Effective Time, each Avalon Warrant will automatically become a warrant to purchase, at an exercise price of $11.50 (subject to adjustment as discussed herein), one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock, with each Avalon Public Warrant becoming a Beneficient Public Warrant and each Avalon Private Warrant becoming a Beneficient Private Warrant. Such assumption will be memorialized in the Warrant Agreement Amendment. In addition, the Warrant Agreement Amendment provides that holders of the Beneficient Private Warrants shall not receive any Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such warrant is exercised after the Series A Preferred Conversion Date.

Stockholders Agreement

In connection with the consummation of the Avalon Merger and the Transactions, Beneficient and certain persons who would become holders of Beneficient Class B common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger would enter into a Stockholders Agreement, which would become effective as of the Avalon Merger Effective Time, a form of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the Stockholders Agreement, if Class B Holders, voting as a separate class, satisfy the Class B Threshold, then the Class B Holders will be entitled to elect the Class B Directors in accordance with the provisions set forth therein and in the Proposed Charter.

Furthermore, Beneficient would be required to establish and maintain (i) a compensation committee of the board of directors, (ii) a nominating committee of the board of directors, (iii) an executive committee of the board of directors and (iv) a community reinvestment committee of the board of directors (collectively, the “Board Committees”). The Board Committees would have substantially similar powers and authority as the corresponding committees of the board of directors of Beneficient Management, L.L.C. as general partner of BCG, have immediately prior to the Conversion, except that the executive committee of the board of directors of Beneficient would have, subject to certain exceptions, plenary power of the board of directors. Pursuant to the Stockholders Agreement, each of the Board Committees would be comprised of four members, at least two of which would be designated by the majority of the Class B Directors. The majority of the Class B Directors would also have the right to designate the chair of each of the Board Committees.

The Stockholders Agreement also provides that the Class B Holders would have substantially protective provisions over company matters as the executive committee of the board of directors of Beneficient Management, as the general partner of BCG, and the Class B Holders, on an individual basis, have with respect to BCG and its subsidiaries immediately prior to the Conversion.

See the section titled “Stockholders Agreement” for additional details.

Registration Rights Agreement

In connection with the consummation of the Transactions, Beneficient and certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Registration Rights Agreement containing certain registration rights for their Beneficient Class A common stock, a copy of which is attached as Annex G to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions thereof.

Under the Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the SEC does not permit Beneficient to register the resale of all of the Registrable Securities on the Form S-3 registration statement, Beneficient shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1. Holders of Registrable Securities shall be entitled to customary piggyback registration rights.

The following persons will have registration rights under the Registration Rights Agreement and will be a party to the Registration Rights Agreement or a third-party beneficiary of rights thereunder:

•	the holders of Class B common stock, BHI, Hicks Holdings Operating, LLC and Bruce W. Schnitzer;

•

the holders of interests in BCH that are exchangeable for securities of Beneficient, including the holders of BMP but excluding the holder of BCH Preferred C-1 Unit Accounts, (such persons include all executive officers of Beneficient and designees of BCG that will serve as directors of Beneficient); and

•	the Avalon Sponsor.

The Avalon Sponsor shall solely be entitled to piggyback registration rights under the Registration Rights Agreement and only if Beneficient files a registration statement on Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Registration Rights Agreement.

Beneficient, at its option, may file a registration statement to register the exchange of Beneficient Class A common stock for securities transferred to the holders of interests in BMP, in which case shares of Beneficient Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

B-1 and B-2 Holder Lock-Up Agreement

On or prior to the Closing, certain holders of Preferred Series B-1 and B-2 Unit Accounts who would become holders of Beneficient common stock as a result of the Conversion may enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the B-1 and B-2 Holder Lock-Up Agreement, a form of which is attached as Annex H to this proxy statement/prospectus. Avalon stockholders are encouraged to read the B-1 and B-2 Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the B-1 and B-2 Holder Lock-Up Agreement, each such holder agrees not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period. The applicable lock-up period begins as of the Closing and ends on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property; provided that 25% of such holder’s shares shall be released from lockup on each of the 91st, 181st and 271st day following the Closing.

Beneficient Legacy Holder Lock-Up Agreement

On or prior to the Closing, BCG, Beneficient and certain executive officers of BCG and directors of the general partner of BCG who would become holders of Beneficient common stock as a result of the Conversion would enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the Beneficient Legacy Holder Lock-Up Agreement, a form of which is attached as Annex I to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Beneficient Legacy Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the Beneficient Legacy Holder Lock-Up Agreement, each such holder would agree not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period, provided that 250 shares of Beneficient common stock shall be free from lock-up for each holder. For such holders, the applicable lock-up period begins as of the Closing and ends on the earliest of (x) six (6) months after the date of the Closing, (y) the date after the 150th day following the Closing on which the closing price of Beneficient common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property.

Amendment to Letter Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, Avalon and Avalon Sponsor entered into the Amendment to Letter Agreement, and prior to the Closing, the officers and directors of Avalon shall enter into Amendments to Letter Agreement. The following summary of the Amendment to Letter Agreement is qualified in its entirety by reference to the complete text of the form of Amendment to Letter Agreement, a copy of which is attached as Annex K to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Amendment to Letter Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Amendment to Letter Agreement, the parties agreed, among other things, to amend the Original Agreements with Avalon to reflect the transactions contemplated by the Business Combination Agreement, including without limitation, by (i) adding Beneficient as a party to the Original Agreement and (ii) updating the defined terms of the Original Agreement to reflect the Business Combination and the transactions contemplated by the Business Combination Agreement.

Among other things, pursuant to the Original Agreements, the Avalon Sponsor, officers and directors of Avalon agreed not to transfer the shares of Avalon Class B common stock they held under the earliest of: (1) one year after the Closing, (2) the date following the Closing on which the Avalon completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Avalon’s stockholders having the right to exchange their shares of Avalon common stock for cash, securities or other property and (3) the date following the Closing that the closing price of Avalon’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Pursuant to the Amendment to Letter Agreement, such lockup provision will apply to the shares of Beneficient Class A common stock.

In addition, pursuant to the Amendment to Letter Agreement entered into by the Avalon Sponsor, the Avalon Sponsor consented to the amendment to the Beneficient Private Warrants to waive the right to receive Beneficient Series A preferred stock upon exercise of a Beneficient Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the Securities Act with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

Sponsor Extended Lock-Up Agreement

In addition to the lock-up provisions in the Original Agreements, the Avalon Sponsor has agreed to an extended lock-up on certain shares. Concurrently with the execution of the Business Combination Agreement, BCG and the Avalon Sponsor entered into the Sponsor Extended Lock-Up Agreement. The following summary of the Sponsor Extended Lock-Up Agreement is qualified in its entirety by reference to the complete text of the Sponsor Extended Lock-Up Agreement, a copy of which is attached as Annex J to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Sponsor Extended Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Sponsor Extended Lock-Up Agreement, the Avalon Sponsor has agreed, among other things, that subject to certain exceptions, the Avalon Sponsor may not make a Prohibited Transfer (as defined in the Sponsor Extended Lock-Up Agreement) of 1,500,000 shares of Beneficient common stock to be received by such holder during the period commencing on the Closing and ending on the earliest of (x) December 31, 2029, (y) the date after December 31, 2024 on which the closing price of the Beneficient common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within any 30 trading day period following December 31, 2024, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property. Avalon Sponsor will be permitted to transfer such shares under the Sponsor Extended Lock-Up Agreement: (i) at a price greater than $18.00 per share beginning 180 days after the Closing, (ii) beginning on January 1, 2025, at a price of $10.50 or greater, and (iii) in each of 2028 and 2029, 20% of the shares initially covered by the Sponsor-Lockup at any price.

Founder Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG, BHI and Avalon entered into the Founder Voting and Support Agreement. The following summary of the Founder Voting and Support Agreement is qualified in its entirety by reference to the complete text of the Founder Voting and Support Agreement, a copy of which is attached as Annex L to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Founder Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Founder Voting and Support Agreement, BHI has agreed, among other things, that at each meeting of the limited partners of each of BCG and BCH and/or in connection with any written consent of such limited partners in which BHI is entitled to vote or consent, BHI will vote or consent its applicable interests (A) in favor of: (i) the adoption and approval of the Plan of Conversion, (ii) the approval of the Conversion, (iii) the approval of the Initial Recapitalization, and (iv) such other matters as BCG and Avalon mutually determine to be necessary or appropriate in order to effect BHI’s portion of the Initial Recapitalization, and (B) to vote the Securities (as defined in the Founder Voting and Support Agreement) in opposition to any other action or proposal involving Avalon that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement or the Plan of Conversion not being fulfilled.

The Founder Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient, Avalon and BHI, (ii) the effective time of the Avalon Merger (following the performance of the obligations of the parties hereunder required to be performed at or prior to the effective time of the Avalon Merger), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of BHI, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to BHI in a manner disproportionate to the other limited partners of BCG or BCH as a whole.

Sponsor Voting and Support Agreement

Concurrently with the execution of the Business Combination Agreement, BCG and Avalon Sponsor entered into the Sponsor Voting and Support Agreement. The following summary of the Sponsor Voting and Support Agreement is qualified in its entirety by reference to the complete text of the Sponsor Voting and Support Agreement, a copy of which is attached as Annex M to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Sponsor Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Sponsor Voting and Support Agreement, Avalon Sponsor has agreed, among other things, that at each meeting of the stockholders of Avalon and/or in connection with any written consent of the stockholders of Avalon in which Avalon Sponsor is entitled to vote or consent, Avalon Sponsor will vote or consent its applicable shares (A) in favor of: (i) the adoption and approval of the Business Combination Agreement, the Initial Recapitalization, the Conversion, Contribution and the Mergers, (ii) the amendment and restatement of the Avalon Certificate of Incorporation; (iii) the approval of the adoption of the 2023 Incentive Plan; (iv) to the extent required, the issuance of securities pursuant to the PIPE Investment and the Asset PIPE Financing; (v) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (vi) any other proposals that are reasonably necessary or desirable to consummate the transactions contemplated by the Business Combination Agreement, and (B) in opposition to: (i) any Business Combination Proposal and (ii) any other action or proposal involving Beneficient that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled.

Effective at the Closing of the Avalon Merger, the Avalon Sponsor also consents to amend the Avalon Private Warrants to waive the Avalon Sponsor’s rights to receive Beneficient Series A preferred stock upon exercise of an Avalon Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after Beneficient has an effective registration statement under the Securities Act with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon exercise of the Beneficient Public Warrants and the Beneficient Private Warrants.

The Sponsor Voting and Support Agreement will terminate upon the earliest to occur of (i) the mutual written consent of Beneficient and Avalon Sponsor, (ii) the Avalon Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Avalon Merger Effective Time), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of the Avalon Sponsor, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to the Avalon Sponsor in a manner disproportionate to the other stockholders of Avalon as a whole and which has not been approved by the Board of Directors.

BENEFICIENT COMMON STOCK ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Beneficient will have [●] shares of Beneficient Class A common stock and [●] shares of Beneficient Class B common stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [●] shares of Beneficient Class A common stock and [●] shares of Beneficient Class B common stock issued and outstanding, assuming no Avalon common stock is redeemed in connection with the Business Combination and no shares of Beneficient Series A preferred stock are converted into Beneficient Class A common stock. Additionally, if all holders of Beneficient Series A preferred stock exercised their option to convert all of their Beneficient Series A preferred stock into Beneficient Class A common stock following the closing of the Business Combination, approximately [●] shares of additional Beneficient Class A common stock would be issued and outstanding. All Beneficient Class A common stock and Beneficient Series A preferred stock issued in connection with the Business Combination to Avalon stockholders will be freely transferable by persons other than by Beneficient’s “affiliates” without restriction or further registration under the Securities Act, except [●] shares of Beneficient Class A common stock issued to the Avalon Sponsor and officers and directors of Avalon, which are subject to the lock-up described below. The remaining shares of Beneficient Class A common stock held by existing Beneficient stockholders may only be resold pursuant to Rule 144 or pursuant to an effective registration statement, and certain of such shares are subject to the lock-up restrictions described below. Sales of substantial amounts of Beneficient common stock in the public market could adversely affect prevailing market price of Beneficient Class A common stock.

Exchange Agreement

Pursuant to the terms of the current Seventh Amended and Restated Limited Partnership Agreement of BCH, and the terms of the BCH Eighth A&R LPA (collectively, the “BCH LPA”) which will become effective upon the consummation of the Conversion and Contribution, certain units of BCH may be exchanged for shares of Beneficient Class A common stock following the Conversion.

To facilitate the exchange of such BCH units and to set forth certain terms and conditions for such exchange, Beneficient, Ben LLC and BCH intend to enter into an exchange agreement. In accordance with the BCH LPA and the exchange agreement, certain holders of BCH units as well as participants in the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan: BMP Profits Interest who indirectly hold an interest in certain units of BCH may exchange such BCH units for shares of Beneficient Class A common stock following the Conversion.

The number of shares of Beneficient Class A common stock issuable upon such exchange will be determined pursuant to the BCH LPA and related agreements. Beneficient may delay the issuance of any shares of Beneficient Class A common stock following the Conversion, unless the issuance of such securities is registered under the Securities Act and applicable state securities laws or Beneficient has determined that the issuance of such securities would be exempt from registration.

Certain individuals who are officers and directors of the general partner of BCG, and who will be officers and directors of Beneficient following the Conversion, hold units in BCH that may be exchanged for shares of Beneficient Class A common stock. To the extent the units of BCH are exchanged, the percentage of BCG’s, or Beneficient’s following the Conversion, indirect ownership in BCH will be correspondingly increased.

The description above of the exchange agreement is qualified in its entirety by reference to the form of the exchange agreement, a copy of which is attached as Annex P to this proxy statement/prospectus.

Lock-Up Periods and Registration Rights

Lock-Up Agreements

In connection with the Business Combination, Beneficient will enter into the lock-up agreements as described below.

B-1 and B-2 Holder Lock-Up Agreement

On or prior to the Closing, certain holders of Preferred Series B-1 and B-2 Unit Accounts who would become holders of Beneficient common stock as a result of the Conversion may enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the B-1 and B-2 Holder Lock-Up Agreement, a form of which is attached as Annex H to this proxy statement/prospectus. Avalon stockholders are encouraged to read the B-1 and B-2 Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the B-1 and B-2 Holder Lock-Up Agreement, each such holder would agree not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period. For such holders, the applicable lock-up period begins as of the Closing and ends on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property; provided that 25% of such holder’s shares shall be released from lockup on each of the 91st, 181st and 271st day following the Closing.

Beneficient Legacy Holder Lock-Up Agreement

On or prior to the Closing, BCG, Beneficient and certain executive officers of BCG and directors of the general partner of BCG who would become holders of Beneficient common stock as a result of the Conversion would enter into a lock-up agreement with Beneficient. The following summary is qualified in its entirety by reference to the complete text of the Beneficient Legacy Holder Lock-Up Agreement, a form of which is attached as Annex I to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Beneficient Legacy Holder Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the Beneficient Legacy Holder Lock-Up Agreement, each such holder would agree not to transfer Beneficient common stock or securities convertible into Beneficient common stock held by such holder for the applicable lock-up period, provided that 250 shares of Beneficient common stock shall be free from lock-up for each holder. For such holders, the applicable lock-up period begins as of the Closing and ends on the earliest of (x) six (6) months after the date of the Closing, (y) the date after the 150th day following the Closing on which the closing price of Beneficient common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property.

Sponsor Extended Lock-Up Agreement

In connection with the IPO, the Avalon Sponsor and each member of Avalon’s management team have previously agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (a) one year after the completion of Avalon’s initial business combination and (b) the date on which Avalon completes a liquidation, merger, capital stock exchange or other similar transaction after Avalon’s initial business combination that results in all of its stockholders having the right to exchange their shares of Avalon Class A common stock for cash, securities or other property. In addition, the lock-up period ends if the last reported sale price of Avalon Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after Avalon’s initial business combination.

Concurrently with the execution of the Business Combination Agreement, BCG and the Avalon Sponsor entered into the Sponsor Extended Lock-Up Agreement. The following summary of the Sponsor Extended Lock-Up Agreement is qualified in its entirety by reference to the complete text of the Sponsor Extended Lock-Up Agreement, a copy of which is attached as Annex J to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Sponsor Extended Lock-Up Agreement in its entirety for a more complete description of the terms and conditions thereof.

Pursuant to the terms of the Sponsor Extended Lock-Up Agreement, the Avalon Sponsor has agreed, among other things, that subject to certain exceptions, the Avalon Sponsor may not make a Prohibited Transfer (as defined in the Sponsor Extended Lock-Up Agreement) of 1,500,000 shares of Beneficient common stock to be received by such holder during the period commencing on the Closing and ending on the earliest of (x) December 31, 2029, (y) the date after December 31, 2024 on which the closing price of the Beneficient common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within any 30 trading day period following December 31, 2024, and (z) the date after the Closing on which Beneficient consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Beneficient’s shareholders having the right to exchange their equity holdings in Beneficient for cash, securities or other property. Avalon Sponsor will be permitted to transfer such shares under the Sponsor Extended Lock-Up Agreement: (i) at a price greater than $18.00 per share beginning 180 days after the Closing, (ii) beginning on January 1, 2025, at a price of $10.50 or greater, and (iii) in each of 2028 and 2029, 20% of the shares initially covered by the Sponsor-Lockup at any price.

Registration Rights Agreement

In connection with the consummation of the Transactions, Beneficient and certain persons who would become holders of or have the right to receive Beneficient common stock as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Registration Rights Agreement containing certain registration rights for their Beneficient Class A common stock, a copy of which is attached as Annex G to this proxy statement/prospectus. Avalon stockholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions thereof.

Under the Registration Rights Agreement, as soon as it is permitted to do so, Beneficient shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement) and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the SEC does not permit Beneficient to register the resale of all of the Registrable Securities on the Form S-3 registration statement, Beneficient shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1. Holders of Registrable Securities shall be entitled to customary piggyback registration rights.

The following persons will have registration rights under the Registration Rights Agreement and will be a party to the Registration Rights Agreement or a third-party beneficiary of rights thereunder:

•	the holders of Class B common stock, BHI, Hicks Holdings Operating, LLC and Bruce W. Schnitzer;

•

the holders of interests in BCH that are exchangeable for securities of Beneficient, including the holders of BMP but excluding the holder of BCH Preferred C-1 Unit Accounts, (such persons include all executive officers of Beneficient and designees of BCG that will serve as directors of Beneficient); and

•	the Avalon Sponsor.

The Avalon Sponsor shall solely be entitled to piggyback registration rights under the Registration Rights Agreement and only if Beneficient files a registration statement on Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Registration Rights Agreement.

Beneficient, at its option, may file a registration statement to register the exchange of Beneficient Class A common stock for securities transferred to the holders of interests in BMP, in which case shares of Beneficient Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Beneficient common stock for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Beneficient at the time of, or at any time during the three months preceding, a sale and (ii) Beneficient has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Beneficient was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Beneficient common stock for at least six months but who are affiliates of Beneficient at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Beneficient common stock then outstanding; or

•	the average weekly reported trading volume of Beneficient common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Beneficient under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Beneficient.

APPRAISAL RIGHTS

Neither Avalon stockholders nor holders of Avalon Warrants have appraisal rights in connection with the Business Combination under the DGCL.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at Beneficient’s 2023 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Beneficient’s bylaws.

In addition, the Beneficient bylaws will provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a shareholder’s notice must be delivered to Beneficient at its offices at 325 N. Saint Paul Street, Suite 4850, Dallas, TX 75201, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, which we anticipate will be the case for the 2023 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 100th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Beneficient. Nominations and proposals also must satisfy other requirements set forth in the Beneficient bylaws.

In addition to satisfying the foregoing advance notice requirements under the Beneficient bylaws, shareholders who intend to solicit proxies in support of director nominees other than Beneficient’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, if the date of the 2023 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board of Directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Avalon Acquisition Inc., 2 Embarcadero Center, 8th Floor, San Francisco, CA 94111. Following the Business Combination, such communications should be sent to Beneficient, 325 N. Saint Paul Street, Suite 4850, Dallas, TX 75201. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Haynes and Boone, LLP, Dallas, Texas has passed on the validity of the Beneficient Warrants offered by this proxy statement/prospectus and certain other legal matters related to the proxy statement/prospectus. Greenberg Traurig, LLP, Las Vegas, Nevada has passed upon the validity of the shares of Beneficient Class A common stock and Beneficient Series A preferred stock offered by this proxy statement/prospectus under Nevada law.

CHANGE IN ACCOUNTANTS

On March 18, 2021, BCG engaged Grant Thornton LLP (“Grant Thornton”) to audit BCG’s financial statements and internal control over financial reporting as of December 31, 2020 in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. On December 31, 2021, Grant Thornton notified BCG that it was resigning from the engagement prior to the completion of the audits. Grant Thornton did not audit the financial statements or internal control over financial reporting of BCG for any period.

During the period of Grant Thornton’s engagement from March 18, 2021 and through December 31, 2021, there were (i) no disagreements between BCG and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its report for such year and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for such period and through December 31, 2021, except for the material weakness in the internal control over financial reporting related to the restatement of the historical financial statements of BCG’s former parent as reported in the Annual Report on Form 10-K for the year ended December 31, 2020 of BCG’s former parent.

BCG has provided Grant Thornton with a copy of the disclosure set forth in this Registration Statement on Form S-4 and requested that Grant Thornton furnish BCG with a copy of its letter addressed to the SEC stating whether or not it agrees with the statements made herein and, if not, stating the respects in which it does not agree, as required by SEC rules. A copy of Grant Thornton’s letter, dated December 9, 2022, stating its agreement with the above statements is attached as Exhibit 16.1 to this Registration Statement on Form S-4.

On March 16, 2022, the Audit Committee of Beneficient Management, L.L.C., the general partner of BCG, approved the appointment of Weaver and Tidwell, L.L.P., as BCG’s independent registered public accounting firm, beginning with the audits of BCG’s financial statements for the years ending December 31, 2020 and 2021 and the transition period ending March 31, 2022. Prior to engaging Weaver and Tidwell, L.L.P., neither BCG, nor anyone acting on its behalf, consulted with Weaver and Tidwell, L.L.P. on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on BCG’s financial statements, or any other matter that was the subject of a disagreement as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

EXPERTS

The financial statements of Avalon for the year ended December 31, 2021, and the period from October 12, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Avalon Acquisition Inc. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and have been included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of BCG and subsidiaries as of March 31, 2022, December 31, 2021 and December 31, 2020, for the three months ended March 31, 2022, and for the years ended December 31, 2021 and December 31, 2020 included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Weaver and Tidwell, L.L.P., BCG’s independent registered public accountants and upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Avalon has received contrary instructions, Avalon may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Avalon’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Avalon’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact Avalon at its offices at 2 Embarcadero Center, 8th Floor, San Francisco, CA 94111 to inform Avalon of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Avalon files reports, proxy statements and other information with the SEC. You can obtain such documents free of charge through the SEC’s website (www.sec.gov). In addition, you can request such documents by writing to Avalon at the following address:

Avalon Acquisition Inc.

2 Embarcadero Center, 8th Floor

San Francisco, CA 94111

Avalon has supplied all information contained in this proxy statement/prospectus relating to Avalon. Beneficient has supplied all information contained in this document relating to Beneficient. Information provided by Avalon or Beneficient does not constitute any representation, estimate or projection of any other party. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the other transaction proposals to be presented at the Avalon Special Meeting, you should contact Avalon’s proxy solicitation agent at the following address and telephone number:

509 Madison Avenue, Suite 1206

New York, NY 10022

Telephone: (800) 662-5200

E-mail: AVAC.info@investor.morrowsodali.com

If you are an Avalon stockholder and would like to request documents, please do so no later than five business days prior to the Avalon Special Meeting in order to receive them before the Avalon Special Meeting. If you request any documents from Avalon, Avalon or its proxy solicitation agent will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of Avalon for the Avalon Special Meeting. Avalon and Beneficient have not authorized anyone to provide you with any information or make any representation about the Business Combination, Avalon or Beneficient that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this document to Avalon stockholders, nor the issuance of any securities by Beneficient in connection with the Business Combination and the transactions related thereto, subsequent to that date will create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Beneficient	Page
Financial Statements for the Years Ended December 31, 2020 and December 31, 2021 and the Three-Month Transition Period Ended March 31, 2022
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition as of March 31, 2022, December 31, 2021 and December 31, 2020	F-4
Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2022, and the years ended December 31, 2021 and December 31, 2020	F-5
Consolidated Statements of Changes in Equity for the three months ended March 31, 2022, and the years ended December 31, 2021 and December 31, 2020	F-6
Consolidated Statements of Cash Flows for the three months ended March 31, 2022, and the years ended December 31, 2021 and December 31, 2020	F-10
Notes to Consolidated Financial Statements	F-11

Interim Financial Statements for the Three and Six Months Ended September 30, 2022
Unaudited Consolidated Statements of Financial Condition as of September 30, 2022 and March 31, 2022	F-81
Unaudited Consolidated Statements of Comprehensive Loss for the three and six months ended September 30, 2022 and 2021	F-82
Unaudited Consolidated Statements of Changes in Equity for the three and six months ended September 30, 2022 and 2021	F-83
Unaudited Consolidated Statements of Cash Flows for the three and six months ended September 30, 2022 and 2021	F-87
Notes to Consolidated Financial Statements (Unaudited)	F-88

Financial Statements of Avalon Acquisition Inc.	Page
Annual Financial Statements for the Years Ended December 31, 2020 and December 31, 2021
Report of Independent Registered Public Accounting Firm
Balance Sheets as of December 31, 2021 and 2020	F-137
Statements of Operations for the year ended December 31, 2021 and for the period from October 12, 2020 (inception) through December 31, 2020	F-138
Statements of Changes in Stockholders’ (Deficit)/Equity for the year ended December 31, 2021 and for the period from October 12, 2020 (inception) through December 31, 2020	F-139
Statements of Cash Flows for the year ended December 31, 2021 and for the period from October 12, 2020 (inception) through December 31, 2020	F-140
Notes to Financial Statements	F-141

Interim Financial Statements for the Three and Nine Months Ended September 30, 2022
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-158
Unaudited Condensed Statements of Operations for three and the nine months ended September 30, 2022 and September 30, 2021	F-159
Unaudited Condensed Statements of Changes in Stockholders’ Equity/(Deficit) for the three and nine months ended September 30, 2022 and September 30, 2021	F-160
Unaudited Condensed Statements of Cash Flows for the three and nine months ended September 30, 2022 and September 30, 2021	F-161
Notes to Condensed Financial Statements (Unaudited)	F-162

Report of Independent Public Accounting Firm

To the Board of Directors of

Beneficient Management, L.L.C.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of The Beneficient Company Group L.P. and Subsidiaries (the “Company”) as of March 31, 2022, December 31, 2021 and 2020, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, December 31, 2021 and 2020, and the results of their operations and their cash flows for the three months ended March 31, 2022 and years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Weaver and Tidwell, L.L.P.

9311 San Pedro Avenue, Suite 1400 | San Antonio, Texas 78216

Main: 210.737.1042

CPAs AND ADVISORS | WEAVER.COM

The Board of Directors of

Beneficient Management, L.L.C.

Emphasis of Matter – Change in Fiscal Year End

As discussed in Note 2, the Company changed its fiscal year end from December 31 to March 31. In the accompanying financial statements, the three months ended March 31, 2021 is provided for comparative purposes, and is indicated as “unaudited”, and as such, we express no opinion specific to aforementioned period, including period-specific disclosures. Our opinion is not modified with respect to this matter.

WEAVER AND TIDWELL, L.L.P.

We have served as the Company’s auditor since 2022.

San Antonio, Texas

September 30, 2022

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31, 2022	December 31, 2021	December 31, 2020
(Dollars and units in thousands)
ASSETS
Cash and cash equivalents	$70,588	$13,736	$12,492
Restricted cash	5,517	6,585	5,386
Investments, at fair value:
Investments held by Customer ExAlt Trusts	659,921	733,488	385,444
Investments held by Ben	14,249	24,975	24,492
Other assets, net	19,883	33,909	17,474
Intangible assets, net	3,100	3,100	3,285
Goodwill	2,367,750	2,367,750	2,367,750

Total assets	$3,141,008	$3,183,543	$2,816,323

LIABILITIES
Accounts payable and accrued expenses	$37,332	$38,279	$17,837
Other liabilities	12,359	10,857	8,664
Contingent consideration payable	20,152	20,152	—
Customer ExAlt Trusts loan payable, net	65,674	—	—
Debt due to related party, net	105,917	112,081	76,260
Commercial loan agreement from related party, net	—	—	180,079

Total liabilities	241,434	181,369	282,840

Redeemable preferred equity	721,790	713,366	—
Redeemable noncontrolling interests	1,186,098	1,195,812	1,547,135

EQUITY
Partners’ capital:
Common units (67,486, 67,486, and 48,206 units issued and outstanding as of March 31, 2022, December 31, 2021, and December 31, 2020, respectively)	718,568	760,200	624,948
Treasury common units (544 units as of March 31, 2022, December 31, 2021, and December 31, 2020)	(3,444)	(3,444)	(3,444)
Noncontrolling interests	277,888	337,676	364,844
Accumulated other comprehensive loss	(1,326)	(1,436)	—

Total equity	991,686	1,092,996	986,348

Total liabilities and equity	$3,141,008	$3,183,543	$2,816,323

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2021	2020
		(unaudited)
Revenues
Investment income (loss), net	$(10,811)	$2,091	$15,534	$132,620
Gain (loss) on investments in equity securities and options	(56,011)	(2,180)	31,837	(30,670)
Interest income	73	1,937	7,398	2,082
Trust services and administration revenues	129	516	540	30
Other income	2	—	2	36,267

Total revenues	(66,618)	2,364	55,311	140,329

Operating expenses
Employee compensation and benefits (includes $2.8 million, $5.0 million, $23.2 million, and $107.8 million, respectively, of share-based compensation)	10,125	10,910	48,523	128,582
Professional services	5,449	4,939	17,801	19,045
Interest expense	2,110	7,184	27,457	32,551
Provision for credit losses	9,383	—	18,755	—
Other expenses	6,149	2,568	13,895	7,564

Total operating expenses	33,216	25,601	126,431	187,742

Operating loss	(99,834)	(23,237)	(71,120)	(47,413)
Loss on extinguishment of debt	—	—	(34,013)	—

Loss before income taxes	(99,834)	(23,237)	(105,133)	(47,413)
Income tax expense (benefit)	1,072	(273)	—	3,459

Net loss	(100,906)	(22,964)	(105,133)	(50,872)

Less: Net (income) loss attributable to noncontrolling interests—Customer ExAlt Trusts	55,229	12,832	30,513	(47,582)
Less: Net loss attributable to noncontrolling interests - Ben	5,038	3,336	12,870	40,414
Less: Noncash deemed contribution on extinguishment of redeemable noncontrolling interest	—	—	14,200	—
Less: Noncash deemed dividend on extinguishment of preferred equity interests of noncontrolling interest holders	—	—	(46,202)	—
Less: Noncontrolling interest guaranteed payment	(3,788)	—	(1,264)	—

Net loss attributable to The Beneficient Company Group, L.P. common unitholders	$(44,427)	$(6,796)	$(95,016)	$(58,040)

Other comprehensive loss:
Unrealized gain (loss) on investments in debt securities	110	—	(1,436)	—

Total comprehensive loss	(44,317)	(6,796)	(96,452)	(58,040)

Less: comprehensive gain (loss) attributable to noncontrolling interests	110	—	(1,436)	—

Total comprehensive loss attributable to The Beneficient Company Group, L.P.	$(44,427)	$(6,796)	$(95,016)	$(58,040)

Net loss per common unit—basic and diluted	$(0.66)	$(0.14)	$(1.84)	$(1.27)

Weighted average common units outstanding—basic and diluted	67,486,168	48,205,800	51,534,365	45,807,648

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, 2021 and 2020:

	The Beneficient Company Group, L.P.
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 15)	Accumulated Other Comprehensive Loss	Total equity	Redeemable Preferred Series B	Redeemable noncontrolling interests
Balance, December 31, 2019 (As Restated)	44,147	$563,966	$—	$112,527	$—	$676,493	$—	$1,588,604

Net income (loss)	—	(58,040)	—	43,045	—	(14,995)	—	(35,877)
Recognition of share-based compensation cost	—	107,808	—	—	—	107,808	—	—
Forfeiture of vested share-based compensation	—	(36,267)	—	—	—	(36,267)	—	—
Payment for employee payroll taxes on restricted equity units	—	(1,522)	—	—	—	(1,522)	—	—
Tax distribution to noncontrolling interest	—	—	—	—	—	—	—	(5,592)
Noncash issuance of noncontrolling interest	—	—	—	5,978	—	5,978	—	—
Distributions payable to noncontrolling interest holder	—	—	—	(737)	—	(737)	—	—
Common units in treasury	(544)	—	(3,444)	—	—	(3,444)	—	—
Non-cash dividend to related party	—	(2,931)	—	—	—	(2,931)	—	—
Share-based awards to related party employees	—	2,931	—	—	—	2,931	—	—
Exercise of Option	4,603	57,456	—	—	—	57,456	—	—
Cash contribution for Preferred Series C Unit Accounts	—	—	—	130,200	—	130,200	—	—
Noncash issuance of Preferred Series C Unit Accounts	—	—	—	313	—	313	—	—
Promissory note forgiveness	—	(5,220)	—	70,285	—	65,065	—	—
Adjustment for change in ownership interest	—	(3,233)	—	3,233	—	—	—	—

Balance, December 31, 2020	48,206	$624,948	$(3,444)	$364,844	$—	$986,348	$—	$1,547,135

Net income (loss)	—	(63,014)	—	(33,851)	—	(96,865)	—	(8,268)
Recognition of share-based compensation cost	29	23,153	—	—	—	23,153	—	—
Payment of employee payroll taxes on restricted equity units	—	(275)	—	(1,190)	—	(1,465)	—	—
Noncash issuance of noncontrolling interest	—	—	—	9,189	—	9,189	343,798	—
Distributions payable to noncontrolling interest holder	—	—	—	(1,539)	—	(1,539)	—	—
Non-cash dividend to related party	—	(830)	—	—	—	(830)	—	—
Share-based awards to related party employees	—	830	—	—	—	830	—	—
Settlement of commercial loan agreement for common units	19,251	207,390	—	—	—	207,390	—	—

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	The Beneficient Company Group, L.P.
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 15)	Accumulated Other Comprehensive Loss	Total equity	Redeemable Preferred Series B	Redeemable noncontrolling interests
Cash contribution for Preferred Series C Unit Accounts	—	—	—	14,800	—	14,800	—	—
Noncash issuance of Preferred Series C Unit Accounts	—	—	—	246	—	246	—	—
Redemption of Preferred Series C Unit Accounts	—	—	—	(14,800)	—	(14,800)	—	—
Deemed dividend upon issuance for GAAP to tax basis true-up	—	—	—	—	—	—	9,247	(9,247)
Unrealized loss on available-for-sale debt securities	—	—	—	—	(1,436)	(1,436)	—	—
Exchange of BCH Preferred Series A.1 Unit Accounts for BCG Preferred Series B.2 Unit Accounts	—	—	—	—	—	—	312,312	(312,312)
Deemed dividend for Ben Preferred Series B.2 Unit Accounts preferred return	—	—	—	—	—	—	2,239	(2,239)
Put option liability on grant of Preferred A.1	—	—	—	—	—	—	—	(3,793)
Preferred Series A.0 Unit Accounts guaranteed payment accrual	—	—	—	—	—	—	—	(1,264)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(23)	—	(23)	—	—
Equity issuance costs	—	—	—	—	—	—	(432)	—
Deemed dividend for extinguishment of redeemable noncontrolling interest and preferred equity	—	(32,002)	—	—	—	(32,002)	46,202	(14,200)

Balance, December 31, 2021	67,486	$760,200	$(3,444)	$337,676	$(1,436)	$1,092,996	$713,366	$1,195,812

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONT’D)

For the three months ended March 31, 2022:

	The Beneficient Company Group, L.P.							Redeemable noncontrolling interests
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 15)	Accumulated Other Comprehensive Loss	Total equity	Preferred Series B
Balance, December 31, 2021	67,486	$760,200	$(3,444)	$337,676	$(1,436)	$1,092,996	$713,366	$1,195,812

Net income (loss)	—	(44,427)	—	(58,977)	—	(103,404)	—	2,498
Recognition of share-based compensation cost	—	2,828	—	—	—	2,828	—	—
Payment of employee payroll taxes on restricted equity units	—	(33)	—	—	—	(33)	—	—
Distributions payable to noncontrolling interest holder	—	—	—	(811)	—	(811)	—	—
Non-cash dividend to related party	—	(120)	—	—	—	(120)	—	—
Share-based awards to related party employees	—	120	—	—	—	120	—	—
Unrealized gain on available-for-sale debt securities	—	—	—	—	110	110	—	—
Preferred Series A.0 Unit Accounts guaranteed payment accrual	—	—	—	—	—	—	—	(3,788)
Deemed dividend upon issuance for GAAP to tax basis true-up	—	—	—	—	—	—	8,424	(8,424)

Balance, March 31, 2022	67,486	$718,568	$(3,444)	$277,888	$(1,326)	$991,686	$721,790	$1,186,098

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONT’D)

For the three months ended March 31, 2021 (unaudited):

	The Beneficient Company Group, L.P.					Redeemable noncontrolling interests
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 15)	Total equity
Balance, December 31, 2020	48,206	$624,948	$(3,444)	$364,844	$986,348	$1,547,135

Net income (loss)	—	(6,796)	—	(13,243)	(20,039)	(2,925)
Recognition of share-based compensation cost	—	5,007	—	—	5,007	—
Tax distribution for share-based compensation	—	(38)	—	(1,190)	(1,228)	—
Noncash issuance of noncontrolling interest	—	—	—	374	374	—
Distributions payable to noncontrolling interest holder	—	—	—	(621)	(621)	—
Non-cash dividend to related party	—	205	—	—	205	—
Share-based awards to related party employees	—	(205)	—	—	(205)	—
Cash contribution for Preferred C Unit Accounts	—	—	—	14,800	14,800	—
Noncash issuance of Preferred C Unit Accounts	—	—	—	246	246	—

Balance, March 31, 2021 (unaudited)	48,206	$623,121	$(3,444)	$365,210	$984,887	$1,544,210

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2022	2021	2021	2020
		(unaudited)
Cash flows from operating activities:
Net loss	$(100,906)	$(22,964)	$(105,133)	$(50,872)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	612	512	1,990	1,055
Net amortization of debt premium and discount	(1,098)	2,616	8,837	9,392
Losses on debt extinguishments	—	—	34,013	—
(Gains) losses on investments in equity securities and options	56,011	2,180	(31,837)	30,670
Investment (income) loss, net	10,811	(2,091)	(15,534)	(132,620)
Return on investments in alternative assets held by Customer ExAlt Trusts	173	551	8,745	3,683
Non cash interest expense	899	1,796	13,188	11,045
Non cash interest income	(73)	(67)	(881)	(875)
Non cash share-based compensation	2,828	5,007	23,153	107,808
Non cash forfeiture of vested share-based compensation	—	—	—	(36,267)
Provision for credit losses	9,383	—	18,755	—
Provision for deferred taxes	1,072	(273)	—	3,459
Changes in assets and liabilities:
Changes in other assets	10,021	256	(16,992)	(2,258)
Changes in accounts payable and accrued expenses	(1,002)	(5,198)	5,194	1,977
Changes in other liabilities and deferred revenue	(63)	(46)	(501)	(207)

Net cash used in operating activities	(11,332)	(17,721)	(57,003)	(54,010)

Cash flows from investing activities:
Return of investments in alternative assets held by Customer ExAlt Trusts	13,280	9,481	51,403	20,394
Purchase of investments in alternative assets held by Customer ExAlt Trusts	—	(4,457)	(4,452)	(8,378)
Purchase of premises and equipment	(975)	(720)	(4,203)	(3,221)
Proceeds from sale of put options by Ben	—	—	1,843	—
Purchase of debt securities of related party	(815)	—	—	—
Purchase of put options by Ben	—	—	—	(14,775)

Net cash provided by (used in) investing activities	11,490	4,304	44,591	(5,980)

Cash flows from financing activities:
Proceeds from loan participation	72,500	—	—	—
Payments on Customer ExAlt Trust loan payable	(3,822)	—	—	—
Issuance of Preferred Series C Unit Accounts	—	14,800	14,800	130,200
Redemption of Preferred Series C Unit Accounts	—	—	(14,800)	—
Payment of deferred financing costs for debt	(8,628)	(100)	(1,114)	(3,207)
Payment of deferred financing costs for equity	—	(185)	(517)	(633)
Payment of employee income taxes on restricted equity units	(33)	(1,227)	—	(1,554)
Tax distribution to noncontrolling interest	—	—	(1,464)	(5,592)
Proceeds from borrowings on debt due to related parties	—	—	17,950	—
Payments on debt due to related parties	(4,391)	—	—	(75,356)

Net cash provided by financing activities	55,626	13,288	14,855	43,858

Net increase (decrease) in cash, cash equivalents, and restricted cash	55,784	(129)	2,443	(16,132)
Cash, cash equivalents, and restricted cash at beginning of period	20,321	17,878	17,878	34,010

Cash, cash equivalents, and restricted cash at end of period	$76,105	$17,749	$20,321	$17,878

Refer to Note 24 for supplemental cash flow disclosures.

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview of the Business

The Beneficient Company Group, L.P. (“BCG”), a Delaware limited partnership, is a technology-enabled financial services holding company (including its subsidiaries, but excluding its Non-Controlling Interest Holders, collectively, “Ben”, “our”, “the Company,” or “we”) that provides simple, rapid, cost-effective liquidity solutions and trust products and services to participants in the alternative assets industry through its end-to-end online regulated platform, AltAccess. Beneficient Management, L.L.C. (“Ben Management”), a Delaware limited liability company, is Ben’s general partner. Ben is controlled by, and the exclusive and complete authority to manage the operations and affairs of Ben is granted to, Ben Management’s Board of Directors. Ben, formerly known as Highland Consolidated Business Holdings, L.P., was formed on September 16, 2003. As of March 31, 2022, Ben is the general partner of Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 Units of BCH and 100% of the Preferred Series B Subclass 2 Units of BCH. As discussed in Note 5, Ben became a consolidated subsidiary for financial reporting purposes of GWG Holdings, Inc. (“GWG Holdings”) on December 31, 2019. As further described in Note 5, on November 29, 2021, Ben and BCH amended their organizational documents, including rights to nominate and elect a majority of the members to the Ben Board of Directors. The deconsolidation and termination of certain voting rights resulted in, among other things, the decoupling of Ben from GWG Holdings and Ben operating as a wholly independent and separate company.

BCH is a Delaware limited partnership formed on July 1, 2010. BCH is primarily a holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the partnership interests issued by BCH. As of March 31, 2022, BCH has issued general partnership Class A Subclass A-1 Units, Class S Ordinary Units, Class S Preferred Units, FLP Unit Accounts (Subclass 1, Subclass 2, and Subclass 3), Preferred Series A Subclass 0 Unit Accounts (“Preferred A.0”), Preferred Series A Subclass 1 Unit Accounts (“Preferred A.1”), Preferred Series B Subclass 2 Unit Accounts (“BCH Preferred B.2”), and Preferred Series C Subclass 1 Unit Accounts (“Preferred C.1”).

Ben markets an array of liquidity, trust administration products and services to alternative asset investors primarily comprised of mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and fund general partners and sponsors (“GPs” and together with MHNW individuals, STMI investors and FAMOs, “Customers”). We provide Customers a suite of bespoke liquidity solutions for their otherwise illiquid alternative asset investments through a proprietary financing and trust structure, which we implement for our customers and refer to such trusts collectively as the “Customer ExAlt Trusts”. We plan to offer comprehensive alternative asset trust and custody services, novel insurance products covering risks attendant to owning, managing and transferring alternative assets, and broker-dealer services in connection with our liquidity products and services.

Ben’s primary operations, which commenced on September 1, 2017, relate to its liquidity and trust administration products and services. Ben offers or plans to offer its products and services through its operating subsidiaries, which include: (i) Ben AltAccess, L.L.C., a Delaware limited liability company (“Ben AltAccess”), which offers an online platform that provides a digital experience for customers seeking liquidity, custody, trust and data services for alternative assets, (ii) Ben Liquidity, L.L.C., a Delaware limited liability company, and its subsidiaries (collectively, “Ben Liquidity”), which offers liquidity products; (iii) Ben Custody, L.L.C., a Delaware limited liability company, and its subsidiaries (collectively, “Ben Custody”), which provides services for private fund and trust administration; (iv) Ben Data, L.L.C., a Delaware limited liability company (“Ben Data”), which provides data analytics and evaluation services, (v) Ben Insurance L.L.C., including its subsidiaries (“Ben Insurance Services”), which intends to offer insurance products and services covering risks attendant to owning, managing and transferring alternative assets; and (vi) Ben Markets L.L.C., including its subsidiaries (“Ben Markets”), which intends to provide broker- dealer services and transfer agency services in connection with offering Ben’s products and services. Ben also operates other entities, including the Customer ExAlt Trusts, which operate for the benefit of the Non-Controlling Interest Holders (defined below).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ben Liquidity offers simple, rapid and cost-effective liquidity products to its Customers through the use of the Customer ExAlt Trusts, which facilitate the exchange of a Customer’s alternative assets for consideration using a proprietary financing and trust structure (such structure and related process, the “ExAlt PlanTM”). A subsidiary of Ben Liquidity, Beneficient Fiduciary Financial, L.L.C. (“BFF”), is chartered in the state of Kansas, regulated by the Kansas Office of the State Bank Commissioner, and registered as a Kansas Technology Enabled Fiduciary Financial Institution (“TEFFI”). In ExAlt PlanTM financings, BFF makes loans (each, an “ExAlt Loan”) to certain of the Customer ExAlt Trusts, which in turn employ a portion of the loan proceeds to acquire and deliver agreed upon consideration to the Customer, in exchange for their alternative assets. Ben Liquidity generates interest and fee income earned in connection with the ExAlt Loans, which are collateralized by a portion of the cash flows from the exchanged alternative assets (the “Collateral”). The ExAlt Loans are eliminated for financial reporting purposes upon consolidation of the Customer ExAlt Trusts.

Ben Custody currently provides full-service trust and custody administration services to the trustees of certain of the Customer ExAlt Trusts, including BFF, which own the exchanged alternative asset following liquidity transactions for fees payable quarterly.

The Customer ExAlt Trusts’ Collateral supports the repayment of the ExAlt Loans plus any related interest and fees. Under the applicable trust and other agreements, certain charities are the ultimate beneficiaries of the Customer ExAlt Trusts (the “Non-Controlling Interest Holders”). In accordance with the terms of the applicable trust and other agreements, certain of the Non-Controlling Interest Holders, which are the ultimate beneficiaries of Customer ExAlt Trusts formed prior to 2021, are paid $0.05 for every $0.95 paid to the ExAlt Loan lender (i.e., subsidiaries of the Company). Following 2020, Non-Controlling Interest Holders are paid $0.025 for every $0.975 paid to the ExAlt Loan lender (i.e., subsidiaries of the Company). Since Ben consolidates the Customer ExAlt Trusts, Ben’s operating subsidiary’s ExAlt Loans and related interest and fee income are eliminated for financial reporting purposes in the consolidation of the consolidated financial statements but are recognized for purposes of the allocation of income (loss) to Ben’s or BCH’s equity holders.

Ben’s existing and planned products and services are designed to be delivered digitally and provide liquidity, trust and custody solutions, deliver data analytics, support the tax and estate planning objectives of its MHNW customers, facilitate asset diversification and provide administrative management and reporting solutions tailored to the goals of investors of alternative investments. While Ben’s financial products and services are presently offered through Ben Liquidity and Ben Custody, Ben plans to expand its capabilities under Ben Custody and provide additional products and services through Ben Insurance Services and Ben Markets in the future. Ben Insurance Services, through two subsidiaries, PEN Indemnity Insurance Company, Ltd. (“Pen”), which has been chartered as a Bermuda based insurance company, and Beneficient Insurance Company, L.L.C., (“BIC”)an entity through which the Company plans to apply to become a Kansas captive property and casualty insurer, plans to offer to affiliated Customer ExAlt Trusts certain customized insurance products and services covering risks relating to owning, managing and transferring alternative assets. Ben Markets, through one of its subsidiaries, Ben Markets Management Holdings, L.P., received regulatory approval to acquire, and subsequently acquired, a captive registered broker-dealer, Ben Securities Company, L.P., an entity that will conduct its activities attendant to offering a suite of products and services from the Ben family of companies. Ben Markets, through another of its subsidiaries, Beneficient Transfer & Clearing Company, L.L.C., also received regulatory approval from the Securities and Exchange Commission (“SEC”) on June 24, 2022 to operate as a registered transfer agent with respect to its securities, and intends to provide various services for customers transacting with Ben, including the Customer ExAlt Trusts.

Certain of our operating subsidiary products and services involve or are offered to certain of the Customer ExAlt Trusts, which are consolidated subsidiaries of BCG for financial reporting purposes, and therefore

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transactions between our operating subsidiaries and the Customer ExAlt Trusts are eliminated in consolidation for financial reporting purposes. Ben’s primary tangible assets reflected on our consolidated statements of financial condition are investments in alternative assets held by the Customer ExAlt Trusts.

Regulatory Developments

In April 2021, the Kansas Legislature adopted, and the governor of Kansas signed into law, a bill that allows for the chartering and creation of Kansas trust companies with fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency, now known in Kansas as TEFFIs, that provide fiduciary financing (e.g., lending to Customer ExAlt Trusts), custodian and trustee services, in all capacities pursuant to statutory fiduciary powers, to Customers and other participants in the alternative assets market, as well as the establishment of alternative asset trusts. The legislation became effective on July 1, 2021, and designated Ben as the pilot TEFFI. Ben was not authorized to operate under the pilot program until December 31, 2021, at which time the unconditional operational charter was issued to BFF by the state of Kansas, authorizing Ben to operate as a TEFFI and exercise fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency.

On March 6, 2020, Ben submitted a charter application for custodian and trustee services to the Texas Department of Banking. Given the issuance of the charter by the state of Kansas, Ben has decided to withdraw its Texas charter application and, instead, intends to support its Kansas operations by seeking authorization to establish a branch office in the state of Texas.

Pen has been registered and licensed as a Class 3 insurer under the Bermuda Insurance Act of 1978, and Ben plans to seek approval from the Bermuda authorities for Pen to become operational. Pending approval from the Bermuda authorities if approval is sought, Pen would write primary and re-insurance policies consistent with those policies underwritten domestically by BIC and fiduciary liability policies for managers and investors in alternative asset funds to cover losses from contractual indemnification and exculpation provisions arising under the governing documents of such funds.

On March 28, 2022, a subsidiary of Ben Markets completed its 100% acquisition of MHT Securities, L.P. (“MHT Securities”), for $0.3 million. MHT Securities is an SEC-registered broker dealer and Financial Industry Regulation Authority (“FINRA”) member that is authorized to engage in private placements of securities. On May 3, 2022, FINRA issued its full approval of the change in ownership and MHT Securities’ name was changed to Ben Securities Company, L.P. As of May 3, 2022, Ben Securities Company, L.P. is registered as a securities broker- dealer with the SEC, FINRA, and certain states as determined by its business operations.

Liquidity and Going Concern

As of March 31, 2022, we had unrestricted cash and cash equivalents of approximately $70.6 million. We generated a net loss for the three months ended March 31, 2022 totaling $100.9 million and net losses for the years ended December 31, 2021 and December 31, 2020, totaling $105.1 million and $50.9 million, respectively. Net loss for the three months ended March 31, 2022, included $2.8 million of non-cash expenses involving share-based compensation costs. Net loss for the year ended December 31, 2021, included $23.2 million of non-cash expenses involving share-based compensation costs and $34.0 million of losses on debt extinguishments, respectively. Net loss for the year ended December 31, 2020, included $107.8 million and of non-cash expenses involving share-based compensation costs and $36.3 million of non-cash income due to the forfeiture and recovery of certain vested share- based compensation awards, respectively. Excluding these non-cash items, our net loss totaled $98.1 million for the three months ended March 31, 2022, net loss totaled $47.9 million and net income totaled $20.6 million for the years ended December 31, 2021 and December 31, 2020, respectively. As of August 31, 2022, we had unrestricted cash and cash equivalents of $26.2 million.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to funding operating expenditures and having sufficient cash to fund our liquidity products, we are obligated to make scheduled debt payments totaling $2.7 million on certain of our outstanding borrowings through August 31, 2023. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, proceeds on ExAlt Loan payments and fee income derived from distributions on investments held by the Customer ExAlt Trusts or other investments held by Ben, additional investments into Ben by third parties and, potentially refinancing some or all of the existing borrowings due prior to their maturity, with either our current lender or other lenders. On December 7, 2021, Ben issued Preferred B-2 Unit Accounts with an initial capital account balance of approximately $352 million. Ben is currently in the process of raising additional equity, with such offerings expected to close during 2022 or early in 2023.

Ben may not be able to refinance or obtain additional financing on terms favorable to the Company, or at all. To the extent that Ben or its subsidiaries raise additional capital through the future sale of equity or debt, the ownership interest of our existing equity holders may be diluted. The terms of these future equity or debt securities may include liquidation or other preferences that adversely affect the rights of our existing equity unitholders or involve negative covenants that restrict Ben’s ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If Ben defaults on these borrowings, then the Company will be required to either i) sell assets to repay these loans or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on recent cash received from the loan participation program described in Note 11, projections of growth in revenue and net income in the coming quarters, the expected additional investments into Ben by third parties, potentially refinancing certain existing borrowings with either our current lender or other lenders, and expected proceeds from our private offerings, we believe that we will have sufficient cash resources to finance our operations, satisfy other obligations, and to fund expected lending transactions through September 30, 2023.

2.	Summary of Significant Accounting Policies

Change in Fiscal Year

On March 30, 2022, the board of directors of Ben Management approved a change in the Company’s fiscal year end from December 31 to March 31. The Company elected to change its fiscal year end in order to better align with its peers and with the timing in which more recent audited financial statements of its investments, whose cash flows serve as collateral to the ExAlt Loans, would be available. The change in the Company’s fiscal year end resulted in a transition period that began on January 1, 2022 and ended on March 31, 2022.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Ben are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Ben, its wholly-owned and majority-owned subsidiaries and, certain variable interest entities, or VIEs, in which the Company is the primary beneficiary. An enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest consistent with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), as amended.

For the periods presented herein, all of the Customer ExAlt Trusts are considered VIEs for which Ben has a variable interest and is considered the primary beneficiary for accounting purposes. Thus, Ben is required to consolidate all of the Customer ExAlt Trusts. The entities in which the Customer ExAlt Trusts hold an

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ownership interest are investment companies (i.e., funds) under ASC 946, Financial Services—Investment Companies (“ASC 946”). Thus, the investments in non-investment companies made by these funds are accounted for in accordance with ASC 946 and are not subject to consolidation or the disclosure requirements of ASC 810. Moreover, further consolidation provisions of ASC 946 are not applicable to Ben since these investment companies do not have an investment in an operating entity that provides services to the investment company or to Ben.

During the third quarter of 2020, CT Risk Management, L.L.C., a VIE for which Beneficient Capital Company II, L.L.C. (formerly known as Beneficient Capital Company, L.L.C.) (“BCC”) has a variable interest and is considered the primary beneficiary, commenced operations and purchased a put option as more fully described in Note 7. Thus, the consolidated results presented herein for the period from July 1, 2020 through December 31, 2020, and periods thereafter, are reflective of activity of this consolidated VIE.

All intercompany accounts and transactions have been eliminated in consolidation, and the portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of comprehensive income (loss). With the consolidation of the Customer ExAlt Trusts, interest and fee income and any related receivable charged by Ben Liquidity and/or Ben Custody to the Customer ExAlt Trusts, eliminate for financial reporting purposes upon consolidation of the Customer ExAlt Trusts. While these amounts are eliminated for financial reporting purposes, such amounts are earned by Ben Liquidity and/or Ben Custody from the Customer ExAlt Trusts for purposes of determining the income (loss) allocable to Ben’s and BCH’s equity holders as further noted below in the interest and fee income section.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements and could differ from actual results. Material estimates that are particularly susceptible to change in the near term relate to the fair value determination of investments in alternative assets held by the Customer ExAlt Trusts, the fair value determination of equity in connection with modifications to the equity securities of BCG and BCH, fair value determination of the investment in debt securities, determination of the allowance for loan losses as an input to the allocation of income (loss) to Ben’s and BCH’s equity holders, evaluation of potential impairment of goodwill and other intangibles, and determining the grant date fair value for share-based compensation awards.

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents represent cash held in banks or money market funds with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in interest income in the consolidated statements of comprehensive income (loss).

Under the terms of certain of the ExAlt PlanTM trust agreements, certain trusts are required to maintain capital call reserves and administration reserves. These reserves are used to satisfy capital call obligations and pay fees and expenses for the trusts as required. The fees and expenses are primarily paid to Ben for serving as the administrative agent to the current trustees of certain Customer ExAlt Trusts. These reserves represent cash held in banks and are classified as restricted cash on the consolidated statements of financial condition.

Cash, cash equivalents and restricted cash on our consolidated statements of cash flows include cash and cash equivalents of $70.6 million, $13.7 million and $12.5 million, and restricted cash of $5.5 million, $6.6 million, and $5.4 million as of March 31, 2022 and December 31, 2021 and December 31, 2020, respectively.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments, at Fair Value

Investments held by Ben or held by the Customer ExAlt Trusts include investments in alternative assets, investments in the public equity and debt securities (principally of a related party), investments in private equity securities, and put options.

•	Investments in Alternative Assets

Investments in alternative assets represent the ownership interests in alternative assets and, along with other investments held by the Customer ExAlt Trusts, constitute the source of Collateral for the ExAlt Loans. These investments are predominately private equity funds and are held by the Customer ExAlt Trusts, either through direct ownership or a beneficial interest. ASC Topic 820, Fair Value Measurement, permits, as a practical expedient, to estimate the fair value of these types of investments based on the net asset value (“NAV”) per share, or its equivalent, if the investment does not have a readily determinable fair value and if the NAV of such investments is calculated in a manner consistent with the measurement principles of ASC 946, Financial Services – Investment Companies. The Company has elected to use NAV as a practical expedient to measure the fair value of these investments. These investments are valued based on the most recent available information, which typically has a delay due to the timing of financial information received from the individual investments. Accordingly, in determining the value of the investment, we may consider whether adjustments to the NAV are necessary in certain circumstances in which management is aware of material events that affect the value of the investments during the intervening period.

•	Investments in Public Equity Securities and Options

Investments in public equity securities and options primarily represent common stock ownership in GWG Holdings along with investments in other public companies and investments made by Ben in put options, all of which are carried at fair value. Fair value is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on investments in equity securities and options in the consolidated statements of comprehensive income (loss).

•	Investments in Debt Securities

Investments in debt securities primarily represent ownership in GWG Holdings’ L Bonds by certain of the Customer ExAlt Trusts. Investments in debt securities also represent ownership in privately held debt owned by certain of the Customer ExAlt Trusts. These investments are classified and accounted for as available-for-sale (“AFS”) securities and are reported at fair value with unrealized gains and losses presented as a separate component of equity in the accumulated other comprehensive income line item.

The Company follows ASC 320-10-35 to assess whether an investment in debt securities is impaired in each reporting period. An investment in debt securities is impaired if the fair value of the investment is less than its amortized cost. If the Company intends to sell the debt security (that is, it has decided to sell the security), an other- than-temporary impairment (“OTTI”) shall be considered to have occurred. If the Company more likely than not will be required to sell the security before recovery of its amortized cost basis or it otherwise does not expect to recover the entire amortized cost basis of the security, an OTTI shall be considered to have occurred. The Company considers the expected cash flows from the investment based on reasonable and supportable forecasts as well as several other factors to estimate whether a credit loss exists. If the Company intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

balance sheet date. During the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, the Company recognized an OTTI on its investment in debt securities of $4.9 million, $13.7 million, and nil, respectively, which is recorded in the provision for credit losses line item on the consolidated statements of comprehensive loss.

•	Investments in Other Equity Securities

Investments in other equity securities are held by certain of the Customer ExAlt Trusts and represent ownership in equity securities of privately held companies. Equity securities that do not have readily determinable fair values are initially recorded at cost and subsequently remeasured when there is (i) an observable transaction involving the same investment, (ii) an observable transaction involving a similar investment from the same issuer, or (iii) an impairment. These remeasurements are reflected in the consolidated statements of comprehensive loss.

Leases

We account for leases in accordance with ASC 842, Leases. We determine if an arrangement is or contains a lease at inception. Operating leases with a term greater than one year are included in right-of-use-assets and lease liabilities. The right-of-use asset represents the Company’s right to use an underlying asset for the lease term. Related lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term, using the rate the Company would pay to borrow amounts equal to the lease payments over the lease term (the Company’s incremental borrowing rate). Lease expense is recognized on a straight-line basis over the lease term in other expenses in the consolidated statements of comprehensive income (loss). Common area maintenance and other related costs are considered variable lease payments and are expensed as incurred. The Company made an accounting policy election not to recognize short-term lease assets and liabilities (less than a 12- month term) or immaterial equipment leases in its balance sheets. The Company recognizes the lease expense for these leases on a straight-line basis over the life of the lease.

Fixed Assets

Fixed assets, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Expenditures related to leasehold improvements; furniture and fixtures; computer hardware and software; and most office equipment purchases are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (from three to five years). For leasehold improvements, amortization is computed based on the shorter of the useful life or the lease term. Software in process is composed of costs related to internally developed software projects in the application development phase. Gains or losses on disposition of fixed assets are reflected in net income (loss). Normal costs of maintenance and repairs are treated as current expenses in the consolidated statements of comprehensive income (loss).

The Company capitalizes certain costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized. The types of costs capitalized during the application development phase primarily include consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over the estimated useful life of the asset, which ranges from one to three years.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Other Intangibles

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles—Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value.

The Company conducted the annual impairment test for the years ended December 31, 2021 and 2020 on October 1. The Company conducted the annual impairment test for the three months ended March 31, 2022 on January 1. This is considered a change in accounting principle as the impairment test for the years ended December 31, 2021 and 2020 were for the twelve months ended. The Company deems the change of impairment test timing to be appropriate as the January 1 date better aligns with the Company’s new fiscal year end. The change in accounting principle related to the annual testing date will not delay, accelerate or avoid an impairment charge. This change is not applied retrospectively as it is impracticable to do so because retrospective application would require application of significant estimates and assumptions with the use of hindsight. Accordingly, the change will be applied prospectively.

Intangible assets include insurance licensing and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit over the estimated lives of the assets.

The insurance license intangible has an indefinite life and is assessed for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is assessed for impairment when indicators of impairment are present.

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

Other Liabilities

Other liabilities consist principally of a liability related to an interest commitment, payables to affiliates, and trust administration payables. Refer to Note 10 for more information on these other liabilities.

Business Combinations

The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, the Company records all assets acquired and liabilities assumed at fair value as of the date of acquisition, with the excess of the purchase price over the aggregate fair values recorded as goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company and most of its subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. Certain of our entities are corporations for tax purposes. In addition, certain of the wholly-owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated statements of financial condition.

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of comprehensive income (loss).

Noncontrolling interests – Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in the Customer ExAlt Trusts that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and for any distributions that are paid.

Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded as mezzanine or temporary equity (between liabilities and equity) in our consolidated statements of financial condition. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in our redeemable noncontrolling interests are presented in the consolidated statements of changes in equity.

Noncontrolling interests include: (i) holders, which consist of Related Entities, as defined below, an entity affiliated with a related party, and third parties, of Class S Ordinary Units issued by BCH, (ii) holders, which consists of Related Entities, an entity affiliated with a related party, and third parties, of Class S Preferred Units issued by BCH, (iii) holder, which consists of GWG Holdings, of Preferred Series C Unit Accounts issued by BCH, and (iv) holders, which consists of unrelated charity organizations, of residual beneficial interests issued by certain of the Customer ExAlt Trusts.

Redeemable noncontrolling interests are held by holders, which consist of (i) a Related Entity, entities affiliated with a related party, and certain directors, of Preferred A.0 issued by BCH, and (ii) a Related Entity, entities affiliated with a related party, and certain directors, of Preferred A.1 issued by BCH.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Related Entities are defined as certain trusts and those entities held by such trusts that are controlled by our founder and in which our founder and his family members are also among classes of economic beneficiaries whether or not our founder is entitled to economic distributions from such trusts.

See Note 15 for further information of the equity instruments of the Company, including those classified as redeemable noncontrolling interests and noncontrolling interests.

Earnings (Loss) per Common Unit

The Company computes net earnings (loss) per unit using the two-class method required for participating securities. The two-class method requires income available to common unitholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. The Company determined that it had participating securities in the form of convertible, preferred equity securities.

Basic net earnings (loss) per unit attributable to common unitholders is computed by dividing net earnings (loss) available to common unitholders by the weighted average number of common units outstanding during the period. Diluted earnings per common units is computed in a similar manner, except that first the denominator is increased to include the number of additional common units that would have been outstanding if potentially dilutive common shares were issued using the treasury stock method or if-converted method based on the nature of such securities. See Note 16 for additional details.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company recognizes revenues when it transfers promised goods or services to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. ASC Topic 606 does not apply to revenue associated with financial instruments, including debt or equity securities accounted for under ASC Topic 320, ASC Topic 321 or ASC Topic 323. ASC Topic 606 applies to income such as up-front fees, trust services fees and administration fees. Ben’s income considered in-scope of ASC Topic 606 is discussed below.

Fiduciary financing, trust services and administration revenues include the following fees:

Upfront Fees

Non-refundable upfront fees are earned and recognized for setting up and providing the customer access to the ExAlt PlanTM. These activities do not transfer a separate promised service; therefore, they represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the “LiquidTrust”, a constituent member of the Customer ExAlt Trusts that is responsible for paying fees and other items, waterfall distribution per the LiquidTrust trust agreement. Upfront fees are deferred upon receipt and are recognized ratably over the period of benefit, which is generally consistent with estimated expected life of LiquidTrusts (typically seven to ten years). While these fees are eliminated for financial reporting purposes, the fees are earned by Ben Custody from the Customer ExAlt Trusts for purposes of determining the income (loss) allocable to BCG’s and BCH’s equity holders as further noted below in the interest and fee income section.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution customers. The Company’s performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded capital commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. While these fees are eliminated for financial reporting purposes, the fees are earned by Ben Custody from the Customer ExAlt Trusts for purposes of determining the income (loss) allocable to BCG’s and BCH’s equity holders as further noted below in the interest and fee income section.

Administration Revenues

Third-party administration fees are earned for the administration of third-party customer accounts. The Company’s performance obligation is satisfied over time and the resulting fees are recognized monthly, generally based upon the beginning of the quarter (in advance) net asset value under management and the applicable fee rate, depending on the terms of the contract. Third-party administration fee receivables are recorded on the consolidated statements of financial condition in the other assets line item and in administration revenues in the trust services and administration revenues line item on the consolidated statements of comprehensive income (loss).

Interest Income

The consolidated financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of Ben, including the Customer ExAlt Trusts that hold the collateral for the ExAlt Loans, on a gross basis, and a portion of the economic interests of certain of the Customer ExAlt Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by Ben Liquidity from the Customer ExAlt Trusts is eliminated for financial reporting purposes in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, equity holders of BCG’s or BCH’s attributable share of the net income from the Customer ExAlt Trusts is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income and certain fee revenue has no effect on net income (loss) attributable to BCG, BCH or to BCG’s and BCH’s equity holders.

For purposes of income allocation to equity holders of BCG or BCH, interest income is generally comprised of contractual interest, interest recognized on certain of the ExAlt Loans through the effective yield method, and an amortized discount that is recognized ratably over the life of the ExAlt Loan. Contractual interest income is a computed variable rate that compounds monthly.

As a result of the change-of-control event discussed in Note 5 on December 31, 2019 and the resulting valuation performed under ASC 805, Ben’s existing loan portfolio composed of ExAlt Loans made to the Customer ExAlt Trusts was evaluated as of December 31, 2019 for credit deterioration based on the intentions of all parties that the income allocations provisions of Ben operate under U.S. GAAP as if the Customer ExAlt Trusts were not consolidated for financial reporting purposes. Further, as required under ASC 805, each loan between Ben and the Customer ExAlt Trusts was evaluated and classified as either purchased credit impaired (“PCI”) or non purchased credit impaired (“non-PCI”). For PCI loans, expected cash flows as of the date of valuation in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequently, increases in cash flows over those expected at the acquisition date are

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized prospectively as interest income. Decreases in expected cash flows due to credit deterioration are recognized by recording an allowance for loan loss. For non-PCI loans, the difference between the fair value and unpaid principal balance of the loan as of the date of valuation is amortized or accreted to interest income over the contractual life of the loans using the effective interest method. In the event of prepayment, the remaining unamortized amount is recognized in interest income, which is eliminated upon the consolidation of the Customer ExAlt Trusts for financial reporting purposes.

Allowances for Loan Losses

The allowance for loan losses is an input to the allocation of income (loss) to BCG’s or BCH’s equity holders. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Currently, management individually reviews all ExAlt Loans due to the low volume and non- homogenous nature of the current portfolio. Management relies heavily on statistical analysis, current NAV and distribution performance of the underlying alternative asset and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. The cash flows generated from the alternative asset interests supporting the collateral are the sole source of repayment of the ExAlt Loans and related interest. Ben recognizes any charge- off in the period in which it is confirmed. Therefore, impaired ExAlt Loans are written down to their estimated net present value.

Interest income for purposes of determining income allocations to BCG’s and BCH’s equity holders is adjusted for any allowance for loan losses, which was approximately $34.1 million for the three months ended March 31, 2022, and $8.9 million and $5.4 million for the years ended December 31, 2021, and 2020, respectively.

Investment Income (Loss), Net

Investment income (loss), net consists of unrealized gains (losses) due to changes in NAV of alternative assets, unrealized gains (losses) on repurchase options, and unrealized gains (losses) on other noncash transactions. Refer to Note 7 for a reconciliation of investment income (loss) net.

Professional Services

Professional services primarily consist of legal fees, consulting fees, and advertising costs, which are expensed as incurred and are included in professional services in the accompanying consolidated statements of comprehensive income (loss).

Share-based Compensation

Compensation expense for all equity-based compensation awards is determined using the grant date fair value. For all equity-based plans, we record the impact of forfeitures when they occur. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our equity-based compensation programs are discussed in Note 14.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provision for Credit Losses

The provision for credit losses consists of charges against earnings for OTTI on AFS debt securities and bad debt expense on receivables related to the Shared Services Agreement with GWG Holdings. A reconciliation of provision for credit losses for each of the periods presented herein is presented below:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
		(unaudited)
OTTI on AFS debt securities (Note 7)	$4,943	$—	$13,726	$—
Bad debt expense on related party receivable (Note 10)	4,440	—	5,029	—

Provision for credit losses	$9,383	$—	$18,755	$—

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on investments in available for sale debt securities carried at fair value, which are reported as a separate component of equity.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, (Topic 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect these estimates.

Accounting Standards Recently Adopted

ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, (Topic 740) was issued in December 2019. The amendments in Topic 740 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. Topic 740 also clarifies and simplifies other aspects of the accounting for income taxes. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, for public business entities. The Company adopted Topic 740 as of January 1, 2021, and the adoption did not have an impact on the Company’s consolidated financial statements and disclosures.

ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06) was issued in August 2020. The amendments in ASU 2020-06 simplify the accounting for convertible instruments by removing major separation models and removing certain settlement condition qualifiers for the derivatives scope exception for contracts in an entity’s own equity, and simplify the related diluted net income per share calculation for both Subtopics.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, for smaller reporting companies. Early adoption is permitted in fiscal years beginning after December 15, 2020, but adoption must occur as of the beginning of a fiscal year. The Company adopted ASU 2020-06 as of January 1, 2021, and the adoption did not have an impact on the Company’s consolidated financial statements and disclosures.

Accounting Standards Not Yet Adopted

ASU 2016-13, Financial Instruments, Credit Losses, (Topic 326) was issued in June 2016. This standard broadens the information that an entity must consider in developing its expected credit loss estimate for loans and other financial assets measured either collectively or individually. Current U.S. GAAP delays recognition of credit losses until it is probable a loss has occurred, generally only considering past events and current conditions in measuring the incurred loss. Once implemented, this new standard will eliminate the probable initial recognition threshold and instead, will require the measurement of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts covering the entire term of the instrument through contractual maturity. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This standard requires enhanced disclosures around significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the portfolio. The effective date of Topic 326 has been extended for smaller reporting companies and private companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is evaluating the impact of this standard on its consolidated financial statements and disclosures.

ASU 2020-04, Reference Rate Reform, (Topic 848) was issued in March 2020. The amendments in Topic 848 provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Topic 848 can be applied by all entities as of the beginning of the interim period that includes March 12, 2020, or any date thereafter, and entities may elect to apply the amendments prospectively through December 31, 2022. The Company did not utilize the optional expedients and exceptions provided by this standard during the three months ended March 31, 2022 or during the years ended December 31, 2021 and 2020. The Company is evaluating the impact of this standard on its consolidated financial statements and disclosures.

3.	Transactions with GWG Holdings, Inc. and GWG Life, LLC

On January 12, 2018, BCG entered into an Amended and Restated Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG Holdings, GWG Life, LLC, a wholly-owned subsidiary of GWG Holdings (“GWG Life” and, collectively with GWG Holdings, the “GWG Parties”), and certain other constituent trusts of which MHT Financial L.L.C (“MHT Financial”) was named the beneficiary (such trusts, the “2017-18 Exchange Trusts”), which are not consolidated subsidiaries of BCG. The 2017-18 Exchange Trusts agreed to transfer the Common Units they held in BCG to the GWG Parties and receive assets, including GWG Holdings’ common stock and GWG Life debt.

Under the MEA, on December 28, 2018 (the “Final Closing Date”), BCG completed a series of strategic exchanges of assets among GWG Holdings, GWG Life, and the 2017-18 Exchange Trusts (the “Exchange Transaction”). As a result of the Exchange Transaction, a number of securities were exchanged between the parties, including the following securities as of the Final Closing Date: the 2017-18 Exchange Trusts acquired GWG L Bonds due 2023 in the aggregate principal amount of $366.9 million; the 2017-18 Exchange Trusts acquired 27,013,516 shares of GWG Holdings common stock; GWG Holdings acquired 40,505,279 BCG Common Units; and GWG Holdings acquired the right to obtain additional BCG Common Units pursuant to an option issued by BCG (the “Option Agreement”). In addition, in connection with the

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exchange Transaction, BCG, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $192.5 million as of the Final Closing Date (the “Commercial Loan”).

Registration Rights Agreement

On August 10, 2018, BCG and GWG Holdings entered into the Registration Rights Agreement related to BCG’s Common Units providing GWG Holdings with certain customary registration rights with respect to the BCG Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG Holdings is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to the BCG Common Units, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG Holdings is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold.

Option Agreement Conversion

Effective August 11, 2020, as a result of the Exchange Agreement entered into by the parties on December 31, 2019 discussed in Note 5, and the mutual agreement of the parties, the Option Agreement was exercised under the provisions of the Option Agreement. As such, GWG Holdings received $57.5 million of BCG Common Units at a price per unit equal to $12.50. The exercise of the Option Agreement decreased other liabilities and increased common units outstanding.

Collateral Swap

On September 30, 2020, certain of the Customer ExAlt Trusts (collectively, the “Participating Customer ExAlt Trusts”), at the sole direction of the independent trustee of each such trust, with the intention of protecting the value of certain assets of the Participating Customer ExAlt Trusts underlying part of the Collateral portfolio, the Participating Customer ExAlt Trusts entered into that certain Contribution and Exchange Agreement with certain of the 2017-18 Exchange Trusts, (collectively, the “Participating Exchange Trusts”), each of which entered into such agreement at the direction of its applicable trust advisor and by and through its applicable corporate trustee (the “Contribution and Exchange Agreement). Under the Contribution and Exchange Agreement, the Participating Exchange Trusts agreed to exchange 9,837,264 shares of GWG Holdings’ common stock valued at $84.6 million, 543,874 shares of BCG Common Units valued at $6.8 million, and GWG Holdings’ L Bonds due 2023 in the aggregate principal amount of $94.8 million to the Participating Customer ExAlt Trusts for $94.3 million in NAV of the alternative asset investments held by the Participating Customer ExAlt Trusts. This transaction ( the “Collateral Swap”) resulted in the Participating Customer ExAlt Trusts recognizing an additional $84.6 million of investment in public equity securities of related party, $94.8 million of debt securities of related party, $3.4 million of treasury shares of BCG’s Common Units, and gain of $88.5 million, which was recorded in investment income.

4.	Transaction with GWG Life, and certain trusts included in the ExAlt PlanTM

On May 31, 2019, certain LiquidTrusts (the “Borrowers”) executed a Promissory Note (the “Promissory Note”) with GWG Life (acting through a then constituted special committee of the Board of Directors of GWG Holdings) for a principal amount of $65.0 million that matures on June 30, 2023. An initial advance in the principal amount of $50.0 million was funded on June 3, 2019, and a second advance in the principal amount of $15.0 million was funded on November 27, 2019.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The proceeds from the Promissory Note were used by the Borrowers to purchase senior beneficial interests held by these certain other Customer ExAlt Trusts. The aforementioned trusts utilized the proceeds to repay loan amounts owed by certain of the Customer ExAlt Trusts to BCC, a subsidiary of BCG. In accordance with the timeline of the Promissory Note, the Borrowers purchased senior beneficial interests of $60.0 million prior to December 31, 2019. The remaining purchase of senior beneficial interests occurred during January 2020. All proceeds from the Promissory Note were utilized by the ExAlt PlanTM to repay loan amounts owed to BCC by certain of the Customer ExAlt Trusts. Ben utilized the proceeds from the loan repayments to BCC to provide working capital to the Company and to pay other liabilities.

The Promissory Note was recorded at fair value as of December 31, 2019, which resulted in the debt being recorded at a discount of $6.8 million to its previous carrying value.

LiquidTrust Promissory Note Repayment

On September 30, 2020, GWG Holdings, GWG Life (which, collectively with GWG Holdings, acted through a then constituted special committee of the Board of Directors of GWG Holdings), and the Borrowers agreed to the repayment of the Promissory Note and any related accrued interest for a $75.0 million Preferred Series C Subclass 1 Unit Account (the “Preferred C.1”) of BCH that BCG issued to the Borrowers. The Company determined the fair value of the Preferred C.1 was $71.2 million as of September 30, 2020. The carrying value of the Promissory Note on September 30, 2020, with accrued and unpaid interest thereon, was $65.1 million. Accordingly, the difference between the fair value of the Preferred C.1 and the carrying value of the settled debt was settled between equity holders. Additionally, as a result of the change in ownership of BCG while BCG retained a controlling interest in BCH, a rebalancing of the noncontrolling interests was performed in accordance with ASC 810-10, Consolidation—Overall, which resulted in a $3.2 million net increase to noncontrolling interest.

5.	Strategic Transactions with GWG Holdings, Inc.

On December 31, 2019, GWG Holdings obtained control over BCG pursuant to a Preferred Series A Unit Account and Common Unit Investment Agreement, by and among GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings), BCG, BCH, and Ben Management (the “Investment Agreement”), which resulted in the consolidation of Ben and GWG Holdings for financial reporting purposes.

Pursuant to the Investment Agreement, BCG and BCH received an aggregate amount of $79.0 million from GWG Holdings in return for 666,667 Common Units of Ben and a Preferred A.1 Unit Account of BCH.

In connection with the Investment Agreement, GWG Holdings acquired, on December 31, 2019, the right to appoint a majority of the Board of Directors of Ben Management, the general partner of BCG. Due to this change-of-control event, BCG became a consolidated subsidiary of GWG Holdings; therefore, the results of operations for BCG and its subsidiaries began being reported in GWG Holdings’ financial statements on a consolidated basis beginning on the transaction date of December 31, 2019.

As a result of the change-in-control, Ben elected to apply pushdown accounting in its separate consolidated financial statements as of December 31, 2019. In accordance with the pushdown accounting guidance included in ASC Topic 805, Business Combinations, Ben recorded all of its assets and liabilities at fair value, with the excess of the purchase price over the aggregate fair values recorded in goodwill. Debt due to related parties, commercial loan with related party and goodwill were the assets and liabilities impacted in any material respect by the purchase accounting adjustments. Ben recorded $2.4 billion of goodwill on December 31, 2019 as a result of the change-in-control. The parties to the Investment Agreement agreed that the aggregate capital accounts of all holders of the Preferred A.1 Unit Accounts was $1.6 billion.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Decoupling Transactions with GWG Holdings

On November 12, 2021, amendments to the organizational documents of BCG, BCH, and Ben Management were approved by the board of directors of Ben Management and GWG Holdings (the “Amendments”). On November 29, 2021, the Amendments became effective. These Amendments are part of, and effectuate, the series of transactions (the “Decoupling Transactions”), which resulted in, among other things, (i) GWG Holdings converting its capital account balance of $319 million in Preferred A.1 of BCH to an equal amount of Preferred Series B Subclass 2 Unit Accounts issued by BCG (“BCG Preferred B.2”), which are a preferential class of equity in BCG with enhanced conversion rights; (ii) GWG Holdings no longer having certain voting rights or the right to nominate or appoint members of the Board of Directors of Ben Management; and (iii) Ben no longer being a consolidated subsidiary of GWG Holdings and therefore operating as a wholly independent and separate company.

6.	Unit Purchase Agreement with GWG

On July 15, 2020, the Company entered into a Preferred Series C Unit Purchase Agreement (“UPA”) with GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings).

Pursuant to the UPA, and provided it had adequate liquidity, GWG Holdings agreed to make capital contributions from time to time to BCH in exchange for Preferred Series C Unit accounts of BCH during a period which commenced on the date of the UPA and continued until November 29, 2021, when Ben ceased to be a consolidated subsidiary of GWG Holdings.

The Preferred Series C purchased under the UPA will automatically exchange for BCG Common Units, or another unit of Ben as the parties may mutually agree (the “Ben Units”), at the lower of (i) the volume-weighted average of the Ben Units for the 20 trading days following the listing of Common Units of Ben on a national securities exchange, and (ii) $12.75. In addition, at any time following the Effective Date, all or some of the Preferred Series C purchased under the UPA may be exchanged for BCG Common Units at the option of GWG Holdings (exercised by its Special Committee of the Board of Directors or, if such committee is no longer in place, the appropriate governing body of GWG Holdings); provided that, if GWG Holdings exchanges less than all of the Preferred Series C purchase under the UPA, then, immediately after giving effect to such exchange, GWG Holdings shall be required to continue to hold Preferred Series C Unit Accounts with a capital account that is at least $10 million. The exchange price for such Ben Units shall be determined by third-party valuation agents selected by BCG and GWG Holdings.

During the years ended December 31, 2021 and December 31, 2020, BCH issued $14.8 million and $130.2 million, respectively, of Preferred Series C related to this agreement for cash consideration of equal value. There was no Preferred Series C issued during three months ended March 31, 2022 under the UPA.

7.	Investments, at Fair Value

Investments held by Ben or held by the Customer ExAlt Trusts are comprised of investments in alternative assets, public debt and equity securities (principally of a related party), other equity securities and put options. The composition of investments recorded at fair value by holder is included in the table below (in thousands):

	March 31, 2022		December 31, 2021		December 31, 2020
	Ben	Customer ExAlt Trusts	Ben	Customer ExAlt Trusts	Ben	Customer ExAlt Trusts
Alternative assets	$—	$524,927	$—	$551,722	$—	$219,205
Public equity securities and option	13,625	56,144	24,975	98,274	24,492	68,762
Debt securities	624	77,669	—	82,311	—	97,473
Other equity securities	—	1,181	—	1,181	—	4

Total investments, at fair value	$14,249	$659,921	$24,975	$733,488	$24,492	$385,444

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of investment income (loss), net for each of the periods presented herein is included in the tables below (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
		(unaudited)
(Loss) gain from change in NAV of alternative assets	$(10,811)	$2,091	$15,534	$(17,558)
Gain on repurchase options (see Note 18)	—	—	—	61,664
Gain on Collateral Swap (see Note 3)	—	—	—	88,514

Investment (loss) income, net	$(10,811)	$2,091	$15,534	$132,620

Investments in Alternative Assets held by the Customer ExAlt Trusts

The investments in alternative assets are held, either through direct ownership or through beneficial interests, by certain of the Customer ExAlt Trusts and consist primarily of limited partnership interests in various alternative investments, including private equity funds. These alternative investments are valued using NAV as a practical expedient. Changes in the NAV of these investments are recorded in investment income, net in our consolidated statements of comprehensive income (loss). The investments in alternative assets provide the economic value that ultimately collateralizes the ExAlt Loans that Ben Liquidity originates with the Customer ExAlt Trusts in liquidity transactions.

The NAV calculation reflects the most current report of NAV and other data received from firm/fund sponsors. If no such report has been received, Ben estimates NAV based upon the last NAV calculation reported by the investment manager and adjusts it for capital calls and distributions made in the intervening time frame. Ben also considers whether adjustments to the NAV are necessary, in certain circumstances, in which management is aware of specific material events, changes in market conditions, and other relevant factors that have affected the value of an investment during the period between the date of the most recent NAV calculation reported by the investment manager or sponsor and the measurement date. Public equity securities known to be owned within an alternative investment fund, based on the most recent information reported by the general partners, are marked to market using quoted market prices on the reporting date.

The underlying interests in alternative assets are primarily limited partnership interests, and the limited partnership agreements governing those interests generally include restrictions on disclosure of fund-level information, including fund names and company names in the funds. The transfer of the investments in private equity funds generally requires the consent of the corresponding private equity fund manager, and the transfer of certain fund investments is subject to rights of first refusal or other preemptive rights, potentially further limiting the ExAlt PlanTM from transferring an investment in a private equity fund. These investments can never be redeemed with the funds. Distributions from each fund will be received as the underlying investments are liquidated. Timing of liquidation is currently unknown.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Portfolio Information

Our portfolio of alternative asset investments, held by certain of the Customer ExAlt Trusts by asset class of each fund as of March 31, 2022, December 31, 2021, and December 31, 2020, is summarized below:

	Alternative Investments Portfolio Summary
	March 31, 2022		December 31, 2021		December 31, 2020
Asset Class	Value	Unfunded Commitments	Value	Unfunded Commitments	Value	Unfunded Commitments
Venture Capital	$209,912	$3,035	$221,107	$3,221	$123,021	$1,659
Private Equity	199,280	55,269	222,546	57,262	89,627	33,387
Private Real Estate	15,757	4,802	15,692	4,837	2,118	269
Natural Resources	31,736	4,994	34,775	5,016	225	125
Other(1)	68,242	993	57,602	1,094	4,214	169

Total	$524,927	$69,093	$551,722	$71,430	$219,205	$35,609

(1)	“Other” includes private debt strategies and hedge funds.

As of March 31, 2022, the Customer ExAlt Trusts collectively had exposure to 329 professionally managed alternative asset investment funds, comprised of 1,147 underlying investments, 90 percent of which are investments in private companies.

Public Equity Securities

Investment in public equity securities primarily represents ownership by both Ben and certain of the Customer ExAlt Trusts in GWG Holdings combined with direct investments in other public companies. These investments are carried at fair value, which is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on investments in equity securities and options in the consolidated statements of comprehensive income (loss). As of March 31, 2022, December 31, 2021 and December 31, 2020, the fair value of the GWG Holdings’ common stock held by Ben and the Customer ExAlt Trusts is $67.2 million, $123.2 million and $86.2 million, respectively. The fluctuation in the amount of GWG Holdings’ common stock between each period end is driven by the quoted market price. The decline in market price from December 31, 2021 to March 31, 2022, is due to a variety of factors, including GWG Holdings’ pending reorganization under the Chapter 11 Bankruptcy Code. A related unrealized loss of $56.0 million, unrealized gain of $37.0 million and unrealized loss of $22.9 million was recognized in the consolidated statements of comprehensive loss for the three months ended March 31, 2022, and the years ended December 31, 2021, and December 31, 2020, respectively. The fair value of the investments in other public companies was $2.5 million as of March 31, 2022. These investments were not held as of prior reporting dates.

Put Options

On July 17, 2020, Ben, through its consolidated subsidiary, CT Risk Management, L.L.C, purchased put options for aggregate payments of $14.8 million. The options had an aggregate notional amount of $300.0 million and were designed to protect the net asset value of the interests in alternative assets that support the Collateral to Ben’s loan portfolio with the Customer ExAlt Trusts against certain market risk. The options were sold in November 2021. Additional put options were purchased on April 1, 2022 by CT Risk Management, L.L.C. as described in Note 25.

The options are carried at fair value, which is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

gain (loss) on investments in equity securities and options in the consolidated statements of comprehensive income (loss). As of December 31, 2020, the fair value of the options was $7.0 million. The related loss recognized in the consolidated statements of comprehensive loss for the years ended December 31, 2021 and December 31, 2020, was $5.2 million and $7.8 million, respectively.

Debt Securities

Investment in debt securities primarily represents ownership in corporate debt securities, specifically, GWG Holdings’ L Bonds by certain of the Customer ExAlt Trusts. Investments in debt securities also represent ownership in privately held debt securities. Investments in debt securities are classified and accounted for as available-for-sale, with unrealized gains and losses presented as a separate component of equity under the accumulated other comprehensive loss line item.

As a result of the Collateral Swap, discussed in Note 3, certain of the Customer ExAlt Trusts recognized $94.8 million of GWG Holdings’ L Bonds at fair value on September 30, 2020, which was equivalent to the outstanding principal balance of the GWG Holdings’ L Bonds. The L Bonds have a maturity of August 8, 2023. A portion of GWG Holdings’ investment in the Ben Common Units, cash, or a combination thereof, may be used as consideration, at the option of GWG Holdings, for retiring the L Bonds upon a redemption event, which is at the option of the holder, or at the maturity of the L Bonds.

The amortized cost, estimated fair value, and unrealized gains and losses on investments in debt securities classified as available-for-sale as of March 31, 2022, December 31, 2021 and December 31, 2020 are summarized as follows:

	March 31, 2022
(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities (L Bonds)	$76,934	$132	$(2,771)	$74,295
Other debt securities	2,685	1,313	—	3,998

Total available-for-sale debt securities	$79,619	$1,445	$(2,771)	$78,293

	December 31, 2021
(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities (L Bonds)	$81,062	$—	$(2,749)	$78,313
Other debt securities	2,685	1,313		3,998

Total available-for-sale debt securities	$83,747	$1,313	$(2,749)	$82,311

	December 31, 2020
(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities (L Bonds)	$94,788	$—	$—	$94,788
Other debt securities	2,685	—	—	2,685

Total available-for-sale debt securities	$97,473	$—	$—	$97,473

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below indicates the length of time individual debt securities have been in a continuous loss position as of March 31, 2022 and December 31, 2021:

	March 31, 2022		December 31, 2021
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities (L Bonds):
Less than twelve months	$—	$—	78,313	2,749
Twelve months or longer	74,295	2,771	—	—

	$74,295	$2,771	$78,313	$2,749

The noncredit-related portion of the net unrealized gains of $0.1 million and net unrealized losses of $1.4 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, was recognized as a component of accumulated other comprehensive loss. During the three months ended March 31, 2022 and the year ended December 31, 2021 the Company determined the credit-related portion of OTTI on its investment in debt securities was $4.9 million and $13.7 million, respectively, which is recorded in the provision for credit losses on the consolidated statements of comprehensive loss. The Company determined these losses were other-than-temporary as it does not expect to recover the entire amortized cost basis of the security.

The following table is a rollforward of credit-related OTTI recognized in earnings for the periods presented below:

(Dollars in thousands)	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Balance, beginning of period	$13,726	$—	$—
Credit related OTTI not previously recognized	—	13,726	—
Increase in OTTI amounts previously recognized	4,943	—	—

Balance, end of period	$18,669	$13,726	$—

The contractual maturities of available-for-sale debt securities as of March 31, 2022, December 31, 2021 and December 31, 2020 are as follows:

	March 31, 2022		December 31, 2021		December 31, 2020
(Dollars in thousands)	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
Due in one year or less	$1,687	$3,000	$1,687	$3,000	$1,687	$1,687
Due in one to five years	76,934	74,295	81,062	78,313	94,788	94,788
No fixed maturity	998	998	998	998	998	998

	$79,619	$78,293	$83,747	$82,311	$97,473	$97,473

Other Equity Securities

Certain of the Customer ExAlt Trusts hold investments in equity securities that do not have a readily determinable fair value. These equity securities are measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The value of these equity securities was $1.2 million as of March 31, 2022

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and December 31, 2021, and nominal as of December 31, 2020. There were no impairments, upward adjustments, or downward adjustments to these equity securities during the three months ended March 31, 2022, or during the years ended December 31, 2021 and December 31, 2020.

8.	Fixed Assets

Fixed assets are included in other assets in the consolidated statements of financial condition and consist of the following:

(Dollars in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
Computer hardware and software	$7,506	$6,205	$2,879
Land	750	750	—
Buildings	265	260	—
Furniture, fixtures, and equipment	133	133	128
Leasehold improvements	109	109	109
Other	73	73	73

Fixed assets, gross	8,836	7,530	3,189
Accumulated depreciation and amortization	(3,271)	(2,658)	(847)
Internal use software in process	1,771	2,102	2,234

Fixed assets, net	$7,336	$6,974	$4,576

Depreciation and amortization expense related to fixed assets was $0.6 million for the three months ended March 31, 2022 and $1.8 million and $0.9 million for the years ended December 31, 2021, and December 31, 2020, respectively. The majority of our depreciation and amortization expense is related to the amortization of capitalized computer software costs, which was $0.6 million for the three months ended March 31, 2022 and $1.6 million and $0.7 million for the years ended December 31, 2021, and December 31, 2020, respectively.

9.	Goodwill and Other Intangibles

The following tables present activity in the Company’s goodwill and finite-lived and indefinite-lived intangible assets for the three months ended March 31, 2022 and the years ended December 31, 2021, and December 31, 2020.

(Dollars in thousands)	December 31, 2021	Amortization	Impairment	March 31, 2022	Amortization Period
Goodwill	$2,367,750	$—	$—	$2,367,750	Indefinite
Insurance license	3,100	—	—	3,100	Indefinite

Total goodwill and intangible assets	$2,370,850	$—	$—	$2,370,850

(Dollars in thousands)	December 31, 2020	Amortization	Impairment	December 31, 2021	Amortization Period
Goodwill	$2,367,750	$—	$—	$2,367,750	Indefinite
Non-compete agreement	185	(185)	—	—	2 years
Insurance license	3,100	—	—	3,100	Indefinite

Total goodwill and intangible assets	$2,371,035	$(185)	$—	$2,370,850

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	December 31, 2019	Amortization	Impairment	December 31, 2020	Amortization Period
Goodwill	$2,367,750	$—	$—	$2,367,750	Indefinite
Non-compete agreement	349	(164)	—	185	3 years
Insurance license	3,100	—	—	3,100	Indefinite

Total goodwill and intangible assets	$2,371,199	$(164)	$—	$2,371,035

Barring a triggering event that suggests possible impairment, the Company conducts impairment tests for goodwill and indefinite-lived assets during the fourth quarter each fiscal year, using generally accepted valuation methods.

The Company conducted the annual impairment test for the years ended December 31, 2021 and 2020 on October 1. The Company conducted the annual impairment test for the three months ended March 31, 2022 on January 1. As previously disclosed in Note 2, this change in date for impairment testing is considered a change in accounting principle as the impairment test for the years ended December 31, 2021 and 2020 were for the twelve months ended.

This evaluation includes multiple assumptions, including estimated discounted cash flows and other estimates that may change over time. For example, a key assumption in determining the fair value of our reporting units is forecasting free cash flow generated by our business over the next five years and includes assumptions regarding expected growth of new service offerings and products. While our assumption reflects management’s best estimates of future performance, predicting the rate of growth attributable to newly launched products results in increased estimation uncertainty.

For 2021 and 2022, the Company used a linear interpolation method to estimate the enterprise value between two valuation dates, which were each valued using third-party market transactions involving the Company’s equity securities. The significant assumptions used in these two approaches include growth rates and the weighted-average cost of capital used to discount future cash flows. The Company believes that the linear interpolation methodology provides the most reasonable basis for the valuation of its enterprise value because the Company did not identify any significant events that occurred during the intervening periods that would have caused a material change in fair value.

For 2020, two valuation approaches were used in the assessment. The income approach, comprised of the discounted cash flow method, and the market approach, comprised of the guideline public company method were completed. Significant assumptions utilized in the discount cash flow method include management operating forecasts and the discount rate. Significant assumptions used in the guideline public company method include management revenue forecasts.

During the fourth quarter of 2021 and 2020, the Company tested for impairment and determined there was no impairment of goodwill or indefinite-lived intangible assets during the three months ended 2022 or twelve months ended 2021 or 2020.

Finally, management has determined that none of the Company’s goodwill is deductible for tax purposes.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Other Assets and Other Liabilities

The following table details the components of other assets:

(Dollars in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
Related party receivables	$8,877	$5,029	$2,864
Allowance for related party receivables	(8,877)	(5,029)	—
Fixed assets (Note 8)	7,336	6,974	4,576
Promissory Note receivable	4,513	4,440	4,153
Deferred costs of equity offering	1,310	1,317	800
Prepaid expenses	2,345	3,015	3,112
Other assets (1)	4,379	18,163	1,969

Total Other Assets	$19,883	$33,909	$17,474

(1)	Includes distribution receivables of $2.0 million and $16.3 million as of March 31, 2022 and December 31, 2021, respectively.

Related Party Receivables

Related party receivables consist of receivables owed to the Company in connection with the Shared Services Agreement with GWG Holdings discussed in Note 19. Due to the financial deterioration of GWG Holdings, including GWG Holdings’ filing for reorganization under the Chapter 11 Bankruptcy Code in April 2022, these receivables were fully reserved as of March 31, 2022 and December 31, 2021.

Promissory Note Receivable

There are amounts due under two promissory note agreements with a related party for funds advanced outside of our normal liquidity arrangements with a principal balance of $2.5 million and $0.9 million, respectively. The $2.5 million note bears interest at 9.0% per annum. The $0.9 million note bears interest at the lesser of 18% or the mid- term federal rate (360 day year). As such, the interest rate was 0.50% per annum as of March 31, 2022, and 0.25% as of December 31, 2021 and December 31, 2020 for the $0.9 million note agreement. Both promissory note agreements mature in April 2023 and may be prepaid at any time without penalty. Mandatory prepayments are required if certain conditions are met. Total principal and interest due for both promissory notes as of March 31, 2022 and December 31, 2021 and December 31, 2020 was $4.5 million, $4.4 million, and $4.2 million, respectively.

The following table details the components of other liabilities:

(Dollars in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
Interest commitments	$9,879	$9,351	$7,297
Deferred tax liability (Note 17)	1,072	—	—
Other	1,408	1,506	1,367

Total Other Liabilities	$12,359	$10,857	$8,664

Interest Commitment

The primary closing conditions of the Company’s formative transactions consisted of (i) MHT Financial entering into purchase and sale agreements with certain counterparties, which were owners of alternative

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

asset funds to acquire their portfolios of alternative assets (collectively, the “Formative Transactions Exchange Portfolio”) in exchange for agreed upon consideration and (ii) MHT Financial’s subsequent contribution of the Formative Transactions Exchange Portfolio into the custody of certain constituent trusts (each a “Custody Trust”) of the ExAlt PlanTM (as structured for the formative transactions, the “Formative ExAlt PlanTM”) in exchange for Common Units of Ben and debt and equity securities of GWG Holdings of an agreed upon value issued to certain other constituent trusts of the Formative ExAlt PlanTM of which MHT Financial was named the sole beneficiary (such trusts, the “2017-18 Exchange Trusts”). In connection with these formative transactions and related closing conditions, the Company agreed with certain other sellers to MHT Financial to accrue interest beginning on August 10, 2018, at a rate of 1-month LIBOR plus 3.95% for thirty percent of the value of the Ben Common Units held by these 2017-18 Exchange Trusts until such time that these 2017-18 Exchange Trusts liquidate their holdings of Ben Common Units. The Company does not have an obligation to repurchase or redeem the Ben Common Units held by the 2017-18 Exchange Trusts. Interest expense of $0.5 million, $2.1 million, and $2.3 million was recognized during the three months ended March 31, 2022, and years ended December 31, 2021, and December 31, 2020, respectively. Accrued interest on this commitment is reflected in other liabilities. No amount of accrued interest has been paid through March 31, 2022.

11.	Customer ExAlt Trust Loan Payable

On March 24, 2022, Ben Liquidity transferred a $72.5 million ExAlt Loan to a third-party in return for $72.5 million of cash. The loan participation transaction resulted in a third party now holding the transferred ExAlt Loan, which was previously eliminated in consolidation against the loan payable issued by a Customer ExAlt Trust for financial reporting purposes. Accordingly, the loan payable issued by the Customer ExAlt Trusts is no longer eliminated upon consolidation for financial reporting purposes and is reflected in the Customer ExAlt Trust loan payable line item on the consolidated statements of financial condition.

The Customer ExAlt Trust Loan Payable does not have scheduled principal or interest payments due prior to its maturity date of December 7, 2033. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. A pro-rata portion of the cash flows from the $352 million of alternative assets acquired by the Customer ExAlt Trusts on December 7, 2021 are the sole source of cash flows to be used by the Customer ExAlt Trusts to satisfy its obligations under the terms of the loan agreement. Ben and its subsidiaries have no obligation or other requirements to repay the Customer ExAlt Trust loan payable should the pro-rata cash flows from the $352 million of alternative assets associated with the loan be insufficient to pay all contractual obligations owed under the terms of the loan agreement.

The Customer ExAlt Trust loan payable bears interest at 12% per annum. The loan agreement includes a contingent interest feature whereby additional interest could be owed up to a maximum rate of 21% under certain circumstances, dependent principally on the cash flows generated by the pro rata portion of the underlying collateral. As the contingent interest feature is not based on creditworthiness, such feature is not clearly and closely related to the host instrument and is therefore bifurcated and recognized as a derivative liability with a resulting debt discount at inception. The fair value of the contingent interest derivative liability was $8.1 million as of March 24, 2022 and March 31, 2022, and is recognized as a component of the Customer ExAlt Trust loan payable in the consolidated statement of financial condition. The amortization of the debt discount, which is reflected as a component of interest expense in the consolidated statements of comprehensive loss, was $0.9 million for the three months ended March 31, 2022.

As of March 31, 2022, the outstanding principal, including interest paid-in-kind, was $64.8 million. The balance reflected on the consolidated statement of financial condition as of March 31, 2022, was $65.7 million, net of contingent interest derivative liability of $8.1 million and unamortized debt discount of $7.2 million, that had a remaining amortization period of approximately 11.72 years. The effective interest rate was 13.89% as of March 31, 2022.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Commercial Loan from Related Party

Commercial Loan Agreement

In connection with the Exchange Transaction discussed in Note 3, BCG, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $192.5 million as of the Final Closing Date (the “Commercial Loan”). The Commercial Loan was due on August 9, 2023, with the potential to be extended until August 9, 2028 or August 9, 2033 provided that certain conditions were met.

The Commercial Loan Agreement allowed for prepayment, in whole or in part in minimum increments of $1.0 million and a minimum amount of $5.0 million, without premium or penalty, subject only to payment of interest accrued to the date of prepayment. Repayment of the balance under the Commercial Loan Agreement was subordinated in right of payment to any of Ben’s other debt, and to BCG’s obligations that may arise in connection with its Preferred Series B Subclass 1 Units, if issued. BCG’s obligations under the Commercial Loan Agreement were unsecured.

The principal amount under the Commercial Loan Agreement bore interest at 5.00% per year, compounded annually. One-half of the interest, or 2.50% per year, was due and payable monthly in cash, and one-half of the interest, or 2.50% per year, accrued and compounded annually on each anniversary date of the Final Closing Date

In connection with the Decoupling Transactions discussed in Note 5, on November 26, 2021, GWG Holdings and BCG executed a payoff letter for the Commercial Loan Agreement pursuant to which BCG repaid the entire outstanding principal balance of the Commercial Loan Agreement of $202.3 million plus accrued interest of $5.8 million, by issuing to GWG Life 19,250,795 Common Units. The payoff of the Commercial Loan Agreement was accounted for as a debt extinguishment in accordance with ASC 470. Accordingly, BCG recorded a $14.6 million loss on extinguishment related to the payoff for the year ended December 31, 2021, which is reflected in the loss on extinguishment of debt line item on the consolidated statements of comprehensive income (loss). The loss on extinguishment represents the difference between the carrying value of the Commercial Loan Agreement at payoff of $192.8 million, net of an unamortized discount of $15.3 million, and the fair value of the Commercial Loan Agreement of $207.4 million, which was determined to have the most readily determinable fair value at the time of the nonmonetary transaction.

As of December 31, 2020, the outstanding principal was $202.3 million on the Commercial Loan Agreement. The balance reflected on the consolidated statements of financial condition as of December 31, 2020, was $180.1 million, net of unamortized debt discount of $22.2 million, that had a remaining amortization period of approximately 2.61 years. The effective interest rate on the Commercial Loan Agreement was 9.68% at December 31, 2020.

13.	Debt Due to Related Parties, Net

As of March 31, 2022, December 31, 2021 and December 31, 2020, the Company’s debt due to related parties consisted of the following:

(Dollars in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
First Lien Credit Agreement	$21,298	$21,561	$2,288
Second Lien Credit Agreement	73,120	77,073	72,260
Other borrowings	2,747	2,724	2,628
Unamortized debt premiums (discounts)	8,752	10,723	(916)

Total debt due to related parties	$105,917	$112,081	$76,260

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First and Second Lien Credit Agreements

On August 13, 2020, Ben, through its subsidiary BCC, executed an agreement with its lender, HCLP Nominees, L.L.C (“HCLP” or the “lender”), to amend its First Lien Credit Agreement and Second Lien Credit Agreement dated September 1, 2017 and December 28, 2018, respectively, resulting in the Second Amended and Restated First Lien Credit Agreement (“First Lien Credit Agreement”) and Second Amended and Restated Second Lien Credit Agreement (“Second Lien Credit Agreement) (collectively, the “Second A&R Agreements”). The Second A&R Agreements increased the interest rate on each loan to 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%.

As part of Ben’s formative transactions in 2017, the First Lien Credit Agreement proceeds were loaned by HCLP to a subsidiary of Ben. Ben’s subsidiary then loaned the amount on to the Customer ExAlt Trusts so that the Customer ExAlt Trusts could acquire investments in alternative assets purchased from the 2017-18 Exchange Trusts. Refer to the Common Units section of Note 15 for further information. As discussed in Note 19, the balance of this related party debt at the time of Ben’s September 1, 2017 commencement of Ben’s commercial operations reduced the balance of the preferred equity held by Ben’s Founders.

The Second A&R agreements have been further amended from time to time to extend the maturity date and defer principal and interest payments, among other things. In connection with the amendments to the Second A&R Agreements, Ben agreed to pay extension fees on a percentage of the amount outstanding under the credit agreements as of the date of the respective amendment. During the three months ended March 31, 2022 and years ended December 31, 2021 and 2020, Ben paid $8.6 million, $1.1 million, and $3.2 million, respectively, in deferred financing costs to the lender.

On December 1, 2021, Ben executed a binding term sheet with HCLP in which HCLP agreed to return up to $20 million of principal and interest payments (the “Returned Amount”) previously made by BCG pursuant to the Second A&R Agreements. The Returned Amount was applied to, and increased the outstanding principal balance of, the First Lien Credit Agreement. HCLP returned $17.95 million to BCG on December 1, 2021, and the remainder of the Returned Amount is available for return to BCG at its discretion. BCH used a portion of such payment to redeem GWG’s Preferred C.0 Unit Accounts as further described in Note 15. BCG agreed to pay HCLP an amendment fee of $1.0 million as well as HCLP’s legal fees incurred in connection with the amendment.

On March 24, 2022, Ben executed Consents and Amendments No. 4 to the Second A&R Agreements with its lender, which, among other things, (i) deferred the payment of accrued and unpaid interest to March 24, 2022, (ii) evidenced the terms agreed to in the December 1, 2021 term sheet discussed above, (iii) extended the maturity date of the loans to August 31, 2023, and (iv) established revised installment payments for each loan of $5.0 million due on May 10, 2022, August 10, 2022, December 10, 2022, and March 10, 2023, so long as each payment does not cause the Company to incur a going concern, and (v) amended the occurrence of an event of default to require notice from HCLP on almost all potential defaults listed under the Second A&R Agreements. In addition, Ben agreed to pay fees totaling approximately 6.5% of the outstanding principal before giving effect to the amendments.

In connection with the term sheet executed on December 1, 2021 and Consents and Amendments No. 4 to the Second A&R Agreements, Ben recorded a $19.5 million loss on extinguishment of debt during the year ended December 31, 2021, which is reflected in the loss on extinguishment of debt line item on the consolidated statements of comprehensive loss. Through March 31, 2022, all required principal and interest payments due under the Second A&R Agreements have been paid.

In connection with the Second A&R Agreements, Beneficient Holdings, Inc. (“BHI”), which owns a majority of the Class S Ordinary Units, Preferred A.1, and FLP Subclass 1 Unit Accounts issued by BCH, will grant certain tax- related concessions to the Lender as may be mutually agreed upon between the

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

parties. In exchange for the tax- related concessions, 5% of BHI’s Preferred Series A Sub Class 1 Unit Account, which will be held by the Lender, may convert to a Preferred A.0 Unit Account of BCH. In addition, recipients of a grant of Preferred A.1 from BHI will have the right to put an amount of Preferred A.1 to Ben equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30.0 million of grants of Preferred A.1 from BHI; and provided, further, that such a put could not be exercised prior to July 1, 2021. A liability of $3.8 million was recorded for the put right as of March 31, 2022 and December 31, 2021 related to the BHI Grants (as defined in Note 25). There was no related liability as of December 31, 2020, as a transfer of Preferred A.1 had not occurred.

The Second A&R Agreements and ancillary documents contain covenants that (i) prevent Ben from issuing any securities senior to the Preferred A.0 or Preferred A.1 Unit Accounts; (ii) prevent Ben from incurring additional debt or borrowings greater than $10.0 million, other than trade payables, while the loans are outstanding; and (iii) prevent, without the written consent of the lender, GWG Holdings from selling, transferring, or otherwise disposing of any Preferred A.1 held as of May 15, 2020, other than to its subsidiary GWG DLP Funding V, LLC. As of March 31, 2022, the Company was in compliance with all covenants.

Maturities of principal on the debt due to related parties for the next five fiscal years ending March 31 are as follows:

(Dollars in thousands)	Debt Due to Related Parties
2023	$2,725
2024	94,418
2025	—
2026	—
2027	—

14.	Share-based Compensation

As of March 31, 2022, December 31, 2021 and December 31, 2020, the Company has outstanding share-based awards under the Beneficient Management Partners, L.P. (“BMP”) Equity Incentive Plan, the Ben Equity Incentive Plan, and Preferred A.1 Unit Accounts, as more fully described below. The holders of certain of the units issued under the BMP Equity Incentive Plan and the Ben Equity Incentive Plan, upon vesting, have the right to convert the units to shares of GWG Holdings common stock per the Exchange Agreement executed on December 31, 2019.

BMP Equity Incentive Plan

The Board of Directors of Ben Management, Ben’s general partner, adopted the BMP Equity Incentive Plan in 2019. Under the BMP Equity Incentive Plan, certain directors and employees of Ben are eligible to receive equity units in BMP, an entity affiliated with the Board of Directors of Ben Management, in return for their services to Ben. The BMP equity units eligible to be awarded to employees is comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”). As of March 31, 2022, December 31, 2021 and December 31, 2020, the Board has authorized the issuance of up to 19,000,000 units each of the BMP Equity Units. All awards are classified in equity upon issuance.

BMP’s Class A Units indirectly participate in profits from certain revenue streams associated with BCH through the FLP Subclass 2 Unit Accounts of BCH as described in Note 15. The income allocation from the FLP Subclass 2 Units is reinvested equally into Class S Ordinary Units and Class S Preferred Units issued

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by BCH on a quarterly basis. For vested Class A Units, on a quarterly basis and subject to certain restrictions, the holder can direct that all or a portion of the Class S Ordinary Units and Class S Preferred Units attributable to such vested units be converted into BCG’s Common Units and either i) distributed to the holder or ii) sold to another party with the proceeds less any transaction expenses distributed to the holder. Upon holder’s termination of employment from Ben for reasons other than cause, BMP will redeem the vested Class A Units for consideration comprised of either i) BCG Common Units or ii) cash proceeds from BCG Common Units being sold to another party less any transaction expenses. The value at redemption is based on the continued participation in the income allocated to the holder’s Class A Units for five years, with such continued participation reduced each year after termination by 20 percent.

The BMP Class B Units indirectly participate in 49.5 percent of the income of Constitution Private Capital Company, L.L.C. Upon a recipient’s termination of employment from Ben for reasons other than cause, BMP will reacquire the outstanding vested Class B Units from the recipient for consideration valued at eight times normalized earnings before interest, taxes, depreciation, and amortization as forecasted by the Partnership’s General Partner in its sole discretion.

While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BMP Equity Units equivalents equal to at least 25% of their cumulatively granted awards that have the minimum retained ownership requirement. The awards are generally non- transferable. Awards under the BMP Equity Incentive Plan that vest ultimately dilute Ben’s Common Unitholders.

The BMP Equity Units include awards that fully vest upon grant and awards that are subject to service-based vesting of a four-year period from the date of hire. Expense associated with the vesting of these awards is based on the fair value of the BMP Equity Units on the date of grant. For the years ended March 31, 2022, December 31, 2021 and December 31, 2020, compensation cost has been recognized for the granted awards using the straight-line method over the requisite service period. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur. Expense recognized for these awards is specially allocated to certain holders of redeemable noncontrolling interests.

The fair value of the BMP Equity Units was determined on the grant-date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows are then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption, and for lack of marketability given the underlying units of the awards are not publicly traded.

The table below summarizes the key inputs used in the valuation of the BMP Equity Units granted during each of the years ended below:

	Range of Targets
Unobservable Inputs	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Expected term in years	4	4	4
Discount rate	32.1%	32.1%	27.8%
Discount for lack of marketability	23.1%	23.1%	19.4%
Long-term growth rate (after discrete projection period)	2.5%	2.5%	2.5%

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The expected term represents the average estimated time that a recipient will be an employee of Ben and thus eligible to participate fully in the BMP Equity Incentive Plan. The discount rate is based on a modified capital asset pricing model, which includes certain observable market inputs and other data for an identified group of comparable public companies. The discount for lack of marketability is based on a Finnerty put-option model, which similarly includes certain observable market inputs and other data for an identified group of comparable public companies. The long-term growth rate is the estimated growth rate of the earnings related to BMP Equity Units that is applied to the years subsequent to Ben’s discrete cash flow periods.

During the second quarter of 2020, 1,963,969 vested units were forfeited and returned as a result of an agreement allowing Ben to recover the aforementioned units held by one former director of Ben. Ben recognized $36.3 million of other income as a result of the forfeiture of vested share-based compensation, including both BMP Equity Units and restricted equity units issued under the Ben Equity Incentive Plan described below. A substantial majority of the former director’s share-based compensation units were fully vested, and the majority of the related expense was allocated to certain holders of noncontrolling interests and recorded in prior periods. The same certain holders of noncontrolling interests were allocated the majority of the related income arising from the forfeiture in 2020.

Ben Equity Incentive Plan

The Board of Directors of Ben Management, BCG’s general partner, adopted the Ben Equity Incentive Plan in September 2018. Under the Ben Equity Incentive Plan, Ben is permitted to grant equity awards in the form of restricted equity units (“REUs”) up to a maximum of 12,811,258, representing ownership interests in BCG Common Units. Settled awards under the Ben Equity Incentive Plan dilute BCG’s Common Unitholders. The total number of BCG Common Units that may be issued under the Ben Equity Incentive Plan is equivalent to 15% of the number of fully diluted BCG Common Units outstanding, subject to annual adjustment. All awards are classified in equity upon issuance.

Awards will generally be subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards are expected to be fully vested upon grant date, both subject to the completion of certain performance conditions. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BCG Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

REUs were awarded under the Ben Equity Incentive Plan beginning in the second quarter of 2019. For the REUs awarded under the Ben Equity Incentive Plan, pre-combination expense associated with the vesting of these awards is based on the fair value of the BCG Common Units on the date of grant while post-combination expense is based on the fair value of the BCG Common Units on the change-in-control date. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur.

For substantially all of the awards granted in 2020, we estimated the fair value of REUs using the valuation techniques consistent with those utilized to determine the acquisition date equity values arising from GWG Holdings obtaining a controlling financial interest in BCG. These valuation techniques principally relied upon the Option Pricing Model Backsolve approach under the market method. For the REUs granted in the latter portion of 2020, which is a de minimis amount of the total 2020 REUs, and for periods thereafter, we utilized valuation techniques consisting of the income approach and market approach.

During the second quarter of 2020, 507,500 vested units were forfeited as a result of an agreement allowing Ben to recover the aforementioned units held by one former director of Ben as further discussed above.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the third quarter of 2020, 515,000 units were granted to a senior partner director subject to a performance condition. The performance condition has not been met as of March 31, 2022. As the performance condition of the grant is based on a liquidity event, recognition of the related compensation cost is deferred until the condition is met. Total unrecognized compensation cost related to this award is approximately $6.4 million as of March 31, 2022.

Preferred Equity

On April 25, 2019, Preferred A.1 Unit Accounts in BCH, a subsidiary of Ben, were assigned to three board directors, with each having a capital account balance of $4.0 million, subject to a performance condition, in return for each of the board directors providing to BCH their knowledge and abilities in helping with the formation of and growth for the Company. BHI, a Related Entity, assigned the Preferred A.1 Unit Accounts it holds in BCH to the directors for those individuals providing services to BCH. Accounting for services provided to the Company but paid by a principal shareholder follows the substance of the transaction and is therefore accounted for similar to a share-based payment in exchange for services rendered.

During the fourth quarter of 2019, $4.0 million of the capital account balance was forfeited back to the Company and reverted to BHI upon the departure of a certain board director. For the remaining awards, the performance condition was met during the fourth quarter of 2020 and expense of $11.4 million was recognized and specially allocated to certain Preferred A.1 Unit Account holders on a pro-rata basis based on their capital account balance. The expense recognized upon vesting is reflective of the value calculated after the determination of overall enterprise value in connection with the change of control event discussed in Note 5.

As more fully described in Note 25, on April 1, 2022, a certain director was assigned Preferred A.1 Unit Accounts with a grant date of December 31, 2021 and having an account balance of $5.7 million (the “Initial Grant”). Further, effective as of April 3, 2022, the director was assigned additional Preferred A.1 Unit Accounts (the “Additional Grant”) with a grant date of December 31, 2021 and having an account balance of $3.8 million. The Initial Grant is subject to a service condition, which requires compensation cost to be recognized over the explicit, substantive service vesting period that extends after the grant date. The Additional Grant was fully vested upon issuance. As such, $7.2 million of compensation expense was recognized during the year ended December 31, 2021 related to these grants.

The following table summarizes the award activity, in units, for the BMP and Ben Equity Incentive Plans during the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020:

		BMP Weighted Average Grant Date Fair Value per Unit	REU
(units in thousands)	Units		Units	Weighted Average Grant Date Fair Value per Unit
Balance, December 31, 2019	180	$11.82	247	$12.50

Granted during the period	7,363	9.61	5,603	12.50
Vested during the period	(5,037)	9.61	(3,354)	12.50
Forfeited during the period	(380)	9.61	(303)	12.50

Balance, December 31, 2020	2,126	$9.61	2,193	$12.50

Granted during the period	216	10.67	216	12.50
Vested during the period	(788)	9.67	(619)	12.50
Forfeited during the period	(203)	9.69	(152)	12.50

Balance, December 31, 2021	1,351	$9.73	1,638	$12.50

Granted during the period	40	10.67	111	12.50
Vested during the period	(195)	9.70	(195)	12.50
Forfeited during the period	(78)	9.61	(51)	12.50

Balance, March 31, 2022	1,118	$9.78	1,503	$12.50

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the components of share-based compensation expense, included in employee compensation and benefits, recognized in the statements of comprehensive loss for the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020:

	Three Months Ended March 31,	Year Ended December 31,
(dollars in thousands)	2022	2021	2020
BMP equity units	$1,289	$7,390	$51,963
Restricted equity units	1,539	8,537	44,402
Preferred equity	—	7,226	11,443

Total share-based compensation	$2,828	$23,153	$107,808

Unrecognized share-based compensation expense, excluding the expense related to the REU performance award discussed above, totaled $16.1 million as of March 31, 2022, which we expect to recognize based on scheduled vesting of awards outstanding at March 31, 2022.

The following table presents the share-based compensation expense expected to be recognized over the next five fiscal years ending March 31 for awards outstanding, excluding the REU award subject to the performance condition discussed above, as of March 31, 2022:

(dollars in thousands)	BMP	REU	Total
2023	$4,408	$4,602	$9,010
2024	2,300	2,859	5,159
2025	722	900	1,622
2026	167	150	317
2027	—	—	—

Total	$7,597	$8,511	$16,108

Weighted-average period to be recognized	1.95	2.08

15.	Equity

Below is a description of the outstanding classes of the equity of the Company, including quasi-equity amounts that are required to be reported as temporary equity between the liabilities and equity sections on the consolidated statements of financial condition. The 7th Amended and Restated LPA of BCH (“BCH LPA”) and 3rd Amended and Restated LPA of BCG (“BCG LPA”), govern the terms of these equity securities, as applicable. BCG, as the general partner of BCH, and BHI, as the limited partner holding a majority interest of the Preferred Series A.1 Unit Accounts of BCH, entered into the First Amendment to the BCH LPA, effective as of December 7, 2021 (the “BCH LPA Amendment”). The Company’s governing documents authorize the issuance of additional classes of equity. All equity interests are limited partnership interests.

Common Units

As of March 31, 2022, December 31, 2021 and December 31, 2020, BCG had a total of 67,486, 67,486 and 48,206 Common Units (in thousands) issued and outstanding, respectively. As limited partner interests, these units are generally non-voting and do not entitle the limited partner to participate in the management of the Company’s business and affairs. For each Common Unit issued by BCG, BCG owns one unit of the Class A issued by BCH. The Class A Unit is entitled to share in the profits of BCH.

Ben’s common equity units were first issued on September 1, 2017 as part of the commencement of Ben’s commercial operations when Ben’s first outside third-party investor, through the 2017-18 Exchange Trusts,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purchased Ben’s common equity units. Ben used a portion of the proceeds from the issuance of these common equity units to retire a series of six loan agreements with our founder or entities related to our founder, in addition to other payables with our founder or related entities. The amounts used by the 2017-18 Exchange Trusts to acquire the Ben common units were generated by the 2017-18 Exchange Trust from its sale of alternative investment assets to the Customer ExAlt Trusts as part of Ben’s transactions in 2017. A portion of the funds used by the Customer ExAlt Trusts to acquire these alternative investment assets included amounts borrowed by the Customer ExAlt Trusts from a subsidiary of Ben, which in turn borrowed the amount pursuant to the First Lien Credit Agreement as described in Note 13.

Redeemable Preferred Equity:

Preferred Series B Subclass 1 Unit Accounts

The Preferred Series B Subclass 1 Unit Accounts of BCG (“BCG Preferred B.1”) are allowed to be issued pursuant to the BCG LPA. The Preferred Series B Subclass 1 Unit Accounts of BCH (“BCH Preferred B.1”) are allowed to be issued pursuant to the BCH LPA. BCG will issue the BCG Preferred B.1 Unit Accounts to investors via subscription agreements executed as part of Ben’s equity raise. The BCG Preferred B.1 Unit Accounts will correspond to the BCH Preferred B.1 Unit Accounts to be issued by BCH to BCG, as the sole holder of the BCH Preferred B.1 Unit Accounts. Upon BCG’s receipt of any allocation, distribution, or return of capital on the BCH Preferred B.1 Unit Accounts, BCG will make a corresponding allocation, distribution, or return of capital to the holders of the BCG Preferred B.1 Unit Accounts in accordance with the BCG LPA.

Upon a listing of BCG’s Common Units on a national securities exchange or such similar event (an “Initial Listing Event”), each BCG Preferred B.1 Unit Account shall be cancelled and converted into a certain number of BCG’s Common Units, dependent on certain other conditions being met. Similarly, upon an Initial Listing Event, the BCH Preferred B.1 Unit Accounts will be cancelled and converted into a certain number of BCH Class A Units, dependent on certain other conditions being met. The BCG Preferred B.1 are convertible into BCG Common Units using the formula of the investor’s initial Preferred Series B.1 capital account balance plus any accrued and unpaid preferred return through the date of conversion divided by 80% or 85% of the initial public listing price (depending on the date of the initial public listing).

Other allocations, distributions or returns of capital may be made subject to the provisions of the BCH LPA and BCG LPA. Additionally, holders of BCG Preferred B.1 Unit Accounts may be entitled to a return of capital, pending certain conditions, on December 31, 2025.

With respect to Ben, upon its sale, liquidation, dissolution or winding up, the BCG Preferred B.1 Unit Accounts will rank senior to all other currently issued and outstanding classes and series of BCG’s preferred units and common units (i.e., the BCG Preferred B.2 Unit Accounts (as defined below) and BCG’s Common Units), but because Ben has a holding company structure, the BCG Preferred B.1 Units will be structurally subordinated to interests in BCH, including creditors and certain equity interests. With respect to BCH, upon its sale, liquidation, dissolution or winding up, the BCH Preferred B.1 Unit Accounts will be entitled to distributions pursuant to an effective ranking of (i) junior to certain guaranteed payments to the holders of the Preferred A.0 Unit Accounts and any required distributions to the holders of the FLP 3 Unit Accounts, (ii) junior to the Preferred A.0 Unit Accounts, and (iii) senior to all other currently issued and outstanding classes and series of BCH’s preferred units and common units. Upon payment to BCG as the holder of the BCH Preferred B.1 Unit Accounts in an amount equal to the positive amount of the capital account balance attributable to the BCH Preferred B.1 Unit Accounts, the BCH Preferred B.1 Unit Accounts will be canceled.

BCG Preferred B.1 Unit Accounts have not been issued as of March 31, 2022.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Series B Subclass 2 Unit Accounts

The BCG LPA allows for the creation of Preferred Series B Subclass 2 Unit Accounts of BCG (“BCG Preferred B.2”). The BCH LPA allows for the creation of Preferred Series B Subclass 2 Unit Accounts of BCH (“BCH Preferred B.2”). The BCG Preferred B.2 Unit Accounts correspond to the BCH Preferred B.2 Unit Accounts issued by BCH to BCG, as the sole holder of the BCH Preferred B.2 Unit Accounts. The BCH LP Preferred B.2 Unit Accounts are entitled to certain distributions and income allocations. Upon BCG’s receipt of any allocation, distribution, or return of capital on the BCH Preferred B.2 Unit Accounts, BCG will make a corresponding allocation, distribution, or return of capital to the holders of the BCG Preferred B.2 Unit Accounts in accordance with the BCG LPA.

Pursuant to the terms of the BCH LPA Amendment, the definition for “Preferred Series B Subclass 2 Preferred Return Amount” was amended such that holders of Preferred B.2 Unit Accounts would recognize a preferred return on their Preferred B.2 Unit Accounts immediately, solely for U.S. GAAP purposes, instead of recognizing such returns upon any Initial Listing Event or return of capital. Further, the BCH LPA Amendment provided that the Preferred Series B Subclass 2 Preferred Return accrued each quarter would be reflected on the U.S. GAAP capital accounts related to each Preferred B.2 Unit Account on the last business day of each quarter. To the extent that the Preferred Series B Subclass 2 Preferred Return Amount exceeds the U.S. GAAP earnings of BCH, such excess Preferred Series B Subclass 2 Preferred Return Amount will be deducted, on a pro rata basis, from the U.S. GAAP capital account of the Preferred Series A.1 Unit Accounts. During the three months ended March 31, 2022 and the year ended December 31, 2021, Ben accrued $8.4 million and $2.2 million, respectively, for the Preferred B.2 preferred return, which was recognized in the Preferred B.2 balance per the BCH LPA Amendment.

Upon an Initial Listing Event, each BCH Preferred B.2 Unit Accounts shall be cancelled and converted into a certain number of BCG’s Common Units, dependent on certain other conditions being met. Similarly, upon an Initial Listing Event, the BCH Preferred B.2 Unit Accounts held by BCG will be cancelled and converted into a certain number of BCH Class A Units, dependent on certain other conditions being met. The BCG Preferred B.2 are convertible into BCG Common units using the formula of the investor’s initial Preferred Series B.2 capital account balance plus any accrued and unpaid preferred return through the date of conversion divided by 80% or 85% of the initial public listing price (depending on the date of the initial public listing).

Other allocations, distributions or returns of capital may be made subject to the provisions of the BCH LPA and BCG LPA. Additionally, holders of BCG Preferred B.2 Unit Accounts may be entitled to a return of capital, pending certain conditions, on December 31, 2025.

With respect to BCG, upon its sale, liquidation, dissolution or winding up, the BCG Preferred B.2 Unit Accounts will rank (a) junior to the BCG Preferred B.1 Unit Accounts and (b) senior to all other currently issued and outstanding classes and series of BCG’s preferred units and common units (i.e., BCG’s Common Units), but, because BCG has a holding company structure, the BCG Preferred B.2 Unit Accounts will be structurally subordinated to interests in BCH. With respect to BCH, upon its sale, liquidation, dissolution or winding up, the BCH Preferred B.2 Unit Accounts held by BCG will be entitled to distributions pursuant to an effective ranking of (a) junior to certain guaranteed payments to the holders of the Preferred A.0, any required distributions to the holders of the FLP 3 Unit Accounts, (b) junior to the Preferred A.0, (c) junior to the BCH Preferred B-1 Unit Accounts, (d) junior to the BCH Preferred C-0 Unit Accounts; (e) pari passu and pro rata with the BCH Preferred A.1 Unit Accounts, and (f) senior to all other currently issued and outstanding classes and series of BCH’s preferred units and common units. Upon payment to BCG as the holder of the BCH Preferred B.2 Unit Accounts in an amount equal to the positive amount of the capital account balance attributable to the BCH Preferred B.2 Unit Accounts, the BCH Preferred B.2 Unit Accounts will be cancelled.

On November 29, 2021, GWG Holdings converted its capital account balance of $319.0 million in Preferred A.1 to an equal amount of BCG Preferred B.2. Such conversion was accounted for as an extinguishment of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Preferred A.1 and a new issuance of BCG Preferred B.2, which resulted in an increase in GWG Holdings’ interest in Ben’s preferred equity by $46.2 million during the year ended December 31, 2021. On December 7, 2021, $352.6 million of BCG Preferred B.2 were issued in exchange for an investment in alternative assets of the same aggregate net asset value. In addition, BCG granted the purchasers of such securities certain registration rights and, if the initial registration statement under such registration rights has not been declared effective by June 30, 2023, the right to put the BCG Preferred B.2 to BCG for an amount equal to the corresponding capital account balance as of the date of exercise of such put right, subject to certain limitations.

The BCG Preferred B.2 Unit Accounts are recorded in the consolidated statements of financial condition in the redeemable preferred equity line item.

Redeemable Noncontrolling Interests:

Preferred Series A Subclass 0 Unit Accounts

On July 15, 2020, BCH amended its limited partnership agreement in a 5th Amended and Restated LPA, which created a new subclass of Preferred Series A Unit Accounts (the “Preferred A.0”). On November 29, 2021, the Preferred A.0 were modified pursuant to the BCH LPA. On December 1, 2021, following the effectiveness of the Seventh Amended and Restated LPA of BCH, $251.7 million of the current outstanding capital accounts of Preferred A.1 were automatically converted to Preferred A.0, with the exception of the capital accounts held by GWG Holdings. Such conversion was accounted for as an extinguishment of the Preferred A.1 and issuance of Preferred A.0, which resulted in a deemed contribution of $1.7 million to the Company during the year ended December 31, 2021.

The Preferred A.0 previously received the same rate of preferred return on a quarterly basis as the other Preferred Series A subclasses of BCH. Under the BCH LPA, the Preferred A.0 ceased to receive any form of preferred return. Instead, the Preferred A.0 receives a quarterly guaranteed payment calculated as 6% of the Preferred A.0’s initial capital account balance on an annual basis, or 1.50% per fiscal quarter. The Preferred A.0 will no longer receive any allocations of profits, except to recoup losses previously allocated. The guaranteed payment to Preferred A.0 is not subject to available cash and has priority over all other distributions made by BCH. On December 1, 2021, BCH and the holders of the Preferred A.0 entered into an agreement to defer the guaranteed payment to August 31, 2023; provided that such a guaranteed payment may be made prior to August 31, 2023 if the Audit Committee of the Board of Directors of Ben Management, determines that making such payment, in part or in full, would not cause Ben to incur a going concern. The guaranteed payment accrual is $3.8 million and $1.3 million as of March 31, 2022 and December 31, 2021, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition.

Additionally, the Preferred A.0 will have the ability under the BCH LPA to elect, by a majority of holders of Preferred A.0, to receive a full return of capital senior to any other security if an event causing mandatory returns of capital occurs.

The Preferred A.0 can be converted into Class S Units at the election of the holder, at a price equal to (x) prior to the initial public listing, the per common unit fair market value as determined by the general Partner and (y) following the initial public listing, the lesser of (i) $10 and (ii) if the common units are listed on a national securities exchange, the volume-weighted average closing price of a common unit as reported on the exchange on which the common units are traded for the twenty (20) days immediately prior to the applicable exchange date, or if the common units are not listed on a national securities exchange, then the volume-weighted average closing price of a security traded on a national securities exchange or quoted in an automated quotation system into which the common units are convertible or exchangeable for the twenty (20) days immediately prior to the applicable exchange date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Finally, a holder of Preferred A.0, subsequent to January 1, 2023, may elect to require a redemption by BCH of up to 12.5% of his or her respective Preferred A.0 Capital Account for any rolling twelve-month period; provided that such holder shall not be permitted to redeem more than 50% of such holder’s Preferred A.0 Capital Account in the aggregate. Subsequent to January 1, 2023, if a holder of Preferred A.0 continues to hold Preferred A.1, such holder may elect on a quarterly basis to convert additional Preferred A.1 held by such holder to Preferred A.0 up to an amount equal to 12.5% of such holder’s initial Preferred A.0 capital account; provided that such holder’s post- conversion capital account balance in respect of all Preferred A.0 held by such holder does not exceed such holder’s initial Preferred A.0 capital account.

The Preferred A.0 Unit Accounts are recorded in the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Preferred Series A Subclass 1 Unit Accounts

The Preferred A.1 Unit accounts are issued by BCH and are non-participating and convertible on a dollar basis.

In 2019, Preferred A.1 holders signed an agreement to forbear the right to receive an annualized preferred return in excess of a rate determined materially consistent with the methodology below. The forbearance agreement expired on June 30, 2021. Thus, the income allocation methodology for periods until June 30, 2021 was as follows:

•	First, BCG, as the sole holder of Class A Units issued by BCH is allocated income from BCH to cover the expenses incurred solely by Ben;

•

Second, the remaining income at BCH is allocated 50% to the aggregate of Class A Units and Class S Ordinary Units and 50% to Preferred Series A Subclass 1 Unit Accounts, until the BCG Common Units receive a 1% annualized return on the Common Unit account balance;

•

Third, after the 1% annualized return to the BCG Common Unit is achieved, additional income is allocated to the Preferred Series A until the Preferred Series A is allocated the amount required under the LPA, (as amended); and

•	Finally, any remaining income is allocated under the terms of the current LPA (pro-rata between the Class A Units and Class S Ordinary Units).

The allocation of profits and losses after the expiration of the forbearance agreement follows the terms set forth in the LPA.

The weighted average preferred return rate for the three months ended March 31, 2022, year ended December 31, 2021, and year ended December 31, 2020 was approximately 3.92%, 2.33%, and 1.84%, respectively. No amounts have been paid to the Preferred A.1 Unit Account holders related to the preferred return from inception through March 31, 2022, and any amounts earned have been accrued and are included in the balance of redeemable noncontrolling interests presented on the consolidated statements of financial condition. Additionally, certain Preferred A.1 Unit Account holders agreed to be specially allocated any income or losses associated with the BMP Equity Incentive Plan, and certain other costs.

Upon an election, a holder of Preferred A.1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account, as limited by the annual conversion amount (as defined in the LPA), associated with the Preferred A.1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Ben and (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred A.1 Unit Accounts have not been converted and if Ben has not completed a public listing, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred A.1 Unit Accounts until all such Preferred A.1 Unit Accounts have been redeemed. The Preferred A.1 Unit Accounts are subject to certain other conversion and redemption provisions.

The BCH LPA also includes certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to i) issue any new equity securities and ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit Accounts or the Preferred Series B Unit Accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit Accounts and the Preferred Series B Unit Accounts, incur any additional long-term debt unless i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the interests in alternative assets supporting the Collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at BCG, BCH and its subsidiaries.

On November 29, 2021, GWG Holdings converted its capital account balance of $319.0 million in Preferred A.1 to an equal amount of BCG Preferred B.2. Such conversion was accounted for as an extinguishment of the Preferred A.1 and an issuance of BCG Preferred B.2, which resulted in a deemed dividend to GWG Holdings of $46.2 million during the year ended December 31, 2021. Additionally, on November 29, 2021, the Preferred A.1 were modified pursuant to the BCH LPA, which was accounted for as an extinguishment, resulting in a deemed contribution of $12.5 million to the Company for the year ended December 31, 2021.

The Preferred A.1 Unit Accounts are recorded in the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Noncontrolling Interests:

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in the Customer ExAlt Trusts that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and for any distributions that are paid.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a rollforward of the noncontrolling interests.

	Noncontrolling Interests
(Dollars in thousands)	Trusts	Class S Ordinary	Class S Preferred	FLP	Preferred Series C	Total Noncontrolling Interests
Balance, December 31, 2019 (As Restated)	$27,062	$85,448	$17	$—	$—	$112,527

Net income (loss)	47,582	(6,920)	(15)	2,398	—	43,045
Noncontrolling interest reclass	—	1,199	1,199	(2,398)	—	—
Noncash issuance of noncontrolling interest	5,978	—	—	—	—	5,978
Distributions payable to noncontrolling interest holder	(737)	—	—	—	—	(737)
Cash contribution for Preferred Series C Unit Accounts	—	—	—	—	130,200	130,200
Noncash issuance of Preferred Series C Unit Accounts	—	—	—	—	313	313
Promissory note forgiveness	—	(915)	—	—	71,200	70,285
Adjustment for change in ownership interest	—	(567)	—	—	3,800	3,233

Balance, December 31, 2020	79,885	78,245	1,201	—	205,513	364,844

Net income (loss)	(30,513)	(4,811)	(30)	1,503	—	(33,851)
Noncontrolling interest reclass	—	740	740	(1,480)	—	—
Payment of employee payroll taxes on restricted equity units	—	(595)	(595)	—	—	(1,190)
Noncash issuance of noncontrolling interest	9,189	—	—	—	—	9,189
Distributions payable to noncontrolling interest holder	(1,539)	—	—	—	—	(1,539)
Cash contribution for Preferred Series C Unit Accounts	—	—	—	—	14,800	14,800
Noncash issuance of Preferred Series C Unit Accounts	—	—	—	—	246	246
Redemption of Preferred Series C Unit Accounts	—	—	—	—	(14,800)	(14,800)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(23)	—	(23)

Balance, December 31, 2021	57,022	73,579	1,316	—	205,759	337,676

Net income (loss)	(55,229)	(3,748)	—	—	—	(58,977)
Distributions payable to noncontrolling interest holder	(811)	—	—	—	—	(811)

Balance, March 31, 2022	$982	$69,831	$1,316	$—	$205,759	$277,888

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Series C Subclass 0 Unit Accounts

The Preferred C.0 Unit Accounts are non-participating and convertible on a basis consistent with the UPA discussed in Note 6. Account holders are entitled to a compounded quarterly preferred return based on a fraction, the numerator of which is (a) the sum of an inflation adjustment amount, plus (1) 0.5% prior to the initial public listing and (2) 0.75% following the initial public listing, and the denominator of which is (b) 1 minus the means of the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitations described in Sections 67 and 68 of the Code, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), based on the Partnership’s most recently filed IRS form 1065, and (c) multiplied by 80%.

The Preferred C.0 Unit Accounts are senior to all other classes of preferred equity other than (i) the Preferred A.0 Unit Accounts in terms of ordinary distributions, and (ii) the Preferred Series A.0 Unit Accounts and Preferred Series B Unit Accounts in terms of allocations of profits and liquidation. The only conversion, redemption, or exchange rights available to the Preferred C.0 Unit Accounts are those rights afforded in accordance with the UPA, described in Note 6, or such similar agreement.

While any amount of Preferred Series C (Subclass 0 or 1) Unit Accounts is outstanding, BCH cannot make any distributions, other than tax distributions and redemptions, distributions upon a liquidation of BCH, and distributions of net consideration received from a sale of BCH, without the prior consent of a majority in interest of the holders of the Preferred Series C (Subclass 0 or 1) Unit Accounts.

On November 23, 2021, an initial capital account balance of $14.8 million was created upon the conversion from Preferred Series C.1 Unit Accounts, as described below. Such conversion was accounted for as an extinguishment, at par. On December 1, 2021, Ben redeemed the entire $14.8 million for cash.

Preferred Series C Subclass 1 Unit Accounts

The Preferred C.1 Unit Accounts are non-participating and convertible on a basis consistent with the Preferred Series C UPA discussed in Note 6. Account holders are entitled to a compounded quarterly preferred return based on a fraction, the numerator of which is (a) the sum of an inflation adjustment amount, plus (1) 0.5% prior to the initial public listing and (2) 0.75% following the initial public listing, and the denominator of which is (b) 1 minus the means of the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitations described in Sections 67 and 68 of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), based on the Partnership’s most recently filed IRS form 1065.

BCH calculates two Preferred C.1 capital accounts: the Liquidation Capital Account and the Conversion Capital Account. In calculating the Conversion Capital Account, the Preferred C.1 Unit Accounts are allocated profits and losses junior to the Preferred A.1 Unit Accounts. In calculating the Liquidation Capital Account, the Preferred Series C.1 Unit Accounts is allocated profits and losses pari passu with the Preferred A.1 Unit Accounts.

Following the exchange of any Preferred C.1 Unit Accounts into BCG Common Units under the UPA described in Note 6, the excess of the profits and losses allocated to the Preferred C.1 Unit Accounts under the Liquidation Capital Account over the Conversion Capital Account will be deemed the “Excess Amount.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following the creation of an Excess Amount, profit or income or gain will be specially allocated at each tax period in accordance with the principals of Treasury Regulation Section 1.704-1(b)(4)(x), to the Preferred A.1, prior to any amount of profit, income or gain being allocated to any other class of units (other than the Preferred A.0) or limited partners until such special allocations equal, in the aggregate, such Excess Amount.

The only conversion, redemption, or exchange rights available to the Preferred C.1 Unit Accounts are those rights afforded in accordance with the Preferred Series C UPA, described in Note 6, or such similar agreement.

While any amount of Preferred Series C (Subclass 0 or 1) Unit Accounts are outstanding, BCH cannot make any distributions, other than tax distributions and redemptions, distributions upon a liquidation of BCH, and distributions of net consideration received from a sale of BCH, without the prior consent of a majority in interest of the holders of the Preferred Series C (Subclass 0 or 1) Unit Accounts.

The weighted average preferred return rate for the three months ended March 31, 2022 and the year ended December 31, 2021 was approximately 3.92% and 2.33%, respectively. No amounts have been paid to the Preferred Series C Subclass 1 Unit Account holders related to the preferred return since issuance through March 31, 2022, and any amounts earned have been accrued and are included in the balance of noncontrolling interests presented on the consolidated statements of financial condition. During the years ended December 31, 2021 and December 31, 2020, BCH issued for cash consideration of equal value $14.8 million and $130.2 million, respectively, of Preferred C.1 Unit Accounts.

On November 23, 2021, GWG Holdings converted $14.8 million of its Preferred C.1 Unit Account to an equal amount of its Preferred C.0 Unit Account. Such conversion was accounted for as an extinguishment at par.

The Preferred C.1 Unit Accounts are recorded in the consolidated statements of financial condition in the noncontrolling interest line item.

Class S Ordinary Units

As of March 31, 2022, December 31, 2021 and December 31, 2020, BCH, a subsidiary of Ben, had issued 5.8 million Class S Ordinary Units, respectively, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on a pro-rata basis in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. Following an initial public listing or with the approval of a majority-in-interest of the BCH Class A Units, the Class S Ordinary Units are exchangeable for BCG Common Units on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to BCG of a Class A Unit of BCH for each BCG Common Unit issued.

The Class S Ordinary Units are recorded in the consolidated statements of financial condition in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units, which are entitled to a quarterly preferred return. The Class S Preferred Units also participate on a pro-rata basis in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Class S Ordinary Units in Ben on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. The Class S Ordinary may then be exchanged for BCG Common Units as described above. Each conversion into Common Units also results in the issuance to Ben of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

As of March 31, 2022, December 31, 2021 and December 31, 2020, a nominal number of shares of Class S Preferred Units have been issued, respectively. Preferred return earned by the Class S Preferred Units from inception in 2019 through March 31, 2022 is immaterial. No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from inception through March 31, 2022 and any amounts earned have been accrued and are included in the balance of Class S Preferred Units presented on the consolidated statements of financial condition.

The Class S Preferred Units are recorded in the consolidated statements of financial condition in the noncontrolling interests line item.

FLP Unit Accounts (Subclass 1 and Subclass 2)

FLP Unit Accounts (Subclass 1 and Subclass 2) are non-unitized capital accounts. The FLP Subclass 1 Units were issued to a Related Entity as part of the initial commercial operations of Ben. The FLP Subclass 2 Units are related to the BMP Equity Incentive Plan. Each subclass of the FLP Unit Accounts is entitled to a certain portion of (1) a 15% profits interest on the financing and other tax pass-through businesses of Ben (subsidiaries of Ben Liquidity and Ben Insurance Services) and (2) a net service fee revenue interest on Ben’s fee-generating businesses (subsidiaries of Ben Custody and Ben Insurance Services), in each case calculated separately. The net service fee revenue interest for an entity is equal to the lesser of (i) the amount of reduction of total revenues that would result in the EBITDA of the entity divided by the total revenues of the entity to equal (but not drop below) 0.20 and 0.50 of the total revenues of the entity excluding revenue derived from financing activity and any revenue derived from an entity that is taxable as a corporation for U.S. federal income tax purposes. Amounts allocated to the FLP Unit Accounts are reinvested equally in additional Class S Ordinary Units and Class S Preferred Units on a quarterly basis at a price equal to the book value (if the units are not listed on a national securities exchange) or, if the units are listed on a national securities exchange, the closing price of the units on such exchange on the date of allocation, thereby creating additional Class S Ordinary Units and Class S Preferred Units.

During the three months ended March 31, 2022, no income was allocated to the FLP Unit Accounts (Subclass 1 and 2) compared to $1.5 million of income during the year ended December 31, 2021, and $2.4 million of income during the year ended December 31, 2020. Annually, a true up of the quarterly allocations is required to match amounts allocated with annual earnings.

In addition to the above stated amounts, the FLP Subclass 1 Unit Accounts are entitled to a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the FLP Subclass 1 Unit Accounts are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all BCH Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A and Class S Units. Immediately following any such allocation, the amount allocated is converted in Class S Ordinary Units at the then determined value. Furthermore, the amount allocated to the FLP Subclass 1 Unit Accounts is reduced by the value of any previously allocated amount pursuant to an upward carrying value adjustment, calculated as the number of Class S Units previously

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

received multiplied by the value of those units at the time of any subsequent carrying value adjustment. To date there have been no upward carrying value adjustments leading to an allocation pursuant to this provision.

FLP Unit Accounts (Subclass 3)

The BCH LPA allows for the creation of the FLP Subclass 3 Unit Accounts (the “FLP 3 Unit Accounts”). On November 29, 2021, all FLP 3 Unit Accounts were issued to, and are currently held by, BHI. The FLP 3 Unit Accounts will be allocated profits from net financing revenues on a quarterly basis equal to the lesser of (i) 5% of the quarterly net financing revenues, or (ii) 10% of the average annualized stated interest (to the extent constituting net financing revenue) of the quarterly average of new loans issued by any subsidiaries of Ben during the previous twelve fiscal quarters.

The FLP 3 Unit Accounts are entitled to tax and other distributions equal to 100% of the amount of profits allocated to the FLP 3 Unit Accounts, and such distributions are not subject to available cash. The FLP 3 Unit Accounts do not have any conversion features or rights.

During the three months ended March 31, 2022 and the year ended December 31, 2021, nil and nominal amounts of income, respectively, was allocated to the FLP 3 Unit Accounts.

Beneficiaries of the Customer ExAlt Trusts

The ultimate beneficiaries of the Customer ExAlt Trusts are unrelated third-party charities (the “Charitable Beneficiaries”) that are entitled to i) either, depending on the applicable trust agreements, 2.5% of all distributions received by such Customer ExAlt Trusts or 5.0% of any amounts paid to Ben as payment on amounts due under each ExAlt Loan, ii) for certain Customer ExAlt Trusts, approximately 10% of the amount of excess cash Collateral, if any, following the full repayment of an ExAlt Loan; and (iii) all amounts accrued and held at the Customer ExAlt Trusts once all amounts due to Ben under the ExAlt Loans and any fees related to Ben’s services to the Customer ExAlt Trusts are paid. The Charitable Beneficiaries’ account balances with respect to its interest in such Customer ExAlt Trusts cannot be reduced to below zero. Any losses allocable to the Charitable Beneficiaries in excess of their account balances are reclassified at each period end to the trusts’ deficit account. Additional Customer ExAlt Trusts are created arising from new liquidity transactions with customers. These new Customer ExAlt Trusts, which are consolidated by Ben, resulted in the recognition of additional noncontrolling interest of nil, $9.2 million and $6.0 million for the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, respectively, representing the interests in these new Customer ExAlt Trusts held by the Charitable Beneficiaries.

The interests of the Charitable Beneficiaries in the Customer ExAlt Trusts are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Net Income (Loss) per Unit

Basic and diluted net income (loss) attributable to The Beneficient Company Group L.P. per common unit for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020, are as follows:

(Dollars in thousands)	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Numerator—Basic and Diluted
Net loss	$(100,906)	$(105,133)	$(50,872)
Less: Net loss attributable to noncontrolling interests	60,267	43,383	(7,168)
Less: Noncontrolling interest guaranteed payment	(3,788)	(1,264)	—

Net income (loss) attributable to The Beneficient Company Group, L.P.	(44,427)	(63,014)	(58,040)

Less: Noncash deemed contribution on extinguishment of redeemable noncontrolling interest	—	14,200	—
Less: Noncash deemed dividend on extinguishment of preferred equity interests of noncontrolling interest holders	—	(46,202)	—

Net loss attributable to The Beneficient Company Group, L.P. common unitholders	$(44,427)	$(95,016)	$(58,040)

Denominator—Basic and Diluted
Weighted average outstanding units	67,486,168	51,534,365	45,807,648

Net loss per unit - basic and diluted	$(0.66)	$(1.84)	$(1.27)

In computing diluted net loss per unit, we considered potentially dilutive units. Anti-dilutive units not recognized in the diluted net loss per unit calculation were as follows:

	Units
	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Class S Ordinary	5,834,296	5,811,251	5,720,627
Class S Preferred	88,606	72,126	15,288
Preferred Series A Subclass 0	19,706,509	1,664,303	—
Preferred Series A Subclass 1	79,711,972	121,956,222	127,088,320
Preferred Series B Subclass 2	52,595,405	6,648,307	—
Preferred Series C	16,068,912	16,340,086	4,845,358
Restricted Equity Units	6,250,572	6,191,271	5,569,576

Total anti-dilutive units	180,256,272	158,683,566	143,239,169

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Income Taxes

The components of income tax expense for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020, were as follows:

(Dollars in thousands)	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Deferred expense
Federal	$1,072	$—	$3,459

Income tax expense	$1,072	$—	$3,459

Income tax expense differs from the amounts computed by applying the Federal statutory rate to pre-tax income (loss). A reconciliation between the Federal statutory income tax rate of 21% to the effective income tax rate for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020, respectively, are shown below:

(Dollars in thousands)	Three Months Ended March 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Expected statutory income tax benefit	$(9,381)	$(20,403)	$(19,949)
Amounts attributable to non-taxable flow-through entities	5,279	19,413	19,030
Amounts not deductible for income tax	11	(776)	1,368
Change in valuation allowance	5,163	1,766	3,010

Income tax expense	$1,072	$—	$3,459

The components of gross deferred tax assets and gross deferred tax liabilities as of March 31, 2022, December 31, 2021 and December 31, 2020, are as follows (included in other assets):

(Dollars in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
Deferred income tax assets:
Passthrough differences—temporary	$8,948	$3,784	$470
Net operating loss	991	991	2,540

Non-current deferred income tax assets	9,939	4,775	3,010

Deferred income tax liabilities:
Other	(1,072)	—	—

Non-current deferred income tax liabilities	(1,072)	—	—

Less: valuation allowance	9,939	4,775	3,010

Total deferred income tax asset (liability)	$(1,072)	$—	$—

As of March 31, 2022, December 31, 2021 and December 31, 2020, our gross federal net operating loss carryforwards for income tax purposes were approximately $4.7 million, $4.7 million, and $12.1 million, respectively. There were no state net operating loss carryforwards as of December 31, 2021 and December 31, 2020. Under the Tax Act, federal net operating loss carryforwards can be carried forward indefinitely but limits the deduction for federal net operating losses to 80% of taxable income.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred over the past three years and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of March 31, 2022, December 31, 2021, and December 31, 2020.

The Company does not have any significant uncertain tax positions as of March 31, 2022, December 31, 2021 and December 31, 2020, and the 2018, 2019, 2020, and 2021 tax years remain subject to examination by major tax jurisdictions as of the date of this report.

18.	Fair Value Measurements

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

•	Level 1—Quoted prices for identical instruments in active markets that the reporting entity has the ability to access as of the measurement date.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

•

Level 3—Valuations for instruments with inputs that are significant and unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

This hierarchy requires the use of observable market data when available. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Investments that are valued using NAV as a practical expedient are excluded from this hierarchy.

As of March 31, 2022, December 31, 2021 and December 31, 2020, the fair value of these investments using the NAV per share practical expedient was $524.9 million, $551.7 million, and $219.2 million, respectively. During the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, a $10.8 million loss, $15.5 million gain, and $17.6 million loss, respectively, was recognized from changes in NAV, which is recorded within the investment income, net, line item of our consolidated statements of comprehensive loss.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments on a recurring basis

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, on March 31, 2022, December 31, 2021 and December 31, 2020 are presented below.

	As of March 31, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity securities	$69,769	$—	$—	$69,769
Investment in debt securities
Corporate debt securities (L Bonds)	—	74,295	—	74,295
Other debt securities	—	998	3,000	3,998
Liabilities:
Derivative liability	—	—	8,108	8,108

	As of December 31, 2021
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity securities	$123,249	$—	$—	$123,249
Investment in debt securities
Corporate debt securities (L Bonds)	—	78,313	—	78,313
Other debt securities	—	998	3,000	3,998

	As of December 31, 2020
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity securities	$86,238	$—	$—	$86,238
Investment in put options	7,017	—	—	7,017
Investment in debt securities
Corporate debt securities (L Bonds)	—	94,788	—	94,788
Other debt securities	—	998	1,687	2,685

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investment in debt securities

Corporate debt securities. For the three months ended March 31, 2022 and the year ended December 31, 2021, the fair value of these debt securities is calculated using quoted spreads for similar instruments observed in the fixed income market and is classified as a Level 2 investment in the fair value hierarchy. For the year ended December 31, 2020, the fair value of these debt securities is estimated to be equivalent to that of the carrying value based on certain redemption features of the instrument.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other debt securities. The fair value of these debt securities is calculated using the market approach adjusted for the recoverability of the security. The following table provides quantitative information about the significant unobservable inputs used in the fair value measure of the Level 3 other debt securities (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range	Median
March 31, 2022	$3,000	Market Approach	Enterprise value-to-revenue multiple	0.2x—18.9x	1.8x
December 31, 2021	$3,000	Market Approach	Enterprise value-to-revenue multiple	0.2x—18.9x	1.7x
December 31, 2020	$1,687	Market Approach	Enterprise value-to-revenue multiple	0.3x—15.7x	1.5x

Derivative liability

The fair value of the contingent interest feature derivative liability, as discussed in Note 12, is estimated using industry standard valuation models. Level 3 inputs were utilized to value the expected future cash flows from the portfolio held by the Customer ExAlt Trust and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v), distribution rates, and vi) market discount rates. These expected future cash flows were bifurcated between base cash flows an enhanced return cash flows (i.e., the contingent interest) and then the enhanced cash flows were further discounted to arrive at the fair value for the contingent interest feature derivative liability. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value.

The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Level 3 derivative liability at inception and period end (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Targets
March 24, 2022 and March 31, 2022	$8,108	Discounted cash flow	Alternative asset beta to equity markets	0.51—1.69
			Alternative asset market discount rate	0.08
			Distribution rate	.03—.07
			Equity market risk premiums	0.08
			Net asset value volatilities	0.09—0.38
			Enhanced return discount rate	0.12

Repurchase options

Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike price for the repurchase price. The option pricing model has assumptions related to a period of restricted exercise price, dividend yield, underlying NAVs, alternative asset growth rates, volatilities, and market discount rate. The Company uses Level 3 inputs for its fair value estimates. The unrealized impact of this Level 3 measurement on earnings is reflected in investment income (loss).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the beginning and ending fair value of our Level 3 repurchase options:

(Dollars in thousands)	Year Ended December 31, 2020
Beginning balance	$(61,664)
Total gain in earnings	61,664

Ending balance	$—

The repurchase options, all of which were unexercised, expired during the third and fourth quarters of 2020, which is recognized in the investment income line item of the consolidated statements of comprehensive loss.

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of March 31, 2022, December 31, 2021 and December 31, 2020, respectively.

Financial instruments on a non-recurring basis

In connection with the Ben LPA and BCH LPA and related modifications to equity securities issued as described in Note 15, certain of the Company’s equity securities, including noncontrolling interests, were measured at fair value as of December 1, 2021 using Level 3 measurement methodologies. To determine the fair value of the equity securities, the Company used a linear interpolation method between two valuation dates, which were each valued using third-party market transactions involving the Company’s equity securities. The total enterprise value was then allocated to the various classes of equity based on the security class preference,

The following table provides information regarding the unobservable inputs utilized in determining the fair value of the non-recurring Level 3 measurement as of December 1, 2021:

(Dollars in thousands)
Level 3 Class	Fair Value at December 1, 2021	Valuation Technique	Unobservable Input	Target
Preferred A.0	$249,907	Interpolation	Discount rate	28.26%
			Preferred rate of return	6.00%

Preferred A.1	$961,801	Interpolation	Discount rate	29.26%
			Preferred rate of return	5.78%
			Growth rate	4.00%

Preferred B.2	$358,515	Interpolation	Discount rate	29.30%
			Preferred rate of return	5.09%
			Growth rate	4.00%

There were no assets or liabilities measured at fair value on a non-recurring basis as of March 31, 2022, December 31, 2021 and December 31, 2020.

Carrying amounts and estimated fair values

Ben is required to disclose the estimated fair value of financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate those values. These fair value estimates are determined based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

price at which a liability could be transferred. However, given there is no active market or observable market transactions for many of Ben’s financial instruments, Ben’s estimates of many of these fair values are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

The carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value as of March 31, 2022, December 31, 2021 and December 31, 2020, were as noted in the table below.

	As of March 31, 2022
(Dollars in thousands)	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	1	$70,588	$70,588
Restricted cash	1	5,517	5,517
Financial liabilities:
Customer ExAlt Trusts loan payable	2	65,674	64,811
Debt due to related parties	2	105,917	119,036
Accounts payable and accrued expenses	1	37,332	37,332

	As of December 31, 2021
(Dollars in thousands)	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	1	$13,736	$13,736
Restricted cash	1	6,585	6,585
Financial liabilities:
Debt due to related parties	2	112,081	103,913
Accounts payable and accrued expenses	1	38,279	38,279

	As of December 31, 2020
(Dollars in thousands)	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	1	$12,492	$12,492
Restricted cash	1	5,386	5,386
Financial liabilities:
Debt due to related parties	2	76,260	78,081
Commercial loan from related party	2	180,079	187,166
Accounts payable and accrued expenses	1	17,837	17,837

19.	Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

Ben Management is the general partner of Ben and is governed by a board of directors. The governing document of Ben Management provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of Ben Management who fill 30% of the Board seats prior to the Decoupling Transaction discussed in Note 5, and 49% of the Board seats after such transaction. BMC is also entitled to select (a) 50% of the membership of the Ben Management’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, and

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b) 50% of the membership of the Community Reinvestment Committee (CRC) and the CRC’s chairperson and lead committee member. Certain decisions with respect to Ben’s charitable giving program are delegated to the CRC, including certain decisions on behalf of BFF as a Kansas TEFFI. Decisions regarding appointment and removal of Ben Management’s directors, other than directors appointed by BMC, and, prior to the Decoupling Transaction described in Note 5, GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of Ben Management of which our Chief Executive Officer and Chairman is a member and Chairman. Subsequent to the Decoupling Transaction, in the event of a tie vote of the Nominating Committee on a vote for the appointment or removal of a director, the majority of the then total number of directors serving on the board of directors will break the tie; provided that upon and following a “trigger event” (as defined in Ben Management’s governing document) the chair of the Nominating Committee may cast the tie-breaking vote.

Services Agreement with Bradley Capital Company, L.L.C.

Ben is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”), which was then amended and restated effective January 1, 2022 (the “A&R Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement and the A&R Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive level services provided by an executive of Bradley Capital, who is currently designated as our Chief Executive Officer and Chairman of Ben Management’s Board of Directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, with both the base fee and supplemental fee, subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services, with the approval of the Executive Committee of the Board of Ben Management of which our CEO & Chairman of Ben Management’s Board of Directors is a member and Chairman. Our CEO and Chairman of Ben Management’s Board of Directors receives an annual salary from the Company of $0.2 million and both he and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement and the A&R Bradley Capital Agreement also includes a payment from Ben of $0.2 million per year, paid in equal quarterly installments, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben.

Under the Bradley Capital Agreement, Ben was also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel for the family members of designated executives of Bradley Capital for both business and personal use. Under the A&R Bradley Capital Agreement, Ben is no longer required to reimburse Bradley Capital for private travel of designated executives of Bradley Capital and their family members. The A&R Bradley Capital Agreement further requires that Ben indemnify and hold Bradley Capital harmless against any and all losses, damages, costs, fees and any other expenses incurred by Bradley Capital as air travel expenses owed in connection with the operation of the aircraft identified in the Aircraft Sublease (as defined below) for periods prior to January 1, 2022.

The Bradley Capital Agreement and the A&R Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in customer trusts administered by Ben. Additionally, the Company provides office space and access to needed

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

technology systems and telephone services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The A&R Bradley Capital Agreement extends through December 31, 2022, with an annual one-year renewal provision thereafter. The A&R Bradley Capital Agreement may be terminated by the mutual agreement of the parties, by the unanimous approval of the Executive Committee of the Board of Ben Management of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds the lesser of $10.0 million of Ben’s securities or 1% of the aggregate fair market value of Ben on both December 31, 2022, or any applicable extension date, and the date of termination.

As part of the May 2018 change of control of Ben, the Company obtained a valuation of the enterprise and its classes of equity as required by ASC 805 due to the application of pushdown accounting. This valuation incorporated, among other things, estimates of current and future costs arising from related party contracts, including the Bradley Capital Agreement and the BHI Services Agreement (defined below). Each class of the Company’s equity was then recorded at its fair value as set forth in valuation analysis, with the preferred equity held by Ben’s founders reduced for, among other things, (i) the balance of outstanding debt of the Company, including related party debt, and (ii) any decrease in the value of the Company, up to the entire founders’ preferred equity amount outstanding, including decreases arising from the present value of the estimated costs of the related party contracts, including estimated costs related to private travel under the terms of the Bradley Capital Agreement.

During the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, the Company recognized expenses totaling $0.6 million, $4.1 million, and $3.8 million related to this services agreement, respectively.

Aircraft Sublease with Bradley Capital

Effective January 1, 2022, The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, as sublessee, Bradley Capital, as sublessor, and BCG, solely as it relates to the guarantee it makes to Bradley Capital as set forth therein, entered into an Aircraft Sublease Agreement (the “Aircraft Sublease”). Pursuant to the Aircraft Sublease, Bradley Capital subleases the aircraft described therein, without a crew, to Beneficient USA for discrete periods of use. Beneficient USA is required to pay a quarterly rental of $1.4 million plus direct operating expenses incurred for Ben’s use of the aircraft. Bradley Capital is required to pay any other fixed and variable costs of operating the aircraft. Beneficient USA is also required to provide its own pilot(s) and crew, and Beneficient USA has entered into a separate Flight Crew Services Agreement with an unrelated third-party to provide the qualified flight crew. The term of the Sublease Agreement is one (1) year and may be terminated by either party upon three (3) days prior written notice and will automatically terminate upon the sale or similar disposition of the aircraft or the termination of the underlying lease agreement. Additionally, BCG agrees to unconditionally guarantee, for the benefit of Bradley Capital, all of the obligations of Beneficient USA to Bradley Capital under the Aircraft Sublease. During the three months ended March 31, 2022, BCH expensed $1.7 million in rent and direct operating expenses related this agreement. No amounts were paid during the three months ended March 31, 2022 under the Aircraft Sublease.

As discussed below, BHI, a Related Entity (which as defined above is an entity associated with our founder), has entered into a Contribution Agreement with BCH and BCG pursuant to which BHI has agreed to reimburse BCG for a significant portion of the costs incurred by Beneficient USA under the Aircraft Sublease.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guaranty made to Bradley Capital

In conjunction with the execution of the A&R Bradley Capital Agreement and the Aircraft Sublease, Bradley Capital and BCH entered into a Guaranty effective as of January 1, 2022 (the “Guaranty”). Pursuant to the Guaranty, BCH provides an unlimited, irrevocable, and unconditional guaranty in favor of Bradley Capital guaranteeing the complete and timely payment of any and all amounts due up to $20 million from Bradley Capital to a lender under any financing arrangement with Bradley Capital, the proceeds of which were used in the acquisition of the aircraft under the Aircraft Sublease or any other aircraft acquired by Bradley Capital in connection with Bradley Capital’s obligations under the Bradley Capital Agreement. No guaranty payments were required from BCH as of March 31, 2022. Bradley Capital does not currently have an outstanding guarantee to any third-party lender and none are currently contemplated at the time of the issuance of these financial statements.

Relationship with Beneficient Holdings, Inc.

Beneficient USA, a subsidiary of BCH, entered into with BHI, a Related Entity, a Services Agreement effective July 1, 2017 (the “BHI Services Agreement”). BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. The Company recognized income during the three months ended March 31, 2022 and the years ended December 31, 2021 and December 31, 2020, respectively, in accordance with the agreement.

In conjunction with the execution of the Aircraft Sublease, BHI, a Related Entity, BCH, and BCG entered into a Contribution Agreement effective as of January 1, 2022 (the “Contribution Agreement”). Pursuant to the Contribution Agreement, BHI agrees to pay to BCH, on the last business day of each calendar quarter, any amounts paid by BCH during the quarter for the use of an aircraft under the Aircraft Sublease, or any similar lease or sublease, which would include the quarterly rental under the Aircraft Sublease. In addition, BHI agrees to pay to BCH any amounts paid related to fixed monthly or quarterly costs incurred in connection with such aircraft lease or sublease in an amount not to exceed $250,000 per year. This additional payment is intended to partially cover flight crew costs and other related costs. Each contribution is conditioned upon (i) the effectiveness of the Aircraft Sublease, (ii) the effectiveness of the Guaranty (as defined above), and (iii) BCH’s timely payment to BHI of the guaranteed payment to be made to holders of Preferred A.0 for the respective quarter in which such contribution is to be paid (whether or not waived in accordance with the terms of the BCH LPA); provided, that if such guaranteed payment is not timely paid, or is only paid in part, for any given quarter, then any contributions contemplated under the Contribution Agreement for such quarter will not be owed. In the event such guaranteed payment is subsequently paid in full, then any previously unfunded contributions for the applicable quarter under the Contribution Agreement will become immediately due and payable on the last business day of the calendar quarter in which such guaranteed payment is paid in full. All payments made by BHI to BCH pursuant to the Contribution Agreement shall be treated as capital contributions, as defined in the BCH LPA, by BHI to BCH and shall be added to BHI’s sub-capital account related to its Class S Ordinary Units of BCH. BCH further agrees to specially allocate to BHI’s sub-capital account related to its Class S Ordinary Units of BCH any expenses or deductions derived from amounts paid or accrued by BCH for use of the aircraft to the extent such expenditures are offset by the contributions made by BHI pursuant to the Contribution Agreement. There have been no contributions from BHI related to this agreement, which is expected and will continue to occur until the guaranteed payments to Preferred A.0 holders are no longer deferred.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BHI owns the majority of the Class S Ordinary Units, Class S Preferred Units, Preferred A.0 Unit Accounts, Preferred A.1 Unit Accounts, and FLP Subclass 1 and Subclass 3 Unit Accounts issued by BCH.

Additionally, BHI expects to receive tax distributions from HCLP arising from the repayment of the Second Lien Credit Agreement to cover any tax liability associated with the 2019 contribution of the Second Lien Credit Agreement to HCLP. Additionally, if HCLP is liquidated while the Second Lien Credit Agreement is still outstanding, the Second Lien Credit Agreement will transfer back to BHI.

Also, see discussion above under “Services Agreement with Bradley Capital” related to the May 2018 change of control of Ben..

HCLP Nominees, L.L.C.

HCLP is an indirect subsidiary of Highland Consolidated, L.L.C. (“Highland”). Ben’s Chairman and CEO is a beneficiary and trust investment advisor of the trusts that control, and are the partners of, Highland. Loans to and investments with or in the Related Entities have been and may be made by Highland, or its affiliates, as applicable, using proceeds from loan repayments made by Ben to HCLP in its capacity as Lender to Ben. Ben is not a party to these transactions between Highland and the Related Entities.

A long-standing lending and investment relationship of 25 years exists between Highland (and its affiliates or related parties), on the one hand, and Related Entities, on the other. From time to time, Highland or its affiliates have advanced funds under various lending and investing arrangements to Related Entities, and such Related Entities have made repayments to Highland or its affiliates, as applicable, both in cash and in kind.

As of June 30, 2021, Highland and the applicable Related Entity mutually agreed to satisfy all obligations under all outstanding loans among Highland and the Related Entity via full payment and satisfaction of the existing loan balances (the “Loan Balances”) by in-kind real property transfers (the “In-Kind Property Payment”) from certain of the Related Entities to Highland. The terms of the In-Kind Property Payment grant Highland the right to transfer the real property that was transferred pursuant to the In-Kind Property Payment back to certain of the Related Entities, in exchange for a Preferred A.1 capital account balance in BCH in an amount equal to the Loan Balances, with such exchange to be satisfied from existing Preferred A.1 that are held by such Related Entities.

Since June 30, 2021, additional net advances have been made by Highland to a Related Entity. As of March 31, 2022, Highland Consolidated, L.P. had outstanding loans in the principal amount of $3.3 million, with a Related Entity. Ben is not a party to these loans, nor has it secured or guaranteed the loans.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity owned 50.5% by a Related Entity and 49.5% by an entity controlled by our Board of Directors. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. The income recognized by the Company related to this services agreement was immaterial for the three months ended March 31, 2022 and years ended December 31, 2021 and December 31, 2020.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Liquidity Provider Agreement with Constitution.

Prior to December 31, 2018, the Company and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined as follows. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben and BCH. The Preferred Liquidity Provider Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through March 31, 2022.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. (“HERO”) and Research Ranch Operating Company, L.L.C (“RROC”).

HERO and RROC are indirectly owned by a Related Entity. HERO’s purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of grants to qualifying organizations, and (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of such qualifying organizations. Although HERO can advise on these matters, NPT has all final decision-making authority on charitable contributions and complete control over the proceeds received by the charitable organizations. The charitable organizations administered by NPT (the beneficiaries of which have historically been multiple Texas universities) receive proceeds from certain trusts settled and funded by customers of Ben, in support of their charitable initiatives. HERO does not receive any proceeds from trusts settled and funded by customers of Ben.

RROC’s purpose is to provide funding and operational support for the research activities conducted by the qualified charities. The funding received by RROC, from proceeds of trusts settled and funded by certain customers of Ben, may be used, in RROC’s discretion, to (i) provide appropriate facilities and properties for the charitable organizations to utilize as part of their charitable initiatives (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to RROC. RROC is granted such rights and authority pursuant to trust instruments entered into between a customer and subsidiaries of Ben as well as an agreement with NPT. Ben’s subsidiaries provide financing to the Customer ExAlt Trusts and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, to RROC and NPT (for the benefit of the Texas universities as discussed above) of approximately $2.7 million, $2.7 million, and $2.6 million as of March 31, 2022, December 31, 2021, and December 31, 2020, respectively. There were no payments made during the three months ended March 31, 2022 and years ended December 31, 2021 and December 31, 2020. Due to changes in the Customer ExAlt Trust agreements, no incremental amounts are expected to be allocated to RROC or NPT other than those amounts already provided by certain prior trust agreements.

Beneficient Heartland Foundation, Inc.

On January 20, 2022, Beneficient Heartland Foundation, Inc. (“BHF”) was formed as a Kansas nonprofit corporation to receive economic growth contributions pursuant to the TEFFI legislation. BHF is governed by a 13- member board of directors, nine of whom are community leaders within the Hesston, Kansas community and four of whom are Ben employees or individuals otherwise affiliated with Ben. BHF is

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

organized and operated exclusively for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. Its purpose is to provide grants and other support to benefit growth, development and expansion of opportunities in rural Kansas communities with populations of 5,000 residents or less, including job and income growth, main street revitalization, educational facility improvements, construction and development, healthcare facility enhancements, senior facility improvements, and support for post-secondary institutions. BHF has the exclusive decision-making authority over all of the economic growth contributions it receives.

BFF is the sole member of BHF and has the right to appoint eleven members of BHF board of directors. The remaining two board members are appointed by BMC. Pursuant to the requirements of the Internal Revenue Code, BFF’s governing documents prohibit any of BHF’s assets or earnings from inuring to the benefit of BFF, BMC, or any director, officer or other private individual.

Ben has an outstanding payable to BHF of $0.7 million as of March 31, 2022. No amounts have been paid through March 31, 2022.

The Kansas TEFFI Economic Growth Trust

The Kansas Economic Growth Trust (the “EGT”) is a common law trust formed on December 7, 2021 by and between an individual as independent trustee, Ben Custody as administrator, and BCH as advisor. The purpose of the EGT is to receive the proceeds of the Customer ExAlt Trusts that are allocable to the Charitable Beneficiaries and to allocate such proceeds between the Kansas Department of Commerce and qualified charitable organizations (including the Beneficient Heartland Foundation, Inc.) in accordance with the requirements of the TEFFI legislation. The proceeds received by the EGT are dedicated exclusively to charitable purposes and the trust agreement prohibits any of the EGT’s assets or earnings from inuring to the benefit of Ben Custody, BCH, any director, officer or other private individual. As noted above, Ben Custody provides administrative and accounting services to the EGT, and BCH serves as advisor to the trustee with respect to the administration and distribution of the trust. Neither Ben Custody nor BCH charges a fee for these services.

Hicks Holdings, L.L.C.

Hicks Holdings, an entity associated with one of Ben’s current directors, is one of the owners and serves as the manager of a limited liability company (“SPV”). A Related Entity also has ownership in the SPV. The SPV holds a Preferred A.0 Unit Account and Preferred A.1 Unit Account of BCH among its investment holdings.

Hicks Holdings also owns directly a Preferred A.0 Unit Account, Preferred A.1 Unit Account and Class S Ordinary Units. Hicks Holdings was granted its Preferred A.1 Unit Account and Class S Ordinary Units as compensation for services provided in 2018. Hicks Holdings was granted its Preferred A.0 Unit Account when a portion of the existing Preferred A.1 converted to Preferred A.0 in 2021. The total balance as of March 31, 2022, December 31, 2021, and December 31, 2020 was $75.7 million, $76.5 million, and $78.2 million, respectively.

MHT Financial, L.L.C.

MHT Financial is an entity affiliated with the President and Chief Executive Officer of GWG Holdings and became a related party to Ben as a result of the December 31, 2019 transaction between GWG Holdings and Ben. As more fully described in Note 10, Ben is owed amounts under two promissory note agreements with MHT Financial for funds advanced outside of our normal liquidity arrangements. Aggregate principal and

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest due for both promissory notes as of March 31, 2022, December 31, 2021, and December 31, 2020, was $4.5 million, $4.4 million, and $4.2 million, respectively, which is recorded in other assets in the consolidated statements of financial condition.

On December 1, 2021, MHT Financial and Ben entered into a binding term sheet which provided for the grant by MHT Financial to Ben of a 25% profit interest in any and all profits derived from investments or assets held by MHT Financial after satisfaction of all obligations owed by MHT Financial to the 2017-18 Exchange Trusts and all obligations created thereunder.

MHT Financial owns, either directly or through a beneficial interest, a Preferred A.0 Unit Account and a Preferred A.1 Unit Account with an aggregate account balance of $23.0 million, $23.2 million and $23.9 million as of March 31, 2022, December 31, 2021, and December 31, 2020, respectively.

Promissory Note - Customer ExAlt Trusts

As more fully described in Note 4, on May 31, 2019, Borrowers executed the Promissory Note with GWG Life for a principal amount of $65.0 million with a June 30, 2023 maturity. The promissory note was settled on September 30, 2020. Refer to Note 4.

Shared Services Agreement with GWG Holdings

On May 27, 2020, Ben and GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings) entered into a shared services agreement effective as of January 1, 2020 (the “Shared Services Agreement”). Pursuant to the Shared Services Agreement, GWG Holdings pays a quarterly fee to Ben for the provision of accounting and finance, general and administrative, human resources, sales administration and marketing, underwriting and risk management, information technology and legal services for GWG Holdings and its direct or wholly-owned subsidiaries. The total service fee for each quarter is determined in good faith by Ben on the final day of such quarter in accordance with the cost allocation methodology maintained on Ben’s books and records, which provides that, to the extent the Services are eligible for the “services cost method,” as defined in Treasury Regulation §1.482-9(b), the Service Fee shall be equal to the total costs incurred by Ben during each quarter in connection with BEN’s provision of the Services to GWG Holdings or its direct or indirect wholly-owned subsidiaries, and that the Service Fee for Services that are not eligible for the services cost method shall be determined by reference to the “cost of services plus method”, as defined in Treasury Regulation §1.482-9(e). The initial payment under the Shared Services Agreement also included payment of outstanding invoices for services reflecting accounts receivable on Ben’s books and records for the provision of Services by Ben to GWG Holdings for periods from April 1, 2019 to March 31, 2020.

The term of the Shared Services Agreement has an initial term of one year from the Effective Date and shall renew automatically for successive one-year terms, unless either party gives the other party written notice of termination at least six (6) months prior to the end of the then-current term (provided that either party may terminate the Shared Services Agreement upon sixty days’ prior written notice in the event GWG Holdings no longer has the right to appoint a majority of the board of directors of the general partner of Ben). Due to the filing by GWG Holdings for reorganization under the Chapter 11 Bankruptcy Code in April 2022, neither party has been authorized to terminate the Shared Services Agreement. During the three months ended March 31, 2022 and years ended December 31, 2021 and December 31, 2020, GWG Holdings paid nil, $8.0 million, and $3.9 million, respectively, to Ben under the Shared Services Agreement. As of March 31, 2022, December 31, 2021 and December 31, 2020, Ben has an outstanding gross receivable related to this Shared Services Agreement of $8.9 million, $4.4 million and $2.3 million, respectively. Due to the financial deterioration of GWG Holdings, including the filing for reorganization under the Chapter 11 Bankruptcy Code in April 2022, the receivables outstanding as of March 31, 2022 and December 31, 2021 were fully reserved.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	Variable Interest Entities

In accordance with ASC 810, an enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Ben holds a variable interest is a VIE and (b) whether Ben’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance-related fees), would give it a controlling financial interest. The performance of that analysis requires the exercise of judgment. Based on management’s analysis, there are no VIEs that require consolidation, other than those described below.

VIEs for Which the Company is the Primary Beneficiary

CT Risk Management, L.L.C.

On March 20, 2020, CT Risk Management, L.L.C. (“CT”), which is currently governed by the Fourth Amended and Restated Limited Liability Company Agreement entered into on April 27, 2022, was created as a Delaware limited liability company to reduce the impact of a potential market downturn on the interests in alternative assets held by the Customer ExAlt Trusts that collateralize the loans receivable from the Customer ExAlt Trusts held by BCC or other Ben entities (such loans receivable are eliminated for financial reporting purposes in our consolidated financial statements) by distributing any potential profits to certain of the Customer ExAlt Trusts thereby offsetting any reduction in the value of the alternative assets. There was no activity of CT until July 2020 when BCC made a capital contribution of $14.8 million, which was used to purchase the put options. Those put options were sold in November 2021. As more fully described in Note 25, additional put options were purchased on April 1, 2022.

CT is considered a VIE as the at-risk equity holder, BCC, does not have all of the characteristics of a controlling financial interest due to BCC’s receipt of returns being limited to its initial investment in CT. The Company concluded that BCC is the primary beneficiary of CT as BCC has the power to direct the most significant activities and has an obligation to absorb potential losses of CT. Accordingly, the results of CT are included in the Company’s consolidated financial statements.

As of December 31, 2020, the consolidated statements of financial condition include assets of this consolidated VIE with a carrying value of $7.0 million, which is recorded in the investments held by Ben line item of the consolidated statements of financial condition. The Company recorded a $5.2 million loss and a $7.8 million loss for the years ended December 31, 2021 and December 31, 2020, respectively, which is reported in the loss on investments in equity securities and options line item of the consolidated statements of comprehensive loss.

Customer ExAlt Trusts

The Company determined that all of the Customer ExAlt Trusts used in connection with its operations are VIEs of which Ben is the primary beneficiary as defined under ASC 810. The Company concluded that it is the primary beneficiary of the Customer ExAlt Trusts as it has the power to direct the most significant activities and has an obligation to absorb potential losses of the Customer ExAlt Trusts. Accordingly, the results of the Customer ExAlt Trusts are included in the Company’s consolidated financial statements. Although the Company is deemed to be the primary beneficiary of the Customer ExAlt Trusts for purposes of ASC 810, it is neither designated as a beneficiary under the trust agreements nor recognized as a beneficiary of such trusts under applicable state trust law. The assets of the Customer ExAlt Trusts may only be used to settle obligations

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the Customer ExAlt Trusts. Other than potentially funding capital calls above the related reserve (refer to Note 23), there is no recourse to the Company for the Customer ExAlt Trusts’ liabilities.

The cash flows generated by these VIEs are included within the Company’s consolidated statements of cash flows. The consolidated statement of financial condition includes the following amounts from these consolidated VIEs as of the dates presented:

	As of March 31,	As of December 31,
(Dollars in thousands)	2022	2021	2020
Assets:
Cash and cash equivalents	$10,024	$11,529	$5,965
Restricted cash	5,517	6,585	5,386
Investments, at fair value	659,921	733,488	385,444
Other assets	3,361	17,579	1,366

Total Assets of VIEs	$678,823	$769,181	$398,161

Liabilities:
Accounts payable and accrued expense	$5,350	$3,126	$1,898
Other liabilities	479	513	—
Customer ExAlt Trusts loan payable	65,674	—	—

Total Liabilities of VIEs	$71,503	$3,639	$1,898

Equity:
Treasury stock	$(3,444)	$(3,444)	$(3,444)
Noncontrolling interests	982	57,022	79,885
Accumulated other comprehensive loss	(1,326)	(1,436)	—

Total Equity of VIEs	$(3,788)	$52,142	$76,441

The consolidated statements of comprehensive loss for the periods presented includes the following amounts from these consolidated VIEs.

	Three Months Ended March 31,	Year Ended December 31,
	2022	2021	2020
(Dollars in thousands)
Revenues
Investment income, net	$(10,811)	$15,534	$132,620
Gain (loss) on investment in equity securities and options	(44,661)	29,512	(15,838)
Interest and dividend income	—	7,110	1,798

Total revenues	(55,472)	52,156	118,580
Operating expenses
Interest expense	1,046	—	4,675
Provision for credit losses	4,774	14,319	—
Professional services	—	350	—
Other expenses	1,860	695	502

Total operating expenses	7,680	15,364	5,177
Net income (loss)	$(63,152)	$36,792	$113,403

Net income (loss) attributable to noncontrolling interests (trusts)	$(55,229)	$(30,513)	$47,582

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

VIEs for Which the Company is not the Primary Beneficiary

The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. The guaranty with Bradley Capital discussed in Note 19 creates a variable interest held by Ben in Bradley Capital. Ben is not the primary beneficiary of Bradley Capital as it has no ability to direct the activities that most significantly impact that entity’s economic performance. There are no amounts of assets or liabilities related to Bradley Capital reflected in our statement of financial position for any periods presented. As described in Note 19, Ben’s maximum exposure under the possible future guaranty obligation is $20 million.

21.	Segment Reporting

The Company has three reportable segments consisting of Ben Liquidity, Ben Custody, and Customer ExAlt Trusts As additional products and services are offered in the future, we expect to have additional reportable segments, including Ben Insurance Services and Ben Markets.

As the central operating hub of the company, Ben Liquidity is responsible for offering Ben’s fiduciary alternative asset liquidity and financing products through AltAccess. Ben Custody delivers products that address the administrative and regulatory burden of holding alternative assets by offering full service bespoke custody and trust administration services, and specialized document custodian services to Customers. Certain of Ben’s operating subsidiary products and services involve or are offered to certain of the Customer ExAlt Trusts. Certain of the Customer Exalt Trusts hold interests in alternative assets and therefore recognize changes in such assets’ net asset value in earnings. Certain other Customer ExAlt Trusts pay interest on the ExAlt Loans to Ben Liquidity and transaction fees to Ben Liquidity and Ben Custody in connection with the liquidity transactions, and pay fees to Ben Custody for providing full-service trust administration services to the trustees of the Customer ExAlt Trusts. The amounts paid to Ben Liquidity and Ben Custody are eliminated for financial reporting purposes in our consolidated financial statements but are recognized for purposes of the allocation of income (loss) to BCG’s and BCH’s equity holders. The Corporate & Other category includes the following items, among others:

•	Gains (losses) on changes in the fair value of GWG Holdings common stock held by Ben.

•	Interest expense incurred on the corporate related debt transactions (i.e., commercial loan agreement)

•	Operations of Ben Insurance Services and Ben Markets that are not considered reportable segments as they do not meet the quantitative criteria to be separately reported.

The Corporate & Other category also consists of unallocated corporate overhead and administrative costs.

These segments are differentiated by the products and services they offer as well as by the information used by the Company’s chief operating decision maker to determine allocation of resources and assess performance. Operating income (loss) is the measure of profitability used by management to assess performance of its segments and allocate resources. Performance is measured by the Company’s chief operating decision maker on an unconsolidated basis because management makes operating decisions and assesses the performance of each of the Company’s business segments based on financial and operating metrics and data that exclude the effects of consolidation of any of the Customer ExAlt Trusts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables include the results of each of the Company’s reportable segments reconciled to the consolidated financial statements (in thousands):

	Three Months Ended March 31, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment loss, net	$—	$—	$(10,811)	$—	$—	$(10,811)
Loss on investment in public equity securities and option	—	—	(44,661)	(11,350)	—	(56,011)
Interest income	—	—	—	73	—	73
Trust services and administration revenues	121	8	—	—	—	129
Other income	—	—	—	2	—	2

Intersegment revenues
Interest income	17,790	—	—	—	(17,790)	—
Trust services and administration revenues	—	8,408	—	—	(8,408)	—

Total revenues	17,911	8,416	(55,472)	(11,275)	(26,198)	(66,618)

External expenses
Employee compensation and benefits	2,200	517	—	7,408	—	10,125
Professional services	915	446	—	4,088	—	5,449
Interest expense	538	—	1,046	526	—	2,110
Provision for credit losses	—	—	4,943	4,440	—	9,383
Other expenses	436	152	1,860	3,701	—	6,149

Intersegment expenses
Interest expense	—	—	24,694	—	(24,694)	—
Provision for credit losses	34,121	—	—	—	(34,121)	—
Other expenses	—	—	5,767	—	(5,767)	—

Total expenses	38,210	1,115	38,310	20,163	(64,582)	33,216

Operating income (loss)	$(20,299)	$7,301	$(93,782)	$(31,438)	$38,384	$(99,834)

	As of March 31, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$418,793	$—	$—	$—	$(418,793)	$—
Investments, at fair value	—	—	659,921	14,249	—	674,170
Other assets	31,563	46,933	20,106	43,670	(46,284)	95,988
Goodwill and intangible assets, net	—	—	—	2,370,850	—	2,370,850

Total Assets	$450,356	$46,933	$680,027	$2,428,769	$(465,077)	$3,141,008

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations		Total
External revenues
Investment income, net	$—	$—	$15,534	$—	$	— $	15,534
Gain on investment in public equity securities and option	—	—	29,512	2,325		—	31,837
Interest income	—	—	7,110	288		—	7,398
Trust services and administration	510	30	—	—		—	540
Other income	—	—	—	2		—	2

Intersegment revenues
Interest income	55,929	—	—	—		(55,929)	—
Trust services and administration	—	20,258	—	—		(20,258)	—

Total revenues	56,439	20,288	52,156	2,615		(76,187)	55,311

External expenses
Employee compensation and benefits	8,328	2,031	—	38,164		—	48,523
Professional services	3,100	1,552	350	12,799		—	17,801
Interest expense	12,812	—	—	14,645		—	27,457
Provision for credit losses	—	—	13,726	5,029		—	18,755
Other expenses	2,127	512	695	10,561		—	13,895

Intersegment expenses
Interest expense	—	—	70,963	—		(70,963)	—
Provision for credit losses	8,881	—	—	—		(8,881)	—
Other expenses	—	—	12,180	—		(12,180)	—

Total expenses	35,248	4,095	97,914	81,198		(92,024)	126,431

Operating income (loss)	$21,191	$16,193	$(45,758)	$(78,583)		$15,837	$(71,120)

	As of December 31, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$508,909	$—	$—	$—	$(508,909)	$—
Investments, at fair value	—	—	733,488	24,975	—	758,463
Other assets	5,576	59,858	36,891	12,955	(61,050)	54,230
Goodwill and intangible assets, net	—	—	—	2,370,850	—	2,370,850

Total Assets	$514,485	$59,858	$770,379	$2,408,780	$(569,959)	$3,183,543

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2020
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment income, net	$—	$—	$132,620	$—	$—	$132,620
Gain on investment in public equity securities and option	—	—	(15,838)	(14,832)	—	(30,670)
Interest income	—	—	1,819	263	—	2,082
Trust services and administration revenues	—	30	—	—	—	30
Other income	—	—	—	36,267	—	36,267
Intersegment revenues
Interest income	52,101	—	—	—	(52,101)	—
Trust services and administration revenues	—	19,379	—	—	(19,379)	—

Total revenues	52,101	19,409	118,601	21,698	(71,480)	140,329

External expenses
Employee compensation and benefits	6,216	1,915	—	120,451	—	128,582
Professional services	3,656	1,190	—	14,199	—	19,045
Interest expense	11,496	—	4,675	16,380	—	32,551
Other expenses	(165)	382	502	6,845	—	7,564

Intersegment expenses
Interest expense	—	—	63,463	—	(63,463)	—
Provision for credit losses	5,378	—	—	—	(5,378)	—
Other expenses	—	—	12,177	—	(12,177)	—

Total expenses	26,581	3,487	80,817	157,875	(81,018)	187,742

Operating income (loss)	$25,520	$15,922	$37,784	$(136,177)	$9,538	$(47,413)

	As of December 31, 2020
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other		Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$239,067	$—	$—	$	— $	(239,067)	$—
Investments, at fair value	—	—	385,444		24,492	—	409,936
Other assets	4,662	33,321	14,535		20,913	(38,079)	35,352
Goodwill and intangible assets, net	—	—	—		2,371,035	—	2,371,035

Total Assets	$243,729	$33,321	$399,979		$2,416,440	$(277,146)	$2,816,323

22.	Risks and Uncertainties

The Customer ExAlt Trusts hold investments in alternative assets, public equity securities, and debt securities that are exposed to market risk, credit risk, currency risk, and interest rate risk. Currently, all of these alternative assets, whose cash flows serve as collateral to the ExAlt Loans, consist of private equity limited partnership interests, which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The financial statements risks, stemming from such investments, are those associated with the determination

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of estimated fair values, the diminished ability to monetize certain investments in times of strained market conditions, the recognition of income and recognition of impairments on certain investments.

The portfolio of alternative assets covers the following industry sectors and geographic regions for the periods shown below (dollar amounts in thousands):

	March 31, 2022		December 31, 2021		December 31, 2020
Industry Sector	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total
Software and services	$91,507	17.4%	$112,601	20.4%	$21,623	9.9%
Diversified financials	88,418	16.8	92,683	16.8	28,462	13.0
Food and staples retailing	33,817	6.4	27,653	5.0	24,450	11.2
Capital goods	32,049	6.1	32,160	5.8	10,152	4.6
Energy	29,238	5.6	30,338	5.5	1,658	0.8
Utilities	29,865	5.7	22,636	4.1	20,742	9.5
Telecommunication services	28,910	5.5	30,695	5.6	27,401	12.5
Health care equipment and services	28,361	5.4	29,600	5.4	14,682	6.7
Semiconductors and semiconductor equipment	22,589	4.3	31,221	5.7	21,271	9.7
Not applicable (e.g., escrow, earnouts)	14,641	2.8	4,394	0.8	18,138	8.3
Other(1)	125,532	24.0	137,741	24.9	30,626	13.8

Total	$524,927	100.0%	$551,722	100.0%	$219,205	100.0%

(1)	Industries in this category each comprise less than 5 percent.

	March 31, 2022		December 31, 2021		December 31, 2020
Geography	Value	Percent of Total	Value	Percent of Total	Value	Percent of Total
North America	$326,039	62.1%	$349,855	63.4%	$92,879	42.4%
Asia	88,183	16.8	104,100	18.9	42,475	19.4
Europe	66,790	12.7	59,408	10.8	57,343	26.2
South America	39,406	7.5	32,607	5.9	25,255	11.5
Other(1)	4,509	0.9	5,752	1.0	1,253	0.5

Total	$524,927	100.0%	$551,722	100.0%	$219,205	100.0%

(1)	Locations in this category each comprise less than 5 percent.

The ExAlt Loans, which are eliminated upon consolidation for financial reporting purposes, are collateralized by the cash flows originating from the Customer ExAlt Trusts’ investments in alternative assets, public and private equity securities, and debt securities, without recourse to the customer. These ExAlt Loans are a key determinant in income (loss) allocable to Ben’s and BCH’s equity holders. Ben has underwriting and due diligence procedures and utilizes market rates. Finally, the Customer ExAlt Trusts provide for excess cash flows from a collective pool of alternative assets, public and private equity securities, and debt securities, to be utilized to repay the ExAlt Loans to Ben from the Customer ExAlt Trusts when cash flows from the customer’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees. Excess cash flows from the collective pool of alternative assets, public and private equity securities, and debt securities, above those needed to satisfy the outstanding principal interest and fees of the ExAlt Loans are available to pay contingent interest to Ben on the ExAlt Loans up to a specified contingent interest rate.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 1, Ben received a charter from the state of Kansas and intends to establish a branch office in the state of Texas. If we are unable to maintain the Kansas charter or obtain a charter from another state if we no longer hold the Kansas charter, our ability to affect parts of our business plan, as currently constituted, may be compromised.

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. Although a significant portion of our employees continue to work remotely, we have maintained our operations at or near normal levels. We have not experienced any significant disruptions due to operational issues, loss of communication capabilities, technology failure or cyber-attacks. The Company continues to meet its ongoing obligations. However, depending on the extent of any economic crisis resulting from the pandemic and its impact on the Company’s business, the disease could have a material adverse effect on our results of operations, financial condition and cash flows.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The ongoing Russia-Ukraine conflict could have a negative impact on the economy and business activity globally (including in the countries in which the Customer ExAlt Trusts currently holds investments or may hold investments in the future), and therefore, could adversely affect the performance of the Customer ExAlt Trusts’ investments.

The extent and impact of any sanctions imposed in connection with the Russia-Ukraine conflict may cause financial market volatility and impact the global economy. Volatility and disruption in the equity and credit markets can adversely affect the portfolio companies underlying the investments held by the Customer ExAlt Trusts and adversely affect the investment performance. Our ability to manage exposure to market conditions is limited. Market deterioration could cause the Company to experience reduced liquidity, earnings and cash flow, recognize impairment charges, or face challenges in raising capital, and making investments on attractive terms. Adverse market conditions can also affect the ability of investment funds held by the Customer ExAlt Trusts to liquidate positions in a timely and efficient manner. As a result, this presents material uncertainty and risk with respect to the performance of the investments held by the Customer ExAlt Trusts, even though the Customer ExAlt Trusts do not hold any investments with material operations in Russia or the Ukraine. The cash flows from the investment held by the Customer Exalt Trusts serve as the collateral to the ExAlt Loans and the fees that are paid by the Customer ExAlt Trusts to Ben for administering these trusts, both of which are key determinants in the income allocated to Ben and BCH’s equity holders.

Further, these events may result in reduced opportunities for future liquidity solution transactions with our customers and make it more difficult for the Customer ExAlt Trusts to exit and realize value from its existing investments, potentially resulting in a decline in the value of the investments held in the Customer ExAlt Trusts. Such a decline could cause our revenue and net income to decline, including the revenues and net income allocated to Ben and BCH’s equity holders.

The Company is continuing to evaluate the impact of the COVID-19 pandemic, the ongoing Russia-Ukraine conflict, and other items, such as inflation and rising interest rates, and assess the impact on financial markets and the Company’s business. The Company’s future results may be adversely affected by slowdowns in fundraising activity and the pace of new liquidity transactions with our customers. Management is continuing to evaluate the impact of the COVID-19 pandemic and the Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and the war could have a negative effect

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. Consequently, the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

23.	Commitments and Contingencies

In the normal course of business, we have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. There are no significant commitments and contingencies other than those disclosed below. Ben is a party to legal actions incidental to the business. Based on the opinion of legal counsel, management believes that the resolution of these matters will not materially affect our financial condition or results of operations.

Lease Commitments

The Company leases certain real estate for its office premises under non-cancelable operating lease agreements, which expired during July 2021. Since expiration, the Company has been operating on a month-to-month rental basis for its office premises. Beginning January 1, 2022, the Company also subleases aircraft under the Aircraft Sublease with Bradley Capital as discussed in Note 19. Rental expense for our premises and for the Aircraft Sublease for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020, totaled $1.6 million, $0.6 million, and $0.6 million, respectively. On December 31, 2020, the Company’s right-of-use assets and operating lease liabilities were $0.3 million. The Company’s right-of-use assets and operating lease liabilities are recorded with the other assets and other liabilities line items, respectively, on the consolidated statements of financial position. As of December 31, 2020, the weighted average lease term for the lease liabilities was 0.58 years and the weighted average discount rate of remaining payments was 5.71%.

Unfunded Capital Commitments

The Customer ExAlt Trusts had $69.1 million, $71.4 million, and $35.6 million of potential gross capital commitments as of March 31, 2022, December 31, 2021, and December 31, 2020, respectively, representing potential limited partner capital funding commitments on the interests in alternative asset funds. The Customer ExAlt Trusts holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained, in some instances, by certain of the Customer ExAlt Trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated Customer ExAlt Trust cannot pay the capital funding commitment, Ben is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Ben to the Customer ExAlt Trusts for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated Customer ExAlt Trusts are added to the ExAlt Loan balance between Ben and the Customer ExAlt Trusts and are expected to be recouped through the cash distributions from the alternative asset fund that collateralizes such ExAlt Loan.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness of the investment on a case-by-case basis. At March 31, 2022, December 31, 2021 and December 31, 2020, there were no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unfunded Commitments

The Company had $1.1 million of unfunded commitments on liquidity solution transactions as of December 31, 2020 related to liquidity transactions in process as of that date. There were no reserves for unfunded commitments as of March 31, 2022 and December 31, 2021, and all amounts in process at December 31, 2020, were fully funded in the first quarter of 2021.

Contingent Consideration Payable

In connection with the $352.6 million acquisition of alternative assets by the Customer ExAlt Trusts on December 7, 2021, the Company has a contingent obligation to issue additional BCG Preferred B.2 based on the updated net asset values of such acquired alternative assets as of December 31, 2021 as determined by the underlying fund general partners and/or investment managers. As of March 31, 2022 and December 31, 2021, the Company recorded a $20.2 million liability, which is the value of the additional BCG Preferred B.2 that will be issued based on the updated net asset values, using information that existed as of the date of the statement of financial condition but made available to the Company after the aforementioned periods and prior to the issuance of these consolidated financial statements.

Legal Proceedings

On February 18, 2022, two investors, on behalf of themselves and of all others similarly situated, filed a class action lawsuit in the United States District Court for Northern District of Texas against GWG Holdings, its current President and Chief Executive Officer, its current Chief Financial Officer, and certain past and present members of the board of directors of GWG Holdings and Ben. The suit alleges that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by issuing materially misleading statements in a June 3, 2020 registration statement.

On May 2, 2022, a notice of dismissal was filed, dismissing all currently existing Ben board of directors as defendants. Ben is not named as a defendant.

On February 18, 2022, Paul Capital Advisors (“PCA”) filed a lawsuit against MHT, Ben, and two Trust Advisors, Murray Holland (part-owner of MHT and President and CEO of GWG Holdings) and James Turvey (an employee of Ben). While Ben was named as a defendant, PCA did not assert claims against or seek relief from Ben but instead only sought the removal and replacement of the Trust Advisors. The lawsuit concerns a set of transactions that utilized a trust structure with MHT as the sole beneficiary. On April 18, 2022, PCA amended its original complaint. The amended complaint asserted six new causes of action arising out of the same set of transactions, including, (i) purported breaches of contract against Ben, MHT, and the Trust Advisors; (ii) purported fraud against MHT, Ben and certain officers of Ben; and (iii) promissory estoppel against MHT, Ben, and the Trust Advisors. The amended complaint also sought additional relief in the form of (x) damages “in an amount to be proven at trial” and (y) an order granting rescission of an amendment to one of the transaction agreements or a holding declaring it invalid. On May 6, 2022, PCA amended its complaint to again request that Dr. Stahl be removed as Trust Advisor. On August 17, 2022, the Court of Chancery issued a memorandum opinion that dismissed PCA’s claim under the first count, which requested Dr. Stahl’s removal, after finding that PCA is not a beneficiary of the trusts, and, therefore, has no standing to request the removal of any Trust Advisor. In addition, because the Court held that PCA is not a beneficiary of the trusts, the parties have agreed that the claim for breach of fiduciary duty against the Trust Advisors should be dismissed.

Defendants continue to dispute, and intend to defend against, each and every cause of action asserted against them in the amended complaint. The parties are in the process of briefing defendants’ motions to dismiss the remaining counts. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outcome of this matter. Given the uncertainty of litigation and the preliminary stage of this claim, we are currently unable to estimate the probability of the outcome of these actions or the range of reasonably possible losses, if any, or the impact on our results of operations, financial condition or cash flows.

24.	Supplemental Cash Flow Information

Cash paid for taxes for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020 was de minimis. Cash paid for interest for the three months ended March 31, 2022 and for the years ended December 31, 2021 and December 31, 2020, was $6.6 million, $6.4 million and $12.2 million, respectively. Supplemental disclosure of noncash investing and financing activities include:

Three Months Ended March 31, 2022:

•	$8.4 million deemed dividend from Preferred A.1 to BCG Preferred B.2 for accrual of preferred return.

•	$0.8 million of distributions payable to the Charitable Beneficiaries.

•	$3.8 million liability for Preferred A.0 guaranteed payment.

•	$4.1 million liability related to funds retained by Ben on behalf of the lender to the Customer ExAlt Trust loan payable.

Year Ended December 31, 2021:

•	$352.6 million issuance of BCG Preferred B.2 for consideration in acquisition of alternative assets.

•	$312.3 million issuance of BCG Preferred B.2 in exchange for conversion of Preferred A.1.

•	$251.7 million issuance of Preferred A.0 in exchange for conversion of Preferred A.1.

•	$192.8 million issuance of Common Units in connection with the Commercial Loan Agreement settlement.

•	$20.1 million liability for contingent issuance of BCG Preferred B.2

•	$2.2 million deemed dividend from Preferred A.1 to BCG Preferred B.2 for accrual of preferred return.

•	$2.3 million of deferred financing costs owed on debt due to related parties.

•	$1.5 million of distributions payable to the Charitable Beneficiaries.

•	$9.2 million of noncash issuance of noncontrolling interest.

•	$0.2 million issuance of Preferred C.1 Unit Accounts for contribution of alternative assets.

•	$1.3 million liability for Preferred A.0 guaranteed payment.

•	$3.8 million liability for put option related to grant of Preferred A.1.

Year Ended December 31, 2020:

•

$65.1 million liability related to the Promissory Note, including accrued interest thereon and unamortized discount, was settled in exchange for Preferred Series C.1 Unit Accounts with a capital account balance of $75.0 million.

•	$94.8 million of GWG L Bonds, $84.6 million of GWG Holdings’ common stock, and $3.4 million in treasury shares were recognized in connection with the Collateral Swap discussed in Note 4.

•	$57.5 million liability related to option agreement was exercised resulting in equal amount of Common Units being issued.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	$6.0 million of noncash issuance of noncontrolling interest.

•	$0.7 million of distributions payable to the Charitable Beneficiaries.

•	$0.3 million issuance of Preferred C.1 Unit Accounts for contribution to alternative assets.

25.	Subsequent Events

Put Option Purchase

On April 1, 2022, Ben, through its subsidiary CT Risk Management, L.L.C., made aggregate payments of $5.0 million to purchase put options in the S&P 500 Index. The options have an aggregate notional amount of $141.3 million and are designed to protect the net asset value of the interests in alternative assets that collateralize Ben’s loan portfolio with the Customer ExAlt Loan portfolio to reduce the impact of a potential market downturn. Half of the notional expires in April 2024, while the other half expires in April 2025. The Company anticipates recognizing changes in fair value directly in earnings.

Grant of Restricted Equity Units

On April 1, 2022, Ben granted 335,102 units of REUs to employees and a certain director. Awards will generally be subject to service-based vesting over a multi-year period from the grant date, subject to a performance condition. The performance condition has not been met. As the performance condition of the grant is based on a liquidity event, recognition of the related compensation cost is deferred until the condition is met. Total unrecognized compensation cost related to these awards is approximately $4.2 million as of April 1, 2022.

Grant and redemption of certain Preferred Series A Subclass 1 Unit Accounts held by a certain director of Ben Management

BHI, a certain director of Ben Management, and the Company entered into that certain Limited Partnership Interest Assignment Agreement, effective as of April 1, 2022, whereby BHI assigned the director Preferred Series A Subclass 1 Unit Accounts with a grant date of December 31, 2021 and having an account balance of $5.7 million (the “BHI Initial Grant”). Further, effective as of April 3, 2022, BHI, that certain director and the Company entered into another Limited Partnership Interest Assignment Agreement, whereby BHI assigned the director Preferred Series A Subclass 1 Unit Accounts with a grant date of December 31, 2021 and having an account balance of $3.8 million (the “BHI Tax Grant,” and together with the BHI Initial Grant, the “BHI Grants”). In order to provide that certain director with cash to cover any tax liability arising from the BHI Grants, BCH and the director entered into that certain Unit Account Redemption Agreement, effective as of April 3, 2022, whereby BCH is required to purchase and redeem from that certain director all of the Preferred Series A Subclass 1 Unit Accounts granted to the director pursuant to the BHI Tax Grant for a purchase price of $3.8 million, in cash, on June 1, 2022.

Business Combination

On September 21, 2022, Ben and Avalon Acquisition, Inc. (“Avalon”), a Nasdaq publicly traded special purpose acquisition company, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement is expected to be completed in the first half of calendar year 2023, subject to stockholder approval and other customary closing conditions. This transaction implies an enterprise value of $3.5 billion of the combined enterprise, including approximately $200 million in gross proceeds from Avalon’s cash in trust – assuming no redemptions. Upon the closing of the transaction, subject to approval from the Securities and Exchange Commission, the combined company will be named Beneficient and is expected to be publicly listed on Nasdaq stock exchange.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has evaluated subsequent events through September 30, 2022, the date the financial statements were available to be issued, and determined that there have been no events, other than those described above, that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Beneficient Management, L.L.C.

Results of Review of Interim Consolidated Financial Statements

We have reviewed the accompanying consolidated statements of financial condition of The Beneficient Company Group, L.P. and Subsidiaries as of September 30, 2022, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the three-month and six-month periods ended September 30, 2022 and 2021, and the related notes (collectively referred to as the “interim financial statements”). Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These interim financial statements are the responsibility of the entity’s management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and in accordance with auditing standards generally accepted in the United States of America. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

San Antonio, Texas December 1, 2022

Weaver and Tidwell, L.L.P.

9311 San Pedro Avenue, Suite 1400  |  San Antonio, Texas 78216

Main: 210.737.1042

CPAs AND ADVISORS  |  WEAVER.COM

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30, 2022	March 31, 2022
(Dollars and units in thousands)	(unaudited)
ASSETS
Cash and cash equivalents	$18,005	$70,588
Restricted cash	3,680	5,517
Investments, at fair value:
Investments held by Customer ExAlt Trusts	564,368	659,921
Investments held by Ben	15,782	14,249
Other assets, net	23,213	19,883
Intangible assets, net	3,100	3,100
Goodwill	2,367,926	2,367,750

Total assets	$2,996,074	$3,141,008

LIABILITIES
Accounts payable and accrued expenses	$42,639	$37,332
Other liabilities	15,084	12,359
Contingent consideration payable	—	20,152
Customer ExAlt Trusts loan payable, net	60,076	65,674
Debt due to related party, net	102,329	105,917

Total liabilities	220,128	241,434

Redeemable preferred equity	771,241	721,790
Redeemable noncontrolling interests	1,164,312	1,186,098

EQUITY
Partners’ capital:
Common units (67,486 units issued and outstanding as of September 30, 2022 and March 31, 2022)	665,577	718,568
Treasury common units (544 units as of September 30, 2022 and March 31, 2022)	(3,444)	(3,444)
Noncontrolling interests	171,879	277,888
Accumulated other comprehensive income (loss)	6,381	(1,326)

Total equity	840,393	991,686

Total liabilities and equity	$2,996,074	$3,141,008

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Revenues
Investment income (loss), net	$(17,099)	$15,746	$(42,216)	$17,519
Gain (loss) on financial instruments, net	(21,037)	35,639	(33,058)	35,293
Interest income	97	1,851	182	3,702
Trust services and administration revenues	8	8	15	15
Other income	86	—	86	—

Total revenues	(37,945)	53,244	(74,991)	56,529
Operating expenses
Employee compensation and benefits	10,517	10,524	22,082	20,361
Interest expense	3,590	7,425	7,209	14,211
Professional services	14,232	3,257	21,507	6,895
Provision (provision credit) for credit losses	(10)	—	18,781	—
Other expenses	6,726	3,198	14,381	7,116

Total operating expenses	35,055	24,404	83,960	48,583

Operating income (loss)	(73,000)	28,840	(158,951)	7,946
Income tax expense	887	482	1,284	273

Net income (loss)	(73,887)	28,358	(160,235)	7,673

Less: Net (income) loss attributable to noncontrolling interests—Customer ExAlt Trusts	72,843	(29,361)	101,554	(19,703)
Less: Net (income) loss attributable to noncontrolling interests—Ben	(192)	1,003	7,345	4,347
Less: Noncontrolling interest guaranteed payment	(3,926)	—	(7,794)	—

Net loss attributable to The Beneficient Company Group, L.P. common unitholders	$(5,162)	$—	$(59,130)	$(7,683)

Other comprehensive income (loss):
Unrealized gain on investments in debt securities	9,505	1,808	7,707	1,808

Total comprehensive income (loss)	4,343	1,808	(51,423)	(5,875)

Less: comprehensive gain attributable to noncontrolling interests	9,505	1,808	7,707	1,808

Total comprehensive loss attributable to The Beneficient Company Group, L.P.	$(5,162)	$—	$(59,130)	$(7,683)

Net loss per common unit—basic and diluted	$(0.08)	$—	$(0.88)	$(0.16)
Weighted average common units outstanding—basic and diluted	67,486,168	48,205,801	67,486,168	48,205,801

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

For the three months ended September 30, 2022:

	The Beneficient Company Group, L.P.
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 9)	Accumulated Other Comprehensive Income (Loss)	Total equity	Redeemable Preferred Series B	Redeemable noncontrolling interests
Balance, June 30, 2022	67,486	$668,034	$(3,444)	$244,410	$(3,124)	$905,876	$742,913	$1,175,131

Net income (loss)	—	(5,162)	—	(71,453)	—	(76,615)	—	2,728
Recognition of share-based compensation cost	—	2,737	—	—	—	2,737	—	—
Payment of employee payroll taxes on restricted equity units	—	(32)	—	—	—	(32)	—	—
Distribution to noncontrolling interest	—	—	—	(131)	—	(131)	—	—
Distributions payable to noncontrolling interest holder	—	—	—	(14)	—	(14)	—	—
Non-cash dividend to related party	—	37	—	—	—	37	—	—
Share-based awards to related party employees	—	(37)	—	—	—	(37)	—	—
Unrealized gain on available-for-sale debt securities	—	—	—	—	9,505	9,505	—	—
Deemed dividend for BCG Preferred Series B.2 Unit Accounts preferred return	—	—	—	—	—	—	9,621	(9,621)
Preferred Series A.0 Unit Accounts guaranteed payment accrual	—	—	—	—	—	—	—	(3,926)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(933)	—	(933)	—	—
Redemption of BCG Preferred Series B.2 Unit Accounts	—	—	—	—	—	—	(1,393)	—
Issuance of BCG Preferred Series B.2 Unit Accounts	—	—	—	—	—	—	20,100	—

Balance, September 30, 2022	67,486	$665,577	$(3,444)	$171,879	$6,381	$840,393	$771,241	$1,164,312

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED) (CONT’D)

For the three months ended September 30, 2021:

	The Beneficient Company Group, L.P.						Redeemable noncontrolling interests
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests	Accumulated Other Comprehensive Income	Total equity
Balance, June 30, 2021	48,206	$618,925	$(3,444)	$354,575	$—	$970,056	$1,541,505

Net income (loss)	—	—	—	29,922	—	29,922	(1,564)
Recognition of share-based compensation cost	—	3,882	—	—	—	3,882	—
Payment of employee payroll taxes on restricted equity units	—	(86)	—	—	—	(86)	—
Distributions payable to noncontrolling interest holder	—	—	—	(162)	—	(162)	—
Non-cash dividend to related party	—	209	—	—	—	209	—
Share-based awards to related party employees	—	(209)	—	—	—	(209)	—
Unrealized gains on available-for-sale debt securities	—	—	—	—	1,808	1,808	—

Balance, September 30, 2021	48,206	$622,721	$(3,444)	$384,335	$1,808	$1,005,420	$1,539,941

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED) (CONT’D)

For the six months ended September 30, 2022:

	The Beneficient Company Group, L.P.
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests (Note 9)	Accumulated Other Comprehensive Income (Loss)	Total equity	Redeemable Preferred Series B	Redeemable noncontrolling interests
Balance, March 31, 2022	67,486	$718,568	$(3,444)	$277,888	$(1,326)	$991,686	$721,790	$1,186,098

Net income (loss)	—	(59,130)	—	(106,198)	—	(165,328)	—	5,093
Recognition of share-based compensation cost	—	6,244	—	—	—	6,244	—	—
Payment of employee payroll taxes on restricted equity units	—	(105)	—	(919)	—	(1,024)	—	—
Distribution to noncontrolling interest	—	—	—	(131)	—	(131)	—	—
Noncash issuance of noncontrolling interest	—	—	—	299	—	299	11,674	—
Distributions payable to noncontrolling interest holder	—	—	—	(557)	—	(557)	—	—
Issuance of noncontrolling interest	—	—	—	2,430	—	2,430	—	—
Non-cash dividend to related party	—	74	—	—	—	74	—	—
Share-based awards to related party employees	—	(74)	—	—	—	(74)	—	—
Deemed dividend upon issuance for U. S. GAAP to tax basis true-up	—	—	—	—	—	—	314	(314)
Unrealized gain on available-for-sale debt securities	—	—	—	—	7,707	7,707	—	—
Deemed dividend for BCG Preferred Series B.2 Unit Accounts preferred	—	—	—	—	—	—	18,771	(18,771)
Preferred Series A.0 Unit Accounts guaranteed payment accrual	—	—	—	—	—	—	—	(7,794)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(933)	—	(933)	—	—
Equity issuance costs	—	—	—	—	—	—	(15)	—
Redemption of BCG Preferred Series B.2 Unit Accounts	—	—	—	—	—	—	(1,393)	—
Issuance of BCG Preferred Series B.2 Unit Accounts	—	—	—	—	—	—	20,100	—

Balance, September 30, 2022	67,486	$665,577	$(3,444)	$171,879	$6,381	$840,393	$771,241	$1,164,312

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED) (CONT’D)

For the six months ended September 30, 2021:

	The Beneficient Company Group, L.P.
(Dollars and units in thousands)	Common units	Common units ($)	Treasury Stock	Noncontrolling interests	Accumulated Other Comprehensive Income	Total equity	Redeemable noncontrolling interests
Balance, March 31, 2021	48,206	$623,121	$(3,444)	$365,210	$—	$984,887	$1,544,210

Net income (loss)	—	(7,683)	—	19,625	—	11,942	(4,269)
Recognition of share-based compensation cost	—	7,444	—	—	—	7,444	—
Payment of employee payroll taxes on restricted equity units	—	(161)	—	—	—	(161)	—
Distributions payable to noncontrolling interest holder	—	—	—	(500)	—	(500)	—
Non-cash dividend to related party	—	416	—	—	—	416	—
Share-based awards to related party employees	—	(416)	—	—	—	(416)	—
Unrealized gain on available-for-sale debt securities	—	—	—	—	1,808	1,808	—

Balance, September 30, 2021	48,206	$622,721	$(3,444)	$384,335	$1,808	$1,005,420	$1,539,941

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended September 30,
(Dollars in thousands)	2022	2021
Cash flows from operating activities:
Net income (loss)	$(160,235)	$7,673
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,649	953
Net amortization of debt premium and discount	(2,542)	4,971
(Gain) loss on financial instruments, net	33,058	(35,293)
Return on investments in alternative assets held by Customer ExAlt Trusts	2,000	2,492
Investment (income) loss, net	42,216	(17,519)
Non cash interest expense	5,528	5,566
Non cash interest income	(167)	(147)
Non cash share-based compensation	6,244	7,444
Provision for credit losses	18,781	—
Provision for deferred taxes	1,284	273
Write-off of deferred financing costs for equity	1,258	—
Changes in assets and liabilities:
Changes in other assets	(11,603)	299
Changes in accounts payable and accrued expenses	2,216	7,573
Changes in other liabilities and deferred revenue	(75)	45

Net cash used in operating activities	(60,388)	(15,670)

Cash flows from investing activities:
Return of investments in alternative assets held by Customer ExAlt Trusts	27,455	10,210
Purchase of investments in alternative assets held by Customer ExAlt Trusts	—	(13)
Purchase of premises and equipment	(833)	(1,747)
Purchase of put options by Ben	(7,451)	—

Net cash provided by investing activities	19,171	8,450

Cash flows from financing activities:
Payments on Customer ExAlt Trust loan payable	(6,112)	—
Redemption of Preferred Series B Subclass 2 Unit Accounts	(1,393)	—
Redemption of Preferred Series A Subclass 1 Unit Accounts	(3,793)	—
Payment of deferred financing costs for equity	—	(620)
Distribution to noncontrolling interest	(131)	—
Payment of employee income taxes on restricted equity units	(1,024)	(161)
Payments on debt due to related parties	(750)	—

Net cash used in financing activities	(13,203)	(781)

Net decrease in cash, cash equivalents, and restricted cash	(54,420)	(8,001)
Cash, cash equivalents, and restricted cash at beginning of period	76,105	17,750

Cash, cash equivalents, and restricted cash at end of period	$21,685	$9,749

Refer to Note 17 for supplemental cash flow disclosures.

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Overview of the Business

The Beneficient Company Group, L.P. (“BCG”), a Delaware limited partnership, is a technology-enabled financial services holding company (including its subsidiaries, but excluding its Non-Controlling Interest Holders, collectively, “Ben”, “our”, “the Company”, or “we”) that provides simple, rapid, cost-effective liquidity solutions and trust products and services to participants in the alternative assets industry through its end-to-end online regulated platform, Ben AltAccess. Beneficient Management, L.L.C. (“Ben Management”), a Delaware limited liability company, is Ben’s general partner. Ben is controlled by, and the exclusive and complete authority to manage the operations and affairs of Ben is granted to, Ben Management’s Board of Directors. Ben, formerly known as Highland Consolidated Business Holdings, L.P., was formed on September 16, 2003. As of September 30, 2022, Ben is the general partner of Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 Units of BCH and 100% of the Preferred Series B Subclass 2 Units of BCH. As discussed in Note 3, Ben became a consolidated subsidiary for financial reporting purposes of GWG Holdings, Inc. (“GWG Holdings”) on December 31, 2019. As further described in Note 3, on November 29, 2021, Ben and BCH amended their organizational documents, including rights to nominate and elect a majority of the members to the Ben Board of Directors. The deconsolidation and termination of certain voting rights resulted in, among other things, the decoupling of Ben from GWG Holdings and Ben operating as a wholly independent and separate company.

BCH is a Delaware limited partnership formed on July 1, 2010. BCH is primarily a holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the partnership interests issued by BCH. As of September 30, 2022, BCH has issued general partnership Class A Subclass A-1 Units, Class S Ordinary Units, Class S Preferred Units, FLP Unit Accounts (Subclass 1, Subclass 2, and Subclass 3), Preferred Series A Subclass 0 Unit Accounts (“BCH Preferred A.0”), Preferred Series A Subclass 1 Unit Accounts (“BCH Preferred A.1”), Preferred Series B Subclass 2 Unit Accounts (“BCH Preferred B.2”), and Preferred Series C Subclass 1 Unit Accounts (“BCH Preferred C.1”).

Ben markets an array of liquidity, trustee, and trust administration products and services to alternative asset investors primarily comprised of mid-to-high net worth (“MHNW”) individual investors, small-to-midsize institutional (“STMI”) investors, family offices (“FAMOs”) and fund general partners and sponsors (“GPs” and together with MHNW individuals, STMI investors and FAMOs, “Customers”). Ben provides Customers seeking an early exit from their alternative asset investments a suite of bespoke liquidity solutions for their otherwise illiquid alternative asset investments through a proprietary financing and trust structure, which we implement for our customers (we refer to such trusts collectively as the “Customer ExAlt Trusts)”. We plan to offer comprehensive alternative asset trust and custody services, and novel insurance products covering risks attendant to owning, managing and transferring alternative assets, and additional broker-dealer services in connection with our liquidity products and services.

Ben’s primary operations, which commenced on September 1, 2017, relate to its liquidity and trust administration products and services. Ben offers or plans to offer its products and services through its operating subsidiaries, which include: (i) Ben AltAccess, L.L.C., a Delaware limited liability company (“Ben AltAccess”), which offers an online platform designed to provide a digital experience for Customers seeking liquidity, custody, trust and data services for their alternative assets, (ii) Ben Liquidity, L.L.C., a Delaware limited liability company, and its subsidiaries (collectively, “Ben Liquidity”), which offers liquidity products; (iii) Ben Custody, L.L.C., a Delaware limited liability company, and its subsidiaries (collectively, “Ben Custody”), which provides services for private fund, trustee, and trust administration; (iv) Ben Data, L.L.C., a Delaware limited liability company (“Ben Data”), which provides data analytics and evaluation services, (v) Ben Markets L.L.C., including its subsidiaries (“Ben Markets”), was recently launched and intends to provide broker-dealer services and transfer agency services in connection with offering Ben’s products and services; and (vi) Ben Insurance, L.L.C., including its subsidiaries (“Ben Insurance Services”), which intends to offer insurance products and services covering risks attendant

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

to owning, managing and transferring alternative assets. Ben serves as trustee of certain of the Customer ExAlt Trusts, which operate for the benefit of the Charities (defined below) and Economic Growth Zones (defined below).

Ben Liquidity offers simple, rapid and cost-effective liquidity products to its Customers through the use of the Customer ExAlt Trusts, which facilitate the exchange of a Customer’s alternative assets for consideration using a proprietary financing and trust structure (such structure and related process, the “ExAlt PlanTM”). In ExAlt PlanTM financings, a subsidiary of Ben Liquidity, Beneficient Fiduciary Financial, L.L.C. (“BFF”), a Kansas based trust company that provides fiduciary financing to fidfin trusts, makes fiduciary loans (each, an “ExAlt Loan”) to certain of the Customer ExAlt Trusts, which in turn employ a portion of the loan proceeds to acquire and deliver agreed upon consideration to the Customer, in exchange for their alternative assets. BFF is registered as a chartered Kansas Technology Enabled Fiduciary Financial Institution (“TEFFI”) under the Technology-Enabled Fiduciary Financial Institution Act (the “TEFFI Act”) and regulated by the Kansas Office of the State Bank Commissioner. Ben Liquidity generates interest and fee income earned in connection with the ExAlt Loans, which are collateralized by a portion of the cash flows from the exchanged alternative assets, then owned by Customer ExAlt Trusts (the “Collateral”). The ExAlt Loans are eliminated upon consolidation of the Customer ExAlt Trusts solely for financial reporting purposes.

Ben Custody currently provides full-service trust and custody administration services to the trustees (including BFF) of certain of the Customer ExAlt Trusts, which own the exchanged alternative assets following liquidity transactions in exchange for fees payable quarterly.

The Customer ExAlt Trusts’ earnings on its alternative assets supports the repayment of the ExAlt Loans plus any related interest and fees. Since Ben consolidates the Customer ExAlt Trusts, Ben Liquidity’s ExAlt Loans and related interest and fee income and Ben Custody’s fee income are eliminated in the consolidation of the consolidated financial statements solely for financial reporting purposes, but are recognized for purposes of the allocation of income (loss) to BCG’s or BCH’s equity holders.

Under the applicable trust and other agreements, certain Texas and Kansas charities are the ultimate beneficiaries of the Customer ExAlt Trusts (which we refer to as “Charities” or “Economic Growth Zones” respectively, and collectively, the “Charitable Beneficiaries”), and their interests are reported as noncontrolling interests in our consolidated financial statements. The TEFFI Act requires that two and a half percent (2.5%) of payments to Ben Liquidity on the ExAlt Loans be charitably contributed by certain of the Customer ExAlt Trusts to a designated Kansas Economic Growth Zone. Accordingly, for ExAlt Loans originated on or after December 7, 2021, Economic Growth Zones are paid $0.025 for every $0.975 paid to the ExAlt Loan lender (i.e., BFF). For ExAlt Loans originated prior to December 7, 2021, in accordance with the terms of the applicable trust and other agreements, the Charitable Beneficiaries of the Customer ExAlt Trusts formed prior to such date, are paid $0.05 for every $0.95 paid to the applicable ExAlt Loan lender.

Ben’s existing and planned products and services are designed to be delivered digitally and provide liquidity, trust and custody solutions, data analytics and news, support the tax and estate planning objectives of its MHNW Customers, facilitate asset diversification and provide administrative management and reporting solutions tailored to the goals of investors of alternative investments. While Ben’s financial products and services are presently offered through Ben Liquidity and Ben Custody, Ben plans to expand its capabilities under Ben Custody and provide additional products and services through Ben Insurance Services and Ben Markets in the future. Ben Insurance Services, through two subsidiaries, PEN Indemnity Insurance Company, Ltd. (“Pen”), which has been chartered as a Bermuda based insurance company, and Beneficient Insurance Company, L.L.C. (“BIC”), an entity through which the Company plans to apply to become a Kansas captive property and casualty insurer, plans to offer to affiliated Customer ExAlt Trusts certain customized insurance products and services covering risks relating to owning, managing and

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

transferring alternative assets. Ben Markets, through one of its subsidiaries, Ben Markets Management Holdings, L.P., received regulatory approval to acquire, and subsequently acquired, a captive registered broker-dealer, Ben Securities Company, L.P., an entity that will conduct its activities attendant to offering a suite of products and services from the Ben family of companies. Ben Markets, through another of its subsidiaries, Beneficient Transfer & Clearing Company, L.L.C., also received regulatory approval from the Securities and Exchange Commission (“SEC”) on June 24, 2022 to operate as a registered transfer agent with respect to its securities, and intends to provide various services for customers transacting with Ben, including the Customer ExAlt Trusts.

Certain of our operating subsidiary products and services involve or are offered to certain of the Customer ExAlt Trusts, which are consolidated subsidiaries of BCG solely for financial reporting purposes, and therefore transactions between our operating subsidiaries and the Customer ExAlt Trusts are eliminated in consolidation for financial reporting purposes. Ben’s primary tangible assets reflected on our consolidated statements of financial condition are investments in alternative assets held by the Customer ExAlt Trusts.

Regulatory Developments

Pen has been registered and licensed as a Class 3 insurer under the Bermuda Insurance Act of 1978, and Ben plans to seek approval from the Bermuda authorities for Pen to become operational. Pending approval from the Bermuda authorities if approval is sought, Pen would write primary and re-insurance policies consistent with those policies underwritten domestically by BIC and fiduciary liability policies for managers and investors in alternative asset funds to cover losses from contractual indemnification and exculpation provisions arising under the governing documents of such funds.

On March 28, 2022, a subsidiary of Ben Markets completed its 100% acquisition of MHT Securities, L.P. (“MHT Securities”), for $0.3 million. MHT Securities is an SEC-registered broker dealer and Financial Industry Regulation Authority (“FINRA”) member that is authorized to engage in private placements of securities. On May 3, 2022, FINRA issued its full approval of the change in ownership and MHT Securities’ name was changed to Ben Securities Company, L.P. As of May 3, 2022, Ben Securities Company, L.P. is registered as a securities broker- dealer with the SEC, FINRA, and certain states as determined by its business operations.

Liquidity and Going Concern

As of September 30, 2022, we had unrestricted cash and cash equivalents of $18.0 million. We generated a net loss for the three months ended September 30, 2022 totaling $73.9 million and net income totaling $28.4 million for the three months ended September 30, 2021. For the six months ended September 30, 2022 and 2021, we generated a net loss totaling $160.2 million and net income of $7.7 million, respectively. As of October 31, 2022, we had unrestricted cash and cash equivalents of approximately $21.9 million.

In addition to funding operating expenditures and our liquidity products, we are obligated to make scheduled debt payments totaling $2.0 million on certain of our outstanding borrowings through the remainder of fiscal year 2023. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, proceeds on ExAlt Loan payments and fee income derived from distributions on investments held by the Customer ExAlt Trusts or other investments held by Ben, and potentially refinancing some or all of the existing borrowings due prior to their maturity, with either our current lender or other lenders. We also intend to raise capital through equity or debt investments by third parties.

Ben may not be able to refinance our indebtedness or obtain additional financing on terms favorable to the Company, or at all. To the extent that Ben or its subsidiaries raise additional capital through the future sale

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

of equity or debt, the ownership interest of our existing equity holders may be diluted. The terms of these future equity or debt securities may include liquidation or other preferences that adversely affect the rights of our existing equity unitholders or involve negative covenants that restrict Ben’s ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If Ben defaults on these borrowings, then the Company will be required to either i) sell participation or other interests in our loans or other of our assets or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on recent cash received from the loan participation program described in Note 6, projections of growth in revenue and net income in the coming quarters, the expected additional investments into Ben by third parties, potentially refinancing certain existing borrowings with either our current lender or other lenders, and expected proceeds from our private offerings, we believe that we will have sufficient cash resources to finance our operations, satisfy other obligations, and to fund expected lending transactions through December 1, 2023.

2.	Summary of Significant Accounting Policies

Change in Fiscal Year

On March 30, 2022, the Board of Directors of Ben Management approved a change in the Company’s fiscal year end from December 31 to March 31. The Company elected to change its fiscal year end in order to better align with its peers and with the timing in which more recent audited financial statements of its investments, whose cash flows serve as collateral to the ExAlt Loans, would be available. The change in the Company’s fiscal year end resulted in a transition period that began on January 1, 2022 and ended on March 31, 2022.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Ben are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Ben, its wholly-owned and majority-owned subsidiaries and, certain variable interest entities (“VIEs”), in which the Company is the primary beneficiary. An enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest consistent with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), as amended. For the periods presented herein, all of the Customer ExAlt Trusts are considered VIEs for which Ben has a variable interest and is considered the primary beneficiary. Thus, Ben is required to consolidate all of the Customer ExAlt Trusts.

The entities in which the Customer ExAlt Trusts hold an ownership interest are investment companies (i.e., funds) under ASC 946, Financial Services - Investment Companies (“ASC 946”). Thus, the investments in non-investment companies made by these funds are accounted for in accordance with ASC 946 and are not subject to consolidation or the disclosure requirements of ASC 810. Moreover, further consolidation provisions of ASC 946 are not applicable to Ben since these investment companies do not have an investment in an operating entity that provides services to the investment company or to Ben.

All intercompany accounts and transactions have been eliminated in consolidation, and the portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of comprehensive loss. With the consolidation of the Customer ExAlt Trusts, interest and fees income and any related receivable charged by Ben Liquidity and Ben Custody to the Customer ExAlt Trusts, eliminate for financial reporting purposes upon consolidation of the Customer ExAlt Trusts. While these amounts are eliminated for financial reporting

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

purposes, such amounts are earned by Ben Liquidity and Ben Custody from the Customer ExAlt Trusts for purposes of determining the income (loss) allocable to BCG’s and BCH’s equity holders as further discussed in the interest and fee income section in Note 2 to the Company’s fiscal 2022 financial statements.

The accompanying unaudited interim consolidated financial statements of the Company do not contain the detail or footnote disclosure concerning accounting policies and other matters that would be included in full fiscal year consolidated financial statements; therefore, they should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s fiscal 2022 financial statements. The consolidated statement of financial condition as of March 31, 2022 is from the Company’s audited financial statements. In the opinion of management, all material adjustments, consisting of normal and recurring adjustments, have been made that were considered necessary to present fairly the financial condition, results of operations and cash flows at the interim date and for the interim periods presented. Operating results for the interim periods disclosed herein are not necessarily indicative of results that may be expected for a full year.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements and could differ from actual results. Material estimates that are particularly susceptible to change in the near term relate to the fair value determination of investments in alternative assets held by the Customer ExAlt Trusts, the fair value determination of the investment in debt securities, determination of the allowance for loan losses as an input to the allocation of income (loss) to Ben’s equity holders, evaluation of potential impairment of goodwill and other intangibles, and determining the grant date fair value for share-based compensation awards.

Significant accounting policies are detailed in Note 2 to the consolidated financial statements included in the Company’s fiscal 2022 financial statements. There are no new or revised significant accounting policies as of September 30, 2022.

Accounting Standards Not Yet Adopted

ASU 2016-13, Financial Instruments, Credit Losses, (Topic 326) was issued in June 2016. This standard broadens the information that an entity must consider in developing its expected credit loss estimate for loans and other financial assets measured either collectively or individually. Current U.S. GAAP delays recognition of credit losses until it is probable a loss has occurred, generally only considering past events and current conditions in measuring the incurred loss. Once implemented, this new standard will eliminate the probable initial recognition threshold and instead, will require the measurement of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts covering the entire term of the instrument through contractual maturity. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This standard requires enhanced disclosures around significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the portfolio. The effective date of Topic 326 has been extended for smaller reporting companies and private companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company continues to evaluate the impact of this standard on its consolidated financial statements and disclosures. The Company has met with industry experts, defined an initial approach for implementation, and initiated model development activities. The Company is not currently able to reasonably estimate the impact the adoption will have on its financial position and results of operations.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ASU 2020-04, Reference Rate Reform, (Topic 848) was issued in March 2020. The amendments in Topic 848 provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Topic 848 can be applied by all entities as of the beginning of the interim period that includes March 12, 2020, or any date thereafter, and entities may elect to apply the amendments prospectively through December 31, 2022. The Company has not utilized the optional expedients and exceptions provided by this standard. The Company is evaluating the impact of this standard on its consolidated financial statements and disclosures.

3.	Strategic Transactions with GWG Holdings, Inc.

Investment Agreement

On December 31, 2019, GWG Holdings obtained control over BCG pursuant to a Preferred Series A Unit Account and Common Unit Investment Agreement, by and among GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings), BCG, BCH, and Ben Management (the “Investment Agreement”), which resulted in the consolidation of Ben and GWG Holdings for financial reporting purposes. Pursuant to the Investment Agreement, BCG and BCH received an aggregate amount of $79.0 million from GWG Holdings in return for 666,667 Common Units of Ben and a BCH Preferred A.1. The parties to the Investment Agreement agreed that the aggregate capital accounts of all holders of the BCH Preferred A.1 Unit Accounts was $1.6 billion.

In connection with the Investment Agreement, GWG Holdings acquired, on December 31, 2019, the right to appoint a majority of the Board of Directors of Ben Management, the general partner of BCG. Due to this change-of-control event, BCG became a consolidated subsidiary of GWG Holdings; therefore, the results of operations for BCG and its subsidiaries began being reported in GWG Holdings’ financial statements on a consolidated basis beginning on the transaction date of December 31, 2019.

Decoupling Transactions with GWG Holdings

On November 12, 2021, amendments to the organizational documents of BCG, BCH, and Ben Management were approved by the Board of Directors of Ben Management and GWG Holdings (the “Amendments”). On November 29, 2021, the Amendments became effective. These Amendments are part of, and effectuate, the series of transactions (the “Decoupling Transactions”), which resulted in, among other things, (i) GWG Holdings converting its capital account balance of $319.0 million in BCH Preferred A.1 to an equal amount of Preferred Series B Subclass 2 Unit Accounts issued by BCG (“BCG Preferred B.2”), which are a preferential class of equity in BCG with enhanced conversion rights; (ii) GWG Holdings no longer having certain voting rights or the right to nominate or appoint members of the Board of Directors of Ben Management; and (iii) Ben no longer being a consolidated subsidiary of GWG Holdings and therefore operating as a wholly independent and separate company.

Unit Purchase Agreement

On July 15, 2020, the Company entered into a Preferred Series C Unit Purchase Agreement (“UPA”) with GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings).

Pursuant to the UPA, and provided it has adequate liquidity, GWG Holdings agreed to make capital contributions from time to time to BCH in exchange for Preferred Series C Unit accounts of BCH during a period which commenced on the date of the UPA and continued until November 29, 2021, when Ben ceased to be a consolidated subsidiary of GWG Holdings.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Preferred Series C purchased under the UPA will automatically exchange for BCG Common Units, or another unit of Ben as the parties may mutually agree (the “Ben Units”), at the lower of (i) the volume-weighted average of the Ben Units for the 20 trading days following the listing of Common Units of Ben on a national securities exchange, and (ii) $12.75. In addition, at any time following the Effective Date, all or some of the Preferred Series C purchased under the UPA may be exchanged for BCG Common Units at the option of GWG Holdings (exercised by its Special Committee of the Board of Directors or, if such committee is no longer in place, the appropriate governing body of GWG Holdings); provided that, if GWG Holdings exchanges less than all of the Preferred Series C purchase under the UPA, then, immediately after giving effect to such exchange, GWG Holdings shall be required to continue to hold Preferred Series C Unit Accounts with a capital account that is at least $10.0 million. The exchange price for such Ben Units shall be determined by third-party valuation agents selected by BCG and GWG Holdings.

During the three and six months ended September 30, 2021 there was no Preferred C issued by BCH related to this agreement.

4.	Investments, at Fair Value

Investments held by Ben or held by the Customer ExAlt Trusts are comprised of investments in alternative assets, public debt and equity securities (principally of a related party), other equity securities and put options. The composition of investments recorded at fair value by holder is included in the table below (in thousands):

	September 30, 2022		March 31, 2022
	Ben	Customer ExAlt	Ben	Customer ExAlt
Alternative assets	$—	$450,561	$—	$524,927
Public equity securities and option	15,194	26,860	13,625	56,144
Debt securities	588	72,792	624	77,669
Other equity securities	—	14,155	—	1,181

Total investments, at fair value	$15,782	$564,368	$14,249	$659,921

Investments in Alternative Assets held by the Customer ExAlt Trusts

The investments in alternative assets are held, either through direct ownership or through beneficial interests, by certain of the Customer ExAlt Trusts and consist primarily of limited partnership interests in various alternative investments, including private equity funds. These alternative investments are valued using net asset value (“NAV”) as a practical expedient. Changes in the NAV of these investments are recorded in investment income, net in our consolidated statements of comprehensive loss. The investments in alternative assets provide the economic value that ultimately collateralizes the ExAlt Loans that Ben Liquidity originates with the Customer ExAlt Trusts in liquidity transactions.

The NAV calculation reflects the most current report of NAV and other data received from firm/fund sponsors. If no such report has been received, Ben estimates NAV based upon the last NAV calculation reported by the investment manager and adjusts it for capital calls and distributions made in the intervening time frame. Ben also considers whether adjustments to the NAV are necessary, in certain circumstances, in which management is aware of specific material events, changes in market conditions, and other relevant factors that have affected the value of an investment during the period between the date of the most recent NAV calculation reported by the investment manager or sponsor and the measurement date. Public equity securities known to be owned within an alternative investment fund, based on the most recent information reported by the general partners, are marked to market using quoted market prices on the reporting date.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The underlying interests in alternative assets are primarily limited partnership interests. The transfer of the investments in private equity funds generally requires the consent of the corresponding private equity fund manager, and the transfer of certain fund investments is subject to rights of first refusal or other preemptive rights, potentially further limiting the ExAlt PlanTM from transferring an investment in a private equity fund. The majority (92 percent) of the investments are not subject to redemption with the funds. Distributions from funds are received as the underlying investments are liquidated. Timing of liquidation is currently unknown.

Portfolio Information

Our portfolio of alternative asset investments, held by certain of the Customer ExAlt Trusts by asset class of each fund as of September 30, 2022 and March 31, 2022, is summarized below (in thousands):

	Alternative Investments Portfolio Summary
	September 30, 2022		March 31, 2022
Asset Class	Value	Unfunded Commitments	Value	Unfunded Commitments
Venture Capital	$177,296	$2,969	$209,912	$3,035
Private Equity	171,342	48,115	199,280	55,269
Natural Resources	30,372	4,969	31,736	4,994
Private Real Estate	11,819	4,673	15,757	4,802
Other(1)	59,732	1,188	68,242	993

Total	$450,561	$61,914	$524,927	$69,093

(1)

“Other” includes private debt strategies and hedge funds. As of September 30, 2022, $37.1 million of the investments in this asset class are currently redeemable with no restrictions apart from the notice period. The redemption frequency ranges from weekly to quarterly and the redemption notice period ranges from 2 to 90 days.

As of September 30, 2022, the Customer ExAlt Trusts collectively had exposure to 313 professionally managed alternative asset investment funds, comprised of 1,063 underlying investments, 93 percent of which are investments in private companies.

Public Equity Securities

Investment in public equity securities primarily represents ownership by both Ben and certain of the Customer ExAlt Trusts in GWG Holdings combined with direct investments in other public companies. These investments are carried at fair value, which is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on financial instruments, net in the consolidated statements of comprehensive loss. As of September 30, 2022 and March 31, 2022, the fair value of the GWG Holdings’ common stock held by Ben and the Customer ExAlt Trusts is $24.7 million and $67.2 million, respectively. The fluctuation in the amount of GWG Holdings’ common stock between each period end is driven by the quoted market price. The decline in market price from March 31, 2022 to September 30, 2022, is due to a variety of factors, including GWG Holdings’ pending reorganization under the Chapter 11 Bankruptcy Code. The fair value of the investments in other public companies was $7.2 million and $2.5 million as of September 30, 2022 and March 31, 2022, respectively. Refer to Note 5 for a reconciliation of the gain (loss) on financial instruments, net for each of the periods presented herein.

On July 17, 2020, Ben, through its consolidated subsidiary, CT Risk Management, L.L.C, purchased put options for aggregate payments of $14.8 million. The options had an aggregate notional amount of

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

$300.0 million and were designed to protect the NAV of the interests in alternative assets that support the Collateral to the ExAlt Loan portfolio with the Customer ExAlt Trusts against certain market risk. Those options were sold in November 2021.

On April 1, 2022, Ben, through its consolidated subsidiary CT Risk Management, L.L.C., made aggregate payments of $5.0 million to purchase additional put options in the S&P 500 Index. The options have an aggregate notional amount of $141.3 million and are designed to protect the NAV of the interests in alternative assets that support the Collateral to the ExAlt Loan portfolio against certain market risk. Half of the notional expires in April 2024, while the other half expires in April 2025. On April 27, 2022, CT Risk Management, L.L.C., sold an equity interest for $2.4 million to the third-party involved in a participation loan transaction described in Note 6 and utilized the proceeds to purchase additional put options similar to the put options purchased on April 1, 2022. The put options are designed to protect the NAV of the interests in alternative assets, which generate the collateral to certain of the ExAlt Loans in Ben Liquidity’s loan portfolio or the loans related to the participation loan transaction and provide for distributions to the Customer ExAlt Trusts’ ultimate beneficiary, against market risk. For the six months ended September 30, 2022, Ben has recognized gains totaling $2.7 million on the put options, of which approximately $2.0 million is attributable to Ben or Ben’s loan portfolio, with the remainder attributable principally to the loan involved in the participation loan transaction.

The options are carried at fair value, which is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on financial instruments, net in the consolidated statements of comprehensive loss. As of September 30, 2022, the fair value of the options was $10.2 million. No options were held as of March 31, 2022. Refer to Note 5 for a reconciliation of the gain (loss) on financial instruments, net for each of the periods presented herein.

Debt Securities

Investments in debt securities primarily represent ownership in corporate debt securities, specifically, GWG Holdings’ L Bonds held by certain of the Customer ExAlt Trusts. Investments in debt securities also represent ownership in privately held debt securities. Investments in debt securities are classified and accounted for as available-for-sale, with unrealized gains and losses presented as a separate component of equity under the accumulated other comprehensive income (loss) line item.

The L Bonds have a maturity of August 8, 2023. A portion of GWG Holdings’ investment in the Ben Common Units, cash, or a combination thereof, may be used as consideration, at the option of GWG Holdings, for retiring the L Bonds upon a redemption event, which is at the option of the holder, or at the maturity of the L Bonds.

The amortized cost, estimated fair value, and unrealized gains and losses on investments in debt securities classified as available-for-sale as of September 30, 2022 and March 31, 2022 are summarized as follows:

	September 30, 2022
(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities (L Bonds)	$64,313	$11,069	$(5,468)	$69,914
Other debt securities	2,685	1,313	(532)	3,466

Total available-for-sale debt securities	$66,998	$12,382	$(6,000)	$73,380

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	March 31, 2022
(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities (L Bonds)	$76,934	$132	$(2,771)	$74,295
Other debt securities	2,685	1,313	—	3,998

Total available-for-sale debt securities	$79,619	$1,445	$(2,771)	$78,293

The table below indicates the length of time individual debt securities have been in a continuous loss position as of September 30, 2022 and March 31, 2022:

	September 30, 2022		March 31, 2022
	FairValue	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities (L Bonds):
Less than twelve months	$69,914	$5,468	$74,295	$2,771
Other debt securities:
Less than twelve months	2,468	532	—	—

Total available-for-sale debt securities with unrealized losses	$72,382	$6,000	$74,295	$2,771

The noncredit-related portion of the net unrealized gains of $9.5 million and $7.7 million for the three and six months ended September 30, 2022, respectively, was recognized as a component of accumulated other comprehensive income (loss). The noncredit-related portion of the net unrealized gains of $1.8 million for both three and six months ended September 30, 2021, was recognized as a component of accumulated other comprehensive income (loss).

During the three and six months ended September 30, 2022, the Company determined the credit-related portion of other-than-temporary impairment (“OTTI”) on its investment in debt securities was nil and $12.6 million, respectively, which is recorded in the provision for credit losses on the consolidated statements of comprehensive loss. The Company determined these losses were other-than-temporary as it does not expect to recover the entire amortized cost basis of the security. The Company determined there was no credit-related portion of OTTI on its investment in debt securities during the three and six months ended September 30, 2021.

The following table is a rollforward of credit-related OTTI recognized in earnings for the periods presented below:

(Dollars in thousands)	Three Months Ended September 30, 2022	Six Months Ended September 30, 2022
Balance, beginning of period	$31,277	$18,669
Increase in OTTI amounts previously recognized	13	12,621

Balance, end of period	$31,290	$31,290

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The contractual maturities of available-for-sale debt securities as of September 30, 2022 and March 31, 2022 are as follows:

	September 30, 2022		March 31, 2022
(Dollars in thousands)	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
Due in one year or less	$1,687	$2,468	$1,687	$3,000
Due in one to five years	64,313	69,914	76,934	74,295
No fixed maturity	998	998	998	998

	$66,998	$73,380	$79,619	$78,293

Other Equity Securities

Certain of the Customer ExAlt Trusts hold investments in equity securities that do not have a readily determinable fair value. These equity securities are measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The value of these equity securities was $14.2 million and $1.2 million as of September 30, 2022 and March 31, 2022, respectively. The increase in value is primarily due to new investments held as of September 30, 2022 that were not held as of March 31, 2022. Refer to Note 5 for a reconciliation of the gain (loss) on financial instruments, net for each of the periods presented herein, which reflects any upward or downward adjustments to these equity securities for the periods presented herein. There were no impairments to these equity securities during the three and six months ended September 30, 2022 and 2021.

5.	Fair Value Measurements

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

•	Level 1—Quoted prices for identical instruments in active markets that the reporting entity has the ability to access as of the measurement date.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

•

Level 3—Valuations for instruments with significant inputs that are significant and unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

This hierarchy requires the use of observable market data when available. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Investments that are valued using NAV as a practical expedient are excluded from this hierarchy.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of September 30, 2022 and March 31, 2022, the fair value of these investments using the NAV per share practical expedient was $450.6 million and $524.9 million, respectively. During the three months ended September 30, 2022 and 2021, a $17.1 million loss and $15.7 million gain, respectively, was recognized from changes in NAV, which is recorded within the investment income (loss), net, line item of our consolidated statements of comprehensive loss. During the six months ended September 30, 2022 and 2021, a $42.2 million loss and $17.5 million gain, respectively, was recognized from changes in NAV, which is recorded within the investment income (loss), net, line item of our consolidated statements of comprehensive loss.

Financial instruments on a recurring basis

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, on September 30, 2022 and March 31, 2022 are presented below.

	As of September 30, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity securities	$31,860	$—	$—	$31,860
Investment in put options	10,194	—	—	10,194
Investment in debt securities
Corporate debt securities (L Bonds)	—	69,914	—	69,914
Other debt securities	—	998	2,468	3,466
Liabilities:
Derivative liability	—	—	4,305	4,305

	As of March 31, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity securities	$69,769	$—	$—	$69,769
Investment in debt securities
Corporate debt securities (L Bonds)	—	74,295	—	74,295
Other debt securities	—	998	3,000	3,998
Liabilities:
Derivative liability	—	—	8,108	8,108

A reconciliation of gain (loss) on financial instruments, net for each of the periods presented herein is included in the tables below (in thousands):

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Public equity securities
Related party equity securities	$(27,759)	$35,408	$(42,564)	$37,135
Other public equity securities	505	—	(9)	—
Put options	980	231	2,744	(1,842)
Derivative liability	5,278	—	3,803	—
Other equity securities	(41)	—	2,968	—

Gain (loss) on financial instruments, net	$(21,037)	$35,639	$(33,058)	$35,293

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investment in debt securities

Corporate debt securities. As of September 30, 2022 and March 31, 2022, the fair value of these debt securities is calculated using quoted spreads for similar instruments observed in the fixed income market and is classified as a Level 2 investment in the fair value hierarchy.

Other debt securities. The fair value of these debt securities is calculated using the market approach adjusted for the recoverability of the security. The following table provides quantitative information about the significant unobservable inputs used in the fair value measure of the Level 3 other debt securities (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range	Median
September 30, 2022	$2,468	Market Approach	Enterprise value-to-revenue multiple	0.2x - 18.9x	0.90
March 31, 2022	$3,000	Market Approach	Enterprise value-to-revenue multiple	0.2x - 18.9x	1.8x

The following table reconciles the beginning and ending fair value of our Level 3 other debt securities:

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Beginning balance	$2,948	$1,709	$3,000	$1,709
Gains (losses) recognized in accumulated other comprehensive income (loss)(1)	(480)	1,808	(532)	1,808

Ending balance	$2,468	$3,517	$2,468	$3,517

(1)	Recorded in gain (loss) available-for-sale debt securities.

Derivative liability

The fair value of the contingent interest feature derivative liability, as discussed in Note 6, is estimated using industry standard valuation models. Level 3 inputs were utilized to value the expected future cash flows from the portfolio held by the Customer ExAlt Trust and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v), distribution rates, and vi) market discount rates. These expected future cash flows were bifurcated between base cash flows and enhanced return cash flows (i.e., the contingent interest) and then the enhanced cash flows were further discounted to arrive at the fair value for the contingent interest feature derivative liability. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Level 3 derivative liability at inception and period end (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Targets
September 30, 2022	$4,305	Discounted cash flow	Alternative asset beta to equity markets	0.51 - 1.69
			Alternative asset market discount rate	0.09
			Distribution rate	0.03 - 0.07
			Equity market risk premiums	0.07
			Net asset value volatilities	0.10 - 0.38
			Enhanced return discount rate	0.12
March 31, 2022	$8,108	Discounted cash flow	Alternative asset beta to equity markets	0.51 - 1.69
			Alternative asset market discount rate	0.08
			Distribution rate	0.03 - 0.07
			Equity market risk premiums	0.08
			Net asset value volatilities	0.09 - 0.38
			Enhanced return discount rate	0.12

The following table reconciles the beginning and ending fair value of our Level 3 derivative liability:

	Three Months Ended September 30, 2022	Six Months Ended September 30, 2022
Beginning balance	$9,583	$8,108
(Gains) losses recognized in earnings(1)	(5,278)	(3,803)

Ending balance	$4,305	$4,305

(1)	Recorded in gain (loss) on financial instruments, net.

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of September 30, 2022 and March 31, 2022, respectively.

Financial instruments on a non-recurring basis

There were no assets or liabilities measured at fair value on a non-recurring basis as of September 30, 2022 and March 31, 2022.

Carrying amounts and estimated fair values

Ben is required to disclose the estimated fair value of financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate those values. These fair value estimates are determined based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price at which a liability could be transferred. However, given there is no active market or observable market transactions for many of Ben’s financial instruments, Ben’s estimates of many of these fair values

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

The carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value as of September 30, 2022 and March 31, 2022, were as noted in the table below.

	As of September 30, 2022
(Dollars in thousands)	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	1	$18,005	$18,005
Restricted cash	1	3,680	3,680
Financial liabilities:
Customer ExAlt Trusts loan payable, net	2	60,076	64,404
Debt due to related parties	2	102,329	96,516
Accounts payable and accrued expenses	1	42,639	42,639

	As of March 31, 2022
(Dollars in thousands)	Level in Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	1	$70,588	$70,588
Restricted cash	1	5,517	5,517
Financial liabilities:
Customer ExAlt Trusts loan payable, net	2	65,674	64,811
Debt due to related parties	2	105,917	119,036
Accounts payable and accrued expenses	1	37,332	37,332

6.	Customer ExAlt Trust Loan Payable

On March 24, 2022, Ben Liquidity transferred a $72.5 million ExAlt Loan to a third-party in return for $72.5 million of cash. The loan participation transaction resulted in a third party now holding the transferred ExAlt Loan, which was previously eliminated in consolidation against the loan payable issued by a Customer ExAlt Trust for financial reporting purposes. Accordingly, the loan payable issued by the Customer ExAlt Trusts is no longer eliminated upon consolidation for financial reporting purposes and is reflected in the Customer ExAlt Trust loan payable line item on the consolidated statements of financial condition.

The Customer ExAlt Trust Loan Payable does not have scheduled principal or interest payments due prior to its maturity date of December 7, 2033. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. A pro-rata portion of the cash flows from $352 million of alternative assets acquired by the Customer ExAlt Trusts on December 7, 2021 are the sole source of cash flows to be used by the Customer ExAlt Trusts to satisfy its obligations under the terms of the loan agreement. Ben and its subsidiaries have no obligation or other requirements to repay the Customer ExAlt Trust loan payable should the pro-rata cash flows from the $352 million of alternative assets associated with the loan be insufficient to pay all contractual obligations owed under the terms of the loan agreement.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Customer ExAlt Trust loan payable bears interest at 12% per annum. The loan agreement includes a contingent interest feature whereby additional interest could be owed up to a maximum rate of 21% under certain circumstances, dependent principally on the cash flows generated by the pro rata portion of the underlying collateral. As the contingent interest feature is not based on creditworthiness, such feature is not clearly and closely related to the host instrument and is therefore bifurcated and recognized as a derivative liability with a resulting debt discount at inception. The fair value of the contingent interest derivative liability was $4.3 million and $8.1 million as of September 30, 2022 and March 31, 2022, respectively, and is recognized as a component of the Customer ExAlt Trust loan payable in the consolidated statement of financial condition. The related net gain of $5.3 million and $3.8 million is reflected in gain (loss) on financial instruments, net in the consolidated statements of comprehensive loss for the three and six months ended September 30, 2022, respectively. The amortization of the debt discount, which is reflected as a component of interest expense in the consolidated statements of comprehensive loss, was $0.1 million and $0.5 million for the three and six months ended September 30, 2022, respectively.

As of September 30, 2022 and March 31, 2022, the outstanding principal, including interest paid-in-kind, was $62.5 million and $64.8 million, respectively. The balance reflected on the consolidated statement of financial condition as of September 30, 2022 and March 31, 2022, was $60.1 million and $65.7 million, respectively, net of the contingent interest derivative liability of $4.3 million and $8.1 million, respectively, and unamortized debt discount of $6.7 million and $7.2 million, respectively. The unamortized debt discount had a remaining amortization period of approximately 11.19 years and effective interest rate of 13.89% as of September 30, 2022.

7.	Debt Due to Related Parties, Net

As of September 30, 2022 and March 31, 2022, the Company’s debt due to related parties consisted of the following:

(Dollars in thousands)	September 30, 2022	March 31, 2022
First Lien Credit Agreement	$21,345	$21,298
Second Lien Credit Agreement	73,272	73,120
Other borrowings	2,024	2,747
Unamortized debt premiums	5,688	8,752

Total debt due to related parties	$102,329	$105,917

First and Second Lien Credit Agreements

On August 13, 2020, Ben, through its subsidiary Beneficient Capital Company II, L.L.C. (formerly known as Beneficient Capital Company, L.L.C.) (“BCC”), executed the Second Amended and Restated First Lien Credit Agreement (“First Lien Credit Agreement”) and the Second Amended and Restated Second Lien Credit Agreement (“Second Lien Credit Agreement) collectively, (the “Second A&R Agreements”) with its lender, HCLP Nominees, L.L.C (“HCLP” or the “lender”), to amend its First Lien Credit Agreement and Second Lien Credit Agreement dated September 1, 2017 and December 28, 2018, respectively. The interest rate on each loan under the Second A&R Agreements is 1-month LIBOR plus 8.0%, with a maximum interest rate of 9.5%.

As part of Ben’s formative transactions in 2017, the First Lien Credit Agreement proceeds were loaned by HCLP to a subsidiary of Ben. Ben’s subsidiary then loaned the amount on to the Customer ExAlt Trusts so that the Customer ExAlt Trusts could acquire investments in alternative assets purchased from certain other constituent trusts of the formative ExAlt PlanTM of which MHT Financial was named the beneficiary (such

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

trusts, the “2017-18 Exchange Trusts”. Refer to the Common Units section of Note 9 for further information. As discussed in Note 12, the balance of this related party debt at the time of Ben’s September 1, 2017 commencement of Ben’s commercial operations reduced the balance of the preferred equity held by Ben’s Founders.

The Second A&R Agreements have been further amended from time to time to extend the maturity date and defer principal and interest payments, among other things. In connection with the amendments to the Second A&R Agreements, Ben agreed to pay extension fees on a percentage of the amount outstanding under the credit agreements as of the date of the respective amendment.

On December 1, 2021, Ben executed a binding term sheet with HCLP, in which HCLP agreed to return up to $20.0 million of principal and interest payments (the “Returned Amount”) previously made by BCG pursuant to the Second A&R Agreements. The Returned Amount was applied to, and increased the outstanding principal balance of, the First Lien Credit Agreement. HCLP returned $17.95 million to BCG on December 1, 2021, and the remainder of the Returned Amount is available for return to BCG at its discretion. BCH used a portion of such payment to redeem GWG’s Preferred C.0 Unit Accounts as further described in Note 9. BCG agreed to pay HCLP an amendment fee of $1.0 million as well as HCLP’s legal fees incurred in connection with the amendment.

On March 24, 2022, Ben executed Consents and Amendments No. 4 to the Second A&R Agreements with its lender, which, among other things, (i) deferred the payment of accrued and unpaid interest to March 24, 2022, (ii) evidenced the terms agreed to in the December 1, 2021 term sheet discussed above, (iii) extended the maturity date of the loans to August 31, 2023, and (iv) established revised installment payments for each loan of $5.0 million due on May 10, 2022, August 10, 2022, December 10, 2022, and March 10, 2023, so long as each payment does not cause the Company to incur a going concern, and (v) amended the occurrence of an event of default to require notice from HCLP on almost all potential defaults listed under the Second A&R Agreements. In addition, Ben agreed to pay fees totaling approximately 6.5% of the outstanding principal before giving effect to the amendments.

In connection with the term sheet executed on December 1, 2021 and Consents and Amendments No. 4 to the Second A&R Agreements, Ben recorded a $19.5 million loss on extinguishment of debt during the year ended December 31, 2021, which was reflected in the loss on extinguishment of debt line item on the consolidated statements of comprehensive loss. Through September 30, 2022, all required principal and interest payments due under the Second A&R Agreements have been paid.

In connection with the Second A&R Agreements, Beneficient Holdings, Inc. (“BHI”), which owns a majority of the Class S Ordinary Units, BCH Preferred A.1, and FLP Subclass 1 Unit Accounts issued by BCH, will grant certain tax-related concessions to the Lender as may be mutually agreed upon between the parties. In exchange for the tax- related concessions, 5% of BHI’s BCH Preferred A.1, which will be held by the Lender, may convert to BCH Preferred A.0. In addition, recipients of a grant of BCH Preferred A.1 from BHI will have the right to put an amount of BCH Preferred A.1 to Ben equal to any associated tax liability stemming from any such grant; provided that the aggregated associated tax liability shall not relate to more than $30.0 million of grants of BCH Preferred A.1 from BHI; and provided, further, that such a put could not be exercised prior to July 1, 2021. A liability of $3.8 million was recorded for the put right as of March 31, 2022 related to the BHI Grants (as defined in Note 8). No such liability existed as of September 30, 2022 as the liability was settled for cash during June 2022.

The Second A&R Agreements and ancillary documents contain covenants that (i) prevent Ben from issuing any securities senior to the BCH Preferred A.0 or BCH Preferred A.1 Unit Accounts; (ii) prevent Ben from incurring additional debt or borrowings greater than $10.0 million, other than trade payables, while the loans are outstanding; and (iii) prevent, without the written consent of the lender, GWG Holdings from selling, transferring, or otherwise disposing of any BCH Preferred A.1 held as of May 15, 2020, other than to its subsidiary GWG DLP Funding V, LLC. As of September 30, 2022, the Company was in compliance with all covenants.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Maturities of principal on the debt due to related parties for the next five fiscal years ending March 31 are as follows:

(Dollars in thousands)	Debt Due to Related Parties
2023	$2,024
2024	94,617
2025	—
2026	—
2027	—

8.	Share-based Compensation

As of September 30, 2022 and March 31, 2022, the Company has outstanding share-based awards under the Beneficient Management Partners, L.P. (“BMP”) Equity Incentive Plan, the Ben Equity Incentive Plan, and BCH Preferred A.1 Unit Accounts, as more fully described below.

BMP Equity Incentive Plan

The Board of Directors of Ben Management, Ben’s general partner, adopted the BMP Equity Incentive Plan in 2019. Under the BMP Equity Incentive Plan, certain directors and employees of Ben are eligible to receive equity units in BMP, an entity affiliated with the Board of Directors of Ben Management, in return for their services to Ben. The BMP equity units eligible to be awarded to employees is comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”).

The BMP Equity Units include awards that fully vest upon grant and awards that are subject to service-based vesting of a four-year period from the date of hire. Expense associated with the vesting of these awards is based on the fair value of the BMP Equity Units on the date of grant. Compensation cost is recognized for the granted awards on a straight-line basis using the graded vesting method, and forfeitures are accounted for at the time that such forfeitures occur. Expense recognized for these awards is specially allocated to certain holders of redeemable noncontrolling interests. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BMP Equity Units equivalents equal to at least 25% of their cumulatively granted awards that have the minimum retained ownership requirement. The awards are generally non-transferable. Awards under the BMP Equity Incentive Plan that vest ultimately dilute Ben’s Common Unitholders.

The fair value of the BMP Equity Units was determined on the grant-date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows are then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption, and for lack of marketability given the underlying units of the awards are not publicly traded.

The table below summarizes the key inputs used in the valuation of the BMP Equity Units granted during each of the periods ended below:

	Range of Targets
Unobservable Inputs	Six months ended September 30, 2022	Six months ended September 30, 2021
Expected term in years	4	4
Discount rate	32.1%	32.1%
Discount for lack of marketability	23.1%	23.1%
Long-term growth rate (after discrete projection period)	2.5%	2.5%

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The expected term represents the average estimated time that a recipient will be an employee of Ben and thus eligible to participate fully in the BMP Equity Incentive Plan. The discount rate is based on a modified capital asset pricing model, which includes certain observable market inputs and other data for an identified group of comparable public companies. The discount for lack of marketability is based on a Finnerty put-option model, which similarly includes certain observable market inputs and other data for an identified group of comparable public companies. The long-term growth rate is the estimated growth rate of the earnings related to BMP Equity Units that is applied to the years subsequent to Ben’s discrete cash flow periods.

Ben Equity Incentive Plan

The Board of Directors of Ben Management, BCG’s general partner, adopted the Ben Equity Incentive Plan in September 2018. Under the Ben Equity Incentive Plan, Ben is permitted to grant equity awards in the form of restricted equity units (“REUs”), representing ownership interests in BCG Common Units. Settled awards under the Ben Equity Incentive Plan dilute BCG’s Common Unitholders. The total number of BCG Common Units that may be issued under the Ben Equity Incentive Plan is equivalent to 15% of the number of fully diluted BCG Common Units outstanding, subject to annual adjustment. All awards are classified in equity upon issuance.

Awards are generally subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards are expected to be fully vested upon grant date, both subject to the completion of certain performance conditions. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BCG Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

For the awards granted during calendar years 2021 and 2022, we utilized valuation techniques consisting of the income approach and market approach.

During the third quarter of 2020, 515,000 units were granted to a senior partner director subject to a performance condition. The performance condition has not been met as of September 30, 2022. As the performance condition of the grant is based on a liquidity event, recognition of the related compensation cost is deferred until the condition is met. Total unrecognized compensation cost related to this award is approximately $6.4 million as of September 30, 2022.

Effective April 1, 2022, Ben granted 410,102 REUs to employees and a certain director, 19,457 of which have been forfeited. Awards will generally be subject to service-based vesting over a multi-year period from the grant date, subject to a performance condition. The performance condition has not been met as of September 30, 2022. As the performance condition of the grant is based on a liquidity event, recognition of the related compensation cost is deferred until the condition is met. Total unrecognized compensation cost related to these awards is approximately $4.9 million as of September 30, 2022.

Preferred Equity

On April 1, 2022, a certain director was assigned BCH Preferred A.1 with a grant date of December 31, 2021 and having an account balance of $5.7 million (the “Initial Grant”). Further, effective as of April 3, 2022, the director was assigned additional BCH Preferred A.1 (the “Additional Grant”) with a grant date of December 31, 2021 and having an account balance of $3.8 million. The Initial Grant is subject to a service condition, which requires compensation cost to be recognized over the explicit, substantive service vesting period that extends after the grant date. The Additional Grant was fully vested upon issuance.

The Initial Grant is subject to a service condition, which requires compensation cost to be recognized over the explicit, substantive service vesting period that extends after the grant date. The Additional Grant was

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

fully vested upon issuance. As such, $7.2 million of compensation expense was recognized during the year ended December 31, 2021 related to these grants.

In order to provide that certain director with cash to cover any tax liability arising from the BHI Grants, BCH and the director entered into that certain Unit Account Redemption Agreement, effective as of April 3, 2022, whereby BCH is required to purchase and redeem from that certain director all of the BCH Preferred A.1 granted to the director pursuant to the BHI Tax Grant for a purchase price of $3.8 million, in cash. Such redemption occurred in full on June 10, 2022.

The following table summarizes the award activity, in units, for the BMP and Ben Equity Incentive Plans during the six months ended September 30, 2022:

	BMP		REU
(units in thousands)	Units	Weighted Average Grant Date Fair Value per Unit	Units	Weighted Average Grant Date Fair Value per Unit
Balance, March 31, 2022	1,118	$9.78	1,503	$12.50

Granted during the period	35	10.67	367	12.50
Vested during the period	(435)	9.70	(323)	12.50
Forfeited during the period	(46)	10.19	(58)	12.50

Balance, September 30, 2022	672	$9.86	1,489	$12.50

The following table presents the components of share-based compensation expense, included in employee compensation and benefits, recognized in the consolidated statements of comprehensive loss for the three and six months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Six Months Ended September 30,
(dollars in thousands)	2022	2021	2022	2021
BMP equity units	$1,198	$1,923	$2,700	$3,679
Restricted equity units	1,253	1,959	2,686	3,765
Preferred equity	286	—	858	—

Total share-based compensation	$2,737	$3,882	$6,244	$7,444

Unrecognized share-based compensation expense, excluding the expense related to the REU performance award discussed above, totaled $10.1 million as of September 30, 2022, which we expect to recognize based on scheduled vesting of awards outstanding at September 30, 2022.

The following table presents the share-based compensation expense expected to be recognized over the next five fiscal years ending March 31 for awards outstanding, excluding the REU award subject to the performance condition discussed above, as of September 30, 2022:

(dollars in thousands)	BMP	REU	Total
Six months ending 2023	$1,719	$1,837	$3,556
2024	2,164	2,619	4,783
2025	662	764	1,426
2026	256	123	379
2027	—	—	—

Total	$4,801	$5,343	$10,144

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9.	Equity

Below is a description of the outstanding classes of the equity of the Company, including quasi-equity amounts that are required to be reported as temporary equity between the liabilities and equity sections on the consolidated statements of financial condition. The 7th Amended and Restated LPA of BCH (“BCH LPA”) and 3rd Amended and Restated LPA of BCG (“BCG LPA”), govern the terms of these equity securities, as applicable. BCG, as the general partner of BCH, and BHI, as the limited partner holding a majority interest of the BCH Preferred A.1, entered into the First Amendment to the BCH LPA, effective as of December 7, 2021 (the “BCH LPA Amendment”). The Company’s governing documents authorize the issuance of additional classes of equity. All equity interests are limited partnership interests.

Common Units

As of September 30, 2022 and March 31, 2022, BCG had a total of 67,486 Common Units (in thousands) issued and outstanding. As limited partner interests, these units are generally non-voting and do not entitle the limited partner to participate in the management of the Company’s business and affairs. For each Common Unit issued by BCG, BCG owns one unit of the Class A issued by BCH. The Class A Unit is entitled to share in the profits of BCH.

Ben’s common equity units were first issued on September 1, 2017 as part of the commencement of Ben’s commercial operations when Ben’s first outside third-party investor, through the 2017-18 Exchange Trusts, purchased Ben’s common equity units. Ben used a portion of the proceeds from the issuance of these common equity units to retire a series of six loan agreements with our founder or entities related to our founder, in addition to other payables with our founder or related entities. The amounts used by the 2017-18 Exchange Trusts to acquire the Ben common units were generated by the 2017-18 Exchange Trust from its sale of alternative investment assets to the Customer ExAlt Trusts as part of Ben’s transactions in 2017. A portion of the funds used by the Customer ExAlt Trusts to acquire these alternative investment assets included amounts borrowed by the Customer ExAlt Trusts from a subsidiary of Ben, which in turn borrowed the amount pursuant to the First Lien Credit Agreement as described in Note 7.

Redeemable Preferred Equity:

Preferred Series B Subclass 1 Unit Accounts

The Preferred Series B Subclass 1 Unit Accounts of BCG (“BCG Preferred B.1”) are allowed to be issued pursuant to the BCG LPA. The Preferred Series B Subclass 1 Unit Accounts of BCH (“BCH Preferred B.1”) are allowed to be issued pursuant to the BCH LPA. The BCG Preferred B.1 will correspond to the BCH Preferred B.1 to be issued by BCH to BCG, as the sole holder of the BCH Preferred B.1. Upon BCG’s receipt of any allocation, distribution, or return of capital on the BCH Preferred B.1, BCG will make a corresponding allocation, distribution, or return of capital to the holders of the BCG Preferred B.1 in accordance with the BCG LPA. Refer to the Company’s fiscal 2022 financial statements for additional terms of BCG Preferred B.1.

BCG Preferred B.1 have not been issued as of September 30, 2022.

Preferred Series B Subclass 2 Unit Accounts

The BCG LPA allows for the creation of Preferred Series B Subclass 2 Unit Accounts of BCG (“BCG Preferred B.2”). The BCH LPA allows for the creation of Preferred Series B Subclass 2 Unit Accounts of BCH (“BCH Preferred B.2”). The BCG Preferred B.2 correspond to the BCH Preferred B.2 issued by BCH to BCG,

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

as the sole holder of the BCH Preferred B.2. The BCH Preferred B.2 are entitled to certain distributions and income allocations. Upon BCG’s receipt of any allocation, distribution, or return of capital on the BCH Preferred B.2, BCG will make a corresponding allocation, distribution, or return of capital to the holders of the BCG Preferred B.2 in accordance with the BCG LPA.

Pursuant to the terms of the BCH LPA Amendment, the definition for “Preferred Series B Subclass 2 Preferred Return Amount” was amended such that holders of Preferred B.2 would recognize a preferred return on their Preferred B.2 immediately, solely for U.S. GAAP purposes, instead of recognizing such returns upon any Initial Listing Event or return of capital. Further, the BCH LPA Amendment provided that the Preferred Series B Subclass 2 Preferred Return accrued each quarter would be reflected on the U.S. GAAP capital accounts related to each Preferred B.2 Unit Account on the last business day of each quarter. To the extent that the Preferred Series B Subclass 2 Preferred Return Amount exceeds the U.S. GAAP earnings of BCH, such excess Preferred Series B Subclass 2 Preferred Return Amount will be deducted, on a pro rata basis, from the U.S. GAAP capital account of the Preferred Series A.1 Unit Accounts. During the three and six months ended September 30, 2022, Ben accrued $9.6 million and $18.8 million, respectively, for the Preferred B.2 preferred return, which was recognized in the Preferred B.2 balance per the BCH LPA Amendment.

Upon an Initial Listing Event, each BCH Preferred B.2 Unit Account shall be cancelled and converted into a certain number of BCG’s Common Units, dependent on certain other conditions being met. Similarly, upon an Initial Listing Event, the BCH Preferred B.2 Unit Accounts held by BCG will be cancelled and converted into a certain number of BCH Class A Units, dependent on certain other conditions being met. The BCG Preferred B.2 are convertible into BCG Common Units using the formula of the investor’s initial Preferred Series B.2 capital account balance plus any accrued and unpaid preferred return through the date of conversion divided by 80% or 85% of the initial public listing price (depending on the date of the initial public listing).

Other allocations, distributions or returns of capital may be made subject to the provisions of the BCH LPA and BCG LPA. Additionally, holders of BCG Preferred B.2 may be entitled to a return of capital, pending certain conditions, on December 31, 2025.

With respect to BCG, upon its sale, liquidation, dissolution or winding up, the BCG Preferred B.2 will rank (a) junior to the BCG Preferred B.1 and (b) senior to all other currently issued and outstanding classes and series of BCG’s preferred units and common units (i.e., BCG’s Common Units), but, because BCG has a holding company structure, the BCG Preferred B.2 will be structurally subordinated to interests in BCH. With respect to BCH, upon its sale, liquidation, dissolution or winding up, the BCH Preferred B.2 held by BCG will be entitled to distributions pursuant to an effective ranking of (a) junior to certain guaranteed payments to the holders of the BCH Preferred A.0, any required distributions to the holders of the FLP 3 Unit Accounts, (b) junior to the BCH Preferred A.0, (c) junior to the BCH Preferred B.1, (d) junior to the BCH Preferred C.0; (e) pari passu and pro rata with the BCH Preferred A.1, and (f) senior to all other currently issued and outstanding classes and series of BCH’s preferred units and common units. Upon payment to BCG as the holder of the BCH Preferred B.2 in an amount equal to the positive amount of the capital account balance attributable to the BCH Preferred B.2, the BCH Preferred B.2 will be cancelled.

On November 29, 2021, GWG Holdings converted its capital account balance of $319.0 million in BCH Preferred A.1 to an equal amount of BCG Preferred B.2. Such conversion was accounted for as an extinguishment of the BCH Preferred A.1 and a new issuance of BCG Preferred B.2, which resulted in an increase in GWG Holdings’ interest in Ben’s preferred equity by $46.2 million during the year ended December 31, 2021. On December 7, 2021, $352.6 million of BCG Preferred B.2 were issued in exchange for an investment in alternative assets of the same aggregate net asset value. In addition, BCG granted the purchasers of such securities certain registration rights and, if the initial registration statement under such

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

registration rights has not been declared effective by June 30, 2023, the right to put the BCG Preferred B.2 to BCG for an amount equal to the corresponding capital account balance as of the date of exercise of such put right, subject to certain limitations. During the six months ended September 30, 2022, $1.4 million of BCG Preferred B.2 was redeemed for cash.

The BCG Preferred B.2 are recorded in the consolidated statements of financial condition in the redeemable preferred equity line item.

Redeemable Noncontrolling Interests:

Preferred Series A Subclass 0 Unit Accounts

On July 15, 2020, BCH amended its limited partnership agreement in a 5th Amended and Restated LPA, which created a new subclass of Preferred Series A Unit Accounts (the “BCH Preferred A.0”). On November 29, 2021, the

BCH Preferred A.0 were modified pursuant to the BCH LPA. On December 1, 2021, following the effectiveness of the Seventh Amended and Restated LPA of BCH, $251.7 million of the current outstanding capital accounts of BCH Preferred A.1 were automatically converted to BCH Preferred A.0, with the exception of the capital accounts held by GWG Holdings. Such conversion was accounted for as an extinguishment of the BCH Preferred A.1 and issuance of Preferred A.0, which resulted in a deemed contribution of $1.7 million to the Company during the year ended December 31, 2021.

The BCH Preferred A.0 previously received the same rate of preferred return on a quarterly basis as the other Preferred Series A subclasses of BCH. Under the BCH LPA, the BCH Preferred A.0 ceased to receive any form of preferred return. Instead, the BCH Preferred A.0 receives a quarterly guaranteed payment calculated as 6% of the BCH Preferred A.0’s initial capital account balance on an annual basis, or 1.50% per fiscal quarter. The Preferred A.0 will no longer receive any allocations of profits, except to recoup losses previously allocated. The guaranteed payment to BCH Preferred A.0 is not subject to available cash and has priority over all other distributions made by BCH. On December 1, 2021, BCH and the holders of the BCH Preferred A.0 entered into an agreement to defer the guaranteed payment to August 31, 2023; provided that such a guaranteed payment may be made prior to August 31, 2023 if the Audit Committee of the Board of Directors of Ben Management, determines that making such payment, in part or in full, would not cause Ben to incur a going concern issue. The guaranteed payment accrual totaled $12.8 million and $5.1 million as of September 30, 2022 and March 31, 2022, respectively, and is included in the accounts payable and accrued expenses line item of the consolidated statements of financial condition.

Additionally, the BCH Preferred A.0 will have the ability under the BCH LPA to elect, by a majority of holders of BCH Preferred A.0, to receive a full return of capital senior to any other security if an event causing mandatory returns of capital occurs.

The BCH Preferred A.0 can be converted into Class S Units at the election of the holder, at a price equal to (x) prior to the initial public listing, the per common unit fair market value as determined by the general Partner and (y) following the initial public listing, the lesser of (i) $10 and (ii) if the common units are listed on a national securities exchange, the volume-weighted average closing price of a common unit as reported on the exchange on which the common units are traded for the twenty (20) days immediately prior to the applicable exchange date, or if the common units are not listed on a national securities exchange, then the volume-weighted average closing price of a security traded on a national securities exchange or quoted in an automated quotation system into which the common units are convertible or exchangeable for the twenty (20) days immediately prior to the applicable exchange date.

Finally, a holder of BCH Preferred A.0, subsequent to January 1, 2023, may elect to require a redemption by BCH of up to 12.5% of his or her respective BCH Preferred A.0 Capital Account for any rolling twelve-month

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

period; provided that such holder shall not be permitted to redeem more than 50% of such holder’s BCH Preferred A.0 Capital Account in the aggregate. Subsequent to January 1, 2023, if a holder of BCH Preferred A.0 continues to hold BCH Preferred A.1, such holder may elect on a quarterly basis to convert additional BCH Preferred A.1 held by such holder to BCH Preferred A.0 up to an amount equal to 12.5% of such holder’s initial BCH Preferred A.0 capital account; provided that such holder’s post-conversion capital account balance in respect of all BCH Preferred A.0 held by such holder does not exceed such holder’s initial BCH Preferred A.0 capital account.

The BCH Preferred A.0 Unit Accounts are recorded in the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Preferred Series A Subclass 1 Unit Accounts

The BCH Preferred A.1 Unit accounts are issued by BCH and are non-participating and convertible on a dollar basis.

In 2019, BCH Preferred A.1 holders signed an agreement to forbear the right to receive an annualized preferred return in excess of a rate determined materially consistent with the methodology below. The forbearance agreement expired on June 30, 2021. Thus, the income allocation methodology for periods until June 30, 2021 was as follows:

•	First, BCG, as the sole holder of Class A Units issued by BCH is allocated income from BCH to cover the expenses incurred solely by Ben;

•

Second, the remaining income at BCH is allocated 50% to the aggregate of Class A Units and Class S Ordinary Units and 50% to Preferred Series A Subclass 1 Unit Accounts, until the BCG Common Units receive a 1% annualized return on the Common Unit account balance;

•

Third, after the 1% annualized return to the BCG Common Unit is achieved, additional income is allocated to the Preferred Series A until the Preferred Series A is allocated the amount required under the LPA, (as amended); and

•	Finally, any remaining income is allocated under the terms of the current LPA (pro-rata between the Class A Units and Class S Ordinary Units).

The allocation of profits and losses after the expiration of the forbearance agreement follows the terms set forth in the LPA.

The weighted average preferred return rate for the three months ended September 30, 2022 and 2021 was approximately 1.32% and 0.52%, respectively. The weighted average preferred return rate for the six months ended September 30, 2022 and 2021 was approximately 1.72% and 0.43%, respectively. No amounts have been paid to the BCH Preferred A.1 holders related to the preferred return from inception through September 30, 2022, and any amounts earned have been accrued and are included in the balance of redeemable noncontrolling interests presented on the consolidated statements of financial condition. Additionally, certain BCH Preferred A.1 holders agreed to be specially allocated any income or losses associated with the BMP Equity Incentive Plan, and certain other costs.

Upon an election, a holder of BCH Preferred A.1 will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account, as limited by the annual conversion amount (as defined in the LPA), associated with the BCH Preferred A.1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Ben and (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the BCH Preferred A.1 have not been converted and if Ben has not completed a public listing, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional BCH Preferred A.1 until all such BCH Preferred A.1 have been redeemed. The BCH Preferred A.1 are subject to certain other conversion and redemption provisions.

The BCH LPA also includes certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to i) issue any new equity securities and ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit Accounts or the Preferred Series B Unit Accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit Accounts and the Preferred Series B Unit Accounts, incur any additional long-term debt unless i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the interests in alternative assets supporting the Collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at BCG, BCH and its subsidiaries.

As discussed above, on November 29, 2021, GWG Holdings converted its capital account balance of $319.0 million in BCH Preferred A.1 to an equal amount of BCG Preferred B.2, resulting in a deemed dividend to GWG Holdings of $46.2 million during the year ended December 31, 2021. Additionally, on November 29, 2021, the BCH Preferred A.1 were modified pursuant to the BCH LPA, which was accounted for as an extinguishment, resulting in a deemed contribution of $12.5 million to the Company for the year ended December 31, 2021.

The BCH Preferred A.1 are recorded in the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Noncontrolling Interests:

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in the Customer ExAlt Trusts that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and for any distributions that are paid.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following tables present a rollforward of the noncontrolling interests for the three and six months ended September 30, 2022:

	Noncontrolling Interests
(Dollars in thousands)	Trusts	Class S Ordinary	Class S Preferred	FLP	Preferred Series C	Class A of CT	Total Noncontrolling Interests
Balance, June 30, 2022	$(27,973)	$63,328	$856	$—	$205,759	$2,440	$244,410

Net income (loss)	(72,843)	(1,781)	—	3,166	—	5	(71,453)
Noncontrolling interest reclass	—	1,116	1,117	(2,233)	—	—	—
Distribution to noncontrolling interest	—	—	—	—	—	(131)	(131)
Distributions payable to noncontrolling interest holder	(14)	—	—	—	—	—	(14)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(933)	—	—	(933)

Balance, September 30, 2022	$(100,830)	$62,663	$1,973	$—	$205,759	$2,314	$171,879

	Noncontrolling Interests
(Dollars in thousands)	Trusts	Class S Ordinary	Class S Preferred	FLP	Preferred Series C	Class A of CT	Total Noncontrolling Interests
Balance, March 31, 2022	$982	$69,831	$1,316	$—	$205,759	$—	$277,888

Net income (loss)	(101,554)	(7,825)	—	3,166	—	15	(106,198)
Noncontrolling interest reclass	—	1,116	1,117	(2,233)	—	—	—
Payment of employee payroll taxes on restricted equity units	—	(459)	(460)	—	—	—	(919)
Distribution to noncontrolling interest	—	—	—	—	—	(131)	(131)
Noncash issuance of noncontrolling interest	299	—	—	—	—	—	299
Distributions payable to noncontrolling interest holder	(557)	—	—	—	—	—	(557)
Reclass of allocated income for FLP Subclass 3 to payable	—	—	—	(933)	—	—	(933)
Issuance of noncontrolling interest	—	—	—	—	—	2,430	2,430

Balance, September 30, 2022	$(100,830)	$62,663	$1,973	$—	$205,759	$2,314	$171,879

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Preferred Series C Subclass 0 Unit Accounts

The BCH Preferred C.0 are non-participating and convertible on a basis consistent with the UPA discussed in Note 3. Account holders are entitled to a compounded quarterly preferred return based on a fraction, the numerator of which is (a) the sum of an inflation adjustment amount, plus (1) 0.5% prior to the initial public listing and (2) 0.75% following the initial public listing, and the denominator of which is (b) 1 minus the means of the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitations described in Sections 67 and 68 of the Code, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), based on the Partnership’s most recently filed IRS form 1065, and (c) multiplied by 80%.

The BCH Preferred C.0 are senior to all other classes of preferred equity other than (i) the BCH Preferred A.0 Unit Accounts in terms of ordinary distributions, and (ii) the BCH Preferred Series A.0 and Preferred Series B Unit Accounts in terms of allocations of profits and liquidation. The only conversion, redemption, or exchange rights available to the BCH Preferred C.0 are those rights afforded in accordance with the UPA, described in Note 3, or such similar agreement.

While any amount of Preferred Series C (Subclass 0 or 1) Unit Accounts is outstanding, BCH cannot make any distributions, other than tax distributions and redemptions, distributions upon a liquidation of BCH, and distributions of net consideration received from a sale of BCH, without the prior consent of a majority in interest of the holders of the Preferred Series C (Subclass 0 or 1) Unit Accounts.

On November 23, 2021, an initial capital account balance of $14.8 million was created upon the conversion from BCH Preferred Series C.1, as described below. Such conversion was accounted for as an extinguishment, at par. On December 1, 2021, Ben redeemed the entire $14.8 million for cash.

Preferred Series C Subclass 1 Unit Accounts

The BCH Preferred C.1 Unit Accounts are non-participating and convertible on a basis consistent with the Preferred Series C UPA discussed in Note 3. Account holders are entitled to a compounded quarterly preferred return based on a fraction, the numerator of which is (a) the sum of an inflation adjustment amount, plus (1) 0.5% prior to the initial public listing and (2) 0.75% following the initial public listing, and the denominator of which is (b) 1 minus the means of the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitations described in Sections 67 and 68 of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes), based on the Partnership’s most recently filed IRS form 1065.

BCH calculates two Preferred C.1 capital accounts: the Liquidation Capital Account and the Conversion Capital Account. In calculating the Conversion Capital Account, the Preferred C.1 Unit Accounts are allocated profits and losses junior to the Preferred A.1 Unit Accounts. In calculating the Liquidation Capital Account, the Preferred Series C.1 Unit Accounts is allocated profits and losses pari passu with the Preferred A.1 Unit Accounts.

Following the exchange of any BCH Preferred C.1 Unit Accounts into BCG Common Units under the UPA described in Note 3, the excess of the profits and losses allocated to the BCH Preferred C.1 under the Liquidation Capital Account over the Conversion Capital Account will be deemed the “Excess Amount”.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Following the creation of an Excess Amount, profit or income or gain will be specially allocated at each tax period in accordance with the principals of Treasury Regulation Section 1.704-1(b)(4)(x), to the BCH Preferred A.1, prior to any amount of profit, income or gain being allocated to any other class of units (other than the BCH Preferred A.0) or limited partners until such special allocations equal, in the aggregate, such Excess Amount.

The only conversion, redemption, or exchange rights available to the BCH Preferred C.1 are those rights afforded in accordance with the Preferred Series C UPA, described in Note 3, or such similar agreement.

While any amount of Preferred Series C (Subclass 0 or 1) Unit Accounts are outstanding, BCH cannot make any distributions, other than tax distributions and redemptions, distributions upon a liquidation of BCH, and distributions of net consideration received from a sale of BCH, without the prior consent of a majority in interest of the holders of the Preferred Series C (Subclass 0 or 1) Unit Accounts.

The weighted average preferred return rate for the three months ended September 30, 2022 and 2021 was approximately 1.32% and 0.52%, respectively. The weighted average preferred return rate for the six months ended September 30, 2022 and 2021 was approximately 1.72% and 0.43%, respectively. No amounts have been paid to the BCH Preferred C.1 holders related to the preferred return since issuance through September 30, 2022, and any amounts earned have been accrued and are included in the balance of noncontrolling interests presented on the consolidated statements of financial condition. There was no BCH Preferred C.1 issued during the three and six months ended September 30, 2021.

On November 23, 2021, GWG Holdings converted $14.8 million of its BCH Preferred C.1 to an equal amount of its BCH Preferred C.0. Such conversion was accounted for as an extinguishment at par.

The BCH Preferred C.1 are recorded in the consolidated statements of financial condition in the noncontrolling interest line item.

Class S Ordinary Units

As of September 30, 2022 and March 31, 2022, BCH, a subsidiary of Ben, had issued 5.9 million and 5.8 million Class S Ordinary Units, respectively, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on a pro-rata basis in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. Following an initial public listing or with the approval of a majority-in-interest of the BCH Class A Units, the Class S Ordinary Units are exchangeable for BCG Common Units on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to BCG of a Class A Unit of BCH for each BCG Common Unit issued.

The Class S Ordinary Units are recorded in the consolidated statements of financial condition in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units, which are entitled to a quarterly preferred return. The Class S Preferred Units also participate on a pro-rata basis in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Class S Ordinary Units in Ben on a 1.2-for-1 basis, subject to customary conversion rate

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. The Class S Ordinary may then be exchanged for BCG Common Units as described above. Each conversion into Common Units also results in the issuance to Ben of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

As of September 30, 2022 and March 31, 2022, a nominal number of shares of Class S Preferred Units have been issued, respectively. Preferred return earned by the Class S Preferred Units from inception in 2019 through September 30, 2022 is immaterial. No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from inception through September 30, 2022 and any amounts earned have been accrued and are included in the balance of Class S Preferred Units presented on the consolidated statements of financial condition.

The Class S Preferred Units are recorded in the consolidated statements of financial condition in the noncontrolling interests line item.

FLP Unit Accounts (Subclass 1 and Subclass 2)

FLP Unit Accounts (Subclass 1 and Subclass 2) are non-unitized capital accounts. The FLP Subclass 1 Units were issued to a Related Entity as part of the initial commercial operations of Ben. The FLP Subclass 2 Units are related to the BMP Equity Incentive Plan. Each subclass of the FLP Unit Accounts is entitled to a certain portion of (1) a 15% profits interest on the financing and other tax pass-through businesses of Ben (subsidiaries of Ben Liquidity and Ben Insurance Services) and (2) a net service fee revenue interest on Ben’s fee-generating businesses (subsidiaries of Ben Custody and Ben Insurance Services), in each case calculated separately. The net service fee revenue interest for an entity is equal to the lesser of (i) the amount of reduction of total revenues that would result in the EBITDA of the entity divided by the total revenues of the entity to equal (but not drop below) 0.20 and 0.50 of the total revenues of the entity excluding revenue derived from financing activity and any revenue derived from an entity that is taxable as a corporation for U.S. federal income tax purposes. Amounts allocated to the FLP Unit Accounts are reinvested equally in additional Class S Ordinary Units and Class S Preferred Units on a quarterly basis at a price equal to the book value (if the units are not listed on a national securities exchange) or, if the units are listed on a national securities exchange, the closing price of the units on such exchange on the date of allocation, thereby creating additional Class S Ordinary Units and Class S Preferred Units.

During both the three and six months ended September 30, 2022, $3.2 million of income was allocated to the FLP Unit Accounts (Subclass 1 and 2) compared to income of $0.5 million and $0.8 million during the three and six months ended September 30, 2021, respectively. Annually, a true up of the quarterly allocations is required to match amounts allocated with annual earnings.

In addition to the above stated amounts, the FLP Subclass 1 Unit Accounts are entitled to a portion of any upward carrying value adjustment as calculated pursuant to Internal Revenue Code Section 704(b). In the event of an upward carrying value adjustment, the FLP Subclass 1 Unit Accounts are entitled to first be allocated gains associated with such carrying value adjustment equal to 15% of the value of the capital accounts of all BCH Class A Units and Class S Units, calculated based on the post-adjusted capital accounts of the then outstanding Class A and Class S Units. Immediately following any such allocation, the amount allocated is converted in Class S Ordinary Units at the then determined value. Furthermore, the amount allocated to the FLP Subclass 1 Unit Accounts is reduced by the value of any previously allocated amount pursuant to an upward carrying value adjustment, calculated as the number of Class S Units previously received multiplied by the value of those units at the time of any subsequent carrying value adjustment. To date there have been no upward carrying value adjustments leading to an allocation pursuant to this provision.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FLP Unit Accounts (Subclass 3)

The BCH LPA allows for the creation of the FLP Subclass 3 Unit Accounts (the “FLP 3 Unit Accounts”). On November 29, 2021, all FLP 3 Unit Accounts were issued to, and are currently held by, BHI. The FLP 3 Unit Accounts will be allocated profits from net financing revenues on a quarterly basis equal to the lesser of (i) 5% of the quarterly net financing revenues, or (ii) 10% of the average annualized stated interest (to the extent constituting net financing revenue) of the quarterly average of new loans issued by any subsidiaries of Ben during the previous twelve fiscal quarters.

The FLP 3 Unit Accounts are entitled to tax and other distributions equal to 100% of the amount of profits allocated to the FLP 3 Unit Accounts, and such distributions are not subject to available cash. The FLP 3 Unit Accounts do not have any conversion features or rights.

During both the three and six months ended September 30, 2022, $0.9 million of income was allocated to the FLP 3 Unit Accounts.

Beneficiaries of the Customer ExAlt Trusts

The ultimate beneficiaries of the Customer ExAlt Trusts are the Charitable Beneficiaries, unrelated third-party charities, that are entitled to i) either, depending on the applicable trust agreements, 2.5% of all distributions received by such Customer ExAlt Trusts or 5.0% of any amounts paid to Ben as payment on amounts due under each ExAlt Loan, ii) for certain Customer ExAlt Trusts, approximately 10% of the amount of excess cash Collateral, if any, following the full repayment of an ExAlt Loan; and (iii) all amounts accrued and held at the Customer ExAlt Trusts once all amounts due to Ben under the ExAlt Loans and any fees related to Ben’s services to the Customer ExAlt Trusts are paid. The Charitable Beneficiaries’ account balances with respect to its interest in such Customer ExAlt Trusts cannot be reduced to below zero. Any losses allocable to the Charitable Beneficiaries in excess of their account balances are reclassified at each period end to the trusts’ deficit account. Additional Customer ExAlt Trusts are created arising from new liquidity transactions with customers. These new Customer ExAlt Trusts, which are consolidated by Ben, result in the recognition of additional noncontrolling interest representing the interests in these new Customer ExAlt Trusts held by the Charitable Beneficiaries. For the three months ended September 30, 2022 and 2021, no additional noncontrolling interests were recognized. For the six months ended September 30, 2022 and 2021, these new Customer ExAlt Trusts resulted in the recognition of additional noncontrolling interest of $0.3 million and nil, respectively.

The interests of the Charitable Beneficiaries in the Customer ExAlt Trusts are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

Class A of CT Risk Management, L.L.C.

A minority interest in the Class A membership of CT Risk Management, L.L.C., a consolidated VIE of Ben (as further discussed in Note 13), was sold for $2.4 million in cash to the third-party involved in the loan participation transaction described in Note 6. As a Class A member of CT Risk Management, the holder is entitled to distributions first on a pro rata basis with other Class A members until the initial capital contributions are received and 2% of any amounts in excess of their capital contributions, to the extent such amounts are available. As such, this interest is recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.	Net Income (Loss) per Unit

Basic and diluted net income (loss) attributable to The Beneficient Company Group L.P. per common unit for the three and six months ended September 30, 2022 and 2021, are as follows:

(Dollars in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(73,887)	$28,358	$(160,235)	$7,673
Less: Net income (loss) attributable to noncontrolling interests	72,651	(28,358)	108,899	(15,356)
Less: Noncontrolling interest guaranteed payment	(3,926)	—	(7,794)	—

Net income (loss) attributable to The Beneficient Company Group, L.P. common unitholders	$(5,162)	$—	$(59,130)	$(7,683)

Weighted average of common units outstanding—basic and diluted	67,486,168	48,205,801	67,486,168	48,205,801

Net income (loss) attributable to The Beneficient Company Group, L.P. per common unit—Basic and Diluted	$(0.08)	$—	$(0.88)	$(0.16)

In computing diluted net loss per unit, we considered potentially dilutive units. Anti-dilutive units not recognized in the diluted net loss per unit calculation for the three and six months ended September 30, 2022 and 2021, were as follows:

	Units		Units
	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Class S Ordinary	5,871,512	5,816,348	5,871,512	5,809,828
Class S Preferred	115,219	75,771	115,219	71,108
Preferred Series A Subclass 0	19,796,120	—	19,795,875	—
Preferred Series A Subclass 1	78,887,428	127,088,320	79,007,365	127,088,320
Preferred Series C	16,068,912	16,416,000	16,068,912	16,416,000
Restricted Equity Units	6,729,454	6,227,197	6,713,714	6,188,213

Total anti-dilutive units	127,468,645	155,623,636	127,572,597	155,573,469

Additionally, anti-dilutive units of BCH Preferred B.2 are not included in the table above, as these securities convert upon an Initial Listing Event and are therefore considered contingently convertible and based upon a condition that has not yet occurred as of the end of the reporting period.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11.	Income Taxes

The components of income tax expense for the three and six months ended September 30, 2022 and 2021, were as follows:

(Dollars in thousands)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Deferred expense
Federal	$887	$482	$1,284	$273

Income tax expense	$887	$482	$1,284	$273

12.	Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

Ben Management is the general partner of Ben and is governed by a board of directors. The governing document of Ben Management provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of Ben Management who fill 30% of the Board seats prior to the Decoupling Transaction discussed in Note 3, and 49% of the Board seats after such transaction. BMC is also entitled to select (a) 50% of the membership of the Ben Management’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, and (b) 50% of the membership of the Community Reinvestment Committee (CRC) and the CRC’s chairperson and lead committee member. Certain decisions with respect to Ben’s charitable giving program are delegated to the CRC, including certain decisions on behalf of BFF as a Kansas TEFFI. Decisions regarding appointment and removal of Ben Management’s directors, other than directors appointed by BMC, and, prior to the Decoupling Transaction described in Note 3, GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of Ben Management of which our Chief Executive Officer and Chairman is a member and Chairman. Subsequent to the Decoupling Transaction, in the event of a tie vote of the Nominating Committee on a vote for the appointment or removal of a director, the majority of the then total number of directors serving on the board of directors will break the tie; provided that upon and following a “trigger event” (as defined in Ben Management’s governing document) the chair of the Nominating Committee may cast the tie-breaking vote.

Services Agreement with Bradley Capital Company, L.L.C.

Ben is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”), which was then amended and restated effective January 1, 2022 (the “A&R Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement and the A&R Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive level services provided by an executive of Bradley Capital, who is currently designated as our Chief Executive Officer and Chairman of Ben Management’s Board of Directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, with both the base fee and supplemental fee, subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services, with the approval of the Executive Committee of the Board of Ben Management of which our CEO & Chairman of Ben Management’s Board of Directors is a member and Chairman. Our CEO and Chairman of Ben Management’s Board of Directors receives an annual salary from the Company of $0.2 million and both he and other employees of Bradley Capital can participate in equity

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

incentive plans sponsored by the Company. The Bradley Capital Agreement and the A&R Bradley Capital Agreement also includes a payment from Ben of $0.2 million per year, paid in equal quarterly installments, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben.

Under the Bradley Capital Agreement, Ben was also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel for the family members of designated executives of Bradley Capital for both business and personal use. Under the A&R Bradley Capital Agreement, Ben is no longer required to reimburse Bradley Capital for private travel of designated executives of Bradley Capital and their family members. The A&R Bradley Capital Agreement further requires that Ben indemnify and hold Bradley Capital harmless against any and all losses, damages, costs, fees and any other expenses incurred by Bradley Capital as air travel expenses owed in connection with the operation of the aircraft identified in the Aircraft Sublease (as defined below) for periods prior to January 1, 2022.

The Bradley Capital Agreement and the A&R Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in customer trusts administered by Ben. Additionally, the Company provides office space and access to needed technology systems and telephone services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The A&R Bradley Capital Agreement extends through December 31, 2022, with an annual one-year renewal provision thereafter. The A&R Bradley Capital Agreement may be terminated by the mutual agreement of the parties, by the unanimous approval of the Executive Committee of the Board of Ben Management of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds the lesser of $10.0 million of Ben’s securities or 1% of the aggregate fair market value of Ben on both December 31, 2022, or any applicable extension date, and the date of termination.

As part of the May 2018 change of control of Ben, the Company obtained a valuation of the enterprise and its classes of equity as required by ASC 805 due to the application of pushdown accounting. This valuation incorporated, among other things, estimates of current and future costs arising from related party contracts, including the Bradley Capital Agreement and the BHI Services Agreement (defined below). Each class of the Company’s equity was then recorded at its fair value as set forth in valuation analysis, with the preferred equity held by Ben’s founders reduced for, among other things, (i) the balance of outstanding debt of the Company, including related party debt, and (ii) any decrease in the value of the Company, up to the entire founders’ preferred equity amount outstanding, including decreases arising from the present value of the estimated costs of the related party contracts, including estimated costs related to private travel under the terms of the Bradley Capital Agreement.

During the three months ended September 30, 2022 and 2021, the Company recognized expenses totaling $0.6 million and $0.9 million related to this services agreement, respectively. During the six months ended September 30, 2022 and 2021, the Company recognized expenses totaling $1.2 million and $1.9 million related to this services agreement, respectively.

Aircraft Sublease with Bradley Capital

Effective January 1, 2022, The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, as sublessee, Bradley Capital, as sublessor, and BCG, solely as it relates to the guarantee

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

it makes to Bradley Capital as set forth therein, entered into an Aircraft Sublease Agreement (the “Aircraft Sublease”). Pursuant to the Aircraft Sublease, Bradley Capital subleases the aircraft described therein, without a crew, to Beneficient USA for discrete periods of use. Beneficient USA is required to pay a quarterly rental of $1.4 million plus direct operating expenses incurred for Ben’s use of the aircraft. Bradley Capital is required to pay any other fixed and variable costs of operating the aircraft. Beneficient USA is also required to provide its own pilot(s) and crew, and Beneficient USA has entered into a separate Flight Crew Services Agreement with an unrelated third-party to provide the qualified flight crew. The term of the Sublease Agreement is one (1) year and may be terminated by either party upon three (3) days prior written notice and will automatically terminate upon the sale or similar disposition of the aircraft or the termination of the underlying lease agreement. Additionally, BCG agrees to unconditionally guarantee, for the benefit of Bradley Capital, all of the obligations of Beneficient USA to Bradley Capital under the Aircraft Sublease. During the three and six months ended September 30, 2022, BCH expensed $1.5 million and $3.1 million, respectively, in rent and direct operating expenses related this agreement.

As discussed below, BHI, a Related Entity (which as defined above is an entity associated with our founder), has entered into a Contribution Agreement with BCH and BCG pursuant to which BHI has agreed to reimburse BCG for a significant portion of the costs incurred by Beneficient USA under the Aircraft Sublease.

Guaranty made to Bradley Capital

In conjunction with the execution of the A&R Bradley Capital Agreement and the Aircraft Sublease, Bradley Capital and BCH entered into a Guaranty effective as of January 1, 2022 (the “Guaranty”). Pursuant to the Guaranty, BCH provides an unlimited, irrevocable, and unconditional guaranty in favor of Bradley Capital guaranteeing the complete and timely payment of any and all amounts due up to $20.0 million from Bradley Capital to a lender under any financing arrangement with Bradley Capital, the proceeds of which were used in the acquisition of the aircraft under the Aircraft Sublease or any other aircraft acquired by Bradley Capital in connection with Bradley Capital’s obligations under the Bradley Capital Agreement. No guaranty payments were required from BCH as of September 30, 2022. Bradley Capital does not currently have an outstanding guarantee to any third-party lender and none are currently contemplated at the time of the issuance of these financial statements.

Relationship with Beneficient Holdings, Inc.

Beneficient USA, a subsidiary of BCH, entered into with BHI, a Related Entity, a Services Agreement effective July 1, 2017 (the “BHI Services Agreement”). BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. The Company recognized income during the three and six months ended September 30, 2022 and 2021, respectively, in accordance with the agreement.

In conjunction with the execution of the Aircraft Sublease, BHI, a Related Entity, BCH, and BCG entered into a Contribution Agreement effective as of January 1, 2022 (the “Contribution Agreement”). Pursuant to the Contribution Agreement, BHI agrees to pay to BCH, on the last business day of each calendar quarter, any amounts paid by BCH during the quarter for the use of an aircraft under the Aircraft Sublease, or any

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

similar lease or sublease, which would include the quarterly rental under the Aircraft Sublease. In addition, BHI agrees to pay to BCH any amounts paid related to fixed monthly or quarterly costs incurred in connection with such aircraft lease or sublease in an amount not to exceed $250,000 per year. This additional payment is intended to partially cover flight crew costs and other related costs. Each contribution is conditioned upon (i) the effectiveness of the Aircraft Sublease, (ii) the effectiveness of the Guaranty (as defined above), and (iii) BCH’s timely payment to BHI of the guaranteed payment to be made to holders of BCH Preferred A.0 for the respective quarter in which such contribution is to be paid (whether or not waived in accordance with the terms of the BCH LPA); provided, that if such guaranteed payment is not timely paid, or is only paid in part, for any given quarter, then any contributions contemplated under the Contribution Agreement for such quarter will not be owed. In the event such guaranteed payment is subsequently paid in full, then any previously unfunded contributions for the applicable quarter under the Contribution Agreement will become immediately due and payable on the last business day of the calendar quarter in which such guaranteed payment is paid in full. All payments made by BHI to BCH pursuant to the Contribution Agreement shall be treated as capital contributions, as defined in the BCH LPA, by BHI to BCH and shall be added to BHI’s sub-capital account related to its Class S Ordinary Units of BCH. BCH further agrees to specially allocate to BHI’s sub-capital account related to its Class S Ordinary Units of BCH any expenses or deductions derived from amounts paid or accrued by BCH for use of the aircraft to the extent such expenditures are offset by the contributions made by BHI pursuant to the Contribution Agreement. There have been no contributions from BHI related to this agreement, which is expected and will continue to occur until the guaranteed payments to Preferred A.0 holders are no longer deferred.

BHI owns the majority of the Class S Ordinary Units, Class S Preferred Units, BCH Preferred A.0, BCH Preferred A.1, and FLP Subclass 1 and Subclass 3 Unit Accounts issued by BCH.

Additionally, BHI expects to receive tax distributions from HCLP arising from the repayment of the Second Lien Credit Agreement to cover any tax liability associated with the 2019 contribution of the Second Lien Credit Agreement to HCLP. Additionally, if HCLP is liquidated while the Second Lien Credit Agreement is still outstanding, the Second Lien Credit Agreement will transfer back to BHI.

Finally, see discussion above under “Services Agreement with Bradley Capital” related to the May 2018 change of control of Ben.

HCLP Nominees, L.L.C.

HCLP is an indirect subsidiary of Highland Consolidated, L.L.C. (“Highland”). Ben’s Chairman and CEO is a beneficiary and trust investment advisor of the trusts that control, and are the partners of, Highland. Loans to and investments with or in the Related Entities have been and may be made by Highland, or its affiliates, as applicable, using proceeds from loan repayments made by Ben to HCLP in its capacity as Lender to Ben. Ben is not a party to these transactions between Highland and the Related Entities.

A long-standing lending and investment relationship of 25 years exists between Highland (and its affiliates or related parties), on the one hand, and Related Entities, on the other. From time to time, Highland or its affiliates have advanced funds under various lending and investing arrangements to Related Entities, and such Related Entities have made repayments to Highland or its affiliates, as applicable, both in cash and in kind.

As of June 30, 2021, Highland and the applicable Related Entity mutually agreed to satisfy all obligations under all outstanding loans among Highland and the Related Entity via full payment and satisfaction of the existing loan balances (the “Loan Balances”) by in-kind real property transfers (the “In-Kind Property Payment”) from certain of the Related Entities to Highland. The terms of the In-Kind Property Payment grant Highland the right to transfer the real property that was transferred pursuant to the In-Kind Property Payment back to certain of the Related Entities, in exchange for a BCH Preferred A.1 capital account

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

balance in BCH in an amount equal to the Loan Balances, with such exchange to be satisfied from existing BCH Preferred A.1 that are held by such Related Entities.

Since June 30, 2021, additional net advances have been made by Highland to a Related Entity. As of September 30, 2022 and March 31, 2022, Highland Consolidated, L.P. had outstanding loans in the principal amount of $11.9 million and $3.3 million, respectively, with a Related Entity. Ben is not a party to these loans, nor has it secured or guaranteed the loans.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. (“HERO”) and Research Ranch Operating Company, L.L.C (“RROC”).

HERO and RROC are indirectly owned by a Related Entity. HERO’s purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of grants to qualifying organizations, and (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of such qualifying organizations. Although HERO can advise on these matters, NPT has all final decision-making authority on charitable contributions and complete control over the proceeds received by the charitable organizations. The charitable organizations administered by NPT (the beneficiaries of which have historically been multiple Texas universities) receive proceeds from certain trusts settled and funded by customers of Ben, in support of their charitable initiatives. HERO does not receive any proceeds from trusts settled and funded by customers of Ben.

RROC’s purpose is to provide funding and operational support for the research activities conducted by the qualified charities. The funding received by RROC, from proceeds of trusts settled and funded by certain customers of Ben, may be used, in RROC’s discretion, to (i) provide appropriate facilities and properties for the charitable organizations to utilize as part of their charitable initiatives (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to RROC. RROC is granted such rights and authority pursuant to trust instruments entered into between a customer and subsidiaries of Ben as well as an agreement with NPT. Ben’s subsidiaries provide financing to the Customer ExAlt Trusts and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, to RROC and NPT (for the benefit of the Texas universities as discussed above) of approximately $2.0 million and $2.7 million as of September 30, 2022 and March 31, 2022, respectively. During the three and six months ended September 30, 2022, Ben paid $0.8 million, respectively. There were no payments made during the three and six months ended September 30, 2021. Due to changes in the Customer ExAlt Trust agreements, no incremental amounts are expected to be allocated to RROC or NPT other than those amounts already provided by certain prior trust agreements. During the six months ended September 30, 2022, the trust advisor to certain of the Customer ExAlt Trusts reassigned the beneficial interest held at NPT to the Kansas TEFFI Economic Growth Trust.

Beneficient Heartland Foundation, Inc.

On January 20, 2022, Beneficient Heartland Foundation, Inc. (“BHF”) was formed as a Kansas nonprofit corporation to receive economic growth contributions pursuant to the TEFFI legislation. BHF is governed by a 13- member board of directors, nine of whom are community leaders within the Hesston, Kansas community and four of whom are Ben employees or individuals otherwise affiliated with Ben. BHF is organized and operated exclusively for charitable and educational purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. Its purpose is to provide grants and other support to benefit growth, development and expansion of opportunities in rural Kansas communities with populations of 5,000 residents or less, including job and income growth, main street revitalization, educational facility improvements, construction and development, healthcare facility enhancements, senior facility

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

improvements, and support for post-secondary institutions. BHF has the exclusive decision-making authority over all of the economic growth contributions it receives.

BFF is the sole member of BHF and has the right to appoint eleven members of BHF’s Board of Directors. The remaining two board members are appointed by BMC. Pursuant to the requirements of the Internal Revenue Code, BFF’s governing documents prohibit any of BHF’s assets or earnings from inuring to the benefit of BFF, BMC, or any director, officer or other private individual.

The Kansas TEFFI Economic Growth Trust

The Kansas Economic Growth Trust (the “EGT”) is a common law trust formed on December 7, 2021 by and between an individual as independent trustee, Ben Custody as administrator, and BCH as advisor. The purpose of the EGT is to receive the proceeds of the Customer ExAlt Trusts that are allocable to the Charitable Beneficiaries and to allocate such proceeds between the Kansas Department of Commerce and qualified charitable organizations (including the Beneficient Heartland Foundation, Inc.) in accordance with the requirements of the TEFFI legislation. The proceeds received by the EGT are dedicated exclusively to charitable purposes and the trust agreement prohibits any of the EGT’s assets or earnings from inuring to the benefit of Ben Custody, BCH, any director, officer or other private individual. As noted above, Ben Custody provides administrative and accounting services to the EGT, and BCH serves as advisor to the trustee with respect to the administration and distribution of the trust. Neither Ben Custody nor BCH charges a fee for these services. During the six months ended September 30, 2022, the trust advisor to certain of the Customer ExAlt Trusts reassigned the beneficial interest held at NPT to the EGT.

Ben has an outstanding payable to EGT of $0.1 million and $0.7 million as of September 30, 2022 and March 31, 2022, respectively. Ben paid $0.5 million and $1.2 million during the three and six month ended September 30, 2022. Additionally, during the six months ended September 30, 2022, Ben sold its Kansas properties to the EGT in exchange for a $1.4 million promissory note receivable.

Hicks Holdings, L.L.C.

Hicks Holdings, L.L.C., an entity associated with one of Ben’s current directors, is one of the owners and serves as the manager of a limited liability company (“SPV”). A Related Entity also has ownership in the SPV. The SPV holds a BCH Preferred A.0 Unit Account and BCH Preferred A.1 Unit Account among its investment holdings.

Hicks Holdings also owns directly a BCH Preferred A.0 Unit Account, BCH Preferred A.1 Unit Account and Class S Ordinary Units. Hicks Holdings was granted its BCH Preferred A.1 Unit Account and Class S Ordinary Units as compensation for services provided in 2018. Hicks Holdings was granted its BCH Preferred A.0 Unit Account when a portion of the existing BCH Preferred A.1 converted to BCH Preferred A.0 in 2021. The total balance as of September 30, 2022 and March 31, 2022, was $74.1 million and $75.7 million, respectively.

MHT Financial, L.L.C.

MHT Financial is an entity affiliated with the President and Chief Executive Officer of GWG Holdings and became a related party to Ben as a result of the December 31, 2019 transaction between GWG Holdings and Ben. Ben is owed amounts under two promissory note agreements with MHT Financial for funds advanced outside of our normal liquidity arrangements. Aggregate principal and interest due for both promissory notes as of September 30, 2022 and March 31, 2022, was $4.7 million and $4.5 million, respectively, which is recorded in other assets in the consolidated statements of financial condition.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On December 1, 2021, MHT Financial and Ben entered into a binding term sheet that provided for the grant by MHT Financial to Ben of a 25% profit interest in any and all profits derived from investments or assets held by MHT Financial after satisfaction of all obligations owed by MHT Financial to the 2017-18 Exchange Trusts and all obligations created thereunder.

On March 28, 2022, a subsidiary of Ben Markets completed its 100% acquisition of MHT Securities for $0.3 million. MHT Securities is an affiliate of MHT Financial.

MHT Financial owns, either directly or through a beneficial interest, a BCH Preferred A.0 Unit Account and a BCH Preferred A.1 Unit Account with an aggregate account balance of $22.6 million and $23.0 million as of September 30, 2022 and March 31, 2022, respectively.

Shared Services Agreement with GWG Holdings

On May 27, 2020, Ben and GWG Holdings (acting through a then constituted special committee of the Board of Directors of GWG Holdings) entered into a shared services agreement effective as of January 1, 2020 (the “Shared Services Agreement”). Pursuant to the Shared Services Agreement, GWG Holdings pays a quarterly fee to Ben for the provision of accounting and finance, general and administrative, human resources, sales administration and marketing, underwriting and risk management, information technology and legal services for GWG Holdings and its direct or wholly-owned subsidiaries. The total service fee for each quarter is determined in good faith by Ben on the final day of such quarter in accordance with the cost allocation methodology maintained on Ben’s books and records, which provides that, to the extent the Services are eligible for the “services cost method”, as defined in Treasury Regulation §1.482-9(b), the Service Fee shall be equal to the total costs incurred by Ben during each quarter in connection with Ben’s provision of the Services to GWG Holdings or its direct or indirect wholly-owned subsidiaries, and that the Service Fee for Services that are not eligible for the services cost method shall be determined by reference to the “cost of services plus method”, as defined in Treasury Regulation §1.482-9(e). The initial payment under the Shared Services Agreement also included payment of outstanding invoices for services reflecting accounts receivable on Ben’s books and records for the provision of Services by Ben to GWG Holdings for periods from April 1, 2019 to March 31, 2020.

The term of the Shared Services Agreement has an initial term of one year from the Effective Date and shall renew automatically for successive one-year terms, unless either party gives the other party written notice of termination at least six (6) months prior to the end of the then-current term (provided that either party may terminate the Shared Services Agreement upon sixty days’ prior written notice in the event GWG Holdings no longer has the right to appoint a majority of the Board of Directors of the general partner of Ben). Due to the filing by GWG Holdings for reorganization under the Chapter 11 Bankruptcy Code in April 2022, neither party has been authorized to terminate the Shared Services Agreement. During the three and six months ended September 30, 2021, GWG Holdings paid $2.0 million and $4.7 million, respectively, to Ben under the Shared Services Agreement. There were no payments made to Ben under the Shared Services Agreement during the three and six months ended September 30, 2022. As of September 30, 2022 and March 31, 2022, Ben has an outstanding gross receivable related to this Shared Services Agreement of $16.2 million and $8.9 million, respectively. Due to the financial deterioration of GWG Holdings including the filing for reorganization under the Chapter 11 Bankruptcy Code in April 2022, the allowance for these receivables as of September 30, 2022 and March 31, 2022 was $15.0 million and $8.9 million, respectively.

13.	Variable Interest Entities

In accordance with ASC 810, an enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Ben holds a variable interest is a VIE and (b) whether Ben’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance-related fees), would give it a controlling financial interest. The performance of that analysis requires the exercise of judgment. Based on management’s analysis, there are no VIEs that require consolidation, other than those described below.

VIEs for Which the Company is the Primary Beneficiary

CT Risk Management, L.L.C.

On March 20, 2020, CT Risk Management, L.L.C. (“CT”), which is currently governed by the Fourth Amended and Restated Limited Liability Company Agreement entered into on April 27, 2022, was created as a Delaware limited liability company to reduce the impact of a potential market downturn on the interests in alternative assets held by the Customer ExAlt Trusts that collateralize the loans receivable from the Customer ExAlt Trusts held by BCC, or other Ben entities (such loans receivable are eliminated for financial reporting purposes in our consolidated financial statements) by distributing any potential profits to certain of the Customer ExAlt Trusts thereby offsetting any reduction in the value of the alternative assets.

CT is considered a VIE as the at-risk equity holder, BCC, does not have all of the characteristics of a controlling financial interest due to BCC’s receipt of returns being limited to its initial investment in CT. The Company concluded that BCC is the primary beneficiary of CT as BCC has the power to direct the most significant activities and has an obligation to absorb potential losses of CT. Accordingly, the results of CT are included in the Company’s consolidated financial statements.

As of September 30, 2022, the consolidated statements of financial condition include assets of this consolidated VIE with a carrying value of $10.2 million, which is recorded in the investments held by Ben line item of the consolidated statements of financial condition. There were no put options held as of March 31, 2022. The Company recorded gains of $1.0 million and $0.2 million for the three months ended September 30, 2022 and 2021, respectively, which is reported in the gain (loss) on financial instruments, net line item of the consolidated statements of comprehensive loss. The Company recorded a gain of $2.7 million and a loss $1.8 million for the six months ended September 30, 2022 and 2021, respectively, which is reported in the gain (loss) on financial instruments, net line item of the consolidated statements of comprehensive loss.

Customer ExAlt Trusts

The Company determined that all of the Customer ExAlt Trusts used in connection with its operations are VIEs of which Ben is the primary beneficiary as defined under ASC 810. The Company concluded that it is the primary beneficiary of the Customer ExAlt Trusts as it has the power to direct the most significant activities and has an obligation to absorb potential losses of the Customer ExAlt Trusts. Accordingly, the results of the Customer ExAlt Trusts are included in the Company’s consolidated financial statements. Although the Company is deemed to be the primary beneficiary of the Customer ExAlt Trusts for purposes of ASC 810, it is neither designated as a beneficiary under the trust agreements nor recognized as a beneficiary of such trusts under applicable state trust law. The assets of the Customer ExAlt Trusts may only be used to settle obligations of the Customer ExAlt Trusts. Other than potentially funding capital calls above the related reserve (refer to Note 16), there is no recourse to the Company for the Customer ExAlt Trusts’ liabilities. The cash flows generated by these VIEs are included within the Company’s consolidated statements of cash flows.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The consolidated statement of financial condition includes the following amounts from these consolidated VIEs as of the dates presented:

(Dollars in thousands)	September 30, 2022	March 31, 2022
Assets:
Cash and cash equivalents	$4,409	$10,024
Restricted cash	3,680	5,517
Investments, at fair value	564,368	659,921
Other assets	3,324	3,361

Total Assets of VIEs	$575,781	$678,823

Liabilities:
Accounts payable and accrued expense	$2,587	$5,350
Other liabilities	173	479
Customer ExAlt Trusts loan payable, net	60,076	65,674

Total Liabilities of VIEs	$62,836	$71,503

Equity:
Treasury stock	$(3,444)	$(3,444)
Noncontrolling interests	(100,830)	982
Accumulated other comprehensive income (loss)	6,381	(1,326)

Total Equity of VIEs	$(97,893)	$(3,788)

The consolidated statements of comprehensive loss for the periods presented includes the following amounts from these consolidated VIEs.

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
(Dollars in thousands)
Revenues
Investment income (loss), net	$(17,099)	$15,746	$(42,216)	$17,519
Gain (loss) on financial instruments, net	(16,391)	28,233	(27,176)	29,610
Interest income	10	1,777	14	3,554

Total revenues	(33,480)	45,756	(69,378)	50,683
Operating expenses
Interest expense	1,965	—	4,294	—
Provision for credit losses	—	—	12,607	—
Professional services	2,374	—	2,374	—
Other expenses	187	215	1,369	360

Total operating expenses	4,526	215	20,644	360

Net income (loss)	$(38,006)	$45,541	$(90,022)	$50,323

Net income (loss) attributable to noncontrolling interests	$(72,843)	$29,361	$(101,554)	$19,703

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

VIEs for Which the Company is not the Primary Beneficiary

The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. The guaranty with Bradley Capital discussed in Note 12 creates a variable interest held by Ben in Bradley Capital. Ben is not the primary beneficiary of Bradley Capital as it has no ability to direct the activities that most significantly impact that entity’s economic performance. There are no amounts of assets or liabilities related to Bradley Capital reflected in our statement of financial position for any periods presented. As described in Note 12, Ben’s maximum exposure under the possible future guaranty obligation is $20.0 million.

14.	Segment Reporting

The Company has three reportable segments consisting of Ben Liquidity, Ben Custody and Customer ExAlt Trusts. As additional products and services are offered in the future, we expect to have additional reportable segments, including Ben Insurance Services and Ben Markets.

As the central operating hub of the company, Ben Liquidity is responsible for offering Ben’s fiduciary alternative asset liquidity and financing products through AltAccess. Ben Custody delivers products that address the administrative and regulatory burden of holding alternative assets by offering full service bespoke custody and trust administration services, and specialized document custodian services to Customers. Certain of Ben’s operating subsidiary products and services involve or are offered to certain of the Customer ExAlt Trusts. Certain of the Customer Exalt Trusts hold interests in alternative assets and therefore recognize changes in such assets’ net asset value in earnings. Certain other Customer ExAlt Trusts pay interest on the ExAlt Loans to Ben Liquidity and transaction fees to Ben Liquidity and Ben Custody in connection with the liquidity transactions, and pay fees to Ben Custody for providing full-service trust administration services to the trustees of the Customer ExAlt Trusts. The amounts paid to Ben Liquidity and Ben Custody are eliminated for financial reporting purposes in our consolidated financial statements but are recognized for purposes of the allocation of income (loss) to BCG’s and BCH’s equity holders. The Corporate & Other category includes the following items, among others:

•	Equity-based compensation;

•	Gains (losses) on changes in the fair value of GWG Holdings common stock held by Ben;

•	Interest expense incurred on the corporate related debt transactions (i.e., commercial loan agreement); and

•	Operations of Ben Insurance Services and Ben Markets that are not considered reportable segments as they do not meet the quantitative criteria to be separately reported.

The Corporate & Other category also consists of unallocated corporate overhead and administrative costs.

These segments are differentiated by the products and services they offer as well as by the information used by the Company’s chief operating decision maker to determine allocation of resources and assess performance. Operating income (loss) is the measure of profitability used by management to assess performance of its segments and allocate resources. Performance is measured by the Company’s chief operating decision maker on an unconsolidated basis because management makes operating decisions and assesses the performance of each of the Company’s business segments based on financial and operating metrics and data that exclude the effects of consolidation of any of the Customer ExAlt Trusts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following tables include the results of each of the Company’s reportable segments reconciled to the consolidated financial statements (in thousands):

	Three Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment loss, net	$—	$—	$(17,099)	$—	$—	$(17,099)
Loss on financial instruments, net	—	—	(16,391)	(4,646)	—	(21,037)
Interest income	—	—	10	87	—	97
Trust services and administration revenues	—	8	—	—	—	8
Other income	—	—	—	86	—	86
Intersegment revenues
Interest income	10,894	—	—	—	(10,894)	—
Trust services and administration revenues	—	7,767	—	—	(7,767)	—

Total revenues	10,894	7,775	(33,480)	(4,473)	(18,661)	(37,945)

External expenses
Employee compensation and benefits	1,599	501	—	8,417	—	10,517
Interest expense	774	—	1,965	851	—	3,590
Professional services	815	820	2,374	10,223	—	14,232
Provision credit for credit losses	—	—	—	(10)	—	(10)
Other expenses	564	180	187	5,795	—	6,726
Intersegment expenses
Interest expense	—	—	77,183	—	(77,183)	—
Provision credit for loan losses	(17,069)	—	—	—	17,069	—
Other expenses	—	—	15,360	—	(15,360)	—

Total expenses	(13,317)	1,501	97,069	25,276	(75,474)	35,055

Operating income (loss)	$24,211	$6,274	$(130,549)	$(29,749)	$56,813	$(73,000)

	Three Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment income, net	$—	$—	$15,746	$—	$—	$15,746
Gain on financial instruments, net	—	—	28,233	7,406	—	35,639
Interest income	—	—	1,777	74	—	1,851
Trust services and administration revenues	—	8	—	—	—	8
Intersegment revenues
Interest income	11,481	—	—	—	(11,481)	—
Trust services and administration revenues	—	4,745	—	—	(4,745)	—

Total revenues	11,481	4,753	45,756	7,480	(16,226)	53,244

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Three Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External expenses
Employee compensation and benefits	2,254	517	—	7,753	—	10,524
Interest expense	2,448	—	—	4,977	—	7,425
Professional services	608	342	—	2,307	—	3,257
Other expenses	509	129	215	2,345	—	3,198
Intersegment expenses
Interest expense	—	—	17,461	—	(17,461)	—
Provision for loan losses	44	—	—	—	(44)	—
Other expenses	—	—	2,960	—	(2,960)	—

Total expenses	5,863	988	20,636	17,382	(20,465)	24,404

Operating income (loss)	$5,618	$3,765	$25,120	$(9,902)	$4,239	$28,840

	Six Months Ended September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment loss, net	$—	$—	$(42,216)	$—	$—	$(42,216)
Loss on financial instruments, net	—	—	(27,176)	(5,882)	—	(33,058)
Interest income	—	—	15	167	—	182
Trust services and administration revenues	—	15	—	—	—	15
Other income	—	—	—	86	—	86
Intersegment revenues
Interest income	25,205	—	—	—	(25,205)	—
Trust services and administration revenues	—	15,049	—	—	(15,049)	—

Total revenues	25,205	15,064	(69,377)	(5,629)	(40,254)	(74,991)

External expenses
Employee compensation and benefits	3,802	959	—	17,321	—	22,082
Interest expense	1,407	—	4,294	1,508	—	7,209
Professional services	1,509	1,325	2,374	16,299	—	21,507
Provision for credit losses	—	—	12,607	6,174	—	18,781
Other expenses	1,095	343	1,369	11,574	—	14,381
Intersegment expenses
Interest expense	—	—	102,763	—	(102,763)	—
Provision for loan losses	26,032	—	—	—	(26,032)	—
Other expenses	—	—	19,826	—	(19,826)	—

Total expenses	33,845	2,627	143,233	52,876	(148,621)	83,960

Operating income (loss)	$(8,640)	$12,437	$(212,610)	$(58,505)	$108,367	$(158,951)

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Six Months Ended September 30, 2021
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
External revenues
Investment income, net	$—	$—	$17,519	$—	$—	$17,519
Gain on financial instruments, net	—	—	29,610	5,683	—	35,293
Interest income	—	—	3,555	147	—	3,702
Trust services and administration revenues	—	15	—	—	—	15
Intersegment revenues
Interest income	24,684	—	—	—	(24,684)	—
Trust services and administration revenues	—	9,566	—	—	(9,566)	—

Total revenues	24,684	9,581	50,684	5,830	(34,250)	56,529

External expenses
Employee compensation and benefits	4,432	1,096	—	14,833	—	20,361
Interest expense	4,305	—	—	9,906	—	14,211
Professional services	1,429	625	—	4,841	—	6,895
Other expenses	940	260	360	5,556	—	7,116
Intersegment expenses
Interest expense	—	—	34,443	—	(34,443)	—
Provision for loan losses	3,722	—	—	—	(3,722)	—
Other expenses	—	—	5,996	—	(5,996)	—

Total expenses	14,828	1,981	40,799	35,136	(44,161)	48,583

Operating income (loss)	$9,856	$7,600	$9,885	$(29,306)	$9,911	$7,946

	As of September 30, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$415,598	$—	$—	$—	$(415,598)	$—
Investments, at fair value	—	—	564,368	15,782	—	580,150
Other assets	14,515	45,429	11,879	16,309	(43,234)	44,898
Goodwill and intangible assets, net	—	—	—	2,371,026	—	2,371,026

Total Assets	$430,113	$45,429	$576,247	$2,403,117	$(458,832)	$2,996,074

	As of March 31, 2022
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate & Other	Consolidating Eliminations	Total
Loans to Customer ExAlt Trusts, net	$418,793	$—	$—	$—	$(418,793)	$—
Investments, at fair value	—	—	659,921	14,249	—	674,170
Other assets	31,563	46,933	20,106	43,670	(46,284)	95,988
Goodwill and intangible assets, net	—	—	—	2,370,850	—	2,370,850

Total Assets	$450,356	$46,933	$680,027	$2,428,769	$(465,077)	$3,141,008

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15.	Risks and Uncertainties

The Customer ExAlt Trusts hold investments in alternative assets, public equity securities, and debt securities that are exposed to market risk, credit risk, currency risk, and interest rate risk. Currently, all of these alternative assets, whose cash flows serve as collateral to the ExAlt Loans, consist of private equity limited partnership interests, which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The financial statements risks, stemming from such investments, are those associated with the determination of estimated fair values, the diminished ability to monetize certain investments in times of strained market conditions, the recognition of income and recognition of impairments on certain investments.

The portfolio of alternative assets covers the following industry sectors and geographic regions for the periods shown below (dollar amounts in thousands):

	September 30, 2022		March 31, 2022
Industry Sector	Value	Percent of Total	Value	Percent of Total
Diversified financials	$80,980	18.0%	$88,418	16.8%
Software and services	64,799	14.4	91,507	17.4
Food and staples retailing	34,631	7.7	33,817	6.4
Health care equipment and services	30,061	6.7	28,361	5.4
Capital goods	29,684	6.5	32,049	6.1
Energy	29,526	6.5	29,238	5.6
Utilities	26,928	6.0	29,865	5.7
Telecommunication services	21,019	4.7	28,910	5.5
Other(1)	132,933	29.5	162,762	31.1

Total	$450,561	100.0%	$524,927	100.0%

Certain prior year items have been reclassified to conform with current year presentation.

(1)	Industries in this category each comprise less than 5 percent. Telecommunication services is shown separately as it comprised greater than 5 percent in prior periods.

	September 30, 2022		March 31, 2022
Geography	Value	Percent of Total	Value	Percent of Total
North America	$290,160	64.4%	$326,039	62.1%
Asia	61,178	13.6	88,183	16.8
Europe	58,678	13.0	66,790	12.7
South America	38,019	8.4	39,406	7.5
Africa	2,526	0.6	4,509	0.9

Total	$450,561	100.0%	$524,927	100.0%

The ExAlt Loans, which are eliminated upon consolidation for financial reporting purposes, are collateralized by the cash flows originating from the Customer ExAlt Trusts’ investments in alternative assets, public and private equity securities, and debt securities, without recourse to the customer. These ExAlt Loans are a key determinant in income (loss) allocable to Ben’s and BCH’s equity holders. Ben has underwriting and due diligence procedures and utilizes market rates. Finally, the Customer ExAlt Trusts provide for excess cash flows from a collective pool of alternative assets, public and private equity securities, and debt securities, to be utilized to repay the ExAlt Loans to Ben from the Customer ExAlt

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Trusts when cash flows from the customer’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees. Excess cash flows from the collective pool of alternative assets, public and private equity securities, and debt securities, above those needed to satisfy the outstanding principal interest and fees of the ExAlt Loans are available to pay contingent interest to Ben on the ExAlt Loans up to a specified contingent interest rate.

As discussed in Note 1, Ben received a charter from the state of Kansas and intends to establish a branch office in the state of Texas. If we are unable to maintain the Kansas charter or obtain a charter from another state if we no longer hold the Kansas charter, our ability to affect parts of our business plan, as currently constituted, may be compromised.

In 2021, economic conditions improved from the prior year since the onset of the COVID-19 pandemic as vaccination rates increased and lockdowns eased. Most financial markets experienced strong returns during 2021, despite the ongoing pandemic, which caused severe disruptions in the global financial markets and economies. Efforts to reopen the global economy in 2021 contributed to robust economic activity that supported the global recovery. However, the emergence of new variants has and may continue to contribute to setbacks or slowing of recovery efforts.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The ongoing Russia-Ukraine conflict could have a negative impact on the economy and business activity globally (including in the countries in which the Customer ExAlt Trusts currently holds investments or may hold investments in the future), and therefore, could adversely affect the performance of the Customer ExAlt Trusts’ investments.

The extent and impact of any sanctions imposed in connection with the Russia-Ukraine conflict may cause financial market volatility and impact the global economy. Volatility and disruption in the equity and credit markets can adversely affect the portfolio companies underlying the investments held by the Customer ExAlt Trusts and adversely affect the investment performance. Our ability to manage exposure to market conditions is limited. Market deterioration could cause the Company to experience reduced liquidity, earnings and cash flow, recognize impairment charges, or face challenges in raising capital, and making investments on attractive terms. Adverse market conditions can also affect the ability of investment funds held by the Customer ExAlt Trusts to liquidate positions in a timely and efficient manner. As a result, this presents material uncertainty and risk with respect to the performance of the investments held by the Customer ExAlt Trusts, even though the Customer ExAlt Trusts do not hold any investments with material operations in Russia or the Ukraine. The cash flows from the investment held by the Customer Exalt Trusts serve as the collateral to the ExAlt Loans and the fees that are paid by the Customer ExAlt Trusts to Ben for administering these trusts, both of which are key determinants in the income allocated to BCG’s and BCH’s equity holders.

Further, these events may result in reduced opportunities for future liquidity solution transactions with our customers and make it more difficult for the Customer ExAlt Trusts to exit and realize value from its existing investments, potentially resulting in a decline in the value of the investments held in the Customer ExAlt Trusts. Such a decline could cause our revenue and net income to decline, including the revenues and net income allocated to BCG’s and BCH’s equity holders.

The Company is continuing to evaluate the impact of the COVID-19 pandemic, the ongoing Russia-Ukraine conflict, and other items, such as inflation and rising interest rates, and assess the impact on financial markets and the Company’s business. The Company’s future results may be adversely affected by slowdowns in fundraising activity and the pace of new liquidity transactions with our customers. Management is continuing to evaluate the impact of the COVID-19 pandemic and the Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and the war could have a negative effect

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. Consequently, the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

16.	Commitments and Contingencies

In the normal course of business, we have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. There are no significant commitments and contingencies other than those disclosed below. Ben is a party to legal actions incidental to the business. Based on the opinion of legal counsel, management believes that the resolution of these matters will not materially affect our financial condition or results of operations.

Lease Commitments

The Company leases certain real estate for its office premises under non-cancelable operating lease agreements, which expired during July 2021. Since expiration, the Company has been operating on a month-to-month rental basis for its office premises. Beginning January 1, 2022, the Company also subleases aircraft under the Aircraft Sublease with Bradley Capital as discussed in Note 12. Rental expense for our premises and for the Aircraft Sublease for the three months ended September 30, 2022 and 2021, totaled $1.8 million and $0.2 million, respectively. Rental expense for our premises and for the Aircraft Sublease for the six months ended September 30, 2022 and 2021, totaled $3.4 million and $0.3 million, respectively.

Unfunded Capital Commitments

The Customer ExAlt Trusts had $61.9 million and $69.1 million of potential gross capital commitments as of September 30, 2022 and March 31, 2022, respectively, representing potential limited partner capital funding commitments on the interests in alternative asset funds. The Customer ExAlt Trusts holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained, in some instances, by certain of the Customer ExAlt Trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated Customer ExAlt Trust cannot pay the capital funding commitment, Ben is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Ben to the Customer ExAlt Trusts for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated Customer ExAlt Trusts are added to the ExAlt Loan balance between Ben and the Customer ExAlt Trusts and are expected to be recouped through the cash distributions from the alternative asset fund that collateralizes such ExAlt Loan.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness of the investment on a case-by-case basis. At September 30, 2022 and March 31, 2022, there were no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

Contingent Consideration Payable

In connection with the $352.6 million acquisition of alternative assets by the Customer ExAlt Trusts on December 7, 2021, the Company had a contingent obligation to issue additional BCG Preferred B.2 based

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

on the updated NAV of such acquired alternative assets as of December 31, 2021 as determined by the underlying fund general partners and/ or investment managers. As of March 31, 2022, the Company recorded a $20.2 million liability, which was the value of the additional BCG Preferred B.2 that expected to be issued based on the updated NAV, using information that existed as of the date of the statement of financial condition, but made available to the Company after the aforementioned periods and prior to the issuance of these consolidated financial statements. On September 1, 2022, the Company satisfied the liability in full by issuing $20.1 million of BCG Preferred B.2.

Legal Proceedings

On February 18, 2022, two investors, on behalf of themselves and of all others similarly situated, filed a class action lawsuit in the United States District Court for Northern District of Texas against GWG Holdings, its current President and Chief Executive Officer, its current Chief Financial Officer, and certain past and present members of the Board of Directors of GWG Holdings and Ben. The suit alleges that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by issuing materially misleading statements in a June 3, 2020 registration statement. On May 2, 2022, a notice of dismissal was filed, dismissing all currently existing Ben Board of Directors as defendants. Ben is not named as a defendant.

On February 18, 2022, Paul Capital Advisors (“PCA”) filed a lawsuit against MHT, Ben, and two Trust Advisors, Murray Holland (part-owner of MHT and President and CEO of GWG Holdings) and James Turvey (an employee of Ben). While Ben was named as a defendant, PCA did not assert claims against or seek relief from Ben but instead only sought the removal and replacement of the Trust Advisors. The lawsuit concerns a set of transactions that utilized a trust structure with MHT as the sole beneficiary. On April 18, 2022, PCA amended its original complaint. The amended complaint asserted six new causes of action arising out of the same set of transactions, including, (i) purported breaches of contract against Ben, MHT, and the Trust Advisors; (ii) purported fraud against MHT, Ben and certain officers of Ben; and (iii) promissory estoppel against MHT, Ben, and the Trust Advisors. The amended complaint also sought additional relief in the form of (x) damages “in an amount to be proven at trial” and (y) an order granting rescission of an amendment to one of the transaction agreements or a holding declaring it invalid. On May 6, 2022, PCA amended its complaint to again request that Dr. Stahl be removed as Trust Advisor. On August 17, 2022, the Court of Chancery issued a memorandum opinion that dismissed PCA’s claim under the first count, which requested Dr. Stahl’s removal, after finding that PCA is not a beneficiary of the trusts, and, therefore, has no standing to request the removal of any Trust Advisor. In addition, because the Court held that PCA is not a beneficiary of the trusts, the parties have agreed that the claim for breach of fiduciary duty against the Trust Advisors should be dismissed.

Defendants continue to dispute, and intend to defend against, each and every cause of action asserted against them in the amended complaint. The parties are in the process of briefing defendants’ motions to dismiss the remaining counts. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of this matter. Given the uncertainty of litigation and the preliminary stage of this claim, we are currently unable to estimate the probability of the outcome of these actions or the range of reasonably possible losses, if any, or the impact on our results of operations, financial condition or cash flows.

17.	Supplemental Cash Flow Information

Cash paid for taxes for the six months ended September 30, 2022 and 2021 was de minimis. Cash paid for interest for the six months ended September 30, 2022 and 2021, was $4.2 million and $3.7 million, respectively.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Supplemental disclosure of noncash investing and financing activities include:

Six Months Ended September 30, 2022:

•	$20.1 million issuance of BCG Preferred B.2 to satisfy the contingent consideration payable.

•	$18.8 million deemed dividend from BCH Preferred A.1 to BCG Preferred B.2 for accrual of preferred return.

•	$7.8 million accrual for BCH Preferred A.0 guaranteed payment.

•	$2.4 million issuance of noncontrolling interest from reserved cash received in a prior period.

•	$1.1 million exchange of BCH Preferred A.0 for BCH Preferred A.1.

•	$1.4 million promissory note receivable received as consideration in sale of fixed assets.

•	$0.6 million of distributions payable to the Charitable Beneficiaries.

•	$0.3 million noncash issuance of noncontrolling interest.

Six Months Ended September 30, 2021:

•	$0.5 million of distributions payable to the Charitable Beneficiaries.

18.	Subsequent Events

The Company has evaluated subsequent events through December 1, 2022, the date the financial statements were available to be issued, and determined that there have been no events, that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

AVALON ACQUISITION INC.

Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash	$1,036,693	$12,500
Prepaid expenses	522,874	—

Total current assets	1,559,567	12,500

Investments held in Trust Account	210,109,087	—
Deferred offering costs	—	109,253

Total Assets	$211,668,654	$121,753

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ (Deficit)/Equity
Current liabilities:
Accounts payable	$136,502	$1,497
Accrued expenses	—	96,753
Franchise tax payable	123,338	—

Total current liabilities	259,840	98,250

Other liabilities:
Derivative warrant liabilities	9,213,750	—
Deferred underwriting compensation	7,245,000	—

Total liabilities	16,718,590	98,250

Commitments and Contingencies
Class A Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 20,700,000 and 0 shares subject to possible redemption at $10.15 per share at December 31, 2021 and 2020, respectively	210,105,000	—

Stockholders’ (Deficit)/Equity
Preferred stock, 1,000,000 shares authorized; none issued or outstanding	—	—
Class A Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 155,250 and 0 non-redeemable shares issued and outstanding (excluding 20,700,000 common and 0 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	15	—
Class B Common stock, Par Value $0.0001 per share, 10,000,000 shares authorized; 5,175,000 issued and outstanding	518	518
Additional paid-in capital	—	24,482
Accumulated deficit	(15,155,469)	(1,497)

Total stockholders’ (deficit)/equity	(15,154,936)	23,503

Total liabilities and stockholders’(deficit)/equity	$211,668,654	$121,753

The accompanying notes are an integral part of these financial statements.

AVALON ACQUISITION INC.

Statements of Operations

	For the Year Ended December 31, 2021	For the Period from October 12, 2021 (inception) to December 31, 2020
Expenses
General and administrative expenses	$283,910	$1,497
General and administrative expenses—related party	27,419	—
Franchise tax expense	124,138

Total operating expenses	(435,467)	(1,497)
Income on investments held in Trust Account	4,087	—
Financing costs—derivative warrant liabilities	(479,936)	—
Change in fair value of derivative warrant liabilities	4,725,000	—

Net Income/(Loss)	$3,813,684	$(1,497)

Weighted average common shares outstanding
Basic and diluted—Class A	4,856,702	—
Basic and diluted—Class B	4,657,192	4,500,000

Basic and diluted net income/(loss) per share
Class A	$0.40	—
Class B	$0.40	$(0.00)

The accompanying notes are an integral part of these financial statements.

AVALON ACQUISITION INC.

Statements of Changes in Stockholders’ (Deficit)/Equity

For the Year Ended December 31, 2021

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	$—	5,175,000	$518	$24,482	$(1,497)	$23,503

Excess of cash received over fair value of private placement warrants	—	—	—		3,321,000		3,321,000
Accretion of Class A common stock subject to possible redemption					(4,465,974)	(18,967,656)	(23,433,630)
Representative shares issued	155,250	15			1,120,492	—	1,120,507
Net income						3,813,684	3,813,684

Balance at December 31, 2021	155,250	$15	5,175,000	$518	$—	$(15,155,469)	$(15,154,936)

For the Period from October 12, 2020 (inception) through December 31, 2020

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at October 12, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common shares issued to initial stockholder	—	—	5,175,000	518	24,482	—	25,000
Net loss	—	—	—	—	—	(1,497)	(1,497)

Balance at December 31, 2020	—	$—	5,175,000	$518	$24,482	$(1,497)	$23,503

The accompanying notes are an integral part of these financial statements.

AVALON ACQUISITION INC.

Statements of Cash Flows

	For the Year Ended December 31, 2021	For the Period from October 12, 2020 (Inception) to December 31, 2020
Cash flows from Operating Activities
Net income/(loss)	$3,813,684	$(1,497)
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gain on investments held in Trust Account	(4,087)	—
Financing costs—derivative warrant liabilities	479,936	—
Change in fair value of derivative warrants liabilities	(4,725,000)	—
Changes in operating assets and liabilities:
Prepaid expenses	(522,874)	—
Accounts payable	135,005	—
Accrued expenses	—	1,497
Franchise tax payable	123,338	—

Net cash used in operating activities	(699,998)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(210,105,000)	—

Net cash used in investing activities	(210,105,000)	—

Cash flows from Financing Activities
Proceeds from note payable to related party	197,000	—
Repayment of note payable to related party	(197,000)	—
Proceeds received from initial public offering	207,000,000	—
Proceeds received from private placement	8,100,000	—
Payment of offering costs	(3,270,809)	(12,500)
Proceeds from sale of shares of common stock to initial stockholder	—	25,000

Net cash provided by financing activities	211,829,191	12,500

Net change in cash	1,024,193	12,500
Cash at beginning of period	12,500	—

Cash at end of period	$1,036,693	$12,500

Supplemental disclosure for non-cash financing activities
Offering costs included in accrued expenses	$—	$96,753
Deferred underwriting fee payable	$7,245,000	$—

The accompanying notes are an integral part of these financial statements.

AVALON ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Avalon Acquisition Inc. (the “Company”) was incorporated in Delaware on October 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any business combination target, and it has not, nor has anyone on the Company’s behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that are in the financial services and financial technologies industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from October 12, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 5, 2021. On October 8, 2021, the Company consummated the Initial Public Offering of 20,700,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Avalon Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 4.

Following the closing of the Initial Public Offering on October 8, 2021, an amount of $210,105,000 ($10.15 per Unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and held as cash and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor has agreed (i) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

The Company will have until January 8, 2023 to consummate a Business Combination or until July 8, 2023 if the Company extends the period of time to consummate an initial Business Combination by the full amount of time (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2021, the Company had $1,036,693 in its operating bank account, $210,109,087 in securities held in the trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of approximately $1,520,000 which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

Prior to the consummation of its Initial Public Offering, the Company’s liquidity needs were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in consideration of Founder Shares (as defined in Note 4), and the loan from the Sponsor of $197,000 under the Note (as defined in Note 4). The Company repaid the Note in full on October 15, 2021. Following the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds of $1.82 million from the consummation of the Initial Public Offering (including the Over-Allotment) and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2021 and December 31 2020, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 8, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a business combination prior to the mandatory liquidation.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or to provide a supplement to the auditor’s report providing additional information about the audit and the financial statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2021 and December 31, 2020.

Investments Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in a money market fund which are invested primarily in U.S. Treasury Securities and valued at the closing price of the money market fund.

Deferred Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering.” Costs incurred in connection with preparation for the Public Offering ($695,809) together with $10,953,007 of underwriter’s discount, were allocated to temporary equity instruments ($11,168,880) and derivative warrant liabilities ($479,936), based on their relative values, and charged to temporary equity or expensed (in the case of the portion allocated to derivative warrant liabilities) upon completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income/(Loss) per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income/(loss) per common stock is calculated by dividing the net income/(loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income/(loss) per common stock does not consider the effect of the warrants issued in connection with the IPO (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 23,625,000 shares of Class A common stock in the calculation of diluted income/(loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income/(loss) per share is the same as basic net income/(loss) per share for the year ended December 31, 2021 and for the period from October 12, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Year Ended December 31, 2021		For the Period from October 12, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income/(loss) per common stock:
Numerator
Allocation of net income/(loss)	$1,946,829	$1,866,855	$—	$(1,497)
Denominator:
Basic and diluted weighted average common stock outstanding	4,856,702	4,657,192		4,500,000
Basic and diluted net income/(loss) per common stock	$0.40	$0.40	$—	$(0.00)

Redeemable Common Stock

As discussed in Note 1, all of the 20,700,000 public shares sold as part of Units in the Initial Public Offering contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (i.e., total assets less intangible assets and liabilities) to be less than $5,000,001 upon the closing of a Business Combination.

While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,000, all shares of Class A common stock sold in the Initial Public Offering are redeemable and are classified as temporary equity on the Company’s balance sheet until such time as a redemption event takes place. The value of Class A common stock that may be redeemed is equal to $10.15 per share (which is the assumed redemption price) multiplied by 20,700,000 shares of Class A common stock.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value of the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. Costs associated with issuing the warrants classified as derivative liabilities are charged to operations when the warrants are issued.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature, except for warrant liabilities (see Note 6).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from those estimates.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for smaller reporting companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently evaluating the impact the pronouncement will have on the condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

COVID-19

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3—INITIAL PUBLIC OFFERING

On October 8, 2021, the Company consummated the Public Offering of 20,700,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 2,700,000 Units, at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-fourths of one redeemable warrant (“Public Warrant”). Each whole Warrant offered in the Initial Public Offering is exercisable to purchase one share of Class A common stock at $11.50 per share, subject to adjustment (see Note 7).

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share.

NOTE 4—RELATED PARTY TRANSACTIONS

Founder Shares

On October 21, 2020, the Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, to cover certain of the Company’s offering costs in consideration of 5,750,000 shares of the Class B common stock, par value $0.0001. On August 30, 2021, the Sponsor forfeited 1,437,500 of these shares, for no consideration, such that there were 4,312,500 shares of Class B common stock outstanding. On October 5, 2021, the Company effected a stock dividend of 0.2 of a founder share for each outstanding founder share, which resulted in the Sponsor holding an aggregate of 5,175,000 Founder Shares (up to 675,000 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s option to purchase additional units is exercised). All share and per share amounts have been retroactively restated for the share forfeiture and stock dividend. The Founder Shares include an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to exercise fully its over-allotment option, 675,000 Founder Shares are no longer subject to forfeiture. On October 5, 2021, the Sponsor transferred 150,000 Founder Shares to its independent directors.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note—Related Party

On October 31, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note is non-interest bearing and was payable, as amended, on the earlier of December 31, 2021 or the completion of the Initial Public Offering. At December 31, 2020, there was no amount outstanding under the Promissory Note. On October 15, 2021, the Company repaid the balance of $197,000 in full to the Sponsor. Because the balance of the Promissory Note has been repaid, it is no longer available to the Company.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, on October 5, 2021 the Company agreed to pay the Sponsor a total of $10,000 per month for office space, and administrative support services. Upon completion of an initial Business Combination or the Company’s liquidation, the Company will cease paying these fees. For the year ended December 31, 2021, the Company incurred $27,419 of these fees which are included in general and administrative expenses – related party on the accompanying statement of operations and prepaid $10,000 of these fees which are included in prepaid expenses on the accompanying balance sheet as of December 31, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and December 31, 2020, there was no working capital loan outstanding.

NOTE 5—COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, warrants and representative shares that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 2,700,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. At October 8, 2021, the underwriter exercised such option in full.

The underwriter was entitled to an underwriting discount of $0.125 per Unit, or $1,875,000 in the aggregate (or $2,156,250 in the aggregate if the underwriter’s over-allotment option is exercised in full) of the gross proceeds of the Initial Public Offering. In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $5,250,000 in the aggregate (or $6,037,500 in the aggregate if the underwriter’s over-allotment option is exercised in full); provided that up to 0.875% of the gross proceeds or $1,312,500 (or $1,509,375 if the over-allotment option is exercised in full) in the aggregate may be paid to third parties not participating in the offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”) or regulated broker-dealers) that assist the underwriter in consummating the initial Business Combination. The deferred fee will be waived by the underwriter in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

In addition, the Company issued to the underwriter 155,250 non-redeemable shares of Class A common stock upon closing of the Initial Public Offering, at a price of $0.0001 (the “Representative Shares”). These shares were fair valued at $1,120,507 at the Initial Public Offering using Black-Scholes option pricing model utilizing Level 3 inputs. The holder of the Representative Shares has agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the Company’s initial Business Combination. In addition, the holder of the Representative Shares has agreed (i) to waive its conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust account with respect to such shares if the Company fails to complete its initial Business Combination within the required time period. The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement.

NOTE 6—WARRANT LIABILITIES

As of December 31, 2021, there were 15,525,000 Public Warrants and 8,100,000 Private Warrants outstanding. As of December 31, 2020, there were no warrants outstanding. The Company accounts for the Public and Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value and charges the costs associated with issuing such warrants to operations. The accounting treatment of derivative financial instruments requires that the Company records a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company has classified the warrants as a liability at their fair value and allocated a portion of the proceeds from the issuance of the Units to the warrants. This liability is re-measured at each balance sheet date. With each such re-measurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 7—CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 20,855,250 shares of Class A common stock outstanding, of which 20,700,000 shares are subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

Gross proceeds from Initial Public Offering	$207,000,000
Less:
Fair value of Public Warrants at issuance	(9,159,750)
Offering costs allocated to Class A common stock subject to possible redemption	(11,168,880)
Plus:
Accretion on Class A common stock subject to possible redemption amount	23,433,630

Class A common stock subject to possible redemption	$210,105,000

NOTE 8—STOCKHOLDERS’ (DEFICIT)/EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 20,855,250 shares of Class A common stock were issued and outstanding, of which 20,700,000 shares are subject to redemption. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and December 31, 2020, there were 5,175,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of the Company’s common stock issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) all shares of the Company’s common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of Public Shares redeemed by public stockholders in connection with a Business Combination.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. As of December 31, 2021, 15,525,000 Public Warrants and 8,100,000 Private Warrants were outstanding. As of December 31, 2020, there were no warrants outstanding.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of the initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the shares of the Company’s Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the of our Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9—FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. There were no assets or liabilities requiring fair value measurements at December 31, 2020.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$210,109,087	$—	$—

Liabilities:
Private Placement Warrants	$—	$3,159,000	$—
Public Warrants	$6,054,750	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of each reporting period.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Balance Sheet. Derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

Initial Measurement

The Company established the initial fair value for the warrants on October 8, 2021, the date of the Company’s Initial Public Offering, using a market-based approach for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and three-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. On October 8, 2021, the Private Placement Warrants and Public Warrants were determined to have aggregate values of $4.78 million and $9.16 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker AVACW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2. As of December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $3.16 million and $6.05 million, respectively.

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Derivative warrant liabilities at October 8, 2021	$13,938,750
Transfer of public warrant liabilities to Level 1	(9,159,750)
Transfer of private warrant liabilities to Level 2	(4,779,000)
Change in fair value of warrant liabilities	—

Derivative warrant liabilities at December 31, 2021	$—

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$—	$—	$—
Initial measurement on October 8, 2021	4,779,000	9,159,750	13,938,750
Change in fair value (1)	(1,620,000)	(3,105,000)	(4,725,000)

Fair value as of December 31, 2021	$3,159,000	$6,054,750	$9,213,750

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statements of Operations.

NOTE 10—INCOME TAXES

The Company’s taxable income primarily consists of income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from October 12, 2020 (inception) through December 31, 2021.

The income tax provision consists of the following:

	December 31, 2021	December 31, 2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(90,904)	(314)
State	(38,223)	—
Valuation allowance	129,127	314

Income tax provision	$—	$—

As of December 31, 2021 and 2020, the Company had a total of $120,051 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2021 and 2020, the Company did not have any state net operating loss carryovers available to offset future taxable income.

The Company’s net deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
NOL carryover	$35,811	$—
Start-up/organization costs	93,316	314

Total deferred tax assets	129,217	314
Valuation allowance	(129,217)	(314)

Deferred tax assets, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2021 and 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2021	December 31, 2020
Statutory Federal income tax rate	21.0%	21.0%
Financing cost—derivative warrant liabilities	(2.6)%	—
Change in fair value of derivative warrant liabilities	26.0%	—
Change in valuation allowance	(44.4)%	(21.0)%

Income tax expense (benefit)	0.0%	0.0%

NOTE 11—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 29, 2022, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART I—FINANCIAL INFORMATION

Item 1.	Condensed Financial Statements.

AVALON ACQUISITION INC.

CONDENSED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
ASSETS
Current assets:
Cash	$369,860	$1,036,693
Prepaid expenses	333,931	522,874

Total current assets	703,791	1,559,567
Investments held in Trust Account	211,276,158	210,109,087

Total Assets	$211,979,949	$211,668,654

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable	$200,638	$136,502
Income taxes payable	158,000	—
Franchise tax payable	45,000	123,338

Total current liabilities	403,638	259,840

Derivative warrant liabilities	2,305,800	9,213,750
Deferred underwriting compensation	7,245,000	7,245,000

Total liabilities	9,954,438	16,718,590

Commitments and contingencies
Class A common stock subject to possible redemption, par value $0.0001 per share, 100,000,000 shares authorized; 20,700,000 shares issued and outstanding at $10.18 and $10.15 per share redemption value as of September 30, 2022 and December 31, 2021, respectively	210,686,356	210,105,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 155,250 non-redeemable shares issued and outstanding (excluding 20,700,000 common shares subject to possible redemption)	15	15
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,175,000 shares issued and outstanding	518	518
Additional paid-in capital	—	—
Accumulated deficit	(8,661,378)	(15,155,469)

Total stockholders’ deficit	(8,660,845)	(15,154,936)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$211,979,949	$211,668,654

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALON ACQUISITION INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
General and administrative expenses	$311,114	$875	$543,910	$1,325
General and administrative expenses—related party	30,000	—	90,000	—
Franchise tax expense	35,000	—	247,664	—

Total operating expenses	(376,114)	(875)	(881,574)	(1,325)
Income earned on investments held in Trust Account	948,195	—	1,253,071	—
Change in fair value of derivative warrant liabilities	(167,737)	—	6,907,950	—

Income/(loss) before income tax expense	404,344	(875)	7,279,447	(1,325)
Income tax expense	(204,000)	—	(204,000)	—

Net Income/(Loss)	$200,344	$(875)	$7,075,447	$(1,325)

Weighted average common shares outstanding, basic and diluted
Class A	20,855,250	—	20,855,250	—
Class B	5,175,000	4,500,000	5,175,000	4,500,000
Basic and diluted net income/(loss) per common share
Class A	$0.01	$—	$0.27	$—
Class B	$0.01	$—	$0.27	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALON ACQUISITION INC.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

For the Three Months Ended September 30, 2022

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at June 30, 2022 (unaudited)	155,250	$15	5,175,000	$518	$—	$(8,280,366)	$(8,279,833)
Net income	—	—	—	—	—	200,344	200,344
Increase in redemption value of Class A common stock subject to redemption	—	—	—	—	—	(581,356)	(581,356)

Balance at September 30, 2022 (unaudited)	155,250	$15	5,175,000	$518	$—	$(8,661,378)	$(8,660,845)

For the Three Months Ended September 30, 2021

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 30, 2021 (unaudited)	—	$—	5,175,000	$518	$24,482	$(1,947)	$23,053
Net loss	—	—	—	—	—	(875)	(875)

Balance at September 30, 2021 (unaudited)	—	$—	5,175,000	$518	$24,482	$(2,822)	$22,178

For the Nine Months Ended September 30, 2022

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	155,250	$15	5,175,000	$518	$—	$(15,155,469)	$(15,154,936)
Net income	—	—	—	—	—	7,075,447	7,075,447
Increase in redemption value of Class A common stock subject to redemption	—	—	—	—	—	(581,356)	(581,356)

Balance at September 30, 2022 (unaudited)	155,250	$15	5,175,000	$518	$—	$(8,661,378)	$(8,660,845)

For the Nine Months Ended September 30, 2021

	Common Stock
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	$—	5,175,000	$518	$24,482	$(1,497)	$23,503
Net loss	—	—	—	—	—	(1,325)	(1,325)

Balance at September 30, 2021 (unaudited)	—	$—	5,175,000	$518	$24,482	$(2,822)	$22,178

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALON ACQUISITION INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Cash flows from operating activities
Net income/(loss)	$7,075,447	$(1,325)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Income earned on investments held in Trust Account	(1,253,071)	—
Change in fair value of derivative warrant liabilities	(6,907,950)	—
Changes in operating assets and liabilities:
Prepaid expenses	188,943	—
Accounts payable	64,136	(1,497)
Income taxes payable	158,000	—
Franchise tax payable	(78,338)	—

Net cash used in operating activities	(752,833)	(2,822)

Cash flows from investing activities
Withdrawals from Trust Account for taxes	86,000	—

Net cash provided by investing activities	86,000	—

Cash flows from financing activities
Payment of offering costs	—	(206,649)
Proceeds from note payable to related party	—	197,000

Net cash used in financing activities	—	(9,649)

Net Change in Cash	(666,833)	(12,471)
Cash—Beginning of period	1,036,693	12,500

Cash—End of period	$369,860	$29

Supplemental disclosures of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$180,053

The accompanying notes are an integral part of these unaudited condensed financial statements.

AVALON ACQUISITION INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2022

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Avalon Acquisition Inc. (the “Company”) was incorporated in Delaware on October 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that are in the financial services and financial technologies industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity for the period from October 12, 2020 (inception) through September 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company currently generates non-operating income in the form of income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 5, 2021. On October 8, 2021, the Company consummated the Initial Public Offering of 20,700,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Avalon Acquisition Holdings, LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 3.

Following the closing of the Initial Public Offering on October 8, 2021, an amount of $210,105,000 ($10.15 per Unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in an open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity in accordance with the Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor has agreed (i) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

The Company will have until January 8, 2023 to consummate a Business Combination or until July 8, 2023 if the Company extends the period of time to consummate an initial Business Combination by the full amount of time (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On September 21, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of BCG (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), as fully disclosed in a Current Report on Form 8-K filed with the SEC on September 21, 2022.

The obligations of the parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver of certain customary closing conditions as further described in the Business Combination Agreement.

Liquidity and Going Concern

As of September 30, 2022, the Company had $369,860 in its operating bank account, $211,276,158 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith, and working capital of $503,153, which excludes franchise and income taxes payable, as such amounts can be paid from income earned in the Trust Account.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

Prior to the consummation of its Initial Public Offering, the Company’s liquidity needs were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in consideration of Founder Shares (as defined in Note 4), and a loan from the Sponsor of $197,000 under the Note (as defined in Note 4) which was repaid in full on October 15, 2021. Following the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds of $1.18 million from the consummation of the Initial Public Offering (including the Over-Allotment) and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 8, 2023. The unaudited condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a business combination prior to the mandatory liquidation.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the annual report on Form 10-K filed by the Company with the SEC on March 30, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or to provide a supplement to the auditor’s report providing additional information about the audit and the financial statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at September 30, 2022 and December 31, 2021.

Investments in Trust Account

Investments held in trust account is comprised of investments in a money market fund that invests in U.S. government securities and generally have a readily determinable fair value. Such investments are recognized at fair value and presented on the condensed balance sheets at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in trust account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the trust account are determined using available market information.

Deferred Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Costs incurred in connection with preparation for the Public Offering ($695,809), together with $10,953,007 of underwriter’s discount, were allocated to equity instruments ($11,168,880) and derivative warrant liabilities ($479,936), based on their relative values, and charged to temporary equity or expensed (in the case of the portion allocated to derivative warrant liabilities) upon completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2022 and December 31, 2021, the Company had deferred tax assets of approximately $189,000 and $129,000, respectively, with a full valuation allowance against them.

The Company’s current taxable income primarily consists of income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2022, the Company recorded $204,000 in income tax expense. The Company’s effective tax rates for the three and nine months ended September 30, 2022 were approximately 50% and 3%, respectively, which differ from the expected income tax rate due to the start-up costs (discussed above), the change in value of warrant liabilities, and the transaction costs allocated to the warrant liabilities which are not currently deductible.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income/(Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income/(loss) per common stock is calculated by dividing the net income/(loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income/(loss) per common stock does not consider the effect of the warrants issued in connection with the IPO (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 23,625,000 shares of Class A common stock in the calculation of diluted income/(loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income/(loss) per share is the same as basic net income/(loss) per share for the three and nine months ended September 30, 2022 and 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following tables present a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Three Months Ended
	September 30, 2022		September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income/(loss) per common share:
Numerator
Allocation of net income/(loss)	$160,514	$39,830	$—	$(875)
Denominator
Basic and diluted weighted average common stock outstanding	20,855,250	5,175,000	—	4,500,000
Basic and diluted net income/(loss) per common share	$0.01	$0.01	$—	$—

	For the Nine Months Ended
	September 30, 2022		September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income/(loss) per common share:
Numerator
Allocation of net income/(loss)	$5,668,797	$1,406,650	$—	$(1,325)
Denominator
Basic and diluted weighted average common stock outstanding	20,855,250	5,175,000	—	4,500,000
Basic and diluted net income/(loss) per common share	$0.27	$0.27	$—	$—

Redeemable Common Stock

As discussed in Note 1, all of the 20,700,000 Public Shares sold as part of Units in the Initial Public Offering contain a redemption feature which allows for the redemption of the Public Shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (i.e., total assets less intangible assets and liabilities) to be less than $5,000,001 upon the closing of a Business Combination.

While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,000, all shares of Class A common stock sold in the Initial Public Offering are redeemable and will be classified as temporary equity on the Company’s balance sheet until such time as a redemption event takes place. The value of Class A common stock that may be redeemed will be equal to $10.15 per share (which is the assumed redemption price) multiplied by 20,700,000 shares of Class A common stock.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value of the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. Costs associated with issuing the warrants classified as derivative liabilities are charged to operations when the warrants are issued.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact the pronouncement will have on the unaudited condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In February 2022, a military conflict started between Russia and Ukraine. The ongoing military conflict has provoked strong reactions from the United States, the UK, the European Union and various other countries around the world, including the imposition of broad financial and economic sanctions against Russia. Further, the precise effects of the ongoing military conflict and these sanctions on the global economies remain uncertain as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 3—INITIAL PUBLIC OFFERING

On October 8, 2021, the Company consummated the Public Offering of 20,700,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 2,700,000 Units, at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-fourths of one redeemable warrant (“Public Warrant”). Each whole Warrant offered in the Initial Public Offering is exercisable to purchase one share of Class A common stock at $11.50 per share, subject to adjustment (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share.

NOTE 4—RELATED PARTY TRANSACTIONS

Founder Shares

On October 21, 2020, the Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, to cover certain of the Company’s offering costs in consideration of 5,750,000 shares of Class B common stock, par value $0.0001. On August 30, 2021, the Sponsor forfeited 1,437,500 of these shares, for no consideration, such that there were 4,312,500 shares of Class B common stock outstanding. On October 5, 2021, the Company effected a stock dividend of 0.2 of a founder share for each outstanding founder share, which resulted in the Sponsor holding an aggregate of 5,175,000 Founder Shares. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to exercise fully its over-allotment option, 675,000 Founder Shares were no longer subject to forfeiture. All share and per-share amounts have been retroactively restated to reflect the stock dividend. On October 5, 2021, the Sponsor transferred 150,000 Founder Shares to its then independent directors.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note—Related Party

On October 31, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable, as amended, on the earlier of December 31, 2021 or the completion of the Initial Public Offering. On October 15, 2021, the Company repaid the balance in full to the Sponsor. Because the balance of the Promissory Note has been repaid, it is no longer available to the Company.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, on October 5, 2021, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, and administrative support services. Upon completion of an initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2022, the Company incurred $30,000 of these fees which are included in general and administrative expenses—related party on the unaudited condensed statements of operations. For the nine months ended September 30, 2022, the Company incurred $90,000 of these fees which are included in general and administrative expenses—related party on the unaudited condensed statements of operations. As of September 30, 2022 and December 31, 2021, the Company prepaid $30,000 and $10,000, respectively, of these fees which are included in prepaid expenses on the accompanying unaudited condensed balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust

Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022 and December 31, 2021, there were no working capital loans outstanding.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, representative shares and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 2,700,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. At October 8, 2021, the underwriter exercised such option in full.

The underwriter was entitled to an underwriting discount of $0.125 per Unit, or $2,587,500 in the aggregate of the gross proceeds of the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of $0.35 per Unit, or $7,245,000 in the aggregate; provided that up to 0.875% of the gross proceeds or $1,811,250 in the aggregate may be paid to third parties not participating in the offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”) or regulated broker-dealers) that assist the underwriter in consummating the initial Business Combination. The deferred fee will be waived by the underwriter in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

In addition, the Company issued to the underwriter 155,250 non-redeemable shares of Class A common stock upon closing of the Initial Public Offering, at a price of $0.0001 (the “Representative Shares”). These shares were fair valued at $1,120,507 at the Initial Public Offering using Black-Scholes option pricing model utilizing Level 3 inputs. The holder of the Representative Shares has agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the Company’s initial Business Combination. In addition, the holder of the Representative Shares has agreed (i) to waive its conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust account with respect to such shares if the Company fails to complete its initial Business Combination within the required time period. The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement.

NOTE 6—WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. As of September 30, 2022 and December 31, 2021, 15,525,000 Public Warrants and 8,100,000 Private Warrants, respectively, were outstanding.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of the initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the shares of the Company’s Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 7—CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock sold during the Initial Public Offering features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events.

The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 20,855,250 shares of Class A common stock outstanding, of which 20,700,000 shares are subject to possible redemption and are classified outside of stockholders’ deficit in the unaudited condensed balance sheets.

The Class A common stock subject to possible redemption reflected on the unaudited condensed balance sheets is reconciled on the following table:

Gross proceeds from Initial Public Offering	$207,000,000
Less:
Fair value of Public Warrants at issuance	(9,159,750)
Offering costs allocated to Class A common stock subject to possible redemption	(11,168,880)
Plus:
Accretion on Class A common stock subject to possible redemption amount	23,433,630
Class A common stock subject to possible redemption as of December 31, 2021	210,105,000
Increase in redemption value of Class A common stock subject to redemption	581,356

Class A common stock subject to possible redemption as of September 30, 2022	$210,686,356

NOTE 8—STOCKHOLDERS’ DEFICIT

Preferred Stock—The Company was authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company was authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 20,855,250 shares of Class A common stock issued and outstanding, of which 20,700,000 shares are subject to redemption.

Class B Common Stock—The Company was authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 5,175,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares of the Company’s common stock issued and outstanding upon completion of Initial Public Offering, plus (ii) the sum of (a) all shares of the Company’s common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or deemed issued by the Company in connection with or in relation to the completion of a Business Combination, excluding (1) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any (2) Private Placement Warrants issued to the Sponsor or any of its affiliates upon conversion of Working Capital Loans minus (b) the number of Public Shares redeemed by public stockholders in connection with a Business Combination.

NOTE 9—FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of September 30, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$211,276,158	$—	$—

Liabilities:
Private Placement Warrants	$—	$790,560	$—
Public Warrants	$1,515,240	$—	$—

	Fair Value Measured as of December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$210,109,087	$—	$—

Liabilities:
Private Placement Warrants	$—	$3,159,000	$—
Public Warrants	$6,054,750	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of each reporting period.

Initial Measurement

The Company established the initial fair value for the warrants on October 8, 2021, the date of the Company’s Initial Public Offering, using a market-based approach for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and three-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. On October 8, 2021, the Private Placement Warrants and Public Warrants were determined to have aggregate values of $4.78 million and $9.16 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of September 30, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker AVACW. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2. As of September 30, 2022, the aggregate values of the Private Placement Warrants and Public Warrants were $790,560 and $1,515,240, respectively. As of December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $3,159,000 and $6,054,750, respectively.

NOTE 10—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

AVALON ACQUISITION INC.,

BENEFICIENT MERGER SUB I, INC.,

BENEFICIENT MERGER SUB II, LLC,

and

THE BENEFICIENT COMPANY GROUP, L.P.

dated as of

September 21, 2022

A-i

A-ii

Exhibits:

Exhibit A - Form of Assignment, Assumption and Amendment to Warrant Agreement
Exhibit B - Terms of Registration Rights Agreement
Exhibit C-1 - Form of B-1/B-2 Lock-Up Agreement
Exhibit C-2 - Form of Founder Lock-Up Agreement
Exhibit D-1 - Form of Sponsor Lock-Up Agreement
Exhibit D-2 - Form of Amendment to Letter Agreement
Exhibit E - Terms of Amended BCH Organizational Documents and BCG Organizational Documents
Exhibit F - Terms of Conversion
Exhibit G - Form of Omnibus Incentive Plan

A-iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2022 (“Execution Date”), by and among Avalon Acquisition, Inc. a Delaware corporation (“Avalon”), The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of BCG (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”). Avalon, BCG and the Merger Subs are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

A.	Avalon is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination.

B.

Prior to the Contribution (defined below), the Company will form Ben LLC, a Delaware limited liability company (“Ben LLC”), which will be a wholly-owned, direct subsidiary of BCG, formed for the purposes of consummating the Transactions.

C.	Merger Sub I is a newly incorporated Delaware corporation, wholly-owned by BCG, and was formed for the sole purpose of consummating the Avalon Merger.

D.	Merger Sub II is a newly formed Delaware limited liability company, wholly-owned by BCG, and was formed for the sole purpose of consummating the LLC Merger.

E.

Prior to the Closing, BCG may, in its sole discretion, enter into subscription agreements and consummate the transactions thereunder with investors relating to an investment in the Company to purchase shares of the Company in connection with a private placement, and/or enter into backstop arrangements with potential investors (a “PIPE Investment”).

F.

Prior to Closing, BCG will be recapitalized, including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG Common Units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units will be renamed the Class A Common Units (the “BCG Class A Common Units”); (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH (each as defined in BCH’s limited partnership agreement, the “BCH Preferred A-1 Unit Accounts”) will convert certain BCH Preferred A-1 Unit Accounts to Class S Ordinary Units of BCH (the “BCH Class S Ordinary Units”), which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH (the “BCH Preferred C Unit Accounts”) may convert certain of such BCH Preferred C-1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”).

G.

Following the Initial Recapitalization and prior to the Closing Date, BCG will convert from a Delaware limited partnership to a Nevada corporation (the “Conversion”), on the terms and subject to the conditions of this Agreement, the Plan of Conversion and in accordance with the Delaware Revised Uniform Partnership Act, the Nevada Revised Statutes (“NRS”) and other applicable Laws, and immediately following the effective time of the Conversion (such time, the “Conversion Effective Time”), BCG shall continue as the resulting corporation of the Conversion and change its name to “Beneficient” (the “Company”).

H.

In connection with the Conversion, each BCG Partnership Unit issued and outstanding immediately before the effective time of the Conversion (including, for the avoidance of doubt, Preferred Series B-1 Unit Accounts and Preferred Series B-2 Unit Accounts (in each case, as defined in BCG’s limited partnership agreement)) shall automatically be converted into Company Common Shares, in each case, as more thoroughly described in the Plan of Conversion.

I.

Following the Conversion, on the terms and subject to the conditions of this Agreement, the Company would contribute 100% of its general partner and limited partner interests in BCH to Ben LLC (the “Contribution”).

J.

Following the Conversion and Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”), and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub I will merge with and into Avalon (the “Avalon Merger”), with Avalon being the surviving corporation of the Avalon Merger and a wholly-owned subsidiary of the Company (Avalon, in its capacity as the surviving corporation of the Avalon Merger, is sometimes referred to as the “Avalon Merger Surviving Corporation”), and in connection therewith, each share of Avalon Common Stock issued and outstanding immediately prior to the Avalon Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares and Company Series A Preferred Stock (the “Avalon Shares Merger Consideration”), as more thoroughly described and calculated in Section 3.01.

K.

Within two weeks of the Avalon Merger Effective Time, the Avalon Merger Surviving Corporation will merge with and into Merger Sub II (the “LLC Merger”), the separate existence of the Avalon Merger Surviving Corporation will cease and Merger Sub II will be the surviving entity of the LLC Merger and a direct wholly-owned subsidiary of the Company (such entity, the “LLC Merger Surviving Company”).

L.

As more thoroughly described in Section 3.01(c), in connection with the Avalon Merger, (i) the Company will assume all of the outstanding Avalon Warrants and each Avalon Warrant will become warrants to purchase Company Class A Common Shares and Company Series A Preferred Stock pursuant to the terms of an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit A (the “Assignment, Assumption and Amendment to Warrant Agreement”) (such transactions, the “Company Warrant Assumption”, and together with the Avalon Shares Merger Consideration, the “Avalon Merger Consideration”); and (ii) the bylaws and certificate of formation of Avalon shall be amended and restated in a form mutually agreed by the parties (the “Avalon Merger Surviving Corporation Bylaws and Certificate of Formation”) and each issued and outstanding share of Common Stock of Merger Sub I shall become and be converted into one share of Class A Common Stock of Avalon, and the corporate name of Avalon shall be changed to a name mutually agreed upon by Avalon and the Company, with the result that the Avalon Merger Surviving Corporation is a direct, wholly-owned subsidiary of the Company.

M.

In connection with the consummation of the Avalon Merger and the Transactions, the Company and certain Persons who will become holders of Company B Common Shares as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Stockholders Agreement in accordance with the terms set forth on Exhibit F attached hereto (the “Stockholders Agreement”), which will become effective as of the Avalon Merger Effective Time.

N.

In connection with the consummation of the Transactions, the Company and certain Persons who will become holders of Company Common Shares as a result of the Initial Recapitalization and Conversion will enter into a Registration Rights Agreement in a form mutually agreeable to the Parties and in accordance with the terms attached hereto as Exhibit B (the “Registration Rights Agreement”), which will become effective as of the Avalon Merger Effective Time.

O.

On or prior to the Closing, (i) certain holders of Preferred Series B-1 and B-2 Unit Accounts who will become holders of Company Common Shares as a result of the Conversion may enter into a lock-up agreement with the Company, substantially in the form set forth on Exhibit C-1 attached hereto (the “B-1/B-2 Lock-Up Agreement”), which agreements will become effective as of the Avalon Merger Effective Time; and (ii) certain other Persons who will become holders of Company Common Shares as a result of the Conversion will enter into a lock-up agreement with the Company, substantially in the form set forth on Exhibit C-2 attached hereto (the “Founder Lock-Up Agreement”), which agreements will become effective as of the Avalon Merger Effective Time.

P.

Concurrently with the execution and delivery of this Agreement, (i) the Company and the Sponsor Persons set forth on Schedule 1.01(d) of the BCG Schedules have entered into a Lock-Up Agreement, substantially in the form set forth on Exhibit D-1 attached hereto (each, a “Sponsor Lock-Up Agreement”), and (ii) the Company, Sponsor and the Sponsor Persons set forth on Schedule 1.01(e) have entered into an Amendment to Letter Agreement (each, a “Letter Amendment”), substantially in the form set forth on Exhibit D-2 attached hereto.

Q.

The sole stockholder of Merger Sub I, the sole member of Merger Sub II and the general partner of BCG have each (i) determined that the Mergers and the other Transactions are in the best interests of their respective companies, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

R.

The board of directors of Avalon has unanimously (i) determined that it is in the best interests of Avalon and the Avalon Stockholders, and declared it advisable, to enter into this Agreement and other Transaction Agreements providing for the Mergers and Transactions in accordance with the DGCL and DLLCA, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including Mergers, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) recommended the adoption of this Agreement, the Transaction Agreements and the consummation of each of the Transactions (including the Mergers) to the Avalon Stockholders (the “Avalon Board Recommendation”).

S.

Concurrently with the execution and delivery of this Agreement, Sponsor and certain other Avalon Stockholders have entered into one or more Sponsor Agreements pursuant to which, inter alia, such stockholders have agreed to (i) vote all of their respective shares of Avalon Common Stock in favor of approving this Agreement and the consummation of the Transactions, and (ii) amend the Avalon Private Warrants such that they waive their rights to receive the Company Series A Preferred Stock upon exercise of the Avalon Private Warrants.

T.

Concurrently with the execution and delivery of this Agreement, certain Persons who will become holders of Company Common Shares as a result of the Conversion have entered into one or more Voting and Support Agreements (each, a “Founder Support Agreement”) pursuant to which, inter alia, such Persons have agreed to vote all of their respective partnership interests in BCG in favor of approving the Conversion, Contribution and Initial Recapitalization.

U.

BCG, as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein (the “Merger Subs Equityholder Approval”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2020 Financial Statements” has the meaning specified in Section 5.08(a).

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise;

“Agreement” has the meaning specified in the preamble hereto.

“Amended BCG Organizational Documents” has the meaning specified in Section 2.01(b).

“Amended BCH Organizational Documents” has the meaning specified in Section 2.01(b).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset PIPE Financing” has the meaning specified in Section 7.06.

“Assignment, Assumption and Amendment to Warrant Agreement” has the meaning specified in the Recitals hereto.

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of Avalon and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with Avalon Stockholder Redemption).

“Audited 2021 Financial Statements” means the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2021, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended.

“Avalon” has the meaning specified in the preamble hereto.

“Avalon Affiliate Agreement” has the meaning specified in Section 6.17(c).

“Avalon Benefit Plan” has the meaning specified in Section 6.11.

“Avalon Board Recommendation” has the meaning specified in the Recitals hereto.

“Avalon Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Avalon.

“Avalon Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Avalon.

“Avalon Certificate of Merger” has the meaning specified in Section 2.04(a).

“Avalon Closing Statement” has the meaning specified in Section 4.03.

“Avalon Common Stock” means Avalon Class A Common Stock and Avalon Class B Common Stock.

“Avalon Cure Period” has the meaning specified in Section 11.01(e).

“Avalon Material Adverse Effect” means any event, change, circumstance or development that (i) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Avalon to perform its obligations under this Agreement and the Transaction Agreements to which it is a party, including consummating the Transactions, or (ii) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Avalon.

“Avalon Merger” has the meaning specified in the Recitals hereto.

“Avalon Merger Consideration” has the meaning specified in the Recitals hereto.

“Avalon Merger Effective Time” has the meaning specified in Section 2.04(a).

“Avalon Merger Surviving Corporation” has the meaning specified in the Recitals hereto.

“Avalon Merger Surviving Corporation Bylaws and Certificate of Formation” has the meaning specified in the Recitals hereto.

“Avalon Organizational Documents” means the Certificate of Incorporation and Avalon’s bylaws, as amended and in effect on the Execution Date.

“Avalon Preferred Stock” means preferred stock, par value $0.0001 per share, of Avalon.

“Avalon Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Avalon Class A Common Stock per whole warrant at a purchase price of $11.50 per share.

“Avalon Public Warrants” means the warrants that were included as part of each Avalon Unit, entitling the holder thereof to purchase one share of Avalon Class A Common Stock per whole warrant at a purchase price of $11.50 per share.

“Avalon Representations” means the representations and warranties of Avalon expressly and specifically set forth in Article VI of this Agreement, as qualified by the Avalon Schedules.

“Avalon Schedules” means the disclosure schedules of Avalon.

“Avalon Securities” means the Avalon Units, the Avalon Shares, and the Avalon Warrants, as appropriate.

“Avalon Shares” means Avalon Common Stock and Avalon Preferred Stock.

“Avalon Shares Merger Consideration” has the meaning specified in the Recitals hereto.

“Avalon Stockholder Approval” has the meaning specified in Section 6.02(a).

“Avalon Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“Avalon Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“Avalon Stockholders” means the holders of shares of Avalon Common Stock.

“Avalon Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Avalon, any of its Affiliates or on any of their respective Representatives on their behalf or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the IPO, this Agreement, the Transaction Agreements and the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions (including any deferred underwriting fees or placement fees), finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) the preparation, printing, filing and mailing of the Form S-4 (or the Proxy Statement/Prospectus), the solicitation of Avalon Stockholder Approval, (iii) transfer Taxes for which Avalon is responsible pursuant to Section 9.05(a), (iv) any and all filing fees payable by any of Avalon or its Affiliates to Governmental Authorities in connection with the Transactions, and (v) any premiums, fees, disbursements or expenses incurred in connection with any insurance policy (including any tail insurance policy for directors’ and officers’ liability insurance), in each case, incurred in connection with the Transactions.

“Avalon Units” means the issued and outstanding units of Avalon, each such unit comprised of one share of Avalon Class A Common Stock and three-fourths of one Avalon Public Warrant.

“Avalon Warrants” means Avalon Private Warrants and Avalon Public Warrants, collectively.

“B-1/B-2 Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“BCG” has the meaning specified in the preamble hereto.

“BCG Benefit Plan” has the meaning specified in Section 5.13(a).

“BCG Class A Common Units” has the meaning specified in the Recitals hereto.

“BCG Class B Common Units” has the meaning specified in the Recitals hereto.

“BCG Common Units” means the common units of BCG.

“BCG/Company Parties” has the meaning specified in Section 12.17(a).

“BCG Cure Period” has the meaning specified in Section 11.01(d).

“BCG Employees” has the meaning specified in Section 5.13(a).

“BCG Equityholders” means the direct and indirect equityholders of BCG on or prior to the Closing.

“BCG Group” means the BCG Parties and each of their direct and indirect Subsidiaries.

“BCG Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the BCG Group, taken as a whole, or (ii)

prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the BCG Parties to consummate the Transactions; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “BCG Material Adverse Effect” (except in the case of clauses (a), (b), (c), (d), and (e), in each case, to the extent that such change disproportionately affects the BCG Group, taken as a whole, as compared to other similarly situated Persons operating in the industries and geographical locations in which the BCG Group operates): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which BCG operates, (c) any change generally affecting any of the industries or markets in which the BCG Group operates or the economy as a whole, (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) and the effect of any COVID-19 Measures), weather condition, explosion fire, act of God or other force majeure event, (e) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the BCG Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (f) the announcement or the execution of this Agreement or the Transaction Agreements, the pendency or consummation of the Transactions or the performance of this Agreement or the Transaction Agreements, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (g) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Avalon, (h) any failure of the BCG Group, taken as a whole, to meet any projections, forecasts or budgets, (i) the effect of any breach, violation or non-performance of any provision of this Agreement by Avalon or its Affiliates or any action taken by Avalon or its Affiliates with respect to the Transactions, (j) actions required to be taken under applicable Contracts, or (k) attributable to any matter set forth on the Schedule 1.01(a) of the BCG Schedules or otherwise disclosed on the BCG Schedules.

“BCG Parties” means BCG, Merger Sub I and Merger Sub II.

“BCG Partnership Unit” means a partnership interest of BCG that is designated as a “Unit” in accordance with the Limited Partnership Agreement of BCG (as amended, restated or otherwise modified from time to time).

“BCG Representations” means the representations and warranties of the BCG Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the BCG Schedules. For the avoidance of doubt, the BCG Representations are solely made by BCG and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, Merger Subs and Ben LLC.

“BCG Schedules” means the disclosure schedules of BCG and its Subsidiaries.

“BCG Software” has the meaning specified in Section 5.19(c).

“BCG Subsidiary Securities” has the meaning specified in Section 5.07(b).

“BCH” means Beneficient Company Holdings, L.P.

“BCH Class S Ordinary Units” has the meaning specified in the Recitals hereto.

“BCH Preferred A-1 Unit Accounts” has the meaning specified in the Recitals hereto.

“BCH Preferred C Unit Accounts” has the meaning specified in the Recitals hereto.

“Ben LLC” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Avalon, filed with the Secretary of State of the State of Delaware on October 5, 2021, as amended and in effect on the Execution Date.

“Claim” has the meaning specified in Section 8.01(a).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Recitals hereto.

“Company Charter” has the meaning specified in Section 2.02(c).

“Company Class A Common Shares” means the shares of Class A Common Stock, par value $0.001 per share, of the Company and any successors thereto.

“Company Class B Common Shares” means the shares of Class B Common Stock, par value $0.001 per share, of the Company and any successors thereto.

“Company Common Shares” means the Company Class A Common Shares and the Company Class B Common Shares.

“Company Series A Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company and any successor thereto, with each such share being nonvoting, having a liquidation preference equal to $0.001 per share, automatically converting into one-fourth (1/4) of a Company Class A Common Share on the Company Series A Preferred Stock Conversion Date and being subject to redemption at its liquidation preference at the option of the Company at any time after the Company Series A Preferred Stock Conversion Date. For the avoidance of doubt, the Series A Convertible Preferred Stock shall only be subject to redemption following the Company Series A Preferred Stock Conversion Date.

“Company Series A Preferred Stock Conversion Date” means the later of (i) 90 days after the Closing Date and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of the Company Class A Common Shares upon the exercise of the Company Warrants.

“Company Organizational Documents” has the meaning specified in Section 2.02(c).

“Company Warrant Assumption” has the meaning specified in the Recitals hereto.

“Company Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Common Share at a purchase price of $11.50 per share.

“Completion Window” has the meaning specified in the Certificate of Incorporation.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, arrangements, subcontracts, leases, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind, but excluding purchase orders and sale orders entered into in the ordinary course of business.

“Contribution” has the meaning specified in the Recitals hereto.

“Contribution Agreement” has the meaning specified in Section 2.03.

“Conversion Effective Time” means the date and time specified in the Certificate of Conversion, or if no such time is specified, at which the Certificate of Conversion is filed with the Secretary of State of the State of Nevada.

“Conversion” has the meaning specified in the Recitals hereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Indemnified Parties” has the meaning specified in Section 8.01(a).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” has the meaning specified in the Recitals hereto.

“Draft 2021 Financial Statements” has the meaning specified in Section 5.08(a).

“Enforceability Exceptions” has the meaning specified in Section 5.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the Execution Date.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.06(a).

“Excluded Share” means, without duplication, each share of Avalon Common Stock, and any other share of capital stock of Avalon (i) for which redemption rights have been exercised in connection with the Avalon Stockholder Redemption, (ii) that, at the Avalon Merger Effective Time, is held in the treasury of Avalon (if any), or (iii) that is owned by the BCG Parties (if any).

“Execution Date” has the meaning specified in the preamble hereto.

“Extension Amount” has the meaning specified in Section 9.10.

“Form S-4” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by BCG under the Securities Act, with respect to the registration of the Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants to be issued in connection with the Transactions.

“Founder Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Founder Support Agreement” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its limited liability company agreement and certificate of formation. With respect to Avalon, Governing Documents also include the Trust Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H&B” has the meaning specified in Section 12.17(a).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the Execution Date, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a)-(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Initial Recapitalization” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 9.05(d).

“Interim Period” has the meaning specified in Section 7.01.

“IPO” means the initial public offering of Avalon Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Avalon, dated as of October 5, 2021, and filed with the SEC on October 7, 2021 (File No. 333-253654).

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by BCG or any of its Subsidiaries.

“Knowledge of Avalon,” “Avalon’s Knowledge” or similar terms used in this Agreement mean the actual knowledge of the Persons identified on Schedule 1.01(a) of the Avalon Schedules after reasonable inquiry of such Person’s direct reports who are directly responsible for the applicable subject matter.

“Knowledge of the BCG Parties,” “BCG Parties’ Knowledge” or similar terms used in this Agreement mean the actual knowledge of the Persons identified on Schedule 1.01(b) of the BCG Schedules after reasonable inquiry of such Person’s direct reports who are directly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by a member of the BCG Group for which such member of the BCG Group is required to make annual payments in excess of $500,000.

“Leases” has the meaning specified in Section 5.18.

“Letter Amendment” has the meaning set forth in the Recitals hereto.

“Liability” means, with respect to any Person, any liability, Indebtedness or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, whether due or to become due, and regardless of when or by whom asserted and required to be recorded or reflected on a balance sheet under GAAP.

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind, restriction (on voting, sale, transfer or disposition), or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“LLC Merger” has the meaning specified in the Recitals hereto.

“LLC Merger Certificate of Merger” has the meaning specified in Section 2.05(b).

“LLC Merger Effective Time” has the meaning specified in Section 2.05(b).

“LLC Merger Surviving Company” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 2.06(c).

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” means the Avalon Merger and the LLC Merger.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Merger Subs Equityholder Approvals” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Sponsor Avalon Warrant” means an Avalon Warrant, other than a Sponsor Avalon Warrant.

“Omnibus Incentive Plan” has the meaning specified in Section 8.08.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 9.03(a)(i).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the Creative Commons License or any other license that includes similar terms.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the BCG Group.

“Party” and “Parties” have the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11(a).

“Permitted Liens” means (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith, and in accordance with the Leased Real Property Leases (if applicable), by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of Law with respect to obligations not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the use or occupancy of the property to which they relate in the conduct of the business of the BCG Group or the business of Avalon, as the case may be, as currently conducted or the value or marketability of any such property; (e) Liens arising under conditional sales Contracts and equipment leases with third parties and other Liens arising on assets and products sold in the ordinary course of business consistent with past practice and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (f) landlords’ Liens and Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the BCG Group or the business of Avalon, as the case may be, as currently conducted; (i) Liens that will be released at or prior to the Closing; (j) Liens identified in the Signing Date Financial Statements; (k) Liens created or incurred, or required to be created or incurred under any PIPE Investments or in the Asset PIPE Financing; (l) Liens reserved or created pursuant to any Transaction Agreements; (m) Liens on equity or debt securities resulting from applicable securities Laws; (n) Liens arising in the ordinary course of business and identified in a UCC financing statement to the extent such Liens do not materially impair the use or value of the asset so affected; and (o) Liens listed on Schedule 1.01(c) of the BCG Schedules.

“Permitted Recapitalization” has the meaning specified in Section 2.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Warrant” has the meaning specified in Section 7.05.

“Plan of Conversion” has the meaning specified in Section 2.02(a).

“Policies” has the meaning specified in Section 5.16.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information.

“Privileged Materials” has the meaning specified in Section 12.17(b).

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including (i) the proxy statement of Avalon to be used for the Special Meeting to approve the Avalon Stockholder Matters (which shall also provide the Avalon Stockholders with the opportunity to redeem their shares of Avalon Common Stock in conjunction with a stockholder vote on the Business Combination) and (ii) a prospectus with respect to the Company Class A Common Shares and Company Series A Preferred Stock to be offered and issued to the Avalon Stockholders and the effect of the Transactions on the Avalon Warrants, in all cases in accordance with and as required by the Avalon Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Reference Price” means $10.00 per share.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law.

“Related Party Contracts” has the meaning specified in Section 5.24.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Scheduled Intellectual Property” has the meaning specified in Section 5.19(a).

“Schedules” means the BCG Schedules and the Avalon Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Date Financial Statements” has the meaning specified in Section 5.08(a).

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Significant Subsidiary” means any direct or indirect Subsidiary of BCG which hold assets in excess of $100,000,000.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware and development tools and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Avalon Common Stock to be held for the purpose of approving the Avalon Stockholder Matters.

“Special Termination Event” has the meaning specified in Section 11.01(g).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means Avalon Acquisition Holdings LLC.

“Sponsor Avalon Warrants” means the Avalon Warrants held by the Sponsor.

“Sponsor Lock-Up Agreement” has the meaning set forth in the Recitals hereto.

“Sponsor Person” has the meaning specified in the Sponsor Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing and for the avoidance of doubt, the Variable Interest Entities, Merger Sub and Avalon shall not constitute Subsidiaries hereunder.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Avalon Breach” has the meaning specified in Section 11.01(e).

“Terminating Company Breach” has the meaning specified in Section 11.01(d).

“Termination Date” has the meaning specified in Section 11.01(d).

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Agreement, the Founder Support Agreement, the Avalon Organizational Documents, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the BCG Transaction Expenses and Avalon Transaction Expenses.

“Transactions” means the Initial Recapitalization, the Conversion, Contribution and the Mergers.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Account Proceeds” means the aggregate cash proceeds available for release from the Trust Account to Avalon or the Avalon Merger Surviving Corporation (or any designees thereof) in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the Avalon Stockholder Redemptions, and after payment of (or taking into account a reduction of cash proceeds available for release in respect of) any and all Transaction Expenses).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“WARN Act” has the meaning specified in Section 5.14(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 5, 2021, between Avalon and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” has the meaning specified in Section 11.02.

“Variable Interest Entity” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of the BCG Group in the BCG Group’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of Accounting Standards Codification Topic 810 (Consolidation).

Section 1.02 Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)    When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the BCG Group, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)    Any reference to “BCG” in this Agreement shall mean and refer to the “Company” from and after the Conversion Effective Time.

(g)    Any reference to the “Company” in this Agreement shall mean and refer to the “BCG” prior to the Conversion Effective Time.

(h)    Any reference to “Avalon” in this Agreement shall mean and refer to the “Avalon Merger Surviving Corporation” from and after the Avalon Merger Effective Time and the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(i)    Any reference to “Merger Sub II” in this Agreement shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(j)    Any reference to Avalon Merger Surviving Corporation shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(k)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(l)    Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(m)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. CST on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by BCG in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding securities of the BCG Parties (in each case, other than in connection with a Permitted Recapitalization) or shares of Avalon Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, issuance of securities, or any similar event shall have occurred, or if there shall have been any breach by Avalon with respect to its shares of Avalon Common Stock or rights to acquire Avalon Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of the BCG Parties or shares of Avalon Common Stock, as applicable, will be appropriately adjusted to provide to the holders of then-outstanding securities of the BCG Group or the holders of Avalon Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit the BCG Parties or Avalon and its subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

INITIAL RECAPITALIZATION; CONVERSION; CONTRIBUTION; MERGERS

Section 2.01 Initial Recapitalization.

(a)    Prior to the Conversion, BCG will undergo the Initial Recapitalization. In addition, at any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of the BCG Parties under this Agreement and notwithstanding anything to the contrary contained herein, the BCG Parties and other members of the BCG Group shall be permitted to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the capital structure of any BCG Party (including any such event that involves the creation of new classes of units or shares of stock of any BCG Party, which may have varying voting rights on a per-share basis) as necessary or appropriate to facilitate the Transactions, or as otherwise consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied) (each, a “Permitted Recapitalization”).

(b)    Prior to or in connection with the Initial Recapitalization and to facilitate the Transactions, (i) the BCG Organizational Documents shall be amended and restated following approval by BCG’s general partner and, as necessary, partners (such amendment and restatement to the BCG Organizational Documents, the “Amended BCG Organizational Documents”), and (ii) the BCH Organizational Documents shall be amended and restated following approval by BCH’s general partner and, as necessary, partners (such amendment and restatement to the BCH Organizational Documents, in accordance with the terms attached hereto as Exhibit E, the “Amended BCH Organizational Documents”), in each case, to provide for the Initial Recapitalization as described in the Recitals and this Article II. The Amended BCG Organizational Documents will remain in effect from and after adoption through the Conversion Effective Time.

Section 2.02 The Conversion.

(a)    To effectuate the Conversion, following the Initial Recapitalization and prior to the Closing and Contribution, BCG shall execute a Plan of Conversion, in a form mutually agreeable to the Parties and in accordance with the terms attached hereto as Exhibit F (the “Plan of Conversion”), and will cause certificates of conversion satisfying the applicable requirements of the DLLCA and NRS to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 17-219 of the Delaware Revised Uniform Partnership Act and the Secretary of State of the State of Nevada in accordance with Section 92A.195 of the NRS, and make all other filings or recordings required by the DLLCA and NRS in connection with the Conversion. At the Conversion Effective Time, on the terms and conditions set forth herein and in the Plan of Conversion, BCG shall convert into a Nevada corporation.

(b)    From and after the Conversion Effective Time, the Conversion shall have the effects set forth in this Agreement, the Plan of Conversion, the Certificates of Conversion, Section 17-219 of the Delaware Revised

Uniform Partnership Act and Section 92A.250 of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all of the rights, privileges and powers of BCG, and all property, real, personal and mixed, and all debts due to BCG, as well as all other things and causes of action belonging to BCG, shall remain vested in the Company and shall be the property of the Company; and all debts, liabilities and duties of BCG shall remain attached to the Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as the Company.

(c)    At the Conversion Effective Time, by virtue of the Conversion, the Amended BCG Organizational Documents shall be amended and restated by an articles of incorporation (the “Company Charter”) and bylaws (the “Bylaws”, and together with the Company Charter, the “Company Organizational Documents”), which shall be in accordance with the terms set forth on Exhibit F and otherwise in a form approved by Avalon (such approval not to be unreasonably withheld, conditioned or delayed).

Section 2.03 Contribution. Following the Initial Recapitalization and Conversion and prior to the Closing, the Company and Ben LLC shall execute a Contribution Agreement, in a form mutually agreeable to the Parties (the “Contribution Agreement”), pursuant to which the Company will contribute to Ben LLC all of the BCH limited partnership interests and general partnership interests held by the Company.

Section 2.04 The Avalon Merger.

(a)    Following the Initial Recapitalization, Contribution and Conversion, on the terms and subject to the conditions set forth herein, on the Closing Date, Avalon and Merger Sub I shall cause the Avalon Merger to be consummated by filing a certificate of merger in a form mutually agreeable to the Parties (the “Avalon Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Avalon and specified in the Certificate of Merger, being the “Avalon Merger Effective Time”).

(b)    At the Avalon Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub I and Avalon shall consummate the Avalon Merger, pursuant to which Merger Sub I shall be merged with and into Avalon, following which the separate corporate existence of Merger Sub I shall cease and Avalon shall continue as the Avalon Merger Surviving Corporation after the Avalon Merger and as a direct, wholly-owned subsidiary of the Company.

(c)    At the Avalon Merger Effective Time, the effect of the Avalon Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Avalon Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Avalon Merger Surviving Corporation, which shall include the assumption by the Avalon Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub I set forth in this Agreement to be performed after the Avalon Merger Effective Time.

(d)    At the Avalon Merger Effective Time (in accordance with the Certificate of Merger), the certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Avalon Merger Effective Time shall, in materially the same form, become the certificate of incorporation and bylaws of the Avalon Merger Surviving Corporation, save and except that all references to the share capital of the Avalon Merger Surviving Corporation shall be amended to refer to the correct authorized capital stock of the Avalon Merger Surviving Corporation consistent with the Avalon Certificate of Merger, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and bylaws.

(e)    At the Avalon Merger Effective Time, the board of directors and officers of Merger Sub I and Avalon shall cease to hold office, and the board of directors and officers of the Avalon Merger Surviving

Corporation shall be appointed as determined by the Company, each to hold office in accordance with the Organizational Documents of the Avalon Merger Surviving Corporation until their respective successors are duly appointed and qualified.

Section 2.05 The LLC Merger.

(a)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, within two weeks of the Avalon Merger Effective Time, the Avalon Merger Surviving Company shall merge with and into Merger Sub II at the LLC Merger Effective Time. Following the LLC Merger Effective Time, the separate existence of the Avalon Merger Surviving Company shall cease and Merger Sub II shall continue as the surviving entity of the LLC Merger, as a wholly owned subsidiary of the Company.

(b)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the LLC Merger, in a form reasonably satisfactory to the Company and Avalon (the “LLC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The LLC Merger shall become effective on the date and time at which the LLC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and Avalon and specified in the LLC Merger Certificate of Merger (the time the LLC Merger becomes effective being referred to herein as the “LLC Merger Effective Time”).

(c)    From and after the LLC Merger Effective Time, the LLC Merger shall have the effects set forth in this Agreement, the LLC Merger Certificate of Merger and Section 264 of the DGCL and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Avalon Merger Surviving Company and Merger Sub II shall vest in the LLC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Avalon Merger Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the LLC Merger Surviving Company, in each case, in accordance with the DGCL and DLLCA.

(d)    At the LLC Merger Effective Time, by virtue of the LLC Merger, the certificate of formation and limited liability company operating agreement of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the certificate of formation and limited liability company operating agreement of the LLC Merger Surviving Company, until thereafter amended in accordance with its terms as provided therein and by the DLLCA.

(e)    At the LLC Merger Effective Time, the Persons serving as the sole member and officers of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the sole member and officers of the LLC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the LLC Merger Surviving Company from and after the LLC Merger Effective Time until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the LLC Merger Surviving Company, or as otherwise provided by the DLLCA.

(f)    At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01, of the Avalon Merger Surviving Corporation shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(g)    At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall be automatically canceled and extinguished and converted into one unit of limited liability company interests of the LLC Merger Surviving Company.

Section 2.06 Avalon Securities and Certificates.

(a)    Prior to the Avalon Merger Effective Time, the Company and Avalon shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company and Avalon (in such capacity, the “Exchange Agent”), for the purpose of, (i) exchanging each share of Avalon Common Stock for one (1) Company Class A Common Share and one (1) share of Company Series A Preferred Stock, as set forth in Section 3.01 below and (ii) exchanging each Avalon Warrant on the warrant transfer books of Avalon immediately prior to the Avalon Merger Effective Time for the Company Warrants issuable in respect of such Avalon Warrants in accordance with the provisions of this Agreement.

(b)    All securities issued upon the surrender of Avalon Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Avalon Securities shall also apply to the Company Class A Common Shares and Company Warrants so issued in exchange. To the extent that such Avalon Securities are represented by physical certificates, the holders of such Avalon Securities will be provided a letter of transmittal to send their certificated Avalon Securities to the transfer agent and warrant agent for the Company Class A Common Shares and Company Warrants, which shall be the same as the transfer agent and warrant agent for Avalon Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Class A Common Shares and Company Warrants that are issuable in respect of the holder’s Avalon Securities. To the extent that the Avalon Securities are held in book entry, the issuance of Company Class A Common Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(c)    In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue, in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (a “Lost Certificate Affidavit”) such securities, as may be required pursuant to Article III; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(d)    If the Avalon Shares Merger Consideration is to be issued to a Person other than the holder of the Avalon Shares in whose name the transferred Avalon Share in book-entry form is registered, it shall be a condition to the issuance of the Avalon Shares Merger Consideration that (i) the recipient of such Avalon Shares Merger Consideration, or the Person in whose name such Avalon Shares Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such Avalon Shares in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Avalon Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(e)    If the Company Warrants to be issued to a Person other than the holder in whose name the transferred Avalon Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) the recipient of such Company Warrant, or the Person in whose name such Company Warrant is to be issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such Avalon Warrant in book-entry form shall be properly transferred and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Avalon Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f)    After the Avalon Merger Effective Time, the register of shareholders of Avalon shall be closed, and thereafter there shall be no further registration on the register of shareholders of the Avalon Merger Surviving Corporation of transfers of Avalon Shares that were issued and outstanding immediately prior to the Avalon Merger Effective Time.

(g)    All securities issued upon the surrender of certificates representing the Avalon Securities (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Avalon Shares represented by such certificates representing Avalon Securities. Any Company Class A Common Shares made available to the Exchange Agent pursuant to this Section 2.06 that remain unclaimed by any holder of Avalon Shares one year after the Avalon Merger Effective Time shall be delivered to the Company or as otherwise instructed by the Company, and any holder of Avalon Shares who has not exchanged his, her or its Avalon Shares for the Avalon Shares Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Company for the issuance of the Avalon Shares Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). None of the Company, the Avalon Merger Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Avalon Shares Merger Consideration remaining unclaimed by the holders of Avalon Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.07 Further Assurances. If, at any time after the Avalon Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Avalon and Merger Sub I, the applicable directors, officers, stockholders, members and managers of Avalon, Merger Sub I and Ben LLC (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01 Avalon Consideration; Effects of the Transactions. On the terms and subject to the conditions set forth herein, at the Avalon Merger Effective Time, by virtue of the Avalon Merger and without any further action on the part of any Party or the holders of any securities of Avalon, the following shall occur:

(a)    Avalon Units. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, every issued and outstanding Avalon Unit outstanding immediately prior to the Avalon Merger Effective Time shall be automatically detached into one share of Avalon Class A Common Stock and three-fourths of a share of one Avalon Warrant.

(b)    Avalon Shares. Each share of Avalon Common Stock issued and outstanding immediately prior to the Avalon Merger Effective Time (other than Excluded Shares) that is not redeemed and each share of Avalon Common Stock included in the Avalon Units that is not redeemed will be converted into, and the holders of Avalon Common Stock shall be entitled to receive for each share of Avalon Common Stock, one (1) Company Class A Common Share and one (1) share of Company Series A Preferred Stock; provided, that the holders of the Avalon Class B Common Stock shall not be entitled to receive any Company Series A Preferred Stock in respect of such shares of Avalon Class B Common Stock. All such shares of Avalon Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of Avalon Common Stock shall thereafter cease to have any rights with respect to such securities.

(c)    Avalon Warrants. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, each outstanding Avalon Warrant, including all Avalon Warrants that were included in the Avalon Units, shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Avalon Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Avalon Common Stock set forth therein and in substitution thereof such Avalon Warrant shall entitle the holder thereof to acquire (i) such number of Company Class A Common Shares per Avalon Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement; and (ii) and one (1) share of Company Series A Preferred Stock.

(d)    Cancellation of Excluded Shares. Each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.02 Effect of Merger on Merger Sub I Shares. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of Avalon Class A Common Stock, par value $0.001 per share, of the Avalon Merger Surviving Corporation. From and after the Avalon Merger Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of Class A Common Stock of the Avalon Merger Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.03 Fractional Shares. No fractional Company Common Shares shall be issued upon the surrender for exchange of the Avalon Common Stock or Non-Sponsor Avalon Warrants and the number of Company Common Shares to be issued to each holder in respect of the Avalon Common Stock or Non-Sponsor Avalon Warrants will be rounded down to the nearest whole share.

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Merger Subs, the Company, the Avalon Merger Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Avalon Merger (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. CST on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Avalon and the Company may mutually agree in writing. The date on which the Avalon Merger shall occur is referred to herein as the “Closing Date”.

Section 4.02 Expense Amounts.

(a)    No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, BCG shall provide to Avalon a written report setting forth a list of the following fees and expenses incurred by or on behalf of BCG (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to BCG (including its direct and indirect equityholders), (ii) the fees and expenses of accountants and other advisers to BCG set forth on Schedule 4.02(a)(ii) of the BCG Schedules, (iii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to BCG, and (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of BCG, in each case, to the extent reasonably incurred in connection with the Transactions (collectively, the “BCG Transaction Expenses”). On the Closing Date, commensurate with the Avalon Merger Effective Time (and for the avoidance of doubt, following disbursement of the Trust Account Proceeds), the Avalon Merger Surviving Corporation will pay or cause to be paid by wire transfer of immediately available funds all such BCG Transaction Expenses; provided, however, that the Company shall be obligated to pay any excess BCG Transaction Expenses in the event that Surviving Corporation does not have adequate funds at the Closing.

(b)    No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Avalon shall provide to BCG a written report setting forth a list of the Avalon Transaction Expenses (together with written invoices and wire/ACH transfer instructions for the payment thereof), in each case, to the extent such Avalon Transaction Expenses are incurred and expected to remain unpaid as of immediately prior to the Closing. On the Closing Date, commensurate with the Avalon Merger Effective Time (and for the avoidance of doubt, following disbursement of the Trust Account Proceeds), the Avalon Merger Surviving Corporation will pay or cause to be paid by wire transfer of immediately available funds all such Avalon Transaction Expenses; provided, however, that the Company shall be obligated to pay any excess Avalon Transaction Expenses incurred in accordance with this Agreement in the event that the Avalon Merger Surviving Corporation does not have adequate funds at the Closing.

Section 4.03 Closing Statement. At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of Avalon Class A Common Stock may no longer elect redemption in accordance with Section 9.03(a), Avalon shall prepare and deliver to BCG a statement (the “Avalon Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to Avalon Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with Avalon Stockholder Redemption; (iii) the Available Cash Amount resulting therefrom; and (iv) any proceeds received or to be received in any PIPE Investment in connection with the Transactions prior to Closing. The Avalon Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Avalon Closing Statement until the Closing, Avalon shall (x) provide BCG and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Avalon and its Subsidiaries and to senior management personnel of Avalon and its Subsidiaries, in each case, to the extent reasonably requested by the BCG or any of its Representatives in connection with their review of the Avalon Closing Statement, (y) cooperate with BCG and its Representatives in connection with their review of the Avalon Closing Statement and the components thereof and (z) consider in good faith any comments to the Avalon Closing Statement provided by BCG or its Representatives prior to the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BCG PARTIES

Except as set forth in the BCG Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), BCG and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, each BCG Party represents and warrants to Avalon as follows:

Section 5.01 Organization of the BCG Parties. Each BCG Party is duly organized, validly existing, and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, limited partnership, limited liability company or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not constitute a BCG Material Adverse Effect. As of the Closing, the Company will be a corporation validly existing and in good standing under the Laws of the State of Nevada. The copies of the organizational documents of BCG and the Merger Subs, as in effect on the Execution Date, previously made available by BCG to Avalon (i) are true, correct and complete and (ii) are in full force and effect as of the Execution Date. BCG, Ben LLC, and the Merger Subs are duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect. Each BCG Party (other than BCG) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the Execution Date and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 5.02 Subsidiaries. The Significant Subsidiaries as of the date of this Agreement are set forth on Schedule 5.02 of the BCG Schedules. The Significant Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have all requisite corporate, limited partnership, limited liability company or other entity power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect.

Section 5.03 Due Authorization of Transactions; Securities Sold Pursuant to this Agreement.

(a)    Each BCG Party has the requisite corporate, limited partnership, limited liability company or other entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or equivalent governing body of the applicable BCG Party and BCG has, by its execution and delivery hereof, delivered the Merger Subs Equityholder Approval, and no other corporate or equivalent proceeding on the part of any BCG Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each BCG Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each BCG Party, enforceable against such BCG Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)    The Company Class A Common Shares and Company Series A Preferred Stock to be issued by the Company as merger consideration in the Avalon Merger will have been duly authorized by all necessary corporate action by the Company and will be validly issued, fully paid and non-assessable.

(c)    The Company Class A Common Shares underlying the Company Series A Preferred Stock, when issued upon conversion of the Company Series A Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any BCG Party is party by such BCG Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the Governing Documents of any BCG Party, (b) violate any provision of, or result in the breach of or default by any BCG Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien (except Permitted Liens) upon any of the properties, rights or assets of BCG or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Avalon contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any BCG Party with respect to such BCG Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, any other applicable Antitrust Laws, or Securities Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the BCG Parties to perform or comply with on a timely basis any material obligation of the BCG Parties under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (c) as otherwise disclosed on Schedule 5.05 of the BCG Schedules.

Section 5.06 Current Capitalization. Schedule 5.06 of the BCG Schedules sets forth, as of the June 30, 2022, the number and class of issued and outstanding partnership interests of BCG. The outstanding partnership interests or other equity interests of BCG have been duly authorized and validly issued and are fully paid and nonassessable.

Section 5.07 Capitalization of Subsidiaries.

(a)    The outstanding shares of capital stock or other equity interests of each of BCG’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on

Schedule 5.07(a) of the BCG Schedules, as of June 30, 2022, all of the outstanding ownership interests in each Subsidiary of BCG are owned by BCG, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b)    Except as set forth on Schedule 5.07(b) of the BCG Schedules or contemplated in this Agreement, there are no outstanding (i) securities of BCG or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of BCG, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from BCG or any of its Subsidiaries, or other obligations or commitments of BCG or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of BCG or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of BCG (the items in clauses (i)-(iii), in addition to all ownership interests of BCG’s Subsidiaries, being referred to collectively as the “BCG Subsidiary Securities”).

(c)    Except as set forth on Schedule 5.07(c) of the BCG Schedules or contemplated in this Agreement, there are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of BCG is a party or by which any Subsidiary of BCG is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of BCG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of BCG Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d)    No shares of capital stock are held in treasury by any Subsidiary of BCG.

Section 5.08 Financial Statements.

(a)    BCG has delivered to Avalon true and complete copies of (i) the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2020, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended (the “2020 Financial Statements”); and (ii) drafts of the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2021, and drafts of the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended (the “Draft 2021 Financial Statements”) (together with the 2020 Financial Statements, the “Signing Date Financial Statements”).

(b)    Except as set forth on Schedule 5.08(b) of the BCG Schedules, the Signing Date Financial Statements of the BCG Group and the Variable Interest Entities, together with related notes, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the BCG Group and the Variable Interest Entities, as applicable, as of the dates and for the periods indicated in such Signing Date Financial Statements (subject to, in the case of the Draft 2021 Financial Statements, the absence of complete footnotes). The Signing Date Financial Statements were prepared in accordance with GAAP, and the 2020 Financial Statements were prepared in accordance with Regulation S-X and audited in accordance with the auditing standards of the PCAOB. The Draft 2021 Financial Statements were prepared in good faith by the Company’s management based upon information available to management at the time of preparation and upon assumptions that management believed to be reasonable at the time made.

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither BCG nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Signing Date Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2021, in the ordinary course of business of BCG and its Subsidiaries, (c) arising under this Agreement and/or the performance by BCG or its Subsidiaries of their respective obligations hereunder, including transaction expenses, (d) disclosed on Schedule 5.09 of the BCG Schedules, or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except as set forth on Schedule 5.10 of the BCG Schedules, as of the date of this Agreement, there are no pending or, to the BCG Parties’ Knowledge, threatened in writing Actions against BCG or any of its Subsidiaries or any of their properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect. There is no Governmental Order imposed upon or, to the BCG Parties’ Knowledge, threatened in writing against BCG or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect on the ability of the BCG Parties to enter into and perform their obligations under this Agreement. As of the Execution Date, there is no unsatisfied judgment or any open injunction binding upon BCG or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect.

Section 5.11 Compliance with Laws.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (which are the subject of Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15), BCG and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all applicable Laws and Governmental Orders. BCG and its Subsidiaries hold, and since December 31, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business. Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, and except as set forth on Schedule 5.11 of the BCG Schedules, since December 31, 2019 through the Execution Date, (i) neither BCG nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and (ii) no assertion or Action of any violation of any Law, Governmental Order or material Permit by BCG or any of its Subsidiaries is currently threatened in writing against BCG or any of its Subsidiaries. As of the Execution Date, except as set forth on Schedule 5.11 of the BCG Schedules no investigation or review by any Governmental Authority with respect to BCG or any of its Subsidiaries is pending or, to the BCG Parties’ Knowledge, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2019, in each case, other than those the outcome of which would not reasonably be expected to have a BCG Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect: (i) BCG and its Subsidiaries and, to the BCG Parties’ Knowledge, any Person acting for or on behalf of BCG or its Subsidiaries currently comply in all material respects with and have, since December 31, 2019, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) neither BCG nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither BCG nor its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by BCG or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of BCG or one of its Subsidiaries) and (iv) neither BCG nor its Subsidiaries has received any written notice or citation, or to the BCG Parties’ Knowledge, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, none of BCG, its Subsidiaries, nor, to the BCG Parties’ Knowledge, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), (ii) since December 31, 2019, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2019.

Section 5.12 Contracts; No Defaults.

(a)    Schedule 5.12(a) of the BCG Schedules contains a true and complete listing of all Contracts described in clauses (i) through (xi) of this Section 5.12(a) to which, as of the date of this Agreement, BCG or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than the BCG Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Avalon.

(i)    Each Contract involving, or that BCG reasonably anticipates will involve, aggregate payments or consideration furnished by or to BCG or by or to any of its Subsidiaries of more than $1,000,000 in the calendar year ended December 31, 2021 or any subsequent calendar year and may not be terminated without cause by the counterparty on fewer than fewer than 120 days’ notice;

(ii)    Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of BCG or any of its Subsidiaries entered into during the one-year period prior to the Execution Date, in each case, involving payments in excess of $25,000,000;

(iii)    Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(iv)    Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of BCG) that is material to the business of BCG and its Subsidiaries, taken as a whole;

(v)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vi)    Each Contract expressly prohibiting or restricting in any material respect the ability of BCG or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(vii)    Each material license or other agreement with respect to any material item of Intellectual Property (excluding licenses granted to BCG or its Subsidiaries for commercially available “off-the-shelf” software with annual aggregate fees of less than $1,000,000, or non-exclusive licenses granted to customers in the ordinary course of business);

(viii)    Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(ix)    Each sales commission or brokerage Contract that involves annual payments in excess of $2,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(x)    Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from BCG or any of its Subsidiaries in excess of $10,000,000; and

(xi)    Any Contract under which BCG or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis.

(b)    Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of BCG or one of its Subsidiaries party thereto and, to the BCG Parties’ Knowledge, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to BCG and its Subsidiaries, taken as whole, (w) none of BCG, any of its Subsidiaries or, to the BCG Parties’ Knowledge, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither BCG nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the BCG Parties’ Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to BCG or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the BCG Parties’ Knowledge, threatened in writing to cancel or terminate its business with, BCG or any of its Subsidiaries.

Section 5.13 BCG Benefit Plans.

(a)    Schedule 5.13(a) of the BCG Schedules sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including Multiemployer Plans), and any material stock purchase, stock option, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director or independent contractor of BCG or its Subsidiaries (the “BCG Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by BCG or any of its Subsidiaries or (ii) BCG or any of its Subsidiaries has any present or future liability (each, a “BCG Benefit Plan”).

(b)    With respect to each BCG Benefit Plan, BCG has delivered or made available to Avalon copies of (i) each BCG Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such BCG Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such BCG Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such BCG Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any BCG Benefit Plan.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, (i) each BCG Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any BCG Benefit Plan on or before the Execution Date have been made and all obligations in respect of each BCG Benefit Plan as of the Execution Date have been accrued and reflected in BCG’s financial statements to the extent required by GAAP. Each BCG Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the BCG Parties’ Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, neither BCG nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of BCG or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e)    Neither BCG nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six-year period prior to the Execution Date, a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No BCG Benefit Plan that is subject to the applicable Law of a jurisdiction outside the United States or that covers any employee, director, consultant or individual independent contractor residing or working outside the United States is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.

(f)    Neither the execution and delivery of this Agreement by BCG nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any director, officer or employee of BCG or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness under any BCG Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any BCG Employee.

(g)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of BCG or any Subsidiary of BCG who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14 Labor Matters.

(a)    As of the date of this Agreement, neither BCG nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor organization. To the BCG Parties’ Knowledge, none of the BCG Employees are represented by any labor organization or works council with respect to their employment with BCG or any of its Subsidiaries. To the BCG Parties’ Knowledge, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the BCG Employees and, as of the date of this Agreement, there is no, and since December 31, 2019 has been no, material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against BCG, in each case, pending or threatened. Since December 31, 2019, neither BCG nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, each of BCG and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since December 31, 2019, has not experienced any actual or, to the BCG Parties’ Knowledge, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against BCG or its Subsidiaries.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, BCG and its Subsidiaries are not delinquent in payments to any employees or former employees for any services performed by them to date or amounts required to be reimbursed.

Section 5.15 Taxes. Except as would not constitute a BCG Material Adverse Effect:

(a)    All material Tax Returns required by Law to be filed by BCG or its Subsidiaries have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b)    All material amounts of Taxes due and owing by BCG and its Subsidiaries have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the Transition Period Financial Statements neither BCG nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)    Each of BCG and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)    Neither BCG nor any of its Subsidiaries is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither BCG nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the BCG Parties’ Knowledge, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where BCG or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of BCG or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)    Neither BCG nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)    There are no Liens with respect to material Taxes on any of the assets of BCG or its Subsidiaries, other than Permitted Liens.

(g)    Neither BCG nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than BCG or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h)    Neither BCG nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than BCG or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i)    Neither BCG nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(j)    Neither BCG nor any of its Subsidiaries is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (for the avoidance of doubt, excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).

For purposes of this Section 5.15, any reference to BCG or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into BCG or any Subsidiary, as applicable. This Section 5.15 provides the sole and exclusive representations and warranties of BCG in respect of Tax matters.

Section 5.16 Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have, a BCG Material Adverse Effect, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, BCG or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither BCG nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of BCG or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Permits. As of the date of this Agreement, each of BCG and its Subsidiaries has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect. BCG and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit BCG and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of BCG and its Subsidiaries as currently conducted. The operation of the business of BCG and its Subsidiaries as currently conducted is not in material violation of, nor is BCG or any of its Subsidiaries in material default or material violation under, any material Permit.

Section 5.18 Real Property. Neither BCG nor any Subsidiary of BCG owns any real property. Schedule 5.18 of the BCG Schedules contains a true, correct and complete list, as of the date of this Agreement, of (i) all real property and interests in real property owned in fee by the BCG Group (the “Owned Real Property”) and (ii) all Leased Real Property. BCG has made available to Avalon true, correct and complete copies of (i) all deeds and available title reports and surveys for the Owned Real Property and (ii) the material Contracts pursuant to which BCG or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not be material to BCG and its Subsidiaries, taken as a whole, BCG or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. The BCG Group has good and marketable fee title to all Owned Real Property free and clear of all Liens of any nature whatsoever, except Permitted Liens. With respect to each Lease and except as would not constitute a BCG Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against BCG or one of its Subsidiaries and, to the BCG Parties’ Knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither BCG nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by BCG or one of its Subsidiaries or, to the BCG Parties’ Knowledge, the other party thereto.

Section 5.19 Intellectual Property and IT Security. Except as would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect:

(a)    Schedule 5.19(a) of the BCG Schedules lists (i) each item of Owned Intellectual Property as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority and (ii) each material unregistered trademark or service mark owned or purported to be owned by BCG or any of its Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.19(a) of the BCG Schedules (collectively, the “Scheduled Intellectual Property”) is subsisting and unexpired and, to the BCG Parties’ Knowledge, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the Execution Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the material Scheduled Intellectual Property in full force and effect. Except as set forth on Schedule 5.19(a) of the BCG Schedules, BCG or one of its Subsidiaries solely and exclusively owns all material Owned Intellectual Property, free and clear of all Liens (except Permitted Liens) and has a right to use all other material Intellectual Property used, practiced, or held for use or practice by BCG or any of its Subsidiaries in the operation of the business of BCG and its Subsidiaries as presently conducted (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable BCG and its Subsidiaries to conduct the business as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b)    Except as stated on Schedule 5.19(b) of the BCG Schedules, (i) the conduct and operation of the business of BCG and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, since December 31, 2019 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, (ii) to the BCG Parties’ Knowledge, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) to the BCG Parties’ Knowledge, as of the date of this Agreement, BCG and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for material matters that are unresolved as of the Execution Date), any written notice that BCG or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c)    (i) BCG and its Subsidiaries take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of their material proprietary Owned Intellectual Property (including, through written Contracts in favor of BCG or one of its Subsidiaries with each of their respective former and current employees, consultants and independent contractors who have contributed to or developed material Owned Intellectual Property that have conveyed all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for BCG or any of its Subsidiaries in the course of such Person’s employment or retention thereby, to the extent such Owned Intellectual Property would not vest initially in BCG or one of its Subsidiaries by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with any material Software proprietary to BCG or its Subsidiaries (“BCG Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such BCG Software be licensed, distributed, or otherwise made available to third parties (y) in source code form or (z) under terms that permit modification, or the creation of derivative works of such BCG Software; and (iii) except for consultants and other independent contractors engaged by BCG or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by BCG or its Subsidiaries.

(d)    BCG or one of its Subsidiaries owns or has a valid right to use all IT Systems used in connection with the business as currently conducted. BCG and each of its Subsidiaries maintain reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of BCG, in accordance with standard industry practice in all material respects. BCG and each of its Subsidiaries take and have taken commercially reasonable steps to ensure that the IT Systems and BCG Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). To the BCG Parties’ Knowledge, the IT Systems and BCG Software are free, in all material respects, of any such viruses and malicious Software.

Section 5.20 Data Privacy. BCG and its Subsidiaries and, to the BCG Parties’ Knowledge, any Person acting for or on behalf of BCG or its Subsidiaries currently comply in all material respects with and have, since December 31, 2019, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of BCG and its Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of BCG and its Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2019, BCG and its Subsidiaries have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information, and have implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. BCG and its Subsidiaries have taken any reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal Information collected by or on behalf of BCG or any of its Subsidiaries has implemented and maintained the same. To the BCG Parties’ Knowledge, any third party who has provided Personal Information to BCG or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required. To the BCG Parties’ Knowledge, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of BCG or any of its Subsidiaries or collected, used or processed by or on behalf of BCG or any of its Subsidiaries, and BCG and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved without material liability to BCG). BCG and its Subsidiaries have not received any written notice of any claims, investigations or inquiries related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to BCG).

Section 5.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect: (a) BCG and its Subsidiaries are, and, except for matters which have been fully resolved, since December 31, 2019 have been, in compliance with all applicable Environmental Laws; (b) BCG and its Subsidiaries hold all material Permits required under Environmental Laws to permit BCG and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of BCG and its Subsidiaries as currently conducted; and (c) there are no written claims or notices of violation pending against or, to the BCG Parties’ Knowledge, threatened against BCG or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the BCG Parties’ Knowledge, there is no reasonable basis for any such claims or notices.

This Section 5.21 provides the sole and exclusive representations and warranties of BCG in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.22 Absence of Changes. Since March 31, 2022, no BCG Material Adverse Effect has occurred.

Section 5.23 Brokers’ Fees. Except for fees described on Schedule 5.23 of the BCG Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by BCG, any of its Subsidiaries or any of their Affiliates.

Section 5.24 Related Party Transactions. Except for the Contracts set forth on Schedule 5.24 of the BCG Schedules, as of the Execution Date, there are no Contracts between BCG or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of BCG or, to the BCG Parties’ Knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service, (c) amounts paid pursuant to BCG Benefit Plans, and (d) Contracts related to equity ownership of BCG or any of its Subsidiaries (the “Related Party Contracts”).

Section 5.25 Information Supplied. The information supplied in writing by BCG expressly for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not (i) in the case of the Form S-4, at the time the Form S-4 is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of Avalon or at the time of any meeting of Avalon stockholders to be held in connection with the Transactions, including the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

Section 5.26 Investment Company Act. No member of the BCG Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.27 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE V OR THE TRANSACTION AGREEMENTS, NONE OF THE BCG PARTIES OR ANY OF THEIR SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, OR IS MAKING, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (WRITTEN OR ORAL) TO AVALON OR ITS AFFILIATES OR REPRESENTATIVES AND EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING, NONE OF THE BCG PARTIES OR ANY OF THEIR SUBSIDIARIES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO

THE OTHER PARTIES HERETO (OR THEIR AFFILIATES OR REPRESENTATIVES) WITH RESPECT TO (A) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO ANY OF THE BCG PARTIES OR ANY OF THEIR SUBSIDIARIES OR (B) ANY ORAL OR (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE BCG PARTIES IN THIS ARTICLE V, INCLUDING ANY DISCLOSURE SCHEDULE, OR IN ANY TRANSACTION AGREEMENT) WRITTEN INFORMATION MADE AVAILABLE TO THE OTHER PARTIES HERETO IN THE COURSE OF THEIR EVALUATION OF THE BCG PARTIES AND THEIR SUBSIDIARIES, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS.

Section 5.28 No Outside Reliance. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE V OR ANY OTHER PROVISION HEREOF, THE BCG PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF AVALON, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT EQUITYHOLDERS, AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE VI, THE TRANSACTION AGREEMENTS OR AVALON’S SEC REPORTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF AVALON OR ITS SUBSIDIARIES, AND THE BCG PARTIES SPECIFICALLY DISCLAIM THAT THEY ARE RELYING UPON OR HAVE RELIED UPON ANY REPRESENTATIONS OR WARRANTIES BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE VI, THE TRANSACTION AGREEMENTS, OR AVALON’S SEC REPORTS THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGE AND AGREE THAT AVALON, ITS SUBSIDIARIES, AND THEIR RESPECTIVE DIRECT AND INDIRECT EQUITYHOLDERS, REPRESENTATIVES AND AFFILIATES, AS APPLICABLE, HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON. THE BCG PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE CONDUCTED THEIR OWN INDEPENDENT REVIEW AND ANALYSIS OF AVALON AND ITS SUBSIDIARIES AND, BASED THEREON, HAVE FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BUSINESS, OPERATIONS, ASSETS, CONDITION AND PROSPECTS OF SUCH PERSONS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF AVALON

Except as set forth in the Avalon Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Avalon prior to the Execution Date (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), Avalon represents and warrants to each of the BCG Parties as follows:

Section 6.01 Corporate Organization. Avalon is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Avalon previously delivered by Avalon to BCG are true, correct and complete and are in effect as of the date of this Agreement. Avalon is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Avalon is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Avalon to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a)    Avalon has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and, upon receipt of approval of the Avalon Stockholder Matters by Avalon Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (such required votes, the “Avalon Stockholder Approval”). The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Avalon and, except for approval of Avalon Stockholder Matters by Avalon Stockholders, no other corporate or equivalent proceeding on the part of Avalon is necessary to authorize this Agreement or such Transaction Agreements or Avalon’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which Avalon is or will be a party, has been or will be duly and validly executed and delivered by Avalon and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which Avalon is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Avalon, enforceable against Avalon in accordance with its terms, subject to the Enforceability Exceptions. The only vote of the holders of any class or series of capital stock of Avalon necessary to effect the Transactions is the Avalon Stockholder Approval.

(b)    Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Avalon’s capital stock necessary in connection with the entry into this Agreement by Avalon, the consummation of the transactions contemplated hereby, including the Closing and the approval of the Avalon Stockholder Matters are as set forth on Schedule 6.02(b) of the Avalon Schedules. Each Avalon Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Avalon is applicable to any of the Transactions.

(c)    At a meeting duly called and held, the board of directors of Avalon has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Avalon Stockholders; (ii) determined that the fair market value of BCG is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the Execution Date; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) made the Avalon Board Recommendation; and (v) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, and the consummation of the Avalon Merger and the other Transactions.

(d)    To Avalon’s Knowledge, the execution, delivery and performance of any Transaction Agreement by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which Avalon is or will be a party by Avalon and, upon receipt of approval of the Avalon Stockholder Matters by the Avalon Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Avalon Organizational Documents or any Governing Documents of any Subsidiaries of Avalon, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Avalon, any Subsidiaries of Avalon or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Avalon or any Subsidiaries of Avalon is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Avalon or any Subsidiaries of Avalon, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of Avalon to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of Avalon is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to Avalon’s Knowledge, threatened, Actions and, to Avalon’s Knowledge, there are no pending or threatened investigations, in each case, against Avalon, or otherwise affecting Avalon or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have an Avalon Material Adverse Effect or result in any Lien on the assets of Avalon or its Affiliates that would not be extinguished on or prior to the Closing. There is no unsatisfied judgment or any open injunction binding upon Avalon which could, individually or in the aggregate, reasonably be expected to have an Avalon Material Adverse Effect or result in any Lien on the assets of Avalon or its Affiliates that would not be extinguished on or prior to the Closing.

Section 6.05 Governmental Authorities; Consents. No Governmental Filing is required on the part of Avalon with respect to the execution or delivery of this Agreement by Avalon or any Transaction Agreement to which Avalon is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) Securities Laws, and (iii) Nasdaq.

Section 6.06 Compliance with Laws.

(a)    Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to Avalon or would reasonably be expected to prevent or materially delay or materially impair the ability of Avalon to consummate the Transactions, Avalon is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. Avalon holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to Avalon. Since its formation, (i) Avalon has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to Avalon’s Knowledge, no assertion or Action of any violation of any Law, Governmental Order or Permit by Avalon is currently threatened against Avalon, in each case of (i) and (ii), except as would not be material to Avalon. As of the Execution Date, no investigation or review by any Governmental Authority with respect to Avalon is pending or, to Avalon’s Knowledge, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be, material to Avalon.

(b)    Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of Avalon to enter into and perform its obligations under this Agreement or any Transaction Agreement to which Avalon is a party, as applicable, (i) there has been no action taken by Avalon, or, to Avalon’s Knowledge, any officer, director, manager, employee, agent or representative of Avalon, in each case, acting on behalf of Avalon, in violation of any applicable Anti-Corruption Law, (ii) Avalon has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) Avalon has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) Avalon has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account.

(a)    As of the Execution Date, there is at least $210,105,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 5, 2021, by and between Avalon and the Trustee on file with the SEC Reports of Avalon as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Avalon Organizational Documents and Avalon’s final prospectus dated October 5, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Avalon has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Execution Date, there are no claims or proceedings pending with respect to the Trust Account. Since October 5, 2021, Avalon has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Avalon Merger Effective Time, the obligations of Avalon to dissolve or liquidate pursuant to the Avalon Organizational Documents shall terminate, and, as of the Avalon Merger Effective Time, Avalon shall have no obligation whatsoever pursuant to the Avalon Organizational Documents to dissolve and liquidate the assets of Avalon by reason of the consummation of the transactions contemplated hereby. To Avalon’s Knowledge, following the Avalon Merger Effective Time, no Avalon Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Avalon Class A Common Stock for redemption pursuant to the Avalon Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Avalon and, to Avalon’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to Avalon’s Knowledge, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the Avalon Stockholders who shall have elected to redeem their shares of Avalon Class A Common Stock pursuant to the Avalon Stockholder Redemption or the underwriters of Avalon’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)    Assuming the accuracy of the representations and warranties of BCG and the Merger Subs contained herein and the compliance by BCG and the Merger Subs with their respective obligations hereunder, Avalon has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Avalon on the Closing Date.

(c)    Avalon and its Affiliates (individually and collectively) are not (and as of the Closing will not be) insolvent or left with unreasonably small capital for the operation of its business, and has not incurred (and will not incur) debts or other Liabilities beyond their ability to pay such debts or other Liabilities as they mature.

(d)    As of the Execution Date, Avalon does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except for fees described on Schedule 6.08 of the Avalon Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Avalon or any of its Affiliates, including the Sponsor. Upon the payment of the fees set forth in Schedule 6.08 of the Avalon Schedules, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Avalon following the Closing.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)    Avalon has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 5, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Avalon, in each case as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Avalon has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)    Avalon has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Avalon is made known to Avalon’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Avalon’s Knowledge, such disclosure controls and procedures are effective in timely alerting Avalon’s principal executive officer and principal financial officer to material information required to be included in Avalon’s periodic reports required under the Exchange Act.

(c)    Avalon has established and maintained a system of internal controls. To Avalon’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Avalon’s financial reporting and the preparation of Avalon’s financial statements for external purposes in accordance with GAAP.

(d)    Each director and executive officer of Avalon has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Avalon to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Avalon. Avalon has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Neither Avalon (including any employee thereof) nor Avalon’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Avalon, (ii) any fraud, whether or not material, that involves Avalon’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Avalon or (iii) any claim or allegation regarding any of the foregoing.

(f)    As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To Avalon’s Knowledge, none of the SEC Reports filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 6.10 Business Activities.

(a)    Since its incorporation, Avalon has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Avalon Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Avalon or to which Avalon is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Avalon or any acquisition of property by Avalon or the conduct of business by Avalon as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Avalon to enter into and perform its obligations under this Agreement.

(b)    Avalon does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Avalon nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    There is no Liability or debt of or claim or judgment against Avalon or any of its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on Avalon’s consolidated balance sheet as at June 30, 2022 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Avalon and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Avalon’s consolidated balance sheet as at June 30, 2022 in the ordinary course of the operation of business of Avalon and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to Avalon and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d)    Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the Avalon Schedules, Avalon is, and at no time has been, party to any Contract with any other Person that would require payments by Avalon in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02)) and Contracts set forth on Schedule 6.10(d) of the Avalon Schedules.

(e)    Since October 12, 2020, (i) there has not been any Avalon Material Adverse Effect and (ii) except as set forth in Schedule 6.10(e) of the Avalon Schedules, Avalon and its Affiliates have, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

(f)    Since December 31, 2021 through the Execution Date, Avalon and its Affiliates have not taken any action that (i) would require the consent of the BCG Parties pursuant to Article VIII if such action had been taken after the Execution Date or (ii) would otherwise be material to Avalon and its Affiliates, on the one hand, or the BCG Parties, on the other hand.

Section 6.11 Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither Avalon nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “Avalon Benefit Plan”) and neither the execution and delivery of this Agreement by Avalon nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of Avalon or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of Avalon or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of Avalon or any Subsidiary of Avalon who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 6.12 Tax Matters.

(a)    All material Tax Returns required by Law to be filed by Avalon have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b)    All material amounts of Taxes due and owing by Avalon have been paid within applicable time limits, and since the date of Avalon’s consolidated balance sheet as at June 30, 2022, Avalon has not incurred any material Tax liability outside the ordinary course of business.

(c)    Avalon has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)    Avalon has not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Avalon has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been communicated in writing. No written claim has been made, and to Avalon’s Knowledge, no oral claim has been made, by any Governmental Authority in a jurisdiction where Avalon does not file a Tax Return that Avalon is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Avalon and no written request for any such waiver or extension is currently pending.

(e)    During the two-year period ending on the Execution Date, neither Avalon nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)    Avalon (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the BCG Group after the Closing or (ii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g)    There are no Liens with respect to Taxes on any of the assets of Avalon, other than Permitted Liens.

(h)    Avalon does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or

(iii) by Contract or otherwise (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i)    Avalon is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with Persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(j)    To Avalon’s Knowledge, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(k)    Avalon will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date; or (F) as a result of a deferral of Tax under Section 965 of the Code.

Section 6.13 Capitalization.

(a)    The authorized capital stock of Avalon consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Avalon Class A Common Stock, (ii) 10,000,000 shares of Avalon Class B Common Stock and (iii) 1,000,000 shares of Avalon Preferred Stock, of which (A) 20,855,250 shares of Avalon Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 5,175,000 shares of Avalon Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Avalon Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to and at the Closing, the aggregate number of shares of Avalon Class B Common Stock and shares of Avalon Class A Common Stock held by the Sponsor shall equal 5,025,000 shares of Avalon Common Stock. Avalon has issued (x) 8,100,000 Sponsor Avalon Warrants that entitle the Sponsor to purchase Avalon Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) 15,525,000 Non-Sponsor Avalon Warrants that entitle the holder to purchase Avalon Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding shares of Avalon Common Stock and Avalon Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Avalon Common Stock held by the Sponsor. Except for this Agreement and the Avalon Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Avalon Common Stock or the equity interests of Avalon, or any other Contracts to which Avalon is a party or by which Avalon is bound obligating Avalon to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Avalon, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Avalon. Except as disclosed in the SEC Reports, the Avalon Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Avalon to repurchase, redeem or otherwise acquire any securities or equity interests of Avalon. There are no outstanding bonds, debentures, notes or other Indebtedness of Avalon having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Avalon Stockholders may vote. Except as disclosed in the SEC Reports, Avalon is not a party to any stockholders’ agreement, voting agreement or registration rights agreement relating to Avalon Common Stock or any other equity interests of Avalon. Avalon does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b)    No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Avalon representing 25% or more of the combined voting power of the issued and outstanding securities of Avalon.

Section 6.14 Nasdaq Stock Market Listing. Avalon is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act and the issued and outstanding units of Avalon, each such unit comprised of one share of Avalon Class A Common Stock and three-fourths of one Avalon Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVACU”. The issued and outstanding shares of Avalon Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVAC”. The issued and outstanding Avalon Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVACW”. Avalon is in compliance with the rules of Nasdaq and there is no Action pending or, to Avalon’s Knowledge, threatened against Avalon by Nasdaq or the SEC with respect to any intention by such entity to deregister the Avalon Class A Common Stock or Avalon Warrants or terminate the listing of Avalon Class A Common Stock or Avalon Warrants on Nasdaq. None of Avalon or its Affiliates has taken any action in an attempt to terminate the registration of the Avalon Class A Common Stock or Avalon Warrants under the Exchange Act except as contemplated by this Agreement. Avalon has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Avalon Class A Common Stock from Nasdaq or the SEC.

Section 6.15 Sponsor Agreement. Avalon has delivered to BCG a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Avalon. The Sponsor Agreement is a legal, valid and binding obligation of Avalon and, to Avalon’s Knowledge, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Avalon under any material term or condition of the Sponsor Agreement.

Section 6.16 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, side letters, arrangements or understandings between Avalon, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Avalon.

Section 6.17 Contracts; No Defaults; Affiliate Agreements.

(a)    All Contracts material to Avalon to which, as of the date of this Agreement, Avalon is a party or by which any of its assets are bound are set forth on Schedule 6.17 of the Avalon Schedules and have been previously made available to BCG by Avalon.

(b)    Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 6.17(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of Avalon and, to Avalon’s Knowledge, represent the legal, valid and binding obligations of the other parties thereto, and, to Avalon’s Knowledge, are enforceable by Avalon to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Avalon has not received written notice that it is in material default under any material Contract of the type described in Section 6.17(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom Avalon has entered into a material Contract of the type described in Section 6.17(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described in Section 6.17(a).

(c)    Except as set forth on Schedule 6.17(c) of the Avalon Schedules, and other than the private placement of securities in connection with Avalon’s initial public offering, Avalon is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former equityholder, executive officer or director of Avalon, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of BCG or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Avalon Affiliate Agreement”). Avalon has made available to BCG true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any Avalon Affiliate Agreement.

Section 6.18 Title to Property. Avalon does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Avalon owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Avalon in the operation of its business and which are material to Avalon, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.19 Investment Company Act. Neither Avalon nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Interest in Competitors. Avalon does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Avalon under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of BCG’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.21 Avalon Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state currently has a substantial interest (as defined in 31 C.F.R. Part 800.244) in Avalon and no such foreign person will have a substantial interest in BCG as a result of the Mergers such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over BCG post-Closing.

Section 6.22 No Market Manipulation. Neither Avalon nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Avalon Securities to facilitate the sale or resale of the Avalon Securities or affect the price at which the Avalon Securities may be issued or resold; provided, however, that this provision shall not prevent Avalon from engaging in investor relations or public relations activities consistent with past practices.

Section 6.23 No Disagreements with Accountants and Lawyers. To Avalon’s Knowledge, there are no disagreements of any kind presently existing, or reasonably anticipated by Avalon to arise, between Avalon and the accountants and lawyers formerly or presently employed by Avalon, including, disputes or conflicts over payment owed to such accountants and lawyers.

Section 6.24 Proxy Statement/Prospectus. When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Prospectus is first mailed to the Avalon Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.25 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE VI, THE TRANSACTION AGREEMENTS, OR AVALON’S SEC REPORTS, NEITHER AVALON NOR ANY OF ITS REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY BCG PARTY OR ITS AFFILIATES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING, NEITHER AVALON NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTIES HERETO WITH RESPECT TO (A) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO AVALON OR (B) ANY ORAL OR, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY AVALON IN THIS ARTICLE VI (INCLUDING ANY DISCLOSURE SCHEDULE OR ANY TRANSACTION AGREEMENT), WRITTEN INFORMATION MADE AVAILABLE TO THE OTHER PARTIES HERETO IN THE COURSE OF THEIR EVALUATION OF AVALON, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS.

Section 6.26 No Outside Reliance. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE VI OR ANY OTHER PROVISION HEREOF, AVALON ACKNOWLEDGES AND AGREES THAT NONE OF THE BCG PARTIES, THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT EQUITYHOLDERS, AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE V OR THE TRANSACTION AGREEMENTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF THE BCG PARTIES OR THEIR SUBSIDIARIES, AND AVALON SPECIFICALLY DISCLAIMS THAT THEY ARE RELYING UPON OR HAVE RELIED UPON ANY REPRESENTATIONS OR WARRANTIES BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE V OR THE TRANSACTION AGREEMENTS THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGE AND AGREE THAT THE BCG PARTIES, THEIR SUBSIDIARIES, AND THEIR RESPECTIVE DIRECT AND INDIRECT EQUITYHOLDERS, REPRESENTATIVES AND AFFILIATES, AS APPLICABLE, HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON. AVALON FURTHER ACKNOWLEDGES AND AGREES THAT THEY HAVE CONDUCTED THEIR OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BCG PARTIES AND THEIR SUBSIDIARIES AND, BASED THEREON, HAVE FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BUSINESS, OPERATIONS, ASSETS, CONDITION AND PROSPECTS OF SUCH PERSONS.

ARTICLE VII

COVENANTS OF THE BCG PARTIES

Section 7.01 Conduct of Business. Except as (i) required by Law (including COVID-19 Measures), (ii) contemplated or permitted by this Agreement or the other Transaction Agreements (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion and Contribution or Mergers), (iii) set forth on Schedule 7.01 of the BCG Schedules or (iv) consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the BCG Parties shall, and shall cause the other members of the BCG Group to, (a) use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of

COVID-19); and (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the BCG Group. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the BCG Group from taking or failing to take any action set forth on Schedule 7.01 of the BCG Schedules or in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Avalon to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion, Contribution or Mergers), as set forth on Schedule 7.01 of the BCG Schedules, as consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied), as required by Law (including COVID-19 Measures), or for other COVID-19 Measures taken by the BCG Group in good faith, BCG shall not, and BCG shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion, Contribution or Mergers):

(i)    effect a material amendment to or restatement of the Organizational Documents of the BCG Parties or any of the Significant Subsidiaries in a manner that would materially and adversely affect Avalon or the Avalon Stockholders;

(ii)    sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the BCG Group (including Company Intellectual Property and IT assets but excluding (A) dispositions of obsolete or worthless assets and (B) sales, abandonment, lapses of personal property in an amount not in excess of $1,000,000 in any transaction (or series of related transactions)), other than (1) Permitted Liens or (2) Liens on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect;

(iii)    (A) effect any recapitalization, reclassification, split or other change in its capitalization, (B) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except in each case, for securities delivered upon vesting, conversion or exercise of outstanding awards or convertible instruments pursuant to their terms or pursuant to any other Contract executed prior to the date hereof;

(iv)    (A) fail to maintain its existence; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the BCG Group (other than the Transactions or as otherwise contemplated by this Agreement or the Transaction Agreements), as a result of which the BCG or its Significant Subsidiaries does not continue as the Avalon Merger Surviving Corporation;

(v)    change any method of accounting or accounting practice or policy used by the BCG Group, other than changing the BCG Group’s fiscal year or such changes as are required by GAAP or a Governmental Authority; or

(vi)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to BCG or any of its Subsidiaries by third parties that may be in BCG’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of BCG or its Subsidiaries or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) in the judgment of legal counsel of BCG would result in the loss of attorney-client privilege or other privilege from disclosure, BCG shall, and shall cause its Subsidiaries to, afford to Avalon and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of BCG and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of BCG and its Subsidiaries, in each case, as Avalon and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the BCG Group without the prior written consent of BCG. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Avalon and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. BCG acknowledges that it has read Avalon’s final prospectus, filed on October 7, 2021 and other SEC Reports, Avalon Organizational Documents, and the Trust Agreement and understands that Avalon has established the Trust Account described therein for the benefit of the public Avalon Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. BCG further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 8, 2023 or such later date as approved by the Avalon Stockholders to complete a Business Combination, Avalon will be obligated to return to the Avalon Stockholders the amounts being held in the Trust Account. Accordingly, BCG hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Avalon or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit BCG’s or its Subsidiaries right to pursue a claim against Avalon for legal relief against monies or assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Avalon to specifically perform its obligations under this Agreement or the Transaction Agreements and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any Avalon Stockholder Redemption) to BCG or its Subsidiaries in accordance with the terms of this Agreement) so long as such claim would not affect Avalon’s ability to fulfill its obligation to effectuate the Avalon Stockholder Redemption; and (ii) nothing herein shall limit or prohibit any claims that the BCG Group may have in the future against Avalon’s assets or funds that are not held in the Trust Account. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Proxy Solicitation; Other Actions.

(a)    BCG agrees to use commercially reasonable efforts to provide the following in connection with the initial filing of the Proxy Statement/Prospectus with the SEC: (i) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in the foregoing periods, (ii) the Audited 2021 Financial Statements, and (iii) any unaudited consolidated balance sheets and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of the applicable members of the BCG Group and Variable Interest Entities that may be required to be included in the Proxy Statement/Prospectus. BCG shall be available to, and the BCG Parties shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Avalon and its counsel in connection with (x) the drafting of the Proxy Statement/Prospectus and (y) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, BCG shall reasonably cooperate with Avalon in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)    From and after the date on which the Proxy Statement/Prospectus is mailed to the Avalon Stockholders, BCG will give Avalon prompt written notice of any action taken or not taken by BCG or its Subsidiaries or of any development regarding BCG or its Subsidiaries, in any such case which is known by BCG, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Avalon and BCG shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

Section 7.05 PIPE Financing. Without limiting anything to the contrary contained herein, during the Interim Period, BCG may, but shall not be required to enter into and consummate subscription agreements with investors relating to a PIPE Investment for cash in an aggregate amount of up to $250,000,000 in accordance with terms set forth on Schedule 7.05 of the BCG Schedules or with Avalon’s written consent (which shall not be unreasonably withheld, conditioned or delayed) an amount in excess thereof. If BCG elects to seek a PIPE Investment purchaser, BCG shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur. Except as otherwise agreed by the Parties, the sale of any Company Class A Common Shares pursuant to a PIPE Investment would be at a price per share equal to the Reference Price, and may (if determined by BCG in its sole discretion) include warrants to purchase additional Company Class A Common Shares (a “PIPE Warrant”) or the economic equivalent in another security. In connection with the foregoing, BCG shall be permitted to issue PIPE Warrants that entitle the holder thereof to purchase, for each share of Company Class A Common Shares purchased, up to three-fourths of one share of Company Class A Common Shares; and each whole warrant shall have an exercise price of $11.50 per share or higher (or on such other terms that are more favorable to BCG), provided, that BCG shall be permitted to issue PIPE Warrants that entitle the holder thereof to purchase a number of shares of Company Class A Common Shares in excess of three-fourths warrant coverage only with Avalon’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.06 Asset PIPE Financing. Without limiting anything to the contrary contained herein, during the Interim Period, BCG may, but shall not be required to, sell newly issued Company Class A Common Shares to certain accredited investors (i) in accordance with the terms set forth on Schedule 7.06 of the BCG Schedules at the Reference Price in an aggregate amount of up $700,000,000 or (ii) otherwise with Avalon’s written consent (which shall not be unreasonably withheld, conditioned or delayed) an amount in excess thereof (the “Asset PIPE Financing”), in exchange for cash or alternative assets, valued at 100% of their most recently reported net asset value at the time of such subscription, including lending money to Variable Interest Entities to finance their acquisition of alternative assets in connection therewith, and, if BCG elects to seek an Asset PIPE Financing, the BCG Group and Avalon shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Asset PIPE Financing and use their respective commercially reasonable efforts to cause such Asset PIPE Financing to occur.

ARTICLE VIII

COVENANTS OF AVALON

Section 8.01 Indemnification and Insurance.

(a)    From and after the Closing Date, the Company shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the BCG Group and Avalon, and (ii) in addition, solely with respect to the BCG Group, named senior executives of the BCG Group (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of such entity) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant member of the BCG Group or Avalon, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b)    Prior to the Avalon Merger Effective Time, Avalon shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Avalon’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Avalon; provided, however, that to the extent a policy as permitted by this Section 8.01(b) is purchased by Avalon, the aggregate cost of such policy shall be deemed a Avalon Transaction Expense and shall not exceed 200% of the annual premium of Avalon’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement (which consent shall be deemed to be commercially reasonably for purposes of this paragraph (b)).

(c)    Notwithstanding the foregoing: (i) neither the Avalon Merger Surviving Corporation nor the Company shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Avalon Merger Surviving Corporation or the Company, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Avalon Merger Surviving Corporation and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Avalon Merger Surviving Corporation or the Company: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)    On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Avalon with, or for the benefit of, the D&O

Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, Avalon shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Avalon prior to the Mergers for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Avalon.

(e)    The provisions of this Section 8.01 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives

Section 8.02 Conduct of Avalon During the Interim Period.

(a)    During the Interim Period, except as set forth on Schedule 8.02 of the Avalon Schedules or as contemplated by this Agreement or as consented to by BCG in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Avalon shall not and shall not permit any of its Subsidiaries to:

(i)    change, modify or amend the Trust Agreement or the Avalon Organizational Documents;

(ii)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Avalon; (B) split, combine or reclassify any capital stock of, or other equity interests in, Avalon; or (C) other than in connection with Avalon Stockholder Redemption or as otherwise required by Avalon’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Avalon;

(iii)    make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv)    enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Avalon or the Sponsor (including, for the avoidance of doubt, (A) any Director or Officer of Avalon or the Sponsor or anyone related by blood, marriage or adoption to any such person and (B) any Person with whom any Director or Officer of Avalon or the Sponsor has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other Avalon Affiliate Agreement;

(v)    enter into, renew or amend in any material respect, any transaction or Contract relating to Avalon Transaction Expenses if such entry, renewal or amendment would result in additional Avalon Transaction Expenses that, individually or in the aggregate, exceed $500,000;

(vi)    terminate, or waive or assign any material right under, any Contract, other than the expiration of any Contract in accordance with its terms;

(vii)    establish any Subsidiary or enter into any new line of business;

(viii)    enter into any partnership or joint venture with any Person;

(ix)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(x)    (A) make any capital expenditures or (B) incur any liabilities or obligations (whether absolute, accrued, contingent or otherwise), in each case, in excess of $50,000 individually or $100,000 in the aggregate, in each case, which are not satisfied prior to or in connection with the Closing;

(xi)    incur or otherwise subject to any Liens on the assets of Avalon or its Affiliates, in each case, which are not released prior to or in connection with the Closing;

(xii)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(xiii)    except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any Avalon Benefit Plan (or any plan, policy or arrangement that would be an Avalon Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(xiv)    acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(xv)    adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(xvi)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or issue any debt securities or options, warrants, calls or other rights to acquire debt securities of Avalon, except in each case in the ordinary course of business consistent with past practice;

(xvii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Avalon (including any Avalon Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any Avalon Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xviii)    take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xix)    authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b)    During the Interim Period, Avalon shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Avalon Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Avalon or its Subsidiaries may be a party.

Section 8.03 Certain Transaction Agreements. Avalon shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. Avalon shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Avalon in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Avalon shall give the Company, prompt (and, in any event within one (1) Business Day,) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to Avalon, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Avalon or its Subsidiaries by third parties that may be in Avalon’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Avalon would result in the loss of attorney-client privilege or other privilege from disclosure, Avalon shall afford to BCG, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Avalon and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Avalon that are in the possession of Avalon, in each case as BCG and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by BCG, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Avalon Merger Effective Time.

Section 8.05 Avalon Nasdaq Listing. During the Interim Period, Avalon will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Avalon Merger to maintain the listing of the Avalon Units, the shares of Avalon Common Stock and the Avalon Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Company Class A Common Shares, the Company Series A Preferred Stock and the Company Warrants.

Section 8.06 Avalon Public Filings. From the Execution Date through the Closing, Avalon will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the Avalon Merger Effective Time, BCG shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition of Company Class A Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BCG be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Omnibus Incentive Plan. Prior to the Closing Date, the Company shall, subject to obtaining the approval of the Avalon Stockholders for the Omnibus Incentive Plan Proposal, adopt, the Beneficient Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit G. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Company Common Shares as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein. Effective as of the Avalon Merger Effective Time, the Company shall assume the Omnibus Incentive Plan (with any adjustments, including pursuant to Section 3.01, to reflect the Avalon Merger).

ARTICLE IX

JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a)    Prior to the Closing, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) promptly obtain all authorizations, clearances, consents, orders and approvals of all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Agreements; (ii) cooperate with the other parties in promptly seeking to obtain all such authorizations, clearances, consents, orders and approvals; and (iii) provide such other information and documents to any Governmental Authority as such

Governmental Authority may reasonably request in connection herewith. Avalon shall pay all applicable filing or notice fees required in connection with any notice or filing made with any Governmental Authority pursuant to this Section 9.01; provided, that the Company shall pay all filing fees under the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

(b)    Each Party agrees to, and shall cause its respective Affiliates to, make promptly, and no later than ten (10) Business Days after the Execution Date unless mutually agreed otherwise by the parties, its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and the Transaction Agreements. Each party further agrees that it will supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with its respective filing pursuant to the HSR Act. Each party agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, merger control or foreign investment Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, merger control or foreign investment Law.

(c)    Each Party shall promptly notify the other Parties of any substantive communication it or any of its Representatives receives from the SEC, the United States Department of Justice or the Federal Trade Commission primarily relating to the Transactions and permit the other Parties to review in advance and provide comments (which shall be considered in good faith) on any proposed substantive communication by such party to any such Governmental Authority. None of the Parties shall agree to participate in any substantive meeting or teleconference with the SEC, the United States Department of Justice or the Federal Trade Commission in respect of any filings or investigation (including any settlement of an investigation) primarily relating to the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or teleconference. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking the expiration or termination of any applicable waiting periods, including under the HSR Act. Each Party shall, and shall cause its Representatives to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Transactions; provided, however, that (i) nothing herein shall require any Party to provide a copy of its respective filing pursuant to the HSR Act to any other Party and (ii) materials may be redacted (A) as necessary to comply with contractual requirements or applicable Law; and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of BCG and Avalon with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, Avalon and BCG shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Avalon, BCG, or their respective Affiliates are required to obtain in order to consummate the Transactions, provided that, BCG shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by BCG and Avalon, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Avalon, BCG, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which BCG or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form S-4 and Proxy Statement/Prospectus; Avalon Special Meeting.

(a)    Proxy Statement/Prospectus.

(i)    As promptly as practicable following the execution and delivery of this Agreement, Avalon, BCG shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the Company Common Shares, Series A Preferred Stock and Company Warrants to be issued under this Agreement and the effect of the Transactions on the Avalon Warrants (and Company Common Shares underlying the Avalon Warrants), which Form S-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing the Avalon Stockholders with the opportunity to redeem shares of Avalon Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “Avalon Stockholder Redemption”); and (B) soliciting proxies from holders of Avalon Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the Certificate of Incorporation in the form of the Avalon Organizational Documents; (3) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”); (4) to the extent required, the issuance of securities pursuant to the PIPE Investment and the Asset PIPE Financing; (5) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (6) any other proposals that are reasonably necessary or desirable to consummate the Transactions (collectively, the “Avalon Stockholder Matters”). Without the prior written consent of BCG, the Avalon Stockholder Matters shall be the only matters (other than procedural matters) which Avalon shall propose to be acted on by the Avalon Stockholders at the Special Meeting, as adjourned or postponed. Each of Avalon and BCG shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Each of Avalon, on the one hand, and BCG, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Avalon and BCG shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Avalon Stockholders.

(ii)    Each of Avalon and BCG shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. If Avalon or BCG becomes aware that any information contained in the Form S-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) Avalon and BCG shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form S-4 and the Proxy Statement/Prospectus. Avalon and BCG shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Avalon Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Avalon Organizational Documents. Each of BCG and Avalon shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Avalon and BCG shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(iii)    Avalon shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. BCG shall file the Prospectus and any supplement thereto pursuant to Rule 424. Avalon, and BCG shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 35 days following the SEC Clearance Date (subject to Section 9.03(b)), and (ii) cause the Proxy Statement/Prospectus to be disseminated to the Avalon Stockholders in compliance with applicable Law.

(b)    Avalon Special Meeting. Avalon shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of BCG) to obtain the Avalon Stockholder Approval at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of Avalon Stockholder Matters. Avalon shall include Avalon Board Recommendation in the Proxy Statement. The board of directors of Avalon shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, Avalon Board Recommendation for any reason. Avalon agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of Avalon Stockholder Matters shall not be affected by any intervening event or circumstance, and Avalon agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the Avalon Stockholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Avalon shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of BCG, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of Avalon has determined in good faith is required by applicable Law is disclosed to the Avalon Stockholders and for such supplement or amendment to be promptly disseminated to the Avalon Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Avalon Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of Avalon Stockholder Matters; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c)    Nasdaq Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants issuable in respect of the Avalon Public Warrants in accordance with this Agreement, including the Avalon Merger, to be approved for listing on Nasdaq (and Avalon shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Avalon Merger Effective Time. The Company shall pay all fees of Nasdaq in connection with the application to list and the listing of Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants on Nasdaq.

Section 9.04 Exclusivity.

(a)    During the Interim Period, BCG shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Avalon and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of BCG’s equity securities or the issuance and sale of any securities of, or membership interests in, BCG or its Subsidiaries (other than any purchases of equity securities by BCG from employees of BCG or its Subsidiaries) or any merger or sale of substantial assets involving BCG or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 7.01 (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). BCG shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)    During the Interim Period, Avalon shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than BCG, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with BCG, its stockholders and their respective Affiliates and Representatives. Avalon shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05 Tax Matters.

(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, shall be borne by Avalon and the Company equally, and such parties shall cooperate to file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. The Company shall promptly pay when due all such required amounts to the appropriate Governmental Authority.

(b)    Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Party shall be terminated as of the Closing Date. After such date, neither any Party nor any representative thereof shall have any further rights or liabilities thereunder.

(c)    FIRPTA Certificate. At or prior to the Closing, Avalon shall have delivered to the Company a certificate (a “FIRPTA Certificate”) pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that Avalon has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5) year period ending on the Closing Date, in a form reasonably acceptable to the Company.

(d)    Intended Tax Treatment. Each of the Parties intends that, for U.S. federal income tax purposes, (i) the Conversion and the Mergers should together qualify as a contribution governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) the Mergers together should qualify as a “reorganization” under Section 368(a) of the Code and (iii) this Agreement constitutes and hereby is adopted as a “plan of reorganization” with respect to the Conversion, Contribution and Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”). Each Party shall not take any action that would prevent the Conversion, Contribution and the Mergers from qualifying for the Intended Tax Treatment and shall make all Tax filings in a manner consistent with such treatment.

Section 9.06 Confidentiality; Publicity.

(a)    Each Party acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)    None of Avalon, BCG or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of BCG or Avalon, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Avalon or BCG, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that the foregoing shall not prohibit the BCG Group from communicating with potential investors in a private offering of securities, to regulators and other Governmental Authorities in accordance with Section 9.01(a), or as otherwise set forth on Schedule 9.06(b) of the BCG Schedules; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect Avalon’s obligations pursuant to Section 9.03.

(c)    BCG and Avalon shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), mutually or each individually issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Avalon shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which BCG shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to BCG for reviewing and comment promptly following the execution of this Agreement); provided, however, if BCG does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of BCG shall not prevent Avalon from making such filing in accordance with Federal Securities Laws. Prior to Closing, Avalon andthe Company shall prepare current reports on Form 8-K to be filed by each of Avalon and the Company announcing the Closing, together with, or incorporating by reference, in the case of the Company, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filings”); provided, however, if the Company does not approve of the Signing Filing on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Avalon from making such filing in accordance with Federal Securities Laws. Avalon and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filings prior to filing. Avalon and the Company shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filings or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.08 Stockholders Agreement and Registration Rights Agreement. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Stockholders Agreement and the Registration Rights Agreement.

Section 9.09 Company Board of Directors. Each of the Company and Avalon shall take, or cause to be taken, the actions set forth in this Section 9.09 prior to the Closing:

(a)    The Company and Avalon shall (i) cause each Person serving and not continuing as a member of the board of directors of the Company to resign from such position, effective upon the Avalon Merger Effective Time, and (ii) elect or otherwise cause (x) the Persons designated on Schedule 9.09 of the BCG Schedules to comprise the nine members of the board of directors of the Company, effective upon the Avalon Merger Effective Time, and (y) up to two designees of Avalon, who shall be acceptable to BCG in its reasonable discretion; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of Nasdaq and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b)    The Company and Avalon shall (i) cause each Person serving and not continuing as an officer of the Company to resign from such position, effective upon the Avalon Merger Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of BCG immediately prior to the Avalon Merger Effective Time as a corresponding officer of the Company, effective upon the Avalon Merger Effective Time.

(c)    Each of the Company and Avalon shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.09(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.09(a) and (y) the Company or Avalon, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 9.10 Extension Elections. If the Closing shall not have occurred by January 8, 2023, the Parties agree that (i) Avalon shall take all actions required under the Avalon Organizational Documents required to extend the period of time to consummate a business combination prior to the expiration of the Completion Window; and (ii) so long as (x) no Terminating Avalon Breach has occurred and is in effect and (y) the consummation of the Mergers has not been permanently enjoined or prohibited by the terms of a final Governmental Order (or a Governmental Order that is reasonably likely to become final) or a statute, rule or regulation (except to the extent enjoined or prohibited in connection with a Special Termination Event, as defined in Section 11.01(g)), BCG shall deposit into the Trust Account on behalf of Sponsor, prior to each extension date, $2,070,000 (an “Extension Amount”) in order for Avalon to extend the duration of the

Completion Window from January 8, 2023 to April 8, 2023 or from April 8, 2023 to July 8, 2023 in accordance with the Certificate of Incorporation (each, an “Extension Election”). BCG shall deposit any Extension Amounts required to be paid under this Section 9.10 at least five (5) Business Days prior to the expiration of the then-current Completion Window.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)    HSR Act; Other Competition Filings. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be.

(b)    Regulatory Approvals. All required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 10.01(b) of the BCG Schedules shall have been obtained.

(c)    No Prohibition. There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Transactions.

(d)    Net Tangible Assets. Avalon shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Avalon Stockholder Redemption and completion of the Transactions.

(e)    Stockholder Approval. The Avalon Stockholder Approval, other than the Omnibus Incentive Plan Proposal, shall have been obtained.

(f)    Form S-4. The Form S-4 shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g)    Nasdaq. (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and (ii) the Company’s Class A Common Shares, Company Series A Preferred Stock and Company Warrants to be issued in respect of the Avalon Public Warrants in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)    Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.09.

(i)    Consent and Lock-Up. Prior to the Avalon Merger Effective Time, the holders set forth on Schedule 10.01(i) of the BCG Disclosure Schedules shall have (i) executed and delivered a consent (in a form reasonably acceptable to each of Avalon and the Company) to the consummation of the Conversion and the Amended BCG Organizational Documents and Amended BCH Organizational Documents; and (ii) executed and delivered a lock-up agreement in favor of the Company, in a form reasonably acceptable to each of Avalon and the Company.

(j)    Conversion and Contribution; Amendment to Company Articles. Prior to the Avalon Merger Effective Time, BCG shall (i) have consummated the Conversion and Contribution, and (ii) provide evidence that the Company adopted the Company Organizational Documents and shall have provided Avalon with evidence of such adoption.

Section 10.02 Additional Conditions to Obligations of Avalon. The obligations of Avalon to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Avalon:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the BCG Parties, as applicable, contained in Section 5.01 (Corporation Organization of the BCG Parties), Section 5.03 (Due Authorization of Transactions; Securities Sold Pursuant to this Agreement), Section 5.06 (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCG Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    Each of the representations and warranties of the BCG Parties contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCG Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a BCG Material Adverse Effect.

(b)    Agreements and Covenants. The covenants and agreements of each BCG Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been a BCG Material Adverse Effect.

(d)    BCG Organizational Documents. At or prior to the Avalon Merger Effective Time, the Company shall have adopted the Company Organizational Documents in a form to be mutually agreed upon by the Parties.

(e)    Closing Deliverables.

(i)    Officer Certificate. Avalon shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.02(a), 10.02(b) and 10.02(c) with respect to the Company and the Merger Subs, as applicable.

(ii)    Secretary Certificates. The Company and the Merger Subs shall each have delivered to Avalon a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Avalon Merger Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Transaction Agreements to which it is a party or otherwise bound.

(iii)    Good Standing. The Company shall have delivered to Avalon good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified within two (2) Business Days prior to the Closing Date from the Secretary State of the State of Nevada. The Company shall have delivered to Avalon a good standing certificate for the Merger Subs certified within two (2) Business Days prior to the Closing Date from the Secretary of State of Delaware, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)    Assignment, Assumption and Amendment to Warrant Agreement. Avalon shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement.

(v)    Lock-Up Agreements. Avalon shall have received a Founder Lock-Up Agreement for certain shareholders of the Company set forth on Schedule 10.02(e)(v) of the BCG Schedules, duly executed by Avalon, and each such Lock-Up shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)    Company Organizational Documents. At or prior to the Avalon Merger Effective Time, the Company shall have adopted the Company Organizational Documents and BCH shall have adopted the Amended BCH Organizational Documents in accordance with the terms attached hereto as Exhibit E.

(vii)    Restructuring of Outstanding Securities. At or prior to the Avalon Merger Effective Time, BCG Parties shall have consummated the Initial Recapitalization in accordance with the terms set forth on Schedule 10.02(e)(vii) of the BCG Schedules and Exhibits E and F.

(viii)    Delivery of the Audited Financial Statements. BCG shall have delivered to Avalon the Audited 2021 Financial Statements.

Section 10.03 Additional Conditions to the Obligations of the BCG Parties. The obligation of the BCG Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the BCG.

(a)    Representations and Warranties.

(i)    The representations and warranties of Avalon contained in this Agreement (A) set forth in Section 6.01, Section 6.02, and Section 6.08 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth Section 6.13 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in Article VI (1) that are qualified by an “Avalon Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (2) that are not qualified by an “Avalon Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Avalon Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B), or (C), as applicable, as of such date).

(ii)    The representations and warranties of Avalon contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)    Agreements and Covenants. The covenants and agreements of Avalon in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    Avalon Redemptions. Avalon shall have completed the Avalon Stockholder Redemption, and after the Avalon Stockholder Redemption Avalon shall have at least 400 unrestricted round lot holders (in each case of clause (i) and (ii), as such requirements are interpreted under the initial listing criteria of the Nasdaq Global Market).

(d)    Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(e)    No Material Adverse Effect. No Avalon Material Adverse Effect shall have occurred.

(f)    Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of Avalon shall have resigned or otherwise removed, effective as of or prior to the Closing.

(g)    Closing Deliverables.

(i)    Officer Certificate. Avalon shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Avalon in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.03(a), 10.03(b), and 10.03(c) with respect to Avalon.

(ii)    Secretary Certificate. Avalon shall have delivered to the BCG Parties a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Avalon Organizational Documents as in effect as of the Closing Date (immediately prior to the Avalon Merger Effective Time), (B) the resolutions of Avalon’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Agreements to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Avalon Stockholder Matters has been approved by the Avalon Stockholders and (D) the incumbency of officers authorized to execute this Agreement or any Transaction Agreements to which Avalon is a party or otherwise bound.

(iii)    Good Standing. Avalon shall have delivered to the BCG Parties a good standing certificate (or similar documents applicable for such jurisdictions) for Avalon certified within two (2) Business Days prior to the Closing Date from the Secretary of State of Delaware.

(iv)    Assignment, Assumption and Amendment to Warrant Agreement. The BCG Parties shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement.

(v)    Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)    Lock-Up Agreements and Letter Amendments. Each Sponsor Lock-Up Agreement and Letter Amendment executed by the Sponsor Persons set forth on Schedules 1.01(d) and 1.01(e) of the BCG Schedules on or about the Execution Date shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii)    FIRPTA Certificate. Avalon shall have delivered to BCG a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that Avalon Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(viii)    Liens. There shall not be any liens on any of the assets of Avalon.

Section 10.04 Frustration of Conditions. Neither Avalon nor any of the BCG Parties may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. Prior to Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by written consent of BCG and Avalon;

(b)    by Avalon, if the Closing shall not have occurred by the expiration of the Completion Window (as extended from time to time in accordance with Section 9.10 and the Certificate of Incorporation, the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by BCG or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement; and provided further, that Avalon’s right to terminate this Agreement under this Section 9.01(b) shall not be available in the event that Avalon’s actions or failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

(c)    by the BCG Parties, if the Closing shall not have occurred by the Termination Date; provided, that if any Action for specific performance or other equitable relief by BCG or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement; and provided further, that BCG’s right to terminate this Agreement under this Section 9.01(b) shall not be available in the event that BCG’s actions or failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

(d)    by written notice to BCG from Avalon (i) if there is any material breach of any representation, warranty, covenant or agreement on the part of BCG set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by BCG through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Avalon provides written notice of such violation or breach and the Termination Date, as such date may be extended pursuant to this Agreement) after receipt by BCG of notice from Avalon of such breach, but only as long as BCG continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “BCG Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within BCG Cure Period, (ii) if the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) within five Business Days of receipt of the Audited 2021 Financial Statements and delivery thereof to Avalon, if the Audited 2021 Financial Statements reflect a consolidated financial position or balance sheet, cash flows or results of operations, or statements of income or comprehensive income or stockholders’ equity, of the BCG Group and the Variable

Interest Entities that, taken as a whole, (x) are qualified in any substantive manner or (y) reflect a material and adverse difference in the financial condition or business of the BCG Group and the Variable Interest Entities (taken as a whole), as compared to the financial condition and business presented in the Draft 2021 Financial Statements;

(e)    prior to the Closing, by written notice to Avalon from BCG if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Avalon set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Avalon Breach”), except that, if any such Terminating Avalon Breach is curable by Avalon through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date BCG provides written notice of such violation or breach and the Termination Date, as such date may be extended pursuant to this Agreement) after receipt by Avalon of notice from BCG of such breach, but only as long as Avalon continues to exercise such commercially reasonable efforts to cure such Terminating Avalon Breach (the “Avalon Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Avalon Breach is not cured within Avalon Cure Period, or (ii) the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) shall not be available if BCG’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(f)    by written notice from either BCG or Avalon to the other if Avalon Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(f) shall not be available to Avalon if, at the time of such termination, Avalon is in material breach of Section 9.03.

(g)    by written notice to BCG from Avalon if the occurrence of one or more matters set forth on Schedule 11.01(g) of the BCG Schedules has occurred and remains ongoing (a “Special Termination Event”), and as a direct result of such Special Termination Event, (x) the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final Governmental Order or a statute, rule or regulation or (y) there is no reasonable likelihood that the Transactions are capable of being consummated on or prior to the expiration of the Completion Window, despite the Parties’ best efforts to consummate same in accordance with this Agreement; provided, that, the right to terminate this Agreement under this Section 11.01(g) shall not be available if (x) if any action or omission by Avalon, Sponsor or their respective Representatives was the primary cause of, primarily resulted in, or materially exacerbated such Special Termination Event, (y) Avalon is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Sections 10.01 or 10.03 (with or without the passage of time).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, Section 11.03 below or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving

Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 11.03 Termination Fees. In the event that this Agreement is validly terminated by Avalon pursuant to Section 11.01(g), then BCG shall (i) deposit into the Trust Account the amount of any Extension Amounts not previously paid in accordance with Section 9.10 above (which amounts, for the avoidance of doubt, shall solely be used to fund the Extension Elections); and (ii) pay to Avalon (by wire transfer of immediately available funds), a fee in an amount equal to the sum of the amount of Avalon Transaction Expenses reasonably incurred or paid by Avalon prior to such date, up to a maximum amount of $1,000,000. Except as expressly set forth in this Section 11.03, upon a Termination of this Agreement, all Expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such Expenses.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Avalon, or to:	If to the BCG Parties, or to:

Avalon Acquisition Inc.	c/o The Beneficient Company Group, L.P.
2 Embarcadero Center	325 N Saint Paul St., Suite 4850
7th Floor	Dallas, Texas 75201
San Francisco, CA 94111	Attn: General Counsel
Attn: Craig Cognetti	E-mail: LegalNotices@beneficient.com

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Venable LLP	Haynes and Boone, LLP
1270 Avenue of the Americas, 24th Floor	2323 Victory Ave., Suite 700
New York, NY 10020	Dallas, TX 75219
Attn: William N. Haddad	Attn: Matthew Fry
Email: WNHaddad@Venable.com	Matt.Fry@haynesboone.com

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that BCG or the Company, as applicable, may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of BCG or the Company, as applicable, so long as BCG or the Company, as applicable remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of BCG, the Company, Avalon and the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15 and (c) H&B are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Avalon Merger Surviving Corporation shall bear and pay, at or promptly after Closing, all of the Transaction Expenses.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Confidentiality Agreement, dated as of December 1, 2021, by and between The Beneficient Company Group (USA), L.L.C. and Avalon (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, Avalon acknowledges and agrees that any BCG Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such BCG Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any BCG Party or Avalon under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Avalon Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05) and (b) this Article XII.

Section 12.16 Acknowledgements.

(a)    Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the BCG Representations constitute the sole and exclusive representations and warranties of the BCG Parties; (iii) Avalon Representations constitute the sole and exclusive representations and warranties of Avalon; (iv) except for the BCG Representations by the BCG Parties and Avalon Representations by Avalon, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the BCG Representations by the BCG Parties and the Avalon Representations by Avalon. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Avalon understands and agrees that any assets, properties and business of BCG and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the BCG Representations by the BCG Parties or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b)    Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any

Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of BCG Group.

(a)    Haynes and Boone, LLP (“H&B”) has represented the BCG Group with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, Avalon and its Affiliates agree that they shall not, and shall cause their Affiliates not to, seek to have H&B disqualified from representing any BCG Equityholder or any entity in the BCG Group (i) in connection with any dispute that may arise between such parties, on the one hand, and Avalon or its Affiliates, on the other hand, in connection with this Agreement, the Transaction Agreements or the Transactions and (ii) in connection with any such dispute, the BCG Parties or other entities in the BCG Group involved in such dispute (and not Avalon or its Affiliates) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the BCG Parties or other entities in the BCG Group, and their Representatives (including H&B), BCG Equityholders or Affiliates (collectively, the “BCG/Company Parties”) that occurred prior to the Closing.

(b)    Without limiting the foregoing, Avalon (on its own behalf and on behalf of its Representatives and Affiliates) also acknowledges and agrees that H&B has been and will be providing legal advice to the BCG/Company Parties in connection with the Agreement, the Transaction Agreements, and any transactions contemplated herein and therein and in such capacity, will have had confidential and/or privileged communications between the H&B and the BCG/Company Parties, including written and electronic communications between or among H&B and/or the BCG/Company Parties, relating to this Agreement, the Transaction Agreements, and the Transactions (collectively, the “Privileged Materials”). Avalon (on its own behalf and on behalf of its Representatives and Affiliates) further acknowledges and agrees that, at and after the Closing, the Privileged Materials shall belong solely to the BCG Equityholders and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the BCG Equityholders and shall not pass to or be claimed by Avalon or their Affiliates (including from and after Closing, the BCG Group). In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the BCG Equityholders. Avalon (on its own behalf and on behalf of its Representatives and Affiliates, including the BCG Group from and after the Closing) also agree that they will not, directly or indirectly, obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person) and agree not to knowingly access, review, use or rely on any Privileged Materials in any dispute involving any of the Parties after the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the Execution Date.

AVALON ACQUISITION INC.

By:	/s/ S. Craig Cognetti
Name:	S. Craig Cognetti
Title:	Chief Executive Officer

Signature Page to

Business Combination Agreement

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT MERGER SUB I, INC.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT MERGER SUB II, LLC

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

Signature Page to

Business Combination Agreement

EXHIBIT A

FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of [●], 2022, by and among (i) Avalon Acquisition Inc., a Delaware corporation (the “SPAC”), (ii) The Beneficient Company Group, L.P., a Delaware limited liability company, which prior to the effective date of this Amendment shall convert to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Agent are parties to that certain Warrant Agreement, dated as of October 5, 2021 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of Class A common stock of the SPAC, par value $0.0001 per share (the “SPAC Class A common stock”), underlying the units of the SPAC issued in SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC acquired by Avalon Acquisition Holdings LLC (the “Sponsor”), in a private placement concurrent with the IPO (the “Sponsor Private Warrants”), (iii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (iv) all other warrants issued by SPAC after the IPO, in connection with or following the Transactions (the “Post-IPO Warrants” and together with the Public Warrants, the Sponsor Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, on [●], 2022, (i) SPAC, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the SPAC Merger (as defined below) contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, (i) Merger Sub I will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and as a result of which, among other matters, (x) SPAC shall become a wholly owned subsidiary of the Company and (y) each issued and outstanding share of SPAC Class A common stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one share of Company Class A Common Shares and one share of Company Series A Preferred Stock, with each share of Company Series A Preferred Stock that is outstanding automatically converting into one-fourth (1/4) of a share of Company Class A Common Shares on (and only on) the later of (x) 90 days after the Closing Date and (y) 30 days after the Company has an effective registration statement under the Securities Act with respect to the issuance of the Company Class A Common Shares upon exercise of the Public Warrants and the Private Placement Warrants (the “Conversion Date”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the SPAC Merger, the surviving company of the SPAC Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, pursuant to the requirements of Section 9.8 of the Warrant Agreement, the holders of a majority of the Private Placement Warrants have consented to an amendment to the Warrant Agreement providing that if the Private Placement Warrants are exercised on or prior to the Conversion Date, upon exercise of a Private Placement Warrant, the holder shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock;

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.5 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of SPAC Class A common stock, but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Class A Common Shares and the same number of shares of Company Series A Preferred Stock; provided that the holders of Private Placement Warrants shall not receive any Company Series A Preferred Stock upon exercise of a Private Placement Warrant unless the Private Placement Warrant is exercised after the Conversion Date;

WHEREAS, the Company Class A Common Shares and Company Series A Preferred Stock constitute an Alternative Issuance as defined in said Section 4.5;

WHEREAS, all references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of Class A common stock, par value $0.001 per share, of the Company (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities, “Company Common Shares”);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Mergers, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Assignment and Assumption; Consent.

(a)    Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement and the Warrants.

(b)    Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement and the Warrants pursuant to Section 1.1 hereof effective as of the effective time of the SPAC Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

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2.    Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a)    Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b)    Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Avalon Acquisition Inc., a Delaware corporation” and replacing it with “[Beneficient], a Nevada corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c)    Reference to Company Common Shares. All references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Common Shares.

(d)    Issuance of Preferred Stock. The Warrant Agreement is hereby amended to add a new Section 3.3.6 to the Warrant Agreement as follows:

3.3.6 Issuance of Rights. Upon exercise of a Warrant, for every Company Common Share for which a Warrant is exercised, the Registered Holder shall also be entitled to receive one share of Company Series A Preferred Stock; provided that the Registered Holder of a Private Placement Warrant shall not be entitled to receive any shares of Company Series A Preferred Stock upon the exercise of a Private Placement Warrant unless such exercise is after the Conversion Date.

(e)    Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: Beneficient c/o The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

3.    Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4.    Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be

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governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

AVALON ACQUISITION INC.

By:
Name:
Title:

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Signature Page to Amendment to Warrant Agreement

Exhibit A

EXHIBIT B

TERMS OF REGISTRATION RIGHTS AGREEMENT

The following is a summary of the material provisions of the Registration Rights to be adopted in connection with the consummation of the Closing (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all changes that are expected to be included in the proposed Registration Rights Agreement, but only a summary of anticipated material provisions and is subject to further modification in accordance with the Agreement. The following revisions are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit E shall have the meanings given in the Agreement.

1.

“Registrable Securities” would mean (a) shares of Company Class A Common Shares of Beneficient, a Nevada corporation (the “Company”), that are issuable upon conversion or exchange of (i) securities of BCH, including securities transferred to the holders of interests in Beneficient Management Partners, L.P. (“BMP”) and Beneficient Holdings, Inc. in respect of such interests, but excluding the Preferred Series C Subclass 1 Unit Accounts, (ii) securities of Ben LLC and (iii) Company Class B Common Shares of the Company and (b) shares of Company Class A Common Shares of the Company beneficially owned by the Sponsor Persons. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred; or (C) such securities may be sold under Rule 144 without volume limitation or current public information requirements.

2.

As soon as it is permitted to do so, the Company shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the Commission does not permit the Company register the resale of all of the Registrable Securities on the Form S-3 registration statement, the Company shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1.

3.

Notwithstanding the foregoing, the Sponsor Persons would solely have registration rights under the registration rights agreement with respect to their Registrable Securities if the Company files a Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Agreement.

4.

Holders of a majority of the Registrable Securities shall have the right to demand that the Company participate in an underwritten takedown from an effective shelf registration statement once every 6 months.

5.

Beginning January 1, 2025, if a Form S-3 registering the Registrable Securities is not on file, the holders of a majority of the Registrable Securities may demand that the Company register the resale of Registrable Securities in one or more registration statements on a Form S-1, which, in the discretion of the majority holders of the Registrable Securities, may be underwritten offerings.

6.	Holders shall be entitled to customary piggyback registration rights.

7.

The Company, at its option, may file a registration statement to register the exchange of Company Class A common stock for securities transferred to the holders of interests in BMP, in which case the Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

Exhibit B

EXHIBIT C-1

FORM OF B-1/B-2 LOCK-UP AGREEMENT

FORM OF

B-1 AND B-2 HOLDER LOCK-UP AGREEMENT

THIS B-1 AND B-2 HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of             , 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”) and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), and other parties named therein have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain Preferred Series B-1 Unit Accounts or Preferred Series B-2 Unit Accounts (as defined in that certain Third Amended and Restated Partnership Agreement of BCG) which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.    Lock-Up Provisions.

(a)    Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) in successive amounts equal to 25% of the Restricted Securities as of the Closing Date, which will be released from foregoing restrictions on each of the 91st, 181st, and 271st day following the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)    If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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(d)    For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.    Miscellaneous.

(a)    Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)    Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)    Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)    Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule,

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Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn:	Attn: Matthew L. Fry
Telephone No.:	Telephone No.: 214-651-5443
Email:	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j)    Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)    Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made

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or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)    Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)    Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

Exhibit C-1

EXHIBIT C-2

FORM OF FOUNDER LOCK-UP AGREEMENT

THIS BENEFICIENT LEGACY HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of             , 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain BCG Partnership Units which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.     Lock-Up Provisions.

(a)     Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) six (6) months of the date of the Closing, (y) the date after the Closing on which the closing price of the Company Common Shares equals or exceeds $[18.00] per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least [    ] days after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) of up to [250] Restricted Securities; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)     If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)     During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)     For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

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2.     Miscellaneous.

(a)     Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)     Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)     Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e)     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)     Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or

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interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice)

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn:	Attn: Matthew L. Fry
Telephone No.:	Telephone No.: 214-651-5443
Email:	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j)     Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)     Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this

Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any

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other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)     Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)     Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Beneficient Legacy Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

Signature Page to

Beneficient Legacy Holder Lock-Up Agreement

Exhibit C-2

EXHIBIT D-1

Execution Version

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, the Holder has 5,025,000 Class B common shares of Avalon which are subject to a 1 year lock up with an early release if the Avalon’s common stock trades at or above $12 for a certain period;

WHEREAS, the Holder has agreed to revised lock up restrictions pursuant to this Agreement;

WHEREAS, as of the date hereof, Holder is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which 1,500,000 of the Company Common Shares received by Holder in connection with the Business Combination Agreement or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.     Lock-Up Provisions.

(a)     Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) December 31, 2029, (y) the date after the December 31, 2024 on which the closing price of the Company Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period following December 31, 2024, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) beginning on January 1, 2025, pursuant to the sale of the Restricted Securities owned by Holder as of the Closing (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like, as well as any transfers pursuant to Clauses (I), (II), and (III)) at a price of $10.50 or greater; provided, that Holder can sell up to 20% of the Restricted Securities at any price in each of 2028 and 2029; provided further that Holder can sell at a price equal to or greater than $18.00 at any point 180 days after the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)     If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)     During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 21, 2022, BY AND

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AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)     For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.     Company Board of Directors. In accordance with Section 9.09(a) of the Business Combination Agreement, Holder hereby agrees to nominate up to two designees (the “Designees”) for election as members of the board of directors of the Company; provided that such Designees are acceptable to the Company, in the Company’s reasonable discretion.

3.     Miscellaneous.

(a)     Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)     Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)     Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

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(e)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)    Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn: General Counsel	Attn: Matthew L. Fry
Telephone No.: 214-651-5443
Email: LegalNotices@beneficient.com	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j)     Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be

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inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)     Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)     Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)     Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page

to Sponsor Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

AVALON ACQUISITION HOLDINGS LLC

By:
Name:
Title:

Address for Notice:

Address: 2 Embarcadero Center Seventh Floor

Facsimile No.:

Telephone No.: 212-916-7476

Email: Ccognetti@grailpartners.com

Signature Page

to Sponsor Lock-Up Agreement

Exhibit D-1

EXHIBIT D-2

FORM OF

AMENDMENT TO LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of September [    ], 2022, and shall be effective as of the Closing (defined below), by and among (i) Avalon Acquisition Inc., a Delaware corporation (“Avalon”), (ii) The Beneficient Company Group, L.P., a Delaware limited partnership, which prior to the Effective Date of this Amendment shall have converted to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) the undersigned officer or director of Avalon and who, along with Avalon, the Sponsor, and other transferees of the applicable Avalon securities, is referred to as an “Insider” pursuant to the terms of the Original Agreement (defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Avalon and the other undersigned Insiders are parties to that certain Letter Agreement, dated as of October 5, 2021 (the “Original Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Founder Shares that they may hold in connection with the completion of the proposed Business Combination, (ii) vote in favor of any proposed Business Combination for which the Company seeks approval, and (iii) certain transfer restrictions with respect to the Founder Shares;

WHEREAS, on or about the date hereof, (i) Avalon, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Insider is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares and Company Series A Preferred Stock; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Insider by virtue thereof or thereunder, the parties hereto desire to amend the Original Agreement to (i) add the Company as a party thereto, (ii) have Insider, as holders of the Avalon Private Warrants, agree to amend the Avalon Private Warrants to waive the Insider’s rights to receive the Company Series A Preferred Stock upon exercise of an Avalon Private Warrant unless such exercise is after the Company Series A Preferred Stock Conversion Date (as defined in the Business Combination Agreement), and (iii) to revise the terms hereof in order to reflect the transactions contemplated by the Business Combination Agreement; and

WHEREAS, pursuant to Section 13 of the Original Agreement, the Original Agreement can be amended with the written consent by all parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Addition of the Company as a Party to the Original Agreement. The parties hereby agree to add the Company as a party to the Original Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of Avalon under the Original Agreement shall be, and hereby are, assigned and delegated to the Company as if it were the original “Company” party thereto, and (ii) all references to the Company under the Original Agreement relating to periods from and after the Closing shall instead be a reference to Beneficient, a Nevada corporation. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement, as amended by this Amendment, from and after the Closing as if it were the original “Company” party thereto.

2.     Amendments to the Original Agreement. The parties hereby agree to the following amendments to the Original Agreement:

(a)     The defined terms in this Amendment, including within limitation in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Original Agreement as if they were set forth therein.

(b)     The parties hereby agree that (i) the terms “Common Stock”, “Founder Shares” and “IPO Shares” as used in the Original Agreement shall include without limitation any and all Company Class A Common Shares into which any such securities will convert in the Avalon Merger and (ii) the term “Warrants” and “Private Placement Warrants” shall include without limitation any and all warrants to purchase Company Class A Common Shares and Company Series A Preferred Stock into which such securities will convert in the Avalon Merger pursuant to the terms of an Assignment, Assumption and Amendment to Warrant Agreement. The parties further agree that from and after the Closing, any reference (as applicable and as appropriate) in the Original Agreement to (A) Common Stock will instead refer to the Company Class A Common Shares (and any other securities of the Company or any successor entity issued in consideration of, including without limitation as a stock split, dividend or distribution, or in exchange for any of such securities), and (B) Warrants will instead refer to the Company Warrants (and any warrants of the Company or any successor entity issued in consideration of or in exchange for any of such warrants).

3.     Consent to Amendment of Avalon Private Warrants. Insider, as the holder of certain Private Placement Warrants issued pursuant to that certain Warrant Agreement, dated October 5, 2021, by and between Avalon and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), hereby consents to an amendment to the Warrant Agreement providing that if a Private Placement Warrant is exercised on or prior to the Company Series A Preferred Stock Conversion Date, upon the exercise of such Private Placement Warrant, then Insider (on behalf of itself and its Permitted Transferees, as defined in the Warrant Agreement) shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock (with the effect that the holder would only receive Company Series A Preferred Stock upon exercise of a Private Placement Warrant if such exercise occurred after the Company Series A Preferred Stock Conversion Date).

4.     Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing (the “Effective Date”). In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

2

5.     Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Original Agreement and this Amendment may be further amended or modified in accordance with the terms thereof and hereof). Except as otherwise provided herein, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW)

3

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

AVALON:

AVALON ACQUISITION, INC.

By:
Name:
Title:

INSIDER:

AVALON ACQUISITION HOLDINGS LLC

By:
Name:
Title:

COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Amendment to Letter Agreement

Exhibit D-2

EXHIBIT E

TERMS OF AMENDED BCH ORGANIZATIONAL DOCUMENTS AND BCG ORGANIZATIONAL DOCUMENTS

The following is a summary of the material revisions to the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Seventh A&R LPA”) to be adopted in connection with the Conversion (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all changes that are expected to be included in the proposed Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Eighth A&R LPA”), but only a summary of anticipated material revisions and is subject to further modification in accordance with the Agreement, including, but not limited to, Section 7.01. The following revisions are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit E or the Agreement shall have the meanings given in the Seventh A&R LPA.

1.

Preferred Series B Unit Accounts. References to the Preferred Series B Subclass 1 Unit Accounts and the Preferred Series B Subclass 2 Unit Accounts, as well as relevant provisions in the Seventh A&R LPA, are being deleted because these unit accounts will convert in connection to the Transactions (as defined in the Agreement).

2.

Preferred Series C Subclass 0 Unit Accounts. References to the Preferred Series C Subclass 0 Unit Accounts, as well as relevant provisions in the Seventh A&R LPA, are being deleted because these unit accounts are not outstanding.

3.

General Partner. Revisions will be made to acknowledge that Ben LLC will become the new General Partner of BCH. Conforming revisions will be made with respect to the governance provisions and references to the Board of Directors of the Company (as defined in the Agreement).

4.	Conversion Prices.

a.

The definition of the Preferred Series A Subclass 0 Unit Conversion Price will be amended to be the average of (i) $10.50, and (ii) the volume-weighted average closing price of the Company’s common stock (the “VWAP Price”) for the twenty (20) days preceding the Quarterly Exchange Date; provided that from the effectiveness of the Eighth A&R LPA (the “Effective Date”) through December 31, 2027, the Preferred Series A Subclass 0 Unit Conversion Price shall not be less than $10.50.

b.

The definition of the Preferred Series A Subclass 1 Unit Conversion Price will be amended to mean the average closing price of a share of the Company’s common stock for the thirty (30) day period immediately prior to the Quarterly Exchange Date; provided that from the Effective Date through December 31, 2027, the Preferred Series A Subclass 1 Unit Conversion Amount shall not be less than $10.50.

5.	Preferred Return. The definition of Base Rate will be amended to refer to the SOFR Rate plus 0.5% (2% per annum), with the SOFR Rate being the 90-day Average Secured Overnight Financing Rate.

a.

The Quarterly Preferred Series A Subclass 1 Rate will be revised to the Base Rate; provided that the Quarterly Preferred Series A Rate shall be waived and shall not accrue from the Effective Date until December 31, 2024, except to the extent of allocations of income, in which event distributions may be requested by holders of the Preferred Series A Subclass 1 Unit Accounts and, if not requested, such amount shall be accrued for purposes of determining the Total Preferred Series A Return.

b.

The Quarterly Class S Preferred Rate will be revised to the Base Rate; provided that the Quarterly Class S Preferred Rate shall be waived and shall not accrue from the Effective Date until December 31, 2024, except to the extent of allocations of income.

Exhibit E

c.

Changes will be made to the definition of the Hypothetical Preferred Opening Capital Account Balance to provide that the sub-capital account associated with a holder’s Preferred Series Unit Account for the period (i) until January 1, 2025 will be increased only to the extent of allocations of profit equal to the Quarterly Preferred Series A Return, and (ii) after January 1, 2025 will be increased by the Quarterly Preferred Series A Return. The definition of the Hypothetical Class S Preferred Opening Capital Account Balance will be amended to provide that the sub-capital account associated with a holder’s Class S Preferred Units for the period (i) until January 1, 2025 will be increased only to the extent of allocations of profit equal to the Quarterly Class S Preferred Return, and (ii) after January 1, 2025 will be increased by the Quarterly Class S Preferred Return.

6.

Conversions. Section 7.08(b) of the Seventh A&R LPA will be revised to provide that the Preferred Series A Subclass 1 Unit Accounts may be converted after January 1, 2025, rather than January 1, 2023, as currently provided. The Preferred Series A Subclass 0 Unit Accounts shall continue to be convertible from and after January 1, 2023.

a.

The definition of Annual Factor will be revised to (i) conform to the delay in the conversion date for the Preferred Series A Subclass 1 Unit Accounts to January 1, 2025 and (ii) further provide that the amount of the Preferred Series A Subclass 1 Unit Accounts that is convertible in any year through December 31, 2029 is limited to 20%; provided that if the Preferred Series A Subclass 1 Unit Conversion Price equals or exceeds $18.00, then the Annual Factor for the Preferred Series A Subclass 1 Unit Account shall be 100% on and following such date.

7.	Class A Units. The Class A Units will no longer be divided into Subclass 1 Class A Units and Subclass 2 Class A Units.

8.	Common Stock. Revisions will be made to refer to the common stock of the Company rather than common units of The Beneficient Company Group, L.P.

9.

Carrying Value Adjustments. Revisions will be made to provide that any upward adjustment in the Carrying Value of any asset will be first allocated to the holder of the Subclass 1 FLP Unit Accounts (50.5%) and the holder of the Subclass 2 FLP Unit Accounts (49.5%) rather than 100% to the holder of the Subclass 1 FLP Unit Accounts, as currently provided in the Seventh A&R LPA. As a result of this change, the Class S Ordinary Units issuable with respect to any such allocations shall be issuable to the holder of the Subclass 1 FLP Unit Accounts and to the holder of the Subclass 2 FLP Unit Accounts.

10.	Allocations and Distributions. The allocations and distributions provisions will be revised to conform to other revisions in the Eighth A&R LPA, including the deletion of certain Units.

11.

Transfers. The provisions relating to the Transfer of Units by Limited Partners is being revised to clarify that except for certain permitted Transfers, a Limited Partner may only transfer all or a portion of its Units with the consent of the General Partner.

Exhibit E

EXHIBIT F

TERMS OF CONVERSION

The following is a summary of the material terms of certain transactions that would constitute or be effected in connection with or as a result of the Conversion (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all terms, but only a summary of anticipated material terms. The following terms are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit F or the Agreement shall have the meanings given in the Agreement.

BCG would convert (the “Conversion”) from a Delaware limited partnership into a Nevada Corporation (the “Company”) pursuant to a plan of conversion (the “Plan of Conversion”).

Corporate Governance

Articles of Incorporation and Bylaws

The articles of incorporation of the Company that come into effect pursuant to the Plan of Conversion would change the name of BCG to “Beneficient”, authorize the issuance of Class A Common Stock (“Company Class A Common Stock”) and Class B Common Stock (“Company Class B Common Stock”) and Series A Convertible Preferred Stock (the “Company Series A Preferred Stock”), with the holders of Company Class B Common Stock (the “Class B Holders”) having the right to appoint a majority of the Company’s board of directors and the directors elected by the Company Class B Common Stock collectively having the right to vote a majority of the total number of seats on the Company board of directors, and the holders of Company Class A Common Stock (the “Class A Holders”) initially having the right to elect the balance of the members of the Company’s board of directors. The articles of incorporation of the Company would also permit the Class B Holders to act by written consent and authorize the issuance of blank check preferred stock. The bylaws of the Company that come into effect pursuant to the Plan of Conversation would give the directors elected by the Class B Holders (the “Class B Directors”) the right to designate the chair and the vice chair of the board of directors and require that a Class B Director be present to constitute a quorum for the transaction of business by the board of directors.

Stockholders Agreement

The initial Class B Holders would enter into a stockholders agreement with the Company (the “Stockholders Agreement”) at, or immediately prior to, the Avalon Merger Effective Time, pursuant to which:

•	The Class B Holders would designate the Class B Directors.

•

The Company would be required to establish and maintain (i) a compensation committee of the board of directors, (ii) a nominating committee of the board of directors, (iii) an executive committee of the board of directors and (iv) a community reinvestment committee of the board of directors (collectively, the “Board Committees”). The Board Committees would have substantially similar powers and authority as the corresponding committees of the board of directors of Beneficient Management, L.L.C. (“Beneficient Management”), as general partner of BCG, have immediately prior to the Conversion, except that the executive committee of the board of directors of the Company would have, subject to certain exceptions, plenary power of the board of directors. Pursuant to the Stockholders Agreement, each of the Board Committees would be comprised of four members, at least two of which would be designated by the majority of the Class B Directors. The majority of the Class B Directors would also have the right to designate the chair of each of the Board Committees.

•

The Class B Holders would have substantially similar approval rights over Company matters as the executive committee of the board of directors of Beneficient Management, as the general partner of BCG, and the Class B Holders, on an individual basis, have with respect to BCG and its subsidiaries immediately prior to the Conversion.

Exhibit F

Board Committees

In addition to the requirements for the Board Committees that would be set forth in the Stockholders Agreement, either the board resolutions establishing the Board Committees or the charters governing the Board Committees would require that (i) at least two members of the Board Committees be designated by the majority of the directors elected by the Class A Holders and (ii) that a committee member designated by the majority of the Class B Directors be present to constitute a quorum for the transaction of business by the Board Committees. Except to the extent prohibited by applicable law or listing requirements, the nominating committee of the board of directors would establish and maintain other committees of the board of directors as it sees fit, including, but not limited to, an audit committee, a credit committee and an enterprise risk committee.

Compensation Policy

The Board of Directors would adopt a Compensation Policy to be effective upon the consummation of the Avalon Merger.

•

The term (“Term”) of the Compensation Policy will commence on the date the Avalon Merger is consummated and effective and continue through December 31, 2024 (the “Initial Term”). Upon the expiration of the Initial Term, the Compensation Policy shall automatically renew and extend for successive twelve (12) month periods (each a “Renewal Term”) unless the Board, in accordance with the provisions set forth below, determines not to renew the Initial Term or any Renewal Term.

•

The aggregate value of all Compensation paid or granted, as applicable, by the Company and any other member of the Company Group to all individuals for service as an Employee with respect to any fiscal year of the Company during the Term of the Compensation Policy will not, except as otherwise provided below, exceed sixty percent (60%) of the Gross Revenue for the immediately preceding annual period (such limit, the “Annual Compensation Cap”); provided, that if the Gross Revenue for the initial six-month period of any fiscal year, on an annualized basis, would exceed the Gross Revenue for the immediately preceding annual period, the Annual Compensation Cap for such fiscal year shall be sixty percent (60%) of the annualized Gross Revenues for such fiscal year. Notwithstanding the foregoing, an amount equal to (i) the aggregate value of all Salaries, Bonuses and Benefits paid or provided, as applicable, by the Company Group to all individuals for service as an Employee during any fiscal year of the Company, and (ii) the Equity-Based Compensation attributable to any fiscal year for Equity-Based Awards granted in prior years (collectively, the “Permitted Annual Compensation”) may exceed the Annual Compensation Cap and may be paid by the Company Group. For the avoidance of doubt, the Annual Compensation Cap shall not be applicable to any payments or distributions payable, either directly or indirectly, to any Employee from any Person that is not a member of the Company Group, with such excluded Persons to include, without limitation, Bradley Capital Company, L.L.C.

If the total Compensation that would be paid or granted by the Company Group to all individuals for service as an Employee with respect to any fiscal year in the absence of the Annual Compensation Cap exceeds the applicable Annual Compensation Cap, then the amount of excess Compensation (“Unpaid Compensation”) will not be payable for such fiscal year. The Compensation Committee of the Board of Directors of the Company (or any subcommittee thereof), and such officers of the Company to whom the Compensation Committee may delegate such authority with respect to Employees that are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall have the discretion to determine how any required reduction in the proposed Compensation shall be effected among the Employees and the various forms of Compensation as necessary to comply with the applicable Annual Compensation Cap. Any Unpaid Compensation for any fiscal year may, at the discretion of the Compensation Committee, be carried forward and paid or granted, as applicable, in future fiscal years to the extent that the amount of such Unpaid Compensation plus the amount of the Compensation otherwise payable in such subsequent fiscal year does not exceed the Annual Compensation Cap for such subsequent fiscal year.

Exhibit F

•

The (i) Compensation Policy may only be amended (including, for the avoidance of doubt, any increase to the Annual Compensation Cap) and any provisions of the Compensation Policy may only be waived, and (ii) the Initial Term or any Renewal Term may not be renewed and extended, in each only with the approval of (a) a majority of the members of the Board, and (b) for so long as the holders of the Class B Common Stock of the Company have the right, voting as a separate class, to elect a majority of the members of the Board, a majority of the members of the Board that are elected by the holders of the Class A Common Stock of the Company.

•	Definitions – It is contemplated that the Compensation Policy will include definitions substantially as follows:

“Base Salary” means an Employee’s annual base salary, annualized hourly wage rate, overtime, commissions, and pay during vacations or other authorized leaves of absence paid by any member of the Company Group during a fiscal year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group, but excluding any Bonus, Equity-Based Award and Benefits.

“BCH Equity Compensation” means, with respect to each Employee that holds, either directly or indirectly (including, for the avoidance of doubt, through a Related Entity), an interest in BCH, all allocations to such Employee (or Related Entity) with respect to such interest during any fiscal year pursuant to Section 5.04(c)(i) or Section 5.04(d)(i) of the BCH LPA.

“BCH LPA” means the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P., as amended, and the Sections referred to in the definition of “BCH Equity Compensation” will continue to be the applicable Sections in the proposed Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.

“Benefits” means medical, dental, life and disability insurance benefits provided to an Employee, and to an Employee’s spouse and dependents, in which the Employee was entitled to participate, whether or not the Employee or the Employee’s spouse or dependents participated.

“Bonus” means any cash performance-based bonus, year-end cash bonus or other cash bonus paid by the Company or any other member of the Company Group to any Employee during a fiscal year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group.

“Company Group” means the Company and its Subsidiaries.

“Compensation” means with respect to each Employee for any fiscal year, the aggregate amount or value of the Base Salary, Bonus, Equity-Based Compensation, Other Compensation and BCH Equity Compensation paid or granted to such Employee for such fiscal year.

“Date of Grant” means the effective date on which an Equity-Based Award is made to an Employee as set forth in the applicable award agreement.

“Employee” means a common law employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any other member of the Company Group; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the

Exhibit F

Internal Revenue Code of 1986, as amended, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under applicable law for the relevant period. For the avoidance of doubt, “Employee” shall not include (i) non-employee directors on the Board, and (ii) any consultants or independent contractors of the Company or any other member of the Company Group.

“Equity-Based Award” means any stock options, restricted stock or equity awards, stock or equity appreciation rights, restricted stock or equity units, dividend equivalent rights, or other forms of equity awards made by the Company or any other member of the Company Group to any Employee under any equity-based compensation plan during a fiscal year, but excluding any form of partnership interest or equity in BCH issued to any Employee, in the Employee’s capacity as a partner in BCH, pursuant to the terms of the BCH LPA.

“Equity-Based Compensation” means, with respect to each fiscal year for each outstanding Equity-Based Award held by an Employee, an amount equal to the Grant Date Fair Value of such Equity-Based Award multiplied by the percentage of such Equity-Based Award that vests during such fiscal year.

“Grant Date Fair Value” means, such respect to an Equity-Based Award, the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”), or any successor thereto, as of such Equity-Based Award’s Date of Grant.

“Gross Revenues” means, with respect to any fiscal year, the gross revenues of the Company and its Subsidiaries (exclusive of any trust that is considered a Subsidiary solely because it is a consolidated subsidiary for financial reporting purposes) calculated on a consolidated basis for such fiscal year in accordance with GAAP.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Related Entity” means any Person that is directly or indirectly controlled by an Employee or in which such Employee and the Employee’s family members are among classes of economic beneficiaries, whether or not such Employee or such Employee’s family members are entitled to economic distributions from such Person.

“Subsidiary” means, with respect to the Company, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company or a combination thereof, (b) a partnership (whether general or limited) in which the Company or a Subsidiary of the Company, at the date of determination, (i) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (ii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which the Company, one or more Subsidiaries of the Company, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of the Company, or (iii) otherwise controls the Company or (d) any other Person the financial information of which is consolidated by the Company for financial reporting purposes under GAAP, exclusive of any trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust” and “funding trust.”

Conversion Mechanics

Pursuant to the Plan of Conversion, the outstanding securities of BCG would be converted as follows:

•	Each BCG Class A Common Unit (collectively, the “BCG Class A Common Units”) would convert into 1.25 shares of Company Class A Common Stock.

Exhibit F

•	Each BCG Class B Common Unit (collectively, the “BCG Class B Common Units”) would convert into 1.25 shares of Company Class B Common Stock.

•

The BCG Preferred Series B-1 Unit Accounts and BCG Preferred Series B-2 Unit Accounts would convert into Company Class A Common Stock at a 15% discount or, if after December 31, 2022, a 20% discount to a $10.00 conversion price per share of Company Class A Common Stock.

•	The BCG Special Voting Units, the BCG General Partner Interest and the General Partner Units representing the General Partner Interest in BCG would each be extinguished.

Settlement of Restricted Equity Units

Following the Conversion, the BCG Restricted Equity Unit awards (the “REUs”) under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time, which provides for the issuance of BCG Class A Common Units upon settlement of the REUs, would be settled instead with Company Class A Common Stock at a ratio of 1.25 shares of Company Class A Common Stock for each BCG Class A Common Unit underlying the REUs.

Contribution of Company’s Interest in BCH

Immediately following the Conversion, the Company would contribute 100% of its general partner and limited partner interest in Beneficient Company Holdings, L.P. (“BCH”) to the Company’s wholly owned subsidiary, Ben LLC, a Delaware limited liability company (“Ben LLC”), such that BCH would become a subsidiary of Ben LLC (the “Contribution”).

Effective upon the Contribution, the existing Limited Liability Company Agreement of Ben LLC will be amended and restated (the “A&R LLCA”) to provide substantially as follows:

1.    Ben LLC is member-managed with BCG as the sole managing member (the “Managing Member”) prior to the Conversion, and the Company will become the sole Managing Member following the Conversion. The A&R LLCA will provide that the Managing Member may not be removed by the other members of Ben LLC.

2.    Except for limited rights to be specified in the A&R LLCA (for example, amendments to the A&R LLCA that would modify the limited liability of a member or increase a member’s liabilities or obligations), members other than the Managing Member shall not have any right to vote on or approve any matter involving the Company, including any merger, consolidation or conversion of the Company.

3.    The Managing Member currently holds all of the outstanding membership interests in Ben LLC. It is contemplated that common units will be established in the A&R LLCA and that the Managing Member will be the sole holder of the common units in Ben LLC. It is also contemplated that one common unit will be issued to the Managing Member for each Class A Unit issued by BCH to Ben LLC and that the Pledge Agreement referenced in the Third Amended and Restated Limited Partnership Agreement of The Beneficient Company Group, L.P. (the “BCG LPA”) and the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH LPA”) will be amended to conform to the revised organizational structure and, following such amendment, the Pledge Agreement will remain in place, with such changes as determined advisable to take into account the Conversion. In the event of a default under the Pledge Agreement, an entity controlled by BHI shall have the right to become the general partner, or to otherwise designate the general partner, of BCH.

4.    The A&R LLCA will provide that the Company is expressly authorized to issue additional membership interest of any class or series on such terms and conditions as the Managing Member shall determine and approve, all without any further approval or vote of any other member, except as may otherwise be required under the terms of any previously issued class or series of membership interests.

Exhibit F

5.    The A&R LLCA shall contain, to the extent permitted by applicable law, exculpation, waiver of fiduciary duties and indemnification provisions substantially consistent with those in the BCG LPA, BCH LPA and the Fourth Amended and Restated Limited Liability Company Agreement of Beneficient Management, L.L.C.

6.    It is anticipated that Ben LLC shall be treated as a disregarded entity for tax purposes until such time as an additional member is admitted, at which time it will be treated as a partnership for tax purposes.

7.    Upon the admission of an additional member, allocations of profit and loss will be determined in connection with the issuance of such additional membership interest as determined by the Managing Member. Except as may otherwise be agreed in connection with the admission of any additional member, distributions shall be made at the discretion of the Managing Member.

8.    The A&R LLCA will provide that it may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other member; except that it is contemplated that no amendment may modify the limited liability of any other member, or increase the liabilities or obligations of any other member, without the consent of each such affected member.

Conversion of BCH Class S Units

Following the Conversion and Contribution, Class S Ordinary Units (“BCH Class S Units”) of BCH would be exchangeable on a 1:1 basis into Company Class A Common Stock.

Exhibit F

EXHIBIT G

FORM OF OMNIBUS INCENTIVE PLAN

BENEFICIENT

2023 LONG-TERM INCENTIVE PLAN

The Beneficient 2023 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Beneficient, a Nevada corporation (the “Company”), effective as of            , 2023 (the “Effective Date”), subject to approval by the Company’s stockholders.

ARTICLE 1.

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, Other Awards, Performance Goals, and Tandem Awards whether granted singly, or in combination, or in tandem, that will:

(a)     increase the interest of such persons in the Company’s welfare;

(b)     furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)     provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2.

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1     “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2     “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3     “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4     “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5     “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6     “Board” means the board of directors of the Company.

2.7     “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(b)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)     the stockholdersof the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficially Owned” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as hereinafter

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defined) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.7, (i) a Change in Control not be deemed to occur solely as a result of the conversion of the Company’s Class B shares of common stock into Common Stock, even if such conversion causes a change in the Board control or a change in shares Beneficially Owned by a Person; (ii) a Change in Control not be deemed to occur solely as a result the issuance of shares of Common Stock in exchange for equity of one or more of the Company’s Subsidiaries; and (iii) if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8     “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9     “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10     “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.11     “Common Stock” means the Class A common stock, $0.0001 par value per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12     “Company” means Beneficient, a Nevada corporation, and any successor entity.

2.13     “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14     “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15     “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act

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and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.16     “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17     “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.18     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19     “Exercise Date” is defined in Section 8.3(b) hereof.

2.20     “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21     “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22     “Immediate Family Members” is defined in Section 15.8 hereof.

2.23     “Incentive” is defined in Section 2.3 hereof.

2.24     “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.25     “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26     “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

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2.27     “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28     “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.29     “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30     “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31     “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32     “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.33     “Plan” means this Beneficient 2023 Long-Term Incentive Plan, as amended from time to time.

2.34     “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35     “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36     “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37     “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38     “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.39     “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.40     “Spread” is defined in Section 12.4(b) hereof.

2.41     “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.42     “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

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2.43     “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.43, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.44     “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3.

ADMINISTRATION

3.1     General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons, unless there are not two members of the Board who meet the qualification requirements set forth herein to administer the Plan, in which case, the Committee may consist of one person. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2     Designation of Participants and Awards.

(a)     The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the

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Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)     Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself or herself as a recipient of any Award.

3.3     Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4.

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any such Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee

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shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5.

SHARES SUBJECT TO PLAN

5.1     Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Effective Date (the “Authorized Shares”), of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of Authorized Shares for grant under the Plan shall be increased by the amount necessary so that the total number of shares of Common Stock that may be issued under the Plan shall equal the lesser of (i) 200,000,000 shares, and (ii) fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Adjustment Date provided, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments permitted in Articles 11 and 12 below. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2     Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

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ARTICLE 6.

GRANT OF AWARDS

6.1     In General.

(a)     The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)     If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c)     Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2     Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3     Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4     Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement, as applicable: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to

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remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)     Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b)     Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)     Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)     Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates, if any are issued pursuant to this Section 6.4, for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii)     The Restriction Period, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv)     Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

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6.5     SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6     Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7     Performance Awards.

(a)     The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

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(b)     Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8     Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9     Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10     Performance Goals. Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

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6.11     Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12     No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR without stockholder approval. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13     Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7.

AWARD PERIOD; VESTING

7.1     Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2     Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8.

EXERCISE OR CONVERSION OF INCENTIVE

8.1     In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

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8.2     Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3     Exercise of Stock Option.

(a)     In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)     Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company (in accordance with the notice provisions in the Participant’s Award Agreement) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c)     Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following

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the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option place a transfer restriction on any electronically registered shares (or if a physical certificate is issued to the Participant, retain physical possession of the certificate evidencing the shares acquired upon exercise) until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d)     Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4     SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a)     cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)     that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)     the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5     Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

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ARTICLE 9.

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10.

TERM

The Plan shall be effective as of the Effective Date, and, unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11.

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

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Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12.

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1     No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2     Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3     Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4     Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)     giving notice to each holder thereof or such holder’s personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b)     in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares

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constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13.

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14.

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

15.1     Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

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15.2     No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3     Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4     Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5     Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6     Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7     Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may

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be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting or exercise of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8     Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be transferable, exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Award that has been transferred by a Participant under this Section 15.8.

15.9     Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10     Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the

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provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

[On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Beneficient 2023 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”]

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

[“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”]

15.11     Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada (excluding any conflict of laws, rule or principle of Nevada law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

***************

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of            , 2023, by its Chief Executive Officer pursuant to prior action taken by the Board.

BENEFICIENT

By:
Name:
Title:	Chief Executive Officer

Exhibit G

ANNEX B

ARTICLES OF INCORPORATION

OF

BENEFICIENT,

a Nevada corporation

ARTICLE I

NAME

The name of the corporation is Beneficient, a Nevada corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Nevada is [                ]. The name of the Corporation’s registered agent at that address is [                ]. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes, or any applicable successor act thereto, as the same may be amended from time to time (“NRS”).

ARTICLE IV

CAPITAL STOCK

Section 1. Capital Stock

(a) Number of Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [                ] shares, consisting of: (i) [                ] shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) [                ] shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and (iii) [                ] shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The term “Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

(b) Increase or Decrease in Authorized Capital Stock. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote thereon, unless a separate vote of any such holders is required pursuant to the terms of any certificate of designations for a series of Preferred Stock, irrespective of the provisions of Sections 78.2055 and 78.207 of the NRS or any successor provision thereof.

(c) No Cumulative Voting. Holders of a class or series of capital stock of the Corporation shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not, unless specifically provided in a certificate of designation for such class or series, be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

(d) Facts or Events Ascertainable Outside of Articles of Incorporation. Any of the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of stock of the Corporation may be made dependent upon any fact or event which may be ascertained outside the Articles of Incorporation (as amended from time to time, including the terms of any duly filed certificate of designation related thereto, these “Articles”) if the manner in which a fact or event may operate upon the voting powers, designations, preferences, limitations, restrictions and relative rights is stated in these Articles, all to the fullest extent permitted by the NRS.

(e) Certain Distributions. Notwithstanding anything to the contrary in these Articles or in the Bylaws of the Corporation (the “Bylaws”), the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by Section 78.288(2)(b) of the NRS.

Section 2. Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

(b) Voting. Subject to Article V and except as otherwise provided by these Articles or as provided by law, or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters (including the election of directors pursuant to Article V) submitted to a vote or for the consent (if action by written consent of the stockholders is not prohibited at such time under these Articles) of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of these Articles to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to these Articles (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles (including any Preferred Stock Designation) or Chapter 78 of the NRS.

(c) Voluntary Conversion.

i. Each share of Class B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder’s certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Class A Common Stock to be issued and, if less than all of the shares of Class B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Class B Common Stock to be issued. If required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Section will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Subsection (b) below, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Class B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Class B Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class A Common Stock are not convertible into shares of any other class or series of Common Stock.

ii. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant to this Section. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered and no such issue or delivery will be made unless and until the person or entity requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(d) Automatic Conversion. If any holder of Class B Common Stock shall have transferred any shares of Class B Common Stock, other than a Permitted Transfer (as defined below), each such transferred share of Class B Common Stock will be automatically converted into one fully paid and non-assessable share of Class A Common Stock. As used herein, “Permitted Transfer” means a sale, transfer or assignment of Class B Common Stock to (i) an existing holder of Class B Common Stock as of the date on which the shares of Class B Common Stock were initially issued by the Corporation or such existing holder’s Affiliate Transferee or (ii) to an Affiliate Transferee, so long as the holder of such shares of Class B Common Stock as of the date such shares of Class B Common Stock were initially issued by the Corporation retains (A) the power (whether exclusive or shared) to vote or direct the voting of such shares by proxy, voting agreement or otherwise and (B) control over the disposition of such shares. As used herein, “Affiliate Transferee” means any other Person that directly or indirectly through one or more intermediaries Controls (as defined in Article XII), is Controlled by, or is under common Control with, a holder of shares Class B Common Stock as of the date such shares of Class B Common Stock were initially issued by the Corporation or a trust for the benefit such holder. Notwithstanding the foregoing, if, at any time after a Permitted Transfer to an Affiliate Transferee pursuant to this paragraph, such Affiliate Transferee no longer meets the definition of Affiliate Transferee, each such transferred share of Class B Common Stock will be automatically converted into one fully paid and non-assessable share of Class A Common Stock.

(e) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the holders of shares of Common Stock shall be entitled, on a per share basis, to receive such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation when, as and if declared thereon by the Board from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the case of any dividends in Common Stock, the Class A Common Stock shall be entitled only to receive Class A Common Stock and the Class B Common Stock shall be entitled only to receive Class B Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(f) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of shares of Common Stock shall be entitled, pro rata on a per share basis, to all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 3. Preferred Stock. The Board is hereby authorized to provide, by resolution or resolutions adopted by the Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, and by filing a certificate of designation pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares of each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such class or series, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series, all to the fullest extent permitted by Chapter 78 of the NRS, or any successor law(s) of the State of Nevada. Without limiting the generality of the foregoing, the Board is authorized to provide that shares of a class or series of Preferred Stock:

(a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the Preferred Stock Designation establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(b) are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

(c) are entitled to a preference with respect to any distribution of assets of the Corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the Preferred Stock Designation establishing such class or series or as is determined in a manner specified in the Preferred Stock Designation;

(d) are redeemable, convertible or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the resolutions of the Board establishing such class or series;

(f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(g) are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolutions of the Board establishing such class or series or as are determined in a manner specified in the Preferred Stock Designation;

(h) are entitled to such voting rights, if any, as are specified in the resolutions of the Board establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by the Preferred Stock Designation) at all times or upon the occurrence of specified events;

(i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series;

(j) are superior or rank equally or are junior to any other series of Preferred Stock to the extent permitted by law; and

(k) are otherwise authorized to the fullest extent permissible under the NRS.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

Section 2. Number of Directors. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board; provided that the initial number of directors of the Corporation shall be eleven (11). No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3. Election. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, the directors shall be elected at each annual meeting of stockholders; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

(a) If on the record date for notice of any meeting of stockholders of the Corporation at which directors are to be elected by the holders of Common Stock, (i) the aggregate number of outstanding shares of Class B

Common Stock is at least twenty-five percent (25%) of the number of shares of Class B Common Stock outstanding on the date hereof, or (ii) if the condition in preceding clause (i) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in Beneficient Company Holdings, L.P., a Delaware limited partnership, held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the date hereof (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), then:

i. Holders of shares of Class B Common Stock, voting as a separate class, shall be entitled to elect that number of directors which constitutes fifty-one percent (51%) (rounded up to the nearest whole number) of the total number of authorized directors on the Board (the “Class B Directors”).

ii. Holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, voting together as a single class, shall be entitled to elect all remaining directors on the Board (the “Class A Directors”).

(b) If on the record date for notice of any meeting of stockholders of the Corporation at which directors are to be elected by the holders of Common Stock, the aggregate number of outstanding shares of Class B Common Stock does not meet the Class B Threshold, then holders of Common Stock shall vote together as a single class with respect to the election of directors.

Section 4. Vacancies. Subject to Article V, Section 3, to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, and to the terms and conditions of the Stockholders Agreement, dated as of [                ], by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative majority vote of the directors then in office, or by a sole remaining director, and shall not be filled by the stockholders; provided, however, that any vacancy in the office of a Class B Director shall be filled solely by the holders of the Class B Common Stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors; provided further, that if (i) any increase in the number of directors results in the Class B Directors representing less than fifty-one percent (51%) (rounded up to the nearest whole number) of the directors, and (ii) at the time of such increase, the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then the newly created directorship resulting from such increase shall be filled by the holders of the Class B Common Stock, voting as a separate class, or, in the absence of a stockholder vote, by a vote of the remaining Class B Directors. Any director elected to fill a vacancy in the office of a director or elected to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

Section 5. Voting. Directors shall all have one vote per director on all matters brought before the Board; provided, however, that in the event of a vacancy in the office of a Class B Director, each Class B Director shall have the number of votes per Class B Director equal to (i) the total number of Class B Director seats divided by (ii) the number of Class B Director seats that are not then vacant.

Section 6. Removal. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock and the terms and conditions of the Stockholders Agreement, if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, (i) a Class A Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote for the election of directors at an annual or special meeting duly noticed and called in accordance with these Articles or the Bylaws, voting together as a single class, and (ii) a Class B Director may be removed from office at any time by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Class B Common Stock that is entitled to vote at an annual or special meeting duly noticed and called in accordance with these Articles or the Bylaws, voting as a separate class. If the aggregate number of outstanding shares of Class B

Common Stock does not meet the Class B Threshold, then, subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, any director may be removed by an affirmative vote of the stockholders representing not less than two-thirds of the voting power of the outstanding Common Stock that is entitled to vote for the election of directors at an annual or special meeting duly called in accordance with these Articles or the Bylaws, voting as a single class.

Section 7. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 8. Election of Directors. The election of directors of the Corporation need not be by written ballot except to the extent provided in the Bylaws.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by the Bylaws and Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

ARTICLE VII

MATTERS RELATING TO STOCKHOLDERS

Section 1. No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then any action required or permitted to be taken by the holders of Class B Common Stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Class B Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote thereon were present and voted.

Section 2. Special Meetings of Stockholders. Subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by another person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII

AMENDMENTS

Section 1. Amendment to Articles. The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles, in the manner, and subject to approval by stockholders, as now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article V, Article VI, Article VII, Article VIII, Article X, Article XI or Article XII shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors; provided further, that if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then any amendment to Article IV, Article V, Article VI, Article VII, Article VIII, Article X, Article XI or Article XII shall be effective only upon the affirmative vote of the holders of Class B Common Stock then outstanding representing a majority of the votes eligible to be cast in an election of directors.

Section 2. Amendment to Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding the foregoing, in addition to any affirmative vote of the holders of any class or series of Preferred Stock required pursuant to a Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote thereon.

Section 3. Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Articles (including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles or the Bylaws; (d) to interpret, apply, enforce or determine the validity of these Articles or the Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any of the Corporation’s directors, officers, other employees or agents. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article IX.

ARTICLE X

ACQUISITION OF CONTROLLING INTEREST

The Corporation expressly elects not to be governed by the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS.

ARTICLE XI

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation expressly elects not to be governed by the provisions of Sections 78.411 through 78.444, inclusive, of the NRS.

ARTICLE XII

CERTAIN BUSINESS OPPORTUNITIES

Section 1. Certain Acknowledgements; Definitions.

(a) In recognition and anticipation that:

i. directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation (“Other Entity”),

ii. the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

iii. the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

iv. the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such Persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (A) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (B) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

(b) In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article XII will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the

Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any Potential Business Opportunity (as defined below) of the Corporation.

(c) Any Person purchasing, receiving or otherwise becoming the owner of any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article XII. References in this Article XII to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

(d) Definitions for Article XII. For purposes of this Article XII, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under U.S. Generally Accepted Accounting Principles, as in effect from to time.

Section 2. Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions. If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article XII, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b) such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both the following conditions are satisfied: (i) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (ii) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

Section 3. Amendment of Article XII. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article XII will have any effect upon:

(a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c) the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ANNEX C

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BENEFICIENT

(Pursuant to NRS 78.1955)

(Continued)

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Beneficient, a Nevada corporation (the “Corporation”), as authorized on             , 2022, by the board of directors of the Corporation (the “Board”), for the purposes of establishing a series of the Corporation’s authorized preferred stock, $0.001 par value per share (“Preferred Stock”), designated as Series A Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1. Designation and Number. A series of Preferred Stock, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be                     (                    ) shares.

2. No Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on Series A Preferred Stock or the redemption of any shares thereof.

3. Rank. Series A Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to (i) all classes or series of the Corporation’s common stock, and (ii) any future equity securities issued by the Corporation, the terms of which do not specifically provide that such equity securities rank senior to Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other classes or series of capital stock listed in this clause (a) being referred to herein collectively as “Junior Stock”); and (b) junior to all existing and future indebtedness of the Corporation.

4. Liquidation Preference. In the event of any liquidation or dissolution of the Corporation, no distributions of available funds and assets will be made to the holders of Junior Stock until the holders of Series A Preferred Stock receive an amount equal to $0.001 per share of Series A Preferred Stock (the “Liquidation Preference”).

4.1. Adjustment. For purposes of this Section 4, in the event that the shares of Series A Preferred Stock have not been converted into shares of the Corporation’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and in the event that the Corporation either: (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series A Preferred Stock into a greater number of shares of Series A Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series A Preferred Stock into a smaller number of shares of Series A Preferred Stock, then the Liquidation Preference shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

4.2. Consolidation or Merger of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

4.3. No Further Rights. After payment of the full amount of the Liquidation Preference, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series A Preferred Stock.

5. No Voting Rights. Except as required by law, the holders of Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of members of the Board of Directors of the Corporation or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

6. Redemption. The outstanding shares of Series A Convertible Preferred Stock may be redeemed at any time by the Corporation after the Conversion Date (as defined in Section 7 below). The Series A Preferred Stock shall be redeemed at the Liquidation Preference by providing to the holders of Series A Preferred Stock prior written notice of no less than seven (7) calendar days. For the avoidance of doubt, the Series A Preferred Stock shall only be subject to redemption following the Conversion Date.

7. Optional Conversion. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Class A Common Stock on, and only on, the later of (i) 90 days after the Closing Date (as defined in that certain Business Combination Agreement dated September 21, 2022 by and among Avalon Acquisition Inc., Beneficient Merger Sub I, Inc., Beneficient Merger Sub II, LLC, and The Beneficient Company Group, L.P.) and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended, has been declared effective with respect to the issuance of the Class A Common Stock upon the exercise of the warrants, with each warrant entitling the holder thereof to purchase at a purchase price of $11.50 per share, one share of Class A Common Stock and one share of Series A Preferred Stock (the “Conversion Date”). Each holder of Series A Preferred Stock shall be deemed to have elected to convert such shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to its optional conversion right under this Section 7 unless such holder has delivered written notice addressed to investor relations of the Corporation in accordance with Section 8 hereof two business days prior to the Conversion Date that such holder has chosen not to elect to participate in the optional conversion. After the Conversion Date, the Series A Preferred Stock shall have no conversion rights. The Corporation shall not issue any fractional shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Class A Common Stock, the Company shall round such fraction of a share of Class A Common Stock up to the nearest whole share.

7.1. Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Class A Common Stock Event (as defined below) or a stock dividend or distribution provided for elsewhere in this Section 7), then, in any such event, the Series A Preferred Stock shall thereafter convert into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock would have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7.2. Adjustment Upon Class A Common Stock Event. In the event that a Class A Common Stock Event occurs at any time or from time to time after the Original Issue Date, the conversion ratio in effect immediately prior to such event shall, simultaneously with the occurrence of such Class A Common Stock Event, be proportionately decreased or increased, as appropriate. The conversion ratio shall be readjusted in the same manner upon the happening of each subsequent Class A Common Stock Event.

7.3. Class A Common Stock Event. As used herein, the term “Class A Common Stock Event” means: (1) the declaration or payment of any dividend or other distribution on the Class A Common Stock, without consideration, payable to one or more stockholders in additional shares of Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.

8. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (b) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (c) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

ANNEX D

BYLAWS

OF

BENEFICIENT,

a Nevada corporation

(Effective as of                     )

ARTICLE I

OFFICES

Section 1.1 Principal Office. The principal office and place of business of Beneficient, a Nevada corporation (the “Corporation”), shall be at such location within or without the State of Nevada as determined from time to time by resolution of the board of directors of the Corporation (the “Board of Directors”).

Section 1.2 Other Offices. Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board of Directors or as the business of the Corporation may require. The street address of the Corporation’s registered agent is the registered office of the Corporation in Nevada.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board of Directors. At the annual meeting, directors shall be elected and any other business may be transacted as may be properly brought before the meeting pursuant to these Bylaws (as amended from time to time, these “Bylaws”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

Section 2.2 Special Meetings.

(a) Subject to any rights of stockholders set forth in the articles of incorporation of the Corporation (as amended from time to time, the “Articles of Incorporation”), special meetings of the stockholders may be called only in the manner set forth in these Bylaws by the persons designated in the Articles of Incorporation. The notice for every special meeting shall state the place (if any), date, hour and purposes of the meeting. Except as otherwise required by law, only the purposes specified in the notice of the special meeting shall be considered or dealt with at such special meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting.

Section 2.3 Place of Meetings. Meetings of stockholders may be held at such place, either within or without the State of Nevada, as may be designated in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications, including by such electronic communications, videoconferencing, teleconferencing or other available technology (collectively, “Remote Technology”) to the fullest extent permitted by the Nevada Revised Statutes (as amended from time to time, the “NRS”). The Board of Directors may also, in its sole discretion, determine that stockholders and proxy holders may attend and participate by means of Remote Technology in a stockholder meeting held at a designated place. As to any meeting where attendance and participation by Remote Technology authorized by the Board of Directors in its sole discretion (including any meeting held solely by Remote Technology), and subject to such guidelines and procedures as the Board of Directors may adopt for any meeting, stockholders and proxy holders not physically present at such meeting of the stockholders shall be entitled to: (i) participate in any such meeting of the stockholders; and (ii) be deemed present in person and vote at such meeting of the stockholders whether such meeting is to be held at a designated place or solely by means of Remote Technology, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of Remote Technology is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of Remote Technology, a record of such vote or other action shall be maintained by the Corporation. Participation in a meeting by means of Remote Technology pursuant to this Section constitutes presence in person at the meeting.

Section 2.4 Notice of Meetings; Waiver of Notice.

(a) The chief executive officer, if any, the president, any vice president, the secretary, an assistant secretary or any other individual designated by the Board of Directors shall sign and deliver or cause to be delivered to the stockholders written notice of any stockholders’ meeting not less than ten (10) nor more than sixty (60) days before the meeting. The notice shall state the place, date and time of the meeting, the means of Remote Technology, if any, by which the stockholders or the proxies thereof shall be deemed to be present and vote and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be delivered in accordance with, and shall contain or be accompanied by such additional information as may be required by, the NRS.

(b) In the case of an annual meeting, subject to Section 2.13, any proper business may be presented for action, except that (i) if a proposed plan of merger, conversion or exchange is submitted to a vote, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan; and (ii) if a proposed action creating dissenter’s rights is to be submitted to a vote, the notice of the meeting must state that the stockholders are or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

(c) A copy of the notice shall be personally delivered or mailed postage prepaid to each stockholder of record at the address appearing on the records of the Corporation. Upon mailing, service of the notice is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail. If the address of any stockholder does not appear upon the records of the Corporation or is incomplete, it will be sufficient to address any notice to such stockholder at the registered office of the Corporation. Notwithstanding the foregoing and in addition thereto, any notice to stockholders given by the Corporation pursuant to Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Bylaws may be given pursuant to the forms of Electronic Transmission (as defined below) listed herein, if such forms of transmission are consented to in writing by the stockholder receiving such electronically transmitted notice and such consent is filed by the secretary in the corporate records. Notice shall be deemed given (i) by facsimile when directed to a number consented to by the stockholder to receive notice, (ii) by e-mail when directed to an e-mail address consented to by the stockholder to receive notice, (iii) by posting on an electronic network together with a separate notice to the stockholder of the specific posting on the later of the specific posting or the giving of the separate notice or (iv) by any other Electronic Transmission as consented to by and when directed to the stockholder. The stockholder consent necessary to permit Electronic Transmission to such stockholder shall be deemed revoked and of no force and effect if (A) the Corporation is unable to deliver by Electronic Transmission two consecutive notices given by the Corporation in accordance with the stockholder’s consent and (B) the inability to deliver by Electronic Transmission becomes known to the secretary, assistant secretary, transfer agent or other agent of the Corporation responsible for the giving of notice.

(d) The written certificate of an individual signing a notice of meeting, setting forth the substance of the notice or having a copy thereof attached thereto, the date the notice was mailed or personally delivered to the stockholders and the addresses to which the notice was mailed, shall be prima facie evidence of the manner and fact of giving such notice and, in the absence of fraud, an affidavit of the individual signing a notice of a meeting that the notice thereof has been given by a form of Electronic Transmission shall be prima facie evidence of the facts stated in the affidavit.

(e) For purposes of these Bylaws, “Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 2.5 Determination of Stockholders of Record.

(a) For the purpose of determining the stockholders entitled to (i) notice of and to vote at any meeting of stockholders or any adjournment thereof, (ii) receive payment of any distribution or the allotment of any rights, or (iii) exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, if applicable.

(b) If no record date is fixed, the record date for determining stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any postponement of any meeting of stockholders to a date not more than sixty (60) days after the record date or to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

Section 2.6 Quorum; Adjourned Meetings.

(a) Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation’s capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), within each such class or series is necessary to constitute a quorum of each such class or series.

(b) If a quorum is not represented, a majority of the voting power represented or the individual acting as chair of the meeting may adjourn the meeting from time to time until a quorum shall be represented. The individual acting as chair of the meeting may, for any or no reason, from time to time, adjourn or recess any meeting of stockholders. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called. When a stockholders’ meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

Section 2.7 Voting.

(a) Unless otherwise provided in the NRS, the Articles of Incorporation, these Bylaws or any resolution providing for the issuance of preferred stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date.

(b) Except as otherwise provided in these Bylaws, all votes with respect to shares (including pledged shares) standing in the name of an individual at the close of business on the record date shall be cast only by that individual or such individual’s duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver, the receiver may vote such shares even though the shares do not stand of record in the name of the receiver but only if and to the extent that the order of a court of competent jurisdiction which appoints the receiver contains the authority to vote such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

(c) With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the board of directors of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chair of the board, if any, the chief executive officer, if any, the president or any vice president of such other corporation; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

(d) Notwithstanding anything to the contrary contained herein and except for the Corporation’s shares held in a fiduciary capacity, the Corporation shall not vote, directly or indirectly, shares of its own stock owned or held by it, and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

(e) Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote does vote any of such stockholder’s shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

(f) With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, spouses as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, votes may be cast in the following manner:

(i) If only one person votes, the vote of such person binds all.

(ii) If more than one person casts votes, the act of the majority so voting binds all.

(iii) If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

(g) If a quorum is present, unless the Articles of Incorporation, these Bylaws, the NRS, or other applicable law provide for a different proportion, action by the stockholders entitled to vote on a matter is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series; provided, however, that, the election of directors shall be decided by the affirmative vote of the holders of at least a plurality of the votes of the outstanding shares of the applicable class or series of common stock entitled to elect directors pursuant to the Articles of Incorporation present in person or represented by proxy at the meeting and entitled to vote in an election of directors, unless otherwise expressly provided by the Articles of Incorporation or in any policy adopted by the Board of Directors. The stockholders do not have the right to cumulate their votes for the election of directors.

Section 2.8 Proxies. At any meeting of stockholders, any holder of shares entitled to vote may designate, in a manner permitted by the laws of the State of Nevada, another person or persons to act as a proxy or proxies. If a stockholder designates two or more persons to act as proxies, then a majority of those persons present at a meeting has and may exercise all of the powers conferred by the stockholder or, if only one is present, then that one has and may exercise all of the powers conferred by the stockholder, unless the stockholder’s designation of proxy provides otherwise. Every proxy shall continue in full force and effect until its expiration or revocation in a manner permitted by the laws of the State of Nevada.

Section 2.9 No Action Without A Meeting. Except as provided in the Articles of Incorporation or as required under applicable law, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these Bylaws. Except as provided in the Articles of Incorporation, the stockholders may not in any circumstance take action by written consent; provided, however, that if the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold (each as defined in Section 2.13(h)), then any action required or permitted to be taken by the holders of Class B Common Stock may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Class B Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote thereon were present and voted.

Section 2.10 Organization.

(a) Meetings of stockholders shall be presided over by the chair of the Board of Directors, or, in the absence of the chair, by the vice chair of the Board of Directors, if any, or if there be no vice chair or in the absence of the vice chair, by the chief executive officer, if any, or if there be no chief executive officer or in the absence of the chief executive officer, by the president, or, in the absence of the president, or, in the absence of any of the foregoing persons, by a chair designated by the Board of Directors, or by a chair chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The individual acting as chair of the meeting may delegate any or all of his or her authority and responsibilities as such to any director or officer of the Corporation present in person at the meeting. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary the chair of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chair of the meeting. The chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) the establishment of procedures for the maintenance of order and safety, (ii) limitation on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chair of the meeting shall permit, (iii) limitation on the time allotted for consideration of each agenda item and for questions or comments by meeting participants, (iv) restrictions on entry to such meeting after the time prescribed for the commencement thereof and (v) the opening and closing of the voting polls. The Board of Directors, in its discretion, or the chair of the meeting, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) The chair of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

(c) Only such persons who are nominated in accordance with the procedures set forth in Section 2.12 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.12. If any proposed nomination or business was not made or proposed in compliance with Section 2.12 (including compliance with the requirements of Section 2.13), then the Board of Directors or the chair of the meeting shall have the power to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. If the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or Electronic Transmission of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

Section 2.11 Consent to Meetings. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called, noticed or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice, to the extent such notice is required, if such objection is expressly made at the time any such matters are presented at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice or consent, except as otherwise provided in these Bylaws.

Section 2.12 Director Nominations and Business Conducted at Meetings of Stockholders. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Board of Directors or the chair of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote on such matter at the meeting, who complied with the procedures set forth in Section 2.13 and who was a stockholder of record at the time such notice is delivered to the secretary of the Corporation. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders, which has been called and held pursuant to the requirements of Section 2.2, and at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by any stockholder of the Corporation who is entitled to vote on such matter at the meeting, who complied with the procedures set forth in Section 2.13 and who was a stockholder of record at the time such notice is delivered to the secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors for the particular class or series of director (as provided in the Articles of Incorporation) to be voted on at the applicable meeting may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.13 shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of: (x) the 120th day prior to such special meeting or (y) the tenth (10th) day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

Section 2.13 Advance Notice of Director Nominations and Stockholder Proposals by Stockholders.

(a) Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.13. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.13(a) or Section 2.13(c), as applicable, in writing to the secretary of the Corporation even if such matter is already the subject of any notice to the stockholders or Public Disclosure. For purposes of this Section 2.13 “Public Disclosure” means a disclosure made in a press release reported by a national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) and other regulatory agencies pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable securities laws. To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the tenth (10th) day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the secretary of the Corporation shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) any self-identified diversity characteristics of each nominee, including regarding gender, race and ethnicity, and LGBTQ+ status, pursuant to the rules of the SEC or any securities exchange(s) on which the Corporation’s securities are listed, (iv) the number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any), (v) a description of all arrangements, agreements, proxies or understandings between the Proposing Stockholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which such nominations are to be made by the Proposing Stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Proposing Stockholder or any Stockholder Associated Person (as defined below) of such Proposing Stockholder, on the one hand, and each proposed nominee, or his or her associates, on the other hand, (vii) any such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (viii) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, (ix) a written representation by the nominee proposed in such notice that such nominee currently intends to serve the full term for which such nominee would be standing for election, if elected, and (x) as to the Proposing Stockholder:

(A) the name and address, as they appear on the Corporation’s books, of the Proposing Stockholder and the name and address of any Stockholder Associated Person covered by clauses (B), (C) or (D) below, (B) the class and number of shares of the Corporation which are directly and indirectly held of record or are Beneficially Owned (as defined below) by the Proposing Stockholder or by any Stockholder Associated Person and the date(s) on which such stock was acquired, (C) a description of any agreement, arrangement, proxy or understanding with respect to such nomination between or among the Proposing Stockholder and any Stockholder Associated Persons, and any other person or entity (including their names) in connection with the nomination of any person as a director of the Corporation and any material relationships, within the last three (3) years, between the nominee and his or her affiliates and such Proposing Stockholder or any Stockholder Associated Person, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any Stockholder Associated Persons, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder or any of its affiliates or associates with respect to shares of stock of the Corporation, (E) a written representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a written representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (G) a written representation whether the Proposing Stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice, and (H) a written representation of all voting equity investments and positions as a director or officer, if any, held by such nominee in any competitor of the Corporation (as such term is defined under Section 8 of the Clayton Antitrust Act of 1914, as amended) within the three (3) years preceding the submission of the Proposing Stockholder’s notice. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

In addition, to be eligible to be a nominee pursuant to this Section 2.13, a person must deliver, in accordance with the time periods prescribed for delivery of notice under this Section 2.13, the following to the secretary at the principal executive offices of the Corporation (collectively, the “Nominee Information”):

(1) a fully completed and signed written questionnaire with respect to the background and qualifications of such nominee (which questionnaire shall be provided by such nominee to the secretary of the Corporation upon the Corporation’s written request); and

(2) a written representation and agreement (in the form provided by the secretary of the Corporation upon written request) that such nominee (i) is not and will not become a party to (w) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s nomination or candidacy for director that has not been disclosed to the Corporation, (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable Legal Requirements (as defined below), or (z) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (ii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected or re-elected as a director of the Corporation, and intends to comply, with these Bylaws, the Corporation’s Code of Conduct, and any other publicly available Corporation policies and guidelines applicable to directors of the Corporation.

In addition to the information set forth above, any Proposing Stockholder making a nomination pursuant to this Section 2.13 shall provide to the Corporation such additional information that the Corporation may reasonably request from time to time regarding such Proposing Stockholder, any Stockholder Associated Person thereof or the nominee, including such information to determine the eligibility or qualifications of the nominee to serve as a director or an independent director or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the nominee to serve as a director of the Corporation. In addition, any stockholder who submits a notice pursuant to this Section 2.13(b) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2.13(f). At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the secretary of the Corporation all such information that is required to be set forth in the stockholder’s notice of nomination which pertains to such nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.13(b). If any information submitted pursuant to this Section 2.13(b) by any Proposing Stockholder proposing one or more nominees for election as a director at a meeting of stockholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 2.13(b). The presiding person at the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the presiding person should so determine, such person shall so declare at the meeting, and the defective nomination shall be disregarded.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is being made, (ii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (iii) the information required by Section 2.13(b)(ix). Any Proposing Stockholder who submits a notice pursuant to Sections 2.13(b) or 2.13(c) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2.13(f).

(d) Proxy Rules. The foregoing notice requirements of Section 2.13(c) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Section 14(a) of the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(e) Effect of Noncompliance. Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.13, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 2.13 does not provide the information required under this Section 2.13 to the Corporation within five (5) business days following the later of the record date for such meeting or the date notice of the record date is first publicly disclosed, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation. The requirements of this Section 2.13 shall apply to any business or nominations to be brought before an annual meeting by a stockholder whether such business or nominations are to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or presented to stockholders by means of an independently financed proxy solicitation. The requirements of this Section 2.13 are included to provide the Corporation notice of a stockholder’s intention to bring business or nominations before an annual meeting and shall in no event be construed as imposing upon any stockholder the requirement to seek approval from the Corporation as a condition precedent to bringing any such business or make such nominations before an annual meeting.

(f) Update and Supplement of Stockholder’s Notice. Any stockholder who submits a notice of proposal for business or nomination for election pursuant to this Section 2.13 is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof).

(g) Definitions. As used in these Bylaws, (x) the term “Stockholder Associated Person” means, with respect to any stockholder, (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person controlling, controlled by or under common control with any stockholder, or any Stockholder Associated Person identified in clauses (i) or (ii) above, (y) the term “Legal Requirements” means any state, federal or other laws or other legal requirements, including the rules, regulations and listing standards of any securities exchange(s) on which the Corporation’s securities are listed, and (z) the term “Beneficially Owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act.

(h) Class B Stockholders. Notwithstanding the foregoing, if the aggregate number of outstanding shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), is at least twenty-five percent (25%) of the number of shares of Class B Common Stock outstanding on the date hereof, or (ii) if the condition in preceding clause (i) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in Beneficient Company Holdings, L.P., a Delaware limited partnership, held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the date hereof (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), then the holders of Class B Common Stock shall not be required to comply with this Section 2.13 in connection with the nomination of the directors elected by the holders of Class B Common Stock pursuant to the Articles of Incorporation (the “Class B Directors”).

ARTICLE III

DIRECTORS

Section 3.1 General Powers; Performance of Duties. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

Section 3.2 Number, Tenure, and Qualifications. The Board of Directors shall consist of at least five (5) individuals and not more than fifteen (15) individuals, with the number of directors within the foregoing fixed minimum and maximum established and changed from time to time solely by resolution adopted by the Board of Directors without amendment to these Bylaws or the Articles of Incorporation. Each director shall hold office until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section 3.2 shall restrict the right of the Board of Directors to fill vacancies or the right of the stockholders to remove directors, each as provided in these Bylaws.

Section 3.3 Chair of the Board. The Board of Directors shall elect a chair of the Board of Directors from the members of the Board of Directors who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law; provided, however, that if, at the time of the election of the chair of the Board of Directors, the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then the Class B Directors shall elect the chair of the Board of Directors.

Section 3.4 Vice Chair of the Board. The Board of Directors may elect a vice chair of the Board of Directors from the members of the Board of Directors who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and the chair is not present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law; provided, however, that if, at the time of the election of the vice chair of the Board of Directors, the aggregate number of outstanding shares of Class B Common Stock meets the Class B Threshold, then the Class B Directors shall elect the vice chair of the Board of Directors.

Section 3.5 Removal and Resignation of Directors. A director may be removed from the Board of Directors by the stockholders of the Corporation only as provided in the Articles of Incorporation. Any director may resign effective upon giving written notice, unless the notice specifies a later time for effectiveness of such resignation, to the chair of the Board of Directors, the president or the secretary, or in the absence of all of them, any other officer of the Corporation.

Section 3.6 Vacancies. Vacancies on the Board of Directors shall be filled in the manner provided in the Articles of Incorporation.

Section 3.7 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such places, if any, within or without the State of Nevada and at such times as the Board of Directors may from time to time determine.

Section 3.8 Special Meetings. Special meetings of the Board of Directors may be called, in writing, by the chair of the Board of Directors, the chief executive officer, if any, the president, or two or more directors (or the sole director, if applicable).

Section 3.9 Notice of Meetings. There shall be delivered to each director at the address appearing for him or her on the records of the Corporation at least twenty-four (24) hours before the time of such meeting or, if the meeting is called by the chair of the Board of Directors, at least two (2) hours before the time of such meeting, a copy of a written notice of any special meeting designating the time, date and place (if any) thereof (i) by delivery of such notice personally, (ii) by mailing such notice postage prepaid, (iii) by facsimile, (iv) by overnight courier, or (v) by Electronic Transmission or electronic writing, including, without limitation, e-mail. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If sent via facsimile, the notice shall be deemed delivered upon sender’s receipt of confirmation of the successful transmission. If sent by Electronic Transmission (including, without limitation, e-mail), the notice shall be deemed delivered when directed to the e-mail address of the director appearing on the records of the Corporation. If the address of any director is incomplete or does not appear upon the records of the Corporation, it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

Section 3.10 Quorum; Adjourned Meetings.

(a) So long as at least one Class B Director is present, a majority of the directors then in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

(b) At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 3.11 Manner of Acting. Unless a larger number is required by law or by the Articles of Incorporation, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Section 3.12 Meetings Through Electronic Communications. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by any means of Remote Technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a director or member of the committee, as the case may be, and (b) provide the directors or members of the committee a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors or members of the committee, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 3.12 constitutes presence in person at the meeting.

Section 3.13 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed manually or electronically (or by any other means then permitted under the NRS), and may be so signed in counterparts, including, without limitation, facsimile or email counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.14 Powers and Duties; Committees.

(a) Except as otherwise restricted by Chapter 78 of the NRS or the Articles of Incorporation, the Board of Directors has full control over the business and affairs of the Corporation. The Board of Directors may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to subdelegate, and upon such terms as it deems fit.

(b) The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to applicable law and to the extent provided in the resolution of the Board of Directors, any such committee shall have and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board of Directors. The vote of a majority of the members present at a meeting of the committee at the time of such vote if a quorum is then present shall be the act of such committee. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

Section 3.15 Compensation. The Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity. All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. If the Board of Directors establishes the compensation of directors pursuant to this Section 3.15, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

Section 3.16 Organization. Meetings of the Board of Directors shall be presided over by the chair of the Board of Directors, or in the absence of the chair of the Board of Directors by the vice chair, if any, or in his or her absence by a chair chosen at the meeting. The secretary, or in the absence, of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chair of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chair of the meeting.

Section 3.17 Outside Attendance at Meetings. Directors representing at least one half of the current members of the Board of Directors or the relevant committee of the Board of Directors may seek to invite any individuals (including officers, employees or outside advisers or experts) to attend a portion of any meeting of the Board of Directors or such relevant committee thereof at which relevant anticipated business is discussed, subject to forty-eight (48) hours’ advance notice (or such lesser notice as may be waived by the chair of the meeting of the Board of Directors or the relevant committee thereof) to the chair of the meeting of the Board of Directors or the relevant committee thereof for a proper purpose relevant to the anticipated business for any meeting of the Board of Directors (or any committee thereof). Following receipt of a notice seeking to invite any individuals (including officers, employees or outside advisers or experts) to attend a portion of any meeting of the Board of Directors or such relevant committee thereof at which such relevant anticipated business is discussed, the chair of the meeting of the Board of Directors or the relevant committee thereof shall determine (in their sole discretion) whether inviting such individuals is proper and relevant to the anticipated business for the relevant meeting of the Board of Directors (or any committee thereof). Individuals (other than a director) shall only be permitted to attend a meeting of the Board of Directors (or any committee thereof) if the chair of the meeting of the Board of Directors or the relevant committee thereof determines (in their sole discretion) that such individuals attending the relevant meeting of the Board of Directors (or any committee thereof) is proper and relevant to the anticipated business for the relevant meeting of the Board of Directors (or any committee thereof).

ARTICLE IV

OFFICERS

Section 4.1 Election. The Board of Directors shall elect or appoint a president, a secretary and a treasurer or the equivalents of such officers. Such officers shall serve until their respective successors are elected or appointed and qualified or until their earlier resignation or removal. The Board of Directors may from time to time, by resolution, elect or appoint such other officers and agents as it may deem advisable, who shall hold office at the pleasure of the Board of Directors, and shall have such powers and duties and be paid such compensation as may be directed by the Board of Directors. Any individual may hold two or more offices.

Section 4.2 Removal; Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Any officer may resign at any time upon written notice to the Corporation. Any such removal or resignation shall be subject to the rights, if any, of the respective parties under any contract between the Corporation and such officer or agent.

Section 4.3 Vacancies. Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

Section 4.4 Chief Executive Officer. The Board of Directors may elect or appoint a chief executive officer who, subject to the supervision and control of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation, and perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as provided by law.

Section 4.5 President. The president shall be the chief executive officer of the Corporation unless the Board of Directors elects or appoints different individuals to hold such positions. The president, subject to the supervision and control of the Board of Directors and the chief executive officer, if applicable, shall in general actively supervise and control the business and affairs of the Corporation. The president shall keep the Board of Directors and the chief executive officer, if applicable, fully informed as the Board of Directors or the chief executive officer, if applicable, may request and shall consult the Board of Directors and chief executive officer, if applicable, concerning the business of the Corporation. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, if applicable, these Bylaws or as provided by law.

Section 4.6 Vice Presidents. The Board of Directors may elect or appoint one or more vice presidents. In the absence or disability of the president, or at the president’s request, the vice president or vice presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the vice presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the chief executive officer, if any, or the president, shall perform all of the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.7 Secretary. The secretary shall attend all meetings of the stockholders, the Board of Directors and any committees thereof, and shall keep, or cause to be kept, the minutes of proceedings thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board of Directors and any committees, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The secretary shall be custodian of the corporate seal, if any, the records of the Corporation, the stock certificate books, transfer books and stock ledgers (which may, however, be kept by any transfer or other agent of the Corporation), and such other books and papers as the Board of Directors or any appropriate committee may direct. The secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.8 Assistant Secretaries. An assistant secretary shall, at the request of the secretary, or in the absence or disability of the secretary, perform all the duties of the secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, the secretary, these Bylaws or as provided by law.

Section 4.9 Treasurer. The treasurer, subject to the order of the Board of Directors, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation’s transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board of Directors, the chair of the Board of Directors, if any, the chief executive officer, if any, or the president. The treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law. If a chief financial officer of the Corporation has not been appointed, the treasurer may be deemed the chief financial officer of the Corporation.

Section 4.10 Assistant Treasurers. An assistant treasurer shall, at the request of the treasurer, or in the absence or disability of the treasurer, perform all the duties of the treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, the treasurer, these Bylaws or as provided by law.

Section 4.11 Execution of Negotiable Instruments, Deeds and Contracts. All (i) checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation, (ii) deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party and (iii) assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board of Directors may from time to time designate. The Board of Directors may authorize the use of the facsimile signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

ARTICLE V

CAPITAL STOCK

Section 5.1 Issuance. Shares of the Corporation’s authorized capital stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board of Directors.

Section 5.2 Stock Certificates and Uncertificated Shares.

(a) Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by (i) the chief executive officer, if any, the president, or a vice president, and (ii) the secretary, an assistant secretary, the treasurer or the chief financial officer, if any, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation, unless the Board of Directors authorizes the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation’s stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever any such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

(b) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number and class (and the designation of the series, if any) of the shares owned by such stockholder in the Corporation and any restrictions on the transfer or registration of such shares imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between the stockholders and the Corporation, and, at least annually thereafter, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by the NRS, the rights and obligations of the stockholders of the Corporation shall be identical whether or not their shares of stock are represented by certificates.

(c) Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation’s organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the foregoing, all certificates evidencing shares of the Corporation’s stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by Chapter 78 of the NRS, and/or such other federal, state or local laws or regulations then in effect.

Section 5.3 Surrendered; Lost or Destroyed Certificates. All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board of Directors, an indemnity bond in an amount satisfactory to the Board of Directors or an authorized officer which amount may be in excess of the current market value of the stock, and upon such terms as the treasurer, other officer who is so authorized, or the Board of Directors shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

Section 5.4 Replacement Certificate. When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board of Directors, including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

Section 5.5 Transfer of Shares. No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of any certificate(s) therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation.

Section 5.6 Transfer Agent; Registrars. The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

Section 5.7 Miscellaneous. The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation’s stock.

ARTICLE VI

DISTRIBUTIONS

Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors and may be paid in money, shares of corporate stock, property or any other medium not prohibited under applicable law. The Board of Directors may fix in advance a record date, in accordance with and as provided in Section 2.5, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

ARTICLE VII

RECORDS AND REPORTS; CORPORATE SEAL; FISCAL YEAR

Section 7.1 Records. All original records of the Corporation shall be kept at the principal office of the Corporation by or under the direction of the secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board of Directors. Any records maintained by the Corporation in the regular course of its business may be maintained on any information storage device or method that can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept on the written request of any person entitled to inspect such records pursuant to applicable law.

Section 7.2 Corporate Seal. The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except when otherwise specifically provided herein, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

Section 7.3 Fiscal Year-End. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a) Indemnification of Directors and Officers.

(i) For purposes of this Article, (A) “Indemnitee” means each director, officer or employee of the Corporation who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as defined below), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” means any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii) Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director, officer or employee of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

(b) Indemnification of Employees and Other Persons. The Corporation may, by action of the Board of Directors and to the extent provided in such action, indemnify employees, agents and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise.

(d) Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer or employee, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e) Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include, but are not limited to, the following (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f) Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2 Amendment. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VIII which is adverse to any Indemnitee shall apply to such Indemnitee only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

ARTICLE IX

CHANGES IN NEVADA LAW

References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII, the rights to limited liability, to indemnification and to the advancement of expenses provided in the

Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law; and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE X

AMENDMENT OR REPEAL

Section 10.1 Amendment of Bylaws.

(a) Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend or repeal these Bylaws or to adopt new bylaws.

(b) Stockholders. Notwithstanding Section 10.1(a), these Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

[Remainder of Page Intentionally Left Blank]

CERTIFICATION

The undersigned, as the duly elected Secretary of Beneficient, a Nevada corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation adopted the foregoing Bylaws as of                     .

[                    ], Secretary

ANNEX E

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of [●], 2022, by and among (i) Avalon Acquisition Inc., a Delaware corporation (the “SPAC”), (ii) The Beneficient Company Group, L.P., a Delaware limited liability company, which prior to the effective date of this Amendment shall convert to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Agent are parties to that certain Warrant Agreement, dated as of October 5, 2021 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of Class A common stock of the SPAC, par value $0.0001 per share (the “SPAC Class A common stock”), underlying the units of the SPAC issued in SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC acquired by Avalon Acquisition Holdings LLC (the “Sponsor”), in a private placement concurrent with the IPO (the “Sponsor Private Warrants”), (iii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (iv) all other warrants issued by SPAC after the IPO, in connection with or following the Transactions (the “Post-IPO Warrants” and together with the Public Warrants, the Sponsor Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, on September 21, 2022, (i) SPAC, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the SPAC Merger (as defined below) contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, (i) Merger Sub I will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and as a result of which, among other matters, (x) SPAC shall become a wholly owned subsidiary of the Company and (y) each issued and outstanding share of SPAC Class A common stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one share of Company Class A Common Shares and one share of Company Series A Preferred Stock, with each share of Company Series A Preferred Stock that is outstanding automatically converting into one-fourth (1/4) of a share of Company Class A Common Shares on (and only on) the later of (x) 90 days after the Closing Date and (y) 30 days after the Company has an effective registration statement under the Securities Act with respect to the issuance of the Company Class A Common Shares upon exercise of the Public Warrants and the Private Placement Warrants (the “Conversion Date”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the SPAC Merger, the surviving company of the SPAC Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, pursuant to the requirements of Section 9.8 of the Warrant Agreement, the holders of a majority of the Private Placement Warrants have consented to an amendment to the Warrant Agreement providing that if the Private Placement Warrants are exercised on or prior to the Conversion Date, upon exercise of a Private Placement Warrant, the holder shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock;

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.5 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of SPAC Class A common stock, but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Class A Common Shares and the same number of shares of Company Series A Preferred Stock; provided that the holders of Private Placement Warrants shall not receive any Company Series A Preferred Stock upon exercise of a Private Placement Warrant unless the Private Placement Warrant is exercised after the Conversion Date;

WHEREAS, the Company Class A Common Shares and Company Series A Preferred Stock constitute an Alternative Issuance as defined in said Section 4.5;

WHEREAS, all references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of Class A common stock, par value $0.001 per share, of the Company (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities, “Company Common Shares”);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Mergers, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement and the Warrants.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement and the Warrants pursuant to Section 1.1 hereof effective as of the effective time of the SPAC Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Avalon Acquisition Inc., a Delaware corporation” and replacing it with “[Beneficient], a Nevada corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c) Reference to Company Common Shares. All references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Common Shares.

(d) Issuance of Preferred Stock. The Warrant Agreement is hereby amended to add a new Section 3.3.6 to the Warrant Agreement as follows:

3.3.6 Issuance of Rights. Upon exercise of a Warrant, for every Company Common Share for which a Warrant is exercised, the Registered Holder shall also be entitled to receive one share of Company Series A Preferred Stock; provided that the Registered Holder of a Private Placement Warrant shall not be entitled to receive any shares of Company Series A Preferred Stock upon the exercise of a Private Placement Warrant unless such exercise is after the Conversion Date.

(e) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: Beneficient c/o The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

AVALON ACQUISITION INC.

By:
Name:
Title:

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Signature Page to Amendment to Warrant Agreement

ANNEX F

FORM OF

STOCKHOLDERS AGREEMENT

DATED AS OF [            ]

AMONG

BENEFICIENT,

BENEFICIENT HOLDINGS INC.,

HICKS HOLDINGS OPERATING, LLC

AND

BRUCE SCHNITZER

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of [            ], is made and entered into by and among Beneficient, a Nevada corporation (the “Company”), Beneficient Holdings Inc. (“Class B Holder 1”), Hicks Holdings Operating, LLC (“Class B Holder 2”) and Bruce Schnitzer (“Class B Holder 3” and, together with Class B Holder 1 and Class B Holder 2, the “Class B Holders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 21, 2022, The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of BCG, Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of BCG, and Avalon Acquisition Inc., a Delaware corporation, entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, on [            ], BCG converted into the Company, a Nevada corporation, pursuant to a statutory conversion (the “Conversion”), and pursuant to the Conversion, the Class B Holders Beneficially Own 100% of the shares of Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock”); and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”) and pursuant to the terms thereof, the Persons party hereto are entering into this Agreement on the date hereof, to be effective upon the Closing (the “Effective Date”), to set forth certain understandings between such Persons with respect to certain governance and other matters of the Company following the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Persons party hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

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“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, restated and/or amended and restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; and (b) any trust or other estate in which such Person has, directly or indirectly, at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“BCG” has the meaning set forth in the Recitals hereto.

“BCH” means Beneficient Company Holdings, L.P., a Delaware limited partnership and non-wholly owned subsidiary of the Company.

“BCH Partnership Agreement” has the meaning set forth in Section 2.05.

“Ben LLC” means Beneficient Company Group, L.L.C., a Delaware limited liability company and wholly owned subsidiary of the Company.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Cause” means with respect to a Chief Executive Officer or any other executive officer of the Company, the entry by a court of competent jurisdiction of a final and non-appealable judgment determining that a Chief Executive Officer or any other executive officer of the Company acted or engaged in actual fraud or willful malfeasance.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Stock” has the meaning set forth in the Recitals hereto.

“Class B Holder 1” has the meaning set forth in the Preamble hereto.

“Class B Holder 2” has the meaning set forth in the Preamble hereto.

“Class B Holder 3” has the meaning set forth in the Preamble hereto.

“Class B Holders” has the meaning set forth in the Preamble hereto and, as the context may require, will also include any Permitted Transferee.

“Class B Threshold” has the meaning set forth in Section 2.01Section 2.01.

“Class B Holder 1 Threshold” has the meaning set forth in Section 2.01.

“Class B Holder 2 Threshold” has the meaning set forth in Section 2.01.

“Class B Holder 3 Threshold” has the meaning set forth in Section 2.01.

F-2

“Closing” has the meaning set forth in the Recitals hereto.

“Common Stock” means shares of Class A common stock, par value $0.001 per share, of the Company, shares of Class B Common Stock and any securities of the Company into which such shares are converted or reclassified or for which such shares are exchanged.

“Community Reinvestment Committee” has the meaning set forth in Section 2.01.

“Company” has the meaning set forth in the Preamble hereto.

“Compensation Committee” has the meaning set forth in Section 2.01.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Conversion” has the meaning set forth in the Recitals hereto.

“Director” means any member of the Board.

“Effective Date” has the meaning set forth in the Recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Executive Committee” has the meaning set forth in Section 2.01.

“Exercising Class B Holders” has the meaning set forth in Section 3.03.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from, or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority, or any other action in respect of any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Necessary Action” means, with respect to any Person and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, within such Person’s control that do not directly conflict with any rights expressly granted to such Person pursuant to this Agreement, the Business Combination Agreement, the Articles of Incorporation or the bylaws) reasonably necessary and desirable within his, her or its control to cause

F-3

such result, including, without limitation (i) calling special meetings of the Board or the stockholders of the Company, (ii) voting or providing a proxy with respect to the Shares Beneficially Owned by such Person, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Articles of Incorporation or bylaws, including executing written consents in lieu of meetings with respect thereto, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the Person obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Nominating Committee” has the meaning set forth in Section 2.01.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“Offering Class B Holder” has the meaning set forth in Section 3.01.

“Optional Conversion” means a voluntary conversion of shares of Class B Common Stock into shares of Class A Common Stock not as a result of a Transfer in accordance with the provisions of the Articles of Incorporation.

“Permitted Transferee” has the meaning set forth in Section 4.06.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Proposed Transfer” has the meaning set forth in Section 3.01.

“Proposed Transfer Notice” has the meaning set forth in Section 3.02.

“Proposed Transfer Shares” means the shares of Class B Common Stock that a Class B Holder proposes to Transfer or to subject to an Optional Conversion in a Proposed Transfer subject to the provisions of Article III.

“Proposed Transferee” means any Person to whom an Offering Class B Holder proposes to make a Proposed Transfer.

“Right of First Refusal” has the meaning set forth in Section 3.01.

“ROFR Notice” has the meaning set forth in Section 3.03.

“ROFR Period” has the meaning set forth in Section 3.03.

“ROFR Price” means (a) if the Class A Common Stock is actively traded on a national securities exchange, the closing price per share of Class A Common Stock on the most recent trading day before the delivery of the Proposed Transfer Notice or (b) if the Class A Common Stock is not actively traded on a national securities exchange, (i) if the Proposed Transfer is an Optional Conversion, a good faith estimate of the fair value of a share of Class A Common Stock by the board of directors of the Company or (ii) if the Proposed Transfer is a Transfer, the price per share of Class A Common Stock of the proposed transfer.

“Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” under Rule 1-02(w) of Regulation S-K of the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person or one or more of its respective Subsidiaries.

F-4

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the Persons party hereto to express their mutual intent, and no rule of strict construction will be applied against any Person party hereto. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

Section 2.01 Board of Directors.

(a) Unless otherwise determined by Class B Holders holding a majority of the outstanding shares of the Class B Common Stock, for so long as the Class B Threshold is met, the Board shall be comprised of eleven (11) directors, with holders of Class B Common Stock having the right to elect six (6) of such Directors. For (i) so long as the aggregate number of outstanding shares of Class B Common Stock is at least twenty-five percent (25%) of the number of shares of Class B Common Stock outstanding on the Effective Date, or (ii) if the condition in preceding clause (i) is not satisfied, so long as the aggregate capital account balances with respect to the limited partner interests in BCH held by the Class B Holders is an amount that is at least twenty percent (20%) of the aggregate capital account balances of such limited partner interests on the Effective Date (the condition in either clause (i) or clause (ii) being referred to as the “Class B Threshold”), each Class B Holder agrees to designate the Directors set forth below (collectively, the “Class B Directors”):

(i) provided that Class B Holder 1 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Class B Common Stock held by Class B Holder 1 on the Effective Date, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 1 is an amount that is at least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 1 on the Effective Date (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 1 Threshold”), four (4) individuals designated by Class B Holder 1, who shall initially be Brad Heppner, James Silk, Derek Fletcher and Richard Fisher;

(ii) provided that Class B Holder 2 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Class B Common Stock held by Class B Holder 2 on the Effective Date, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 2 is an amount that is at

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least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 2 on the Effective Date (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 2 Threshold”), one (1) individual designated by Class B Holder 2, who shall initially be Thomas Hicks; provided, however, that if Thomas Hicks declines to serve as a Director, then the Director designated by Class B Holder 2 will be Mack Hicks; provided, further, that if Mack Hicks declines to serve as a Director, then Class B Holder 1 shall designate such Director;

(iii) provided that Class B Holder 3 or its Permitted Transferee continues to hold (A) at least twenty-five percent (25%) of the number of shares of Class B Common Stock held by Class B Holder 3 on the Effective Date, or (ii) if the condition in preceding clause (A) is not satisfied, the aggregate capital account balances with respect to the limited partner interests in BCH held by Class B Holder 3 is an amount that is at least twenty percent (20%) of the aggregate capital account balances of the limited partner interests in BCH held by Class B Holder 3 on the Effective Date (the condition in either clause (A) or clause (B) being referred to as the “Class B Holder 3 Threshold”), one (1) individual designated by Class B Holder 3, who shall initially be Bruce Schnitzer; provided, however, that if Bruce Schnitzer declines to serve as a Director, then the Director designated by Class B Holder 3 will be Eliza Schnitzer; provided, further, that if Eliza Schnitzer declines to serve as a Director, then Class B Holder 1 shall designate such Director;

(iv) in the event that Class B Holder 2 ceases to satisfy the Class B Holder 2 Threshold, then (A) the number of Directors that Class B Holder 2 shall have the right to designate pursuant to Section 2.01(a)(ii) shall be reduced to zero (0), (B) Class B Holder 2 shall cause the Director designated by Class B Holder 2 to resign and (C) Class B Holder 1 shall designate the Director to fill the resulting vacancy;

(v) in the event that Class B Holder 3 ceases to satisfy the Class B Holder 3 Threshold, then (A) the number of Directors that Class B Holder 3 shall have the right to designate pursuant to Section 2.01(a)(iii) shall be reduced to zero (0), (B) Class B Holder 3 shall cause the Director designated by Class B Holder 3 to resign and (C) Class B Holder 1 shall designate the Director to fill the resulting vacancy; and

(vi) in the event that the Board determines to increase or decrease the total number of Directors serving on the Board, the Persons party hereto shall work together in good faith to promptly amend this Agreement to determine the effect of such increase or decrease on the designation rights of the Class B Holders set forth in this Agreement.

(b) For so long as the Class B Threshold is met, the majority of the Class B Directors shall designate the chairperson and vice chairperson of the Board.

(c) The Company and the Class B Holders shall take all Necessary Action to cause the election of the Directors as set forth in this Section 2.01 (including by nominating and appointing Class B Directors or, to the extent permitted under the Company’s organizational documents and applicable Law, removing Class B Directors (at the request of the Class B Holder entitled under Section 2.01(a) to designate such Class B Director) and promptly filling any vacancies created by reason of death, disability, retirement, removal or resignation of the Class B Directors with a new Class B Director designated by the Class B Holder entitled under Section 2.01(a) to designate such Class B Director).

(d) In connection with any meeting of the holders of Class B Common Stock called for the purpose of electing Directors, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought or obtained by or from the holders of Class B Common Stock, the Company shall (i) include in the slate of nominees recommended by the Board for election at such meeting as Class B Directors, the Class B Directors, (ii) nominate and recommend such individual to be elected as a Director as provided herein and include such recommendation in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, and (iii) solicit proxies or consents in favor thereof to the same extent, and in a manner no less favorable, as the Company solicits proxies or consents in favor of the other nominees of the Board.

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(e) Neither the Company nor any Class B Holder shall take action to remove or cause the removal of any Class B Director, other than with the consent of the Class B Holder entitled under Section 2.01(a) to designate such Class B Director.

(f) The Board shall establish and maintain a compensation committee (the “Compensation Committee”) comprised of four (4) Directors with such powers as may be delegated to the Compensation Committee from time to time by the Board by resolution (or charter adopted thereby). At least two (2) members of the Compensation Committee shall be Class B Directors designated by the majority of the Class B Directors. The majority of the Class B Directors shall designate one member of the Compensation Committee to be its chairperson. In the event of a tied vote on any matter brought before the Compensation Committee, the Board resolution or charter adopted thereby establishing the Compensation Committee shall provide that the chairperson of the Compensation Committee shall have the tiebreaking vote. The Board shall have the right to remove a member of the Compensation Committee with or without cause, and upon the removal or resignation of a member of the Compensation Committee that is a Class B Director, the Board shall appoint a replacement to the Compensation Committee meeting the requirements of this Section 2.01(f).

(g) The Board shall establish and maintain a nominating committee (the “Nominating Committee”) comprised of four (4) Directors with such powers as may be delegated to the Nominating Committee from time to time by the Board by resolution (or charter adopted thereby). At least two (2) members of the Nominating Committee shall be Class B Directors designated by the majority of the Class B Directors. The majority of the Class B Directors shall designate one member of the Nominating Committee to be its chairperson. In the event of a tied vote on any matter brought before the Nominating Committee, the Board resolution or charter adopted thereby establishing the Nominating Committee shall provide that the chairperson of the Nominating Committee shall have the tiebreaking vote. The Board shall have the right to remove a member of the Nominating Committee with or without cause, and upon the removal or resignation of a member of the Nominating Committee that is a Class B Director, the Board shall appoint a replacement to the Nominating Committee meeting the requirements of this Section 2.01(g).

(h) The Board shall establish and maintain an executive committee (the “Executive Committee”) comprised of four (4) Directors with such powers as may be delegated to the Executive Committee from time to time by the Board by resolution (or charter adopted thereby). At least two (2) members of the Executive Committee shall be Class B Directors designated by the majority of the Class B Directors. The majority of the Class B Directors shall designate one member of the Executive Committee to be its chairperson. In the event of a tied vote on any matter brought before the Executive Committee, the Board resolution or charter adopted thereby establishing the Executive Committee shall provide that the chairperson of the Executive Committee shall have the tiebreaking vote. The Board shall have the right to remove a member of the Executive Committee with or without cause, and upon the removal or resignation of a member of the Executive Committee that is a Class B Director, the Board shall appoint a replacement to the Executive Committee meeting the requirements of this Section 2.01(h).

(i) The Board shall establish and maintain a community reinvestment committee (the “Community Reinvestment Committee”) comprised of four (4) members with such powers as may be delegated to the Community Reinvestment Committee from time to time by the Board by resolution (or charter adopted thereby). The Board may appoint individuals that are not Directors or employees of the Company as members of the Community Reinvestment Committee; provided, however, that at least two (2) members on the Community Reinvestment Committee shall be designated by the majority of the Class B Directors. The majority of the Class B Directors shall designate one member of the Community Reinvestment Committee to be its chairperson and one member of the Committee as its Lead Committee Member. In the event of a tied vote on any matter brought before the Community Reinvestment Committee, the Board resolution or charter adopted thereby establishing the Community Reinvestment Committee shall provide that the Lead Committee Member of the Community Reinvestment Committee shall have the tiebreaking vote. The Board shall have the right to remove a member of the Community Reinvestment Committee with or without cause, and upon the removal or resignation

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of a member of the Community Reinvestment Committee that is a Class B Director, the Board shall appoint a replacement to the Community Reinvestment Committee meeting the requirements of this Section 2.01(i).

Section 2.02 Other Rights of Stockholder Designees. Each Class B Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of each Class B Director and provide each Class B Director with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Articles of Incorporation, bylaws or other organizational document of the Company, applicable Law or otherwise, which indemnification shall provide that the Company is the indemnitor of first resort.

Section 2.03 Compliance of Stockholder Designees. The Class B Holders shall use commercially reasonable efforts to cause the Class B Directors to comply with any qualification requirements for Directors set forth in the Articles of Incorporation, bylaws or other organizational document of the Company, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors, including the Company’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any Directors’ confidentiality policy and any corporate governance guidelines, and preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board or any committee thereof, at all times that such Class B Director serves as a Director; provided, however, that the Company understands and agrees that any Class B Director may disclose information he or she obtains while serving as a member of the Board to any Class B Holder that has delivered a confidentiality agreement to the Company acceptable to the Company in its sole discretion and that the Class B Directors do not owe a duty to the Company not to disclose such information to the Class B Holders.

Section 2.04 Controlled Company Status. The Company shall take all commercially reasonable actions to remain a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Listing Rules for as long as the Class B Threshold is met.

Section 2.05 Matters Requiring Class B Holder Approval. In addition to any vote or consent of the Board or the stockholders of the Company required by Law, without the approval of the stockholders holding at least a majority of the voting power of the Class B Common Stock, the Company shall not authorize, approve or ratify:

(a) distributions of Available Cash (as defined in the Limited Partnership Agreement of BCH (the “BCH Partnership Agreement”)) that exceed 2% of the aggregate book value of Class A Units (as defined in the BCH Partnership Agreement) and Class S Units (as defined in the BCH Partnership Agreement) (or, if such Equity Securities (as defined in the BCH Partnership Agreement) are listed on a national securities exchange or quoted in an automated quotation system, 2% of the aggregate market value of Class A Units and Class S Units);

(b) the entry into a material or a commercially substantive debt financing arrangement by the Company, Ben LLC or any of their respective Subsidiaries, including, without limitation, debt financing arrangements (including any security interest with respect thereto) with an aggregate principal amount that exceeds 20% of Ben LLC’s consolidated gross assets (without duplication, and excluding the assets of any trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust,” and “funding trust”) or any materially or commercially substantive change to, or action with respect to, such a debt financing arrangement, including, without limitation, any material or commercially substantive amendment, supplement, waiver or modification thereto;

(c) except in connection with any trust instrument or product offered by the Company or any Subsidiary thereof, the issuance by the Company or any Subsidiary thereof, in one transaction or a series of related transactions, of any membership interest or other equity securities in such entity that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted

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basis, as converted, exchanged or exercised basis, of any class of equity securities of the Company or any Subsidiary thereof, pursuant to a single issuance or a series of issuances over a three-year rolling time period or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of the outstanding capital stock of the Company or the applicable Subsidiary;

(d) make any determination with respect to the amount of, or any adjustment to, the Carrying Value (as defined in the BCH Partnership Agreement) of BCH pursuant to the BCH Partnership Agreement unless such determination is approved by the Audit Committee;

(e) the amendment, supplement, waiver, or modification of the Company’s Articles of Incorporation or Bylaws, the Ben LLC Limited Liability Company Agreement or the BCH Partnership Agreement;

(f) the exchange or disposition of a majority or more of the assets (including, without limitation, through merger, sale or other combination), taken as a whole, of the Company or any Subsidiary thereof in a single transaction or a series of related transactions other than an exchange or disposition to one or more Affiliates;

(g) the execution by the Company or any Subsidiary thereof of any contracts or of any amendment, supplement, waiver or modification of any existing contract which would materially change the nature of the business of the Company and its Affiliates, other than those contracts disclosed in the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the transactions contemplated by the Business Combination Agreement;

(h) the liquidation or dissolution of, or the initiation of voluntary bankruptcy proceedings for, the Company or any Significant Subsidiary thereof; and

(i) any determination under Section 3.05(b) of the BCH Partnership Agreement regarding the selection or termination of any charity.

Section 2.06 Shares Covered. This Agreement shall cover all of the shares of Class B Common Stock now owned or hereafter acquired by the Class B Holders while this Agreement remains in effect.

ARTICLE III.

RIGHT OF FIRST REFUSAL

Section 3.01 Grant. Subject to the terms of this Article III, each Class B Holder grants to each other Class B Holder the right, but not the obligation, to purchase (a “Right of First Refusal”) all or any portion of the Proposed Transfer Shares that such Class B Holder (the “Offering Class B Holder”) proposes to (a) Transfer in a transaction that would result in the automatic conversion of such shares of Class B Common Stock into shares of Class A Common Stock in accordance with the provisions of the Articles of Incorporation to (b) effect an Optional Conversion (each such Transfer or Optional Conversion, a “Proposed Transfer”), on substantially the same terms and conditions as those offered to the Proposed Transferee; provided that the consideration payable upon the exercise of any Right of First Refusal pursuant to this Article III may consist of Preferred Series A Subclass 1 Unit Accounts of BCH in an amount then convertible into the same number of shares of Class A Common Stock into which the Proposed Transfer Shares would be converted in the Proposed Transfer, or, at the option of the Exercising Class B Holder, an amount in cash per share equal to the ROFR Price. The delivery and subsequent conversion of any Preferred Series A Subclass 1 Unit Accounts of BCH transferred pursuant to the terms of this Article III shall be subject to the terms and provisions of the BCH Partnership Agreement.

Section 3.02 Notice. Each Offering Class B Holder proposing to make a Proposed Transfer must promptly, and in no event later than fifteen (15) days prior to any consummation of such Proposed Transfer, deliver a written notice (the “Proposed Transfer Notice”) to each of the original Class B Holders (or any of their

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respective previously designated Persons). Each such original Class B Holder shall be responsible for delivering a copy of such Proposed Transfer Notice to its respective Permitted Transferees. The Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer, including the number of Proposed Transfer Shares, whether the Proposed Transfer is an Optional Conversion or a Transfer, the price, the form of the consideration, the intended date of the Proposed Transfer and the identity of the Proposed Transferee, if applicable. The Proposed Transfer Notice shall constitute the Offering Class B Holder’s offer to Transfer the Proposed Transfer Shares to the other Class B Holders, which offer shall be irrevocable until the expiration of the ROFR Period.

Section 3.03 Exercise of Right of First Refusal. Upon receipt of a Proposed Transfer Notice, each Class B Holder shall have five (5) days (the “ROFR Period”) to exercise its right to purchase all or its pro rata portion (based upon the total number of shares of Class B Common Stock held by the Class B Holders other than the Offering Class B Holder) by delivery of a written notice (a “ROFR Notice”) to the Offering Class B Holder and the Company specifying the maximum number of Proposed Transfer Shares the Exercising Class B Holder elects to purchase, up to all of the Proposed Transfer Shares. If the exercises of options to purchase in the ROFR Notices exceed the number of Proposed Transfer Shares available, the Proposed Transfer Shares shall be allocated among those Class B Holders that submitted a ROFR Notice (the “Exercising Class B Holders”) pro rata based upon the total number of shares of Class B Common Stock held by the Exercising Class B Holders.

Section 3.04 Forfeiture of Rights. If a Class B Holder does not timely exercise its Right of First Refusal pursuant to this Article III, such Class B Holder shall be deemed to have waived its right to purchase any portion of the Proposed Transfer Shares pursuant to this Article III. In the event the other Class B Holders do not exercise their Right of First Refusal to purchase all of the Proposed Transfer Shares, the Offering Class B Holder shall be free to sell convert all, but not less than all, of the remaining available Proposed Transfer Shares on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being agreed that any such sale or conversion shall be consummated within thirty (30) days following the date upon which the Proposed Transfer Notice is delivered (which may be extended for a reasonable period of time, not to exceed sixty (60) days, to the extent necessary to obtain any required Government Approvals). If the Offering Class B Holder does not sell or convert all such remaining available Proposed Transfer Shares within such period of time, any such sale, conversion or other Proposed Transfer shall again be subject to the Right of First Refusal on the terms set forth in this Article III.

Section 3.05 Closing. The closing of the purchase of the Proposed Transfer Shares by the Exercising Class B Holders shall occur on the latest of (i) the date specified in the Proposed Transfer Notice and (ii) the date that is ten (10) days following the expiration of the ROFR Period. The purchase price for the shares of Proposed Transfer Shares shall be paid, at the election of each Exercising Class B Holder, either (i) in cash, or (ii) by an assignment from the Exercising Class B Holder to the Offering Class B Holder of Preferred Series A Subclass 1 Unit Accounts of BCH in the amount set forth in Section 3.01. Any Proposed Transfer Shares and any Preferred Series A Subclass 1 Unit Accounts of BCH transferred pursuant to this Article III shall be free and clear of all liens and encumbrances other than those that arise under the terms of this Agreement, the Articles of Incorporation and BCH Partnership Agreement, as appliable, and those arising under applicable state or federal securities Laws, and any conversion of any Preferred Series A Subclass 1 Unit Accounts of BCH delivered pursuant to the terms of the Article III shall be subject to the terms and provisions of the BCH Partnership Agreement.

Section 3.06 Failure to Comply. Any Proposed Transfer not made in accordance with the terms of this Article III shall be null and void ab initio, and shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

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ARTICLE IV.

GENERAL PROVISIONS

Section 4.01 Effectiveness; Termination. This Agreement shall not be effective until the Closing. Following the Closing and subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Class B Holders as provided under Section 4.04, this Agreement (other than this Article IV) shall terminate at the earlier of (a) the date on which the Class B Threshold is no longer satisfied and (b) the date following the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

Section 4.02 Representations of Class B Holders. Each of the Class B Holders individually represents and warrants to the Company and the other Class B Holders that: (a) the Class B Holder is a limited liability company validly existing and in good standing under the laws of the state of its jurisdiction of formation; (b) the Class B Holder has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (c) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required action on the part of the Class B Holder; and (d) this Agreement has been duly and validly executed and delivered by the Class B Holder, and (assuming due authorization, execution, and delivery by the other parties hereto) this Agreement constitutes a legal, valid, and binding obligation of the Class B Holder, enforceable against the Class B Holder in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally, and subject to general principles of equity).

Section 4.03 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to David Rost, General Counsel, 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201, and, if to any Class B Holder, at such Class B Holder’s address as indicated on the Company’s records. Any Person party hereto may change its address for notice at any time and from time to time by written notice to the other Persons party hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.03.

Section 4.04 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Class B Holders holding a majority of the shares of Class B Common Stock then held by Class B Holders.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Person party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

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(c) No Person party hereto shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Person party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 4.05 Further Assurances. The Persons party hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Class B Holders being deprived of the rights contemplated by this Agreement.

Section 4.06 Assignment. This Agreement may not be assigned without the express prior written consent of the other Persons party hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other Person party hereto, the Class B Holders may assign their respective rights and obligations under this Agreement, in whole or in part, to any Transferee of shares of Class B Common Stock that is (i) an existing Class B Holder or (ii) an Affiliate of such Class B Holder, in each case so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement substantially in the form of Exhibit A hereto evidencing its agreement to become a party to, and to be bound to the same extent as the Class B Holders by all of the provisions of, this Agreement (a “Permitted Transferee”); provided that, in addition to any legends required by Law, each certificate representing the shares of Class B Common Stock so transferred shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS CLASS B STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

This Agreement will inure to the benefit of and be binding on the Persons party hereto and their respective successors and permitted assigns.

Section 4.07 Third Parties. Except as provided for in Section 4.15 with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.08 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 4.09 Jurisdiction; Waiver of Jury Trial.

(a) Any Action seeking to enforce any provision of, or based upon, arising out of or related to, this Agreement shall be brought against any of the Persons party hereto in any Nevada state or United States federal

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court in Clark County, Nevada, and each of the Persons party hereto hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any such Action may be served on any Person party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

(b) EACH OF THE PERSONS PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.10 Default, Remedies and Specific Performance.

(a) Default. A party’s neglect, refusal or failure to perform any material term or obligation under this Agreement when due shall constitute a default under this Agreement.

[(b) Remedies. The parties hereto shall have, and may exercise, any and all remedies at law or in equity for breach of this Agreement, including, but not limited to, specific performance, declaratory relief and monetary damages. With respect to a breach of Section 2.05, the Class B Holders, may, in addition to and not in derogation of any other remedy, seek specific provisional remedies, at their sole and exclusive option, including, but not limited to, the appointment of a receiver or examiner and preliminary injunctive relief.]

(c) Specific Performance. Each Person party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Persons party hereto would be irreparably harmed and could not be made whole by monetary damages. Each Person party hereto accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and that the Persons party hereto, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

(d) Attorneys’ Fees and Costs. In addition to any damages otherwise recoverable, the prevailing party in any action brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys’ fees and costs incurred.

Section 4.11 Entire Agreement. This Agreement sets forth the entire understanding of the Persons party hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the Persons party hereto with respect to such subject matter.

Section 4.12 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.13 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

F-13

Section 4.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 4.15 No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Persons party hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Person party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Persons party hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Person party hereto against the other Persons party hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 4.16 Pledges. Upon request of any Class B Holder at any time in which the Class B Holder wishes to pledge, hypothecate or grant security interests in any or all of the shares of Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company shall reasonably cooperate with the Class B Holder, at the sole cost and expense of the Class B Holder, in taking action reasonably necessary to facilitate any such pledge, hypothecation or grant, including delivery of customary letter agreements to lenders that such lenders may reasonably request (which may include customary agreements by the Company in respect of the exercise of remedies by such lenders).

Section 4.17 Adjustments. All references in this Agreement to shares of Common Stock shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

[Remainder of Page Intentionally Left Blank]

F-14

IN WITNESS WHEREOF, the Persons party hereto have executed this Stockholders Agreement on the day and year first above written.

BENEFICIENT

By:

Name:

Title:

BENEFICIENT HOLDINGS INC.

By:

Name:

Title:

HICKS HOLDINGS OPERATING, LLC

By:

Name:

Title:

BRUCE SCHNITZER

By:

Name:

Title:

[Signature Page to Stockholders Agreement]

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

                , 20

Reference is made to the Stockholders Agreement, dated as of [                ], 2022, by and among Beneficient, a Nevada corporation, Beneficient Holdings Inc., Hicks Holdings Operating, LLC and Bruce Schnitzer (as amended from time to time, the “Stockholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Class B Holder”) agrees that this Joinder to the Stockholders Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Class B Holder hereby agrees to and does become party to the Stockholders Agreement as a Class B Holder. This Joinder shall serve as a counterpart signature page to the Stockholders Agreement and by executing below each undersigned New Class B Holder is deemed to have executed the Stockholders Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

Exhibit A

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW CLASS B STOCKHOLDER]

By:
Name:
Title:

BENEFICIENT

By:
Name:
Title:

Exhibit A

ANNEX G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022, by and among (i) The Beneficient Company Group, L.P., a Delaware limited partnership (the “Company”), (ii) Avalon Acquisition Holdings LLC (the “Avalon Sponsor”), (iii) the holders of Class B Common Stock, par value par value $0.001 per share, of the Company (the “Class B Common Stock”) immediately following the Mergers (as defined below) signatory hereto (the “Class B Holders”) and (iv) any current or future holder of interests in Beneficient Company Holdings, L.P., a Delaware limited partnership (“BCH”), or Beneficient Company Group, L.L.C., a Delaware limited liability company (“Ben LLC”), that hereafter becomes a party to this Agreement pursuant to Section 14(d) of this Agreement (together with the Avalon Sponsor and the Class B Holders, the “Investors”). The Company and the Investors are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company, Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of BCG (“Merger Sub I”), Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of BCG (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with the Business Combination Agreement, (i) the Company will convert from a Delaware limited partnership to Beneficient, a Nevada corporation (the “Conversion,” and all references herein to the Company are to the Company after the Conversion), (ii) immediately following confirmation of the Conversion, Merger Sub I will merge with and into Avalon (the “Avalon Merger”), with Avalon surviving the Avalon Merger (the “Avalon Merger Surviving Company”) as a wholly owned subsidiary of the Company, and (iii) within two weeks following confirmation of the Avalon Merger, the Avalon Merger Surviving Company will merge with and into Merger Sub II (the “LLC Merger,” together with the Avalon Merger, the “Mergers”) with Merger Sub II surviving the LLC Merger as a wholly-owned subsidiary of the Company;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company will become subject to the reporting requirements of the Exchange Act, and certain securities of the Company will be registered under the Securities Act; and

WHEREAS, in connection with the Mergers, the Parties desire to enter into this Agreement for the purpose of, among others, providing the registration rights set forth in this Agreement to the Investors, and this Agreement shall only be effective as of the Closing (as defined in the Business Combination Agreement).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Resale Registration.

(a) The Company shall use commercially reasonable efforts to file as soon as it is permitted by the rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) to do so, and to cause to be declared effective as soon as practicable thereafter, a registration statement on Form S-3 or any similar short-form registration statement, in each case, covering the resale of all the Registrable Securities (as determined as of two (2) Business Days prior to such filing) (any such registration statement filed pursuant to this Section 1(a), a “Resale Shelf”); provided that the Parties acknowledge and agree that the sale of any Registrable Securities registered under such Resale Shelf may be subject to restrictions imposed by lock-up or holdback restrictions, including those pursuant to any then effective lock-up agreement, and/or applicable securities laws. Such Resale Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the Investors named therein holding a majority of the then-outstanding number of Registrable Securities.

(b) The Company agrees to use commercially reasonable efforts to cause such Resale Shelf, or another shelf registration statement that includes all Registrable Securities, to remain effective until the earlier of (i) the date on which Investors cease to hold any Registrable Securities and (ii) the date on which all Registered Securities held by the Investors become eligible for sale in a single transaction pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) of the Securities Act, as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the Company and the applicable transfer agent of the Registrable Securities (the “Resale Shelf Expiration Date”). The Company shall use its commercially reasonable efforts to provide a draft of the Resale Shelf to the Investors holding Registrable Securities for review (but not comment) at least three (3) Business Days in advance of filing the Resale Shelf; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of any such Resale Shelf as a result of or in connection with any Investor’s review. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered under a Resale Shelf due to limitations on the use of Rule 415 of the Securities Act for the resale of Registrable Securities by the applicable Investors or otherwise, such Resale Shelf shall register for resale the maximum number of Registrable Securities as is permitted. In such event, the number of Registrable Securities to be registered for each selling Investor named in the Resale Shelf shall be reduced pro rata among all such selling Investors, and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Resale Shelf or file a new Resale Shelf to register such Registrable Securities not included in the initial Resale Shelf and use its commercially reasonable efforts to cause such amendment or Resale Shelf to become effective as promptly as practicable. Registration Expenses of the holders of Registrable Securities in the Resale Shelf shall be paid by the Company, whether or not any such offering is completed.

(c) The Company shall use its reasonable efforts to keep all such Resale Shelfs filed pursuant to this Section 1 continuously effective under the Securities Act, including by filing successive replacement or renewal registration statements in accordance with this Section 1, in order to permit the prospectus forming a part thereof to be usable by the Investors until the earlier of (i) the Resale Shelf Expiration Date and (ii) such shorter period as all the holder(s) of securities under a Resale Shelf (or their designee(s)), as applicable), may agree in writing.

(d) At any time and from time to time that a Resale Shelf is effective, if a holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Resale Shelf or (ii) that such holder be added as a selling stockholder in such Resale Shelf, the Company shall as promptly as practicable amend or supplement the Resale Shelf to cover such additional Registrable Securities and/or holder.

(e) Beginning on January 1, 2025, if one or more Resale Shelfs are not on file and effective with the Commission registering the resale of the Registrable Securities, the Investors (other than the Avalon Sponsor) holding at least a majority of the then-outstanding number of Registrable Securities held by all Investors may request that the Company file a registration statement on Form S-1 or any successor form or similar long-form registration statement (a “Long-Form Registration”) covering the resale of all the Registrable Securities (as determined as of two (2) Business Days prior to such filing). If a Long-Form Registration is required pursuant to this Section 1(e), the term “Resale Shelf” as used in this Agreement shall also be deemed to include such Long-Form Registration.

Section 2. Demand Registrations.

(a) Requests for Underwritten Takedowns. Subject to Section 2(b) below, the other terms and conditions of this Agreement and the restrictions imposed by any then effective lock-up agreement, at any time following the effectiveness of a Resale Shelf pursuant to Section 1, the Investors (other than the Avalon Sponsor) holding at least a majority of the then-outstanding number of Registrable Securities held by all Investors may request that the Company file a prospectus or prospectus supplement to a Resale Shelf covering the sale of all or a portion of their Registrable Securities in an underwritten offering (each such request, a “Demand Notice”); provided that Investors entitled to participate in an Underwritten Takedown shall only include Investors whose Registrable Securities are included in such Resale Shelf or may be included therein without the need for a post-effective amendment to such Resale Shelf (other than an automatically effective amendment). All underwritten offerings requested pursuant to this Section 2(a) by the holders of Registrable Securities are referred to herein as an “Underwritten Takedown.” Each Demand Notice shall specify the number of Registrable Securities requested to be offered. No prospectus or prospectus supplement will be filed, and no Underwritten Takedown will be consummated, if the number of Registrable Securities requested to be offered (including pursuant to the following sentence) is fewer than such number of shares of Class A Common Stock with a price to the public (net of any underwriters’ discounts or commissions) of $25,000,000. Within ten (10) days after receipt of any Demand Notice, the Company shall give written notice of such Demand Notice to all other Investors and, subject to the terms of Section 2(b), the other terms and conditions of this Agreement and the restrictions imposed by any then effective lock-up agreement, shall include in such Underwritten Takedown (and in all related registrations and qualifications under state blue sky laws and in compliance with other registration requirements) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within thirty (30) days after the delivery of the Company’s notice. The Company shall pay all Registration Expenses with respect to Underwritten Takedowns, whether or not any such offering is completed.

(b) Priority on Demand Registrations. If the managing underwriters in an Underwritten Takedown advise the Company in writing that in their reasonable opinion, the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of Registrable Securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof with the following priority: (i) first, the securities of the holders who exercised their rights pursuant to Section 2(a), allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, (ii) second, the securities the Company proposes to sell, and (iii) third, the securities of other persons or entities that the Company is obligated to register in a registration pursuant to separate written contractual arrangements with such persons.

(c) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Underwritten Takedown within six (6) months of receipt of a prior Demand Notice. The Company may postpone the filing, or suspend the use, of a prospectus or prospectus supplement for an Underwritten Takedown if the board of directors of the Company (the “Board”) determines in its good faith judgment, and the Company furnishes to the Investors exercising such Underwritten Takedown rights a certificate from the chief executive officer of the Company certifying, as applicable, that such Underwritten Takedown would require the Company to make an Adverse Disclosure; provided that in such event, the Investors initially requesting such Underwritten Takedown shall be entitled to withdraw such request and, if such request is withdrawn with respect to an Underwritten Takedown, such Demand Notice shall not count as a Demand Notice received by the Company for purposes of the first sentence of this Section 2(c), and the Company shall nonetheless pay all Registration Expenses in connection with such offering; provided further, that the Company shall not register any securities for its own account or that of any other Investor during such postponement or suspension period other than pursuant to: (i) a Resale Shelf (including any amendments, supplements or any other filings related thereto); (ii) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a prospectus or prospectus supplement covering the sale of the Registrable Securities pursuant to this Section 2; or (iv) a registration in which the only shares of Class A Common Stock being registered are shares of Class A Common Stock issuable upon conversion of debt securities that are also being registered. The Company may not delay an Underwritten Takedown or suspend the use of a prospectus or prospectus supplement pursuant to this Section 2(c) more than twice in any period of twelve (12) consecutive months, and the duration of any one suspension or postponement may not exceed ninety (90) days. For purposes of this Agreement, “Adverse Disclosure” means public disclosure of MNPI which, in the Board’s reasonable judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any report or prospectus included in a registration statement or prospectus supplement thereto filed with the Commission by the Company so that such report, prospectus or prospectus supplement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, use or continued use of such report, prospectus or prospectus supplement; and (iii) such disclosure would be materially adverse to the Company, any pending transaction involving the Company or any transaction currently proposed by or under consideration by the Company.

(d) Selection of Underwriters. The holders of a majority of the Registrable Securities being sold in the applicable Underwritten Takedown shall have the right to select the investment banker(s) and manager(s) to administer such offering, subject to the prior written approval of the Company.

(e) Termination of Registration Rights. The rights of any holder of Registrable Securities to request an Underwritten Takedown of such Registrable Securities pursuant to this Section 2 shall terminate on the Resale Shelf Expiration Date. The provisions of Section 8 and Section 10 shall survive any termination.

Section 3. Piggyback Registrations.

(a) Right to Piggyback.

(i) If the Company proposes to register any shares of Class A Common Stock under the Securities Act after the one (1) year anniversary of the Closing (other than (A) pursuant to a registration on Form S-8 or Form S-4, or any successor forms, relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (B) for the issuance of shares in respect of BHI Securities or BMP Securities or an equity plan of BHI or BPM, (C) for the offer of products of the Company or its subsidiaries, (D) in connection with a direct or indirect business combination involving the Company and another Person, (E) for an exchange offer or offering of securities solely to the existing shareholders of the Company or its subsidiaries, (F) for an offering of debt that is convertible into equity securities of the Company, (G) for a dividend reinvestment plan or similar plan) and (H) pursuant to a registration statement required to be filed, pursuant to Chapter 11 of Title 11 of the United States Code and/or applicable non-bankruptcy law, in accordance with a Chapter 11 plan of an current or former equity holder of the Company, whether for sale solely for its own account (a “Primary Registration”) or for the account of any other Person, the Company shall at such time give prompt notice (the “Piggyback Notice”) to each Investor at least twenty (20) Business Days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall set forth such Investor’s rights under this Section 3(a) and shall offer such Investor the opportunity to include in such registration statement the number of Registrable Securities proposed to be registered as each such holder may request (a “Piggyback Registration”), subject to the provisions of Section 3(c) and Section 3(d) of this Agreement, the other terms and conditions of this Agreement and the restrictions imposed by any then effective lock-up agreement; provided that the Avalon Sponsor shall only have the right to include its Registrable Securities in such registration statement if another Investor has requested to include its Registrable Securities in such registration statement. In no event shall a Piggyback Registration be considered an Underwritten Takedown for purposes of Section 2.

(ii) Upon the request of any Investor made within ten (10) Business Days of the Piggyback Notice (which request shall specify the number of Registrable Securities intended to be registered by such Investor) and the minimum price, if any, below which such Investor will not sell such Registrable Securities (which minimum price, if any, may be subsequently waived or changed in the discretion of the Investor), the Company shall include, or if an underwritten offering, shall cause the underwriter(s) to include, all Registrable Securities that the Company has been so requested to include by all such Investors, and shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Investors, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided that, if such registration involves an underwritten offering, all such Investors requesting to be included in the Company’s registration must sell their Registrable Securities to be registered to the underwriters selected by the Company pursuant to Section (3)(e) (or, if applicable, the holder(s) on whose behalf the registration statement was initially being filed) on the same terms and conditions as apply to the Company (or such holder(s)).

(b) Piggyback Expenses. Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all piggyback underwritten offerings, whether or not any such offering is completed.

(c) Priority on Primary Piggyback Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of the Company and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of Registrable Securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities that in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities the Company proposes to sell, (ii) second, a number of Registrable Securities requested to be included in such registration allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, any securities entitled to registration rights pursuant to separate written contractual arrangements.

(d) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of the Company’s securities (other than holders of Registrable Securities) and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number of securities which marketing factors permit to be sold in such offering, then the Company shall include in such offering only that number of securities which in the opinion of such underwriters marketing factors permit to be sold in such offering, with priority for inclusion to be determined as follows: (i) first, the securities that such other holders of the Company’s securities propose to sell, (ii) second, a number of Registrable Securities requested to be included in such registration allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, the securities the Company proposes to sell.

(e) Selection of Underwriters. If any Piggyback Registration that is a Primary Registration is an underwritten offering, the Company shall select the investment banker(s) and manager(s) for such offering.

(f) Withdrawal. Any holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration up to (i) in the case of a Piggyback Registration not involving an offering using a registration statement on Form S-3 or another similar short-form registration statement, one (1) day prior to the effective date of the applicable registration statement or (ii) in the case of any Piggyback Registration involving an offering using a Form S-3 or another similar short-form registration statement, one (1) day prior to the expected pricing date of such offering. The Company (whether on its own good-faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

(g) Termination of Registration Rights. The rights of any holder of Registrable Securities to request inclusion of such Registrable Securities pursuant to this Section 3 shall terminate on the Resale Shelf Expiration Date. The provisions of Section 8 and Section 10 shall survive any termination.

Section 4. Underwriter’s Lockup. Each Investor agrees that, in connection with any underwritten offering of Class A Common Stock or other equity securities of the Company, and upon the request of the managing underwriter in such offering (the “Underwriter’s Lockup”), such Investor shall not, Transfer any Registrable Securities without the prior written consent of the Company or such managing underwriter or underwriters during the period beginning seven (7) days before and ending sixty (60) days (or, in either case, such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after the pricing date of such underwritten offering, subject to any exceptions permitted by such managing underwriter or underwriters. The Company may impose stop-transfer instructions with respect to shares of Class A Common Stock (or other securities) to effect the Underwriter’s Lockup. Each Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

Section 5. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (including pursuant to a Resale Shelf), the Company shall use its commercially reasonable efforts to effect the registration, offering and the sale of such Registrable Securities hereunder in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company shall as reasonably practicable:

(a) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its commercially reasonable efforts to cause such registration statement to become effective;

(b) notify each holder of Registrable Securities of (i) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus or prospectus supplement used in connection therewith as may be necessary to keep such registration statement effective for a period (the “Effectiveness Obligation Period”) ending on the earlier of (i) when all of the Registrable Securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement and (ii) the Resale Shelf Expiration Date (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of securities thereunder by any underwriter or dealer), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus and any prospectus supplement), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) use its commercially reasonable efforts to register or qualify, and cooperate with such holders, the underwriters, if any, and their respective counsel, such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or underwriter, if any, or their respective counsel reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(e), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(f) except to the extent prohibited by applicable law and subject to entry into a customary confidentiality agreement or arrangement, make available after reasonable advance notice during business hours at the offices where such information is normally kept for inspection by each such holder any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request in connection with customary due diligence and drafting sessions, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such holder, underwriter, attorney, accountant or agent in connection with the same; provided, however, that information obtained hereunder shall be used by such persons only for purposes of conducting such due diligence or drafting sessions;

(g) promptly notify in writing each such holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that each holder of the Registrable Securities, upon receipt of any notice from the Company of any event of the kind described in this Section 5(g), shall forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by this Section 5(g), and if so directed by the Company, such holder shall deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice; provided, further, that such obligation shall only apply during the Effectiveness Obligation Period;

(h) use its commercially reasonable efforts to prepare and file promptly with the Commission, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, if any such holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its commercially reasonable efforts to prepare promptly upon request of any such holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations; provided that, such obligation shall only apply during the Effectiveness Obligation Period;

(i) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which the Class A Common Stock is then listed or quoted;

(j) provide and cause to be maintained a transfer agent, registrar and CUSIP number for all such Registrable Securities from and after a date not later than the effective date of such registration statement;

(k) take all reasonable actions to ensure that any Free-Writing Prospectus prepared by or on behalf of the Company in connection with any Underwritten Takedown or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that such obligation shall only apply during the Effectiveness Obligation Period;

(l) use its reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for offering or sale in any jurisdiction, the Company shall use its commercially reasonable efforts to promptly obtain the withdrawal or lifting of such order, including through the filing of a registration statement or amending or supplementing the prospectus, if necessary;

(m) obtain (i) a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters and (ii) opinions of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case, (A) in form and substance reasonably satisfactory to the underwriters and addressed to the managing underwriters and (B) as the holders of a majority of the Registrable Securities included in such registration reasonably request;

(n) if the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the underwriter in any underwritten offering and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(o) otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration, marketing and sale of such Registrable Securities contemplated hereby.

Section 6. Certain Obligations of Holders of Registrable Securities. Each holder of Registrable Securities that sells such securities pursuant to a registration under this Agreement agrees as follows:

(a) Such holder shall cooperate with the Company (as reasonably requested by the Company) in connection with the preparation of the applicable registration statement and prospectus included therein and any supplement or amendment thereto, and, for so long as the Company is obligated to file and keep effective such registration statement, each holder of Registrable Securities that is participating in such registration shall provide to the Company, in writing, for use in the applicable registration statement and prospectus included therein and any supplement or amendment thereto, all such information regarding such holder and its plan of distribution of such securities as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus included therein and any supplement or amendment thereto covering such securities, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith. If such holder fails to timely cooperate with the Company in accordance with this Section 6(a), the Company will not be required to include such holder’s Registrable Securities in the applicable registration.

(b) During such time as a holder of Registrable Securities may be engaged in a distribution of such securities, such holder shall distribute such securities under the registration statement solely in the manner described in the registration statement.

(c) Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(g), shall immediately discontinue the disposition of its securities of the Company pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(g). In the event the Company has given any such notice, the applicable time period set forth in Section 5(c) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(c) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(g).

Section 7. Registration Expenses.

(a) All expenses incurred by the Company in complying with its obligations pursuant to this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting fees, discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement, and the Company also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Notwithstanding anything to the contrary contained herein, each seller of Registrable Securities pursuant to a registration under this Agreement shall bear and pay all underwriting discounts, selling commissions and stock transfer taxes and fees and expenses of counsel for any participating holder (other than the fees and expenses of counsel included in Registration Expenses or pursuant to Section 7(b) below) applicable to the securities sold for such seller’s account.

(b) In connection with each Resale Shelf, Underwritten Takedown and Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable and documented fees and disbursements of one (1) counsel chosen by the holders of a majority of the Registrable Securities requesting inclusion in such registration, subject to the approval of the Company of such counsel (which approval shall not be unreasonably withheld, conditioned or delayed) for the purpose of rendering a legal opinion on behalf of such holders in connection with any Resale Shelf, Underwritten Takedown or Piggyback Registration.

(c) To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of Registrable Securities included (or requested to be included) in any registration hereunder shall pay those expenses allocable to the registration (or proposed registration) of such holder’s Registrable Securities so included (or requested to be included), and any expenses not so allocable shall be borne by all sellers of Registrable Securities requested to be included in such registration in proportion to the aggregate selling price of the Registrable Securities to be so registered.

Section 8. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, members, managers, partners, agents, Affiliates and employees, each investment manager or investment adviser of such holder and each Person who acts on behalf of or controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by, resulting from, arising out of or based upon any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any other similar federal, state or common law or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to reimburse such Persons, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except to the extent that the same are caused by or based upon or related to any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in reliance upon and in conformity with any Investor Information (as defined below). In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities (or to such lesser extent that may be agreed to between the underwriters and the Company).

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company and the managing underwriter in writing such information and affidavits as the Company or the managing underwriter reasonably requests (such information, the “Investor Information”) for use in connection with any such registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and, to the fullest extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers, agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, offering circular, Free-Writing Prospectus or similar document (including any related registration statement, notification, or the like), or any amendment thereof or supplement thereto or any document incorporated by reference therein incident to any registration, qualification, compliance or sale effected pursuant to this Agreement and any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder expressly for use therein and in reliance upon and in conformity with the Investor Information expressly for use therein and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement. It is understood and agreed that the indemnification obligations of each holder pursuant to any underwriting agreement entered into in connection with any registration statement shall be limited to the obligations contained in this Section 8(b). The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to any holder covered thereby by name or otherwise identifies such holder as the holder of any securities of the Company without the consent of such holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not actually and materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party by giving written notice of the same. The indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one (1) separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration by such conflicting indemnified parties, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof (A) the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such indemnified party, and (B) a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid by the indemnifying party. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Each Party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 8(a) or Section 8(b) are held a court of competent jurisdiction to be unavailable to or insufficient to hold harmless an indemnified party in respect of or is otherwise unenforceable with respect to any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been made by or relates to information supplied by such indemnifying party or indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited for each seller to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration; provided that in no event shall the aggregate amounts payable by any such seller by way of indemnity or contribution under this Section 8(d) and when combined with any amounts payable under Section 8(b) exceed the net proceeds from the offering actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

(f) The indemnities provided in this Section 8 shall survive the Transfer of any Registrable Securities by such holder.

(g) The provisions of this Section 8 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party.

Section 9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting arrangements in form customary for transactions of this type approved by the holders of a majority of the Registrable Securities to be sold in the contemplated offering (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

Section 10. Rule 144 Reporting. With a view to making available to the holders of Registrable Securities the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company, following the date hereof, agrees to use its reasonable efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times after the Company has become subject to the reporting requirements of the Exchange Act;

(b) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after the Company has become subject to such reporting requirements); and

(c) so long as a holder owns any Registrable Securities, furnish to such holder upon reasonable request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time commencing one-hundred eighty (180) days after the date hereof).

Section 11. Other Agreements. At all times after the Company has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall use its commercially reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Investors may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Forms S-1 or S-3 or any similar registration form hereafter adopted by the Commission, provided that, in each case, the delivery of any legal opinions may be subject to receipt by the Company and/or its transfer agent of customary representations of the applicable holder, which are satisfactory to the Company and its transfer agent, as applicable. The foregoing agreements in this Section 11 shall not apply to a “take private” or other transaction in which the shares of Class A Common Stock cease to be registered under the Exchange Act, so long as such transaction is approved by the Board.

Section 12. Term. This Agreement shall become effective upon the Closing and shall terminate upon the earlier to occur of (a) the date as of which all of the Registrable Securities have been sold pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), (b) the date as of which all Registrable Securities have been sold under Rule 144 under the Securities Act and (c) the date as of which all Registrable Securities cease to be Registrable Securities. The provisions of Section 8 and Section 10 shall survive any termination.

Section 13. Definitions.

“Affiliate” means, as applied to any Person, means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, provided that “Affiliate” shall not include any “portfolio company” (as such term is commonly used in the private equity industry) and with respect to any Person that is managed or controlled by a private equity company or investment firm (a “Sponsor”), the limited partners of the funds which own interests in such Person shall not be deemed Affiliates of such Person unless such limited partners are controlled by the Sponsor for such Person. The term “Affiliated” shall have the correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“BHI” means Beneficient Holdings, Inc., a Delaware corporation.

“BHI Securities” means securities of BCH that are Transferred to the holders of interests of BHI in respect of such interests.

“BMP” means Beneficient Management Partners, L.P., a Delaware limited partnership.

“BMP Securities” means securities of BCH that are Transferred to the holders of interests of BMP in respect of such interests.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Beneficient, a Nevada Corporation, or any securities into which such shares convert.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act.

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act, which shall in any case include the receipt of any notice delivered by the Company under this Agreement, including pursuant to Section 2 or Section 3 hereof and the information contained in any such notice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registrable Securities” means (a) shares of Class A Common Stock that are issuable upon conversion or exchange of (i) securities of BCH, including BMP Securities and BHI Securities, but excluding the Preferred Series C Subclass 1 Unit Accounts of BCH and any securities issued in respect thereof, (ii) securities of Ben LLC and (iii) shares of Class B Common Stock and (b) shares of Class A Common Stock beneficially owned by the

Avalon Sponsor. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such registration statement; (B) such securities shall have been otherwise Transferred; or (C) such securities may be sold under Rule 144 without volume limitation or current public information requirements. As to Registrable Securities that are issuable in exchange for BMP Securities, such securities shall also cease to be Registrable Securities at such time that the Company, in its sole discretion, files a registration statement registering the exchange of Class A Common Stock for such BMP Securities and such registration statement has been declared effective; provided that if for any reason such registration statement is unavailable for the exchange of BMP Securities, for the period of unavailability, such shares of Class A Common Stock shall be Registrable Securities.

“Rule 144,” “Rule 174,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time-to-time thereunder.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person.

Section 14. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b) Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties acknowledge and agree that any Party would be irreparably harmed by, and money damages would not be an adequate remedy for, any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any Party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Amendments and Waivers. The provisions of this Agreement may be amended, and any provision of this Agreement may be waived, only upon the prior written consent of (i) the Company and (ii) the holders of a majority of the Registrable Securities; provided that no amendment that materially adversely and disproportionately impacts an Investor compared to other Investors under this Agreement shall be effective against an Investor without the consent of such Investor or the holders of a majority of the Registrable Securities of the Investors that are similarly materially adversely and disproportionately impacted. No course of dealing between or among the Parties (including the failure of any Party to enforce any of the provisions of this Agreement) shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement, and the failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.

(d) Successors and Assigns; Joinder. Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Investor to any other Person without the consent of the Company, which consent may be withheld in its sole discretion (which consent may not unreasonably be withheld in connection with an estate planning transaction or a transfer to an Affiliate). For the avoidance of doubt, the Transfer of Registrable Securities shall not entitle such transferee to any rights or interests hereunder without the consent of the Company, which consent may be withheld in its sole discretion (which consent may not unreasonably be withheld in connection with an estate planning transaction or a transfer to an Affiliate). Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company, except in connection with a purchase of all or substantially all of the Company’s assets, or to any successor by way of merger, consolidation or similar transaction. The Company (in its form as a corporation as of the Closing) shall not convert or otherwise reorganize directly or indirectly into a limited liability company or another form of entity unless the successor entity, by way of merger, consolidation or similar transaction, expressly assumes the obligations of the Company pursuant to this Agreement. No holder of interests in BCH or Ben LLC shall become a Party to this Agreement or be entitled to the rights of the Investors hereunder unless and until the Company receives the written agreement of such holder, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction or any provisions of this Agreement in any other jurisdiction.

(f) Counterparts. This Agreement and any amendments hereto, to the extent signed and delivered in counterparts (any one of which need not contain the signatures of more than one Party hereto or thereto, but all such counterparts together shall constitute one and the same Agreement) by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them to all other Parties hereto. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract, and each such Party forever waives any such defense.

(g) Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

(h) Governing Law; Jurisdiction; Agreement for Service. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated herein, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal district courts sitting in Dallas County, Texas, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or the transactions contemplated hereby or

(ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 14(h) for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, the transactions contemplated hereby, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 14(j) shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

(i) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(I).

(j) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company:

325 N Saint Paul St., Suite 4850

Dallas, Texas 75201

Attn: General Counsel

E-mail: LegalNotices@beneficient.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Attn: Matthew Fry

E-mail: Matt.Fry@haynesboone.com

If to any Investor, at the address indicated in such Investor’s signature page to this Agreement.

(k) Rights Cumulative. The rights and remedies of each of the Parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which a Party would otherwise have hereunder at law or in equity or by statute, and no failure or delay by either Party in exercising any right or remedy shall not impair any such right or remedy or operate as a waiver of such right or remedy, and neither shall any single or partial exercise of any power or right preclude a Party’s other or further exercise thereof or the exercise of any other power or right.

(l) No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m) Entire Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the Parties hereto (whether written or oral) that may have related to the subject matter hereof or thereof in any way.

(n) Effectiveness. Except for that certain warrant agreement dated October 5, 2021, by and between Avalon Sponsor and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent, which the Company shall assume in connection with the transactions contemplated by the Business Combination Agreement, this Agreement shall only be effective as of the Closing (as defined in the Business Combination Agreement) and shall be terminated and of no force and effect if the Business Combination Agreement is terminated.

Section 15. MNPI Provisions.

(a) Each Investor acknowledges that the provisions of Sections 2, 3 and 5 of this Agreement may require certain communications to be made by the Company or other Investors to such Investor that may result in such Investor and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of Company securities or the identity of the selling stockholders) (such communications, “MNPI Communications”); provided that the Company will notify each Investor entitled to notice or who received an MNPI Communication if any proposed registration or offering for which an MNPI Communication has been delivered pursuant to this Agreement has been terminated or aborted to the extent the knowledge of such registration or offering constitutes MNPI.

(b) Each Investor agrees that it will maintain the confidentiality of MNPI in MNPI Communications delivered to it and, to the extent such Investor is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Investor (“Policies”); provided that the obligation to maintain confidentiality of MNPI in MNPI Communications shall cease when the information in the MNPI Communications (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 15(b) by such Investor or its Representatives), or (ii) is or has been made known or disclosed to the Investor by a third party not known by such Investor to be in breach of any obligation of confidentiality such third party may have to the Company; provided further that an Investor may deliver or disclose MNPI in such MNPI Communications to (1) its affiliates, its and its affiliates’ respective directors, officers, employees, partners, members, agents, attorneys, consultants and financial and other advisors, and potential sources of capital (including potential limited partners) (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation of exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (2) any federal, state, national, foreign or other regulatory or self-regulatory authority having jurisdiction over such stockholder, or (3) any Person if necessary to effect compliance with any law, rule, regulation, investigation, audit, request or order applicable to such Investor, including in response to any subpoena or other legal process, audit or examinations; provided further, that in the case of clause (1), the recipients of such MNPI in such MNPI Communications are subject to the Policies or agree to or are otherwise obligated to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 15 and that in the case of clauses (2) and (3), such Investor promptly notifies the Company of such disclosure to the extent such Investor is legally permitted to give such notice and it is reasonably practicable; provided further, that no such notice shall be required where disclosure is made (x) in response to a general request by a regulatory or self-regulatory authority or (y) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company or this Agreement.

(c) Each Investor, by its execution of this Agreement, hereby acknowledges that it is aware that the U.S. securities laws prohibit any Person who has MNPI about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person in certain circumstances.

(d) Each Investor shall have the right, at any time and from time to time (including after receiving information regarding any potential underwritten offering), to elect not to receive MNPI Communications that the Company or any other Investors otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Investor that it does not want to receive any MNPI Communications (an “Opt-Out Request”); in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Investors shall not be required to, and shall not, deliver any MNPI Communications for which the Investor has indicated in an Opt-Out Request that it does not want to receive hereunder to the extent that such MNPI Communications would reasonably be expected to result in an Investor acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect until the Investor notifies the Company that it withdraws the Opt-Out Request, and the Investor may, in its sole discretion, determine the scope and applicability of the Opt-Out Request as set forth in an Opt-Out Request. An Investor who previously has given the Company an Opt-Out Request may update or revoke such request at any time, and there shall be no limit on the ability of an Investor to issue, update and revoke subsequent Opt-Out Requests; provided that each Investor shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Registration Rights Agreement as of the date first written above.

Company: THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name: James G. Silk
Title: Executive Vice President & Chief Legal Officer

Avalon Sponsor: AVALON ACQUISITION HOLDINGS LLC

By:
Name:
Title:
Address:

Class B Holders: BENEFICIENT HOLDINGS INC.

By:
Name:
Title:
Address:

HICKS HOLDINGS OPERATING, LLC

By:
Name:
Title:
Address:

BRUCE SCHNITZER

By:
Name:
Title:
Address:

Signature Page to Registration Rights Agreement

ANNEX H

FORM OF

B-1 AND B-2 HOLDER LOCK-UP AGREEMENT

THIS B-1 AND B-2 HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of                , 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”) and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), and other parties named therein have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain Preferred Series B-1 Unit Accounts or Preferred Series B-2 Unit Accounts (as defined in that certain Third Amended and Restated Partnership Agreement of BCG) which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) in successive amounts equal to 25% of the Restricted Securities as of the Closing Date, which will be released from foregoing restrictions on each of the 91st, 181st, and 271st day following the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to: The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:

By:
Name:
Title:

Address for Notice:

Address:_________________________________
_________________________________________
_________________________________________
Facsimile No.:_____________________________
Telephone No.:____________________________
Email:___________________________________

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

ANNEX I

FORM OF

BENEFICIENT LEGACY HOLDER LOCK-UP AGREEMENT

THIS BENEFICIENT LEGACY HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of                 , 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain BCG Partnership Units which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) six (6) months of the date of the Closing, (y) the date after the 150th day following the Closing on which the closing price of the Company Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) of up to 250 Restricted Securities; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

Signature Page

to Beneficient Legacy Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

Signature Page

to Beneficient Legacy Holder Lock-Up Agreement

ANNEX J

Execution Version

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, the Holder has 5,025,000 Class B common shares of Avalon which are subject to a 1 year lock up with an early release if the Avalon’s common stock trades at or above $12 for a certain period;

WHEREAS, the Holder has agreed to revised lock up restrictions pursuant to this Agreement;

WHEREAS, as of the date hereof, Holder is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which 1,500,000 of the Company Common Shares received by Holder in connection with the Business Combination Agreement or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) December 31, 2029, (y) the date after the December 31, 2024 on which the closing price of the Company Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period following December 31, 2024, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) beginning on January 1, 2025, pursuant to the sale of the Restricted Securities owned by Holder as of the Closing (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like, as well as any transfers pursuant to Clauses (I), (II), and (III)) at a price of $10.50 or greater; provided, that Holder can sell up to 20% of the Restricted Securities at any price in each of 2028 and 2029; provided further that Holder can sell at a price equal to or greater than $18.00 at any point 180 days after the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 21, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2. Company Board of Directors. In accordance with Section 9.09(a) of the Business Combination Agreement, Holder hereby agrees to nominate up to two designees (the “Designees”) for election as members of the board of directors of the Company; provided that such Designees are acceptable to the Company, in the Company’s reasonable discretion.

3. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by

Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fr Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name: James G. Silk
Title: Executive Vice President and Chief
Legal Officer

Signature Page to Sponsor Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

HOLDER:

AVALON ACQUISITION HOLDINGS LLC

By:	/s/ S. Craig Cognetti
Name: S. Craig Cognetti
Title: CEO

Address for Notice:

Address:	2 Embarcadero Center, Seventh Floor
San Francisco, CA 94111
Attn: Craig Cognetti
Facsimile No.
Telephone No. [******]
Email: [******]

Signature Page to Sponsor Lock-Up Agreement

ANNEX K

Execution Version

AMENDMENT TO LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of September 21, 2022, and shall be effective as of the Closing (defined below), by and among (i) Avalon Acquisition Inc., a Delaware corporation (“Avalon”), (ii) The Beneficient Company Group, L.P., a Delaware limited partnership, which prior to the Effective Date of this Amendment shall have converted to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) the undersigned officer or director of Avalon and who, along with Avalon, the Sponsor, and other transferees of the applicable Avalon securities, is referred to as an “Insider” pursuant to the terms of the Original Agreement (defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Avalon and the other undersigned Insiders are parties to that certain Letter Agreement, dated as of October 5, 2021 (the “Original Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Founder Shares that they may hold in connection with the completion of the proposed Business Combination, (ii) vote in favor of any proposed Business Combination for which the Company seeks approval, and (iii) certain transfer restrictions with respect to the Founder Shares;

WHEREAS, on or about the date hereof, (i) Avalon, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Insider is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares and Company Series A Preferred Stock; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Insider by virtue thereof or thereunder, the parties hereto desire to amend the Original Agreement to (i) add the Company as a party thereto, (ii) have Insider, as holders of the Avalon Private Warrants, agree to amend the Avalon Private Warrants to waive the Insider’s rights to receive the Company Series A Preferred Stock upon exercise of an Avalon Private Warrant unless such exercise is after the Company

Series A Preferred Stock Conversion Date (as defined in the Business Combination Agreement), and (iii) to revise the terms hereof in order to reflect the transactions contemplated by the Business Combination Agreement; and

WHEREAS, pursuant to Section 13 of the Original Agreement, the Original Agreement can be amended with the written consent by all parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Addition of the Company as a Party to the Original Agreement. The parties hereby agree to add the Company as a party to the Original Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of Avalon under the Original Agreement shall be, and hereby are, assigned and delegated to the Company as if it were the original “Company” party thereto, and (ii) all references to the Company under the Original Agreement relating to periods from and after the Closing shall instead be a reference to Beneficient, a Nevada corporation. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement, as amended by this Amendment, from and after the Closing as if it were the original “Company” party thereto.

2. Amendments to the Original Agreement. The parties hereby agree to the following amendments to the Original Agreement:

(a) The defined terms in this Amendment, including within limitation in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Original Agreement as if they were set forth therein.

(b) The parties hereby agree that (i) the terms “Common Stock”, “Founder Shares” and “IPO Shares” as used in the Original Agreement shall include without limitation any and all Company Class A Common Shares into which any such securities will convert in the Avalon Merger and (ii) the term “Warrants” and “Private Placement Warrants” shall include without limitation any and all warrants to purchase Company Class A Common Shares and Company Series A Preferred Stock into which such securities will convert in the Avalon Merger pursuant to the terms of an Assignment, Assumption and Amendment to Warrant Agreement. The parties further agree that from and after the Closing, any reference (as applicable and as appropriate) in the Original Agreement to (A) Common Stock will instead refer to the Company Class A Common Shares (and any other securities of the Company or any successor entity issued in consideration of, including without limitation as a stock split, dividend or distribution, or in exchange for any of such securities), and (B) Warrants will instead refer to the Company Warrants (and any warrants of the Company or any successor entity issued in consideration of or in exchange for any of such warrants).

3. Consent to Amendment of Avalon Private Warrants. Insider, as the holder of certain Private Placement Warrants issued pursuant to that certain Warrant Agreement, dated October 5, 2021, by and between Avalon and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), hereby consents to an amendment to the Warrant Agreement providing that if a Private Placement Warrant is exercised on or prior to the Company Series A Preferred Stock Conversion Date, upon the exercise of such Private Placement Warrant, then Insider (on behalf of itself and its Permitted Transferees, as defined in the Warrant Agreement) shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock (with the effect that the holder would only receive Company Series A Preferred Stock upon exercise of a Private Placement Warrant if such exercise occurred after the Company Series A Preferred Stock Conversion Date).

4. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing (the “Effective Date”). In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Original Agreement and this Amendment may be further amended or modified in accordance with the terms thereof and hereof). Except as otherwise provided herein, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

AVALON:

AVALON ACQUISITION, INC.

By:
Name:
Title:

INSIDER:

By:

Name of Insider:

COMPANY:

THE BENENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Amendment to Letter Agreement

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

AVALON:

AVALON ACQUISITION, INC.

By:
Name:
Title:

AVALON ACQUISITION HOLDINGS LLC

By:
Name:
Title:

COMPANY:

THE BENENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Amendment to Letter Agreement

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

AVALON:

AVALON ACQUISITION, INC.

By:
Name:
Title:

INSIDER:

By:

Name Of Insider:

COMPANY:

THE BENENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Amendment to Letter Agreement

ANNEX L

Execution Version

FOUNDER VOTING AND SUPPORT AGREEMENT

This Founder Voting and Support Agreement (this “Agreement’) is made as of September 21, 2022, by and among (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined below), “BCG”), (ii) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), and (iii) certain equityholders of BCG and/or Beneficient Company Holdings, L.P. (“BCH” and together with BCG, the “Partnerships”) set forth on the signature pages hereto (each a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on or about the date hereof, (a) the Company, (b) Avalon, (c) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (d) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement’) pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into Avalon, with Avalon continuing as the surviving entity (the “Avalon Merger”), and as a result of which, among other matters, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, prior to Closing, BCG will be recapitalized including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG common units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units will be renamed the Class A Common Units (the “BCG Class A Common Units” and together with the BCG Class B Units, the “BCG Units”); (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH will convert certain BCH Preferred Series A Subclass 1 Unit Accounts to Class S Ordinary Units of BCH, which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH may convert certain of such BCH Preferred C Subclass 1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”);

WHEREAS, following the Initial Recapitalization, BCG will convert from a Delaware limited partnership into a Nevada corporation and change its name to “Beneficient” (the “Conversion”), and in connection therewith, each BCG Partnership Unit issued and outstanding immediately before the effective time of the Conversion (including, for the avoidance of doubt, Preferred Series B-1 Unit Accounts and Preferred Series B-2 Unit Accounts) shall automatically be converted into Company Common Shares, and without limiting the foregoing, each BCG Class A Common Unit shall be converted into one and twenty-five hundredths (1.25) Company Common Shares;

WHEREAS, as of the date hereof, each Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the securities of the

Partnerships set forth on the signature page of this Agreement which securities and any additional shares of BCG Units (or any securities convertible into or exercisable or exchangeable for such securities) in which the applicable Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization (including the Initial Recapitalization), combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Securities”);

WHEREAS, the board of managers of the general partner of each Partnership has approved the Plan of Conversion, the Conversion and the Initial Recapitalization (collectively, the “Transactions”); and WHEREAS, as a condition to the willingness of the Company and Avalon to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Holders thereunder, and the expenses and efforts to be undertaken by the Company and Avalon to consummate the Business Combination Agreement, the Mergers and the Transactions, the Company, Avalon and the Holders desire to enter into this Agreement in order for the Holders to provide certain assurances to the Company and Avalon regarding the manner in which the Holders are bound hereunder, in their capacity as equityholders of the Partnerships, to vote the Securities during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Plan of Conversion, the Conversion and the Initial Recapitalization.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of the Transactions. Each Holder unconditionally and irrevocably agrees, with respect to all of the Securities, during the Voting Period, such Holder will:

(a) at each meeting of the limited partners of each Partnership (collectively, the “Limited Partners”) or any class or series thereof, and in each written consent or resolutions of any of the Limited Partners in which such Holder is entitled to vote or consent, be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Securities (A) in favor of: (i) the adoption and approval of the Plan of Conversion, (ii) the approval of the Conversion, (iii) the approval of the Initial Recapitalization, and (iv) such other matters as BCG and Avalon shall hereafter mutually determine to be necessary or appropriate in order to effect each Holders portion of the Initial Recapitalization, and (B) to vote the Securities in opposition to any other action or proposal involving Avalon that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement or the Plan of Conversion not being fulfilled; and

(b) execute and deliver all related documentation and take such other action in support of the Plan of Conversion, the Conversion and the Initial Recapitalization as shall reasonably be requested by the Company or Avalon in order to carry out the terms and provisions of this Section 1.

2. RESERVED.

3. Other Covenants.

(a) No Transfers. Each Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the joint written consent of Avalon and the Company, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Securities; (ii) grant any proxies or powers of attorney with respect to any or all of the Securities; (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the limited partnership agreements, as amended, of the applicable Partnership, as in effect on the date hereof) with respect to any or all of the Securities; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting any Holder’s ability to perform its obligations under this Agreement. Each Holder agrees with, and covenants to, the Company and Avalon that such Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Securities during the term of this Agreement without the prior written consent of the Company.

(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Securities by any Holder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of such Holder, if an entity, (iii) to any Affiliate of such Holder, (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law or (v) to any exchange or conversion of Securities as permitted under the terms of the limited partnership agreements of the Limited Partnerships, so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

(c) Changes to Securities. In the event of a share dividend or distribution, or any change in the share capital of the Company by reason of any share dividend or distribution, share split, recapitalization (including the Initial Recapitalization), combination, conversion, exchange of shares or the like, the term “Securities” shall be deemed to refer to and include the Securities as well as all such share dividends and distributions and any securities into which or for which any or all of the Securities may be changed or exchanged or which are received in such transaction. Each Holder agrees, during the Voting Period, to notify the Company and Avalon promptly in writing of any changes in such Holder’s ownership of the limited partnership interests in either Partnership.

(d) Compliance with this Agreement. Each Holder agrees that, during the Voting Period, such Holder will not take or agree or commit to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect, except for transfers as permitted by, and in accordance with, Section 3(b) above.

(e) Registration Statement. During the Voting Period, each Holder agrees to provide to the Company, Avalon and their respective Representatives any information regarding such Holder or the Securities that is reasonably requested by the Company, Avalon or their respective Representatives for inclusion in Form S-4.

(f) Publicity. No Holder shall issue any press release or otherwise make any public statements with respect to the Business Combination Agreement, the Mergers, the Transactions or the transactions contemplated herein without the prior written approval of Avalon and the Company, unless such information was already made available publicly by Avalon or the Company. Nothing herein shall (a) restrict any Holder’s right to furnish or disclose to its limited partners, members or shareholders, any information with respect to the Transactions or the transactions contemplated herein or (b) grant any Holder any right to disclose information which Holder is prohibited from disclosing pursuant to a non-disclosure agreement. Each Holder understands that, prior to the announcement by Avalon and the Company, the Plan of Conversion and related agreements and the terms thereof constitute material non-public information and may not be used or disclosed by such Holder. Each Holder hereby authorizes Avalon and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing), such Holder’s identity and ownership of the Securities and the nature of such Holder’s commitments and agreements under this Agreement and the Plan of Conversion.

4. Representations and Warranties of Holder. Each Holder hereby represents and warrants to the Company as follows, except to the extent set forth in a schedule delivered by the Holders to the Company and Avalon prior to the execution by the Holders of this Agreement:

(a) Binding Agreement. Each Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If any Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by such Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each Holder, enforceable against each Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Each Holder understands and acknowledges that the Company and Avalon are entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by each Holder.

(b) Ownership of Securities. As of the date hereof, each Holder has beneficial ownership over the type and number of the Securities set forth under such Holder’s name on the signature page hereto, is the lawful owner of such Securities, has the sole power to vote or cause to be voted such Securities, and has good and valid title to such Securities, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the limited partnership agreements, as amended, of the applicable Partnership, as in effect on the date hereof. Except for the Securities and other securities of the Partnerships set forth under each Holder’s name on the signature page hereto, as of the date of this Agreement, no Holder is a beneficial owner or record holder of any: (i) equity securities of the Partnerships, (ii) securities of the Partnerships having the right to vote on any matters on which the holders of equity securities of the Partnerships may vote or which are convertible into or exchangeable for, at any time, equity securities of the Partnerships or (iii) options, warrants or other rights to acquire from the Partnerships any equity securities or securities convertible into or exchangeable for equity securities of the Partnerships.

(c) No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by any Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by any Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of any Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which any Holder is a party or by which any Holder or any of the Securities or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair a Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, such Holder (i) has not entered into, nor will such Holder enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Securities and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Holder contained herein untrue or incorrect in any material respect or have the effect of preventing such Holder from performing any of its material obligations under this Agreement.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, Avalon or the Holders shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company, Avalon and the Holders, (ii) the effective time of the Avalon Merger (following the performance of the obligations of the parties hereunder required to be performed at or prior to the effective time of the Avalon Merger), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of the Holders, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to any Holder in a manner disproportionate to the other Limited Partners as a whole. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s material breach of, or fraud committed in connection with, this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for transfers as permitted by, and in accordance with, Section 3(b) above, this Agreement and all obligations of the Holders are personal to the Holders and may not be assigned, transferred or delegated by any Holder at any time without the prior written consent of the Company and Avalon, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5(d).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(E).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Capacity as a Limited Partner. Each Holder signs this Agreement solely in such Holder’s capacity as a Limited Partner, and not in such Holder’s capacity as a member of the board of managers of the general partner, an officer, or an employee of either Partnership. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a member of the board of managers of the general partner or an officer of either Partnership in the exercise of his or her fiduciary duties as a member of the board of managers of the general partner or an officer of the Company or prevent or be construed to create any obligation on the part of any member of the board of managers of the general partner or an officer of either Partnership from taking any action in his or her capacity as such a member of the board of managers of the general partner or officer.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Avalon:	with a copy (which will not constitute notice) to:

Avalon Acquisition Inc. 2 Embarcadero Center, 7th Floor San Francisco, CA 94111 Attn: Craig Cognetti	Venable LLP 1270 Avenue of the Americas, 24th Floor New York, NT 10020 Attn: William N. Haddad Email: WNHaddad@Venable.com

If to the Company to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel E-mail: LegalNotices@beneficient.com	Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry E-mail: matt.fry@haynesboone.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to Haynes and Boone, LLP, if not the party sending the notice, each of Avalon and the Company (and each of their copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only, in the case of an amendment, with the written consent of the Company, Avalon and the Holders, or, in the case of a waiver, with the written consent of the party against whom the waiver is to be effective. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by any Holder, money damages will be inadequate and that the Company and Avalon will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company and Avalon shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by any Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel, if applicable) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Holders, Avalon and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Limited Partners entering into voting agreements with Avalon or the Company. Each Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Avalon or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of each Holder in and relating to the Securities of such Holder shall remain vested in and belong to the applicable Holder, and Avalon shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Holder in the voting or disposition of any of the Securities, except as otherwise provided herein.

(n) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of any Holder under any other agreement between such Holder and Avalon or the Company or any certificate or instrument executed by any Holder in favor of Avalon or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of any Holder under this Agreement.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Avalon, the Company or the Holders under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby provided that such other person does not take or direct or cause the Holder to take any action in contravention of the Holders’ obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

AVALON:

AVALON ACQUISITION, INC.

By:	/s/ Craig Cognetti
Name:	Craig Cognetti
Title:	CEO

Signature Page

to Founder Voting and Support Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

AVALON:

AVALON ACQUISITION, INC.

By:	/s/ S. Craig Cognetti
Name:	S. Craig Cognetti
Title:	Chief Executive Officer

Signature Page

to Founder Voting and Support Agreement

HOLDER:

BENEFICIENT HOLDINGS, INC.

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	President

Number and Type of Securities:

BCG Common Units:
BCG Preferred Series B-1 Unit
Accounts:
BCG Preferred Series B-2 Unit
Accounts:
BCH Preferred Series A Subclass 0	$206,262,822
Unit Accounts:
BCH Preferred Series A Subclass 1	$821,257,664
Unit Accounts:
BCH Preferred Series A Subclass 2
Unit Accounts:
BCH Preferred Series C Subclass 0
Unit Accounts:
BCH Preferred Series C Subclass 1
Unit Accounts:
BCH Subclass 1 Class A Units:
BCH Subclass 2 Class A Units:
BCH Class S Ordinary Units:	5,071,950
BCH Class S Preferred Units:	49.899
BCH Subclass 1 FLP Unit Accounts:	100%
BCH Subclass 2 FLP Unit Accounts:
BCH Subclass 3 FLP Unit Accounts:	100%
Warrants or other convertible securities:

Address for Notice:

Address:	325 N Saint Paul St., Suite 4850
Dallas, Texas 75201
Attn: General Counsel

Facsimile No.:
Telephone No.:
Email:	LegalNotices@beneficient.com

Holder Signature Page

to Founder Voting and Support Agreement

ANNEX M

SPONSOR VOTING AND SUPPORT AGREEMENT

This Sponsor Voting and Support Agreement (this “Agreement”) is made as of September 21, 2022, by and among (i) The Beneficient Company Group, L.P. (the “Company”), and (ii) the undersigned shareholder of Avalon Acquisition, Inc. (“Avalon”) set forth on the signature page hereto (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on or about the date hereof, the Company, Avalon, Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into Avalon, with Avalon continuing as the surviving entity (the “Avalon Merger”), and as a result of which, among other matters, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, as of the date hereof, Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the Avalon Common Stock set forth on the signature page of this Agreement which shares and any additional Avalon Shares (or any securities convertible into or exercisable or exchangeable for Avalon Shares) in which the applicable Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Shares”);

WHEREAS, the board of directors of Avalon has (a) approved and declared advisable the Business Combination Agreement, the Transaction Agreements, the Mergers and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are fair to and in the best interests of Avalon and its shareholders (the “Avalon Shareholders”) and (c) recommended the approval and the adoption by each of Avalon Shareholders of the Business Combination Agreement, the Transaction Agreements, the Transactions and the other Avalon Stockholder Matters; and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by the Company to consummate the Transactions, the Company and Holder desire to enter into this Agreement in order for Holder to (i) provide certain assurances to the Company regarding the manner in which Holder is bound hereunder, in his/her/its capacity as a shareholder of Avalon, to vote the Shares during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Transaction Agreements and the Transactions and (ii) agree to amend the Avalon Private Warrants to waive Holder’s rights to receive the Company Series A Preferred Stock upon exercise of an Avalon Private Warrant unless such exercise is after the later of (x) 90 days after the Closing Date and (y) 30 days after the Company has an effective registration statement under the

Securities Act with respect to the issuance of the Company Class A Common Shares upon exercise of the Public Warrants and the Private Placement Warrants (the “Conversion Date”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions. Holder unconditionally and irrevocably agrees, with respect to all of the Shares, during the Voting Period, the Holder will:

(a) at each meeting of the Avalon Shareholders or any class or series thereof, and in each written consent or resolutions of any of the Avalon Shareholders in which Holder is entitled to vote or consent, be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (A) in favor of: (i) the adoption and approval of the Business Combination Agreement and the Transactions, (ii) the amendment and restatement of the Certificate of Incorporation in the form of the Avalon Organizational Documents; (iii) the approval of the adoption of the Omnibus Incentive Plan; (iv) to the extent required, the issuance of securities pursuant to the PIPE Investment and the Asset PIPE Financing; (v) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (vi) any other proposals that are reasonably necessary or desirable to consummate the Transactions, and (B) in opposition to: (i) any Business Combination Proposal and (ii) any other action or proposal involving the Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) execute and deliver all related documentation and take such other action in support of the Mergers, the Business Combination Agreement, any Transaction Agreements and any of the Transactions as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 1, including, without limitation, any applicable Transaction Agreements, and any consent, waiver, governmental filing, and any similar or related documents;

(c) not deposit, and cause his/her/its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company in connection with the Business Combination Agreement, the Transaction Agreements and any of the Transactions; and

(d) except as contemplated by the Business Combination Agreement or the Transaction Agreements, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Company capital stock in connection with any vote or other action with respect to the Transactions, other than to recommend that Avalon Shareholders vote in favor of adoption of the Business Combination Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Company under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement).

2. RESERVED.

3. Other Covenants.

(a) No Transfers. Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the written consent of the Company, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Shares; (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Avalon Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. Each Holder agrees with, and covenants to, the Company that Holder shall not request that Avalon register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of the Company.

(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder, or (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

(c) Changes to Shares. In the event of a share dividend or distribution, or any change in the share capital of Avalon by reason of any share dividend or distribution, share split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees, during the Voting Period, to notify the Company and Avalon promptly in writing of any changes in Holder’s ownership of Avalon securities.

(d) Compliance with Business Combination Agreement. Holder agrees that, during the Voting Period, Holder will not take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect, except for transfers as permitted by, and in accordance with, Section 3(b) above.

(e) Registration Statement. During the Voting Period, Holder agrees to provide to the Company and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by the Company or their respective Representatives for inclusion in Form S-4.

(f) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of Avalon and the Company, unless such information was already made available publicly by Avalon and the Company. Nothing herein shall (a) restrict Holder’s right to furnish or disclose to its limited partners, members or shareholders, any information with respect to the Transactions or the transactions contemplated herein or (b) grant Holder any right to disclose information which Holder is prohibited from disclosing pursuant to a non-disclosure agreement. Holder understands that, prior to the announcement by Avalon and the Company, the Business Combination Agreement and related agreements and the terms thereof constitute material non-public information and may not be used or disclosed by Holder. Holder hereby authorizes Avalon and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Transaction Agreements.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows, except to the extent set forth in a schedule delivered by Holder to the Company prior to the execution by Holder of this Agreement:

(a) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability, partnership or other action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the type and number of the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or Avalon Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Company or Avalon pursuant to arrangements made by Holder. Except for the Shares and other securities of Avalon set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of Avalon, (ii) securities of Avalon having the right to vote on any matters on which the holders of equity securities of Avalon may vote or which are convertible into or exchangeable for, at any time, equity securities of Avalon or (iii) options, warrants or other rights to acquire from Avalon any equity securities or securities convertible into or exchangeable for equity securities of Avalon.

(c) No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will Holder enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company hereby acknowledge that the Shares are subject to certain transfer restrictions and voting obligations (consistent with the obligations under this Agreement) under the letter agreement, dated October 5, 2021 (as it has been or may be amended, the “Inside Letter”), among Avalon and Holder.

5. Amendment of Avalon Private Warrants. Effective at the closing of the Avalon Merger, Holder, as the holder of more than 50% of the Private Placement Warrants pursuant to Section 9.8 of that certain Warrant Agreement, dated October 5, 2021, by and between Avalon and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), hereby consents to an amendment to the Warrant Agreement providing that if the Private Placement Warrants (as defined in the Warrant Agreement) are exercised on or prior to the Conversion Date, upon exercise of a Private Placement Warrant, the holder shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock, with the effect that the holder would only receive Company Series A Preferred Stock upon exercise of a Private Placement Warrant if such exercise occurred after the Conversion Date.

6. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, Avalon or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company and Holder, (ii) the Avalon Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Avalon Merger Effective Time), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of Holder, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to Holder in a manner disproportionate to the other Avalon Shareholders as a whole and which has not been approved by the board of directors of Avalon. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s material breach of, or fraud committed in connection with, this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 6(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for transfers as permitted by, and in accordance with, Section 3(b) above, this Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Aside from Avalon, which is an express third party beneficiary of Sections 1 and 2 hereof, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6(d).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(E).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Capacity as an Avalon Shareholder. Holder signs this Agreement solely in Holder’s capacity as a shareholder of Avalon, and not in Holder’s capacity as a director, officer or employee of Avalon. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Avalon in the exercise of his or her fiduciary duties as a director or officer of Avalon or prevent or be construed to create any obligation on the part of any director or officer of Avalon from taking any action in his or her capacity as such director or officer.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel E-mail: LegalNotices@beneficient.com	Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry E-mail: matt.fry@haynesboone.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to Venable LLP, 1270 Avenue of the Americas, 24th Floor, New York, NY 10020, Attn: William N. Haddad, Email: WNHaddad@Venable.com, and if not the party sending the notice, each the Company (and its copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only, in the case of an amendment, with the written consent of the Company and Holder, or, in the case of a waiver, with the written consent of the party against whom the waiver is to be effective. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and that the Company will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel, if applicable) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Holder and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Avalon Shareholder entering into voting agreements with the Company. Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of Holder in and relating to the Shares of Holder shall remain vested in and belong to Holder, and the Company shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Avalon or exercise any power or authority to direct Holder in the voting or disposition of any of the Shares, except as otherwise provided herein.

(n) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) Entire Agreement. This Agreement (together with the Business Combination Agreement and the Insider Letter to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of Holder under any other agreement between Holder, Avalon or the Company or any certificate or instrument executed by Holder in favor of Avalon or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of Holder under this Agreement.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Holder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby provided that such other person does not take or direct or cause Holder to take any action in contravention of Holder’s obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

THE COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name: James G. Silk
Title: Executive Vice President and Chief Legal Officer

Signature Page

to Sponsor Voting Agreement

HOLDER:

AVALON ACQUISITION HOLDINGS LLC

By:	/s/ S. Craig Cognetti
Name:	S. Craig Cognetti
Title:	CEO

Number and Type of Shares:

Avalon Class A Common Stock:     0

Avalon Class B Common Stock: 5,025,000

Avalon warrants or other convertible the Avalon securities: 8,100,000

Address for Notice:

Address:	2 Embarcadero Center Seventh floor
San Francisco, CA 94111
Attn: Craig Cognetti
Facsimile No.:
Telephone No.:	[******]
Email:	[******]

Holder Signature Page

to Sponsor Voting Agreement

Annex N

FORM OF

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

BENEFICIENT COMPANY GROUP, L.L.C.

A Delaware Limited Liability Company

N-i

N-ii

N-iii

N-iv

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BENEFICIENT COMPANY GROUP, L.L.C.

This First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C., a Delaware limited liability company (the “Company”), is entered into effective as of             , 2023 (the “Effective Date”), by and between the Persons executing this Agreement as of the Effective Date as Members, and each other Person who becomes a Member of the Company and becomes a party to this Agreement.

WHEREAS, The Beneficient Company Group, L.P. (the “Initial Member”) previously entered into that certain Limited Liability Company Agreement dated as of             , 2022 (the “Prior Agreement”);

WHEREAS, the Initial Member has converted from a Delaware limited partnership to Beneficient, a Nevada corporation; and

WHEREAS, the parties desire to enter into this First Amended and Restated Limited Liability Company Agreement (the “Agreement”) to amend the Prior Agreement as herein provided.

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto agree to amend and restate the Prior Agreement, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning assigned to such term in Section 5.3(d).

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of Beneficient Company Group, L.L.C. as it may be amended, supplemented or restated from time to time.

“Allocated Payments” has the meaning assigned to such term in Section 6.4.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Ben Holdings” means Beneficient Company Holdings, L.P.

“Ben Holdings Class A Units” means the Class A Units of Ben Holdings.

“Ben Holdings LPA” means the Eighth Amended and Restated Limited Partnership Agreement of Ben Holdings, as amended from time to time in accordance with its terms.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act (and “Beneficially Own” shall have a correlative meaning).

“Beneficient” means Beneficient, a Nevada corporation.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning assigned to such term in Section 6.1(a).

“Capital Contribution” means any cash or cash equivalents or other property valued at its fair market value that a Member has contributed or contributes to the Company pursuant to this Agreement.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) (including the issuance of a Noncompensatory Option), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member in exchange for a Membership Interest; (c) the date a Membership Interest is relinquished to the Company; (d) the date that the Company issues more than a de minimis Membership Interest to a new Member in exchange for services; or (e) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b) (c), (d) and (e) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member to reflect the relative economic interests of the Members. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Net Income (Loss)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. For the avoidance of doubt, adjustments to the Carrying Value, as defined here, of any assets held directly or indirectly by the Company (including interests in, or assets held through, Subsidiaries treated as corporations for U.S. federal income tax purposes) shall be made in a manner reasonably determined by the Managing Member in its reasonable discretion to reflect the overall allocations among the Company and its Subsidiaries. In the event of the issuance of Membership Interests or increases to applicable Capital Account balances pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by such Membership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Company property immediately after the issuance of such Membership Interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Company property and the Capital Accounts of the Members shall be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Membership Interests for a de minimis amount of cash or contributed property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Membership Interest, or in the event of an issuance of a de minimis amount of Membership Interests as consideration for the provision of services, the Managing Member may determine that such adjustments are unnecessary for the proper administration of the Company. If, upon the occurrence of a revaluation event described in this definition of Carrying Value, a Noncompensatory Option of the Company is outstanding, the Company shall adjust the Carrying Value of each Company property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such unrealized gain or unrealized loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests (or, in the case of a revaluation event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Membership Interests acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the Managing Member using such reasonable method of valuation as it may adopt.

“Certificate” means a certificate issued in global form in accordance with the rules and regulations of the Depositary or in such other form as may be adopted by the Managing Member, issued by the Company evidencing ownership of one or more Units or a certificate, in such form as may be adopted by the Managing Member, issued by the Company evidencing ownership of one or more other Company Securities.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.2, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Managing Member by which a Member certifies that it (and if it is a nominee holding for the account of another Person, that to the best of its knowledge such other Person) is an Eligible Citizen.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Beneficient.

“Class A Units” means Units of Membership Interests designated as Class A Units and representing a fractional part of the Non-Managing Member Interests of all Non-Managing Members and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Beneficient.

“Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Membership Interests of such class are listed or admitted to trading or, if such Membership Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Membership Interest of such class, or, if on any such day such Membership Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Membership Interests of such class selected by the Managing Member, or if on any such day no market maker is making a market in such Membership Interests of such class, the fair value of such Membership Interests on such day as determined by the Managing Member.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means Beneficient Company Group, L.L.C., a Delaware limited liability company.

“Company Group” means the Company, Ben Holdings and all of their Subsidiaries treated as a single consolidated entity.

“Company Sale” means, unless otherwise determined by the Managing Member in its reasonable discretion, the sale, exchange, or other disposition, or sale of control, in one or more related transactions (transactions occurring within any 36-month period shall be deemed to be related unless determined otherwise by the Managing Member in its reasonable discretion), of or over, (a) the Company, (b) 40% or more of the Company’s total assets (by value), or (c) assets of any direct or indirect Subsidiary of the Company; provided, that such sales(s), exchange(s), or other disposition(s) represents more than 40% of the Company’s total assets (by value).

“Company Security” means any equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, the Class A Common Units.

“Consenting Parties” has the meaning assigned to such term in Section 15.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

“Current Market Price” as of any date of any class of Membership Interests means the average of the daily Closing Prices per Membership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended, supplemented or restated from time to time and any successor to such statute.

“Depositary” means, with respect to any Units evidenced by Certificates issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Dispute” has the meaning assigned to such term in Section 15.9.

“Effective Date” has the meaning set forth in the preamble.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Member the Managing Member determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of partnership interests, membership interests or other securities issued by the Company, Ben Holdings or other members of the Company Group for shares of Class A Common Stock or the distribution of cash in lieu of shares of Class A Common Stock.

“Fiscal Year” has the meaning assigned to such term in Section 8.2.

“Further Guidance” means any (i) statutory amendments, (ii) temporary, proposed, or final Treasury Regulations or similar regulations or rules, (iii) notice, announcement, revenue ruling, revenue procedure, or similar authority or guidance, or (iv) administrative, judicial, or legislative interpretations, in each case, issued by a taxing authority with respect to the Partnership Tax Audit Rules and including any successor or additional provisions.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any Company Securities with any other Person that Beneficially Owns, or whose Affiliates or Associates Beneficially Own, directly or indirectly, Membership Interests.

“Group Member” means a member of the Company Group.

“Indemnitee” means (a) any Managing Member, (b) any former Managing Member, (c) the Initial Member, (d) any Person who is or was a tax matters partner (or partnership representative or designated individual), an officer or a director of the Managing Member, any former Managing Member or any Group Member, (e) any officer or director of the Managing Member or any former Managing Member who is or was serving at the request of the Managing Member or any former Managing Member as an officer, director, employee, member, partner, tax matters partner (or partnership representative or designated individual), agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement.

“Initial Member” has the meaning assigned to such term in the recitals.

“Interest Designation” has the meaning assigned to such term in Section 5.3(b).

“Liquidation Date” means the date on which any event giving rise to the dissolution of the Company occurs.

“Liquidator” means the Managing Member or one or more Persons as may be selected by the Managing Member to perform the functions described in Section 12.2 as liquidating trustee of the Company within the meaning of the Delaware LLC Act.

“Managing Member” means Beneficient, and its successors and assigns that are admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company, pursuant to the terms of this Agreement. The Managing Member is the sole managing member of the Company and the sole holder of the Managing Member Interest. The Managing Member shall constitute a “manager” (as that term is defined in the Delaware LLC Act) of the Company.

“Managing Member Interest” means the non-economic management and ownership interest of the Managing Member in the Company (in its capacity as a managing member without reference to any other Membership Interest held by it) and includes any and all benefits to which a Managing Member is entitled as provided in this Agreement, together with all obligations of a Managing Member to comply with the terms and provisions of this Agreement.

“Members” means the Managing Member and the Non-Managing Members. “Member” shall refer to any one of the Members. The Members together shall constitute the “members” (as that term is defined in the Delaware LLC Act) of the Company.

“Membership Interest” means, as applicable, the Managing Member Interest and any Non-Managing Member Interests.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act) or an automatic quotation system that the Managing Member shall designate as a National Securities Exchange with respect to any Company Securities for purposes of this Agreement.

“Net Income (Loss)” for any Fiscal Year (or other fiscal period) means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (i) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (ii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iii) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; and (iv) any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

“Non-citizen Assignee” means a Person who the Managing Member has determined does not constitute an Eligible Citizen and as to whose Membership Interests the Managing Member has become the Member, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Non-Managing Member Interest” means an interest of a Non-Managing Member in the Company (or by a Person that would be a Non-Managing Member if properly admitted as such in accordance with this Agreement), including such Person’s right, as applicable, (i) to a distributive share of net income, net losses, and other items of income, gain, loss, and deduction of the Company; (ii) to a distributive share of the assets of the Company; (iii) to vote on, consent to, or otherwise participate in any decision of the Non-Managing Members as provided in this Agreement; and (iv) to any and all other benefits to which a Non-Managing Member may be entitled as provided in this Agreement or the Delaware LLC Act. Except to the extent otherwise expressly set forth herein, for purposes of this Agreement and the Delaware LLC Act, the Non-Managing Member Interests shall constitute a single class or group of membership interests.

“Non-Managing Members” means all of the Persons executing this Agreement or a joinder hereto in a capacity other than Managing Member or hereafter admitted to the Company as a Non-Managing Member as provided in this Agreement, but shall not include any Person who has ceased to be a Non-Managing Member of the Company.

“Opinion of Counsel” means a written opinion of counsel or, in the case of tax matters, a qualified tax advisor (who may be regular counsel or tax adviser, as the case may be, to the Company or the Managing Member or any of its Affiliates) acceptable to the Managing Member.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding on the books and records as of the date of determination; provided that any Non-Managing Member Interest held by a Non-Managing Member shall not, except as expressly set forth in this Agreement or as required by law, be entitled to vote and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by this Agreement or by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement or the Delaware LLC Act.

“Partnership Tax Audit Rules” means Subchapter C of Chapter 63 of the Code, currently Code Sections 6221 through 6241, together with any (i) similar provision of state, local or non-U.S. tax laws, or (ii) Further Guidance.

“Percentage Interest” means, as of any date of determination, (a) as to a holder of any class or series of Units, the product obtained by multiplying (i) 100% by (ii) the quotient obtained by dividing (x) the number of Units of such class or series held by such holder by (y) the total number of outstanding Units of such class or series, and (b) as to the Members, or as to a holder of any class or series of Membership Interests that are not designated as a Unit, the relative portion of the Capital Account balance of such Member, or of any such class or series of Membership Interests held by such holder, expressed as a percentage.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Prior Agreement” has the meaning assigned to such term in the recitals.

“Pro Rata” means, unless otherwise provided in this Agreement, (a) when used with respect to each category of Units, or any class, accounts or series thereof, apportioned equally among all designated Units (or categories, classes or series thereof) or, with respect to any Membership Interest that is not designated as a Unit, in accordance with Capital Account balances with respect to such Membership Interests, or any class or accounts thereof and (b) when used with respect to Members, apportioned among all Members in accordance with their relative portion of the Capital Account balance of all Members. For the avoidance of doubt, Pro Rata apportionments under this Agreement are made without conversion or exchange of any outstanding Membership Interests.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company or, with respect to the final fiscal quarter of the Company, the relevant portion of such fiscal quarter.

“Record Date” means the date and time established by the Managing Member pursuant to this Agreement or, if applicable, the Liquidator pursuant to Section 12.2, for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer or other business of the Company. For the avoidance of doubt, Section 13.6 of this Agreement shall not apply to any Record Date set by the Managing Member for purposes of determining the identity of Record Holders entitled to receive any report or distribution or participate in any offer.

“Record Holder” means the Person in whose name a Membership Interest is registered on the books of the Company or, if such books are maintained by the Transfer Agent, on the books of the Transfer Agent, in each case, as of the Record Date.

“Redeemable Interests” means any Membership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement of Beneficient on Form S-4 or such other form as may be filed (and amended or supplemented from time to time) by Beneficient with the Commission under the Securities Act and/or Securities Exchange Act to register the issuance of the Class A Common Stock of Beneficient under the Securities Act and/or Securities Exchange Act in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement dated September 21, 2022 by and among Avalon Acquisition Inc., Beneficient Merger Sub I, Inc., Beneficient Merger Sub II, LLC and BCG.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” means a day on which the principal National Securities Exchange on which the Membership Interests of any class are listed or admitted to trading is open for the transaction of business or, if Membership Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Managing Member or one of its Affiliates) as shall be appointed from time to time by the Managing Member to act as registrar and transfer agent for Company Securities; provided that if no Transfer Agent is specifically designated for any Company Securities, the Managing Member shall act in such capacity.

“Unit” means a Membership Interest that is designated as a “Unit” and shall include the Class A Units.

“Unitholders” means the holders of Units.

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

Section 1.2. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Managing Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Managing Member, any action taken pursuant thereto and any determination made by the Managing Member shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Membership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1. Member. Beneficient, successor by way of the statutory conversion of the Initial Member, continues to be admitted as the sole Managing Member and sole Non-Managing Member of the Company upon execution of this Agreement. The books and records of the Company shall be amended from time to time to reflect the admission and withdrawal of Members and the transfer or assignment of Membership Interests pursuant to the terms of this Agreement. Additional Persons may be admitted to the Company as Members from time to time on such terms and conditions as may be determined by the Managing Member.

Section 2.2. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware LLC Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.3. Name. The name of the Company shall be Beneficient Company Group, L.L.C. The Company’s business may be conducted under any other name or names as determined by the Managing Member, including the name of the Managing Member. The words “Limited Liability Company,” “L.L.C.,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time by filing an amendment to the Certificate of Formation (and upon any such filing this Agreement shall be deemed automatically amended to change the name of the Company) and shall notify the Members of such change in the next regular communication to the Members.

Section 2.4. Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member by filing an amendment to the Certificate of Formation (and upon any such filing this Agreement shall be deemed automatically amended to change the registered office and the registered agent of the Company) the registered office of the Company in the State of Delaware is located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The principal office of the Company is located at 325 N. St. Paul Street, Suite 4850, Dallas TX 75201 or such other place as the Managing Member may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems necessary or appropriate.

Section 2.5. Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) act as the general partner and a limited partner of Ben Holdings, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware LLC Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the Managing Member shall have no duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or any other Person bound by this Agreement to propose or approve the conduct by the Company of any business and may, free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any other Person bound by this Agreement, decline to propose or approve the conduct by the Company of any business and, in so declining to propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Delaware LLC Act or any other provision of law, rule or regulation or equity.

Section 2.6. Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.5 and for the protection and benefit of the Company to the maximum extent permitted.

Section 2.7. Power of Attorney.

(a) Each Non-Managing Member and Record Holder hereby constitutes and appoints the Managing Member and, if a Liquidator (other than the Managing Member) shall have been selected pursuant to Section 12.2, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof and any resolution, consent, approval, voting ballot, voting certification or other voting mechanism) that the Managing Member or the Liquidator determines to be necessary or appropriate to conduct the purposes of the Company as provided in Section 2.5 as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all amendments to this Agreement adopted in accordance with the terms hereof and all certificates, documents and other instruments that the Managing Member or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing Member or the Liquidator determines to be necessary or appropriate to reflect the dissolution and termination of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, this Agreement; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities issued pursuant to Section 5.3; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or consolidation or similar certificate) relating to a merger, consolidation, combination or conversion of the Company pursuant to Article XIV or otherwise in connection with a change of jurisdiction of the Company.

Nothing contained in this Section 2.7(a) shall be construed as authorizing the Managing Member to amend, change or modify this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, shall not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Non-Managing Member or Record Holder and the transfer of all or any portion of such Non-Managing Member’s or Record Holder’s Membership Interest and shall extend to such Non-Managing Member’s or Record Holder’s heirs, successors, assigns and personal representatives. Each such Non-Managing Member or Record Holder hereby agrees to be bound by any representation made by the Managing Member or the Liquidator acting in good faith pursuant to such power of attorney; and each such Non-Managing Member or Record Holder, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member or the Liquidator taken in good faith under such power of attorney. Each Non-Managing Member and Record Holder shall execute and deliver to the Managing Member or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator may request in order to effectuate this Agreement and the purposes of the Company.

Section 2.8. Term. The term of the Company shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware LLC Act.

Section 2.9. Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Managing Member, one or more of its Affiliates or one or more nominees, as the Managing Member may determine. The Managing Member hereby declares and warrants that any Company assets for which record title is held in the name of the Managing Member or one or more of its Affiliates or one or more nominees shall be held by the Managing Member or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided however, that the Managing Member shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing Member determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable; provided further that prior to the withdrawal of the Managing Member or as soon thereafter as practicable, the Managing Member shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Managing Member. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Section 2.10. No State-Law Partnership. Nothing stated in this Agreement may be interpreted or construed so as to treat or consider the Company as a partnership, limited partnership, or joint venture for general state law purposes, and no Member of the Company may be considered a partner or joint venturer of the Company, the Managing Member, or any other Member. Notwithstanding the preceding sentence, if the Company has more than one member under the Code, the Company shall be treated as a partnership for federal and state taxation purposes, and no Person has any power or authority whatsoever to take any action or to refrain from taking any action that would have the effect of precluding the application of Subchapter K of the Code and corresponding provisions of state tax law to the Company and the Members; provided that if the Company is deemed to have only one member for federal income tax purposes then the Company shall be disregarded as an entity separate from such Member for so long as the Company is deemed to have a single member under the Code.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1. Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or as required by the Delaware LLC Act.

Section 3.2. Management of Business. Other than the Managing Member, in its capacity as such, no Member shall participate in the operation, management or control (within the meaning of the Delaware LLC Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3. Outside Activities of the Members . Each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group or an Affiliate of a Group Member, and, to the fullest extent permitted by law, none of the same shall constitute a breach of this Agreement or any duty (including fiduciary duties) otherwise existing at Law, in equity or otherwise to the Company or any Member. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business interests or activities of any Member. The rights that any Member has under this Section 3.3 shall not prejudice the rights that such Member may have under any other provision of this Agreement.

Section 3.4. Rights of Non-Managing Members.

(a) To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or any agreement contemplated herein or applicable provisions of law or equity or otherwise, including the Delaware LLC Act, pursuant to Section 18-305(g) of the Delaware LLC Act, the Non-Managing Members shall only have such rights to obtain information relating to the Company as is expressly provided in this Section 3.4(a), and the Non-Managing Members acknowledge that they do not have any other rights to obtain information relating to the Company or access to books and records of the Company under Section 18-305 of the Delaware LLC Act, including, without limitation, the list of names and current addresses of the other Members of the Company. Except as limited by Sections 3.4(b) and 3.4(c), each Non-Managing Member shall have the right, for a purpose that is reasonably related to such Non-Managing Member’s interest as a Non-Managing Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Non-Managing Member’s own expense, to obtain a copy of this Agreement and the Certificate of Formation and all amendments hereto and thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate Formation and all amendments hereto and thereto have been executed.

(b) The Managing Member may keep confidential from the Non-Managing Members, for such period of time as the Managing Member determines, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets, and (ii) other information the disclosure of which the Managing Member believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential.

(c) Notwithstanding any other provision of this Agreement or Section 18-305 of the Delaware LLC Act, each of the Non-Managing Members and each other Person who acquires an interest in a Company Security hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Company or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Company or any Indemnitee relating to the affairs of the Company except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

Section 4.1. Certificates.

(a) Notwithstanding anything otherwise to the contrary herein, unless the Managing Member shall determine otherwise in respect of some or all of any or all classes of Membership Interests, Membership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Company by the Managing Member (and by any two appropriate officers of Company or any two appropriate officers of the Managing Member on behalf of the Company).

(b) No Certificate evidencing any Membership Interests shall be valid for any purpose until it has been countersigned by, and registered on the books and records of, the Transfer Agent; provided however that if the Managing Member elects to issue Certificates evidencing any Membership Interests in global form, the Certificates evidencing such Membership Interests shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Certificates evidencing such Membership Interests have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Managing Member or Transfer Agent (or officer thereof) who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Managing Member or Transfer Agent (or officer thereof) before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Managing Member or Transfer Agent (or officer thereof) at the date of issue. Certificates for any Membership Interests shall be uniquely numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the Record Holder’s name and number.

Section 4.2. Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate evidencing any Membership Interests is surrendered to the Transfer Agent or any mutilated Certificate evidencing other Company Securities is surrendered to the Managing Member, the appropriate officers of the Company or the Managing Member on behalf of the Managing Member on behalf of the Company shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Securities as the Certificate so surrendered.

(b) The appropriate officers of the Company or of the Managing Member on behalf of the Managing Member on behalf of the Company shall execute and deliver, and, if applicable, the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Managing Member, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Managing Member has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Managing Member, delivers to the Managing Member a bond, in form and substance satisfactory to the Managing Member, with surety or sureties and with fixed or open penalty as the Managing Member may direct to indemnify the Company, the Managing Member and, if applicable, the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Managing Member.

If a Record Holder fails to notify the Managing Member within a reasonable period of time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Membership Interests represented by the Certificate is registered before the Company, the Managing Member or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Record Holder shall be precluded from making any claim against the Company, the Managing Member or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Managing Member may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent, if applicable) reasonably connected therewith.

Section 4.3. Record Holders. The Company and the Managing Member shall be entitled to recognize the Record Holder as the owner with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, regardless of whether the Company or the Managing Member shall have actual or other notice thereof, except as otherwise required by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Membership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Membership Interest.

Section 4.4. Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction (i) by which the Managing Member assigns its Managing Member Interest to another Person who becomes the Managing Member, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Non-Managing Member Interest assigns such Non-Managing Member Interest to another Person, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c) No Non-Managing Member (other than any Non-Managing Member Interest held by the Managing Member) may transfer any Non-Managing Member Interest, in whole or in part, without the prior written consent of the Managing Member (which may be granted or withheld in its sole discretion); provided, further, that notwithstanding the foregoing and subject to the provisions of Section 4.7, a Non-Managing Member may transfer any of such Member’s Non-Managing Member Interest pursuant to and in accordance with an Exchange Agreement.

(d) Nothing contained in this Agreement shall be construed to prevent a disposition by the Managing Member of its Managing Member Interest or any disposition by any stockholder of the Managing Member of any or all of the issued and outstanding stock or other interests in the Managing Member.

Section 4.5. Registration and Transfer of Membership Interests.

(a) The Managing Member shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Company will provide for the registration and transfer of Membership Interests. The Managing Member shall from time to time appoint a Transfer Agent as registrar and transfer agent for the purpose of registering any Membership Interests and transfers of such Membership Interests as herein provided. In the absence of manifest error, the register kept by, or on behalf of, the Company shall be conclusive as to the identity of the holders of Membership Interests. Upon surrender of a Certificate for registration of transfer of any Membership Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the Company or of the Managing Member on behalf of the Managing Member on behalf of the Company shall execute and deliver, and, as applicable, the Transfer Agent shall countersign and deliver, in the name of the Record Holder or the designated transferee or transferees, to the extent and as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Membership Interests as were evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.8, the Company shall not recognize any transfer of Membership Interests evidenced by Certificates until the Certificates evidencing such Membership Interests are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 4.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of any Membership Interests in accordance with this Section 4.5 and not otherwise in breach of Section 4.4(c), each transferee of a Membership Interest (including any nominee holder or agent or representative acquiring such Membership Interests for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Membership Interests so transferred or issued to such transferee or other recipient when any such transfer or admission is reflected in the books and records of the Company, without execution of this Agreement, (ii) shall be bound by the terms of this Agreement, without execution of this Agreement, (iii) shall become the Record Holder of the Membership Interests so transferred or issued, (iv) shall grant powers of attorney to the Managing Member, any Liquidator of the Company and each of their authorized officers, as provided herein, and (v) shall make the consents, acknowledgements and waivers contained in this Agreement. The transfer of any Membership Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

(d) No transfer of a Membership Interest shall entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Member pursuant to Section 4.5(c).

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.4, (iv) Section 4.7, (v) with respect to any class or series of Membership Interests, the provisions of any Interest Designation or amendment to this Agreement establishing such class or series, (vi) any contractual provisions binding on any Member and (vii) provisions of applicable law including the Securities Act, Membership Interests shall be freely transferable. Membership Interests may also be subject to any transfer restrictions contained in any employee related policies or equity benefit plans, programs or practices adopted on behalf of the Company or any Group Member.

Section 4.6. Transfer of the Managing Member’s Managing Member Interests.

(a) Subject to Section 4.6(b) below, the Managing Member may transfer all or any part of its Managing Member Interest to another Person without the approval of any other Members.

(b) Notwithstanding anything herein to the contrary, no transfer by the Managing Member of all or any part of its Managing Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Member, and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the Managing Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as a Managing Member effective immediately prior to the transfer of such Managing Member Interest and the business of the Company shall continue without dissolution.

Section 4.7. Restrictions on Transfers.

(a) Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Membership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, or (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing Member may impose restrictions on the transfer of Membership Interests if it receives an Opinion of Counsel that such restrictions are necessary or advisable to avoid a significant risk of the Company becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. The Managing Member may impose such restrictions by amending this Agreement.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Membership Interests entered into through the facilities of any National Securities Exchange on which such Membership Interests are listed for trading.

Section 4.8. Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any law or regulation that, in the determination of the Managing Member, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Non-Managing Member, the Managing Member may request any Non-Managing Member to furnish to the Managing Member, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning its nationality, citizenship or other related status (or, if the Non-Managing Member is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing Member may request. If a Non-Managing Member fails to furnish to the Managing Member within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing Member determines, with the advice of counsel, that a Non-Managing Member is not an Eligible Citizen, the Membership Interests owned by such Non-Managing Member shall be subject to redemption in accordance with the provisions of Section 4.9. The Managing Member also may require that the status of any such Non-Managing Member be changed to that of a Non-citizen Assignee and, thereupon, the Managing Member shall be substituted for such Non-citizen Assignee as the Non-Managing Member in respect of its Membership Interests.

(b) The Managing Member shall, in exercising any voting rights in respect of Non-Managing Member Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Non-Managing Members (including the Managing Member) in respect of Non-Managing Member Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Company, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.3 but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Company purposes as a purchase by the Company from the Non-citizen Assignee of his Non-Managing Member Interest (representing its right to receive its share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Managing Member, request that with respect to any Non-Managing Member Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Non-Managing Member, and upon approval of the Managing Member, such Non-citizen Assignee shall be admitted as a Non-Managing Member and shall no longer constitute a Non-citizen Assignee and the Managing Member shall cease to be deemed to be the Non-Managing Member in respect of the Non-citizen Assignee’s Non-Managing Member Interests.

Section 4.9. Redemption of Membership Interests of Non-citizen Assignees.

(a) If at any time a Non-Managing Member fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the Managing Member determines, with the advice of counsel, that a Non-Managing Member is not an Eligible Citizen, the Managing Member, may cause the Company to, unless the Non-Managing Member establishes to the satisfaction of the Managing Member that such Non-Managing Member is an Eligible Citizen or has transferred his Non-Managing Member Interests to a Person who is an

Eligible Citizen and who furnishes a Citizenship Certification to the Managing Member prior to the date fixed for redemption as provided below, redeem the Membership Interest of such Non-Managing Member as follows:

(i) The Managing Member shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Non-Managing Member, at his last address designated on the records of the Company or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon the redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing such Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank) and that on and after the date fixed for redemption no further allocations or distributions to which the Non-Managing Member would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Membership Interests of the class to be so redeemed multiplied by the number of Membership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the Managing Member, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the prime lending rate prevailing on the date fixed for redemption as published by The Wall Street Journal, payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Non-Managing Member or his duly authorized representative shall be entitled to receive the payment for Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Non-Managing Member, at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Membership Interests; provided however, that pursuant to Section 7.11 the Redeemable Interests may be held in treasury.

(b) The provisions of this Section 4.9 shall also be applicable to Membership Interests held by a Member as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring its Membership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing Member shall withdraw the notice of redemption, provided the transferee of such Membership Interest certifies to the satisfaction of the Managing Member in a Citizenship Certification that it is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

(d) Redemption Proceeds. Notwithstanding anything in Section 4.8 or Section 4.9 to the contrary, no proceeds shall be delivered to a Person to whom the delivery of such proceeds would violate applicable law, and in such case and in lieu thereof, the proceeds shall be delivered to a segregated and blocked account maintained by the Company for the eventual benefit of such Person upon the payment or delivery of such proceeds to such Person ceasing to violate applicable law, if such point occurs.

Section 4.10. Redemption of Non-Managing Member Interests in the Managing Member’s Discretion. If at any time the Managing Member determines that the redemption of all or a portion of a Non-Managing Member Interest is necessary or desirable under this Agreement or any applicable law, rule or regulation, then the

Managing Member may cause the Company to redeem all or a portion of the Membership Interest of such Non-Managing Member. Under these circumstances, the Managing Member will cause such redemption consistent with the procedures set out in Section 4.9.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1. Contributions by the Managing Member. The Managing Member, in its capacity as such, shall not be obligated to make any Capital Contributions to the Company.

Section 5.2. Interest and Withdrawal. No interest on Capital Contributions shall be paid by the Company. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions are made pursuant to this Agreement or upon dissolution of the Company and then in each case only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Members agree within the meaning of Section 18-502(b) of the Delaware LLC Act.

Section 5.3. Company Securities Generally.

(a) The Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, except as expressly provided otherwise in this Agreement, all without the approval of any Non-Managing Members, including pursuant to any Exchange Agreement, or pursuant to any conversion or exchange provision contained in the Ben Holdings LPA. The Company may reissue any Company Securities and options, rights, warrants and appreciation rights relating to Company Securities held by the Company in treasury for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of any Non-Managing Member. Upon any issuance of Company Securities pursuant to any Exchange Agreement or a conversion provision contained in this Agreement or contained in the Ben Holdings LPA, the Managing Member shall determine the disposition or allocation of any interests (including in any capital account) in Ben Holdings as necessary or appropriate in connection with such conversion.

As of the date of this Agreement, one class of Units out of the Non-Managing Member Interests has been designated: the Class A Units.

(b) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.3(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Managing Member and reflected in a document approved by the Managing Member (each an “Interest Designation”), including (i) subject to redemption and if so, the time, manner and price of such redemption, (ii) entitled to receive distributions (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the distributions payable on any other class or series of Membership Interests, as specified therein; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of the holder of each such Membership Interest to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Membership Interest. An Interest Designation (or any resolution of the Managing Member amending any Interest Designation) shall be included among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. Unless otherwise provided in the applicable Interest Designation, the Managing Member may at any time increase or decrease the amount of Membership Interests or Units of any class or series, but not below the amount of Membership Interests or number of Units or Capital Account balances of such class or series then Outstanding.

(c) The Managing Member is hereby authorized to take all actions that it determines to be necessary, appropriate or advisable in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.3, including the admission of additional Members in connection therewith and any related amendment of this Agreement, and (ii) all additional issuances of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities. The Managing Member shall determine the relative rights, powers and duties of the holders of Membership Interests, Units or other Company Securities or options, rights, warrants or appreciation rights relating to Company Securities being so issued. The Managing Member is authorized to do all things that it determines to be necessary, appropriate or advisable in connection with any future issuance of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities, including compliance with any statute, rule, regulation or guideline of any governmental agency or any National Securities Exchange on which the Units or other Company Securities or options, rights, warrants or appreciation rights relating to Company Securities are listed for trading.

(d) Notwithstanding anything else in this Agreement to the contrary, the Company (i) shall issue a Class A Unit for each share of Common Stock outstanding and each such Class A Unit shall track, on a one-to-one basis, the Common Stock of Beneficient, and (ii) shall cause Ben Holdings to issue a Ben Holdings Class A Unit for each Class A Unit of the Company outstanding and all such Ben Holdings Class A Units issued shall track, on a one-to-one basis, the Class A Units of the Company. Without limitation of the foregoing, the Company (A) shall cause the redemption or cancellation, as appropriate, of Class A Units to reflect the redemption or cancellation of any shares of Common Stock and shall not permit any Class A Units to be redeemed or cancelled unless and until corresponding shares of Common Stock are first redeemed or cancelled, and (B) shall cause Ben Holdings to redeem or cancel, as appropriate, a Ben Holdings Class A Unit to reflect the redemption or cancellation of each Class A Unit of the Company. Notwithstanding anything else in this Agreement to the contrary, the Company shall be entitled to and take all such actions necessary to, and the Managing Member shall cause the Company to, issue Class A Units of the Company, without any preemptive, preferential or other similar rights with respect to such issuance by any Person, as necessary or appropriate in connection with the exchange of any units of Ben Holdings pursuant to the terms of the applicable exchange provisions of the Ben Holdings LPA and/or any applicable Exchange Agreement governing exchanges of units of Ben Holdings, in each case subject to receipt by Beneficient or the Company, as applicable, of the applicable units of Ben Holdings in connection therewith, in each case as agreed by the Company under the Ben Holdings LPA.

Section 5.4. Preemptive Rights. Unless otherwise determined by the Managing Member, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in treasury or hereafter created.

Section 5.5. Splits and Combinations.

(a) Subject to Section 5.5(d), the Company may make a Pro Rata distribution of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities to all Record Holders or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Company.

(b) Whenever such a distribution, subdivision or combination of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities is declared, the Managing Member shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall provide notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities as of the applicable Record Date representing the new number of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities held by such Record Holders, or the Managing Member may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Securities Outstanding or outstanding options, rights, warrants or appreciation rights relating to Company Securities, the Company shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.5(d), the Managing Member may determine that each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.6. Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware LLC Act or this Agreement.

Section 5.7. Additional Capital Contributions. Each Member has contributed cash or property to the Company in the amount set forth as the Capital Contribution of such Member on the books and records of the Company. No Member shall be required to make additional Capital Contributions to the Company without the written consent of such Member or permitted to make additional Capital Contributions to the Company without the written consent of the Managing Member. The Company may admit additional Members from time to time as provided in Section 10.1 or otherwise.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Establishment and Maintenance of Capital Accounts.

(a) If the Company has more than one Member under the Code, there shall be established and maintained for each Member on the books of the Company a capital account (each being a “Capital Account”). Each Capital Contribution by any Member, if any, shall be credited to the Capital Account of such Member on the date such Capital Contribution is made to the Company. In addition, each Member’s Capital Account shall be (a) credited with (i) such Member’s allocable share of any Net Income (or items thereof) of the Company, and (ii) the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member and (b) debited with (i) the amount of distributions (and deemed distributions) to such Member of cash or the fair market value of other property so distributed, (ii) such Member’s allocable share of Net Loss (or items thereof) of the Company, and (iii) the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b) Any other item which is required to be reflected in a Member’s Capital Account under Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected.

(c) The Managing Member shall make such adjustments to Capital Accounts as it determines to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. Interest shall not be payable on Capital Account balances. The Company Capital Accounts shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulations, the provisions of this Agreement.

(d) The Capital Account of the holder of Managing Member Interests shall at all times be zero, except to the extent such holder also holds Non-Managing Member Interests.

(e) The Company has issued to the Members who have made, on or prior to the date hereof, Capital Contributions, in exchange therefor, the number and type of Membership Interests as specified in the books and records of the Company.

Section 6.2. Allocations.

(a) Net Income and Loss Allocations. Except as otherwise determined by the Managing Member in order to comply with the Code or applicable regulations thereunder, if the Company has more than one Member under the Code, Net Income (Loss) (including items thereof) of the Company for each Fiscal Year of the Company shall, unless otherwise provided in an Interest Designation or otherwise in connection with the issuance of any Membership Interest, be allocated among the Members, Pro Rata.

(b) The Managing Member shall allocate adjustments as applicable and consistent with provisions of the definition of “Carrying Value” and related terms as among the various classes of equity securities/partnership interests in Ben Holdings.

(c) The Managing Member shall determine all matters concerning allocations for tax purposes not expressly provided for herein. For the proper administration of the Company and for the preservation of uniformity of Membership Interests (or any portion or class or classes thereof), the Managing Member may (i) interpret or amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Membership Interests (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the Managing Member determines to be appropriate for (A) the determination for tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Members and between transferors and transferees under this Agreement and pursuant to the Code and the United States Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Members, (C) the valuation of Company assets and the determination of tax basis,

(D) the allocation of asset values and tax basis, (E) the adoption and maintenance of accounting methods and (F) taking into account differences between the Carrying Values of Company assets and such assets’ adjusted tax basis pursuant to Section 704(c) of the Code and the United States Treasury Regulations promulgated thereunder.

(d) Allocations that would otherwise be made to a Member under the provisions of this Article VI shall instead be made to the beneficial owner of Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Managing Member.

Section 6.3. Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) The Managing Member may authorize distributions by the Company to the Members, which distributions, subject to the terms and provisions of any class or series of Membership Interests as subsequently issued by the Company, shall be allocated pro rata to Class A Units of the Company in accordance with the Members’ respective Percentage Interests in respect of such Class A Units.

(b) The Managing Member may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of cash to such Members.

(c) Notwithstanding Section 6.3(a), in the event of the dissolution of the Company or a Company Sale, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

(d) Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution to a Member or a Record Holder if such distribution would violate the Delaware LLC Act or other applicable law.

Section 6.4. Allocated Fees and Expenses. Notwithstanding any other provision of this Agreement to the contrary (including Section 5.3(d)), the Company may pay or otherwise satisfy any fees, expenses, and/or other payments required to be paid by the Company (the “Allocated Payments”) including, without limitation, any fees, expenses, and/or costs attributable to the Class A Units, from distributions received in respect of, or attributable to, the Class A Units by the Company arising out of its interests in Ben Holdings, and such Allocated Payments may be allocated as determined by the Managing Member, acting on behalf of the Company, to Class A Units of the Company. In the event the Company pays or otherwise satisfies Allocated Payments from distributions received in respect of, or attributable to, the Class A Units from Ben Holdings, the amount of distributions owed by the Company to the Record Holders in respect of the applicable Class A Units of the Company (including any Class A Units of the Company that track the Ben Holdings Class A Units) shall be reduced by a pro rata amount per Class A Unit equivalent to such Allocated Payments, notwithstanding any other provision of this Agreement.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1. Management.

(a) The Managing Member shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the

Company shall be exclusively vested in the Managing Member, and no Non-Managing Member shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted a managing member of a limited liability company under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.6 and to effectuate the purposes set forth in Section 2.5, including without limitation the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Company Securities or options, rights, warrants or appreciation rights relating to Company Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person;

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group, the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member or other Person and the making of capital contributions to any Group Member or other Person;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the Managing Member or its assets other than its interest in the Company, even if same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi) the declaration and payment of distributions of cash or other assets to Members;

(vii) the selection and dismissal of employees (including employees having such titles as the Managing Member may determine) and agents, outside attorneys, accountants, advisors, consultants and contractors and the determination of their compensation and other terms of employment or hiring and the creation and operation of employee benefit plans, employee programs and employee practices;

(viii) the maintenance of insurance for the benefit of the Company Group, the Members and Indemnitees;

(ix) the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other entities or relationships (including the acquisition of interests in, and the contributions of property to, the Company’s Subsidiaries from time to time), subject to the restrictions set forth in Section 2.5;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Membership Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the issuance, purchase, sale or other acquisition or disposition of Company Securities or options, rights, warrants or appreciation rights relating to Company Securities;

(xiv) the undertaking of any action in connection with the Company’s participation in the management of the Company Group through its directors, officers or employees or the Company’s direct or indirect ownership of the Group Members, including, without limitation, all things described in or contemplated by the Registration Statement and the agreements described in or filed as exhibits to the Registration Statement;

(xv) cause to be registered for resale under the Securities Act and applicable state or non-U.S. securities laws, any securities of, or any securities convertible or exchangeable into securities of, the Company held by any Person, including the Managing Member or any Affiliate of the Managing Member;

(xvi) the registration under the Securities Act and any other applicable securities laws of any offer, issuance, sale or resale of Membership Interests or other securities issued or to be issued by the Company (including any resale of Membership Interests or other securities by Members or other securityholders);

(xvii) the filing of a petition under any bankruptcy, insolvency or similar Law;

(xviii) the execution and delivery of agreements with Affiliates of the Managing Member to render services to, or receive services from, a Group Member; and

(xix) the undertaking of a conversion, merger or conveyance in accordance with Article XIV.

(b) In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation or duty to, take into account the tax consequences to any Member (including the Managing Member) of any action taken (or not taken) by it. The Managing Member and the Company shall not have any liability to a Member for monetary damages, equitable relief or otherwise for losses sustained, liabilities incurred or benefits not derived by such Member in connection with such decisions.

(c) Notwithstanding any other provision of this Agreement, the Delaware LLC Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Company Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Ben Holdings LPA and the other agreements that may be described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the Company and the Managing Member (on its own behalf and/or on behalf of the Company) are authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement, in each case in such form and with such terms as it shall determine, without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Company Securities; (iii) to the fullest extent permitted by law, approves the existence of the conflicts of interest described in or contemplated by the Registration Statement or other document provided to the Members and waives such conflicts of interest; and (iv) agrees that the execution, delivery or performance by the Managing Member, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company or the Non-Managing Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

(d) Certificate of Formation. The Initial Member has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Delaware LLC Act, such filing being hereby confirmed, ratified and approved in all respects. The Managing Member is authorized to cause to be filed such other certificates or documents that the Managing Member determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company) in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Managing Member determines such action to be necessary or appropriate, the Managing Member is authorized to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.

(e) Officers. Without limiting the generality of the foregoing provisions of this Section 7.1, the Managing Member is authorized to appoint officers of the Company and to delegate to the officers’ responsibilities for the day-to-day business of the Company or as otherwise delegated or authorized by the Managing Member. Subject to the elimination or modification of duties (including fiduciary duties in Section 7.8), unless the Managing Member decides otherwise, if an officer’s title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation or limitation of authority and duties made pursuant to this Section 7.1. The salaries or other compensation, if any, of officers and other employees and agents of the Company shall be determined by the Managing Member at any time. Any officer may resign as such or be removed by the Managing Member at any time. Such resignation or removal shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Designation of an officer shall not of itself create any contract rights.

Section 7.2. Company Group Assets; Managing Member’s Authority.

(a) The Managing Member shall have the sole power and authority to effectuate the sale, lease, exchange or other disposition of any, all or substantially all of the assets of the Company Group (including, but not limited to, the exercise or grant of any conversion, option, privilege, subscription right or any other right available in connection with the assets of the Company Group), taken as a whole, in a single transaction or a series of related transactions without the approval of the holders of the Non-Managing Member Interests. Without the approval of holders of a majority of the voting power of Outstanding Non-Managing Member Interests, the Managing Member shall not, on behalf of the Company, except as permitted under Section 4.6, elect or cause the Company to elect a successor managing member of the Company. The Company shall not directly conduct any active businesses, operations or activities, and all active businesses, operations or activities of the Company Group shall be conducted through Ben Holdings by Group Members other than the Company, in each case consistent with the rights, including economic rights, provided to the holders of interests in Ben Holdings. Without the consent of the Managing Member, the Company shall not, and shall cause any Group Member not to, (i) form, create or otherwise acquire (or permit the formation, creation or acquisition of) any new or additional Group Members or (ii) amend or otherwise modify the operating documents of any Group Member in a manner that the Managing Member determines to be materially adverse to the holders of interests in such Group Members. Whenever the Company, on its own behalf or while acting as general partner of Ben Holdings, makes any determination relating to the Company, Ben Holdings or any Affiliate or Subsidiary thereof, regarding any charitable contributions or any other use or involvement of a charity in the business of the Company, Ben Holdings or any Affiliate or Subsidiary thereof, such determination on behalf of the Company shall be made by the Managing Member, and shall not be, and is not, delegated to any officer or agent of the Company, Ben Holdings or any Affiliate or Subsidiary thereof.

(b) In the event that the Managing Member determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable U.S. state) income tax purposes, the Company and each Member shall agree to adjustments required by the U.S. tax authorities, and the Company shall pay such amounts as required by the U.S. tax authorities, to preserve the status of the Company as a partnership for U.S. federal (and applicable U.S. state) income tax purposes.

Section 7.3. Reimbursement of the Managing Member.

(a) Except as provided in this Section 7.3 and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as general partner or managing member of any Group Member.

(b) The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Managing Member in connection with operating the Company Group’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company Group (including expenses that relate to the business and affairs of the Company Group and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Managing Member, to perform services for the Company Group or for the Managing Member, cost of periodic reports to Members, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member. Reimbursements pursuant to this Section 7.3 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.6. Without limiting the foregoing, the directors, officers, employees and other agents of the Managing Member shall have the right to use the facilities and other resources of the Company as determined by the Managing Member, the Managing Member shall have no obligation to allocate any expense or other cost to the Managing Member or any other Person, and such use shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.4. Outside Activities.

(a) Notwithstanding anything to the contrary in this Agreement, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any Group Member or any Member, Record Holder or Person who acquires an interest in a Company Security. None of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any Indemnitee.

(b) Notwithstanding anything to the contrary in this Agreement, (i) the engagement in competitive activities by any Indemnitees in accordance with the provisions of this Section 7.4 is hereby approved by the Company, all Members and all Persons acquiring an interest in a Company Security, (ii) it shall not be a breach of this Agreement (including any contractual standard of care set forth in Section 7.8 or elsewhere in this Agreement) or a breach of the Managing Member’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the Managing Member or any other Indemnitee if the Managing Member or any other Indemnitee engages in any such business interests or activities in preference to or to the exclusion of any Group Member or their respective Affiliates, (iii) the Managing Member and the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise or as a result of any contractual standard of care set forth in Section 7.8 or elsewhere in this Agreement to present business opportunities to any Group Member or their respective Affiliates, (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to the Managing Member or any other Indemnitee and (v) the Indemnitees (including the Managing Member) shall not be liable to the Company, any Member, Record Holder or any other Person who acquires an interest in a Company Security by reason that such Indemnitee or Indemnitees (including the Managing Member) pursues or acquires a business opportunity for itself, directs such opportunity to another Person, does not communicate such opportunity or information to any Group Member or their respective Affiliates or uses information in the possession of a Group Member or their respective Affiliates to acquire or operate a business opportunity.

(c) The Managing Member and any of its Affiliates may acquire Membership Interests or other Company Securities or options, rights, warrants or appreciation rights relating to Company Securities, or any other securities issued by the Company or any other member of the Company Group, and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise all rights of a Managing Member or Member, as applicable, relating to such Membership Interests or other Company Securities or options, rights, warrants or appreciation rights relating to Company Securities.

Section 7.5. Loans from the Managing Member; Loans or Contributions from the Company; Contracts with the Managing Member and its Affiliates.

(a) The Managing Member or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the Managing Member or any of its Affiliates, funds needed or desired by the Group Member on terms to which the Managing Member agrees in good faith.

(b) Any Group Member (including the Company) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Company), funds on terms and conditions determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Group Member or any other Person.

(c) The Managing Member may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Managing Member in the discharge of its duties as managing member of the Company on terms to which the Managing Member agrees to in good faith. The Managing Member intends to engage Affiliates to render services to Group Members and the Managing Member on terms determined by the Managing Member in good faith and such transactions shall not constitute a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity.

(d) The Company may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant on terms to which the Managing Member agrees in good faith.

(e) The Managing Member or any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, on terms to which the Managing Member agrees in good faith.

(f) Each of Beneficient Management Partners, L.P. and Beneficient Holdings, Inc. will be entitled to a profit participation in Ben Holdings, which profit participation will reduce profits to which the Company would otherwise be entitled, and such profit participation may be reinvested, directly or indirectly in the Company (or other members of the Company Group) and convertible into securities of Beneficient or any Group Member, in each case as provided in the Ben Holdings LPA and the Exchange Agreement.

Section 7.6. Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Section 7.6, all Indemnitees shall be indemnified and held harmless by the Company on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring on, before or after the date of this Agreement; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.6, the Indemnitee acted or omitted from acting in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, however, that an Indemnitee, when acting or omitting from acting in such Person’s sole discretion as permitted by this Agreement shall not be deemed to have acted or omitted to act in bad faith solely by reason of having acted or omitted from acting in its sole discretion. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.6(j), the Company shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Managing Member or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Company pursuant to Section 7.6(j). The indemnification of an Indemnitee of the type identified in clause (g) of the definition of Indemnitee shall be secondary to any and all indemnification to which such person is entitled from the relevant other Person and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 7.6(a) does not apply; provided that such other Person shall not be entitled to contribution or indemnification from or subrogation against the Company, unless otherwise mandated by applicable law. If, notwithstanding the foregoing sentence, the Company makes an indemnification payment or advances expenses to such an Indemnitee entitled to primary indemnification, the Company shall be subrogated to the rights of such Indemnitee against the Person or Persons responsible for the primary indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.6(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.6. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.6(j), the Company shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Managing Member or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Company pursuant to Section 7.6(j).

(c) The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, insurance, pursuant to any vote of the holders of Outstanding Membership Interests entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Managing Member, its Affiliates, the other Indemnitees and such other

Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company Group’s activities or such Person’s activities on behalf of the Company Group regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.6, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.6(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Company. The Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. Except as required by Section 18-607 and Section 18-804 of the Delaware LLC Act, in no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.6 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.6 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k) This Section 7.6 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

(l) Notwithstanding anything to the contrary set forth in this Section 7.6, any indemnification or advancement obligation of the Company under this Agreement shall only be satisfied to the extent that the Company will remain solvent, as determined by the Managing Member, after payment of such obligations, and thereafter any such obligation shall terminate.

Section 7.7. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, under the Delaware LLC Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable to the Company, the Members or any other Persons who have acquired interests in the Company Securities or are bound by this Agreement, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties, if any) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question the Indemnitee acted or omitted from acting in bad faith or engaged in fraud or willful misconduct, or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; provided, however, that an Indemnitee, when acting or omitting from acting in such Person’s sole discretion as permitted by this Agreement shall not be deemed to have acted or omitted from acting in bad faith solely by reason of having acted or omitted from acting in its sole discretion. The Company, the Members, the Record Holders and any other Person who acquires an interest in a Company Security, each on their own behalf and on behalf of the Company, waives, to the fullest extent permitted by law, any and all rights to seek punitive damages or damages based upon any Federal, State or other income (or similar) taxes paid or payable by any such Member, Record Holder or other Person.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its officers and agents, and the Managing Member shall not be responsible for any misconduct, negligence or wrongdoing on the part of any such officer or agent appointed by the Managing Member in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Members, the Record Holders or any Person who acquires an interest in a Company Security, any Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Company, to any Member, to any Record Holder or to any other Person who acquires an interest in a Company Security for such Indemnitee’s reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 7.8. Modification of Duties; Standards of Conduct; Resolution of Conflicts of Interest.

(a) Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the Managing Member or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Member, to any Person who acquires an interest in a Membership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced by the duties expressly set forth herein. Such elimination of duties (including fiduciary duties) is approved by the Company, each of the Members, each other Person who acquires an interest in a Membership Interest and each other Person bound by this Agreement. Whenever in this Agreement or any other agreement contemplated hereby one or more Indemnitees or other Persons are permitted to or required to make (or omit to make) a decision in their “sole discretion”, in making or omitting to make such decision, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, the Members, or any other Person (including any creditor of the Company), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, whenever in this Agreement or any other agreement contemplated hereby the Managing Member, or one or more of the Indemnitees or other Persons are permitted or required to make (or omit from making or taking) a decision or action: (i) in “good faith” or (ii) pursuant to any provision not subject to an express standard of “sole discretion” (regardless of whether there is a reference to good faith), then the Managing Member and the other Indemnitee(s) or such other Person(s) shall act or omit from acting in “good faith” and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise and any decision or action made or taken or omitted to be made or taken in good faith shall not be a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity. The foregoing standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the Managing Member or other Indemnitees, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed) under this Agreement or any other agreement contemplated hereby, or under the Delaware LLC Act or any other law, rule or regulation or at equity. For all purposes of this Agreement (including Section 7.5) and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by one or more Indemnitees or other Persons conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith” (i) unless the Indemnitee(s) or such other Person(s) (excluding the Managing Member), as applicable, subjectively believed such determination, action or failure to act was adverse to the interests of the Company or (ii) with respect to the Managing Member, such determination, action or failure to act was approved by a majority of the Board of Directors or a committee thereof, and such Persons subjectively believed such determination, action or failure to act was not adverse to the interests of the Company. In any proceeding brought by or on behalf of the Company, any Member, any Record Holder, any other Person who acquires an interest in a Company Security or any other Person who is bound by this Agreement challenging an action, determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act did not satisfy the applicable standard of conduct, if any, pursuant to this Agreement. To the fullest extent permitted by law, any action or determination taken or made by one or more Indemnitees or other Persons which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the Delaware LLC Act and any other applicable fiduciary requirements.

(b) Whenever the Managing Member, acting in its capacity as the managing member of the Company, or any Affiliate or any Associate of the Managing Member makes a determination or takes or omits to take any action in such capacity, whether or not under this Agreement or any other agreement or circumstance contemplated hereby or otherwise, then, unless a lesser standard is provided for under this Agreement, the Managing Member, or such Affiliates or Associates causing it to do so, shall make such determination or take or fail to take any action in its good faith.

(c) Whenever the Managing Member, not acting in its capacity as the managing member of the Company, or any Affiliate or Associate of the Managing Member makes a determination or takes or omits to take action in such capacity, whether or not under this Agreement or any other agreement or circumstance contemplated hereby or otherwise, then, to the fullest extent permitted by law, the Managing Member, or such Affiliates or Associates causing it to do so, shall make such determination or take or fail to take any action free of any fiduciary duty or duty of good faith or other duty or obligation existing at law, at equity or otherwise whatsoever to the Company, any Member, any Record Holder, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement, and the Managing Member, or such Affiliates or Associates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other law, rule or regulation or at equity.

(d) For purposes of Section 7.8(b) and Section 7.8(c) of this Agreement, “acting in its capacity as the managing member of the Company” means and is solely limited to, the Managing Member exercising its authority as a managing member under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (i) any action by the Managing Member or its Affiliates other than through the exercise of the Managing Member of its authority as a managing member under this Agreement; and (ii) any action or inaction by the Managing Member by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by : (A) the phrase “at the option of the Managing Member,” (B) the phrase “in its sole discretion” or “in its discretion” or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the Managing Member votes, acquires Membership Interests or transfers its Membership Interests, or refrains from voting or transferring its Membership Interests, it shall be deemed to be “acting in its individual capacity.”

(e) Unless a lesser standard is provided in this Agreement, whenever a potential conflict of interest exists or arises between the Managing Member or any of its Affiliates or Associates, on the one hand, and the Company, any Group Member, any Member, any other Person who acquires an interest in a Company Security or any other Person who is bound by this Agreement, on the other, any resolution or course of action by the Managing Member or its Affiliates or Associates in respect of such conflict of interest shall conclusively be deemed approved by the Company, all of the Members, each Person who acquires an interest in a Company Security and any other Person bound hereby and shall not constitute a breach of this Agreement or any agreement contemplated herein, or of any duty (including any fiduciary duty) existing at law, in equity or otherwise or obligation whatsoever if the resolution or course of action in respect of such conflict of interest is approved by the Managing Member in good faith. The Managing Member shall be authorized in connection with its resolution of any conflict of interest to consider such factors as it determines to be relevant, reasonable or appropriate under the circumstances. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interests described in the Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or any such duty.

(f) Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall be made in good faith.

(g) The Non-Managing Members, any other Person who acquires an interest in a Membership Interest and any other Person bound by this Agreement hereby authorize the Managing Member, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing Member pursuant to this Section 7.8.

(h) The Non-Managing Members, any other Person who acquires an interest in a Membership Interest and any other Person bound by this Agreement expressly acknowledge that the Managing Member is under no obligation to consider the separate interests of such Person (including, without limitation, the tax consequences to such Person) in deciding whether to cause the Company to take (or decline to take) any actions, and that the Managing Member shall not be liable to the Members, any other Person who acquires an interest in a Membership Interest and any other Person bound by this Agreement for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

(i) Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement, including the provisions of this Section 7.8, (i) restricts or otherwise modifies or eliminates the duties (including fiduciary duties), obligations and liabilities of the Managing Member, any Member or any other Indemnitee otherwise existing at law or in equity or (ii) constitutes a waiver or consent by the Company, the Members or any other Person who acquires an interest in a Company Security to any such restriction, modification or elimination, such provision shall be deemed to have been approved by the Company, all of the Members, and each other Person who has acquired an interest in a Company Security.

Section 7.9. Other Matters Concerning the Managing Member.

(a) The Managing Member and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing Member and any Indemnitee may rely upon the records of the Company and upon any information, report, statement, advice or opinion presented by another managing member of the Company, an officer or employee of the Company or the Managing Member, committees of the Company or the Managing Member, Members, or by any other Person as to matters the Managing Member or any Indemnitee reasonably believes are within such other Person’s professional or expert competence, including, legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in good faith reliance upon any information, report, statement, advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Managing Member or such Indemnitee believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such information, report, statement, advice or opinion.

(c) The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or any duly appointed attorney or attorneys-in-fact. Each such officer or attorney shall, to the extent provided by the Managing Member, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Managing Member hereunder. Notwithstanding anything set forth herein or in any previous delegation to an officer or agent of the Managing Member or the Company, all powers granted to the Managing Member under this Agreement are hereby specifically delegated to and retained by the Managing Member and shall not be, and are not, delegated to any officer or agent of the Company, any Group Member, or any Affiliate or Subsidiary thereof.

Section 7.10. Purchase or Sale of Company Securities. The Managing Member may cause the Company or any other Group Member to purchase or otherwise acquire Company Securities or options, rights, warrants or appreciation rights relating to Company Securities. As long as Company Securities or options, rights, warrants or appreciation rights relating to Company Securities are held by any Group Member, such Company Securities or options, rights, warrants or appreciation rights relating to Company Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. Notwithstanding anything to the contrary in this Agreement or the Delaware LLC Act, (i) any Company Securities or options, rights, warrants or appreciation rights relating to Company Securities acquired by the Company shall not be canceled and shall be held in treasury until such time as any or all of such Membership Interests are canceled by the Managing Member, and (ii) for all purposes of this Agreement, Company Securities or options, rights, warrants or appreciation rights relating to Company Securities held in treasury (A) shall not be considered to be Outstanding, (B) shall have a Percentage Interest equal to 0%, (C) shall be reissuable by the Company, (D) shall not be allocated Net Income (Loss) pursuant to any provision of this Agreement; (E) shall not be entitled to distributions in accordance with any provision of this Agreement, and (F) the holders thereof, in their capacities as such, shall not be entitled to vote nor to be counted for quorum purposes.

Section 7.11. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member and any officer of the Company or of the Managing Member purporting to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. To the fullest extent permitted by law, the Company, each Non-Managing Member and each other Person who has acquired an interest in a Company Security hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing Member or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any such officer. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or any such officer shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Managing Member or any such officer executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

Section 8.1. Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company or any other place designated by the Managing Member appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Membership Interests or other Company Securities or options, rights, warrants or appreciation rights relating to Company Securities, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. Section 18-305(a) of the Delaware LLC Act shall not apply to the Company and no Non-Managing Member shall have any rights thereunder.

Section 8.2. Fiscal Year. The fiscal year of the Company (each, a “Fiscal Year”) shall be the twelve-month period ending March 31. The Managing Member may change the Fiscal Year of the Company at any time and from time to time in each case as may be required or permitted under the Code or applicable United States Treasury Regulations and shall notify the Members of such change in the next regular communication to the Members.

ARTICLE IX

TAX MATTERS

Section 9.1. Tax Returns and Information. As soon as reasonably practicable after the end of each Fiscal Year (which each of the Members and each other Person who acquires an interest in a Company Security hereby acknowledges and agrees may be later than the otherwise applicable due date of the tax return of such Member or other Person), the Company shall send to each Member a copy of tax documentation required to be delivered to each such Member under applicable law with respect to such Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably required in the discretion of the Managing Member for purposes of allowing the Members to prepare and file their own U.S. federal, state and local tax returns. Each Member shall be required to report for all tax purposes consistently with such information provided by the Company. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2. Tax Elections. The Managing Member shall determine whether to make, refrain from making or revoke any and all elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

Section 9.3. Tax Controversies.

Subject to the provisions hereof, if the Company has more than one Member under the Code, then the Managing Member is designated as the Tax Matters Partner (as defined in the Code) and the “partnership representative” of the Company for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Partnership Tax Audit Rules, as well as for purposes of any state, local, or non-U.S. tax law (in either capacity, the “Tax Matters Partner”). The Tax Matters Partner shall appoint an individual as a designated individual to the extent required under the Partnership Tax Audit Rules. The Tax Matters Partner (and designated individual, as applicable) may resign at such time permitted under the Partnership Tax Audit Rules. In the event of the resignation of the Tax Matters Partner, the Managing Member shall appoint a new Tax Matters Partner, and in the event of the resignation of the designated individual, the Tax Matters Partner shall appoint a new designated individual. The Tax Matters Partner is authorized to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith, and otherwise exercise the rights and powers of a partnership representative under the Partnership Tax Audit Rules, subject to this Section 9.3. Each Member agrees to cooperate with the Managing Member and to do or refrain from doing any or all things required by the Managing Member to conduct such proceedings.

In respect of tax years in which the Partnership Tax Audit Rules are in effect and applicable to the Company, the Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company, including, by means of any available elections under Section 6226 of the Code and/or the Members filing amended returns under Section 6225(c)(2) of the Code, in each case as provided by the Partnership Tax Audit Rules. The Members agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Partner and making elections and filing amended returns reasonably requested by the Tax Matters Partner, and the Tax Matters Partner shall make such elections as it determines in its discretion, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the Partnership Tax Audit Rules and, in the Tax Matters Partner’s reasonable discretion, allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for such “reviewed year” and any other factors taken into account in determining the amount of the payment (with the intent of apportioning the payment in the same manner as if the Company had made the election under Section 6226 of the Code and the payment had been assessed directly against such Member). To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 9.3, such amounts shall, at the election of the Tax Matters Partner, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Tax Matters Partner requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Partner requesting the payment. The provisions contained in this Section 9.3 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s interest in the Company.

Section 9.4. Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required or be necessary or appropriate to cause the Company or any other Group Member to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or non-U.S. law including pursuant to Sections 1441, 1442, 1445, 1446 and 3406 of the Code.

To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member shall treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Member.

Section 9.5. Tax Status. Notwithstanding anything to the contrary contained herein, following such time as the Company has more than one Member under the Code, the Managing Member will cause the Company to (a) undertake all necessary steps to preserve the Company’s status as a partnership for U.S. federal tax purposes and (b) not undertake any activity or make any investment or fail to take any action that will (i) cause the Company to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code, except to the extent permitted under Section 7704(c)(2) of the Code, or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes; provided, however, that if the Managing Member determines that it is no longer in the interests of the Company to continue as a partnership for U.S. federal income tax purposes, the Managing Member may (A) elect to treat the Company as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law and (B) make any changes to this Agreement that are necessary to implement the foregoing clause (A).

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1. Admission of Additional Members.

(a) By acceptance of the transfer of any Membership Interests in accordance with this Section 10.1 or the issuance of any Membership Interests in accordance herewith (including in a merger, consolidation or other business combination pursuant to Article XIV), and except as provided in Section 4.8, each transferee or other recipient of a Membership Interest (including any nominee holder or an agent or representative acquiring such Membership Interests for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Membership Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Membership Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents, acknowledgments and waivers contained in this Agreement. The transfer of any Membership Interests and/or the admission of any new Member shall not constitute an amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Membership Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.8.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Managing Member shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Membership Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Membership Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Member pursuant to this Section 10.1.

(d) Except as otherwise provided in the Delaware LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(e) Except to the extent expressly provided in this Agreement (including any Interest Designation), (i) no Member shall be entitled to the withdrawal or return of any capital contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by Law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of any capital contributions or as to distributions; (iii) no interest shall be paid by the Company on any capital contributions; and (iv) no Non-Managing Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Non-Managing Member.

Section 10.2. Admission of Successor Managing Member.

(a) A transferee of or successor to all of the Managing Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member effective immediately prior to the transfer of such Managing Member’s Managing Member Interest (represented by Managing Member Membership Interest) pursuant to Section 4.6; provided however, that no such successor managing member shall be admitted to the Company in accordance with Section 4.6 of this Agreement until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.

Any such successor or additional managing member, as the case may be, is hereby authorized to and shall, subject to the terms hereof, carry on the business of the Company without dissolution.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1. Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company, except pursuant to a transfer in accordance with the applicable provisions of Article IV. When a transferee of a Member’s Membership Interest becomes a Record Holder of the Membership Interest so transferred, such transferring Member shall cease to be a Member with respect to the Membership Interest so transferred. A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Delaware LLC Act.

Section 11.2. No Removal of the Managing Member. The Non-Managing Members shall have no right to remove or expel, with or without cause, the Managing Member.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1. Dissolution. The Company shall not be dissolved by the admission of additional Non-Managing Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the Managing Member;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware LLC Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware LLC Act.

Section 12.2. Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article XII, the Managing Member shall act, or select one or more Persons to act as Liquidator. If the Managing Member is acting as Liquidator, it shall not be entitled to receive any additional compensation for acting in such capacity. If a Person other than the Managing Member acts as Liquidator, such Liquidator (1) shall be entitled to receive such compensation for its services as may be approved by the Managing Member, (2) shall agree not to resign at any time without 15 days’ prior notice to the Members and (3) may be removed at any time, with or without cause, by notice of removal approved by the Managing Member. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Managing Member. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.2) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.3. Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Members, subject to Section 18-804 of the Delaware LLC Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate distributions of cash (to the extent any cash is available) must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Discharge of Liabilities. Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.

(c) Liquidation Distributions. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member or the Liquidator shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. Then, the proceeds of any liquidation or, in the case of any Company Sale, the Sale Proceeds shall be applied and distributed in the following order:

(i) first, other than in the case of a Company Sale, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidator shall deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 12.3; and

(ii) second, the remaining proceeds, if any (the “Liquidating Proceeds”), shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.4. Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and other property as provided in Section 12.3 in connection with the liquidation of the Company, the Certificate of Formation shall be cancelled in accordance with the Delaware LLC Act and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.5. Return of Contributions. The Managing Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.6. Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 12.7. Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company or otherwise.

ARTICLE XIII

AMENDMENT OF AGREEMENT; MEETINGS; RECORD DATE

Section 13.1. Amendments. This Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that except as otherwise provided herein, no amendment to this Agreement may:

(a) modify the limited liability of any Member or enlarge the obligations of any Member without the consent of such Member, unless such enlargement of obligations may be deemed to have occurred as a result of an amendment approved pursuant to Section 13.1(b); or.

(b) have a material adverse effect on the rights or preferences of any class of Membership Interests in a disproportionate manner in relation to other classes of Membership Interests without the approval of the holders of a majority of the voting power of the Outstanding Membership Interests of the class affected.

Section 13.2. Amendment Procedures. Except as provided in Sections 5.3, Section 13.3, Section 14.5 and any subsequently adopted Interest Designations, all amendments to this Agreement shall be made in accordance with the requirements of this Section 13.2. Amendments to this Agreement may be proposed only by the Managing Member. A proposed amendment pursuant to this Section 13.2 shall be effective upon its approval by the Managing Member and, to the extent the approval of any Members is required pursuant to Section 13.1, upon the receipt of such necessary approval. If such an amendment is proposed and the approval of any Members is required, the Managing Member shall seek the written approval of the requisite percentage of the voting power of Outstanding Membership Interest from which such approval is required or call a meeting of the Members to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The Managing Member shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3. Amendment Requirements. Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that requires the vote or consent of Members holding, or holders of, a percentage of the voting power of Outstanding Membership Interests (including Non-Managing Member Interests owned by the Managing Member and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of Members or holders of Outstanding Membership Interests whose aggregate Outstanding Membership Interests constitute not less than the voting or consent requirement sought to be reduced.

Section 13.4. Meetings. All acts of Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Members may only be called by the Managing Member. Within 60 days after the date upon which the Managing Member calls such meeting or within such greater time as may be reasonably necessary for the Company to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing Member shall send a notice of the meeting to the Non-Managing Members either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing Member on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

Section 13.5. Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Membership Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6. Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members or to give approvals without a meeting as provided in Section 13.11 the Managing Member may set a Record Date, which shall not be less than 10 days nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Membership Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Managing Member to give such approvals (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Membership Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). If the Managing Member does not set a Record Date, then (a) the Record Date for determining the Members entitled to notice of or to vote at a meeting of the Members shall be the close of business on the Business Day immediately preceding the day on which notice is given, and (b) the Record Date for determining the Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Managing Member in accordance with Section 13.11.

Section 13.7. Postponement and Adjournment. Prior to the date upon which any meeting of Members is to be held, the Managing Member may postpone such meeting one or more times for any reason by giving notice to each Member entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Members may be adjourned by the Managing Member one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Member vote shall be required for any adjournment. A meeting of Members may be adjourned by the Managing Member as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8. Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Member attends the meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at such meeting because the meeting is not lawfully called or convened, and takes no other action, and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9. Quorum and Voting.

(a) The Non-Managing Members holding a majority of the voting power of the Outstanding Non-Managing Member Interests of the class or classes for which a meeting has been called (including Non-Managing Member Interests deemed owned by the Managing Member) represented in person or by proxy shall constitute a quorum at a meeting of Non-Managing Members of such class or classes unless any such action by the Non-Managing Members requires approval by Non-Managing Members holding a greater percentage of the voting power of such Non-Managing Member Interests, in which case the quorum shall be such greater percentage. At any meeting of the Non-Managing Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Managing Members holding a majority of the Percentage Interests of the Non-Managing Members (or the class or series for which such action is required) shall be deemed to constitute the act of all Non-Managing Members (or class or series thereof), unless a greater or different percentage is required with respect to such action under this Agreement, in which case the act of the Non-Managing Members (or class of series thereof) holding Outstanding Non-Managing Member Interests that in the aggregate represent at least such greater or lesser percentage of the voting power shall be required. The Non-Managing Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Non-Managing Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding Non-Managing Member Interests specified in this Agreement (including Outstanding Non-Managing Member Interests deemed owned by the Managing Member). In the absence of a quorum any meeting of Non-Managing Members may be adjourned from time to time by the affirmative vote of Non-Managing Members holding at least a majority of the voting power of the Outstanding Non-Managing Member Interests present and entitled to vote at such meeting (including Outstanding Non-Managing Member Interests deemed owned by the Managing Member) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

(b) Notwithstanding any provision of this Agreement, to the fullest extent permitted by law, in connection with any vote of a specified percentage of the voting power of the Non-Managing Member Interests requested by the Managing Member or required by this Agreement, a Non-Managing Member that does not cast a vote at a meeting of Non-Managing Members will be treated as non-voting interests for purposes of such matter and, as a result, the Non-Managing Member Interests held by such Person will not be included in either the numerator or denominator for determining if the requisite approval was obtained.

Section 13.10. Conduct of a Meeting. The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairman of any meeting, who shall, among other things, be entitled to exercise the powers of the Managing Member set forth in this Section 13.10, and the Managing Member shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Managing Member. The Managing Member may make such other regulations consistent with applicable law and this Agreement as it may deem necessary or advisable concerning the conduct of any meeting of the Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

Section 13.11. Action Without a Meeting. If authorized by the Managing Member, any action that may be taken at a meeting of the Non-Managing Members may be taken without a meeting, without a vote and without prior notice, if consented to in writing or by electronic transmission by Non-Managing Members owning not less than the minimum percentage of the voting power of the Outstanding Non-Managing Member Interests (including Non-Managing Member Interests deemed owned by the Managing Member) that would be necessary to authorize or take such action at a meeting at which all the Non-Managing Members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Membership Interests or a class thereof are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Non-Managing Members who have not consented. The Managing Member may specify that any written ballot, if any, submitted to Non-Managing Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Managing Member. If a ballot returned to the Company does not vote all of the Non-Managing Member Interests held by the Non-Managing Members, the Company shall be deemed to have failed to receive a ballot for the Non-Managing Member Interests that were not voted. Nothing contained in this Section 13.11 shall be deemed to require the Managing Member to solicit all Non-Managing Members in connection with a matter approved by the requisite percentage of the voting power of Non-Managing Members or other holders of Outstanding Non-Managing Member Interests acting by written consent or consent by electronic transmission without a meeting.

Section 13.12. Voting and Other Rights.

(a) Only those Record Holders of Outstanding Membership Interests on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Membership Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Membership Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Membership Interests. Each Unit shall entitle the holder thereof to one vote for each Unit held of record by such holder as of the relevant Record Date.

(b) With respect to Membership Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Membership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Membership Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Membership Interests in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) With respect to any matter that is subject to a vote by, or approval or consent of, any Record Holder of Outstanding Membership Interest on the Record Date who (x) receives notice of such matter from the Company and (y) does not object to such matter in writing to the Company within ten (10) Business Days of receipt of such notice, shall be deemed to have voted affirmatively to, approved, and provided consent for, such matter.

ARTICLE XIV

MERGER

Section 14.1. Authority. The Managing Member shall have the sole power and authority to approve the merger, consolidation or other combination of the Company with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or any other Person permitted by the Delaware LLC Act, including a partnership whether general or limited (including a limited liability partnership or limited liability limited partnership) without the approval of the holders of the Non-Managing Member Interests. Subject to the prior approval by the Managing Member, notwithstanding any provision of this Agreement or the Delaware LLC Act, the Company may merge or consolidate or otherwise combine with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or other Person permitted by the Delaware LLC Act, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), pursuant to a written agreement of merger, consolidation or other business combination (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2. Procedure for Merger, Consolidation or Other Business Combination. Merger, consolidation or other business combination of the Company pursuant to this Article XIV requires only the prior consent of the Managing Member, notwithstanding any provision of this Agreement or the Delaware LLC Act. If the Managing Member shall determine to consent to the merger, consolidation or other business combination, the Managing Member shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or combine;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger, consolidation or other business combination (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger, consolidation or other business combination;

(d) The manner and basis of converting or exchanging the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any equity, securities or rights of any constituent business entity are not to be converted or exchanged solely for, or into, cash, property or equity interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving

Business Entity) which the holders of such equity interests, securities or rights are to receive upon conversion of, or in exchange for, their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property equity interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate of formation, certificate or limited partnership agreement, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger, consolidation or other business combination;

(f) The effective time of the merger, consolidation or other business combination which may be the date of the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of such transaction is to be later than the date of the filing of such certificate, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate and stated therein); and

(g) Such other provisions with respect to the proposed merger, consolidation or other business combination that the Managing Member determines to be necessary or appropriate.

Section 14.3. Abandonment of Merger, Consolidation or Other Business Combination; Conversion of the Company into another Limited Liability Entity.

(a) After approval of any merger, consolidation or other business combination by the Managing Member, and at any time prior to the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4, the merger, consolidation or other business combination may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(b) Notwithstanding anything else contained in this Article XIV or otherwise in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to convert the Company into a new limited liability entity or to merge the Company into, or convey all of the Company’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Company or those arising from its incorporation or formation; provided that (A) the Managing Member has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member, (B) the primary purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity, and (C) the Managing Member determines that the governing instruments of the new entity provide the Members and the Managing Member with substantially the same rights and obligations as are herein contained.

Section 14.4. Certificate of Merger or Consolidation. Upon the approval by the Managing Member of a Merger Agreement and the merger, consolidation or business combination contemplated thereby, a certificate of merger or consolidation or similar certificate shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware LLC Act.

Section 14.5. Amendment of Company Agreement. Pursuant to Section 18-209(f) of the Delaware LLC Act, an agreement of merger, consolidation or other business combination approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger, consolidation or other business combination.

Section 14.6. Effect of Merger.

(a) At the effective time of the certificate of merger or consolidation or similar certificate:

(i) all of the rights, privileges and powers of each of the business entities that has merged, consolidated or otherwise combined, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger, consolidation or other business combination shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger, consolidation or other business combination;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger, consolidation or other business combination effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.7. Merger of Subsidiaries. Article XIV does not apply to mergers of Subsidiaries of the Company. Mergers of Subsidiaries are within the exclusive authority of the Managing Member.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1. Addresses and Notices.

(a) Any notice, demand, request, report, document or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by first class United States mail or by other means of written communication to the Member at the address in Section 15.1(b), or when made in any other manner, including by press release, if permitted by applicable law.

(b) Any payment, distribution or other matter to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, when delivered in person or upon sending of such payment, distribution or other matter to the Record Holder of such Company Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Company Securities by reason of any assignment or otherwise.

(c) Notwithstanding the foregoing, if (i) a Member shall consent to receiving notices, demands, requests, reports, documents or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

(d) An affidavit or certificate of making of any notice, demand, request, report, document, proxy material, payment, distribution or other matter in accordance with the provisions of this Section 15.1 executed by the Managing Member, the Transfer Agent, their agents or the mailing organization shall be prima facie evidence of the giving or making of such notice, demand, request, report, document, proxy material, payment, distribution or other matter. If any notice, demand, request, report, document, proxy material, payment, distribution or other matter given or made in accordance with the provisions of this Section 15.1 is returned marked to indicate that it was unable to be delivered, such notice, demand, request, report, documents, proxy materials, payment, distribution or other matter and, if returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, demands, requests, reports, documents, proxy materials, payments, distributions or other matters shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) or other delivery if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, demand, request, report, document, proxy material, payment, distribution or other matter to the other Members. Any notice to the Company shall be deemed given if received in writing by the Managing Member at the principal office of the Company designated pursuant to Section 2.4. The Managing Member may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 15.2. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3. Binding Effect; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. The Indemnitees and their heirs, executors, administrators and successors shall be entitled to receive the benefits of this Agreement. Except as provided in this Section 15.3, nothing in this Agreement shall be deemed to create any right in any Person (other than any Indemnitee) not a party hereto, this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than any Indemnitee) and no Person (other than an Indemnitee) shall be a third party beneficiary of this Agreement.

Section 15.4. Integration. This Agreement and any related side letters (it being agreed that the Managing Member or the Company may enter into written agreements with Members in connection with their admission or status as Members that modify or supplement the terms of this Agreement with respect to such Members and in the event of a conflict between this Agreement and such side letter, the terms of such side letter shall control as between the Company, the Managing Member and the Member party to such side letter) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.6. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Membership Interest pursuant to Section 10.1 without execution hereof.

Section 15.8. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.9. Forum Selection. The Company, each Member, each Record Holder, each other Person who acquires an interest in a Company Security and each other Person who is bound by this Agreement, only with respect to such Person’s membership interest in the Company and not with respect to such Person’s interest in any Affiliate of the Company notwithstanding any consolidation of the Company and such Affiliate pursuant to GAAP or any other accounting standard, or any applicable rule, law or regulation (collectively, the “Consenting Parties” and each a “Consenting Party”) (i) irrevocably agrees that, unless the Managing Member shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Membership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 15.9, (B) the duties, obligations or liabilities of the Company to the Members or the Managing Member, or of the Members or the Managing Member to the Company, or among Members, (C) the rights or powers of, or restrictions on, the Company, the Non-Managing Members or the Managing Member, (D) any provision of the Delaware LLC Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware LLC Act relating to the Company or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate; (viii) agrees that if a Dispute that would be subject to this Section 15.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 15.9, and (ix) agrees that if such Consenting Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding sought by such Consenting Person, then such Consenting Person shall be obligated to reimburse the Company and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the Company and its Affiliates may incur in connection with such claim, suit, action or proceeding.

Section 15.10. Invalidity of Provisions.

(a) If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(b) If a provision is held to be invalid as written, then it is the intent of the Persons bound by this Agreement that the court making such a determination interpret such provision as having been modified to the least extent possible to find it to be binding, it being the objective of the Persons bound by this Agreement to give the fullest effect possible to the intent of the words of this Agreement.

Section 15.11. Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 15.12. Facsimile Signatures. The use of facsimile or pdf signatures affixed in the name and on behalf of the Transfer Agent on Certificates, if any, representing Class A Units is expressly permitted by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date:

MANAGING MEMBER:

Beneficient

By:
Name:
Title:

NON-MANAGING MEMBERS:

Beneficient

By:
Name:
Title:

Annex O

FORM OF

EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BENEFICIENT COMPANY HOLDINGS, L.P.

Dated as of             , 2023

THE PARTNERSHIP UNITS OF BENEFICIENT COMPANY HOLDINGS, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS; THIS LIMITED PARTNERSHIP AGREEMENT; AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

O-(i)

O-(ii)

ANNEXES:
Annex A	Form of Joinder Agreement

O-(iii)

EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BENEFICIENT COMPANY HOLDINGS, L.P.

This EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Beneficient Company Holdings, L.P. (the “Partnership”) is made as of the      day of             , 2023 (the “Effective Date”), by and among Beneficient Company Group, L.L.C., a limited liability company formed under the laws of the State of Delaware, as general partner, and the Limited Partners of the Partnership. Capitalized terms used and not otherwise defined have the meanings set forth in Section 1.01.

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act, by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware and the execution of the Limited Partnership Agreement of the Partnership dated as of May 14, 2010, which Limited Partnership Agreement was (i) initially amended and restated pursuant to that certain Amended and Restated Limited Partnership Agreement of the Partnership dated as of September 1, 2017, (ii) subsequently amended and restated pursuant to that certain Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of December 27, 2018, (iii) further amended and restated pursuant to that certain Third Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 1, 2019; (iv) further amended and restated pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 26, 2019, as amended by that First Amendment effective as of April 26, 2019; (v) further amended and restated pursuant to that certain Fifth Amended and Restated Limited Partnership Agreement of the Partnership dated as of July 15, 2020, (vi) further amended and restated pursuant to that certain Sixth Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 31, 2021, and (vii) further amended and restated pursuant to that certain Seventh Amended and Restated Limited Partnership Agreement of the Partnership dated as of November 12, 2021 (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to enter into this Eighth Amended and Restated Limited Partnership Agreement of the Partnership to amend the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Existing Agreement in its entirety to read as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.    Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.03(c).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted: (a) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (b) by adding to such balance such

Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Asset Financing Portfolio” means the portfolio of illiquid financial and alternative assets, including investments in private equity funds, mezzanine funds, venture capital funds, private real estate, gated hedge funds, life settlements and other similar financial and alternative assets, to be loaned against or acquired by the Partnership or its Subsidiaries in the ordinary course of the Partnership’s trust products and services business.

“Amended Tax Amount” has the meaning set forth in Section 4.03(c).

“Annual Conversion Amount” means, with respect to any holder, an amount, determined as of such measurement period, equal to (a) the Sub-Capital Account attributable to the Preferred Series A Unit Accounts held by such holder as of January 1, 2025, multiplied by (b) the Annual Factor, minus (c) the aggregate amount of such holder’s Sub-Capital Account attributable to any Preferred Series A Unit Accounts previously converted pursuant to Section 7.08.

“Annual Factor” means (a) 20%, if the Annual Conversion Amount is being calculated for calendar year 2025; (b) 40%, if the Annual Conversion Amount is being calculated for calendar year 2026; (c) 60%, if the Annual Conversion Amount is being calculated for calendar year 2027; (d) 80%, if the Annual Conversion Amount is being calculated for calendar year 2028; or (e) 100%, if the Annual Conversion Amount is being calculated for calendar year 2029 or thereafter; provided, that if the Preferred Series A Subclass 1 Unit Conversion Price is equal to or greater than $18.00 on December 31 of any such calendar year, then the Annual Factor for the Preferred Series A Subclass 1 Unit Account shall be 100% on and following such date.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitations described in Sections 67 and 68 of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems reasonably necessary or advisable to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations and for anticipated debts, liabilities and obligations of the Partnership, in each case, which shall be consistent with the previously approved annual budget of the Partnership, if any.

“Available Redeeming Cash” for purposes of Section 7.09, shall be an amount equal to no less than 50% of the Partnership’s distributable cash flow, calculated quarterly, derived from cash flows from operations, plus cash inflows from financings less Tax Distributions required to be made pursuant to Section 4.03.

“Avalon” means Avalon Acquisition, Inc.

“Base Rate” means the SOFR Rate plus 0.5% (2.00% per annum).

“BCG” means The Beneficient Company Group, L.P., a Delaware limited partnership.

“Ben LLC” means Beneficient Company Group, L.L.C., a Delaware limited liability company.

“Ben LLC Class A Unit” means the Class A Units of Ben LLC.

“BEN UBTI Blockers” means Ben Markets Corporate Holdings, L.L.C.; Beneficient Capital Holdings, L.L.C.; Beneficient Corporate Holdings, L.L.C.; and any future direct or indirect Subsidiary of the Partnership established as a corporation for U.S. federal income tax purposes to result in no incurrence of UBTI at the Partnership or the Issuer, as applicable, as reasonably determined by the General Partner.

“Book Difference Allocation Amount” means, at any time, an amount equal to (a) the product of (i) the amount of the aggregate capital account balances, as of the time of computation, of all outstanding Class A Units and Class S Units plus the amount of the upward adjustment to Carrying Value as of such time (including the value of property or cash contributed to the Partnership in connection with the event giving rise to the adjustment to Carrying Value) and (ii) 15%, minus (b) the aggregate amount previously allocated under Section 5.04(d)(i).

“Business Combination Agreement” means that certain Business Combination Agreement dated as of September 21, 2022, by and among Beneficient Merger Sub I, Inc., Beneficient Merger Sub II, Inc., The Beneficient Company Group, L.P., and Avalon.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.02(a).

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject to or was contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (including the issuance of a Noncompensatory Option), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership interest is relinquished to the Partnership; (d) the date of any adjustment to carrying value under the agreement of limited partnership of the General Partner; or (e) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c), (d) and (e) above shall not be made if the General Partner, in its reasonable discretion, decides such changes are not necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. For the avoidance of doubt, adjustments to the Carrying Value, as defined here, of any assets held directly or indirectly by the Partnership (including interests in, or assets held through, Subsidiaries treated as corporations for U.S. federal income tax purposes) shall be made in a manner reasonably determined by the General Partner in its reasonable discretion to reflect the overall allocations among the Partnership and its Subsidiaries. In the event of the issuance of Units pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Unit differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Unit shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Units for a de minimis amount of cash or contributed property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership interest, or in the event of an issuance of a de minimis amount of Partnership interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a revaluation event described in this definition of Carrying Value, a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such unrealized gain or unrealized loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership interests (or, in the case of a revaluation event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Units acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such reasonable method of valuation as it may adopt.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner in its reasonable discretion pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Classes are the Class A Units, the Class S Units, the FLP Unit Accounts and the Preferred Series Unit Accounts. Subclasses within a Class shall not be separate Classes for purposes of this Agreement or the Act.

For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of limited partner interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds limited partner interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Limited Partner because it is the General Partner.

“Class A Common Stock” means the Class A common stock, par value $0.001, of the Issuer.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.001, of the Issuer.

“Class S Ordinary Units” means Units of partnership interest in the Partnership designated as the “Class S Ordinary Units” herein and having the rights pertaining thereto as are set forth in this Agreement and convertible into Class A Common Stock in accordance with an applicable Exchange Agreement and Section 7.06.

“Class S Preferred Units” means Units of partnership interest in the Partnership designated as the “Class S Preferred Units” herein and having the rights pertaining thereto as are set forth in this Agreement and convertible into Class S Ordinary Units in accordance with Section 7.05.

“Class S Units” means the Class S Ordinary Units and the Class S Preferred Units.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Issuer.

“Consenting Party” has the meaning set forth in Section 11.10(a).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Amount” has the meaning set forth in Section 7.08(b).

“Conversion Capital Account” has the meaning set forth in Section 5.05(h)(i).

“CPI-U” means the seasonally adjusted Consumer Price Index for All Urban Consumers published by the U.S. Bureau of Labor Statistics.

“Credit Amount” has the meaning set forth in Section 4.03(c).

“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a Partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the term “creditable foreign tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal of such former General Partner pursuant to Section 8.06.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dispute” has the meaning set forth in Section 11.10(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Securities” means (a) Units or other equity interests in the Partnership (including Class A Units, Class S Units, Preferred Series Unit Accounts and FLP Unit Accounts or other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership), (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Excess” has the meaning set forth in Section 7.04(b)(iv).

“Excess Amount” has the meaning set forth in Section 5.05(h)(iv).

“Excess EBITDA Margin” means the lesser of (i) 50% of the total GAAP revenue of the Partnership or a Subsidiary of the Partnership (without duplication), excluding Net Financing Revenue and any income allocation associated with a Subsidiary that is (A) taxable as a corporation for U.S. federal income tax purposes, or (B) a trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust” and “funding trust,” and (ii) an amount of total GAAP revenue that will cause the Profit Margin to equal 20%, treating amounts included as Excess EBITDA Margin as an expense in calculating such Profit Margin.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of the Partnership’s partnership units or other securities issued by partners, members or other equity holders, as applicable, of the General Partner, the Partnership and any of their Subsidiaries for Class A Common Stock, or the distribution of cash in lieu of Class A Common Stock.

“Exchange Transaction” means an exchange of Units or other securities for Class A Common Stock or cash pursuant to, and in accordance with, an applicable Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Units to the Issuer, the Partnership or any of their Subsidiaries for other consideration.

“Excluded Amounts” means amounts allocated pursuant to Section 5.04(c).

“Executive Committee” means the Executive Committee of the Board of Directors of the Issuer constituted in accordance with the governing documents of Issuer or, in the event there is no such Executive Committee, a committee composed of those members (or the duly appointed successors of those members) who served on the Executive Committee immediately before the Executive Committee ceased to exist.

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Final Tax Amount” has the meaning set forth in Section 4.03(c).

“Fiscal Quarter” means, as applicable, a three-month period commencing on January 1, April 1, July 1 or October 1.

“Fiscal Year” means, unless otherwise determined by the General Partner in its reasonable discretion in accordance with Section 11.12, (a) the period commencing upon the formation of the Partnership and ending on March 31, 2022 or (b) any subsequent twelve-month period commencing on April 1 and ending on March 31.

“FLP Unit Account” means an account having the rights and obligations specified in this Agreement and convertible into Class S Units in accordance with Section 7.04. References to “FLP Unit Accounts” include Subclass 1, Subclass 2 and Subclass 3 FLP Unit Accounts. For the avoidance of doubt, FLP Unit Accounts are not Class A Units, Class S Units or Preferred Series Unit Accounts.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means Beneficient Company Group, L.L.C., a limited liability company formed under the laws of the State of Delaware, or any additional and/or successor general partner admitted to the Partnership in accordance with the terms of this Agreement, acting in its capacity as a general partner of the Partnership.

“GP LLC Agreement” means the Limited Liability Agreement of the General Partner, as such agreement may be amended, supplemented or restated from time to time.

“GP Triggering Event” has the meaning set forth in Section 9.02.

“Guaranteed Series A-0 Payment” has the meaning set forth in Section 4.08.

“Hypothetical Class S Preferred Opening Capital Account Balance” means (a) for the period from and after the Effective Date through December 31, 2024, the balance of the Sub-Capital Account associated with a holder’s Class S Preferred Units as of the first day of a particular Fiscal Quarter, calculated on a compounded basis as if such Class S Preferred Units had been increased by any amounts actually allocated pursuant Section 5.04(a)(viii), in each case, after making appropriate adjustments for any redemptions, conversions and distributions and excluding any allocations of Loss; and, (b) for the period from and after January 1, 2025, the balance of the Sub-Capital Account associated with a holder’s Class S Preferred Units as of the first day of a particular Fiscal Quarter, calculated on a compounded basis as if such Class S Preferred Units had been increased by an amount equal to the Quarterly Class S Preferred Return for all previous Fiscal Quarters from and after January 1, 2025, after making appropriate adjustments for any redemptions, conversions and distributions and excluding any allocations of Profit or Loss; provided, however, that, in each case, in the event that any Class S Preferred Unit is to be converted or redeemed on a date that is not the first day of a Fiscal Quarter, then such applicable Hypothetical Class S Preferred Opening Capital Account Balance shall be determined as of such date, taking into account the proportionate Quarterly Class S Preferred Return for such period.

“Hypothetical Preferred Opening Capital Account Balance” means the balance of the Sub-Capital Account associated with a holder’s Preferred Series A Subclass 1 Unit Account as of the first day of a particular Fiscal Year or Fiscal Quarter, as applicable, calculated on a compounded basis as if such Preferred Series A Subclass 1Unit Account had been increased by an amount equal to: (a) in the case of each of the Preferred Series A Subclass 1 Unit Accounts (i) for the period from and after the Effective Date through December 31, 2024, any amounts actually allocated pursuant to Section 5.04(a)(iv), in each case, after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding any allocations of Loss, and (ii) for the period from and after January 1, 2025, the applicable Quarterly Preferred Series A Return for all previous Fiscal Quarters from and after January 1, 2025, in each case after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding any allocations of Profit or Loss, and (b) in the case of each of the Preferred Series C Subclass 1 Unit Accounts, the applicable Quarterly Preferred Series C Subclass 1 Return for all previous Fiscal Quarters, in each case after making appropriate adjustments for any redemptions, conversions and distributions and excluding any allocations of Profit or Loss; provided, that, in each case, in the event that any Preferred Series Unit Account is to be converted or redeemed on a date that is not the first day of a Fiscal Year or Fiscal Quarter, as applicable, then the Hypothetical Preferred Opening Capital Account Balance shall be determined as of such date, taking into account the proportionate amounts allocated pursuant to Section 5.04(a)(iv), Quarterly Preferred Series A Return or Quarterly Preferred Series C Subclass 1 Return, as applicable, for such period, in each case after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding, as applicable pursuant to clauses (a) and (b) above, any allocations of Profit or Loss.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Indebtedness” means the long-term indebtedness of the Partnership and its Subsidiaries, on a consolidated basis, as set forth on the most recent quarterly or annual financial statements of the Partnership.

“Indemnitee” means (a) the General Partner, (b) any current or former managing member of the General Partner, (c) any Departing General Partner and any current or former general partner or member of any Departing General Partner, (d) any additional or substitute General Partner, (e) any Person who is or was a tax matters partner (or partnership representative or designated individual), officer or director of the Partnership, the General Partner, any Departing General Partner or any additional or substitute General Partner or of the general partner of the General Partner or any Departing General Partner, (f) any Limited Partner, (g) any officer or director of the General Partner, any Departing General Partner or any additional or substitute General Partner who is or was serving at the request of the General Partner or any additional or substitute General Partner as an officer, director, employee, member, partner, tax matters partner (or partnership representative or designated individual), agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (h) any Person the General Partner in its reasonable discretion designates as an “Indemnitee” for purposes of this Agreement (which such designation may be made at any time, including after any liability arises) and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“Inflation Adjustment Amount” means for a given holder of Units, as of any determination date, the percentage change, if positive, to the CPI-U from (a) the date of the last allocation of Profits to such holder to (b) such determination date.

“Issuer” means Beneficient, a corporation formed under the laws of the State of Nevada, or any successor thereto.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Section 8.01, Section 8.02, and Section 8.03, acting in their capacity as a limited partner of the Partnership.

“Liquidating Proceeds” has the meaning set forth in Section 9.03(b).

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Minimum Retained Earnings” means, at any time of measurement, an amount equal to (a) the sum of the Hypothetical Preferred Opening Capital Account Balances for all applicable Preferred Series Unit Accounts, plus (b) the sum of the Hypothetical Class S Preferred Opening Capital Account Balances for all then issued and outstanding Class S Preferred Units, plus (c) the sum of all capital contributions made by Class A Units, and plus (d) the aggregate amount of any Carrying Value adjustments related to such Classes of Units pursuant to Section 5.04(d) and Section 5.04(e).

“NAV” means the net asset value (calculated by the Partnership in accordance with its customary procedures) of the Partnership’s Alternative Asset Financing Portfolio, plus, without duplication, all cash held or controlled by the Partnership or its Affiliates (as of the date of determination).

“Net Financing Revenue” means the net Profits or Losses from any activities of the Partnership earned directly, or indirectly, as a result of any financing activities of the Partnership or its Subsidiaries (without duplication), and excluding, for the avoidance of doubt, any net Profits or Losses deriving from any other activities of the Partnership or its Subsidiaries, including, but not limited to, any fees or reimbursement of expenses in connection with trustee or custodial services or functions, or insurance or insurance-related operations (regardless of eliminations due to consolidation) and the net financing revenues attributable to the fund interests set out on Exhibit A attached hereto.

“Net Taxable Income” has the meaning set forth in Section 4.03(a).

“90-Day Average SOFR” means the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the publication date most recently prior to each Fiscal Quarter.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated in writing as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” has the meaning set forth in Section 2.08.

“Partnership Sale” means, unless otherwise determined by the General Partner in its reasonable discretion, the sale, exchange, or other disposition, or sale of control, in one or more related transactions (transactions occurring within any 36-month period shall be deemed to be related unless determined otherwise by the General Partner in its reasonable discretion), of or over, (a) the Partnership, (b) 40% or more of the Partnership’s total assets (by value), or (c) assets of any direct or indirect Subsidiary of the Partnership; provided that such sale(s), exchange(s), or other disposition(s) represents more than 40% of the Partnership’s total assets (by value).

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Preemptive Holder” has the meaning set forth in Section 7.10(a).

“Preemptive Investor Portion” means, with respect to any Preemptive Holder, that proportion that the Class S Ordinary Units then held by such Preemptive Holder (including all Class S Ordinary Units then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any other Equity Securities then held by such Preemptive Holder) bears to the total Class S Ordinary Units of the Partnership then outstanding (assuming full conversion and/or exercise, as applicable, of all other Equity Securities then outstanding).

“Preemptive Rights Notice” has the meaning set forth in Section 7.10(b).

“Preferred Series A Subclass 0 Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 0 Unit Conversion Amount” has the meaning set forth in Section 7.08(a).

“Preferred Series A Subclass 0 Unit Conversion Price” means the average of (i) $10.50, and (ii) (x) if the Class A Common Stock is listed on a national securities exchange. the volume-weighted average closing price of a share of Class A Common Stock as reported on the exchange on which the Class A Common Stock is traded for the twenty (20) days immediately prior to the applicable Quarterly Exchange Date, or (y) if the Class A Common Stock is not listed on a national securities exchange, then the volume-weighted average closing price of a share of Class A Common Stock as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by the OTC Market Group, Inc.) for the twenty (20) days immediately prior to the applicable Quarterly Exchange Date (collectively, the “VWAP Price”); provided that, for the period from the Effective Date through December 31, 2027, the Preferred Series A Subclass 0 Unit Conversion Price as of any Quarterly Exchange Date shall not be less than $10.50.

“Preferred Series A Subclass 0 Unit Initial Amount” means, for each holder of Preferred Series A Subclass 0 Unit Accounts, such holders’ initial opening Preferred Series A Subclass 0 Unit Account balance as specified in the Partnership’s records for such holder (after giving effect to any conversions in connection with the consummation of the transactions contemplated by the Business Combination Agreement).

“Preferred Series A Subclass 0 Unit Quarterly Cap Amount” means, for each holder of Preferred Series A Subclass 0 Unit Accounts, twelve and one half percent (12.5%) of the Capital Account balance of such holders’ Preferred Series A Subclass 0 Initial Amount for any rolling twelve (12) month period.

“Preferred Series A Subclass 1 Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 1 Unit Conversion Amount” has the meaning set forth in Section 7.08(b).

“Preferred Series A Subclass 1 Unit Conversion Price” means the average closing price of a share of Class A Common Stock as reported on the exchange on which the Class A Common Stock is traded for the thirty (30) day period ended immediately prior to the applicable Quarterly Exchange Date, or if the Class A Common Stock is not listed on a national securities exchange, then the average closing price of a share of Common Stock as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by the OTC Market Group, Inc.) for the thirty (30) day period ended immediately prior to the applicable Quarterly Exchange Date; provided that, for the period from the Effective Date through December 31, 2027, the Preferred Series A Subclass 1 Unit Conversion Amount shall not be less than $10.50.

“Preferred Series A Unit Accounts” means the (a) Preferred Series A Subclass 0 Unit Accounts and (b) Preferred Series A Subclass 1 Unit Accounts.

“Preferred Series C Subclass 1 Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series Unit Account” means an account representing an interest in the Partnership designated as a “Preferred Series Unit Account” herein and having the rights pertaining thereto as are set forth in this Agreement. For the avoidance of doubt, Preferred Series Unit Accounts are not Class A Units, Class S Units, or FLP Unit Accounts. Preferred Series Unit Accounts shall include Preferred Series A Subclass 0 Unit Accounts, Preferred Series A Subclass 1 Unit Accounts and Preferred Series C Subclass 1 Unit Accounts.

“Primary Indemnification” has the meaning set forth in Section 10.02(a).

“Pro Rata” means, unless otherwise provided in this Agreement, (a) when used with respect to each category of Units, or any class, accounts or series thereof, apportioned equally among all designated Units (or categories, classes or series thereof) or in accordance with Sub-Capital Account balances with respect to the Preferred Series Unit Accounts and FLP Unit Accounts, and, to the extent applicable, the General Partner interest, in accordance with their relative Total Percentage Interests and (b) when used with respect to Partners, apportioned among all Partners in accordance with their relative Total Percentage Interests. For the avoidance of doubt, Pro Rata apportionments under this Agreement are made without conversion of any outstanding Class S Preferred Units into Class S Ordinary Units.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof (including, for the avoidance of doubt, with respect to the sale or other disposition of any Subsidiary of the Partnership or of assets used in the operation of the Partnership), determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (e) except for the items in clause (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Profit Margin” means the quotient of (i) the GAAP earnings before income, taxes, interest, depreciation and amortization (“EBITDA”) of the Partnership, including any direct or indirect Subsidiary (without duplication), divided by (ii) the total GAAP revenue of the Partnership, including any direct or indirect Subsidiary (without duplication), excluding any amount considered Net Financing Revenue related in calculating both clauses (i) and (ii) above.

“Quarterly Class S Preferred Rate” means the Base Rate; provided that the Quarterly Class S Preferred Rate shall be waived and shall not accrue during the period from the Effective Date until December 31, 2024, except to the extent any allocation of income is permitted under Section 5.04(a)(viii).

“Quarterly Class S Preferred Return” means for any given Fiscal Quarter (or portion thereof, for which a pro-rated Quarterly Class S Preferred Return shall apply), the amount equal to a Class S Preferred Unit holder’s Hypothetical Class S Preferred Opening Capital Account Balance, multiplied by the Quarterly Class S Preferred Rate.

“Quarterly Exchange Date” means, for each Fiscal Quarter following the Effective Date, the date that is the later to occur of either: (i) the third business day after the date of an earnings release for the prior Fiscal Quarter; or (ii) the first day following the earnings release for the prior Fiscal Quarter that directors and executive officers of the Issuer are permitted to trade under the applicable policies of the Issuer relating to trading by directors and executive officers.

“Quarterly Preferred Series A Rate” means the Base Rate; provided, that the Quarterly Preferred Series A Rate shall be waived and shall not accrue during the period from the Effective Date until December 31, 2024, except to the extent of any allocation of income permitted under Section 5.04(a)(iv) in which event the holders of the Preferred Series A Subclass 1 Unit Accounts may request a distribution pursuant to Section 4.01 and, if such distribution is not requested, such amount shall be accrued for purposes of determining the Total Preferred Series A Return.

“Quarterly Preferred Series A Return” means, with respect to Preferred Series A Subclass 1 Unit Accounts, for any given Fiscal Quarter (or portion thereof, for which a pro-rated Quarterly Preferred Series A Return shall apply), the product of (i) the amount equal to such Preferred Series A Subclass 1 Unit Account holder’s Hypothetical Preferred Opening Capital Account Balance, multiplied by (ii) the Quarterly Preferred Series A Rate.

“Quarterly Preferred Series C Subclass 1 Rate” means a fraction the numerator of which is (a) the sum of the Inflation Adjustment Amount, plus the 0.75%, and the denominator of which is (b) 1 minus the Assumed Tax Rate based on the Partnership’s most recently filed IRS form 1065.

“Quarterly Preferred Series C Subclass 1 Return” means, with respect to Preferred Series C Subclass 1 Unit Accounts, for any given Fiscal Quarter (or portion thereof, for which a pro-rated Quarterly Preferred Series C Subclass 1 Return shall apply), the product of (i) the amount equal to such Preferred Series C Subclass 1 Unit Account holder’s Hypothetical Preferred Opening Capital Account Balance, multiplied by (ii) the Quarterly Preferred Series C Subclass 1 Rate.

“Partnership Tax Audit Rules” means the provisions of Subchapter C of Chapter 63 of the Code, currently Code Section 6221 through 6241 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof).

“Sales Proceeds” has the meaning set forth in Section 4.07.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of a Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“SOFR Rate” means the 90-day Average SOFR divided by four.

“SPAC” means a special purpose acquisition entity which has completed an initial public offering resulting in the equity interests of such entity being listed on a securities exchange, and does not conduct any material business or maintain any material assets (other than cash).

“Sub-Capital Account” means a separate sub-account maintained with respect to a Partner’s Capital Account in accordance with Section 5.02.

“Subclass 1 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subclass 2 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subclass 3 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under GAAP.

“Substitute GP” has the meaning set forth in Section 9.02.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.03(a).

“Tax Distributions” has the meaning set forth in Section 4.03(a).

“Tax Matters Partner” has the meaning set forth in Section 5.08(a).

“Total Class S Preferred Return” means the amount calculated by summing a Class S Preferred Unit holder’s Quarterly Class S Preferred Returns for each Fiscal Quarter.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units, or any class thereof, then owned by such Partner by the number of Units, or any class thereof, then owned by all Partners. For the avoidance of doubt, Total Percentage Interest is computed (i) with respect to any Preferred Series Unit Account, on an as converted basis, and (ii) without conversion of any outstanding Class S Preferred Units into Class S Ordinary Units.

“Total Preferred Series A Return” means the amount calculated by summing a Preferred Series A Unit Account holder’s Quarterly Preferred Series A Return for each Fiscal Quarter.

“Trading Price” means, as of any date, (i) if the Class A Common Stock is listed on a national securities exchange, the closing price on such date of one share of Class A Common Stock, as reported on the primary exchange on which the shares of Class A Common Stock are traded, or (ii) if the Class A Common Stock is not listed on a national securities exchange, the closing price on such date as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by OTC Market Group, Inc.).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UBTI” means unrelated business taxable income or unrelated business debt financed income as defined in Sections 512 and 514 of the Code.

“Unit Price” means, at all times after the Effective Date, the Trading Price.

“Units” means the Class A Units, the Class S Units, the FLP Unit Accounts, the Preferred Series Unit Accounts and any other Class of Units or Unit Accounts that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement, including, solely where applicable, the General Partner interest.

“UPA” means the Preferred Series C Unit Purchase Agreement, effective as of July 15, 2020 entered into by and among GWG Holdings, Inc., a Delaware corporation, The Beneficient Company Group, L.P., a Delaware limited partnership, and Beneficient Company Holdings, L.P., a Delaware limited partnership.

“VWAP Price” has the meaning set forth in the definition of Preferred Series A Subclass 0 Unit Conversion Price.

ARTICLE II.

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01.    Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 14, 2010 of the Certificate. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Partners.

Section 2.02.    Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Beneficient Company Holdings, L.P.,” and all Partnership business shall be conducted in that name or in such other names that comply with applicable Law as the General Partner in its reasonable discretion may select from time to time. Subject to the Act, the General Partner may change the name of the Partnership (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Partners.

Section 2.03.    Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04.    Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select. As of the date hereof, the principal place of business and office of the Partnership is located at 325 N. St. Paul Street, Suite 4850, Dallas, Texas 75201.

Section 2.05.    Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a)    The Partnership’s registered agent and registered office for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

(b)    The General Partner may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable Laws and regulations. The General Partner may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the State of Delaware.

Section 2.06.    Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07.    Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, including, without limitation, the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

Section 2.08.    Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership as a partner of the Partnership on the date hereof, by virtue of the execution of this Agreement, is admitted as a partner (general or limited, as applicable and noted in the books and records) of the Partnership. A list of the Partners of the Partnership reflecting their respective Capital Account balances (including Hypothetical Preferred Opening Capital Account Balances) as determined in accordance with this Agreement as of the date hereof is set forth in the books and records of the Partnership (the “Partnership Register”). The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner upon the issuance of Units in accordance with this Agreement. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement, substantially in the form attached hereto as Annex A, to this Agreement pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.06 or Section 9.02(e). The General

Partner shall amend the books and records of the Partnership, including the Partnership Register of the Partnership, to reflect any changes to the current Partners or Transfers made subsequent to this Agreement, in each case in accordance with this Agreement.

Section 2.09.    Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII or conversion of all their Units pursuant to an Exchange Transaction in accordance with this Agreement.

Section 2.10.    Investment Representations of Partners. Each Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Partner.

ARTICLE III.

MANAGEMENT

Section 3.01.    General Partner.

(a)    The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

(b)    Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including, without limitation, the following powers:

(i)    to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(ii)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, Indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(iii)    to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(iv)    to engage attorneys, consultants and accountants for the Partnership;

(v)    to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vi)    to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

Section 3.02.    Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.03.    Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The

Partnership shall also, in the reasonable discretion of the General Partner, bear and/or reimburse the General Partner for (a) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner, (b) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates) and (c) all costs, fees or expenses owed directly or indirectly by the Partnership or the General Partner to the Issuer pursuant to their reimbursement obligations under, or which are otherwise allocated to the General Partner pursuant to, the GP LLC Agreement. To the extent that the General Partner determines in its reasonable discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its Subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its Subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.02.

Section 3.04.    Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated in writing as Officers by the General Partner, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “chief risk officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman” or “vice president,” and as and to the extent authorized by the General Partner. The Officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its reasonable discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All Officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the reasonable discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No Officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of its duties hereunder or otherwise. Notwithstanding anything set forth herein or in any previous delegation to an Officer of the Partnership, all powers granted to the Board of Directors of the Issuer pursuant to the GP LLC Agreement relating to the Partnership or specifically granted to the General Partner under this Agreement are hereby specifically delegated to and retained by the General Partner in its reasonable discretion and shall not be, and are not, delegated to any Officer. Notwithstanding anything set forth herein or in any previous delegation to an Officer of the Partnership, no Officer may make any decisions for, or bind the Partnership unless such Officer has been specifically delegated such authority in writing by the General Partner.

Section 3.05.    Additional Subsidiaries; Charities.

(a)    Whenever the Partnership makes any determination relating to the formation, creation or other acquisition of (or permitting the formation, creation or acquisition of) any new or additional direct or indirect Subsidiary, such determination on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer. Without limitation of the foregoing, the Partnership shall establish and structure each new or additional direct or indirect Subsidiary in a manner that maintains the allocation of Excluded Amounts as contemplated in Section 5.04(c), and the Partnership shall cause the governing documents of such Subsidiary (including the allocation of proceeds from the sale, exchange or disposition of such Subsidiary) to maintain the allocation of Excluded Amounts as contemplated in Section 5.04(c), such determinations on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer.

(b)    Whenever the Partnership makes any determination relating to the Partnership, the Issuer or any Affiliate or Subsidiary thereof regarding any charitable contributions or any other use or involvement of a charity in the business of the Partnership, the Issuer or any Affiliate or Subsidiary thereof, such determination on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer.

Section 3.06.    Authority of Partners.

(a)    No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, no Limited Partner shall have any right to vote on any matter involving the Partnership or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Notwithstanding the foregoing, Limited Partners, voting as a single class, shall have the right to vote on any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.06(a) or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

(b)    Without the written consent of the Limited Partners holding a majority of (i) the FLP Unit Accounts voting as a single class, and (ii) to the extent effecting the Subclass 3 FLP Unit Accounts, the Subclass 3 FLP Unit Accounts, the Partnership and its Subsidiaries may not directly or indirectly sell, modify any economic rights of, dispose of, transfer, or otherwise hypothecate any Subsidiary interests in a manner that adversely affects the allocation of Excluded Amounts as contemplated in Section 5.04(c).

Section 3.07.    Action by Written Consent or Ratification. Any action or ratification of any action required to be taken by the Partners, or any action which may be taken at any meeting of such Partners, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Partners having not less than the minimum number of votes that would be necessary to authorize or take such action, or ratify such action, at a meeting at which all Partners entitled to vote thereon were present and voted.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01.    Preferred Series A Subclass 1 Unit Accounts Distributions. From and after April 1, 2023, with respect to any applicable Fiscal Quarter where there was a positive income allocation of Quarterly Preferred Series A Return pursuant to Section 5.04(a)(iv), if Beneficient Holdings, Inc. makes a written request for distribution from the Partnership for distribution upon a business day at least 30 days of the date such notice is received by the Partnership, the Partnership shall, subject to Available Cash and making all required payments subject to Section 4.08, on such specified payment date in such notice, make a distribution Pro Rata to the holders of the Preferred Series A Subclass 1 Unit Accounts out of Available Cash up to the amount of such applicable Fiscal Quarter’s income allocation pursuant to Section 5.04(a)(iv), with a corresponding reduction to the Capital Account balance of each such Preferred Series A Subclass 1 Unit Account for amounts so distributed.

Section 4.02.    Discretionary Distributions. The General Partner, in its reasonable discretion, may authorize distributions by the Partnership as follows; provided, that, with respect to any Fiscal Quarter, no distributions may be made under this Section 4.02 until all distributions due under Section 4.01 with respect to such Fiscal Quarter have been made and any required Guaranteed Series A-0 Payment in respect of such Fiscal Quarter pursuant to Section 4.08 has been paid:

(a)    first, Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts, up to the sum of the unpaid Total Preferred Series A Return applicable to such Preferred Series A Subclass 1 Unit Accounts (taking in to account, without duplication, any amounts paid under Section 4.01) until the cumulative amount of distributions under this Section 4.02(a) and Tax Distributions under Section 4.03 to the holders of Preferred Series A Subclass 1 Unit Accounts are equal to the unpaid Total Preferred Series A Return applicable to such Preferred Series A Subclass 1 Unit Accounts (taking into account, without duplication, any amounts paid under Section 4.01);

(b)    second, Pro Rata to the holders of Class S Preferred Units, up to the sum of the unpaid Total Class S Preferred Return applicable to such Class S Preferred Units, until the cumulative amount of distributions under this Section 4.02(b) and Tax Distributions under Section 4.03 made to the holders of Class S Preferred Units are equal to the unpaid Total Class S Preferred Return; and

(c)    thereafter, to all holders of Units, pro rata in accordance with their respective positive Capital Account balances in respect of such Units; provided, however, that without the prior written consent of a majority of the Executive Committee, the General Partner shall not authorize distributions pursuant to this Section 4.02(c) to the extent such distributions would result in the amount of liquid assets of the Partnership being less than the Minimum Retained Earnings.

Section 4.03.    Tax and Other Distributions and Redemptions.

(a)    If taxable income (including any income allocable under Section 704(c) of the Code) of the Partnership for a Fiscal Year will give rise to taxable income for Partners, including income derived as a result of allocations previously made to a Partner under Section 5.04(d) and, to the extent related to contributions made on or prior to June 30, 2018, including income resulting from a reduction in a Partner’s share of liabilities under Section 752 of the Code or other constructive but not actual distribution to a Partner in excess of that Partner’s basis in its Partnership interest (“Net Taxable Income”), the General Partner (i) will cause the Partnership to distribute to holders of FLP Unit Accounts (other than the holder of the Subclass 3 FLP Unit Account), Class S Units and Preferred Series Unit Accounts, and (ii) with the prior written consent of a majority of the Executive Committee, may cause the Partnership to distribute to holders of Class A Units, cash (the “Tax Distributions”) with respect to each such Unit, Preferred Series Unit Account or FLP Unit Account, as applicable, in an amount equal to the excess of the Tax Amount with respect to such Unit (or FLP Unit Account or Preferred Series Unit Account) over the amount of other distributions previously made with respect to such Unit or FLP Unit Account or Preferred Series Unit Account, as applicable, by the Partnership during such Fiscal Year; provided that, the General Partner may in its reasonable discretion (but subject to the prior written consent of the applicable Unit or Preferred Series Unit Account or FLP Unit Account holder) redeem an amount of Class A Units or Class S Units of any such holder for cash representing up to that holder’s Net Taxable Income on the holder’s Class A Units or Class S Units, as appropriate, as such holder’s Tax Distribution (any such redemption to occur after all adjustments required under Section 5.04 and Section 7.04 have been made). Any Units redeemed pursuant to the previous sentence shall be valued based on Unit Price as of the date of redemption. A redemption under this Section 4.03(a) shall not be considered a non-pro rata distribution to which Section 4.05 applies. The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the highest allocable Net Taxable Income to the Unit in the hands of the applicable Partner in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 734(b) or 743(b) of the Code will be ignored. If as of the end of any Fiscal Year (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Year) the Capital Account balance in respect of any Subclass 3 FLP Unit Accounts is positive, the General Partner will cause the Partnership to distribute to holders of Subclass 3 FLP Unit Accounts cash in the amount of such Capital Account balance in respect of such applicable Subclass 3 FLP Unit Accounts, and such Capital Account balance shall be reduce to zero upon such distribution. Notwithstanding anything to the contrary in this Agreement, in the event that the Partnership or any taxing authority determines that any amount accrued but not paid to a Partner constitutes a “guaranteed payment” (within the meaning of Section 707(c) of the Code), the Partner shall be entitled to receive Tax Distributions under this Section 4.03(a) calculated using ordinary income tax rates rather than the Assumed Tax Rate which Tax Distribution shall be treated as an advance against the accrued but unpaid amount.

(b)    To the extent related to contributions made on or prior to June 30, 2018, and without duplication of any distribution to be made to a Partner under Section 4.03(a) in respect of a reduction in a share of liabilities, to the extent that a Partner directly, indirectly or as part of an overall plan transfers outstanding indebtedness of the Partnership to the Partnership, such Partner shall be entitled to a distribution equal to the excess of (i) the product of a fraction, the numerator of which is one and the denominator of which is one minus the Assumed Tax Rate, and the amount of such indebtedness over (ii) the amount of such indebtedness.

(c)    Tax Distributions with respect to any Unit shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner: (i) for the first quarterly period, 25% of the Tax Amount with respect to such Unit; (ii) for the second quarterly period, 50% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year; (iii) for the third quarterly period, 75% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year; and (iv) for the fourth quarterly period, 100% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount with respect to each Unit for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a cash Tax Distribution with respect to each Unit to the extent that the Amended Tax Amount with respect to such Unit so calculated (less other distributions made with respect to such Unit during such Fiscal Year) exceeds the cumulative Tax Distributions previously made by the Partnership with respect to such Unit in respect of such Fiscal Year. If the Amended Tax Amount with respect to such Unit is less than the cumulative Tax Distributions previously made with respect to such Unit by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions with respect to such Unit made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount with respect to each Unit of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a cash Tax Distribution with respect to each Unit to the extent that the Final Tax Amount with respect to such Unit so calculated exceeds the Amended Tax Amount with respect to such Unit. If the Final Tax Amount with respect to any Unit is less than the Amended Tax Amount with respect to such Unit in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions with respect to such Unit made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.03(c) for purposes of the computations herein.

Section 4.04.    Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.

Section 4.05.    Disproportionate Distributions. If there is a non-liquidating distribution that is not Pro Rata among Class A Units, Class S Ordinary Units and Class S Preferred Units (on an as-converted basis), then the number of outstanding Units will be increased or decreased, as appropriate, to reflect such disproportionate distribution as determined by the General Partner in its reasonable discretion. Neither a distribution pursuant to Section 4.02 nor a redemption pursuant to Section 4.03(a) shall be considered a non-Pro Rata distribution to which this Section 4.05 applies.

Section 4.06.    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, (i) the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate the Act or other applicable Law and (ii) until such time that there are no Preferred Series C Subclass 1 Unit Accounts outstanding, without the prior consent of a majority in interest of the holders of Preferred Series C Subclass 1 Unit Accounts, the General Partner shall not authorize any distributions by the Partnership, and the Partnership shall not make any distribution to any Partner, other than distributions pursuant to Section 4.01, Section 4.03, Section 4.04 and Section 4.07.

Section 4.07.    Distribution of Sales Proceeds. Any distribution of net consideration received from a Partnership Sale (the “Sales Proceeds”) shall be made, in each case only following and being reduced for the full payment of any required Guaranteed Series A-0 Payment and in respect of such Fiscal Quarter pursuant to Section 4.08 has been paid (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Quarter), in the following order after application of Section 5.04 through Section 5.07 (applied (x) after increasing each Partner’s Capital Account and Sub-Capital Account by the amount of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, and (y) taking into account any Profit and Loss of the Partnership through the date of the distribution (including any gains or losses from the event giving rise to the Sales Proceeds)) and Section 7.04:

(a)    first, Pro Rata to the holders of Preferred Series A Subclass 0 Unit Accounts in an amount equal to the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 0 Unit Accounts;

(b)    second, Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts in an amount equal to the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 1 Unit Accounts;

(c)    third, Pro Rata to the holders of Preferred Series C Subclass 1 Unit Accounts in an amount equal to the positive Sub-Capital Account attributable to such Preferred Series C Subclass 1 Unit Accounts;

(d)    fourth, Pro Rata to the holders of Class S Preferred Units in an amount equal to the positive Capital Account balances attributable to such Class S Preferred Units; and

(e)    fifth, Pro Rata to the holders of the Class A Units and Class S Ordinary Units in an amount equal to the positive Capital Account balances attributable to such Units.

Section 4.08.    Preferred Series A Subclass 0 Guaranteed Payment. Promptly at the end of each Fiscal Quarter (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Quarter), unless waived by a majority in interest of the Preferred Series A Subclass 0 Unit

Accounts, the Partnership will make a “guaranteed payment” (within the meaning of Section 707(c) of the Code) (the “Guaranteed Series A-0 Payment”) to each Preferred Series A Subclass 0 Unit Account holder equal to the product of (a) the then-current Capital Account balance of such Preferred Series A Subclass 0 Unit Accounts, multiplied by (b) 1.5%, plus any previously due but unpaid Guaranteed Series A-0 Payment pursuant to this Section 4.08.

ARTICLE V.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

Section 5.01.    Capital Contributions. The Partnership has issued to the Partners who have made, on or prior to the date hereof, Capital Contributions, in exchange therefor, the number and type of Class A Units, Class S Units, Preferred Series Unit Accounts, Subclass 1 FLP Unit Accounts and Subclass 3 FLP Unit Accounts as specified in the books and records of the Partnership.

Section 5.02.    Capital Accounts.

(a)    Notwithstanding anything herein to the contrary, a separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). Sub-Capital Accounts shall be established for each holder of Units other than Class A Units to reflect the allocations to the holder’s Capital Account for the FLP Unit Account, the Class S Ordinary Units, the Class S Preferred Units or the Preferred Series Unit Account, as appropriate. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04, any items of income or gain which are specially allocated pursuant to Section 5.05, and any amount as indicated in Section 7.04; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner, and by any amount as indicated in Section 7.04. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b)    The General Partner shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with the terms of this Agreement. Interest shall not be payable on Capital Account balances. The Capital Accounts shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulations, the provisions of this Agreement.

Section 5.03.    Additional Capital Contributions. Except as otherwise provided in this Agreement, no Partner shall be required to make additional Capital Contributions to the Partnership without the written consent of such Partner or permitted to make additional Capital Contributions to the Partnership without the written consent of the General Partner. The Partnership may admit additional Partners from time to time as provided in Section 7.01(d) or otherwise.

Section 5.04.    Allocations of Profits and Losses.

(a)    Profit of the Partnership Excluding Excluded Amounts. Notwithstanding any other provision herein, the General Partner may make any adjustments to the allocations in this Section 5.04 so as to cause the allocations to comply with Treasury Regulations Section 1.704-2 or to correct any errors, ambiguities, inconsistencies or omissions. All Profit of the Partnership (excluding Excluded Amounts) shall be allocated as follows, in each case, pro rata in accordance with the number of the applicable Class of Units held, or the applicable Sub-Capital Account balance in the case of Preferred Series Unit Accounts, unless otherwise specified in this Section 5.04(a), on the last day of each Fiscal Quarter, and the day before an event giving rise to Sales Proceeds will be treated as the last day of a Fiscal Quarter:

(i)    first, to the holders of the Class A Units, Class S Ordinary Units and Class S Preferred Units in an amount equal to the Losses allocated pursuant to Section 5.04(b)(vi), pro rata among them based on the amount of such Losses;

(ii)    second, to the holders of the Preferred Series A Subclass 0 Unit Accounts in an amount equal to the Losses allocated pursuant to Section 5.04(b)(v);

(iii)    third, to the holders of the Preferred Series A Subclass 1 Unit Accounts in an amount equal to the Losses allocated pursuant to Section 5.04(b)(iv);

(iv)    fourth, to the holders of the Preferred Series A Subclass 1 Unit Accounts until the total amount allocated pursuant to this clause equals the Quarterly Preferred Series A Return with respect to the Preferred Series A Subclass 1 Unit Accounts;

(v)    fifth, to the holders of the Preferred Series C Subclass 1 Unit Accounts in an amount equal to the Losses allocated pursuant to Section 5.04(b)(iii);

(vi)    sixth, to the holders of the Preferred Series C Subclass 1 Unit Accounts until the total amount allocated pursuant to this clause equals the Quarterly Preferred Series C Subclass 1 Return with respect to the Preferred Series C Subclass 1 Unit Accounts;

(vii)    seventh, to the holders of the Class S Preferred Units in an amount equal to the Losses allocated pursuant to Section 5.04(b)(ii);

(viii)    eighth, to the holders of the Class S Preferred Units until the total amount allocated pursuant to this clause equals the Quarterly Class S Preferred Return; and

(ix)    ninth, to the holders of Class A Units, Class S Ordinary Units and Class S Preferred Units, pro rata among them based on the number of Units of such Classes held by each of them.

(b)    Loss of the Partnership Excluding Excluded Amounts. Unless otherwise specified in this Section 5.04(b), all Losses of the Partnership (excluding Excluded Amounts) shall be allocated as follows, in each case, pro rata in accordance with the number of the applicable Class of Units held, or Sub-Capital Account balance in the case of Preferred Series Unit Accounts, on the last day of each Fiscal Quarter, and the day before an event giving rise to Sales Proceeds will be treated as the last day of a Fiscal Quarter:

(i)    first, to the holders of Class A Units and Class S Ordinary Units in an amount equal to the Capital Account balances associated with such Units, pro rata among them based on such Capital Account balances;

(ii)    second, to the holders of Class S Preferred Units in an amount equal to the Capital Accounts associated with such Units;

(iii)    third, to the holders of Preferred Series C Subclass 1 Unit Accounts in an amount equal to the Capital Accounts associated with the Preferred Series C Subclass 1 Unit Accounts;

(iv)    fourth, to the holders of Preferred Series A Subclass 1 Unit Accounts in an amount equal to the Capital Accounts associated with the Preferred Series A Subclass 1 Unit Accounts;

(v)    fifth, to the holders of Preferred Series A Subclass 0 Unit Accounts in an amount equal to the Capital Accounts associated with the Preferred Series A Subclass 0 Unit Accounts; and

(vi)    sixth, to the holders of Class A Units, Class S Ordinary Units and Class S Preferred Units, pro rata among them based on the number of Units of such Classes held by each of them.

(c)    Allocation of Excluded Amounts. All Excluded Amounts of the Partnership shall be allocated as follows on the last day of each Fiscal Quarter, and the day before an event giving rise to Sales Proceeds will be treated as the last day of a Fiscal Quarter:

(i)    The Profit earned from (A) 15% of the Net Financing Revenue and (B) the Excess EBITDA Margin shall be allocated to the holders of FLP Unit Accounts (other than the holders of the Subclass 3 FLP Unit Accounts) (1) 50.5% to the holder of the Subclass 1 FLP Unit Accounts and (2) 49.5% to the holder of the Subclass 2 FLP Unit Accounts, in each case on a pro rata basis based on existing Capital Account balances of such Subclass 1 FLP Unit Accounts or Subclass 2 FLP Unit Accounts, as applicable. For the avoidance of doubt, (i) where there is sufficient applicable taxable income, an allocation of Profits of Net Financing Revenue will be of the same underlying character as such taxable income, and (ii) otherwise, such allocation of Profits of Net Financing Revenue shall constitute a taxable capital shift.

(ii)    The Profit earned from 5% of the Net Financing Revenue shall be allocated to the holders of the Subclass 3 FLP Unit Accounts on a pro rata basis based on existing Capital Account balances of such Subclass 3 FLP Unit Accounts; provided, however, that the amount allocated under this clause (ii) in respect of any Fiscal Quarter shall be limited to 10% of the average annualized stated interest (to the extent constituting Net Financing Revenue) of the quarterly average of new loans issued by any Subsidiaries of the Partnership during the previous twelve Fiscal Quarters. For the avoidance of doubt, (i) where there is sufficient applicable taxable income, an allocation of Profits of Net Financing Revenue will be of the same underlying character as such taxable income, and (ii) otherwise, such allocation of Profits of Net Financing Revenue shall constitute a taxable capital shift.

(iii)    100% of the amounts distributed from any BEN UBTI Blocker to the Partnership shall be allocated to the holders of Class A Units after taking into account any amounts allocated under Section 5.04(a) in respect of such Fiscal Quarter in determining if the applicable amount required to be allocated has been already satisfied in whole or in part and disregarding any such portion of Section 5.04(a) in respect of any other class of Units.

(d)    Except as provided herein, upon an upward adjustment to the Carrying Value of any asset pursuant to the definition of Carrying Value, such adjustment (which, for the avoidance of doubt, shall not include (A) the value of property or cash contributed to the Partnership in connection with the event giving rise to the adjustment to Carrying Value; or (B) any property or cash contributed to the Partnership prior to June 1, 2018) shall be allocated:

(i)    first, among the holders of FLP Unit Accounts (other than the Subclass 3 FLP Unit Accounts) (1) 50.5% to the holder of the Subclass 1 FLP Unit Accounts and (2) 49.5% to the holder of the Subclass 2 FLP Unit Accounts, in each case on a pro rata basis based on existing Capital Account balances of such Subclass 1 FLP Unit Accounts and Subclass 2 FLP Unit Accounts, as applicable, in an amount equal to the Book Difference Allocation Amount;

(ii)    second, based on a methodology reasonably determined by the General Partner, among the Class A Units and Class S Units (on an as-converted basis) in the amount necessary to cause the Capital Account balances of each series of Class A Units to be equal and to cause the Capital Account balances of each series of Class S Units (on an as-converted basis) to be equal; and

(iii)    third, as to all upward adjustments not allocated pursuant to clauses (i) and (ii) of this Section 5.04(d), Pro Rata among all Units, except the Preferred Series Unit Accounts and FLP Unit Accounts, issued and outstanding immediately prior to the adjustment to Carrying Value.

(e)    Losses attributable to a downward adjustment to the Carrying Value of any asset shall be allocated Pro Rata among all holders of Units (except the Preferred Series Unit Accounts and the FLP Unit Accounts).

(f)    Notwithstanding any other provision herein except for Section 5.04(h), Profits generated in connection with Sales Proceeds shall be allocated as follows:

(i)    first, Pro Rata among the FLP Unit Accounts up to, in the aggregate, a proportion of the Sales Proceeds equal to the proportion that aggregate allocations under Section 5.04(c) were made to FLP Unit Accounts, compared to aggregate allocations to all Class A Units and Class S Units under Section 5.04(a) and Section 5.04(c), in each case during the four Fiscal Quarters (not including the deemed Fiscal Quarter end pursuant to Section 5.04(a) through Section 5.04(c)) preceding the sale, exchange or disposition giving rise to such Sales Proceeds, provided, that (A) the FLP Unit Accounts shall not be allocated Profits and Losses generated in connection with Sales Proceeds in an amount greater than an amount equal to 50% of such Sales Proceeds, (B) notwithstanding this Section 5.04(f)(i), the FLP Unit Accounts shall be allocated an amount equal to no less than 15% of the Profits generated in connection with the Sales Proceeds and (C) any amounts allocable to the FLP Unit Accounts pursuant to this Section 5.04(f)(i) shall be allocable solely to the Subclass 1 FLP Unit Accounts;

(ii)    second, Pro Rata among the Preferred Series A Subclass 0 Unit Accounts until the cumulative amount of Profits allocated to such Preferred Series A Subclass 0 Unit Accounts is equal to the excess of (1) the aggregate amount of Loss previously allocated to such Preferred Series A Subclass 0 Unit Accounts pursuant to Section 5.04(b)(v) over (2) the aggregate amount of Profit previously allocated to the Preferred Series A Subclass 0 Unit Accounts pursuant to Section 5.04(a)(ii).

(iii)    third, Pro Rata among the Preferred Series A Subclass 1 Unit Accounts until the cumulative amount of Profits allocated to such Preferred Series A Subclass 1 Unit Accounts is equal to the excess of (1) the aggregate amount of Loss previously allocated to such Preferred Series A Subclass 1 Unit Accounts pursuant to Section 5.04(b)(iv) over (2) the aggregate amount of Profit previously allocated to the Preferred Series A Subclass 1 Unit Accounts pursuant to Section 5.04(a)(iii) and Section 5.04(a)(iv);

(iv)    fourth, Pro Rata among the Preferred Series C Subclass 1 Unit Accounts until the cumulative amount of Profits allocated to such Preferred Series C Subclass 1 Unit Accounts is equal to the excess of (A) the aggregate amount of Loss previously allocated to such Preferred Series C Subclass 1 Unit Accounts pursuant to Section 5.04(b)(iii) over (B) the aggregate amount of Profit previously allocated to the Preferred Series C Subclass 1 Unit Accounts pursuant to Sections 5.04(a)(v) and 5.04(a)(vi);

(v)    fifth, Pro Rata among the Preferred Series A Subclass 1 Unit Accounts up to and in proportion to the amounts necessary to cause the applicable Sub-Capital Account balance attributable to such Preferred Series A Subclass 1 Unit Account to equal the Hypothetical Preferred Opening Capital Account Balance of such Preferred Series A Subclass 1 Unit Account;

(vi)    sixth, Pro Rata among the Preferred Series C Subclass 1 Unit Accounts up to and in proportion to the amounts necessary to cause the applicable Sub-Capital Account balance attributable to such Preferred Series C Subclass 1 Unit Accounts to equal the Hypothetical Preferred Opening Capital Account Balance of such Preferred Series C Subclass 1 Unit Accounts;

(vii)    seventh, pro rata among the Class S Preferred Units up to and in proportion to the greater of (A) the amounts necessary to cause the applicable holder’s Sub-Capital Account balance attributable to such Class S Preferred Units to equal the Hypothetical Class S Preferred Opening Capital Account Balance related to such Class S Preferred Units and (B) an amount equal to the sum of (1) the applicable holder’s Hypothetical Class S Preferred Opening Capital Account Balance, minus such holder’s Capital Contribution, minus any amounts previously allocated to such holders pursuant to Sections 5.04(a)(vii) and 5.04(a)(viii), and (2) any amounts previously allocated pursuant to Section 5.04(b)(ii); and

(viii)    eighth, pro rata between the Class A Units and Class S Ordinary Units in proportion to the aggregate allocations that were made to the Class A Units and Class S Ordinary Units under Section 5.04(a)(ix) and Section 5.04(c), in each case, during the four Fiscal Quarters (not including the deemed Fiscal Quarter end pursuant to Section 5.04(a) and Section 5.04(c)) preceding the sale, exchange or disposition giving rise to such Sales Proceeds.

(g)    Notwithstanding any other provision herein, Losses generated in connection with Sales Proceeds shall be allocated as follows:

(i)    first, pro rata among the Class A Units and Class S Ordinary Units in an amount equal to their remaining positive Capital Account balances, pro rata between them in an amount equal to their remaining positive Capital Account balances;

(ii)    second, Pro Rata among the Class S Preferred Units in an amount equal to their remaining positive Capital Account balances;

(iii)    third, Pro Rata among the Preferred Series C Subclass 1 Unit Accounts in an amount equal to their remaining positive Capital Account balances;

(iv)    fourth, Pro Rata among the Preferred Series A Subclass 1 Unit Accounts in an amount equal to their remaining Capital Account balances;

(v)    fifth, Pro Rata among the Preferred Series A Subclass 0 Unit Accounts in an amount equal to their remaining positive Capital Account balances; and

(vi)    sixth, Pro Rata among the Class A Units and Class S Ordinary Units, Pro Rata among them based on the number of Units held by each of them.

(h)    Cancellation of Indebtedness Income. The General Partner shall first allocate items of cancellation of indebtedness income (within the meaning of Section 61(a)(12) of the Code) to the Class A Units and to the extent that any such allocation is restricted by the principles set forth in Internal Revenue Service Revenue Ruling 92-97, 1992-2 C.B. 124, the remainder shall be allocated among the Classes of Units in such manner as the General Partner deems appropriate and in accordance with the Partners’ interest in the Partnership.

Section 5.05.    Special Allocations. Notwithstanding any other provision in this Article V:

(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f)    Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the Partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

(g)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.05(b) or Section 5.05(c) shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 5.05(b) or Section 5.05(c) had not occurred.

(h)    Preferred Series C Subclass 1 Unit Account Capital Accounts; Special Provisions.

(i)    A separate account shall be maintained with respect to the Preferred Series C Subclass 1 Unit Accounts (the “Conversion Capital Account”). The Conversion Capital Account shall be maintained in an identical manner to the Capital Account, subject to the adjustments set forth in this Section 5.05(h).

(ii)    The allocations of Profits, Losses and items of income, gain, loss and deduction set forth in this Section 5.05, other than this Section 5.05(h), shall be used solely to maintain the Conversion Capital Account. Such allocations shall not be used for purposes of maintaining the Capital Accounts, or allocations of taxable amounts, to the holders of the Preferred Series C Subclass 1 Unit Accounts.

(iii)    For all purposes of this Agreement, other than maintaining the Conversion Capital Account, including maintaining the Capital Account of the Preferred Series C Subclass 1 Unit Accountholders, and the tax allocations set forth in Section 5.06 hereof, Profit, Losses and items of income, gain, loss and deduction shall be allocated in the same amounts and proportions to the holders of the Preferred Series C Subclass 1 Unit Account as if the Preferred Series C Subclass 1 Unit Accounts were Preferred Series A Subclass 1 Unit Accounts.

(iv)    Following the exchange of any Preferred Series C Subclass 1 Unit Account for Class A Common Stock pursuant to the terms of the UPA, the excess of the Capital Account of such Preferred Series C Subclass 1 Unit Account over the Conversion Capital Account of such Preferred Series C Subclass 1 Unit Account shall be referred to as an (“Excess Amount”). For each tax period following the creation of an Excess Amount, Profit, or income or gain, shall be specially allocated, pursuant to the principals of Treasury Regulations Section 1.704-1(b)(4)(x), to the Preferred Series A Subclass 1 Unit Accounts, prior to any amount of Profit, income or gain being allocated to any other class of Units (other than the Preferred Series A Subclass 0 Unit Accounts) or Limited Partners until such special allocations equal, in the aggregate, such Excess Amount.

Section 5.06.    Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between the Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method with curative allocations (as provided in Treasury Regulations Section 1.704-3(c)) for all Section 704(c) allocations, limited to allocations of income or gain from the disposition of Partnership property where allocations of depreciation deductions have been limited by the ceiling rule throughout the term of the Partnership). If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.07.    Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Unless otherwise agreed in writing by the General Partner, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner, which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.02) with respect to income attributable to or distributions or other payments to such Partner.

Section 5.08.    Tax Matters.

(a)    The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code, and the General Partner, or its designee, shall be the “partnership representative” within the meaning of Section 6223 of the Code for tax years commencing after December 31, 2017 (each of the “tax matters partner” and the “partnership representative”, the “Tax Matters Partner”). The Tax Matters Partner shall appoint an individual as a designated individual to the extent required under the Partnership Tax Audit Rules. The Tax Matters Partner (and designated individual, as applicable) may resign at such time permitted under the Partnership Tax Audit Rules. In the event of the resignation of the Tax Matters Partner, the General Partner shall appoint a new Tax Matters Partner, and in the event of the resignation of the designated individual, the Tax Matters Partner shall appoint a new designated individual. The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.

(b)    In respect of tax years commencing after December 31, 2017, the Partners acknowledge and agree that it is the intention of the Partners to minimize any obligations of the Partnership to pay taxes and interest in connection with any audit of the Partnership, including, by means of any available elections under Section 6226 of the Code and/or the Partners filing amended returns under Section 6225(c)(2) of the Code, in each case as amended by the Partnership Tax Audit Rules. The Partners agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Partner and making elections and filing amended returns reasonably requested by the Tax Matters Partner, and the Tax Matters Partner shall make such elections as it determines in its discretion, to give effect to the preceding sentence. The Partnership shall make any payments it may be required to make under the Partnership Tax Audit Rules and, in the Tax Matters Partner’s reasonable discretion, allocate any such payment among the current or former Partners of the Partnership for the “reviewed year” to which the payment relates in a manner that reflects the current or former Partners’ respective interests in the Partnership for such “reviewed year” and any other factors taken into account in determining the amount of the payment (with the intent of apportioning the payment in the same manner as if the Partnership had made the election under Section 6226 of the Code and the payment had been assessed directly against such Partner).

Section 5.09.    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Section 5.03, Section 5.04 and Section 5.05 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

Section 5.10.    Subclass 2 FLP Unit Accounts. Subclass 2 FLP Unit Accounts are intended to qualify as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43. None of the Partners being issued Subclass 2 FLP Unit Accounts shall make Capital Contributions in connection with the acquisition of such Subclass 2 FLP Unit Accounts and the Partnership shall treat such Partners as holding “profits interests” for all purposes of this Agreement with respect to such Subclass 2 FLP Unit Accounts. In the event that the Internal Revenue Service issues any additional guidance concerning the taxation of the Subclass 2 FLP Unit Accounts that are intended to qualify as “profits interests” after the execution of this Agreement, the General Partner shall take any action required by such guidance, including the filing of tax elections thereunder and the adoption of additional provisions to this Agreement that are binding on the Partnership and the Partners under Delaware Law, to achieve the same tax treatment for such Subclass 2 FLP Unit Accounts as is applicable on the date of execution of this Agreement.

ARTICLE VI.

BOOKS AND RECORDS; REPORTS

Section 6.01.    Books and Records.

(a)    At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(b)    Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i)    a copy of the Certificate and this Agreement and all amendments thereto and hereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto and hereto have been executed; and

(ii)    promptly after their becoming available, copies of the Partnership’s federal income tax returns for the three most recent years.

(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its reasonable discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by Law or by agreement with any third party to keep confidential. In addition, notwithstanding any provision in this Agreement to the contrary, no Limited Partner shall have any right to, and the General Partner may in its reasonable discretion keep confidential, all books and records and any other information of the Partnership or its Affiliates or their equity owners that was generated prior to September 1, 2017 or that otherwise relates to facts, circumstances, events, actions or communications occurring prior to September 1, 2017.

ARTICLE VII.

PARTNERSHIP UNITS

Section 7.01.    Units.

(a)    Classes. Interests in the Partnership shall be represented by Units. The Units initially are comprised of five Classes hereby designated as “Class A Units”, “Class S Ordinary Units”, “Class S Preferred Units”, “FLP Unit Accounts” and “Preferred Series Unit Accounts” and the FLP Unit Accounts are further subdivided into subclass 1 (“Subclass 1 FLP Unit Accounts”), with such rights as expressly set forth herein and which shall initially represent 50.5% of the FLP Unit Accounts (excluding the Subclass 3 FLP Unit Accounts), with the balance, initially representing 49.5% of the FLP Unit Accounts (excluding the Subclass 3 FLP Unit Accounts), being deemed subclass 2 (“Subclass 2 FLP Unit Accounts”), and the remainder being deemed subclass 3 (“Subclass 3 FLP Unit Accounts”). The Preferred Series Unit Accounts are further subdivided into Series A subclass 0 (“Preferred Series A Subclass 0 Unit Accounts”), Series A subclass 1 (“Preferred Series A Subclass 1 Unit Accounts”), and Series C subclass 1 (the “Preferred Series C Subclass 1 Unit Accounts”), in each case, with such rights as expressly set forth herein. The Class A Units were previously subdivided under the Existing Agreement into subclass 1 (the “Subclass 1 Class A Units”) and subclass 2 (the “Subclass 2 Class A Units”). Effective as of the Effective Date of this Agreement, the Class A Units shall no longer be subdivided and the Subclass 1 Class A Units and the Subclass 2 Class A Units shall be referred to as Class A Units with such rights as expressly set forth herein and each such Class A Unit shall have a Capital Account balance equal to the Capital Account balance of the previous Subclass 1 Class A Unit or Subclass 2 Class A Unit, as applicable.

(b)    In connection with each issuance of a Class of Units, the General Partner, at its discretion, may issue a new series of such Class. The General Partner in its reasonable discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its reasonable discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units.

(c)    Notwithstanding anything else in this Agreement to the contrary, the Partnership shall issue a Class A Unit for each Ben LLC Class A Unit outstanding, and each such Class A Unit shall track, on a one-to-one basis, the corresponding Ben LLC Class A Unit. Without limitation of the foregoing, the Partnership (i) shall cause the redemption or cancellation, as appropriate, of Class A Units to reflect the redemption or cancellation of any Ben LLC Class A Unit (with appropriate adjustments, if necessary, made pursuant to Section 4.05), and (ii) shall not permit any Class A Unit to be redeemed or cancelled unless and until corresponding Ben LLC Class A Units are first redeemed or cancelled.

(d)    The General Partner in its reasonable discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership and admit such Persons as limited partners of the Partnership and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities.

(e)    Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, Class S Units, FLP Unit Accounts, Preferred Series Unit Accounts and Units of any other Class, subclass or series that may be established in accordance with this Agreement. All Units of a particular Class or subclass shall have identical rights in all respects as all other Units of such Class or subclass, except in each case as otherwise specified in this Agreement.

Section 7.02.    Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

Section 7.03.    Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

Section 7.04.    Issuance of Additional Class S Units.

(a)    Immediately after an allocation pursuant to Section 5.04(d)(i) and prior to an allocation pursuant to Section 5.04(d)(ii) and Section 5.04(d)(iii), the Sub-Capital Account balance associated with the Subclass 1 FLP Unit Account and the Subclass 2 FLP Unit Account of each holder thereof shall be reduced by the amount so allocated, and in exchange therefor:

(i)    such holder shall be issued the number of Class S Ordinary Units (including, if applicable, fractional Units) equal to the amount of such reduction divided by the Unit Price on the date of such exchange; and

(ii)    the Sub-Capital Account of such newly issued Class S Ordinary Units shall be credited with an amount equal to the amount by which such holder’s Sub-Capital Account associated with its Subclass 1 FLP Unit Account or Subclass 2 FLP Unit Account was reduced as described in clause (a).

(b)    On a quarterly basis, after the application of Section 7.04(a), or immediately preceding a distribution of Sales Proceeds under Section 4.07 or any distribution under Section 4.02, and after any allocations under Section 5.04(a), Section 5.04(c), and Section 5.04(f) have been made, if the Sub-Capital Account balance associated with the FLP Unit Account (other than the Subclass 3 FLP Unit Accounts) of each holder thereof is positive, such Sub-Capital Account shall be reduced to zero, and in exchange therefor:

(i)    such holder of an FLP Unit Account (other than the Subclass 3 FLP Unit Accounts) shall be issued an equal number of Class S Ordinary Units and Class S Preferred Units (including, if applicable, fractional Units) necessary to provide such holder with an additional number of Class S Ordinary Units and Class S Preferred Units that, in the aggregate, equal (A) the balance of the holder’s Sub-Capital Account associated with its FLP Unit Account divided by (B) the Unit Price on the date of such exchange;

(ii)    the Sub-Capital Accounts of such newly issued Class S Ordinary Units and Class S Preferred Units shall each be credited with an amount equal to one-half the amount by which such holder’s Sub-Capital Account associated with its FLP Unit Account was reduced as described in this Section 7.04(b);

(iii)    notwithstanding anything to the contrary elsewhere in this Agreement, the Class S Units issued pursuant to this Section 7.04(b) may not be disposed of by any holder thereof before July 1 of the year following the year in which such Class S Units are issued;

(iv)    if the total Profit allocated during the four Fiscal Quarters of a Fiscal Year under Section 5.04(c) exceeds the cumulative Profit for such Fiscal Year that would have been allocated under Section 5.04(c) had Profit been allocated on an annual, rather than quarterly, basis (such excess, the “Excess”), then Class S Ordinary Units and Class S Preferred Units (an equal number of each) with an aggregate Unit Price (as of the date such Units were issued under this Section 7.04(b)) equal to the Excess shall be cancelled no later than June 30 of the year following such Fiscal Year; and

(v)    any Tax Distributions made under Section 4.03 that are attributable to the excess described in Section 7.04(b)(iv) shall be considered to create negative Sub-Capital Account balances associated with the FLP Unit Accounts and such balances shall first be offset by future allocations of Profit prior to conversion of the FLP Unit Accounts into Class S Ordinary Units and Class S Preferred Units.

(c)    Immediately after an allocation of income, from revenue streams not associated with Net Financing Revenue, pursuant to Section 5.04(a)(ix), the Sub-Capital Account balances associated with the Class S Units of each holder thereof shall be reduced by the amount so allocated, and in exchange therefor:

(i)    such holder shall be issued an equal number of Class S Ordinary Units and Class S Preferred Units (including, if applicable, fractional Units) necessary to provide such holder with an additional number of Class S Ordinary Units and Class S Preferred Units that, in the aggregate, equal (A) the amount of such reduction divided by (B) the Unit Price on the date of such exchange; and

(ii)    the Sub-Capital Accounts of such newly issued Class S Ordinary Units and Class S Preferred Units shall each be credited with an amount equal to one half of the amount by which such holder’s Sub-Capital Accounts associated with its Class S Units were reduced as described in this Section 7.04(c).

(d)    Issuance of Additional Class S Preferred Units. On a quarterly basis, the Sub-Capital Account balance associated with the Class S Preferred Units of each holder thereof shall be reduced by the amount of Profit (if any) allocated to such holder pursuant to Section 5.04(a)(vii) and (viii) for that quarter, and in exchange therefor such holder shall be issued the number of Class S Preferred Units (including, if applicable, fractional Units) equal to (i) the amount of such reduction divided by (ii) the Unit Price on the date of such exchange.

Section 7.05.    Conversion of Class S Preferred Units. Class S Preferred Units may be converted into Class S Ordinary Units (including, if applicable, fractional Units) on a quarterly basis upon the election of a holder of Class S Preferred Units by written notice to the Partnership. Upon such an election, such holder shall receive 1.0 Class S Ordinary Unit for every 1.2 Class S Preferred Units converted. In connection with such conversion, each converted Class S Preferred Unit shall be cancelled and its Capital Account reduced to zero, and the Capital Account of such newly issued Class S Ordinary Unit shall be credited with an amount equal to the amount by which the Capital Accounts of the applicable Class S Preferred Units were reduced. For the avoidance of doubt, Class S Ordinary Units issued pursuant to this Section 7.05 may be contemporaneously converted into Class A Common Stock in accordance with Section 7.06.

Section 7.06.    Exchange of Class S Ordinary Units. Whole Class S Ordinary Units may be exchanged with Class A Common Stock of the Issuer on a quarterly basis upon the election of a holder of Class S Ordinary Units by written notice to the Partnership and the Issuer. Upon such an election, each Class S Ordinary Unit shall be exchanged with one share of Class A Common Stock of the Issuer. In connection with such exchange, each exchanged Class S Ordinary Unit shall be cancelled and its Capital Account reduced to zero, and the Partnership shall issue a number of Class A Units to Ben LLC, in its capacity as a Limited Partner (or other party as determined by the General Partner as appropriate) equal to the number of exchanged Class S Ordinary Units and the Capital Account of such newly issued Class A Units shall be credited with an amount equal to the amount by which the Capital Accounts of the exchanged Class S Ordinary Units were reduced. Any exchange of Class S Ordinary Units into Class A Common Stock of the Issuer shall also be subject to the applicable Exchange Agreement. Fractional Class S Ordinary Units may be surrendered to the Partnership in exchange for cash in an amount equal to the Unit Price upon the election of a direct or indirect holder of Class S Ordinary Units that holds no whole Class S Ordinary Units, subject to the approval of the Issuer. The Issuer and the Partnership shall take such actions as are reasonably necessary to effect such exchange at such time.

Section 7.07.    Combinations of Fractional Class S Units. At any time that the outstanding fractional Class S Preferred Units or Class S Ordinary Units, calculated separately, associated with a holder of such Class S Units equal, in the aggregate, greater than a whole Class S Unit, then the Partnership shall combine such Class S Units to give the holder whole Class S Units and a fractional Class S Unit representing the remainder of the combined Class S Units. After any such combination, each Partner shall have the same Total Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units shall not be adjusted.

Section 7.08.    Conversion of Preferred Series Unit Accounts.

(a)    Preferred Series A Subclass 0 Unit Accounts.

(i)    At any time on or after January 1, 2023, with respect to any Preferred Series A Subclass 0 Unit Accounts, the holder of such Preferred Series A Subclass 0 Unit Account may convert an amount of the Sub-Capital Account associated with such Preferred Series A Subclass 0 Unit Account, in whole or in part (a “Preferred Series A Subclass 0 Unit Conversion Amount”), into Class S Ordinary Units (including, if applicable, fractional Units) on the next Quarterly Exchange Date upon the holder’s written notice to the Partnership 60 days prior to the applicable Quarterly Exchange Date; provided that, 60 days’ prior notice is not required for conversion into Class S Ordinary Units and the contemporaneous exchange with Class A Common Stock in accordance with Section 7.08(c) on the first Quarterly Exchange Date that such Preferred Series A Subclass 0 Unit Account is eligible to be converted.

(ii)    At any time on or after January 1, 2023, in each Fiscal Quarter, a holder of Preferred Series A Subclass 0 Unit Accounts may elect to convert an amount of Preferred Series A Subclass 1 Unit Accounts with a Sub-Capital Account equal to an amount up to the applicable Preferred Series A Subclass 0 Unit Quarterly Cap Amount into Preferred Series A Subclass 0 Unit Accounts with Capital Account balance equal to the Sub-Capital Account balance so converted; provided that, in no event shall such holder convert an amount of their Preferred Series A Subclass 1 Unit Accounts, on an aggregate basis, in excess of fifty percent (50%) of such holder’s Preferred Series A Subclass 0 Unit Initial Amount.

(b)    Preferred Series A Subclass 1 Unit Accounts. At any time on or after January 1, 2025, a holder of Preferred Series A Subclass 1 Unit Accounts may, in any calendar year, elect to convert an amount of Preferred Series A Subclass 1 Unit Accounts with a Sub-Capital Account equal to such holder’s Annual Conversion Amount (the amount of any Preferred Series A Unit Accounts so converted, the “Preferred Series A Subclass 1 Unit Conversion Amount” and collectively with a Preferred Series A Subclass 0 Unit Conversion Amount, a “Conversion Amount”), into Class S Ordinary Units (including, if applicable, fractional Units) on the next Quarterly Exchange Date upon the holder’s written notice to the Partnership 60 days prior to the applicable Quarterly Exchange Date; provided that, 60 days’ prior notice is not required for conversion into Class S Ordinary Units and the contemporaneous exchange with Class A Common Stock in accordance with Section 7.08(c) on the first Quarterly Exchange Date that such Preferred Series A Subclass 1 Unit Accounts is eligible to be converted.

(c)    Upon a conversion of a Preferred Series Unit Account into Class S Ordinary Units pursuant to Section 7.08(a) or Section 7.08(b), as applicable, the holder of such Preferred Series Unit Account shall be issued Class S Ordinary Units in an amount equal to (i) the Conversion Amount divided by (ii) either (A) in the case of the Preferred Series A Subclass 0 Unit Account, the Preferred Series A Subclass 0 Unit Conversion Price and (B) in the case of the Preferred Series A Subclass 1 Unit Account, the Preferred Series A Subclass 1 Unit Conversion Price. In connection with the conversion, each of the Sub-Capital Account balance and the Hypothetical Preferred Opening Capital Account Balance associated with such Preferred Series Unit Accounts shall be reduced by the Conversion Amount and the newly issued Class S Ordinary Units shall be credited with the Conversion Amount pro rata in accordance with such newly issued Class S Ordinary Units. For the avoidance of doubt, Class S Ordinary Units issued pursuant to this Section 7.08 may be contemporaneously exchanged into Class A Common Stock in accordance with Section 7.06.

(d)    Preferred Series C Subclass 1 Unit Accounts. Holders of the Preferred Series C Subclass 1 Unit Accounts shall have, hereunder, the optional conversion and exchange rights in respect of such Preferred Series C Subclass 1 Unit Accounts as are set forth in Section 3 of the UPA, as if such provisions were part of this Agreement.

Section 7.09.    Redemption of Preferred Series A Subclass 0 Unit Accounts. At any time on or after January 1, 2023, in each Fiscal Quarter, a holder of Preferred Series A Subclass 0 Unit Accounts may elect to redeem an amount of Preferred Series A Subclass 0 Unit Accounts with a Sub-Capital Account equal to an amount up to the applicable Preferred Series A Subclass 0 Unit Quarterly Cap Amount; provided that, in no event shall such holder redeem more than fifty percent (50%) of the Capital Account balance of such holder’s Preferred Series A Subclass 0 Unit Initial Amount on an aggregate basis. Promptly following a redemption notice a holder of Preferred Series A Subclass 0 Unit Accounts, the Partnership shall mandatorily redeem the applicable amount of Preferred Series A Subclass 0 Unit Accounts. In exchange for the redemption of the Preferred Series A Subclass 0 Unit Accounts, the Partnership shall distribute Available Redeeming Cash Pro Rata to the holders of the Preferred Series A Subclass 0 Unit Accounts then being redeemed until such time as the Sub-Capital Accounts associated with Preferred Series A Subclass 0 Unit Accounts have been reduced by the requested amount. In the event that Available Redeeming Cash is insufficient to redeem all applicable Preferred Series A Subclass 0 Unit Accounts that are to be redeemed for cash, the Partnership shall, on a quarterly basis, redeem additional Preferred Series A Subclass 0 Unit Accounts until all such Preferred Series A Subclass 0 Unit Accounts have been redeemed.

Section 7.10.    Preemptive Rights.

(a)    Except for the issuance or sale of Equity Securities (i) either directly or indirectly (including through Beneficient Management Partners, L.P.) to officers, employees, directors or consultants of the Partnership or its Subsidiaries pursuant to an incentive equity plan, agreement or arrangement previously approved by BCG, as general partner of the Partnership, or by Affiliates of BCG, and as in effect as of the Effective Date, (ii) to officers, employees, directors or consultants of the Issuer, General Partner, the Partnership or their respective Subsidiaries pursuant to an incentive equity plan, agreement or arrangement approved by the General Partner and, if necessary, the Board of Directors of the Issuer, or a committee thereof, (iii) in connection with the conversion or exchange of any of the Partnership’s outstanding Equity Securities into another class of Equity Securities on terms made available to all holders of the same class of such outstanding Equity Securities, (iv) in connection with an acquisition of another company, business or assets (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) by the Partnership or any of its Subsidiaries, (v) upon the exercise or conversion or exchange of any Equity Securities, options, warrants, rights or securities outstanding on the Effective Date or issued after the Effective Date in compliance with the provisions of this Section 7.10, (vi) in connection with obligations of the Partnership to any exchange trust or any other product of the Partnership that requires the issuance of any Equity Securities, (vii) issued as a general partner interest to an additional General Partner or substitute General Partner, or (viii) on or prior to the Effective Date and, if the Partnership authorizes the issuance or sale of any Equity Securities of the Partnership (other than as a dividend on outstanding Equity Securities of the Partnership), the Partnership shall offer to sell to each holder of a Preferred Series A Unit Account (each, a “Preemptive Holder”) a portion of such Equity Securities equal to the Preemptive Investor Portion. Each such Preemptive Holder shall be entitled to purchase such Equity Securities at the same price and on the same terms as such Equity Securities are to be offered to the prospective purchaser. The purchase price for all Equity Securities offered to each such Preemptive Holder shall be payable in cash by wire transfer of immediately available funds.

(b)    In connection with the issuance or sale of any Equity Securities to which the preemptive rights described in this Section 7.10 apply, the Partnership will deliver to each Preemptive Holder, as soon as reasonably practicable under the circumstances giving rise to the preemptive rights described in this Section 7.10, a written notice (the “Preemptive Rights Notice”) describing (i) the Equity Securities being offered, (ii) the purchase price and the payment terms of the Equity Securities being offered (including the date the Partnership is requesting delivery of funds with respect thereto), and (iii) such holder’s percentage allotment.

(c)    In order to exercise its preemptive rights under this Section 7.10, each Preemptive Holder must deliver a written notice to the Partnership describing its election hereunder (which election may be with respect to all or any portion of the Equity Securities it has a right to purchase hereunder) no later than twenty (20) days after receipt of the Preemptive Rights Notice.

(d)    Notwithstanding anything to the contrary set forth herein, in lieu of offering to any Preemptive Holder any Equity Securities to which the preemptive rights described in this Section 7.10 apply at the time such Equity Securities are offered, the Partnership may comply with the provisions of this Section 7.10 by making an offer to sell to each such Preemptive Holder the number of such Equity Securities that such holder would be entitled to purchase under Section 7.10(a) promptly after a sale is effected. In such event, for all purposes of this Section 7.10, the number of such Equity Securities that each such Preemptive Holder shall be entitled to purchase under Section 7.10(a) shall be determined taking into consideration the actual number of Equity Securities sold so as to achieve the same economic effect as if such offer would have been made prior to such sale.

(e)    The rights under this Section 7.10 will terminate upon the date that there are no Preferred Series A Subclass 1 Unit Accounts outstanding.

Section 7.11.    Additional Issuances and Indebtedness. Without the prior written consent of holders of a majority of then outstanding Preferred Series A Unit Accounts:

(a)    none of the Partnership nor any of its Subsidiaries shall (i) issue any Equity Securities or (ii) incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that, in any such case, is senior in any respect to, or (except to the extent permitted pursuant to Section 7.11(b)) pari passu with, any right of distribution, redemption, repayment, repurchase or other payment relating to the Preferred Series A Unit Accounts; and

(b)    prior to the conversion of all of the Preferred Series A Unit Accounts, the Partnership shall not directly or indirectly incur any additional long-term indebtedness, unless, (i) after giving effect to the incurrence thereof on a pro forma basis, the sum of all Indebtedness and such long-term indebtedness would not exceed 55% of the Partnership’s NAV plus cash on hand at the Issuer, the Partnership and its subsidiaries, and (ii) at the time of incurrence, the aggregate balance of the Partnership’s (including controlled Subsidiaries) Indebtedness plus such additional long-term indebtedness does not exceed 40% of the sum of the net asset value of the collateral underlying the loan portfolio of the Partnership and its Subsidiaries plus cash on hand at the Issuer, Partnership and its Subsidiaries.

Section 7.12.    Adjustments to Conversion Price; Elective Conversion Upon Partnership Sale or Dissolution.

(a)    If the Partnership at any time subdivides (by any stock split, dividend, recapitalization or otherwise) one or more classes of its respective outstanding Units into a greater number of Units, the applicable conversion price in effect immediately prior to such subdivision will be proportionately reduced. If the Partnership at any time combines (by combination, reverse stock split or otherwise) one or more classes of its respective outstanding Units into a smaller number of Units, the applicable conversion price in effect immediately prior to such combination will be proportionately increased.

(b)    Subject to the terms of this Section 7.12(b), Class S Preferred Units may be converted into Class S Ordinary Units immediately prior to consummation of a Partnership Sale or an event giving rise to Liquidating Proceeds. The General Partner or Liquidation Agent, as the case may be, shall use commercially reasonable efforts to provide each holder of Class S Preferred Units with at least ten days’ notice of a Partnership Sale or an event giving rise to Liquidating Proceeds, which notice shall include a summary of the material terms of such Partnership Sale or event to allow such holder to make a decision regarding whether to elect to convert its, his or her Class S Preferred Units. Holders of Class S Preferred Units may irrevocably elect to convert all (but not less than all) of their respective Class S Preferred Units into Class S Ordinary Units (including, if applicable, fractional Units) pursuant to Section 7.05 by delivering a written notice to the General Partner or Liquidation Agent, as the case may be, within five days of delivery of the notice referenced in the immediately preceding sentence.

Section 7.13.    Redemption Limitation. Without the prior written consent of holders of a majority of then outstanding Preferred Series A Unit Accounts, and except as otherwise provided herein, the Partnership shall not redeem any other class or series of equity securities, whether pursuant to optional or mandatory redemption rights or otherwise, unless and until the holders of Preferred Series A Unit Accounts have been paid or redeemed in full an amount equal to the Hypothetical Preferred Opening Capital Account Balances associated with such Preferred Series A Unit Accounts. Notwithstanding the foregoing, this Section 7.13 shall not prevent the Partnership from redeeming (a) Units in connection with obligations of the Partnership to any exchange trust, (b) Class S Units, so long as the consideration used to redeem such Class S Units is a publicly traded security of an Affiliate or (c) redemptions pursuant to and in accordance with Section 4.03 and Section 4.05 and any conversion, exchange or redemption of any Units in which the redeemed party retains the same economic interest (other than any tax-related differences) in the Partnership or the Issuer, as the case may be, and in which the holders of Preferred Series A Unit Accounts retain priority in redemption and distributions (in each case to the maximum extent contemplated by this Agreement) over any such new economic interest.

ARTICLE VIII.

TRANSFER RESTRICTIONS

Section 8.01.    Limited Partner Transfers. A Limited Partner may Transfer all or a portion of its Units only if the General Partner consents in writing to the Transfer, which consent it may grant or withhold in its sole discretion; provided that, notwithstanding the foregoing: (a) each Limited Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, any applicable Exchange Agreement (provided that such Exchange Transactions shall be effected in compliance with policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers)); and (b) each holder of a Preferred Series Unit Account may further Transfer all or any portion of its Preferred Series Unit Account to an estate-planning vehicle or other Person without the consent of the General Partner.

Section 8.02.    Mandatory Exchanges. The General Partner may not cause to be Transferred in an Exchange Transaction any Limited Partner Units without the written consent of the holder of such Units.

Section 8.03.    Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s reasonable discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void. Notwithstanding any other provision of this Agreement to the contrary and in furtherance of the foregoing, no holder of a Class A Unit may encumber or Transfer, in whole or in part, such Class A Unit to the extent such Encumbrance or Transfer would cause such Class A Unit to cease to track to a corresponding Ben LLC Class A Unit.

Section 8.04.    Further Restrictions.

(a)     Notwithstanding any contrary provision in this Agreement, the General Partner may impose such forfeiture provisions, Transfer restrictions or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such Units or pursuant to an amendment to this Agreement adopted in accordance with Section 11.12. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its reasonable discretion with respect to all or a portion of the Units owned by any one or more Limited Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(i)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii)    such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii)    such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)    to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s reasonable discretion; or

(v)    the General Partner shall determine in its reasonable discretion that such Transfer would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treasury Regulations Section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer of Units or other interests in the Partnership as the General Partner may determine in its reasonable discretion to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

(c)    Any Transfer in violation of this Article VIII shall, to the fullest extent permitted by law, be deemed null and void ab initio and of no effect.

Section 8.05.    Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner that transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.07.

Section 8.06.    Admissions, Withdrawals and Removals.

(a)    No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the reasonable discretion of each incumbent General Partner. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

(b)    No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.08. Any additional General Partner or substitute General Partner admitted as a general partner of the Partnership pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Partnership without dissolution.

(c)    Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.07.    Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a)    the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s reasonable discretion;

(b)    if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its reasonable discretion);

(c)    if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d)    if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.08.    Withdrawal and Removal of Limited Partners. Subject to Section 8.05, if a Limited Partner ceases to hold any Units, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner (hereunder or under applicable Law), and shall be deemed to have withdrawn from the Partnership.

Section 8.09.    Indirect Transfer to an Equity Holder. For the avoidance of doubt, subject to Section 8.04(b), in order to effectuate a Transfer of Units by a Limited Partner to an equity holder of such Limited Partner, a Limited Partner may Transfer Units to a Subsidiary of such Limited Partner and transfer its ownership in such Subsidiary to the Limited Partner’s equity holder. Notwithstanding Section 8.07(a), Section 8.07(b) and Section 8.07(c), but subject to Section 8.07(d), upon the Transfer of the Units by a Limited Partner to a Subsidiary thereof, such Subsidiary shall be automatically admitted as a Limited Partner upon its execution of a counterpart signature page to this Agreement.

ARTICLE IX.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01.    No Dissolution. Except as required by the Act, the Partnership shall not be dissolved solely by reason of the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Partners, to the fullest extent permitted by law, hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02.    Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)    the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement;

(b)    any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c)    the written consent of all Partners;

(d)    at any time there are no limited partners, unless the Partnership is continued in accordance with the Act;

(e)    the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Units then outstanding agree in writing to so continue the business of the Partnership; or

(f)    the determination of the General Partner in its reasonable discretion.

Notwithstanding any other provision of this Agreement (including Section 8.06 hereof) or the Act, upon the Incapacity or removal of the General Partner, the occurrence of a Disabling Event with respect to the General Partner, or upon the occurrence of any other event that causes the General Partner to withdraw as, or cease to be, the general partner of the Partnership (each, a “GP Triggering Event”), Issuer (or in the event that the Board of Directors of the Issuer determines that Issuer should not serve in such capacity, a nominee selected by the Board of Directors of the Issuer (other than the Issuer)) shall, without any action of any other Person, be automatically admitted as a general partner of the Partnership (a “Substitute GP”) upon the execution by such Substitute GP of a counterpart signature page to this Agreement. Such Substitute GP shall be deemed admitted to the Partnership as a general partner of the Partnership effective immediately prior to the occurrence of such GP Triggering Event. The Substitute GP, solely in its capacity as General Partner, shall have no interest in the profits, losses and capital of the Partnership and will have no right to receive any distributions of Partnership assets. Upon admission of a Substitute GP in accordance with the foregoing, such Substitute GP is hereby authorized to, and elects to, carry on the business of the Partnership in accordance with the terms of this Agreement and the Act, and the Partnership shall continue without dissolution.

Section 9.03.    Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The Sub-Capital Account balances of the FLP Unit Accounts (other than the Subclass 3 FLP Unit Accounts) shall automatically be converted into Class S Units according to Section 7.04. Then, the proceeds of any liquidation shall be applied and distributed in the following order:

(a)    first, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b)    second, the remaining proceeds, if any (the “Liquidating Proceeds”), shall be distributed pursuant to Section 4.07 (substituting “Liquidating Proceeds” for “Sales Proceeds”).

Section 9.04.    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05.    Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06.    Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.07.    Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, this Section 9.07 and the provisions of Section 10.01, Section 10.02, Section 11.09 and Section 11.10 shall survive the termination of the Partnership.

ARTICLE X.

LIABILITY AND INDEMNIFICATION

Section 10.01.    Liability of Partners.

(a)    No Limited Partner and no Affiliate, manager, member, employee or agent of a Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

(b)    Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners and each other Person bound by this Agreement. Whenever in this Agreement or any other agreement contemplated hereby one or more Indemnitees or other Persons are permitted to or required to make a decision (i) in their “discretion” or (ii) pursuant to any provision not subject to an express standard of “good faith” (regardless of whether there is a reference to “discretion” or any other standard), then the Indemnitee(s) or such other Person(s), as applicable, in making such decision, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership, the Partners, or any other Person (including any creditor of the Partnership), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a decision or action under this Agreement is to be made or taken by one or more Indemnitees or other Persons in “good faith”, the Indemnitee(s) or such other Person(s) shall act in “good faith” and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise and any decision or action made or taken or omitted to be made or taken in good faith shall not be a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity. For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by one or more Indemnitees or other Persons conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith” unless the Indemnitee(s) or such other Person(s), as applicable, subjectively believed such determination, action or failure to act was adverse to the interests of the Partnership. The belief of a majority of the Board of Directors of Issuer or committee thereof shall be deemed to be the belief of the Board of Directors of Issuer or such committee. In any proceeding brought by the Partnership, any Limited Partner or any other Person who is bound by this

Agreement challenging an action, determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act did not satisfy the applicable standard of conduct pursuant to this Agreement. To the fullest extent permitted by law, any action or determination taken or made by one or more Indemnitees or other Persons which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the Act and any other applicable fiduciary requirements.

(c)    To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement.

(d)    The General Partner and any other Indemnitees may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by such Person on behalf of the Partnership in accordance with the advice or opinion of such counsel, accountants or financial or other advisors shall be conclusively presumed to have been done or omitted in good faith in accordance with such advice or opinion so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 10.02.    Indemnification.

(a)    Indemnification. To the fullest extent permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.02, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitees’ conduct was unlawful; provided, further, that if any employee of the Partnership, the Issuer or any Affiliate brings any action, suit or proceedings against the Partnership, the General Partner or any Affiliate of the foregoing, such employee shall not be entitled to indemnification under this Section 10.02, unless the General Partner in its reasonable discretion consents thereto. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

(b)    Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise.

(c)    Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d)    Insurance.

(i)    To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(ii)    In the event of any payment by the Partnership under this Section 10.02, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii)    The Partnership shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e)    Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02 shall be made to the fullest extent permitted by law.

(f)    Notwithstanding anything to the contrary set forth in this Section 10.02, any indemnification or advancement obligation of the Partnership under this Agreement shall only be satisfied to the extent that the Partnership will remain solvent, as determined by the General Partner in its reasonable discretion, after payment of such obligations, and thereafter any such obligation shall terminate.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

Section 10.03.    Exculpation.

Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Partners or any other Persons who are bound by this Agreement, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties, if any) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

ARTICLE XI.

MISCELLANEOUS

Section 11.01.    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and made (i) the date such notice, request, claim, demand or other communication is served by delivery in person upon the Person for whom it is intended, (ii) the date sent if delivered by electronic mail (provided, that for such electronic mail to be deemed to have been given on the date it is sent, a copy of such notice, request, claim, demand or other communication is also furnished on such date to a nationally recognized overnight courier for next business day delivery), (iii) three business days after mailing if sent by certified or registered mail, return receipt requested, or (iv) one business day after being furnished to a nationally recognized overnight courier for next business day delivery, in each case to the Person at the applicable address or electronic mail address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	If to the Partnership, to:

Beneficient Company Holdings, L.P.

c/o Beneficient Company Group, L.L.C.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attention: General Counsel

Electronic mail: legalnotices@beneficient.com

(b)	If to any Partner, to:

Beneficient Company Group, L.L.C.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attention: General Counsel

Electronic mail: legalnotices@beneficient.com

The Beneficient Company Group, L.P. shall use commercially reasonable efforts to forward any such communication to the applicable Partner’s address or electronic mail address as shown in the Partnership’s books and records.

(c)	If to the General Partner, to:

Beneficient Company Group, L.L.C.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attention: General Counsel

Electronic mail: legalnotices@beneficient.com

Section 11.03.    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05.    Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.06.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07.    Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08.    Entire Agreement. This Agreement and the UPA, as referenced herein, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.09.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the principles of conflicts of law.

Section 11.10.    Dispute Resolution.

(a)    The Partnership, and each Partner, each other Person who acquires a Unit or other interest in the Partnership and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) (i) irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any interest in the Partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 11.10(a) or the arbitrability of any Dispute (as defined below), (B) the duties, obligations or liabilities of the Partnership to the Partners, or of the Partners to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, or any Partner, (D) any provision of the Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be finally settled by arbitration conducted by three arbitrators (or, in the event the amount of quantified claims and/or estimated monetary value of other claims contained in the applicable request for arbitration is less than $3.0 million, by a sole arbitrator) in Wilmington, Delaware in accordance with the Rules of Arbitration of the International Chamber of Commerce (including the rules relating to costs and fees) existing on the date of this Agreement except to the extent those rules are inconsistent with the terms of this Section 11.10, and that such arbitration shall be the exclusive manner pursuant to which any Dispute shall be resolved; (ii) agrees that this Agreement involves commerce and is governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. and any applicable treaties governing the recognition and enforcement of international arbitration agreements and awards; (iii) agrees to take all steps necessary or advisable, including the execution of documents to be filed with the International Court of Arbitration or the International Centre for ADR in order to properly submit any Dispute for arbitration pursuant to this Section 11.10(a); (iv) irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the submission of any Dispute for arbitration pursuant to this Section 11.10(a) and any right to lay claim to jurisdiction in any venue; (v) agrees that (A) the arbitrator(s) shall be U.S. lawyers, U.S. law professors and/or retired U.S. judges and all arbitrators, including the president of the arbitral tribunal, may be U.S. nationals and (B) the arbitrator(s) shall conduct the proceedings in the English language; (vi) agrees that except as required by law (including any disclosure requirement to which the Partnership may be subject under any securities law, rule or regulation or applicable securities exchange rule or requirement) or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain; (vii) irrevocably agrees that, unless the General Partner and the relevant named party or parties shall otherwise mutually agree in writing, (A) the arbitrator(s) may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim, (B) SUCH CONSENTING PARTY MAY BRING CLAIMS ONLY IN ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, CLASS REPRESENTATIVE OR CLASS MEMBER, OR AS A PRIVATE ATTORNEY GENERAL, IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING, and (C) the arbitrator(s) may not consolidate more than one person’s claims, and shall not have authority otherwise to preside over any form of a representative or class or consolidated proceeding or entertain any claim on behalf of a person who is not a named party, nor shall any arbitrator have authority to make any award for the benefit of, or against, any person who is not a named party;

and (viii) agrees that if a Dispute that would be arbitrable under this Agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its Affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its Affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this arbitration agreement. Notwithstanding Section 11.01, each provision of this Section 11.10(a) shall be deemed material, and shall not be severable and this Section 11.10(a) shall be enforced only in its entirety. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)    Notwithstanding the provisions of Section 11.10(a), any Consenting Party may bring an action or special proceeding for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each Consenting Party (i) irrevocably agrees that, unless the General Partner consents in writing to the selection of an alternative forum, any such action or special proceeding shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such action or special proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such action or special proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such action or special proceeding is brought in an inconvenient forum, or (C) the venue of such action or special proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such action or special proceeding; (v) consents to process being served in any such action or special proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c)    If the arbitrator(s) shall determine that any Dispute is not subject to arbitration, or the arbitrator(s) or any court or tribunal of competent jurisdiction shall refuse to enforce any provision of Section 11.10(a) or shall determine that any Dispute is not subject to arbitration as contemplated thereby, then, and only then, shall the alternative provisions of this Section 11.10(c) be applicable. Each Consenting Party, to the fullest extent permitted by law, (i) irrevocably agrees that unless the General Partner consents in writing to the selection of an alternative forum, any Dispute shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction over such Dispute; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. The parties acknowledge that the fora designated by this Section 11.10(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

Section 11.11.    Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.12.    Amendments and Waivers.

(a)    Subject to this Section 11.12, this Agreement may be amended, supplemented, waived or modified by the General Partner in its reasonable discretion without the approval of any Limited Partner or other Person; provided that no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the prior written consent of such holder (or, if there is more than one such holder that is so affected, without the prior written consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided, further, that no amendment may be made that would materially and adversely affect the rights of a particular Class without the prior written consent of a majority in interest of the holders of such Class; provided, further, that no amendment may be made that would materially and adversely affect the rights of the Subclass 3 FLP Unit Accounts without the prior written consent of a majority in interest by Capital Account balance of the holders of such Subclass 3 FLP Unit Accounts; provided, further, that no amendment may be made to Section 4.01 hereof without the prior written consent of Beneficient Holdings, Inc.; provided, further, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement or the Partnership Register and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 7.01 (and subject to compliance with Section 7.10); (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.01; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership. For the avoidance of doubt, any amendment to Section 4.01, Section 4.02, the first sentence of Section 5.03, Section 5.04, Section 5.06, Section 7.02 (to the extent such amendment requires Units to be certificated), Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.13, or, to the extent related to any of the foregoing, Section 1.01, in each case that in any way affects the rights of the holder(s) of any class of Preferred Series Unit Accounts shall be deemed to materially affect the rights of the holder(s) of such Class. Subject to any requirement herein to seek the consent of a particular Class, if consent from multiple holders is required to be obtained pursuant to this Section 11.12(a), then the consent of a majority in interest (calculated on an as converted basis, assuming all such holders had converted the Equity Securities held by them to Class A Units) of all such holders shall constitute the consent of all such holders. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.

(b)    Notwithstanding anything in this Agreement to the contrary, in addition to any required approval of any holder or Class pursuant to Section 11.12(a), any amendment, supplement, waiver or modification of the definitions of “Minimum Retained Earnings” or Section 4.01, shall require the approval of the Executive Committee.

(c)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d)    Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

Section 11.13.    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02); provided, however, that each employee, officer, director, agent or indemnitee of any Consenting Party or its Affiliates is an intended third party beneficiary of Section 11.10(a) and shall be entitled to enforce its rights thereunder.

Section 11.14.    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.15.    Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of the Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.03) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership. It is expressly intended by each Limited Partner that the power of attorney granted by this Section 11.15 is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent death, disability or incapacity of such Limited Partner (or if such Limited Partner is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof).

Section 11.16.    Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, the General Partner may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate subscription, letter or other agreements with individual Limited Partners with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Limited Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 11.17.    Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

Section 11.18.    Delivery by Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an email with scan attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of an email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the Effective Date.

GENERAL PARTNER:

BENEFICIENT COMPANY GROUP, L.L.C.

By:
Name:
Title:

[Signature Page to 8th A&R LPA of Beneficient Company Holdings, L.P.]

BENEFICIENT HOLDINGS, INC., solely with respect to Section 4.01

By:
Name:
Title:

[Signature Page to 8th A&R LPA of Beneficient Company Holdings, L.P.]

Annex A

JOINDER AGREEMENT

Reference is made to the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Partnership”), dated as of             , 2022 (as amended, the “Agreement”). All capitalized, but undefined terms used in this joinder agreement (this “Joinder Agreement”) shall have the meanings assigned to them in the Agreement.

By executing this Joinder Agreement, [Insert Name of New Limited Partner] (the “New Limited Partner”), hereby agrees that effective upon the execution of this Joinder Agreement by each of the parties hereto, it shall be bound by all of the terms and conditions of the Agreement and shall become a party to the Agreement. The execution by the New Limited Partner of this Joinder Agreement shall constitute its execution of a counterpart signature page to the Agreement.

Upon the execution of this Joinder Agreement by each of the parties hereto, the New Limited Partner shall be admitted as a Limited Partner of the Partnership effective as of [Insert Date].

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of             , 20    .

[SIGNATURE BLOCK OF NEW LIMITED PARTNER]

Accepted and Agreed by:

GENERAL PARTNER:

BENEFICIENT COMPANY GROUP, L.L.C.

By:
Name:
Title:

Annex

ANNEX P

FORM OF

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated as of                 , 2023, is entered into by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Company Group, L.L.C., a Delaware limited liability company (“Ben LLC”) and Beneficient Company Holdings, L.P. (“BCH”).

WHEREAS, The Beneficient Company Group. L.P. (“BCG”) previously formed Ben LLC as its sole member and served as its managing member;

WHEREAS, BCG subsequently converted from a Delaware limited partnership to a Nevada corporation and in connection therewith changed its name to Beneficient (the “Conversion”);

WHEREAS, in connection with the Conversion, Beneficient, as then general partner of BCH, adopted the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH Eighth A&R LPA”), which provides for the exchange of certain limited partner interests in BCH for shares of the Class A Common Stock (as defined below) in Beneficient;

WHEREAS, following the Conversion, Beneficient contributed 100% of its general partner and limited partner interests in BCH to Ben LLC (the “Contribution”); and

WHEREAS, the parties desire to enter into this Agreement to provide, together with the terms and conditions of the BCH Eighth A&R LPA, for certain rights and obligations with respect to the exchange of such limited partner interests in BCH for shares of the Class A Common Stock of Beneficient from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“BCG” has the meaning set forth in the recitals of this Agreement.

“BCH” has the meaning set forth in the preamble of this Agreement.

“BCH Eighth A&R LPA” has the meaning set forth in the recitals to this Agreement, as it may be amended, supplemented or restated from time to time.

“Ben LLC” has the meaning set forth in the preamble of this Agreement.

“Beneficient” has the meaning set forth in the preamble of this Agreement.

“Business Day” means each day that is not a Saturday, Sunday or Federal holiday.

“Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Group Partnership” means, initially, BCH and any successor thereto, and shall also include any future partnership that is a subsidiary of Beneficient and designated as a Group Partnership pursuant to Section 3.1.

“Group Partnership Agreement” means, with respect to BCH, the BCH Eighth A&R LPA, as may be amended, supplemented or restated from time to time and, with respect to any future Group Partnership, the limited partnership agreement of such future Group Partnership.

“Group Partnership General Partner” means, with respect to BCH, Ben LLC, and any successor thereto and, with respect to any future Group Partnership, the general partner of such future Group Partnership).

“Group Partnership Interests” means, with respect to BCH, the Class S Ordinary Units, the Preferred Series C Subclass 1 Unit Accounts and any subsequently established class of limited partnership interests in BCH that are exchangeable for shares of Class A Common Stock and, with respect to any future Group Partnership, the limited partnership interests of such future Group Partnership that are exchangeable for shares of Class A Common Stock.

“Issuer” means Beneficient and any successor thereto.

“Limited Partner” means each Person that is as of the date of this Agreement or becomes from time to time hereafter (i) a limited partner of a Group Partnership pursuant to the terms of the applicable Group Partnership Agreement and (ii) a holder of a Group Partnership Interest.

“Notice” has the meaning set forth in Section 2.2(a).

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Public Offering” means a public offering of shares of Class A Common Stock pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under accounting principles generally accepted in the United States.

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Issuer to act as registrar and transfer agent for the Class A Common Stock.

ARTICLE II

EXCHANGE OF GROUP PARTNERSHIP INTEREST

Section 2.1 Exchange of Group Partnership Interest.

(a) Subject to the provisions of the Group Partnership Agreement and to the provisions of Section 2.2 hereof, a Limited Partner shall be entitled to exchange Group Partnership Interests for the delivery of that number of shares of Class A Common Stock (acquired from the Issuer) as determined in accordance with the applicable Group Partnership Agreement (any such exchange, an “Exchange”).

(b) On the date any Exchange of Group Partnership Interests is effective, all rights of the Limited Partner as holder of such exchanged Group Partnership Interests shall cease, and the Limited Partner shall be treated for all purposes as having then become the record holder of the shares of Class A Common Stock that are the subject of the Exchange.

(c) For the avoidance of doubt, any Exchange of Group Partnership Interests shall, in addition to the terms and conditions hereof, be subject to the provisions of the Group Partnership Agreement.

Section 2.2 Exchange Procedures.

(a) A Limited Partner may exercise the right to Exchange its Group Partnership Interests from time to time by providing written notice (a “Notice”) of the Exchange to the Group Partnership General Partner and the Issuer substantially in the form of Exhibit A hereto and as may otherwise be required by the applicable Group Partnership Agreement. Each such Notice shall be duly executed by such Limited Partner and delivered during normal business hours at the principal executive offices of the Group Partnership General Partner and the Issuer or such other manner agreeable to the Group Partnership General Partner.

(b) In respect of each Exchange for which a Notice has been provided pursuant to Section 2.2(a):

(i) If at any time after the date the Notice is given and prior to the date of the Exchange, the Issuer commences a Public Offering or determines that it is reasonably likely to commence a Public Offering within ninety (90) days following such Exchange, the Issuer and the Group Partnership may cancel, at their sole option, all Exchanges for which a Notice has been given.

(ii) If a registration statement filed with the Securities and Exchange Commission in respect of shares of Class A Common Stock to be issued pursuant to an Exchange is not effective on the day prior to and day of the scheduled date of any such Exchange, the Issuer and the Group Partnership may cancel, at their option, all Exchanges that are contemplated to be made pursuant to such registration statement for which a Notice has been given.

(c) Each Limited Partner beneficially owning the Group Partnership Interests seeking to exercise its right to an Exchange pursuant to this Agreement and the applicable Group Partnership Agreement shall be required to execute and deliver such documents or agreements as reasonably necessary to effectuate the Exchange, including a written assignment and acceptance agreement with respect to such Group Partnership Interests prior to such Exchange, which assignment and acceptance agreement shall be delivered during normal business hours at the registered office of the Issuer or such other manner agreeable to the Issuer.

(d) As promptly as practicable following a Limited Partner’s surrender of Group Partnership Interests in connection with effecting an Exchange in the manner provided in this Article II, the Group Partnership and the Issuer shall cause the Limited Partner to be issued the number of shares of Class A Common Stock issuable upon such Exchange determined in accordance with this Agreement and the applicable Group Partnership Agreement.

Section 2.3 Blackout Periods and Ownership Restrictions. Notwithstanding anything to the contrary, a Limited Partner shall not be entitled to Exchange its Group Partnership Interests, and the Issuer and the Group Partnership shall have the right to refuse to honor any request for an Exchange of Group Partnership Interests, (i) if any such Exchange is not permitted under the terms of any insider trading policy of the Issuer applicable to the employees and directors of the Issuer or its subsidiaries and the Limited Partner is subject to such insider trading policy, (ii) at any time or during any period if the Issuer or the Group Partnership shall determine, based on the advice of counsel (including advice provided by counsel employed by the Issuer or Group Partnership), that there may be material non-public information that may affect the trading price per share of Class A Common Stock at such time or during such period, (iii) if such Exchange would be prohibited under applicable law or regulation, or (iv) to the extent such Exchange would not be permitted under the terms and provisions of the applicable Group Partnership Agreement.

Section 2.4 Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a Limited Partner, as the case may be, shall, unless otherwise provided in the applicable Group Partnership Agreement, be entitled to receive upon Exchange the amount of such security that the Limited Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the Exchange of any Group Partnership Interest.

Section 2.5 Shares of Class A Common Stock to be Issued. The Issuer covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any foreign, U.S. federal or state law before such shares of Class A Common Stock may be issued upon Exchange pursuant to this Article II, the Issuer shall use commercially reasonable efforts to cause such shares of Class A Common Stock to be duly registered or approved, as the case may be. The Issuer shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A Common Stock may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Issuer or the Group Partnership from satisfying their obligations in respect of any Exchange of the Group Partnership Interests by delivery of shares of Class A Common Stock which are held in the treasury of the Issuer or the Group Partnership or any of their subsidiaries.

Section 2.6 Taxes. The delivery of shares of Class A Common Stock upon Exchange of Group Partnership Interests shall be made without charge to any Limited Partner for any stamp or other similar tax in respect of such issuance.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Amendment. The provisions of this Agreement may be amended by the affirmative vote or written consent of each of the Issuer and the Group Partnership. No amendment to this Agreement shall be required (i) to the extent any entity becomes a successor of any of the foregoing parties or (ii) to reflect the addition of a future Group Partnership, which addition may be effectuated through the execution by such entity of an addendum to this Agreement pursuant to which such entity agrees to be bound hereby as a Group Partnership.

Section 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to the Group Partnership General Partner, to:

Beneficient Company Group, L.L.C. 325 N. St. Paul Street, Suite 4850 Dallas, Texas 75201 Attn: General Counsel Electronic Mail: legalnotices@beneficient.com

(b)	If to the Group Partnership, to:

Beneficient Company Holdings, L.P. c/o Beneficient Company Group, L.L.C. 325 N. St. Paul Street, Suite 4850 Dallas, Texas 75201 Attn: General Counsel Electronic Mail: legalnotices@beneficient.com

(c)	If to the Issuer, to:

Beneficient 325 N. St. Paul Street, Suite 4850 Dallas, Texas 75201 Attn: General Counsel Electronic Mail: legalnotices@beneficient.com

Section 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns. Each Limited Partner is intended to be a third-party beneficiary of this Agreement and shall be entitled to enforce the terms of this Agreement, subject to any obligations applicable to such Limited Partner. Other than as expressly provided herein, nothing in this Agreement will be construed to give any person other than the parties to this Agreement and, as set forth herein, the Limited Partners, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.6 Integration. This Agreement, together with any applicable Group Partnership Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 3.8 Dispute Resolution. The provisions of Section 11.10 of the Group Partnership Agreement shall apply, mutatis mutandis, to the parties of this Agreement and any Limited Partner with respect to any claims, suits, actions or proceedings arising out of or relating to this Agreement.

Section 3.9 Counterparts. This Agreement may be executed and delivered (including by means of email with scan attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

Section 3.10 Tax Treatment. To the extent this Agreement imposes obligations upon the Group Partnership or the Group Partnership General Partner, this Agreement shall be treated as part of the Group Partnership Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. The parties shall report any Exchange consummated hereunder (pursuant to which shares of Class A Common Stock are delivered as contemplated under Section 2.1(a) hereof) as a taxable sale of Group Partnership Interests by the Limited Partner to Group Partnership General Partner, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

Section 3.11 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Beneficient

By:
Name:
Title:

Beneficient Company Group, L.L.C.

By:
Name:
Title:

Beneficient Company Holdings, L.P

By: Beneficient Company Group, L.L.C., its sole general partner

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

[FORM OF]

NOTICE OF EXCHANGE

Beneficient

Beneficient Company Group, L.L.C.

Beneficient Company Holdings, L.P.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attn: General Counsel

Reference is hereby made to the Exchange Agreement (the “Exchange Agreement”), among Beneficient, Beneficient Company Group, L.L.C. (“Ben LLC”) and Beneficient Company Holdings, L.P. (“BCH”), as amended from time to time, and to the Eighth Amended and Restated Limited Partnership Agreement (the “BCH LPA”) of Beneficient Company Holdings, L.P., as amended from time to time.

The undersigned (the “Exchanging Limited Partner”) desires to exchange the number of units or designated amount of Group Partnership Interests set forth on the line below the signature below (the “Exchange Interests”) for shares of Class A Common Stock of Beneficient (“Class A Common Stock”) pursuant to an Exchange (as defined in the Exchange Agreement). Accordingly, the Exchanging Limited Partner hereby gives notice to BCH and Beneficient of its election to exchange its Exchange Interests for shares of Class A Common Stock in an Exchange pursuant to Section 2.2 of the Exchange Agreement.

Pursuant to the foregoing, the Exchanging Limited Partner hereby represents, warrants, and covenants to the Issuer, Ben LLC and each Group Partnership that:

(a) The Exchanging Limited Partner is acquiring the Class A Common Stock for its own account and for investment purposes only, and not with a view to the distribution or resale thereof, in whole or in part, to anyone else.

(b) The Exchanging Limited Partner is in such a financial condition that it has no need for liquidity with respect to the Class A Common Stock and no need to dispose of any portion of the Class A Common Stock acquired hereby to satisfy any existing or contemplated undertaking or indebtedness. The Exchanging Limited Partner hereby represents that, at the present time, the Investor could afford a complete loss of its investment in the Class A Common Stock.

(c) The Exchanging Limited Partner understands that no federal or state governmental agency or authority, including the Securities and Exchange Commission, has approved or disapproved of the Class A Common Stock.

(d) The Exchanging Limited Partner acknowledges that the Issuer and applicable Group Partnership have made available to the Exchanging Limited Partner the opportunity to ask questions and receive answers concerning the Issuer and the Class A Common Stock, and to obtain any additional information which Issuer possesses or can acquire without unreasonable effort or expense and has received any and all information requested.

(e) No representations or warranties have been made to the Exchanging Limited Partner concerning the Issuer, its business, or the Class A Common Stock by the Issuer, Ben LLC or the applicable Group Partnership, or any agent, officer, or employee of any of them, or by any other person, and in making such Exchange, the

Exhibit A

Exchange Agreement

Exchanging Limited Partner is not relying on any information other than the results of the Exchanging Limited Partner’s own independent investigation and due diligence. In this regard, the Exchanging Limited Partner has made its own inquiry and analysis (on its own or with the assistance of others) with respect to the Issuer and its business, the Class A Common Stock, and other material factors affecting the Class A Common Stock. Based on such information and analysis, the Exchanging Limited Partner has been able to make an informed decision to enter into the Exchange and acquire the Class A Common Stock.

(f) The Exchanging Limited Partner has such knowledge and experience in financial and business matters that the Exchanging Limited Partner is capable of evaluating the merits and risks of an investment in the Class A Common Stock. To the extent necessary, the Exchanging Limited Partner has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of the ownership of the Class A Common Stock.

By executing and delivering this notice, the Exchanging Limited Partner agrees to be bound by the terms and provisions of the Exchange Agreement as if the Exchanging Limited Partner was an original party thereto.

Exchanging Limited Partner

By:
Name:
Title:

Exchange Interests:

Exhibit A

Exchange Agreement

ANNEX Q

BENEFICIENT

2023 LONG-TERM INCENTIVE PLAN

The Beneficient 2023 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Beneficient, a Nevada corporation (the “Company”), effective as of             , 2023 (the “Effective Date”), subject to approval by the Company’s stockholders.

ARTICLE 1.

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, Other Awards, Performance Goals, and Tandem Awards whether granted singly, or in combination, or in tandem, that will:

(a)    increase the interest of such persons in the Company’s welfare;

(b)    furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)    provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2.

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2    “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3    “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4    “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5    “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6    “Board” means the board of directors of the Company.

2.7    “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(b)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficially Owned” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as hereinafter defined) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.7, (i) a Change in Control not be deemed to occur solely as a result of the conversion of the Company’s Class B shares of common stock into Common Stock, even if such conversion causes a change in the Board control or a change in shares Beneficially Owned by a Person; (ii) a Change in Control not be deemed to occur solely as a result the issuance of shares of Common Stock in exchange for equity of one or more of the Company’s Subsidiaries; and (iii) if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9    “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10    “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.11    “Common Stock” means the Class A common stock, $0.0001 par value per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12    “Company” means Beneficient, a Nevada corporation, and any successor entity.

2.13    “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14    “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.16    “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17    “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.18    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19    “Exercise Date” is defined in Section 8.3(b) hereof.

2.20    “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21    “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22    “Immediate Family Members” is defined in Section 15.8 hereof.

2.23    “Incentive” is defined in Section 2.3 hereof.

2.24    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.25    “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26    “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.27    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28    “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.29    “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30    “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31    “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32    “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.33    “Plan” means this Beneficient 2023 Long-Term Incentive Plan, as amended from time to time.

2.34    “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35    “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36    “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37    “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38    “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.39    “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.40    “Spread” is defined in Section 12.4(b) hereof.

2.41    “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.42    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.43    “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.43, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.44    “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3.

ADMINISTRATION

3.1    General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons, unless there are not two members of the Board who meet the qualification requirements set forth herein to administer the Plan, in which case, the Committee may consist of one person. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2    Designation of Participants and Awards.

(a)    The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one

Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)    Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself or herself as a recipient of any Award.

3.3    Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4.

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any such Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5.

SHARES SUBJECT TO PLAN

5.1    Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Effective Date (the “Authorized Shares”), of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of Authorized Shares for grant under the Plan shall be increased by the amount necessary so that the total number of shares of Common Stock that may be issued under the Plan shall equal the lesser of (i) 200,000,000 shares, and (ii) fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Adjustment Date provided, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments permitted in Articles 11 and 12 below. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2    Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

ARTICLE 6.

GRANT OF AWARDS

6.1    In General.

(a)    The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)    If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c)    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2    Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3    Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4    Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement, as applicable: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)    Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b)    Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)    Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)    Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates, if any are issued pursuant to this Section 6.4, for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii)    The Restriction Period, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv)    Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5    SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6    Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7    Performance Awards.

(a)    The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b)    Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8    Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9    Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10    Performance Goals. Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11    Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12    No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR without stockholder approval. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair

Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13    Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7.

AWARD PERIOD; VESTING

7.1    Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2    Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8.

EXERCISE OR CONVERSION OF INCENTIVE

8.1    In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2    Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3    Exercise of Stock Option.

(a)    In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)    Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company (in accordance with the notice provisions in the Participant’s Award Agreement) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c)    Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option place a transfer restriction on any electronically registered shares (or if a physical certificate is issued to the Participant, retain physical possession of the certificate evidencing the shares acquired upon exercise) until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d)    Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4    SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a)    cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)    that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)    the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5    Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9.

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10.

TERM

The Plan shall be effective as of the Effective Date, and, unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11.

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12.

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1    No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2    Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3    Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4    Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)    giving notice to each holder thereof or such holder’s personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b)    in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13.

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14.

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

15.1    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2    No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5    Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6    Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7    Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting or exercise of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8    Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be transferable, exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Award that has been transferred by a Participant under this Section 15.8.

15.9    Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10    Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

[On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Beneficient 2023 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”]

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

[“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”]

15.11    Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada (excluding any conflict of laws, rule or principle of Nevada law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of             , 2023, by its Chief Executive Officer pursuant to prior action taken by the Board.

BENEFICIENT

By:
Name:
Title:

[Signature Page to the Beneficient 2023 Long-Term Incentive Plan]

ANNEX R

Investment Banking Valuation & Financial Advisory Special Situations

September 7, 2022	PRIVATE & CONFIDENTIAL

Board of Directors

Avalon Acquisition Inc.

2 Embarcadero Center

8th Floor

San Francisco, CA 94111

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands the transaction being considered involves a merger whereby equity holders of Avalon Acquisition Inc. (the “Client” or the “Company”) and holders of equity interests in The Beneficient Company Group, L.P. (“Ben” or the “Target”) would exchange their respective holdings for equity interests in the merged entity, which would be the surviving publicly traded company successor to Avalon Acquisition (the “Transaction”).

Pursuant to an engagement letter dated August 3, 2022, the Board of Directors of the Company engaged Houlihan Capital as its financial advisor to render a written opinion, as to whether, as of the date of such Opinion, the Transaction is fair to the shareholders of the Company from a financial point of view.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•

Held discussions with certain members of Company management (“Management”) regarding the Transaction, the historical performance and financial projections of the Target, and the future outlook for the Target;

•	Reviewed unaudited annual financial statements for Ben for the fiscal years ended December 31, 2017 through 2021, and for the quarter ended March 31, 2022;

•	Reviewed the Company’s financial projections for the fiscal years ending December 31, 2022 through 2027, prepared by Management;

•	Reviewed the Term Sheet between Avalon Acquisition Inc. and The Beneficient Company Group, L.P., dated August 12, 2022;

•	Reviewed the Seventh Amended and Restated Limited Partnership Agreement of Ben, dated November 12, 2021;

•	Reviewed a presentation of the company overview for Ben, dated February 2022;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600    Fax: 312.277.7599

www.houlihan.com

Board of Directors of Avalon Acquisition Inc.

September 7, 2022

Fairness Opinion - Confidential

•	Reviewed the Confidential Private Offering Memorandum for Preferred Series B-2 Unit Accounts for Ben, dated June 13, 2022;

•	Reviewed the pro-forma capitalization table;

•

Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for the Target using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board of Directors. Our written opinion may be used (i) by the Board of Directors in evaluating the Transaction, (ii) in disclosure materials to holders of the common stock, (iii) in filings with the SEC (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board of Directors), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder, or controlling person of Houlihan Capital or any of its affiliates shall be subjected to any personal liability whatsoever to any person (other than for gross negligence or willful misconduct), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies were considered, but only one was employed herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Board of Directors of Avalon Acquisition Inc.

September 7, 2022

Fairness Opinion - Confidential

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to the fairness of the Transaction, from a financial point of view, to the shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. We are expressing no opinion as to the income tax consequences of the Transaction. Houlihan Capital did not provide advice concerning the structure of the Transaction, and Houlihan Capital expressed no opinion as to whether any alternative transaction might have resulted in terms and conditions more favorable to the Company or the existing Shareholders than those contemplated by the Transaction.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. The Opinion, the analyses contained herein, and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated August 3, 2022, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair from a financial point of view to the shareholders of the Company.

Respectfully submitted,

/s/ Houlihan Capital, LLC

Houlihan Capital, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

NRS 78.138(7) provides that unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502 provides that a corporation may indemnify any person for expenses incurred in connection with a threatened, pending or completed action, suit or proceeding in which he or she was, is or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent a court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Unless ordered by a court or advanced pursuant to NRS 78.751, discretionary indemnification of a director, officer, employee or agent pursuant to NRS 78.7502 may be made by a corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances. Such determination must be made by (i) the stockholders, (ii) the board of directors by majority vote of a quorum consisting of disinterested directors or (iii) independent legal counsel in a written opinion if (a) a majority vote of a quorum consisting of disinterested directors so orders or (b) a quorum consisting of disinterested directors cannot be obtained.

NRS 78.751 provides that a corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her in connection with the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits or otherwise. A corporation may, in its articles of incorporation or bylaws or by agreement, provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to indemnification. Unless ordered by a court or advanced, indemnification may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Our articles of incorporation and bylaws will require us to indemnify any director, officer, employee or agent of Beneficient who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Beneficient or is or was serving at the request of Beneficient as a director, officer, employee or agent of, or in any other capacity for, another corporation, partnership, joint venture, limited liability company, trust, or other enterprise, to the fullest extent permitted under Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Beneficient and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our articles of incorporation and bylaws also require us to advance to the indemnitee expenses incurred in connection with any such proceeding.

We will be authorized under our bylaws to purchase and maintain insurance to protect Beneficient and any current or former director, officer, employee or agent of Beneficient or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Beneficient would have the power to indemnify such person against such expense, liability or loss under the NRS. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

ITEM 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description of Exhibit

2.1† #	Business Combination Agreement, dated as of September 21, 2022, by and among Avalon Acquisition, Inc., The Beneficient Company Group, L.P., Beneficient Merger Sub I, Inc., and Beneficient Merger Sub II, LLC (included as Annex A to the proxy statement/prospectus which is part of this registration statement).

3.1.1	Form of Articles of Incorporation of Beneficient (included as Annex B to the proxy statement/prospectus which is part of this registration statement).

3.1.2	Form of Certificate of Designation of Beneficient Series A Convertible Preferred Stock (included as Annex C to the proxy statement/prospectus which is part of this registration statement).

3.2	Form of Bylaws of Beneficient (included as Annex D to the proxy statement/prospectus which is part of this registration statement).

3.3	Form of Certificate of Conversion.**

4.1	Specimen Class A Common Stock Certificate of Beneficient.**

4.2	Specimen Class B Common Stock Certificate of Beneficient.**

4.3.1	Warrant Agreement, dated October 5, 2021, between Continental Stock Transfer & Trust Company and Avalon Acquisition Inc. (incorporated by reference to Exhibit 4.1 to Avalon Acquisition Inc.’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

4.3.2	Form of Assignment, Assumption and Amendment to Warrant Agreement by and among The Beneficient Company Group, L.P., Avalon Acquisition Inc. and Continental Stock Transfer & Trust Company (included as Annex E to the proxy statement/prospectus which is part of this registration statement).

4.3.3	Specimen Warrant Certificate of Avalon Acquisition Inc. (incorporated by reference to Exhibit 4.3 to Avalon Acquisition Inc.’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253654) filed with the Securities and Exchange Commission on March 5, 2021).

4.4

Form of Stockholders Agreement by and among Beneficient, Beneficient Holdings Inc., Hicks Holdings Operating, LLC and Bruce W. Schnitzer (included as Annex F to the proxy statement/prospectus which is part of this registration statement).

5.1	Opinion of Greenberg Traurig, LLP regarding the validity of Beneficient Class A common stock and Beneficient Series A preferred stock, including the securities underlying the Beneficient Warrants.**

5.2	Opinion of Haynes and Boone, LLP regarding the validity of the Beneficient Warrants.**

8.1	Opinion of Haynes and Boone, LLP as to certain United States federal income tax matters.**

10.1.1	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and the Sponsor (Incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.2	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and Donald H. Putnam (Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.3	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and Douglas C. Mangini (Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 14, 2021).

Exhibit No.	Description of Exhibit

10.1.4	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and John Griff (Incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 15, 2021).

10.1.5	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and John L. Klinck Jr. (Incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.6	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and R. Rachel Hsu (Incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.7	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and S. Craig Cognetti (Incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.8	Letter Agreement, dated October 5, 2021, between Avalon Acquisition Inc. and Steven Gluckstern (Incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K (File No. 001-40872) filed with the Securities and Exchange Commission on October 12, 2021).

10.1.9	Form of Amendment to Letter Agreement (included as Annex K to the proxy statement/prospectus which is part of this registration statement).

10.2	Form of B-1 and B-2 Holder Lock-Up Agreement (included as Annex H to the proxy statement/prospectus which is part of this registration statement).

10.3	Form of Beneficient Legacy Holder Lock-Up Agreement (included as Annex I to the proxy statement/prospectus which is part of this registration statement).

10.4	Sponsor Extended Lock-Up Agreement (included as Annex J to the proxy statement/prospectus which is part of this registration statement).

10.5	Founder Voting and Support Agreement (included as Annex L to the proxy statement/prospectus which is part of this registration statement).

10.6	Sponsor Voting and Support Agreement (included as Annex M to the proxy statement/prospectus which is part of this registration statement).

10.7	Form of First Amended and Restated Limited Liability Agreement of Beneficient Company Group, L.L.C. (included as Annex N to the proxy statement/prospectus which is part of this registration statement).

10.8	Form of Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (included as Annex O to the proxy statement/prospectus which is part of this registration statement).

10.9	Form of Exchange Agreement (included as Annex P to the proxy statement/prospectus which is part of this registration statement).

10.10.1	Form of Beneficient 2023 Long-Term Equity Incentive Plan (included as Annex Q to the proxy statement/prospectus which is part of this registration statement).

10.10.2	Form of Restricted Stock Unit Agreement**

10.10.3	Form of Nonqualified Stock Option Agreement**

10.10.4	Form of Incentive Stock Option Agreement**

10.10.5	Form of Stock Appreciation Right Agreement**

10.11.1	The Beneficient Company Group, L.P. 2018 Equity Incentive Plan.

10.11.2	First Amendment to The Beneficient Company Group, L.P. 2018 Equity Incentive Plan.

10.11.3	Form of Restricted Equity Unit under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan.

10.12.1	The Beneficient Management Partners, L.P. 2019 Equity Incentive Plan.

10.12.2	First Amendment to The Beneficient Management Partners, L.P. 2019 Equity Incentive Plan.

Exhibit No.	Description of Exhibit

10.13	Form of Registration Rights Agreement (included as Annex G to the proxy statement/prospectus which is part of this registration statement).

10.14	Registration Rights Agreement with GWG Holdings, Inc., a Delaware corporation, certain trusts related to The Beneficient Company Group, L.P., a Delaware limited partnership, and as set forth in the Agreement, dated August 10, 2018.

10.15	Registration Rights Agreement with Hatteras Investment Partners dated December 7, 2021.

10.16.1	Master Exchange Agreement with GWG Holdings, Inc., a Delaware corporation, GWG Life, LLC, a Delaware limited liability company, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, as amended and restated on January 18, 2018 with effect from January 12, 2018.

10.16.2	First Amendment to Master Exchange Agreement with GWG Holdings, Inc., a Delaware corporation, GWG Life, LLC, a Delaware limited liability company, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated April 30, 2018.

10.16.3	Second Amendment to Master Exchange Agreement with GWG Holdings, Inc., a Delaware corporation, GWG Life, LLC, a Delaware limited liability company, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated June 29, 2018.

10.16.4	Third Amendment to Master Exchange Agreement with GWG Holdings, Inc., a Delaware corporation, GWG Life, LLC, a Delaware limited liability company, MHT Financial SPV, LLC, a Delaware limited liability company, and various related trusts, dated August 10, 2018.

10.17.1	Commercial Loan Agreement with GWG Life, LLC a Delaware limited liability company, dated August 10, 2018.

10.17.2	Amendment No. 1 dated December 27, 2018 to Commercial Loan Agreement with GWG Holdings, Inc., a Delaware corporation.

10.18	Participating Option Agreement with GWG Holdings, Inc., a Delaware corporation, dated December 27, 2018.

10.19	Consent and Joinder to Amended and Restated Pledge and Security Agreement dated April 26, 2019.

10.20.1	Intercreditor Agreement dated May 31, 2019 between GWG Life and HCLP Nominees, L.L.C.

10.20.2	Intercreditor Agreement dated May 31, 2019 between GWG Life and Beneficient Holdings, Inc.

10.20.3	Third Amended and Restated Subordination and Intercreditor Agreement, dated as of August 13, 2020, among HCLP Nominees, L.L.C., individually as Subordinated Creditor and as Subordinated Creditor Representative and HCLP Nominees, L.L.C., individually as a Senior Creditor and as Senior Creditor Representative.

10.21.1	Second Amended and Restated Credit Agreement, dated as of August 13, 2020, among Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)), HCLP Nominees L.L.C. certain other signatories thereto.

10.21.2	Consent No. 1 to Second Amended and Restated Credit Agreement, dated as of January 20, 2021 and effective as of September 30, 2020.

10.21.3	Amendment No. 1 to the Second Amended and Restated Credit Agreement dated March 10, 2021.

10.21.4	Amendment No. 2 to Loan Documents, dated as of June 28, 2021.

10.21.5	Consent and Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of November 3, 2021 and effective as of July 15, 2021.

10.21.6	Consent No. 2 to Second Amended and Restated Credit Agreement, dated as of March 24, 2022.

10.21.7	Consent and Amendment No. 4 to Second Amended and Restated Credit Agreement, dated as of March 24, 2022.

Exhibit No.	Description of Exhibit

10.21.8	Security and Pledge Agreement (BCH) (First Lien), dated as of September 1, 2017, by and among Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)) and HCLP Nominees, L.L.C.

10.21.9	Security and Pledge Agreement (DST), dated as of September 1, 2017, by and among LT-1 Custody Trust, LT-2 Custody Trust, LT-3 Custody Trust, LT-4 Custody Trust, LT-5 Custody Trust, LT-6 Custody Trust, LT-7 Custody Trust, LT-8 Custody Trust, LT-9 Custody Trust, LT-12 Custody Trust, LT-14 Custody Trust, LT-15 Custody Trust, LT-16 Custody Trust, LT-17 Custody Trust, LT-18 Custody Trust, LT-19 Custody Trust, LT-20 Custody Trust, LT-21 Custody Trust, LT-22 Custody Trust, LT-23 Custody Trust, LT-24 Custody Trust, LT-25 Custody Trust, LT-26 Custody Trust, LT-27 Custody Trust, LT-28 Custody Trust Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)) and HCLP Nominees, L.L.C.

10.21.10	Joinder Agreement, dated as of August 13, 2020 to the Security and Pledge Agreement (DST) by certain Delaware statutory trusts.

10.21.11	Guaranty, dated as of September 1, 2017, by LT-1 Custody Trust, LT-2 Custody Trust, LT-3 Custody Trust, LT-4 Custody Trust, LT-5 Custody Trust, LT-6 Custody Trust, LT-7 Custody Trust, LT-8 Custody Trust, LT-9 Custody Trust, LT-12 Custody Trust, LT-14 Custody Trust, LT-15 Custody Trust, LT-16 Custody Trust, LT-17 Custody Trust, LT-18 Custody Trust, LT-19 Custody Trust, LT-20 Custody Trust, LT-21 Custody Trust, LT-22 Custody Trust, LT-23 Custody Trust, LT-24 Custody Trust, LT-25 Custody Trust, LT-26 Custody Trust, LT-27 Custody Trust and LT-28 Custody Trust.

10.21.12	Joinder Agreement, dated as of August 13, 2020 to the Guaranty by certain Delaware statutory trusts.

10.22.1	Second Amended and Restated Second Lien Credit Agreement, dated as of August 13, 2020, among Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)) and certain other signatories thereto.

10.22.2	Consent No. 1 to Second Amended and Restated Second Lien Credit Agreement, dated as of January 20, 2021 and effective as of September 30, 2020.

10.22.3	Amendment No. 1 to the Second Amended and Restated Second Lien Credit Agreement dated March 10, 2021.

10.22.4	Amendment No. 2 to Second Lien Loan Documents, dated as of June 28, 2021.

10.22.5	Consent and Amendment No. 3 to Second Amended and Restated Second Lien Credit Agreement, dated as of November 3, 2021 and effective as of July 15, 2021.

10.22.6	Consent No. 2 to Second Amended and Restated Second Lien Credit Agreement, dated as March 24, 2022.

10.22.7	Consent and Amendment No. 4 to Second Amended and Restated Second Lien Credit Agreement, dated as of March 24, 2022.

10.22.8	Security and Pledge Agreement (BCH) (Second Lien), dated as of August 13, 2020, by and among Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)) and HCLP Nominees, L.L.C.

10.22.9	Security and Pledge Agreement (DST), dated as of August 13, 2020, by and among LT-1 Custody Trust, LT-2 Custody Trust, LT-3 Custody Trust, LT-4 Custody Trust, LT-5 Custody Trust, LT-6 Custody Trust, LT-7 Custody Trust, LT-8 Custody Trust, LT-9 Custody Trust, LT-12 Custody Trust, LT-14 Custody Trust, LT-15 Custody Trust, LT-16 Custody Trust, LT-17 Custody Trust, LT-18 Custody Trust, LT-19 Custody Trust, LT-20 Custody Trust, LT-21 Custody Trust, LT-22 Custody Trust, LT-23 Custody Trust, LT-24 Custody Trust, LT-25 Custody Trust, LT-26 Custody Trust, LT-27 Custody Trust, LT-28 Custody Trust Beneficient Company Holdings, L.P. (as successor to Beneficient Capital Company II, L.L.C. (f/k/a Beneficient Capital Company, L.L.C.)) and HCLP Nominees, L.L.C.

Exhibit No.	Description of Exhibit

10.22.10	Guaranty Agreement, dated as of June 10, 2020 and effective as of February 21, 2020, by LT-1 Custody Trust, LT-2 Custody Trust, LT-3 Custody Trust, LT-4 Custody Trust, LT-5 Custody Trust, LT-6 Custody Trust, LT-7 Custody Trust, LT-8 Custody Trust, LT-9 Custody Trust, LT-12 Custody Trust, LT-14 Custody Trust, LT-15 Custody Trust, LT-16 Custody Trust, LT-17 Custody Trust, LT-18 Custody Trust, LT-19 Custody Trust, LT-20 Custody Trust, LT-21 Custody Trust, LT-22 Custody Trust, LT-23 Custody Trust, LT-24 Custody Trust, LT-25 Custody Trust, LT-26 Custody Trust, LT-27 Custody Trust and LT-28 Custody Trust.

10.22.11	Joinder Agreement, dated as of August 13, 2020 to the Guaranty by certain Delaware statutory trusts.

10.23	Security and Pledge Agreement, dated as of August 13, 2020, by and among certain Delaware statutory trusts, Beneficient Company Holdings, L.P. and HCLP Nominees, L.L.C.

10.24	Amended and Restated Services Agreement, by and among Bradley Capital Company, L.L.C., The Beneficient Company Group, L.P., Beneficient Company Holdings, L.P. and Beneficient Management Counselors, L.L.C., effective as of January 1, 2022.

10.25	Second Amended and Restated Services Agreement, by and among Bradley Capital Company, L.L.C., The Beneficient Company Group, L.P., Beneficient Company Holdings, L.P. and Beneficient Management Counselors, L.L.C.**

10.26	Employment Agreement, by and between The Beneficient Company Group (USA), L.L.C. and James G. Silk, dated December 31, 2019.

10.27.1	Director Agreement, by and between Beneficient Management, L.L.C. and James G. Silk, dated December 31, 2019.**

10.27.2	Director Agreement, by and between Beneficient Management, L.L.C. and Derek Fletcher, dated November 29, 2021.**

10.27.3	Director Agreement, by and between Beneficient Management, L.L.C. and Richard W. Fisher, Dated September 17, 2017.**

10.27.4	Director Agreement, by and between Beneficient Management, L.L.C. and Emily Bowersock Hill, Dated March 31, 2022.**

10.27.5	Director Agreement, by and between Beneficient Management, L.L.C. and Thomas O. Hicks, Dated September 13, 2017.**

10.27.6	Director Agreement, by and between Beneficient Management, L.L.C. and Bruce W. Schnitzer, Dated September 18, 2017.**

10.27.7	Form of Director Agreement.**

10.28	Purchase and Contribution Agreement dated as of April 15, 2019 by and among The Beneficient Company Group, L.P., Beneficient Company Holdings, L.P., AltiVerse Capital Markets, L.L.C., Sabes AV Holdings, LLC, Jon R. Sabes, Steven F. Sabes, Insurance Strategies Fund, LLC and SFS Holdings, LLC.

10.29	Form of Indemnity Agreement.

16.1	Letter from Grant Thornton LLP dated December 9, 2022 regarding change in accountants.

21	Subsidiaries of Beneficient.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Avalon Acquisition Inc.

23.2	Consent of Weaver & Tidwell LLP, independent registered accounting firm for Beneficient.

Exhibit No.	Description of Exhibit

23.3	Consent of Greenberg Traurig, LLP (included in 5.1).**

23.4	Consent of Haynes and Boone, LLP (included in 5.2 and 8.1).**

24.1	Power of Attorney (included on the signature page attached hereto).

99.1	Opinion of Houlihan Capital, LLC (included as Annex R to the proxy statement/prospectus which is part of this registration statement).

99.2	Form of Class A proxy card for Avalon Acquisition Inc.**

99.3	Form of Class B proxy card for Avalon Acquisition Inc.**

99.4.1	Consent of Brad K. Heppner to be named as a director nominee.

99.4.2	Consent of Peter T. Cangany, Jr. to be named as a director nominee.

99.4.3	Consent of Derek Fletcher to be named as a director nominee.

99.4.4	Consent of Richard W. Fisher to be named as a director nominee.

99.4.5	Consent of Thomas O. Hicks to be named as a director nominee.

99.4.6	Consent of Emily Bowersock Hill to be named as a director nominee.

99.4.7	Consent of Dennis P. Lockhart to be named as a director nominee.

99.4.8	Consent of Bruce W. Schnitzer to be named as a director nominee.

99.4.9	Consent of James G. Silk to be named as a director nominee.

99.4.10	Consent of [•] to be named as a director nominee.**

99.4.11	Consent of [•] to be named as a director nominee.**

99.5	Consent of Houlihan Capital, LLC

107	Filing Fee Table.

**	To be filed by amendment.
†	Certain information has been excluded from this exhibit because it both is not material and would likely cause competitive harm to the registrant if publicly disclosed.
*	Management contract or compensatory plan or arrangement.
#	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

Item 22.	Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; and

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(iii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iv)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(v)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 9, 2022.

THE BENEFICIENT COMPANY GROUP, L.P.

By:	Beneficient Management, LLC, its general partner

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad K. Heppner and Greg Ezell and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad K. Heppner
Brad K. Heppner	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 9, 2022

/s/ Greg Ezell
Greg Ezell	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2022

/s/ Peter T. Cangany, Jr.
Peter T. Cangany, Jr.	Director	December 9, 2022

/s/ Richard W. Fisher
Richard W. Fisher	Director	December 9, 2022

/s/ Derek L. Fletcher
Derek L. Fletcher	President, Chief Fiduciary Officer and Director	December 9, 2022

/s/ Thomas O. Hicks
Thomas O. Hicks	Director	December 9, 2022

/s/ Emily Bowersock Hill
Emily Bowersock Hill	Director	December 9, 2022

/s/ Dennis P. Lockhart
Dennis P. Lockhart	Director	December 9, 2022

/s/ Bruce W. Schnitzer
Bruce W. Schnitzer	Director	December 9, 2022

/s/ James G. Silk
James G. Silk	Executive Vice President, Chief Legal Officer and Director	December 9, 2022